Exhibit 10.8

EXECUTION VERSION

$360,000,000

ABL CREDIT AGREEMENT

among

PISCES MIDCO, INC.,

as Parent Borrower,

THE CANADIAN BORROWERS AND U.S. SUBSIDIARY BORROWERS

FROM TIME TO TIME PARTY HERETO,

THE LENDERS AND ISSUING LENDERS

FROM TIME TO TIME PARTY HERETO,

and

UBS AG, STAMFORD BRANCH,

as Administrative Agent and Collateral Agent,

UBS SECURITIES, LLC,

JPMORGAN CHASE BANK, N.A.,

DEUTSCHE BANK SECURITIES INC.,

BARCLAYS BANK PLC,

GOLDMAN SACHS BANK USA,

BANK OF AMERICA, N.A.,

ROYAL BANK OF CANADA,

JEFFERIES FINANCE LLC,

MUFG UNION BANK, N.A.,

NATIXIS, NEW YORK BRANCH,

SG AMERICAS SECURITIES, LLC,

AND

crÉdit agricole corporate and investment bank,

as Joint Lead Arrangers and Joint Bookrunners

dated as of April 12, 2018

(i)

(continued)

(ii)

(continued)

(iii)

(continued)

Page

10.7	Right to Request and Act on Instructions	223
10.8	Collateral Matters	224
10.9	Successor Agent	226
10.10	Swingline Lender	226
10.11	Withholding Tax	227
10.12	Other Representatives	227
10.13	[Reserved]	227
10.14	Administrative Agent May File Proofs of Claim	227
10.15	Application of Proceeds	228
10.16	Certain ERISA Matters	230

SECTION 11 Miscellaneous		232

11.1	Amendments and Waivers	232
11.2	Notices	237
11.3	No Waiver; Cumulative Remedies	239
11.4	Survival of Representations and Warranties	239
11.5	Payment of Expenses and Taxes	240
11.6	Successors and Assigns; Participations and Assignments	241
11.7	Adjustments; Set-off; Calculations; Computations	256
11.8	Judgment	256
11.9	Counterparts	257
11.10	Severability	257
11.11	Integration	257
11.12	Governing Law	257
11.13	Submission to Jurisdiction; Waivers	258
11.14	Acknowledgements	259
11.15	Waiver of Jury Trial	260
11.16	Confidentiality	260
11.17	Incremental Indebtedness; Additional Indebtedness	261
11.18	USA PATRIOT Act Notice and Canadian Anti-Terrorism Laws	261
11.19	Electronic Execution of Assignments and Certain Other Documents	262
11.20	Reinstatement	262
11.21	Joint and Several Liability; Postponement of Subrogation	262
11.22	Designated Cash Management Agreements and Designated Hedging Agreements	263
11.23	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	264
11.24	Language	265
11.25	Joinder on the Closing Date	265

(iv)

(continued)

SCHEDULES

A	—	Commitments and Addresses
1.1(a)	—	Designated Foreign Currency Centers
1.1(b)	—	Credit Card Issuers
1.1(c)	—	Credit Card Processors
1.1(d)	—	Disposition of Certain Assets
1.1(g)	—	Existing Investments
1.1(h)	—	Designated Cash Management Agreements
1.1(i)	—	Designated Hedging Agreements
1.1(j)	—	L/C Commitments
1.1(k)	—	Existing Letters of Credit
4.16	—	DDAs and Concentration Accounts
5.4	—	Consents Required
5.6	—	Litigation
5.8	—	Real Property
5.9	—	Intellectual Property Claims
5.15	—	Subsidiaries
5.17	—	Environmental Matters
5.20	—	Insurance
7.2	—	Website Address for Electronic Financial Reporting
7.12	—	Post-Closing Collateral Requirements
8.11	—	Affiliate Transactions
8.13(d)	—	Closing Date Existing Indebtedness
8.14(b)	—	Existing Liens

EXHIBITS

A-1	—	Form of Revolving Credit Note
A-2	—	Form of Swingline Note
B-1	—	Form of U.S. Guarantee and Collateral Agreement
B-2	—	Form of Canadian Guarantee and Collateral Agreement
C	—	Form of Mortgage
D	—	Form of U.S. Tax Compliance Certificate
E	—	Form of Assignment and Acceptance
F	—	Form of Swingline Loan Participation Certificate
G-1	—	Form of U.S. Loan Party Secretary’s Certificate
G-2	—	Form of Canadian Loan Party Secretary’s Certificate
H	—	Form of Officer’s Certificate
I	—	Form of Solvency Certificate
J-1	—	Form of Borrowing Request
J-2	—	Form of L/C Request
K	—	Form of Borrowing Base Certificate

(v)

(continued)

L	—	Form of Lender Joinder Agreement
M	—	Form of Collateral Access Agreement
N-1	—	Form of Borrower Joinder
N-2	—	Form of Borrower Termination
O	—	Form of ABL/Cash Flow Intercreditor Agreement
P	—	Form of Junior Lien Intercreditor Agreement
Q	—	Form of Compliance Certificate
R	—	Form of Affiliated Lender Assignment and Assumption

(vi)

ABL CREDIT AGREEMENT, dated as of April 12, 2018, among PISCES MIDCO, INC., a Delaware corporation (as further defined in Subsection 1.1, the “Parent Borrower”), the Canadian Borrowers from time to time party hereto, the U.S. Subsidiary Borrowers from time to time party hereto (the Canadian Borrowers together with the Parent Borrower and the U.S. Subsidiary Borrowers, collectively, the “Borrowers” and each individually, a “Borrower”), the several banks and other financial institutions from time to time party hereto (as further defined in Subsection 1.1, the “Lenders”) and UBS AG, STAMFORD BRANCH, as administrative agent (in such capacity and as further defined in Subsection 1.1, the “Administrative Agent”) for the Lenders hereunder and as collateral agent (in such capacity and as further defined in Subsection 1.1, the “Collateral Agent”) for the Secured Parties (as defined in Subsection 1.1) and the Issuing Lenders.

WITNESSETH:

WHEREAS, to consummate the transactions contemplated by the Pisces Acquisition Agreement and the Atlas Acquisition Agreement, the Parent Borrower will (A) enter into the Cash Flow Facility to (x) borrow term loans in an aggregate principal amount of $1,755,000,000 (unless reduced in accordance with Subsection 6.1(b)) and (y) borrow revolving loans and cause letters of credit to be issued from time to time in an aggregate principal amount of up to $115,000,000 on a Dollar Equivalent basis, (B) issue the Senior Notes, under the Senior Notes Indenture, generating aggregate gross proceeds of up to $645,000,000 (unless reduced in accordance with Subsection 6.1(b)) and (C) enter into this Agreement to borrow additional amounts and to cause certain Letters of Credit to be issued; and

WHEREAS, the cash proceeds of the Equity Contribution, the Cash Flow Facility, the Senior Notes and any Loans made on the Closing Date will be used on the Closing Date or the Business Day immediately following the Closing Date, inter alia, to consummate the Transactions, including the payments of fees, premiums and expenses relating thereto.

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties hereto agree as follows:

SECTION 1

Definitions

1.1       Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“30-Day Specified Excess Availability”: as of the date of any Specified Transaction, the sum of (x) the quotient obtained by dividing (a) the sum of each day’s Excess Availability during the 30 consecutive day period immediately preceding such Specified Transaction plus the sum of each day’s Specified Suppressed Availability during such 30-day period plus the sum of the amount available to be drawn by the Loan Parties under any other committed revolving credit facilities (including any Revolving Commitment (as defined in the Cash Flow Credit Agreement)) on each day during such 30-day period (in each such case calculated on a pro forma basis for each day during such 30-day period to include the borrowing or repayment of any Loans or issuance or cancellation of any Letters of Credit in connection with such Specified Transaction) by (b) 30 days plus (y) Specified Unrestricted Cash as at the date of such Specified Transaction (but excluding therefrom the cash proceeds of any Specified Equity Contribution in the fiscal quarter in respect of which such Specified Equity Contribution is made).

1

“ABL/Cash Flow Intercreditor Agreement”: the Intercreditor Agreement, dated as of the Closing Date, between the Collateral Agent and the Cash Flow Agent (in its capacity as collateral agent under the Cash Flow Documents), and acknowledged by certain of the Loan Parties, substantially in the form attached hereto as Exhibit O, as the same may be amended, restated, supplemented, waived or otherwise modified from time to time in accordance with the terms hereof and thereof.

“ABL Priority Collateral”: as defined in the ABL/Cash Flow Intercreditor Agreement whether or not the same remains in full force and effect.

“ABL Term Loans”: Incremental ABL Term Loans, Extended ABL Term Loans and Other ABL Term Loans.

“ABR”: when used in reference to any Loan or Borrowing, is used when such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“ABR Loans”: Loans to which the rate of interest applicable is based upon the Alternate Base Rate.

“Accelerated”: as defined in Subsection 9.1(e).

“Acceleration”: as defined in Subsection 9.1(e).

“Account Debtor”: each Person who is obligated on an Account, Chattel Paper or General Intangible.

“Accounts”: “accounts” as defined in the UCC or (to the extent governed thereby) the PPSA as in effect from time to time or (to the extent governed by the Civil Code of Québec) all “claims” for the purposes of the Civil Code of Québec as in effect from time to time, and, with respect to any Person, all such Accounts of such Person, whether now existing or existing in the future, including (a) all accounts receivable of such Person (whether or not specifically listed on schedules furnished to the Administrative Agent), including all accounts created by or arising from all of such Person’s sales of goods or rendition of services made under any of its trade names, or through any of its divisions, (b) all unpaid rights of such Person (including rescission, replevin, reclamation and stopping in transit) relating to the foregoing or arising therefrom, (c) all rights to any goods represented by any of the foregoing, including returned or repossessed goods, (d) all reserves and credit balances held by such Person with respect to any such accounts receivable of any Account Debtors, (e) all letters of credit, guarantees or collateral for any of the foregoing and (f) all insurance policies or rights relating to any of the foregoing.

2

“Acquired Indebtedness”: Indebtedness of a Person (i) existing at the time such Person becomes a Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case other than Indebtedness incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or such acquisition of assets. Acquired Indebtedness shall be deemed to be incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Subsidiary.

“Acquisition Consideration”: the purchase consideration for any acquisition and all other payments by the Parent Borrower or any of its Restricted Subsidiaries in exchange for, or as part of, or in connection with, any acquisition, consisting of cash or by exchange of property (other than Capital Stock of any Parent Entity) or the assumption of Indebtedness payable at or prior to the consummation of such acquisition or deferred for payment at any future time (provided that any such future payment is not subject to the occurrence of any contingency). For purposes of the foregoing, any Acquisition Consideration consisting of property shall be valued at the fair market value thereof (as determined in good faith by the Borrower Representative, which determination shall be conclusive, with the fair market value of any such property being measured on the date a legally binding commitment for such acquisition (or, if later, for the payment of such item) was entered into and without giving effect to subsequent changes in value).

“Additional ABL Agent”: as defined in the ABL/Cash Flow Intercreditor Agreement.

“Additional Agent”: as defined in the ABL/Cash Flow Intercreditor Agreement.

“Additional Assets”: (a) any property or assets that replace the property or assets that are the subject of an Asset Sale; (b) any property or assets (other than Indebtedness and Capital Stock) used or to be used by the Parent Borrower or a Restricted Subsidiary or otherwise useful in a business permitted by Subsection 8.9 and any capital expenditures in respect of any property or assets already so used; (c) the Capital Stock of a Person that is engaged in a business permitted by Subsection 8.9 and becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Parent Borrower or another Restricted Subsidiary; or (d) Capital Stock of any Person that at such time is a Restricted Subsidiary acquired from a third party.

“Additional Cash Flow Credit Facility”: a new Cash Flow facility under the definition of “Additional Credit Facilities” as defined in the ABL/Cash Flow Intercreditor Agreement.

“Additional Indebtedness”: as defined in the ABL/Cash Flow Intercreditor Agreement, any Junior Lien Intercreditor Agreement or any Other Intercreditor Agreement, as applicable.

“Additional Lender”: as defined in Subsection 2.6(a).

“Additional Obligations”: senior or subordinated Indebtedness (which Indebtedness may be (w) secured by a Lien ranking pari passu with the Lien securing the Cash Flow Priority Obligations, (x) secured by a Lien ranking junior to the Lien securing the Cash Flow Priority Obligations, (y) unsecured or (z) in the case of Indebtedness issued or incurred by an Escrow Subsidiary, secured by a Lien on the proceeds of such Additional Obligations which were subject to an escrow or similar arrangement and Liens on any related deposit of cash, Cash Equivalents or Temporary Cash Investments (as defined in the Cash Flow Credit Agreement) to cover interest and premium in respect of such Additional Obligations), including customary bridge financings, in each case issued or incurred by any Loan Party or Escrow Subsidiary in compliance with Subsection 8.13.

3

“Additional Obligations Documents”: any document or instrument (including any guarantee, security agreement or mortgage and which may include any or all of the Cash Flow Documents) issued or executed and delivered by any Loan Party or Escrow Subsidiary with respect to any Additional Obligations or Rollover Indebtedness.

“Adjusted LIBOR Rate”: with respect to any Borrowing of Eurocurrency Loans for any Interest Period, an interest rate per annum determined by the Administrative Agent to be equal to the higher of (i) (x) the LIBOR Rate for such Borrowing of Eurocurrency Loans in effect for such Interest Period divided by (y) 1 minus the Statutory Reserves (if any) for such Borrowing of Eurocurrency Loans for such Interest Period and (ii) 0.00%.

“Administrative Agent”: as defined in the Preamble hereto and shall include any successor to the Administrative Agent appointed pursuant to Subsection 10.9.

“Affected BA Rate”: as defined in Subsection 4.7.

“Affected Eurocurrency Rate”: as defined in Subsection 4.7.

“Affected Loans”: as defined in Subsection 4.9.

“Affiliate”: as to any specified Person, any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. For purposes of this Agreement and the other Loan Documents, Jefferies LLC and its Affiliates shall be deemed to be Affiliates of Jefferies Finance LLC and its Affiliates

“Affiliated Debt Fund”: any Affiliated Lender that is primarily engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, notes, bonds and similar extensions of credit or securities in the ordinary course, so long as (i) any such Affiliated Lender is managed as to day-to-day matters (but excluding, for the avoidance of doubt, as to strategic direction and similar matters) independently from Sponsor or Golden Gate, as applicable, and any Affiliate of Sponsor or Golden Gate, as applicable, that is not primarily engaged in the investing activities described above, (ii) any such Affiliated Lender has in place customary information screens between it and Sponsor or Golden Gate, as applicable, and any Affiliate of Sponsor or Golden Gate, as applicable, that is not primarily engaged in the investing activities described above, and (iii) none of Holdings, the Parent Borrower or any of its Subsidiaries directs or causes the direction of the investment policies of such entity.

4

“Affiliated Lender”: any Lender that is a Permitted Affiliated Assignee.

“Affiliated Lender Assignment and Assumption”: as defined in Subsection 11.6(h)(i)(1).

“Affiliated Lender Cap”: as defined in Subsection 11.6(h)(i)(2).

“Agent Advance”: as defined in Subsection 2.1(c).

“Agent Advance Period”: as defined in Subsection 2.1(c).

“Agents”: the collective reference to the Administrative Agent and the Collateral Agent and “Agent” shall mean any of them.

“Aggregate Canadian Borrower Credit Extensions”: the sum of (a) the Dollar Equivalent of the aggregate outstanding principal amount of all Canadian Facility Revolving Credit Loans made to, or for the account of, the Canadian Borrowers and (b) the Dollar Equivalent of the aggregate outstanding amount of all Canadian Facility L/C Obligations of the Canadian Borrowers.

“Aggregate Canadian Facility Lender Exposure”: the Dollar Equivalent of the sum of (a) the aggregate principal amount of all Canadian Facility Revolving Credit Loans then outstanding and (b) the aggregate amount of all Canadian Facility L/C Obligations of the Canadian Borrowers at such time.

“Aggregate U.S. Borrower Canadian Facility Credit Extensions”: the sum of (a) the Dollar Equivalent of the aggregate outstanding principal amount of all Canadian Facility Revolving Credit Loans made to, or for the account of, the U.S. Borrowers and (b) the Dollar Equivalent of the aggregate outstanding amount of all Canadian Facility L/C Obligations of the U.S. Borrowers.

“Aggregate U.S. Borrower U.S. Facility Credit Extensions”: the sum of (a) the Dollar Equivalent of the aggregate outstanding principal amount of all U.S. Facility Revolving Credit Loans, (b) the Dollar Equivalent of the aggregate outstanding amount of all U.S. Facility L/C Obligations and (c) the aggregate outstanding amount of all Swingline Loans.

“Aggregate U.S. Facility Lender Exposure”: the sum of (a) the Dollar Equivalent of the aggregate principal amount of all U.S. Facility Revolving Credit Loans then outstanding, (b) the aggregate amount of all U.S. Facility L/C Obligations at such time and (c) the aggregate amount of all Swingline Exposure at such time.

“Agreement”: this Credit Agreement, as amended, restated, supplemented, waived or otherwise modified from time to time.

5

“Alternate Base Rate”: for any day, a fluctuating rate per annum equal to the greatest of (a) the Base Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 0.50% and (c) the Adjusted LIBOR Rate for an Interest Period of one month beginning on such day (or if such day is not a Business Day, on the immediately preceding Business Day) (determined as if the relevant ABR Loan were a Eurocurrency Loan) plus 1.00%. If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate or the Adjusted LIBOR Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (b) or (c) above, as the case may be, of the immediately preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Base Rate, the Federal Funds Effective Rate or the Adjusted LIBOR Rate shall be effective on the effective date of such change in the Base Rate, the Federal Funds Effective Rate or the Adjusted LIBOR Rate, respectively.

“Amendment”: as defined in Subsection 8.8(d).

“Applicable Commitment Fee Rate”: 0.25% per annum.

“Applicable Margin”: a rate per annum equal to the rate set forth below for the applicable type of Loan and opposite the applicable Average Daily Excess Availability Percentage:

		Applicable Margin
		Alternate Base	Adjusted
		Rate and	LIBOR Rate
	Average Daily Excess	Canadian	and BA
Level	Availability Percentage	Prime Rate	Rate

I	Less than or equal to 33⅓%	0.75%	1.75%
II	Greater than 33⅓% but less than or equal to 66⅔%	0.50%	1.50%
III	Greater than 66⅔%	0.25%	1.25%

Each change in the Applicable Margin resulting from a change in Average Daily Excess Availability Percentage for the most recent Fiscal Quarter ended immediately preceding the first day of a Fiscal Quarter shall be effective with respect to all Loans and Letters of Credit outstanding on and after such first day of such Fiscal Quarter. Notwithstanding the foregoing, Average Daily Excess Availability Percentage (i) shall be deemed to be in Level II from the Closing Date to the date of delivery to the Administrative Agent of the first Borrowing Base Certificate required by Subsection 7.2(f) for a first Fiscal Quarter ended at least three months after the Closing Date and (ii) shall be deemed to be in Level I at any time (after the expiration of the applicable cure period) during which the Borrower Representative has failed to deliver the Borrowing Base Certificate required by Subsection 7.2(f).

In addition, at all times while an Event of Default known to the Borrower Representative shall have occurred and be continuing, the Applicable Margin shall not decrease from that previously in effect as a result of the delivery of such Borrowing Base Certificate.

6

“Approved Commercial Bank”: a commercial bank with a consolidated combined capital and surplus of at least $5,000,000,000.

“Asset Sale”: any sale, issuance, conveyance, transfer, lease or other disposition (a “Disposition”), by the Parent Borrower or any other Loan Party in one or a series of related transactions, of any personal, tangible or intangible, property (including Capital Stock (other than director’s qualifying shares, or (in the case of a Foreign Subsidiary) to the extent required by applicable law)) of the Parent Borrower or any of its Restricted Subsidiaries, other than:

(a)       the sale or other Disposition of obsolete, worn-out or surplus property, whether now owned or hereafter acquired, in the ordinary course of business;

(b)       the sale or other Disposition of any property (including Inventory) in the ordinary course of business (including in connection with any factoring agreement or similar arrangement);

(c)       the sale or discount without recourse of accounts receivable or notes receivable which have arisen in the ordinary course of business, or the conversion or exchange of accounts receivable into or for notes receivable, in connection with the compromise or collection thereof;

(d)       as permitted by Subsection 8.2(b) or pursuant to any Sale and Leaseback Transaction;

(e)       subject to any applicable limitations set forth in Subsection 8.2, Dispositions of any assets or property by the Parent Borrower or any other Loan Party to the Parent Borrower, any Qualified Loan Party (other than, in the case of Disposition by a Qualified U.S. Loan Party, a Disposition to a Qualified Canadian Loan Party) or any Wholly Owned Subsidiary of the Parent Borrower;

(f)        (i) the abandonment or other Disposition of patents, trademarks or other intellectual property that are, in the reasonable judgment of the Borrower Representative, which determination shall be conclusive, no longer economically practicable to maintain or useful in the conduct of the business of the Parent Borrower and its Subsidiaries taken as a whole, and (ii) any license, sublicense or other grant of rights in or to any trademark, copyright, patent or other intellectual property;

(g)       any Disposition by the Parent Borrower or any other Loan Party for aggregate consideration not to exceed $37,500,000;

(h)       any Disposition set forth on Schedule 1.1(d);

7

(i)        bulk sales or other dispositions of the Inventory of the Parent Borrower or any of its Restricted Subsidiaries not in the ordinary course of business in connection with Store closings, at arm’s length; provided that such Store closures and related Inventory dispositions shall not exceed (1) in any Fiscal Year, 10.0% of the number of the Parent Borrower’s and its Restricted Subsidiaries’ Stores as of the beginning of such Fiscal Year (net of new Store openings) and (2) in the aggregate from and after the Closing Date, 20.0% of the number of the Parent Borrower’s and its Restricted Subsidiaries’ Stores in existence as of the Closing Date (net of new Store openings); provided, further, that all sales of Inventory (to Persons other than a Qualified Loan Party (other than Dispositions of such Inventory from a Qualified U.S. Loan Party to a Qualified Canadian Loan Party)) in connection with Store closings in excess of 10 in any three-month period, shall be in accordance with liquidation agreements and with professional liquidators reasonably acceptable to the Administrative Agent;

(j)        any Disposition of cash, Cash Equivalents or Temporary Cash Investments;

(k)       any Restricted Payment Transaction;

(l)        any “fee in lieu” or other disposition of assets to any Governmental Authority that continue in use by the Parent Borrower or any Restricted Subsidiary, so long as the Parent Borrower or any Restricted Subsidiary may obtain title to such assets upon reasonable notice by paying a nominal fee;

(m)       any exchange of property pursuant to or intended to qualify under Section 1031 (or any successor section) of the Code, or any exchange of equipment to be leased, rented or otherwise used in a Related Business;

(n)       any financing transaction with respect to property built or acquired by the Parent Borrower or any other Loan Party after the Closing Date, including any sale/leaseback transaction or asset securitization;

(o)       any disposition arising from foreclosure, condemnation, eminent domain, or similar action with respect to any property or other assets, or exercise of termination rights under any lease, license, concession or other agreement, or necessary or advisable (as determined by the Borrower Representative in good faith, which determination shall be conclusive) in order to consummate any acquisition of any Person, business or assets, or pursuant to buy/sell arrangements under any joint venture or similar agreement or arrangement;

(p)       a disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Parent Borrower or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), entered into in connection with such acquisition;

(q)       a disposition of not more than 5.0% of the outstanding Capital Stock of a Foreign Subsidiary (other than a Qualified Canadian Loan Party) that has been approved by the Board of Directors;

(r)       the creation or granting of any Lien permitted under this Agreement; and

(s)       any exchange of assets (including a combination of assets and Cash Equivalents, Investment Grade Securities and Temporary Cash Investments) for assets used or useful in a Related Business (other than if such assets are solely cash and/or Cash Equivalents) (or Capital Stock of a Person that will be a Restricted Subsidiary following such transaction) of comparable or greater fair market value (as determined by the Borrower Representative in good faith, which determination shall be conclusive).

8

“Assignee”: as defined in Subsection 11.6(b)(i).

“Assignment and Acceptance”: an Assignment and Acceptance, substantially in the form of Exhibit E hereto.

“Atlas Acquisition”: collectively, (1) the Atlas Canadian Purchase and (2) the Atlas Merger.

“Atlas Acquisition Agreement”: the Agreement and Plan of Merger, dated as of January 31, 2018, by and among Topco, Atlas Merger Sub, Atrium Corporation and, solely with respect to Section 2.7(c) thereof and in its capacity as representative of the Equityholders (as defined in the Atlas Acquisition Agreement) pursuant to Section 8.10 thereof, Atrium Intermediate Holdings, as the same may be amended, restated, supplemented, waived or otherwise modified from time to time in accordance with this Agreement.

“Atlas Canadian Purchase”: the purchase on the Closing Date by (at the Parent Borrower’s option) the Parent Borrower or one or more existing or newly formed Subsidiaries of the Parent Borrower, in accordance with the Atlas Acquisition Agreement, from Atrium W&D of all of the outstanding equity interests of (1) North Star Manufacturing (London) Ltd., an Ontario corporation, and any successor in interest thereto, and (2) Brock Doors & Windows Ltd., an Ontario corporation, and any successor in interest thereto.

“Atlas Contribution”: collectively, (1) the contribution of the equity interests in Atrium Corporation from Topco to Holdings following the Atlas Merger and (2) the contribution of the equity interests in Atrium Corporation from Holdings to the Parent Borrower following the contribution described in the preceding clause (1) of this definition.

“Atlas Merger”: on the Business Day immediately following the Closing Date, in accordance with the Atlas Acquisition Agreement, the merger of Atlas Merger Sub with and into Atrium Corporation, with Atrium Corporation being the survivor of such merger.

“Atlas Merger Sub”: CD&R Atlas Merger Sub, Inc., a Delaware corporation, and any successor in interest thereto.

“Atlas Seller”: collectively, Atrium Corporation’s direct and indirect equity holders.

“Atrium Business”: Atrium Corporation and each of its Subsidiaries.

“Atrium Canadian Guarantor Entities”: as defined in Subsection 7.13.

“Atrium Corporation”: Atrium Corporation, a Delaware corporation, and any successor in interest thereto.

9

“Atrium Intermediate Holdings”: Atrium Intermediate Holdings, LLC, a Delaware limited liability company, and any successor in interest thereto.

“Atrium U.S. Guarantor Entities”: as defined in Subsection 7.13.

“Atrium W&D”: Atrium Windows and Doors, Inc., a Delaware corporation, and any successor in interest thereto.

“Auto-Extension L/C”: as defined in Subsection 3.1(c).

“Availability”: the lesser of (x) the aggregate Commitments as in effect at such time and (y) the Borrowing Base at such time (based on the Borrowing Base Certificate last delivered).

“Availability Percentage”: as defined in the definition of “Payment Condition” in this Subsection 1.1.

“Availability Reserves”: reserves, if any, (1) established by the Administrative Agent from time to time hereunder in its Permitted Discretion against the Borrowing Base, including such reserves, subject to Subsection 2.1(b), as the Administrative Agent, in its Permitted Discretion, determines as being appropriate to reflect any impairment to (A) the value, or the collectability in the ordinary course of business, of Eligible Accounts or Eligible Credit Card Receivables (including on account of bad debts and dilution) or the value (based on cost and quantity) of Eligible Inventory or (B) the enforceability or priority of the Lien on the Collateral consisting of Eligible Accounts, Eligible Credit Card Receivables or Eligible Inventory included in the Borrowing Base (including claims that the Administrative Agent determines will need to be satisfied in connection with the realization upon such Collateral) and (2) constituting Designated Cash Management Reserves and Designated Hedging Reserves established in accordance with Subsection 2.1(b).

“Available Canadian Facility Loan Commitment”: as to any Canadian Facility Lender at any time, an amount equal to the excess, if any, of (a) the amount of such Canadian Facility Lender’s Canadian Facility Commitment at such time over (b) the amount of such Canadian Facility Lender’s Individual Canadian Facility Lender Exposure at such time.

“Available Excluded Contribution Amount Basket”: as of any date, the excess, if any, of (a) an amount equal to the sum of (1) the Net Proceeds from Excluded Contributions received by the Parent Borrower as of such date, (2) the aggregate Net Proceeds received by the Parent Borrower or any Restricted Subsidiary from any Disposition of any Investment made using the Available Excluded Contribution Amount Basket pursuant to Subsection 8.12 or clause (c)(ii)(y) of the definition of “Permitted Acquisitions” and (3) returns, profits, distributions and similar amounts received in cash or Cash Equivalents or Investments made using the Available Excluded Contribution Amount Basket pursuant to Subsection 8.12 or clause (c)(ii)(y) of the definition of “Permitted Acquisitions” over (b) the Net Proceeds from Excluded Contributions as of such date designated or applied prior to such date, or on such date in a separate designation or application, to an Investment made pursuant to Subsection 8.12, cash consideration for acquisitions made pursuant to clause (c)(ii)(y) of the definition of “Permitted Acquisitions” a Restricted Payment made pursuant to Subsection 8.3(f) or 8.3(g) or any payments, prepayments, repurchases or redemptions of Restricted Indebtedness made pursuant to Subsection 8.6(a).

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“Available Incremental Amount”: at any date of determination, without duplication, an amount equal to the sum produced by calculating the difference between (a) the sum of (x) the Commitments (other than Incremental Revolving Commitments, Supplemental Commitments and Commitments being terminated on such date) plus (y) the sum of the aggregate outstanding principal amount of all Incremental ABL Term Loans (using the Dollar Equivalent thereof and after giving effect to any repayments of such Loans on such date) made plus all then existing Incremental Revolving Commitments and Supplemental Commitments (using the Dollar Equivalent thereof and other than Commitments being terminated on such date) established in each case prior to such date pursuant to Subsection 2.6 and (b) $760,000,000; provided that the sum of clause (x) plus clause (y) may not at any time exceed $760,000,000.

“Available Loan Commitments”: collectively, the Available U.S. Facility Loan Commitments and the Available Canadian Facility Loan Commitments.

“Available U.S. Facility Loan Commitment”: as to any U.S. Facility Lender at any time, an amount equal to the excess, if any, of (a) the amount of such U.S. Facility Lender’s U.S. Facility Commitment at such time over (b) the amount of such U.S. Facility Lender’s Individual U.S. Facility Lender Exposure at such time.

“Average Daily Excess Availability Percentage”: for any Fiscal Quarter, the percentage derived by dividing (x) the average daily Excess Availability for such Fiscal Quarter by (y) the average daily amount of the aggregate Commitments during such Fiscal Quarter.

“BA Equivalent Loan”: any Loan denominated in Canadian Dollars bearing interest at a rate determined by reference to the BA Rate.

“BA Rate”: with respect to any Interest Period for any BA Equivalent Loan:

(a)        in the case of any Lender that is a Schedule I Lender, the annual rate of interest determined by the Administrative Agent by reference to the arithmetic average of the annual rate for the relevant Interest Period applicable to Canadian Dollar bankers’ acceptances quoted on the Reuters Screen “CDOR Page” at approximately 10:00 A.M. (Toronto time) on the date of the commencement of such Interest Period (the “CDOR Rate”) and in the case of any other Lender that is not a Schedule I Lender, the CDOR Rate plus 0.10%; or

(b)        if such average rate does not appear on the Reuters Screen CDOR Page as contemplated above, the Interpolated Screen Rate; or

(c)        if such average rate does not appear on the Reuters Screen CDOR Page as contemplated above and it is not possible to calculate the Interpolated Screen Rate for the applicable BA Equivalent Loan, then the BA Rate for such Interest Period shall instead be calculated based on the arithmetic average of the discount rates applicable to bankers’ acceptances for such Interest Period of, and as quoted by, any two of the Schedule I Lenders, chosen by the Administrative Agent, as of 10:00 A.M. (Toronto time) on the date of the commencement of such Interest Period. If only one Schedule I Lender quotes the aforementioned rate on such day, then the BA Rate for such Interest Period on such day shall instead be calculated based on the rate for such Interest Period quoted by such Schedule I bank. If no Schedule I Lender quotes the aforementioned rate on such day, then the BA Rate for such Interest Period on any day shall instead be calculated based on the rate for such Interest Period chosen by the Administrative Agent; provided that in no event shall the BA Rate be less than 0.00%.

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“Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation”: with respect to any EEA Member Country implementing Article 55 of the Bank Recovery and Resolution Directive, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank Products Affiliate”: as defined in the ABL/Cash Flow Intercreditor Agreement.

“Bank Products Agreement”: as defined in the U.S. Guarantee and Collateral Agreement and/or the Canadian Guarantee and Collateral Agreement, as the context may require.

“Bank Recovery and Resolution Directive”: Directive 2014/59/EU of the European Parliament and of the Council of the European Union.

“Bankruptcy Proceeding”: as defined in Subsection 11.6(h)(iv).

“Base Rate”: for any day, the rate of interest most recently quoted by The Wall Street Journal as the “Prime Rate” in the United States of America or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Board (as determined by the Administrative Agent); each change in the Base Rate shall be effective on the date such change is effective. The Base Rate is not necessarily the lowest rate charged by the Administrative Agent to its customers.

“Benefit Plan”: any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies or (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Blocked Account Agreement”: as defined in Subsection 4.16(b).

“Blocked Accounts”: as defined in Subsection 4.16(b).

“Board”: the Board of Governors of the Federal Reserve System.

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“Board of Directors”: for any Person, the board of directors or other governing body of such Person or, if such Person does not have such a board of directors or other governing body and is owned or managed by a single entity, the board of directors or other governing body of such entity, or, in either case, any committee thereof duly authorized to act on behalf of such board of directors or other governing body. Unless otherwise provided, “Board of Directors” means the Board of Directors of the Borrower Representative.

“Borrower Joinder”: a joinder in substantially the form of Exhibit N-1 hereto, to be executed by each Subsidiary Borrower designated as such after the Closing Date.

“Borrower Materials”: as defined in Subsection 11.2(e).

“Borrower Representative”: the Parent Borrower or such other Borrower as may be designated as the “Borrower Representative” by the Borrowers from time to time, in each case in its capacity as Borrower Representative pursuant to the provisions of Subsection 1.3.

“Borrower Termination”: a Borrower Termination delivered to the Administrative Agent in accordance with Subsection 11.1(h), substantially in the form of Exhibit N-2 hereto.

“Borrowers”: as defined in the Preamble hereto.

“Borrowing”: the borrowing of one Type of Loan of a single Tranche and currency by either the U.S. Borrowers (on a joint and several basis) or the Canadian Borrowers (on a joint and several basis), from all the Lenders having Commitments of the respective Tranche on a given date (or resulting from a conversion or conversions on such date) having, in the case of Eurocurrency Loans and BA Equivalent Loans, the same Interest Period.

“Borrowing Base”: the sum the U.S. Borrowing Base and the Canadian Borrowing Base.

“Borrowing Base Certificate”: as defined in Subsection 7.2(f).

“Borrowing Date”: any Business Day specified in a notice delivered pursuant to Subsection 2.2, 2.4, or 3.2 as a date on which the Borrower Representative requests the Lenders to make Loans hereunder or an Issuing Lender to issue Letters of Credit hereunder.

“Borrowing Request”: as defined in Subsection 2.2.

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“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York (or with respect only to Letters of Credit issued by an Issuing Lender not located in the City of New York, the location of such Issuing Lender) are authorized or required by law to close, except that, (a) when used in connection with a Eurocurrency Loan denominated in Dollars, “Business Day” shall mean any Business Day on which dealings in Dollars between banks may be carried on in London, England and New York, New York, (b) when used in connection with a BA Equivalent Loan or Canadian Prime Rate Loan, “Business Day” shall mean any Business Day on which dealings in Canadian Dollars between banks may be carried on in Toronto, Canada or New York, New York and (c) when used in connection with a Eurocurrency Loan or a Letter of Credit denominated in any Designated Foreign Currency, “Business Day” shall mean any day on which dealings in such Designated Foreign Currency between banks may be carried on in London, England, New York, New York and the principal financial center of such Designated Foreign Currency as set forth on Schedule 1.1(a); provided, however, that, with respect to notices and determinations in connection with, and payments of principal and interest on, Loans denominated in Euro, such day is also a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer System (TARGET) (or, if such clearing system ceases to be operative, such other clearing system (if any) determined by the Administrative Agent to be suitable replacement) is open for settlement of payment in Euro.

“Canadian Anti-Terrorism Laws”: (a) Part II.1 and related sections of the Criminal Code (Canada), the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), the Regulations Implementing the United Nations Resolutions on the Suppression of Terrorism (Canada), the Anti-Terrorism Act (Canada), the Corruption of Foreign Public Officials Act (Canada), United Nations Al-Qaida and Taliban Regulations, the Special Economic Measures Act and, in each case, all regulations, guidelines, and orders made thereunder or in connection therewith, as amended from time to time, and (b) any other applicable anti-money laundering, anti-terrorist financing, governments sanction, and “know-your-customer” laws in effect in Canada from time to time.

“Canadian Benefited Lender”: as defined in Subsection 11.7(a).

“Canadian Blocked Account”: as defined in Subsection 4.16(b).

“Canadian Borrowers”: (a) the Initial Canadian Borrowers and (b) each other Canadian Subsidiary that is a Wholly Owned Subsidiary that becomes a Borrower after five days’ written notice to the Administrative Agent (or such shorter period as may be agreed to by the Administrative Agent in its reasonable discretion) pursuant to a Borrower Joinder (which Borrower Joinder shall be accompanied by all documentation and other information about such Canadian Borrower as shall be mutually agreed to be required by the Canadian Facility Lenders under applicable Canadian Anti-Terrorism Laws), together with their respective successors and assigns, in each case, unless and until such time as the respective Canadian Borrower (a) ceases to constitute a Wholly Owned Subsidiary in accordance with the terms and provisions hereof, (b) is designated an Unrestricted Subsidiary pursuant to the terms of this Agreement or (c) is released from all of its obligations hereunder in accordance with terms and provisions hereof. Upon receipt thereof the Administrative Agent shall promptly transmit each such notice to each of the Lenders; provided that any failure to do so by the Administrative Agent shall not in any way affect the status of any such Subsidiary as a Canadian Borrower hereunder.

“Canadian Borrowing Base”: as of any date of determination, shall equal the sum of

(a)       90.0% of Eligible Canadian Credit Card Receivables, plus

(b)       90.0% of Eligible Canadian Accounts owed by Account Debtors that have an Investment Grade Rating, plus

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(c)       85.0% of all other Eligible Canadian Accounts, plus

(d)      (i) during the months of June through August, 90% of the Net Orderly Liquidation Value of Eligible Canadian Inventory and (ii) at all other times, 85.0% of the Net Orderly Liquidation Value of Eligible Canadian Inventory, minus

(e)       the amount of all Availability Reserves related to the Canadian Facility, minus

(f)       the outstanding principal amount of any ABL Term Loans made to the Canadian Borrowers;

provided that, at all times prior to the delivery of the Initial Borrowing Base Certificate, the Canadian Borrowing Base shall be deemed to equal the sum of (x) the amount of the “Canadian Borrowing Base” (as defined in the Existing Pisces ABL Credit Agreement) as of immediately prior to the Closing Date and (y) the amount of the “Borrowing Base” (as defined in the Existing Atlas ABL Credit Agreement) attributable to the Canadian “Credit Parties” (as defined in the Existing Atrium ABL Credit Agreement) as of immediately prior to the Closing Date.

“Canadian Core Concentration Account”: as defined in Subsection 4.16(c)(ii).

“Canadian Dollars” and “C$”: the lawful currency of Canada.

“Canadian Facility”: the credit facility available to the Canadian Borrowers hereunder.

“Canadian Facility Commitment”: with respect to each Canadian Facility Lender, the commitment of such Canadian Facility Lender hereunder to make Extensions of Credit to the Borrowers in the amount set forth opposite its name on Schedule A hereto or as may subsequently be set forth in the Register from time to time; provided that with respect to any Loan in any Designated Foreign Currency other than Canadian Dollars, the Canadian Facility Commitment of Jefferies Finance LLC shall be deemed to be zero.

“Canadian Facility Commitment Percentage”: of any Canadian Facility Lender at any time shall be that percentage which is equal to a fraction (expressed as a percentage) the numerator of which is the Canadian Facility Commitment of such Canadian Facility Lender at such time and the denominator of which is the Total Canadian Facility Commitment at such time; provided that for purposes of Subsections 4.15(d) and 4.15(e), the denominator shall be calculated disregarding the Canadian Facility Commitment of any Defaulting Lender to the extent its Canadian Facility L/C Obligations are reallocated to the Non-Defaulting Lenders; and, provided further that if any such determination is to be made after the Total Canadian Facility Commitment (and the related Canadian Facility Commitments of the Lenders) has (or have) terminated, the determination of such percentages shall be made immediately before giving effect to such termination.

“Canadian Facility Issuing Lender”: each Issuing Lender with a Canadian Facility L/C Commitment.

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“Canadian Facility L/C Commitment”: with respect to any Issuing Lender at any time, (i) the amount set forth opposite such Issuing Lender’s name on Schedule 1.1(j) under the caption “Canadian Facility L/C Commitment” (as such amount may be revised from time to time with the written consent of the Parent Borrower and such Issuing Lender and notified to the Administrative Agent in writing) or (ii) such other amount agreed from time to time between such Issuing Lender and the Borrower Representative; provided that with respect to any Letter of Credit in any Designated Foreign Currency, the Canadian Facility L/C Commitment of Jefferies Finance LLC shall be deemed to be zero.

“Canadian Facility L/C Disbursement”: as defined in Subsection 3.5(a).

“Canadian Facility L/C Obligations”: at any time, an amount equal to the Dollar Equivalent of the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Canadian Facility Letters of Credit and (b) the aggregate amount of drawings under Canadian Facility Letters of Credit which have not then been reimbursed pursuant to Subsection 3.5(a).

“Canadian Facility Lender”: each Lender which has a Canadian Facility Commitment (without giving effect to any termination of the Total Canadian Facility Commitment if there are any outstanding Canadian Facility L/C Obligations) or which has (or has any Non-Canadian Affiliate which has) any outstanding Canadian Facility Revolving Credit Loans (or a Canadian Facility Commitment Percentage in any then outstanding Canadian Facility L/C Obligations). Unless the context otherwise requires, each reference in this Agreement to a Canadian Facility Lender includes each Canadian Facility Lender and shall include references to any Affiliate of any such Lender (including any Non-Canadian Affiliate, as applicable) which is acting as a Canadian Facility Lender.

“Canadian Facility Letters of Credit”: Letters of Credit (including Existing Letters of Credit) issued by any Canadian Facility Issuing Lender to, or for the account of, the Borrowers, pursuant to Subsection 3.1.

“Canadian Facility Revolving Credit Loan”: as defined in Subsection 2.1(a)(II).

“Canadian Facility U.S. Borrower L/C Disbursement”: as defined in Subsection 3.5(a).

“Canadian Guarantee and Collateral Agreement”: the Canadian ABL Guarantee and Collateral Agreement delivered to the Canadian Collateral Agent as of the Closing Date, substantially in the form of Exhibit B-2, as the same may be amended, restated, supplemented, waived or otherwise modified from time to time.

“Canadian Loan Parties”: the Canadian Borrowers and each Canadian Subsidiary Guarantor; each individually, a “Canadian Loan Party”.

“Canadian Prime Rate”: for any day, the greater of (a) the annual rate of interest announced from time to time by Royal Bank of Canada or such other Schedule I Lender selected by the Administrative Agent from time to time as its “prime” reference rate then in effect on such day for Canadian Dollar-denominated commercial loans made by it in Canada, and (b) the annual rate of interest equal to the sum of (i) the CDOR Rate for an Interest Period of one month on such day, plus (ii) 0.75%.

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“Canadian Prime Rate Loans”: Loans to which the rate of interest applicable is based upon the Canadian Prime Rate.

“Canadian Qualified Loan Party”: each Canadian Borrower and each Canadian Subsidiary Guarantor.

“Canadian Secured Parties”: the “Secured Parties” as defined in the Canadian Guarantee and Collateral Agreement.

“Canadian Security Documents”: the collective reference to the Canadian Guarantee and Collateral Agreement, each Blocked Account Agreement related to any Canadian Blocked Account, and all other similar security documents hereafter delivered to the Collateral Agent granting or perfecting a Lien on any asset or assets of any Person to secure the respective obligations and liabilities of the Canadian Loan Parties hereunder and/or under any of the other Loan Documents or to secure any guarantee of any such obligations and liabilities, including any security documents executed and delivered or caused to be delivered to the Collateral Agent pursuant to Subsection 7.9(a), 7.9(b) or 7.9(c), in each case, as amended, restated, supplemented, waived or otherwise modified from time to time.

“Canadian Subsidiary”: any Restricted Subsidiary of the Parent Borrower that is incorporated or organized under the laws of Canada or any province or territory thereof.

“Canadian Subsidiary Guarantor”: each Canadian Subsidiary (other than any Canadian Borrower and any Excluded Subsidiary) which executes and delivers the Subsidiary Guaranty, in each case, unless and until such time as the respective Canadian Subsidiary Guarantor ceases to constitute a Canadian Subsidiary or is released from all of its obligations under the Subsidiary Guaranty, in each case, in accordance with the terms and provisions thereof.

“Capital Expenditures”: with respect to any Person for any period, the aggregate of all expenditures by such Person and its consolidated Restricted Subsidiaries during such period (exclusive of (i) expenditures made for Permitted Investments, (ii) expenditures made for acquisitions permitted by Subsection 8.4, (iii) interest capitalized during such period to the extent relating to Capital Expenditures or (iv) expenditures made with the proceeds of any equity securities issued or capital contributions received, or Indebtedness incurred, by the Parent Borrower or any of its consolidated Restricted Subsidiaries) that, in accordance with GAAP, are required to be included as capital expenditures on a consolidated statement of cash flows of such Person.

“Capital Stock”: as to any Person, any and all shares or units of, rights to purchase, warrants or options for, or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

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“Captive Insurance Subsidiary”: any Subsidiary of the Parent Borrower that is subject to regulation as an insurance company (or any Subsidiary thereof).

“Cash Capped Incremental Facility”: as defined in the definition of “Maximum Incremental Facilities Amount”.

“Cash Equivalents”: any of the following: (a) money, (b) securities issued or fully guaranteed or insured by the United States of America, Canada, the United Kingdom, Switzerland or a member state of the European Union or any agency or instrumentality of any thereof, (c) time deposits, certificates of deposit or bankers’ acceptances of (i) any bank or other institutional lender under this Agreement or the Cash Flow Facility or any affiliate thereof or (ii) any commercial bank having capital and surplus in excess of $250,000,000 (or the foreign currency equivalent thereof as of the date of such investment) and the commercial paper of the holding company of which is rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s (or, if at such time neither is issuing ratings, a comparable rating of another nationally recognized rating agency), (d) repurchase obligations with a term of not more than ten days for underlying securities of the types described in clauses (b) and (c) above entered into with any financial institution meeting the qualifications specified in clause (c)(i) or (c)(ii) above, (e) money market instruments, commercial paper or other short-term obligations rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s (or, if at such time neither is issuing ratings, a comparable rating of another nationally recognized rating agency), (f) investments in money market funds subject to the risk limiting conditions of Rule 2a-7 or any successor rule of the SEC under the Investment Company Act of 1940, as amended, (g) investment funds investing at least 90.0% of their assets in cash equivalents of the types described in clauses (a) through (f) above (which funds may also hold cash pending investment and/or distribution), (h) investments similar to any of the foregoing denominated in foreign currencies approved by the Board of Directors, and (i) solely with respect to any Captive Insurance Subsidiary, any investment that any such Person is permitted to make in accordance with applicable law.

“Cash Flow Agent”: JPMorgan Chase Bank, N.A., in its capacity as administrative agent and collateral agent under the Cash Flow Documents, or any successor administrative agent and/or collateral agent under the Cash Flow Documents.

“Cash Flow Credit Agreement”: the Cash Flow Credit Agreement, dated as of the Closing Date, among the Parent Borrower, the lenders party thereto from time to time and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent thereunder, as such agreement may be amended, supplemented, waived or otherwise modified from time to time or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original administrative agent and lenders or other agents and lenders or otherwise, and whether provided under the original Cash Flow Credit Agreement or other credit agreements or otherwise, unless such agreement or instrument expressly provides that it is not intended to be and is not a Cash Flow Credit Agreement hereunder). Any reference to the Cash Flow Credit Agreement hereunder shall be deemed a reference to any Cash Flow Credit Agreement then in existence.

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“Cash Flow Documents”: the “Loan Documents” as defined in the Cash Flow Credit Agreement, as the same may be amended, restated, supplemented, waived or otherwise modified from time to time or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (other than any agreement, document or instrument that expressly provides that it is not intended to be and is not a Cash Flow Document).

“Cash Flow Facility”: the collective reference to the Cash Flow Credit Agreement, any Cash Flow Documents, any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent, copyright and trademark security agreements, mortgages, letter of credit applications and other guarantees, pledge agreements, security agreements and collateral documents, and other instruments and documents, executed and delivered pursuant to or in connection with any of the foregoing, in each case as the same may be amended, restated, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original agent and lenders or other agents and lenders or otherwise, and whether provided under the original Cash Flow Credit Agreement or one or more other credit agreements, indentures or financing agreements or otherwise, unless such agreement, instrument or document expressly provides that it is not intended to be and is not a Cash Flow Facility). Without limiting the generality of the foregoing, the term “Cash Flow Facility” shall include any agreement (i) changing the maturity of any Indebtedness incurred thereunder or contemplated thereby, (ii) adding Subsidiaries of the Parent Borrower as additional borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.

“Cash Flow Facility Obligations”: obligations of the Loan Parties from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during (or that would accrue but for) the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Cash Flow Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Loan Parties under the Cash Flow Credit Agreement and the other Cash Flow Documents.

“Cash Flow Loans”: the loans borrowed under the Cash Flow Facility.

“Cash Flow Priority Collateral”: as defined in the ABL/Cash Flow Intercreditor Agreement, whether or not the same remains in full force and effect.

“Cash Flow Priority Obligations”: (i) the Cash Flow Facility Obligations and (ii) the Additional Obligations, Permitted Debt Exchange Notes, Rollover Indebtedness and refinancing Indebtedness in respect of the Indebtedness described in this clause (ii) (other than any such Additional Obligations, Permitted Debt Exchange Notes, Rollover Indebtedness and refinancing Indebtedness that are unsecured or secured by a Lien ranking junior to the Lien securing the Cash Flow Facility Obligations) secured by a first priority security interest in the Cash Flow Priority Collateral and a second priority security interest in the ABL Priority Collateral, collectively.

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“Cash Management Arrangements”: any agreement or arrangement relating to any service provided pursuant to a Bank Products Agreement.

“Cash Management Party”: any Bank Products Affiliate party to a Bank Products Agreement.

“CD&R”: Clayton, Dubilier & Rice, LLC and any successor in interest thereto, and any successor to its investment management business.

“CD&R Expense Reimbursement Agreement”: the Expense Reimbursement Agreement, dated as of the Closing Date, by and among Topco, Atrium W&D, Ply Gem Industries and CD&R, pursuant to which CD&R shall be entitled to expense reimbursement from Topco, Atrium W&D and Ply Gem Industries for certain consulting services, as the same may be amended, restated, supplemented, waived or otherwise modified from time to time so long as such amendment, supplement, waiver or modification complies with this Agreement (including Subsection 8.11 (for the avoidance of doubt, other than by reason of Subsection 8.11(e))).

“CD&R Fund X”: Clayton, Dubilier & Rice Fund X, L.P., a Cayman Islands exempted limited partnership, and any successor in interest thereto.

“CD&R Indemnification Agreement”: the Indemnification Agreement, dated as of the Closing Date, by and among Topco, Atrium W&D, Ply Gem Industries, certain CD&R Investors and CD&R and the other parties thereto, as the same may be amended, restated, supplemented, waived or otherwise modified from time to time.

“CD&R Investors”: collectively, (i) CD&R Fund X, (ii) Clayton, Dubilier & Rice Fund X-A, L.P., a Cayman Islands exempted limited partnership, and any successor in interest thereto, (iii) CD&R Advisor Fund X, L.P., a Cayman Islands exempted limited partnership, and any successor in interest thereto, (iv) CD&R Associates X, L.P., a Cayman Islands exempted limited partnership, and any successor in interest thereto, (v) CD&R Investment Associates X, Ltd., a Cayman Islands exempted company, and any successor in interest thereto, (vi) CD&R Pisces Holdings, L.P., a Cayman Islands exempted limited partnership, and any successor in interest thereto and (vii) any Affiliate of any CD&R Investor identified in clauses (i) through (vi) of this definition.

“CDOR Rate”: as defined in the definition of “BA Rate” in this Subsection 1.1; provided that in no event shall the CDOR Rate be less than 0.00%.

“Change in Law”: as defined in Subsection 4.11(a).

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“Change of Control”: (a) (x) the Permitted Holders shall in the aggregate be the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date) of (A) so long as the Parent Borrower is a Subsidiary of any Parent Entity, shares or units of Voting Stock having less than 35.0% of the total voting power of all outstanding shares of such Parent Entity (other than a Parent Entity that is a Subsidiary of another Parent Entity) and (B) if the Parent Borrower is not a Subsidiary of any Parent Entity, shares or units of Voting Stock having less than 35.0% of the total voting power of all outstanding shares of the Parent Borrower and (y) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the Closing Date), other than one or more Permitted Holders, shall be the “beneficial owner” of (A) so long as the Parent Borrower is a Subsidiary of any Parent Entity, shares or units of Voting Stock having more than 35.0% of the total voting power of all outstanding shares of such Parent Entity (other than a Parent Entity that is a Subsidiary of another Parent Entity) and (B) if the Parent Borrower is not a Subsidiary of any Parent Entity, shares or units of Voting Stock having more than 35.0% of the total voting power of all outstanding shares of the Parent Borrower; (b) so long as the Capital Stock of the Parent Borrower is not listed on a nationally recognized stock exchange in the U.S. (whether through a Qualified IPO or otherwise), Holdings (and any Successor Holding Company pursuant to and as defined in Subsection 9.16(e) of the U.S. Guarantee and Collateral Agreement) shall cease to own, directly or indirectly, 100.0% of the Capital Stock of the Parent Borrower (or any Successor Borrower); or (c) a “Change of Control” (or comparable term) as defined in the Cash Flow Credit Agreement or the Senior Notes Indenture, in each case then in existence relating to Indebtedness and unused commitments thereunder in an aggregate principal amount equal to or greater than $75,000,000. Notwithstanding anything to the contrary in the foregoing, the Transactions shall not constitute or give rise to a Change of Control.

“Chattel Paper”: chattel paper (as such term is defined in Article 9 of the UCC or (to the extent governed thereby) the PPSA).

“Closing Date”: the date on which all the conditions precedent set forth in Subsection 6.1 shall be satisfied or waived, which date, for the avoidance of doubt, shall be April 12, 2018.

“Closing Date Material Adverse Effect”: a “Company Material Adverse Effect” (as defined in the Pisces Acquisition Agreement).

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”: all assets of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Collateral Access Agreement”: as defined in the definition of “Eligible Inventory” in this Subsection 1.1.

“Collateral Agent”: as defined in the Preamble hereto, and shall include any successor to the Collateral Agent appointed pursuant to Subsection 10.9.

“Collateral Representative”: (i) in respect of the ABL/Cash Flow Intercreditor Agreement, the ABL Collateral Representative (as defined therein, with respect to ABL Priority Collateral) and the Cash Flow Collateral Representative (as defined therein, with respect to Cash Flow Priority Collateral), (ii) if any Junior Lien Intercreditor Agreement is then in effect, the Senior Priority Representative (as defined therein) and (iii) if any Other Intercreditor Agreement is then in effect, the Person acting as representative for the Collateral Agent and the Secured Parties thereunder for the applicable purpose contemplated by this Agreement and the U.S. Guarantee and Collateral Agreement.

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“Commitment”: as to any Lender, its U.S. Facility Commitment and/or its Canadian Facility Commitment, as the context may require. The original amount of the aggregate Commitments of the Lenders is $360,000,000.

“Commitment Percentage”: as to any Lender, its Canadian Facility Commitment Percentage and/or U.S. Facility Commitment Percentage, as the context may require.

“Commitment Period”: the period from and including the Closing Date to but not including the Termination Date, or such earlier date as the Commitments shall terminate as provided herein.

“Committed Lenders”: UBS AG, Stamford Branch, JPMorgan Chase Bank, N.A., Deutsche Bank AG New York Branch, Barclays Bank PLC, Goldman Sachs Bank USA, Bank of America, N.A., Royal Bank of Canada, Jefferies Finance LLC, MUFG Union Bank, N.A., Natixis, New York Branch, Société Générale and Crédit Agricole Corporate and Investment Bank.

“Commodities Agreement”: in respect of a Person, any commodity futures contract, forward contract, option or similar agreement or arrangement (including derivative agreements or arrangements), as to which such Person is a party or beneficiary.

“Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with the Parent Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Parent Borrower and that is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Sections 414(m) and (o) of the Code.

“Compliance Certificate”: as defined in Subsection 7.2(b).

“Compliance Period”: any period commencing upon any determination by the Administrative Agent that Specified Availability on any day is less than 10.0% of Availability at such time; provided that the Administrative Agent has notified the Borrower Representative thereof. The Compliance Period shall be deemed continuing notwithstanding that Specified Availability may thereafter exceed the amount set forth in the preceding sentence unless and until for 20 consecutive days Specified Availability exceeds 10.0% of Availability at such time, in which event a Compliance Period shall no longer be deemed to be continuing.

“Concentration Account”: any concentration account maintained by any Qualified Loan Party (other than any such concentration account if (i) such concentration account is an Excluded Account or (ii) all of the funds and other assets owned by a Qualified Loan Party held in such concentration account are excluded from the Collateral pursuant to any Security Document, including Excluded Assets) into which the funds in any DDA are transferred on a periodic basis as provided for in Subsection 4.16(b). All funds in any Concentration Account shall be conclusively presumed to be Collateral and proceeds of Collateral and the Agents and the Lenders shall have no duty to inquire as to the source of the amounts on deposit in such Concentration Account, subject to the Security Documents, the ABL/Cash Flow Intercreditor Agreement, any Junior Lien Intercreditor Agreement or any Other Intercreditor Agreement.

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“Conduit Lender”: any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument delivered to the Administrative Agent (a copy of which shall be provided by the Administrative Agent to the Borrower Representative on request); provided that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations under this Agreement, including its obligation to fund a Loan if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to any provision of this Agreement, including Subsection 4.10, 4.11, 4.12 or 11.5, than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender if such designating Lender had not designated such Conduit Lender hereunder, (b) be deemed to have any Commitment or (c) be designated if such designation would otherwise increase the costs of any Facility to any Borrower.

“Confidential Information Memorandum”: that certain Confidential Information Memorandum furnished to the lenders under the Cash Flow Credit Agreement on or about March 16, 2018.

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“Consolidated EBITDA”: for any period, the Consolidated Net Income for such period, plus (w) the following to the extent deducted in calculating such Consolidated Net Income, without duplication: (i) the provision for all taxes (whether or not paid, estimated or accrued) based on income, profits or capital (including penalties and interest, if any), (ii) Consolidated Interest Expense, and to the extent not reflected in Consolidated Interest Expense, costs of surety bonds in connection with financing activities, (iii) depreciation, (iv) amortization (including but not limited to amortization of goodwill and intangibles and amortization and write-off of financing costs), (v) any non-cash charges or non-cash losses, (vi) any expenses or charges related to any equity offering, acquisition or other Investment or Indebtedness permitted by this Agreement (whether or not consummated or incurred, and including any offering or sale of Capital Stock of a Parent Entity to the extent the proceeds thereof were contributed, or if not consummated, were intended to be contributed to the equity capital of the Parent Borrower or any of its Restricted Subsidiaries), (vii) the amount of any loss attributable to non-controlling interests, (viii) all deferred financing costs written off and premiums paid in connection with any early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments, (ix) any management, monitoring, consulting and advisory fees and related expenses paid to CD&R, Golden Gate or Kenner or any of their respective Affiliates, (x) interest and investment income, (xi) the amount of loss on any Financing Disposition (as defined in the Cash Flow Credit Agreement), (xii) any costs or expenses pursuant to any management or employee stock option or other equity-related plan, program or arrangement, or other benefit plan, program or arrangement, or any equity subscription or equityholder agreement, (xiii) the amount of any pre-opening losses attributable to any newly opened location within 12 months of the opening of such location, (xiv) net out-of-pocket costs and expenses related to the acquiring of inventory of a prior supplier of a company in connection with becoming a provider to such company, (xv) any expenses incurred in connection with any plant shutdown and (xvi) the amount of any payments made pursuant to the Ply Gem Tax Receivable Agreement, plus (x) the amount of net cost savings projected by the Parent Borrower in good faith to be realized as the result of actions taken or to be taken on or prior to the Closing Date or within 18 months of the Closing Date in connection with the Transactions, or within 18 months of the initiation or consummation of any operational change, or within 18 months of the consummation of any applicable acquisition or cessation of operations (in each case, calculated on a Pro Forma Basis), net of the amount of actual benefits realized during such period from such actions; provided that (other than with respect to cost savings attributable to the Transactions and reflected in any of (i) the Sponsor’s financial model, dated as of January 24, 2018, (ii) the Quality of Earnings report of PricewaterhouseCoopers LLP related to the Atlas Acquisition, dated as of January 22, 2018, (iii) the Quality of Earnings report of PricewaterhouseCoopers LLP related to the Pisces Merger and combination with the Atrium Business, dated as of January 23, 2018, (iv) the Alvarez & Marsal Update materials related to the 2x20 Cost Reduction Initiative for the Ply Gem Business, dated as of January 25, 2018, or (v) the Confidential Information Memorandum) the aggregate amount of cost savings added pursuant to this clause (x) shall not exceed 25.0% of Consolidated EBITDA for any period of four consecutive Fiscal Quarters (calculated after giving effect to any adjustment pursuant to this clause (x) and the definition of “Pro Forma Basis” for such period), plus (y) without duplication of any item in the preceding clause (w) or (x), additions of the type reflected in any of (i) the Sponsor’s financial model, dated as of January 24, 2018, (ii) the Quality of Earnings report of PricewaterhouseCoopers LLP related to the Atlas Acquisition, dated as of January 22, 2018, (iii) the Quality of Earnings report of PricewaterhouseCoopers LLP related to the Pisces Merger and combination with the Atrium Business, dated as of January 23, 2018, or (iv) the Alvarez & Marsal Update materials related to the 2x20 Cost Reduction Initiative for the Ply Gem Business, dated as of January 25, 2018, plus (z) only with respect to determining compliance with Subsection 8.1, any Specified Equity Contribution.

“Consolidated Fixed Charge Coverage Ratio”: as of the last day of the Most Recent Four Quarter Period, the ratio of (a) (i) Consolidated EBITDA for such period minus (ii) the unfinanced portion of all Capital Expenditures (excluding any Capital Expenditure made in an amount equal to all or part of the proceeds, applied within 18 months of receipt thereof, of (x) any casualty insurance, condemnation or eminent domain or (y) any sale of assets (other than Inventory)) of the Parent Borrower and its consolidated Restricted Subsidiaries during such period, to (b) the sum, without duplication, of (i) Debt Service Charges payable in cash by the Parent Borrower and its consolidated Restricted Subsidiaries during such period plus (ii) federal, state and foreign income taxes paid in cash by the Parent Borrower and its consolidated Restricted Subsidiaries (net of refunds received) for the period of four full Fiscal Quarters ending on such date plus (iii) cash paid by the Parent Borrower during the relevant period pursuant to clauses (c) and (h) of Subsection 8.3.

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“Consolidated Interest Expense”: for any period, an amount equal to (a) interest expense (accrued and paid or payable in cash for such period, and in any event excluding any amortization or write-off of discount, premium or other financing costs) on Indebtedness of the Parent Borrower and its consolidated Restricted Subsidiaries for such period minus (b) interest income (accrued and received or receivable in cash for such period) of the Parent Borrower and its consolidated Restricted Subsidiaries for such period, in each case determined on a Consolidated basis in accordance with GAAP; provided that for purposes of calculating the Consolidated Fixed Charge Coverage Ratio for any period or portion of a period of four Fiscal Quarters ending on or prior to the first anniversary of the Closing Date, Consolidated Interest Expense shall be calculated by reference to the actual amount of Consolidated Interest Expense as disclosed in the financial statements delivered pursuant to Subsection 7.1(a) or 7.1(b) and/or compliance certificates delivered pursuant to Subsection 7.2(b) for the period from the Closing Date to the last day of the relevant Fiscal Quarter at the end of the applicable test period divided by the number of days from the Closing Date to the last day of such Fiscal Quarter and multiplied by 365 and, provided, further, that for purposes of calculating the Consolidated Fixed Charge Coverage Ratio for any period prior to delivery of financial statements pursuant to Subsection 7.1(a) or 7.1(b) for the first Fiscal Quarter following the Closing Date, Consolidated Interest Expenses shall be as determined by the Borrower Representative in good faith and certified to the Administrative Agent in a form reasonably acceptable to the Administrative Agent.

“Consolidated Net Income”: for any period, the net income (loss) of the Parent Borrower and its Restricted Subsidiaries, determined on a Consolidated basis in accordance with GAAP and before any reduction in respect of Preferred Stock dividends; provided that, without duplication, there shall not be included in such Consolidated Net Income:

(i)       any net income (loss) of any Person if such Person is not the Parent Borrower or a Restricted Subsidiary, except that the Parent Borrower’s or any Restricted Subsidiary’s net income for such period shall be increased by the aggregate amount actually dividended or distributed or that (as determined by the Parent Borrower in good faith, which determination shall be conclusive) could have been dividended or distributed by such Person during such period to the Parent Borrower or a Restricted Subsidiary as a dividend or other distribution,

(ii)       [reserved],

(iii)      (x) any gain or loss realized upon the sale, abandonment or other disposition of any asset of the Parent Borrower or any Restricted Subsidiary (including pursuant to any sale/leaseback transaction) that is not sold, abandoned or otherwise disposed of in the ordinary course of business (as determined by the Parent Borrower in good faith, which determination shall be conclusive) and (y) any gain or loss realized upon the disposal, abandonment or discontinuation of operations of the Parent Borrower or any Restricted Subsidiary,

(iv)      any extraordinary, unusual or nonrecurring gain, loss or charge (including fees, expenses and charges (or any amortization thereof) associated with the Transactions or any acquisition, merger or consolidation, whether or not completed), any severance, relocation, consolidation, closing, integration, facilities opening, business optimization, transition or restructuring costs, charges or expenses, any signing, retention or completion bonuses, and any costs associated with curtailments or modifications to pension and post-retirement employee benefit plans,

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(v)       the cumulative effect of a change in accounting principles,

(vi)       all deferred financing costs written off and premiums paid in connection with any early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments,

(vii)     any unrealized gains or losses in respect of Hedging Agreements,

(viii)     any unrealized foreign currency translation or transaction gains or losses, including in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person,

(ix)       any non-cash compensation charge arising from any grant of limited liability company interests, stock, stock options or other equity based awards,

(x)        to the extent otherwise included in Consolidated Net Income, any unrealized foreign currency translation or transaction gains or losses, including in respect of Indebtedness or other obligations of the Parent Borrower or any Restricted Subsidiary owing to the Parent Borrower or any Restricted Subsidiary,

(xi)       any non-cash charge, expense or other impact attributable to application of the purchase or recapitalization method of accounting (including the total amount of depreciation and amortization, cost of sales or other non-cash expense resulting from the write-up of assets to the extent resulting from such purchase or recapitalization accounting adjustments), non-cash charges for deferred tax valuation allowances and non-cash gains, losses, income and expenses resulting from fair value accounting required by the applicable standard under GAAP,

(xii)      any impairment charge or asset write-off, including any charge or write-off related to intangible assets, long-lived assets or investments in debt and equity securities, and any amortization of intangibles,

(xiii)     expenses related to the conversion of various employee benefit programs in connection with the Transactions, and non-cash compensation related expenses,

(xiv)     any fees and expenses (or amortization thereof), and any charges or costs, in connection with any acquisition, Investment, Asset Sale, issuance of Capital Stock, issuance, repayment or refinancing of Indebtedness, or amendment or modification of any agreement or instrument relating to any Indebtedness (in each case, whether or not completed, and including any such transaction consummated prior to the Closing Date),

(xv)      to the extent covered by insurance and actually reimbursed (or the Parent Borrower has determined that there exists reasonable evidence that such amount will be reimbursed by the insurer and such amount is not denied by the applicable insurer in writing within 180 days and is reimbursed within 365 days of the date of such evidence (with a deduction in any future calculation of Consolidated Net Income for any amount so added back to the extent not so reimbursed within such 365 day period)), any expenses with respect to liability or casualty events or business interruption,

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(xvi)     any expenses, charges and losses in the form of earn-out obligations and contingent consideration obligations (including to the extent accounted for as performance and retention bonuses, compensation or otherwise) and adjustments thereof and purchase price adjustments, in each case paid in connection with any acquisition, merger or consolidation or Investment, and

(xvii)    any expenses or reserves for liabilities to the extent that the Parent Borrower or any Restricted Subsidiary is entitled to indemnification therefor under binding agreements and is actually reimbursed (or the Parent Borrower has determined that there exists reasonable evidence that such amount will be reimbursed by the indemnifying party and such amount is not denied by the applicable indemnifying party in writing within 180 days and is reimbursed within 365 days of the date of such evidence (with a deduction in any future calculation of Consolidated Net Income for any amount so added back to the extent not so reimbursed within such 365 day period)), provided, further, that the exclusion of any item pursuant to the foregoing clauses (i) through (xvii) shall also exclude the tax impact of any such item, if applicable.

In the case of any unusual or nonrecurring gain, loss or charge (other than any unusual or nonrecurring gain, loss or charge related to the Transactions) not included in Consolidated Net Income pursuant to clause (iv) above in any determination thereof (other than a determination for purposes of Subsection 8.1), the Borrower will deliver a certificate of a Responsible Officer to the Administrative Agent promptly after the date on which Consolidated Net Income is so determined, setting forth the nature and amount of such unusual or nonrecurring gain, loss or charge.

In addition, Consolidated Net Income for any period ending on or prior to the Closing Date shall be determined based upon the net income (loss) reflected in (i) the consolidated financial statements of Ply Gem Holdings for such period and (ii) the consolidated financial statements of Atrium Corporation for such period, with pro forma effect being given to the Transactions; and each Person that is a Restricted Subsidiary upon giving effect to the Transactions shall be deemed to be a Restricted Subsidiary and the Transactions shall not constitute a sale or disposition under clause (iii) above, for purposes of such determination.

“Consolidated Tangible Assets”: as of any date of determination, the total assets less the sum of the goodwill and other intangible assets, in each case that is or would be reflected on the consolidated balance sheet of the Parent Borrower as at the end of the Most Recent Four Quarter Period, determined on a Consolidated basis in accordance with GAAP (and, in the case of any determination relating to any incurrence of Indebtedness or Liens or any Investment or any acquisition pursuant to Subsection 8.4, on a Pro Forma Basis, including any property or assets being acquired in connection therewith).

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“Consolidation”: the consolidation of the accounts of each of the Restricted Subsidiaries with those of the Parent Borrower in accordance with GAAP; provided that “Consolidation” will not include consolidation of the accounts of any Unrestricted Subsidiary, but the interest of the Parent Borrower or any Restricted Subsidiary in any Unrestricted Subsidiary will be accounted for as an investment. The term “Consolidated” has a correlative meaning. For purposes of this Agreement for periods ending on or prior to the Closing Date, references to the consolidated financial statements of the Parent Borrower shall be to (i) the consolidated financial statements of Ply Gem Holdings for such period and (ii) the consolidated financial statements of Atrium Corporation for such period, with pro forma effect being given to the Transactions (with Subsidiaries that comprise the Ply Gem Business or the Atrium Business that are Subsidiaries of the Parent Borrower after giving effect to the Transactions being deemed Subsidiaries of the Parent Borrower), as the context may require.

“Contingent Obligation”: with respect to any Person, any obligation of such Person guaranteeing any obligation that does not constitute Indebtedness (a “primary obligation”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (1) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (2) to advance or supply funds (a) for the purchase or payment of any such primary obligation, or (b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or (3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Contractual Obligation”: as to any Person, any provision of any material security issued by such Person or of any material agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Core Concentration Accounts”: as defined in Subsection 4.16(c).

“Covered Liability”: as defined in Subsection 11.23.

“Credit Agreement Refinancing Indebtedness”: any secured Indebtedness incurred or otherwise obtained by the Borrowers under and in accordance with the terms of this Agreement in the form of revolving commitments or term loans in exchange for, or to extend, renew, replace or refinance, in whole or part, existing ABL Term Loans, outstanding Revolving Credit Loans or Commitments hereunder (including any successive Credit Agreement Refinancing Indebtedness obtained pursuant to a prior Refinancing Amendment) (“Refinanced Debt”); provided that:

(a)       such Refinanced Debt shall be repaid and the commitments with respect thereto terminated and all accrued interest, fees and premiums (if any) in connection therewith shall be paid, on the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained; provided that to the extent that such Refinanced Debt consists, in whole or in part, of Commitments or Other Revolving Credit Commitments (or Revolving Credit Loans, Other Revolving Credit Loans or Swingline Loans incurred pursuant to any Commitments or Other Revolving Credit Commitments), such Commitments or Other Revolving Credit Commitments, as applicable, shall be terminated, the proceeds of such Credit Agreement Refinancing Indebtedness shall be applied to the prepayment of outstanding ABL Term Loans, outstanding Revolving Credit Loans, or reduction of Commitments in respect of the Revolving Credit Facility being so refinanced on a pro rata basis within each Tranche being refinanced and all accrued fees in connection therewith shall be paid, on the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained; and

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(b)       such Indebtedness (including, if such Indebtedness includes any Other Revolving Credit Commitments, the unused portion of such Other Revolving Credit Commitments) shall:

(i)        be governed by the terms of this Agreement (as amended by any Refinancing Amendment) and the other Loan Documents and no other loan agreement, note purchase agreement or other similar agreement and the Lenders with respect to such Indebtedness shall execute an assumption agreement, reasonably satisfactory to the Administrative Agent, pursuant to which such Lenders agree to be bound by the terms of this Agreement as Lenders; provided that the terms and conditions of such Indebtedness (as amended by such Refinancing Amendment but excluding pricing and optional prepayment or redemption terms) shall be substantially similar to, or (taken as a whole) not more favorable to the investors providing such Indebtedness than the terms and conditions of the applicable Refinanced Debt as reasonably determined by the Borrower Representative in good faith (which determination shall be conclusive) (except with respect to any terms (including covenants) and conditions contained in such Indebtedness that are applicable only after the then Termination Date); provided, further, that the terms and conditions applicable to such Indebtedness may provide for any additional or different financial or other covenants or other provisions that are agreed between the Borrower Representative and the applicable Lenders and applicable only during periods after the Termination Date that is in effect on the date such Credit Agreement Refinancing Indebtedness is incurred or obtained,

(ii)        be in an original aggregate principal amount not greater than the aggregate principal amount of the Refinanced Debt except by any amount equal to unpaid accrued interest and premium (including applicable prepayment penalties) thereon plus underwriting discounts, original issue discount, commissions, fees and other costs and expenses incurred in connection therewith (and, in the case of Refinanced Debt consisting, in whole or in part, of unused Commitments or Other Revolving Credit Commitments, the amount thereof),

(iii)       not mature or have scheduled amortization or commitment reductions, as applicable, sooner or greater than the same under such Refinanced Debt and not be subject to mandatory redemption, repurchase, prepayment or sinking fund obligation (except customary prepayments with respect to lender exposure or outstandings exceeding commitments or the borrowing base and customary asset sale or change of control provisions), in each case prior to the Termination Date,

(iv)       only be secured by assets consisting of Collateral on a pari passu basis (but without regard to the control of remedies) with the Obligations and not be secured by any property or assets of Holdings, the Borrowers or any Restricted Subsidiary other than the Collateral; provided that such Obligations (including the Credit Agreement Refinancing Indebtedness) shall be secured by the Security Documents and the Lenders with respect to such Credit Agreement Refinancing Indebtedness shall have authorized the Collateral Agent to act as their Agent to take any action with respect to any applicable Collateral or Security Documents which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Security Documents,

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(v)        rank pari passu in right of payment and of security with the Refinanced Debt (including being entitled to the benefits of the same place in the waterfall as the Refinanced Debt) and at any time that a Default or an Event of Default exists, all prepayments of Other ABL Term Loans and Other Revolving Credit Loans (other than in respect of any applicable FILO Tranche) shall be made on a pro rata basis,

(vi)       be part of, and count against, the Borrowing Base on the same basis as the Refinanced Debt, and

(vii)      not refinance the commitments in respect of any applicable FILO Tranche unless (1) the Loans comprising such FILO Tranche are the only Loans outstanding and (2) the Commitments for the Revolving Credit Facility (excluding such FILO Tranche) have been terminated.

“Credit Card Agreements”: all agreements now or hereafter entered into by any Qualified Loan Party for the benefit of a Qualified Loan Party, in each case with any Credit Card Issuer or any Credit Card Processor, as the same now exist or may hereafter be amended, restated, modified, supplemented, extended, renewed, restated or replaced.

“Credit Card Issuer”: any of the credit card issuers listed on Schedule 1.1(b), and any other credit card issuer reasonably acceptable to the Administrative Agent.

“Credit Card Notification”: collectively, the notices to Credit Card Issuers or Credit Card Processors who are parties to Credit Card Agreements, which Credit Card Notifications shall require the ACH or wire transfer no less frequently than each Business Day (and whether or not there are then any outstanding Obligations) of all payments due from Credit Card Processors to (i) a DDA, (ii) a Concentration Account, or (iii) any other deposit account in the United States with respect to which a control agreement is in place between the applicable Qualified Loan Party, the applicable depositary institution and the Administrative Agent or the Collateral Agent (or over which any such Agent has “control” whether or not pursuant to a control agreement).

“Credit Card Processor”: any of the credit card processors or clearinghouses listed on Schedule 1.1(c), and any other credit card processor or clearinghouse reasonably acceptable to the Administrative Agent.

“Credit Card Receivables”: collectively, (a) all present and future rights of the Qualified Loan Parties to payment from any Credit Card Issuer, Credit Card Processor or other third party arising from sales of goods or rendition of services to customers who have purchased such goods or services using a credit or debit card and (b) all present and future rights of the Qualified Loan Parties to payment from any Credit Card Issuer, Credit Card Processor or other third party in connection with the sale or transfer of Accounts arising pursuant to the sale of goods or rendition of services to customers who have purchased such goods or services using a credit card or a debit card, including, but not limited to, all amounts at any time due or to become due from any Credit Card Issuer or Credit Card Processor under the Credit Card Agreements or otherwise, in each case above calculated net of prevailing interchange charges and net of billing for interest, fees or late charges.

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“Cure Amount”: as defined in Subsection 9.3(a).

“Cured Default”: as defined in Subsection 1.2(b).

“Currency Agreement”: in respect of a Person, any foreign exchange contract, currency swap agreement or other similar agreement or arrangements (including derivative agreements or arrangements), as to which such Person is a party or a beneficiary.

“Customary Permitted Liens”: (a) Liens for taxes, assessments and similar charges or claims that are not yet delinquent or the nonpayment of which in the aggregate would not reasonably be expected to have a Material Adverse Effect, or which are being contested in good faith by appropriate proceedings and adequate reserves with respect thereto are maintained on the books of the Parent Borrower or its Restricted Subsidiaries, as the case may be, in conformity with GAAP;

(b)       Liens with respect to outstanding motor vehicle fines, liens of landlords or of mortgagees of landlords arising by statute and liens of suppliers, mechanics, carriers, materialmen, warehousemen or workmen and other liens imposed by law created in the ordinary course of business for amounts not known to be overdue for a period of more than 60 days or that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained to the extent required by GAAP;

(c)       deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security benefits or other insurance related obligations (including pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements);

(d)       encumbrances arising by reason of zoning restrictions, easements, licenses, reservations, covenants, rights-of-way, utility easements, building restrictions and other similar encumbrances on the use of real property not materially detracting from the value of such real property or not materially interfering with the ordinary conduct of the business conducted and proposed to be conducted at such real property;

(e)       encumbrances arising under leases or subleases, licenses or sublicenses, or occupancy agreements with respect to real property, whether or not of record and whether now in existence or hereafter entered into, that do not, in the aggregate over all such encumbrances, materially detract from the value of such real property or interfere with the ordinary conduct of the business conducted and proposed to be conducted at such real property;

(f)        financing statements with respect to a lessor’s rights in and to personal property leased to such Person in the ordinary course of such Person’s business;

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(g)       Liens, pledges or deposits securing the performance of (x) bids, contracts (other than for borrowed money), obligations for utilities, leases and statutory or regulatory obligations, or (y) performance, bid, surety, appeal, judgment, replevin and similar bonds, other surety arrangements, and other similar obligations, all in, or relating to liabilities or obligations incurred in, the ordinary course of business;

(h)       Liens arising by reason of any judgment, decree or order of any court or other Governmental Authority, unless the judgment, decree or order it secures has not, within 30 days after entry of such judgment, been discharged or execution stayed pending appeal, or has not been discharged within 30 days after the expiration of any such stay;

(i)        Liens existing on assets or properties at the time of the acquisition thereof by the Parent Borrower or any of its Restricted Subsidiaries which do not materially interfere with the use, occupancy, operation and maintenance of structures existing on the property subject thereto or extend to or cover any assets or properties of the Parent Borrower or such Restricted Subsidiary other than the assets or property being acquired;

(j)        Liens on goods in favor of customs and revenue authorities arising as a matter of law to secure customs duties in connection with the importation of such goods; and

(k)       undetermined or inchoate Liens and charges arising or potentially arising under statutory provisions which have not at the time been filed or registered in accordance with applicable law or of which written notice has not been duly given in accordance with applicable law or which although filed or registered, relate to obligations not due or delinquent, including without limitation statutory Liens incurred, or pledges or deposits made, under worker’s compensation, employment insurance and other social security legislation.

“DDA”: any checking or other demand deposit bank account maintained by any Qualified Loan Party (other than any such checking or other demand deposit account if (i) such checking or other demand deposit account is an Excluded Account or (ii) all of the funds and other assets owned by a Qualified Loan Party held in such checking or other demand deposit account are excluded from the Collateral pursuant to any Security Document, including Excluded Assets) into which the proceeds of ABL Priority Collateral are deposited or are expected to be deposited. All funds in any DDA shall be conclusively presumed to be Collateral and proceeds of Collateral and the Agents and the Lenders shall have no duty to inquire as to the source of the amounts on deposit in such DDA, subject to the Security Documents, the ABL/Cash Flow Intercreditor Agreement or any applicable Other Intercreditor Agreement.

“Debt Financing”: the debt financing transactions contemplated under (a) the Loan Documents, (b) the Cash Flow Documents and (c) the Senior Notes Documents, in each case including any Interest Rate Agreements related thereto.

“Debt Obligations”: means, with respect to any Indebtedness, any principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, other monetary obligations of any nature and all other amounts payable thereunder or in respect thereof.

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“Debt Service Charges”: for any period, the sum of (a) Consolidated Interest Expense plus (b) scheduled principal payments required to be made (after giving effect to any prepayments paid in cash that reduce the amount of such required payments) on account of Indebtedness of the Parent Borrower and its consolidated Restricted Subsidiaries of the type permitted by Subsections 8.13(a), 8.13(c) and (to the extent relating to any renewal, extension, refinancing or refunding of the foregoing) 8.13(i)(ii) hereof, including the full amount of any non-recourse Indebtedness (excluding the obligations hereunder, payments to reimburse any drawings under any commercial letters of credit, and any payments on Indebtedness required to be made on the final maturity date thereof, but including any obligations in respect of Financing Leases) for such period, plus (c) scheduled mandatory payments on account of Disqualified Capital Stock of the Parent Borrower and its consolidated Restricted Subsidiaries (whether in the nature of dividends, redemption, repurchase or otherwise) required to be made during such period, in each case determined on a consolidated basis in accordance with GAAP.

“Default”: any of the events specified in Subsection 9.1, whether or not any requirement for the giving of notice (other than, in the case of Subsection 9.1(e), a Default Notice), the lapse of time, or both, or any other condition specified in Subsection 9.1, has been satisfied.

“Default Notice”: as defined in Subsection 9.1(e).

“Defaulting Lender”: subject to Subsection 4.15(g), any Lender or Agent whose circumstances, acts or failure to act, whether directly or indirectly, cause it to meet any part of the definition of “Lender Default”.

“Deposit Account”: any deposit account (as such term is defined in Article 9 of the UCC) or to the extent governed by the PPSA, any account that is a checking or other form of deposit account.

“Designated Cash Management Agreements”: Bank Products Agreements with any Cash Management Party that are (i) secured by Liens on ABL Priority Collateral pursuant to the Security Documents, and (ii) have been designated as a “Designated Cash Management Agreement” by the Borrower Representative to the Administrative Agent in accordance with Subsection 11.22; provided that each Bank Products Agreement listed on Schedule 1.1(h) shall be deemed a “Designated Cash Management Agreement” on the Closing Date.

“Designated Cash Management Reserves”: such reserves as may be established or modified by the Administrative Agent in accordance with Subsection 11.22 with respect to anticipated monetary obligations under Designated Cash Management Agreements owing to any Cash Management Party in the amount specified by the Borrower Representative in writing to the Administrative Agent in a notice delivered pursuant to Subsection 11.22, which amount shall, subject to the restrictions set forth in Subsection 11.22, be increased or decreased with respect to any existing Designated Cash Management Agreement at any time upon further written notice from the Borrower Representative to the Administrative Agent in accordance with the last sentence of Subsection 11.22.

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“Designated Foreign Currency”: Canadian Dollars, Euro, Sterling or any other freely available currency reasonably requested by the Borrower Representative and acceptable to the Administrative Agent, any applicable Issuing Lender and each Revolving Credit Lender.

“Designated Hedging Agreements”: Hedging Agreements or other Permitted Hedging Arrangements with any Hedging Party that (i) are secured by Liens on ABL Priority Collateral pursuant to the Security Documents and (ii) have been designated as a “Designated Hedging Agreement” by the Borrower Representative to the Administrative Agent in accordance with Subsection 11.22; provided that each Hedging Agreement or other Permitted Hedging Arrangement listed on Schedule 1.1(i) shall be deemed a “Designated Hedging Agreement” on the Closing Date.

“Designated Hedging Reserves”: such reserves as may be established or modified by the Administrative Agent in accordance with Subsection 11.22 with respect to anticipated monetary obligations under Designated Hedging Agreements owing to any Hedging Party in the amount specified by the Borrower Representative in writing to the Administrative Agent in a notice delivered pursuant to Subsection 11.22, which amount shall, subject to the restrictions set forth in Subsection 11.22, be increased or decreased with respect to any existing Designated Hedging Agreement at any time upon further written notice from the Borrower Representative to the Administrative Agent in accordance with the last sentence of Subsection 11.22.

“Designated Noncash Consideration”: non-cash consideration received by the Parent Borrower or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to a certificate of a Responsible Officer of the Borrower Representative, setting forth the basis of such valuation.

“Designation Date”: as defined in Subsection 2.8(e).

“Discharge”: as defined in the definition of “Pro Forma Basis” or “Pro Forma Compliance” in this Subsection 1.1.

“Disinterested Director”: as defined in Subsection 8.11.

“Disposition”: as defined in the definition of “Asset Sale” in this Subsection 1.1.

“Disqualified Capital Stock”: with respect to any Person, any Capital Stock (other than Management Stock) that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), or upon the happening of any event (other than following the occurrence of a Change of Control or other similar event described under such terms as a “change of control” or an Asset Sale or other disposition), (a) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (b) is convertible or exchangeable for Indebtedness or Disqualified Capital Stock or (c) is redeemable at the option of the holder thereof (other than following the occurrence of a Change of Control or other similar event described under such terms as a “change of control” or an Asset Sale or other disposition), in whole or in part, in each case on or prior to the Termination Date; provided that Capital Stock issued to any employee benefit plan, or by any such plan to any employees of the Parent Borrower or any Subsidiary, shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased or otherwise acquired or retired in order to satisfy applicable statutory or regulatory obligations.

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“Disqualified Lender”: (i) any competitor of the Parent Borrower and its Restricted Subsidiaries that is in the same or a similar line of business as the Parent Borrower and its Restricted Subsidiaries or any affiliate of such competitor and (ii) any other Persons designated in writing by the Parent Borrower or CD&R to the Administrative Agent on or prior to January 31, 2018.

“Dollars” and “$”: dollars in lawful currency of the United States of America.

“Dollar Equivalent”: at any time, (a) with respect to any amount denominated in Dollars, such amount, (b) with respect to any amount denominated in Euro, the equivalent amount thereof in Dollars as determined by the Administrative Agent on the basis of the Spot Rate of Exchange (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with Euro, (c) with respect to any amount denominated in Canadian Dollars, the equivalent amount thereof in Dollars as determined by the Administrative Agent on the basis of the Spot Rate of Exchange (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with Canadian Dollars, (d) with respect to any amount denominated in Sterling, the equivalent amount thereof in Dollars as determined by the Administrative Agent on the basis of the Spot Rate of Exchange (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with Sterling and (e) with respect to any amount denominated in any other Designated Foreign Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent on the basis of the Spot Rate of Exchange (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Designated Foreign Currency.

“Domestic Subsidiary”: any Restricted Subsidiary of the Parent Borrower other than a Foreign Subsidiary.

“Dominion Event”: a period (a) commencing on the date on which either (x) a Specified Default has occurred and has been continuing or (y) the Specified Availability has been less than 10.0% of Availability at such time, in the case of each of (x) and (y) above for a period of five consecutive Business Days; provided that the Administrative Agent has notified the Borrower Representative thereof and (b) ending on the first date thereafter on which both (x) no Specified Default has existed or been continuing at any time and (y) the Specified Availability shall have been not less than 10.0% of Availability at any time, in each case for a period of 20 consecutive calendar days.

“EEA Financial Institution”: (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition and is subject to the supervision of an EEA Resolution Authority, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision of an EEA Resolution Authority with its parent.

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“EEA Member Country”: any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority”: any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Accounts”: those Accounts created by each of the Qualified Loan Parties in the ordinary course of its business, that arise out of its sale, lease or rental of goods or rendition of services, that comply in all material respects with each of the representations and warranties respecting Eligible Accounts made in the Loan Documents, and that are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below. In determining the amount to be included, Eligible Accounts shall be calculated net of customer deposits, unapplied cash and sales tax. Eligible Accounts shall not include the following:

(a)       Accounts which remain unpaid more than 90 days after the original invoice date therefor; provided that, notwithstanding the foregoing, up to the Dollar Equivalent of $10,000,000 of Accounts shall not be deemed ineligible under this clause (a) until such Accounts remain unpaid more than 120 days of the original invoice date;

(b)       Accounts owed by an Account Debtor (or its Affiliates) where 50.0% or more of the total amount of all Accounts owed by that Account Debtor (or its Affiliates) are deemed ineligible under clause (a) above;

(c)       Accounts with respect to which the Account Debtor is (i) an Affiliate of a Qualified Loan Party or (ii) an employee or agent of a Qualified Loan Party; provided that Accounts of a portfolio company of any of the CD&R Investors or their respective Affiliates or an employee or agent thereof shall not be excluded by virtue of this clause (c);

(d)       Accounts arising in a transaction wherein goods are placed on consignment and the consigned goods relating to such Account have not yet been sold by the consignee, or Accounts arising in a transaction wherein goods are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, a bill and hold (to the extent it remains unpaid), or any other terms by reason of which the payment by an Account Debtor may be conditional (other than, for the avoidance of doubt, a rental or lease basis);

(e)       Accounts that are not payable in Dollars or Canadian Dollars;

(f)       Accounts with respect to which the Account Debtor is a Person other than a Governmental Authority unless: (i) the Account Debtor either (A) maintains its Chief Executive Office in the United States or Canada, (B) is organized under the laws of the United States, or any state or subdivision thereof, or Canada, or any province or territory thereof, (C) is a natural person with a billing address in the United States or Canada or (D) is a Person that does not satisfy the requirements of preceding clauses (A), (B) or (C), so long as (x) reasonable details of any such Person are included in the relevant Borrowing Base Certificate and (y) the aggregate amount of Accounts that are Eligible Accounts due to the operation of this clause (D) shall not at any time exceed Dollar Equivalent of $1,000,000; or (ii) (A) the Account is supported by an irrevocable letter of credit satisfactory to the Administrative Agent, in its Permitted Discretion (as to form, substance, and issuer or domestic confirming bank), that has been delivered to the Administrative Agent and is directly drawable by the Administrative Agent, or (B) the Account is covered by credit insurance in form, substance, and amount, and by an insurer, satisfactory to the Administrative Agent, in its Permitted Discretion;

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(g)       Accounts with respect to which the Account Debtor is the government of any foreign country or sovereign state other than the United States or Canada, or of any state, province, territory, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof, unless (i) the Account is supported by an irrevocable letter of credit satisfactory to the Administrative Agent, in its Permitted Discretion (as to form, substance, and issuer or domestic confirming bank), that has been delivered to the Administrative Agent and is directly drawable by the Administrative Agent, or (ii) the Account is covered by credit insurance in form, substance, and amount, and by an insurer, satisfactory to the Administrative Agent, in its Permitted Discretion;

(h)       Accounts with respect to which the Account Debtor is the federal government of the United States or Canada or any department, agency or instrumentality of the United States or Canada (exclusive, however, of Accounts with respect to which a Qualified Loan Party has complied, to the reasonable satisfaction of the Administrative Agent, with the Assignment of Claims Act, 31 USC § 3727, the Financial Administration Act (Canada) or the Financial Administration Act (Alberta), as applicable);

(i)        Accounts with respect to which the Account Debtor is a creditor of any Qualified Loan Party, has or has asserted a right of setoff, or has disputed its obligation to pay all or any portion of the Account, to the extent (including with respect to rebates) of such claim, right of setoff, or dispute; provided that (i) Accounts with respect to which the Account Debtor is a creditor of any Qualified Loan Party, has or has asserted a right of setoff, or has disputed its obligation to pay all or any portion of the Account, shall not be excluded by virtue of this clause (i) if the Borrower Representative delivers to the Administrative Agent a “no off-set” letter with respect to such Accounts in form and substance reasonably satisfactory to the Administrative Agent and (ii) the requirement for obtaining a “no off-set” letter set forth in the immediately preceding clause (i) shall be waived for the first 90 days following the delivery of the Initial Borrowing Base Certificate (or such longer period as may be agreed by the Administrative Agent in its sole discretion);

(j)        Accounts with respect to an Account Debtor whose total obligations owing to the Parent Borrower or any Subsidiary of the Parent Borrower exceed 25.0% (which amount may be increased to 30.0% in the case of (x) not more than one Account Debtor (which Account Debtor shall have at such time a corporate credit rating from S&P and Moody’s that is not less than investment-grade and which shall be specified in the applicable Borrowing Base Certificate) and (y) not more than one other Account Debtor disclosed to and reasonably acceptable to the Administrative Agent) to the extent of the obligations owing by such Account Debtor in excess of such percentages; provided, however, that the amount of Eligible Accounts that are excluded because they exceed the foregoing percentages shall be determined by the Administrative Agent based on all of the otherwise Eligible Accounts prior to giving effect to any eliminations based upon the foregoing concentration limit;

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(k)       Accounts with respect to which the Account Debtor is subject to an insolvency proceeding, has gone out of business, or as to which any Borrower has received notice of an imminent insolvency proceeding unless (x) such Account is supported by a letter of credit satisfactory to the Administrative Agent, in its Permitted Discretion (as to form, substance, and issuer or domestic confirming bank), that has been delivered to the Administrative Agent and is directly drawable by the Administrative Agent or (y) such Account Debtor has received debtor-in-possession financing sufficient as determined by the Administrative Agent in its Permitted Discretion to finance its ongoing business activities;

(l)        Accounts that are not subject to a valid and perfected first priority Lien in favor of the Collateral Agent pursuant to the relevant Security Document (as and to the extent provided therein);

(m)       Accounts with respect to which (i) the goods giving rise to such Account have not been shipped and billed to the Account Debtor, or (ii) the services giving rise to such Account have not been performed and billed to the Account Debtor;

(n)       Accounts that represent the right to receive progress payments or other advance billings that are due prior to the completion of performance by a Borrower of the subject contract for goods or services (other than customary maintenance contracts);

(o)       Accounts owned by any Immaterial Subsidiary that is a Qualified Loan Party subject to any case, action or proceeding of the type that would constitute an Event of Default under Subsection 9.1(f) hereof if such Loan Party were a Material Subsidiary unless (x) such Account is supported by a letter of credit satisfactory to the Administrative Agent, in its Permitted Discretion (as to form, substance, and issuer or domestic confirming bank), that has been delivered to the Administrative Agent and is directly drawable by the Administrative Agent or (y) such Immaterial Subsidiary has received debtor-in-possession financing sufficient as determined by the Administrative Agent in its Permitted Discretion to finance its ongoing business activities;

(p)       Credit Card Receivables;

(q)       any short pay Account with respect to which a partial payment of such Account has been made by the respective Account Debtor; provided that to the extent such Account consists of multiple separate line items, only the line items that have been partially paid shall be excluded; and

(r)       Accounts to the extent representing service or finance charges or late fees.

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Notwithstanding the foregoing, the Administrative Agent may, from time to time, in the exercise of its Permitted Discretion, on not less than 10 Business Days’ prior notice to the Borrower Representative, change the criteria for Eligible Accounts as reflected on the Borrowing Base Certificate based on either (i) an event, condition or other circumstance arising after the delivery of the Initial Borrowing Base Certificate, or (ii) an event, condition or other circumstance existing at the time of delivery of the Initial Borrowing Base Certificate to the extent the Administrative Agent had no knowledge thereof on or prior to the delivery of the Initial Borrowing Base Certificate, in either case under clause (i) or (ii), which adversely affects, or would reasonably be expected to adversely affect, Eligible Accounts in any material respect as determined by the Administrative Agent in the exercise of its Permitted Discretion. Any such change in criteria shall have a reasonable relationship to the event, condition or other circumstance that is the basis for such change. Upon delivery of the notice of such change pursuant to the foregoing sentence, the Administrative Agent shall be available to discuss the proposed change, and the applicable Borrower may take such action as may be required so that the event, condition or circumstance that is the basis for such change no longer exists, in a manner and to the extent reasonably satisfactory to the Administrative Agent in the exercise of its Permitted Discretion. Any Accounts of the Qualified Loan Parties that are not Eligible Accounts shall nevertheless be part of the Collateral as and to the extent provided in the Security Documents.

“Eligible Canadian Accounts”: the Eligible Accounts owned by the Canadian Loan Parties.

“Eligible Canadian Credit Card Receivables”: the Eligible Credit Card Receivables owned by the Canadian Loan Parties.

“Eligible Canadian Inventory”: the Eligible Inventory owned by the Canadian Loan Parties.

“Eligible Credit Card Receivables”: all Credit Card Receivables of the Qualified Loan Parties that comply in all material respects with each of the representations and warranties respecting Eligible Credit Card Receivables made in the Loan Documents which satisfy the criteria set forth below:

(a)       such Credit Card Receivables arise from the actual and bona fide sale and delivery of goods or rendition of services by such Qualified Loan Party in the ordinary course of the business of such Qualified Loan Party;

(b)       such Credit Card Receivables are not past due (beyond any stated applicable grace period, if any, therefor) pursuant to the terms set forth in the Credit Card Agreements with the Credit Card Issuer or Credit Card Processor of the credit card or debit card used in the purchase which give rise to such Credit Card Receivables;

(c)       such Credit Card Receivables are not unpaid more than five Business Days after the date of the sale of Inventory giving rise to such Credit Card Receivables;

(d)       the Credit Card Issuer or Credit Card Processor obligated in respect of such Credit Card Receivable has not failed to remit any monthly payment in respect of such Credit Card Receivable;

(e)       the Credit Card Issuer or Credit Card Processor with respect to such Credit Card Receivables has not asserted a counterclaim, defense or dispute against such Credit Card Receivables (other than customary set-offs to fees and chargebacks consistent with the practices of such Credit Card Issuer or Credit Card Processor with such Person from time to time), but the portion of the Credit Card Receivables owing by such Credit Card Issuer or Credit Card Processor in excess of the amount owing by such Person to such Credit Card Issuer or Credit Card Processor pursuant to such fees and chargebacks shall be deemed Eligible Credit Card Receivables;

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(f)        the Credit Card Issuer or Credit Card Processor with respect to such Credit Card Receivables has not set off against amounts otherwise payable by such Credit Card Issuer or Credit Card Processor to such Person for the purpose of establishing a reserve or collateral for obligations of such Person to such Credit Card Issuer or Credit Card Processor (other than customary set-offs and chargebacks consistent with the practices of such Credit Card Issuer or Credit Card Processor from time to time) but the portion of the Credit Card Receivables owing by such Credit Card Issuer or Credit Card Processor in excess of the set-off amounts shall be deemed Eligible Credit Card Receivables;

(g)       such Credit Card Receivables (x) are owned by a Qualified Loan Party and such Qualified Loan Party has a good title to such Credit Card Receivables, (y) are subject to a valid and perfected first priority Lien in favor of the Collateral Agent pursuant to the relevant Security Document (as and to the extent provided therein), and (z) are not subject to any other Lien (other than Liens permitted hereunder pursuant to clauses (a), (c) (with respect to clauses (a), (b) and (h) of the definition of “Customary Permitted Liens”), (e) (with respect to clauses (a) and (q) of Subsection 8.14), (h) and (q) of Subsection 8.14) (the foregoing clauses (y) and (z) (other than in respect of clause (a) of Subsection 8.14) not being intended to limit the ability of the Administrative Agent to change, establish or eliminate any Availability Reserves in its Permitted Discretion on account of any such permitted Liens);

(h)        the Credit Card Issuer or Credit Card Processor with respect to such Credit Card Receivables is not subject to an event of the type described in Subsection 9.1(f);

(i)         no event of default has occurred under the Credit Card Agreement of such Qualified Loan Party with the Credit Card Issuer or Credit Card Processor who has issued the credit card or debit card or handles payments under the credit card or debit card used in the sale which gave rise to such Credit Card Receivables which event of default gives such Credit Card Issuer or Credit Card Processor the right to cease or suspend payments to such Qualified Loan Party;

(j)         the customer using the credit card or debit card giving rise to such Credit Card Receivable shall not have returned the merchandise purchased giving rise to such Credit Card Receivable;

(k)        to the extent required by Subsection 4.16(b), the Credit Card Receivables are subject to Credit Card Notifications;

(l)         the Credit Card Processor is organized and has its principal offices or assets within the United States (in the case of Credit Card Receivables of a U.S. Qualified Loan Party) or Canada (in the case of Credit Card Receivables of a Canadian Qualified Loan Party) or is otherwise acceptable to the Administrative Agent in its Permitted Discretion;

(m)       such Credit Card Receivables are not evidenced by chattel paper or an instrument of any kind, and have not been reduced to judgment;

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(n)        in the case of a Credit Card Receivable due from a Credit Card Processor, the Administrative Agent has not notified the Borrower Representative that the Administrative Agent has determined in its Permitted Discretion that such Credit Card Receivable is unlikely to be collected; and

(o)       such Credit Card Receivables are payable in Dollars or Canadian Dollars.

Any Credit Card Receivables which are not Eligible Credit Card Receivables shall nevertheless be part of the Collateral as and to the extent provided in the Security Documents.

“Eligible Inventory”: all Inventory of the Qualified Loan Parties, except for any Inventory:

(a)        that is damaged or unfit for sale;

(b)        that is not of a type held for sale by any of the Qualified Loan Parties in the ordinary course of business as is being conducted by each such party;

(c)        that is not subject to a valid and perfected first priority Lien in favor of the Collateral Agent, as applicable, pursuant to a Security Document (as and to the extent provided therein (it being agreed that in no event shall any Excluded Assets be deemed to be Eligible Inventory hereunder));

(d)        that is not owned by any of the Qualified Loan Parties;

(e)        that is not located on, or in transit between, premises owned or leased by any of the Qualified Loan Parties, or that is stored with a bailee, warehouseman, processor or similar Person, unless (i) the Administrative Agent has given its prior consent thereto, (ii) a collateral access agreement, substantially in the form attached hereto as Exhibit M or in form or substance otherwise reasonably satisfactory to the Administrative Agent (each, a “Collateral Access Agreement”), is in effect; or (iii) Availability Reserves with respect to such premises or storage arrangements reasonably satisfactory to the Administrative Agent in its Permitted Discretion, but in no event to exceed the aggregate of two months’ rent, licensing fee or similar amount with respect to each such location, have been established with respect thereto; provided that Inventory that is not located on, or in transit between, premises owned or leased by any of the Qualified Loan Parties, or that is stored with a bailee, warehouseman, processor or similar Person, shall not be excluded by virtue of this clause (e) to the extent such Inventory has an aggregate book value of less than 3.0% of the Borrowing Base as then in effect (based on the Borrowing Base Certificate last delivered); provided further that the requirement for Availability Reserves set forth in this clause (e)(iii) shall be waived for the first 90 days following the delivery of the Initial Borrowing Base Certificate (or such longer period as may be agreed by the Administrative Agent in its sole discretion) and Inventory that is not located on, or in transit between, premises owned or leased by any of the Qualified Loan Parties, or that is stored with a bailee, warehouseman, processor or similar Person shall not be excluded from the definition of “Eligible Inventory” by virtue of this clause (e) during such period;

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(f)        that is placed on consignment; provided that Inventory placed on consignment by a Qualified Loan Party shall not be excluded by virtue of this clause (f) to the extent that (i) such Qualified Loan Party has a perfected purchase money security interest in such consigned Inventory and such security interest is assigned to the Collateral Agent and (ii) such consigned Inventory is segregated at the consignee’s location; provided further that (x) the condition set forth in clause (i) of the preceding proviso shall not be required to be satisfied with respect to inventory not in excess of the Dollar Equivalent of $1,000,000 in the aggregate and (y) the conditions set forth in both clauses (i) and (ii) of the first proviso of this clause (f) shall be waived for the first 90 days following the delivery of the Initial Borrowing Base Certificate (or such longer period as may be agreed by the Administrative Agent in its sole discretion) and any Inventory placed on consignment by a Qualified Loan Party shall not be excluded from the definition of “Eligible Inventory” by virtue of this clause (f) during such period;

(g)       that consists of display items, samples or packing or shipping materials, packaging, manufacturing supplies or replacement or spare parts not considered for sale in the ordinary course of business;

(h)       that consists of goods which have been returned by the buyer, other than goods that are undamaged or that are resaleable in the normal course of business, and other than any other returned goods which are deemed saleable following an appraisal of goods, including inventory appraisals conducted from time to time hereunder in accordance with the terms of this Agreement;

(i)        that does not comply in all material respects with each of the representations and warranties respecting Eligible Inventory made in the Loan Documents;

(j)        that consists of Materials of Environmental Concern that can be transported or sold only with licenses that are not readily available;

(k)        that is covered by negotiable document of title, unless such document has been delivered to the Administrative Agent;

(l)         that is paid bill and hold Inventory;

(m)       (A) in the case of Inventory of a U.S. Qualified Loan Party, that is located outside the United States of America (it being understood that, for purposes of this clause (m)(A), “United States of America” includes Puerto Rico and all other territories and possessions of the United States or Canada) and (B) in the case of Inventory of a Canadian Qualified Loan Party, that is located outside of Canada;

(n)        that is owned by any Immaterial Subsidiary that is a Qualified Loan Party subject to any case, action or proceeding of the type that would constitute an Event of Default under Subsection 9.1(f) hereof if such Qualified Loan Party were a Material Subsidiary unless such Immaterial Subsidiary has received debtor-in-possession financing sufficient as determined by the Administrative Agent in its Permitted Discretion to finance its ongoing business activities;

(o)        that is excess, obsolete, unsalable, seconds, damaged or unfit for sale; and

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(p)        that is in transit, other than Inventory that is in transit between premises owned or leased by any of the Qualified Loan Parties, in an aggregate amount not exceeding the Dollar Equivalent of $10,000,000 (or such greater amount as the Administrative Agent may permit in its Permitted Discretion).

Notwithstanding the foregoing, the Administrative Agent may, from time to time, in the exercise of its Permitted Discretion, on not less than 10 Business Days’ prior notice to the Borrower Representative, change the criteria for Eligible Inventory as reflected on the Borrowing Base Certificate based on either (i) an event, condition or other circumstance arising after the delivery of the Initial Borrowing Base Certificate, or (ii) an event, condition or other circumstance existing at the time of delivery of the Initial Borrowing Base Certificate to the extent the Administrative Agent had no knowledge thereof on or prior to the delivery of the Initial Borrowing Base Certificate, in either case under clause (i) or (ii), which adversely affects, or would reasonably be expected to adversely affect, Eligible Inventory in any material respect as determined by the Administrative Agent in the exercise of its Permitted Discretion. Any such change in criteria shall have a reasonable relationship to the event, condition or other circumstance that is the basis for such change. Upon delivery of the notice of such change pursuant to the foregoing sentence, the Administrative Agent shall be available to discuss the proposed change, and the applicable Qualified Loan Party may take such action as may be required so that the event, condition or circumstance that is the basis for such change no longer exists, in a manner and to the extent reasonably satisfactory to the Administrative Agent in the exercise of its Permitted Discretion. Any Inventory of the Qualified Loan Parties that is not Eligible Inventory shall nevertheless be part of the Collateral as and to the extent provided in the Security Documents.

“Eligible U.S. Accounts”: the Eligible Accounts owned by the U.S. Loan Parties.

“Eligible U.S. Credit Card Receivables”: the Eligible Credit Card Receivables owned by the U.S. Loan Parties.

“Eligible U.S. Inventory”: the Eligible U.S. Inventory owned by the U.S. Loan Parties.

“Environmental Costs”: any and all costs or expenses (including attorney’s and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, fines, penalties, damages, settlement payments, judgments and awards), of whatever kind or nature, known or unknown, contingent or otherwise, arising out of, or in any way relating to, any actual or alleged violation of, noncompliance with or liability under any Environmental Laws. Environmental Costs include any and all of the foregoing, without regard to whether they arise out of or are related to any past, pending or threatened proceeding of any kind.

“Environmental Laws”: any and all U.S. or foreign, federal, state, provincial, territorial, local or municipal laws, rules, orders, enforceable guidelines and orders-in-council, regulations, statutes, ordinances, codes, decrees, and such requirements of any Governmental Authority properly promulgated and having the force and effect of law or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health (as it relates to exposure to Materials of Environmental Concern) or the environment, as have been, or now or at any relevant time hereafter are, in effect.

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“Environmental Permits”: any and all permits, licenses, registrations, notifications, exemptions and any other authorization required under any Environmental Law.

“Equity Contribution”: the direct or indirect cash equity contribution to Topco by CD&R Fund X and any other investors arranged by CD&R (collectively, including, for the avoidance of doubt, the GGC Investors, the “Investors”), in an aggregate amount that, when combined with (i) the value of the equity of management of the Ply Gem Business and Atrium Business retained, rolled over or otherwise invested in connection with the Transactions and (ii) the value of the Atrium Business contributed by the Atlas Sellers in connection with the Transactions (with the value of the Atrium Business determined based on the initial cash equity contribution of the Investors in Topco and the relative direct or indirect ownership of the Atlas Sellers and the Investors in Topco), is equal to at least 21% of the pro forma capitalization of the Parent Borrower and its Subsidiaries after giving effect to the Transactions; provided that, for purposes of such calculation, increased levels of Indebtedness (x) from any Loans or Revolving Loans (as defined in the Cash Flow Credit Agreement) incurred on or after the Closing Date other than Borrowings or borrowings utilized to finance the Transactions (including any Borrowings or borrowing used to finance working capital purposes (including any refinancing of revolver draws incurred for working capital purposes)) and (y) as a result of original issue discount and/or upfront fees in respect of the Facilities, the Cash Flow Facility and/or the Senior Notes other than the upfront fees (including such upfront fees that are structured as original issue discount, but excluding any margin “flex” that takes the form of additional upfront fees) payable under the Fee Letter shall be excluded from such calculation.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

“Escrow Subsidiary”: a Wholly Owned Subsidiary that is a Domestic Subsidiary formed or established for the purpose of incurring Indebtedness the proceeds of which will be subject to an escrow or other similar arrangement; provided that upon the termination of all such escrow or similar arrangement of such Subsidiary, such Subsidiary shall cease to constitute an “Escrow Subsidiary” hereunder and shall merge with and into the Parent Borrower or one of its Restricted Subsidiaries that is a Loan Party in accordance with Subsection 8.2. Prior to its merger with and into such Person, each Escrow Subsidiary shall not own, hold or otherwise have any interest in any material assets other than the proceeds of the applicable Indebtedness incurred by such Escrow Subsidiary and any cash, Cash Equivalents or Temporary Cash Investments (as defined in the Cash Flow Credit Agreement) invested in such Escrow Subsidiary to cover interest and premium in respect of such Indebtedness.

“EU Bail-In Legislation Schedule”: the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Euro” and “€”: the single currency of the European Union as constituted by the Treaty on European Union and as referred to in the legislative measures of the European Union for the introduction of, changeover to or operation of the Euro in one or more member states.

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“Eurocurrency Loans”: Loans the rate of interest applicable to which is based upon the Adjusted LIBOR Rate.

“Event of Default”: any of the events specified in Subsection 9.1, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Excess Availability”: as of any date of determination, the amount by which (a) Availability exceeds (b) the sum of the Aggregate U.S. Facility Lender Exposure and the Aggregate Canadian Facility Lender Exposure at such time. For purposes of the definition of “Payment Condition”, the Excess Availability shall be calculated on a pro forma basis to include the borrowing or repayment of any Loans or issuance or cancellation of any Letters of Credit in connection with the proposed transaction.

“Exchange Act”: the Securities Exchange Act of 1934, as amended from time to time.

“Excluded Accounts”: (a) bank accounts the balance of which consists exclusively of and used exclusively for (i) withheld income taxes and employment taxes in such amounts as are required in the reasonable judgment of the Borrower Representative to be paid to any Governmental Authority within the following two months with respect to employees of any of the Loan Parties and (ii) amounts required to be paid over to an employee benefit plan pursuant to DOL Reg. Sec. 2510.3-102 on behalf of or for the benefit of employees of one or more Loan Parties, (b) bank accounts constituting (and the balance of which consists solely of funds set aside to be used in connection with) taxes bank accounts and payroll bank accounts and (c) petty cash accounts established (or otherwise maintained) by the Parent Borrower and its Subsidiaries that do not have cash balances at any time exceeding the Dollar Equivalent of $3,000,000 in the aggregate for all such petty cash accounts.

“Excluded Assets”: as defined in the U.S. Guarantee and Collateral Agreement and/or the Canadian Guarantee and Collateral Agreement, as the context may require.

“Excluded Contribution”: (a) Net Proceeds, or the Fair Market Value (as of the date of contribution, issuance or sale) of property or assets, received by the Parent Borrower as capital contributions to the Parent Borrower after the Closing Date or (b) Net Proceeds from the issuance or sale (other than to a Restricted Subsidiary) of Capital Stock (other than Disqualified Capital Stock) by, or a capital contribution to, the Parent Borrower, in each case to the extent designated as an “Excluded Contribution” in a certificate of a Responsible Officer of the Borrower Representative delivered to the Administrative Agent.

“Excluded Information”: as defined in Subsection 11.6(h)(i)(5).

“Excluded Liability”: any liability that is excluded under the Bail-In Legislation from the scope of any Bail-In Action including, without limitation, any liability excluded pursuant to Article 44 of the Bank Recovery and Resolution Directive.

“Excluded Subsidiary”: at any date of determination, any Subsidiary of the Parent Borrower:

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(a)        that is an Immaterial Subsidiary;

(b)        that is prohibited by Requirement of Law or Contractual Obligations existing on the Closing Date (or, in the case of any newly acquired Subsidiary, in existence at the time of acquisition but not entered into in contemplation thereof) from Guaranteeing, or granting Liens to secure, the Obligations or if Guaranteeing, or granting Liens to secure, the Obligations would require governmental (including regulatory) consent, approval, license or authorization unless such consent, approval, license or authorization has been received;

(c)        with respect to which the Borrower Representative and the Administrative Agent reasonably agree that the burden or cost or other consequences of providing a guarantee of the Obligations shall be excessive in view of the benefits to be obtained by the Lenders therefrom;

(d)        with respect to which the provision of such guarantee of the Obligations would result in material adverse tax consequences to Topco or any of its Subsidiaries (as determined by the Borrower Representative in good faith, which determination shall be conclusive, and the Borrower Representative shall take commercially reasonable efforts to promptly notify the Administrative Agent of any such determination, but failure to so notify the Administrative Agent shall not invalidate such determination);

(e)        that is a Subsidiary of a Foreign Subsidiary (other than, solely with respect to the Canadian Facility, a Canadian Subsidiary of a Canadian Borrower);

(f)        that is a joint venture or Non-Wholly Owned Subsidiary;

(g)       that is an Unrestricted Subsidiary;

(h)       that is a Captive Insurance Subsidiary;

(i)        that is a special purpose entity;

(j)        that is a Subsidiary formed solely for the purpose of (x) becoming a Parent Entity, or (y) merging with the Parent Borrower in connection with another Subsidiary becoming a Parent Entity, in each case to the extent such entity becomes a Parent Entity or is merged with the Parent Borrower or any Parent Entity within 60 days of the formation thereof, or otherwise creating or forming a Parent Entity;

(k)        that is a Subsidiary acquired by the Parent Borrower or any Subsidiary and, at the time of the relevant acquisition, is an obligor in respect of Acquired Indebtedness to the extent (and solely for so long as) the documents or instruments governing the applicable Acquired Indebtedness prohibits such Subsidiary from granting a Guarantee of the Obligations; or

(l)         that is an Escrow Subsidiary;

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provided that, notwithstanding the foregoing, any Domestic Subsidiary that Guarantees the payment of the Cash Flow Facility Obligations or the Senior Notes shall not be an Excluded Subsidiary.

Subject to the proviso in the preceding sentence, any Subsidiary that fails to meet the foregoing requirements as of the last day of the Most Recent Four Quarter Period shall continue to be deemed an Excluded Subsidiary hereunder until the date that is 60 days following the date on which such annual or quarterly financial statements were required to be delivered pursuant to Subsection 7.1 with respect to such Most Recent Four Quarter Period. If reasonably requested by the Administrative Agent, the Borrower Representative shall provide to the Administrative Agent a list of all Excluded Subsidiaries at the time of such request.

“Excluded Taxes”: (a) any Taxes measured by or imposed upon the net income of any Agent or Lender or its applicable lending office, or any branch or affiliate thereof, and all franchise Taxes, branch Taxes, Taxes on doing business or Taxes measured by or imposed upon the overall capital or net worth of any such Agent or Lender or its applicable lending office, or any branch or affiliate thereof, in each case imposed: (i) by the jurisdiction under the laws of which such Agent or Lender, applicable lending office, branch or affiliate is organized or is located, or in which its principal executive office is located, or any nation within which such jurisdiction is located or any political subdivision thereof; or (ii) by reason of any connection between the jurisdiction imposing such Tax and such Agent or Lender, applicable lending office, branch or affiliate other than a connection arising solely from such Agent or Lender having executed, delivered or performed its obligations under, or received payment under or enforced, this Agreement or any Notes, (b) any Tax imposed by FATCA and (c) with respect to a Lender or any other recipient of any payment to be made by or on account of any obligation of a Borrower hereunder, (i) any Canadian withholding Tax imposed as a result of a recipient not dealing at arm’s length with a Borrower (within the meaning of the Income Tax Act (Canada)) or (ii) any Canadian withholding Tax imposed as a result of a recipient being a “specified shareholder” (as defined in subsection 18(5) of the Income Tax Act (Canada)) of a Borrower or not dealing at arm’s length (within the meaning of the Income Tax Act (Canada)) with a “specified shareholder” of a Borrower. For purposes of this definition, the term “Lender” includes any Issuing Lender.

“Existing Atlas ABL Credit Agreement”: the Loan Agreement, dated as of December 27, 2016, among Atrium W&D, the subsidiary borrowers from time to time party thereto, the lenders from time to time party thereto and Bank of America, N.A., as agent, as the same may be amended, restated, amended and restated, refinanced, supplemented or otherwise modified from time to time.

“Existing Letter of Credit”: each letter of credit issued prior to, and outstanding on, the Closing Date and listed on Schedule 1.1(k).

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“Existing Pisces ABL Credit Agreement”: the Second Amended and Restated Credit Agreement, dated as of November 5, 2015, among Ply Gem Holdings, Ply Gem Industries, Gienow Canada Inc., Mitten Inc., the subsidiary borrowers from time to time party thereto, the lenders from time to time party thereto, UBS AG, Stamford Branch, as U.S. Administrative Agent, as U.S. Collateral Agent, as U.S. Swing Line Lender and a U.S. L/C Issuer, Wells Fargo Capital Finance, LLC, as Co-Collateral Agent, Wells Fargo Bank, National Association, as a U.S. L/C Issuer, UBS AG Canada Branch, as Canadian Administrative Agent, as Canadian Collateral Agent, as Canadian Swing Line Lender and as a Canadian L/C Issuer, Credit Suisse AG Cayman Islands Branch, as a U.S. L/C Issuer, Credit Suisse AG, Toronto Branch, as a Canadian L/C Issuer, UBS Securities LLC, as Joint Lead Arranger and Joint Bookrunner, and Wells Fargo Capital Finance, LLC, as Syndication Agent, Joint Lead Arranger and Joint Bookrunner, as the same may be amended, restated, amended and restated, refinanced, supplemented or otherwise modified from time to time.

“Extended ABL Term Loans”: as defined in Subsection 2.8(a).

“Extended Revolving Commitment”: as defined in Subsection 2.8(a).

“Extending ABL Term Lenders”: as defined in Subsection 2.8(a).

“Extending Lenders”: as defined in Subsection 2.8(a).

“Extending Revolving Credit Lender”: as defined in Subsection 2.8(a).

“Extension”: as defined in Subsection 2.8(a).

“Extension of Credit”: as to any Lender, the making of a Loan (other than a Loan under any Incremental Facility), and with respect to an Issuing Lender, the issuance of a Letter of Credit.

“Extension Offer”: as defined in Subsection 2.8(a).

“Facility”: each of (a) the Commitments and the Extensions of Credit made thereunder and (b) any other committed facility hereunder and the Extensions of Credit made thereunder, and collectively, the “Facilities”.

“Fair Market Value”: with respect to any asset or property, the fair market value of such asset or property as determined in good faith by senior management of the Borrower Representative or the Board of Directors, whose determination shall be conclusive.

“FATCA”: Sections 1471 through 1474 of the Code as in effect on the Closing Date (and any amended or successor provisions that are substantively comparable), any regulations or other administrative authority promulgated thereunder, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with any of the foregoing and any fiscal or regulatory legislation, rules or practices adopted pursuant to any such intergovernmental agreement.

“Federal District Court”: as defined in Subsection 11.13(a)(j).

“Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System of the United States arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Administrative Agent.

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“Fee Letter”: the Fee Letter, dated as of January 31, 2018, as amended by the letter agreement, dated as of February 15, 2018, among the Parent Borrower, JPMorgan Chase Bank, N.A., Deutsche Bank AG New York Branch, Deutsche Bank AG Cayman Islands Branch, Deutsche Bank Securities Inc., UBS Securities LLC, UBS AG, Stamford Branch, Barclays Bank PLC, Goldman Sachs Bank USA, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Bank of America, N.A., Royal Bank of Canada, Jefferies Finance LLC, MUFG Union Bank, N.A., Natixis, New York Branch, Société Générale, SG Americas Securities, LLC and Crédit Agricole Corporate and Investment Bank.

“FILO Tranche”: as defined in Subsection 2.6(b)(iv).

“Financing Lease”: any lease of property, real or personal, the obligations of the lessee in respect of which are required to be capitalized and accounted for as a financing lease (and not, for the avoidance of doubt, as an operating lease) on the balance sheet of such lessee for financial reporting purposes in accordance with GAAP. The Stated Maturity of any Indebtedness under a Financing Lease shall be the scheduled date under the terms thereof of the last payment of rent or any other amount due under such Financing Lease. Notwithstanding anything to the contrary contained in this definition of “Financing Lease” or elsewhere in this Agreement, in the event of an accounting change requiring leases to be capitalized on the balance sheet of the lessee that are not required to be so capitalized on the Closing Date, then at the Borrower Representative’s option, only those leases (assuming for purposes hereof that such leases were in existence on the Closing Date) that would constitute Financing Leases in conformity with GAAP on the Closing Date shall be considered Financing Leases, and all calculations and deliverables under this Agreement or any other Loan Document shall be made or delivered, as applicable, in accordance therewith.

“Financing Lease Obligation”: an obligation under any Financing Lease.

“FIRREA”: the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended from time to time.

“first priority”: with respect to any Lien purported to be created in any Collateral pursuant to any Security Document, that such Lien is the most senior Lien to which such Collateral is subject (subject to Customary Permitted Liens and Liens permitted under Subsection 8.14(h)).

“Fiscal Period”: each monthly accounting period of the Parent Borrower calculated in accordance with the fiscal calendar of the Parent Borrower.

“Fiscal Quarter”: for any Fiscal Year, (x) for the first three Fiscal Quarters, each 13-week fiscal period commencing on the day immediately following the last day of the previous Fiscal Quarter and ending on the Saturday of the last week of such Fiscal Quarter and (y) for the fourth Fiscal Quarter, the fiscal period commencing on the day immediately following the last day of the previous Fiscal Quarter and ending on December 31, or as otherwise designated by the Borrower Representative in accordance with Subsection 7.11.

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“Fiscal Year”: the annual accounting period of the Parent Borrower ending on December 31 of any calendar year, or any other date of any calendar year designated by the Borrower Representative in accordance with Subsection 7.11, in each case calculated in accordance with the fiscal calendar of the Parent Borrower.

“Fixed Charge Condition”: as defined in the definition of “Payment Condition” in this Subsection 1.1.

“Fixed GAAP Date”: the Closing Date, provided that at any time after the Closing Date, the Borrower Representative may by written notice to the Administrative Agent elect to change the Fixed GAAP Date to be the date specified in such notice, and upon such notice, the Fixed GAAP Date shall be such date for all periods beginning on and after the date specified in such notice.

“Fixed GAAP Terms”: (a) the covenants contained in Subsections 8.1 and 8.13, and the defined terms “Borrowing Base”, “Capital Expenditures”, “Consolidated EBITDA”, “Consolidated Fixed Charge Coverage Ratio”, “Consolidated Interest Expense”, “Consolidated Net Income”, “Consolidated Tangible Assets”, “Consolidation”, “Debt Service Charges”, “Foreign Borrowing Base”, “Four Quarter Consolidated EBITDA”, “Pro Forma Basis”, “Pro Forma Compliance” or “Receivable”, (b) all defined terms in this Agreement to the extent used in or relating to any of the foregoing definitions, and all ratios and computations based on any of the foregoing definitions, and (c) any other term or provision of this Agreement or the other Loan Documents that, at the Borrower Representative’s election, may be specified by the Borrower Representative by written notice to the Administrative Agent from time to time.

“Flood Insurance Laws”: collectively, (i) the National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (ii) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (iii) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Foreign Borrowing Base”: the sum of (1) 90.0% of the book value of Inventory of the Parent Borrower’s Foreign Subsidiaries (other than Canadian Loan Parties) that are Restricted Subsidiaries, (2) 90.0% of the book value of Receivables of the Parent Borrower’s Foreign Subsidiaries (other than Canadian Loan Parties) that are Restricted Subsidiaries and (3) cash, Cash Equivalents and Temporary Cash Investments of the Parent Borrower’s Foreign Subsidiaries (other than Canadian Loan Parties) that are Restricted Subsidiaries (in each case, determined as of the end of the most recently ended Fiscal Period of the Parent Borrower for which internal consolidated financial statements of the Parent Borrower are available, and, in the case of any determination relating to any incurrence of Indebtedness, on a pro forma basis including (x) any property or assets of a type described above acquired since the end of such Fiscal Period and (y) any property or assets of a type described above being acquired in connection therewith).

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“Foreign Pension Plan”: a registered pension plan which is subject to applicable pension legislation other than ERISA or the Code, which a Restricted Subsidiary sponsors or maintains, or to which it makes or is obligated to make contributions.

“Foreign Plan”: each Foreign Pension Plan, deferred compensation or other retirement or superannuation plan, fund, program, agreement, commitment or arrangement whether oral or written, funded or unfunded, sponsored, established, maintained or contributed to, or required to be contributed to, or with respect to which any liability is borne, outside the United States of America, by the Parent Borrower or any of its Restricted Subsidiaries, other than any such plan, fund, program, agreement or arrangement sponsored by a Governmental Authority.

“Foreign Subsidiary”: any Subsidiary of the Parent Borrower (a) that is organized under the laws of any jurisdiction outside of the United States of America and any Subsidiary of such Foreign Subsidiary or (b) that is a Foreign Subsidiary Holdco. Any subsidiary of the Parent Borrower which is organized and existing under the laws of Puerto Rico or any other territory of the United States of America shall be a Foreign Subsidiary.

“Foreign Subsidiary Holdco”: any Restricted Subsidiary of the Parent Borrower, so long as such Restricted Subsidiary has no material assets other than securities or indebtedness of one or more Foreign Subsidiaries (or Subsidiaries thereof), intellectual property relating to such Foreign Subsidiaries (or Subsidiaries thereof), and/or other assets (including cash, Cash Equivalents and Temporary Cash Investments) relating to an ownership interest in any such securities, indebtedness, intellectual property or Subsidiaries. Any Subsidiary which is a Foreign Subsidiary Holdco that fails to meet the foregoing requirements as of the last day of the period for which consolidated financial statements of the Parent Borrower are available shall continue to be deemed a “Foreign Subsidiary Holdco” hereunder until the date that is 60 days following the date on which such annual or quarterly financial statements were required to be delivered pursuant to Subsection 7.1 with respect to such period.

“Four Quarter Consolidated EBITDA”: as of any date of determination, the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive Fiscal Quarters of the Parent Borrower ending prior to the date of such determination for which consolidated financial statements of the Parent Borrower are available (determined for any fiscal quarter (or portion thereof) ending prior to the Closing Date, on a Pro Forma Basis (including to give effect to the Transactions as if they had occurred at the beginning of such four quarter period).

“GAAP”: generally accepted accounting principles in the United States of America as in effect on the Fixed GAAP Date (for purposes of the Fixed GAAP Terms) and as in effect from time to time (for all other purposes of this Agreement), including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession, and subject to the following sentence. If at any time the SEC permits or requires U.S. domiciled companies subject to the reporting requirements of the Exchange Act to use IFRS in lieu of GAAP for financial reporting purposes, the Borrower Representative may elect by written notice to the Administrative Agent to so use IFRS in lieu of GAAP and, upon any such notice, references herein to GAAP shall thereafter be construed to mean (a) for periods beginning on and after the date specified in such notice, IFRS as in effect on the date specified in such notice (for purposes of the Fixed GAAP Terms) and as in effect from time to time (for all other purposes of this Agreement) and (b) for prior periods, GAAP as defined in the first sentence of this definition. All ratios and computations based on GAAP contained in this Agreement shall be computed in conformity with GAAP.

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“General Intangibles”: general intangibles (as such term is defined in Article 9 of the UCC), or intangibles (as such term is defined in the PPSA), as applicable, including payment intangibles, contract rights, rights to payment, rights arising under common law, statutes, or regulations, choses or things in action, goodwill, patents, trade names, trade secrets, trademarks, servicemarks, copyrights, blueprints, drawings, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, rights to payment and other rights under any royalty or licensing agreements, infringement claims, computer programs, information contained on computer disks or tapes, software, literature, reports, catalogs, insurance premium rebates, tax refunds, and tax refund claims, and any and all supporting obligations in respect thereof, and any other personal property other than Accounts, Deposit Accounts, goods, Investment Property, and Negotiable Collateral.

“GGC Expense Reimbursement Agreement”: the Expense Reimbursement Agreement, to be dated as of the Business Day immediately following the Closing Date, by and among Topco, Atrium W&D, Ply Gem Industries and Golden Gate, pursuant to which Golden Gate shall be entitled to expense reimbursement from Topco, Atrium W&D and Ply Gem Industries for certain consulting services, as the same may be amended, restated, supplemented, waived or otherwise modified from time to time so long as such amendment, supplement, waiver or modification complies with this Agreement (including Subsection 8.11 (for the avoidance of doubt, other than by reason of Subsection 8.11(e))).

“GGC Indemnification Agreement”: the Indemnification Agreement, to be dated as of the Business Day immediately following the Closing Date, by and among Topco, Atrium W&D, Ply Gem Industries, certain GGC Investors and Golden Gate and the other parties thereto, as the same may be amended, restated, supplemented, waived or otherwise modified from time to time.

“GGC Investors”: collectively, (i) Atrium Intermediate Holdings, (ii) Atrium Window Holdings, LLC, a Delaware limited liability company, and any successor in interest thereto, (iii) Atrium Window Parent, LLC, a Delaware limited liability company, and any successor in interest thereto, (iv) GGC Atrium Window Holdings, LLC, a Delaware limited liability company, and any successor in interest thereto, (v) GGC BP Holdings, LLC, a Delaware limited liability company, and any successor in interest thereto, (vi) GGC Opportunity Fund, LP, and any successor in interest thereto, (vii) GGC Opportunity Fund-A, LP, and any successor in interest thereto, (viii) GGCOF Executive Co-Invest, LP, and any successor in interest thereto, (ix) GGCOF IRA Co-Invest, LP, and any successor in interest thereto, (x) GGCOF Co-Invest LP, and any successor in interest thereto, (xi) GGC Finance Partnership, LP, and any successor in interest thereto, (xii) GGC Unlevered Credit Opportunities, LLC, and any successor in interest thereto, (xiii) Golden Gate Capital Management, L.L.C., and any successor in interest thereto, (xiv) Golden Gate Capital Management II, L.L.C., and any successor in interest thereto, (xv) Golden Gate Private Equity, Inc., and any successor in interest thereto, (xvi) GGC Opportunity Fund Management GP, Ltd., and any successor in interest thereto and (xvii) any Affiliate of any GGC Investor identified in clauses (i) through (xvi) of this definition.

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“Golden Gate”: Golden Gate Private Equity, Inc. and any successor in interest thereto.

“Governmental Authority”: the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supranational bodies such as the European Union or the European Central Bank).

“Guarantee”: any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any such obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower Representative in good faith, which determination shall be conclusive.

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“Guarantors”: the collective reference to Holdings (unless and until Holdings is released from all of its obligations pursuant to Subsection 9.16(h) of the U.S. Guarantee and Collateral Agreement), each Canadian Subsidiary Guarantor (solely with respect to the obligations of the Canadian Borrowers under the Loan Documents) and each U.S. Subsidiary Guarantor; individually, a “Guarantor”.

“Hedging Affiliate”: as defined in the ABL/Cash Flow Intercreditor Agreement.

“Hedging Agreements”: collectively, Interest Rate Agreements, Currency Agreements and Commodities Agreements.

“Hedging Obligations”: as to any Person, the obligations of such Person pursuant to any Hedging Agreement.

“Hedging Party”: any Hedging Affiliate party to a Hedging Agreement or other Permitted Hedging Arrangement.

“Holdings”: Pisces Holdings, Inc., a Delaware corporation, and any successor in interest thereto, including any Successor Holding Company (as defined in the U.S. Guarantee and Collateral Agreement) in accordance with Section 9.16(c) of the U.S. Guarantee and Collateral Agreement.

“ICE LIBOR”: as defined in the definition of “LIBOR Rate”.

“IFRS”: International Financial Reporting Standards and applicable accounting requirements set by the International Accounting Standards Board or any successor thereto (or the Financial Accounting Standards Board, the Accounting Principles Board of the American Institute of Certified Public Accountants, or any successor to either such board, or the SEC, as the case may be), as in effect from time to time.

“Immaterial Subsidiary”: any Subsidiary of the Parent Borrower designated as such in writing by the Borrower Representative to the Administrative Agent that (i) (x) contributed 5.00% or less of Consolidated EBITDA for the Most Recent Four Quarter Period, and (y) had consolidated assets representing 5.00% or less of Consolidated Tangible Assets as of the end of the Most Recent Four Quarter Period; and (ii) together with all other Immaterial Subsidiaries designated pursuant to the preceding clause (i) (x) contributed 5.00% or less of Consolidated EBITDA for the Most Recent Four Quarter Period, and (y) had consolidated assets representing 5.00% or less of Consolidated Tangible Assets as of the end of the Most Recent Four Quarter Period; provided, however, that no Subsidiary of the Parent Borrower that Guarantees the payment of the Cash Flow Facility Obligations shall be an “Immaterial Subsidiary” hereunder. Subject to the proviso in the immediately preceding sentence, any Subsidiary so designated as an Immaterial Subsidiary that fails to meet the foregoing requirements as of the last day of the Most Recent Four Quarter Period shall continue to be deemed an “Immaterial Subsidiary” hereunder until the date that is 60 days following the date on which such annual or quarterly financial statements were required to be delivered pursuant to Subsection 7.1(a) or 7.1(b) with respect to such Most Recent Four Quarter Period.

“Incremental ABL Term Loans”: as defined in Subsection 2.6(a).

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“Incremental Commitment Effective Date”: as defined in Subsection 2.6(d).

“Incremental Facility” and “Incremental Facilities”: as defined in Subsection 2.6(a).

“Incremental Facility Increase”: as defined in Subsection 2.6(a).

“Incremental Indebtedness”: Indebtedness incurred by any Borrower pursuant to and in accordance with Subsection 2.6.

“Incremental Revolving Commitments”: as defined in Subsection 2.6(a).

“Indebtedness”: of any Person at any date, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property (other than trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), which purchase price is due more than one year after the date of placing such property in final service or taking final delivery and title thereto, (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (c) all obligations of such Person under Financing Leases, (d) all reimbursement obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments issued or created for the account of such Person (the amount of such obligations being equal at any time to the aggregate then undrawn and unexpired amount of such letters of credit, bankers’ acceptances or other instruments plus the aggregate amount of drawings thereunder that have not then been reimbursed), (e) for purposes of Subsection 9.1(e) only, all obligations of such Person in respect of interest rate protection agreements, interest rate futures, interest rate options, interest rate caps and any other interest rate hedge arrangements, (f) all indebtedness or obligations of the types referred to in the preceding clauses (a) through (e) to the extent secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof (provided that the amount of Indebtedness of such Person shall be the lesser of (A) the fair market value of such asset at such date of determination (as determined in good faith by the Borrower Representative, which determination shall be conclusive) and (B) the amount of such Indebtedness of such other Persons) and (g) Guarantee Obligations of such Person in respect of any Indebtedness of the type described in the preceding clauses (a) through (f); provided that, unless the obligations under a Vendor Financing Arrangement are secured by a Lien on the Collateral (excluding, for the avoidance of doubt, security in the form of cash collateral or letters of credit) ranking pari passu with the Liens securing the Obligations, for all purposes under this Agreement, Indebtedness shall not include any obligations whatsoever in respect of Vendor Financing Arrangements except to the extent that such obligations constituting Indebtedness are recourse to such Person; provided further, Indebtedness shall not include (t) obligations arising under or in connection with the Ply Gem Tax Receivable Agreement, (u) any liability for federal, state, local or other taxes owed or owing to any government or other taxing authority, (v) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller, (w) obligations, to the extent such obligations constitute Indebtedness, under any agreement that has been defeased or satisfied and discharged pursuant to the terms of such agreement, (x) Contingent Obligations incurred in the ordinary course of business or consistent with past practice, (y) in connection with the purchase by the Parent Borrower or any Restricted Subsidiary of any business, any post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid in a timely manner or (z) for the avoidance of doubt, any obligations or liabilities which would be required to be classified and accounted for as an operating lease for financial reporting purposes in accordance with GAAP as of the Closing Date.

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The amount of Indebtedness of any Person at any date shall be determined as set forth above or as otherwise provided for in this Agreement, or otherwise shall equal the amount thereof that would appear as a liability on a balance sheet of such Person (excluding any notes thereto) prepared in accordance with GAAP.

“Indemnified Liabilities”: as defined in Subsection 11.5.

“Indemnitee”: as defined in Subsection 11.5.

“Individual Canadian Facility L/C Exposure”: of any Canadian Facility Lender at any time, the Canadian Facility Lender’s Canadian Facility Commitment Percentage of the Dollar Equivalent of all Canadian Facility L/C Obligations at such time.

“Individual Canadian Facility Lender Exposure”: of any Canadian Facility Lender, at any time, the sum of (a) the Dollar Equivalent of the aggregate principal amount of all Canadian Facility Revolving Credit Loans made by such Canadian Facility Lender and then outstanding and (b) such Canadian Facility Lender’s Individual Canadian Facility L/C Exposure.

“Individual Lender Exposure”: of any Revolving Credit Lender, at any time, the sum of such Lender’s (a) Individual U.S. Facility Lender Exposure and (b) Individual Canadian Facility Lender Exposure.

“Individual Swingline Exposure”: of any Revolving Credit Lender, at any time, such Revolving Credit Lender’s U.S. Facility Commitment Percentage of the Swingline Loans then outstanding.

“Individual U.S. Facility L/C Exposure”: of any U.S. Facility Lender at any time, such U.S. Facility Lender’s U.S. Facility Commitment Percentage of the Dollar Equivalent of all U.S. Facility L/C Obligations at such time.

“Individual U.S. Facility Lender Exposure”: of any U.S. Facility Lender, at any time, the sum of (a) the Dollar Equivalent of the aggregate principal amount of all U.S. Facility Revolving Credit Loans made by such U.S. Facility Lender and then outstanding, (b) such U.S. Facility Lender’s Individual U.S. Facility L/C Exposure and (c) such U.S. Facility Lender’s Individual Swingline Exposure.

“Initial Agreement”: as defined in Subsection 8.8(d).

“Initial Borrowing Base Certificate”: as defined in Subsection 7.2(f).

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“Initial Canadian Borrowers”: Gienow Canada Inc., a federally incorporated Canadian corporation, Mitten Inc., an Ontario corporation, and North Star Manufacturing (London) Ltd., an Ontario corporation.

“Initial Cash Flow Term Loan Facility”: the Initial Term Loan Facility (as defined in the Cash Flow Credit Agreement).

“Initial Collateral Examination”: as defined in Subsection 7.12(b).

“Initial Default”: as defined in Subsection 1.2(b).

“Initial Revolving Commitments”: the Commitment of the Lenders on the Closing Date.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Intellectual Property”: as defined in Subsection 5.9.

“Intercreditor Agreement Supplement”: as defined in Subsection 10.8(a).

“Interest Payment Date”: (a) as to any ABR Loan or Canadian Prime Rate Loans, the last Business Day of each Fiscal Quarter to occur while such Loan is outstanding, and the final maturity date of such Loan, (b) as to any Eurocurrency Loan or BA Equivalent Loan having an Interest Period of three months or less, the last day of such Interest Period, and (c) as to any Eurocurrency Loan or BA Equivalent Loan having an Interest Period longer than three months, (i) each day which is three months, or a whole multiple thereof, after the first day of such Interest Period and (ii) the last day of such Interest Period.

“Interest Period”: with respect to any Eurocurrency Loan or BA Equivalent Loan:

(a)        initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurocurrency Loan or BA Equivalent Loan and ending (x) one, two, three or six months (or if agreed to by each affected Lender, 12 months or a shorter period) thereafter or (y) on the last day of the first Fiscal Quarter ending after the Closing Date, as selected by the Borrower Representative in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and

(b)        thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurocurrency Loan or BA Equivalent Loan and ending one, two, three or six months (or if agreed to by each affected Lender, 12 months or a shorter period) thereafter, as selected by the Borrower Representative by irrevocable notice to the Administrative Agent not less than three Business Days (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion) prior to the last day of the then current Interest Period with respect thereto; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

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(i)         if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)       any Interest Period that would otherwise extend beyond the Termination Date shall (for all purposes other than Subsection 4.12) end on the Termination Date;

(iii)       any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(iv)       the Borrower Representative shall select Interest Periods so as not to require a scheduled payment of any Eurocurrency Loan or BA Equivalent Loan during an Interest Period for such Loan.

“Interest Rate Agreement”: with respect to any Person, any interest rate protection agreement, future agreement, option agreement, swap agreement, cap agreement, collar agreement, hedge agreement or other similar agreement or arrangement (including derivative agreements or arrangements), as to which such Person is a party or a beneficiary.

“Interpolated Screen Rate”: in relation to the LIBOR Rate and/or the BA Rate for any Loan, the rate which results from interpolating on a linear basis between (a) the rate appearing on the ICE Benchmark Administration page or the Reuters Screen CDOR Page, as applicable (or on any successor or substitute page of such service), for the longest period (for which that rate is available) which is less than the Interest Period for such Loan and (b) the rate appearing on the ICE Benchmark Administration page or the Reuters Screen CDOR Page, as applicable (or on any successor or substitute page of such service), for the shortest period (for which that rate is available) which exceeds the Interest Period for such Loan each as of (i) in the case of the LIBOR Rate, approximately 11:00 A.M., London time and (ii) in the case of the BA Rate, approximately 10:00 A.M, Toronto time, two Business Days prior to the commencement of such Interest Period.

“Inventory”: inventory (as such term is defined in Article 9 of the UCC) or (to the extent governed thereby) the PPSA as in effect from time to time.

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“Investment”: in any Person by any other Person, any direct or indirect advance, loan or other extension of credit (other than to customers, dealers, licensees, franchisees, suppliers, consultants, directors, officers or employees of any Person in the ordinary course of business) or capital contribution (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others) to, or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person. For purposes of the definition of “Unrestricted Subsidiary” and Subsection 8.12 only, (i) “Investment” shall include the portion (proportionate to the Parent Borrower’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Parent Borrower at the time that such Subsidiary is designated an Unrestricted Subsidiary, provided that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Parent Borrower shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (x) the Parent Borrower’s “Investment” in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Parent Borrower’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value (as determined in good faith by the Borrower Representative, which determination shall be conclusive) at the time of such transfer. Guarantees shall not be deemed to be Investments. The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced (at the Borrower Representative’s option) by any dividend, distribution, interest payment, return of capital, repayment or other amount or value received in respect of such Investment.

“Investment Company Act”: the Investment Company Act of 1940, as amended from time to time.

“Investment Grade Rating”: a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or any equivalent rating by any other nationally recognized rating agency.

“Investment Grade Securities”: (i) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents); (ii) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Parent Borrower and its Subsidiaries; (iii) investments in any fund that invests exclusively in investments of the type described in clauses (i) and (ii) above, which fund may also hold cash pending investment or distribution; and (iv) corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Investment Property”: investment property (as such term is defined in Article 9 of the UCC or the PPSA, as applicable) and any and all supporting obligations in respect thereof.

“Investor Partnership”: any partnership or other entity through which one or more CD&R Investors and GGC Investors, directly or indirectly, hold their equity interests in Topco.

“Investors”: as defined in the definition of “Equity Contribution”.

“ISP”: the International Standby Practices (1998), International Chamber of Commerce Publication No. 590.

“Issuing Lender”: as the context requires, (a) UBS AG, Stamford Branch, JPMorgan Chase Bank, N.A., Deutsche Bank AG New York Branch, Barclays Bank PLC, Goldman Sachs Bank USA, Bank of America, N.A., Royal Bank of Canada, Jefferies Finance LLC, MUFG Union Bank, N.A., Natixis, New York Branch, Société Générale and Crédit Agricole Corporate and Investment Bank, each in its capacity as issuer of Letters of Credit issued by it; (b) any other Lender that may become an Issuing Lender pursuant to Subsections 3.10 and 3.11 in its capacity as issuer of Letters of Credit issued by such Lender; or (c) collectively, all of the foregoing. It is understood and agreed that Jefferies Finance LLC will cause Letters of Credit to be issued by unaffiliated financial institutions and such Letters of Credit shall be treated as issued by Jefferies Finance LLC for all purposes under the Loan Documents.

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“Judgment Conversion Date”: as defined in Subsection 11.8(a).

“Judgment Currency”: as defined in Subsection 11.8(a).

“Junior Capital”: collectively, any Indebtedness of any Parent Entity or the Parent Borrower that (i) is not secured by any asset of the Parent Borrower or any Restricted Subsidiary, (ii) is expressly subordinated to the prior payment in full of the Obligations hereunder on terms consistent with those for senior subordinated high yield debt securities issued by U.S. companies sponsored by CD&R (as determined in good faith by the Borrower Representative, which determination shall be conclusive), (iii) has a final maturity date that is not earlier than, and provides for no scheduled payments of principal prior to, the date that is 91 days after the Termination Date (other than through conversion or exchange of any such Indebtedness for Capital Stock (other than Disqualified Capital Stock) of the Parent Borrower, Capital Stock of any Parent Entity or any other Junior Capital), (iv) has no mandatory redemption or prepayment obligations other than (a) obligations that are subject to the prior payment in full in cash of the Loans and (b) pursuant to an escrow or similar arrangement with respect to the proceeds of such Junior Capital and (v) does not require the payment of cash interest until the date that is 91 days after the Termination Date.

“Junior Lien Intercreditor Agreement”: an intercreditor agreement substantially in the form of Exhibit P to be entered into as required by the terms hereof, as amended, restated, supplemented, waived or otherwise modified from time to time.

“Kenner”: Kenner & Company, Inc. and any successor in interest thereto.

“Kenner Investors”: collectively, (i) KWC Holdings, L.P., a Delaware limited partnership, and any successor in interest thereto and (ii) any Affiliate of any Kenner Investor identified in clause (i) of this definition.

“L/C Disbursement”: a U.S. Facility L/C Disbursement, Canadian Facility U.S. Borrower L/C Disbursement and/or Canadian Facility Canadian Borrower L/C Disbursement, as the context may require.

“L/C Fee Payment Date”: with respect to any Letter of Credit, the last Business Day of each Fiscal Quarter to occur after the date of issuance thereof, to and including the first such day to occur on or after the date of expiry thereof.

“L/C Fees”: the fees and commissions specified in Subsection 3.3.

“L/C Obligations”: the U.S. Facility L/C Obligations and/or the Canadian Facility L/C Obligations, as the context may require.

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“L/C Request”: a letter of credit request in the form of Exhibit J-2 attached hereto or, in such form as the applicable Issuing Lender may specify from time to time, requesting the Issuing Lender to issue a Letter of Credit.

“LCT Election”: as defined in Subsection 1.2(k).

“LCT Test Date”: as defined in Subsection 1.2(k).

“Lead Arrangers”: UBS Securities LLC, JPMorgan Chase Bank, N.A., Deutsche Bank Securities Inc., Barclays Bank PLC, Goldman Sachs Bank USA, Bank of America, N.A., Royal Bank of Canada, Jefferies Finance LLC, MUFG Union Bank, N.A., Natixis, New York Branch, SG Americas Securities, LLC and Crédit Agricole Corporate and Investment Bank.

“Lender Default”: (a) the refusal (which may be given verbally or in writing and has not been retracted) or failure of any Lender (including any Agent in its capacity as Lender) to make available its portion of any incurrence of Loans or reimbursement obligations required to be made hereunder, which refusal or failure is not cured within two Business Days after the date of such refusal or failure, (b) the failure of any Lender (including any Agent in its capacity as Lender) to pay over to the Administrative Agent, any Issuing Lender or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, (c) a Lender (including any Agent in its capacity as Lender) has notified the Borrower Representative or the Administrative Agent that it does not intend to comply with its funding obligations hereunder, (d) a Lender (including any Agent in its capacity as Lender) has failed, within 10 Business Days after request by the Administrative Agent, to confirm that it will comply with its funding obligations hereunder (provided that such Lender Default pursuant to this clause (d) shall cease to be a Lender Default upon receipt of such confirmation by the Administrative Agent) or (e) an Agent or a Lender has admitted in writing that it is insolvent or such Agent or Lender becomes subject to a Lender-Related Distress Event or Bail-In Action.

“Lender Joinder Agreement”: as defined in Subsection 2.6(c)(i).

“Lender-Related Distress Event”: with respect to any Agent or Lender (each, a “Distressed Person”), a voluntary or involuntary case with respect to such Distressed Person under any debt relief law, or a custodian, conservator, receiver or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, or such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Distressed Person to be, insolvent or bankrupt; provided that a Lender-Related Distress Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any equity interests in any Agent or Lender or any person that directly or indirectly controls such Agent or Lender by a Governmental Authority or an instrumentality thereof so long as such ownership interest does not result in or provide such lender immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender; provided, further, that the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator with respect to an Agent or Lender or any other person that directly or indirectly controls such Agent or Lender under the Dutch Financial Supervision Act 2007 (as amended from time to time and including any successor legislation) shall not be deemed to result in a Lender-Related Distress Event.

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“Lenders”: the several lenders from time to time parties to this Agreement together with, in the case of any such lender that is a bank or financial institution, any affiliate or branch of any such bank or financial institution through which such bank or financial institution elects, by notice to the Administrative Agent and the Borrower Representative, to make any Revolving Credit Loans, Swingline Loans or Letters of Credit available to any Borrower, provided that for all purposes of voting or consenting with respect to (a) any amendment, supplement or modification of or to any Loan Document, (b) any waiver of any of the requirements of any Loan Document or any Default or Event of Default and its consequences or (c) any other matter as to which a Lender may vote or consent pursuant to Subsection 11.1, the bank or financial institution making such election shall be deemed the “Lender” rather than such affiliate, which shall not be entitled to so vote or consent.

“Letter of Credit Sublimit”: the Dollar Equivalent of $75,000,000.

“Letters of Credit” or “L/Cs”: as defined in Subsection 3.1(a).

“LIBOR Rate”: with respect to each day during each Interest Period pertaining to a Eurocurrency Loan, the rate per annum equal to the ICE Benchmark Administration (or any successor organization) LIBOR Rate (“ICE LIBOR”), as published by Reuters (or other commercially available source providing quotations of ICE LIBOR as may be designated by the Administrative Agent from time to time and as consented to by the Borrower Representative) at approximately 11:00 A.M., London time, two Business Days prior to the commencement of such Interest Period, for deposits in Dollars or a Designated Foreign Currency (other than Canadian Dollars), as applicable (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; provided that, to the extent than an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBOR Rate” shall be the Interpolated Screen Rate.

If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that, with respect to the LIBOR Rate, (i) the circumstances set forth in Subsection 4.7  have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in Subsection 4.7 have not arisen but the supervisor for the administrator of the London Interbank Offered Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the London Interbank Offered Rate shall no longer be used for determining interest rates for loans in Dollars or any Designated Foreign Currency, then the Administrative Agent and the Borrower Representative shall endeavor to establish an alternate rate of interest to the LIBOR Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest (which shall include a zero floor) and such other related changes to this Agreement as may be applicable. Notwithstanding anything to the contrary herein, such amendment shall become effective without any further action or consent of any other party to this Agreement.

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“Lien”: any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Limited Condition Transaction”: (x) any acquisition, including by way of merger, amalgamation, consolidation or other business combination or the acquisition of Capital Stock or otherwise, by one or more of the Parent Borrower and its Subsidiaries of any assets, business or Person or any other Investment permitted by this Agreement, in each case, whose consummation is not conditioned on the availability of, or on obtaining, third party financing or (y) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Capital Stock or Preferred Stock requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or repayment.

“Loan”: a Revolving Credit Loan or a Swingline Loan, as the context requires; collectively, the “Loans”.

“Loan Documents”: this Agreement, the Notes, the L/C Requests, the ABL/Cash Flow Intercreditor Agreement, the U.S. Guarantee and Collateral Agreement, the Canadian Guarantee and Collateral Agreement, any Junior Lien Intercreditor Agreement (on and after the execution thereof), each other document designated a “Loan Document” by the Borrower Representative and the Administrative Agent, each Other Intercreditor Agreement (on and after the execution thereof) and any other Security Documents, each as amended, restated, supplemented, waived or otherwise modified from time to time.

“Loan Parties”: U.S. Loan Parties and the Canadian Loan Parties; each individually, a “Loan Party”.

“Management Advances”: (1) promissory notes of Management Investors acquired in connection with the issuance of Management Stock to such Management Investors, (2) Management Guarantees or (3) other Guarantees of borrowings by Management Investors in connection with the purchase of Management Stock, which Guarantees are permitted under Subsection 8.13.

“Management Guarantees”: guarantees made on behalf of, or in respect of loans or advances made to, directors, officers, employees, management members or consultants of any Parent Entity, the Parent Borrower or any Restricted Subsidiary (1) in respect of travel, entertainment and moving related expenses incurred in the ordinary course of business, or (2) in the ordinary course of business and (in the case of this clause (2)) not exceeding $15,000,000 in the aggregate outstanding at any time.

“Management Investors”: the management members, officers, directors, employees and other members of the management of any Parent Entity, the Parent Borrower or any of their respective Subsidiaries, or family members or relatives of any of the foregoing (provided that, solely for purposes of the definition of “Permitted Holders”, such relatives shall include only those Persons who are or become Management Investors in connection with estate planning for or inheritance from other Management Investors, as determined in good faith by the Borrower Representative, which determination shall be conclusive), or trusts, partnerships or limited liability companies for the benefit of any of the foregoing, or any of their heirs, executors, successors and legal representatives, who at any date beneficially own or have the right to acquire, directly or indirectly, Capital Stock of the Parent Borrower, any Restricted Subsidiary or any Parent Entity.

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“Management Stock”: Capital Stock of the Parent Borrower, any Restricted Subsidiary (including any options, warrants or other rights in respect thereof) held by any of the Management Investors.

“Management Subscription Agreements”: one or more stock subscription, stock option, grant or other agreements which have been or may be entered into between the Parent Borrower, any Restricted Subsidiary or any Parent Entity and one or more Management Investors (or any of their heirs, successors, assigns, legal representatives or estates), with respect to the issuance to and/or acquisition, ownership and/or disposition by any of such parties of common stock of the Parent Borrower, any Restricted Subsidiary or any Parent Entity, or options, warrants, units or other rights in respect of common stock of the Parent Borrower, any Restricted Subsidiary or any Parent Entity any agreements entered into from time to time by transferees of any such stock, options, warrants or other rights in connection with the sale, transfer or reissuance thereof, and any assumptions of any of the foregoing by third parties, as amended, restated, supplemented, waived or otherwise modified from time to time.

“Mandatory Revolving Credit Loan Borrowing”: as defined in Subsection 2.4(c).

“Margin Stock”: as defined in Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Market Capitalization”: an amount equal to (i) the total number of issued and outstanding shares of capital stock of the Parent Borrower or any Parent Entity on the date of declaration of the relevant dividend or making of any other Restricted Payment, as applicable, multiplied by (ii) the arithmetic mean of the closing prices per share of such capital stock on the New York Stock Exchange (or, if the primary listing of such capital stock is on another exchange, on such other exchange) for the 30 consecutive trading days immediately preceding such date.

“Material Adverse Effect”: (x) on, or as of, the Closing Date, a Closing Date Material Adverse Effect, or (y) after the Closing Date, a material adverse effect on (a) the business, operations, property or condition (financial or otherwise) of the Parent Borrower and its Restricted Subsidiaries taken as a whole, (b) the validity or enforceability as to the Loan Parties (taken as a whole) party thereto of the Loan Documents taken as a whole or (c) the rights or remedies of the Agents and the Lenders under the Loan Documents, in each case taken as a whole.

“Material Subsidiaries”: Restricted Subsidiaries of the Parent Borrower constituting, individually or in the aggregate (as if such Restricted Subsidiaries constituted a single Subsidiary), a “significant subsidiary” in accordance with Rule 1-02 under Regulation S-X.

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“Materials of Environmental Concern”: any pollutants, contaminants, hazardous or toxic substances or materials or wastes defined, listed, or regulated as such in or under, or which may give rise to liability under, any applicable Environmental Law, including gasoline, petroleum (including crude oil or any fraction thereof), petroleum products or by-products, asbestos and polychlorinated biphenyls.

“Maximum Incremental Facilities Amount”: at any date of determination, an aggregate principal amount not to exceed the sum of (i) an amount equal to the greater of (1) $333,000,000 and (2) 75% of Four Quarter Consolidated EBITDA (as defined in the Cash Flow Credit Agreement and calculated in accordance with the terms of the Cash Flow Credit Agreement applicable to the “Maximum Incremental Facilities Amount” as defined therein) (calculated on a Pro Forma Basis) (amounts incurred pursuant to this clause (i), the “Cash Capped Incremental Facility”) plus (ii) an unlimited amount if, after giving effect to the incurrence of such amount (or, at the Borrower Representative’s option, on the date of the initial commitment to lend such additional amount after giving pro forma effect to the incurrence of the entire committed amount of such additional amount), either (x) the Consolidated Secured Leverage Ratio (as defined in the Cash Flow Credit Agreement and calculated in accordance with the terms of the Cash Flow Credit Agreement applicable to the “Maximum Incremental Facilities Amount” as defined therein) shall not exceed 4.50 to 1.00 or (y) if such amount is incurred to finance or refinance, or otherwise incurred in connection with, any acquisition, including by way of merger, amalgamation, consolidation or other business combination or the acquisition of Capital Stock or otherwise, by one or more of the Parent Borrower and its Subsidiaries of any assets, business or Person or any other Investment permitted hereunder, on the date of such acquisition or other Investment, after giving effect thereto, the Consolidated Secured Leverage Ratio (as defined in the Cash Flow Credit Agreement and calculated in accordance with the terms of the Cash Flow Credit Agreement applicable to the “Maximum Incremental Facilities Amount” as defined therein) would equal or be less than the Consolidated Secured Leverage Ratio immediately prior to giving effect thereto (amounts incurred pursuant to this clause (ii), the “Ratio Incremental Facility”) (in each case under this clause (ii) as set forth in a certificate of a Responsible Officer of the Borrower Representative delivered to the Administrative Agent at the time of such incurrence, together with calculations demonstrating compliance with such ratio (it being understood that (A) if pro forma effect is given to the entire committed amount of any such additional amount on the date of initial borrowing of such Indebtedness or entry into the definitive agreement providing the commitment to fund such Indebtedness, such committed amount may thereafter be borrowed and reborrowed, in whole or in part, from time to time, without further compliance with this clause and (B) for purposes of calculating the Consolidated Secured Leverage Ratio, any additional amount incurred under Subsection 8.13(a)(i)(B) and pursuant to clause (ii) of this definition shall be treated as if such amount is Consolidated Secured Indebtedness (as defined in the Cash Flow Credit Agreement), regardless of whether such amount is actually secured or is secured by Liens ranking junior to the Liens securing the Cash Flow Facility Obligations (as defined in the Cash Flow Credit Agreement)); provided that, at the Borrower Representative’s option, capacity under the Ratio Incremental Facility shall be deemed to be used before capacity under the Cash Capped Incremental Facility.

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“Minimum Extension Condition”: as defined in Subsection 2.8(b).

“Moody’s”: Moody’s Investors Service, Inc., and its successors.

“Mortgaged Fee Properties”: the collective reference to each real property owned in fee simple by any U.S. Borrower or U.S. Subsidiary Guarantor (i) as of the Closing Date and listed on Schedule 5.8 (if any) and (ii) following the Closing Date, to the extent required to be mortgaged as Collateral pursuant to the requirements of Subsection 7.9, including the land and all buildings, improvements, structures and fixtures now or subsequently located thereon and owned by any such Person, in each case, unless and until such time as the Mortgage on such real property is released in accordance with the terms and provisions hereof and thereof.

“Mortgages”: each of the mortgages and deeds of trust, or similar security instruments executed and delivered by any U.S. Borrower or U.S. Subsidiary Guarantor to the Collateral Agent, substantially in the form of Exhibit C, as the same may be amended, restated, supplemented, waived or otherwise modified from time to time.

“Most Recent Four Quarter Period”: the four Fiscal Quarter period of the Parent Borrower ending on the last day of the most recently completed Fiscal Year or Fiscal Quarter for which financial statements of the Parent Borrower have been (or have been required to be) delivered under Subsection 7.1(a) or 7.1(b).

“Multiemployer Plan”: a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Negotiable Collateral”: letters of credit, letter of credit rights, instruments, promissory notes, drafts, documents, and chattel paper (including electronic chattel paper and tangible chattel paper), and any and all supporting obligations in respect thereof.

“Net Orderly Liquidation Value”: the orderly liquidation value (net of costs and expenses estimated to be incurred in connection with such liquidation) of the Qualified Loan Parties’ Inventory, that is estimated to be recoverable in an orderly liquidation of such Inventory expressed as a percentage of the net book value thereof, such percentage to be as determined from time to time by reference to the most recent Inventory appraisal completed by a qualified third-party appraisal company (approved by the Administrative Agent in its Permitted Discretion) delivered to the Administrative Agent.

“Net Proceeds”: with respect to any new public or private issuance or sale of any securities or any capital contribution (whether of property or assets, including cash), an amount equal to the gross proceeds in cash and Cash Equivalents (or with respect to capital contributions of non-cash property or assets, the Fair Market Value thereof) of such issuance, sale or contribution net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions, and brokerage, consultant and other fees actually incurred in connection with such issuance, sale or contribution and net of all taxes paid or payable as a result, or in respect, thereof.

“New York Courts”: as defined in Subsection 11.13(a).

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“New York Process Agent”: as defined in Subsection 11.13(b).

“New York Supreme Court”: as defined in Subsection 11.13(a).

“Non-Canadian Affiliate”: an Affiliate or office of a Canadian Facility Lender or Canadian Facility Issuing Lender that is an entity (or office thereof) that shall allow payments by any U.S. Borrower made under this Agreement and any Notes with respect to any Extensions of Credit made to such U.S. Borrower by such entity or office to be made without withholding of any Non-Excluded Taxes.

“Non-Consenting Lender”: as defined in Subsection 11.1(g).

“Non-Defaulting Lender”: any Lender other than a Defaulting Lender.

“Non-Excluded Taxes”: all Taxes other than Excluded Taxes.

“Non-Extending Lender”: any Lender that does not accept an Extension Offer.

“Non-Loan Party”: each Subsidiary of the Parent Borrower that is not a Loan Party.

“Non-Wholly Owned Subsidiary”: each Subsidiary of the Parent Borrower that is not a Wholly Owned Subsidiary.

“Notes”: the collective reference to the Revolving Credit Notes and the Swingline Note.

“Obligation Currency”: as defined in Subsection 11.8(a).

“Obligations”: obligations of the Loan Parties from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during (or that would accrue but for) the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made in respect of any Letter of Credit, when and as due, including payments in respect of Reimbursement Obligations and interest thereon and (iii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Loan Parties under this Agreement and the other Loan Documents.

“OFAC”: as defined in clause (c) of the first sentence of Subsection 5.23.

“Optional Payments”: as defined in Subsection 8.6(e).

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“Organizational Documents”: with respect to any Person, (a) the articles of incorporation, certificate of incorporation or certificate of formation (or the equivalent organizational documents) of such Person and (b) the bylaws, operating agreement or partnership agreement (or the equivalent governing documents) of such Person.

“Other ABL Term Commitments”: one or more Tranches of term loan commitments hereunder that result from a Refinancing Amendment.

“Other ABL Term Loans”: one or more Tranches of term loans hereunder that result from a Refinancing Amendment.

“Other Intercreditor Agreement”: an intercreditor agreement in form and substance reasonably satisfactory to the Borrower Representative and the Collateral Agent.

“Other Representatives”: UBS Securities LLC, in its capacity as Joint Lead Arranger and Joint Bookrunner, JPMorgan Chase Bank, N.A., in its capacity as Joint Lead Arranger and Joint Bookrunner, Deutsche Bank Securities Inc., in its capacity Joint Lead Arranger and Joint Bookrunner, Barclays Bank PLC, in its capacity as Joint Lead Arranger and Joint Bookrunner, Goldman Sachs Bank USA, in its capacity as Joint Lead Arranger and Joint Bookrunner, Bank of America, N.A., in its capacity as Joint Lead Arranger and Joint Bookrunner, Royal Bank of Canada, in its capacity as Joint Lead Arranger and Joint Bookrunner, Jefferies Finance LLC, in its capacity as Joint Lead Arranger and Joint Bookrunner, MUFG Union Bank, N.A., in its capacity as Joint Lead Arranger and Joint Bookrunner, Natixis, New York Branch, in its capacity as Joint Lead Arranger and Joint Bookrunner, SG Americas Securities, LLC, in its capacity as Joint Lead Arranger and Joint Bookrunner and Crédit Agricole Corporate and Investment Bank, in its capacity as Joint Lead Arranger and Joint Bookrunner.

“Other Revolving Credit Commitments”: one or more Tranches of revolving credit commitments hereunder or extended Commitments in respect of the Revolving Credit Facility that result from a Refinancing Amendment.

“Other Revolving Credit Loans”: the Revolving Credit Loans made pursuant to any Other Revolving Credit Commitment.

“Parent Borrower”: Pisces Midco, Inc., Delaware corporation, and any successor in interest thereto permitted hereunder.

“Parent Entity”: any of Topco, Holdings and any Other Parent and any other Person that is a Subsidiary of Topco, Holdings or any Other Parent and of which the Parent Borrower is a Subsidiary, in each case, solely for so long as the Parent Borrower is a Subsidiary of such Person. As used herein, “Other Parent” means a Person of which the Parent Borrower becomes a Subsidiary after the Closing Date that is designated by the Borrower Representative as an “Other Parent”, provided that either (x) immediately after the Parent Borrower first becomes a Subsidiary of such Person, more than 50.0% of the Voting Stock of such Person shall be held by one or more Persons that held more than 50.0% of the Voting Stock of the Parent Borrower or a Parent Entity of the Parent Borrower immediately prior to the Parent Borrower first becoming such Subsidiary, or (y) such Person shall be deemed not to be an Other Parent for the purpose of determining whether a Change of Control shall have occurred by reason of the Parent Borrower first becoming a Subsidiary of such Person. The Parent Borrower shall not in any event be deemed to be a “Parent Entity”.

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“Parent Entity Expenses”: (i) costs (including all professional fees and expenses) incurred by any Parent Entity or Investor Partnership in connection with maintaining its existence or in connection with its reporting obligations under, or in connection with compliance with, applicable laws or applicable rules of any governmental, regulatory or self-regulatory body or stock exchange, this Agreement or any other agreement or instrument relating to Indebtedness of the Parent Borrower or any Restricted Subsidiary, including in respect of any reports filed with respect to the Securities Act, the Exchange Act or the respective rules and regulations promulgated thereunder, (ii) expenses incurred by any Parent Entity or Investor Partnership in connection with the acquisition, development, maintenance, ownership, prosecution, protection and defense of its intellectual property and associated rights (including but not limited to trademarks, service marks, trade names, trade dress, patents, copyrights and similar rights, including registrations and registration or renewal applications in respect thereof; inventions, processes, designs, formulae, trade secrets, know-how, confidential information, computer software, data and documentation, and any other intellectual property rights; and licenses of any of the foregoing), or assertions of infringement, misappropriation, dilution or other violation of third-party intellectual property or associated rights, to the extent such intellectual property and associated rights or assertions relate to the business or businesses of the Parent Borrower or any Subsidiary thereof, (iii) indemnification obligations of any Parent Entity or Investor Partnership owing to directors, officers, employees or other Persons under its charter or bylaws or pursuant to written agreements with or for the benefit of any such Person (including the CD&R Indemnification Agreement and the GGC Indemnification Agreement), or obligations in respect of director and officer insurance (including premiums therefor), (iv) other administrative and operational expenses of any Parent Entity or Investor Partnership incurred in the ordinary course of business, (v) fees and expenses incurred by any Parent Entity or Investor Partnership in connection with maintenance and implementation of any management equity incentive plan associated with the management of the Parent Borrower and its Subsidiaries, and (vi) fees and expenses incurred by any Parent Entity or Investor Partnership in connection with any offering of Capital Stock or Indebtedness, (w) which offering is not completed, or (x) where the net proceeds of such offering are intended to be received by or contributed or loaned to the Parent Borrower or a Restricted Subsidiary, or (y) in a prorated amount of such expenses in proportion to the amount of such net proceeds intended to be so received, contributed or loaned, or (z) otherwise on an interim basis prior to completion of such offering so long as any Parent Entity or Investor Partnership shall cause the amount of such expenses to be repaid to the Parent Borrower or the relevant Restricted Subsidiary out of the proceeds of such offering promptly if completed.

“Participant”: as defined in Subsection 11.6(c)(i).

“Participant Register”: as defined in Subsection 11.6(b)(v).

“Patriot Act”: as defined in Subsection 11.18.

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“Payment Condition”: at any time of determination with respect to any Specified Transaction, that the following conditions are all satisfied: (x) (1) 30-Day Specified Excess Availability (divided by Availability as of such time of determination and expressed as a percentage) and (2) the Specified Availability on the date of such Specified Transaction (divided by Availability as of such time of determination and expressed as a percentage), in each case exceed the applicable Availability Percentage (as defined below) and (y) unless the Fixed Charge Condition (as defined below) is satisfied (to the extent applicable), the Parent Borrower shall be in Pro Forma Compliance with a minimum Consolidated Fixed Charge Coverage Ratio of at least 1.00:1.00 and (z) if reasonably requested by the Administrative Agent, the Borrower Representative shall have delivered to the Administrative Agent (i) a copy of calculations required by preceding clause (y) in reasonable detail and (ii) a calculation of Specified Unrestricted Cash. “Availability Percentage”: (a) in respect of any Restricted Payment pursuant to Subsection 8.3(k), 12.5%; (b) in respect of (A) any investment or acquisition permitted pursuant to clause (u) of the definition of “Permitted Investments” or (B) clause (c)(i) of the definition of “Permitted Acquisitions”, 10.0%; (c) in respect of any payment, repurchase or redemption pursuant to Subsection 8.6(a), 12.5%; (d) in respect of any merger, consolidation, amalgamation or asset sale pursuant to Subsection 8.2(a) or 8.2(b), 10.0%; and (e) in respect of any Asset Sale that would otherwise have to comply with Subsection 8.5, 10.0%. “Fixed Charge Condition” shall mean 30-Day Specified Excess Availability (divided by Availability as of such time of determination and expressed as a percentage) exceeds: (a) in respect of any Restricted Payment pursuant to Subsection 8.3(k), 17.5%; (b) in respect of any acquisition permitted pursuant to clause (c)(i) of the definition of “Permitted Acquisitions”, 15.0%; (c) in respect of any investment permitted pursuant to clause (u) of the definition of “Permitted Investments”, 15.0%; (d) in respect of any payment, repurchase or redemption pursuant to Subsection 8.6(a), 15.0%; and (e) in respect of (A) any merger, consolidation, amalgamation or asset sale pursuant to Subsection 8.2(a) or 8.2(b) or (B) any Asset Sale that would otherwise have to comply with Subsection 8.5, 15.0%.

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor thereto).

“Permitted Acquisition”: any acquisition in a transaction that satisfies each of the following requirements:

(a)        the business of the acquired company shall be substantially similar to, or ancillary, complementary or related to the line of business of the Parent Borrower and its Restricted Subsidiaries on the Closing Date, or the assets so acquired shall be used or useful in or otherwise relate to, any such business;

(b)       the assets acquired will be owned or otherwise held by a Qualified Loan Party or the acquired company and its Subsidiaries will become Qualified Loan Parties and pledge their Collateral to the Collateral Agent, in each case, to the extent and as required by Subsection 7.9(b) and Subsection 7.9(c); and

(c)       either:

(i)        the Payment Condition in respect of Permitted Acquisitions is satisfied; or

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(ii)        to the extent such Payment Condition is not satisfied, the Acquisition Consideration consists solely of any combination of (x) Capital Stock of any Parent Entity, and/or (y) amounts not to exceed the Available Excluded Contribution Amount Basket, and/or (z) additional cash and other property (excluding cash and other property covered in subclauses (x) and (y) of this clause (c)(ii)) and Indebtedness (whether incurred or assumed), provided that the aggregate amount of such cash consideration paid pursuant to this clause (c)(ii)(z) and all other cash consideration paid for Permitted Acquisitions consummated during any Fiscal Year in reliance on this clause (c)(ii)(z) is less than or equal to $20,000,000 (during the first Fiscal Year following the Closing Date) and $10,000,000 (during each subsequent Fiscal Year), provided, further, that amounts unused in any Fiscal Year may be carried forward and used to make Permitted Acquisitions in succeeding Fiscal Years, and provided, further, that the Acquisition Consideration paid or payable pursuant to this clause (c)(ii)(z) during any one Fiscal Year shall not exceed $30,000,000 in the aggregate.

“Permitted Affiliated Assignee”: CD&R or Golden Gate, any investment fund managed or controlled by CD&R or Golden Gate and any special purpose vehicle established by CD&R or Golden Gate or by one or more of such investment funds.

“Permitted Cure Securities”: common equity securities of the Parent Borrower or any Parent Entity or other equity securities of the Parent Borrower or any Parent Entity that do not constitute Disqualified Capital Stock.

“Permitted Debt Exchange”: as defined in Subsection 2.9(a) of the Cash Flow Credit Agreement.

“Permitted Debt Exchange Notes”: as defined in Subsection 2.9(a) of the Cash Flow Credit Agreement.

“Permitted Discretion”: the commercially reasonable judgment of the Administrative Agent exercised in good faith in accordance with customary business practices for comparable asset-based lending transactions, as to any factor which the Administrative Agent reasonably determines: (a) will or reasonably could be expected to adversely affect in any material respect the value of any Eligible Inventory, Eligible Accounts or Eligible Credit Card Receivables, the enforceability or priority of the applicable Agent’s Liens thereon or the amount which any Agent, the Lenders or any Issuing Lender would be likely to receive (after giving consideration to delays in payment and costs of enforcement) in the liquidation of such Eligible Inventory, Eligible Accounts or Eligible Credit Card Receivables or (b) is evidence that any collateral report or financial information delivered to the Administrative Agent by any Person on behalf of the applicable Borrower is incomplete, inaccurate or misleading in any material respect. In exercising such judgment, the Administrative Agent may consider, without duplication, such factors already included in or tested by the definition of “Eligible Inventory”, “Eligible Accounts” or “Eligible Credit Card Receivables”, as well as any of the following: (i) changes after the delivery of the Initial Borrowing Base Certificate in any material respect in demand for, pricing of, or product mix of Inventory; (ii) changes after the delivery of the Initial Borrowing Base Certificate in any material respect in any concentration of risk with respect to Accounts; and (iii) any other factors arising after the delivery of the Initial Borrowing Base Certificate that change in any material respect the credit risk of lending to the Borrowers on the security of the Eligible Inventory, Eligible Accounts or Eligible Credit Card Receivables.

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“Permitted Hedging Arrangement”: any Hedging Agreements or other agreements or arrangements that are entered into for, or any currency or commodity is purchased or otherwise acquired for, purposes other than speculation.

“Permitted Holders”: any of the following: (i) any of the CD&R Investors; (ii) any of the GGC Investors; (iii) any of the Kenner Investors; (iv) any of the Management Investors, CD&R, Golden Gate, Kenner and their respective Affiliates; (v) any investment fund or vehicle managed, sponsored or advised by CD&R or any Affiliate thereof, and any Affiliate of or successor to any such investment fund or vehicle; (vi) any limited or general partners of, or other investors in, any CD&R Investor or any Affiliate thereof, or any such investment fund or vehicle; (vii) any “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the Closing Date) of which any of the Persons specified in clause (i), (ii), (iii), (iv) or (v) or (vi) above is a member (provided that (without giving effect to the existence of such “group” or any other “group”) one or more of such Persons collectively have beneficial ownership, directly or indirectly, of more than 50.0% of the total voting power of the Voting Stock of the Parent Borrower or the Parent Entity held by such “group”), and any other Person that is a member of such “group”; and (viii) any Person acting in the capacity of an underwriter (solely to the extent that and for so long as such Person is acting in such capacity) in connection with a public or private offering of Capital Stock of any Parent Entity, or the Parent Borrower.

“Permitted Investments”: (a) Investments in accounts, and chattel paper (each as defined in the UCC or the PPSA, as applicable), payment intangibles (as defined in the UCC), intangibles (as defined in the PPSA), notes receivable, extensions of trade credit and similar items arising or acquired in the ordinary course of business consistent with the past practice of the Parent Borrower and its Restricted Subsidiaries;

(b)        Investments in cash, Cash Equivalents, Temporary Cash Investments and Investment Grade Securities;

(c)        Investments in existence or made pursuant to legally binding written commitments in existence on the Closing Date and set forth on Schedule 1.1(g), and in each case, any extension, modification, replacement, reinvestment or renewal thereof; provided that the amount of any such Investment may be increased in such extension, modification, replacement, reinvestment or renewal only (x) as required by the terms of such Investment or binding commitment as in existence on the Closing Date (including as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities) or (y) as otherwise permitted by this Agreement;

(d)        (i) Investments by any Loan Party in any other Loan Party (other than (x) Holdings and (y) Investments by a U.S. Loan Party in a Canadian Loan Party) or in any Captive Insurance Subsidiary; provided, however, that if any such Investment is in the form of intercompany Indebtedness, such Indebtedness shall not be secured by any Lien and (ii) Investments in any Parent Entity in amounts and for purposes for which dividends are permitted under Subsection 8.3;

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(e)        Investments received in settlement amounts due to the Parent Borrower or any Restricted Subsidiary of the Parent Borrower effected in the ordinary course of business;

(f)        Investments by any Non-Loan Party in any other Non-Loan Party;

(g)        Investments by Loan Parties in any Non-Loan Parties; provided, however, that (i) the aggregate outstanding amount at any time of all intercompany Investments made pursuant to this clause (g) in any Fiscal Year shall not exceed $20,000,000 during such Fiscal Year; provided, further, that amounts unused in any Fiscal Year may be carried forward and used to make Investments in succeeding Fiscal Years in an amount not to exceed $30,000,000 in the aggregate in any one Fiscal Year and (ii) in lieu of the Investments permitted by this clause (g), any Restricted Payment from Loan Parties to Non-Loan Parties may be made in amounts not exceeding the available limit as determined pursuant to this clause (g) (with a corresponding reduction in such limit as a result thereof);

(h)        Investments by any Non-Loan Party in any Loan Party (other than Holdings); provided, however, that if any such Investment is in the form of intercompany Indebtedness, such Indebtedness shall not be secured by any Lien;

(i)         Investments by any Loan Party in any Non-Loan Party to the extent substantially concurrent with, and in any event within three Business Days of, such Investment, a corresponding cash Investment or Restricted Payment is made from such Non-Loan Party, directly or indirectly, to a Loan Party (or, if the Investment is being made by a U.S. Loan Party, to a U.S. Loan Party);

(j)        any Investment constituting or acquired in connection with a Permitted Acquisition, including any Investment in the form of a capital contribution or intercompany Indebtedness among Holdings, the Parent Borrower and their respective Subsidiaries for the purpose of consummating a Permitted Acquisition;

(k)        Investments made in connection with the Transactions;

(l)         loans and advances (and guarantees of loans and advances by third parties) made to officers, directors, employees, management members or consultants of any Parent Entity or the Parent Borrower or any of its Restricted Subsidiaries, and Guarantee Obligations of the Parent Borrower or any of its Restricted Subsidiaries in respect of obligations of officers, directors, employees, management members or consultants of any Parent Entity or the Parent Borrower or any of its Restricted Subsidiaries, in each case (i) in the ordinary course of business (other than in connection with the Management Subscription Agreement), (ii) existing on the Closing Date and described on Schedule 1.1(g), (iii) in respect of travel, entertainment or moving related expenses incurred in the ordinary course of business, (iv) in respect of moving related expenses incurred in connection with any closing or consolidation of any facility, (v) made for other purposes in an aggregate principal amount not to exceed $15,000,000 at any time outstanding or (vi) relating to indemnification or reimbursement of any officers, directors, employees, management members or consultants in respect of liabilities relating to their serving in any such capacity; provided, however, that with respect to any employee of any Parent Entity, no such loans or advances shall be permitted unless the activities of such employee relate primarily to the Parent Borrower and its Restricted Subsidiaries;

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(m)       loans and advances (and guarantees of loans and advances by third parties) made to Management Investors in connection with the purchase by such Management Investors of Capital Stock of any Restricted Subsidiary, the Parent Borrower or any Parent Entity (so long as, in the case of any purchase of Capital Stock of any Parent Entity, such Parent Entity applies an amount equal to the Net Proceeds of such purchases to, directly or indirectly, make capital contributions to, or purchase Capital Stock of, the Parent Borrower or applies such proceeds to pay Parent Entity Expenses) of up to $30,000,000 outstanding at any one time and promissory notes of Management Investors acquired in connection with the issuance of Management Stock to such Management Investors;

(n)       (i) Investments of the Parent Borrower and its Restricted Subsidiaries under Hedging Agreements or other Permitted Hedging Arrangements and (ii) any Investment by any Captive Insurance Subsidiary in connection with its provision of insurance to the Parent Borrower or any of its Subsidiaries which Investment is made in the ordinary course of business of such Captive Insurance Subsidiary, or by reason of applicable law, rule, regulation or order, or that is required or approved by any regulatory authority having jurisdiction over such Captive Insurance Subsidiary or its business, as applicable;

(o)       Investments in the nature of pledges or deposits (x) with respect to leases or utilities provided to third parties in the ordinary course of business or (y) otherwise described in the definition of “Customary Permitted Liens” or made in connection with Liens permitted under Subsection 8.14;

(p)       Investments representing non-cash consideration received by the Parent Borrower or any of its Restricted Subsidiaries in connection with any Disposition, provided that any such non-cash consideration received by any Loan Party is pledged to the Collateral Agent for the benefit of the Secured Parties pursuant to the Security Documents as and to the extent provided for therein;

(q)       Investments by the Parent Borrower or any of its Restricted Subsidiaries in a Person in connection with a joint venture or similar arrangement; provided that (i) the aggregate amount of such Investments pursuant to this clause (q) do not exceed $35,000,000 at any time outstanding and (ii) the Parent Borrower or such Restricted Subsidiary complies with the provisions of Subsections 7.9(b) and 7.9(c) hereof, if applicable, with respect to such ownership interest;

(r)        Investments in industrial development or revenue bonds or similar obligations secured by assets leased to and operated by the Parent Borrower or any of its Restricted Subsidiaries that were issued in connection with the financing of such assets, so long as the Parent Borrower or any such Restricted Subsidiary may obtain title to such assets at any time by optionally canceling such bonds or obligations, paying a nominal fee and terminating such financing transaction;

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(s)       Investments representing evidences of Indebtedness, securities or other property received from another Person by the Parent Borrower or any of its Restricted Subsidiaries in connection with any bankruptcy proceeding or other reorganization of such other Person or as a result of foreclosure, perfection or enforcement of any Lien or exchange for evidences of Indebtedness, securities or other property of such other Person held by the Parent Borrower or any of its Restricted Subsidiaries; provided that any such securities or other property received by any other Loan Party is pledged to the Collateral Agent for the benefit of the Secured Parties pursuant to the Security Documents as and to the extent required thereby;

(t)       any Investment to the extent not exceeding the Available Excluded Contribution Amount Basket;

(u)      other Investments; provided that at the time such Investments are made the Payment Condition is satisfied;

(v)      other Investments in an aggregate amount outstanding at any time not to exceed $35,000,000;

(w)      any Investment to the extent made using Capital Stock of the Parent Borrower (other than Disqualified Capital Stock), or Capital Stock of any Parent Entity or Junior Capital as consideration;

(x)       Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business or consistent with past practice;

(y)       Management Advances; and

(z)       Investments consisting of purchases or other acquisitions of inventory, supplies, services, material or equipment or the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons.

For purposes of determining compliance with Subsection 8.12, (i) in the event that any Investment meets the criteria of more than one of the types of Investments described in one or more of the clauses of this definition, the Borrower Representative, in its sole discretion, shall classify such item of Investment and may include the amount and type of such Investment in one or more of such clauses (including in part under one such clause and in part under another such clause) and (ii) the amount of any Investment made or outstanding at any time under clauses (g), (l), (m), (q) and (v) shall be the original cost of such Investment, reduced (at the Borrower Representative’s option) by any dividend, distribution, interest payment, return of capital, repayment or other amount or value received in respect of such Investment.

“Permitted Liens”: as defined in Subsection 8.14.

“Person”: an individual, partnership, corporation, company, limited liability company, business trust, trust, joint stock company, unincorporated organization, association, joint venture, Governmental Authority or other entity of whatever nature.

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“Pisces Acquisition Agreement”: the Agreement and Plan of Merger, dated as of January 31, 2018, by and among the Parent Borrower, Pisces Merger Sub and Ply Gem Holdings, as the same may be amended, restated, supplemented, waived or otherwise modified from time to time in accordance with this Agreement.

“Pisces Merger”: the merger of Pisces Merger Sub with and into Ply Gem Holdings, with Ply Gem Holdings being the survivor of such merger.

“Pisces Merger Sub”: Pisces Merger Sub, Inc., a Delaware corporation, and any successor in interest thereto.

“Plan”: at a particular time, any employee benefit plan which is covered by ERISA and in respect of which the Parent Borrower or a Commonly Controlled Entity is an “employer” as defined in Section 3(5) of ERISA.

“Plan Asset Regulations”: 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“Platform”: Intralinks, SyndTrak Online, Debtdomain or any other similar electronic distribution system.

“Ply Gem Business”: Ply Gem Holdings and each of its Subsidiaries.

“Ply Gem Holdings”: Ply Gem Holdings, Inc., a Delaware corporation, and any successor in interest thereto.

“Ply Gem Industries”: Ply Gem Industries, Inc., a Delaware corporation, and any successor in interest thereto.

“Ply Gem Tax Receivable Agreement”: the Tax Receivable Agreement, dated as of May 22, 2013, by and between Ply Gem Holdings and PG ITS Holdco, L.P., as the same may be amended, restated, supplemented, waived or otherwise modified from time to time.

“PPSA”: the Personal Property Security Act as adopted in any province or territory of Canada from time to time, which governs the creation or perfection (and the effect thereof) of security interests in any Collateral for the Obligations.

“Preferred Stock”: as applied to the Capital Stock of any corporation or company, Capital Stock of any class or classes (however designated) that by its terms is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation or company, over Capital Stock of any other class of such corporation or company.

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“Pro Forma Basis” or “Pro Forma Compliance”: with respect to any determination for any period, that such determination shall be made giving pro forma effect to any event that by the terms of the Loan Documents requires compliance on a “Pro Forma Basis” or “Pro Forma Compliance” (and, if relevant, to each Material Acquisition and each Material Disposition of any Person, business or asset), together with all transactions relating thereto, in each case consummated during such period or thereafter and on or prior to the date of determination (including any incurrence, assumption, refinancing or repayment of Indebtedness), as if such acquisition, investment, sale (or other disposition), other event and related transactions had been consummated on the first day of such period, in each case based on historical results accounted for in accordance with GAAP, and taking into account adjustments consistent with the definition of “Consolidated EBITDA”, including the amount of net cost savings projected by the Borrower Representative in good faith to be realized as the result of actions taken or to be taken on or prior to the date that is 18 months after the closing date of such transaction and prior to or during such period (calculated on a Pro Forma Basis as though such cost savings had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that (other than with respect to cost savings attributable to the Transactions and reflected in any of (i) the Sponsor’s financial model, dated as of January 24, 2018, (ii) the Quality of Earnings report of PricewaterhouseCoopers LLP related to the Atlas Acquisition, dated as of January 22, 2018, (iii) the Quality of Earnings report of PricewaterhouseCoopers LLP related to the Pisces Merger and combination with the Atrium Business, dated as of January 23, 2018, (iv) the Alvarez & Marsal Update materials related to the 2x20 Cost Reduction Initiative for the Ply Gem Business, dated as of January 25, 2018, or (v) the Confidential Information Memorandum) the aggregate amount of cost savings added to Consolidated EBITDA for the relevant period of four consecutive Fiscal Quarters pursuant to the second clause (x) of the definition of “Consolidated EBITDA” shall not exceed 25.0% of Consolidated EBITDA for any period of four consecutive Fiscal Quarters (calculated after giving effect to any adjustment pursuant to this definition of “Pro Forma Basis” and the second clause (x) of the definition of “Consolidated EBITDA” for such period). For purposes of making any computation referred to in the preceding sentence, if, since the beginning of such period, (1) the Parent Borrower or any Restricted Subsidiary has incurred any Indebtedness that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio is an incurrence of Indebtedness by the Parent Borrower or any Restricted Subsidiary, Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been incurred on the first day of such period (except that in making such computation, the amount of Indebtedness under any revolving credit facility outstanding on the date of such calculation shall be computed based on (A) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding or (B) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation), (2) the Parent Borrower or any Restricted Subsidiary has repaid, repurchased, redeemed, defeased or otherwise acquired, retired or discharged any Indebtedness that is no longer outstanding on such date of determination (each, a “Discharge”) or if the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio involves a Discharge of Indebtedness (in each case other than Indebtedness incurred under any revolving credit facility unless such Indebtedness has been repaid with an equivalent permanent reduction in commitments thereunder), Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Discharge of Indebtedness, including with the proceeds of such new Indebtedness, as if such Discharge had occurred on the first day of such period, (3) the Parent Borrower or any Restricted Subsidiary shall have disposed of any company, any business or any group of assets constituting an operating unit of a business, including any such disposition occurring in connection with a transaction causing a calculation to be made hereunder, or designated any Restricted Subsidiary as an Unrestricted Subsidiary (any such disposition or designation, a “Sale”), the Consolidated EBITDA for such period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the company, business, group of assets or Subsidiary that is the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to (A) the Consolidated Interest Expense attributable to any Indebtedness of the Parent Borrower or any Restricted Subsidiary repaid, repurchased, redeemed, defeased or otherwise acquired, retired or discharged with respect to the Parent Borrower and its continuing Restricted Subsidiaries in connection with such Sale for such period (including but not limited to through the assumption of such Indebtedness by another Person) plus (B) if the Capital Stock of any Restricted Subsidiary is disposed of in such Sale or any Restricted Subsidiary is designated as an Unrestricted Subsidiary, the Consolidated Interest Expense for such period attributable to the Indebtedness of such Restricted Subsidiary to the extent the Parent Borrower and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such Sale, (4) the Parent Borrower or any Restricted Subsidiary (by merger, consolidation or otherwise) shall have made an Investment in any Person that thereby becomes a Restricted Subsidiary, or otherwise acquired any company, any business or any group of assets constituting an operating unit of a business, including any such Investment or acquisition occurring in connection with a transaction causing a calculation to be made hereunder, or designated any Unrestricted Subsidiary as a Restricted Subsidiary (any such Investment, acquisition or designation, a “Purchase”), Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the incurrence of any related Indebtedness) as if such Purchase occurred on the first day of such period, and (5) any Person became a Restricted Subsidiary or was merged or consolidated with or into the Parent Borrower or any Restricted Subsidiary, and since the beginning of such period such Person shall have Discharged any Indebtedness or made any Sale or Purchase that would have required an adjustment pursuant to clause (2), (3) or (4) above if made by the Parent Borrower or a Restricted Subsidiary since the beginning of such period, Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Discharge, Sale or Purchase occurred on the first day of such period. For purposes of this definition, whenever pro forma effect is to be given to any Sale, Purchase or other transaction, or the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness incurred, repaid, repurchased, redeemed, defeased or otherwise acquired, retired or discharged in connection therewith, the pro forma calculations in respect thereof shall be as determined in good faith by a Responsible Officer of the Borrower Representative, which determination shall be conclusive. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness). If any Indebtedness bears, at the option of the Parent Borrower or a Restricted Subsidiary, a rate of interest based on a prime or similar rate, a eurocurrency interbank offered rate or other fixed or floating rate, and such Indebtedness is being given pro forma effect, the interest expense on such Indebtedness shall be calculated by applying such optional rate as the Parent Borrower or such Restricted Subsidiary may designate. If any Indebtedness that is being given pro forma effect was incurred under a revolving credit facility, the interest expense on such Indebtedness shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on a Financing Lease Obligation shall be deemed to accrue at an interest rate determined in good faith by a responsible financial or accounting officer of the Parent Borrower (which determination shall be conclusive) to be the rate of interest implicit in such Financing Lease Obligation in accordance with GAAP. For purposes of the foregoing, “Material Acquisition” means any acquisition of property or series of related acquisitions of property that (x) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (y) involves the payment of consideration by the Parent Borrower or any of its Subsidiaries in excess of $5,000,000; and “Material Disposition” means any Disposition of property or series of related Dispositions of property that (x) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (y) yields gross proceeds to the Parent Borrower or any of its Subsidiaries in excess of $5,000,000.

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“Projections”: those financial projections included in the confidential information memoranda and related material prepared in connection with the syndication of the Debt Financing and provided to the Lenders on or about March 16, 2018.

“PTE”: a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Purchase Money Obligation”: any Indebtedness incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets, and whether acquired through the direct acquisition of such property or assets or the acquisition of the Capital Stock of any Person owning such property or assets, or otherwise.

“Qualified IPO”: the issuance, sale or listing of common equity interests of the Parent Borrower or any Parent Entity pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act (whether alone, in connection with an underwritten or secondary public offering or otherwise) and such equity interests are listed on a nationally-recognized stock exchange in the U.S.

“Qualified Loan Party”: each Borrower and each Subsidiary Guarantor.

“Ratio Incremental Facility”: as defined in the definition of “Maximum Incremental Facilities Amount”.

“Real Property”: real property owned in fee simple by the Parent Borrower or any of its Subsidiaries, including the land, and all buildings, structures and other improvements now or subsequently located thereon, fixtures now or subsequently attached thereto, and rights, privileges, easements and appurtenances now or subsequently related thereto, and related property interests.

“Receivable”: a right to receive payment pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay, as determined in accordance with GAAP.

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“Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of the Parent Borrower or any of its Restricted Subsidiaries.

“refinance”: refinance, refund, replace, renew, repay, modify, restate, defer, substitute, supplement, reissue, resell or extend (including pursuant to any defeasance or discharge mechanism); and the terms “refinances”, “refinanced” and “refinancing” as used for any purpose in this Agreement shall have a correlative meaning.

“Refinanced Debt”: as defined in the definition of “Credit Agreement Refinancing Indebtedness” in this Subsection 1.1.

“Refinancing Agreement”: as defined in Subsection 8.8(d).

“Refinancing Amendment”: an amendment to this Agreement in form and substance reasonably satisfactory to the Administrative Agent and the institutions providing such Credit Agreement Refinancing Indebtedness executed by each of (a) the Borrower Representative and each other Borrower incurring such Credit Agreement Refinancing Indebtedness, (b) the Administrative Agent and (c) each financial institution that agrees to provide any portion of the Credit Agreement Refinancing Indebtedness being incurred pursuant thereto, in accordance with Subsection 2.7.

“Refunded Swingline Loans”: as defined in Subsection 2.4(c).

“Register”: as defined in Subsection 11.6(b)(iv).

“Regulation D”: Regulation D of the Board as in effect from time to time.

“Regulation S-X”: Regulation S-X promulgated by the SEC, as in effect on the Closing Date.

“Regulation T”: Regulation T of the Board as in effect from time to time.

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Regulation X”: Regulation X of the Board as in effect from time to time.

“Reimbursement Obligations”: the obligation of the applicable Borrower to reimburse the applicable Issuing Lender pursuant to Subsection 3.5(a) for amounts drawn under the applicable Letters of Credit.

“Related Business”: those businesses in which the Parent Borrower or any of its Subsidiaries is engaged on the Closing Date, or that are similar, related, complementary, incidental or ancillary thereto or extensions, developments or expansions thereof.

“Related Parties”: with respect to any Person, such Person’s affiliates and the partners, officers, directors, trustees, employees, equity holders, shareholders, members, attorneys and other advisors, agents and controlling persons of such Person and of such Person’s affiliates and “Related Party” shall mean any of them.

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“Related Taxes”: (x) any taxes, charges or assessments, including but not limited to sales, use, transfer, rental, ad valorem, value added, stamp, property, consumption, franchise, license, capital, net worth, gross receipts, excise, occupancy, intangibles or similar taxes, charges or assessments (other than federal, state or local taxes measured by income and federal, state or local withholding imposed by any government or other taxing authority on payments made by any Parent Entity or Investor Partnership other than to another Parent Entity or Investor Partnership), required to be paid by any Parent Entity or Investor Partnership by virtue of its being incorporated or having Capital Stock outstanding (but not by virtue of owning stock or other equity interests of any corporation or other entity other than the Parent Borrower, any of its Subsidiaries, any Parent Entity or Investor Partnership), or being a holding company parent of the Parent Borrower, any of its Subsidiaries, any Parent Entity or Investor Partnership or receiving dividends from or other distributions in respect of the Capital Stock of the Parent Borrower, any of its Subsidiaries, any Parent Entity or Investor Partnership, or having guaranteed any obligations of the Parent Borrower or any Subsidiary thereof, or having received any payment in respect of any of the items for which the Parent Borrower or any of its Subsidiaries is permitted to make payments to any Parent Entity or Investor Partnership pursuant to Subsection 8.3, or acquiring, developing, maintaining, owning, prosecuting, protecting or defending its intellectual property and associated rights (including but not limited to receiving or paying royalties for the use thereof), or assertions of infringement, misappropriation, dilution or other violation of third-party intellectual property or associated rights, to the extent relating to the business or businesses of the Parent Borrower or any Subsidiary thereof, (y) any taxes attributable to any taxable period (or portion thereof) ending on or prior to the Closing Date, or to the consummation of any of the Transactions, or to any Parent Entity’s or Investor Partnership’s receipt of (or entitlement to) any payment in connection with the Transactions, including any payment received after the Closing Date pursuant to any agreement related to the Transactions or (z) any other federal, state, foreign, provincial or local taxes measured by income for which any Parent Entity or Investor Partnership is liable up to an amount not to exceed, with respect to federal taxes, the amount of any such taxes that the Parent Borrower and its Subsidiaries would have been required to pay on a separate company basis, or on a consolidated basis as if the Parent Borrower had filed a consolidated return on behalf of an affiliated group (as defined in Section 1504 of the Code) of which it were the common parent, or with respect to state, foreign, provincial and local taxes, the amount of any such taxes that the Parent Borrower and its Subsidiaries would have been required to pay on a separate company basis, or on a consolidated, combined, unitary or affiliated basis as if the Parent Borrower had filed a consolidated, combined, unitary or affiliated return on behalf of an affiliated group (as defined in the applicable state, foreign, provincial or local tax laws for filing such return) consisting only of the Parent Borrower and its Subsidiaries. Taxes include all interest, penalties and additions relating thereto.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30 day notice period is waived under Section 21, 22, 23, 24, 25, 27 or 28 of PBGC Regulation Section 4043 or any successor regulation thereto.

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“Required Lenders”: Lenders the sum of whose outstanding Commitments (or after the termination thereof, outstanding Individual Lender Exposures) represent a majority of aggregate Commitments (or after the termination thereof, the sum of the Individual Lender Exposures) at such time; provided that the Commitments (or Individual Lender Exposures) held or deemed held by Defaulting Lenders shall be excluded for purposes of making a determination of Required Lenders.

“Requirement of Law”: as to any Person, the Organizational Documents of such Person, and any law, statute, ordinance, code, decree, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its material property or to which such Person or any of its material property is subject, including laws, ordinances and regulations pertaining to zoning, occupancy and subdivision of real properties; provided that the foregoing shall not apply to any non-binding recommendation of any Governmental Authority.

“Responsible Officer”: as to any Person, any of the following officers of such Person: (a) the chief executive officer or the president of such Person and, with respect to financial matters, the chief financial officer, the treasurer or the controller of such Person, (b) any vice president of such Person or, with respect to financial matters, any assistant treasurer or assistant controller of such Person, in each case who has been designated in writing to the Administrative Agent or the Collateral Agent as a Responsible Officer by the chief executive officer or president of such Person or, with respect to financial matters, by the chief financial officer of such Person, (c) with respect to the sixth and seventh sentences of Subsection 1.2(b), Subsection 7.7 and ERISA matters and without limiting the foregoing, the general counsel (or substantial equivalent) of such Person, (d) with respect to any Person that does not have officers, the officer listed in clauses (a) through (c) above of a Person that has the authority to act on behalf of such Person and (e) any other individual designated as a “Responsible Officer” for the purposes of this Agreement by the Board of Directors or equivalent body of such Person.

“Restricted Indebtedness”: as defined in Subsection 8.6(a).

“Restricted Payment”: any dividend or any other payment whether direct or indirect (other than dividends payable solely in common stock of the Parent Borrower or options, warrants or other rights to purchase common stock of the Parent Borrower) on, or any payment on account of, or any setting apart of assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any shares of any class of Capital Stock of the Parent Borrower (other than any acquisition of Capital Stock deemed to occur upon the exercise of options if such Capital Stock represents a portion of the exercise price thereof) or any warrants or options to purchase any such Capital Stock, whether now or hereafter outstanding, or any other distribution (other than (x) distributions payable solely in common stock of the Parent Borrower or (y) options, warrants or other rights to purchase common stock of the Parent Borrower) in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Parent Borrower.

“Restricted Payment Transaction”: any Restricted Payment permitted pursuant to Subsection 8.3, any Permitted Investment, any transaction specifically excluded from the definition of the term “Restricted Payment” (including pursuant to the exceptions contained the parenthetical exclusions of such definition) or any Investment or acquisition permitted pursuant to Subsection 8.4.

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“Restricted Subsidiary”: any Subsidiary of the Parent Borrower other than an Unrestricted Subsidiary.

“Revaluation Date”: (a) with respect to any Revolving Credit Loan denominated in a Designated Foreign Currency, each of the following: (i) each date on which the Borrower Representative has given the Administrative Agent a notice of borrowing of such Revolving Credit Loan as specified in the first sentence of Subsection 2.2, (ii) the last day of each Fiscal Quarter of the Parent Borrower and (iii) each date of a conversion or continuation of such Revolving Credit Loan pursuant to Subsection 4.2, (b) with respect to any Letter of Credit denominated in a Designated Foreign Currency, (i) each date of issuance of a Letter of Credit, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof and (iii) each date of any notice of drawing or any payment by an Issuing Lender under any Letter of Credit and (c) such additional dates as the Administrative Agent or the applicable Issuing Lender shall determine, or the Required Lenders shall require, at any time when (i) an Event of Default under Subsection 9.1(a) or 9.1(f) has occurred and is continuing or (ii) to the extent that, and for so long as, the Revolving Exposure (for such purpose, using the Dollar Equivalent in effect for the most recent Revaluation Date) exceeds 95.0% of the aggregate Commitments.

“Revolving Credit Facility”: the revolving credit facility available to the Borrowers hereunder.

“Revolving Credit Lender”: any Lender having a Commitment hereunder and/or a Revolving Credit Loan outstanding hereunder.

“Revolving Credit Loan”: any U.S. Facility Revolving Credit Loan and/or any Canadian Facility Revolving Credit Loan, as the context may require.

“Revolving Credit Note”: as defined in Subsection 2.1(d).

“Revolving Exposure”: at any time the Dollar Equivalent of the aggregate principal amount at such time of all outstanding Revolving Credit Loans. The Revolving Exposure of any Revolving Credit Lender at any time shall equal its Commitment Percentage of the aggregate Revolving Exposure at such time.

“Rollover Indebtedness”: Indebtedness of a Loan Party issued to any lender under the Cash Flow Facility in lieu of such lender’s pro rata portion of any repayment of Cash Flow Loans in the form of term loans made pursuant to the Cash Flow Credit Agreement.

“S&P”: Standard & Poor’s Financial Services LLC, a division of S&P Global, Inc., and its successors.

“Sale and Leaseback Transaction”: any arrangement with any Person providing for the leasing by the Parent Borrower or any of its Restricted Subsidiaries of real or personal property which has been or is to be sold or transferred by the Parent Borrower or any such Restricted Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Parent Borrower or such Restricted Subsidiary.

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“Sanctions”: as defined in clause (c) of the first sentence of Subsection 5.23.

“Schedule I Lender”: a Lender which is a Canadian chartered bank listed on Schedule I of the Bank Act (Canada).

“SEC”: the United States Securities and Exchange Commission.

“Secured Parties”: the reference to the Canadian Secured Parties, the U.S. Secured Parties, or the collective reference thereto, as applicable.

“Securities Act”: the Securities Act of 1933, as amended from time to time.

“Security Documents”: the collective reference to the Canadian Security Documents and the U.S. Security Documents.

“Senior Notes”: 8.00% Senior Notes due 2026 of the Parent Borrower issued on the Closing Date, as the same may be exchanged for substantially similar senior notes that have been registered under the Securities Act, and as the same or such substantially similar notes may be amended, restated, supplemented, waived or otherwise modified from time to time.

“Senior Notes Documents”: the Senior Notes Indenture and all other instruments, agreements and other documents evidencing or governing the Senior Notes or providing for any guarantee, obligation, security or other right in respect thereof.

“Senior Notes Indenture”: the Indenture dated as of the Closing Date, under which the Senior Notes are issued, as the same may be amended, restated, supplemented, waived or otherwise modified from time to time.

“Set”: the collective reference to Eurocurrency Loans or BA Equivalent Loans of a single Tranche and currency, the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Eurocurrency Loans or BA Equivalent Loans (as applicable) shall originally have been made on the same day).

“Settlement Service”: as defined in Subsection 11.6(b).

“Single Employer Plan”: any Plan which is covered by Title IV or Section 302 of ERISA or Section 412 of the Code, but which is not a Multiemployer Plan.

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“Solvent” and “Solvency”: with respect to the Parent Borrower and its Subsidiaries on a consolidated basis after giving effect to the Transactions on the Closing Date and after giving effect to the Atlas Merger, the Atlas Contribution and the repayment of certain existing Indebtedness of the Atrium Business on the Business Day immediately following the Closing Date means (i) the Fair Value and Present Fair Salable Value of the assets of the Parent Borrower and its Subsidiaries taken as a whole exceed their Stated Liabilities and Identified Contingent Liabilities; (ii) the Parent Borrower and its Subsidiaries taken as a whole do not have Unreasonably Small Capital; and (iii) the Parent Borrower and its Subsidiaries taken as a whole will be able to pay their Stated Liabilities and Identified Contingent Liabilities as they mature (all capitalized terms used in this definition (other than “Parent Borrower”, “Closing Date”, “Subsidiary” and “Transactions”, which have the meanings set forth in this Agreement) shall have the meanings assigned to such terms in the form of solvency certificate attached hereto as Exhibit I).

“Specified Availability”: as of any date of determination, without duplication of amounts calculated thereunder, the sum of the Excess Availability plus Specified Unrestricted Cash (but excluding therefrom the cash proceeds of any Specified Equity Contribution), plus Specified Suppressed Availability as at such date, plus the amount available to be drawn by the Loan Parties under any other committed revolving facilities (including any Revolving Commitment (as defined in the Cash Flow Credit Agreement)).

“Specified Default”: (a) the occurrence and continuance of an Event of Default under Subsection 9.1(b) as a result of a material breach of any representation or warranty set forth in Subsection 5.21 or Subsection 5.22, (b) the occurrence and continuance of an Event of Default under Subsection 9.1(c) as a result of the failure of any Loan Party to comply with the terms of Subsection 4.16 or a failure to comply with the delivery obligations with respect to Borrowing Base Certificates set forth in Subsection 7.2(f) or (c) the occurrence and continuance of an Event of Default under Subsection 9.1(a) or Subsection 9.1(f).

“Specified Equity Contribution”: any cash equity contribution made to the Parent Borrower or any Parent Entity in exchange for Permitted Cure Securities; provided that (a) (i) such cash equity contribution to the Parent Borrower or any Parent Entity and (ii) in the case of a cash contribution to any Parent Entity, the contribution of any proceeds therefrom to, and the receipt thereof by, the Parent Borrower occur (x) after the end of any Fiscal Quarter or Fiscal Year and (y) (A) on or prior to the date that is 20 Business Days after the date on which financial statements are required to be delivered for such Fiscal Quarter (or Fiscal Year) pursuant to Subsection 7.1(a) or 7.1(b) or (B) on the date on which a Borrowing Base Certificate is delivered (provided that the right to make a cash equity contribution for Permitted Cure Securities under this clause (a)(i)(y) shall be limited to no more than once in each Fiscal Period) in accordance with Subsection 7.2(f); (b) the Parent Borrower identifies such equity contribution as a “Specified Equity Contribution” in a certificate of a Responsible Officer of the Parent Borrower delivered to the Administrative Agent; (c) in each four Fiscal Quarter period, there shall exist at least two Fiscal Quarters in respect of which no Specified Equity Contribution shall have been made; (d) no more than five Specified Equity Contributions may be made during the term of this Agreement; (e) the amount of any Specified Equity Contribution included in the calculation of Consolidated EBITDA hereunder shall be limited to the amount required to effect or continue compliance with Subsection 8.1 hereof, whether or not a Compliance Period is in effect, and such amount shall be added to Consolidated EBITDA solely when calculating Consolidated EBITDA for purposes of determining compliance with Subsection 8.1; and (f) there shall be no pro forma or other reduction in indebtedness (including by way of netting) (except, for each fiscal quarter other than the fiscal quarter in respect of which such Specified Equity Contribution is made, to the extent applied to the prepayment of Cash Flow Loans in the form of term loans) with the proceeds of any Specified Equity Contribution for determining compliance with Subsection 8.1 for the periods in which such Specified Equity Contribution is included in Consolidated EBITDA.

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“Specified Representations”: representations corresponding to the representations set forth in (x) the last sentence of Subsection 5.2, (y) Subsections 5.3(a) (with respect to due organization and valid existence), 5.4 (other than the second sentence thereof), (to the extent the incurrence of the Loans, the provision of guarantees and granting of security not violating the Organizational Documents of any Loan Party) 5.5(c), 5.11, 5.13 (subject to the limitations set forth in the provisos to Subsections 6.1(a) and 6.1(g), clause (a) of the first sentence of 5.23 and (as relates to the use of proceeds of the Loans on the Closing Date or the date of funding the applicable Incremental Facility Increase, as applicable, not violating OFAC) clause (c) of the first sentence of 5.23 and (z) the first sentence of Subsection 5.14.

“Specified Suppressed Availability”: an amount, if positive, by which the Borrowing Base exceeds the aggregate amount of the Commitments; provided that if Excess Availability is less than the lesser of (1) 5.0% of the aggregate amount of the Commitments and (2) the Dollar Equivalent of $17,500,000, Specified Suppressed Availability shall be zero.

“Specified Transaction”: (a) any Restricted Payment pursuant to Subsection 8.3(k), (b) any acquisition permitted pursuant to clause (c)(i) of the definition of “Permitted Acquisition”, (c) any investment permitted pursuant to clause (u) of the definition of “Permitted Investments”, (d) any payment, repurchase or redemption pursuant to Subsection 8.6(a), (e) any merger, consolidation, amalgamation or asset sale pursuant to Subsection 8.2(a) or 8.2(b), and (f) any Asset Sale pursuant to Subsection 8.5.

“Specified Unrestricted Cash”: as of any date of determination, an amount equal to all Unrestricted Cash of the Loan Parties that (in the case of cash) is deposited in (i) DDAs, (ii) Concentration Accounts or (iii) other deposit accounts in the United States or Canada, in each case with respect to which a control agreement is in place between the applicable Loan Party, the applicable depositary institution (which depositary institution must be the Administrative Agent, the Collateral Agent or a Lender (or, in each case, an Affiliate thereof)) and the Administrative Agent or the Collateral Agent (or over which any such Agent has “control” whether or not pursuant to a control agreement) or that (in the case of Cash Equivalents) (a) are not in a securities account in respect of which the applicable Loan Party has entered into a “control agreement” with the applicable broker or securities intermediary for purposes of perfecting a security interest in favor of a third party and (b) are subject to the laws of any state, commonwealth, province or territory of the United States or Canada, provided that if, as of such date, the Excess Availability is less than the lesser of (x) 5.0% of the lesser of (1) the Commitments hereunder and (2) the Borrowing Base and (y) $12,500,000, the amount of Specified Unrestricted Cash shall equal zero.

“Sponsor”: CD&R.

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“Spot Rate of Exchange”: on any day, with respect to any currency other than Dollars (for purposes of determining the Dollar Equivalent) the rate at which such currency may be exchanged into Dollars, as set forth at approximately 11:00 A.M., New York City time, on such date on the applicable Bloomberg Key Cross Currency Rates Page. In the event that any such rate does not appear on any Bloomberg Key Cross Currency Rates Page, the Spot Rate of Exchange shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Parent Borrower or, in the absence of such agreement, such Spot Rate of Exchange shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 10:00 A.M., local time in such market, on such date for the purchase of Dollars, for delivery two Business Days later; provided that, if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent, after consultation with the Parent Borrower, may use any other reasonable method it deems appropriate to determine such rate, and such determination shall be presumed correct absent manifest error.

“Stated Maturity”: with respect to any Indebtedness, the date specified in such Indebtedness as the fixed date on which the payment of principal of such Indebtedness is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase or repayment of such Indebtedness at the option of the holder thereof upon the happening of any contingency).

“Statutory Reserves”: for any day as applied to a Eurocurrency Loan, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the United States Federal Reserve System in New York City with deposits exceeding $1,000,000,000 against “Eurocurrency liabilities” (as such term is used in Regulation D). Eurocurrency Loans shall be deemed to constitute Eurocurrency liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exceptions or offsets which may be available from time to time to any Lender under Regulation D.

“Sterling” and “₤”: the lawful currency of the United Kingdom.

“Store”: any store or distribution center operated, or to be operated, by any Loan Party.

“Subordinated Indebtedness”: any Indebtedness that is expressly subordinated in right of payment to the Obligations under the Loan Documents pursuant to a written agreement binding on the holders of such Indebtedness that expressly designates such Indebtedness as “Subordinated Indebtedness” as defined herein. For the avoidance of doubt, (a) the ABL/Cash Flow Intercreditor Agreement, any Junior Lien Intercreditor Agreement and any Other Intercreditor Agreement shall not be deemed to be such a written agreement, and (b) Indebtedness shall not be deemed to be subordinated in right of payment to the Obligations under the Loan Documents by reason of (i) being unsecured, or (ii) being secured by a Lien that is junior in priority to a Lien securing such Obligations, or (iii) not being secured by all of the property and assets securing such Obligations, or (iv) not being incurred or guaranteed by all of the obligors in respect of such Obligations, or (v) Subsection 10.15, or (vi) any other provisions applicable to such Indebtedness relating to the application of proceeds or the ordering of payments.

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“Subsidiary”: as to any Person, a corporation, association, partnership, limited liability company or other entity (a) of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the Board of Directors or other managers of such corporation, partnership, limited liability company or other entity are at the time owned by such Person, or (b) the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person and, in the case of this clause (b), which is treated as a consolidated subsidiary for accounting purposes. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Parent Borrower.

“Subsidiary Borrower”: any U.S. Subsidiary Borrower and any Canadian Borrower.

“Subsidiary Guarantor”: any U.S. Subsidiary Guarantor and any Canadian Subsidiary Guarantor.

“Subsidiary Guaranty”: the guaranty of the Borrower Obligations of the Borrowers under the Loan Documents provided pursuant to the U.S. Guarantee and Collateral Agreement or the Canadian Guarantee and Collateral Agreement, as applicable, or pursuant to a guaranty in such other form as may be agreed between the Borrower Representative and the Administrative Agent; provided that each Canadian Subsidiary Guarantor shall only be required to guaranty the obligations of the Canadian Borrowers under the Canadian Guarantee and Collateral Agreement.

“Successor Canadian Borrower”: as defined in Subsection 8.2(a).

“Successor U.S. Borrower”: as define in Subsection 8.2(a).

“Supermajority Lenders”: Lenders the sum of whose outstanding Commitments (or after the termination thereof, outstanding Individual Lender Exposures) representing more than 66 ⅔% of the sum of the aggregate amount of the aggregate Commitments (or after the termination thereof, the sum of the Individual Lender Exposures of Non-Defaulting Lenders) at such time; provided that the Commitments (or Individual Lender Exposures) held or deemed held by Defaulting Lenders shall be excluded for purposes of making a determination of Supermajority Lenders.

“Supplemental Commitments”: as defined in Subsection 2.6(a).

“Swingline Commitment”: the Swingline Lender’s obligation to make Swingline Loans pursuant to Subsection 2.4.

“Swingline Exposure”: at any time the aggregate principal amount at such time of all outstanding Swingline Loans. The Swingline Exposure of any Revolving Credit Lender at any time shall equal its Commitment Percentage of the aggregate Swingline Exposure at such time.

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“Swingline Lender”: UBS AG, Stamford Branch, in its capacity as such (subject to Subsection 10.9(y)).

“Swingline Loan Participation Certificate”: a certificate in substantially the form of Exhibit F hereto.

“Swingline Loans”: as defined in Subsection 2.4(a).

“Swingline Note”: as defined in Subsection 2.4(b).

“Target Amount”: an amount, when aggregated with all other amounts remaining on deposit in all DDAs at any time, not exceeding the Dollar Equivalent of $2,000,000.

“Tax Sharing Agreement”: the Tax Sharing Agreement between the Parent Borrower and Topco to be entered into on or prior to the Closing Date, as the same may be amended, restated, supplemented, waived or otherwise modified from time to time.

“Taxes”: any and all present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority.

“Temporary Cash Investments”: any of the following: (i) any investment in (x) direct obligations of the United States of America, Canada, the United Kingdom, Switzerland, a member state of the European Union or any country in whose currency funds are being held pending their application in the making of an investment or capital expenditure by the Parent Borrower or a Restricted Subsidiary in that country or with such funds, or any agency or instrumentality of any thereof, or obligations Guaranteed by the United States of America, Canada, the United Kingdom, Switzerland or a member state of the European Union or any country in whose currency funds are being held pending their application in the making of an investment or capital expenditure by the Parent Borrower or a Restricted Subsidiary in that country or with such funds, or any agency or instrumentality of any of the foregoing, or obligations guaranteed by any of the foregoing or (y) direct obligations of any foreign country recognized by the United States of America rated at least “A” by S&P or “A2” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (ii) overnight bank deposits, and investments in time deposit accounts, certificates of deposit, bankers’ acceptances and money market deposits (or, with respect to foreign banks, similar instruments) maturing not more than one year after the date of acquisition thereof issued by (x) any bank or other institutional lender under this Agreement or the Cash Flow Facility or any affiliate thereof or (y) a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital and surplus aggregating in excess of $250,000,000 (or the foreign currency equivalent thereof) and whose long term debt is rated at least “A” by S&P or “A2” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization) at the time such Investment is made, (iii) repurchase obligations for underlying securities or instruments of the types described in clause (i) or (ii) above entered into with a bank meeting the qualifications described in clause (ii) above, (iv) Investments in commercial paper, maturing not more than 24 months after the date of acquisition, issued by a Person (other than that of the Parent Borrower or any of its Subsidiaries), with a rating at the time as of which any Investment therein is made of “P-2” (or higher) according to Moody’s or “A-2” (or higher) according to S&P (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (v) Investments in securities maturing not more than 24 months after the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “BBB-” by S&P or “Baa3” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (vi) Indebtedness or Preferred Stock (other than of the Parent Borrower or any of its Subsidiaries) having a rating of “A” or higher by S&P or “A2” or higher by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (vii) investment funds investing at least 90.0% of their assets in securities of the type described in clauses (i) through (vi) above (which funds may also hold cash pending investment and/or distribution), (viii) any money market deposit accounts issued or offered by a domestic commercial bank or a commercial bank organized and located in a country recognized by the United States of America, in each case, having capital and surplus in excess of $250,000,000 (or the foreign currency equivalent thereof), or investments in money market funds subject to the risk limiting conditions of Rule 2a-7 (or any successor rule) of the SEC under the Investment Company Act of 1940, as amended, and (ix) similar investments approved by the Board of Directors in the ordinary course of business.

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“Termination Date”: the date which is the five year anniversary of the Closing Date; provided that if the five year anniversary of the Closing Date is not a Business Day, the “Termination Date” shall be the next succeeding Business Day after the five year anniversary of the Closing Date.

“Topco”: Pisces Parent, LLC, a Delaware limited liability company, and any successor in interest thereto.

“Total Canadian Facility Commitment”: at any time, the sum of the Canadian Facility Commitments of all of the Canadian Facility Lenders at such time. The original Total Canadian Facility Commitment is $75,000,000.

“Total U.S. Facility Commitment”: at any time, the sum of the U.S. Facility Commitments of all of the Lenders at such time. The original Total U.S. Facility Commitment is $285,000,000.

“Tranche”: each tranche of Loans available hereunder, with there being three tranches on the Closing Date; namely, U.S. Facility Revolving Credit Loans, Canadian Facility Revolving Credit Loans and Swingline Loans.

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“Transaction Agreements”: collectively, (i) the Pisces Acquisition Agreement, (ii) the Atlas Acquisition Agreement, (iii) the CD&R Expense Reimbursement Agreement, (iv) the CD&R Indemnification Agreement, (v) the GGC Expense Reimbursement Agreement, (vi) the GGC Indemnification Agreement, (vii) the Ply Gem Tax Receivable Agreement and (viii) any agreement primarily providing for indemnification and/or contribution for the benefit of any Permitted Holder in respect of liabilities resulting from, arising out of or in connection with, based upon or relating to (a) any management, consulting or advisory services, or any financing, underwriting or placement services or other investment banking activities to, for or in respect of any Parent Entity or any of its Subsidiaries, (b) any offering of securities or other financing activity or arrangement of or by any Parent Entity or any of its Subsidiaries or (c) any action or failure to act of or by any Parent Entity or any of its Subsidiaries (or any of their respective predecessors), in each case as the same may be amended, restated, supplemented, waived or otherwise modified from time to time in accordance with the terms thereof.

“Transactions”: collectively, any or all of the following (whether taking place prior to, on or following the Closing Date): (i) the entry into the Pisces Acquisition Agreement and the consummation of the transactions contemplated thereby, including the Pisces Merger, (ii) the entry into the Atlas Acquisition Agreement and the consummation of the transactions contemplated thereby, including the Atlas Acquisition, (iii) the Atlas Contribution, (iv) the entry into the Senior Notes Documents, and the offer and issuance of the Senior Notes, (v) the entry into the Cash Flow Documents and incurrence of Indebtedness thereunder on the Closing Date, (vi) the entry into this Agreement and the other Loan Documents and incurrence of Indebtedness hereunder on the Closing Date, (vii) the Equity Contribution, (viii) the repayment of certain existing Indebtedness of the Ply Gem Business, (ix) the repayment of certain existing Indebtedness of the Atrium Business, (x) the payment of any amounts contemplated by the Ply Gem Tax Receivable Agreement and (xi) all other transactions relating to any of the foregoing (including payment of fees, premiums and expenses related to any of the foregoing).

“Transferee”: any Participant or Assignee.

“Treaty”: the Treaty establishing the European Economic Community, being the Treaty of Rome of March 25, 1957 as amended by the Single European Act 1986 and the Maastricht Treaty (which was signed on February 7, 1992 and came into force on November 1, 1993) and as may, from time to time, be further amended, supplemented or otherwise modified.

“Type”: the type of Loan determined based on the currency in which the same is denominated, and the interest option applicable thereto, with there currently being multiple Types of Loans hereunder.

“UCC”: the Uniform Commercial Code as in effect in the State of New York from time to time.

“Uniform Customs”: the Uniform Customs and Practice for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600, as the same may be amended from time to time.

“United States Person”: any United States person within the meaning of Section 7701(a)(30) of the Code.

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“Unpaid Drawing”: drawings on Letters of Credit that have not been reimbursed by the applicable Borrower.

“Unrestricted Cash”: at any date of determination, (a) the aggregate amount of cash, Cash Equivalents and Temporary Cash Investments included in the cash accounts that would be listed on the consolidated balance sheet of the Parent Borrower prepared in accordance with GAAP as of the last day of the Most Recent Four Quarter Period to the extent such cash is not classified as “restricted” for financial statement purposes (unless so classified solely because of any provision under the Loan Documents or any other agreement or instrument governing other Indebtedness that is subject to the ABL/Cash Flow Intercreditor Agreement, a Junior Lien Intercreditor Agreement or any Other Intercreditor Agreement governing the application thereof or because they are subject to a Lien securing Indebtedness that is subject to the ABL/Cash Flow Intercreditor Agreement, a Junior Lien Intercreditor Agreement or any Other Intercreditor Agreement), plus (b) the proceeds from any incurrence of Indebtedness borrowed since the date of such consolidated balance sheet and on or prior to the date of such determination that are (as determined in good faith by the Borrower Representative, which determination shall be conclusive) intended to be used for working capital purposes.

“Unrestricted Subsidiary”: (i) any Subsidiary of the Parent Borrower designated at any time by the Board of Directors as an Unrestricted Subsidiary hereunder by written notice to the Administrative Agent and (ii) any Subsidiary of an Unrestricted Subsidiary, provided that the Board of Directors shall only be permitted to designate a Subsidiary as an Unrestricted Subsidiary so long as:

(a)       immediately after such designation, no Event of Default under Subsection 9.1(a) or 9.1(f) shall have occurred and be continuing;

(b)      (i)       such designation was made at or prior to the Closing Date; or

(ii)       the Subsidiary to be so designated has Consolidated Tangible Assets of $1,000 or less at the time of designation; or

(iii)      if such Subsidiary has Consolidated Tangible Assets greater than $1,000 at the time of designation, then immediately after giving effect to such designation, the Parent Borrower and its Restricted Subsidiaries shall be in compliance, on a Pro Forma Basis, with the covenant set forth in Subsection 8.1, whether or not a Compliance Period is in effect; and

(c)       no Subsidiary shall be designated as an Unrestricted Subsidiary if such Subsidiary owns (directly or indirectly) any Capital Stock or Indebtedness of, or holds any Liens on any property of, any Borrower or any Restricted Subsidiary that is not a Subsidiary of the Subsidiary to be so designated.

The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Parent Borrower therein (and must comply as such with the limitations on Investments under Subsection 8.12) at the date of designation in an amount equal to the net book value of the Parent Borrower’s Investment therein.

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The Borrower Representative shall only be permitted to designate an Unrestricted Subsidiary as a Restricted Subsidiary so long as:

(a)        immediately after such designation, no Event of Default under Subsection 9.1(a) or 9.1(f) shall have occurred and be continuing; and

(b)        immediately after giving effect to such designation, the Parent Borrower and its Restricted Subsidiaries shall be in compliance, on a Pro Forma Basis, with the covenant set forth in Subsection 8.1, whether or not a Compliance Period is in effect.

The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time and, in each case, shall be subject to the terms of Subsection 7.9 and Section 8.

“Unsecured Indebtedness”: unsecured Indebtedness of the Parent Borrower and any Restricted Subsidiary.

“Unutilized Commitment”: with respect to any Lender at any time, an amount equal to the remainder of (x) such Lender’s Commitment as in effect at such time less (y) such Lender’s Individual Lender Exposure at such time (excluding any Swingline Exposure of such Lender).

“U.S.”: the United States of America.

“U.S. Benefited Lender”: as defined in Subsection 11.7(a).

“U.S. Blocked Account”: as defined in Subsection 4.16(b)(iii).

“U.S. Borrowers”: the Parent Borrower and the U.S. Subsidiary Borrowers.

“U.S. Borrowing Base”: as of any date of determination, shall equal the sum of

(a)       90.0% of Eligible U.S. Credit Card Receivables, plus

(b)       90.0% of Eligible U.S. Accounts owed by Account Debtors that have an Investment Grade Rating, plus

(c)       85.0% of all other Eligible U.S. Accounts, plus

(d)      (i) during the months of June through August, 90% of the Net Orderly Liquidation Value of Eligible U.S. Inventory and (ii) at all other times, 85.0% of the Net Orderly Liquidation Value of Eligible U.S. Inventory, minus

(e)       the amount of all Availability Reserves related to the U.S. Facility, minus

(f)        the outstanding principal amount of any ABL Term Loans made to the U.S. Borrowers;

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provided that, at all times prior to the delivery of the Initial Borrowing Base Certificate, the U.S. Borrowing Base shall be deemed to equal the sum of (x) the amount of the “U.S. Borrowing Base” (as defined in the Existing Pisces ABL Credit Agreement) as of immediately prior to the Closing Date and (y) the amount of the “Borrowing Base” (as defined in the Existing Atlas ABL Credit Agreement) attributable to the U.S. “Credit Parties” (as defined in the Existing Atlas ABL Credit Agreement) as of immediately prior to the Closing Date.

“U.S. Core Concentration Account”: as defined in Subsection 4.16(c)(i).

“U.S. Facility”: the credit facility available to the U.S. Borrowers hereunder.

“U.S. Facility Commitment”: with respect to each U.S. Facility Lender, the commitment of such U.S. Facility Lender hereunder to make Extensions of Credit to the U.S. Borrowers in the amount set forth opposite its name on Schedule A hereto or as may subsequently be set forth in the Register from time to time; provided that with respect to any Loan in any Designated Foreign Currency other than Canadian Dollars, the U.S. Facility Commitment of Jefferies Finance LLC shall be deemed to be zero.

“U.S. Facility Commitment Percentage”: of any U.S. Facility Lender at any time shall be that percentage which is equal to a fraction (expressed as a percentage) the numerator of which is the U.S. Facility Commitment of such U.S. Facility Lender at such time and the denominator of which is the Total U.S. Facility Commitment at such time; provided that for purposes of Subsections 4.15(d) and 4.15(e), the denominators shall be calculated disregarding the Commitment of any Defaulting Lender to the extent its Swingline Exposure or U.S. L/C Obligations are reallocated to the Non-Defaulting Lenders; and, provided further that if any such determination is to be made after the Total U.S. Facility Commitment (and the related U.S. Facility Commitments of the Lenders) has (or have) terminated, the determination of such percentages shall be made immediately before giving effect to such termination.

“U.S. Facility Issuing Lender”: each Issuing Lender with a U.S. Facility L/C Commitment.

“U.S. Facility L/C Commitment”: with respect to any Issuing Lender at any time, (i) the amount set forth opposite such Issuing Lender’s name on Schedule 1.1(j) under the caption “U.S. Facility L/C Commitment” (as such amount may be revised from time to time with the written consent of the Parent Borrower and such Issuing Lender and notified to the Administrative Agent in writing) or (ii) such other amount agreed from time to time between such Issuing Lender and the Borrower Representative; provided that with respect to any Letter of Credit in any Designated Foreign Currency, the U.S. Facility L/C Commitment of Jefferies Finance LLC shall be deemed to be zero.

“U.S. Facility L/C Disbursement”: as defined in Subsection 3.5(a).

“U.S. Facility L/C Obligations”: at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding U.S. Facility Letters of Credit (including in the case of outstanding U.S. Facility Letters of Credit in any Designated Foreign Currency, the Dollar Equivalent of the aggregate then undrawn and unexpired amount thereof) and (b) the aggregate amount of drawings under U.S. Facility Letters of Credit which have not then been reimbursed pursuant to Subsection 3.5(a) (including in the case of U.S. Facility Letters of Credit in any Designated Foreign Currency, the Dollar Equivalent of the unreimbursed aggregate amount of drawings thereunder, to the extent that such amount has not been converted into Dollars in accordance with Subsection 3.5(a)).

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“U.S. Facility Lender”: each Lender which has a U.S. Facility Commitment (without giving effect to any termination of the Total U.S. Facility Commitment if there are any U.S. Facility L/C Obligations) or which has any outstanding U.S. Facility Revolving Credit Loans (or a U.S. Facility Commitment Percentage in any then outstanding U.S. Facility L/C Obligations). Unless the context otherwise requires, each reference in this Agreement to a U.S. Facility Lender includes each U.S. Facility Lender and shall include references to any Affiliate of any such Lender which is acting as a U.S. Facility Lender.

“U.S. Facility Letters of Credit”: Letters of Credit (including Existing Letters of Credit) issued by a U.S. Facility Issuing Lender to, or for the account of, a U.S. Borrower or its Subsidiaries, pursuant to Subsection 3.1.

“U.S. Facility Revolving Credit Loan”: as defined in Subsection 2.1(a).

“U.S. Guarantee and Collateral Agreement”: the U.S. ABL Guarantee and Collateral Agreement delivered to the Collateral Agent as of the Closing Date, substantially in the form of Exhibit B-1 hereto, as the same may be amended, restated, supplemented, waived or otherwise modified from time to time.

“U.S. Loan Parties”: Holdings (unless and until Holdings is released from all of its obligations pursuant to Subsection 9.16(h) of the U.S. Guarantee and Collateral Agreement), the U.S. Borrowers and the U.S. Subsidiary Guarantors; each individually, a “U.S. Loan Party”.

“U.S. Qualified Loan Party”: each U.S. Borrower and each U.S. Subsidiary Guarantor.

“U.S. Secured Parties”: the “Secured Parties” as defined in the U.S. Guarantee and Collateral Agreement.

“U.S. Security Documents”: the collective reference to each Mortgage related to any Mortgaged Fee Property, the U.S. Guarantee and Collateral Agreement, each Blocked Account Agreement related to any U.S. Blocked Account, and all other similar security documents hereafter delivered to the Collateral Agent granting or perfecting a Lien on any asset or assets of any U.S. Loan Party to secure the respective obligations and liabilities of the Loan Parties hereunder and/or under any of the other Loan Documents or to secure any guarantee of any such obligations and liabilities, including any security documents executed and delivered or caused to be delivered to the Collateral Agent pursuant to Subsection 7.9(a), 7.9(b) or 7.9(c), in each case, as amended, restated, supplemented, waived or otherwise modified from time to time.

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“U.S. Subsidiary Borrower”: (1) Ply Gem Industries and (2) each Domestic Subsidiary that is a Wholly Owned Subsidiary and a Restricted Subsidiary that becomes a Borrower after five days’ written notice to the Administrative Agent (or such shorter period as may be agreed to by the Administrative Agent in its reasonable discretion) pursuant to a Borrower Joinder (which Borrower Joinder shall be accompanied by all documentation and other information about such U.S. Subsidiary Borrower as shall be mutually agreed to be required by U.S. regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act), together with their respective successors and assigns, in each case, unless and until such time as the respective U.S. Subsidiary Borrower (a) ceases to constitute a Domestic Subsidiary of the Parent Borrower in accordance with the terms and provisions hereof, (b) is designated an Unrestricted Subsidiary pursuant to the terms of this Agreement or (c) is released from all of its obligations hereunder in accordance with terms and provisions hereof. Upon receipt thereof the Administrative Agent shall promptly transmit each such notice to each of the Lenders; provided that any failure to do so by the Administrative Agent shall not in any way affect the status of any such Domestic Subsidiary as a U.S. Subsidiary Borrower hereunder.

“U.S. Subsidiary Guarantor”: each Domestic Subsidiary (other than any Excluded Subsidiary) of the Parent Borrower that executes and delivers a Subsidiary Guaranty, in each case, unless and until such time as the respective U.S. Subsidiary Guarantor ceases to constitute a Domestic Subsidiary of the Parent Borrower or is released from all of its obligations under the Subsidiary Guaranty, in each case, in accordance with terms and provisions thereof.

“U.S. Tax Compliance Certificate”: as defined in Subsection 4.11(b)(ii)(2).

“Vendor Financing Arrangement”: any supply chain financing arrangement, structured vendor payable program, payables financing arrangement, reverse factoring arrangement or any other similar arrangement or program pursuant to which the Parent Borrower or any of its Restricted Subsidiaries provides a vendor an option to factor such vendor’s receivables from the Parent Borrower or such Restricted Subsidiary to a bank or financial institution.

“Voting Stock”: as to any entity, all classes of Capital Stock of such entity then outstanding and normally entitled to vote in the election of directors or all interests in such entity with the ability to control the management or actions of such entity.

“Wholly Owned Subsidiary”: as to any Person, any Subsidiary of such Person of which such Person owns, directly or indirectly through one or more Wholly Owned Subsidiaries, all of the Capital Stock of such Subsidiary other than directors qualifying shares or shares held by nominees.

“Write-Down and Conversion Powers”: with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2          Other Definitional and Interpretive Provisions. Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in any Notes, any other Loan Document or any certificate or other document made or delivered pursuant hereto.

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(a)          As used herein and in any Notes and any other Loan Document, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to the Parent Borrower and its Restricted Subsidiaries not defined in Subsection 1.1 and accounting terms partly defined in Subsection 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

(b)          The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. Any reference herein to any Person shall be construed to include such Person’s successors and assigns permitted hereunder. Any reference herein to the financial statements (or any component thereof) of the Parent Borrower shall be construed to include the financial statements (or the applicable component thereof) of the Parent Borrower or any Parent Entity whose financial statements satisfy the Parent Borrower’s financial reporting obligations under Subsection 7.1. With respect to any Default or Event of Default, the words “exists,” “is continuing” or similar expressions with respect thereto shall mean that such Default or Event of Default has occurred and has not yet been cured or waived. If any Default or Event of Default has occurred hereunder (any such Default or Event of Default, an “Initial Default”) and is subsequently cured (a “Cured Default”), any other Default or Event of Default that resulted from (i) the making or deemed making of any representation or warranty by any Loan Party or (ii) the taking of any action by any Loan Party or any Subsidiary of any Loan Party that was prohibited hereunder solely as a result of the continuation of such Cured Default (and was not otherwise prohibited by this Agreement), in each case which subsequent Default or Event of Default would not have arisen had the Cured Default not been continuing at the time of such representation, warranty or action, shall be deemed to automatically be cured upon, and simultaneously with, the cure of the Cured Default, so long as at the time of such representation, warranty or action, no Responsible Officer of the Borrower Representative had knowledge of any such Initial Default. To the extent not already so notified, the Borrower Representative will provide prompt written notice of any such automatic cure to the Administrative Agent after a Responsible Officer of the Borrower Representative knows of the occurrence of any such automatic cure.

(c)          Financial ratios and other financial calculations pursuant to this Agreement, including calculations pursuant to Subsection 8.1 shall, following any transaction described in the definition of “Pro Forma Basis”, be calculated on a Pro Forma Basis until the completion of four full Fiscal Quarters following such transaction (and shall also be subject to clause (d) below to the extent applicable).

(d)          For purposes of determining any financial ratio or making any financial calculation for any Fiscal Quarter (or portion thereof) ending prior to the Closing Date (other than the calculation of Consolidated Interest Expense, as and to the extent set forth in the definition thereof), the components of such financial ratio or financial calculation shall be determined on a pro forma basis to give effect to the Transactions as if they had occurred at the beginning of such four Fiscal Quarter period; and each Person that is a Restricted Subsidiary of the Parent Borrower upon giving effect to the Transactions shall be deemed to be a Restricted Subsidiary for purposes of the components of such financial ratio or financial calculation as of the beginning of such four Fiscal Quarter period.

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(e)          For purposes of this Agreement and any other Loan Document, for periods ending on or prior to the Closing Date, references to the consolidated financial statements of the Parent Borrower (or any Parent Entity) shall be to the consolidated financial statements of Ply Gem Holdings and the consolidated financial statements of Atrium Corporation, with pro forma effect being given to the Transactions (with Ply Gem Holdings, Atrium Corporation and their respective Subsidiaries that are Subsidiaries of the Parent Borrower after giving effect to the Transactions being deemed Subsidiaries of the Parent Borrower), as the context may require, provided that nothing in this clause (e) shall require the delivery of combined or consolidated financial statements or other similar materials for or with respect to the Ply Gem Business or the Atrium Business, except as otherwise specifically required by this Agreement.

(f)          Any financial ratios required to be maintained pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (rounding up if there is no nearest number).

(g)          Any references in this Agreement to “cash and/or Cash Equivalents”, “cash, Cash Equivalents and/or Temporary Cash Investments” or any similar combination of the foregoing shall be construed as not double counting cash or any other applicable amount which would otherwise be duplicated therein.

(h)          The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(i)           The Borrowing Base shall be calculated without duplication, including without duplication of any reserves, items that are otherwise addressed or excluded through eligibility criteria or items that are factored into the calculation of collection rates or collection percentages.

(j)           In connection with any action being taken in connection with a Limited Condition Transaction, for purposes of determining compliance with any provision of this Agreement which requires that no Default, Event of Default, Specified Default or specified Default or Event of Default, as applicable, has occurred, is continuing or would result from any such action, as applicable, such condition shall, at the option of the Borrower Representative, be deemed satisfied, so long as no Default, Event of Default, Specified Default or specified Default or Event of Default, as applicable, exists on the date (x) a definitive agreement for such Limited Condition Transaction is entered into, (y) in connection with an acquisition to which the United Kingdom City Code on Takeovers and Mergers (or any equivalent thereof under the laws, rules or regulations in any other applicable jurisdiction) applies, on which a “Rule 2.7 announcement” of a firm intention to make an offer in respect of a target of a Limited Condition Transaction is made (or the equivalent notice under such equivalent laws, rules or regulations in such other applicable jurisdiction) or (z) irrevocable notice of redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Capital Stock or Preferred Stock is given. For the avoidance of doubt, if the Borrower Representative has exercised its option under the first sentence of this clause (j), and any Default, Event of Default, Specified Default or specified Default or Event of Default, as applicable, occurs following the date (x) a definitive agreement for the applicable Limited Condition Transaction was entered into, (y) in connection with an acquisition to which the United Kingdom City Code on Takeovers and Mergers (or any equivalent thereof under the laws, rules or regulations in any other applicable jurisdiction) applies, on which a “Rule 2.7 announcement” of a firm intention to make an offer in respect of a target of a Limited Condition Transaction is made (or the equivalent notice under such equivalent laws, rules or regulations in such other jurisdiction) or (z) irrevocable notice of redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Capital Stock or Preferred Stock is given, and prior to the consummation of such Limited Condition Transaction, any such Default, Event of Default, Specified Default or specified Default or Event of Default, as applicable, shall be deemed to not have occurred or be continuing for purposes of determining whether any action being taken in connection with such Limited Condition Transaction is permitted hereunder.

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(k)          In connection with any action being taken in connection with a Limited Condition Transaction, for purposes of:

(i)          determining compliance with any provision of this Agreement which requires the calculation of the Consolidated Fixed Charge Coverage Ratio, the Consolidated Secured Leverage Ratio (as defined in the Cash Flow Credit Agreement) or the Consolidated Total Leverage Ratio (as defined in the Cash Flow Credit Agreement) (but not, for the avoidance of doubt, in determining compliance with the Payment Condition for any purpose hereunder) or any other financial measure;

(ii)         testing baskets set forth in this Agreement (including baskets measured as a percentage of Consolidated Tangible Assets or Four Quarter Consolidated EBITDA (as defined in the Cash Flow Credit Agreement)); or

(iii)        any other determination as to whether any such Limited Condition Transaction and any related transactions (including any financing thereof) complies with the covenants or agreements contained in this Agreement;

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in each case, at the option of the Borrower Representative (the Borrower Representative’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination of whether any such action is permitted hereunder, shall be deemed to be the date (x) a definitive agreement for such Limited Condition Transaction is entered into, (y) in connection with an acquisition to which the United Kingdom City Code on Takeovers and Mergers (or any equivalent thereof under the laws, rules or regulations in any other applicable jurisdiction) applies, the date on which a “Rule 2.7 announcement” of a firm intention to make an offer in respect of a target of a Limited Condition Transaction is made (or the equivalent notice under such equivalent laws, rules or regulations in such other applicable jurisdiction) or (z) irrevocable notice of redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Capital Stock or Preferred Stock is given, as applicable (the “LCT Test Date”), and if, after giving pro forma effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any incurrence or Discharge of Indebtedness and Liens and the use of proceeds thereof) as if they had occurred at the beginning of the most recent four consecutive Fiscal Quarters of the Parent Borrower ending prior to the LCT Test Date for which consolidated financial statements of the Parent Borrower (or, as applicable, any Parent Entity) are available, the Parent Borrower could have taken such action on the relevant LCT Test Date in compliance with such ratio, basket or amount, such ratio, basket or amount shall be deemed to have been complied with. For the avoidance of doubt, if the Borrower Representative has made an LCT Election and any of the ratios, baskets or amounts for which compliance was determined or tested as of the LCT Test Date are exceeded as a result of fluctuations in any such ratio, basket or amount, including due to fluctuations in exchange rates or in Consolidated EBITDA or Consolidated Tangible Assets of the Parent Borrower or the Person subject to such Limited Condition Transaction or any applicable currency exchange rate, at or prior to the consummation of the relevant transaction or action, such ratios, baskets or amounts will not be deemed to have been exceeded as a result of such fluctuations. If the Borrower Representative has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio, basket or amount with respect to the incurrence or Discharge of Indebtedness or Liens, or the making of Restricted Payments, mergers, the conveyance, lease or other transfer of all or substantially all of the assets of the Parent Borrower or the designation of an Unrestricted Subsidiary on or following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated and the date on which the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio, basket or amount shall be calculated on a pro forma basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence or Discharge of Indebtedness and Liens and the use of proceeds thereof) have been consummated.

1.3          Borrower Representative. Each Borrower hereby designates the Parent Borrower as its Borrower Representative. The Borrower Representative will be acting as agent on each Borrower’s behalf for the purposes of issuing notices of Borrowing and notices of conversion/continuation of any Loans pursuant to Section 2 and Section 4 or similar notices, giving instructions with respect to the disbursement of the proceeds of the Loans, selecting interest rate options, requesting Letters of Credit, giving and receiving all other notices and consents hereunder or under any of the other Loan Documents and taking all other actions (including in respect of compliance with covenants) on behalf of any Borrower or the Borrowers under the Loan Documents. The Borrower Representative hereby accepts such appointment. Each Borrower agrees that each notice, election, representation and warranty, covenant, agreement and undertaking made on its behalf by the Borrower Representative shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower.

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SECTION 2

Amount and Terms of Commitments

2.1          Commitments.

(a)          (I) Subject to and upon the terms and conditions set forth herein, each Lender with a U.S. Facility Commitment severally agrees to make, at any time and from time to time on or after the Closing Date and prior to the Termination Date, a Revolving Credit Loan or Revolving Credit Loans to the U.S. Borrowers (on a joint and several basis as between the U.S. Borrowers) (each a “U.S. Facility Revolving Credit Loan” and, collectively, the “U.S. Facility Revolving Credit Loans”), which U.S. Facility Revolving Credit Loans:

(i)          shall be denominated at the election of the applicable U.S. Borrower, in Dollars or any Designated Foreign Currency;

(ii)         shall, at the option of the applicable U.S. Borrower, (w) in the case of U.S. Facility Revolving Credit Loans denominated in Dollars, be incurred and maintained as, and/or converted into, ABR Loans or Eurocurrency Loans, (x) in the case of U.S. Facility Revolving Credit Loans denominated in Canadian Dollars, be incurred and maintained as, and/or converted into, Canadian Prime Rate Loans or BA Equivalent Loans, (y) in the case of U.S. Facility Revolving Credit Loans denominated in Euro or Sterling, be incurred and maintained as Eurocurrency Loans and (z) in the case of U.S. Facility Revolving Credit Loans denominated in any other Designated Foreign Currency, be incurred as agreed among the Administrative Agent, the Borrowers and the U.S. Facility Lenders; provided that except as otherwise specifically provided in Subsections 4.9 and 4.10, all U.S. Facility Revolving Credit Loans comprising the same Borrowing shall at all times be of the same Type;

(iii)        may be repaid and reborrowed in accordance with the provisions hereof;

(iv)        shall not be made (and shall not be required to be made) by any U.S. Facility Lender to the extent the incurrence thereof (after giving effect to the use of the proceeds thereof on the date of the incurrence thereof to repay any amounts theretofore outstanding pursuant to this Agreement) would cause (x) the Individual U.S. Facility Lender Exposure of such U.S. Facility Lender to exceed the amount of its U.S. Facility Commitment at such time or (y) the Aggregate U.S. Facility Lender Exposure to exceed the Total U.S. Facility Commitment as then in effect; and

(v)         shall not be made (and shall not be required to be made) to any U.S. Borrower to the extent the incurrence thereof (after giving effect to the use of the proceeds thereof on the date of the incurrence thereof to repay any amounts theretofore outstanding pursuant to this Agreement) would cause the Aggregate U.S. Borrower U.S. Facility Credit Extensions to exceed the difference of (x) the U.S. Borrowing Base at such time (based on the Borrowing Base Certificate last delivered, or prior to delivery of the Initial Borrowing Base Certificate, determined as set forth in the proviso to the definition of “U.S. Borrowing Base”) minus (y) the excess, if any, of (1) the sum of the unpaid balance of the Aggregate U.S. Borrower Canadian Facility Credit Extensions and the unpaid balance of the Aggregate Canadian Borrower Credit Extensions over (2) the Canadian Borrowing Base at such time (based on the Borrowing Base Certificate last delivered, or prior to delivery of the Initial Borrowing Base Certificate, determined as set forth in the proviso to the definition of “Canadian Borrowing Base”).

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(II)        Subject to and upon the terms and conditions set forth herein, each Lender with a Canadian Facility Commitment severally agrees to make (including through a Non-Canadian Affiliate, if applicable, in the case of Revolving Credit Loans to the U.S. Borrowers), at any time and from time to time on or after the Closing Date and prior to the Termination Date, a Revolving Credit Loan or Revolving Credit Loans to (i) the Canadian Borrowers (on a joint and several basis as between the Canadian Borrowers with respect to such Revolving Credit Loans made to the Canadian Borrowers) and (ii) the U.S. Borrowers (on a joint and several basis as between the U.S. Borrowers with respect to such Revolving Credit Loans made to the U.S. Borrowers) (each of the foregoing, a “Canadian Facility Revolving Credit Loan” and, collectively, the “Canadian Facility Revolving Credit Loans”), which Canadian Facility Revolving Credit Loans:

(i)          shall be denominated at the election of the applicable Borrower in Dollars or any Designated Foreign Currency;

(ii)         shall, at the option of the applicable Borrower, (w) in the case of Canadian Facility Revolving Credit Loans denominated in Dollars, be incurred and maintained as, and/or converted into, ABR Loans or Eurocurrency Loans, (x) in the case of Canadian Facility Revolving Credit Loans denominated in Canadian Dollars, be incurred and maintained as, and/or converted into, Canadian Prime Rate Loans or BA Equivalent Loans, (y) in the case of Canadian Facility Revolving Credit Loans denominated in Euro or Sterling, be incurred and maintained as Eurocurrency Loans and (z) in the case of Canadian Facility Revolving Credit Loans denominated in any other Designated Foreign Currency, be incurred as agreed among the Administrative Agent, the Borrowers and the Canadian Facility Lenders; provided that except as otherwise specifically provided in Subsections 4.9 and 4.10, all Canadian Facility Revolving Credit Loans comprising the same Borrowing shall at all times be of the same Type;

(iii)        may be repaid and reborrowed in accordance with the provisions hereof;

(iv)        shall not be made (and shall not be required to be made) by any Canadian Facility Lender to the extent the incurrence thereof (after giving effect to the use of the proceeds thereof on the date of the incurrence thereof to repay any amounts theretofore outstanding pursuant to this Agreement) would cause (x) the Individual Canadian Facility Lender Exposure of such Canadian Facility Lender to exceed the amount of its Canadian Facility Commitment at such time or (y) the Aggregate Canadian Facility Lender Exposure to exceed the Total Canadian Facility Commitment as then in effect;

(v)         shall not be made (and shall not be required to be made) to any U.S. Borrower (A) to the extent that the lesser of the Total U.S. Facility Commitment and the U.S. Borrowing Base exceeds the Aggregate U.S. Facility Lender Exposure or (B) to the extent the incurrence thereof (after giving effect to the use of the proceeds thereof on the date of the incurrence thereof to repay any amounts theretofore outstanding pursuant to this Agreement) would cause the Aggregate U.S. Borrower Canadian Facility Credit Extensions to exceed the difference of (x) the Borrowing Base at such time (based on the Borrowing Base Certificate last delivered, or prior to delivery of the Initial Borrowing Base Certificate, determined as set forth in the provisos to the definitions of “U.S. Borrowing Base” and “Canadian Borrowing Base”) minus (y) the sum of the unpaid balance of the Aggregate U.S. Borrower U.S. Facility Credit Extensions and the unpaid balance of the Aggregate Canadian Borrower Credit Extensions; and

(vi)        shall not be made (and shall not be required to be made) to any Canadian Borrower to the extent the incurrence thereof (after giving effect to the use of the proceeds thereof on the date of the incurrence thereof to repay any amounts theretofore outstanding pursuant to this Agreement) would cause the Aggregate Canadian Borrower Credit Extensions to exceed the difference of (x) the Borrowing Base at such time (based on the Borrowing Base Certificate last delivered, or prior to delivery of the Initial Borrowing Base Certificate, determined as set forth in the provisos to the definitions of “U.S. Borrowing Base” and “Canadian Borrowing Base”) minus (y) the sum of the unpaid balance of the Aggregate U.S. Borrower U.S. Facility Credit Extensions and the unpaid balance of the Aggregate U.S. Borrower Canadian Facility Credit Extensions.

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(b)          Notwithstanding anything to the contrary in Subsection 2.1(a) or elsewhere in this Agreement, the Administrative Agent shall have the right to establish Availability Reserves in such amounts, and with respect to such matters, as the Administrative Agent in its Permitted Discretion shall deem necessary or appropriate, against the U.S. Borrowing Base and/or the Canadian Borrowing Base, as applicable (but without duplication), including reserves with respect to (i) sums that the respective Borrowers are or will be required to pay (such as taxes (including payroll and sales taxes), assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and have not yet paid and (ii) amounts owing by the respective Borrowers or, without duplication, their respective Restricted Subsidiaries to any Person to the extent secured by a Lien on, or trust over, any of the ABL Priority Collateral, which Lien or trust, in the Permitted Discretion of the Administrative Agent is capable of ranking senior in priority to or pari passu with one or more of the Liens in the ABL Priority Collateral granted in the Security Documents (such as Liens or trusts in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, excise, sales, or other taxes where given priority under applicable law) in and to such item of the ABL Priority Collateral (including any such Liens in respect of Management Guarantees); provided that (x) with respect to any Availability Reserve (other than any Designated Hedging Reserves or Designated Cash Management Reserves), the Administrative Agent shall have provided the applicable Borrower reasonable advance notice of any such establishment and (y) with respect to any Designated Hedging Reserves or Designated Cash Management Reserves, (i) the Administrative Agent may establish such Designated Hedging Reserves or Designated Cash Management Reserves immediately upon receiving notice in writing from the Borrower Representative pursuant to Subsection 11.22 that a Designated Hedging Reserve or Designated Cash Management Reserve, as applicable, may be established and (ii) the Administrative Agent shall increase, reduce or eliminate the amount of any existing Designated Hedging Reserve or existing Designated Cash Management Reserve immediately upon receiving written notice of any adjustment to the amount of such existing Designated Hedging Reserve or existing Designated Cash Management Reserve from the Borrower Representative pursuant to the last sentence of Subsection 11.22 (provided that the Administrative Agent shall not be obligated to establish or increase any Designated Hedging Reserve or Designated Cash Management Reserve if at the time of, and after give effect to, such establishment or increase, Excess Availability would be less than zero); and provided, further, that the Administrative Agent may only establish an Availability Reserve after the delivery of the Initial Borrowing Base Certificate based on an event, condition or other circumstance arising after the delivery of the Initial Borrowing Base Certificate or based on facts not known to the Administrative Agent at the time of the delivery of the Initial Borrowing Base Certificate. The amount of any such Availability Reserve shall have a reasonable relationship to the event, condition or other matter that is the basis for the Availability Reserve. Upon delivery of such notice, the Administrative Agent shall be available to discuss any proposed Availability Reserve, and the applicable Borrower may take such action as may be required so that the event, condition or matter that is the basis for such Availability Reserve or increase no longer exists, in a manner and to the extent reasonably satisfactory to the Administrative Agent in the exercise of its Permitted Discretion. In no event shall such notice and opportunity limit the right of the Administrative Agent to establish such Availability Reserve, unless the Administrative Agent shall have determined in its Permitted Discretion that the event, condition or other matter that is the basis for such new Availability Reserve no longer exists or has otherwise been adequately addressed by the applicable Borrower. In the event that the event, condition or other matter giving rise to the establishment of any Availability Reserve shall cease to exist (unless there is a reasonable prospect that such event, condition or other matter will occur again within a reasonable period of time thereafter), the Availability Reserve established pursuant to such event, condition or other matter, shall be discontinued. Notwithstanding anything herein to the contrary, Availability Reserves shall not duplicate (i) eligibility criteria contained in the definition of “Eligible Accounts”, “Eligible Credit Card Receivables” or “Eligible Inventory” and vice versa, or (ii) reserves or criteria deducted in computing the value of Eligible Inventory (based on cost and quantity) and vice versa.

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(c)          In the event the U.S. Borrowers are, or the Canadian Borrowers are, as applicable, unable to comply with the Borrowing Base limitations set forth in Subsection 2.1(a)(I) or 2.1(a)(II), as the case may be, or (ii) the conditions precedent to the making of Revolving Credit Loans or the issuance of Letters of Credit set forth in Section 6, (x) the U.S. Facility Lenders authorize the Administrative Agent, for the account of the U.S. Facility Lenders, to make U.S. Facility Revolving Credit Loans to the U.S. Borrowers and (y) the Canadian Facility Lenders authorize the Administrative Agent, for the account of the Canadian Facility Lenders, to make Canadian Facility Revolving Credit Loans to the Borrowers, which may only be made as ABR Loans in the case of U.S. Facility Revolving Credit Loans or Canadian Prime Rate Loans in the case of Canadian Facility Revolving Credit Loans (each, an “Agent Advance”) for a period commencing on the date the Administrative Agent first receives a notice of Borrowing requesting an Agent Advance until the earliest of (i) the 30th Business Day after such date, (ii) the date the respective Borrowers or Borrower is again able to comply with the Borrowing Base limitations set forth in Subsection 2.1(a)(I) or 2.1(a)(II), as applicable, and the conditions precedent to the making of Revolving Credit Loans and issuance of Letters of Credit set forth in Section 6, or obtains an amendment or waiver with respect thereto and (iii) the date the Required Lenders instruct the Administrative Agent to cease making Agent Advances (in each case, the “Agent Advance Period”). The Administrative Agent shall not make any Agent Advance to the extent that at such time the amount of such Agent Advance (I) in the case of Agent Advances made to the Canadian Borrowers, (A) when added to the aggregate outstanding amount of all other Agent Advances made to the Borrowers at such time, would exceed 10% of the Borrowing Base at such time (based on the Borrowing Base Certificate last delivered, or prior to delivery of the Initial Borrowing Base Certificate, determined as set forth in the proviso to the definitions of “U.S. Borrowing Base” and “Canadian Borrowing Base”) or (B) when added to the Aggregate Canadian Facility Lender Exposure as then in effect (immediately prior to the incurrence of such Agent Advance), would exceed the Total Canadian Facility Commitment at such time, or (II) in the case of Agent Advances made to the U.S. Borrowers, (A) when added to the aggregate outstanding amount of all other Agent Advances made to the Borrowers at such time, would exceed 10% of the Borrowing Base at such time (based on the Borrowing Base Certificate last delivered, or prior to delivery of the Initial Borrowing Base Certificate, determined as set forth in the proviso to the definitions of “U.S. Borrowing Base” and “Canadian Borrowing Base”) or (B) when added to the Aggregate U.S. Facility Lender Exposure as then in effect (immediately prior to the incurrence of such Agent Advance), would exceed the Total U.S. Facility Commitment at such time. It is understood and agreed that, subject to the requirements set forth above, Agent Advances may be made by the Administrative Agent in its discretion to the extent the Administrative Agent deems such Agent Advances necessary or desirable (x) to preserve and protect the applicable ABL Priority Collateral, or any portion thereof, (y) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other obligations of the Loan Parties hereunder and under the other Loan Documents or (z) to pay any other amount chargeable to or required to be paid by the Borrowers pursuant to the terms of this Agreement, including payments of reimbursable expenses and other sums payable under the Loan Documents, and that the Borrowers shall have no right to require that any Agent Advances be made.

(d)          Each Borrower agrees that, upon the request to the Administrative Agent by any Revolving Credit Lender made on or prior to the Closing Date or in connection with any assignment pursuant to Subsection 11.6(b), in order to evidence such Lender’s Revolving Credit Loans, such Borrower will execute and deliver to such Lender a promissory note substantially in the form of Exhibit A-1 hereto (each, as amended, restated, supplemented, replaced or otherwise modified from time to time, a “Revolving Credit Note”), with appropriate insertions as to payee, date and principal amount, payable to such Lender and in a principal amount equal to the aggregate unpaid principal amount of all Revolving Credit Loans made by such Revolving Credit Lender to such Borrower. Each Revolving Credit Note shall (i) be dated the Closing Date, (ii) be stated to mature on the Termination Date and (iii) provide for the payment of interest in accordance with Subsection 4.1.

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(e)          Notwithstanding anything to the contrary contained herein, the parties acknowledge and agree that (i) the Canadian Borrowers shall not be jointly or jointly and severally liable with the U.S. Borrowers for any liabilities or obligations of the U.S. Borrowers hereunder and (ii) without derogation of any obligation of any U.S. Borrower under Section 2 or 3 of the U.S. Guarantee and Collateral Agreement in such U.S. Borrower’s capacity as a “Guarantor” or “Grantor” (in each case as defined therein) thereunder, the U.S. Borrowers shall not be jointly or jointly and severally liable with the Canadian Borrowers for any liabilities or obligations of the Canadian Borrowers hereunder.

2.2          Procedure for Revolving Credit Borrowing. Each of the Borrowers may borrow under the Commitments on the Closing Date and the Parent Borrower and any Subsidiary Borrower (or any of their permitted successors hereunder) may borrow under the Commitments hereunder on any Business Day after the Closing Date during the Commitment Period, provided that the Borrower Representative shall give the Administrative Agent irrevocable (in the case of any notice except notice with respect to the initial Extension of Credit hereunder, which shall be irrevocable after the funding) notice in substantially the form of Exhibit J-1 hereto or in such other form as may be agreed between the Borrower Representative and the Administrative Agent (each, a “Borrowing Request”) (which Borrowing Request must be received by the Administrative Agent prior to (1) in the case of Eurocurrency Loans, BA Equivalent Loans, ABR Loans or Canadian Prime Rate Loans to be borrowed on the Closing Date, 12:00 P.M., New York City time (or such later time as may be agreed by the Administrative Agent in its reasonable discretion), one Business Day prior to the Closing Date, and (2) in all other cases, (a) 2:00 P.M., New York City time, at least three Business Days (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion) prior to the requested Borrowing Date, if all or any part of the requested Revolving Credit Loans are to be initially Eurocurrency Loans or BA Equivalent Loans, (b) 10:00 A.M., New York City time (or such later time as may be agreed by the Administrative Agent in its reasonable discretion), on the requested Borrowing Date, for ABR Loans or (c) 10:00 A.M., New York City time (or such later time as may be agreed by the Administrative Agent in its reasonable discretion), one Business Day prior to the requested Borrowing Date, for Canadian Prime Rate Loans) specifying (i) the identity of a Borrower, (ii) the amount to be borrowed, (iii) the requested Borrowing Date, (iv) whether the borrowing is to be in Dollars, a Designated Foreign Currency or a combination thereof, (v) whether the borrowing is to be of Eurocurrency Loans, BA Equivalent Loans, ABR Loans, Canadian Prime Rate Loans or a combination thereof and (vi) if the borrowing is to be entirely or partly of Eurocurrency Loans or BA Equivalent Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor. Each Borrowing shall be in an amount equal to, except any Loan to be used solely to pay a like amount of outstanding Reimbursement Obligations or Swingline Loans, in multiples (v) in the case of any Loan denominated in Dollars, $500,000 (or, if the Commitments then available (as calculated in accordance with Subsection 2.1(a)) are less than $500,000, such lesser amount) or a whole multiple of $100,000 in excess thereof, (w) in the case of any Loan denominated in Canadian Dollars, C$500,000 (or, if the Commitments then available (as calculated in accordance with Subsection 2.1(a)) are less than the Dollar Equivalent of C$500,000, such lesser amount) or a whole multiple of C$100,000 in excess thereof, (x) in the case of any Loan denominated in Euros, €500,000 (or, if the Commitments then available (as calculated in accordance with Subsection 2.1(a)) are less than the Dollar Equivalent of €500,000, such lesser amount) or a whole multiple of €100,000 in excess thereof, (y) in the case of any Loan denominated in Sterling, £500,000 (or, if the Commitments then available (as calculated in accordance with Subsection 2.1(a)) are less than the Dollar Equivalent of £500,000, such lesser amount) or a whole multiple of £100,000 in excess thereof and (z) in the case of any Loan denominated in any other Designated Foreign Currency, in such minimum amounts and multiples in excess thereof as the Borrower Representative and the Administrative Agent may agree. Upon receipt of any such notice from the Borrower Representative the Administrative Agent shall promptly notify each applicable Revolving Credit Lender thereof. Subject to the satisfaction of the conditions precedent specified in Subsection 6.2 to the extent applicable (or in the case of the initial Extension of Credit on the Closing Date, Subsection 6.1), each applicable Revolving Credit Lender will make the amount of its pro rata share of each borrowing of Revolving Credit Loans available to the Administrative Agent for the account of the Borrower identified in such notice at the office of the Administrative Agent specified in Subsection 11.2 prior to 12:00 P.M. (or 9:00 A.M., in the case of the initial borrowing hereunder), New York City time, or at such other office of the Administrative Agent or at such other time as to which the Administrative Agent shall notify such Lender reasonably in advance of the Borrowing Date with respect thereto, on the Borrowing Date requested by such Borrower and in funds immediately available to the Administrative Agent.

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2.3          Termination or Reduction of Commitments.

(a)          The Borrower Representative (on behalf of itself and each other applicable U.S. Borrower) shall have the right, upon not less than three Business Days’ (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion) notice to the Administrative Agent (who will promptly notify the Lenders), to terminate the U.S. Facility Commitments or, from time to time, to reduce the amount of the U.S. Facility Commitments; provided that no such termination or reduction shall be permitted if, after giving effect thereto and to any prepayments of the U.S. Facility Revolving Credit Loans and Swingline Loans made on the effective date thereof, the aggregate principal amount of the U.S. Facility Revolving Credit Loans and Swingline Loans then outstanding, when added to the sum of the then outstanding U.S. Facility L/C Obligations, would exceed the U.S. Facility Commitments then in effect and provided, further, that any such notice of termination delivered by the Borrower Representative may state that such notice is conditioned upon the occurrence or non-occurrence of any event specified therein (including the effectiveness of other credit facilities), in which case such notice may be revoked by the Borrower Representative (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any such reduction shall be in an amount equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and shall reduce permanently the applicable Commitments then in effect.

(b)         The Borrower Representative (on behalf of itself and each other applicable Borrower) shall have the right, upon not less than three Business Days’ (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion) notice to the Administrative Agent (who will promptly notify the Lenders), to terminate the Canadian Facility Commitments or, from time to time, to reduce the amount of the Canadian Facility Commitments; provided that no such termination or reduction shall be permitted if, after giving effect thereto and to any prepayments of the Canadian Facility Revolving Credit Loans made on the effective date thereof, the aggregate principal amount of the Canadian Facility Revolving Credit Loans then outstanding, when added to the sum of the then outstanding Canadian Facility L/C Obligations, would exceed the Canadian Facility Commitments then in effect and provided, further, that any such notice of termination delivered by the Borrower Representative may state that such notice is conditioned upon the occurrence or non-occurrence of any event specified therein (including the effectiveness of other credit facilities), in which case such notice may be revoked by the Borrower Representative (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any such reduction shall be in an amount equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and shall reduce permanently the applicable Commitments then in effect.

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2.4          Swingline Commitments.

(a)          Subject to the terms and conditions hereof, the Swingline Lender agrees to make swingline loans (individually, a “Swingline Loan”; collectively, the “Swingline Loans”) to any of the U.S. Borrowers from time to time during the Commitment Period in an aggregate principal amount at any one time outstanding not to exceed $25,000,000; provided that at no time may (1) the then outstanding Aggregate U.S. Borrower U.S. Facility Credit Extensions exceed the applicable limitations set forth in Subsection 2.1(a)(I)(v) or (2) the Aggregate U.S. Facility Lender Exposure exceed the Total U.S. Facility Commitment as then in effect (it being understood and agreed that the Administrative Agent shall calculate the Dollar Equivalent of the then outstanding Revolving Credit Loans in any Designated Foreign Currency on the date the notice of borrowing of Swingline Loans is given for purposes of determining compliance with this Subsection). Swingline Loans shall be made in minimum amounts of (x) at all times when a Dominion Event is not in existence, $100,000 and (y) at all other times, there will be no minimum amount. Amounts borrowed by any Borrower under this Subsection 2.4 may be repaid and, through but excluding the Termination Date, reborrowed. All Swingline Loans made to any U.S. Borrower shall be made in Dollars as ABR Loans, and shall not be entitled to be converted into Eurocurrency Loans. The Borrower Representative (on behalf of itself or any other U.S. Borrower as the case may be), shall give the Swingline Lender irrevocable notice (which notice must be received by the Swingline Lender prior to 1:00 P.M., New York City time, on the requested Borrowing Date) specifying (1) the identity of a U.S. Borrower, (2) the amount of the requested Swingline Loan and (3) that the Borrowing is to be denominated in Dollars and of ABR Loans. The proceeds of the Swingline Loans will be made available by the Swingline Lender to the U.S. Borrower identified in such notice at an office of the Swingline Lender by crediting the account of such U.S. Borrower at such office with such proceeds in Dollars.

(b)          Each of the U.S. Borrowers agrees that, upon the request to the Administrative Agent by the Swingline Lender made on or prior to the Closing Date or in connection with any assignment pursuant to Subsection 11.6(b), in order to evidence the Swingline Loans such U.S. Borrower will execute and deliver to the Swingline Lender a promissory note substantially in the form of Exhibit A-2 hereto, with appropriate insertions (as the same may be amended, restated, supplemented, replaced or otherwise modified from time to time, the “Swingline Note”), payable to the Swingline Lender and representing the obligation of such U.S. Borrower to pay the amount of the Swingline Commitment or, if less, the unpaid principal amount of the Swingline Loans made to such U.S. Borrower, with interest thereon as prescribed in Subsection 4.1. The Swingline Note shall (i) be dated the Closing Date, (ii) be stated to mature on the Termination Date and (iii) provide for the payment of interest in accordance with Subsection 4.1.

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(c)          The Swingline Lender, at any time in its sole and absolute discretion may, on behalf of the U.S. Borrower to which the Swingline Loan has been made (which hereby irrevocably directs and authorizes such Swingline Lender to act on its behalf), request (provided that such request shall be deemed to have been automatically made upon the occurrence of an Event of Default under Subsection 9.1(f)) each U.S. Facility Lender, including the Swingline Lender, to make a U.S. Facility Revolving Credit Loan as an ABR Loan in an amount equal to such U.S. Facility Lender’s U.S. Facility Commitment Percentage of the principal amount of all Swingline Loans made in Dollars (each, a “Mandatory Revolving Credit Loan Borrowing”) in an amount equal to such U.S. Facility Lender’s U.S. Facility Commitment Percentage of the principal amount of all of the Swingline Loans (collectively, the “Refunded Swingline Loans”) outstanding on the date such notice is given; provided that the provisions of this Subsection 2.4 shall not affect the obligations of any U.S. Borrower to prepay Swingline Loans in accordance with the provisions of Subsection 4.4(c). Unless the U.S. Facility Commitments shall have expired or terminated (in which event the procedures of clause (d) of this Subsection 2.4 shall apply), each U.S. Facility Lender hereby agrees to make the proceeds of its U.S. Facility Revolving Credit Loan (including any Eurocurrency Loan) available to the Administrative Agent for the account of the Swingline Lender at the office of the Administrative Agent prior to 11:00 A.M., New York City time, in funds immediately available on the Business Day next succeeding the date such notice is given notwithstanding (i) that the amount of the Mandatory Revolving Credit Loan Borrowing may not comply with the minimum amount for Revolving Credit Loans otherwise required hereunder, (ii) whether any conditions specified in Section 6 are then satisfied, (iii) whether a Default or an Event of Default then exists, (iv) the date of such Mandatory Revolving Credit Loan Borrowing and (v) the amount of the U.S. Facility Commitment of such, or any other, U.S. Facility Lender at such time. The proceeds of such U.S. Facility Revolving Credit Loans (including any Eurocurrency Loan) shall be immediately applied to repay the Refunded Swingline Loans.

(d)          If the U.S. Facility Commitments shall expire or terminate at any time while Swingline Loans are outstanding, each U.S. Facility Lender shall, at the option of the Swingline Lender, exercised reasonably, either (i) notwithstanding the expiration or termination of the U.S. Facility Commitments, make a U.S. Facility Revolving Credit Loan denominated in Dollars and as an ABR Loan (which U.S. Facility Revolving Credit Loan shall be deemed a “U.S. Facility Revolving Credit Loan” for all purposes of this Agreement and the other Loan Documents) or (ii) purchase an undivided participating interest in such Swingline Loans, in either case in an amount equal to such U.S. Facility Lender’s U.S. Facility Commitment Percentage determined on the date of, and immediately prior to, expiration or termination of the U.S. Facility Commitments of the aggregate principal amount of such Swingline Loans; provided that in the event that any Mandatory Revolving Credit Loan Borrowing cannot for any reason be made on the date otherwise required above (including as a result of the commencement of a proceeding under any domestic or foreign bankruptcy, reorganization, dissolution, insolvency, receivership, administration or liquidation or similar law with respect to any U.S. Borrower), then each U.S. Facility Lender hereby agrees that it shall forthwith purchase (as of the date the Mandatory Revolving Credit Loan Borrowing would otherwise have occurred, but adjusted for any payments received from such U.S. Borrower on or after such date and prior to such purchase) from the Swingline Lender such participations in such outstanding Swingline Loans as shall be necessary to cause such U.S. Facility Lenders to share in such Swingline Loans ratably based upon their respective U.S. Facility Commitment Percentages, provided, further, that (x) all interest payable on the Swingline Loans shall be for the account of the Swingline Lender until the date as of which the respective participation is required to be purchased and, to the extent attributable to the purchased participation, shall be payable to the participant from and after such date and (y) at the time any purchase of participations pursuant to this sentence is actually made, the purchasing U.S. Facility Lender shall be required to pay the Swingline Lender interest on the principal amount of the participation purchased for each day from and including the day upon which the Mandatory Revolving Credit Loan Borrowing would otherwise have occurred to but excluding the date of payment for such participation, at the rate otherwise applicable to U.S. Facility Revolving Credit Loans made as ABR Loans. Each U.S. Facility Lender will make the proceeds of any U.S. Facility Revolving Credit Loan made pursuant to the immediately preceding sentence available to the Administrative Agent for the account of the Swingline Lender at the office of the Administrative Agent prior to 11:00 A.M., New York City time, in Dollars in funds immediately available on the Business Day next succeeding the date on which the U.S. Facility Commitments expire or terminate. The proceeds of such U.S. Facility Revolving Credit Loans shall be immediately applied to repay the Swingline Loans outstanding on the date of termination or expiration of the U.S. Facility Commitments. In the event that the U.S. Facility Lenders purchase undivided participating interests pursuant to the first sentence of this clause (d), each U.S. Facility Lender shall immediately transfer to the Swingline Lender, in Dollars in immediately available funds, the amount of its participation and upon receipt thereof the Swingline Lender will deliver to such U.S. Facility Lender a Swingline Loan Participation Certificate dated the date of receipt of such funds and in such amount.

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(e)          Whenever, at any time after the Swingline Lender has received from any U.S. Facility Lender such U.S. Facility Lender’s participating interest in a Swingline Loan, the Swingline Lender receives any payment on account thereof (whether directly from a Borrower or otherwise, including proceeds of Collateral applied thereto by the Swingline Lender), or any payment of interest on account thereof, the Swingline Lender will, if such payment is received prior to 11:00 A.M., New York City time, on a Business Day, distribute to such U.S. Facility Lender its pro rata share thereof prior to the end of such Business Day and otherwise, the Swingline Lender will distribute such payment on the next succeeding Business Day (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such U.S. Facility Lender’s participating interest was outstanding and funded); provided, however, that in the event that such payment received by the Swingline Lender is required to be returned, such U.S. Facility Lender will return to the Swingline Lender any portion thereof previously distributed by the Swingline Lender to it.

(f)           Each U.S. Facility Lender’s obligation to make the U.S. Facility Revolving Credit Loans and to purchase participating interests with respect to Swingline Loans in accordance with Subsections 2.4(c) and 2.4(d) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any set-off, counterclaim, recoupment, defense or other right that such U.S. Facility Lender or any of the Borrowers may have against the Swingline Lender, any of the Borrowers or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default; (iii) any adverse change in condition (financial or otherwise) of any of the Borrowers; (iv) any breach of this Agreement or any other Loan Document by any of the Borrowers, any other Loan Party or any other U.S. Facility Lender; (v) any inability of any of the Borrowers to satisfy the conditions precedent to borrowing set forth in this Agreement on the date upon which such U.S. Facility Revolving Credit Loan is to be made or participating interest is to be purchased or (vi) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

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2.5          Repayment of Loans.

(a)          (I)  Each U.S. Borrower hereby unconditionally promises to pay to the Administrative Agent in Dollars (or in the applicable Designated Foreign Currency, as the case may be) for the account of: (i) each U.S. Facility Lender or each Canadian Facility Lender, as applicable, the then unpaid principal amount of each Revolving Credit Loan of such Lender made to such U.S. Borrower, on the Termination Date (or such earlier date on which the Revolving Credit Loans become due and payable pursuant to Section 9); and (ii) the Swingline Lender, the then unpaid principal amount of the Swingline Loans made to such U.S. Borrower, on the Termination Date (or such earlier date on which the Swingline Loans become due and payable pursuant to Section 9). Each U.S. Borrower hereby further agrees to pay interest (which payments shall be in Dollars (or in the applicable Designated Foreign Currency, as the case may be)) on the unpaid principal amount of such Loans from time to time outstanding from the Closing Date until payment in full thereof at the rates per annum, and on the dates, set forth in Subsection 4.1. (II)  Each Canadian Borrower hereby unconditionally promises to pay to the Administrative Agent in Dollars (or in the applicable Designated Foreign Currency, as the case may be) for the account of each Canadian Facility Lender, the then unpaid principal amount of each Canadian Facility Revolving Credit Loan of such Lender made to such Canadian Borrower, on the Termination Date (or such earlier date on which the Canadian Facility Revolving Credit Loans become due and payable pursuant to Section 9). Each Canadian Borrower hereby further agrees to pay interest (which payments shall be in Dollars (or in the applicable Designated Foreign Currency, as the case may be)) on the unpaid principal amount of such Loans from time to time outstanding from the Closing Date until payment in full thereof at the rates per annum, and on the dates, set forth in Subsection 4.1.

(b)          Each Lender (including the Swingline Lender) shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of each of the Borrowers to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c)          The Administrative Agent shall maintain the Register pursuant to Subsection 11.6(b), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder, the Type thereof, the Borrowers to which such Loan is made, each Interest Period, if any, applicable thereto and whether such Loans are U.S. Facility Revolving Credit Loans, Canadian Facility Revolving Credit Loans or U.S. Facility Swingline Loans, (ii) the amount of any principal or interest due and payable or to become due and payable from each of the Borrowers to each applicable Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from each of the Borrowers and each applicable Lender’s share thereof.

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(d)          The entries made in the Register and the accounts of each Lender maintained pursuant to Subsection 2.5(c) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of each of the Borrowers therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of any Borrower to repay (with applicable interest) the Loans made to such Borrower by such Lender in accordance with the terms of this Agreement.

2.6          Incremental Facility.

(a)          So long as no Specified Default exists or would arise therefrom, any Borrower shall have the right, at any time and from time to time after the Closing Date (i) to increase the aggregate amount of the then outstanding Commitments by requesting new Commitments to be added to an existing Tranche of existing Commitments (the “Supplemental Commitments”), (ii) to request new Commitments under one or more new revolving facilities to be included in this Agreement (the “Incremental Revolving Commitments”) or (iii) to request one or more term loans (the “Incremental ABL Term Loans” and together with the Supplemental Commitments and Incremental Revolving Commitments, collectively, the “Incremental Facilities” and each, an “Incremental Facility”). Notwithstanding anything to contrary herein, the principal amount of any Incremental Facility at the time such Incremental Facility becomes effective shall not exceed the Available Incremental Amount at such time. A Borrower may seek to obtain Incremental Facilities from existing Lenders or other Persons, as applicable (each an “Incremental Facility Increase,” and each Person extending, or Lender extending, Incremental Facilities, an “Additional Lender”), provided, however, that (i) no Lender shall be obligated to provide an Incremental Facility Increase as a result of any such request by any Borrower and (ii) any Additional Lender that is not an existing Lender shall be subject to the approval of the Administrative Agent and, in the case of any Incremental Revolving Commitments or Supplemental Commitments, the Swingline Lender and the Borrowers (each such approval not to be unreasonably withheld, conditioned or delayed). Each Incremental Facility Increase shall be in a minimum aggregate amount of at least the Dollar Equivalent of $10,000,000 and in integral multiples of at least the Dollar Equivalent of $5,000,000 in excess thereof (or, in each case, in such lower minimum amounts or multiples as agreed to by the Administrative Agent in its reasonable discretion). Any Incremental Facility Increase may be denominated in Dollars or any Designated Foreign Currency.

(b)          (i) Any Incremental ABL Term Loans (A) may not be guaranteed by any Subsidiaries of the Parent Borrower other than the Guarantors and shall rank pari passu (or, at the option of the Borrower Representative, junior) in right of (x) priority with respect to the Collateral and (y) payment with respect to the Obligations in respect of the Commitments and any existing Incremental ABL Term Loans, (B) shall be part of, and count against, the Borrowing Base, (C) shall not have a final maturity that is earlier than the Termination Date, (D) shall not amortize at a rate greater than 1.0% per annum, (E) for purposes of prepayments, shall be treated no more favorably than the Loans, (F) may not be secured by any Collateral or other assets of any Loan Party that do not also secure the Loans and (G) shall otherwise be on terms as are reasonably satisfactory to the Administrative Agent.

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(ii)         Any Supplemental Commitments (A) may not be guaranteed by any Subsidiaries of the Parent Borrower other than the Guarantors and shall rank pari passu in right of (x) priority with respect to the Collateral and (y) payment with respect to the Obligations in respect of the Commitments in effect prior to the applicable Incremental Commitment Effective Date and any existing Incremental ABL Term Loans and (B) shall be on terms and pursuant to the documentation applicable to the Tranche of the existing Commitments that they are increasing; provided that the Applicable Commitment Fee Rate and Applicable Margin relating to the Supplemental Commitments may exceed the Applicable Commitment Fee Rate and Applicable Margin relating to the Tranche of existing Commitments that they are increasing in effect prior to the Incremental Commitment Effective Date so long as the Applicable Commitment Fee Rate and Applicable Margins relating to all Revolving Credit Loans of such Tranche shall be adjusted to be equal to the Applicable Commitment Fee Rate and Applicable Margin payable to the Lenders providing such Supplemental Commitments.

(iii)        Any Incremental Revolving Commitments (A) may not be guaranteed by any Subsidiaries of the Parent Borrower other than the Guarantors and shall rank pari passu (or, at the option of the Borrower Representative, junior) in right of (x) priority with respect to the Collateral and (y) payment with respect to the Obligations in respect of the Commitments and any existing Incremental ABL Term Loans, (B) shall not have a final maturity that is earlier than the Termination Date, (C) for purposes of prepayments, shall be treated no more favorably than the Loans, (D) may not be secured by any Collateral or other assets of any Loan Party that do not also secure the Loans, (E) shall have interest rate margins and commitment fees determined by the Borrower Representative and the applicable Additional Lenders (which, for the avoidance of doubt, shall not require any adjustment to the Applicable Margin of other Loans pursuant to clause (ii) above) and (F) shall otherwise be on terms as are reasonably satisfactory to the Administrative Agent.

(iv)        The Incremental Facilities may be in the form of a separate “first-in, last-out” tranche (the “FILO Tranche”) with a separate borrowing base against the ABL Priority Collateral and interest rate margins in each case to be agreed upon (which, for the avoidance of doubt, shall not require any adjustment to the Applicable Margin of other Loans pursuant to clause (ii) above) among the Borrower Representative, the Administrative Agent and the Lenders providing the FILO Tranche so long as (1) any loans under the FILO Tranche may not be guaranteed by any Subsidiaries of the Parent Borrower other than the Guarantors and shall rank pari passu (or, at the option of the Borrower Representative, junior) in right of priority with respect to the Collateral; (2) if availability under the FILO Tranche exceeds $0, any Extension of Credit under the Revolving Credit Facility thereafter requested shall be made under the FILO Tranche until the FILO Tranche availability no longer exceeds $0; (3) as between (x) the Revolving Credit Facility (other than the FILO Tranche), the Incremental ABL Term Loans (unless otherwise agreed in writing between the Administrative Agent and any Additional ABL Agent) and the Designated Hedging Agreements and Designated Cash Management Agreements and (y) the FILO Tranche, all proceeds from the liquidation or other realization of the Collateral (including ABL Priority Collateral) shall be applied, first to obligations owing under, or with respect to, the Revolving Credit Facility (other than the FILO Tranche), the Incremental ABL Term Loans (unless otherwise agreed in writing between the Administrative Agent and any Additional ABL Agent) and such Designated Hedging Agreements and Designated Cash Management Agreements and second to the FILO Tranche; (4) no Borrower may prepay Revolving Credit Loans under the FILO Tranche or terminate or reduce the commitments in respect thereof at any time that other Loans and/or Reimbursement Obligations (unless cash collateralized or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent) or Incremental ABL Term Loans (unless otherwise agreed in writing between the Administrative Agent and any Additional ABL Agent) are outstanding; (5) the Required Lenders (calculated as including Lenders under the Incremental Facilities and the FILO Tranche) shall, subject to the terms of the ABL/Cash Flow Intercreditor Agreement, control exercise of remedies in respect of the Collateral and (6) no changes affecting the priority status of the Revolving Credit Facility (other than the FILO Tranche) or the Incremental ABL Term Loans (unless otherwise agreed in writing between the Administrative Agent and any Additional ABL Agent) vis-à-vis the FILO Tranche may be made without the consent of the Required Lenders under the Revolving Credit Facility, other than such changes which affect only the FILO Tranche, or only the Incremental ABL Term Loans, as the case may be.

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(c)          No Incremental Facility Increase shall become effective unless and until each of the following conditions have been satisfied:

(i)          The Borrower Representative, the Administrative Agent, and any Additional Lender shall have executed and delivered a joinder to the Loan Documents (“Lender Joinder Agreement”) in substantially the form of Exhibit L hereto or in such other form as may be appropriate in the opinion of the Borrower Representative and the Administrative Agent;

(ii)         The Borrowers shall have paid such fees and other compensation to the Additional Lenders as the Borrower Representative and such Additional Lenders shall agree;

(iii)        The Borrower Representative shall deliver to the Administrative Agent and the Lenders an opinion or opinions, in form and substance reasonably satisfactory to the Administrative Agent from counsel to the Borrower Representative reasonably satisfactory to the Administrative Agent and dated such date;

(iv)        A Revolving Credit Note (to the extent requested) will be issued at the applicable Borrowers’ expense, to each such Additional Lender, to be in conformity with requirements of Subsection 2.1(d) (with appropriate modification) to the extent necessary to reflect the new Commitment of each Additional Lender;

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(v)         The Borrower Representative shall deliver a certificate certifying that (A) (x) in the case of a Limited Condition Transaction, the Specified Representations or (y) in all other cases, the representations and warranties made by the Parent Borrower and its Restricted Subsidiaries contained herein and in the other Loan Documents are true and correct in all material respects on and as of the applicable Incremental Commitment Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and (B) no Specified Default has occurred and is continuing; and

(vi)        The applicable Borrowers and Additional Lenders shall have delivered such other instruments, documents and agreements as the Administrative Agent may reasonably have requested in order to effectuate the documentation of the foregoing.

(d)          (i)          In the case of any Incremental Facility Increase constituting Supplemental Commitments or Incremental Revolving Commitments, the Administrative Agent shall promptly notify each Lender as to the effectiveness of such Incremental Facility Increase (with each date of such effectiveness being referred to herein as an “Incremental Commitment Effective Date”), and at such time (i) the Commitments under, and for all purposes of, this Agreement shall be increased by the aggregate amount of such Supplemental Commitments or Incremental Revolving Commitments, (ii) Schedule A shall be deemed modified, without further action, to reflect the revised Commitments and Commitment Percentages of the Lenders and (iii) this Agreement shall be deemed amended, without further action, to the extent necessary to reflect any such Supplemental Commitments or Incremental Revolving Commitments.

(ii)         In the case of any Incremental Facility Increase, the Administrative Agent, the Additional Lenders and the Borrowers agree to enter into any amendment required to incorporate the addition of the Incremental Facilities, the pricing of the Incremental Facilities, the maturity date of the Incremental Facilities and such other amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrowers in connection therewith. The Lenders hereby irrevocably authorize the Administrative Agent to enter into such amendments.

(e)          In connection with the Incremental Facility Increases constituting Supplemental Commitments, the Lenders and the Borrowers agree that, notwithstanding anything to the contrary in this Agreement, (i) the applicable Borrowers shall, in coordination with the Administrative Agent, (x) repay applicable outstanding Revolving Credit Loans under the applicable Tranche of certain Lenders, and obtain applicable Revolving Credit Loans under the applicable Tranche from certain other Lenders (including the Additional Lenders), or (y) take such other actions as reasonably may be required by the Administrative Agent to the extent necessary so that the Lenders effectively participate in each of the outstanding Revolving Credit Loans under the applicable Tranche, as applicable, pro rata on the basis of their Commitment Percentages (determined after giving effect to any increase in the Commitments pursuant to this Subsection 2.6), and (ii) the applicable Borrowers shall pay to the Lenders any costs of the type referred to in Subsection 4.12 in connection with any repayment and/or Revolving Credit Loans required pursuant to the preceding clause (i). Without limiting the obligations of the Borrowers provided for in this Subsection 2.6, the Administrative Agent and the Lenders agree that they will use commercially reasonable efforts to attempt to minimize the costs of the type referred to in Subsection 4.12 which the Borrowers would otherwise incur in connection with the implementation of an increase in the Commitments.

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2.7          Refinancing Amendments. (a) So long as no Specified Default exists or would arise therefrom, at any time after the Closing Date, the Borrowers may obtain, from any Lender, any Additional Lender or any other Person, Credit Agreement Refinancing Indebtedness in respect of the Facility (which for purposes of this clause (a) will be deemed to include any then outstanding (w) Other ABL Term Loans, (x) Incremental ABL Term Loans, (y) Other Revolving Credit Loans and (z) Loans provided against the Supplemental Commitments and Incremental Revolving Commitments, but will exclude the commitments in respect of the FILO Tranche unless (1) the Loans comprising the FILO Tranche are the only Loans outstanding and (2) the Commitments for the Revolving Credit Facility (excluding the FILO Tranche) have been terminated) in the form of (i) one or more Other ABL Term Loans or Other ABL Term Commitments, (ii) one or more Other Revolving Credit Loans or Other Revolving Credit Commitments, or (iii) in the case of the FILO Tranche, a new “first-in, last-out” tranche, as the case may be, in each case pursuant to a Refinancing Amendment; provided that any Person (other than an existing Lender or an Additional Lender) providing such Credit Agreement Refinancing Indebtedness shall be subject to the approval of the Administrative Agent and, in the case of any Other Revolving Credit Loans or Other Revolving Credit Commitments, the Swingline Lender and the Borrowers (each such approval not to be unreasonably withheld, conditioned or delayed). Each Tranche of Credit Agreement Refinancing Indebtedness incurred under this Subsection 2.7 shall be in an aggregate principal amount that is (x) not less than the Dollar Equivalent of $10,000,000 and (y) in integral multiples of the Dollar Equivalent of $5,000,000 in excess thereof (or, in each case, in such lower minimum amounts or multiples as agreed to by the Administrative Agent in its reasonable discretion).

(b)          The effectiveness of any Refinancing Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Subsection 6.2(a) and 6.2(b) and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of legal opinions, board resolutions, officers’ certificates and/or reaffirmation agreements substantially consistent with those delivered on the Closing Date under Subsection 6.1 (other than changes to such legal opinions resulting from a change in law, change in fact or change to counsel’s form of opinion). Any Refinancing Amendment may provide for the issuance of Letters of Credit for the account of any Borrower, or the provision to the Borrowers of Swingline Loans, pursuant to any Other Revolving Credit Commitments established thereby, in each case on terms substantially equivalent to the terms applicable to Letters of Credit and Swingline Loans under the Commitments.

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(c)          The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto (including any amendments necessary to treat the Loans and Commitments subject thereto as Other ABL Term Loans, Other Revolving Credit Loans, Other Revolving Credit Commitments and/or Other ABL Term Commitments). The Lenders hereby irrevocably authorize the Administrative Agent to enter into any Refinancing Amendment to effect such amendments to this Agreement and the other Loan Documents and such technical amendments as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower Representative, to effect the provisions of this Subsection 2.7. In addition, if so provided in the relevant Refinancing Amendment and with the consent of each Issuing Lender, participations in Letters of Credit expiring on or after the Termination Date shall be partially or entirely reallocated from Lenders holding Commitments to Lenders holding extended revolving commitments in accordance with the terms of such Refinancing Amendment; provided, however, that such participation interests shall, upon receipt thereof by the relevant Lenders holding Commitments, be deemed to be participation interests in respect of such Commitments and the terms of such participation interests (including the commission applicable thereto) shall be adjusted accordingly.

2.8          Extension of Commitments. (a) Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrower Representative to all Revolving Credit Lenders of Commitments with a like maturity date, or all lenders with ABL Term Loans with a like maturity date, in each case on a pro rata basis (based on the aggregate outstanding principal amount of the applicable Commitments or ABL Term Loans, as applicable) and on the same terms to each such Lender, the Borrowers are hereby permitted to consummate from time to time transactions with individual Lenders that accept the terms contained in such Extension Offers to extend the maturity date of each such Lender’s Commitments or ABL Term Loans, as applicable, and otherwise modify the terms of such Commitments or ABL Term Loans pursuant to the terms of the relevant Extension Offer (including by increasing the interest rate or fees payable in respect of, or changing the amortization or prepayment provisions of, such Commitments (and related outstandings) or ABL Term Loans) (each, an “Extension”, and each group of Commitments or ABL Term Loans, as applicable, as so extended, as well as the original Commitments or ABL Term Loans (not so extended), as applicable, being a “tranche”; any Extended Revolving Commitments shall constitute a separate tranche of Commitments from the tranche of Commitments from which they were converted and any Extended ABL Term Loans shall constitute a separate tranche of ABL Term Loans from the tranche of ABL Term Loans from which they were converted), so long as the following terms are satisfied: (i) except as to interest rates, fees, final maturity, amortization and prepayment provisions (which shall be determined by the Borrower Representative and set forth in the relevant Extension Offer), (x) the Commitment of any Revolving Credit Lender that agrees to an extension with respect to such Commitment (an “Extending Revolving Credit Lender”) extended pursuant to an Extension (an “Extended Revolving Commitment”), and the related outstandings, shall be a Commitment (or related outstandings, as the case may be) with the same terms as the original Commitment (and related outstandings) so extended and (y) the ABL Term Loans of any Lender that agrees to an extension with respect to such ABL Term Loans (an “Extending ABL Term Lender” and together with any Extending Revolving Credit Lender, if any, collectively, “Extending Lenders”) pursuant to an Extension (“Extended ABL Term Loans”) shall have the same terms as the original ABL Term Loans so extended; provided that (x) subject to the provisions of Section 3 and Subsection 2.4 to the extent dealing with Letters of Credit and Swingline Loans which mature or expire after a maturity date when there exist Extended Revolving Commitments with a longer maturity date, all such Letters of Credit and Swingline Loans shall be participated in on a pro rata basis by all Lenders with Commitments in accordance with their Commitment Percentage of the Commitments and all borrowings under Commitments and repayments thereunder shall be made on a pro rata basis (except for (A) payments of interest and fees at different rates on Extended Revolving Commitments (and related outstandings) and (B) repayments required upon the maturity date of the non-extending Commitments) and (y) at no time shall there be Commitments hereunder (including Extended Revolving Commitments and any original Commitments) which have more than two different maturity dates, unless otherwise agreed by the Administrative Agent and the Borrower Representative (including agreements as to additional administrative fees to be paid by the Borrowers), and (ii) any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrowers.

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(b)          With respect to all Extensions consummated by the Borrowers pursuant to this Subsection 2.8, (i) such Extensions shall not constitute optional or mandatory payments or prepayments for purposes of Subsection 4.4 and (ii) no Extension Offer is required to be in any minimum amount or any minimum increment, provided that the Borrower Representative may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in the Borrower Representative’s sole discretion and which may be waived by the Borrower Representative) of Commitments or ABL Term Loans, as applicable, of any or all applicable Tranches be extended. The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this Subsection 2.8 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Revolving Commitments or Extended ABL Term Loans, as applicable, on such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement (including Subsections 4.4 and 4.8) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Subsection 2.8.

(c)          No consent of any Lender or the Administrative Agent shall be required to effectuate any Extension, other than (A) the consent of each Lender agreeing to such Extension with respect to its Commitments or ABL Term Loans (or a portion thereof) and (B) with respect to any Extension of the Commitments, the consent of each Issuing Lender and the Swingline Lender, which consent shall not be unreasonably withheld, conditioned or delayed. All Extended Revolving Commitments and Extended ABL Term Loans and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents that are secured by the Collateral on a pari passu basis with all other applicable Obligations under this Agreement and the other Loan Documents. The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents with the Borrowers as may be necessary in order to establish new tranches or sub-tranches in respect of Commitments or ABL Term Loans so extended, permit the repayment of non-extending Loans on the Termination Date and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower Representative in connection therewith, in each case on terms consistent with this Subsection 2.8.

(d)          In connection with any Extension, the Borrower Representative shall provide the Administrative Agent at least five Business Days’ (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion) prior written notice thereof, and shall agree to such procedures (including regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Subsection 2.8.

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(e)          Following any Extension, with the consent of the Borrower Representative, any Non-Extending Lender may elect to have all or a portion of its existing Commitments or ABL Term Loans deemed to be an Extended Revolving Commitment or Extended ABL Term Loan, as applicable under the applicable extended tranche on any date (each date a “Designation Date”) prior to the maturity date or termination date, as applicable, of such extended tranche; provided that (i) such Lender shall have provided written notice to the Borrower Representative and the Administrative Agent at least 10 Business Days prior to such Designation Date (or such shorter period as the Administrative Agent may agree in its reasonable discretion) and (ii) no more than three Designation Dates may occur in any one-year period without the written consent of the Administrative Agent. Following a Designation Date, the existing Commitments or ABL Term Loans, as applicable, held by such Lender so elected to be extended will be deemed to be an Extended Revolving Commitment or Extended ABL Term Loan, as applicable, and any existing Commitments or ABL Term Loans, as applicable, held by such Lender not elected to be extended, if any, shall continue to be existing Commitments or ABL Term Loans, as applicable.

SECTION 3

Letters of Credit

3.1          L/C Commitment. (a) Subject to the terms and conditions hereof, (x) each U.S. Facility Issuing Lender, in reliance on the agreements of the other U.S. Facility Lenders set forth in Subsection 3.4(a), agrees to issue U.S. Facility Letters of Credit and (y) each Canadian Facility Issuing Lender, in reliance on the agreements of the other Canadian Facility Lenders set forth in Subsection 3.4(a), agrees to issue Canadian Facility Letters of Credit (the letters of credit issued on and after the Closing Date pursuant to this Section 3, together with the Existing Letters of Credit, collectively, the “Letters of Credit”) for the account of the applicable Borrower or (if required by the applicable Issuing Lender, so long as a Borrower is a co-applicant and jointly and severally liable thereunder) any Restricted Subsidiary on any Business Day during the Commitment Period but in no event later than the fifth day prior to the Termination Date in such form as may be approved from time to time by the Issuing Lender; provided that no Letter of Credit shall be issued if, after giving effect to such issuance, (i) (x) in the case of U.S. Facility Letters of Credit, the Aggregate U.S. Borrower U.S. Facility Credit Extensions would exceed the limitations set forth in Subsection 2.1(a)(I)(v), (y) in the case of Canadian Facility Letters of Credit issued to, or for the account of, the U.S. Borrowers, the Aggregate U.S. Borrower Canadian Facility Credit Extensions would exceed the applicable limitations set forth in Subsection 2.1(a)(II)(v) or (z) in the case of Canadian Facility Letters of Credit issued to, or for the account of, the Canadian Borrowers, the Aggregate Canadian Borrower Credit Extensions would exceed the applicable limitations set forth in Subsection 2.1(a)(II)(vi), (ii) the L/C Obligations in respect of Letters of Credit would exceed the Letter of Credit Sublimit, or (iii) (x) in the case of U.S. Facility Letters of Credit, the Aggregate U.S. Facility Lender Exposure would exceed the Total U.S. Facility Commitment as then in effect or (y) in the case of Canadian Facility Letters of Credit, the Aggregate Canadian Facility Lender Exposure to exceed the Total Canadian Facility Commitment as then in effect. Notwithstanding the foregoing, (A) no U.S. Facility Issuing Lender shall be required to (but it may in its sole discretion) issue any U.S. Facility Letter of Credit if the aggregate amount of U.S. Facility L/C Obligations attributable to such U.S. Facility Issuing Lender would exceed its U.S. Facility L/C Commitment and (B) no Canadian Facility Issuing Lender shall be required to (but it may in its sole discretion) issue any Canadian Facility Letter of Credit if the aggregate amount of Canadian Facility L/C Obligations attributable to such Canadian Facility Issuing Lender would exceed its Canadian Facility L/C Commitment; provided that, if, as of the Closing Date, the principal amount of issued and undrawn Existing Letters of Credit of an Issuing Lender exceed its U.S. Facility L/C Commitment or Canadian Facility L/C Commitment, as applicable, such Existing Letters of Credit shall be permitted until such time as such Existing Letters of Credit terminate in accordance with their terms (it being understood and agreed that the Administrative Agent shall calculate the Dollar Equivalent of the then outstanding Revolving Credit Loans in any Designated Foreign Currency and the then outstanding L/C Obligations in respect of any Letters of Credit denominated in any Designated Foreign Currency on the date on which the Borrower Representative has given the Administrative Agent a L/C Request with respect to any Letter of Credit for purposes of determining compliance with this Subsection 3.1(a)).

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(b)          Each Letter of Credit shall be denominated in Dollars or a Designated Foreign Currency and shall be either (i) a standby letter of credit issued to support obligations of the Parent Borrower or any of its Restricted Subsidiaries, contingent or otherwise, which finance or otherwise arise in connection with the working capital and business needs of the Parent Borrower or its Restricted Subsidiaries, and for general corporate purposes, of the Parent Borrower or any of its Restricted Subsidiaries, or (ii) a commercial letter of credit in respect of the purchase of goods or services by the Parent Borrower or any of its Restricted Subsidiaries, and unless otherwise agreed by the applicable Issuing Lender and, in the case of clause (B) below, the Administrative Agent, expire no later than the earlier of (A) one year after its date of issuance and (B) the fifth Business Day prior to the Termination Date; provided that, notwithstanding any extension of the Termination Date pursuant to Subsection 2.8, unless otherwise agreed, no Issuing Lender shall be obligated to issue a Letter of Credit that expires beyond the non-extended Termination Date; provided, further, that (x) Barclays Bank PLC, Deutsche Bank AG New York Branch, Goldman Sachs Bank USA, Jefferies Finance LLC, Royal Bank of Canada and UBS AG, Stamford Branch, each in their capacity as Issuing Lender, shall only be required to issue letters of credit of the type referred to in immediately preceding clause (i) and (y) Jefferies Finance LLC, in its capacity as an Issuing Lender, shall not be obligated to issue Letters of Credit in any Designated Foreign Currency, in each case unless separately agreed between such Issuing Lender (in its sole discretion) and the Borrower Representative.

(c)          Notwithstanding anything to the contrary in Subsection 3.1(b), if the Borrower Representative so requests in any L/C Request, the applicable Issuing Lender may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension L/C”); provided that any such Auto-Extension L/C must permit the applicable Issuing Lender to prevent any such extension at least once in each 12-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day in each such 12-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the applicable Issuing Lender, the applicable Borrower shall not be required to make a specific request to such Issuing Lender for any such extension. Once an Auto-Extension L/C has been issued, the Lenders shall be deemed to have authorized (but may not require) the applicable Issuing Lender to permit the extension of such Letter of Credit at any time to an extended expiry date not later than the earlier of (i) one year from the date of such extension and (ii) the fifth Business Day prior to the Termination Date; provided that such Issuing Lender shall have no obligation to permit any such extension if (x) such Issuing Lender has determined that it would have no obligation at such time to issue such Letter of Credit in its extended form under the terms hereof (by reason of the provisions of Subsection 3.2(c) or otherwise), or (y) it has received notice on or before the day that is two Business Days before the date which has been agreed upon pursuant to the proviso of the first sentence of this clause (c), (1) from the Administrative Agent that any Lender directly affected thereby has elected not to permit such extension or (2) from the Administrative Agent, any Lender or Borrower that one or more of the applicable conditions specified in Section 6 are not then satisfied, or that the issuance of such Letter of Credit would violate Subsection 3.1.

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(d)          (i) Each U.S. Facility Letter of Credit shall be deemed to constitute a utilization of the U.S. Facility Commitments and shall be participated in (as more fully described in the following Subsection 3.4) by the U.S. Facility Lenders in accordance with their respective U.S. Facility Commitment Percentages and (ii) each Canadian Facility Letter of Credit shall be deemed to constitute a utilization of the Canadian Facility Commitments and shall be participated in (as more fully described in the following Subsection 3.4) by the Canadian Facility Lenders in accordance with their respective Canadian Facility Commitment Percentages. All Letters of Credit issued hereunder shall be issued for the account of the applicable Borrower or (if required by the applicable Issuing Lender, so long as a Borrower is a co-applicant and jointly and severally liable thereunder) any Subsidiary.

(e)          Unless otherwise agreed by the applicable Issuing Lender and the Borrower Representative, each Letter of Credit shall be governed by, and shall be construed in accordance with, the laws of the State of New York, and to the extent not prohibited by such laws, the ISP shall apply to each standby Letter of Credit and the Uniform Customs shall apply to each commercial Letter of Credit. The ISP shall not in any event apply to this Agreement.

(f)           Notwithstanding anything to the contrary in the foregoing, so long as the Borrower Representative shall have submitted the applicable L/C Request to such Issuing Lender and the Administrative Agent no later than one Business Day prior to the Closing Date, the Borrower Representative may request, and any Issuing Lender may issue, a Letter of Credit on the Closing Date or on the Business Day immediately following the Closing Date in order to backstop or replace letters of credit outstanding on the Closing Date under facilities no longer available to the Atrium Business or the Ply Gem Business as of the Closing Date or on the Business Day immediately following the Closing Date.

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3.2          Procedure for Issuance of Letters of Credit. (a) Any Borrower may, from time to time during the Commitment Period but in no event later than the 30th day prior to the Termination Date, request that an Issuing Lender issue a Letter of Credit by delivering to such Issuing Lender and the Administrative Agent at its address for notices specified herein, an L/C Request therefor in the form of Exhibit J-2 hereto (completed to the reasonable satisfaction of such Issuing Lender), and such other certificates, documents and other papers and information as such Issuing Lender may reasonably request. Each L/C Request shall specify (i) whether the requested Letter of Credit is to be a U.S. Facility Letter of Credit or a Canadian Facility Letter of Credit and (ii) the Designated Foreign Currency in which the requested Letter of Credit is to be denominated (or specify that the requested Letter of Credit is to be denominated in Dollars). Upon receipt of any L/C Request, such Issuing Lender will process such L/C Request and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall an Issuing Lender be required, unless otherwise agreed to by such Issuing Lender, to issue any Letter of Credit earlier than five Business Days after its receipt of the L/C Request therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by such Issuing Lender and the applicable Borrower. The applicable Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower Representative promptly following the issuance thereof. Upon the issuance of any Letter of Credit or amendment, renewal, extension or modification to a Letter of Credit, the applicable Issuing Lender shall promptly notify the Administrative Agent, who shall promptly notify each Lender, thereof, which notice shall specify the amount of such Lender’s respective participation in such Letter of Credit pursuant to Subsection 3.4. If the applicable Issuing Lender is not the same person as the Administrative Agent, on the first Business Day of each calendar month, such Issuing Lender shall provide to the Administrative Agent a report listing all outstanding Letters of Credit and the amounts thereof and the Administrative Agent shall promptly provide such report to each Lender.

(b)          The making of each request for a Letter of Credit by a Borrower shall be deemed to be a representation and warranty by such Borrower that such Letter of Credit may be issued in accordance with, and will not violate the requirements of, Subsection 3.1. Unless the respective Issuing Lender has received notice from the Required Lenders before it issues a Letter of Credit that one or more of the applicable conditions specified in Section 6 are not then satisfied, or that the issuance of such Letter of Credit would violate Subsection 3.1, then such Issuing Lender may issue the requested Letter of Credit for the account of the applicable Borrower or Subsidiary in accordance with such Issuing Lender’s usual and customary practices.

(c)          No Issuing Lender shall be under any obligation to issue any Letter of Credit if

(i)          any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Lender from issuing such Letter of Credit, or any Requirement of Law applicable to such Issuing Lender or any request or directive (whether or not having the force of law) from any banking regulatory authority with jurisdiction over such Issuing Lender shall prohibit the issuance of letters of credit generally, or

(ii)         the issuance of such Letter of Credit would violate one or more policies of such Issuing Lender consistently applied by such Issuing Lender to borrowers generally.

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3.3          Fees, Commissions and Other Charges. (a) Each Borrower agrees to pay to the Administrative Agent a letter of credit commission with respect to each Letter of Credit issued by such Issuing Lender on its behalf, computed for the period from and including the date of issuance of such Letter of Credit through and including to the expiration date of such Letter of Credit, computed at a rate per annum equal to the Applicable Margin then in effect for Eurocurrency Loans that are Revolving Credit Loans calculated on the basis of a 360-day year for the actual days elapsed, of the aggregate Dollar Equivalent of that amount available to be drawn under such Letter of Credit, payable quarterly in arrears on each L/C Fee Payment Date with respect to such Letter of Credit and on the Termination Date or such earlier date as the applicable Commitments shall terminate as provided herein. Such commission shall be payable to the Administrative Agent for the account of the applicable Revolving Credit Lenders to be shared ratably among them in accordance with their respective Commitment Percentages. Each Borrower shall pay to the Administrative Agent for the account of the relevant Issuing Lender with respect to each Letter of Credit a fee equal to 0.125% per annum of the Dollar Equivalent of the maximum amount available to be drawn under such Letter of Credit (or such other amounts as may be agreed by such Borrower and such Issuing Lender) calculated on the basis of a 360-day year for the actual days elapsed, payable quarterly in arrears on each L/C Fee Payment Date with respect to such Letter of Credit and on the Termination Date or such earlier date as the applicable Commitments shall terminate as provided herein. Such commissions and fees shall be nonrefundable. Such fees and commissions shall be payable in Dollars, notwithstanding that a Letter of Credit may be denominated in any Designated Foreign Currency. In respect of a Letter of Credit denominated in any Designated Foreign Currency, such fees and commissions shall be converted into Dollars at the Spot Rate of Exchange on the date on which they are paid (or, if such date is not a Business Day, at the Spot Rate of Exchange on the Business Day next preceding such date).

(b)          In addition to the foregoing commissions and fees, each Borrower agrees to pay directly to the applicable Issuing Lender amounts necessary to reimburse the applicable Issuing Lender for such normal and customary costs and expenses as are incurred or charged by such Issuing Lender in issuing, effecting payment under, amending or otherwise administering any Letter of Credit issued by such Issuing Lender within 10 days after demand therefor.

(c)          The Administrative Agent shall, promptly following any receipt thereof, distribute to the applicable Lenders all commissions and fees received by the Administrative Agent for their respective accounts pursuant to this Subsection 3.3.

3.4          L/C Participations. (a) (i) By the issuance of a U.S. Facility Letter of Credit (or an amendment to a U.S. Facility Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable U.S. Facility Issuing Lender or the U.S. Facility Lenders, each U.S. Facility Issuing Lender hereby irrevocably grants to each U.S. Facility Lender, and each U.S. Facility Lender hereby acquires from such U.S. Facility Issuing Lender, a participation in such U.S. Facility Letter of Credit equal to such U.S. Facility Lender’s U.S. Facility Commitment Percentage of the aggregate amount available to be drawn under such U.S. Facility Letter of Credit and (ii) by the issuance of a Canadian Facility Letter of Credit (or an amendment to a Canadian Facility Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Canadian Facility Issuing Lender or the Canadian Facility Lenders, each Canadian Facility Issuing Lender hereby irrevocably grants to each Canadian Facility Lender, and each Canadian Facility Lender hereby acquires from such Canadian Facility Issuing Lender, a participation in such Canadian Facility Letter of Credit equal to such Canadian Facility Lender’s Canadian Facility Commitment Percentage of the aggregate amount available to be drawn under such Canadian Facility Letter of Credit. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, or expiration, termination or cash collateralization of any Letter of Credit and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. All calculations of the Lenders’ Commitment Percentages shall be made from time to time by the Administrative Agent, which calculations shall be conclusive absent manifest error.

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(b)          If the Borrowers fail to reimburse the applicable Issuing Lender on the due date as provided in Subsection 3.5, such Issuing Lender shall notify the Administrative Agent and the Administrative Agent shall notify each applicable Lender of the applicable L/C Disbursement, the payment then due from the applicable Borrowers in respect thereof and such Lender’s Commitment Percentage thereof. Each Lender shall pay by wire transfer of immediately available funds to the Administrative Agent not later than 2:00 P.M., New York City time, on such date (or, if such Lender shall have received such notice later than 12:00 P.M., New York City time, on any day, not later than 11:00 A.M., New York City time, on the next succeeding Business Day), the amount equal to such Lender’s Commitment Percentage of the Dollar Equivalent of the unreimbursed L/C Disbursement in the same manner as provided in Subsection 2.2 with respect to Loans made by such Lender, and the Administrative Agent will promptly pay to the applicable Issuing Lender the amounts so received by it from the Lenders; provided that, any such payment from Lender to the Administrative Agent shall not be made prior to the date that such amount due shall be converted into Dollars in accordance with Subsection 3.5(a). The Administrative Agent will promptly pay to the applicable Issuing Lender any amounts received by it from the applicable Borrowers pursuant to the above clause (a) prior to the time that any Lender makes any payment pursuant to the preceding sentence and any such amounts received by the Administrative Agent from the applicable Borrowers thereafter will be promptly remitted by the Administrative Agent to the Lender that shall have made such payments and to such Issuing Lender, as appropriate.

(c)          If any Lender shall not have made its applicable Commitment Percentage of such L/C Disbursement available to the Administrative Agent as provided above, each of (x) such Lender, (y) in the case of U.S. Facility L/C Disbursements and Canadian Facility U.S. Borrower L/C Disbursements, each U.S. Borrower and (z) and in the case of Canadian Facility Canadian Borrower L/C Disbursements, each Canadian Borrower severally agrees to pay interest on such amount (with interest based on the Dollar Equivalent of any amounts denominated in Designated Foreign Currencies), for each day from and including the date such amount is required to be paid in accordance with the foregoing to but excluding the date such amount is paid, to the Administrative Agent for the account of the applicable Issuing Lender at (i) in the case of such Borrower, the rate per annum set forth in Subsection 3.5(b) and (ii) in the case of such Lender, at a rate determined by the Administrative Agent in accordance with banking industry rules or practices on interbank compensation.

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3.5          Reimbursement Obligation of the Borrowers. (a) Each Issuing Lender shall promptly notify the Borrower Representative of any compliant presentation of documents under any Letter of Credit. Each U.S. Borrower hereby agrees to reimburse each U.S. Facility Issuing Lender, upon receipt by the Borrower Representative of notice from the applicable U.S. Facility Issuing Lender of the date and the Dollar Equivalent of the amount of a drawing presented under any U.S. Facility Letter of Credit issued on such U.S. Borrower’s behalf and paid by such U.S. Facility Issuing Lender (a “U.S. Facility L/C Disbursement”), for the amount of such drawing so paid and any taxes, fees, charges or other costs or expenses reasonably incurred by such U.S. Facility Issuing Lender in connection with such payment. Each U.S. Borrower hereby agrees to reimburse each Canadian Facility Issuing Lender, upon receipt by the Borrower Representative of notice from the applicable Canadian Facility Issuing Lender of the date and the Dollar Equivalent of the amount of a drawing presented under any Canadian Facility Letter of Credit issued on such U.S. Borrower’s behalf and paid by such Canadian Facility Issuing Lender (a “Canadian Facility U.S. Borrower L/C Disbursement”), for the amount of such drawing so paid and any taxes, fees, charges or other costs or expenses reasonably incurred by such Canadian Facility Issuing Lender in connection with such payment. Each Canadian Borrower hereby agrees to reimburse each Canadian Facility Issuing Lender, upon receipt by the Borrower Representative of notice from the applicable Canadian Facility Issuing Lender of the date and the Dollar Equivalent of the amount of a drawing presented under any Canadian Facility Letter of Credit issued on such Canadian Borrower’s behalf and paid by such Canadian Facility Issuing Lender (a “Canadian Facility Canadian Borrower L/C Disbursement”), for the amount of such drawing so paid and any taxes, fees, charges or other costs or expenses reasonably incurred by such Canadian Facility Issuing Lender in connection with such payment. Each such payment shall be made to the applicable Issuing Lender, at its address for notices specified herein, in Dollars or the currency in which such Letter of Credit is denominated (except that, in the case of any Letter of Credit denominated in any Designated Foreign Currency, in the event that such payment is not made to the Issuing Lender within one Business Day of the date of receipt by the Borrower Representative of such notice, upon notice by the Issuing Lender to the Borrower Representative, such payment shall be made in Dollars, in an amount equal to the Dollar Equivalent of the amount of such payment converted on the date of such notice into Dollars at the Spot Rate of Exchange on such date) in immediately available funds, no later than 4:00 P.M., New York City time, on the date which is one Business Day (or, if the applicable Facility is fully drawn on such date and the applicable Borrower does not have sufficient cash on hand to make such payment, two Business Days) after the date on which the Borrower Representative receives such notice, if received prior to 11:00 A.M., New York City Time, on a Business Day and otherwise, no later than 4:00 P.M., New York City time, on the next succeeding Business Day; provided that (x) the applicable U.S. Borrowers may, subject to the conditions to borrowing set forth herein, request in accordance with Subsection 2.2 that any such payment in connection with a U.S. Facility L/C Disbursement be financed with U.S. Facility Revolving Credit Loans that are ABR Loans or Swingline Loans in an amount equal to the Dollar Equivalent of such payment amount and, to the extent so financed, the applicable U.S. Borrowers’ obligation to make such payment shall be discharged and replaced by the resulting U.S. Facility Revolving Credit Loans that are ABR Loans or Swingline Loans, (y) the applicable U.S. Borrowers may, subject to the conditions to borrowing set forth herein, request in accordance with Subsection 2.2 that any such payment in connection with a Canadian Facility U.S. Borrower L/C Disbursement be financed with Canadian Facility Revolving Credit Loans that are ABR Loans in an amount equal to the Dollar Equivalent of such payment amount and, to the extent so financed, the applicable U.S. Borrowers’ obligation to make such payment shall be discharged and replaced by the resulting Canadian Facility Revolving Credit Loans that are ABR Loans, and (z) the applicable Canadian Borrowers may, subject to the conditions to borrowing set forth herein, request in accordance with Subsection 2.2 that any such payment in connection with a Canadian Facility Canadian Borrower L/C Disbursement be financed with Canadian Facility Revolving Credit Loans that are Canadian Prime Rate Loans in an amount equal to such payment amount in Canadian Dollars or the Dollar Equivalent thereof if in a currency other than Canadian Dollars and, to the extent so financed, the applicable Canadian Borrowers’ obligation to make such payment shall be discharged and replaced by the resulting Canadian Facility Revolving Credit Loans that are Canadian Prime Rate Loans. Any conversion by the Issuing Lender of any payment to be made in respect of any Letter of Credit denominated in any Designated Foreign Currency into Dollars in accordance with this Subsection 3.5(a) shall be conclusive and binding upon the applicable Borrower and the Lenders in the absence of manifest error; provided that upon the request of the Borrower Representative or any Lender, the Issuing Lender shall provide to the Borrower Representative or such Lender a certificate including reasonably detailed information as to the calculation of such conversion.

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(b)          Interest shall be payable on any and all amounts remaining unpaid (taking the Dollar Equivalent of any amounts denominated in any Designated Foreign Currency, as determined by the Administrative Agent) by the Borrowers under this Subsection 3.5(b) from the date the drawing presented under the affected Letter of Credit is paid to the date on which the applicable Borrower is required to pay such amounts pursuant to clause (a) above (x) in the case of any such unpaid amounts in respect of U.S. Facility L/C Disbursements, at the rate which would then be payable on any outstanding ABR Loans that are U.S. Facility Revolving Credit Loans and thereafter until payment in full at the rate which would be payable on any outstanding ABR Loans that are U.S. Facility Revolving Credit Loans which were then overdue, (y) in the case of any such unpaid amounts in respect of Canadian Facility U.S. Borrower L/C Disbursements, at the rate which would then be payable on any outstanding ABR Loans that are Canadian Facility Revolving Credit Loans and thereafter until payment in full at the rate which would be payable on any outstanding ABR Loans that are Canadian Facility Revolving Credit Loans which were then overdue and (z) in the case of any such unpaid amounts in respect of Canadian Facility Canadian Borrower L/C Disbursements, at the rate which would then be payable on any outstanding Canadian Prime Rate Loans that are Canadian Facility Revolving Credit Loans and thereafter until payment in full at the rate which would be payable on any outstanding Canadian Prime Rate Loans that are Canadian Facility Revolving Credit Loans which were then overdue.

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3.6          Obligations Absolute. The Reimbursement Obligations of Borrowers as provided in Subsection 3.5 shall be absolute, unconditional and irrevocable, and shall be paid and performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein; (ii) any draft or other document presented under a Letter of Credit being proved to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iii) payment by any Issuing Lender under a Letter of Credit against presentation of a draft or other document that fails to comply with the terms of such Letter of Credit; (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 3, constitute a legal or equitable discharge of, or provide a right of setoff against, the obligations of any Borrower hereunder; (v) the fact that a Default shall have occurred and be continuing; or (vi) any material adverse change in the business, property, results of operations, prospects or condition, financial or otherwise, of the Parent Borrower and its Restricted Subsidiaries. None of the Agents, the Lenders, the Issuing Lenders or any of their affiliates shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Lenders; provided that the foregoing shall not be construed to excuse any Issuing Lender from liability to the Borrowers to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable Requirements of Law) suffered by the Borrowers that are caused by such Issuing Lender’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the applicable Issuing Lender (as determined in a final non-appealable judgment of a court of competent jurisdiction), such Issuing Lender shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Lender may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

3.7          L/C Disbursements. The applicable Issuing Lender shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Lender shall promptly give written notice to the Administrative Agent and the Borrower Representative of such demand for payment and if such Issuing Lender has made or will make an L/C Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve (x) any U.S. Borrower of its Reimbursement Obligation to such Issuing Lender and the applicable Lenders with respect to any such U.S. Facility L/C Disbursement or Canadian Facility U.S. Borrower L/C Disbursement (in each case other than with respect to the timing of such Reimbursement Obligation set forth in Subsection 3.5) or (y) any Canadian Borrower of its Reimbursement Obligation to such Issuing Lender and the applicable Lenders with respect to any such Canadian Facility Canadian Borrower L/C Disbursement (in each case other than with respect to the timing of such Reimbursement Obligation set forth in Subsection 3.5).

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3.8          L/C Request. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any L/C Request or other application or agreement submitted by any Borrower or any Subsidiary, to, or entered into by any Borrower or any Subsidiary with, any Issuing Lender relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

3.9          Cash Collateralization.

(a)          If the maturity of the Loans has been accelerated, the U.S. Borrowers shall then deposit on terms and in accounts satisfactory to the Administrative Agent, in the name of the Collateral Agent and for the benefit of the applicable Lenders, an amount in cash (in Dollars or in the applicable Designated Foreign Currency, as the case may be) equal to the sum of (x) the Canadian Facility L/C Obligations of the U.S. Borrowers as of such date and (y) the U.S. Facility L/C Obligations, plus in each case any accrued and unpaid interest thereon (with interest based on the Dollar Equivalent of any amounts denominated in Designated Foreign Currencies). Funds so deposited shall be applied by the Administrative Agent to reimburse the applicable Issuing Lender for L/C Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be applied to satisfy other Obligations of the U.S. Borrowers under this Agreement.

(b)          If the maturity of the Loans has been accelerated, the Canadian Borrowers shall then deposit on terms and in accounts satisfactory to the Administrative Agent, in the name of the Collateral Agent and for the benefit of the applicable Lenders, an amount in cash (in Dollars or in the applicable Designated Foreign Currency, as the case may be) equal to the Canadian Facility L/C Obligations of the Canadian Borrowers as of such date plus any accrued and unpaid interest thereon (with interest based on the Dollar Equivalent of any amounts denominated in Designated Foreign Currencies). Funds so deposited shall be applied by the Administrative Agent to reimburse the applicable Canadian Facility Issuing Lender for Canadian Facility Canadian Borrower L/C Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be applied to satisfy other Obligations of the Canadian Borrowers under this Agreement.

3.10        Additional Issuing Lenders. The Borrower Representative may, at any time and from time to time with the consent of the Administrative Agent (which consent shall not be unreasonably withheld, conditioned or delayed) and such Lender, designate one or more additional Lenders to act as an issuing lender under the terms of this Agreement. Any Lender designated as an issuing lender pursuant to this Subsection 3.10 shall (in addition to being a Lender) be deemed to be a “U.S. Facility Issuing Lender” and/or a “Canadian Facility Issuing Lender”, as applicable, in respect of Letters of Credit issued or to be issued by such Lender, and, with respect to such Letters of Credit, such term shall thereafter apply to the other U.S. Facility Issuing Lenders and/or Canadian Facility Issuing Lenders and such Lender. The Administrative Agent shall notify the Lenders of any such additional Issuing Lender. If at any time there is more than one Issuing Lender hereunder, the Borrower Representative may, in its discretion, select which Issuing Lender is to issue any particular Letter of Credit.

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3.11        Resignation or Removal of the Issuing Lender. Any Issuing Lender may resign as Issuing Lender hereunder at any time upon at least 30 days’ prior notice to the Lenders, the Administrative Agent and the Borrower Representative. Any Issuing Lender may be replaced at any time by written agreement among the Borrower Representative, each Agent, the replaced Issuing Lender and the successor Issuing Lender. The Administrative Agent shall notify the Lenders of any such resignation or replacement of an Issuing Lender. At the time any such resignation of an Issuing Lender shall become effective, the applicable Borrowers shall pay all unpaid fees accrued for the account of the retiring Issuing Lender pursuant to Subsection 3.3. From and after the effective date of any such resignation or replacement, (i) the successor Issuing Lender shall have all the rights and obligations of an Issuing Lender under this Agreement with respect to Letters of Credit to be issued by it thereafter and (ii) references herein to the term “Issuing Lender” shall be deemed to refer to such successor or to any previous Issuing Lender, or to such successor and all previous Issuing Lenders, as the context requires. After the resignation or replacement of an Issuing Lender, the retiring or replaced Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Lender under this Agreement with respect to Letters of Credit issued by it prior to such resignation or replacement, but shall not be required to issue additional Letters of Credit.

SECTION 4

General Provisions Applicable to Loans and Letters of Credit

4.1          Interest Rates and Payment Dates. (a) Each Eurocurrency Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Adjusted LIBOR Rate determined for such day plus the Applicable Margin in effect for such day.

(b)          Each ABR Loan shall bear interest for each day that it is outstanding at a rate per annum equal to the Alternate Base Rate in effect for such day plus the Applicable Margin in effect for such day.

(c)          Each BA Equivalent Loan shall bear interest for each day that it is outstanding at a rate per annum equal to the BA Rate in effect for such day plus the Applicable Margin in effect for such day.

(d)          Each Canadian Prime Rate Loan shall bear interest for each day that it is outstanding at a rate per annum equal to the Canadian Prime Rate in effect for such day plus the Applicable Margin in effect for such day.

(e)          If all or a portion of (i) the principal amount of any Loan, (ii) any interest payable thereon or (iii) any commitment fee, letter of credit commission, letter of credit fee or other amount payable hereunder shall not be paid when due (whether at the Stated Maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum which is (x) in the case of overdue principal, the rate that would otherwise be applicable thereto pursuant to the relevant foregoing provisions of this Subsection 4.1 plus 2.00%, (y) in the case of overdue interest, the rate that would be otherwise applicable to principal of the related Loan pursuant to the relevant foregoing provisions of this Subsection 4.1 (other than clause (x) above) plus 2.00% and (z) in the case of, fees, commissions or other amounts, the rate described in clause (b) of this Subsection 4.1 for ABR Loans that are Revolving Credit Loans accruing interest at the Alternate Base Rate plus 2.00%, in each case from the date of such nonpayment until such amount is paid in full (as well after as before any judgment relating thereto).

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(f)           Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to clause (e) of this Subsection 4.1 shall be payable from time to time on demand exercised in accordance with Subsection 9.2.

(g)          It is the intention of the parties hereto to comply strictly with applicable usury laws; accordingly, it is stipulated and agreed that the aggregate of all amounts which constitute interest under applicable usury laws, whether contracted for, charged, taken, reserved, or received, in connection with the indebtedness evidenced by this Agreement or any Notes, or any other document relating or referring hereto or thereto, now or hereafter existing, shall never exceed under any circumstance whatsoever the maximum amount of interest allowed by applicable usury laws.

(h)          For the purposes of the Interest Act (Canada) and disclosure thereunder, whenever any interest or any fee to be paid hereunder or in connection herewith is to be calculated on the basis of a 360 day or 365 day year, the yearly rate of interest to which the rate used in such calculation is equivalent is the rate so used multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by 360 or 365, as applicable. The rates of interest under this Agreement are nominal rates, and not effective rates or yields. The principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement.

(i)           If any provision of this Agreement or of any of the other Loan Documents would obligate any Canadian Borrower or any other Canadian Loan Party to make any payment of interest or other amount payable to any Agent or any Lender in an amount or calculated at a rate which would be prohibited by applicable law or would result in a receipt by such Agent or such Lender of “interest” at a “criminal rate” (as such terms are construed under the Criminal Code (Canada)) then, notwithstanding such provisions, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by applicable law or so result in a receipt by such Agent or such Lender of interest at a criminal rate, such adjustment to be effected, to the extent necessary, as follows: (1) firstly, by reducing the amount or rate of interest required to be paid to such Agent or such Lender hereunder, and (2) thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to such Agent or such Lender which would constitute “interest” for purposes of Section 347 of the Criminal Code (Canada). Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if an Agent or Lender shall have received an amount in excess of the maximum permitted by that section of the Criminal Code (Canada), the Canadian Borrower or any other Canadian Loan Party shall be entitled, by notice in writing to such Agent or such Lender, to obtain reimbursement from such Agent or such Lender in an amount equal to such excess and, pending such reimbursement, such amount shall be deemed to be an amount payable by such Agent or such Lender to any Canadian Borrower or any other Canadian Loan Party. Any amount or rate of interest referred to in this Subsection 4.1(i) shall be determined in accordance with GAAP as an effective annual rate of interest over the term that the applicable Loan remains outstanding on the assumption that any charges, fees or expenses that fall within the meaning of “interest” (as defined in the Criminal Code (Canada)) shall, if they relate to a specific period of time, be pro-rated over that period of time and otherwise be pro-rated over the period from the Closing Date to the maturity date of the applicable Tranche and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by Administrative Agent shall be conclusive for the purposes of such determination.

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4.2          Conversion and Continuation Options. (a) Subject to its obligations pursuant to Subsection 4.12(c), the applicable Borrowers may elect from time to time (x) to convert outstanding Revolving Credit Loans from Eurocurrency Loans denominated in Dollars to ABR Loans or (y) to convert outstanding Revolving Credit Loans from BA Equivalent Loans to Canadian Prime Rate Loans, in each case by the Borrower Representative giving the Administrative Agent irrevocable notice of such election prior to 2:00 P.M., New York City time two Business Days (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion) prior to such election. The Borrower Representative may elect from time to time (x) to convert outstanding Revolving Credit Loans from ABR Loans to Eurocurrency Loans denominated in Dollars or (y) to convert outstanding Revolving Credit Loans from Canadian Prime Rate Loans to BA Equivalent Loans, in each case by the Borrower Representative giving the Administrative Agent irrevocable notice of such election prior to 2:00 P.M., New York City time at least three Business Days (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion) prior to such election. Any such notice of conversion to Eurocurrency Loans or BA Equivalent Loans shall specify the length of the initial Interest Period or Interest Periods therefor. Upon receipt of any such notice the Administrative Agent shall promptly notify each affected Lender thereof. All or any part of (x) outstanding Eurocurrency Loans denominated in Dollars or ABR Loans or (y) outstanding BA Equivalent Loans or Canadian Prime Rate Loans, in each case, may be converted as provided herein, provided that (i) (unless the Required Lenders otherwise consent) no Loan may be converted into a Eurocurrency Loan or BA Equivalent Loan when any Default or Event of Default has occurred and is continuing and, in the case of any Default (other than any Default under Subsection 9.1(f)), the Administrative Agent has given notice to the Borrower Representative that no such conversions may be made, (ii) no Loan may be converted into a Eurocurrency Loan or BA Equivalent Loan after the date that is one month prior to the applicable Termination Date and (iii) no Loan may be converted into a different currency from that in which it was originally incurred.

(b)          Any Eurocurrency Loan or BA Equivalent Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower Representative giving three Business Days’ notice to the Administrative Agent of the length of the next Interest Period to be applicable to such Eurocurrency Loan or BA Equivalent Loan, determined in accordance with the applicable provisions of the term “Interest Period” set forth in Subsection 1.1, provided that no Eurocurrency Loan denominated in Dollars or BA Equivalent Loan may be continued as such, and each Eurocurrency Loan denominated in a Designated Foreign Currency (other than Canadian Dollars) shall be automatically continued as a Eurocurrency Loan with an Interest Period of one month, in each case (i) (unless the Required Lenders otherwise consent) when any Default or Event of Default has occurred and is continuing and, in the case of any Default (other than any Default under Subsection 9.1(f)), the Administrative Agent has given notice to the Borrower Representative that no such continuations may be made or (ii) after the date that is one month prior to the applicable Termination Date, and provided, further, that if the Borrower Representative shall fail to give any required notice as described above in this clause (b) or if such continuation is not permitted pursuant to the preceding proviso (x) such Eurocurrency Loans denominated in Dollars or BA Equivalent Loans denominated in Canadian Dollars shall be automatically converted to ABR Loans or Canadian Prime Rate Loans, as applicable, on the last day of such then expiring Interest Period and (y) with respect to Eurocurrency Loans denominated in a Designated Foreign Currency (other than Canadian Dollars), such Eurocurrency Loans shall be automatically continued as Eurocurrency Loans with an Interest Period of one month. Upon receipt of any such notice of continuation pursuant to this Subsection 4.2(b), the Administrative Agent shall promptly notify each affected Lender thereof.

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4.3          Minimum Amounts; Maximum Sets. All borrowings, conversions and continuations of Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of (v) the Eurocurrency Loans denominated in Dollars comprising each Set shall be in a minimum aggregate amount of $500,000 and integral multiples of $100,000 in excess thereof, (w) the Eurocurrency Loans denominated in Euros comprising each Set shall be in a minimum aggregate amount of €500,000 and integral multiples of €100,000 in excess thereof, (x) the Eurocurrency Loans denominated in Sterling comprising each Set shall be in a minimum aggregate amount of £500,000 and integral multiples of £100,000 in excess thereof, (y) the BA Equivalent Loans comprising each Set shall be in a minimum aggregate amount of C$500,000 and integral multiples of C$100,000 in excess thereof and (z) in the case of any Loan denominated in any other Designated Foreign Currency, each Set shall be in such minimum amounts and multiples in excess thereof as the Borrower Representative and the Administrative Agent may agree (or, in each case, in such lower minimum amounts or multiples as agreed to by the Administrative Agent in its reasonable discretion) and so that there shall not be more than ten Sets at any one time outstanding.

4.4          Optional and Mandatory Prepayments. (a) Each of the Borrowers may at any time and from time to time prepay the Loans made to it and the Reimbursement Obligations in respect of Letters of Credit issued for its account, in whole or in part, subject to Subsection 4.12, without premium or penalty but including, for the avoidance of doubt, accrued interest, upon notice by the Borrower Representative to the Administrative Agent prior to 2:00 P.M., New York City time at least three Business Days (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion) prior to the date of prepayment (in the case of Eurocurrency Loans) or prior to 2:00 P.M., New York City time (or such later time as may be agreed by the Administrative Agent in its reasonable discretion) on the date of prepayment (in the case of (x) ABR Loans and Canadian Prime Rate Loans, (y) Swingline Loans and (z) Reimbursement Obligations outstanding in Dollars). Such notice shall be irrevocable except as provided in Subsection 4.4(g). Such notice shall specify, in the case of any prepayment of Loans, the identity of the prepaying Borrower, the date and amount of prepayment and whether the prepayment is (i) of U.S. Facility Revolving Credit Loans, Canadian Facility Revolving Credit Loans or Swingline Loans, or a combination thereof, and (ii) of Eurocurrency Loans, BA Equivalent Loans, ABR Loans or Canadian Prime Rate Loans, or a combination thereof, and, in each case if a combination thereof, the principal amount allocable to each and, in the case of any prepayment of Reimbursement Obligations, the date and amount of prepayment, the identity of the applicable Letter of Credit or Letters of Credit and the amount allocable to each of such Reimbursement Obligations. Upon the receipt of any such notice the Administrative Agent shall promptly notify each affected Lender thereof. If any such notice is given, the amount specified in such notice shall (subject to Subsection 4.4(g)) be due and payable on the date specified therein, together with (if a Eurocurrency Loan or BA Equivalent Loans is prepaid other than at the end of the Interest Period applicable thereto) any amounts payable pursuant to Subsection 4.12, the Revolving Credit Loans and the Reimbursement Obligations pursuant to this Subsection 4.4(a) and shall (unless the Borrower Representative otherwise directs) be applied, first, to payment of the Swingline Loans then outstanding, second, to payment of the Revolving Credit Loans then outstanding, third, to payment of any Reimbursement Obligations then outstanding, and last, to cash collateralize any outstanding L/C Obligation on terms reasonably satisfactory to the Administrative Agent; provided that any pro rata calculations required to be made pursuant to this Subsection 4.4(a) in respect of any Loan denominated in a Designated Foreign Currency shall be made on a Dollar Equivalent basis. Partial prepayments pursuant to this Subsection 4.4(a) shall be in multiples of (v) $250,000, in the case of Loans denominated in Dollars, (w) C$250,000, in the case of Loans denominated in Canadian Dollars, (x) €250,000, in the case of Loans denominated in Euros, (y) £250,000, in the case of Loans denominated in Sterling and (z) in the case of any Loan denominated in any other Designated Foreign Currency, in such multiples as the Borrower Representative and the Administrative Agent may agree; provided that, notwithstanding the foregoing, any Loan may be prepaid in its entirety.

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(b)          (i)          Without duplication of any mandatory prepayment required, and after giving effect to any mandatory prepayment made, under clause (ii) or (iii) of this Subsection 4.4(b), on any day (other than during an Agent Advance Period) on which the Aggregate U.S. Facility Lender Exposure exceeds (x) the limitations set forth in Subsection 2.1(a)(I)(v) or (y) the Total U.S. Facility Commitment as then in effect, the U.S. Borrowers shall prepay on such day the principal of outstanding U.S. Facility Revolving Credit Loans in an amount equal to such excess. If, after giving effect to the prepayment of all outstanding U.S. Facility Revolving Credit Loans, the aggregate amount of the U.S. Facility L/C Obligations exceeds the U.S. Borrowing Base at such time (based on the Borrowing Base Certificate last delivered), the U.S. Borrowers shall pay to the Administrative Agent on such day an amount of cash and/or Cash Equivalents equal to the amount of such excess (up to a maximum amount equal to such U.S. Facility L/C Obligations at such time), such cash and/or Cash Equivalents to be held as security for all obligations of the U.S. Borrowers to the U.S. Facility Issuing Lenders and the U.S. Facility Revolving Credit Lenders hereunder in a cash collateral account to be established by, and under the sole dominion and control of, the Administrative Agent.

(ii)        Without duplication of any mandatory prepayment required, and after giving effect to any mandatory prepayment made, in each case under clause (i) or (iii) of this Subsection 4.4(b), on any day (other than during an Agent Advance Period) on which (x) the Aggregate U.S. Borrower Canadian Facility Credit Extensions exceed the limitations set forth in Subsection 2.1(a)(II)(v) or (y) the Aggregate Canadian Facility Lender Exposure exceed the Total Canadian Facility Commitment as then in effect, the U.S. Borrowers shall prepay on such day the principal of outstanding Canadian Facility Revolving Credit Loans made to the U.S. Borrowers in an amount equal to such excess. If, after giving effect to the prepayment of all outstanding Canadian Facility Revolving Credit Loans made to the U.S. Borrowers, the aggregate amount of the Canadian Facility L/C Obligations in respect of Canadian Facility Letters of Credit issued to, or for the account of, the U.S. Borrowers exceeds the difference of (1) the Borrowing Base at such time (based on the Borrowing Base Certificate last delivered) minus (2) the sum of the unpaid balance of the Aggregate U.S. Borrower U.S. Facility Extensions and the unpaid balance of the Aggregate Canadian Borrower Credit Extensions, the U.S. Borrowers shall pay to the Administrative Agent on such day an amount of cash and/or Cash Equivalents equal to the amount of such excess (up to a maximum amount equal to such Canadian Facility L/C Obligations at such time), such cash and/or Cash Equivalents to be held as security for all obligations of the U.S. Borrowers to the Canadian Facility Issuing Lenders and the Canadian Facility Revolving Credit Lenders hereunder in a cash collateral account to be established by, and under the sole dominion and control of, the Administrative Agent.

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(iii)       Without duplication of any mandatory prepayment required, and after giving effect to any mandatory prepayment made, under clause (i) or (ii) of this Subsection 4.4(b), on any day (other than during an Agent Advance Period) on which (x) the Aggregate Canadian Borrower Credit Extensions exceed the limitations set forth in Subsection 2.1(a)(II)(vi) or (y) the Aggregate Canadian Facility Lender Exposure exceed the Total Canadian Facility Commitment as then in effect, the Canadian Borrowers shall prepay on such day the principal of outstanding Canadian Facility Revolving Credit Loans made to the Canadian Borrowers in an amount equal to such excess. If, after giving effect to the prepayment of all outstanding Canadian Facility Revolving Credit Loans made to the Canadian Borrowers, the aggregate amount of the Canadian Facility L/C Obligations in respect of Canadian Facility Letters of Credit issued to, or for the account of, the Canadian Borrowers exceeds the difference of (1) the Borrowing Base at such time (based on the Borrowing Base Certificate last delivered) minus (2) the sum of the unpaid balance of the Aggregate U.S. Borrower U.S. Facility Extensions and the unpaid balance of the Aggregate U.S. Borrower Canadian Facility Credit Extensions, the Canadian Borrowers shall pay to the Administrative Agent on such day an amount of cash and/or Cash Equivalents equal to the amount of such excess (up to a maximum amount equal to such Canadian Facility L/C Obligations at such time), such cash and/or Cash Equivalents to be held as security for all obligations of the Canadian Borrowers to the Canadian Facility Issuing Lenders and the Canadian Facility Lenders hereunder in a cash collateral account to be established by, and under the sole dominion and control of, the Administrative Agent.

(c)          The U.S. Borrowers shall prepay all Swingline Loans then outstanding simultaneously with each borrowing by them of U.S. Facility Revolving Credit Loans.

(d)          [Reserved].

(e)          For avoidance of doubt, the Commitments shall not be correspondingly reduced by the amount of any prepayments of Revolving Credit Loans, payments of Reimbursement Obligations and cash collateralizations of L/C Obligations, in each case, made under Subsection 4.4(b).

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(f)           Notwithstanding the foregoing provisions of this Subsection 4.4, if at any time any prepayment of the Loans pursuant to Subsection 4.4(a) or 4.4(b) would result, after giving effect to the procedures set forth in this Agreement, in any Borrower incurring breakage costs under Subsection 4.12 as a result of Eurocurrency Loans or BA Equivalent Loans being prepaid other than on the last day of an Interest Period with respect thereto, then, the relevant Borrower may, so long as no Default or Event of Default shall have occurred and be continuing, in its sole discretion, initially (i) deposit a portion (up to 100.0%) of the amounts that otherwise would have been paid in respect of such Eurocurrency Loans or BA Equivalent Loans with the Administrative Agent (which deposit must be equal in amount to the amount of such Eurocurrency Loans or BA Equivalent Loans not immediately prepaid), to be held as security for the obligations of such Borrowers to make such prepayment pursuant to a cash collateral agreement to be entered into on terms reasonably satisfactory to the Administrative Agent with such cash collateral to be directly applied upon the first occurrence thereafter of the last day of an Interest Period with respect to such Eurocurrency Loans or BA Equivalent Loans (or such earlier date or dates as shall be requested by such Borrower) or (ii) make a prepayment of the Revolving Credit Loans in accordance with Subsection 4.4(a) with an amount equal to a portion (up to 100.0%) of the amounts that otherwise would have been paid in respect of such Eurocurrency Loans or BA Equivalent Loans (which prepayment, together with any deposits pursuant to clause (i) above, must be equal in amount to the amount of such Eurocurrency Loans or BA Equivalent Loans not immediately prepaid); provided that, notwithstanding anything in this Agreement to the contrary, none of the Borrowers may request any Extension of Credit under the Commitments that would reduce the aggregate amount of the Available Loan Commitments to an amount that is less than the amount of such prepayment until the related portion of such Eurocurrency Loans or BA Equivalent Loans have been prepaid upon the first occurrence thereafter of the last day of an Interest Period with respect to such Eurocurrency Loans or BA Equivalent Loans; provided further, in the case of either clause (i) or (ii) above, such unpaid Eurocurrency Loans or BA Equivalent Loans shall continue to bear interest in accordance with Subsection 4.1 until such unpaid Eurocurrency Loans or BA Equivalent Loans or the related portion of such Eurocurrency Loans or BA Equivalent Loans, as the case may be, have or has been prepaid.

(g)          If a notice of prepayment in connection with a repayment of all outstanding Loans is given in connection with a conditional notice of termination of Commitments as contemplated by Subsection 2.3, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Subsection 2.3.

(h)          Notwithstanding anything to the contrary herein, this Subsection 4.4 may be amended (and the Lenders hereby irrevocably authorize the Administrative Agent to enter into any such amendments) to the extent necessary to reflect differing amounts payable, and priorities of payments, to Lenders participating in any new classes or tranches of Loans added pursuant to Subsections 2.6, 2.7 and 2.8, as applicable.

4.5          Commitment Fees; Administrative Agent’s Fee; Other Fees. (a) (i) Each U.S. Borrower agrees to pay to the Administrative Agent, for the account of each U.S. Facility Lender, a commitment fee for the period from and including the first day of the Commitment Period to the Termination Date, computed at the Applicable Commitment Fee Rate on the average daily amount of the Available U.S. Facility Loan Commitment of such U.S. Facility Lender during the period for which payment is made, payable quarterly in arrears on the last Business Day of each Fiscal Quarter and on the Termination Date or such earlier date as the U.S. Facility Commitments shall terminate as provided herein, commencing on the first such date to occur after the Closing Date.

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(ii)        Each Canadian Borrower agrees to pay to the Administrative Agent, for the account of each Canadian Facility Lender, a commitment fee for the period from and including the first day of the Commitment Period to the Termination Date, computed at the Applicable Commitment Fee Rate on the average daily amount of the Available Canadian Facility Loan Commitment of such Canadian Facility Lender during the period for which payment is made, payable quarterly in arrears on the last Business Day of each Fiscal Quarter and on the Termination Date or such earlier date as the Canadian Facility Commitments shall terminate as provided herein, commencing on the first such date to occur after the Closing Date.

(b)          Each Borrower agrees to pay to the Administrative Agent the fees set forth in the last paragraph under the heading “ABL Facility Fees” of the Fee Letter on the payment dates set forth therein.

4.6          Computation of Interest and Fees. (a) Interest (other than interest based on the Base Rate, the Canadian Prime Rate, the BA Rate or the LIBOR Rate for Eurocurrency Loans denominated in Sterling) shall be calculated on the basis of a 360-day year for the actual days elapsed; and commitment fees and interest based on the Base Rate, the Canadian Prime Rate, the BA Rate or the LIBOR Rate for Eurocurrency Loans denominated in Sterling shall be calculated on the basis of a 365-day year (or 366-day year, as the case may be) for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower Representative and the affected Lenders of each determination of an Adjusted LIBOR Rate. Any change in the interest rate on a Loan resulting from a change in the Alternate Base Rate, the Canadian Prime Rate or the Statutory Reserves shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower Representative and the affected Lenders of the effective date and the amount of each such change in interest rate.

(b)          Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on each of the Borrowers and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower Representative or any Lender, deliver to the Borrower Representative or such Lender a statement showing in reasonable detail the calculations used by the Administrative Agent in determining any interest rate pursuant to Subsection 4.1, excluding any LIBOR Rate which is based upon ICE LIBOR published by Reuters Monitor Money Rates Service page and any ABR Loan which is based upon the Alternate Base Rate or the Canadian Prime Rate.

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4.7          Inability to Determine Interest Rate. If, prior to the first day of any Interest Period, the Administrative Agent shall have determined (which determination shall be conclusive and binding upon each of the Borrowers) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Adjusted LIBOR Rate with respect to any Eurocurrency Loan (the “Affected Eurocurrency Rate”) or the BA Rate with respect to any BA Equivalent Loan (the “Affected BA Rate”) for such Interest Period, the Administrative Agent shall give facsimile or telephonic notice thereof to the Borrower Representative and the Lenders as soon as practicable thereafter. If such notice is given, (a) any Eurocurrency Loans to be made in Dollars the rate of interest applicable to which is based on the Affected Eurocurrency Rate requested to be made on the first day of such Interest Period shall be made as ABR Loans in Dollars, (b) any BA Equivalent Loans the rate of interest applicable to which is based on the Affected BA Rate requested to be made on the first day of such Interest Period shall be made as Canadian Prime Rate Loans, (c) any Eurocurrency Loans to be made in a Designated Foreign Currency the rate of interest applicable to which is based on the Affected Eurocurrency Rate requested to be made on the first day of such Interest Period shall not be required to be made hereunder in such Designated Foreign Currency and, upon receipt of such notice, the Borrower Representative may at its option revoke the pending request for such Eurocurrency Loans or convert such request into a request for ABR Loans to be made in Dollars or Canadian Prime Rate Loans to be made in Canadian Dollars, (d) any Loans that were to have been converted on the first day of such Interest Period to or continued as Eurocurrency Loans the rate of interest applicable to which is based upon the Affected Eurocurrency Rate shall be converted to or continued as ABR Loans, (e) any Loans that were to have been converted on the first day of such Interest Period to or continued as BA Rate Loans the rate of interest applicable to which is based upon the Affected BA Rate shall be converted to or continued as Canadian Prime Rate Loans, (f) any Eurocurrency Loans denominated in Euro that were to have been continued as Eurocurrency Loans the rate of interest applicable to which is based upon the Affected Eurocurrency Rate shall (at the option of the Borrower Representative) remain outstanding, and shall bear interest at an alternate rate which reflects, as to each Lender, such Lender’s cost of funding such Eurocurrency Loans (which rate, if less than zero, shall be deemed zero for purposes of this Agreement), as reasonably determined by the Administrative Agent, plus the Applicable Margin hereunder, and (g) any outstanding Eurocurrency Loans denominated in Sterling that were to have been continued as Eurocurrency Loans the rate of interest applicable to which is based upon the Affected Eurocurrency Rate shall (at the option of the Borrower Representative) remain outstanding, and shall bear interest at an alternate rate which reflects, as to each Lender, such Lender’s cost of funding such Eurocurrency Loans (which rate, if less than zero, shall be deemed zero for purposes of this Agreement), as reasonably determined by the Administrative Agent, plus the Applicable Margin hereunder. Until such notice has been withdrawn by the Administrative Agent, no further Eurocurrency Loans or BA Equivalent Loans the rate of interest applicable to which is based upon the Affected Eurocurrency Rate or the Affected BA Rate shall be made or continued as such, nor shall any of the Borrowers have the right to convert ABR Loans to Eurocurrency Loans or Canadian Prime Rate Loans to BA Equivalent Loans the rate of interest applicable to which is based upon the Affected Eurocurrency Rate or the Affected BA Rate.

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4.8          Pro Rata Treatment and Payments. (a) Except as expressly otherwise provided herein, each borrowing of U.S. Facility Revolving Credit Loans (other than Swingline Loans) or Canadian Facility Revolving Credit Loans, as applicable, by any of the applicable Borrowers from the Lenders hereunder shall be made, each payment by any of the Borrowers on account of any commitment fee in respect of the U.S. Facility Commitments or the Canadian Facility Commitments, as applicable, hereunder shall be allocated by the Administrative Agent, and any reduction of the U.S. Facility Commitments or the Canadian Facility Commitments of the Lenders, as applicable, shall be allocated by the Administrative Agent, in each case pro rata according to the U.S. Facility Commitment Percentages or the Canadian Facility Commitment Percentages, as applicable, of the applicable Lenders. Except as expressly otherwise provided herein, each payment (including each prepayment (but excluding payments made pursuant to Subsection 2.6, 2.7, 2.8, 4.5(b), 4.9, 4.10, 4.11, 4.12, 4.13(d), 4.15(c) or 11.1(g))) by any of the applicable Borrowers on account of principal of and interest on any U.S. Facility Revolving Credit Loans or Canadian Facility Revolving Credit Loans, as applicable, shall be allocated by the Administrative Agent pro rata according to the respective outstanding principal amounts of such Revolving Credit Loans then held by the relevant Revolving Credit Lenders, and each payment on account of principal of and interest on any loans made pursuant to any Tranche established after the date of this Agreement shall be allocated pro rata (or as may otherwise be provided for in the applicable amendment to this Agreement relating to such Tranche) among the Lenders with Incremental Revolving Commitments in respect thereof or with participations in such Tranche (in each case subject to any limitations on non-pro rata payments otherwise provided for in Subsection 2.6(b)(i)(E) or 2.6(b)(ii)). All payments (including prepayments) to be made by any of the Borrowers hereunder, whether on account of principal, interest, fees, Reimbursement Obligations or otherwise, shall be made without set-off or counterclaim and shall be made on or prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 2:00 P.M., New York City time (or such later time as may be agreed by the Administrative Agent in its reasonable discretion)) on the due date thereof to the Administrative Agent for the account of the Lenders holding the relevant Loans, the Lenders, the Administrative Agent, or the Other Representatives, as the case may be, at the Administrative Agent’s office specified in Subsection 11.2, in Dollars (or in the applicable Designated Foreign Currency, as the case may be) in immediately available funds. Payments received by the Administrative Agent after such time shall be deemed to have been received on the next Business Day. The Administrative Agent shall distribute such payments to such Lenders or Other Representatives, as the case may be, if any such payment is received prior to 2:00 P.M., New York City time, on a Business Day, in like funds as received prior to the end of such Business Day and otherwise the Administrative Agent shall distribute such payment to such Lenders or Other Representatives, as the case may be, on the next succeeding Business Day. If any payment hereunder (other than payments on the Eurocurrency Loans or BA Equivalent Loans) becomes due and payable on a day other than a Business Day, the maturity of such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a Eurocurrency Loan or BA Equivalent Loan becomes due and payable on a day other than a Business Day, the maturity of such payment shall be extended to the next succeeding Business Day (and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension) unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. Any pro rata calculations required to be made pursuant to this Subsection 4.8(a) in respect to any Revolving Credit Loan denominated in a Designated Foreign Currency shall be made on a Dollar Equivalent basis. This Subsection 4.8(a) may be amended in accordance with Subsection 11.1(d) to the extent necessary to reflect differing amounts payable, and priorities of payments, to Lenders participating in any new Tranches added pursuant to Subsections 2.6, 2.7 and 2.8, as applicable.

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(b)          Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the applicable Borrowers in respect of such borrowing a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent on demand, such amount with interest thereon at a rate equal to (i) for amounts denominated in Dollars, the daily average Federal Funds Effective Rate, and (ii) for amounts denominated in a Designated Foreign Currency, the rate customary in such Designated Foreign Currency for settlement of similar interbank obligations as determined by the Administrative Agent, in each case for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this Subsection 4.8(b) shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, (x) the Administrative Agent shall notify the Borrower Representative of the failure of such Lender to make such amount available to the Administrative Agent and the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to such Loans pursuant to Subsection 4.1 on demand from such Borrower and (y) then such Borrower may, without waiving or limiting any rights or remedies it may have against such Lender hereunder or under applicable law or otherwise, borrow a like amount on an unsecured basis from any commercial bank for a period ending on the date upon which such Lender does in fact make such borrowing available; provided that at the time such borrowing is made and at all times while such amount is outstanding such Borrower would be permitted to borrow such amount pursuant to Subsection 2.1.

4.9          Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof in each case occurring after the Closing Date shall make it unlawful for any Lender to make or maintain any Eurocurrency Loans or BA Equivalent Loans as contemplated by this Agreement (“Affected Loans”), (a) such Lender shall promptly give written notice of such circumstances to the Borrower Representative and the Administrative Agent (which notice shall be withdrawn whenever such circumstances no longer exist), (b) the commitment of such Lender hereunder to make Affected Loans, continue Affected Loans as such and convert an ABR Loan or a Canadian Prime Rate Loan to an Affected Loan shall forthwith be cancelled and, until such time as it shall no longer be unlawful for such Lender to make or maintain such Affected Loans, such Lender shall then have a commitment only to make an ABR Loan or a Canadian Prime Rate Loan (or a Swingline Loan), as applicable, when an Affected Loan is requested and (c) such Lender’s Loans then outstanding as Affected Loans, if any, (x) if denominated in Dollars, shall be converted automatically to ABR Loans, (y) if denominated in Canadian Dollars, shall be converted automatically to Canadian Prime Rate Loans and (z) if denominated in any other Designated Foreign Currency, shall, at the option of the Borrower Representative, (i) be prepaid with accrued interest thereon on the last day of the then current Interest Period with respect thereto (or such earlier date as may be required by any Requirement of Law) or (ii) bear interest at an alternate rate which reflects such Lender’s cost of funding such Loans (which rate, if less than zero, shall be deemed zero for purposes of this Agreement), as reasonably determined by the Administrative Agent, plus the Applicable Margin hereunder. If any such conversion or prepayment of an Affected Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the applicable Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Subsection 4.12.

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4.10        Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof applicable to any Lender or any Issuing Lender, or compliance by any Lender or any Issuing Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority, in each case made subsequent to the Closing Date (or, if later, the date on which such Lender becomes a Lender or such Issuing Lender becomes an Issuing Lender):

(i)          shall subject such Lender or such Issuing Lender to any Tax of any kind whatsoever with respect to any Letter of Credit, any L/C Request or any Eurocurrency Loans or BA Equivalent Loans made or maintained by it or its obligation to make or maintain Eurocurrency Loans or BA Equivalent Loans, or change the basis of taxation of payments to such Lender in respect thereof, in each case, except for Non-Excluded Taxes, Taxes imposed by FATCA and Taxes measured by or imposed upon net income, or franchise Taxes, or Taxes measured by or imposed upon overall capital or net worth, or branch Taxes (in the case of such capital, net worth or branch Taxes, imposed in lieu of such net income Tax), of such Lender, such Issuing Lender or its applicable lending office, branch, or any affiliate thereof;

(ii)         shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of the LIBOR Rate or BA Rate, as the case may be, hereunder; or

(iii)        shall impose on such Lender or such Issuing Lender any other condition (excluding any Tax of any kind whatsoever);

and the result of any of the foregoing is to increase the cost to such Lender or such Issuing Lender, by an amount which such Lender or such Issuing Lender deems to be material, of making, converting into, continuing or maintaining Eurocurrency Loans or BA Equivalent Loans, or issuing or participating in Letters of Credit or to reduce any amount receivable hereunder in respect thereof, then, in any such case, upon notice to the Borrower Representative from such Lender, through the Administrative Agent in accordance herewith, the applicable Borrower shall promptly pay such Lender or such Issuing Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable with respect to such Eurocurrency Loans or BA Equivalent Loans, or Letters of Credit, provided that, in any such case, such Borrower may elect to convert the Eurocurrency Loans and/or BA Equivalent Loans made by such Lender hereunder to ABR Loans (to the extent, in the case of Eurocurrency Loans, such Eurocurrency Loans are denominated in Dollars and, in all cases, to the extent such Loans are permitted by Subsection 4.2) by giving the Administrative Agent at least one Business Day’s (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion) notice of such election, in which case such Borrower shall promptly pay to such Lender, upon demand, without duplication, amounts theretofore required to be paid to such Lender pursuant to this Subsection 4.10(a) and such amounts, if any, as may be required pursuant to Subsection 4.12. If any Lender becomes entitled to claim any additional amounts pursuant to this Subsection 4.10(a), it shall provide prompt notice thereof to the Borrower Representative, through the Administrative Agent, certifying (x) that one of the events described in this clause (a) has occurred and describing in reasonable detail the nature of such event, (y) as to the increased cost or reduced amount resulting from such event and (z) as to the additional amount demanded by such Lender and a reasonably detailed explanation of the calculation thereof. Such a certificate as to any additional amounts payable pursuant to this Subsection 4.10(a) submitted by such Lender, through the Administrative Agent, to the Borrower Representative shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this Subsection 4.10(a), the Borrowers shall not be required to compensate a Lender pursuant to this Subsection 4.10(a) (i) for any amounts incurred more than six months prior to the date that such Lender notifies the Borrower Representative of such Lender’s intention to claim compensation therefor (except that, if the change in law giving rise to such increased costs is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof) or (ii) for any amounts, if such Lender is applying this provision to the Borrowers in a manner that is inconsistent with its application of “increased cost” or other similar provisions under other credit agreements to similarly situated borrowers. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

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(b)          If any Lender or any Issuing Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or liquidity or in the interpretation or application thereof or compliance by such Lender or such Issuing Lender or any corporation controlling such Lender or such Issuing Lender with any request or directive regarding capital adequacy or liquidity (whether or not having the force of law) from any Governmental Authority, in each case, made subsequent to the Closing Date, does or shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of such Lender’s or such Issuing Lender’s obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such change or compliance (taking into consideration such Lender’s or such Issuing Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender or such Issuing Lender to be material, then from time to time, within 10 Business Days after submission by such Lender to the Borrower Representative (through the Administrative Agent) of a written request therefor certifying (x) that one of the events described in this clause (b) has occurred and describing in reasonable detail the nature of such event, (y) as to the reduction of the rate of return on capital resulting from such event and (z) as to the additional amount or amounts demanded by such Lender or such Issuing Lender or corporation and a reasonably detailed explanation of the calculation thereof, the applicable Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or corporation for such reduction. Such a certificate as to any additional amounts payable pursuant to this Subsection 4.10(b) submitted by such Lender, through the Administrative Agent, to the Borrower Representative shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this Subsection 4.10(b), the Borrowers shall not be required to compensate a Lender pursuant to this Subsection 4.10(b) (i) for any amounts incurred more than six months prior to the date that such Lender notifies the Borrower Representative of such Lender’s intention to claim compensation therefor or (ii) for any amounts, if such Lender is applying this provision to the Borrowers in a manner that is inconsistent with its application of “increased cost” or other similar provisions under other credit agreements to similarly situated borrowers. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

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(c)          Notwithstanding anything herein to the contrary, the Dodd Frank Wall Street Reform and Consumer Protection Act, and all requests, rules, regulations, guidelines and directives promulgated thereunder or issued in connection therewith and all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, in each case shall be deemed to have been enacted, adopted or issued, as applicable, subsequent to the Closing Date for all purposes herein.

4.11        Taxes. (a) Except as provided below in this Subsection 4.11 or as required by law (which, for purposes of this Subsection 4.11, shall include FATCA), all payments made by the Borrowers or the Agents under this Agreement and any Notes shall be made free and clear of, and without deduction or withholding for or on account of any Taxes; provided that if any Non-Excluded Taxes are required to be withheld from any amounts payable by such Borrower or the Administrative Agent to any Agent or any Lender hereunder or under any Notes, the amounts so payable by such Borrower shall be increased to the extent necessary to yield to such Agent or such Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement; provided, however, that the Borrowers shall be entitled to deduct and withhold, and the Borrowers shall not be required to indemnify for, any Non-Excluded Taxes, and any such amounts payable by any Borrower to or for the account of any Agent or Lender shall not be increased (x) if such Agent or Lender fails to comply with the requirements of clause (b), (c), (d) or (e) of this Subsection 4.11 or with the requirements of Subsection 4.13, or (y) with respect to any Non-Excluded Taxes imposed in connection with the payment of any fees paid under this Agreement unless such Non-Excluded Taxes are imposed as a result of a Change in Law, or (z) with respect to any Non-Excluded Taxes imposed by the United States or any state or political subdivision thereof, unless such Non-Excluded Taxes are imposed as a result of a change in treaty, law or regulation that occurred after such Agent became an Agent hereunder or such Lender became a Lender hereunder (or, if such Agent or Lender is a non-U.S. intermediary or flow-through entity for U.S. federal income tax purposes, after the relevant beneficiary or member of such Agent or Lender became such a beneficiary or member, if later) (any such change, at such time, a “Change in Law”). Whenever any Non-Excluded Taxes are payable by any Borrower, as promptly as possible thereafter the Borrower Representative shall send to the Administrative Agent for its own account or for the account of the respective Lender or Agent, as the case may be, a certified copy of an original official receipt received by such Borrower showing payment thereof. If any Borrower fails to pay any Non-Excluded Taxes when due to the appropriate Governmental Authority in accordance with applicable law or the Borrower Representative fails to remit to the Administrative Agent the required receipts or other required documentary evidence, such Borrower shall indemnify the Administrative Agent, the Lenders and the Agents for any incremental Taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure. The agreements in this Subsection 4.11 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

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(b)        Each Agent and each Lender that is not a United States Person shall:

(i)          (1) on or before the date of any payment by any of the Borrowers under this Agreement or any Notes to, or for the account of, such Agent or Lender, deliver to the Borrower Representative and the Administrative Agent (A) two accurate and complete original signed Internal Revenue Service Forms W-8BEN-E (certifying that it is a resident of the applicable country within the meaning of the income tax treaty between the United States and that country) or Forms W-8ECI, or successor applicable form, as the case may be, in each case certifying that it is entitled to receive all payments under this Agreement and any Notes without deduction or withholding of any U.S. federal income taxes, and (B) such other forms, documentation or certifications, as the case may be, certifying that it is entitled to an exemption from United States backup withholding tax with respect to payments under this Agreement and any Notes;

(2)         deliver to the Borrower Representative and the Administrative Agent two further accurate and complete original signed forms or certifications provided in Subsection 4.11(b)(i)(1) on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form or certificate previously delivered by it to the Borrower Representative;

(3)         obtain such extensions of time for filing and completing such forms or certifications as may reasonably be requested by the Borrower Representative or the Administrative Agent; and

(4)         deliver, to the extent legally entitled to do so, upon reasonable request by the Borrower Representative, to the Borrower Representative and the Administrative Agent such other forms as may be reasonably required in order to establish the legal entitlement of such Agent or such Lender to an exemption from, or reduction of, withholding with respect to payments under this Agreement and any Notes, provided that in determining the reasonableness of a request under this clause (4) such Lender shall be entitled to consider the cost (to the extent unreimbursed by any Loan Party) which would be imposed on such Lender of complying with such request; or

(ii)         in the case of any such Lender that is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code and is claiming the so-called “portfolio interest exemption”,

(1)         represent to the Borrowers and the Administrative Agent that it is not (A) a bank within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code;

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(2)         on or before the date of any payment by any of the Borrowers under this Agreement or any Notes to, or for the account of, such Lender, deliver to the Borrower Representative and the Administrative Agent, (A) two certificates substantially in the form of Exhibit D hereto (any such certificate a “U.S. Tax Compliance Certificate”) and (B) two accurate and complete original signed Internal Revenue Service Forms W-8BEN-E, or successor applicable form, certifying to such Lender’s legal entitlement at the date of such form to an exemption from U.S. withholding tax under the provisions of Section 871(h) or Section 881(c) of the Code with respect to payments to be made under this Agreement and any Notes and (C) such other forms, documentation or certifications, as the case may be certifying that it is entitled to an exemption from United States backup withholding tax with respect to payments under this Agreement and any Notes (and shall also deliver to the Borrower Representative and the Administrative Agent two further accurate and complete original signed forms or certificates on or before the date it expires or becomes obsolete and after the occurrence of any event requiring a change in the most recently provided form or certificate and, if necessary, obtain any extensions of time reasonably requested by the Borrower Representative or the Administrative Agent for filing and completing such forms or certificates); and

(3)         deliver, to the extent legally entitled to do so, upon reasonable request by the Borrower Representative, to the Borrower Representative and the Administrative Agent such other forms as may be reasonably required in order to establish the legal entitlement of such Lender to an exemption from, or reduction of, withholding with respect to payments under this Agreement and any Notes, provided that in determining the reasonableness of a request under this clause (3) such Lender shall be entitled to consider the cost (to the extent unreimbursed by the Borrower Representative) which would be imposed on such Lender of complying with such request; or

(iii)        in the case of any such Agent or Lender that is a non-U.S. intermediary or flow-through entity for U.S. federal income tax purposes,

(1)         on or before the date of any payment by any of the Borrowers under this Agreement or any Notes to, or for the account of, such Agent or Lender, deliver to the Borrower Representative and the Administrative Agent two accurate and complete original signed Internal Revenue Service Forms W-8IMY, or successor applicable form, and, if any beneficiary or member of such agent or such Lender is claiming the so-called “portfolio interest exemption”, (I) represent to the Borrowers and the Administrative Agent that such agent or such Lender is not (A) a bank within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and (II) also deliver to the Borrower Representative and the Administrative Agent two U.S. Tax Compliance Certificates certifying to such Agent’s or such Lender’s legal entitlement at the date of such certificate to an exemption from U.S. withholding tax under the provisions of Section 881(c) of the Code with respect to payments to be made under this Agreement and any Notes; and

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(A)         with respect to each beneficiary or member of such Agent or Lender that is not claiming the so-called “portfolio interest exemption”, also deliver to the Borrower Representative and the Administrative Agent (I) two accurate and complete original signed Internal Revenue Service Forms W-8BEN-E (certifying that such beneficiary or member is a resident of the applicable country within the meaning of the income tax treaty between the United States and that country), Forms W-8ECI or Forms W-9, or successor applicable form, as the case may be, in each case so that each such beneficiary or member is entitled to receive all payments under this Agreement and any Notes without deduction or withholding of any U.S. federal income taxes and (II) such other forms, documentation or certifications, as the case may be, certifying that each such beneficiary or member is entitled to an exemption from United States backup withholding tax with respect to all payments under this Agreement and any Notes; and

(B)         with respect to each beneficiary or member of such Lender that is claiming the so-called “portfolio interest exemption”, (I) represent to the Borrowers and the Administrative Agent that such beneficiary or member is not (1) a bank within the meaning of Section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (3) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and (II) also deliver to the Borrower Representative and the Administrative Agent two U.S. Tax Compliance Certificates from each beneficiary or member and two accurate and complete original signed Internal Revenue Service Forms W-8BEN-E, or successor applicable form, certifying to such beneficiary’s or member’s legal entitlement at the date of such certificate to an exemption from U.S. withholding tax under the provisions of Section 871(h) or Section 881(c) of the Code with respect to payments to be made under this Agreement and any Notes, and (III) also deliver to the Borrower Representative and the Administrative Agent such other forms, documentation or certifications, as the case may be, certifying that it is entitled to an exemption from United States backup withholding tax with respect to payments under this Agreement and any Notes;

(2)         deliver to the Borrower Representative and the Administrative Agent two further accurate and complete original signed forms, certificates or certifications referred to above on or before the date any such form, certificate or certification expires or becomes obsolete, or any beneficiary or member changes, and after the occurrence of any event requiring a change in the most recently provided form, certificate or certification and obtain such extensions of time reasonably requested by the Borrower Representative or the Administrative Agent for filing and completing such forms, certificates or certifications; and

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(3)         deliver, to the extent legally entitled to do so, upon reasonable request by the Borrower Representative, to the Borrower Representative and the Administrative Agent such other forms as may be reasonably required in order to establish the legal entitlement of such Agent or Lender (or beneficiary or member) to an exemption from, or reduction of, withholding with respect to payments under this Agreement and any Notes, provided that in determining the reasonableness of a request under this clause (3) such Agent or Lender shall be entitled to consider the cost (to the extent unreimbursed by any of the Borrowers) which would be imposed on such Agent or Lender (or beneficiary or member) of complying with such request;

unless in any such case (other than with respect to United States backup withholding tax) there has been a Change in Law which renders all such forms inapplicable or which would prevent such Agent or such Lender (or such beneficiary or member) from duly completing and delivering any such form with respect to it and such Agent or such Lender so advises the Borrower Representative and the Administrative Agent.

(c)          Each Lender and each Agent, in each case that is a United States Person, shall on or before the date of any payment by any Borrower under this Agreement or any Notes to such Lender or Agent, deliver to the Borrower Representative and the Administrative Agent two accurate and complete original signed Internal Revenue Service Forms W-9, or successor applicable form, certifying that such Lender or Agent is a United States Person and that such Lender or Agent is entitled to complete exemption from United States backup withholding tax.

(d)          Notwithstanding the foregoing, if the Administrative Agent is not a United States Person, on or before the date of any payment by any of the Borrowers under this Agreement or any Notes to the Administrative Agent, the Administrative Agent shall:

(i)          deliver to the Borrower Representative (A) two accurate and complete original signed Internal Revenue Service Forms W-8ECI, or successor applicable form, with respect to any amounts payable to the Administrative Agent for its own account, (B) two accurate and complete original signed Internal Revenue Service Forms W-8IMY, or successor applicable form, with respect to any amounts payable to the Administrative Agent for the account of others, certifying that it is a “U.S. branch” and that the payments it receives for the account of others are not effectively connected with the conduct of its trade or business in the United States and that it is using such form as evidence of its agreement with the Borrowers to be treated as a U.S. person with respect to such payments (and the Borrowers and the Administrative Agent agree to so treat the Administrative Agent as a U.S. person with respect to such payments as contemplated by U.S. Treasury Regulation § 1.1441-1(b)(2)(iv)) and (C) such other forms or certifications as may be sufficient under applicable law to establish that the Administrative Agent is entitled to receive any payment by any of the Borrowers under this Agreement or any Notes (whether for its own account or for the account of others) without deduction or withholding of any U.S. federal income taxes;

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(ii)         deliver to the Borrower Representative two further accurate and complete original signed forms or certifications provided in Subsection 4.11(d)(i) on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form or certificate previously delivered by it to the Borrower Representative; and

(iii)        obtain such extensions of time for filing and completing such forms or certifications as may reasonably be requested by the Borrower Representative or the Administrative Agent;

unless in any such case (other than with respect to United States backup withholding tax) there has been a Change in Law which renders all such forms inapplicable or which would prevent the Administrative Agent from duly completing and delivering any such form with respect to it and the Administrative Agent so advises the Borrower Representative.

(e)          If a payment made to an Agent or a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Agent or such Lender were to fail to comply with the applicable reporting requirements of FATCA, such Agent or such Lender shall deliver to the Administrative Agent and the Borrower Representative, at the time or times prescribed by law and at such time or times reasonably requested by the Administrative Agent or the Borrower Representative, such documentation prescribed by applicable law and such additional documentation reasonably requested by the Administrative Agent or the Borrower Representative as may be necessary for the Administrative Agent and the Borrowers to comply with their respective obligations (including any applicable reporting requirements) under FATCA, to determine whether such Agent or such Lender has complied with such Agent’s or such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. For the avoidance of doubt, the Borrowers and the Administrative Agent shall be permitted to withhold any Taxes imposed by FATCA.

(f)          If any Lender or Agent is entitled to an exemption from or reduction of withholding Tax with respect to payments made under this Agreement or any Notes by a Canadian Loan Party, such Lender or Agent shall deliver to the applicable Borrower, promptly following the time or times reasonably requested by such Borrower, such properly completed and executed documentation required by applicable law or reasonably requested by such Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding.

(g)          For purposes of this Subsection 4.11 and for purposes of Subsection 4.13, the term “Lender” includes any Issuing Lender.

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4.12         Indemnity. Each U.S. Borrower agrees to indemnify each U.S. Facility Lender and each Canadian Facility Lender, as applicable, in respect of Extensions of Credit made, or requested to be made, to the U.S. Borrowers, and each Canadian Borrower agrees to indemnify each Canadian Facility Lender in respect of Extensions of Credit made, or requested to be made, to the Canadian Borrowers, and, in each case, and to hold each such Lender harmless from any loss or expense which such Lender may sustain or incur (other than through such Lender’s bad faith, gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and nonappealable decision) as a consequence of (a) default by such Borrower in making a borrowing of, conversion into or continuation of Eurocurrency Loans or BA Equivalent Loans after the Borrower Representative has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by such Borrower in making any prepayment or conversion of Eurocurrency Loans or BA Equivalent Loans after the Borrower Representative has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a payment or prepayment of Eurocurrency Loans or BA Equivalent Loans or the conversion of Eurocurrency Loans or BA Equivalent Loans on a day which is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so prepaid, or converted, or not so borrowed, converted or continued, for the period from the date of such prepayment or conversion or of such failure to borrow, convert or continue to the last day of the applicable Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Eurocurrency Loans or BA Equivalent Loans, as applicable, provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank Eurocurrency market. If any Lender becomes entitled to claim any amounts under the indemnity contained in this Subsection 4.12, it shall provide prompt notice thereof to the Borrower Representative, through the Administrative Agent, certifying (x) that one of the events described in clause (a), (b) or (c) has occurred and describing in reasonable detail the nature of such event, (y) as to the loss or expense sustained or incurred by such Lender as a consequence thereof and (z) as to the amount for which such Lender seeks indemnification hereunder and a reasonably detailed explanation of the calculation thereof. Such a certificate as to any indemnification pursuant to this Subsection 4.12 submitted by such Lender, through the Administrative Agent, to the Borrower Representative shall be conclusive in the absence of manifest error. The Borrower Representative shall pay (or cause the relevant Borrower to pay) such Lender the amount shown as due on any such certificate within five Business Days after receipt thereof. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

4.13         Certain Rules Relating to the Payment of Additional Amounts. (a) Upon the request, and at the expense of the Borrower Representative, each Lender and Agent to which any Borrower is required to pay any additional amount pursuant to Subsection 4.10 or 4.11, and any Participant in respect of whose participation such payment is required, shall reasonably afford the Borrower Representative the opportunity to contest, and reasonably cooperate with the Borrower Representative in contesting, the imposition of any Non-Excluded Tax giving rise to such payment; provided that (i) such Lender or Agent shall not be required to afford the Borrower Representative the opportunity to so contest unless the Borrower Representative shall have confirmed in writing to such Lender or Agent such Borrower’s obligation to pay such amounts pursuant to this Agreement and (ii) the Borrowers shall reimburse such Lender or Agent for its reasonable attorneys’ and accountants’ fees and disbursements incurred in so cooperating with the Borrower Representative in contesting the imposition of such Non-Excluded Tax; provided, however, that notwithstanding the foregoing no Lender or Agent shall be required to afford the Borrower Representative the opportunity to contest, or cooperate with the Borrower Representative in contesting, the imposition of any Non-Excluded Taxes, if such Lender or Agent in its sole discretion in good faith determines that to do so would have an adverse effect on it.

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(b)          If a Lender changes its applicable lending office (other than (i) pursuant to clause (c) below or (ii) after an Event of Default under Subsection 9.1(a) or 9.1(f) has occurred and is continuing) and the effect of such change, as of the date of such change, would be to cause any of the Borrowers to become obligated to pay any additional amount under Subsection 4.10 or 4.11, such Borrower shall not be obligated to pay such additional amount.

(c)          If a condition or an event occurs which would, or would upon the passage of time or giving of notice, result in the payment of any additional amount to any Lender or Agent by any of the Borrowers pursuant to Subsection 4.10 or 4.11 or result in Affected Loans or commitments to make Affected Loans being automatically converted to ABR Loans, Canadian Prime Rate Loans or Loans bearing an alternate rate of interest or commitments to make ABR Loans, Canadian Prime Rate Loans or Loans bearing an alternate rate of interest, as the case may be, pursuant to Subsection 4.9, such Lender or Agent shall promptly notify the Borrower Representative and the Administrative Agent and shall take such steps as may reasonably be available to it to mitigate the effects of such condition or event (which shall include efforts to rebook the Loans held by such Lender at another lending office, or through another branch or an affiliate, of such Lender); provided that such Lender or Agent shall not be required to take any step that, in its reasonable judgment, would be materially disadvantageous to its business or operations or would require it to incur additional costs (unless the Borrowers agree to reimburse such Lender or Agent for the reasonable incremental out-of-pocket costs thereof).

(d)          If any of the Borrowers shall become obligated to pay additional amounts pursuant to Subsection 4.10 or 4.11 and any affected Lender shall not have promptly taken steps necessary to avoid the need for payments under Subsection 4.10 or 4.11 or if Affected Loans or commitments to make Affected Loans are automatically converted to ABR Loans, Canadian Prime Rate Loans or Loans bearing an alternate rate of interest or commitments to make ABR Loans, Canadian Prime Rate Loans or Loans bearing an alternate rate of interest, as the case may be, under Subsection 4.9 and any affected Lender shall not have promptly taken steps necessary to avoid the need for such conversion under Subsection 4.9, the Borrower Representative shall have the right, for so long as such obligation remains, (i) with the assistance of the Administrative Agent to seek one or more substitute Lenders reasonably satisfactory to the Administrative Agent and the Borrower Representative to purchase the affected Loan, in whole or in part, at an aggregate price no less than such Loan’s principal amount plus accrued interest, and assume the affected obligations under this Agreement, or (ii) so long as no Event of Default under Subsection 9.1(a) or 9.1(f) then exists or will exist immediately after giving effect to the respective prepayment, upon notice to the Administrative Agent to prepay the affected Loan, in whole or in part, subject to Subsection 4.12, without premium or penalty and terminate the Commitments in respect of the Revolving Credit Facility of such Lender. In the case of the substitution of a Lender, then, the Borrower Representative, any other applicable Borrower, the Administrative Agent, the affected Lender, and any substitute Lender shall execute and deliver an appropriately completed Assignment and Acceptance pursuant to Subsection 11.6(b) to effect the assignment of rights to, and the assumption of obligations by, the substitute Lender; provided that any fees required to be paid by Subsection 11.6(b) in connection with such assignment shall be paid by the applicable Borrower or the substitute Lender. In the case of a prepayment of an affected Loan, the amount specified in the notice shall be due and payable on the date specified therein, together with any accrued interest to such date on the amount prepaid. In the case of each of the substitution of a Lender and of the prepayment of an affected Loan, the applicable Borrower shall first pay the affected Lender any additional amounts owing under Subsections 4.10 and 4.11 (as well as any commitment fees and other amounts then due and owing to such Lender, including any amounts under this Subsection 4.13) prior to such substitution or prepayment. In the case of the substitution of a Lender pursuant to this Subsection 4.13(d) or Subsection 4.15(c)(i), if the Lender being replaced does not execute and deliver to the Administrative Agent a duly completed Assignment and Acceptance and/or any other documentation necessary to reflect such replacement by the later of (a) the date on which the assignee Lender executes and delivers such Assignment and Acceptance and/or such other documentation and (b) the date as of which all obligations of the Borrowers owing to such replaced Lender relating to the Loans and participations so assigned shall be paid in full by the assignee Lender and/or the Borrower Representative to such Lender being replaced, then the Lender being replaced shall be deemed to have executed and delivered such Assignment and Acceptance and/or such other documentation as of such date and the applicable Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Acceptance and/or such other documentation on behalf of such Lender.

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(e)          If any Agent or any Lender receives a refund directly attributable to Taxes for which any of the Borrowers has made additional payments pursuant to Subsection 4.10(a) or 4.11(a), such Agent or such Lender, as the case may be, shall promptly pay such refund (together with any interest with respect thereto received from the relevant taxing authority, but net of any reasonable cost incurred in connection therewith) to such Borrower; provided, however, that such Borrower agrees promptly to return such refund (together with any interest with respect thereto due to the relevant taxing authority) (free of all Non-Excluded Taxes) to such Agent or the applicable Lender, as the case may be, upon receipt of a notice that such refund is required to be repaid to the relevant taxing authority.

(f)          The obligations of any Agent, Lender or Participant under this Subsection 4.13 shall survive the termination of this Agreement and the payment of the Loans and all amounts payable hereunder.

4.14         Controls on Prepayment if Aggregate Lender Exposure Exceeds Aggregate Commitments. (a) In addition to the provisions set forth in Subsection 4.4(b), the Borrower Representative will implement and maintain internal controls to monitor the borrowings and repayments of Loans by the Borrowers and the issuance of and drawings under Letters of Credit, with the objective of preventing any request for an Extension of Credit that would result in (i) the Aggregate Lender Exposure with respect to all of the Revolving Credit Lenders (including the Swingline Lender) being in excess of the aggregate Commitments then in effect or (ii) any other circumstance under which an Extension of Credit would not be permitted pursuant to Subsection 2.1(a).

(b)          The Administrative Agent will calculate each Individual U.S. Facility Lender Exposure and each Individual Canadian Facility Lender Exposure, in each case, from time to time, and in any event not less frequently than once during each calendar week. In making such calculations, the Administrative Agent will rely on the information most recently received by it from the Swingline Lender in respect of outstanding Swingline Loans and from the Issuing Lenders in respect of outstanding L/C Obligations.

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4.15       Defaulting Lenders. Notwithstanding anything contained in this Agreement to the contrary, if any Revolving Credit Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Revolving Credit Lender is a Defaulting Lender:

(a)          no commitment fee shall accrue for the account of a Defaulting Lender so long as such Lender shall be a Defaulting Lender (except to the extent it is payable to the Issuing Lender pursuant to clause (d)(v) below);

(b)          in determining the Required Lenders or Supermajority Lenders, any Lender that at the time is a Defaulting Lender (and the Revolving Credit Loans and/or Commitment of such Defaulting Lender) shall be excluded and disregarded;

(c)          the Borrower Representative shall have the right, at its sole expense and effort (i) to seek one or more Persons reasonably satisfactory to the Administrative Agent and the Borrower Representative to each become a substitute Revolving Credit Lender and assume all or part of the Commitment of any Defaulting Lender and the Borrower Representative, the Administrative Agent and any such substitute Revolving Credit Lender shall execute and deliver, and such Defaulting Lender shall thereupon be deemed to have executed and delivered, an appropriately completed Assignment and Acceptance to effect such substitution or (ii) so long as no Event of Default under Subsection 9.1(a) or 9.1(f) then exists or will exist immediately after giving effect to the respective prepayment, upon notice to the Administrative Agent, to prepay the Loans and, at the Borrower Representative’s option, terminate the Commitments of such Defaulting Lender, in whole or in part, without premium or penalty;

(d)          if any Swingline Exposure exists or any L/C Obligations exist at the time a Revolving Credit Lender becomes a Defaulting Lender then:

(i)          all or any part of such Swingline Exposure and L/C Obligations shall be re-allocated among the Non-Defaulting Lenders in accordance with their respective Commitment Percentages but only to the extent the sum of all Non-Defaulting Lenders’ Revolving Exposures plus such Defaulting Lender’s Swingline Exposure and L/C Obligations does not exceed the total of all Non-Defaulting Lenders’ Commitments;

(ii)         if the reallocation described in clause (i) above cannot, or can only partially, be effected, (A) the U.S. Borrowers shall within one Business Day following notice by the Administrative Agent (x) first, prepay such Defaulting Lender’s Swingline Exposure and (y) second, cash collateralize such Defaulting Lender’s U.S. Facility L/C Obligations and Canadian Facility L/C Obligations in respect of Canadian Facility Letters of Credit issued to, or for the account of, the U.S. Borrowers (after giving effect to any partial reallocation pursuant to clause (i) above) on terms reasonably satisfactory to the Administrative Agent for so long as such L/C Obligations are outstanding and (B) the Canadian Borrowers shall within one Business Day following notice by the Administrative Agent cash collateralize such Defaulting Lender’s Canadian Facility L/C Obligations in respect of Canadian Facility Letters of Credit issued to, or for the account of, the Canadian Borrowers (after giving effect to any partial reallocation pursuant to clause (i) above) on terms reasonably satisfactory to the Administrative Agent for so long as such L/C Obligations are outstanding;

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(iii)        if any portion of such Defaulting Lender’s L/C Obligations is cash collateralized pursuant to clause (ii) above, the Borrowers shall not be required to pay the L/C Fee for participation with respect to such portion of such Defaulting Lender’s L/C Exposure so long as it is cash collateralized;

(iv)        if any portion of such Defaulting Lender’s L/C Obligations is reallocated to the Non-Defaulting Lenders pursuant to clause (i) above, then the letter of credit commission with respect to such portion shall be allocated among the Non-Defaulting Lenders in accordance with their Commitment Percentages; or

(v)         if any portion of such Defaulting Lender’s L/C Obligations is neither cash collateralized nor reallocated pursuant to this Subsection 4.15(d), then, without prejudice to any rights or remedies of the Issuing Lender or any Revolving Credit Lender hereunder, the commitment fee that otherwise would have been payable to such Defaulting Lender (with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such L/C Obligations) and the letter of credit commission payable with respect to such Defaulting Lender’s L/C Obligations shall be payable to the Issuing Lender until such L/C Obligations are cash collateralized and/or reallocated;

(e)          so long as (i) any U.S. Facility Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the U.S. Facility Issuing Lenders shall not be required to issue, amend or increase any U.S. Facility Letter of Credit, unless they are respectively satisfied that the related exposure will be 100% covered by the Commitments of the Non-Defaulting Lenders and/or cash collateralized on terms reasonably satisfactory to the Administrative Agent, and participations in any such newly issued or increased U.S. Facility Letter of Credit or newly made Swingline Loan shall be allocated among Non-Defaulting Lenders in accordance with their respective Commitment Percentages (and Defaulting Lenders shall not participate therein) and (ii) any Canadian Facility Lender is a Defaulting Lender, the Canadian Facility Issuing Lenders shall not be required to issue, amend or increase any Canadian Facility Letter of Credit, unless they are respectively satisfied that the related exposure will be 100% covered by the Commitments of the Non-Defaulting Lenders and/or cash collateralized on terms reasonably satisfactory to the Administrative Agent, and participations in any such newly issued or increased Canadian Facility Letter of Credit shall be allocated among Non-Defaulting Lenders in accordance with their respective Commitment Percentages (and Defaulting Lenders shall not participate therein);

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(f)          any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to Subsection 11.7) may, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated non-interest bearing account and, subject to any applicable Requirements of Law, be applied at such time or times as may be determined by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) second, pro rata, to the payment of any amounts owing by such Defaulting Lender to the Issuing Lender or Swingline Lender hereunder, (iii) third, to the funding of any Loan or the funding or cash collateralization of any participation in any Swingline Loan or Letter of Credit in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, (iv) fourth, if so determined by the Administrative Agent and the Borrower Representative, held in such account as cash collateral for future funding obligations of such Defaulting Lender under this Agreement, (v) fifth, pro rata, to the payment of any amounts owing to the Borrowers or the Lenders as a result of any judgment of a court of competent jurisdiction obtained by a Borrower or any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement and (vi) sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is (x) a prepayment of the principal amount of any Loans or Reimbursement Obligations in respect of L/C Disbursements in respect of which a Defaulting Lender has funded its participation obligations and (y) made at a time when the conditions set forth in Subsection 6.2 are satisfied, such payment shall be applied solely to prepay the Loans of, and Reimbursement Obligations owed to, all Non-Defaulting Lenders pro rata prior to being applied to the prepayment of any Loans, or Reimbursement Obligations owed to, any Defaulting Lender; and

(g)          In the event that the Administrative Agent, the Borrower Representative, each applicable Issuing Lender or the Swingline Lender, as the case may be, each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and L/C Obligations of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Commitment Percentage. The rights and remedies against a Defaulting Lender under this Subsection 4.15 are in addition to other rights and remedies that the Borrowers, the Administrative Agent, the Issuing Lenders, the Swingline Lender and the Non-Defaulting Lenders may have against such Defaulting Lender. The arrangements permitted or required by this Subsection 4.15 shall be permitted under this Agreement, notwithstanding any limitation on Liens or the pro rata sharing provisions or otherwise.

4.16         Cash Management. (a) Annexed hereto as Schedule 4.16, as the same may be modified from time to time by notice to the Administrative Agent, is a schedule of all DDAs and Concentration Accounts that are maintained by the Qualified Loan Parties, which schedule includes, with respect to each depository (i) the name and address of such depository; (ii) the account number(s) (and account name(s) of such bank account(s)) maintained with such depository; and (iii) a contact person at such depository.

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(b)          Except as otherwise agreed by the Administrative Agent, each Qualified Loan Party shall (i) deliver to the Administrative Agent (A) notifications executed on behalf of each such Qualified Loan Party to each depository institution with which any DDA (other than Excluded Accounts) is maintained, in form reasonably satisfactory to the Administrative Agent of the Administrative Agent’s interest in such DDA and (B) Credit Card Notifications executed on behalf of each such Qualified Loan Party and delivered to each Credit Card Issuer and Credit Card Processor, in form reasonably satisfactory to the Administrative Agent, (ii) instruct each depository institution for a DDA (other than Excluded Accounts) that the amount in excess of the Target Amount and available at the close of each Business Day in such DDA should be swept to one of the Qualified Loan Parties’ Concentration Accounts no less frequently than on a daily basis, such instructions to be irrevocable unless otherwise agreed to by the Administrative Agent, (iii) enter into a blocked account agreement (each, a “Blocked Account Agreement”), in form reasonably satisfactory to the Administrative Agent, with the Administrative Agent or the Collateral Agent and any bank with which such Qualified Loan Party maintains a Concentration Account into which the DDAs (other than Excluded Accounts) are swept (each such account of a Loan Party that is a U.S. Borrower or a U.S. Subsidiary Guarantor, a “U.S. Blocked Account”, each such account of a Canadian Loan Party, a “Canadian Blocked Account” and all such accounts, collectively, the “Blocked Accounts” and collectively, the “Blocked Accounts”), covering each such Concentration Account maintained with such bank and (iv) (A) instruct all Account Debtors of such Qualified Loan Party that remit payments of Accounts of such Account Debtor regularly by check pursuant to arrangements with such Qualified Loan Party to remit all such payments to the applicable “P.O. Boxes” or “Lockbox Addresses” with respect to the applicable DDA or Concentration Account, which remittances shall be collected by the applicable bank and deposited in the applicable DDA or Concentration Account or (B) cause the checks of any such Account Debtors to be deposited in the applicable DDA or Concentration Account within two Business Days after such check is received by such Qualified Loan Party. All amounts received by the Parent Borrower or any of its Domestic Subsidiaries or Canadian Subsidiaries that is a Loan Party in respect of any Account, in addition to all other cash received from any other source, shall upon receipt of such amount or cash (other than (i) any such amount to be deposited in Excluded Accounts or (ii) cash excluded from the Collateral pursuant to any Security Document) be deposited into a DDA (other than an Excluded Account) or Concentration Account. Each Qualified Loan Party agrees that it will not cause proceeds of such DDAs (other than Excluded Accounts) to be otherwise redirected.

(c)          (i) Each Blocked Account Agreement in respect of a U.S. Blocked Account shall require, after the occurrence and during the continuance of a Dominion Event, the ACH or wire transfer no less frequently than once per Business Day (unless the Commitments have been terminated and the monetary obligations then due and owing hereunder and under the other Loan Documents have been paid in full and all Letters of Credit have either been terminated or expired (unless cash collateralized or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent)), of all available cash balances and cash receipts, including the then contents or then entire available ledger balance of each U.S. Blocked Account net of such minimum balance (not to exceed the Dollar Equivalent of $1,000,000 per account or the Dollar Equivalent of $3,000,000 in the aggregate), if any, required by the bank at which such U.S. Blocked Account is maintained to an account maintained by the Administrative Agent at UBS AG, Stamford Branch (or another bank of recognized standing reasonably selected by the Administrative Agent with the reasonable consent of the Borrower Representative) (the “U.S. Core Concentration Account”). Each Qualified Loan Party agrees that it will not cause proceeds of any Blocked Account to be otherwise redirected.

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(ii) Each Blocked Account Agreement in respect of a Canadian Blocked Account shall require, after the occurrence and during the continuance of a Dominion Event, the ACH or wire transfer no less frequently than once per Business Day (unless the Commitments have been terminated and the monetary obligations then due and owing hereunder and under the other Loan Documents have been paid in full and all Letters of Credit have either been terminated or expired (unless cash collateralized or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent)), of all available cash balances and cash receipts, including the then contents or then entire available ledger balance of each Canadian Blocked Account net of such minimum balance (not to exceed the Dollar Equivalent of $500,000 per account or the Dollar Equivalent of $1,000,000 in the aggregate), if any, required by the bank at which such Canadian Blocked Account is maintained to an account maintained by the Administrative Agent at UBS AG, Stamford Branch (or another bank of recognized standing reasonably selected by the Administrative Agent with the reasonable consent of the Borrower Representative) (the “Canadian Core Concentration Account” and, together with the U.S. Core Concentration Account, the “Core Concentration Accounts”). Each Qualified Loan Party agrees that it will not cause proceeds of any Blocked Account to be otherwise redirected.

(d)          (i) All collected amounts received in the U.S. Core Concentration Account shall be distributed and applied on a daily basis in the following order (in each case, to the extent the Administrative Agent has actual knowledge of the amounts owing or outstanding as described below and after giving effect to the application of any such amounts constituting proceeds from any Collateral otherwise required to be applied pursuant to the terms of the respective Security Document, the ABL/Cash Flow Intercreditor Agreement, any Junior Lien Intercreditor Agreement or any Other Intercreditor Agreement, as applicable): (1) first, to the payment (on a ratable basis) of any outstanding expenses actually due and payable to the Administrative Agent or the Collateral Agent under any of the Loan Documents and to repay or prepay outstanding U.S. Facility Revolving Credit Loans, or Canadian Facility Revolving Credit Loans made to the U.S. Borrowers, advanced by the Administrative Agent; (2) second, to pay (on a ratable basis) all outstanding expenses actually due and payable to each U.S. Facility Issuing Lender and to each Canadian Facility Issuing Lender in respect of Canadian Facility Letters of Credit issued to, or for the account of, a U.S. Borrower, and to repay all outstanding Unpaid Drawings in respect of U.S. Facility Letters of Credit, Canadian Facility Letters of Credit issued to, or for the account of, a U.S. Borrower and all interest thereon; (3) third, to pay (on a ratable basis) all accrued and unpaid interest actually due and payable on the U.S. Facility Revolving Credit Loans, all accrued and unpaid interest actually due and payable on the Canadian Facility Revolving Credit Loans made to the U.S. Borrowers, and all accrued and unpaid fees actually due and payable to the Administrative Agent, the Issuing Lenders and the Lenders under any of the Loan Documents in respect of the Aggregate U.S. Borrower U.S. Facility Credit Extensions and the Aggregate U.S. Borrower Canadian Facility Credit Extensions; (4) fourth, to repay (on a ratable basis) the outstanding principal of U.S. Facility Revolving Credit Loans and Canadian Facility Revolving Credit Loans made to the U.S. Borrowers (whether or not then due and payable); (5) fifth, to pay (on a ratable basis) all outstanding obligations of the U.S. Borrowers then due and payable to the Administrative Agent, the Collateral Agent, and the Lenders under this Agreement; and (6) sixth, to pay (on a ratable basis) all other outstanding obligations of the U.S. Borrowers then due and payable to the Administrative Agent, the Collateral Agent, and the Lenders under any of the other Loan Documents. This Subsection 4.16(d)(i) may be amended (and the Lenders hereby irrevocably authorize the Administrative Agent to enter into such amendments) to the extent necessary to reflect differing amounts payable, and priorities of payments, to Lenders participating in any new classes or tranches of loans added pursuant to Subsections 2.6, 2.7 and 2.8, as applicable, in accordance with Subsection 11.1(d).

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(ii) All collected amounts received in the Canadian Core Concentration Account shall be distributed and applied on a daily basis in the following order (in each case, to the extent the Administrative Agent has actual knowledge of the amounts owing or outstanding as described below and after giving effect to the application of any such amounts constituting proceeds from any Collateral otherwise required to be applied pursuant to the terms of the respective Security Document, the ABL/Cash Flow Intercreditor Agreement, any Junior Lien Intercreditor Agreement or any Other Intercreditor Agreement, as applicable): (1) first, to the payment (on a ratable basis) of any outstanding expenses actually due and payable to the Administrative Agent or the Collateral Agent under any of the Loan Documents and to repay or prepay outstanding Canadian Facility Revolving Credit Loans made to the Canadian Borrowers, advanced by the Administrative Agent; (2) second, to pay (on a ratable basis) all outstanding expenses actually due and payable to each Canadian Facility Issuing Lender in respect of Canadian Facility Letters of Credit issued to, or for the account of, a Canadian Borrower, and to repay all outstanding Unpaid Drawings in respect of Canadian Facility Letters of Credit issued to, or for the account of, a Canadian Borrower and all interest thereon; (3) third, to pay (on a ratable basis) all accrued and unpaid interest actually due and payable on the Canadian Facility Revolving Credit Loans made to the Canadian Facility Borrowers, and all accrued and unpaid fees actually due and payable to the Administrative Agent, the Issuing Lenders and the Lenders under any of the Loan Documents in respect of the Aggregate Canadian Borrower Credit Extensions; (4) fourth, to repay (on a ratable basis) the outstanding principal of Canadian Facility Revolving Credit Loans made to the Canadian Borrowers (whether or not then due and payable); (5) fifth, to pay (on a ratable basis) all outstanding obligations of the Canadian Borrowers then due and payable to the Administrative Agent, the Collateral Agent, and the Lenders under this Agreement; and (6) sixth, to pay (on a ratable basis) all other outstanding obligations of the Canadian Borrowers then due and payable to the Administrative Agent, the Collateral Agent, and the Lenders under any of the other Loan Documents. This Subsection 4.16(d)(ii) may be amended (and the Lenders hereby irrevocably authorize the Administrative Agent to enter into such amendments) to the extent necessary to reflect differing amounts payable, and priorities of payments, to Lenders participating in any new classes or tranches of loans added pursuant to Subsections 2.6, 2.7 and 2.8, as applicable, in accordance with Subsection 11.1(d).

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(e)          If, at any time after the occurrence and during the continuance of a Dominion Event as to which the Administrative Agent has notified the Borrower Representative, any cash, Cash Equivalents or Temporary Cash Investments owned by any Qualified Loan Party (other than (i) de minimis cash, Cash Equivalents and/or Temporary Cash Investments from time to time inadvertently misapplied by any Qualified Loan Party, (ii) cash, Cash Equivalents or Temporary Cash Investments deposited or to be deposited in an Excluded Account in accordance with this Subsection 4.16, (iii) cash, Cash Equivalents or Temporary Cash Investments that are (or are in any bank account that is) excluded from the Collateral pursuant to any Security Document, including Excluded Assets and (iv) cash, Cash Equivalents or Temporary Cash Investments in the Asset Sales Proceeds Account (as defined in the ABL/Cash Flow Intercreditor Agreement, if any) are deposited to any bank account, or held or invested in any manner, otherwise than in a Blocked Account subject to a Blocked Account Agreement (or a DDA which is swept daily to such Blocked Account), the Administrative Agent shall be entitled to require the applicable Qualified Loan Party to close such bank account and have all funds therein transferred to a Blocked Account, and to cause all future deposits that were previously made or required to be made to such bank account to be made to a Blocked Account.

(f)          The Qualified Loan Parties respectively may close DDAs or Concentration Accounts and/or open new DDAs or new Concentration Accounts, subject to, in the case of any new Concentration Account, (i) the contemporaneous execution and delivery to the Administrative Agent of a Blocked Account Agreement consistent with the provisions of this Subsection 4.16 with respect to each such new Concentration Account or (ii) other arrangements reasonably satisfactory to the Administrative Agent; provided that as part of the Compliance Certificate to be delivered concurrently with the delivery of financial statements and reports referred to in Subsections 7.1(a) and 7.1(b) the Borrower Representative will provide a list to the Administrative Agent of any newly opened or acquired DDAs or Concentration Accounts during the preceding Fiscal Quarter.

(g)          In the event that a Qualified Loan Party acquires new demand deposit accounts or new concentration accounts in connection with an acquisition, the Borrower Representative will procure that such Qualified Loan Party shall within 90 days of the date of such acquisition (or such longer period as may be agreed by the Administrative Agent) cause such new demand deposit accounts or new concentration accounts so acquired to comply with the applicable requirements of Subsection 4.16(b) (including, with respect to any new Concentration Account, by entering into a Blocked Account Agreement) or shall enter into other arrangements consistent with the provisions of this Subsection 4.16 and otherwise reasonably satisfactory to the Administrative Agent with respect to any new Concentration Account or DDA that, in either case, is to become a Blocked Account.

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(h)          The Core Concentration Accounts shall at all times be under the sole dominion and control of the Administrative Agent. The Borrower Representative, on behalf of each Qualified Loan Party, hereby acknowledges and agrees that, except to the extent otherwise provided in the U.S. Guarantee and Collateral Agreement, the Canadian Guarantee and Collateral Agreement, the ABL/Cash Flow Intercreditor Agreement, any Junior Lien Intercreditor Agreement or any Other Intercreditor Agreement, as applicable, (x) such Qualified Loan Party has no right of withdrawal from the Core Concentration Accounts, (y) (1) the funds on deposit in the U.S. Core Concentration Account shall at all times continue to be collateral security for all of the Obligations of the Qualified Loan Parties hereunder and under the other Loan Documents and (2) the funds on deposit in the Canadian Core Concentration Account shall at all times continue to be collateral security for all of the Obligations of the Qualified Loan Parties that are Canadian Loan Parties hereunder and under the other Loan Documents, and (z) the funds on deposit in the Core Concentration Accounts shall be applied as provided in this Agreement and the ABL/Cash Flow Intercreditor Agreement (and any other applicable intercreditor agreement). In the event that, notwithstanding the provisions of this Subsection 4.16, any Qualified Loan Party receives or otherwise has dominion and control of any proceeds or collections required to be transferred to any Core Concentration Account pursuant to Subsection 4.16(c), such proceeds and collections shall be held in trust by such Qualified Loan Party for the Administrative Agent, shall not be commingled with any of such Qualified Loan Party’s other funds or deposited in any bank account of such Qualified Loan Party (other than any bank account by which such Qualified Loan Party received or acquired dominion or control over such proceeds and collections or with any funds in such bank account) and shall promptly be deposited into the applicable Core Concentration Account or dealt with in such other fashion as such Qualified Loan Party may be instructed by the Administrative Agent.

(i)          So long as no Dominion Event has occurred and is continuing, the Qualified Loan Parties may direct, and shall have sole control over, the manner of disposition of funds in the Blocked Accounts.

(j)           Any amounts held or received in the Core Concentration Accounts (including all interest and other earnings with respect hereto, if any) at any time (x) when all of the monetary obligations due and owing hereunder and under the other Loan Documents have been satisfied or (y) all Dominion Events have been cured or waived, shall (subject in the case of clause (x) to the provisions of the applicable intercreditor agreement), be remitted to the operating bank account of the applicable Qualified Loan Party.

(k)           Notwithstanding anything herein to the contrary, the Loan Parties shall be deemed to be in compliance with the requirements set forth in this Subsection 4.16 during the initial 90 day period commencing on the Closing Date to the extent that the arrangements described above are established and effective not later than the date that is 90 days following the Closing Date or such later date as the Administrative Agent, in its sole discretion, may agree.

SECTION 5

Representations and Warranties

To induce the Administrative Agent and each Lender to make the Extensions of Credit requested to be made by it on the Closing Date and on each other date thereafter on which an Extension of Credit is made, the Parent Borrower with respect to itself and its Restricted Subsidiaries, hereby represents and warrants, on the Closing Date, in each case after giving effect to the Transactions (solely to the extent required to be true and correct for such Extension of Credit pursuant to Subsection 6.1), and on every other date thereafter on which an Extension of Credit is made (solely to the extent required to be true and correct for such Extension of Credit pursuant to Subsection 6.2), to the Administrative Agent and each Lender that:

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5.1           Financial Condition. (a) (i) The audited consolidated balance sheets of Ply Gem Holdings as of December 31, 2017 and December 31, 2016 and related consolidated statements of operations, stockholder’s equity and cash flows of Ply Gem Holdings for the fiscal years ended December 31, 2017, December 31, 2016 and December 31, 2015 reported on by and accompanied by unqualified reports from KPMG LLP, present fairly, in all material respects, the financial condition as at such dates, and the statements of operations, stockholder’s equity and cash flows of Ply Gem Holdings for the periods then ended, of Ply Gem Holdings and (ii) (x) the audited consolidated balance sheets of Atrium Corporation as of December 31, 2017 and December 31, 2016 and the related consolidated statements of operations, stockholder’s deficit and cash flows of Atrium Corporation for the fiscal years ended December 31, 2017 and December 31, 2016 and (y) the audited consolidated balance sheets of Atrium Corporation as of December 31, 2016 and December 31, 2015 and the related consolidated statements of operations, stockholder’s deficit and cash flows of Atrium Corporation for the fiscal years ended December 31, 2016 and December 31, 2015, in each case reported on by and accompanied by unqualified reports from Grant Thornton LLP, present fairly, in all material respects, the financial condition as at such dates, and the statements of operations, stockholder’s deficit and cash flows of Atrium Corporation for the periods then ended, of Atrium Corporation. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby (except as approved by a Responsible Officer, and disclosed in any such schedules and notes).

(b)          As of the Closing Date, except as set forth in the financial statements referred to in Subsection 5.1(a), there are no liabilities of any Loan Party of any kind, whether accrued, contingent, absolute, determined, determinable or otherwise, which would reasonably be expected to result in a Material Adverse Effect.

(c)          The unaudited pro forma consolidated balance sheet and related unaudited pro forma consolidated statement of operations of the Parent Borrower and its Subsidiaries as of and for the 12-month period ending December 31, 2017, adjusted to give effect (as if such events had occurred on such date for purposes of the balance sheet and at the beginning of such period, for purposes of the statement of operations), to the consummation of the Transactions, and the Extensions of Credit hereunder on the Closing Date, were prepared from the historical financial statements of Ply Gem Holdings and Atrium Corporation and were prepared in good faith, based on assumptions that were believed by management to be reasonable at the time of preparation thereof.

(d)          The Projections have been prepared by management of the Parent Borrower in good faith based upon assumptions believed by management to be reasonable at the time of preparation thereof (it being understood that such Projections, and the assumptions on which they were based, may or may not prove to be correct).

5.2           No Change; Solvent. Since the Closing Date, there has been no development or event relating to or affecting any Loan Party which has had or would be reasonably expected to have a Material Adverse Effect (after giving effect to (i) the consummation of the Transactions, (ii) the making of the Extensions of Credit to be made on the Closing Date and the application of the proceeds thereof as contemplated hereby, and (iii) the payment of actual or estimated fees, expenses, financing costs and tax payments related to the Transactions contemplated hereby). As of the Closing Date, after giving effect to the consummation of the Transactions to be consummated on the Closing Date and after giving effect to the effectiveness of the Atlas Merger, the Atlas Contribution and the repayment of certain existing Indebtedness of the Atrium Business on the Business Day immediately following the Closing Date, the Parent Borrower, together with its Subsidiaries on a consolidated basis, is Solvent.

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5.3           Corporate Existence; Compliance with Law. Each of the Loan Parties (a) is duly organized, validly existing and (to the extent applicable in the relevant jurisdiction) in good standing under the laws of the jurisdiction of its incorporation or formation, except (other than with respect to the Borrowers), to the extent that the failure to be organized, existing and (to the extent applicable) in good standing would not reasonably be expected to have a Material Adverse Effect, (b) has the legal right to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, except to the extent that the failure to have such legal right would not be reasonably expected to have a Material Adverse Effect, (c) is duly qualified as a foreign corporation or limited liability company and (to the extent applicable in the relevant jurisdiction) in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, other than in such jurisdictions where the failure to be so qualified and (to the extent applicable) in good standing would not be reasonably expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law, except to the extent that the failure to comply therewith would not, in the aggregate, be reasonably expected to have a Material Adverse Effect.

5.4           Corporate Power; Authorization; Enforceable Obligations. Each Loan Party has the corporate or other organizational power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of each Borrower, to obtain Extensions of Credit hereunder, and each such Loan Party has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of each Borrower, to authorize the Extensions of Credit to it, if any, on the terms and conditions of this Agreement, any Notes and the L/C Requests. No consent or authorization of, filing with, notice to or other similar act by or in respect of, any Governmental Authority or any other Person is required to be obtained or made by or on behalf of any Loan Party in connection with the execution, delivery, performance, validity or enforceability of the Loan Documents to which it is a party or, in the case of each Borrower, with the Extensions of Credit to it, if any, hereunder, except for (a) consents, authorizations, notices and filings described in Schedule 5.4, all of which have been obtained or made prior to the Closing Date, (b) filings to perfect the Liens created by the Security Documents, and (c) consents, authorizations, notices and filings which the failure to obtain or make would not reasonably be expected to have a Material Adverse Effect. This Agreement has been duly executed and delivered by each Borrower, and each other Loan Document to which any Loan Party is a party will be duly executed and delivered on behalf of such Loan Party. This Agreement constitutes a legal, valid and binding obligation of each Borrower and each other Loan Document to which any Loan Party is a party when executed and delivered will constitute a legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms, in each case except as enforceability may be limited by applicable domestic or foreign bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

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5.5           No Legal Bar. The execution, delivery and performance of the Loan Documents by any of the Loan Parties, the Extensions of Credit hereunder and the use of the proceeds thereof (a) will not violate any Requirement of Law or Contractual Obligation of such Loan Party in any respect that would reasonably be expected to have a Material Adverse Effect, (b) will not result in, or require the creation or imposition of any Lien (other than Liens securing the Obligations or otherwise permitted hereby) on any of its properties or revenues pursuant to any such Requirement of Law or Contractual Obligation and (c) will not violate any provision of the Organizational Documents of such Loan Party or any of the Restricted Subsidiaries, except (other than with respect to the Borrowers) as would not reasonably be expected to have a Material Adverse Effect.

5.6           No Material Litigation. No litigation, investigation or proceeding by or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrowers, threatened by or against the Parent Borrower or any of its Restricted Subsidiaries or against any of their respective properties or revenues, (a) except as described on Schedule 5.6, which is so pending or threatened at any time on or prior to the Closing Date and relates to any of the Loan Documents or any of the transactions contemplated hereby or thereby or (b) which would be reasonably expected to have a Material Adverse Effect.

5.7           No Default. Neither the Parent Borrower nor any of its Restricted Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect which would be reasonably expected to have a Material Adverse Effect. Since the Closing Date, no Default or Event of Default has occurred and is continuing.

5.8           Ownership of Property; Liens. Each of the Parent Borrower and its Restricted Subsidiaries has good title in fee simple to, or a valid leasehold interest in, all its material real property located in the United States of America, and good title to, or a valid leasehold interest in, all its other material property located in the United States of America, except those for which the failure to have such good title or such leasehold interest would not be reasonably expected to have a Material Adverse Effect, and none of such real or other property is subject to any Lien, except for Liens permitted hereby (including Permitted Liens). Schedule 5.8 sets forth all Mortgaged Fee Properties as of the Closing Date.

5.9           Intellectual Property. The Parent Borrower and each of its Restricted Subsidiaries owns beneficially, or has the legal right to use, all United States and foreign patents, patent applications, trademarks, trademark applications, trade names, copyrights, and rights in know-how and trade secrets necessary for each of them to conduct its business as currently conducted (the “Intellectual Property”) except for those for which the failure to own or have such legal right to use would not be reasonably expected to have a Material Adverse Effect. Except as provided on Schedule 5.9, to the knowledge of the Parent Borrower, (1) no claim has been asserted and is pending by any Person against the Parent Borrower or any of its Restricted Subsidiaries challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property and (2) the use of such Intellectual Property by the Parent Borrower and its Restricted Subsidiaries does not infringe on the rights of any Person, except (in each case under the preceding clauses (1) and (2)) for such claims and infringements which in the aggregate, would not be reasonably expected to have a Material Adverse Effect.

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5.10         Taxes. To the knowledge of the Borrower Representative, (1) the Parent Borrower and each of its Restricted Subsidiaries has filed or caused to be filed all material tax returns which are required to be filed by it and has paid (a) all Taxes shown to be due and payable on such returns and (b) all Taxes shown to be due and payable on any assessments of which it has received notice made against it or any of its property (including the Mortgaged Fee Properties) and all other Taxes imposed on it or any of its property by any Governmental Authority; and (2) no Tax Liens have been filed (except for Liens for Taxes not yet due and payable), and no claim is being asserted in writing, with respect to any such Taxes (in each case under the preceding clauses (1) and (2) other than in respect of any such (i) Taxes with respect to which the failure to pay, in the aggregate, would not have a Material Adverse Effect or (ii) Taxes the amount or validity of which are currently being contested in good faith by appropriate proceedings diligently conducted and with respect to which reserves in conformity with GAAP have been provided on the books of the Parent Borrower or its Restricted Subsidiaries, as the case may be).

5.11         Federal Regulations. No part of the proceeds of any Extensions of Credit will be used for any purpose which violates the provisions of the Regulations of the Board, including Regulation T, Regulation U or Regulation X of the Board. If requested by any Lender or the Administrative Agent, the Borrower Representative will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, referred to in said Regulation U.

5.12         ERISA. (a) During the five year period prior to each date as of which this representation is made, or deemed made, with respect to any Plan, none of the following events or conditions, either individually or in the aggregate, has resulted or is reasonably likely to result in a Material Adverse Effect: (i) a Reportable Event; (ii) a failure to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA); (iii) any noncompliance with the applicable provisions of ERISA or the Code; (iv) a termination of a Single Employer Plan (other than a standard termination pursuant to Section 4041(b) of ERISA); (v) a Lien on the property of the Parent Borrower or its Restricted Subsidiaries in favor of the PBGC or a Plan; (vi) a complete or partial withdrawal from any Multiemployer Plan by the Parent Borrower or any Commonly Controlled Entity; (vii) the Insolvency of any Multiemployer Plan or (viii) any transactions that resulted or could reasonably be expected to result in any liability to the Parent Borrower or any Commonly Controlled Entity under Section 4069 of ERISA or Section 4212(c) of ERISA.

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(b)          With respect to any Foreign Plan, none of the following events or conditions exists and is continuing that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect: (i) substantial non-compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders; (ii) failure to be maintained, where required, in good standing with applicable regulatory authorities; (iii) any obligation of the Parent Borrower or its Restricted Subsidiaries in connection with the termination or partial termination of, or withdrawal from, any Foreign Plan; (iv) any Lien on the property of the Parent Borrower or its Restricted Subsidiaries in favor of a Governmental Authority as a result of any action or inaction regarding a Foreign Plan; (v) for each Foreign Plan which is a funded or insured plan, failure to be funded or insured on an ongoing basis to the extent required by applicable non-U.S. law (using actuarial methods and assumptions which are consistent with the valuations last filed with the applicable Governmental Authorities, if applicable); (vi) any facts that, to the best knowledge of the Parent Borrower or any of its Restricted Subsidiaries, exist that would reasonably be expected to give rise to a dispute and any pending or threatened disputes that, to the best knowledge of the Parent Borrower or any of its Restricted Subsidiaries, would reasonably be expected to result in a liability to the Parent Borrower or any of its Restricted Subsidiaries concerning the assets of any Foreign Plan (other than individual claims for the payment of benefits); and (vii) failure to make all contributions in a timely manner to the extent required by applicable non-U.S. law.

5.13         Collateral. (a) Upon execution and delivery thereof by the parties thereto, the U.S. Guarantee and Collateral Agreements and the Mortgages (if any) will be effective to create (to the extent described therein) in favor of the Collateral Agent for the benefit of the U.S. Secured Parties, a valid and enforceable security interest in or liens on the Collateral described therein, except as to enforcement, as may be limited by applicable domestic or foreign bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing. When (i) all Filings (as defined in the U.S. Guarantee and Collateral Agreement) have been completed, (ii) all applicable Instruments, Chattel Paper and Documents (each as described in the U.S. Guarantee and Collateral Agreement) constituting Collateral a security interest in which is perfected by possession have been delivered to, and/or are in the continued possession of, the Collateral Agent, the applicable Collateral Representative or any Additional Agent, as applicable (or their respective agents appointed for purposes of perfection), in accordance with the applicable ABL/Cash Flow Intercreditor Agreement, Junior Lien Intercreditor Agreement or Other Intercreditor Agreement, (iii) all Deposit Accounts and Pledged Stock (each as defined in the U.S. Guarantee and Collateral Agreements) a security interest in which is required by the U.S. Security Documents to be perfected by “control” (as described in the Uniform Commercial Code as in effect in each applicable jurisdiction (in the case of Deposit Accounts) and the State of New York (in the case of Pledged Stock) from time to time) are under the “control” of the Collateral Agent, the Administrative Agent, the applicable Collateral Representative or any Additional Agent, as applicable (or their respective agents appointed for purposes of perfection), in accordance with the applicable ABL/Cash Flow Intercreditor Agreement, Junior Lien Intercreditor Agreement or Other Intercreditor Agreement and (iv) the Mortgages (if any) have been duly recorded in the proper recorders’ offices or appropriate public records and the mortgage recording fees and taxes in respect thereof, if any, are paid and the formal requirements of state or local law applicable to the recording of real property mortgages generally have been complied with, the security interests and liens granted pursuant to the U.S. Guarantee and Collateral Agreements and the Mortgages (if any) shall constitute (to the extent described therein and, with respect to the Mortgages (if any), only as relates to the real property security interest and liens granted pursuant thereto) a perfected security interest in (to the extent intended to be created thereby and required to be perfected under the Loan Documents), all right, title and interest of each pledgor or mortgagor (as applicable) party thereto in the Collateral described therein (excluding Commercial Tort Claims, as defined in the U.S. Guarantee and Collateral Agreement, other than such Commercial Tort Claims set forth on Schedule 6 thereto (if any)) with respect to such pledgor or mortgagor (as applicable). Notwithstanding any other provision of this Agreement, capitalized terms that are used in this Subsection 5.13(a) and not defined in this Agreement are so used as defined in the applicable U.S. Security Document.

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(b)          Upon execution and delivery thereof by the parties thereto, the Canadian Security Documents will be effective to create (to the extent described therein) in favor of the Collateral Agent, for the benefit of the Canadian Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein, except as may be limited by applicable domestic or foreign bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or a law) and an implied covenant of good faith and fair dealing. When (i) all Filings (as defined in the Canadian Guarantee and Collateral Agreement) have been completed, (ii) all applicable Instruments, Chattel Paper and Documents of Title (each as described in the Canadian Guarantee and Collateral Agreement) constituting Collateral a security interest in which is perfected by possession have been delivered to, and/or are in the continued possession of, the Collateral Agent, the applicable Collateral Representative or any Additional Agent, as applicable (or their respective agents appointed for purposes of perfection), in accordance with any applicable Intercreditor Agreement, and (iii) the Mortgages (if any) have been duly recorded in the proper recorders’ offices or appropriate public records and the mortgage recording fees and taxes in respect thereof, if any, are paid and the formal requirements of state or local law applicable to the recording of real property mortgages generally have been complied with, the security interests and liens granted pursuant to the Canadian Guarantee and Collateral Agreements and the Mortgages (if any) shall constitute (to the extent described therein and, with respect to the Mortgages (if any), only as relates to the real property security interest and liens granted pursuant thereto) a perfected security interest in (to the extent intended to be created thereby and required to be perfected under the Loan Documents), all right, title and interest of each pledgor or mortgagor (as applicable) party thereto in the Collateral described therein with respect to such pledgor or mortgagor (as applicable). Notwithstanding any other provision of this Agreement, capitalized terms that are used in this Subsection 5.13(b) and not defined in this Agreement are so used as defined in the applicable Canadian Security Document.

5.14         Investment Company Act; Other Regulations. None of the Borrowers is required to be registered as an “investment company”, or a company “controlled” by an entity required to be registered as an “investment company”, within the meaning of the Investment Company Act. None of the Borrowers is subject to regulation under any federal or state statute or regulation (other than Regulation X of the Board) which limits its ability to incur Indebtedness as contemplated hereby.

5.15         Subsidiaries. Schedule 5.15 sets forth all the Subsidiaries of the Parent Borrower at the Closing Date (after giving effect to the Transactions), the jurisdiction of their organization and the direct or indirect ownership interest of the Parent Borrower therein.

5.16          Purpose of Loans. The proceeds of Revolving Credit Loans and Swingline Loans shall be used by the Borrowers (i) to effect, in part, the Transactions, and to pay certain fees, premiums and expenses relating thereto and (ii) to finance the working capital, capital expenditures, business requirements of the Parent Borrower and its Subsidiaries and for other purposes not prohibited by this Agreement.

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5.17         Environmental Matters. Except as disclosed on Schedule 5.17 or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a)          The Parent Borrower and its Restricted Subsidiaries: (i) are, and within the period of all applicable statutes of limitation have been, in compliance with all applicable Environmental Laws; (ii) hold all Environmental Permits (each of which is in full force and effect) required for any of their current operations or for any property owned, leased, or otherwise operated by any of them; and (iii) are, and within the period of all applicable statutes of limitation have been, in compliance with all of their Environmental Permits.

(b)          Materials of Environmental Concern have not been transported, disposed of, emitted, discharged, or otherwise released, to, at or from any real property presently or, to the knowledge of the Parent Borrower or any of its Restricted Subsidiaries, formerly owned, leased or operated by the Parent Borrower or any of its Restricted Subsidiaries or at any other location, which would reasonably be expected to (i) give rise to liability or other Environmental Costs of the Parent Borrower or any of its Restricted Subsidiaries under any applicable Environmental Law, or (ii) interfere with the planned or continued operations of the Parent Borrower and its Restricted Subsidiaries, or (iii) impair the fair saleable value of any Mortgaged Fee Properties.

(c)          There is no judicial, administrative, or arbitral proceeding (including any notice of violation or alleged violation) under any Environmental Law to which the Parent Borrower or any of its Restricted Subsidiaries is, or to the knowledge of the Parent Borrower or any of its Restricted Subsidiaries is reasonably likely to be, named as a party that is pending or, to the knowledge of the Parent Borrower or any of its Restricted Subsidiaries, threatened.

(d)          Neither the Parent Borrower nor any of its Restricted Subsidiaries has received any written request for information, or been notified that it is a potentially responsible party, under the federal Comprehensive Environmental Response, Compensation, and Liability Act or any similar Environmental Law, or received any other written request for information from any Governmental Authority with respect to any Materials of Environmental Concern.

(e)           Neither the Parent Borrower nor any of its Restricted Subsidiaries has entered into or agreed to any consent decree, order, or settlement or other agreement, nor is subject to any judgment, decree, or order or other agreement, in any judicial, administrative, arbitral, or other forum, relating to compliance with or liability under any Environmental Law.

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5.18         No Material Misstatements. The written information, reports, financial statements, exhibits and schedules furnished by or on behalf of the Borrower Representative to the Administrative Agent, the Other Representatives and the Lenders on or prior to the Closing Date in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto, taken as a whole, did not contain as of the Closing Date any material misstatement of fact and did not omit to state as of the Closing Date any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading in their presentation of the Parent Borrower and its Restricted Subsidiaries taken as a whole. It is understood that (a) no representation or warranty is made concerning the forecasts, estimates, pro forma information, projections and statements as to anticipated future performance or conditions, and the assumptions on which they were based or concerning any information of a general economic nature or general information about the Parent Borrower’s and its Subsidiaries’ industry, contained in any such information, reports, financial statements, exhibits or schedules, except that, in the case of such forecasts, estimates, pro forma information, projections and statements, as of the date such forecasts, estimates, pro forma information, projections and statements were generated, (i) such forecasts, estimates, pro forma information, projections and statements were based on the good faith assumptions of the management of the Borrower Representative and (ii) such assumptions were believed by such management to be reasonable and (b) such forecasts, estimates, pro forma information, projections and statements, and the assumptions on which they were based, may or may not prove to be correct.

5.19         Labor Matters. There are no strikes pending or, to the knowledge of the Borrower Representative, reasonably expected to be commenced against the Parent Borrower or any of its Restricted Subsidiaries which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. The hours worked and payments made to employees of the Parent Borrower and each of its Restricted Subsidiaries have not been in violation of any applicable laws, rules or regulations, except where such violations would not reasonably be expected to have a Material Adverse Effect.

5.20         Insurance. Schedule 5.20 sets forth a complete and correct listing as of the date that is two Business Days prior to the Closing Date of all insurance that is (a) maintained by the Loan Parties (other than Holdings) and (b) material to the business and operations of the Parent Borrower and its Restricted Subsidiaries taken as a whole, with the amounts insured (and any deductibles) set forth therein.

5.21          Eligible Accounts. As of the date of any Borrowing Base Certificate, the Accounts included in the calculation of Eligible Accounts and Eligible Credit Card Receivables on such Borrowing Base Certificate satisfy in all material respects the requirements of an “Eligible Account” or “Eligible Credit Card Receivable”, as applicable, hereunder.

5.22          Eligible Inventory. As of the date of any Borrowing Base Certificate, the Inventory included in the calculation of Eligible Inventory on such Borrowing Base Certificate satisfy in all material respects the requirements of an “Eligible Inventory” hereunder.

5.23          Anti-Terrorism. To the extent applicable, except as would not reasonably be expected to have a Material Adverse Effect, Holdings, the Parent Borrower and each Restricted Subsidiary is in compliance with (a) the PATRIOT Act, (b) the Trading with the Enemy Act, as amended, and the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), and (c) any U.S. or Canadian sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), U.S. Department of State, United Nations Security Council, European Union or Her Majesty’s Treasury, or the Government of Canada that are applicable to Holdings, the Parent Borrower and each Restricted Subsidiary (collectively, “Sanctions”) and any other enabling legislation or executive order relating thereto. Neither any Loan Party nor, except as would not reasonably be expected to have a Material Adverse Effect, (i) any Restricted Subsidiary that is not a Loan Party or (ii) to the knowledge of the Parent Borrower, any director, officer or employee of Holdings, the Parent Borrower or any Restricted Subsidiary, is the target of any Sanctions. None of Holdings, the Parent Borrower or any Restricted Subsidiary will knowingly use the proceeds of the Loans for the purpose of funding or financing any activities or business of or with any Person, or in any country or territory, that at the time of such funding or financing is restricted under Sanctions.

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SECTION 6

Conditions Precedent

6.1         Conditions to Initial Extension of Credit. This Agreement, including the agreement of each Lender to make the initial Extension of Credit requested to be made by it, shall become effective on the date on which the following conditions precedent shall have been satisfied or waived:

(a)          Loan Documents. The Administrative Agent shall have received (or, in the case of Loan Parties other than the Parent Borrower, shall receive substantially concurrently with the satisfaction of the other conditions precedent set forth in this Subsection 6.1) the following Loan Documents, executed and delivered as required below:

(i)          this Agreement, executed and delivered by a duly authorized officer of the Parent Borrower;

(ii)         the U.S. Guarantee and Collateral Agreement and the Canadian Guarantee and Collateral Agreement, each executed and delivered by a duly authorized officer of each applicable Loan Party required to be a signatory thereto; and

(iii)        the ABL/Cash Flow Intercreditor Agreement, acknowledged by a duly authorized officer of each Loan Party;

provided that, clause (ii) above notwithstanding, but without limiting the requirements set forth in Subsections 6.1(h) and 6.1(i), to the extent that a valid security interest in the Collateral covered by the U.S. Guarantee and Collateral Agreement (to the extent and with priority contemplated thereby) or the Canadian Guarantee and Collateral Agreement (to the extent and with priority contemplated thereby) is not provided on the Closing Date and to the extent Holdings and the Parent Borrower and its Subsidiaries have used commercially reasonable efforts to provide such Collateral, the provisions of clause (ii) above shall be deemed to have been satisfied and the Loan Parties shall be required to provide such Collateral in accordance with the provisions set forth in Subsections 7.12(a) and 7.13, if, and only if, each Loan Party shall have executed and delivered the U.S. Guarantee and Collateral Agreement or the Canadian Guarantee and Collateral Agreement, as applicable, to the Administrative Agent and the Administrative Agent shall have a perfected security interest in all Collateral of the type for which perfection may be accomplished by filing a UCC or PPSA financing statement and shall have possession of all certificated Capital Stock of the Parent Borrower and of its Domestic Subsidiaries (to the extent constituting Collateral), together with undated stock powers executed in blank (provided that certificated Capital Stock of Ply Gem Holdings and its Subsidiaries will only be required to be delivered on the Closing Date to the extent received from Ply Gem Holdings, so long as the Borrower Representative has used commercially reasonable efforts to obtain them on the Closing Date).

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(b)          Pisces Acquisition Agreement and Atlas Acquisition Agreement. (i) The Pisces Merger shall have been or, substantially concurrently with the initial funding pursuant to the Debt Financing, shall be, consummated in all material respects in accordance with the terms of the Pisces Acquisition Agreement, without giving effect to any modifications, amendments, express waivers or express consents thereunder by the Parent Borrower that are materially adverse to the Lenders without the consent of the Lead Arrangers (such consent not to be unreasonably withheld, conditioned or delayed and provided that the Lead Arrangers shall be deemed to have consented to such modification, amendment, waiver or consent unless they shall object thereto within three Business Days after receipt of written notice of such modification, amendment, waiver or consent) (it being understood and agreed that (A) any change in the purchase price shall not be deemed to be materially adverse to the Lenders but (x) any resulting reduction in cash uses shall be allocated (I) first, to a reduction in the Equity Contribution to 21% of the pro forma capitalization of the Parent Borrower after giving effect to the Transactions (as calculated in accordance with the definition of the term “Equity Contribution”), (II) second, (1) 79% to a ratable reduction of the aggregate principal amount of the Initial Cash Flow Term Loan Facility and the Senior Notes (which reduction in the Senior Notes, together with any reduction in the Senior Notes pursuant to Subsection 6.1(b)(ii)(A)(x)(II)(1), shall not result in an aggregate principal amount of the Senior Notes of less than $250,000,000 unless reduced to $0 (followed by a reduction of only the Initial Cash Flow Term Loan Facility)) and (2) 21% to a reduction in the Equity Contribution and (y) any increase in purchase price (excluding, for the avoidance of doubt, any purchase price adjustments in accordance with the terms of the Pisces Acquisition Agreement) shall be funded (at the Parent Borrower’s option) with the proceeds of an equity contribution, revolving loans made pursuant to the Cash Flow Credit Agreement and/or Loans and (B) any modification, amendment, express waiver or express consent to the definition of “Company Material Adverse Effect” in the Pisces Acquisition Agreement shall be deemed to be materially adverse to the Lenders; provided that the Lead Arrangers shall be deemed to have consented to such modification, amendment, express waiver or express consent unless they shall object thereto within three Business Days after receipt of written notice of such modification, amendment, express consent or express waiver and (ii) the transactions which upon the consummation thereof will result in the Atlas Acquisition shall have been or, substantially concurrently with the initial funding pursuant to the Debt Financing, shall be, consummated in all material respects in accordance with the terms of the Atlas Acquisition Agreement, without giving effect to any modifications, amendments, express waivers or express consents thereunder by the Parent Borrower that are materially adverse to the Lenders without the consent of the Lead Arrangers (such consent not to be unreasonably withheld, conditioned or delayed and provided that the Lead Arrangers shall be deemed to have consented to such modification, amendment, waiver or consent unless they shall object thereto within three Business Days after receipt of written notice of such modification, amendment, waiver or consent) (it being understood and agreed that (A) any change in the purchase price shall not be deemed to be materially adverse to the Lenders but (x) any resulting reduction in cash uses shall be allocated (I) first, to a reduction in the Equity Contribution to 21% of the pro forma capitalization of the Borrower after giving effect to the Transactions (as calculated in accordance with the definition of the term “Equity Contribution”) and (II) second, (1) 79% to a ratable reduction of the Initial Cash Flow Term Loan Facility and the aggregate principal amount of the Senior Notes (which reduction in the Senior Notes, together with any reduction in the Senior Notes pursuant to Subsection 6.1(b)(i)(A)(x)(II)(1), shall not result in an aggregate principal amount of the Senior Notes of less than $250,000,000 unless reduced to $0 (followed by a reduction of only the Initial Cash Flow Term Loan Facility)) and (2) 21% to a reduction in the Equity Contribution and (y) any increase in purchase price (excluding, for the avoidance of doubt, any purchase price adjustments in accordance with the terms of the Atlas Acquisition Agreement) shall be funded (at the Parent Borrower’s option) with the proceeds of an equity contribution, revolving loans made pursuant to the Cash Flow Credit Agreement and/or Revolving Credit Loans and (B) any modification, amendment, express waiver or express consent to the definition of “Material Adverse Effect” in the Atlas Acquisition Agreement shall be deemed to be materially adverse to the Lenders; provided that the Lead Arrangers shall be deemed to have consented to such modification, amendment, express waiver or express consent unless they shall object thereto within three Business Days after receipt of written notice of such modification, amendment, express consent or express waiver.

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(c)          Equity Contribution. The Equity Contribution shall have been, or substantially concurrently with the initial funding pursuant to the Debt Financing shall be, consummated, which to the extent including equity interests other than common equity interests of Holdings or the Parent Borrower shall be on terms and conditions and pursuant to documentation reasonably satisfactory to the Lead Arrangers to the extent material to the interests of the Lenders.

(d)          Financial Information. The Committed Lenders shall have received (I) (i) the audited consolidated balance sheets of Ply Gem Holdings as of December 31, 2017 and December 31, 2016 and related consolidated statements of operations, stockholder’s equity and cash flows of Ply Gem Holdings for the fiscal years ended December 31, 2017, December 31, 2016 and December 31, 2015 and (ii) (x) the audited consolidated balance sheets of Atrium Corporation as of December 31, 2017 and December 31, 2016 and the related consolidated statements of operations, stockholder’s deficit and cash flows of Atrium Corporation for the fiscal years ended December 31, 2017 and December 31, 2016 and (y) the audited consolidated balance sheets of Atrium Corporation as of December 31, 2016 and December 31, 2015 and the related consolidated statements of operations, stockholder’s deficit and cash flows of Atrium Corporation for the fiscal years ended December 31, 2016 and December 31, 2015 and (II) the unaudited pro forma consolidated balance sheet and a related unaudited pro forma consolidated statement of operations of the Parent Borrower as of and for the 12-month period ending on December 31, 2017, adjusted to give effect (as if such events had occurred on such date for purposes of the balance sheet and at the beginning of such period, for purposes of the statement of operations) to the consummation of the Transactions, and the Extensions of Credit hereunder on the Closing Date, which need not be prepared in compliance with Regulation S-X under the Securities Act or include adjustments for purchase accounting, in each case to the extent customary for senior secured bank financing transactions of this type.

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(e)          Legal Opinions. The Administrative Agent shall have received the following executed legal opinions, each in form and substance reasonably satisfactory to the Administrative Agent:

(i)          executed legal opinion of Debevoise & Plimpton LLP, counsel to the Borrower and the other Loan Parties;

(ii)         executed legal opinions of Morris, Nichols, Arsht & Tunnell LLP, special Delaware counsel to certain of the Loan Parties;

(iii)        executed legal opinions of Lathrop Gage LLP, special California and Missouri counsel to certain of the Loan Parties;

(iv)        executed legal opinion of Marshall & Melhorn, LLC, special Ohio counsel to certain of the Loan Parties;

(v)         executed legal opinion of Adams and Reese LLP, special Texas counsel to certain of the Loan Parties;

(vi)        executed legal opinion of Dinsmore & Shohl LLP, special West Virginia counsel to certain of the Loan Parties; and

(vii)       executed legal opinion of Blake, Cassels and Graydon LLP, special Canadian counsel to certain of the Loan Parties.

(f)          Officer’s Certificate. The Administrative Agent shall have received a certificate from the Borrower Representative, dated the Closing Date, substantially in the form of Exhibit H hereto.

(g)          Perfected Liens. The Collateral Agent shall have obtained a valid security interest in the Collateral covered by the U.S. Guarantee and Collateral Agreement (to the extent and with the priority contemplated therein and in the ABL/Cash Flow Intercreditor Agreement) and in the Collateral covered by the Canadian Guarantee and Collateral Agreement; and all documents, instruments, filings and recordations reasonably necessary in connection with the perfection and, in the case of the filings with the United States Patent and Trademark Office, the United States Copyright Office and the Canadian Intellectual Property Office, protection of such security interests shall have been executed and delivered or made, or shall be delivered or made substantially concurrently with the initial funding pursuant to the Debt Financing under the Loan Documents pursuant to arrangements reasonably satisfactory to the Administrative Agent or, in the case of filings under the Uniform Commercial Code (in the case of Collateral of the U.S. Loan Parties) or filings under the PPSA (in the case of the Collateral of Canadian Loan Parties) of each applicable jurisdiction, written authorization to make such filings shall have been delivered to the Collateral Agent, and none of such Collateral shall be subject to any other pledges, security interests or mortgages except for Permitted Liens or pledges, security interests and mortgages to be released on the Closing Date; provided that with respect to any such Collateral the security interest in which may not be perfected by filing of a UCC financing statement (in the case of Collateral of the U.S. Loan Parties) or a PPSA financing statement (in the case of Collateral of the Canadian Loan Parties) or by possession of certificated Capital Stock of the Parent Borrower or its Domestic Subsidiaries (to the extent constituting Collateral) (provided that certificated Capital Stock of Ply Gem Holdings and its Subsidiaries will only be required to be delivered on the Closing Date to the extent received from Ply Gem Holdings, so long as the Borrower Representative has used commercially reasonable efforts to obtain them on the Closing Date), if perfection of the Collateral Agent’s security interest in such Collateral may not be accomplished on or before the Closing Date after the applicable Loan Party’s commercially reasonable efforts to do so, then delivery of documents and instruments for perfection of such security interest shall not constitute a condition precedent to the initial borrowings hereunder if the applicable Loan Party agrees to deliver or cause to be delivered such documents and instruments, and take or cause to be taken such other actions as may be reasonably necessary to perfect such security interests in accordance with Subsections 7.12(a) and 7.13 and otherwise pursuant to arrangements to be mutually agreed by the applicable Loan Party and the Administrative Agent acting reasonably, but in no event later than the 91st day after the Closing Date (unless otherwise agreed by the Administrative Agent in its sole discretion) (and, in the case of real property and the Mortgages, no later than the 181st day after the Closing Date, unless otherwise agreed by the Administrative Agent in its sole discretion).

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(h)         [Reserved].

(i)          Lien Searches. The Collateral Agent shall have received customary lien searches requested by it at least 30 calendar days prior to the Closing Date; provided that if delivery of such lien searches to the Collateral Agent may not be accomplished on or before the Closing Date after the Parent Borrower’s commercially reasonable efforts to do so, then delivery of such lien searches shall not constitute a condition precedent to the initial borrowings hereunder if the Parent Borrower agrees to deliver or cause to be delivered such lien searches in accordance with Subsection 7.12(a) and otherwise pursuant to arrangements to be mutually agreed by the Parent Borrower and the Administrative Agent acting reasonably, but in no event later than the 91st day after the Closing Date (unless otherwise agreed by the Administrative Agent in its sole discretion).

(j)          Fees. The Committed Lenders, the Lead Arrangers, the Agents and the Lenders, respectively, shall have received all fees related to the Transactions payable to them to the extent due (which may be offset against the proceeds of the Facilities).

(k)          Secretary’s Certificate. The Administrative Agent shall have received a certificate from the Parent Borrower and, substantially concurrently with the satisfaction of the other conditions precedent set forth in this Subsection 6.1, each other Loan Party, dated the Closing Date, substantially in the form of Exhibit G-1 hereto (in the case of U.S. Loan Parties) or Exhibit G-2 hereto (in the case of Canadian Loan Parties), with appropriate insertions and attachments of resolutions or other actions, evidence of incumbency and the signature of authorized signatories and Organizational Documents, executed by a Responsible Officer and the Secretary or any Assistant Secretary or other authorized representative of such Loan Party.

(l)          No Closing Date Material Adverse Effect. (i) Since January 31, 2018, there has not occurred any Closing Date Material Adverse Effect and (ii) since January 31, 2018, there has not been any “Material Adverse Effect” (as defined in the Atlas Acquisition Agreement).

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(m)         Solvency. The Administrative Agent shall have received a certificate of the chief financial officer or treasurer (or other comparable officer) of the Ply Gem Business certifying the Solvency, after giving effect to the Transactions and after giving effect to the effectiveness of the Atlas Merger, the Atlas Contribution and the repayment of certain existing Indebtedness of the Atrium Business on the Business Day immediately following the Closing Date, of the Parent Borrower and its Subsidiaries on a consolidated basis in substantially the form of Exhibit I hereto.

(n)          [Reserved].

(o)          Patriot Act. The Administrative Agent and the Committed Lenders shall have received at least three Business Days prior to the Closing Date all documentation and other information about the Loan Parties mutually agreed to be required by U.S. regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act that has been reasonably requested in writing at least ten Business Days prior to the Closing Date.

(p)          Pisces Acquisition Agreement and Atlas Acquisition Agreement Conditions; Specified Representations. (i) (x) The condition in Section 6.3(a) of the Pisces Acquisition Agreement (but only with respect to the representations that are material to the interests of the Lenders, and only to the extent that the Parent Borrower (or any of its Affiliates party to the Pisces Acquisition Agreement) has the right to terminate its obligations under the Pisces Acquisition Agreement (or otherwise decline to consummate the Pisces Merger) without liability to the Parent Borrower or any of its Affiliates as a result of a breach of such representations in the Pisces Acquisition Agreement) shall have been satisfied and (y) the condition in Section 2.6(b)(ii) of the Atlas Acquisition Agreement (but only with respect to the representations that are material to the interests of the Lenders, and only to the extent that the Parent Borrower (or any of its Affiliates party to the Atlas Acquisition Agreement) has the right to terminate its obligations under the Atlas Acquisition Agreement (or otherwise decline to consummate the Atlas Acquisition) without liability to the Parent Borrower or any of its Affiliates as a result of a breach of such representations in the Atlas Acquisition Agreement) shall have been satisfied and (ii) the Specified Representations shall, except to the extent they relate to a particular date, be true and correct in all material respects on and as of such date as if made on and as of such date.

(q)          Borrowing Notice or L/C Request. With respect to the initial Extensions of Credit, the Administrative Agent shall have received a notice of such Borrowing as required by Subsection 2.2 or 2.4, as applicable (or such notice shall have been deemed given in accordance with Subsection 2.2 or 2.4, as applicable). With respect to the issuance of any Letter of Credit, the applicable Issuing Lender shall have received a L/C Request, completed to its satisfaction, and such other certificates, documents and other papers and information as such Issuing Lender may reasonably request.

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(r)          Outstanding Indebtedness. Substantially concurrently with the initial funding pursuant to the Debt Financing, all commitments and amounts outstanding (other than contingent obligations) under (i) the Credit Agreement, dated as of January 30, 2014, among Ply Gem Holdings, Ply Gem Industries, the lenders from time to time party thereto and Credit Suisse AG, as administrative agent and collateral agent, as the same may be amended, restated, amended and restated, refinanced, supplemented or otherwise modified from time to time, (ii) the Existing Pisces ABL Credit Agreement, and (iii) the Indenture, dated as of January 30, 2014, among Ply Gem Industries, the guarantors from time to time party thereto and Wells Fargo Bank, National Association, as trustee, as amended by the First Supplemental Indenture, dated as of October 3, 2014, and as the same may be further amended, restated, supplemented or otherwise modified from time to time, shall in each case have been repaid, redeemed, defeased, terminated or otherwise discharged (or irrevocable notice for the repayment, redemption, defeasance, termination or discharge thereof has been given).

The making of the initial Extensions of Credit by the Lenders hereunder shall conclusively be deemed to constitute an acknowledgement by the Administrative Agent and each Lender that each of the conditions precedent set forth in this Subsection 6.1 shall have been satisfied in accordance with its respective terms or shall have been irrevocably waived by such Person.

6.2           Conditions to Each Extension of Credit After the Closing Date. The agreement of each Lender to make any Extension of Credit requested to be made by it on any date after the Closing Date (including each Swingline Loan made after the Closing Date) is subject to the satisfaction or waiver of the following conditions precedent:

(a)          Representations and Warranties. (i) In the case of any Extension of Credit other than an Extension of Credit made in connection with a Limited Condition Transaction, each of the representations and warranties made by any Loan Party pursuant to this Agreement or any other Loan Document (or in any amendment, modification or supplement hereto or thereto) to which it is a party, and each of the representations and warranties contained in any certificate furnished at any time by or on behalf of any Loan Party pursuant to this Agreement or any other Loan Document shall, except to the extent that they relate to a particular date, be true and correct in all material respects on and as of such date as if made on and as of such date and (ii) in the case of any Extension of Credit made in connection with a Limited Condition Transaction, the Specified Representations shall, except to the extent they relate to a particular date, be true and correct in all material respects on and as of such date as if made on and as of such date.

(b)          No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Extensions of Credit requested to be made on such date.

(c)          Borrowing Notice or L/C Request. With respect to any Borrowing, the Administrative Agent shall have received a notice of such Borrowing as required by Subsection 2.2 or 2.4, as applicable (or such notice shall have been deemed given in accordance with Subsection 2.2 or 2.4, as applicable). With respect to the issuance of any Letter of Credit, the applicable Issuing Lender shall have received a L/C Request, completed to its satisfaction, and such other certificates, documents and other papers and information as such Issuing Lender may reasonably request.

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Each Extension of Credit hereunder shall constitute a representation and warranty by the Parent Borrower as of the date of such borrowing or such issuance that the conditions contained in this Subsection 6.2 have been satisfied (excluding, for the avoidance of doubt, the initial Extensions of Credit hereunder).

SECTION 7

Affirmative Covenants

The Parent Borrower hereby agrees that, from and after the Closing Date and so long as the Commitments remain in effect, and thereafter until payment in full of the Loans, all Reimbursement Obligations and all other Obligations then due and owing to any Lender or any Agent hereunder and termination or expiration of all Letters of Credit (unless cash collateralized or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent), the Parent Borrower shall and shall (except in the case of delivery of financial information, reports and notices, in which case it shall or shall cause the Borrower Representative, if it is not then the Borrower Representative, to) cause each of its respective Restricted Subsidiaries to:

7.1         Financial Statements. Furnish to the Administrative Agent for delivery to each Lender (and the Administrative Agent agrees to make and so deliver such copies):

(a)          as soon as available, but in any event not later than the fifth Business Day after (i) the 135th day following the end of the Fiscal Year of the Parent Borrower ending December 31, 2018 and (ii) the 120th day following the end of each Fiscal Year of the Parent Borrower (or, in each case, such longer period as would be permitted by the SEC if the Parent Borrower were then subject to SEC reporting requirements as a non-accelerated filer) ending thereafter, a copy of the consolidated balance sheet of the Parent Borrower as at the end of such year and the related consolidated statements of operations, equity and cash flows for such year, setting forth, commencing with the financial statements for the fiscal year ending December 31, 2019, in each case, in comparative form, the figures for and as of the end of the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit (provided that such report may contain a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, if such qualification or exception is related solely to (i) an upcoming maturity or termination date hereunder or an upcoming “maturity date” under the Cash Flow Credit Agreement, Senior Notes or any other Indebtedness Incurred in compliance with this Agreement, (ii) any potential inability to satisfy any financial maintenance covenant included in this Agreement, the Cash Flow Credit Agreement or any Indebtedness of the Parent Borrower or its Subsidiaries on a future date in a future period or (iii) the activities, operations, financial results, assets or liabilities of any Unrestricted Subsidiary), by KPMG LLP or other independent certified public accountants of nationally recognized standing (it being agreed that the furnishing of (x) the Parent Borrower’s or any Parent Entity’s annual report on Form 10-K for such year, as filed with the SEC, or (y) the financial statements of any Parent Entity, will, in each case, satisfy the Parent Borrower’s obligation under this Subsection 7.1(a) with respect to such year, including with respect to the requirement that such financial statements be reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, so long as the report included in such Form 10-K or accompanying such financial statements, as applicable, does not contain any “going concern” or like qualification or exception (other than a “going concern” or like qualification or exception with respect to (i) an upcoming maturity or termination date hereunder or an upcoming “maturity date” under the Cash Flow Credit Agreement, Senior Notes or any other Indebtedness Incurred in compliance with this Agreement, (ii) any potential inability to satisfy any financial maintenance covenant included in this Agreement, the Cash Flow Credit Agreement or any other Indebtedness of the Parent Borrower or its Subsidiaries on a future date or in a future period or (iii) the activities, operations, financial results, assets or liabilities of any Unrestricted Subsidiary)), together with a management’s discussion and analysis of consolidated financial information (which need not be prepared in accordance with Item 303 of Regulation S-K of the Securities Act, and which may be in a form substantially similar to the management’s discussion and analysis of consolidated financial information with respect to Ply Gem Holdings included in the offering memorandum for the Senior Notes);

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(b)          as soon as available, but in any event not later than the fifth Business Day following (I) the 105th day following the end of the quarterly period ending March 31, 2018, (x) the unaudited consolidated balance sheet and related statements of operations and cash flows of Atrium Corporation and its consolidated subsidiaries for such quarterly period and (y) the unaudited consolidated balance sheet and related statements of operations and cash flows of Ply Gem Holdings and its consolidated subsidiaries for such quarterly period and (II) (i) the 90th day following the end of each of the quarterly periods ending June 30, 2018 and September 29, 2018 and (ii) the 60th day following the end of each of the first three quarterly periods of each Fiscal Year of the Parent Borrower (or such longer period as would be permitted by the SEC if the Parent Borrower were then subject to SEC reporting requirements as a non-accelerated filer) commencing, in the case of clause (ii), with the Fiscal Quarter ending March 30, 2019, the unaudited consolidated balance sheet of the Parent Borrower as at the end of such quarter and the related unaudited consolidated statements of operations and cash flows of the Parent Borrower for such quarter and the portion of the Fiscal Year through the end of such quarter, setting forth commencing with the financial statements for the Fiscal Quarter ending September 28, 2019 in comparative form the figures for and as of the corresponding periods of the previous year, in each case certified by a Responsible Officer of the Parent Borrower as being fairly stated in all material respects (subject to normal year-end audit and other adjustments) (it being agreed that the furnishing of (x) the Parent Borrower’s or any Parent Entity’s quarterly report on Form 10-Q for such quarter, as filed with the SEC, or (y) the financial statements of any Parent Entity will in each case, satisfy the Parent Borrower’s obligations under this Subsection 7.1(b) with respect to such quarter), together with a management’s discussion and analysis of financial information (which need not be prepared in accordance with Item 303 of Regulation S-K of the Securities Act, and which may be in a form substantially consistent with the management’s discussion and analysis of consolidated financial information with respect to Ply Gem Holdings included in the offering memorandum for the Senior Notes);

(c)          to the extent applicable, concurrently with any delivery of consolidated financial statements referred to in Subsections 7.1(a) and (b) above, related unaudited condensed consolidating financial statements and appropriate reconciliations reflecting the material adjustments necessary (as determined by the Borrower Representative in good faith, which determination shall be conclusive) to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements; and

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(d)          commencing with the financial statements for the Fiscal Quarter ending June 30, 2018, all such financial statements delivered pursuant to Subsection 7.1(a) or (b) to (and, in the case of any financial statements delivered pursuant to Subsection 7.1(b), shall be certified by a Responsible Officer of the Parent Borrower to) fairly present in all material respects the financial condition of the Parent Borrower and, if applicable the applicable Parent Entity and, its Subsidiaries in conformity with GAAP and to be (and, in the case of any financial statements delivered pursuant to Subsection 7.1(b) shall be certified by a Responsible Officer of the Parent Borrower as being) in reasonable detail and prepared in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods that began on or after the Closing Date (except as disclosed therein, and except, in the case of any financial statements delivered pursuant to Subsection 7.1(b), for the absence of certain notes).

Notwithstanding anything in clause (a) or (b) of this Subsection 7.1 to the contrary, except as expressly required with respect to Unrestricted Subsidiaries in clause (c) above, in no event shall any annual or quarterly financial statements delivered pursuant to clause (a) or (b) of this Subsection 7.1 be required to (x) include any segment reporting, reporting with respect to non-consolidated subsidiaries, separate consolidating financial information with respect to the Parent Borrower, any Subsidiary Guarantor or any other Affiliate of the Parent Borrower, or any segment reporting, reporting with respect to non-consolidated subsidiaries, separate financial statements or information for the Parent Borrower, any Subsidiary Guarantor or any Affiliate of the Parent Borrower, (y) comply with Section 302, Section 404 and Section 906 of the Sarbanes Oxley Act of 2002, as amended, or related items 307, 308 and 308T of Regulation S-K under the Securities Act or (z) comply with Rule 3-03(e), Rule 3-05, Rule 3-09, Rule 3-10 and Rule 3-16 of Regulation S-X under the Securities Act.

7.2         Certificates; Other Information. Furnish to the Administrative Agent for delivery to each Lender (and the Administrative Agent agrees to make and so deliver such copies):

(a)          [reserved];

(b)          commencing with the financial statements for the Fiscal Quarter ending June 30, 2018, concurrently with the delivery of the financial statements and reports referred to in Subsections 7.1(a) and 7.1(b), a certificate signed by a Responsible Officer of the Borrower Representative in substantially the form of Exhibit Q or such other form as may be agreed between the Borrower Representative and the Administrative Agent (a “Compliance Certificate”) (i) stating that, to the best of such Responsible Officer’s knowledge, each of the Parent Borrower and its Restricted Subsidiaries during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement or the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default, except, in each case, as specified in such certificate, and (ii) commencing with the delivery of the Compliance Certificate for the Fiscal Quarter ended June 30, 2018, setting forth a reasonably detailed calculation of the Consolidated Fixed Charge Coverage Ratio for the Most Recent Four Quarter Period (whether or not a Compliance Period is in effect) and, if applicable, demonstrating compliance with Subsection 8.1 (in the case of a certificate furnished with the financial statements referred to in Subsections 7.1(a) and 7.1(b));

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(c)         [reserved];

(d)         within five Business Days after the same are filed, copies of all financial statements and periodic reports which the Parent Borrower may file with the SEC or any successor or analogous Governmental Authority;

(e)         within five Business Days after the same are filed, copies of all registration statements and any amendments and exhibits thereto, which the Parent Borrower may file with the SEC or any successor or analogous Governmental Authority; and

(f)          not later than 5:00 P.M., New York City time, on or before the 20th Business Day of each Fiscal Period of the Parent Borrower (or (i) more frequently as the Borrower Representative may elect, so long as the same frequency of delivery is maintained by the Borrower Representative for the immediately following 90 day period or (ii) not later than the third Business Day of each week during any period (a) commencing on the date on which either (x) a Specified Default has occurred and has been continuing or (y) the Specified Availability has been less than 10.0% of Availability at such time, in the case of each of (x) and (y) above for a period of five consecutive Business Days; provided that the Administrative Agent has notified the Borrower Representative thereof and (b) ending on the first date thereafter on which both (x) no Specified Default has existed or been continuing at any time and (y) the Specified Availability shall have been not less than 10.0% of Availability at any time, in each case for 20 consecutive calendar days), a borrowing base certificate setting forth the Borrowing Base (with supporting calculations) substantially in the form of Exhibit K hereto (each, a “Borrowing Base Certificate”), which shall also include a calculation of Specified Unrestricted Cash, and which shall be prepared as of the last Business Day of the preceding Fiscal Period of the Parent Borrower (or (x) such other applicable date to be agreed by the Borrower Representative and the Administrative Agent in the case of clause (i) above or (y) the previous Friday in the case of clause (ii) above); provided that a revised Borrowing Base Certificate based on the Borrowing Base Certificate last delivered shall be delivered within five Business Days after (1)(A) the consummation of a Disposition of ABL Priority Collateral not in the ordinary course of business (including, for the avoidance of doubt, any such Disposition (I) pursuant to clause (b), (n) or (s) of the definition of “Asset Sale”, (II) in connection with a Vendor Financing Arrangement excluded from the definition of “Indebtedness” pursuant to the second proviso therein or (III) resulting in a Lien incurred pursuant to Subsection 8.14(w)) with an aggregate fair market value (as determined by the Borrower Representative in good faith, which determination shall be conclusive) in excess of the Dollar Equivalent of $25,000,000, (B) the consummation of a merger or consolidation of a U.S. Qualified Loan Party having ABL Priority Collateral with an aggregate fair market value (as determined by the Borrower Representative in good faith, which determination shall be conclusive) in excess of the Dollar Equivalent of $25,000,000 with or into a Person that is not and does not become a U.S. Qualified Loan Party or (C) the consummation of a merger, consolidation or amalgamation of a Canadian Qualified Loan Party having ABL Priority Collateral with an aggregate fair market value (as determined by the Borrower Representative in good faith, which determination shall be conclusive) in excess of the Dollar Equivalent of $25,000,000 with or into a Person that is not and does not become a Qualified Loan Party or (2) any merger, consolidation, amalgamation or disposition pursuant to clause (3) or (4) of the last proviso of each of Subsection 8.2(a)(y) or 8.2(b), as applicable, giving pro forma effect to such sale or such merger, consolidation, amalgamation or disposition, unless, in the case of clauses (1) and (2) the pro forma effect of such event was already reflected on such Borrowing Base Certificate last delivered. Each such Borrowing Base Certificate shall include such supporting information as may be reasonably requested from time to time by the Administrative Agent. Notwithstanding any of the foregoing to the contrary, the Parent Borrower shall not be required to deliver a Borrowing Base Certificate prior to the completion of the Initial Collateral Examination (the first Borrowing Base Certificate delivered thereafter, the “Initial Borrowing Base Certificate”);

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(g)          subject to the last sentence of Subsection 7.6(a), promptly, such additional financial and other information regarding the Loan Parties as any Agent or the Required Lenders through the Administrative Agent may from time to time reasonably request;

(h)          promptly upon reasonable request from the Administrative Agent calculations of Consolidated EBITDA and other Fixed GAAP Terms as reasonably requested by the Administrative Agent promptly following receipt of a written notice from the Borrower Representative electing to change the Fixed GAAP Date, which calculations shall show the calculations of the respective Fixed GAAP Terms both before and after giving effect to the change in the Fixed GAAP Date and identify the material change(s) in GAAP giving rise to the change in such calculations; and

(i)          such information regarding aging of Accounts of the Parent Borrower and its Restricted Subsidiaries as the Administrative Agent may from time to time reasonably request.

Documents required to be delivered pursuant to Subsection 7.1 or 7.2 may at the Borrower Representative’s option be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (A) in the case of any such documents other than documents required to be delivered pursuant to Subsection 7.2(f) (i) on which the Borrower Representative posts such documents, or provides a link thereto, on the Parent Borrower’s (or any Parent Entity’s) website on the Internet at the website address listed on Schedule 7.2 (or such other website address as the Borrower Representative may specify by written notice to the Administrative Agent from time to time), or (ii) on which such documents are posted on the Parent Borrower’s (or any Parent Entity’s) behalf on an Internet or intranet website to which each Lender and the Administrative Agent have access (whether a commercial, third-party website (including any website maintained by the SEC) or whether sponsored by the Administrative Agent) and (B) in the case of any such documents required to be delivered pursuant to Subsection 7.2(f), on which the Borrower Representative provides a link thereto on the Parent Borrower’s (or any Parent Entity’s) website on the Internet at the website address listed on Schedule 7.2 (or such other website address as the Borrower Representative may specify by written notice to the Administrative Agent from time to time). Following the electronic delivery of any such documents by posting such documents to a website in accordance with the preceding sentence (other than the posting by the Borrower Representative of any such documents on any website maintained for or sponsored by the Administrative Agent), the Borrower Representative shall promptly provide the Administrative Agent notice of such delivery (which notice may be by facsimile or electronic mail) and the electronic location at which such documents may be accessed; provided that, in the absence of bad faith, the failure to provide such prompt notice shall not constitute a Default hereunder.

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7.3           Payment of Taxes. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all taxes except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings diligently conducted and reserves in conformity with GAAP with respect thereto have been provided on the books of the Parent Borrower or any of its Restricted Subsidiaries, as the case may be, or except to the extent that failure to do so, in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

7.4           Conduct of Business and Maintenance of Existence; Compliance with Contractual Obligations and Requirements of Law. Preserve, renew and keep in full force and effect its existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of the business of the Parent Borrower and its Restricted Subsidiaries, taken as a whole, except as otherwise permitted pursuant to Subsection 8.2 or 8.5; provided that the Parent Borrower and its Restricted Subsidiaries shall not be required to maintain any such rights, privileges or franchises and the Parent Borrower’s Restricted Subsidiaries shall not be required to maintain such existence, if the failure to do so would not reasonably be expected to have a Material Adverse Effect; and comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith, in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

7.5           Maintenance of Property; Insurance. (i) Keep all property necessary in the business of the Parent Borrower and its Restricted Subsidiaries, taken as a whole, in good working order and condition, except where failure to do so would not reasonably be expected to have a Material Adverse Effect; (ii) use commercially reasonable efforts to maintain with financially sound and reputable insurance companies (or any Captive Insurance Subsidiary) insurance on, or self-insure, all property material to the business of the Parent Borrower and its Restricted Subsidiaries, taken as a whole, in at least such amounts and against at least such risks (but including in any event public liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business; (iii) furnish to the Administrative Agent, upon written request, information in reasonable detail as to the insurance carried; (iv) use commercially reasonable efforts to maintain property and liability policies that provide that in the event of any cancellation thereof during the term of the policy, either by the insured or by the insurance company, the insurance company shall provide to the secured party at least 30 days prior written notice thereof, or in the case of cancellation for non-payment of premium, ten days prior written notice thereof; (v) in the event of any material change in any of the property or liability policies referenced in the preceding clause (iv), use commercially reasonable efforts to provide the Administrative Agent with at least 30 days prior written notice thereof; and (vi) use commercially reasonable efforts to ensure that, subject to the ABL/Cash Flow Intercreditor Agreement, any Junior Lien Intercreditor Agreement or any Other Intercreditor Agreement at all times, the Collateral Agent, for the benefit of the Secured Parties, shall be named as an additional insured with respect to liability policies maintained by each Borrower and each Subsidiary Guarantor and the Collateral Agent, for the benefit of the Secured Parties, shall be named as loss payee with respect to the property insurance maintained by each Borrower and each Subsidiary Guarantor; provided that, unless an Event of Default or a Dominion Event shall have occurred and be continuing, (A) the Collateral Agent shall turn over to the Borrower Representative any amounts received by it as an additional insured or loss payee under any property insurance maintained by the Parent Borrower and its Subsidiaries, (B) the Collateral Agent agrees that the applicable Borrower and/or the applicable Subsidiary shall have the sole right to adjust or settle any claims under such insurance and (C) all proceeds from a Recovery Event shall be paid to the Borrower Representative.

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7.6           Inspection of Property; Books and Records; Discussions. (a) (i) In the case of the Parent Borrower, keep proper books and records in a manner to allow financial statements to be prepared in conformity with GAAP consistently applied in respect of all material financial transactions and matters involving the material assets and business of the Parent Borrower and its Restricted Subsidiaries, taken as a whole; and (ii) permit representatives of the Administrative Agent to visit and inspect any of its properties and examine and, to the extent reasonable, make abstracts from any of its books and records and to discuss the business, operations, properties and financial and other condition of the Parent Borrower and its Restricted Subsidiaries with officers of the Parent Borrower and its Restricted Subsidiaries and with its independent certified public accountants, in each case at any reasonable time, upon reasonable notice; provided that (a) except during the continuation of an Event of Default, only one such visit per year shall be at the Parent Borrower’s expense, and (b) during the continuation of an Event of Default, the Administrative Agent or its representatives may do any of the foregoing at the Parent Borrower’s expense; and provided, further, that representatives of the Borrower Representative may be present during any such visits, discussions and inspections. Each Borrower shall keep records of its Inventory in a manner to allow the Borrowing Base Certificate to be prepared in accordance with this Agreement. Upon the Administrative Agent’s reasonable request, the Parent Borrower will provide a summary inventory report (based on its customary methodology and, in form and substance, as prepared for its internal purposes) no more than once per year and at a time prepared by the Parent Borrower for its internal purposes in its ordinary course of business. Notwithstanding anything to the contrary in Subsection 7.2(g) or in this Subsection 7.6, none of the Parent Borrower or any Restricted Subsidiary will be required to disclose, or permit the inspection or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or the Lenders (or their respective representatives) is prohibited by any Requirement of Law or any binding agreement or (iii) that is subject to attorney client or similar privilege or constitutes attorney work product.

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(b)          At reasonable times during normal business hours and upon reasonable prior notice that the Administrative Agent requests, independently of or in connection with the visits and inspections provided for in clause (a) above, the Parent Borrower and its Restricted Subsidiaries will grant access to the Administrative Agent (including employees of the Administrative Agent or any consultants, accountants, lawyers and appraisers retained by the Administrative Agent) to such Person’s premises, books, records, accounts and Inventory so that (i) the Administrative Agent or an appraiser retained by the Administrative Agent may conduct an Inventory appraisal and (ii) the Administrative Agent may conduct (or engage third parties to conduct) such field examinations, verifications and evaluations (including environmental assessments) as the Administrative Agent may deem reasonably necessary or appropriate, including evaluation of the Parent Borrower’s practices in the computation of the Borrowing Base. Unless an Event of Default exists, or if previously approved by the Borrower Representative, no environmental assessment by the Administrative Agent may include any sampling or testing of the soil, surface water or groundwater. The Administrative Agent may conduct one field examination and one Inventory appraisal in any calendar year that Excess Availability has not been less than 12.5% of Availability for a period of 10 consecutive Business Days during such calendar year, and the Administrative Agent may conduct in any calendar year, at the Loan Parties’ expense, up to two field examinations and two Inventory appraisals if Excess Availability falls below 12.5% of Availability for 10 consecutive Business Days at any time in such calendar year. Notwithstanding anything to the contrary contained herein, after the occurrence and during the continuance of any Event of Default the Administrative Agent may cause such additional field examinations and Inventory appraisals to be taken for each of the Loan Parties as the Administrative Agent in its reasonable discretion determines are necessary or appropriate (each, at the expense of the Loan Parties). All amounts chargeable to the applicable Borrowers under this Subsection 7.6(b) shall constitute obligations that are secured by all of the applicable Collateral and shall be payable to the Agents hereunder. Notwithstanding the foregoing, the Borrower Representative may at any time, in its sole discretion, instruct the Administrative Agent in writing to suspend the inclusion of any Eligible Inventory in the Borrowing Base and from and after any such suspension the Administrative Agent may not conduct any Inventory appraisals. Following any such suspension, at any time the Borrower Representative may instruct the Administrative Agent in writing to terminate such suspension period and include Eligible Inventory in the Borrowing Base on the conditions and terms set forth herein, provided that the Administrative Agent has the right to conduct an Inventory appraisal prior to including any Eligible Inventory in the Borrowing Base.

7.7          Notices. Promptly give notice to the Administrative Agent and each Lender of:

(a)          as soon as possible after a Responsible Officer of the Borrower Representative knows thereof, the occurrence of any Default or Event of Default;

(b)          as soon as possible after a Responsible Officer of the Borrower Representative knows thereof, any default or event of default under any Contractual Obligation of the Parent Borrower or any of its Restricted Subsidiaries, other than as previously disclosed in writing to the Lenders, which would reasonably be expected to have a Material Adverse Effect;

(c)          as soon as possible after a Responsible Officer of the Borrower Representative knows thereof, the occurrence of (i) any default or event of default under the Cash Flow Credit Agreement, (ii) any default or event of default under the Senior Notes Indenture or (iii) any payment default under any Additional Obligations Documents or under any agreement or document governing other Indebtedness, in each case under this clause (c) relating to Indebtedness in an aggregate principal amount equal to or greater than $75,000,000;

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(d)          as soon as possible after a Responsible Officer of the Borrower Representative knows thereof, any litigation, investigation or proceeding affecting the Parent Borrower or any of its Restricted Subsidiaries that would reasonably be expected to have a Material Adverse Effect;

(e)          the following events, as soon as possible and in any event within 30 days after a Responsible Officer of the Parent Borrower knows thereof: (i) the occurrence or expected occurrence of any Reportable Event (or similar event) with respect to any Single Employer Plan (or Foreign Plan), a failure to make any required contribution to a Single Employer Plan, Multiemployer Plan or Foreign Plan, the creation of any Lien on the property of the Parent Borrower or its Restricted Subsidiaries in favor of the PBGC, a Plan or a Foreign Plan or any withdrawal from, or the full or partial termination or Insolvency of, any Multiemployer Plan or Foreign Plan; or (ii) the institution of proceedings or the taking of any other formal action by the PBGC or the Parent Borrower or any of its Restricted Subsidiaries or any Commonly Controlled Entity or any Multiemployer Plan which would reasonably be expected to result in the withdrawal from, or the termination or Insolvency of, any Single Employer Plan, Multiemployer Plan or Foreign Plan; provided, however, that no such notice will be required under clause (i) or (ii) above unless the event giving rise to such notice, when aggregated with all other such events under clause (i) or (ii) above, would be reasonably expected to result in a Material Adverse Effect;

(f)          as soon as possible after a Responsible Officer of the Borrower Representative knows thereof, (i) any release or discharge by the Parent Borrower or any of its Restricted Subsidiaries of any Materials of Environmental Concern required to be reported under applicable Environmental Laws to any Governmental Authority, unless the Borrower Representative reasonably determines that the total Environmental Costs arising out of such release or discharge would not reasonably be expected to have a Material Adverse Effect; (ii) any condition, circumstance, occurrence or event not previously disclosed in writing to the Administrative Agent that would reasonably be expected to result in liability or expense under applicable Environmental Laws, unless the Borrower Representative reasonably determines that the total Environmental Costs arising out of such condition, circumstance, occurrence or event would not reasonably be expected to have a Material Adverse Effect, or would not reasonably be expected to result in the imposition of any lien or other material restriction on the title, ownership or transferability of any facilities and properties owned, leased or operated by the Parent Borrower or any of its Restricted Subsidiaries that would reasonably be expected to result in a Material Adverse Effect; and (iii) any proposed action to be taken by the Parent Borrower or any of its Restricted Subsidiaries that would reasonably be expected to subject the Parent Borrower or any of its Restricted Subsidiaries to any material additional or different requirements or liabilities under Environmental Laws, unless the Borrower Representative reasonably determines that the total Environmental Costs arising out of such proposed action would not reasonably be expected to have a Material Adverse Effect;

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(g)          as soon as possible after a Responsible Officer of the Borrower Representative knows thereof, any loss, damage, or destruction to a significant portion of the ABL Priority Collateral, whether or not covered by insurance; and

(h)          promptly after a Responsible Officer of the Borrower Representative knows thereof, any default, event of default or termination under any material warehouse or Store lease of the Parent Borrower or any of its Restricted Subsidiaries, other than as previously disclosed in writing to the Lenders, which would reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Subsection 7.7 shall be accompanied by a statement of a Responsible Officer of the Borrower Representative (and, if applicable, the relevant Restricted Subsidiary) setting forth details of the occurrence referred to therein and stating what action the Borrower Representative (or, if applicable, the relevant Restricted Subsidiary) proposes to take with respect thereto.

7.8           Environmental Laws. (a) (i) Comply substantially with, and require substantial compliance by all tenants, subtenants, contractors, and invitees with, all applicable Environmental Laws; (ii) obtain, comply substantially with and maintain any and all Environmental Permits necessary for its operations as conducted and as planned; and (iii) require that all tenants, subtenants, contractors, and invitees obtain, comply substantially with and maintain any and all Environmental Permits necessary for their operations as conducted and as planned, with respect to any property leased or subleased from, or operated by the Parent Borrower or its Restricted Subsidiaries. For purposes of this Subsection 7.8(a), noncompliance shall not constitute a breach of this covenant, provided that, upon learning of any actual or suspected noncompliance, the Parent Borrower and any such affected Restricted Subsidiary shall promptly undertake and diligently pursue reasonable efforts, if any, to achieve compliance, and provided, further, that in any case such noncompliance would not reasonably be expected to have a Material Adverse Effect.

(b)          Promptly comply, in all material respects, with all orders and directives of all Governmental Authorities regarding Environmental Laws, other than such orders or directives (i) as to which the failure to comply would not reasonably be expected to result in a Material Adverse Effect or (ii) as to which: (x) appropriate reserves have been established in accordance with GAAP; (y) an appeal or other appropriate contest is or has been timely and properly taken and is being diligently pursued in good faith; and (z) if the effectiveness of such order or directive has not been stayed, the failure to comply with such order or directive during the pendency of such appeal or contest would not reasonably be expected to have a Material Adverse Effect.

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7.9           After-Acquired Real Property and Fixtures; Subsidiaries. (a) With respect to any owned real property or fixtures thereon located in the United States of America, in each case (x) with a purchase price or a fair market value (as determined in good faith by the Parent Borrower, which determination shall be conclusive) at the time of acquisition of at least $15,000,000 and (y) is not located in an area identified as a special flood hazard area by the Federal Emergency Management Agency or other applicable agency, in accordance with the Flood Insurance Laws, in which any U.S. Loan Party (other than Holdings) acquires ownership rights at any time after the Closing Date (or owned by any Subsidiary that becomes a U.S. Loan Party after the Closing Date), promptly notify the Collateral Agent of such acquisition. Any such applicable U.S. Loan Party shall, within 180 days following written request by the Collateral Agent (or such longer period as the Collateral Agent may reasonably agree), grant to the Collateral Agent for the benefit of the Secured Parties, a Lien of record on all such owned real property and fixtures pursuant to a Mortgage or otherwise, upon terms reasonably satisfactory in form and substance to the Collateral Agent and in accordance with any applicable requirements of any Governmental Authority (including any required appraisals of such property under FIRREA) and flood determinations under the Flood Insurance Laws; provided that (i) nothing in this Subsection 7.9 shall defer or impair the attachment or perfection of any security interest in any Collateral covered by any of the Security Documents which would attach or be perfected pursuant to the terms thereof without action by the Parent Borrower, any of its Restricted Subsidiaries or any other Person and (ii) no such Lien shall be required to be granted as contemplated by this Subsection 7.9 on any owned real property or fixtures the acquisition of which is, or is to be, within 180 days of such acquisition, financed or refinanced, in whole or in part through the incurrence of Indebtedness, until such Indebtedness is repaid in full (and not refinanced) or, as the case may be, the Parent Borrower determines not to proceed with such financing or refinancing; provided further, that the Parent Borrower shall only be obligated to execute and deliver, or cause to be executed and delivered, to the Collateral Agent any relevant Mortgage and shall not be responsible for recording such Mortgage in the event that the Collateral Agent shall fail to do so after such Mortgage and any other related deliverables required to be delivered to the Collateral Agent in connection with such filing pursuant to the terms of this Agreement have been executed and delivered. In connection with any such grant to the Collateral Agent, for the benefit of the Secured Parties, of a Lien of record on any such real property pursuant to a Mortgage or otherwise in accordance with this Subsection 7.9, the Parent Borrower or such Restricted Subsidiary shall deliver or cause to be delivered to the Collateral Agent corresponding UCC fixture filings (if applicable) and any surveys (or survey updates to the extent sufficient to obtain survey coverage under the title policy), appraisals required under applicable law (including any required appraisals of such property under FIRREA), title insurance policies, local law enforceability legal opinions and other documents in connection with such grant of such Lien obtained by it in connection with the acquisition of such ownership rights in such real property or as the Collateral Agent shall reasonably request (in light of the value of such real property and the cost and availability of such UCC fixture filings, surveys (or survey updates), appraisals, title insurance policies, local law enforceability legal opinions and other documents and whether the delivery of such UCC fixture filings, surveys (or survey updates), appraisals, title insurance policies, legal opinions and other documents would be customary in connection with such grant of such Lien in similar circumstances).

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(b)          With respect to any Domestic Subsidiary that is a Wholly Owned Subsidiary (other than an Excluded Subsidiary) (i) created or acquired subsequent to the Closing Date by the Parent Borrower or any of its Domestic Subsidiaries that are Wholly Owned Subsidiaries (other than an Excluded Subsidiary), (ii) being designated as a Restricted Subsidiary, (iii) ceasing to be an Immaterial Subsidiary or other Excluded Subsidiary as provided in the applicable definition thereof after the expiry of any applicable period referred to in such definition or (iv) that becomes a Domestic Subsidiary as a result of a transaction pursuant to, and permitted by, Subsection 8.2 or 8.4 (other than an Excluded Subsidiary), promptly notify the Administrative Agent of such occurrence and, if the Administrative Agent or the Required Lenders so request, promptly (i) cause the Loan Party that is required to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected (subject to the ABL/Cash Flow Intercreditor Agreement, any Junior Lien Intercreditor Agreement or any Other Intercreditor Agreement, as applicable) security interest (as and to the extent provided in the U.S. Guarantee and Collateral Agreement) in the Capital Stock of such new Domestic Subsidiary owned directly by the Parent Borrower or any of its Domestic Subsidiaries that are Wholly Owned Subsidiaries (other than Excluded Subsidiaries) to execute and deliver a Supplemental Agreement (as defined in the U.S. Guarantee and Collateral Agreement) pursuant to Section 9.15 of the U.S. Guarantee and Collateral Agreement, (ii) deliver to the Collateral Agent, the applicable Collateral Representative or any Additional Agent, in accordance with the applicable ABL/Cash Flow Intercreditor Agreement, Junior Lien Intercreditor Agreement or Other Intercreditor Agreement, the certificates (if any) representing such Capital Stock, together with undated stock powers, executed and delivered in blank by a duly authorized officer of the parent of such new Domestic Subsidiary, and (iii) cause such new Domestic Subsidiary (A) to become a party to the U.S. Guarantee and Collateral Agreement and (B) to take all actions reasonably deemed by the Collateral Agent to be necessary or advisable to cause the Lien created by the U.S. Guarantee and Collateral Agreement in such new Domestic Subsidiary’s Collateral to be duly perfected in accordance with all applicable Requirements of Law (as and to the extent provided in the U.S. Guarantee and Collateral Agreement), including the filing of financing statements in such jurisdictions as may be reasonably requested by the Collateral Agent. In addition, the Parent Borrower may cause any Subsidiary that is not required to become a Subsidiary Guarantor to become a Subsidiary Guarantor by executing and delivering a Subsidiary Guaranty (or with respect to Foreign Subsidiaries other than Canadian Loan Parties, as otherwise agreed to with the Administrative Agent).

(c)          (x) With respect to any Foreign Subsidiary created or acquired subsequent to the Closing Date by the Parent Borrower or any of its Domestic Subsidiaries that are Wholly Owned Subsidiaries (in each case, other than any Excluded Subsidiary), the Capital Stock of which is owned directly by the Parent Borrower or a Domestic Subsidiary that is a Wholly Owned Subsidiary (other than an Excluded Subsidiary), promptly notify the Administrative Agent of such occurrence and if the Administrative Agent or the Required Lenders so request, promptly (i) cause the Loan Party that is required to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected second priority security interest (as and to the extent provided in the U.S. Guarantee and Collateral Agreement) in the Capital Stock of such new Subsidiary that is directly owned by the Parent Borrower or any Domestic Subsidiary that is a Wholly Owned Subsidiary (other than an Excluded Subsidiary) to execute and deliver a Supplemental Agreement (as defined in the U.S. Guarantee and Collateral Agreement) pursuant to Section 9.15 of the U.S. Guarantee and Collateral Agreement and (ii) to the extent reasonably deemed advisable by the Collateral Agent, deliver to the Collateral Agent, the applicable Collateral Representative or any Additional Agent, in accordance with the applicable ABL/Cash Flow Intercreditor Agreement, Junior Lien Intercreditor Agreement or Other Intercreditor Agreement, the certificates, if any, representing such Capital Stock, together with undated stock powers, executed and delivered in blank by a duly authorized officer of the relevant parent of such new Subsidiary and take such other action as may be reasonably deemed by the Collateral Agent to be necessary or desirable to perfect the Collateral Agent’s security interest therein (in each case as and to the extent required by the U.S. Guarantee and Collateral Agreement); provided that in either case in no event shall more than 65.0% of each series of Capital Stock of any Foreign Subsidiary be required to be so pledged; and (y) with respect to any Canadian Subsidiary that is a Wholly Owned Subsidiary (other than an Excluded Subsidiary) (i) created or acquired subsequent to the Closing Date by any Canadian Borrower or any of its Canadian Subsidiaries that are Wholly Owned Subsidiaries (other than an Excluded Subsidiary), (ii) being designated as a Restricted Subsidiary, (iii) ceasing to be an Immaterial Subsidiary or other Excluded Subsidiary as provided in the applicable definition thereof after the expiry of any applicable period referred to in such definition or (iv) that becomes a Canadian Subsidiary as a result of a transaction pursuant to, and permitted by, Subsection 8.2 or 8.4 (other than an Excluded Subsidiary), promptly notify the Administrative Agent of such occurrence and, if the Administrative Agent or the Required Lenders so request, promptly cause such new Canadian Subsidiary (A) to become a party to the Canadian Guarantee and Collateral Agreement and (B) to take all actions reasonably deemed by the Collateral Agent to be necessary or advisable to cause the Lien created by the Canadian Guarantee and Collateral Agreement in such new Canadian Subsidiary’s Collateral to be duly perfected in accordance with all applicable Requirements of Law (as and to the extent provided in the Canadian Guarantee and Collateral Agreement), including the filing of financing statements in such jurisdictions as may be reasonably requested by the Collateral Agent. In addition, the Parent Borrower may cause any Subsidiary that is not required to become a Subsidiary Guarantor to become a Subsidiary Guarantor by executing and delivering a Subsidiary Guaranty (or with respect to Foreign Subsidiaries other than Canadian Subsidiaries, as otherwise agreed to with the Administrative Agent).

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(d)          At its own expense, execute, acknowledge and deliver, or cause the execution, acknowledgement and delivery of, and thereafter register, file or record in an appropriate governmental office, any document or instrument reasonably deemed by the Collateral Agent to be necessary or desirable for the creation, perfection and priority and the continuation of the validity, perfection and priority of the foregoing Liens or any other Liens created pursuant to the Security Documents (to the extent the Collateral Agent determines, in its reasonable discretion, that such action is required to ensure the perfection or the enforceability as against third parties of its security interest in such Collateral) in each case in accordance with, and to the extent required by, the U.S. Guarantee and Collateral Agreement and the Canadian Guarantee and Collateral Agreement.

(e)          Notwithstanding anything to the contrary in this Agreement, (A) the foregoing requirements shall be subject to the terms of the ABL/Cash Flow Intercreditor Agreement, any Junior Lien Intercreditor Agreement or any Other Intercreditor Agreement and, in the event of any conflict with such terms, the terms of the ABL/Cash Flow Intercreditor Agreement, any Junior Lien Intercreditor Agreement or any Other Intercreditor Agreement, as applicable, shall control, (B) no security interest or lien is or will be granted pursuant to any Loan Document or otherwise in any right, title or interest of Holdings, the Parent Borrower or any of its Subsidiaries in, and “Collateral” shall not include, any Excluded Asset, (C) no Loan Party or any Affiliate thereof (other than any Foreign Subsidiary pursuant to the last sentence of Subsection 7.9(b)) shall be required to take any action in any non-U.S. jurisdiction or required by the laws of any non-U.S. jurisdiction in order to create any security interests in assets located or titled outside of the U.S. or to perfect any security interests (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction (other than in the event any Foreign Subsidiary becomes a Loan Party pursuant to the last sentence of Subsection 7.9(b))) in each case other than Canada as and to the extent provided herein and in the other Loan Documents, (D) to the extent not automatically perfected by filings under the Uniform Commercial Code or the PPSA of each applicable jurisdiction, no Loan Party shall be required to take any actions in order to perfect any security interests granted with respect to any assets specifically requiring perfection through control (including cash, cash equivalents, deposit accounts, securities accounts, but excluding Capital Stock required to be delivered pursuant to Subsections 7.9(b) and 7.9(c) above), except to the extent any such action is required pursuant to Subsection 4.16, and (E) nothing in this Subsection 7.9 shall require that any Subsidiary grant a Lien with respect to any property or assets in which such Subsidiary acquires ownership rights to the extent that the Borrower Representative and the Administrative Agent reasonably determine in writing that the costs or other consequences to Holdings or any of its Subsidiaries of the granting of such a Lien is excessive in view of the benefits that would be obtained by the Secured Parties.

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(f)          Notwithstanding any provision of this Subsection 7.9 or Subsection 7.12 to the contrary, prior to the Discharge of Cash Flow Obligations (as defined in the ABL/Cash Flow Intercreditor Agreement or the equivalent term in any Other Intercreditor Agreement), (i) the requirements of this Subsection 7.9 and of Subsections 7.12(a) and 7.13 to deliver any Cash Flow Priority Collateral to the Agent shall be deemed satisfied by the delivery of such Cash Flow Priority Collateral to the Cash Flow Agent or the Cash Flow Collateral Representative (as defined in the ABL/Cash Flow Intercreditor Agreement or the equivalent term in any Other Intercreditor Agreement), (ii) the Parent Borrower shall, and shall cause each Restricted Subsidiary to, comply with the requirements of this Subsection 7.9 and Subsections 7.12(a) and 7.13 with respect to the Obligations hereunder as they relate to any Cash Flow Priority Collateral only to the same extent that the Parent Borrower and such Restricted Subsidiaries are required to comply with provisions analogous to this Subsection 7.9 or Subsection 7.12(a) or 7.13 under the Cash Flow Credit Agreement or the documentation governing any other Cash Flow Priority Obligation and (iii) the Cash Flow Agent or the Cash Flow Collateral Representative (as defined in the ABL/Cash Flow Intercreditor Agreement or the equivalent term in any Other Intercreditor Agreement) shall have sole discretion (in consultation with the Parent Borrower, if applicable) with respect to any determination concerning Cash Flow Priority Collateral as to which the Agent would have authority to exercise under this Subsection 7.9 or Subsection 7.12(a) or 7.13.

7.10         Use of Proceeds. Use the proceeds of the Loans only for the purposes set forth in Subsection 5.16 and request the issuance of Letters of Credit only for the purposes set forth in Subsection 3.1(b).

7.11         Accounting Changes. The Parent Borrower will, for financial reporting purposes, cause the Parent Borrower’s and each of its Subsidiaries’ Fiscal Years to end on December 31st of each calendar year; provided that the Borrower Representative may, upon written notice to the Administrative Agent, change the financial reporting convention specified above to any other financial reporting convention reasonably acceptable to the Administrative Agent, in which case the Borrower Representative and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary in order to reflect such change in financial reporting.

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7.12         Post-Closing Obligations. (a) The Borrower Representative agrees to deliver or cause to be delivered such documents and instruments, and take or cause to be taken such other actions as may be reasonably necessary to provide the perfected security interests described in the provisos to Subsections 6.1(a) and 6.1(g) that are not so provided on the Closing Date, and in any event to provide such perfected security interests and to satisfy such other conditions within the applicable time periods set forth on Schedule 7.12, as such time periods may be extended by the Administrative Agent, in its sole discretion. The Parent Borrower agrees to deliver or cause to be delivered such lien searches described in the proviso to Subsection 6.1(i) that are not so provided on the Closing Date within the applicable time periods set forth on Schedule 7.12, as such time periods may be extended by the Administrative Agent, in its sole discretion. Notwithstanding any other provision of this Subsection 7.12, Subsection 7.9 or 7.13, of Schedule 7.12 or of any Security Document, (x) the Parent Borrower shall not be obligated to take, or cause to be taken, any action that is dependent on an action that the Administrative Agent or the Collateral Agent, as the case may be, has failed to take, for so long as the Administrative Agent or the Collateral Agent has failed to take such action and (y) the Parent Borrower shall only be obligated to execute and deliver, or cause to be executed and delivered, to the Collateral Agent any relevant Mortgage and shall not be responsible for recording such Mortgage in the event that the Collateral Agent shall fail to do so after such Mortgage and any other related deliverables required to be delivered to the Collateral Agent in connection with such filing pursuant to the terms of this Agreement have been executed and delivered.

(b)          The Borrower Representative agrees to deliver customary field examinations and appraisals (the “Initial Collateral Examination”) within 120 days after the Closing Date, as such period may be extended by the Administrative Agent, in its sole discretion. Prior to the date that is 120 days after the Closing Date (or such later date as the Administrative Agent may agree in its sole discretion), the Administrative Agent and the Lenders have agreed to make the Revolving Credit Loans, Swingline Loans and Letters of Credit available under this Agreement notwithstanding the lack of delivery of any Borrowing Base Certificate (but subject to the terms and conditions set forth herein).

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7.13         Post-Closing Matters. Promptly following the effectiveness of the Atlas Merger and the Atlas Contribution, (w) cause each of Atrium Corporation and its Subsidiaries that is a Domestic Subsidiary and a Wholly Owned Subsidiary (other than an Excluded Subsidiary) of the Parent Borrower (collectively, the “Atrium U.S. Guarantor Entities”) (i) to become a party to the U.S. Guarantee and Collateral Agreement (provided that, to the extent that a valid security interest in the Collateral covered by the U.S. Guarantee and Collateral Agreement (to the extent and with priority contemplated therein) is not provided on the date that such Atrium U.S. Guarantor Entity becomes a party to the U.S. Guarantee and Collateral Agreement pursuant to this clause (w)(i) and to the extent Holdings and the Parent Borrower and its Subsidiaries have used commercially reasonable efforts to provide such Collateral, the provisions of this clause (w)(i) shall be deemed to have been satisfied), (ii) deliver to the Collateral Agent, the applicable Collateral Representative or any Additional Agent, in accordance with the applicable ABL/Cash Flow Intercreditor Agreement, Junior Lien Intercreditor Agreement or Other Intercreditor Agreement, the certificates (if any) representing the Capital Stock of such Atrium U.S. Guarantor Entity, together with undated stock powers, executed and delivered in blank by a duly authorized officer of the parent of such Atrium U.S. Guarantor Entity (provided that such Capital Stock and related stock powers of such Atrium U.S. Guarantor Entity will only be required to be delivered on the date that such Atrium U.S. Guarantor Entity becomes a party to the U.S. Guarantee and Collateral Agreement pursuant to clause (w)(i) above to the extent received by the Parent Borrower from Atrium Corporation, so long as the Parent Borrower has used commercially reasonable efforts to obtain them on such date; provided, further, that if delivery of such Capital Stock and related stock powers to the Collateral Agent may not be accomplished on or before the date that such Atrium U.S. Guarantor Entity becomes a party to the U.S. Guarantee and Collateral Agreement pursuant to clause (w)(i) above after such Atrium U.S. Guarantor Entity’s commercially reasonable efforts to do so, then the failure by such Atrium U.S. Guarantor Entity to deliver such Capital Stock and related stock powers shall not constitute a default of the covenant contained in this Subsection 7.13 if such Atrium U.S. Guarantor Entity agrees to deliver or cause to be delivered such Capital Stock and related stock powers pursuant to arrangements to be mutually agreed by the applicable Atrium U.S. Guarantor Entity and the Administrative Agent acting reasonably, but in no event later than the 91st day after the Closing Date (unless otherwise agreed by the Administrative Agent in its sole discretion)) and (iii) to take all actions reasonably deemed by the Collateral Agent to be necessary or advisable to cause the Lien created by the U.S. Guarantee and Collateral Agreement in such Atrium U.S. Guarantor Entity’s Collateral to be duly perfected in accordance with all applicable Requirements of Law (as and to the extent provided in the U.S. Guarantee and Collateral Agreement), including the filing of financing statements in such jurisdictions as may be reasonably requested by the Collateral Agent (provided that with respect to any such Collateral the security interest in which may not be perfected by filing of a UCC financing statement or by possession of certificated Capital Stock of such Atrium U.S. Guarantor Entity (to the extent constituting Collateral), if perfection of the Collateral Agent’s security interest in such Collateral may not be accomplished on or before on the date that such Atrium U.S. Guarantor Entity becomes a party to the U.S. Guarantee and Collateral Agreement pursuant to clause (w)(i) above after such Atrium U.S. Guarantor Entity’s commercially reasonable efforts to do so, then the failure by such Atrium U.S. Guarantor Entity to deliver documents and instruments for perfection of such security interest shall not constitute a default of the covenant contained in this Subsection 7.13 if such Atrium U.S. Guarantor Entity agrees to deliver or cause to be delivered such documents and instruments, and take or cause to be taken such other actions as may be reasonably necessary to perfect such security interests pursuant to arrangements to be mutually agreed by such Atrium U.S. Guarantor Entity and the Administrative Agent acting reasonably, but in no event later than the 91st day after the Closing Date (unless otherwise agreed by the Administrative Agent in its sole discretion) (and, in the case of real property and the Mortgages, no later than the 181st day after the Closing Date, unless otherwise agreed by the Administrative Agent in its sole discretion)), (x) cause each of Atrium Corporation’s Subsidiaries that is a Canadian Subsidiary and a Wholly Owned Subsidiary (other than an Excluded Subsidiary) of a Canadian Borrower (collectively, the “Atrium Canadian Guarantor Entities”), (i) to become a party to the Canadian Guarantee and Collateral Agreement (provided that, to the extent that a valid security interest in the Collateral covered by the Canadian Guarantee and Collateral Agreement (to the extent and with priority contemplated therein) is not provided on the date that such Atrium Canadian Guarantor Entity becomes a party to the Canadian Guarantee and Collateral Agreement pursuant to this clause (x)(i) and to the extent Holdings and the Parent Borrower and its Subsidiaries have used commercially reasonable efforts to provide such Collateral, the provisions of this clause (x)(i) shall be deemed to have been satisfied, and (ii) to take all actions reasonably deemed by the Collateral Agent to be necessary or advisable to cause the Lien created by the Canadian Guarantee and Collateral Agreement in such Atrium Canadian Guarantor Entity’s Collateral to be duly perfected in accordance with all applicable Requirements of Law (as and to the extent provided in the Canadian Guarantee and Collateral Agreement), including the filing of financing statements in such jurisdictions as may be reasonably requested by the Collateral Agent (provided that with respect to any such Collateral the security interest in which may not be perfected by filing of a PPSA financing statement, if perfection of the Collateral Agent’s security interest in such Collateral may not be accomplished on or before on the date that such Atrium Canadian Guarantor Entity becomes a party to the Canadian Guarantee and Collateral Agreement pursuant to clause (x)(i) above after such Atrium Canadian Guarantor Entity’s commercially reasonable efforts to do so, then the failure by such Atrium Canadian Guarantor Entity to deliver documents and instruments for perfection of such security interest shall not constitute a default of the covenant contained in this Subsection 7.13 if such Atrium Canadian Guarantor Entity agrees to deliver or cause to be delivered such documents and instruments, and take or cause to be taken such other actions as may be reasonably necessary to perfect such security interests pursuant to arrangements to be mutually agreed by such Atrium Canadian Guarantor Entity and the Administrative Agent acting reasonably, but in no event later than the 91st day after the Closing Date (unless otherwise agreed by the Administrative Agent in its sole discretion)), (y) provide to the Administrative Agent opinions of counsel with respect to each of the Atrium U.S. Guarantor Entities that becomes party to the U.S. Guarantee and Collateral Agreement pursuant to the preceding clause (w)(i) and each of the Atrium Canadian Guarantor Entities that becomes a party to the Canadian Guarantee and Collateral Agreement pursuant to the preceding clause (x)(i) from each relevant firm of counsel set forth in Subsection 6.1(e) or if required in a Canadian jurisdiction where such counsel is not qualified, any agent of such counsel approved by the Administrative Agent, each in form and substance reasonably satisfactory to the Administrative Agent and (z) cause to be repaid, redeemed, defeased, terminated or otherwise discharged (or irrevocable notice for the repayment, redemption, defeasance, termination or discharge thereof to be given) all commitments and amounts outstanding (other than contingent obligations) under (i) the Existing Atlas ABL Credit Agreement, (ii) the Indenture, dated of April 17, 2014, among Atrium W&D, the guarantors from time to time party thereto and U.S. Bank National Association, as trustee and as notes collateral agent, as amended by the First Supplemental Indenture, dated as of June 13, 2014, and as the same may be further amended, restated, supplemented or otherwise modified from time to time, and (iii) the Note Purchase Agreement, dated as of April 30, 2010, among Atrium Corporation, Atrium W&D, the subsidiary guarantors party from time to time party thereto and GGC Unlevered Credit Opportunities, LLC, as the same may be amended, restated, amended and restated, refinanced, supplemented or otherwise modified from time to time.

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SECTION 8

Negative Covenants

The Parent Borrower hereby agrees that, from and after the Closing Date and so long as the Commitments remain in effect, and thereafter until payment in full of the Loans, all Reimbursement Obligations and all other Obligations then due and owing to any Lender or any Agent and termination or expiration of all Letters of Credit (unless cash collateralized or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent), the Parent Borrower shall not and shall not permit any of its Restricted Subsidiaries to directly or indirectly:

8.1           Financial Condition. During each Compliance Period, permit, for the Most Recent Four Quarter Period, the Consolidated Fixed Charge Coverage Ratio as of the last day of such Most Recent Four Quarter Period, to be less than 1.00 to 1.00.

8.2           Limitation on Fundamental Changes. Enter into any merger, consolidation or amalgamation or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all of its property, business or assets, except:

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(a)          (x) (A) any U.S. Borrower may be merged, consolidated or amalgamated with or into another Person if (1) a U.S. Borrower is the surviving Person or (2) the Person (the “Successor U.S. Borrower”) formed by or surviving such merger, consolidation or amalgamation (i) is organized or existing under the laws of the United States, or any state, district or territory thereof and (ii) expressly assumes all obligations of such U.S. Borrower under the Loan Documents pursuant to documentation reasonably satisfactory to the Administrative Agent and (B) any Canadian Borrower may be merged, consolidated or amalgamated with or into another Person if (1) a Canadian Borrower is the surviving Person or (2) the Person (the “Successor Canadian Borrower”) formed by or surviving such merger, consolidation or amalgamation (i) is organized or existing under the laws of Canada, or any province, district or territory thereof and (ii) expressly assumes all obligations of such Canadian Borrower under the Loan Documents pursuant to documentation reasonably satisfactory to the Administrative Agent; provided that, in the case of clauses (x)(A)(2) and (x)(B)(2) above, (i) except with respect to any transaction in which an Escrow Subsidiary merges, consolidates or amalgamates with and into a Borrower, immediately after giving effect to the transaction (and treating any Indebtedness that becomes an Obligation of the Successor U.S. Borrower or Successor Canadian Borrower, as the case may be, as a result of such transaction as having been incurred by the Successor U.S. Borrower or Successor Canadian Borrower, as the case may be, at the time of such transaction), no Default will have occurred and be continuing, (ii)(A) each U.S. Subsidiary Guarantor (other than (I) any U.S. Subsidiary Guarantor that will be released from its obligations under its Subsidiary Guaranty in connection with such transaction and (II) any party to any such merger, consolidation or amalgamation) shall have delivered a joinder or other document or instrument in form reasonably satisfactory to the Administrative Agent, confirming its Subsidiary Guaranty (other than any Subsidiary Guaranty that will be discharged or terminated in connection with such transaction) and (B) each Canadian Subsidiary Guarantor (other than (I) any Canadian Subsidiary Guarantor that will be released from its obligations under its Subsidiary Guaranty in connection with such transaction and (II) any party to any such merger, consolidation or amalgamation) shall have delivered a joinder or other document or instrument in form reasonably satisfactory to the Administrative Agent, confirming its Subsidiary Guaranty (other than any Subsidiary Guaranty that will be discharged or terminated in connection with such transaction), (iii)(A) each U.S. Subsidiary Guarantor (other than (I) any Subsidiary that will be released from its grant or pledge of Collateral under the U.S. Guarantee and Collateral Agreement in connection with such transaction and (II) any party to any such merger, consolidation or amalgamation) shall have by a supplement to the U.S. Guarantee and Collateral Agreement or another document or instrument affirmed that its obligations thereunder shall apply to its Guarantee as reaffirmed pursuant to clause (ii) above and (B) each Canadian Subsidiary Guarantor (other than (I) any Subsidiary that will be released from its grant or pledge of Collateral under the Canadian Guarantee and Collateral Agreement in connection with such transaction and (II) any party to any such merger, consolidation or amalgamation) shall have by a supplement to the Canadian Guarantee and Collateral Agreement or another document or instrument affirmed that its obligations thereunder shall apply to its Guarantee as reaffirmed pursuant to clause (ii) above and (iv) each mortgagor of a Mortgaged Fee Property (other than (I) any Subsidiary that will be released from its grant or pledge of Collateral under the applicable Guarantee and Collateral Agreement in connection with such transaction and (II) any party to any such merger, consolidation or amalgamation) shall have affirmed that its obligations under the applicable Mortgage shall apply to its Guarantee as reaffirmed pursuant to clause (ii); and (y) any Restricted Subsidiary of the Parent Borrower other than any Borrower may be merged, consolidated or amalgamated with or into the Parent Borrower (provided that the Parent Borrower shall be the continuing or surviving entity) or with or into any one or more Restricted Subsidiaries that are Wholly Owned Subsidiaries of the Parent Borrower (provided that the Wholly Owned Subsidiary or Restricted Subsidiary of the Parent Borrower shall be the continuing or surviving entity); provided that (x) in any case where the Subsidiary that is the non-surviving entity is a Loan Party and such Subsidiary’s assets include real property owned by such Loan Party or Voting Stock of any other Loan Party, or (y) if such merger, consolidation or amalgamation constitutes (alone or together with any related merger, consolidation or amalgamation by any Loan Party) a transfer of all or substantially all of the assets of the Subsidiaries that are Loan Parties, then in the case of either (x) or (y), (1) the continuing or surviving entity shall be a Loan Party (or, in the case of a transfer by U.S. Loan Party, another U.S. Loan Party), or (2) such merger, consolidation or amalgamation shall be in the ordinary course of business, or (3) if the continuing or surviving entity is not a Loan Party (or, in the case of a transfer by U.S. Loan Party, another U.S. Loan Party), the fair market value (as determined in good faith by the Borrower Representative, which determination shall be conclusive) of all such assets transferred by a Loan Party pursuant to this clause (3) does not exceed $15,000,000 in any Fiscal Year or (4) at the time of such merger, consolidation or amalgamation, (A) the Payment Condition in respect of merger, consolidation or amalgamation is satisfied and (B) no Specified Default or other Event of Default known to the Borrower Representative has occurred and is continuing or would result therefrom;

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(b)          any Restricted Subsidiary of the Parent Borrower may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Parent Borrower or any Restricted Subsidiary that is a Wholly Owned Subsidiary of the Parent Borrower (and, in the case of a non-Wholly Owned Subsidiary, may be liquidated to the extent the Parent Borrower or any Wholly Owned Subsidiary which is a direct parent of such non-Wholly Owned Subsidiary receives a pro rata distribution of the assets thereof); provided that if the Subsidiary that disposes of any or all of its assets is a Loan Party and such disposition includes real property owned by such Loan Party or Voting Stock of any other Loan Party, or constitutes (alone or together with any related disposition of assets by any Loan Party) all or substantially all of the assets of the Subsidiaries that are Loan Parties, (1) the transferee of such assets shall be a Loan Party (or, in the case of a transfer by U.S. Loan Party, another U.S. Loan Party), or (2) such disposition shall be in the ordinary course of business, or (3) if the transferee of such assets is not a Loan Party (or, in the case of a transfer by U.S. Loan Party, another U.S. Loan Party), the fair market value (as determined in good faith by the Borrower Representative, which determination shall be conclusive) of all such assets transferred by a Loan Party pursuant to this clause (3) does not exceed $15,000,000 in any Fiscal Year or (4) at the time of such sale, lease, transfer or other disposition, (A) the Payment Condition in respect of asset sales is satisfied and (B) no Specified Default or other Event of Default known to the Borrowers Representative has occurred and is continuing or would result therefrom;

(c)          to the extent such sale, lease, transfer or other disposition or transaction is expressly excluded from the definition of “Asset Sale” or, if such sale, lease transfer or other disposition or transaction constitutes an “Asset Sale”, such Asset Sale is made in compliance with Subsection 8.5;

(d)          the Parent Borrower or any Restricted Subsidiary may be merged, consolidated or amalgamated with or into any other Person in order to effect any acquisition permitted pursuant to Subsection 8.4; or

(e)          the Transactions shall be permitted.

8.3          Limitation on Restricted Payments. Declare or pay any Restricted Payment, except that:

(a)          the Parent Borrower may pay cash dividends, payments and distributions in an amount sufficient to allow any Parent Entity or Investor Partnership to pay legal, accounting and other maintenance and operational expenses (other than taxes) incurred in the ordinary course of business, provided that, if any Parent Entity or Investor Partnership shall own any material assets other than the Capital Stock of the Parent Borrower or another Parent Entity or Investor Partnership or other assets, relating to the ownership interest of such Parent Entity or Investor Partnership in another Parent Entity or Investor Partnership, as applicable, the Parent Borrower or its Subsidiaries, such cash dividends with respect to such Parent Entity or Investor Partnership, as applicable, shall be limited to the reasonable and proportional share, as determined by the Borrower Representative in its reasonable discretion, of such expenses incurred by such Parent Entity or Investor Partnership, as applicable, relating or allocable to its ownership interest in the Parent Borrower or another Parent Entity or Investor Partnership, as applicable, and such other related assets;

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(b)          the Parent Borrower may pay cash dividends, payments and distributions in an amount sufficient to cover reasonable and necessary expenses (including professional fees and expenses) (other than taxes) incurred by any Parent Entity or Investor Partnership in connection with (i) registration, public offerings and exchange listing of equity or debt securities and maintenance of the same, (ii) reporting obligations under, or in connection with compliance with, applicable laws or applicable rules of any governmental, regulatory or self-regulatory body or stock exchange, this Agreement, the Cash Flow Documents, the Senior Notes Documents or any other agreement or instrument relating to Indebtedness of any Loan Party or any of the Restricted Subsidiaries and (iii) indemnification and reimbursement of directors, officers and employees in respect of liabilities relating to their serving in any such capacity (including under the CD&R Indemnification Agreement and the GGC Indemnification Agreement), or obligations in respect of director and officer insurance (including premiums therefor), provided that, in the case of subclause (i) above, if any Parent Entity or Investor Partnership shall own any material assets other than the Capital Stock of the Parent Borrower or another Parent Entity or Investor Partnership, as applicable, or other assets relating to the ownership interest of such Parent Entity or Investor Partnership in another Parent Entity, Investor Partnership, the Parent Borrower or its Subsidiaries, with respect to such Parent Entity or Investor Partnership, as applicable, such cash dividends shall be limited to the reasonable and proportional share, as determined by the Borrower Representative in its reasonable discretion, of such expenses incurred by such Parent Entity or Investor Partnership, as applicable, relating or allocable to its ownership interest in another Parent Entity or Investor Partnership, as applicable, the Parent Borrower and such other assets;

(c)          the Parent Borrower may pay, without duplication, cash dividends, payments and distributions (A) pursuant to the Tax Sharing Agreement or a similar agreement with any Parent Entity or Investor Partnership; and (B) to pay or permit any Parent Entity or Investor Partnership to pay any Related Taxes;

(d)          the Parent Borrower may pay cash dividends, payments and distributions pursuant to or in connection with the Transactions (including any payments contemplated by the Ply Gem Tax Receivable Agreement) and to pay all fees and expenses incurred in connection with the Transactions and the other transactions expressly contemplated by this Agreement and the other Loan Documents, and to allow Holdings to perform its obligations under or in connection with the Loan Documents to which it is a party;

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(e)          the Parent Borrower may make or pay loans, advances, dividends or distributions by the Borrower to any Parent Entity (whether made directly or indirectly) to permit any Parent Entity to repurchase or otherwise acquire its Capital Stock (including any options, warrants or other rights in respect thereof), or the Parent Borrower may make payments to repurchase or otherwise acquire Capital Stock of any Parent Entity or the Parent Borrower (including any options, warrants or other rights in respect thereof), in each case from current or former Management Investors (including any repurchase or acquisition by reason of the Parent Borrower or any Parent Entity retaining any Capital Stock, option, warrant or other right in respect of tax withholding obligations, and any related payment in respect of any such obligation), such payments, loans, advances, dividends or distributions not to exceed an amount (net of repayments of any such loans or advances) in any calendar year equal to $35,000,000; provided that such amount shall be increased by (A) an amount equal to $35,000,000 multiplied by the number of calendar years that have commenced since the Closing Date; (B) an amount equal to the proceeds to the Parent Borrower (whether received by it directly or from a Parent Entity or applied to pay Parent Entity Expenses) or any Parent Entity of any resales or new issuances of shares and options to any Management Investors, at any time after the initial issuances to any Management Investors, together with the aggregate amount of deferred compensation owed by any Parent Entity, the Parent Borrower or any of its Subsidiaries to any Management Investor that shall thereafter have been cancelled, waived or exchanged at any time after the initial issuances to any thereof in connection with the grant to such Management Investor of the right to receive or acquire shares of the Parent Borrower’s or any Parent Entity’s Capital Stock; provided, however, that, if applicable, any amount actually received by any Parent Entity in accordance with this clause (B) shall have been further contributed to the Parent Borrower or applied to pay (i) expenses, taxes or other amounts (in respect of which the Parent Borrower is permitted to make dividends, payments or distributions pursuant to this Subsection 8.3) or (ii) Parent Entity Expenses; and (C) the cash proceeds of key man life insurance policies received by the Parent Borrower or any of its Subsidiaries (or by any Parent Entity and contributed to the Parent Borrower);

(f)          the Parent Borrower may pay dividends, payments and distributions to the extent of Net Proceeds from any Excluded Contribution to the extent such dividend, payment or distribution is made (regardless of whether any Default or Event of Default has occurred and is continuing) within 180 days of the date when such Excluded Contribution was received by the Parent Borrower; provided that any payment pursuant to this Subsection 8.3(f) shall be deemed to be a usage of the Available Excluded Contribution Amount Basket;

(g)          the Parent Borrower may pay dividends, payments and distributions in an amount not to exceed the Available Excluded Contribution Amount Basket, (i) for purposes permitted under Subsection 8.3(e) if at the time such dividend, payment or distribution is made no Specified Default shall have occurred and be continuing or would result therefrom or (ii) for any other purposes if at the time such dividend, payment or distribution is made no Specified Default or Event of Default known to the Borrower Representative shall have occurred and be continuing or would result therefrom;

(h)          the Parent Borrower may pay cash dividends, payments and distributions, (i) (x) for purposes permitted under Subsection 8.3(e) if at the time such dividend, payment or distribution is declared no Specified Default shall have occurred and be continuing or would if paid on the date of such declaration result therefrom or (y) for any other purposes, if at the time such dividend, payment or distribution is declared no Specified Default or Event of Default known to the Borrower Representative shall have occurred and be continuing or would if paid on the date of such declaration result therefrom (provided in each case that such dividend, payment or distribution is paid within 30 days of such declaration) and (ii) the aggregate amount of such dividends, payments and distributions pursuant to this clause (h), when aggregated with all optional prepayments made pursuant to Subsection 8.6(e)(i), do not exceed, in the aggregate, the greater of $75,000,000 and 9.00% of Consolidated Tangible Assets;

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(i)          the Parent Borrower may make dividends or other distributions of, or Investments paid for or made with, Capital Stock, Indebtedness or other securities of Unrestricted Subsidiaries;

(j)          the Parent Borrower may make Restricted Payments in cash to pay or permit any Parent Entity to pay any amounts payable in respect of guarantees, indemnities, obligations in respect of earn-outs or other purchase price adjustments, or similar obligations, incurred in connection with the acquisition or disposition of any business, assets or Person, as long as such business, assets or Person have been acquired by or disposed of by the Parent Borrower or a Restricted Subsidiary, or such business, assets or Person (or in the case of a disposition, the net cash proceeds thereof) have been contributed to the Parent Borrower or a Restricted Subsidiary;

(k)          in addition to the foregoing dividends, the Parent Borrower may pay additional dividends, payments and distributions, (x) for purposes permitted under Subsection 8.3(e) if at the time such dividend, payment or distribution is declared no Specified Default shall have occurred and be continuing or would if paid on the date of such declaration result therefrom or (y) for any other purposes, if at the time such dividend, payment or distribution is declared no Specified Default or Event of Default known to the Borrower Representative shall have occurred and be continuing or would if paid on the date of such declaration result therefrom, provided that in each case the Payment Condition shall be satisfied and provided further, that in each case such dividend, payment or distribution is paid within 60 days of such declaration; and

(l)          the Parent Borrower may make Restricted Payments following a Qualified IPO in an amount not to exceed in any Fiscal Year of the Parent Borrower the greater of (x) 6.0% of the aggregate gross proceeds received by the Parent Borrower (whether directly, or indirectly through a contribution to common equity capital) in or from such Qualified IPO and (y) 6.0% of Market Capitalization.

For purposes of determining compliance with this Subsection 8.3, in the event that any Restricted Payment meets the criteria of more than one of the types of Restricted Payments described in one or more of the clauses of this Subsection 8.3, the Borrower Representative, in its sole discretion, shall classify such item of Restricted Payment and may include the amount and type of such Restricted Payment in one or more of such clauses (including in part under one such clause and in part under another such clause).

8.4          Limitations on Certain Acquisitions. Acquire by purchase or otherwise all the business or assets of, or stock or other evidences of beneficial ownership of, any Person, except that the Parent Borrower and its Restricted Subsidiaries shall be allowed to make any such acquisitions so long as:

(a)          such acquisition is expressly permitted by Subsection 8.2 (other than clause (d)); or

(b)          such acquisition is a Permitted Acquisition;

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provided that in the case of each such acquisition pursuant to clause (a) or (b) after giving effect thereto, no Specified Default or other Event of Default known to the Borrower Representative shall occur as a result of such acquisition; and provided, further, that with respect to any acquisition that is consummated in a single transaction or a series of related transactions, all or any of which might constitute an Investment but not the acquisition of all of the business or assets of, or stock or other evidences of beneficial ownership of, any Person, the Borrower Representative at its option may classify such transactions in whole or in part as an acquisition subject to this Subsection 8.4 (and for the avoidance of doubt not as an Investment subject to Subsection 8.12).

8.5           Limitation on Dispositions of Collateral. Unless the Payment Condition shall have been satisfied, engage in any Asset Sale with respect to any of the ABL Priority Collateral, except that the Parent Borrower and its Restricted Subsidiaries shall be allowed to engage in any Asset Sale, so long as the consideration received (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) in connection with such Asset Sale is for fair market value (as determined in good faith by the Borrower Representative, which determination shall be conclusive, as of the date a legally binding commitment for such Asset Sale was entered into), and if the consideration received is greater than $50,000,000, at least 75.0% of such consideration received (excluding, in the case of an Asset Sale (or series of related Asset Sales), any consideration by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise, that are not Indebtedness) is in the form of cash. For the purposes of the foregoing, the following are deemed to be cash: (1) Cash Equivalents and Temporary Cash Investments, (2) the assumption of Indebtedness of the Parent Borrower (other than Disqualified Capital Stock of the Parent Borrower) or any Restricted Subsidiary and the release of the Parent Borrower or such Restricted Subsidiary from all liability on payment of the principal amount of such Indebtedness in connection with such Asset Sale, (3) Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Sale, to the extent that the Parent Borrower and each other Restricted Subsidiary are released from any Guarantee Obligation of payment of the principal amount of such Indebtedness in connection with such Asset Sale, (4) securities received by the Parent Borrower or any Restricted Subsidiary from the transferee that are converted by the Parent Borrower or such Restricted Subsidiary into cash within 180 days, (5) consideration consisting of Indebtedness of the Parent Borrower or any Restricted Subsidiary, (6) Additional Assets and (7) any Designated Noncash Consideration received by the Parent Borrower or any of its Restricted Subsidiaries in an Asset Sale having an aggregate fair market value (as determined in good faith by the Borrower Representative, which determination shall be conclusive), taken together with all other Designated Noncash Consideration received pursuant to this clause, not to exceed an aggregate amount at any time outstanding equal to the greater of $110,000,000 and 30.00% of Four Quarter Consolidated EBITDA at the time of designation (with the fair market value (as determined in good faith by the Borrower Representative, which determination shall be conclusive) of each item of Designated Noncash Consideration being measured on the date a legally binding commitment for such Asset Sale (or, if later, for the payment of such item) was entered into and without giving effect to subsequent changes in value).

In connection with any Asset Sale permitted under this Subsection 8.5 or a Disposition that is excluded from the definition of “Asset Sale”, the Administrative Agent shall, and the Lenders hereby authorize the Collateral Agent to, execute such releases of Liens and take such other actions as the Borrower Representative may reasonably request in connection with the foregoing.

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8.6           Limitation on Optional Payments and Modifications of Restricted Indebtedness and Other Documents. (a) Make any optional payment or optional prepayment on or optional repurchase or optional redemption of (x) any Senior Notes (or any renewals, extensions, refinancings and refundings of any Senior Notes pursuant to Subsection 8.13(i)(ii)) or (y) any Indebtedness that is by its terms subordinated to the payment in cash of the Obligations (collectively or individually, “Restricted Indebtedness”), or for a sinking or other analogous fund for, the repurchase, redemption, defeasance or other acquisition thereof (it being understood that (x) payments of regularly scheduled interest and (y) any payment by the Parent Borrower or any Restricted Subsidiary made as a mandatory principal redemption or other payment in respect of any Restricted Indebtedness pursuant to an “AHYDO saver” provision of any agreement or instrument in respect of Restricted Indebtedness (including the Borrower Representative’s determination in good faith (which determination shall be conclusive) of the amount of any such “AHYDO saver” mandatory principal redemption or other payment) shall be in each case permitted), unless (i) the Payment Condition shall have been satisfied or such payment or prepayment on or optional repurchase or redemption of Restricted Indebtedness is financed with an amount not exceeding the Available Excluded Contribution Amount Basket and (ii) no Specified Default or other Event of Default known to the Borrowers has occurred and is continuing or would result therefrom; provided that the Parent Borrower or any of its Restricted Subsidiaries may consummate any redemption of Restricted Indebtedness within 60 days after the date of giving an irrevocable notice of redemption if at such date of giving of such notice, such redemption would have complied with this Subsection 8.6(a).

(b)          [Reserved].

(c)          Amend, supplement, waive or otherwise modify any of the provisions of any Restricted Indebtedness in a manner that (A) shortens the maturity date of the Indebtedness incurred thereunder to a date prior to the date that is 91 days after the Termination Date or (B) provides for a shorter weighted average life to maturity, at the time of issuance or incurrence, than the remaining weighted average life to maturity of the Indebtedness that is refinanced, refunded, replaced, renewed, repaid, restructured or extended (provided that compliance with this restriction shall be determined ignoring the effect of any payment of customary upfront fees or any permanent prepayment of such Indebtedness, in each case based on market conditions at the time of the applicable amendment, supplement, waiver or other modification). Notwithstanding the foregoing, the provisions of this Subsection 8.6(c) shall not restrict or prohibit any refinancing of Indebtedness (in whole or in part) with the proceeds of any Indebtedness otherwise permitted to be incurred pursuant to Subsection 8.13.

(d)          [Reserved].

(e)          Notwithstanding the foregoing the Parent Borrower shall be permitted to make the following optional payments, repurchases and redemptions (“Optional Payments”) in respect of Restricted Indebtedness:

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(i)          Optional Payments pursuant to this clause (e)(i) in an aggregate amount that, when aggregated with all cash dividends paid pursuant to Subsection 8.3(h), does not exceed the greater of $75,000,000 and 9.00% of Consolidated Tangible Assets;

(ii)         Optional Payments by exchange for, or out of the proceeds of, the issuance, sale or other incurrence of Indebtedness of the Parent Borrower or any of its Restricted Subsidiaries permitted under Subsection 8.13;

(iii)        Optional Payments by conversion or exchange of Restricted Indebtedness to Capital Stock (other than Disqualified Capital Stock) or Indebtedness of any Parent Entity; and

(iv)        Optional Payments in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of making such Optional Payment.

8.7           [Reserved].

8.8           Limitation on Negative Pledge Clauses. Enter into with any Person any agreement which prohibits or limits the ability of the Parent Borrower or any of its Restricted Subsidiaries that are Loan Parties to create, incur, assume or suffer to exist any Lien in favor of the Lenders in respect of obligations and liabilities under this Agreement or any other Loan Documents upon any of the ABL Priority Collateral, other than:

(a)          pursuant to any agreement or instrument in effect at or entered into on the Closing Date, this Agreement, the other Loan Documents and any related documents, the Cash Flow Documents, the Senior Notes Documents and, on and after the execution and delivery thereof, any Junior Lien Intercreditor Agreement, any Other Intercreditor Agreement, any Intercreditor Agreement Supplement, any Permitted Debt Exchange Notes (and any related documents) and any Additional Obligations Documents;

(b)          pursuant to any agreement governing or relating to Indebtedness and/or other obligations and liabilities, in each case secured by a Lien permitted by Subsection 8.14 (in which case any restriction shall only be effective against the assets subject to such Lien, except as may otherwise be permitted under this Subsection 8.8);

(c)          pursuant to any agreement or instrument of a Person, or relating to Indebtedness (including any Guarantee Obligation in respect thereto) or Capital Stock of a Person, which Person is acquired by or merged or consolidated or amalgamated with or into the Parent Borrower or any Restricted Subsidiary, or which agreement or instrument is assumed by the Parent Borrower, or any Restricted Subsidiary in connection with an acquisition from such Person or any other transaction entered into in connection with any such acquisition, merger, consolidation or amalgamation, as in effect at the time of such acquisition, merger, consolidation, amalgamation or transaction (except to the extent that such Indebtedness was incurred to finance, or otherwise in connection with, such acquisition, merger, consolidation, amalgamation or transaction), provided that for purposes of this Subsection 8.8(c), if a Person other than a Borrower is the Successor Borrower with respect thereto, any Subsidiary thereof or agreement or instrument of such Person or any such Subsidiary shall be deemed acquired or assumed, as the case may be, by the Parent Borrower or a Restricted Subsidiary, as the case may be, when such Person becomes such Successor Borrower;

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(d)          pursuant to any agreement or instrument (a “Refinancing Agreement”) effecting a refinancing of Indebtedness incurred or outstanding pursuant or relating to, or that otherwise extends, renews, refunds, refinances or replaces, any agreement or instrument referred to in Subsection 8.8(a) or 8.8(c) or this Subsection 8.8(d) (an “Initial Agreement”) or that is, or is contained in, any amendment, supplement or other modification to an Initial Agreement or Refinancing Agreement (an “Amendment”); provided, however, that the encumbrances and restrictions contained in any such Refinancing Agreement or Amendment taken as a whole are not materially less favorable to the Lenders than encumbrances and restrictions contained in the Initial Agreement or Initial Agreements to which such Refinancing Agreement or Amendment relates (as determined in good faith by the Borrower Representative, which determination shall be conclusive);

(e)          (i) pursuant to any agreement or instrument that restricts in a customary manner (as determined by the Parent Borrower in good faith, which determination shall be conclusive) the assignment or transfer thereof, or the subletting, assignment or transfer of any property or asset subject thereto, (ii) by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of a Borrower or any Restricted Subsidiary not otherwise prohibited by this Agreement, (iii) pursuant to mortgages, pledges or other security agreements securing Indebtedness or other obligations of the Parent Borrower or a Restricted Subsidiary to the extent restricting the transfer of the property or assets subject thereto, (iv) pursuant to customary provisions (as determined by the Borrower Representative in good faith, which determination shall be conclusive) restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Parent Borrower or any Restricted Subsidiary, (v) pursuant to Purchase Money Obligations that impose encumbrances or restrictions on the property or assets so acquired, (vi) pursuant to any agreement with customers or suppliers entered into in the ordinary course of business that impose restrictions with respect to cash or other deposits or net worth or inventory, (vii) pursuant to customary provisions (as determined by the Borrower Representative in good faith, which determination shall be conclusive) contained in agreements and instruments entered into in the ordinary course of business (including but not limited to leases and licenses) or in joint venture and other similar agreements, or in shareholder, partnership, limited liability company and other similar agreements in respect of non-wholly owned Restricted Subsidiaries, (viii) restrictions that arise or are agreed to in the ordinary course of business and do not detract from the value of property or assets of the Parent Borrower or any Restricted Subsidiary in any manner material to the Parent Borrower or such Restricted Subsidiary, (ix) pursuant to Hedging Agreements or other Permitted Hedging Arrangements or under Bank Products Agreements or (x) that arises under the terms of documentation governing any factoring agreement or any similar arrangements that in the good faith determination of the Parent Borrower, which determination shall be conclusive, are necessary or appropriate to effect such factoring agreement or similar arrangements;

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(f)          pursuant to any agreement or instrument (i) relating to any Indebtedness permitted to be incurred subsequent to the Closing Date pursuant to Subsection 8.13, (x) if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to the Lenders than the encumbrances and restrictions contained in the Initial Agreements (as determined in good faith by the Borrower Representative, which determination shall be conclusive), or (y) if such encumbrance or restriction is not materially more disadvantageous to the Lenders than is customary in comparable financings (as determined in good faith by the Borrower Representative, which determination shall be conclusive) and either (1) the Borrower Representative determines in good faith, which determination shall be conclusive, that such encumbrance or restriction will not materially affect the Parent Borrower’s ability to create and maintain the Liens on the ABL Priority Collateral pursuant to the Security Documents and make principal or interest payments on the Loans or (2) such encumbrance or restriction applies only if a default occurs in respect of a payment or financial covenant relating to such Indebtedness, or (ii) relating to any sale of receivables by or Indebtedness of a Foreign Subsidiary (other than a Canadian Loan Party);

(g)          pursuant to any agreement relating to intercreditor arrangements and related rights and obligations, to or by which the Lenders and/or the Administrative Agent, the Collateral Agent or any other agent, trustee or representative on their behalf may be party or bound at any time or from time to time, and any agreement providing that in the event that a Lien is granted for the benefit of the Lenders another Person shall also receive a Lien, which Lien is permitted by Subsection 8.14;

(h)          pursuant to any agreement for the direct or indirect disposition of Capital Stock of any Person, property or assets, imposing restrictions with respect to such Person, Capital Stock, property or assets pending the closing of such disposition; and

(i)          by reason of any applicable law, rule, regulation or order, or required by any regulatory authority having jurisdiction over the Parent Borrower or any Restricted Subsidiary or any of their businesses, including any such law, rule, regulation, order or requirement applicable in connection with such Restricted Subsidiary’s status (or the status of any Subsidiary of such Restricted Subsidiary) as a Captive Insurance Subsidiary.

8.9           Limitation on Lines of Business. Enter into any business, either directly or through any Restricted Subsidiary, except for those businesses substantially similar to, or ancillary, complementary or related to, the line of business of the Parent Borrower and its Restricted Subsidiaries on the Closing Date.

8.10         [Reserved].

8.11         Limitations on Transactions with Affiliates. Except as otherwise expressly permitted in this Agreement, enter into any transaction, including any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate which involves aggregate consideration in excess of $35,000,000 unless such transaction is (A) not otherwise prohibited under this Agreement, and (B) upon terms not materially less favorable to the Parent Borrower or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time in a transaction with a Person which is not an Affiliate; provided that nothing contained in this Subsection 8.11 shall be deemed to prohibit:

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(a)          (1) the Parent Borrower or any Restricted Subsidiary from entering into, modifying, maintaining or performing any consulting, management, compensation, collective bargaining, benefits or employment agreements, related trust agreement or other compensation arrangements with a current or former management member, director, officer, employee or consultant of or to the Parent Borrower or such Restricted Subsidiary or any Parent Entity in the ordinary course of business, including vacation, health, insurance, deferred compensation, severance, retirement, savings, or other similar plans, programs or arrangements, (2) payments, compensation, performance of indemnification or contribution obligations, the making or cancellation of loans in the ordinary course of business to any such management members, employees, officers, directors or consultants, (3) any issuance, grant or award of stock, options, other equity related interests or other equity securities, to any such management members, employees, officers, directors or consultants, (4) the payment of reasonable fees to directors of the Parent Borrower or any of its Subsidiaries or any Parent Entity (as (i) approved by the Board of Directors of the Borrower Representative or any Parent Entity (including the compensation committee thereof), (ii) in an amount not in excess of $2,000,000 for such director, or (iii) in the ordinary course of business), or (5) Management Advances and payments in respect thereof (or in reimbursement of any expenses referred to in the definition of such term);

(b)          the payment of all amounts in connection with this Agreement or any of the Transactions;

(c)          the Parent Borrower or any of its Restricted Subsidiaries from entering into, making payments pursuant to and otherwise performing (i) the obligations under the Pisces Acquisition Agreement and the Atlas Acquisition Agreement and (ii) an indemnification and contribution agreement in favor of any Permitted Holder and each person who is or becomes a director, officer, agent, consultant or employee of the Parent Borrower or any of its Subsidiaries or any Parent Entity, in respect of liabilities (A) arising under the Securities Act, the Exchange Act and any other applicable securities laws or otherwise, in connection with any offering of securities by any Parent Entity (provided that, if such Parent Entity shall own any material assets other than (x) the Capital Stock of the Parent Borrower or another Parent Entity, or (y) other assets relating to the ownership interest by such Parent Entity in the Parent Borrower or another Parent Entity, such liabilities shall be limited to the reasonable and proportional share, as determined by the Borrower Representative in its reasonable discretion based on the benefit therefrom to the Parent Borrower and its Subsidiaries, of such liabilities relating or allocable to the ownership interest of such Parent Entity in the Parent Borrower or another Parent Entity and such other related assets) or the Parent Borrower or any of its Subsidiaries, (B) incurred to third parties for any action or failure to act of the Parent Borrower or any of its Subsidiaries or any Parent Entity or any of their predecessors or successors, (C) arising out of the performance by any Affiliate of the CD&R Investors of management, consulting or financial advisory services provided to the Parent Borrower or any of its Subsidiaries or any Parent Entity, (D) arising out of the fact that any indemnitee was or is a director, officer, agent, consultant or employee of the Parent Borrower or any of its Subsidiaries or any Parent Entity, or is or was serving at the request of any such Person as a director, officer, agent, consultant or employee of another corporation, partnership, joint venture, trust, enterprise or other Person or (E) to the fullest extent permitted by Delaware or other applicable state law, arising out of any breach or alleged breach by such indemnitee of his or her fiduciary duty as a director or officer of the Parent Borrower or any of its Subsidiaries or any Parent Entity;

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(d)          any issuance or sale of Capital Stock of the Parent Borrower or any Parent Entity or capital contribution to the Parent Borrower or any Restricted Subsidiary;

(e)          (1) the execution, delivery and performance of any obligations under any Tax Sharing Agreement and any Transaction Agreement, and (2) payments to CD&R, Golden Gate, Kenner or any of their respective Affiliates (x) for any consulting services pursuant to the CD&R Expense Reimbursement Agreement, the GGC Expense Reimbursement Agreement or as may be approved by a majority of the Disinterested Directors, (y) in connection with any acquisition, disposition, merger, recapitalization or similar transactions, which payments are made pursuant to the Transaction Agreements or are approved by a majority of the Board of Directors in good faith, which determination shall be conclusive, and (z) of all out-of-pocket expenses incurred in connection with such services or activities;

(f)          the execution, delivery and performance of agreements or instruments (i) under which the Parent Borrower or its Restricted Subsidiaries do not make payments or provide consideration in excess of $5,000,000 per Fiscal Year or (ii) set forth on Schedule 8.11;

(g)          (i) any transaction among any of the Parent Borrower and one or more Restricted Subsidiaries, (ii) any transaction permitted by clause (c), (d), (f), (g), (h), (i), (j), (l), (m) or (n)(ii) of the definition of “Permitted Investments” (provided that any transaction pursuant to clause (l) or (m) shall be limited to guarantees of loans and advances by third parties), (iii) any transaction permitted by Subsection 8.2 or 8.3 or specifically excluded from the definition of “Restricted Payment” and (iv) any transaction permitted by Subsection 8.13(f)(i), 8.13(f)(ii), 8.13(f)(iii), 8.13(f)(vii), 8.13(f)(viii), or 8.13(j);

(h)          the Transactions and all transactions in connection therewith (including but not limited to the financing thereof), and all fees and expenses paid or payable in connection with the Transactions, including the fees and out-of-pocket expenses of CD&R, Golden Gate, Kenner or any of their respective Affiliates;

(i)          any transaction in the ordinary course of business, or approved by a majority of the Board of Directors of the Parent Borrower, between the Parent Borrower or any Restricted Subsidiary and any Affiliate of the Parent Borrower controlled by the Parent Borrower that is a joint venture or similar entity;

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(j)          (i) any investment by any CD&R Investor, GGC Investor or Kenner Investor in securities or loans of the Parent Borrower or any of its Restricted Subsidiaries (and payment of out-of-pocket expenses incurred by any CD&R Investor, GGC Investor or Kenner Investor in connection therewith) so long as such investments are being offered generally to investors (other than CD&R Investors, GGC Investors and Kenner Investors) on the same or more favorable terms and (ii) payments to any CD&R Investor, GGC Investor or Kenner Investor in respect of securities or loans of the Parent Borrower or any of its Restricted Subsidiaries contemplated in the foregoing subclause (i) or that were acquired from Persons other than the Parent Borrower and its Restricted Subsidiaries, in each case, in accordance with the terms of such securities or loans; and

(k)          the pledge of Capital Stock, Indebtedness or other securities of any Unrestricted Subsidiary or joint venture to lenders to support the Indebtedness or other obligations of such Unrestricted Subsidiary or joint venture, respectively, owed to such lenders.

For purposes of this Subsection 8.11, (i) any transaction with any Affiliate shall be deemed to have satisfied the standard set forth in clause (B) of the first sentence hereof if (x) such transaction is approved by a majority of the Disinterested Directors of the Board of Directors of the Borrower Representative, or (y) in the event that at the time of any such transaction, there are no Disinterested Directors serving on the Board of Directors of the Borrower Representative, a fairness opinion is provided by a nationally recognized appraisal or investment banking firm with respect to such transaction and (ii) “Disinterested Director” shall mean, with respect to any Person and transaction, a member of the Board of Directors of such Person who does not have any material direct or indirect financial interest in or with respect to such transaction; it being understood that a member of any such Board of Directors shall not be deemed to have such a financial interest by reason of such member holding Capital Stock of the Parent Borrower or any Parent Entity or any options, warrants or other rights in respect of such Capital Stock or by reason of such member receiving any compensation from the Parent Borrower or any Parent Entity, as applicable, on whose Board of Directors such member serves in respect of such member’s role as director.

8.12        Limitations on Investments. Make or maintain, directly or indirectly, any Investment except for Permitted Investments.

8.13        Limitations on Indebtedness. Directly or indirectly create, incur, assume or otherwise become directly or indirectly liable with respect to any Indebtedness except for the following:

(a)          Indebtedness (i) incurred by any U.S. Loan Party or Escrow Subsidiary pursuant to the Cash Flow Facility and Indebtedness incurred by any U.S. Loan Party otherwise than pursuant to the Cash Flow Facility (including pursuant to any Additional Obligations Documents, any Permitted Debt Exchange or any Rollover Indebtedness but not pursuant to the Loan Documents) in an aggregate principal amount at any time outstanding not to exceed (A) $1,870,000,000 plus (B) the Maximum Incremental Facilities Amount and (ii) incurred by U.S. Loan Parties pursuant to the Senior Notes Documents in an aggregate principal amount not to exceed $645,000,000;

(b)          Indebtedness of the Parent Borrower or any of its Restricted Subsidiaries incurred pursuant to this Agreement and the other Loan Documents (including any Incremental Facility, Extension or any Credit Agreement Refinancing Indebtedness);

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(c)          Unsecured Indebtedness of the Parent Borrower or any of its Restricted Subsidiaries;

(d)          Indebtedness (other than Indebtedness permitted by clauses (a) through (c) above) existing on the Closing Date, and disclosed on Schedule 8.13(d), together with any renewal, extension, refinancing or refunding pursuant to clause (i) below;

(e)          Indebtedness of the Parent Borrower or any of its Restricted Subsidiaries secured pursuant to Subsection 8.14(p);

(f)          Guarantee Obligations incurred by:

(i)          the Parent Borrower or any of its Restricted Subsidiaries in respect of Indebtedness of a Loan Party (or in the case of a Restricted Subsidiary that is a U.S. Loan Party, of any U.S. Loan Party) that is permitted hereunder; provided that Guarantee Obligations in respect of Indebtedness permitted pursuant to clauses (a), (c) and (m) shall be permitted only to the extent that such Guarantee Obligations are incurred by Guarantors (other than, in the case of clause (m), Guarantee Obligations incurred by any Foreign Subsidiary that is not a Guarantor);

(ii)         the Parent Borrower or any of its Restricted Subsidiaries in respect of lease obligations of Non-Loan Parties (to the extent such lease obligations constitute Indebtedness);

(iii)        a Non-Loan Party in respect of Indebtedness of another Non-Loan Party that is permitted hereunder;

(iv)        the Parent Borrower or any of its Restricted Subsidiaries in respect of Indebtedness of any Person; provided that the aggregate amount at any time outstanding of such Guarantee Obligations incurred pursuant to this clause (iv), when aggregated with the amount of all other Guarantee Obligations incurred and outstanding pursuant to this clause (iv) and all Indebtedness incurred and outstanding pursuant to clause (w) of this Subsection 8.13, shall not exceed the greater of (x) $250,000,000 and (y) the amount equal to 30.00% of Consolidated Tangible Assets at the time of such Guarantee Obligations being incurred;

(v)         the Parent Borrower or any of its Restricted Subsidiaries in connection with sales or other dispositions permitted under Subsection 8.5, including indemnification obligations with respect to leases, and guarantees of collectability in respect of accounts receivable or notes receivable for up to face value;

(vi)        the Parent Borrower or any of its Restricted Subsidiaries consisting of accommodation guarantees for the benefit of trade creditors of the Parent Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

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(vii)       the Parent Borrower or any of its Restricted Subsidiaries in respect of Investments expressly permitted pursuant to clause (c), (j), (l), (m) or (v) of the definition of “Permitted Investments”;

(viii)      the Parent Borrower or any of its Restricted Subsidiaries in respect of (x) Management Guarantees and (y) third-party loans and advances to officers or employees of any Parent Entity or the Parent Borrower or any of its Restricted Subsidiaries permitted pursuant to clause (l) or (m) of the definition of “Permitted Investments”;

(ix)         the Parent Borrower or any of its Restricted Subsidiaries in respect of Reimbursement Obligations in respect of Letters of Credit or with respect to reimbursement obligations in respect of any other letters or credit permitted under this Agreement;

(x)          the Parent Borrower or any of its Restricted Subsidiaries in respect of performance, bid, appeal, surety, judgment, replevin and similar bonds, other suretyship arrangements, other similar obligations and letters of credit, bankers’ acceptances or similar instruments or obligations, all in, or relating to liabilities or obligations incurred in, the ordinary course of business; and

(xi)         the Parent Borrower or any of its Restricted Subsidiaries in respect of Indebtedness or other obligations of a Person in connection with a joint venture or similar arrangement in respect of which the aggregate outstanding amount of all such Indebtedness, together with the aggregate outstanding amount of Investments permitted pursuant to clause (q) of the definition of “Permitted Investments”, does not exceed $35,000,000;

provided, however, that if any Indebtedness referred to in clauses (i) through (iv) above is subordinated in right of payment to the Obligations or is secured by Liens that are senior or subordinate to any Liens securing the Collateral, then any corresponding Guarantee Obligations shall be subordinated and the Liens securing the corresponding Guarantee Obligations shall be senior or subordinate to substantially the same extent;

(g)          Purchase Money Obligations, Financing Lease Obligations and other Indebtedness incurred by the Parent Borrower or a Restricted Subsidiary of the Parent Borrower to finance the acquisition, leasing, construction or improvement of fixed assets; provided, however, that the aggregate principal amount of any such Purchase Money Obligations incurred to finance the acquisition of Capital Stock of any Person at any time outstanding pursuant to this clause (g) shall not exceed an amount equal to the greater of $100,000,000 and 26.50% of Four Quarter Consolidated EBITDA;

(h)          Indebtedness of any Foreign Subsidiary (other than any Canadian Loan Party) in an aggregate principal amount at any time outstanding not exceeding an amount equal to the sum of (x) the greater of $130,000,000 and 35.00% of Four Quarter Consolidated EBITDA and (y) an amount equal to (A) the Foreign Borrowing Base plus (B) in the event of any refinancing of any Indebtedness incurred under this clause (y), the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses (including accrued and unpaid interest) incurred or payable in connection with such refinancing;

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(i)          renewals, extensions, refinancings and refundings of Indebtedness (in whole or in part) permitted by:

(i)          clause (d) or (g) above or this clause (i)(i) provided, however, that (A) any such renewal, extension, refinancing or refunding is in an aggregate principal amount not greater than the principal amount (or accreted value, if applicable) of such Indebtedness so renewed, extended, refinanced or refunded (plus accrued interest, any premium and reasonable commission, fees, underwriting discounts and other costs and expenses incurred in connection with such refinanced Indebtedness) and (B) such Indebtedness has a weighted average life to maturity no shorter than the remaining weighted average life to maturity of the Indebtedness so renewed, extended, refinanced or refunded; and

(ii)         clause (a) or (m) hereof or this clause (i)(ii); provided, however, that (A) any such renewal, extension, refinancing or refunding is in an aggregate principal amount (or, if issued with original issue discount, the accreted value) not greater than the principal amount (or accreted value, if applicable) of such Indebtedness so renewed, extended, refinanced or refunded (plus accrued interest, any premium and reasonable commission, fees, underwriting discounts and other costs and expenses, incurred in connection with such refinanced Indebtedness), (B) with respect to Indebtedness originally incurred under clause (a) or (m), such Indebtedness has (x) a Stated Maturity date that is (i) at least 91 days after the Termination Date or (ii) in respect of Indebtedness with a Stated Maturity earlier than 91 days after the Termination Date, not earlier than the Stated Maturity date of the Indebtedness that is renewed, extended, refinanced or refunded and (y) only with respect to Restricted Indebtedness (excluding for this purpose any Restricted Indebtedness the proceeds of which were used to refinance, refund, replace, renew, repay, restructure or extend the Senior Notes or any refinancing thereof, that was incurred under any provision of this Subsection 8.13 other than this Subsection 8.13(i)(ii)), a weighted average life to maturity, at the time of issuance or incurrence, of not less than the remaining weighted average life to maturity of the Indebtedness that is renewed, extended, refinanced or refunded (provided that compliance with this restriction shall be determined ignoring the effect of any payment of customary upfront fees or any permanent prepayment of such Indebtedness being refinanced, in each case based on market conditions at the time of any such refinancing), (C) if secured by any Collateral, such Indebtedness shall be subject to the terms of the ABL/Cash Flow Intercreditor Agreement, a Junior Lien Intercreditor Agreement, or any Other Intercreditor Agreement, (D) to the extent that the Indebtedness to be renewed, extended, refinanced or refunded is unsecured and, at the time of such renewal, extension, refinancing or refunding, such Indebtedness could not be incurred under Subsection 8.13(a)(i)(B) by meeting the Consolidated Secured Leverage Ratio (as defined in the Cash Flow Credit Agreement), then such renewed, extended, refinanced or refunded Indebtedness may not be secured by any Collateral and (E) such renewed, extended, refinanced or refunded Indebtedness shall not include Indebtedness of a Restricted Subsidiary that is not a U.S. Loan Party that refinances Indebtedness of a U.S. Loan Party that could not have been initially incurred by such Restricted Subsidiary pursuant to this Subsection 8.13;

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(j)          Indebtedness of the Parent Borrower or any Restricted Subsidiary to Holdings or the Parent Borrower or any of its Subsidiaries to the extent the Investment in such Indebtedness is not restricted by Subsection 8.12;

(k)         Indebtedness incurred under any agreement pursuant to which a Person provides cash management services or similar financial accommodations to the Parent Borrower or any of its Restricted Subsidiaries (including any Cash Management Arrangements);

(l)           Indebtedness constituting indemnities and adjustments (including pension plan adjustments and contingent payments adjustments) under the Plumb Acquisition Agreement;

(m)         Indebtedness incurred or assumed in connection with, or as a result of, a Permitted Acquisition so long as: (i) the Parent Borrower would be in compliance, on a Pro Forma Basis after giving effect to the consummation of such acquisition and the incurrence or assumption of such Indebtedness, with Subsection 8.1 recomputed as of the last day of the most recently ended Fiscal Quarter of the Parent Borrower for which financial statements are available, whether or not compliance with Subsection 8.1 is otherwise required at such time (it being understood that, as a condition precedent to the effectiveness of any such incurrence or assumption, the Borrower Representative shall deliver to the Administrative Agent a certificate of a Responsible Officer setting forth in reasonable detail the calculations demonstrating such compliance), (ii) before and after giving effect thereto, no Specified Default or Event of Default known to the Borrower Representative has occurred and is continuing, and (iii) with respect to any newly incurred Indebtedness, such Indebtedness does not have any maturity or amortization rate greater than 1.0% per annum prior to the date that is 91 days after the Termination Date (other than (x) mandatory prepayments with proceeds of and exchanges for refinancing Indebtedness in respect thereof permitted hereunder or (y) an earlier maturity date and/or higher amortization rate for customary bridge financings, which, subject to customary conditions, would either be automatically converted into or required to be exchanged for permanent financing which does not provide for an earlier maturity date or an amortization rate greater than 1.0% per annum prior to the date that is 91 days after the Termination Date and other mandatory prepayments with proceeds of and exchanges for refinancing Indebtedness in respect thereof permitted hereunder) and does not provide for redemption or repayment requirements from asset sales, casualty or condemnation events or excess cash flow on terms more favorable than those under the Cash Flow Credit Agreement (other than, in the case of any customary bridge financing, prepayments of such bridge financing from the issuance of equity or other indebtedness permitted hereunder which meets the requirements of this Subsection 8.13(m)); it being understood that, in the event that any such Indebtedness incurred under this Subsection 8.13(m) is incurred in good faith to finance the purchase price of any such acquisition in advance of the closing of such acquisition, and such closing shall thereafter not occur and such Indebtedness (or an equal principal amount of other Indebtedness) is redeemed, repaid or otherwise retired promptly after the Borrower Representative determines that such transaction has been abandoned, such Indebtedness shall be deemed to comply with this Subsection 8.13(m);

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(n)          Indebtedness of the Parent Borrower or any of its Restricted Subsidiaries incurred to finance insurance premiums in the ordinary course of business;

(o)          Indebtedness (A) arising from the honoring of a check, draft or similar instrument against insufficient funds in the ordinary course of business or (B) consisting of guarantees, indemnities, obligations in respect of earn-outs or other purchase price adjustments, or similar obligations, incurred in connection with the acquisition or disposition of any business, assets or Person;

(p)          Indebtedness of the Parent Borrower or any of its Restricted Subsidiaries in respect of Financing Leases which have been funded solely by Investments of the Parent Borrower and its Restricted Subsidiaries permitted under clause (r) of the definition of “Permitted Investments”;

(q)          Indebtedness of the Parent Borrower or any of its Restricted Subsidiaries arising in connection with industrial development or revenue bonds or similar obligations secured by property or assets leased to and operated by the Parent Borrower or such Restricted Subsidiary that were issued in connection with the financing or refinancing of such property or assets, provided, that the aggregate principal amount of such Indebtedness outstanding at any time shall not exceed $25,000,000;

(r)          Indebtedness of the Parent Borrower or any of its Restricted Subsidiaries in respect of obligations evidenced by bonds, debentures, notes or similar instruments issued as payment-in-kind interest payments in respect of Indebtedness otherwise permitted hereunder;

(s)          accretion of the principal amount of Indebtedness of the Parent Borrower or any of its Restricted Subsidiaries otherwise permitted hereunder issued at any original issue discount;

(t)          Indebtedness of the Parent Borrower and its Restricted Subsidiaries under Hedging Agreements and other Permitted Hedging Arrangements;

(u)          Indebtedness of the Parent Borrower or any of its Restricted Subsidiaries in respect of any Sale and Leaseback Transaction;

(v)         Indebtedness in respect of any letters of credit issued in favor of any Issuing Lender or the Swingline Lender to support any Defaulting Lender’s participation in Letters of Credit or Swingline Loans as provided for in Subsection 3.4, in each case to the extent not exceeding the maximum amount of such participations;

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(w)          other Indebtedness of the Parent Borrower or any of its Restricted Subsidiaries; provided that the aggregate amount outstanding at any time of such Indebtedness incurred or assumed pursuant to this clause (w), when aggregated with all other Indebtedness incurred or assumed and outstanding pursuant to this clause (w) and all Guarantee Obligations incurred and outstanding pursuant to Subsection 8.13(f)(iv), shall not exceed the greater of (i) $250,000,000 and (ii) the amount equal to 30.00% of the Consolidated Tangible Assets at the time of incurrence of such Indebtedness; and

(x)          Indebtedness in respect of performance, bid, appeal, surety, judgment, replevin and similar bonds, other suretyship arrangements, other similar obligations, letters of credit, bankers’ acceptances or similar instruments or obligations, and take-or-pay obligations under supply arrangements, all provided in, or relating to liabilities or obligations incurred in, the ordinary course of business, including those issued to government entities in connection with self-insurance under applicable workers’ compensation statutes.

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For purposes of determining compliance with and the outstanding principal amount of any particular Indebtedness (including Guarantee Obligations) incurred pursuant to an in compliance with, this Subsection 8.13, (i) in the event that any Indebtedness (including Guarantee Obligations) meets the criteria of more than one of the types of Indebtedness (including Guarantee Obligations) described in one or more clauses of this Subsection 8.13, the Borrower Representative, in its sole discretion, shall classify such item of Indebtedness and may include the amount and type of such Indebtedness in one or more of the clauses of this Subsection 8.13 (including in part under one such clause and in part under another such clause); provided that (if the Parent Borrower shall so determine) any Indebtedness incurred pursuant to the Cash Capped Incremental Facility shall cease to be deemed incurred or outstanding for purposes of such definition but shall be deemed incurred for the purposes of the Ratio Incremental Facility from and after the first date on which the Parent Borrower could have incurred such Indebtedness under the Ratio Incremental Facility without reliance on the Cash Capped Incremental Facility; (ii) if any commitments in respect of revolving or deferred draw Indebtedness are established in reliance on any provision of this Subsection 8.13 measured by reference to Four Quarter Consolidated EBITDA (as defined in the Cash Flow Credit Agreement) or a percentage of Consolidated Tangible Assets, as applicable, after giving pro forma effect to the incurrence of the entire committed amount, such amount may thereafter be borrowed and reborrowed, in whole or in part, from time to time, irrespective of whether or not such incurrence would cause such Four Quarter Consolidated EBITDA or percentage of Consolidated Tangible Assets to be exceeded, (iii) if any Indebtedness is incurred to refinance Indebtedness (or unutilized commitments in respect of Indebtedness) initially incurred (or established) (or, to refinance Indebtedness incurred (or commitments established)) to refinance Indebtedness initially incurred (or commitments initially established) in reliance on any provision of this Subsection 8.13 measured by reference to Four Quarter Consolidated EBITDA or a percentage of Consolidated Tangible Assets at the time of incurrence, as applicable, and such refinancing would cause such Four Quarter Consolidated EBITDA or percentage of Consolidated Tangible Assets to be exceeded if calculated based on the Four Quarter Consolidated EBITDA or Consolidated Tangible Assets on the date of such refinancing, such Four Quarter Consolidated EBITDA or percentage of Consolidated Tangible Assets, as applicable, shall not be deemed to be exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced, plus the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses (including accrued and unpaid interest) incurred or payable in connection with such refinancing, (iv) if any Indebtedness is incurred to refinance Indebtedness initially incurred (or, Indebtedness incurred to refinance Indebtedness initially incurred) in reliance on any provision of this Subsection 8.13 above measured by a dollar amount, such dollar amount shall not be deemed to be exceeded (and such refinancing Indebtedness shall be deemed permitted) to the extent the principal amount of such newly incurred Indebtedness does not exceed an amount equal to the principal amount of such Indebtedness being refinanced, plus the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses (including accrued and unpaid interest) incurred or payable in connection with such refinancing. Notwithstanding anything herein to the contrary, Indebtedness incurred by the Parent Borrower on the Closing Date under the Senior Notes or the Cash Flow Facility shall be classified as incurred under Subsection 8.13(a), (v) the amount of Indebtedness issued at a price that is less than the principal amount thereof shall be equal to the amount of the liability in respect thereof determined in accordance with GAAP, (vi) the principal amount of Indebtedness outstanding under any subclause of Subsection 8.13, including for purposes of any determination of the “Maximum Incremental Facilities Amount”, shall be determined after giving effect to the application of proceeds of any such Indebtedness to refinance any such other Indebtedness, (vii) in the event that the Borrower Representative shall classify Indebtedness incurred on the date of determination as incurred in part pursuant to Subsection 8.13(a)(B) and clause (ii) of the definition of “Maximum Incremental Facilities Amount” and in part pursuant to one or more other clauses of Subsection 8.13, as provided in clause (i) of this paragraph, any calculation of the Consolidated Secured Leverage Ratio (as defined in the Cash Flow Credit Agreement), including in the definition of “Maximum Incremental Facilities Amount”, shall not include any such Indebtedness (and shall not give effect to any discharge of Indebtedness from the proceeds thereof) to the extent incurred pursuant to any such other clause of this Subsection 8.13 and (viii) any other obligation of the obligor on such Indebtedness (or of any other Person who could have incurred such Indebtedness under this covenant) arising under any Guarantee, Lien or letter of credit, bankers’ acceptance or other similar instrument or obligation supporting such Indebtedness shall be disregarded to the extent that such Guarantee, Lien or letter of credit, bankers’ acceptance or other similar instrument or obligation secures the principal amount of such Indebtedness.

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For purposes of determining compliance with any provision of this Subsection 8.13 (or any category of Permitted Liens described in the definition thereof) measured by a dollar amount or by reference to Four Quarter Consolidated EBITDA (as defined in the Cash Flow Credit Agreement) or a percentage of Consolidated Tangible Assets, in each case, for the incurrence of Indebtedness or Liens securing Indebtedness denominated in a foreign currency, the Dollar Equivalent principal amount of such Indebtedness incurred pursuant thereto shall be calculated based on the Spot Rate of Exchange in effect on the date that such Indebtedness was incurred, in the case of term Indebtedness, or first committed, in the case of revolving or deferred draw Indebtedness; provided that (x) the Dollar Equivalent principal amount of any such Indebtedness outstanding on the Closing Date shall be calculated based on the Spot Rate of Exchange in effect on the Closing Date, (y) if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency (or in a different currency from such Indebtedness so being incurred), and such refinancing would cause the applicable provision of this Subsection 8.13 (or category of Permitted Liens) measured by a dollar amount or by reference to Four Quarter Consolidated EBITDA or a percentage of Consolidated Tangible Assets, as applicable, to be exceeded if calculated at the Spot Rate of Exchange in effect on the date of such refinancing, such provision of this Subsection 8.13 (or category of Permitted Liens) measured by a dollar amount or by reference to Four Quarter Consolidated EBITDA or a percentage of Consolidated Tangible Assets, as applicable, shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the outstanding or committed principal amount (whichever is higher) of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses (including accrued and unpaid interest) incurred or payable in connection with such refinancing and (z) the Dollar Equivalent principal amount of Indebtedness denominated in a foreign currency and incurred pursuant to this Agreement or any Cash Flow Facility shall be calculated based on the Spot Rate of Exchange in effect on, at the Parent Borrower’s option, (A) the Closing Date, (B) any date on which any of the respective commitments under this Agreement or the applicable Cash Flow Facility shall be reallocated between or among facilities or subfacilities hereunder or thereunder, or on which such rate is otherwise calculated for any purpose thereunder or (C) the date of such incurrence. The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the Spot Rate of Exchange applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

8.14        Limitations on Liens. Create or suffer to exist, any Lien upon or with respect to any of their respective properties or assets, whether now owned or hereafter acquired, or assign, or permit any of their respective Restricted Subsidiaries to assign, any right to receive income, except for the following (collectively, “Permitted Liens”):

(a)          Liens (i) created pursuant to the Loan Documents or otherwise securing, directly or indirectly, the Obligations or other Indebtedness permitted by Subsection 8.13(b), as well as any obligations under Designated Cash Management Agreements and Designated Hedging Agreements, (ii) created pursuant to the Cash Flow Documents, or (iii) created pursuant to any Additional Obligations Documents or any documents entered into in connection with any Permitted Debt Exchange or Rollover Indebtedness or otherwise securing, directly or indirectly, Additional Obligations, Permitted Debt Exchange Notes, Rollover Indebtedness or other Indebtedness permitted by Subsection 8.13(a)(i), in the case of clauses (ii) and (iii) above, (x) in respect of any such Indebtedness permitted to be secured, including, in the case of Indebtedness incurred under Subsection 8.13(a)(i)(B), to the extent such Indebtedness is permitted to be incurred pursuant to clause (ii) of the definition of “Maximum Incremental Facilities Amount” and (y) provided that any such Indebtedness shall be secured on a junior basis with this Facility with respect to ABL Priority Collateral and on a pari passu or junior basis with the Cash Flow Facility (or any refinancing Indebtedness in respect thereof permitted by the terms of this Agreement) with respect to Cash Flow Priority Collateral and shall be subject to the ABL/Cash Flow Intercreditor Agreement and/or a Junior Lien Intercreditor Agreement, as applicable;

(b)          Liens existing on the Closing Date and disclosed on Schedule 8.14(b);

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(c)          Customary Permitted Liens;

(d)          Liens (including Liens granted to secure any Purchase Money Obligation) granted by the Parent Borrower or any of its Restricted Subsidiaries (including the interest of a lessor under a Financing Lease and Liens to which any property is subject at the time, on or after the Closing Date, of the Parent Borrower’s or such Restricted Subsidiary’s acquisition thereof) securing Indebtedness permitted under Subsection 8.13(g) and limited in each case to the property purchased with the proceeds of such Indebtedness or subject to such Lien or Financing Lease;

(e)          any Lien securing the renewal, extension, refinancing or refunding of any Indebtedness secured by any Lien permitted by clause (a), (b) or (d) above, clause (l) or (q) below, or this clause (e); provided that (i) (A) in the case of any renewal, extension, refinancing or refunding of Indebtedness secured by any Lien permitted by clauses (a)(ii) and (a)(iii) above any such Indebtedness shall be secured on a junior basis with this Facility with respect to ABL Priority Collateral and on a pari passu or junior basis with the Cash Flow Facility (or any refinancing indebtedness in respect thereof permitted by the terms of this Agreement) with respect to Cash Flow Priority Collateral, (B) in the case of any renewal, extension, refinancing or refunding of Indebtedness secured by any Lien permitted by clause (b) or (d) above (or successive renewals, extensions, refinancings or refundings thereof) such renewal, extension, refinancing or refunding is made without any change in the class or category of assets or property subject to such Lien and no such Lien is extended to cover any additional class or category of assets or property, (C) in the case of any renewal, extension, refinancing or refunding of Indebtedness secured by any Lien permitted by clause (l) below (or successive renewals, extensions, refinancings or refundings thereof), such Lien does not extend to cover any other assets or property (other than the proceeds or products thereof and after-acquired property subjected to a Lien pursuant to terms existing at the time of such acquisition, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), (D) in the case of any renewal, extension, refinancing or refunding of Indebtedness secured by any Lien permitted by clause (q) below (or successive renewals, extensions, refinancings or refundings thereof), such Liens do not encumber any assets or property other than Collateral (with the priority of such Liens in the ABL Priority Collateral and Cash Flow Priority Collateral or equivalent thereof being no less favorable to the Lenders than the priority set forth in the ABL/Cash Flow Intercreditor Agreement); and (E) in the case of any renewal, extension, refinancing or refunding of Indebtedness of the Parent Borrower and its Restricted Subsidiaries permitted by Subsection 8.13(i) (or successive renewals, extensions, refinancings or refundings thereof), that the principal amount of such Indebtedness is not increased except as permitted by Subsection 8.13(i);

(f)          Liens on assets of any Foreign Subsidiary (other than a Canadian Loan Party) of the Parent Borrower securing Indebtedness of such Foreign Subsidiary (other than a Canadian Loan Party) permitted under Subsection 8.13(h);

(g)          Liens in favor of lessors securing operating leases permitted hereunder;

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(h)          statutory or common law Liens or rights of setoff of depository banks or securities intermediaries with respect to deposit accounts, securities accounts or other funds of the Parent Borrower or any Restricted Subsidiary maintained at such banks or intermediaries, including to secure fees and charges in connection with returned items or the standard fees and charges of such banks or intermediaries in connection with the deposit accounts, securities accounts or other funds maintained by the Parent Borrower or such Restricted Subsidiary at such banks or intermediaries (excluding any Indebtedness for borrowed money owing by the Parent Borrower or such Restricted Subsidiary to such banks or intermediaries);

(i)          Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Parent Borrower or its Restricted Subsidiaries in the ordinary course of business;

(j)          Liens on the property or assets described in Subsection 8.13(p) in respect of Indebtedness of the Parent Borrower and its Restricted Subsidiaries permitted by Subsection 8.13(p);

(k)         (i) Liens on the property or assets described in Subsection 8.13(q) in respect of Indebtedness of the Parent Borrower and its Subsidiaries permitted by Subsection 8.13(q) or (ii) Liens on cash, Cash Equivalents and Temporary Cash Investments in respect of obligations described in Subsection 8.13(x) (whether or not such obligations constitute Indebtedness);

(l)          Liens securing Indebtedness of the Parent Borrower and its Restricted Subsidiaries permitted by Subsection 8.13(m) incurred or assumed in connection with any Permitted Acquisition (other than Liens on the Capital Stock of any Person that becomes a Restricted Subsidiary); provided that (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Restricted Subsidiary, (ii) such Lien does not extend to cover any other assets or property (other than the proceeds or products thereof and after-acquired property subjected to a Lien pursuant to terms existing at the time of such acquisition, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (iii) such Lien shall be created no later than the later of the date of such acquisition or the date of the assumption of such Indebtedness (other than as permitted by clause (ii) above);

(m)         any encumbrance or restriction (including put and call agreements) with respect to the Capital Stock of any joint venture or similar arrangement pursuant to the joint venture or similar agreement with respect to such joint venture or similar arrangement;

(n)          leases, subleases, licenses, sublicenses or occupancy agreements to or from third parties;

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(o)          Liens in respect of Guarantee Obligations permitted under Subsection 8.13(f) relating to Indebtedness otherwise permitted under Subsection 8.13, to the extent Liens in respect of such Indebtedness are permitted under this Subsection 8.14;

(p)          Liens on assets of the Parent Borrower or any of its Restricted Subsidiaries not otherwise permitted by the foregoing clauses of this Subsection 8.14 securing Indebtedness incurred pursuant to Subsection 8.13(e); provided that any Lien securing Indebtedness created pursuant to this clause (p) on ABL Priority Collateral shall be junior to the Lien on ABL Priority Collateral securing the Obligations under this Facility and subject to the terms of the ABL/Cash Flow Intercreditor Agreement, a Junior Lien Intercreditor Agreement or an Other Intercreditor Agreement or otherwise be on terms reasonably satisfactory to the Administrative Agent;

(q)          Liens securing Indebtedness permitted by Subsections 8.13(f)(viii)(x), 8.13(k) and 8.13(t), provided that (A) to the extent that the Borrower Representative determines to secure such Indebtedness permitted by Subsection 8.13(f)(viii)(x) with a Lien on any ABL Priority Collateral, the other party thereto, or an agent, trustee or other representative therefor, shall enter into a joinder to the ABL/Cash Flow Intercreditor Agreement, a Junior Lien Intercreditor Agreement or an Other Intercreditor Agreement and (B) to the extent that the Borrower Representative determines to secure such Indebtedness permitted by Subsection 8.13(k) or 8.13(t) with a Lien on any ABL Priority Collateral on a basis pari passu in priority with the Liens securing the amounts due under the Facility and with a higher payment priority pursuant to Subsection 10.15(a) or 10.15(b) than clause “sixth” (Hedging Agreements, other Permitted Hedging Arrangements or Cash Management Arrangements otherwise secured under the Security Documents), (x) only in respect of (i) any Bank Products Agreements constituting such Indebtedness permitted by Subsection 8.13(k) that are designated as Designated Cash Management Agreements and (ii) any Hedging Agreements or other Permitted Hedging Arrangements constituting such Indebtedness permitted by Subsection 8.13(t) that are designated as Designated Hedging Agreements, in each case in accordance with the terms of Subsection 11.22, and (y) only to the extent that the other party to such Bank Products Agreement, Hedging Agreement or other Permitted Hedging Arrangement, as the case may be, is a Bank Products Affiliate or a Hedging Affiliate for the purposes of the U.S. Guarantee and Collateral Agreement or the Canadian Guarantee and Collateral Agreement;

(r)          Liens securing Indebtedness permitted by Subsection 8.13(u) or (v);

(s)          Liens on Margin Stock, if and to the extent the value of all Margin Stock of the Parent Borrower and its Subsidiaries exceeds 25.0% of the value of the total assets subject to this Subsection 8.14;

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(t)          Liens on any amounts (including the proceeds of the applicable Indebtedness and any cash, Cash Equivalents and Temporary Cash Investments deposited to cover interest and premium in respect of such Indebtedness) held by a trustee or escrow agent under any indenture or other debt agreement governing Indebtedness issued in escrow pursuant to customary escrow arrangements (as determined by the Borrower Representative in good faith, which determination shall be conclusive) pending the release thereof, or on the proceeds deposited to discharge, redeem or defease Indebtedness under any indenture or other debt agreement pursuant to customary discharge, redemption or defeasance provisions (as determined by the Borrower Representative in good faith, which determination shall be conclusive), pending such discharge, redemption or defeasance and after irrevocable notice thereof has been delivered to the applicable trustee or agent;

(u)          Liens on Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary or any joint venture that secure Indebtedness or other obligations of such Unrestricted Subsidiary or joint venture, respectively;

(v)          any other Lien on property or assets of Parent Borrower or any of its Subsidiaries (other than ABL Priority Collateral) permitted under the Cash Flow Facility or any Additional Cash Flow Credit Facility; and

(w)          Liens on (x) accounts receivable or notes receivable (including any ancillary rights pertaining thereto) purported to be sold in connection with any factoring agreement or similar arrangements to secure obligations owed under such factoring agreement or similar arrangements and (y) any bank accounts used by the Parent Borrower or any Restricted Subsidiary in connection with any factoring agreement or any similar arrangements.

For purposes of determining compliance with this Subsection 8.14, (i) a Lien need not be incurred solely by reference to one category of Permitted Liens described in this Subsection 8.14 but may be incurred under any combination of such categories (including in part under one such category and in part under any other such category), (ii) in the event that a Lien (or any portion thereof) meets the criteria of one or more of such categories of Permitted Liens, the Borrower Representative shall, in its sole discretion, classify or reclassify such Lien (or any portion thereof) and may include the amount and type of such Lien in one or more of the clauses of this Subsection 8.14, (iii) if any Liens securing Indebtedness are incurred to refinance Liens securing Indebtedness initially incurred in reliance on a basket measured by reference to a percentage of Four Quarter Consolidated EBITDA (as defined in the Cash Flow Credit Agreement) or Consolidated Tangible Assets, in each case, at the time of incurrence, and such refinancing would cause the percentage of Four Quarter Consolidated EBITDA or Consolidated Tangible Assets restriction to be exceeded if calculated based on the Four Quarter Consolidated EBITDA or Consolidated Tangible Assets on the date of such refinancing, such percentage of Four Quarter Consolidated EBITDA or Consolidated Tangible Assets restriction shall not be deemed to be exceeded so long as the principal amount of such Indebtedness secured by such Liens does not exceed the principal amount of such Indebtedness secured by such Liens being refinanced, plus the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses (including accrued and unpaid interest) incurred or payable in connection with such refinancing, (iv) it is understood that a Lien securing Indebtedness that is permitted by the foregoing provisions of this Subsection 8.14 may secure Debt Obligations with respect to such Indebtedness, and (v) in the event that the Borrower Representative shall classify Indebtedness incurred on the date of determination as secured in part pursuant to Subsection 8.14(a) in respect of Indebtedness incurred pursuant to Subsection 8.13(a)(B) and clause (ii) of the definition of Maximum Incremental Facilities Amount and in part pursuant to one or more other clauses of Subsection 8.14, as provided in clause (ii) of this paragraph, any calculation of the Consolidated Secured Leverage Ratio (as defined in the Cash Flow Credit Agreement), including in the definition of “Maximum Incremental Facilities Amount”, shall not include any such Indebtedness (and shall not give effect to any Discharge of Indebtedness from the proceeds thereof) to the extent secured pursuant to any such other clause of this Subsection 8.14. Any reference in any of the Loan Documents to a Permitted Lien is not intended to subordinate or postpone, and shall not be interpreted as subordinating or postponing, or as any agreement to subordinate or postpone, any Lien created by any of the Loan Documents to any Permitted Lien.

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SECTION 9

Events of Default

9.1          Events of Default. Any of the following from and after the Closing Date shall constitute an event of default:

(a)          Any of the Borrowers shall fail to pay any principal of any Loan or any Reimbursement Obligation when due in accordance with the terms hereof (whether at Stated Maturity, by mandatory prepayment or otherwise); or any of the Borrowers shall fail to pay any interest on any Loan, or any other amount payable hereunder, within five Business Days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b)          Any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document (or in any amendment, modification or supplement hereto or thereto) or which is contained in any certificate furnished at any time by or on behalf of any Loan Party pursuant to this Agreement or any such other Loan Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made, and for the failure of any representation or warranty that is capable of being cured (as determined in good faith by the Borrower Representative, which determination shall be conclusive), such default shall continue unremedied for a period of 30 days after the earlier of (A) the date on which a Responsible Officer of the Borrower Representative becomes aware of such failure and (B) the date on which written notice thereof shall have been given to the Borrower Representative by the Administrative Agent or the Required Lenders; provided that the failure of any representation or warranty (other than the representations and warranties referenced in Subsection 6.1(p)(ii) and the representation contained in the Officer’s Certificate delivered pursuant to Subsection 6.1(f) with respect to the satisfaction of the condition set forth in Subsection 6.1(p)(i)) to be true and correct on the Closing Date will not constitute an Event of Default hereunder or under any other Loan Document, including for the purposes of exercising any remedy under Subsection 9.2 of this Agreement or for the purpose of determining any right to exercise enforcement rights under any Loan Document; or

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(c)          Any Loan Party shall default in the payment, observance or performance of any term, covenant or agreement contained in (i) Subsection 4.16 (provided that, if any such failure with respect to Subsection 4.16 is (x) of a type that can be cured within five Business Days and (y) such Default could not materially adversely impact the Lenders’ Liens on the Collateral, such failure shall not constitute an Event of Default for five Business Days after the occurrence thereof so long as the Loan Parties are diligently pursuing the cure of such failure), (ii) Subsection 7.2(f) (after a grace period of five Business Days or, if during the continuance of a Dominion Event, a grace period of one Business Day) or (iii) Section 8; or

(d)          Any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in clauses (a) through (c) of this Subsection 9.1), and such default shall continue unremedied for a period of 30 days after the earlier of (A) the date on which a Responsible Officer of the Borrower Representative becomes aware of such failure and (B) the date on which written notice thereof shall have been given to the Borrower Representative by the Administrative Agent or the Required Lenders; or

(e)          Any Loan Party or any of its Restricted Subsidiaries shall (i) default in (x) any payment of principal of or interest on any Indebtedness (excluding the Loans and the Reimbursement Obligations) in excess of $75,000,000 or (y) in the payment of any Guarantee Obligation in respect of Indebtedness in excess of $75,000,000, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness or Guarantee Obligation was created; (ii) default in the observance or performance of any other agreement or condition relating to any Indebtedness (excluding the Loans and the Reimbursement Obligations) or Guarantee Obligation referred to in clause (i) above or contained in any instrument or agreement evidencing, securing or relating thereto (other than a default in the observance of any financial maintenance covenant, or a failure to provide notice of a default or an event of default under such instrument or agreement), or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Guarantee Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice or lapse of time if required, such Indebtedness to become due prior to its Stated Maturity or such Guarantee Obligation to become payable (an “Acceleration”; and the term “Accelerated” shall have a correlative meaning), and such time shall have lapsed and, if any notice (a “Default Notice”) shall be required to commence a grace period or declare the occurrence of an event of default before notice of Acceleration may be delivered, such Default Notice shall have been given and (in the case of the preceding clause (i) or (ii)) such default, event or condition shall not have been remedied or waived by or on behalf of the holder or holders of such Indebtedness or Guarantee Obligation (provided that the preceding clause (ii) shall not apply to (x) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder or (y) any termination event or similar event pursuant to the terms of any Hedging Agreement); or (iii) in the case of any Indebtedness or Guarantee Obligations referred to in clause (i) above containing or otherwise requiring observance or compliance with any financial maintenance covenant, default in the observance of or compliance with such financial maintenance covenant such that such Indebtedness or Guarantee Obligation shall have been Accelerated and such Acceleration shall not have been rescinded; or

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(f)          If (i) any Borrower or any Material Subsidiary of the Parent Borrower shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts (excluding, in each case, the solvent liquidation or reorganization of any Foreign Subsidiary (other than a Canadian Subsidiary) of the Parent Borrower that is not a Loan Party), or (B) seeking appointment of a receiver, interim receiver, receivers, receiver and manager, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Borrower or any Material Subsidiary of the Parent Borrower shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Borrower or any Material Subsidiary of the Parent Borrower any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged, unstayed or unbonded for a period of 90 days; or (iii) there shall be commenced against any Borrower or any Material Subsidiary of the Parent Borrower any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, stayed or bonded pending appeal within 90 days from the entry thereof; or (iv) any Borrower or any Material Subsidiary of the Parent Borrower shall take any corporate or other similar organizational action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Borrower or any Material Subsidiary of the Parent Borrower shall be generally unable to, or shall admit in writing its general inability to, pay its debts as they become due; or

(g)          (i) Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any failure to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of either of the Parent Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is in the reasonable opinion of the Administrative Agent likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA other than a standard termination pursuant to Section 4041(b) of ERISA, (v) either of the Parent Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the Administrative Agent is reasonably likely to, incur any liability in connection with a withdrawal from, or the Insolvency of, a Multiemployer Plan, or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, would be reasonably expected to result in a Material Adverse Effect; or

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(h)          One or more judgments or decrees shall be entered against the Parent Borrower or any of its Restricted Subsidiaries involving in the aggregate at any time a liability (net of any insurance or indemnity payments actually received in respect thereof prior to or within 90 days from the entry thereof, or to be received in respect thereof in the event any appeal thereof shall be unsuccessful, or that the Borrower Representative has determined there exists reasonable evidence that such amount will be reimbursed by the insurer or the indemnifying party and such amount is not denied by the applicable insurer or indemnifying party in writing within 180 days and is reimbursed within 365 days of the date of such evidence) of $75,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 90 days from the entry thereof; or

(i)          (i) The U.S. Guarantee and Collateral Agreement or the Canadian Guarantee and Collateral Agreement shall, or any other Security Document covering a significant portion of the Collateral shall (at any time after its execution, delivery and effectiveness), cease for any reason to be in full force and effect (other than pursuant to the terms hereof or thereof), or any Loan Party which is a party to any such Security Document shall so assert in writing, or (ii) the Lien created by any of the Security Documents shall cease to be perfected and enforceable in accordance with its terms or of the same effect as to perfection and priority purported to be created thereby with respect to any significant portion of the ABL Priority Collateral (other than in connection with any termination of such Lien in respect of any Collateral as permitted hereby or by any Security Document), and such failure of such Lien to be perfected and enforceable with such priority shall have continued unremedied for a period of 20 days; or

(j)          Any Loan Party shall assert in writing that any of the ABL/Cash Flow Intercreditor Agreement, any Junior Lien Intercreditor Agreement (after execution and delivery thereof) or any Other Intercreditor Agreement (after execution and delivery thereof) shall have ceased for any reason to be in full force and effect (other than pursuant to the terms hereof or thereof) or shall knowingly contest, or knowingly support any other Person in any action that seeks to contest, the validity or effectiveness of any such intercreditor agreement (other than pursuant to the terms hereof or thereof); or

(k)          A Change of Control shall have occurred.

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9.2           Remedies Upon an Event of Default. (a) If any Event of Default occurs and is continuing, then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of Subsection 9.1(f) with respect to any Borrower, automatically the Commitments, if any, shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders the Administrative Agent shall, by notice to the Borrower Representative, declare the Commitments to be terminated forthwith, whereupon the Commitments, if any, shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower Representative, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable.

(b)          Except as expressly provided above in this Section 9, to the maximum extent permitted by applicable law, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

9.3           Borrower’s Right to Cure. (a) Notwithstanding anything to the contrary otherwise contained in this Section 9, in the event of any Event of Default under the covenant set forth in Subsection 8.1 and upon the receipt of a Specified Equity Contribution within the time period specified, and subject to the satisfaction of the other conditions with respect to Specified Equity Contribution set forth in the definition thereof, Consolidated EBITDA shall be increased with respect to such applicable Fiscal Quarter and any four Fiscal Quarter period that contains such Fiscal Quarter by the amount of such Specified Equity Contribution (the “Cure Amount”), solely for the purpose of measuring compliance with Subsection 8.1. If, after giving effect to the foregoing pro forma adjustment (without giving effect to any repayment of any Indebtedness with any portion of the Cure Amount or any portion of the Cure Amount on the balance sheet of the Parent Borrower and its Restricted Subsidiaries, in each case, with respect to such Fiscal Quarter only), the Parent Borrower and its Restricted Subsidiaries shall then be in compliance with the requirements of Subsection 8.1, they shall be deemed to have been in compliance therewith as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default hereunder that had occurred shall be deemed cured for the purposes of this Agreement.

(b)          The parties hereby acknowledge that notwithstanding any other provision in this Agreement to the contrary, (i) the Cure Amount received pursuant to the occurrence of any Specified Equity Contribution shall be disregarded for purposes of calculating Consolidated EBITDA in any determination of any financial ratio-based conditions (other than as applicable to Subsection 8.1), pricing or basket under Section 8 and (ii) no Lender or Issuing Lender shall be required to make any Extension of Credit hereunder, if an Event of Default under the covenant set forth in Subsection 8.1 has occurred and is continuing, (x) during the 20 Business Day period during which a Specified Equity Contribution may be made, or (y) on the date on which a Borrowing Base Certificate is delivered and on which a Specified Equity Contribution may be made (in each case as provided in the definition of Specified Equity Contribution), unless and until the Cure Amount is actually received.

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SECTION 10

The Agents and the Other Representatives

10.1         Appointment. (a) Each Lender and each Issuing Lender hereby irrevocably designates and appoints the Agents as the agents of such Lender or Issuing Lender under this Agreement and the other Loan Documents, and each such Lender or Issuing Lender irrevocably authorizes each Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to or required of such Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Agents and the Other Representatives shall not have any duties or responsibilities, except, in the case of the Administrative Agent, the Collateral Agent and the Issuing Lender, those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent or the Other Representatives.

(b)          Each of the Agents may perform any of their respective duties under this Agreement, the other Loan Documents and any other instruments and agreements referred to herein or therein by or through its respective officers, directors, agents, employees or affiliates, or delegate any and all such rights and powers to, any one or more sub-agents appointed by such Agent (it being understood and agreed, for avoidance of doubt and without limiting the generality of the foregoing, that the Administrative Agent and the Collateral Agent may perform any of their respective duties under the Security Documents by or through one or more of their respective affiliates). Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section 10 shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

(c)          Except for Subsections 10.5, 10.8(a), 10.8(b), 10.8(c), 10.8(e) and (to the extent of the Borrowers’ rights thereunder and the conditions included therein) 10.9, the provisions of this Section 10 are solely for the benefit of the Agents, the Lenders and the Issuing Lenders, and no Borrower or any other Loan Party shall have rights as a third-party beneficiary of any of such provisions.

10.2         The Administrative Agent and Affiliates. Each person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each person serving as an Agent hereunder in its individual capacity. Such person and its affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Holdings, the Parent Borrower or any Subsidiary or other Affiliate thereof as if such person were not an Agent hereunder and without any duty to account therefor to the Lenders.

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10.3        Action by an Agent. In performing its functions and duties under this Agreement, each Agent shall act solely as an agent for the Lenders and, as applicable, the other Secured Parties, and no Agent assumes any (and shall not be deemed to have assumed any) relationship of agency or trust with or for the Parent Borrower or any of its Subsidiaries. Each Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact (including the Collateral Agent in the case of the Administrative Agent), and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact or counsel selected by it with reasonable care.

10.4        Exculpatory Provisions. (a) No Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, no Agent:

(i)          shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii)         shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that such Agent shall not be required to take any action that, in its judgment or the judgment of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable Requirement of Law; and

(iii)        shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrowers or any of their Affiliates that is communicated to or obtained by the person serving as such Agent or any of its affiliates in any capacity.

(b)          No Agent shall be liable for any action taken or not taken by it (x) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Subsection 9.2 or 11.1, as applicable) or (y) in the absence of its own bad faith, gross negligence or willful misconduct. No Agent shall be deemed to have knowledge of any Default unless and until notice describing such Default is given to such Agent by a Borrower, a Lender or an Issuing Lender.

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(c)          No Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or the creation, perfection or priority of any Lien purported to be created by the Security Documents or (v) the satisfaction of any condition set forth in Section 6 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement with reference to the Administrative Agent or the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term as used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties.

(d)          Each party to this Agreement acknowledges and agrees that the Administrative Agent may use an outside service provider for the tracking of all UCC and PPSA financing statements required to be filed pursuant to the Loan Documents and notification to the Administrative Agent, of, among other things, the upcoming lapse or expiration thereof, and that any such service provider will be deemed to be acting at the request and on behalf of the Borrowers and the other Loan Parties. No Agent shall be liable for any action taken or not taken by any such service provider.

10.5         Acknowledgement and Representations by Lenders. Each Lender and each Issuing Lender expressly acknowledges that none of the Agents or the Other Representatives nor any of their officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by any Agent or any Other Representative hereafter taken, including any review of the affairs of the Parent Borrower or any other Loan Party, shall be deemed to constitute any representation or warranty by such Agent or such Other Representative to any Lender. Each Lender further represents and warrants to the Agents, the Other Representatives and each of the Loan Parties that it has had the opportunity to review each document made available to it on the Platform in connection with this Agreement and has acknowledged and accepted the terms and conditions applicable to the recipients thereof. Each Lender and each Issuing Lender represents to the Agents, the Other Representatives and each of the Loan Parties that, independently and without reliance upon any Agent, the Other Representatives or any other Lender, and based on such documents and information as it has deemed appropriate, it has made and will make, its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of Holdings and the Parent Borrower and the other Loan Parties, it has made its own decision to make its Loans or issue Letters of Credit hereunder and enter into this Agreement and it will make its own decisions in taking or not taking any action under this Agreement and the other Loan Documents and, except as expressly provided in this Agreement, neither the Agents nor any Other Representative shall have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter. Each Lender (other than, in the case of clause (i), an Affiliated Lender, any Parent Entity (other than Holdings) or any Unrestricted Subsidiary) and each Issuing Lender represents to each other party hereto (i) that it is a bank, savings and loan association or other similar savings institution, insurance company, investment fund or company or other financial institution which makes or acquires commercial loans in the ordinary course of its business, that it is participating hereunder as a Lender or Issuing Lender, as applicable, for such commercial purposes, and (ii) that it has the knowledge and experience to be and is capable of evaluating the merits and risks of being a Lender hereunder. Each Lender and each Issuing Lender acknowledges and agrees to comply with the provisions of Subsection 11.6 applicable to the Lenders and Issuing Lenders hereunder.

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10.6         Indemnity; Reimbursement by Lenders. (a) To the extent that the Parent Borrower or any other Loan Party for any reason fails to indefeasibly pay any amount required under Subsection 11.5 to be paid by it to the Administrative Agent (or any sub-agent thereof), the Collateral Agent (or any sub-agent thereof), the Issuing Lenders, the Swingline Lender or any Other Representative or any Related Party of any of the foregoing, each Lender severally agrees to pay ratably according to their respective Commitment Percentages in effect on the date on which the applicable unreimbursed expense or indemnity payment is sought under this Subsection 10.6 (or, if the applicable unreimbursed expense or indemnity payment is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their Commitment Percentages, immediately prior to such date) such unpaid amount (such indemnity shall be effective whether or not the related losses, claims, damages, liabilities and related expenses are incurred or asserted by any party hereto or any third party); provided that (i) the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the Collateral Agent (or any sub-agent thereof), the Swingline Lender or the Issuing Lenders in their capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the Collateral Agent (or any sub-agent thereof), the Swingline Lender or Issuing Lenders in connection with such capacity and (ii) such indemnity for the Swingline Lender or the Issuing Lenders shall not include losses incurred by the Swingline Lender or the Issuing Lenders due to one or more Lenders defaulting in their obligations to purchase participations of Swingline Exposure under Subsections 2.4(c) and 2.4(d) or L/C Obligations under Subsection 3.4 (it being understood that this proviso shall not affect the Swingline Lender’s or any Issuing Lender’s rights against any Defaulting Lender). The obligations of the Lenders under this Subsection 10.6 are subject to the provisions of Subsection 4.8.

(b)          Any Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document (except actions expressly required to be taken by it hereunder or under the Loan Documents) unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

(c)          All amounts due under this Subsection 10.6 shall be payable not later than three Business Days after demand therefor. The agreements in this Subsection 10.6 shall survive the payment of the Loans and all other amounts payable hereunder.

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10.7         Right to Request and Act on Instructions. (a) Each Agent may at any time request instructions from the Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the Loan Documents an Agent is permitted or desires to take or to grant, and if such instructions are promptly requested, the requesting Agent shall be absolutely entitled as between itself and the Lenders to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Lender for refraining from any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from the Required Lenders or all or such other portion of the Lenders as shall be prescribed by this Agreement. Without limiting the foregoing, no Lender shall have any right of action whatsoever against any Agent as a result of an Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Required Lenders (or all or such other portion of the Lenders as shall be prescribed by this Agreement) and, notwithstanding the instructions of the Required Lenders (or such other applicable portion of the Lenders), an Agent shall have no obligation to any Lender to take any action if it believes, in good faith, that such action would violate applicable law or exposes an Agent to any liability for which it has not received satisfactory indemnification in accordance with the provisions of Subsection 10.6.

(b)          Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or such Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit. Each Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall be entitled to rely upon the advice of any such counsel, accountants or experts and shall not be liable for any action taken or not taken by it in accordance with such advice.

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10.8         Collateral Matters. (a) Each Lender authorizes and directs the Administrative Agent and the Collateral Agent to enter into (x) the Security Documents, the ABL/Cash Flow Intercreditor Agreement, any Junior Lien Intercreditor Agreement and any Other Intercreditor Agreement for the benefit of the Lenders and the other Secured Parties, (y) any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to the Security Documents, the ABL/Cash Flow Intercreditor Agreement, any Junior Lien Intercreditor Agreement and any Other Intercreditor Agreement or other intercreditor agreements in connection with the incurrence by any Loan Party or any Subsidiary thereof of Additional Indebtedness (each an “Intercreditor Agreement Supplement”) to permit such Additional Indebtedness to be secured by a valid, perfected lien (with such priority as may be designated by the Borrower Representative or relevant Subsidiary, to the extent such priority is permitted by the Loan Documents) and (z) any amendments provided for under Subsections 2.6, 2.7 and 2.8, respectively. Each Lender hereby agrees, and each holder of any Note or participant in Letters of Credit by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Administrative Agent, Collateral Agent or the Required Lenders in accordance with the provisions of this Agreement, the Security Documents, the ABL/Cash Flow Intercreditor Agreement, any Junior Lien Intercreditor Agreement, any Other Intercreditor Agreement, any Intercreditor Agreement Supplement, or any agreement required in connection with an Incremental Facility pursuant to Subsection 2.6, any agreement required in connection with a Refinancing Amendment pursuant to Subsection 2.7 and any agreement required in connection with an Extension Offer pursuant to Subsection 2.8, and the exercise by the Agents or the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. Each Lender appoints and authorizes the Collateral Agent to act as the agent of such Lender under this Agreement and the other Loan Documents (and, in its capacity as Collateral Agent, to hold the benefit of any security interest created by the Security Documents and/or any asset and proceeds of any asset paid to, held by or received or recovered by it under or in connection with the Loan Documents on trust for itself and the other Lenders according to its and their respective interests and upon the terms and conditions set out in the relevant Loan Documents). The Collateral Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time, to take any action with respect to any applicable Collateral or Security Documents which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Security Documents. Each Lender agrees that it will not have any right individually to enforce or seek to enforce any Security Document or to realize upon any Collateral for the Loans unless instructed to do so by the Collateral Agent, it being understood and agreed that such rights and remedies may be exercised only by the Collateral Agent. The Collateral Agent may grant extensions of time for the creation and perfection of security interests in or the obtaining of title insurance, legal opinions or other deliverables with respect to particular assets or the provision of any guarantee by any Subsidiary (including extensions beyond the Closing Date or in connection with assets acquired, or Subsidiaries formed or acquired, after the Closing Date) where it determines that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or the Security Documents.

(b)          The Lenders hereby authorize each Agent, in each case at its option and in its discretion, (A) to release any Lien granted to or held by such Agent upon any Collateral (i) upon termination of the Commitments, payment and satisfaction of all of the Obligations under the Loan Documents at any time arising under or in respect of this Agreement or the Loan Documents or the transactions contemplated hereby or thereby that are then due and unpaid and termination (or cash collateralization on terms acceptable to the Issuing Lender) of all Letters of Credit, (ii) constituting property being sold or otherwise disposed of (to Persons other than a Loan Party) upon the sale or other disposition thereof, (iii) owned by any Subsidiary Guarantor which becomes an Excluded Subsidiary or ceases to be a Restricted Subsidiary of the Parent Borrower or constituting Capital Stock or other equity interests of an Excluded Subsidiary, (iv) if approved, authorized or ratified in writing by the Required Lenders (or such greater amount, to the extent required by Subsection 11.1), (v) constituting Cash Flow Priority Collateral upon the “Discharge of Cash Flow Collateral Obligations” (as defined in the ABL/Cash Flow Intercreditor Agreement) or (vi) as otherwise may be expressly provided in the relevant Security Documents, (B) at the written request of the Borrower Representative to subordinate any Lien (or to confirm the absence of any Lien) on any Excluded Assets or any other property granted to or held by such Agent, as the case may be under any Loan Document, to the holder of any Lien on such property that is permitted by Subsection 8.14 (other than Permitted Liens securing the Obligations under the Loan Documents or that are required by the express terms of this Agreement to be pari passu with or junior to the Liens on the Collateral securing the Obligations under this Agreement pursuant to the ABL/Cash Flow Intercreditor Agreement, a Junior Lien Intercreditor Agreement or an Other Intercreditor Agreement), (C) to release any Subsidiary Guarantor from its Obligations under any Loan Documents to which it is a party if such Person ceases to be a Restricted Subsidiary of the Parent Borrower or becomes an Excluded Subsidiary and (D) to release any Lien granted to or held by such Agent upon any Cash Flow Priority Collateral to the extent required pursuant to the terms of the ABL/Cash Flow Intercreditor Agreement or any Other Intercreditor Agreement. Upon request by any Agent, at any time, the Required Lenders or all or such other portion of the Lenders as shall be prescribed by this Agreement will confirm in writing any Agent’s authority to release particular types or items of Collateral pursuant to this Subsection 10.8.

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(c)          The Lenders hereby authorize the Administrative Agent and the Collateral Agent, as the case may be, in each case at its option and in its discretion, to enter into any amendment, amendment and restatement, restatement, waiver, supplement or modification, and to make or consent to any filings or to take any other actions, in each case as contemplated by Subsection 11.17. Upon request by any Agent, at any time, the Required Lenders or all or such other portion of the Lenders as shall be prescribed by this Agreement will confirm in writing the Administrative Agent’s and the Collateral Agent’s authority under this Subsection 10.8(c).

(d)          No Agent shall have any obligation whatsoever to the Lenders to assure that the Collateral exists or is owned by Holdings, the Parent Borrower or any of its Restricted Subsidiaries or is cared for, protected or insured or that the Liens granted to any Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Agents in this Subsection 10.8 or in any of the Security Documents, it being understood and agreed by the Lenders that in respect of the Collateral, or any act, omission or event related thereto, each Agent may act in any manner it may deem appropriate, in its sole discretion, given such Agent’s own interest in the Collateral as a Lender and that no Agent shall have any duty or liability whatsoever to the Lenders, except for its bad faith, gross negligence or willful misconduct.

(e)          Notwithstanding any provision herein to the contrary, any Security Document may be amended (or amended and restated), restated, waived, supplemented or modified as contemplated by and in accordance with either Subsection 11.1 or 11.17, as applicable, with the written consent of the Agent party thereto and the Loan Parties party thereto.

(f)          The Collateral Agent may, and hereby does, appoint the Administrative Agent as its agent for the purposes of holding any Collateral and/or perfecting the Collateral Agent’s security interest therein and for the purpose of taking such other action with respect to the collateral as such Agents may from time to time agree.

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10.9         Successor Agent. Subject to the appointment of a successor as set forth herein, (i) the Administrative Agent or the Collateral Agent may be removed by the Borrower Representative or the Required Lenders if the Administrative Agent, the Collateral Agent, or a controlling affiliate of the Administrative Agent or the Collateral Agent is a Defaulting Lender and (ii) the Administrative Agent and the Collateral Agent may resign as Administrative Agent or Collateral Agent, respectively, in each case upon 10 days’ notice to the Administrative Agent, the Collateral Agent, the Lenders, the Issuing Lenders and the Borrower Representative, as applicable. If the Administrative Agent or the Collateral Agent shall be removed by the Borrower Representative or the Required Lenders pursuant to clause (i) above or if the Administrative Agent or the Collateral Agent shall resign as Administrative Agent or Collateral Agent, as applicable, under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which such successor agent shall be subject to approval by the Borrower Representative; provided that such approval by the Borrower Representative in connection with the appointment of any successor Administrative Agent shall only be required so long as no Event of Default under Subsection 9.1(a) or 9.1(f) has occurred and is continuing; provided, further, that the Borrower Representative shall not unreasonably withhold its approval of any successor Administrative Agent if such successor is an Approved Commercial Bank. Upon the successful appointment of a successor agent, such successor agent shall succeed to the rights, powers and duties of the Administrative Agent or the Collateral Agent, as applicable, and the term “Administrative Agent” or “Collateral Agent”, as applicable, shall mean such successor agent effective upon such appointment and approval, and the former Agent’s rights, powers and duties as Administrative Agent or Collateral Agent, as applicable, shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement or any holders of the Loans or issuers of Letters of Credit. After any retiring Agent’s resignation or removal as Agent, the provisions of this Section 10 (including this Subsection 10.9) shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents. After the resignation or removal of any Administrative Agent pursuant to the preceding provisions of this Subsection 10.9, such resigning or removed Administrative Agent (x) shall not be required to act as Issuing Lender for any Letters of Credit to be issued after the date of such resignation or removal (and all unpaid fees accrued for the account of the resigning Issuing Lender shall be paid in full upon its resignation or removal) and (y) shall not be required to act as Swingline Lender with respect to Swingline Loans to be made after the date of such resignation or removal (and all outstanding Swingline Loans of such resigning or removed Administrative Agent shall be required to be repaid in full upon its resignation or removal), although the resigning or removed Administrative Agent shall retain all rights hereunder as Issuing Lender and Swingline Lender with respect to all Letters of Credit issued by it, and all Swingline Loans made by it, prior to the effectiveness of its resignation or removal as Administrative Agent hereunder. The fees payable by the Borrower Representative to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower Representative and such successor.

10.10       Swingline Lender. The provisions of this Section 10 shall apply to the Swingline Lender in its capacity as such to the same extent that such provisions apply to the Administrative Agent.

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10.11       Withholding Tax. To the extent required by any applicable law, each Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax, and in no event shall such Agent be required to be responsible for or pay any additional amount with respect to any such withholding. If the Internal Revenue Service or any other Governmental Authority asserts a claim that any Agent did not properly withhold tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify such Agent of a change in circumstances which rendered the exemption from or reduction of withholding tax ineffective or for any other reason, without limiting the provisions of Subsection 4.11(a) or 4.12, such Lender shall indemnify such Agent fully for all amounts paid, directly or indirectly, by such Agent as tax or otherwise, including any penalties or interest and together with any expenses incurred and shall make payable in respect thereof within 30 days after demand therefor. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Subsection 10.11. The agreements in this Subsection 10.11 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations. For purposes of this Subsection 10.11, the term “Lender” includes any Issuing Lender.

10.12       Other Representatives. None of the entities identified as joint bookrunners and joint lead arrangers pursuant to the definition of “Other Representative” contained herein, shall have any duties or responsibilities hereunder or under any other Loan Document in its capacity as such. Without limiting the foregoing, no Other Representative shall have nor be deemed to have a fiduciary relationship with any Lender. At any time that any Lender serving as an Other Representative shall have transferred to any other Person (other than any of its affiliates) all of its interests in the Loans and in the Commitments, such Lender shall be deemed to have concurrently resigned as such Other Representative.

10.13       [Reserved].

10.14       Administrative Agent May File Proofs of Claim. In case of the pendency of any Bankruptcy Proceeding or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) is hereby authorized by the Lenders, by intervention in such proceeding or otherwise:

(a)           to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Subsections 4.5 and 11.5) allowed in such judicial proceeding;

(b)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

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and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Subsections 4.5 and 11.5.

10.15      Application of Proceeds. The Lenders, the Administrative Agent and the Collateral Agent agree, as among such parties, as follows:

(a)          Subject to the terms of the ABL/Cash Flow Intercreditor Agreement, any Junior Lien Intercreditor Agreement, any Other Intercreditor Agreement or any Intercreditor Agreement Supplement, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by the Administrative Agent, the Collateral Agent, any Lender or any Issuing Lender under any U.S. Security Document or otherwise with respect to any U.S. Loan Party or any Collateral of a U.S. Loan Party under any Loan Document, in each case on account of amounts then due and outstanding under any of the Loan Documents shall, except as otherwise expressly provided herein, be applied as follows, in each case without duplication of any amounts applied pursuant to clause (b) of this Subsection 10.15: first, to pay (on a ratable basis) interest on and principal of Agent Advances then outstanding; second, to pay interest on and then principal of Swingline Loans then outstanding; third, to pay all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees to the extent provided herein) due and owing hereunder of the Administrative Agent and the Collateral Agent in connection with enforcing the rights of the Agents, the Lenders and the Issuing Lenders under the Loan Documents (including all expenses of sale or other realization of or in respect of the Collateral and any sums advanced to the Collateral Agent or to preserve its security interest in the Collateral); fourth, to pay all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees to the extent provided herein) due and owing hereunder of each of the Lenders and each of the Issuing Lenders in connection with enforcing such Lender’s or such Issuing Lender’s rights under the Loan Documents; fifth, to pay (on a ratable basis) (A) interest on and then principal of Revolving Credit Loans then outstanding and any Reimbursement Obligations then outstanding, and to cash collateralize any outstanding L/C Obligations on terms reasonably satisfactory to the Administrative Agent and (B) any outstanding obligations payable under (i) Designated Cash Management Agreements, up to the amount of Designated Cash Management Reserves then in effect with respect thereto and (ii) Designated Hedging Agreements up to the amount of Designated Hedging Reserves then in effect with respect thereto; sixth, to pay obligations under Cash Management Arrangements with any Cash Management Party (other than pursuant to any Designated Cash Management Agreements, but including any amounts not paid pursuant to clause “fifth”(B)(i) above), Permitted Hedging Arrangements (other than pursuant to any Designated Hedging Agreements, but including any amounts not paid pursuant to clause “fifth”(B)(ii) above) and Management Guarantees entered into with any Management Credit Provider (as defined in the U.S. Guarantee and Collateral Agreement) permitted hereunder and secured under the U.S. Security Documents; and seventh, to pay the surplus, if any, to whomever may be lawfully entitled to receive such surplus. To the extent that any amounts available for distribution pursuant to clause “fifth” above are attributable to the issued but undrawn amount of outstanding Letters of Credit which are then not yet required to be reimbursed hereunder, such amounts shall be held by the Collateral Agent in a cash collateral account and applied (x) first, to reimburse the applicable Issuing Lender from time to time for any drawings under such Letters of Credit and (y) then, following the expiration of all Letters of Credit, to all other obligations of the types described in such clause “fifth”. To the extent any amounts available for distribution pursuant to clause “fifth” are insufficient to pay all obligations described therein in full, such moneys shall be allocated pro rata among the Lenders and Issuing Lenders based on their respective Commitment Percentages. This Subsection 10.15(a) may be amended (and the Lenders hereby irrevocably authorize the Administrative Agent to enter into any such amendment) to the extent necessary to reflect differing amounts payable, and priorities of payments, to Lenders participating in any new classes or tranches of loans added pursuant to Subsections 2.6, 2.7 and 2.8, as applicable.

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(b)          Subject to the terms of the ABL/Cash Flow Intercreditor Agreement, any Junior Lien Intercreditor Agreement, any Other Intercreditor Agreement or any Intercreditor Agreement Supplement, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by the Administrative Agent, the Collateral Agent, any Lender or any Issuing Lender under any Canadian Security Document or otherwise with respect to any Canadian Loan Party or any Collateral of a Canadian Loan Party under any Loan Document, in each case on account of amounts then due and outstanding under any of the Loan Documents shall, except as otherwise expressly provided herein, be applied as follows, in each case without duplication of any amounts applied pursuant to clause (a) of this Subsection 10.15: first, to pay (on a ratable basis) interest on and principal of Agent Advances made as Canadian Facility Revolving Credit Loans then outstanding, to the extent allocable to the Obligations of the Canadian Loan Parties; second, [reserved]; third, to pay all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees to the extent provided herein) due and owing hereunder of the Administrative Agent and the Collateral Agent in connection with enforcing the rights of the Agents, the Lenders and the Issuing Lenders under the Loan Documents (including all expenses of sale or other realization of or in respect of the Collateral and any sums advanced to the Collateral Agent or to preserve its security interest in the Collateral), in each case to the extent allocable to the Obligations of the Canadian Loan Parties; fourth, to pay all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees to the extent provided herein) due and owing hereunder of each of the Lenders and each of the Issuing Lenders in connection with enforcing such Lender’s or such Issuing Lender’s rights under the Loan Documents, in each case to the extent allocable to the Obligations of the Canadian Loan Parties; fifth, to pay (on a ratable basis) (A) interest on and then principal of Canadian Facility Revolving Credit Loans made to the Canadian Borrowers then outstanding and any Reimbursement Obligations of the Canadian Borrowers then outstanding, and to cash collateralize any outstanding L/C Obligations of the Canadian Borrowers on terms reasonably satisfactory to the Administrative Agent and (B) any outstanding obligations payable under (i) Designated Cash Management Agreements secured under the Canadian Security Documents, up to the amount of Designated Cash Management Reserves then in effect with respect thereto and (ii) Designated Hedging Agreements secured under the Canadian Security Documents up to the amount of Designated Hedging Reserves then in effect with respect thereto; sixth, to pay obligations under Cash Management Arrangements with any Cash Management Party and secured under the Canadian Security Documents (other than pursuant to any Designated Cash Management Agreements, but including any amounts not paid pursuant to clause “fifth”(B)(i) above), Permitted Hedging Arrangements secured under the Canadian Security Documents (other than pursuant to any Designated Hedging Agreements, but including any amounts not paid pursuant to clause “fifth”(B)(ii) above) and Management Guarantees entered into with any Management Credit Provider (as defined in the Canadian Guarantee and Collateral Agreement) permitted hereunder and secured under the Canadian Security Documents; and seventh, to pay the surplus, if any, to whomever may be lawfully entitled to receive such surplus. To the extent that any amounts available for distribution pursuant to clause “fifth” above are attributable to the issued but undrawn amount of outstanding Letters of Credit which are then not yet required to be reimbursed hereunder, such amounts shall be held by the Collateral Agent in a cash collateral account and applied (x) first, to reimburse the applicable Issuing Lender from time to time for any drawings under such Letters of Credit and (y) then, following the expiration of all Letters of Credit, to all other obligations of the types described in such clause “fifth”. To the extent any amounts available for distribution pursuant to clause “fifth” are insufficient to pay all obligations described therein in full, such moneys shall be allocated pro rata among the Lenders and Issuing Lenders based on their respective Commitment Percentages. This Subsection 10.15(b) may be amended (and the Lenders hereby irrevocably authorize the Administrative Agent to enter into any such amendment) to the extent necessary to reflect differing amounts payable, and priorities of payments, to Lenders participating in any new classes or tranches of loans added pursuant to Subsections 2.6, 2.7 and 2.8, as applicable.

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(c)         Notwithstanding the foregoing, Excluded Obligations (as defined in the U.S. Guarantee and Collateral Agreement or the Canadian Guarantee and Collateral Agreement, as applicable) with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its assets and such Excluded Obligations shall be disregarded in any application of all amounts pursuant to the preceding clauses (a) and (b) of this Subsection 10.15.

10.16     Certain ERISA Matters. (a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Lead Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)          such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

(ii)         the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, and the conditions for exemptive relief thereunder are and will continue to be satisfied in connection therewith,

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(iii)        (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)        such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)          In addition, (I) unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (II) if such sub-clause (i) is not true with respect to a Lender and such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Lead Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Loan Party, that:

(1)         none of the Administrative Agent, the Lead Arrangers or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto),

(2)         the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21, as amended from time to time) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50,000,000, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),

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(3)         the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations),

(4)         the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Letters of Credit, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(5)         no fee or other compensation is being paid directly to the Administrative Agent, the Lead Arrangers or any of their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Letters of Credit, the Commitments or this Agreement.

(c)          The Administrative Agent and the Lead Arrangers hereby inform the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

SECTION 11

Miscellaneous

11.1         Amendments and Waivers. (a) Neither this Agreement nor any other Loan Document, nor any terms hereof or thereof, may be amended, restated, supplemented, modified or waived except in accordance with the provisions of this Subsection 11.1. The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent may, from time to time, (x) enter into with the respective Loan Parties hereto or thereto, as the case may be, written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or to the other Loan Documents or changing, in any manner the rights or obligations of the Lenders or the Loan Parties hereunder or thereunder or (y) waive at any Loan Party’s request, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that amendments pursuant to Subsections 11.1(d) and 11.1(f) may be effected without the consent of the Required Lenders to the extent provided therein; provided, further, that no such waiver and no such amendment, supplement or modification shall:

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(i)          (A) reduce or forgive the amount or extend the scheduled date of maturity of any Loan or Reimbursement Obligation or of any scheduled installment thereof (including extending the Termination Date), (B) reduce the stated rate of any interest, commission or fee payable hereunder (other than as a result of any waiver of the applicability of any post-default increase in interest rates), (C) increase the amount or extend the expiration date of any Lender’s Commitment or extend the scheduled date of any payment thereof (other than with respect to any Commitment increase that such Lender has agreed to provide as a Lender or Additional Lender pursuant to Subsection 2.6 or Subsection 2.7) or (D) change the currency in which any Loan or Reimbursement Obligation is payable (except as expressly contemplated in Subsection 3.5), in each case without the consent of each Lender directly and adversely affected thereby (it being understood that amendments or supplements to, or waivers or modifications of, any conditions precedent, representations, warranties, covenants, Defaults or Events of Default or of a mandatory repayment or mandatory reduction in the aggregate Commitments of all Lenders shall not constitute an increase of the Commitment of, or an extension of the scheduled date of maturity, any scheduled installment, or the scheduled date of payment of the Loans of, any Lender, and that an increase in the available portion of any Commitment of any Lender shall not constitute an increase in the Commitment of such Lender);

(ii)         amend, modify or waive any provision of this Subsection 11.1(a) or reduce the percentage specified in the definition of “Required Lenders” or “Supermajority Lenders”, or consent to the assignment or transfer by the Parent Borrower of any of their respective rights and obligations under this Agreement and the other Loan Documents (other than pursuant to Subsection 8.2 or 11.6(a)), in each case without the written consent of all the Lenders;

(iii)        release Guarantors accounting for all or substantially all of the value of the Guarantee of the Obligations pursuant to the Security Documents, or, in the aggregate (in a single transaction or a series of related transactions), all or substantially all of the Collateral without the consent of all of the Lenders, except as expressly permitted hereby or by any Security Document (as such documents are in effect on the Closing Date or, if later, the date of execution and delivery thereof in accordance with the terms hereof);

(iv)        require any Lender to make Loans having an Interest Period of longer than six months or shorter than one month without the consent of such Lender;

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(v)         amend, modify or waive any provision of Section 10 without the written consent of the then Agents;

(vi)        amend, modify or waive any provision of Subsection 10.1(a), 10.5 or 10.12 without the written consent of any Other Representative directly and adversely affected thereby;

(vii)       amend, modify or waive any provision of the Swingline Note (if any) or Subsection 2.4 without the written consent of the Swingline Lender and each other Lender, if any, which holds, or is required to purchase, a participation in any Swingline Loan pursuant to Subsection 2.4(d);

(viii)      amend, modify or waive the provisions of any Letter of Credit or any L/C Obligation without the written consent of the Issuing Lender with respect thereto and each directly and adversely affected Lender;

(ix)         increase the advance rates set forth in the definition of “U.S. Borrowing Base” or “Canadian Borrowing Base”, or make any change to the definitions of “U.S. Borrowing Base” or “Canadian Borrowing Base” (by adding additional categories or components thereof), “Eligible Accounts”, “Eligible Credit Card Receivables” or “Eligible Inventory” that would have the effect of increasing the amount of the Borrowing Base without the consent of the Supermajority Lenders; provided that the Administrative Agent may increase or decrease the amount of, or otherwise modify or eliminate, any Availability Reserves that it implements in its Permitted Discretion in accordance with Subsection 2.1(b) or otherwise in accordance with the terms of this Agreement, and in any such case, such change will not be deemed to require any Supermajority Lender or other Lender consent; or

(x)          amend, modify or waive the order of application of payments set forth in the penultimate sentence of Subsection 4.4(a), or Subsection 4.8(a), 4.16(d), 10.15 or 11.7 hereof or clause (c) or (d) of Section 4.1 of the ABL/Cash Flow Intercreditor Agreement, in each case without the consent of each Lender directly and adversely affected thereby;

provided, further, that notwithstanding and in addition to the foregoing, and in addition to Liens on the Collateral that the Collateral Agent is authorized to release pursuant to Subsection 10.8(b), the Collateral Agent may, in its discretion, release the Lien on Collateral valued in the aggregate not in excess of the Dollar Equivalent of $10,000,000 in any Fiscal Year without the consent of any Lender.

(b)          Any waiver and any amendment, supplement or modification pursuant to this Subsection 11.1 shall apply to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Agents and all future holders of the Loans. In the case of any waiver, each of the Loan Parties, the Lenders and the Agents shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

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(c)          Notwithstanding any provision herein to the contrary, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder or under any of the Loan Documents, except to the extent the consent of such Lender would be required under clause (i) in the further proviso to the second sentence of Subsection 11.1(a).

(d)          Notwithstanding any provision herein to the contrary, this Agreement and the other Loan Documents may be amended (i) to cure any ambiguity, mistake, omission, defect or inconsistency, with the consent of the Borrower Representative and the Administrative Agent, (ii) in accordance with Subsection 2.6, to incorporate the terms of any Incremental Facility with the written consent of the Borrower Representative and Lenders providing such Incremental Facility, (iii) by a Refinancing Amendment in accordance with Subsection 2.7, with the written consent of the Borrower Representative and the Lenders providing such Credit Agreement Refinancing Indebtedness, (iv) in accordance with Subsection 2.8, to effectuate an Extension with the written consent of the Borrower Representative and the Extending Lenders, (v) to amend any Lender’s Canadian Facility L/C Commitment or U.S. Facility L/C Commitment, with the written consent of the Borrower Representative and such Lender and notified in writing to the Administrative Agent, (vi) in accordance with Subsection 7.11, to change the financial reporting convention, (vii) to waive, amend or modify this Agreement or any other Loan Document in a manner that by its terms affects the rights or duties under this Agreement or any other Loan Document of Lenders holding Loans or Commitments of a particular Tranche (but not the Lenders holding Loans or Commitments of any other Tranche), by an agreement or agreements in writing entered into by the applicable Borrower(s) and the requisite percentage in interest of the Lenders with respect to such Tranche that would be required to consent thereto under this Subsection 11.1 if such Lenders were the only Lenders hereunder at the time and (viii) to implement any changes contemplated by the definition of “LIBOR Rate” in Subsection 1.1 hereof with the consent of the Borrower Representative and the Administrative Agent. Without limiting the generality of the foregoing, any provision of this Agreement and the other Loan Documents, including Subsection 4.4, 4.8, 4.16 or 10.15, may be amended as set forth in the immediately preceding sentence to provide for non-pro rata borrowings and payments of any amounts hereunder as between any tranche hereunder (including any tranche of Extended ABL Term Loans, Extended Revolving Commitments or Incremental Revolving Commitments and any other tranche created pursuant to Subsection 2.6, 2.7 or 2.8), or to provide for the inclusion, as appropriate, of the Lenders of any tranche of Extended ABL Term Loans, Extended Revolving Commitments or Incremental Revolving Commitments or of any other tranche created pursuant to Subsection 2.6, 2.7 or 2.8 in any required vote or action of the Required Lenders, the Supermajority Lenders or the Lenders of each Tranche hereunder. The Administrative Agent hereby agrees (if requested by the Borrower Representative) to execute any amendment referred to in this clause (d) or an acknowledgement thereof. Notwithstanding the foregoing, the U.S. Facility L/C Commitment or Canadian Facility L/C Commitment of any Issuing Lender listed on Schedule 1.1(j) hereto may be modified with the consent of the Borrower Representative, such Issuing Lender and the Administrative Agent (and without the consent of any Lender).

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(e)          Notwithstanding any provision herein to the contrary, this Agreement may be amended (or deemed amended) or amended and restated with the written consent of the Required Lenders, the Administrative Agent and the Borrower Representative (x) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the existing Facilities and the accrued interest and fees in respect thereof, (y) to include, as appropriate, the Lenders holding such credit facilities in any required vote or action of the Required Lenders or of the Lenders of each Facility hereunder and (z) to provide class protection for any additional credit facilities.

(f)          Notwithstanding any provision herein to the contrary, any Security Document may be amended (or amended and restated), restated, waived, supplemented or modified as contemplated by Subsection 11.17 with the written consent of the Agent party thereto and the Loan Party party thereto.

(g)          If, in connection with any proposed change, waiver, discharge or termination of or to any of the provisions of this Agreement and/or any other Loan Document as contemplated by Subsection 11.1(a), the consent of the Supermajority Lenders, each Lender or each affected Lender, as applicable, is required and the consent of the Required Lenders at such time is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained (each such other Lender, a “Non-Consenting Lender”) then the Borrower Representative may, on notice to the Administrative Agent and the Non-Consenting Lender, (A) replace such Non-Consenting Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Subsection 11.6 (with the assignment fee and any other costs and expenses to be paid by the applicable Borrowers in such instance) all of its rights and obligations under this Agreement to one or more assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower Representative to find a replacement Lender; provided, further, that the applicable assignee shall have agreed to the applicable change, waiver, discharge or termination of this Agreement and/or the other Loan Documents; and provided, further, that all obligations of the Borrowers owing to the Non-Consenting Lender relating to the Loans and participations so assigned shall be paid in full by the assignee Lender (or, at its option, by a Borrower) to such Non-Consenting Lender concurrently with such Assignment and Acceptance or (B) so long as no Event of Default under Subsection 9.1(a) or 9.1(f) then exists or will exist immediately after giving effect to the respective prepayment, prepay the Loans and, at the Borrower Representative’s option, terminate the Commitments of such Non-Consenting Lender, in whole or in part, subject to Subsection 4.12, without premium or penalty. In connection with any such replacement under this Subsection 11.1(g), if the Non-Consenting Lender does not execute and deliver to the Administrative Agent a duly completed Assignment and Acceptance and/or any other documentation necessary to reflect such replacement by the later of (a) the date on which the replacement Lender executes and delivers such Assignment and Acceptance and/or such other documentation and (b) the date as of which all obligations of the Borrowers owing to the Non-Consenting Lender relating to the Loans and participations so assigned shall be paid in full by the assignee Lender to such Non-Consenting Lender, then such Non-Consenting Lender shall be deemed to have executed and delivered such Assignment and Acceptance and/or such other documentation as of such date and the applicable Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Acceptance and/or such other documentation on behalf of such Non-Consenting Lender, and the Administrative Agent shall record such assignment in the Register.

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(h)          Upon the execution by the Parent Borrower and delivery to the Administrative Agent of a Borrower Termination with respect to any Subsidiary Borrower, such Subsidiary Borrower shall cease to be a Borrower; provided that the Borrower Termination shall not be effective (other than to terminate its right to borrow additional Revolving Credit Loans under this Agreement) unless (x)(A) if such Subsidiary Borrower is a U.S. Borrower, another U.S. Borrower shall remain liable for the principal of and interest on any Loan to such Subsidiary Borrower and (B) if such Subsidiary Borrower is a Canadian Borrower, a Canadian Borrower shall remain liable for the principal of and interest on any Loan to such Subsidiary Borrower and (y)(A) if such Subsidiary Borrower is a U.S. Borrower, if such U.S. Borrower owned any assets included in the Borrowing Base, it shall upon such Borrower Termination become a U.S. Subsidiary Guarantor and (B) if such Subsidiary Borrower is a Canadian Borrower, such Canadian Borrower shall become a Canadian Guarantor, in each case on terms and conditions reasonably satisfactory to the Administrative Agent. In the event that a Subsidiary Borrower shall cease to be a Subsidiary of the Parent Borrower, the Parent Borrower shall promptly execute and deliver to the Administrative Agent a Subsidiary Borrower Termination terminating its status as a Borrower, subject to the proviso in the immediately preceding sentence.

(i)          Notwithstanding any provision herein to the contrary, this Agreement may be amended (or deemed amended) or amended and restated with the written consent of the Administrative Agent and the Borrower Representative to amend the definitions of “U.S. Borrowing Base”, “Canadian Borrowing Base”, “Eligible Accounts”, “Eligible Credit Card Receivables”, “Eligible Inventory” and “Availability Reserves” and certain related definitions and provisions as the Administrative Agent and the Borrower Representative, in their sole discretion, deem necessary following the completion of the Initial Collateral Examination; provided, that the Administrative Agent shall promptly provide each Lender with written notice of any such amendment or amendment and restatement.

11.2         Notices. (a) All notices, requests, and demands to or upon the respective parties hereto to be effective shall be in writing (including facsimile or electronic mail), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or three days after being deposited in the mail, postage prepaid, or, in the case of facsimile notice or electronic mail, when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day) or, in the case of delivery by a nationally recognized overnight courier, when received, addressed as follows in the case of the Borrowers, the Administrative Agent and the Collateral Agent, and as set forth in Schedule A in the case of the other parties hereto, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Loans:

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The Parent Borrower (including in its capacity as Borrower Representative):	Pisces Midco, Inc. 5020 Weston Parkway, Suite 400 Cary, NC 27513 Attention: Timothy Johnson Facsimile: (919) 677-3914 Telephone: (919) 677-3900 Email: Tim.Johnson@plygem.com

With copies (which shall not constitute notice) to:	Debevoise & Plimpton LLP
919 Third Avenue
New York, NY 10022
Attention: Jeffrey E. Ross
Facsimile: (212) 909-7465
Telephone: (212) 909-6000 Email: jeross@debevoise.com

The Administrative Agent/the Collateral Agent:	UBS AG, Stamford Branch 600 Washington Boulevard Stamford, Connecticut 06901 Attention: Agency Group Facsimile No.: (203) 719-3888 Email: Agency-UBSAmericas@ubs.com

With copies (which shall not constitute notice) to:	Cahill Gordon & Reindel LLP 80 Pine Street New York, New York 10005 Attention: Darren Silver Facsimile: (212) 378-2603 Telephone: (212) 701-3027 Email: dsilver@cahill.com provided that any notice, request or demand to or upon the Administrative Agent or the Lenders pursuant to Subsection 3.2, 4.2, 4.4 or 4.8 shall not be effective until received.

(b)          Without in any way limiting the obligation of any Loan Party and its Subsidiaries to confirm in writing any telephonic notice permitted to be given hereunder, the Administrative Agent, the Swingline Lender (in the case of a Borrowing of Swingline Loans) or any Issuing Lender (in the case of the issuance of a Letter of Credit), as the case may be, may prior to receipt of written confirmation act without liability upon the basis of such telephonic notice, believed by the Administrative Agent, the Swingline Lender or such Issuing Lender in good faith to be from a Responsible Officer of a Loan Party.

(c)          Loan Documents may be transmitted and/or signed by facsimile or other electronic means (i.e., a “pdf” or “tiff”). The effectiveness of any such documents and signatures shall, subject to applicable law, have the same force and effect as manually signed originals and shall be binding on each Loan Party, each Agent and each Lender. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any facsimile or other electronic document or signature.

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(d)          Notices and other communications to the Lenders and any Issuing Lender hereunder may be delivered or furnished by electronic communication (including electronic mail and Internet or intranet websites). Unless the Administrative Agent otherwise prescribes (with the Borrower Representative’s consent), (i) notices and other communications sent to an e-mail address shall be deemed to have been duly made or given when delivered, provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been delivered at the opening of business on the next Business Day, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the posting thereof.

(e)          THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS RELATED PARTIES WARRANT THE ACCURACY OR COMPLETENESS OF MATERIALS AND/OR INFORMATION PROVIDED BY OR ON BEHALF OF ANY BORROWER HEREUNDER (THE “BORROWER MATERIALS”) OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.

(f)          Each Lender may change its address, email, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower Representative and the Administrative Agent.

(g)          All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.3         No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any Agent, any Lender or any Loan Party, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.4         Survival of Representations and Warranties. All representations and warranties made hereunder and in the other Loan Documents (or in any amendment, modification or supplement hereto or thereto) and in any certificate delivered pursuant hereto or such other Loan Documents shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

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11.5         Payment of Expenses and Taxes. The U.S. Borrowers, jointly and severally, agree (a) to pay or reimburse the Agents and the Other Representatives for (1) all their reasonable and documented out-of-pocket costs and expenses incurred in connection with (i) the syndication of the Facilities and the development, preparation, execution and delivery of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, (ii) the consummation and administration of the transactions (including the syndication of the Initial Revolving Commitments) contemplated hereby and thereby and (iii) efforts to monitor the Loans and verify, protect, evaluate, assess, appraise, collect, sell, liquidate or otherwise dispose of any of the Collateral, and (2) the reasonable and documented fees and disbursements of Cahill Gordon & Reindel LLP and Osler Hoskin & Harcort LLP, solely in their capacities as counsel to the Agents and Other Representatives, and such other special or local counsel, consultants, advisors, appraisers and auditors whose retention (other than during the continuance of an Event of Default) is approved by the Borrower Representative, (b) to pay or reimburse each Lender and Issuing Lender, each Lead Arranger and the Agents for all their reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement of any rights under this Agreement, the other Loan Documents and any other documents prepared in connection herewith or therewith, including the fees and disbursements of counsel to the Agents (limited to one U.S. firm of counsel for the Agents and one Canadian firm of counsel to the Agents and, if necessary one firm of local counsel in each appropriate jurisdiction, in each case for the Agents), (c) to pay, indemnify, or reimburse each Lender and Issuing Lender, each Lead Arranger and the Agents for, and hold each Lender, each Lead Arranger and the Agents harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, any stamp, documentary, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution, delivery or enforcement of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify or reimburse each Lender and Issuing Lender, each Lead Arranger, each Agent (and any sub-agent thereof), each Issuing Lender and each Related Party of any of the foregoing Persons (each, an “Indemnitee”) for, and hold each Indemnitee harmless from and against, any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (in the case of fees and disbursements of counsel, limited to U.S. one firm of counsel for all Indemnitees and one Canadian firm of counsel for all Indemnitees and, if necessary, one firm of local counsel in each appropriate jurisdiction, in each case for all Indemnitees (and, in the case of an actual or perceived conflict of interest where the Indemnitee affected by such conflict informs the Borrower Representative of such conflict and thereafter, after receipt of the Borrower Representative’s consent (which shall not be unreasonably withheld), retains its own counsel, of another firm of counsel for such affected Indemnitee)) arising out of or relating to any actual or prospective claim, litigation, investigation or proceeding, whether based on contract, tort or any other theory, brought by a third party or by the Borrowers or any other Loan Party and regardless of whether any Indemnitee is a party thereto, with respect to (i) the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or Letters of Credit (including any refusal by an Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit) or (ii) the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Parent Borrower or any of its Restricted Subsidiaries or any of the property of the Parent Borrower or any of its Restricted Subsidiaries (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”); provided that the Borrowers shall not have any obligation hereunder to any Lead Arranger, any Other Representative, any Agent (or any sub-agent thereof), any Issuing Lender or any Lender (or any Related Party of any of the foregoing Persons) with respect to Indemnified Liabilities arising from (i) the gross negligence, bad faith or willful misconduct of any such Lead Arranger, Other Representative, Agent (or any sub-agent thereof), Issuing Lender or Lender (or any Related Party of any of the foregoing Persons), as the case may be, as determined by a court of competent jurisdiction in a final and non-appealable decision, (ii) a material breach of the Loan Documents by any such Lead Arranger, Other Representative, Agent (or any sub-agent thereof), Issuing Lender or Lender (or any Related Party of any of the foregoing Persons), as the case may be, as determined by a court of competent jurisdiction in a final and non-appealable decision, or (iii) claims against such Indemnitee or any Related Party brought by any other Indemnitee that do not involve claims against any Lead Arranger or Agent in its capacity as such. None of the Borrowers nor any Indemnitee shall be liable for any indirect, special, punitive or consequential damages hereunder; provided that nothing contained in this sentence shall limit the Borrowers’ indemnity or reimbursement obligations under this Subsection 11.5 to the extent such indirect, special, punitive or consequential damages are included in any third-party claim in connection with which such Indemnitee is entitled to indemnification hereunder. All amounts due under this Subsection 11.5 shall be payable not later than 30 days after written demand therefor. Statements reflecting amounts payable by the Loan Parties pursuant to this Subsection 11.5 shall be submitted to the address of the Borrower Representative set forth in Subsection 11.2, or to such other Person or address as may be hereafter designated by the Borrower Representative in a notice to the Administrative Agent. Notwithstanding the foregoing, except as provided in Subsections 11.5(b) and 11.5(c) above, no Borrower shall have any obligation under this Subsection 11.5 to any Indemnitee with respect to any tax, levy, impost, duty, charge, fee, deduction or withholding imposed, levied, collected, withheld or assessed by any Governmental Authority. The agreements in this Subsection 11.5 shall survive repayment of the Loans and all other amounts payable hereunder.

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11.6         Successors and Assigns; Participations and Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of the applicable Issuing Lender that issues any Letter of Credit), except that (i) other than in accordance with Subsection 8.2, none of the Loan Parties may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Loan Party without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with Subsection 4.13(d), Subsection 4.15(c), Subsection 11.1(g) and this Subsection 11.6.

(b)          (i) Subject to the conditions set forth in Subsection 11.6(b)(ii) below, any Lender other than a Conduit Lender may, in the ordinary course of business and in accordance with applicable law, assign (other than to a Disqualified Lender, to any natural person or, subject, in the case of ABL Term Loans only, to Subsection 11.6(h)(i)(3) below, to Holdings, the Parent Borrower or any of their respective Subsidiaries) (unless the Borrower Representative shall have otherwise expressly consented in writing to such assignment) to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including its Commitments and/or Loans, pursuant to an Assignment and Acceptance) with the prior written consent of:

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(A)         the Borrower Representative (in the case of an Approved Commercial Bank, such consent not to be unreasonably withheld); provided that no consent of the Borrower Representative shall be required for an assignment if an Event of Default under Subsection 9.1(a) or 9.1(f) with respect to the Parent Borrower has occurred and is continuing, to any other Person; and

(B)         the Administrative Agent, the Issuing Lender and the Swingline Lender (in the case of an Approved Commercial Bank, such consent not to be unreasonably withheld, conditioned or delayed).

(ii)         Assignments shall be subject to the following additional conditions:

(A)         except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than the Dollar Equivalent of $5,000,000 or an integral multiple thereof or unless the Borrower Representative and the Administrative Agent otherwise consent, provided that (1) no such consent of the Borrower Representative shall be required if an Event of Default under Subsection 9.1(a) or 9.1(f) with respect to the Parent Borrower has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates, if any;

(B)         the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500 (unless waived by the Administrative Agent in any given case); provided that for concurrent assignments to two or more Lenders or Affiliates of a Lender, such assignment fee shall only be required to be paid once in respect of and at the time of such assignments;

(C)         the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire; and

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(D)         any assignment of Commitments, Loans or ABL Term Loans to an Affiliated Lender shall also be subject to the requirements of Subsections 11.6(h) and (i).

Notwithstanding the foregoing, no Lender shall be permitted to make assignments under this Agreement to any Disqualified Lender, except to the extent the Borrower Representative has consented to such assignment in writing and any such assignment and Disqualified Lender shall be subject to the provisions of Subsection 11.6(j), except to the extent the Borrower Representative has otherwise expressly consented in writing.

(iii)        Subject to acceptance and recording thereof pursuant to clause (b)(iv) below, from and after the effective date specified in each Assignment and Acceptance the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of (and bound by any related obligations under) Subsections 4.10, 4.11, 4.12, 4.13, 4.15 and 11.5, and bound by its continuing obligations under Subsection 11.16). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with Subsection 4.13(d), Subsection 4.15(c), Subsection 11.1(g) and this Subsection 11.6 shall, to the extent it would comply with Subsection 11.6(c), be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (c) of this Subsection 11.6 (and any attempted assignment, transfer or participation which does not comply with this Subsection 11.6 shall be null and void).

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(iv)        The Borrowers hereby collectively designate the Administrative Agent, and the Administrative Agent agrees, to serve as the Borrowers’ agent, solely for purposes of this Subsection 11.6, to maintain at one of its offices in New York, New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and interest and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent, the Issuing Lender and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, the Issuing Lender and, solely with respect to entries applicable to such Lender, any Lender, at any reasonable time and from time to time upon reasonable prior notice. In no event shall the Administrative Agent be obligated to ascertain, monitor or inquire as to whether any prospective assignee is a Disqualified Lender. Notwithstanding the foregoing, in no event shall the Administrative Agent be obligated to ascertain, monitor or inquire as to whether any Lender is an Affiliated Lender nor shall the Administrative Agent be obligated to monitor the aggregate amount of ABL Term Loans or Incremental ABL Term Loans held by Affiliated Lenders. Upon request by the Administrative Agent, the Borrower Representative shall use commercially reasonable efforts to (i) promptly (and in any case, not less than five Business Days (or such shorter period as agreed to by the Administrative Agent) prior to the proposed effective date of any amendment, consent or waiver pursuant to Subsection 11.1) provide to the Administrative Agent, a list of, to the Borrower Representative’s knowledge, all Affiliated Lenders holding ABL Term Loans or Incremental ABL Term Loans at the time of such notice and (ii) not less than five Business Days (or shorter period as agreed to by the Administrative Agent) prior to the proposed effective date of any amendment, consent or waiver pursuant to Subsection 11.1, provide to the Administrative Agent, a list of, to the Borrower Representative’s knowledge, all Affiliated Debt Funds holding ABL Term Loans or Incremental ABL Term Loans at the time of such notice.

(v)         Each Lender that sells a participation shall, acting for itself and, solely for this purpose, as an agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary (x) to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations or (y) for any Borrower to enforce its rights hereunder. The entries in the Participant Register shall be conclusive absent manifest error, and a Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(vi)        Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender (unless such assignment is being made in accordance with Subsection 4.13(d), Subsection 4.15(c), or Subsection 11.1(g), in which case the effectiveness of such Assignment and Acceptance shall not require execution by the assigning Lender) and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in this Subsection 11.6(b) and any written consent to such assignment required by this Subsection 11.6(b), the Administrative Agent shall accept such Assignment and Acceptance, record the information contained therein in the Register and give prompt notice of such assignment and recordation to the Borrower Representative. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this clause (vi).

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(vii)       On or prior to the effective date of any assignment pursuant to this Subsection 11.6(b), the assigning Lender shall surrender to the Administrative Agent any outstanding Notes held by it evidencing Loans or Commitments, as applicable, which are being assigned. Any Notes surrendered by the assigning Lender shall be returned by the Administrative Agent to the Borrower Representative marked “cancelled”.

Notwithstanding the foregoing provisions of this Subsection 11.6(b) or any other provision of this Agreement, if the Borrower Representative shall have consented thereto in writing in its sole discretion, the Administrative Agent shall have the right, but not the obligation, to effectuate assignments of Loans and Commitments via an electronic settlement system acceptable to Administrative Agent and the Borrower Representative as designated in writing from time to time to the Lenders by Administrative Agent (the “Settlement Service”). At any time when the Administrative Agent elects, in its sole discretion, to implement such Settlement Service, each such assignment shall be effected by the assigning Lender and proposed Assignee pursuant to the procedures then in effect under the Settlement Service, which procedures shall be subject to the prior written approval of the Borrower Representative and shall be consistent with the other provisions of this Subsection 11.6(b). Each assigning Lender and proposed Assignee shall comply with the requirements of the Settlement Service in connection with effecting any assignment of Loans and Commitments pursuant to the Settlement Service. Assignments and assumptions of the Loans and Commitments shall be effected by the provisions otherwise set forth herein until the Administrative Agent notifies the Lenders of the Settlement Service as set forth herein. The Borrower Representative may withdraw its consent to the use of the Settlement Service at any time upon notice to the Administrative Agent, and thereafter assignments and assumptions of the Loans and Commitments shall be effected by the provisions otherwise set forth herein.

Furthermore, no Assignee, which as of the date of any assignment to it pursuant to this Subsection 11.6(b) would be entitled to receive any greater payment under Subsection 4.10, 4.11, 4.12 or 11.5 than the assigning Lender would have been entitled to receive as of such date under such Subsections with respect to the rights assigned, shall, notwithstanding anything to the contrary in this Agreement, be entitled to receive such greater payments unless the assignment was made after an Event of Default under Subsection 9.1(a) or 9.1(f) has occurred and is continuing or the Borrower Representative has expressly consented in writing to waive the benefit of this provision at the time of such assignment.

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(c)          (i)          Any Lender other than a Conduit Lender may, in the ordinary course of its business and in accordance with applicable law, without the consent of the Borrower Representative or the Administrative Agent, sell participations (other than to any Disqualified Lender, or a natural person or the Parent Borrower or any of the Parent Borrower’s Affiliates or its Subsidiaries (other than Permitted Affiliated Assignees)) to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents, (D) the Borrower Representative, the Administrative Agent, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, (E) in the case of any participation to a Permitted Affiliated Assignee, such participation shall be governed by the provisions of Subsection 11.6(h) (other than subclauses (i) and (iii) thereof) to the same extent as if each reference therein to an assignment of a Loan were to a participation of a Loan and the references to Affiliated Lender were to such Permitted Affiliated Assignee in its capacity as a participant, and (F) the applicable Lender shall have provided the Parent Borrower with not less than five Business Days’ advance notice of such participation. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, supplement, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, supplement, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to clause (i) or (iii) of the second proviso to the second sentence of Subsection 11.1(a) and (2) directly affects such Participant. Subject to Subsection 11.6(c)(ii), each Borrower agrees that each Participant shall be entitled to the benefits of (and shall have the related obligations under) Subsections 4.10, 4.11, 4.12, 4.13, 4.15 and 11.5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Subsection 11.6(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Subsection 11.7(b) as though it were a Lender, provided that such Participant shall be subject to Subsection 11.7(a) as though it were a Lender. Notwithstanding the foregoing, no Lender shall be permitted to sell or maintain a participation under this Agreement to or with any Disqualified Lender and any participation to a Person that is or at any time becomes a Disqualified Lender shall be null and void, except to the extent the Borrower Representative has expressly consented to such participation in writing; provided that if any such participation by a Lender is subject to a sub-participation by such Disqualified Lender to a Person that is not a Disqualified Lender or natural person, and such sub-participation if made as a participation directly by such Lender would comply with Subsection 11.6, such sub-participant shall have the right to assume all of the rights and obligations of such Disqualified Lender under such participation and thereby become a Participant hereunder in substitution for such Disqualified Lender (it being understood that such sub-participant shall, prior to the effectiveness of such assumption, provide to such Lender that sold or maintained such participation all documentation and information as is reasonably required by such Lender pursuant to “know your customer” and anti-money laundering rules and regulations and execute and deliver an appropriate assumption agreement to effect such substitution on terms and conditions mutually agreed between such sub-participant and such Lender, and such Disqualified Lender shall thereupon be deemed to have executed and delivered such assumption agreement). Any such participation and Disqualified Lender not permitted prior to the foregoing sentence shall be subject to the provisions of Subsection 11.6(j), except to the extent the Borrower Representative has otherwise expressly consented in writing. Any attempted participation which does not comply with Subsection 11.6 shall be null and void.

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(ii)         No Loan Party shall be obligated to make any greater payment under Subsection 4.10, 4.11, 4.12 or 11.5 than it would have been obligated to make in the absence of any participation, unless the sale of such participation is made with the prior written consent of the Borrower Representative and the Borrower Representative expressly waives the benefit of this provision at the time of such participation. Any Participant that is not incorporated under the laws of the United States of America or a state thereof shall not be entitled to the benefits of Subsection 4.11 unless such Participant complies with Subsection 4.11(b) and provides the forms and certificates referenced therein to the Lender that granted such participation.

(d)          Any Lender, without the consent of the Borrower Representative or the Administrative Agent, may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or central bank of a member state of the European Union, and this Subsection 11.6 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute (by foreclosure or otherwise) any such pledgee or Assignee for such Lender as a party hereto.

(e)          No assignment or participation made or purported to be made to any Assignee or Participant shall be effective without the prior written consent of the Borrower Representative if it would require any Borrower to make any filing with any Governmental Authority or qualify any Loan or Note under the laws of any jurisdiction, and the Borrower Representative shall be entitled to request and receive such information and assurances as it may reasonably request from any Lender or any Assignee or Participant to determine whether any such filing or qualification is required or whether any assignment or participation is otherwise in accordance with applicable law.

(f)          Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrower Representative or the Administrative Agent and without regard to the limitations set forth in Subsection 11.6(b). Each Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any domestic or foreign bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state, federal or provincial bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance. Each such indemnifying Lender shall pay in full any claim received from each such Borrower pursuant to this Subsection 11.6(f) within 30 Business Days of receipt of a certificate from a Responsible Officer of the Borrower Representative specifying in reasonable detail the cause and amount of the loss, cost, damage or expense in respect of which the claim is being asserted, which certificate shall be conclusive absent manifest error. Without limiting the indemnification obligations of any indemnifying Lender pursuant to this Subsection 11.6(f), in the event that the indemnifying Lender fails timely to compensate each such Borrower for such claim, any Loans held by the relevant Conduit Lender shall, if requested by the Borrower Representative, be assigned promptly to the Lender that administers the Conduit Lender and the designation of such Conduit Lender shall be void.

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(g)          If the Borrower Representative wishes to replace the Loans or Commitments under any Facility with ones having different terms, it shall have the option, with the consent of the Administrative Agent and subject to at least three Business Days’ (or such shorter period as agreed to by the Administrative Agent in its reasonable discretion) advance notice to the Lenders under such Facility, instead of prepaying the Loans or reducing or terminating the Commitments to be replaced, to (i) require the Lenders under such Facility to assign such Loans or Commitments to the Administrative Agent or its designees and (ii) amend the terms thereof in accordance with Subsection 11.1. Pursuant to any such assignment, (x) all Loans to be replaced shall be purchased at par (allocated among the Lenders under such Facility in the same manner as would be required if such Loans were being optionally prepaid), accompanied by payment of any accrued interest and fees thereon and any amounts owing pursuant to Subsection 4.12 and (y) all Commitments to be replaced shall be allocated among the Lenders under such Facility in the same manner as would be required if such Commitments were being optionally reduced or terminated by the Borrowers, accompanied by payment of any accrued fees thereon and any amounts owing pursuant to Subsection 4.12. By receiving such purchase price (including accrued interest, fees and indemnity payments), the Lenders under such Facility shall automatically be deemed to have assigned the Loans or Commitments under such Facility pursuant to the terms of the form of the Assignment and Acceptance, the Administrative Agent shall record such assignment in the Register and accordingly no other action by such Lenders shall be required in connection therewith. The provisions of this clause (g) are intended to facilitate the maintenance of the perfection and priority of existing security interests in the Collateral during any such replacement.

(h)          (i) Notwithstanding anything to the contrary in this Agreement, with respect to any assignment to or by an Affiliated Lender that is not an Affiliated Debt Fund:

(1)         such Affiliated Lender and such other Lender shall execute and deliver to the Administrative Agent an assignment agreement substantially in the form of Exhibit R hereto (an “Affiliated Lender Assignment and Assumption”) and the Administrative Agent shall record such assignment in the Register;

(2)         at the time of such assignment after giving effect to such assignment, (x) the aggregate principal amount of all ABL Term Loans held (or participated in) by Affiliated Lenders that are not Affiliated Debt Funds shall not exceed 15.0% of the aggregate principal amount of all ABL Term Loans outstanding under this Agreement and (y) the aggregate amount of all Commitments held by Affiliated Lenders that are not Affiliated Debt Funds shall not exceed 15.0% of the aggregate amount of all Commitments (such applicable threshold in clause (x) or (y), the “Affiliated Lender Cap”) outstanding under this Agreement; provided that to the extent any assignment to an Affiliated Lender would result in the aggregate amount of all Commitments or ABL Term Loans, as applicable, held by Affiliated Lenders exceeding the Affiliated Lender Cap, the assignment of such excess amount will be void ab initio;

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(3)         any such ABL Term Loans acquired by (x) Holdings, the Parent Borrower or a Restricted Subsidiary shall be retired or cancelled promptly upon the acquisition thereof and (y) an Affiliated Lender may, with the consent of the Borrower Representative, be contributed to the Parent Borrower, whether through a Parent Entity or otherwise, and exchanged for debt or equity securities of the Parent Borrower or such Parent Entity that are otherwise permitted to be issued at such time pursuant to the terms of this Agreement, so long as any ABL Term Loans so acquired by the Parent Borrower shall be retired and cancelled promptly upon the acquisition thereof;

(4)         [reserved]; and

(5)         each Lender making such assignment to, or taking such assignment from, such Affiliated Lender acknowledges and agrees that in connection with such assignment, (1) such Affiliated Lender and/or its Affiliates then may have, and later may come into possession of information regarding the Loans or the Loan Parties hereunder that is not known to such Lender and that may be material to a decision by such Lender to enter into such assignment (“Excluded Information”), (2) such Lender has independently and, without reliance on the Affiliated Lender, Holdings, the Parent Borrower or any of its Subsidiaries, the Administrative Agent or any other Lender or any of their respective Affiliates, has made its own analysis and determination to enter into such assignment notwithstanding such Lender’s lack of knowledge of the Excluded Information and (3) none of the Affiliated Lender, Holdings, the Parent Borrower and its Subsidiaries, the Administrative Agent, the other Lenders or any of their respective Affiliates shall have any liability to such Lender, and such Lender hereby waives and releases, to the extent permitted by law, any claims such Lender may have against the Affiliated Lender, Holdings, the Parent Borrower or its Subsidiaries, the Administrative Agent, the other Lenders and their respective Affiliates, under applicable laws or otherwise, with respect to the nondisclosure of the Excluded Information. Each Lender entering into such an assignment further acknowledges that the Excluded Information may not be available to the Administrative Agent or the other Lenders.

Each Affiliated Lender agrees to notify the Administrative Agent promptly (and in any event within 10 Business Days) if it acquires any Person who is also a Lender, and each Lender agrees to notify the Administrative Agent promptly (and in any event within 10 Business Days) if it becomes an Affiliated Lender.

(ii)         Notwithstanding anything to the contrary in this Agreement, no Affiliated Lender that is not an Affiliated Debt Fund shall have any right to (A) attend (including by telephone) any meeting or discussions (or portion thereof) among the Administrative Agent or any Lender to which representatives of the Loan Parties are not invited, (B) receive any information or material prepared by the Administrative Agent or any Lender or any communication by or among the Administrative Agent and/or one or more Lenders, except to the extent such information or materials have been made available to the Borrower Representative or its representatives or (C) receive advice of counsel to the Administrative Agent, the Collateral Agent or any other Lender or challenge their attorney client privilege.

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(iii)        Notwithstanding anything in Subsection 11.1 or the definition of “Required Lenders” to the contrary, for purposes of determining whether the Required Lenders, all affected Lenders or all Lenders have (A) consented (or not consented) to any amendment or waiver of any provision of this Agreement or any other Loan Document or any departure by any Loan Party therefrom, (B) otherwise acted on any matter related to any Loan Document, or (C) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, an Affiliated Lender that is not an Affiliated Debt Fund shall be deemed to have voted its interest as a Lender without discretion in the same proportion as the allocation of voting with respect to such matter by Lenders who are not such Affiliated Lenders; provided that, (I) to the extent Lenders are being compensated by the Borrowers for consenting to an amendment, modification, waiver or any other action, each Affiliated Lender who has been deemed to have voted its Loans in accordance with this Subsection 11.6(h)(iii) shall be entitled to be compensated on the same basis as each consenting Lender as if it had voted all of its Loans in favor of the applicable amendment, modification, waiver or other action); (II) no amendment, modification, waiver, consent or other action with respect to any Loan Document shall deprive such Affiliated Lender of its ratable share of any payments of Loans of any class or ABL Term Loans to which such Affiliated Lender is entitled under the Loan Documents without such Affiliated Lender providing its consent; and (III) such Affiliated Lender shall have the right to approve any amendment, modification, waiver or consent that (x) disproportionately and adversely affects such Affiliated Lender in its capacity as a Lender or affects such Affiliated Lender differently in its capacity as a Lender than other Lenders or (y) is of the type described in Subsections 11.1(a)(i) through (x) (other than subclauses (v) and (vi)); and in furtherance of the foregoing, (x) the Affiliated Lender agrees to execute and deliver to the Administrative Agent any instrument reasonably requested by the Administrative Agent to evidence the voting of its interest as a Lender in accordance with the provisions of this Subsection 11.6(h)(iii); provided that if the Affiliated Lender fails to promptly execute such instrument such failure shall in no way prejudice any of the Administrative Agent’s rights under this Subsection 11.6(h)(iii) and (y) the Administrative Agent is hereby appointed (such appointment being coupled with an interest) by such Affiliated Lender as such Affiliated Lender’s attorney-in-fact, with full authority in the place and stead of such Affiliated Lender and in the name of such Affiliated Lender, from time to time in the Administrative Agent’s discretion to take any action and to execute any instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of this Subsection 11.6(h)(iii).

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(iv)        Each Affiliated Lender that is not an Affiliated Debt Fund, solely in its capacity as a Lender, hereby agrees, and each Affiliated Lender Assignment and Assumption agreement shall provide a confirmation that, if Holdings, the Borrowers or any Restricted Subsidiary shall be subject to any voluntary or involuntary bankruptcy, reorganization, insolvency or liquidation proceeding (each, a “Bankruptcy Proceeding”), (i) such Affiliated Lender shall not take any step or action in such Bankruptcy Proceeding to object to, impede, or delay the exercise of any right or the taking of any action by the Administrative Agent (or the taking of any action by a third party that is supported by the Administrative Agent) in relation to such Affiliated Lender’s claim with respect to its ABL Term Loans (“Claim”) (including objecting to any debtor in possession financing, use of cash collateral, grant of adequate protection, sale or disposition, compromise, or plan of reorganization) so long as such Affiliated Lender in its capacity as a Lender is treated in connection with such exercise or action on the same or better terms as the other Lenders and (ii) with respect to any matter requiring the vote of Lenders during the pendency of a Bankruptcy Proceeding (including voting on any plan of reorganization), the ABL Term Loans held by such Affiliated Lender (and any Claim with respect thereto) shall be deemed to be voted in accordance with Subsection 11.6(h)(iii) above, so long as such Affiliate Lender in its capacity as a Lender is treated in connection with the exercise of such right or taking of such action on the same or better terms as the other Lenders. For the avoidance of doubt, the Lenders and each Affiliated Lender that is not an Affiliated Debt Fund agree and acknowledge that the provisions set forth in this Subsection 11.6(h)(iv) and the related provisions set forth in each Affiliated Lender Assignment and Assumption constitute a “subordination agreement” as such term is contemplated by, and utilized in, Section 510(a) of the United States Bankruptcy Code, and, as such, it is their intention that this Subsection 11.6(h)(iv) would be enforceable for all purposes in any case where Holdings, the Parent Borrower or any Restricted Subsidiary has filed for protection under any law relating to bankruptcy, insolvency or reorganization or relief of debtors applicable to Holdings, the Parent Borrower or such Restricted Subsidiary, as applicable. Each Affiliated Lender that is not an Affiliated Debt Fund hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Affiliated Lender’s attorney-in-fact, with full authority in the place and stead of such Affiliated Lender and in the name of such Affiliated Lender (solely in respect of Loans, Commitments, ABL Term Loans and participations therein and not in respect of any other claim or status such Affiliated Lender may otherwise have), from time to time in the Administrative Agent’s discretion to take any action and to execute any instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of this Subsection 11.6(h)(iv).

(v)         Each Lender making an assignment to, or taking an assignment from, an Affiliated Lender acknowledges and agrees that in connection with such assignment, (1) such Affiliated Lender then may have, and later may come into possession of Excluded Information, (2) such Lender has independently and, without reliance on the Affiliated Lender, Holdings, the Parent Borrower, any of its Subsidiaries, the Administrative Agent or any of their respective Affiliates, has made its own analysis and determination to enter into such assignment notwithstanding such Lender’s lack of knowledge of the Excluded Information and (3) none of the Parent Entity, the Parent Borrower, its Subsidiaries, the Administrative Agent, or any of their respective Affiliates shall have any liability to such Lender, and such Lender hereby waives and releases, to the extent permitted by law, any claims such Lender may have against the Parent Entity, the Parent Borrower, its Subsidiaries, the Administrative Agent, and their respective Affiliates, under applicable laws or otherwise, with respect to the nondisclosure of the Excluded Information. Each Lender entering into such an assignment further acknowledges that the Excluded Information may not be available to the Administrative Agent or the other Lenders.

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(i)          Notwithstanding anything to the contrary in this Agreement, Subsection 11.1 or the definition of “Required Lenders” (x) with respect to any assignment or participation to or by an Affiliated Debt Fund, such assignment or participation shall be made pursuant to an open market purchase and (y) for purposes of determining whether the Required Lenders have (i) consented (or not consented) to any amendment, supplement, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, (ii) otherwise acted on any matter related to any Loan Document, or (iii) directed or required the Administrative Agent, Collateral Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, all ABL Term Loans held by Affiliated Debt Funds may not account for more than 50.0% of the ABL Term Loans of consenting Lenders included in determining whether the Required Lenders have consented to any action pursuant to Subsection 11.1.

(j)          (i)           Notwithstanding anything contained in this Agreement or any other Loan Document to the contrary, if any Lender or Participant at any time is or becomes a Disqualified Lender, then for so long as such Lender or Participant shall be a Disqualified Lender, the provisions of this Subsection 11.6(j) shall apply with respect to such Disqualified Lender unless the Borrower Representative shall have otherwise expressly consented in writing in its sole discretion (and regardless of whether the Borrower Representative shall have consented to any assignment or participation to such Lender or Participant).

(ii)         Any Disqualified Lender shall be bound by the provisions of, but shall not have any rights or remedies or be a beneficiary (whether as a Lender, a Participant or otherwise) under or with respect to, this Agreement or any other Loan Document. Without limiting the foregoing, a Disqualified Lender (1) shall not be entitled to and shall have no right to receive any payment in respect of principal (other than with respect to payments of principal on the maturity date for the applicable Tranche), interest, fees, costs, expenses or any other amount under or in respect of any Loan Document, including but not limited to pursuant to Subsection 2.6, 2.7, 2.8, 4.4, 4.5(b), 4.9, 4.10, 4.11, 4.12, 4.13(d), 11.1(g) or 11.6 of this Agreement, Subsection 9.4 of the U.S. Guarantee and Collateral Agreement, Subsection 9.4 of the Canadian Guarantee and Collateral Agreement or any similar provision of any other Loan Document, and (2) shall be deemed not to be (w) a Secured Party (as defined in the U.S. Guarantee and Collateral Agreement, the Canadian Guarantee and Collateral Agreement or any other applicable Security Document) under or in respect of any Loan Document, (x) a Cash Flow Secured Party (as defined in the ABL/Cash Flow Intercreditor Agreement) under or in respect of the ABL/Cash Flow Intercreditor Agreement, (y) an Original Senior Lien Creditor (as defined in any Junior Lien Intercreditor Agreement) under or in respect of such Junior Lien Intercreditor Agreement or (z) the analogous party under or in respect of any Other Intercreditor Agreement. No fees or interest shall accrue for the account of a Disqualified Lender (except solely for interest payable to a permitted assignee thereof following an assignment to such assignee (1) pursuant to and as expressly provided in Subsection 11.6(b) and (2) pursuant to and as expressly provided in Subsection 11.6(j)(iv) below).

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(iii)        No Disqualified Lender shall have any right to approve, disapprove or consent to any amendment, supplement, waiver or modification of this Agreement or any other Loan Document or any term hereof or thereof. In determining whether the requisite Lender or Lenders have consented to any such amendment, supplement, waiver or modification, and in determining the Required Lenders for any purpose under or in respect of any Loan Document, any Lender that is a Disqualified Lender (and the Loans and/or Commitments of such Disqualified Lender) shall be excluded and disregarded. Each such amendment, supplement, waiver or modification shall be binding and effective as to each Disqualified Lender.

(iv)        The Borrower Representative shall have the right (A) at the sole expense of any Lender that is a Disqualified Lender and/or the Person that assigned its Commitments and/or Loans to such Disqualified Lender, to seek to replace or terminate such Disqualified Lender as a Lender by causing such Lender to (and such Lender shall be obligated to) assign any or all of its Commitments and/or Loans and its rights and obligations under this Agreement to one or more assignees (which may, at the Borrower Representative’s sole option, be or include any Parent Entity, the Borrower Representative or any Subsidiary); provided that (1) the Administrative Agent shall not have any obligation to the Borrower Representative to find such a replacement Lender, (2) the Borrower Representative shall not have any obligation to such Disqualified Lender or any other Person to find such a replacement Lender or accept or consent to any such assignment to itself or any other Person and (3) the assignee (or, at its option, the Borrower Representative) shall pay to such Disqualified Lender concurrently with such assignment an amount (which payment shall be deemed payment in full) equal to the lesser of (x) the face principal amount of the Loans so assigned, (y) the amount that such Disqualified Lender paid to acquire such Commitments and/or Loans, and (z) the most recently available quoted price for such Commitments and/or Loans (as determined by the Borrower Representative in good faith, which determination shall be conclusive, the “Trading Price”), in each case without interest thereon (it being understood that if the effective date of such assignment is not an Interest Payment Date, such assignee shall be entitled to receive on the next succeeding Interest Payment Date interest on the principal amount of the Loans so assigned that has accrued and is unpaid from the Interest Payment Date last preceding such effective date (except as may be otherwise agreed between such assignee and the Borrower Representative)), or (B) to prepay any Loans held by such Disqualified Lender, in whole or in part, by paying an amount (which payment shall be deemed payment in full) equal to the lesser of (x) the face principal amount of the Loans so prepaid, (y) the amount that such Disqualified Lender paid to acquire such Loans, and (z) the Trading Price for such Loans (in each case without interest thereon), and if applicable, terminate the Commitments of such Disqualified Lender, in whole or in part. In connection with any such replacement, (1) if the Disqualified Lender does not execute and deliver to the Administrative Agent a duly completed Assignment and Acceptance and/or any other documentation necessary or appropriate (in the good faith determination of the Administrative Agent or the Borrower Representative, which determination shall be conclusive) to reflect such replacement by the later of (a) the date on which the replacement Lender executes and delivers such Assignment and Acceptance and/or such other documentation and (b) the date as of which the Disqualified Lender shall be paid by the assignee Lender (or, at its option, the Borrower Representative) the amount required pursuant to this Subsection 11.6(j)(iv)(B), then such Disqualified Lender shall be deemed to have executed and delivered such Assignment and Acceptance and/or such other documentation as of such date and the Borrower Representative shall be entitled (but not obligated) to execute and deliver such Assignment and Acceptance and/or such other documentation on behalf of such Disqualified Lender, and the Administrative Agent shall record such assignment in the Register, (2) each Lender (whether or not then a party hereto) agrees to disclose to the Borrower Representative the amount that the applicable Disqualified Lender paid to acquire Commitments and/or Loans from such Lender and (3) each Lender that is a Disqualified Lender agrees to disclose to the Borrower Representative the amount it paid to acquire the Commitments and/or Loans held by it.

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(v)         No Disqualified Lender (whether as a Lender, a Participant or otherwise) shall have any right to (A) receive any information or material made available to any Lender or the Administrative Agent hereunder or under any other Loan Document, (B) have access to any Internet or intranet website to which any of the Lenders and the Administrative Agent have access (whether a commercial, third-party or other website or whether sponsored by the Administrative Agent, the Borrower Representative or otherwise), (C) attend (including by telephone) or otherwise participate in any meeting or discussions (or portions thereof) among or with any of the Borrower Representative, the Administrative Agent and/or one or more Lenders, (D) receive any information or material prepared by the Borrower Representative, the Administrative Agent and/or one or more Lenders or (E) receive advice of counsel to the Administrative Agent, the Collateral Agent or any other Lender or challenge their attorney client privilege. Any Disqualified Lender shall not solicit or seek to obtain any such information or material. If at any time any Disqualified Lender receives or possesses any such information or material, such Disqualified Lender shall (1) notify the Borrower Representative as soon as possible that such information or material has become known to it or came into its possession, (2) immediately return to the Borrower Representative or, at the option of the Borrower Representative, destroy (and confirm to the Borrower Representative such destruction) such information or material, together with any notes, analyses, compilations, forecasts, studies or other documents related thereto which it or its advisors prepared and (3) keep such information or material confidential and shall not utilize such information or material for any purpose. Each Lender (whether or not then a party hereto) agrees to notify the Borrower Representative as soon as possible if it becomes aware that (x) it made an assignment to or has a participation with a Disqualified Lender or (y) any such Disqualified Lender has received any such information of materials.

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(vi)        The rights and remedies of the Borrower Representative provided herein are cumulative and are not exclusive of any other rights and remedies provided to the Borrower Representative at law or in equity, and the Borrower Representative shall be entitled to pursue any remedy available to it against any Lender that has (or has purported to have) made an assignment or sold or maintained a participation to or with a Disqualified Lender or against any Disqualified Lender. In no event shall the Administrative Agent be obligated to ascertain, monitor or inquire as to whether any prospective assignee pursuant to Subsection 11.6(b) is a Disqualified Lender or have any liability with respect to or arising out of any assignment or participation of Loans by the Lenders or disclosure of confidential information by the Lenders, in each case, to any Disqualified Lender; provided that, unless the Borrower Representative has consented to an assignment to an applicable Disqualified Lender, this sentence shall not relieve the Administrative Agent of any liability arising from the bad faith, gross negligence or willful misconduct of the Administrative Agent (as determined by a court of competent jurisdiction in a final and non-appealable decision).

(vii)       Notwithstanding any other provision of this Agreement, any other Loan Document, any Assignment and Acceptance or any other document, the provisions of this Subsection 11.6(j) shall apply and survive with respect to each Lender, Participant and Disqualified Lender notwithstanding that any such Person may have ceased to be a Lender or Participant (or any purported participation to any such Disqualified Lender shall be void) hereunder or this Agreement may have been terminated.

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11.7         Adjustments; Set-off; Calculations; Computations. (a) If any Lender (a “U.S. Benefited Lender”) shall at any time receive any payment of all or part of its U.S. Facility Revolving Credit Loans or the Reimbursement Obligations in respect of U.S. Facility Letters of Credit owing to it, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Subsection 9.1(f), or otherwise (except pursuant to Subsection 2.6, 2.7, 2.8, 4.4, 4.5(b), 4.9, 4.10, 4.11, 4.12, 4.13(d), 11.1(g) or 11.6)), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s U.S. Facility Revolving Credit Loans or the Reimbursement Obligations in respect of U.S. Facility Letters of Credit, as the case may be, owing to it, or interest thereon, such U.S. Benefited Lender shall purchase for cash from the other Lenders an interest (by participation, assignment or otherwise) in such portion of each such other Lender’s U.S. Facility Revolving Credit Loans or the Reimbursement Obligations in respect of U.S. Facility Letters of Credit, as the case may be, owing to it, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such U.S. Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such U.S. Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. If any Lender (a “Canadian Benefited Lender”) shall at any time receive any payment of all or part of its Canadian Facility Revolving Credit Loans or the Reimbursement Obligations in respect of Canadian Facility Letters of Credit owing to it, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Subsection 9.1(f), or otherwise (except pursuant to Subsection 2.6, 2.7, 2.8, 4.4, 4.5(b), 4.9, 4.10, 4.11, 4.12, 4.13(d), 11.1(g) or 11.6)), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Canadian Facility Revolving Credit Loans or the Reimbursement Obligations in respect of Canadian Facility Letters of Credit, as the case may be, owing to it, or interest thereon, such Canadian Benefited Lender shall purchase for cash from the other Lenders an interest (by participation, assignment or otherwise) in such portion of each such other Lender’s Canadian Facility Revolving Credit Loans or the Reimbursement Obligations in respect of Canadian Facility Letters of Credit, as the case may be, owing to it, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Canadian Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Canadian Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b)          In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower Representative, any such notice being expressly waived by the Borrower Representative to the extent permitted by applicable law, upon the occurrence of an Event of Default under Subsection 9.1(a) to set-off and appropriate and apply against any amount then due and payable under Subsection 9.1(a) by such Borrower any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of such Borrower. Each Lender agrees promptly to notify the Borrower Representative and the Administrative Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

11.8         Judgment. (a) If, for the purpose of obtaining or enforcing judgment against any Loan Party in any court in any jurisdiction, it becomes necessary to convert into any other currency (such other currency being hereinafter in this Subsection 11.8 referred to as the “Judgment Currency”) an amount due under any Loan Document in any currency (the “Obligation Currency”) other than the Judgment Currency, the conversion shall be made at the rate of exchange prevailing on the Business Day immediately preceding the date of actual payment of the amount due, in the case of any proceeding in the courts of any other jurisdiction that will give effect to such conversion being made on such date, or the date on which the judgment is given, in the case of any proceeding in the courts of any other jurisdiction (the applicable date as of which such conversion is made pursuant to this Subsection 11.8 being hereinafter in this Subsection 11.8 referred to as the “Judgment Conversion Date”).

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(b)          If, in the case of any proceeding in the court of any jurisdiction referred to in Subsection 11.8(a), there is a change in the rate of exchange prevailing between the Judgment Conversion Date and the date of actual receipt for value of the amount due, the applicable Loan Party shall pay such additional amount (if any, but in any event not a lesser amount) as may be necessary to ensure that the amount actually received in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of the Judgment Currency stipulated in the judgment or judicial order at the rate of exchange prevailing on the Judgment Conversion Date. Any amount due from any Loan Party under this Subsection 11.8(b) shall be due as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of any of the Loan Documents.

(c)          The term “rate of exchange” in this Subsection 11.8 means the rate of exchange at which the Administrative Agent, on the relevant date at or about 12:00 noon (New York City time), would be prepared to sell, in accordance with its normal course foreign currency exchange practices, the Obligation Currency against the Judgment Currency.

11.9         Counterparts. This Agreement may be executed by one or more of the parties to this Agreement in any number of separate counterparts (including by facsimile and other electronic transmission), and all of such counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be delivered to the Borrower Representative and the Administrative Agent.

11.10         Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.11         Integration. This Agreement and the other Loan Documents represent the entire agreement of each of the Loan Parties party hereto, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by any of the Loan Parties party hereto, the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

11.12         Governing Law. THIS AGREEMENT AND ANY NOTES AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND ANY NOTES SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

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11.13     Submission to Jurisdiction; Waivers.

(a)          Each party hereto hereby irrevocably and unconditionally:

(i)          submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party to the exclusive general jurisdiction of the Supreme Court of the State of New York for the County of New York (the “New York Supreme Court”), and the United States District Court for the Southern District of New York (the “Federal District Court”, and together with the New York Supreme Court, the “New York Courts”) and appellate courts from either of them; provided that nothing in this Agreement shall be deemed or operate to preclude (i) any Agent from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations (in which case any party shall be entitled to assert any claim or defense, including any claim or defense that this Subsection 11.13 would otherwise require to be asserted in a legal action or proceeding in a New York Court), or to enforce a judgment or other court order in favor of the Administrative Agent or the Collateral Agent, (ii) any party from bringing any legal action or proceeding in any jurisdiction for the recognition and enforcement of any judgment, (iii) if all such New York Courts decline jurisdiction over any Person, or decline (or in the case of the Federal District Court, lack) jurisdiction over any subject matter of such action or proceeding, a legal action or proceeding may be brought with respect thereto in another court having jurisdiction and (iv) in the event a legal action or proceeding is brought against any party hereto or involving any of its assets or property in another court (without any collusive assistance by such party or any of its Subsidiaries or Affiliates), such party from asserting a claim or defense (including any claim or defense that this Subsection 11.13(a) would otherwise require to be asserted in a legal proceeding in a New York Court) in any such action or proceeding.

(ii)         consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient forum and agrees not to plead or claim the same;

(iii)        agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower Representative, the applicable Lender or the Administrative Agent, as the case may be, at the address specified in Subsection 11.2 or at such other address of which the Administrative Agent, any such Lender and any the Borrower Representative shall have been notified pursuant thereto;

(iv)        agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or (subject to clause (a) above) shall limit the right to sue in any other jurisdiction; and

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(v)         waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Subsection 11.13 any consequential or punitive damages.

(b)          Each Canadian Borrower hereby agrees to irrevocably and unconditionally appoint an agent for service of process located in The City of New York (the “New York Process Agent”), reasonably satisfactory to the Administrative Agent, as its agent to receive on behalf of such Canadian Borrower and its property service of copies of the summons and complaint and any other process which may be served in any action or proceeding in any such New York State or Federal court described in paragraph (a) of this Subsection 11.13 and agrees promptly to appoint a successor New York Process Agent in The City of New York (which successor New York Process Agent shall accept such appointment in a writing reasonably satisfactory to the Administrative Agent) prior to the termination for any reason of the appointment of the initial New York Process Agent. Each of the Canadian Borrowers hereby appoints Pisces Midco, Inc. as the initial New York Process Agent. In any action or proceeding in New York State or Federal court, service may be made on a Canadian Borrower by delivering a copy of such process to such Canadian Borrower in care of the New York Process Agent at the New York Process Agent’s address and by depositing a copy of such process in the mails by certified or registered air mail, addressed to such Canadian Borrower at its address specified in Subsection 11.2 with (if applicable) a copy to the Borrower Representative (such service to be effective upon such receipt by the New York Process Agent and the depositing of such process in the mails as aforesaid). Each of the Canadian Borrowers hereby irrevocably and unconditionally authorizes and directs the New York Process Agent to accept such service on its behalf. As an alternate method of service, each of the Canadian Borrowers irrevocably and unconditionally consents to the service of any and all process in any such action or proceeding in such New York State or Federal court by mailing of copies of such process to such Canadian Borrower by certified or registered air mail at its address specified in Subsection 11.2. Each of the Canadian Borrowers agrees that, to the fullest extent permitted by applicable law, a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

11.14     Acknowledgements. Each Borrower hereby acknowledges that:

(a)          it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)          neither any Agent nor any Other Representative or Lender has any fiduciary relationship with or duty to any Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Administrative Agent and Lenders, on the one hand, and the Borrowers, on the other hand, in connection herewith or therewith is solely that of creditor and debtor; and

(c)          no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby and thereby among the Lenders or among any of the Borrowers and the Lenders.

259

11.15     Waiver of Jury Trial. EACH OF THE BORROWERS, THE AGENTS AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY NOTES OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

11.16     Confidentiality. (a) Each Agent and each Lender agrees to keep confidential any information (a) provided to it by or on behalf of Holdings or any of the Borrowers or any of their respective Subsidiaries pursuant to or in connection with the Loan Documents or (b) obtained by such Lender based on a review of the books and records of Holdings or any of the Borrowers or any of their respective Subsidiaries; provided that nothing herein shall prevent any Lender from disclosing any such information (i) to any Agent, any Other Representative or any other Lender, (ii) to any Transferee, or prospective Transferee or any creditor or any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Borrower and its obligations which agrees to comply with the provisions of this Subsection 11.16 pursuant to a written instrument (or electronically recorded agreement from any Person listed above in this clause (ii), in respect to any electronic information (whether posted or otherwise distributed on any Platform)) for the benefit of the Borrowers (it being understood that each relevant Lender shall be solely responsible for obtaining such instrument (or such electronically recorded agreement)), (iii) to its Affiliates and the employees, officers, partners, directors, agents, attorneys, accountants and other professional advisors of it and its Affiliates; provided that such Lender shall inform each such Person of the agreement under this Subsection 11.16 and take reasonable actions to cause compliance by any such Person referred to in this clause (iii) with this agreement (including, where appropriate, to cause any such Person to acknowledge its agreement to be bound by the agreement under this Subsection 11.16), (iv) upon the request or demand of any Governmental Authority having jurisdiction over such Lender or its affiliates or to the extent required in response to any order of any court or other Governmental Authority or as shall otherwise be required pursuant to any Requirement of Law; provided that, other than with respect to any disclosure to any bank regulatory authority, such Lender shall, unless prohibited by any Requirement of Law, notify the Borrower Representative of any disclosure pursuant to this clause (iv) as far in advance as is reasonably practicable under such circumstances, (v) which has been publicly disclosed other than in breach of this Agreement, (vi) in connection with the exercise of any remedy hereunder, under any Loan Document or under any Interest Rate Agreement, (vii) in connection with periodic regulatory examinations and reviews conducted by the National Association of Insurance Commissioners or any Governmental Authority having jurisdiction over such Lender or its affiliates (to the extent applicable), (viii) in connection with any litigation to which such Lender (or, with respect to any Interest Rate Agreement, any Affiliate of any Lender party thereto) may be a party subject to the proviso in clause (iv) above, and (ix) if, prior to such information having been so provided or obtained, such information was already in an Agent’s or a Lender’s possession on a non-confidential basis without a duty of confidentiality to any Borrower or any of its respective Subsidiaries being violated. Notwithstanding any other provision of this Agreement, any other Loan Document or any Assignment and Acceptance, the provisions of this Subsection 11.16 shall survive with respect to each Agent and Lender until the second anniversary of such Agent or Lender ceasing to be an Agent or a Lender, respectively; provided that in no case shall any Agent or Lender cease to be obligated pursuant to this Subsection 11.16 prior to the third anniversary of the Closing Date.

260

(b)          Each Lender acknowledges that any such information referred to in Subsection 11.16(a), and any information (including requests for waivers and amendments) furnished by the Borrowers or any of their respective Subsidiaries or the Administrative Agent pursuant to or in connection with this Agreement and the other Loan Documents, may include material non-public information concerning the Borrowers or any of their respective Subsidiaries, the other Loan Parties and their respective Affiliates or their respective securities. Each Lender represents and confirms that such Lender has developed compliance procedures regarding the use of material non-public information; that such Lender will handle such material non-public information in accordance with those procedures and applicable law, including United States federal and state securities laws; and that such Lender has identified to the Administrative Agent a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law.

11.17     Incremental Indebtedness; Additional Indebtedness. In connection with the incurrence by any Loan Party or any Subsidiary thereof of any Incremental Indebtedness or Additional Indebtedness, each of the Administrative Agent and the Collateral Agent agrees to execute and deliver the ABL/Cash Flow Intercreditor Agreement, any Junior Lien Intercreditor Agreement or any Other Intercreditor Agreement or any Intercreditor Agreement Supplement and amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, any Security Document (including to any Mortgages and UCC fixture filings), and to make or consent to any filings or take any other actions in connection therewith, as may be reasonably deemed by the Borrower Representative to be necessary or reasonably desirable for any Lien on the assets of any Loan Party permitted to secure such Incremental Facility or Additional Indebtedness to become a valid, perfected lien (with such priority as may be designated by the relevant Loan Party or Subsidiary, to the extent such priority is permitted by the Loan Documents) pursuant to the Security Document being so amended, restated, waived, supplemented or otherwise modified or otherwise.

11.18     USA PATRIOT Act Notice and Canadian Anti-Terrorism Laws. Each Lender hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify, and record information that identifies each Loan Party, which information includes the name of each Loan Party and other information that will allow such Lender to identify each Loan Party in accordance with the Patriot Act, and the Borrowers agrees to provide such information from time to time to any Lender. Each Loan Party acknowledges that, pursuant to Canadian Anti-Terrorism Laws, the Secured Parties may be required to obtain, verify and record information regarding the Loan Parties, their respective directors, authorized signing officers, direct or indirect shareholders or other Persons in control of any Loan Party, and the transactions contemplated hereby. Each Loan Party shall provide all such information, including supporting documentation and other evidence, as may be reasonably requested by any Secured Party, or any prospective assign or participant of a Secured Party, in order to comply with any applicable Canadian Anti-Terrorism Laws, whether now or hereafter in existence.

261

11.19     Electronic Execution of Assignments and Certain Other Documents. The words “execution”, “signed”, “signature” and words of like import in any Assignment and Acceptance or Affiliated Lender Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

11.20     Reinstatement. This Agreement shall remain in full force and effect and continue to be effective should any petition or other proceeding be filed by or against any Loan Party for liquidation or reorganization, should any Loan Party become insolvent or make an assignment for the benefit of any creditor or creditors or should an interim receiver, receiver, receiver and manager or trustee be appointed for all or any significant part of any Loan Party’s assets, and shall continue to be effective or to be reinstated, as the case may be, if at any time payment and performance of the obligations of the Borrowers under the Loan Documents, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the obligations, whether as a fraudulent preference, reviewable transaction or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the obligations of the Borrowers hereunder shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

11.21     Joint and Several Liability; Postponement of Subrogation. (a) The obligations of the U.S. Borrowers hereunder and under the other Loan Documents shall be joint and several and, as such, each U.S. Borrower shall be liable for all of such obligations of the other U.S. Borrowers under this Agreement and the other Loan Documents. The obligations of the Canadian Borrowers hereunder and under the other Loan Documents shall be joint and several and, as such, each Canadian Borrower shall be liable for all of such obligations of the other Canadian Borrowers under this Agreement and the other Loan Documents. To the fullest extent permitted by law the liability of each Borrower for the obligations under this Agreement and the other Loan Documents of the other applicable Borrowers with whom it has joint and several liability shall be absolute, unconditional and irrevocable, without regard to (i) the validity or enforceability of this Agreement or any other Loan Document, any of the obligations hereunder or thereunder or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by any applicable Secured Party, (ii) any defense, set-off or counterclaim (other than a defense of payment or performance hereunder; provided that no Borrower hereby waives any suit for breach of a contractual provision of any of the Loan Documents) which may at any time be available to or be asserted by such other applicable Borrower or any other Person against any Secured Party or (iii) any other circumstance whatsoever (with or without notice to or knowledge of such other applicable Borrower or such Borrower) which constitutes, or might be construed to constitute, an equitable or legal discharge of such other applicable Borrower for the obligations hereunder or under any other Loan Document, or of such Borrower under this Subsection 11.21, in bankruptcy or in any other instance.

262

(b)          Each Borrower agrees that it will not exercise any rights which it may acquire by way of rights of subrogation under this Agreement, by any payments made hereunder or otherwise, until the prior payment in full in cash of all of the obligations hereunder and under any other Loan Document, the termination or expiration of all Letters of Credit and the permanent termination of all Commitments. Any amount paid to any Borrower on account of any such subrogation rights prior to the payment in full in cash of all of the obligations hereunder and under any other Loan Document, the termination or expiration of all Letters of Credit and the permanent termination of all Commitments shall be held in trust for the benefit of the applicable Secured Parties and shall immediately be paid to the Administrative Agent for the benefit of the applicable Secured Parties and credited and applied against the obligations of the applicable Borrowers, whether matured or unmatured, in such order as the Administrative Agent shall elect. In furtherance of the foregoing, for so long as any obligations of the Borrowers hereunder, any Letters of Credit or any Commitments remain outstanding, each Borrower shall refrain from taking any action or commencing any proceeding against any other Borrower (or any of its successors or assigns, whether in connection with a bankruptcy proceeding or otherwise) to recover any amounts in respect of payments made in respect of the obligations hereunder or under any other Loan Document of such other Borrower to any Secured Party. Notwithstanding any other provision contained in this Agreement or any other Loan Document, if a “secured creditor” (as that term is defined under the Bankruptcy and Insolvency Act (Canada)) is determined by a court of competent jurisdiction not to include a Person to whom obligations are owed on a joint or joint and several basis, then the Borrowers’ Obligations (and the obligations of their Subsidiaries), to the extent such obligations are secured, only shall be several obligations and not joint or joint and several obligations.

11.22     Designated Cash Management Agreements and Designated Hedging Agreements. The Borrower Representative may from time to time elect by notice in writing to the Administrative Agent (with a copy to the Cash Management Party or Hedging Party, as applicable, party to the Cash Management Arrangement, Hedging Agreement or other Permitted Hedging Arrangement, as applicable, to which the notice relates) that (x)(i) a Cash Management Arrangement with any Cash Management Party is to be a “Designated Cash Management Agreement” having monetary obligations that are subject to the waterfall provisions set forth in Subsection 10.15 and (ii) the Administrative Agent shall establish a Designated Cash Management Reserve with respect to any such Designated Cash Management Agreement in an amount (which amount shall be specified in such notice) equal to the anticipated monetary obligations of the Loan Parties under such Designated Cash Management Agreement owing to any Cash Management Party, so long as, immediately after giving effect thereto, Excess Availability would be not less than zero, or (y)(i) a Hedging Agreement or other Permitted Hedging Arrangement with any Hedging Party is to be a “Designated Hedging Agreement” having monetary obligations that are subject to the waterfall provisions set forth in Subsection 10.15 and (ii) the Administrative Agent shall establish a Designated Hedging Reserve with respect to any such Designated Hedging Agreement in an amount (which amount shall be specified in such notice) equal to the anticipated monetary obligations of the Loan Parties under such Designated Hedging Agreement owing to any Hedging Party, so long as, immediately after giving effect thereto, Excess Availability would be not less than zero, provided that (i) no Designated Cash Management Agreement or Designated Hedging Agreement can be secured at the same time on a first lien basis by the Cash Flow Priority Collateral (and any request under this Subsection 11.22 will be deemed to be a representation by the Borrower Representative to such effect), and (ii) no monetary obligations under any Designated Cash Management Agreement or Designated Hedging Agreement shall receive any benefit of the designation under this Subsection 11.22 after the Discharge of ABL Obligations (as defined in the ABL/Cash Flow Intercreditor Agreement), provided, further, that no Cash Management Arrangement shall be designated as a “Designated Cash Management Agreement” and no Hedging Agreement or other Permitted Hedging Arrangement shall be designated as a “Designated Hedging Agreement” if, at the time of such designation, the establishment of a Designated Cash Management Reserve or Designated Hedging Reserve in connection with such Designated Cash Management Agreement or Designated Hedging Agreement, as applicable, would result in Excess Availability being less than zero. The Borrower Representative may from time to time instruct the Administrative Agent to (i) reduce or eliminate the amount of any Designated Cash Management Reserve or Designated Hedging Reserve by delivering to the Administrative Agent (with a copy to the Cash Management Party or Hedging Party, as applicable, party to the Designated Cash Management Agreement or Designated Hedging Agreement to which the Designated Cash Management Reserve or Designated Hedging Reserve relates) a notice of such reduction or elimination or (ii) increase the amount of any Designated Cash Management Reserve or Designated Hedging Reserve by notice in writing to the Administrative Agent (with a copy to the Cash Management Party or Hedging Party, as applicable, party to the Designated Cash Management Agreement or Designated Hedging Agreement to which the Designated Cash Management Reserve or Designated Hedging Reserve relates) so long as in the case of this clause (ii), immediately after giving effect to such increase, Excess Availability would be not less than zero.

263

11.23     Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary herein or in any other Loan Document, each party hereto acknowledges that any liability of any party hereto that is an EEA Financial Institution arising hereunder or under any other Loan Document, to the extent such liability is unsecured (all such liabilities, other than any Excluded Liability, the “Covered Liabilities”), may be subject to Write-Down and Conversion Powers and agrees and consents to, and acknowledges and agrees to be bound by:

(a)          the application of Write-Down and Conversion Powers to any Covered Liability arising hereunder or under any other Loan Document which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)          the effects of any Bail-In Action on any such Covered Liability, including, if applicable:

(i)          a reduction in full or in part or cancellation of any such Covered Liability;

(ii)         a conversion of all, or a portion of, such Covered Liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such Covered Liability under this Agreement or any other Loan Document; or

(iii)        the variation of the terms of such Covered Liability in connection with the exercise of Write-Down and Conversion Powers.

264

Notwithstanding anything to the contrary herein, nothing contained in this Subsection 11.23 shall modify or otherwise alter the rights or obligations under this Agreement or any other Loan Document with respect to any liability that is not a Covered Liability.

11.24     Language. The parties hereto confirm that it is their wish that this Agreement, as well as any other documents relating to this Agreement, including notices, schedules and authorizations, have been and shall be drawn up in the English language only. Les signataires conferment leur volonté que la présente convention, de même que tous les documents s’y rattachant, y compris tout avis, annexe et autorisation, soient rédigés en anglais seulement.

11.25     Joinder on the Closing Date.

(a)          Upon the delivery by Ply Gem Industries of an executed counterpart of this Agreement on the Closing Date, immediately after the consummation of the Pisces Merger, Ply Gem Industries shall be deemed, and by such delivery Ply Gem Industries hereby agrees to be, a party hereto and subject to the rights and obligations of a U.S. Subsidiary Borrower set forth herein as if Ply Gem Industries had been an original signatory hereto.

(b)          Upon the delivery by each of the Initial Canadian Borrowers of an executed counterpart of this Agreement on the Closing Date, immediately after the consummation of the Pisces Merger, each of the Initial Canadian Borrowers shall be deemed, and by such delivery each of the Initial Canadian Borrowers hereby agrees to be, a party hereto and subject to the rights and obligations of a Canadian Borrower set forth herein as if such Initial Canadian Borrower had been an original signatory hereto.

[SIGNATURE PAGES FOLLOW]

265

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, all as of the date first written above.

PISCES MIDCO, INC.

By:	/s/ Theresa A. Gore
Name: Theresa A. Gore
Title: Vice President and Secretary

GIENOW CANADA INC.

By:	/s/ Shawn K. Poe
Name: Shawn K. Poe
Title: Vice President, Secretary and Treasurer

MITTEN INC.

By:	/s/ Shawn K. Poe
Name: Shawn K. Poe
Title: Vice President, Secretary and Treasurer

PLY GEM INDUSTRIES, INC.

By:	/s/ Shawn K. Poe
Name: Shawn K. Poe
Title: Executive Vice President, Chief Financial Officer and Secretary

NORTH STAR MANUFACTURING (LONDON) LTD.

By:	/s/ Chris Gunn
Name: Chris Gunn
Title: Chief Financial Officer

[Signature Page to the Pisces ABL Credit Agreement]

AGENT AND LENDERS:

UBS AG, STAMFORD BRANCH, as Administrative Agent:

By:	/s/ Houssem Daly
Name: Houssem Daly
Title: Associate Director, Banking Products Services, US

By:	/s/ Kenneth Chin
Name: Kenneth Chin
Title: Director, Banking Products Services, US

UBS AG, STAMFORD BRANCH, as Lender, Swingline Lender, and Issuing Bank:

By:	/s/ Houssem Daly
Name: Houssem Daly
Title: Associate Director, Banking Products Services, US

By:	/s/ Kenneth Chin
Name: Kenneth Chin
Title: Director, Banking Products Services, US

JPMORGAN CHASE BANK, N.A., as a Lender and an Issuing Lender:

By:	/s/ Peter S. Predun
Name: Peter S. Predun
Title: Executive Director

[Signature Page to the Pisces ABL Credit Agreement]

DEUTSCHE BANK AG NEW YORK BRANCH, as a Lender and an Issuing Lender:

By:	/s/ Alicia Schug
Name: Alicia Schug
Title: Vice President

By:	/s/ Marguerite Sutton
Name: Marguerite Sutton
Title: Vice President

BARCLAYS BANK PLC, as a Lender and an Issuing Lender:

By:	/s/ Craig Malloy
Name: Craig Malloy
Title: Director

GOLDMAN SACHS BANK USA, as a Lender and an Issuing Lender:

By:	/s/ Charles D. Johnston
Name: Charles D. Johnston
Title: Authorized Signatory

BANK OF AMERICA, N.A., as a Lender and an Issuing Lender:

By:	/s/ Katherine Donovan
Name: Katherine Donovan
Title: Credit Officer

[Signature Page to the Pisces ABL Credit Agreement]

BANK OF AMERICA, N.A. (acting through its Canada Branch), as a Lender and an Issuing Lender:

By:	/s/ Sylwia Durkiewicz
Name: Sylwia Durkiewicz
Title: Vice President

ROYAL BANK OF CANADA, as a Lender and an Issuing Lender:

By:	/s/ Stuart Coulter
Name: Stuart Coulter
Title: Attorney in Fact

By:	/s/ Daniel Gioia
Name: Daniel Gioia
Title: Authorized Signatory

JEFFERIES FINANCE LLC, as a Lender and an Issuing Lender:

By:	/s/ Jason Kennedy
Name: Jason Kennedy
Title: Managing Director

MUFG UNION BANK, N.A., as a Lender and an Issuing Lender:

By:	/s/ John McDevitt
Name: John McDevitt
Title: Director

[Signature Page to the Pisces ABL Credit Agreement]

NATIXIS, NEW YORK BRANCH, as a Lender and an Issuing Lender:

By:	/s/ J. Stephanie Lautner
Name: J. Stephanie Lautner
Title: Director

By:	/s/ Robin Gruner
Name: Robin Gruner
Title: Vice President

SOCIÉTÉ GÉNÉRALE, as a Lender and an Issuing Lender:

By:	/s/ Pranav Chandra
Name: Pranav Chandra
Title: Managing Director

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as a Lender and an Issuing Lender:

By:	/s/ Gordon Yip
Name: Gordon Yip
Title: Director

By:	/s/ Gary Herzog
Name: Gary Herzog
Title: Managing Director

[Signature Page to the Pisces ABL Credit Agreement]

Schedule A to ABL Credit Agreement

SCHEDULE A

Commitments and Addresses

U.S. FACILITY COMMITMENTs

rEVOLVING LENDER	COMMITMENT	Address

UBS AG, Stamford Branch	$28,500,000.00	1285 Avenue of the Americas New York, New York 10019

JPMorgan Chase Bank, N.A.	$28,500,000.00	383 Madison Avenue New York, New York 10179

Deutsche Bank AG New York Branch	$28,500,000.00	60 Wall Street New York, New York 10005

Barclays Bank PLC	$28,500,000.00	745 Seventh Avenue New York, NY 10019

Goldman Sachs Bank USA	$28,500,000.00	200 West Street New York, NY 10282

Bank of America, N.A.	$28,500,000.00	One Bryant Park New York, New York 10036

Royal Bank of Canada	$28,500,000.00	200 Vesey Street New York, New York 10281

Jefferies Finance LLC	$17,100,000.00	520 Madison Avenue New York, New York 10022

MUFG Union Bank, N.A.	$17,100,000.00	1221 Avenue of the Americas New York, New York 10020

Natixis, New York Branch	$17,100,000.00	1251 Avenue of the Americas New York, New York 10020

Société Générale	$17,100,000.00	245 Park Avenue New York, NY 10167

Crédit Agricole Corporate and Investment Bank	$17,100,000.00	1301 Avenue of the Americas New York, NY 10019

TOTAL:	$285,000,000.00

Schedule A to ABL Credit Agreement

CANADIAN FACILITY COMMITMENTs

rEVOLVING LENDER	COMMITMENT	Address

UBS AG, Stamford Branch	$7,500,000.00	1285 Avenue of the Americas New York, New York 10019

JPMorgan Chase Bank, N.A.	$7,500,000.00	383 Madison Avenue New York, New York 10179

Deutsche Bank AG New York Branch	$7,500,000.00	60 Wall Street New York, New York 10005

Barclays Bank PLC	$7,500,000.00	745 Seventh Avenue New York, NY 10019

Goldman Sachs Bank USA	$7,500,000.00	200 West Street New York, NY 10282

Bank of America, N.A.	$7,500,000.00	One Bryant Park New York, New York 10036

Royal Bank of Canada	$7,500,000.00	200 Vesey Street New York, New York 10281

Jefferies Finance LLC	$4,500,000.00	520 Madison Avenue New York, New York 10022

MUFG Union Bank, N.A.	$4,500,000.00	1221 Avenue of the Americas New York, New York 10020

Natixis, New York Branch	$4,500,000.00	1251 Avenue of the Americas New York, New York 10020

Société Générale	$4,500,000.00	245 Park Avenue New York, NY 10167

Crédit Agricole Corporate and Investment Bank	$4,500,000.00	1301 Avenue of the Americas New York, NY 10019

TOTAL:	$75,000,000.00

Schedule 1.1(a) to ABL Credit Agreement

SCHEDULE 1.1(a)

Designated Foreign Currency Centers

Designated Foreign Currency	Principal Financial Center
Euro	Brussels, Belgium
Sterling	London, United Kingdom
Canadian Dollars	Toronto, Canada

Schedule 1.1(b) to ABL Credit Agreement

SCHEDULE 1.1(b)

Credit Card Issuers

Intentionally omitted.

Schedule 1.1(c) to ABL Credit Agreement

SCHEDULE 1.1(c)

Credit Card Processors

Intentionally omitted.

Schedule 1.1(d) to ABL Credit Agreement

SCHEDULE 1.1(d)

Disposition of Certain Assets

None.

Schedule 1.1(g) to ABL Credit Agreement

SCHEDULE 1.1(g)

Existing Investments

1.	In 2008, Simonton Windows & Doors, Inc. (“Simonton”) made an investment of approximately $1.0 million in Crosshill investments (specifically a 7.65% limited partnership interest in CrossHill Debt II Limited Partner and a 6.15% limited partnership interest in CrossHill Georgetown Capital L.P.), which invests in certain debt and equity securities. Due to the economic recession in 2008, this investment has been valued at $0 by Fortune Brands Home & Security, Inc. (Simonton’s predecessor parent) and Simonton. Likewise, Ply Gem has maintained a $0 valuation since the Simonton acquisition in September 19, 2014.

2.	Promissory note, dated April 9, 2013, issued by Gienow Canada Inc. to Ply Gem Industries, Inc. in the principal amount of C$12,600,000.

3.	Promissory note, dated May 31, 2013, issued by 2374933 Ontario Inc. (now known as Mitten Inc.) to Ply Gem Industries, Inc. in the principal amount of C$48,235,000 with a maturity date of June 1, 2028.

4.	Promissory note, dated April 12, 2018, issued by Brock Doors & Windows, Ltd. (as successor by amalgamation to 2627234 Ontario Inc.) to Pisces Midco, Inc. in the amount of C$7,106,436.48 with a maturity date of April 15, 2028.

5.	Promissory note, dated April 12, 2018, issued by North Star Manufacturing (London), Ltd. (as successor by amalgamation to 2627233 Ontario Inc.) to Pisces Midco, Inc. in the amount of C$174,858,203.50 with a maturity date of April 15, 2028.

Schedule 1.1(h) to ABL Credit Agreement

SCHEDULE 1.1(h)

Designated Cash Management Agreements

None.

Schedule 1.1(i) to ABL Credit Agreement

SCHEDULE 1.1(i)

Designated Hedging Agreements

None.

Schedule 1.1(j) to ABL Credit Agreement

SCHEDULE 1.1(j)

L/C Commitments

U.S. Facility L/C Commitments

Issuing Lender	L/C Commitment
UBS AG, Stamford Branch	$6,000,000.00	*
JPMorgan Chase Bank, N.A.	$6,000,000.00
Deutsche Bank AG New York Branch	$6,000,000.00
Barclays Bank PLC	$6,000,000.00
Goldman Sachs Bank USA	$6,000,000.00
Bank of America, N.A.	$6,000,000.00
Royal Bank of Canada	$6,000,000.00
Jefferies Finance LLC	$3,600,000.00
MUFG Union Bank, N.A.	$3,600,000.00
Natixis, New York Branch	$3,600,000.00
Société Générale	$3,600,000.00
Crédit Agricole Corporate and Investment Bank	$3,600,000.00
Total	$60,000,000.00

Canadian Facility L/C Commitments

Issuing Lender	L/C Commitment
UBS AG, Stamford Branch	$1,500,000.00
JPMorgan Chase Bank, N.A.	$1,500,000.00
Deutsche Bank AG New York Branch	$1,500,000.00
Barclays Bank PLC	$1,500,000.00
Goldman Sachs Bank USA	$1,500,000.00
Bank of America, N.A.	$1,500,000.00
Royal Bank of Canada	$1,500,000.00

* UBS AG, Stamford Branch agrees to provide an additional $3,500,000.00 of U.S. Facility L/C Commitments, bringing its total U.S. Facility L/C Commitments to $9,500,000.00, through April 11, 2019.

Schedule 1.1(j) to ABL Credit Agreement

Issuing Lender	L/C Commitment
Jefferies Finance LLC	$900,000.00
MUFG Union Bank, N.A.	$900,000.00
Natixis, New York Branch	$900,000.00
Société Générale	$900,000.00
Crédit Agricole Corporate and Investment Bank	$900,000.00
Total	$15,000,000.00

Schedule 1.1(k) to ABL Credit Agreement

SCHEDULE 1.1(k)

Existing Letters of Credit

	Issuing Lender	Beneficiary	Instrument Number	Liability Amount
PLY GEM
1.	UBS AG, Stamford Branch	ACE	WALI-A06894-1MON		$2,408,465
2.	UBS AG, Stamford Branch	PG-NOM (Alberta), Inc.	WALI-A07563-1MIR	C$	1,630,000
3.	UBS AG, Stamford Branch	Berkadia Commercial Mortgage LLC	WALI-A07580-1MIR		$1,600,000
4.	UBS AG, Stamford Branch	Union Fire Insurance Co. of Pittsburgh	WALI-A07583-1MIR		$45,590
5.	UBS AG, Stamford Branch	Ohio Bureau of Worker’s Compensation	WALI-A07584-1MIR		$150,000

The following letters of credit shall be deemed to be Existing Letters of Credit effective when Atrium W&D becomes a Borrower under the Credit Agreement:

ATRIUM
6.	Bank of America, N.A.	RLI Insurance Company	68131897	$428,067
7.	Bank of America, N.A	Delaware Frame (TX) LP	68133908	$250,000
8.	Bank of America, N.A	Windough (DE) LP	68133907	$1,500,000
9.	Bank of America, N.A	Zurich American Insurance Company	68133425	$3,515,000

Schedule 4.16 to ABL Credit Agreement

SCHEDULE 4.16 †

DDAs and Concentration Accounts

Intentionally omitted.

Schedule 5.4 to ABL Credit Agreement

SCHEDULE 5.4

Consents Required

None.

Schedule 5.6 to ABL Credit Agreement

SCHEDULE 5.6

Litigation

1.	Ply Gem stockholders have filed two separate putative class action lawsuits in connection with the Ply Gem Merger in Delaware Chancery Court—Miller v. Ply Gem Holdings, Inc., No. 2018-0151 (Del. Ch.) and Lowinger v. Ply Gem Industries, et. al., No. 2018-0163 (Del. Ch.). On March 19, 2018, the matters were consolidated and plaintiffs moved for a preliminary injunction. The plaintiffs are seeking to enjoin consummation of the Ply Gem Merger or, in the event the Ply Gem Merger is completed, to rescind the Ply Gem Merger or recover money damages on behalf of the Ply Gem stockholders caused by the alleged breaches of fiduciary duties by Ply Gem directors on the basis of allegedly insufficient and improper disclosures in connection with the Ply Gem Merger. The Ply Gem Business currently has reserves in place in the amount of approximately $199,000 reflecting an agreed upon mootness fee.

2.	Appraisal Rights Demand – Ply Gem has received notices from Cede & Co. regarding the assertion of appraisal (or dissenters’) rights on behalf of several stockholders of the shares of Ply Gem Holdings common stock owned by such stockholders prior to the Pisces Merger.

3.	In re Ply Gem Holdings, Inc. Securities Litigation – Purported federal securities class action filed on May 19, 2014 in the United States District Court for the Southern District of New York against Ply Gem Holdings, Inc., several of its directors and officers, and the underwriters associated with Ply Gem’s initial public offering. During 2017, the parties reached an agreement in principle to settle the matter for approximately $25.95 million, and on March 6, 2018, plaintiffs filed with the fully executed settlement papers with the Court. The settlement remains subject to Court approval and requests for exclusion by members of the settlement class. The Ply Gem Business currently has reserves in place in the amount of approximately $561,072.

4.	Anthony Pagliaroni et al. v. Mastic Home Exteriors, Inc. and Deceuninck North America, LLC – Purported class action filed in January 2012 in the United States District Court for the District of Massachusetts. Plaintiffs, on behalf of themselves and all others similarly situated, allege damages as a result of the defective design and manufacture of Oasis composite deck and railing, which was manufactured by Deceuninck North America, LLC (“Deceuninck”) and sold by Mastic Home Exteriors, Inc. (“MHE”). The District Court denied plaintiffs’ motion for class certification on September 22, 2015. Plaintiffs filed a petition for interlocutory appeal of the denial of class certification to the U.S. Court of Appeals for the First Circuit, and on April 12, 2016, the Court of Appeals denied this petition for appeal, meaning the case continues to be litigated with the individual named plaintiffs. On February 15, 2018, the District Court (i) entered summary judgment for MHE on several claims, but left claims for breach of express and implied warranty for trial, and (ii) entered summary judgment for Deceuninck on all claims.

Schedule 8.1 to ABL Credit Agreement

5.	Kiefer et al. v. Simonton Building Products, LLC et al. – Purported class action filed on October 17, 2016 in the United States District Court for the District of Minnesota. Plaintiffs, on behalf of themselves and all others similarly situated, allege damages as a result of, among other things, the defective design and manufacture of certain Simonton windows containing two-pane insulating glass units. On April 17, 2017, the District Court granted the defendants’ motion to dismiss the complaint. Plaintiffs filed a notice of appeal, and the appeal is pending. During March 2018, the parties reached an agreement in principle to settle the matter for approximately $15,000.

6.	Gazzillo et al. v. Ply Gem Industries, Inc. et al. – Purported class action filed on September 26, 2017 in the United States District Court for the Northern District of New York. Plaintiffs, on behalf of themselves and all others similarly situated, allege damages as a result of, among other things, the defective design and manufacture of certain vinyl siding products.

7.	Items listed on Schedule 5.17 are incorporated herein by reference.

Schedule 5.8 to ABL Credit Agreement

SCHEDULE 5.8

Real Property

None.

Schedule 5.9 to ABL Credit Agreement

SCHEDULE 5.9

Intellectual Property Claims

None.

Schedule 5.15 to ABL Credit Agreement

SCHEDULE 5.15

Subsidiaries

Subsidiary	Jurisdiction of Organization	Ownership Percentage	Direct Owner(s)
PLY GEM
Alenco Building Products Management, L.L.C.	Delaware	100%	Alenco Holding Corporation
Alenco Extrusion GA, L.L.C.	Delaware	100%	New Alenco Extrusion, Ltd.
Alenco Extrusion Management, L.L.C.	Delaware	100%	Alenco Holding Corporation
Alenco Holding Corporation	Delaware	100%	AWC Holding Company
Alenco Interests, L.L.C.	Delaware	100%	Alenco Holding Corporation
Alenco Trans, Inc.	Delaware	100%	Alenco Holding Corporation
Alenco Window GA, L.L.C.	Delaware	100%	New Alenco Window, Ltd
Aluminum Scrap Recycle, L.L.C.	Delaware	100%	New Alenco Extrusion, Ltd.
AWC Arizona, Inc.	Delaware	100%	Alenco Holding Corporation
AWC Holding Company	Delaware	100%	Ply Gem Industries, Inc.
Foundation Labs by Ply Gem, LLC	Delaware	100%	Ply Gem Industries, Inc.
Glazing Industries Management, L.L.C.	Delaware	100%	Alenco Holding Corporation
Great Lakes Window, Inc.	Ohio	100%	Ply Gem Industries, Inc.
Kroy Building Products, Inc.	Delaware	100%	Ply Gem Industries, Inc.
Mastic Home Exteriors, Inc.	Ohio	100%	Ply Gem Industries, Inc.
MW Manufacturers Inc.	Delaware	100%	MWM Holding, Inc.
MWM Holding, Inc.	Delaware	100%	Ply Gem Industries, Inc.
Napco, Inc.	Delaware	100%	Ply Gem Industries, Inc.
New Alenco Extrusion, Ltd.	Texas	95% limited partner	Alenco Interests, L.L.C.
		5% general partner	Alenco Extrusion Management, L.L.C.
New Alenco Window, Ltd.	Texas	95% limited partner	Alenco Interests, L.L.C.
		5% general partner	Alenco Building Products Management, L.L.C.
New Glazing Industries, Ltd.	Texas	95% limited partner	Alenco Interests, L.L.C.
		5% general partner	Glazing Industries Management, L.L.C.
Ply Gem Holdings, Inc.	Delaware	100%	Pisces Midco, Inc.
Ply Gem Industries, Inc.	Delaware	100%	Ply Gem Holdings, Inc.
Ply Gem Pacific Windows Corporation	Delaware	100%	Ply Gem Industries, Inc.
Ply Gem Specialty Products, LLC	Delaware	100%	Ply Gem Industries, Inc.
SimEx, Inc.	West Virginia	50,000	Simonton Windows & Doors, Inc.
Simonton Building Products LLC	Delaware	100%	Simonton Windows & Doors, Inc.
Simonton Industries, Inc.	California	100%	Simonton Building Products LLC
Simonton Windows & Doors, Inc.	Delaware	100%	Ply Gem Industries, Inc.

Schedule 5.15 to ABL Credit Agreement

Subsidiary	Jurisdiction of Organization	Ownership Percentage	Direct Owner(s)
Simonton Windows, Inc.	West Virginia	100%	Simonton Building Products LLC
Variform, Inc.	Missouri	100%	Ply Gem Industries, Inc.
Gienow Canada Inc.	Canada (Federally Organized)	100%	Ply Gem Industries, Inc.
Mitten, Inc.	Ontario	100%	Ply Gem Industries, Inc.
ATRIUM
Atrium Corporation	Delaware	100%	Pisces Midco, Inc.
Atrium Intermediate Holdings, Inc.	Delaware	100%	Atrium Corporation
Atrium Parent, Inc.	Delaware	100%	Atrium Intermediate Holdings, Inc.
Atrium Windows and Doors, Inc.	Delaware	100%	Atrium Parent, Inc.
American Screen Manufacturers, Inc.	Delaware	100%	Atrium Windows and Doors, Inc.
Atrium Extrusion Systems, Inc.	Delaware	100%	Atrium Windows and Doors, Inc.
Champion Window, Inc.	Delaware	100%	Atrium Windows and Doors, Inc.
Thermal Industries, Inc.	Delaware	100%	Atrium Windows and Doors, Inc.
North Star Manufacturing (London) Ltd.	Ontario	100%	Pisces Midco, Inc.
Brock Doors & Windows Ltd.	Ontario	100%	Pisces Midco, Inc.

Schedule 5.17 to ABL Credit Agreement

SCHEDULE 5.17

Environmental Matters

1.	MW Manufacturers Inc. is a party to an Administrative Order on Consent with the United States Environmental Protection Agency (the “EPA”) dated September 12, 2011, under the Resource Conservation and Recovery Act (“RCRA”), with respect to its Rocky Mount, Virginia facility. The Ply Gem Business currently has reserves in place in the amount of approximately $1.35 million.

2.	Gienow Canada Inc. may incur costs in connection with contamination at its Calgary, Alberta facility. There are no investigation or remediation activities currently being conducted by the Ply Gem Business, and the Ply Gem Business has not had contact with regulatory agencies regarding this matter in several years. The Ply Gem Business currently has a reserve in place of approximately C$150,000.

3.	In May 2015, Kroy Building Products, Inc. (“Kroy”) responded to EPA’s request for information issued under CERCLA in connection with contamination at Kroy’s York, Nebraska facility. The facility is located within an area-wide Superfund site, and the Ply Gem Business believes that they are not responsible for the contamination.

Schedule 5.20 to ABL Credit Agreement

SCHEDULE 5.20

Insurance ‡

Coverage	Effective Date	Carrier	Limits	Deductible/SIR	Premiums
PLY GEM
General Liability	10/31/2017 - 10/31/2018	James River	2,000,000/occurrence; 4,000,000 aggregate	500,000 SIR	$1,167,147
General Liability -Canada	5/12/2017 - 5/12/2018	Strategic Underwriting Managers, Inc.	1,000,000/occurrence; 2,000,000 aggregate	25,000 deductible	$176,054
Umbrella Liability	10/31/2017 -10/31/2018	American Guarantee & Liability (Zurich)	24,000,000/occurrence; 24,000,000 aggregate	zero	$981,110
Excess Liability	10/31/2017 -10/31/2018	Great American Insurance	25,000,000/occurrence; 25,000,000 aggregate	zero	$204,954
Crime	5/23/2017 -5/23/2018	Zurich American Insurance Co	5,000,000	100,000 deductible	$30,000
Workplace Violence	5/23/2017 -5/23/2018	Chubb Federal Insurance Co	1,000,000	zero	$2,775
Directors & Officers-Primary	5/23/2017 -5/23/2018	Zurich American Insurance Co	10,000,000	1,000,000 SIR	$429,331
D&O Excess Layer #1	5/23/2017 -5/23/2018	Endurance Risk Solutions Assurance Co	10,000,000	zero	$128,000
D&O Excess Layer #2	5/23/2017 -5/23/2018	Chubb Ace American	10,000,000	zero	$70,000
D&O Excess Layer #3	5/23/2017 -5/23/2018	Nationwide Freedom Specialty	10,000,000	zero	$39,500
D&O Excess Layer #4	5/23/2017 - 5/23/2018	AIG National Union Fire Ins Co	10,000,000	zero	$36,740
D&O Excess Side A Coverage	5/23/2017 - 5/23/2018	Berkley Insurance Co	10,000,000	zero	$36,000
Employment Practice Liab.	5/23/2017 -5/23/2018	Zurich American Insurance Co	10,000,000	250,000 SIR	$98,000

‡ Schedule includes information of the Atrium U.S. Guarantor Entities, which are to become Loan Parties following the effectiveness of the Atlas Merger, the Atlas Contribution and the repayment of certain existing Indebtedness of the Atrium Business on the Business Day immediately following the Closing Date.

Schedule 5.20 to ABL Credit Agreement

Coverage	Effective Date	Carrier	Limits	Deductible/SIR	Premiums
Fiduciary Liability	5/23/2017 - 5/23/2018	AIG National Union Fire Ins Co	10,000,000	10,000 SIR	$25,025
Property	5/13/2017 -5/13/2018	Zurich American Insurance Co	250,000,000	100,000 deductible	$676,240
Property -Canada					$76,321
Foreign Liability	5/12/2017 -5/12/2018	WorldSouce - Ins Co of PA	1,000,000/occurrence; 2,000,000 aggregate	1,000 deductible	$13,650
Environmental Liability	2/12/2017 -2/12/2020	Chubb Illinois Union Ins Co	5,000,000/occurrence; 10,000,000 aggregate	100,000 SIR	$93,462 (3 yrs)
Work Comp Premium	5/12/2017 -5/12/2018	Zurich American Insurance Co			$712,215
Work Comp Loss Funding	5/12/2017 -5/12/2018	Zurich American Insurance Co	9,500,000 program max annual liability	500,000 deductible/ claim	$3,333,288
Excess Workers Comp	5/12/2017 - 5/12/2018	Zurich American Insurance Co	9,500,000 aggregate	500,000 SIR	$47,080
Auto Liability	5/12/2017 -5/12/2018	Zurich American Insurance Co	2,000,000/ occurrence	zero	$865,082
Auto Liability -Canada	5/12/2017 -5/12/2018	SGI Canada	1,000,000/ occurrence	2,500 deductible	$159,935
Storage Tank Liability	2/13/2017 -2/13/2018	Chubb Ace American	1,000,000/ occurrence; 2,000,000 aggregate	25,000 deductible	$2,272
Motor Truck Cargo	4/5/2017 -4/5/2018	Hartford Insurance	500,000/ occurrence	1,000 deductible	$4,111
Kidnap/Ransom	5/12/2017	Tokio Marine Specialty Group	1,000,000/ occurrence	zero	$5,019 (3 yrs)
ATRIUM
General Liability Employee Benefits Liability:

General Aggregate Limit
Products/Comp. Ops. Agg.
Personal & Adv. Injury
Each Occurrence Limit
Damage to Premises Rented to You
Medical Expense
Employee Benefits Liability Agg. (Claims Made)	06/01/2017 – 06/01/2018	Zurich American Insurance Company	$2,000,000 $2,000,000 $1,000,000 $1,000,000 $1,000,000 $10,000 $1,000,000	$1,250,000 Self Insured Retention-Per Occurrence	$180, 203

Schedule 5.20 to ABL Credit Agreement

Coverage	Effective Date	Carrier	Limits	Deductible/SIR	Premiums
Commercial Automobile: CSL - Bodily Injury & PD (sym 1) Medical Payments (sym 2) Uninsured / Underinsured Motorist (sym 2) Personal Injury Protection (sym 2) Auto Physical Dmg (sym 2 & 8)	06/01/2017 – 06/01/2018	Zurich American Insurance Company	$1,000,000 $10,000 Statutory Statutory ACV	Various Deductible per Occurrence-Phy. Damage	$44,013
Workers' Compensation (Deductible): BI Each Accident BI by Disease Policy Limit BI by Disease Each Employee	06/01/2017 – 06/01/2018	American Zurich Insurance Company	$1,000,000 $1,000,000 $1,000,000	$500,000 Deductible Each Accident/Claim	$213,744
Workers' Compensation (Retro): BI Each Accident BI by Disease Policy Limit BI by Disease Each Emp (Premium does not include surcharges, claims fee, claims admin)	06/01/2017 – 06/01/2018	Zurich American Insurance Company	$1,000,000 $1,000,000 $1,000,000	$500,000 Deductible Each Accident/Claim	$433

Schedule 5.20 to ABL Credit Agreement

Coverage	Effective Date	Carrier	Limits	Deductible/SIR	Premiums
TX Non-Subscription (Hays Not Broker) (Employer's Primary Indemnity Coverage): Employers Liability Bodily Injury Damage Limit Per Employee	10/01/2017 – 10/01/2018	Scottsdale	$10,000,000	$500,000 Self Insured Retention	$175,514
Umbrella Liability: Each Occurrence Other Aggregate Products Completed Operations Aggregate	06/01/2017 – 06/01/2018	American Guarantee and Liability Insurance Company	$25,000,000 $25,000,000 $25,000,000	Excess of scheduled underlying	$239,000
Excess Umbrella Liability: Each Occurrence Aggregate Products Completed Operations Aggregate Excess $25,000,000	06/01/2017 – 06/01/2018	Starr Indemnity & Liability Company	$25,000,000 $25,000,000 $25,000,000	Excess of scheduled underlying	$64,000

Schedule 5.20 to ABL Credit Agreement

Coverage	Effective Date	Carrier	Limits	Deductible/SIR	Premiums
Umbrella Liability (Canada): Each Occurrence Aggregate	06/01/2017 – 06/01/2018	Zurich Insurance Company LTD.	$33,681,800	Excess of scheduled underlying	$20,888
Pollution Legal Liability: Per Pollution Condition Aggregate Cov A New Pollution Conditions Cov B Pre Existing Conditions Eillis Windows & Door, 300 Welcome Ctr. Blvd., Welcome, NC CLAIMS MADE	11/04/2015 – 11/04/2020	Illinois Union (ACE)	$10,000,000 $10,000,000	$25,000 Self Insured Retention	$92,544
International: Each Occurrence General Aggregate Employee Benefits Each Claim and Aggregate Auto Liability Property Unnamed Location	06/01/2017 – 06/01/2018	Zurich American Insurance Company	$1,000,000 $2,000,000 $1,000,000 $1,000,000 $300,925	$5,000 Deductible per Occurrence - Property	$2,500

Schedule 5.20 to ABL Credit Agreement

Coverage	Effective Date	Carrier	Limits	Deductible/SIR	Premiums
Property / B&M / EQ / Flood: Policy Limit Per Occurrence (Coverages Combined) Business Interruption Named Windstorm Brands, Labels & Trademarks Rental Value Sublimits in Annual Aggregate: Earth Movement EXCEPT; Property located in Zone 1 Property located in Zone 2 Flood except: Within a Special Flood Hazard Area (SFHA) Within a Moderate Flood Hazard Area (MFHA)	06/01/2017 – 06/01/2018	Zurich	$150,000,000 Included Included Included Included $50,000,000 $2,500,000 $25,000,000 $50,000,000 $5,000,000 $10,000,000 $10,000,000 $1,000,000 30 days	$100,000 PD/BI ALL manufacturing facilities $50,000 PD/BI ALL other than manufacturing Earthquake $100,000 EXCEPT; $250,000 minimum Combined deductible for PD/TE per occurrence or 5% of 100% Value PD & 5% of 12 Months Value TE Zone 1 Locations; and $100,000 minimum Combined deductible for PD/TE per occurrence or 2% of 100% Value PD & 2% of 12 Months Value TE Zone 2 Locations	$229,072

Schedule 5.20 to ABL Credit Agreement

Coverage	Effective Date	Carrier	Limits	Deductible/SIR	Premiums
Accounts Receivable
Computer Systems Damage (Annual Aggregate)
Civil Authority (Not to exceed $1,000,000)
Demolition and Inc Cost of Const
Equipment Breakdown
Amonia Contamination
Spoliage
Extra Expense
Service Interruption
Ingress/Egress (Not to exceed $1,000,000)
Leasehold Interest

Misc. Unnamed Locations
Misc. Personal Property
Newly Acquired Property; 120 day period
Ordinary Payroll
Property in Transit; $250,000 when acting as a Common Carrier
Unintentional E&O	$10,000,000 $150,000,000 $1,000,000 $5,000,000 $5,000,000 $5,000,000 $1,000,000 $1,000,000 $1,000,000 $100,000 $1,000,000 90 days $1,000,000	Flood:
$100,000 EXCEPT;
$1,000,000 High/Moderate Hazard Zones

Named Storm:
$250,000 minimum Combined ded for PD/TE per occurrence or
5% of 100% Value PD & 5% of 12 Months Value TE Zone 1 Locations;
2% of 100% Value PD & 2% of 12 Months Value TE Zone 2 Locations

Equipment Breakdown:
$100,000 PD/BI ALL manufacturing facilities with exceptions.
$50,000 PD/BI ALL other than manufacturing

Service Interruption - 24 Hours

Transit:
$10,000 per Occurrence combined coverages
$5,000 Combined coverages when acting common carrier

Schedule 5.20 to ABL Credit Agreement

Coverage	Effective Date	Carrier	Limits	Deductible/SIR	Premiums
D&O / EPL Primary Coverage: Aggregate Share D&O / EPL Limit of Liability	06/01/2017 – 06/01/2018	National Union Fire Insurance Co. (AIG)	$10,000,000	$200,000 D&O Retention $250,000 EPL Retention	$106,605
D&O Excess 1st Layer	06/01/2017 – 06/01/2018	Liberty Insurance Underwriters	$10,000,000 excess of $10,000,000	Underlying limit + retention	$40,000
D&O Clause A DIC 2nd Layer	06/01/2017 – 06/01/2018	XL Specialty Insurance Company	$10,000,000 excess of $20,000,000 Side A	Underlying limit + retention	$15,000
Fiduciary Liability: Aggregate	06/01/2017 – 06/01/2018	AXIS Insurance Company	$5,000,000	$0	$6,353
Crime: Employee Theft Forgery or Alteration Inside Premises - Theft of Money & Securities Inside Premises - Robbery & Safe Burglary Outside the Premises Computer Fraud Funds Transfer Fraud Money Orders & Counterfeit Money Destruction of Electronic Data / Computer Programs Corporate Deception Fraud ($250,000)	06/01/2017 – 06/01/2018	Berkley Regional Insurance Co.	$5,000,000 $5,000,000 $5,000,000 $5,000,000 $5,000,000 $5,000,000 $5,000,000 $1,000,000 $1,000,000	$100,000 Deductible per coverage except $1,000 deductible for Money Orders and Counterfeit Money and $50,000 deductible for Corporate Deception Fraud	$19,932

Schedule 5.20 to ABL Credit Agreement

Coverage	Effective Date	Carrier	Limits	Deductible/SIR	Premiums
Canadian Property - Coverage A Boiler & Machinery- Coverage B: Property Damage Business Interruption Earth Movement Annual Aggregate Flood Annual Aggregate Debris Removal PD Portion of Loss Newly Acquired Location Demolition and Increased Cost of Construction Extra Expense Unnamed Locations Professional Fees Hazardous Substances Valuable Papers Accounts Receivable EDP / Media Fire Fighting Expenses Transit Exhibition Floater Fine Arts Service Interruption Salesman's Samples	01/17/2017 – 01/17/2018	75%-Temple Ins. Co. 15% - Intact Ins. Co. and 15% Northbridge Ins.Co.	$41,600,000 $33,071,000 $61,600,000 $61,600,000 25% $1,500,000 $250,000 $100,000 $25,000 $25,000 $25,000 $25,000 $25,000 $25,000 $25,000 $25,000 $25,000 $25,000 $25,000 $25,000	$5,000 Perr Occurrence $50,000 Flood 3% of TIV of loc subject re: Earth Movement to min of $100,000) $25,000 per Occurrence resulting from a Accident to the Complete William 2.2|G Line, the Complete 1.6|G Line and the Complete CNC Production Machinery including their driving mechanisms and the electronic and electric controls for those driving mechanisms $5,000 Per Occurrence resulting from an Accident to any other object (B&M) 2 Times ADV re:BI/EE directly resulting from an accident to any other Object (B&M) $2,500 Salesman's Samples	$58,898
Canadian Auto: Auto Liability	01/17/2017 – 01/17/2018	Intact Insurance Company	$5,000,000 – 5% of Accident Benefits Premium 5% of Direct Compensation Property Damage	$2,500 Coll. Ded Heavy Commercial Various Comp / Coll. Deductibles apply.	$13,662

Schedule 5.20 to ABL Credit Agreement

Coverage	Effective Date	Carrier	Limits	Deductible/SIR	Premiums

Canadian -
Property /
Business
Interruption General Liability Crime:

Building and Contents Broad Form
Extra Expense
Earthquake Shock Endorsement
Flood Endorsement
Sewer Back Up Endorsement
Comml Edge Plus Coverage - Courier and Parcel Post
Comml Edge Plus Coverage - Endorsement
Miscellaneous Articles Floater- Laptops
Edge Plus Crime Coverage Endorsement

Bodily Injury and Property Damage Liability
Products - Completed Operations
Property Damage Deductible Per Occurrence
Personal Injury and Advertising Injury Liability
Medical Payments -Per Person
Limited Fungi or Spores Coverage Endt - Aggregate Limit
Limited Fungi or Spores Coverage Endt - Per Occurrence
S.P.F. No 6 - Supplementary Non-Owned Automobile
Amended deductible Endorsement
Comb Liab Ded for Products Sold &/or Distrib in the U.S.A.

Employee Fidelity - Form A
Broad Form Money and Securities
Money Order or Counterfeit Paper
Depositors Forgery

	01/17/2017 – 01/17/2018	Intact Insurance Company	$157,624 $100,000 $100,000 As Per Form $15,000 As Per Form $5,000,000 each occurrence $5,000,000 aggregate $5,000,000 $25,000 $250,000 $250,000 $5,000,000 $10,000 $10,000 $10,000	5,000 Deductible Ded 3% or 100,000 25,000 5,000 5,000 5,000 5,000 as per form N/A N/A $5,000 As Per Form N/A 5,000 5,000 5,000 N/A 5,000 N/A N/A	$36,637

Schedule 7.2 to ABL Credit Agreement

SCHEDULE 7.2

Website Address for Electronic Financial Reporting

None.

Schedule 7.12 to ABL Credit Agreement

SCHEDULE 7.12

Post-Closing Collateral Requirements

None.

Schedule 8.11 to ABL Credit Agreement

SCHEDULE 8.11

Affiliate Transactions

PLY GEM

1.	Transaction Bonus Letter with Gary E. Robinette, dated as of January 31, 2018, providing for a bonus in the amount of $7,000,000, payable in cash or stock, following the consummation of the Transactions.

2.	Transaction Bonus Letter with Shawn K. Poe, dated as of January 31, 2018, providing for a bonus in the amount of $1,800,000, payable in cash or stock, following the consummation of the Transactions.

3.	Employee note related to relocation in the amount of $320,000 with Zelko Cvitkovic executed August, 2017.

4.	Employee note related to relocation in the amount of $270,000 with Kathy Andreas executed April, 2018.

ATRIUM

5.	Lease, by and between John Nolet Holdings Inc. and Brock Doors & Windows Inc., dated March 14, 2014, for premises located at 278 Orenda Road, Brampton, Ontario.

Schedule 8.13(d) to ABL Credit Agreement

SCHEDULE 8.13(d)

Existing Indebtedness

PLY GEM

1.	The Company regularly utilizes foreign exchange swaps to mitigate the risk of cross border currency fluctuations pursuant to the following agreements:

A.	Terms of Business for Swap Transactions and Customer Questionnaire dated October 16, 2014, between Wells Fargo Bank N.A. and Mitten Inc.

B.	Terms of Business for Swap Transactions and Customer Questionnaire dated October 16, 2014, between Wells Fargo Bank N.A. and Gienow Canada Inc.

2.	Promissory note, dated April 9, 2013, issued by Gienow Canada Inc. to Ply Gem Industries, Inc. in the amount of C$12,600,000.

3.	Promissory note, dated May 31, 2013, issued by 2374933 Ontario Inc. (now known as Mitten Inc.) to Ply Gem Industries, Inc. in the principal amount of C$48,235,000 with a maturity date of June 1, 2028.

4.	Letter of Credit, dated 01/21/11, issued by Credit Suisse AG, Cayman Islands Branch, in favor of Tokio Marine and Nichido Fire Insurance Co., in the amount of $60,000.00.

5.	Letter of Credit, dated 03/09/11, issued by Credit Suisse AG, Cayman Islands Branch, in favor of Ohio Environmental Protection Agency, in the amount of $450,000.00.

6.	Letter of Credit, dated 09/24/11, issued by Credit Suisse AG, Cayman Islands Branch, in favor of Saint-Gobain Corporation, in the amount of $886,000.00.

7.	Letter of Credit, dated 01/04/12, issued by Credit Suisse AG, Cayman Islands Branch, in favor of the Ohio Bureau of Worker’s Compensation, in the amount of $150,000.00.

8.	See attached chart for outstanding equipment leases incorporated herein.

ATRIUM

9.	Loan Agreements by and between HYG Financial Services, Inc. and Atrium Windows and Doors, Inc., for which the Atrium Business currently has obligations of $48,010.59.

Schedule 8.13(d) to ABL Credit Agreement

10.	Promissory note, dated April 12, 2018, issued by Brock Doors & Windows, Ltd. (as successor by amalgamation to 2627234 Ontario Inc.) to Pisces Midco, Inc. in the amount of C$7,106,436.48 with a maturity date of April 15, 2028.

11.	Promissory note, dated April 12, 2018, issued by North Star Manufacturing (London), Ltd. (as successor by amalgamation to 2627233 Ontario Inc.) to Pisces Midco, Inc. in the amount of C$174,858,203.50 with a maturity date of April 15, 2028.

Schedule 8.14(b) to ABL Credit Agreement

SCHEDULE 8.14(b)

Existing Liens

	Debtor/Defendant	Search Jurisdiction	Scope of Search	Type of Filing Found	Secured Party/Plaintiff	Collateral Type	Original File Date	Original File #	Amdt. File Date	Amdt. File #
PLY GEM
1.	Foundation Labs by Ply Gem, LLC	DE SOS	UCC Debtor Search	UCC 1	Toyota Industries Commercial Finance, Inc. / Southeast Industrial Equipment, Inc.	Equipment	9/26/2016	20165899610	N/A	N/A
2.	Kroy Building Products, Inc.	DE SOS	UCC Debtor Search	UCC 1	HYG Financial Services, Inc.	Equipment	4/7/2009	20091099388	11/07/2013 / 11/07/2013 / 08/22/2016	20134383205 / 20134383213 / 20165106263
3.	Kroy Building Products, Inc.	DE SOS	UCC Debtor Search	UCC 1	Harbour Capital Leasing, Inc.	Equipment	12/20/2016	20167902826	N/A	N/A
4.	Kroy Building Products, Inc.	DE SOS	UCC Debtor Search	UCC 1	ADCO Technology Solutions, LLC	Equipment	9/15/2017	20176152919	N/A	N/A
5.	Mastic Home Exteriors, Inc.	OH SOS	UCC Debtor Search	UCC 1	General Electric Capital Corporation	Equipment	2/27/2009	OH00133018401	10/2/2013 / 10/1/2013 / 10/1/2013	20132750309 / 20132740326 / 20132740238
6.	Mastic Home Exteriors, Inc.	OH SOS	UCC Debtor Search	UCC 1	NMHG Financial Services, Inc.	Equipment	8/16/2011	OH00152275468	3/10/2016	20160700776
7.	Mastic Home Exteriors, Inc.	OH SOS	UCC Debtor Search	UCC 1	Wells Fargo Bank, N.A.	Equipment	7/26/2012	OH00160133266	N/A	N/A
8.	Mastic Home Exteriors, Inc.	OH SOS	UCC Debtor Search	UCC 1	Toyota Motor Credit Corporation	Equipment	9/7/2012	OH00161053732	N/A	N/A

Schedule 8.14(b) to ABL Credit Agreement

	Debtor/Defendant	Search Jurisdiction	Scope of Search	Type of Filing Found	Secured Party/Plaintiff	Collateral Type	Original File Date	Original File #	Amdt. File Date	Amdt. File #
9.	Mastic Home Exteriors, Inc.	OH SOS	UCC Debtor Search	UCC 1	General Electric Credit Corporation of Tennessee	Equipment	12/5/2012	OH00163177160	N/A	N/A
10.	Mastic Home Exteriors, Inc.	OH SOS	UCC Debtor Search	UCC 1	Raymond Leasing Corporation	Equipment	12/20/2012	OH00163573160	12/20/2017	SR71047
11.	Mastic Home Exteriors, Inc.	OH SOS	UCC Debtor Search	UCC 1	Wells Fargo Equipment Finance, Inc.	Equipment	5/30/2013	OH00167605496	2/13/2018 / 2/12/2018 / 2/12/2018	SR95874 / SR95753 / SR95742
12.	Mastic Home Exteriors, Inc.	OH SOS	UCC Debtor Search	UCC 1	Toyora Motor Credit Corporation / Shoppa's Mid America, LLC	Equipment	7/18/2013	OH00168903631	N/A	N/A
13.	Mastic Home Exteriors, Inc.	OH SOS	UCC Debtor Search	UCC 1	Toyota Motor Credit Corporation / Shoppa's Mid America, LLC	Equipment	7/8/2014	OH00177643751	N/A	N/A
14.	Mastic Home Exteriors, Inc.	OH SOS	UCC Debtor Search	UCC 1	Harbor Capital Leasing, Inc. / Wintrust Equipment Finance, a division of Wintrust Asset Finance Inc. / Beverly Bank & Trust Company N.A.	Equipment	2/13/2015	OH00183028351	12/20/2016 / 6/17/2016 / 6/2/2016 / 9/4/2015	20163570032 / 20161760028 / 20161600068 / 20152470452
15.	Mastic Home Exteriors, Inc.	OH SOS	UCC Debtor Search	UCC 1	General Electric Credit Corporation of Tennessee	Equipment	2/12/2015	OH00183029141	N/A	N/A
16.	Mastic Home Exteriors, Inc.	OH SOS	UCC Debtor Search	UCC 1	General Electric Credit Corporation of Tennessee	Equipment	4/24/2015	OH00184966603	N/A	N/A

Schedule 8.14(b) to ABL Credit Agreement

	Debtor/Defendant	Search Jurisdiction	Scope of Search	Type of Filing Found	Secured Party/Plaintiff	Collateral Type	Original File Date	Original File #	Amdt. File Date	Amdt. File #
17.	Mastic Home Exteriors, Inc.	OH SOS	UCC Debtor Search	UCC 1	CF Equipment Leases, LLC	Equipment	12/17/2015	OH00195770328	N/A	N/A
18.	Mastic Home Exteriors, Inc.	OH SOS	UCC Debtor Search	UCC 1	M2 Lease Funds LLC	Equipment	4/3/2017	OH00209618060	N/A	N/A
19.	MW Manufacturers Inc.	DE SOS	UCC Debtor Search	UCC 1	CCA Financial LLC / Xenith Bank / Wells Fargo Bank	Equipment	7/8/2003	31718991	01/14/2008 / 3/29/2010 / 5/02/2012 / 6/10/2013	20080154086 / 20101063001 / 20121706037 / 20132211093
20.	MW Manufacturers Inc.	DE SOS	UCC Debtor Search	UCC 1	Bluelinx Services Inc.	Equipment	3/7/2011	20110828817	1/6/2016	20160100295
21.	MW Manufacturers Inc.	DE SOS	UCC Debtor Search	UCC 1	CIT Bank, N.A.	Equipment	4/4/2014	20172205299	N/A	N/A
22.	Napco, Inc.	DE SOS	UCC Debtor Search	UCC 1	NMHG Financial Services, Inc.	Equipment	1/13/2004	40090151	7/24/2008 / 8/29/2013 / 8/29/2013	20082541504 / 20133384592 / 20133384600
23.	Ply Gem Industries, Inc.	DE SOS	UCC Debtor Search	UCC 1	Toyota Motor Credit Corporation	Equipment	1/12/2011	20110129380	10/28/2015	20154970975
24.	Ply Gem Industries, Inc.	DE SOS	UCC Debtor Search	UCC 1	Orion Asset Management, LLC	Equipment	4/24/2013	20131572784	N/A	N/A
25.	Ply Gem Industries, Inc.	DE SOS	UCC Debtor Search	UCC 1	Toyota Motor Credit Corporation / Shoppa's Mid America, LLC	Equipment	5/6/2013	20131892299	N/A	N/A

Schedule 8.14(b) to ABL Credit Agreement

	Debtor/Defendant	Search Jurisdiction	Scope of Search	Type of Filing Found	Secured Party/Plaintiff	Collateral Type	Original File Date	Original File #	Amdt. File Date	Amdt. File #
26.	Ply Gem Industries, Inc.	DE SOS	UCC Debtor Search	UCC 1	Toyota Motor Credit Corporation / Shoppa's Mid America, LLC	Equipment	5/24/2013	20132109206	N/A	N/A
27.	Ply Gem Industries, Inc.	DE SOS	UCC Debtor Search	UCC 1	Toyota Motor Credit Corporation / Shoppa's Mid America, LLC	Equipment	6/13/2013	20132405133	N/A	N/A
28.	Ply Gem Industries, Inc.	DE SOS	UCC Debtor Search	UCC 1	Thompson Tractor Co., Inc.	Equipment	8/6/2014	20143136249	N/A	N/A
29.	Ply Gem Industries, Inc.	DE SOS	UCC Debtor Search	UCC 1	Toyota Motor Credit Corporation	Equipment	10/27/2014	20144311973	N/A	N/A
30.	Ply Gem Industries, Inc.	DE SOS	UCC Debtor Search	UCC 1	NMHG Financial Services, Inc.	Equipment	4/14/2015	20151579753	N/A	N/A
31.	Ply Gem Industries, Inc.	DE SOS	UCC Debtor Search	UCC 1	Magid Glove and Safety Mfg. Co. LLC	Equipment	7/27/2015	20153245379	N/A	N/A
32.	Ply Gem Industries, Inc.	DE SOS	UCC Debtor Search	UCC 1	Toyota Motor Credit Corporation	Equipment	8/7/20158	20153436945	N/A	N/A
33.	Ply Gem Industries, Inc.	DE SOS	UCC Debtor Search	UCC 1	ADCO Technology Solutions, LLC / Huntington Technology Finance, Inc. / First Heritage Bank / BankFinancial, National Association	Equipment	10/20/2015	20154797865	12/07/2015 / 12/11/2015 / 4/8/2016 / 1/30/2017 / 6/8/2017 / 12/12/2017	20155860746 / 20155969786 / 20162098489 / 20170658176 / 20173781744 / 20178230502

Schedule 8.14(b) to ABL Credit Agreement

	Debtor/Defendant	Search Jurisdiction	Scope of Search	Type of Filing Found	Secured Party/Plaintiff	Collateral Type	Original File Date	Original File #	Amdt. File Date	Amdt. File #
34.	Ply Gem Industries, Inc.	DE SOS	UCC Debtor Search	UCC 1	Toyota Industries Commercial Finance, Inc.	Equipment	4/4/2017	20172200217	N/A	N/A
35.	Ply Gem Industries, Inc.	DE SOS	UCC Debtor Search	UCC 1	Toyota Industries Commercial Finance, Inc.	Equipment	1/19/2018	20180438552	N/A	N/A
36.	Ply Gem Holdings, Inc.	DE SOS	UCC Debtor Search	UCC 1	Sierra Pacific Industries	Lumber	3/18/2015	20151149151	N/A	N/A
37.	Ply Gem Pacific Windows Corporation	DE SOS	UCC Debtor Search	UCC 1	GE Capital Commercial Inc. / Wells Fargo Equipment Finance, Inc.	Equipment	8/20/2012	20123211721	4/6/2017 / 4/7/2017	20172262993 / 20172276076
38.	Ply Gem Specialty Products, LLC	DE SOS	UCC Debtor Search	UCC 1	M2 Lease Funds LLC	Equipment	2/22/2017	20171204228	3/1/2017	20171377982
39.	Ply Gem Specialty Products, LLC	DE SOS	UCC Debtor Search	UCC 1	CIT Bank, N.A.	Equipment	2/8/2018	20180920930	N/A	N/A
40.	SimEx, Inc.	WV SOS	UCC Debtor Search	UCC 1	Wells Fargo Equipment Finance, Inc.	Equipment	8/1/2012	201238599417	2/3/2017	n/a
41.	SimEx, Inc.	WV SOS	UCC Debtor Search	UCC 1	Wells Fargo Equipment Finance, Inc.	Equipment	1/9/2013	201338654530	N/A	N/A
42.	SimEx, Inc.	WV SOS	UCC Debtor Search	UCC 1	Wells Fargo Equipment Finance, Inc.	Equipment	1/9/2013	201338654542	N/A	N/A

Schedule 8.14(b) to ABL Credit Agreement

	Debtor/Defendant	Search Jurisdiction	Scope of Search	Type of Filing Found	Secured Party/Plaintiff	Collateral Type	Original File Date	Original File #	Amdt. File Date	Amdt. File #
43.	Simonton Building Products L.L.C.	DE SOS	UCC Debtor Search	UCC 1	TOYOTA INDUSTRIES COMMERCIAL FINANCE, INC.	Equipment	6/20/2017	20174044928	N/A	N/A
44.	Simonton Industries, Inc.	CA SOS	UCC Debtor Search	UCC 1	Wells Fargo Equipment Finance, Inc.	Equipment	7/24/2012	12-7321929288	1/26/2017	17-75681347
45.	Variform, Inc.	MO SOS	UCC Debtor Search	UCC 1	Dell Financial Services L.L.C.	Equipment	2/3/2003	20030011455B	8/22/2007 / 8/25/2008 / 12/3/2012 / 2/5/2013 / 1/19/2018	20070095375K / 20080093225B / 1212031568473 / 1302051835425 / 1801199891852
46.	Variform, Inc.	MO SOS	UCC Debtor Search	UCC 1	Wells Fargo Equipment Finance, Inc.	Equipment	11/14/2012	1211281555911	8/8/2017 / 8/9/2017	1708089197011 / 1708099199572
47.	Variform, Inc.	MO SOS	UCC Debtor Search	UCC 1	Wells Fargo Equipment Finance, Inc.	Equipment	2/4/2013	1302041833580	7/15/2013 / 11/28/2017 /11/28/2017	1307182560652 / 1711289670630 / 1711289671389
48.	Variform, Inc.	MO SOS	UCC Debtor Search	UCC 1	Carlson Systems LLC	Equipment	3/4/2013	1303041940458	N/A	N/A
49.	Variform, Inc.	MO SOS	UCC Debtor Search	UCC 1	General Electric Credit Corporation of Tennessee	Equipment	5/13/2013	1305132260521	N/A	N/A
50.	Variform, Inc.	MO SOS	UCC Debtor Search	UCC 1	Wells Fargo Bank, N.A.	Equipment	1/14/2014	1401153293276	N/A	N/A
51.	Variform, Inc.	MO SOS	UCC Debtor Search	UCC 1	General Electric Credit Corporation of Tennessee	Equipment	8/13/2014	1408134236045	2/4/2015 / 2/11/2015	1502064976947 / 1502185018670

Schedule 8.14(b) to ABL Credit Agreement

	Debtor/Defendant	Search Jurisdiction	Scope of Search	Type of Filing Found	Secured Party/Plaintiff	Collateral Type	Original File Date	Original File #	Amdt. File Date	Amdt. File #
52.	Variform, Inc.	MO SOS	UCC Debtor Search	UCC 1	General Electric Capital Corporation	Equipment	2/9/2015	1502135004449	N/A	N/A
53.	Variform, Inc.	MO SOS	UCC Debtor Search	UCC 1	ADCO Technology Solutions, LLC / First Heritage Bank / First Heritage Bank / First Heritage Bank	Equipment	1/28/2016	1601286569053	2/23/2016 / 5/25/2016 / 5/25/2016 / 6/15/2017 / 6/15/2017	1602246693757 / 1605267144705 / 1605267145161 / 1706158962882 / 1706158962892
54.	Variform, Inc.	MO SOS	UCC Debtor Search	UCC 1	Harbor Capital Leasing, Inc. / Tokyo Century (USA) Inc.	Equipment	12/20/2016	1612208097708	7/27/2017 / 7/27/2017	1707319154139 / 1707319154189
55.	Variform, Inc.	MO SOS	UCC Debtor Search	UCC 1	CIT BANK, N.A.	Equipment	12/29/2016	1612298153584	1/11/2017	1701128207816
56.	Variform, Inc.	MO SOS	UCC Debtor Search	UCC 1	CIT BANK, N.A.	Equipment	12/16/2016	1612168091080	1/17/1017	1701178223789
57.	Gienow Canada Inc.	Alberta	Personal Property Registry Search	PPSA	GE VFS Canada Limited Partnership	Equipment	04/29/2014	14042932054	N/A	N/A
58.	Gienow Canada Inc.	Alberta	Personal Property Registry Search	PPSA	GE VFS Canada Limited Partnership	Equipment	04/29/2014	14042932234	N/A	N/A
59.	Gienow Canada Inc.	Alberta	Personal Property Registry Search	PPSA	Xerox Canada Ltd.	Equipment	05/02/2014	14050225635	N/A	N/A

Schedule 8.14(b) to ABL Credit Agreement

	Debtor/Defendant	Search Jurisdiction	Scope of Search	Type of Filing Found	Secured Party/Plaintiff	Collateral Type	Original File Date	Original File #	Amdt. File Date	Amdt. File #
60.	Gienow Canada Inc.	Alberta	Personal Property Registry Search	PPSA	Shaw GMC Chevrolet Buick Inc. / Summit Acceptance Corp	Equipment / Motor Vehicle	10/06/2014	14100620945	10/06/2014	14100633621
61.	Gienow Canada Inc.	Alberta	Personal Property Registry Search	PPSA	Summit Acceptance Corp	Equipment / Motor Vehicle	12/11/2014	14121140620	N/A	N/A
62.	Gienow Canada Inc.	Alberta	Personal Property Registry Search	PPSA	Summit Acceptance Corp	Equipment / Motor Vehicle	12/11/2014	14121140707	N/A	N/A
63.	Gienow Canada Inc.	Alberta	Personal Property Registry Search	PPSA	Summit Acceptance Corp	Equipment / Motor Vehicle	01/28/2015	15012822869	01/29/2015	15012931978
64.	Gienow Canada Inc.	Alberta	Personal Property Registry Search	PPSA	Summit Acceptance Corp	Equipment / Motor Vehicle	01/28/2015	15012828293	N/A	N/A
65.	Gienow Canada Inc.	Alberta	Personal Property Registry Search	PPSA	Summit Acceptance Corp	Equipment / Motor Vehicle	01/29/2015	15012931895	N/A	N/A
66.	Gienow Canada Inc.	Alberta	Personal Property Registry Search	PPSA	Summit Acceptance Corp	Equipment / Motor Vehicle	01/29/2015	15012932089	N/A	N/A
67.	Gienow Canada Inc.	Alberta	Personal Property Registry Search	PPSA	Summit Acceptance Corp	Equipment / Motor Vehicle	01/29/2015	15012932272	N/A	N/A

Schedule 8.14(b) to ABL Credit Agreement

	Debtor/Defendant	Search Jurisdiction	Scope of Search	Type of Filing Found	Secured Party/Plaintiff	Collateral Type	Original File Date	Original File #	Amdt. File Date	Amdt. File #
68.	Gienow Canada Inc.	Alberta	Personal Property Registry Search	PPSA	Summit Acceptance Corp	Equipment / Motor Vehicle	01/30/2015	15013021223	N/A	N/A
69.	Gienow Canada Inc.	Alberta	Personal Property Registry Search	PPSA	Summit Acceptance Corp	Equipment / Motor Vehicle	01/30/2015	15013021334	N/A	N/A
70.	Gienow Canada Inc.	Alberta	Personal Property Registry Search	PPSA	Summit Acceptance Corp	Equipment / Motor Vehicle	01/30/2015	15013021645	04/14/2015	15041435865
71.	Gienow Canada Inc.	Alberta	Personal Property Registry Search	PPSA	Summit Acceptance Corp	Equipment / Motor Vehicle	02/04/2015	15020434187	02/11/2015	15021119968
72.	Gienow Canada Inc.	Alberta	Personal Property Registry Search	PPSA	Summit Acceptance Corp	Equipment / Motor Vehicle	02/04/2015	15020434348	02/11/2015	15021120011
73.	Gienow Canada Inc.	Alberta	Personal Property Registry Search	PPSA	Summit Acceptance Corp	Equipment / Motor Vehicle	02/16/2015	15021605218	N/A	N/A
74.	Gienow Canada Inc.	Alberta	Personal Property Registry Search	PPSA	Summit Acceptance Corp	Equipment / Motor Vehicle	02/16/2015	15021605302	N/A	N/A
75.	Gienow Canada Inc.	Alberta	Personal Property Registry Search	PPSA	Summit Acceptance Corp	Equipment / Motor Vehicle	02/16/2015	15021605389	N/A	N/A

Schedule 8.14(b) to ABL Credit Agreement

	Debtor/Defendant	Search Jurisdiction	Scope of Search	Type of Filing Found	Secured Party/Plaintiff	Collateral Type	Original File Date	Original File #	Amdt. File Date	Amdt. File #
76.	Gienow Canada Inc.	Alberta	Personal Property Registry Search	PPSA	Summit Acceptance Corp	Equipment / Motor Vehicle	03/17/2015	15031714639	N/A	N/A
77.	Gienow Canada Inc.	Alberta	Personal Property Registry Search	PPSA	Shaw GMC Chevrolet Buick Inc. / Summit Acceptance Corp	Equipment / Motor Vehicle	03/27/2015	15032714558	N/A	N/A
78.	Gienow Canada Inc.	Alberta	Personal Property Registry Search	PPSA	Summit Acceptance Corp	Equipment / Motor Vehicle	04/01/2015	15040109197	N/A	N/A
79.	Gienow Canada Inc.	Alberta	Personal Property Registry Search	PPSA	Summit Acceptance Corp	Equipment / Motor Vehicle	04/01/2015	15040112004	N/A	N/A
80.	Gienow Canada Inc.	Alberta	Personal Property Registry Search	PPSA	Summit Acceptance Corp	Equipment / Motor Vehicle	04/01/2015	15040112866	N/A	N/A
81.	Gienow Canada Inc.	Alberta	Personal Property Registry Search	PPSA	Summit Acceptance Corp	Equipment / Motor Vehicle	04/06/2015	15040635206	N/A	N/A
82.	Gienow Canada Inc.	Alberta	Personal Property Registry Search	PPSA	Summit Acceptance Corp	Equipment / Motor Vehicle	04/06/2015	15040635360	N/A	N/A
83.	Gienow Canada Inc.	Alberta	Personal Property Registry Search	PPSA	Summit Acceptance Corp	Equipment / Motor Vehicle	05/20/2015	15052036414	N/A	N/A

Schedule 8.14(b) to ABL Credit Agreement

	Debtor/Defendant	Search Jurisdiction	Scope of Search	Type of Filing Found	Secured Party/Plaintiff	Collateral Type	Original File Date	Original File #	Amdt. File Date	Amdt. File #
84.	Gienow Canada Inc.	Alberta	Personal Property Registry Search	PPSA	Penske Truck Leasing Canada Inc. / Locations de Camions Penske Canada Inc	Equipment / Motor Vehicle	06/10/2015	15061009713	N/A	N/A
85.	Gienow Canada Inc.	Alberta	Personal Property Registry Search	PPSA	Summit Acceptance Corp	Equipment / Motor Vehicle	09/22/2015	15092244060	N/A	N/A
86.	Gienow Canada Inc.	Alberta	Personal Property Registry Search	PPSA	Summit Acceptance Corp	Equipment / Motor Vehicle	10/20/2015	15102034620	10/28/2015	15102833622
87.	Gienow Canada Inc.	Alberta	Personal Property Registry Search	PPSA	Summit Acceptance Corp	Equipment / Motor Vehicle	11/19/2015	15111935077	N/A	N/A
88.	Gienow Canada Inc.	Alberta	Personal Property Registry Search	PPSA	Summit Acceptance Corp	Equipment / Motor Vehicle	12/07/2015	15120712577	N/A	N/A
89.	Gienow Canada Inc.	Alberta	Personal Property Registry Search	PPSA	Summit Acceptance Corp	Equipment / Motor Vehicle	12/07/2015	15120737439	N/A	N/A
90.	Gienow Canada Inc.	Alberta	Personal Property Registry Search	PPSA	Summit Acceptance Corp	Equipment / Motor Vehicle	12/07/2015	15120737471	N/A	N/A

Schedule 8.14(b) to ABL Credit Agreement

	Debtor/Defendant	Search Jurisdiction	Scope of Search	Type of Filing Found	Secured Party/Plaintiff	Collateral Type	Original File Date	Original File #	Amdt. File Date	Amdt. File #
91.	Gienow Canada Inc.	Alberta	Personal Property Registry Search	PPSA	Summit Acceptance Corp	Equipment / Motor Vehicle	12/07/2015	15120737514	N/A	N/A
92.	Gienow Canada Inc.	Alberta	Personal Property Registry Search	PPSA	Integrated Distribution Systems LP O/A Wajax Equipment	Equipment / Motor Vehicle	12/14/2015	15121403367	12/30/2015 / 12/30/2015 / 12/30/2015	15123013303 / 15123014126 / 15123016518
93.	Gienow Canada Inc.	Alberta	Personal Property Registry Search	PPSA	Summit Acceptance Corp	Equipment / Motor Vehicle	12/28/2015	15122801327	N/A	N/A
94.	Gienow Canada Inc.	Alberta	Personal Property Registry Search	PPSA	Summit Acceptance Corp	Equipment / Motor Vehicle	12/28/2015	15122802593	N/A	N/A
95.	Gienow Canada Inc.	Alberta	Personal Property Registry Search	PPSA	Summit Acceptance Corp	Equipment / Motor Vehicle	03/22/2016	16032223858	N/A	N/A
96.	Gienow Canada Inc.	Alberta	Personal Property Registry Search	PPSA	Summit Acceptance Corp	Equipment / Motor Vehicle	03/22/2016	16032223929	N/A	N/A
97.	Gienow Canada Inc.	Alberta	Personal Property Registry Search	PPSA	Summit Acceptance Corp	Equipment / Motor Vehicle	05/25/2016	16052529622	N/A	N/A
98.	Gienow Canada Inc.	Alberta	Personal Property Registry Search	PPSA	Ryder Truck Rental Canada Ltd	Equipment / Motor Vehicle	06/23/2016	16062319649	N/A	N/A

Schedule 8.14(b) to ABL Credit Agreement

	Debtor/Defendant	Search Jurisdiction	Scope of Search	Type of Filing Found	Secured Party/Plaintiff	Collateral Type	Original File Date	Original File #	Amdt. File Date	Amdt. File #
99.	Gienow Canada Inc.	Alberta	Personal Property Registry Search	PPSA	Ryder Truck Rental Canada Ltd	Equipment / Motor Vehicle	06/27/2016	16062718669	N/A	N/A
100.	Gienow Canada Inc.	Alberta	Personal Property Registry Search	PPSA	Ryder Truck Rental Canada Ltd	Equipment / Motor Vehicle	08/30/2016	16083023899	N/A	N/A
101.	Gienow Canada Inc.	Alberta	Personal Property Registry Search	PPSA	Jim Pattison Lease / Jim Pattison Industries Ltd.	Equipment / Motor Vehicle	10/21/2016	16102104672	06/20/2017	17062007849
102.	Gienow Canada Inc.	Alberta	Personal Property Registry Search	PPSA	Penske Truck Leasing Canada Inc. / Locations de Camions Penske Canada Inc	Equipment / Motor Vehicle	3/24/2017	17032410100	N/A	N/A
103.	Gienow Canada Inc.	Alberta	Personal Property Registry Search	PPSA	Jim Pattison Industries Ltd.	Equipment / Motor Vehicle	07/24/2017	17072433828	N/A	N/A
104.	Gienow Canada Inc.	Alberta	Personal Property Registry Search	PPSA	Jim Pattison Industries Ltd.	Equipment / Motor Vehicle	07/25/2017	17072516795	N/A	N/A
105.	Gienow Canada Inc.	Alberta	Personal Property Registry Search	PPSA	Jim Pattison Industries Ltd.	Equipment / Motor Vehicle	07/25/2017	17072519578	N/A	N/A

Schedule 8.14(b) to ABL Credit Agreement

	Debtor/Defendant	Search Jurisdiction	Scope of Search	Type of Filing Found	Secured Party/Plaintiff	Collateral Type	Original File Date	Original File #	Amdt. File Date	Amdt. File #
106.	Gienow Canada Inc.	Alberta	Personal Property Registry Search	PPSA	Jim Pattison Industries Ltd.	Equipment / Motor Vehicle	07/31/2017	17073137996	N/A	N/A
107.	Gienow Canada Inc.	Alberta	Personal Property Registry Search	PPSA	Jim Pattison Industries Ltd.	Equipment / Motor Vehicle	07/31/2017	17073138005	N/A	N/A
108.	Gienow Canada Inc.	Alberta	Personal Property Registry Search	PPSA	Jim Pattison Industries Ltd.	Equipment / Motor Vehicle	09/11/2017	17091121633	N/A	N/A
109.	Gienow Canada Inc.	Alberta	Personal Property Registry Search	PPSA	Jim Pattison Industries Ltd.	Equipment / Motor Vehicle	09/13/2017	17091318036	N/A	N/A
110.	Gienow Canada Inc.	Alberta	Personal Property Registry Search	PPSA	Jim Pattison Industries Ltd.	Equipment / Motor Vehicle	09/27/2017	17092733982	N/A	N/A
111.	Gienow Canada Inc.	Alberta	Personal Property Registry Search	PPSA	Jim Pattison Industries Ltd.	Equipment / Motor Vehicle	09/27/2017	17092734235	N/A	N/A
112.	Gienow Canada Inc.	Alberta	Personal Property Registry Search	PPSA	Jim Pattison Industries Ltd.	Equipment / Motor Vehicle	10/24/2017	17102433722	N/A	N/A
113.	Gienow Canada Inc.	Alberta	Personal Property Registry Search	PPSA	Jim Pattison Industries Ltd.	Equipment / Motor Vehicle	11/15/2017	17111516937	N/A	N/A

Schedule 8.14(b) to ABL Credit Agreement

	Debtor/Defendant	Search Jurisdiction	Scope of Search	Type of Filing Found	Secured Party/Plaintiff	Collateral Type	Original File Date	Original File #	Amdt. File Date	Amdt. File #
114.	Gienow Canada Inc.	Alberta	Personal Property Registry Search	PPSA	Jim Pattison Industries Ltd.	Equipment / Motor Vehicle	11/15/2017	17111518594	N/A	N/A
115.	Gienow Canada Inc.	Alberta	Personal Property Registry Search	PPSA	Jim Pattison Industries Ltd.	Equipment / Motor Vehicle	11/15/2017	17111520462	N/A	N/A
116.	Gienow Canada Inc.	Alberta	Personal Property Registry Search	PPSA	Jim Pattison Industries Ltd.	Equipment / Motor Vehicle	11/15/2017	17111532904	N/A	N/A
117.	Gienow Canada Inc.	Alberta	Personal Property Registry Search	PPSA	Jim Pattison Industries Ltd.	Equipment / Motor Vehicle	11/15/2017	17111535600	N/A	N/A
118.	Gienow Canada Inc.	Alberta	Personal Property Registry Search	PPSA	Jim Pattison Industries Ltd.	Equipment / Motor Vehicle	11/24/2017	17112426367	N/A	N/A
119.	Gienow Canada Inc.	Alberta	Personal Property Registry Search	PPSA	Ryder Truck Rental Canada Ltd.	Equipment / Motor Vehicle	12/29/2017	17122919037	N/A	N/A
120.	Gienow Canada Inc.	Alberta	Personal Property Registry Search	PPSA	Akhurst Machinery Limited	Equipment	01/31/2018	18013125605	N/A	N/A
121.	Gienow Canada Inc.	British Columbia	Personal Property Registry Search	PPSA	Xerox Canada Ltd.	Equipment	05/02/2014	934567H	N/A	N/A

Schedule 8.14(b) to ABL Credit Agreement

	Debtor/Defendant	Search Jurisdiction	Scope of Search	Type of Filing Found	Secured Party/Plaintiff	Collateral Type	Original File Date	Original File #	Amdt. File Date	Amdt. File #
122.	Gienow Canada Inc.	British Columbia	Personal Property Registry Search	PPSA	Shaw GMC Chevrolet Buick Inc. / Summit Acceptance Corp.	Equipment	04/06/2015	528455I	05/11/2015	595787I
123.	Gienow Canada Inc.	British Columbia	Personal Property Registry Search	PPSA	Penske Truck Leasing Canada Inc. / Locations de Camions Penske Canada Inc.	Equipment	06/10/2015	655012I	N/A	N/A
124.	Gienow Canada Inc.	British Columbia	Personal Property Registry Search	PPSA	Cookson Motors Idealease Ltd.	Equipment	09/01/2015	815535I	N/A	N/A
125.	Gienow Canada Inc.	British Columbia	Personal Property Registry Search	PPSA	Summit Acceptance Corp.	Equipment	11/20/2015	964886I	N/A	N/A
126.	Gienow Canada Inc.	British Columbia	Personal Property Registry Search	PPSA	Penske Truck Leasing Canada Inc. / Locations de Camions Penske Canada Inc.	Equipment	05/24/2017	898069J	N/A	N/A
127.	Gienow Canada Inc.	British Columbia	Personal Property Registry Search	PPSA	Jim Pattison Industries Ltd.	Equipment	11/15/2017	401044K	N/A	N/A
128.	Gienow Canada Inc.	British Columbia	Personal Property Registry Search	PPSA	Jim Pattison Industries Ltd.	Equipment	11/15/2017	401117K	N/A	N/A

Schedule 8.14(b) to ABL Credit Agreement

	Debtor/Defendant	Search Jurisdiction	Scope of Search	Type of Filing Found	Secured Party/Plaintiff	Collateral Type	Original File Date	Original File #	Amdt. File Date	Amdt. File #
129.	Gienow Canada Inc.	Manitoba	Personal Property Registry Search	PPSA	Shaw GMC Chevrolet Buick Inc. / Summit Acceptance Corp.	Equipment	10/06/2014	201418925502	10/06/2014	201418973213
130.	Gienow Canada Inc.	Manitoba	Personal Property Registry Search	PPSA	Summit Acceptance Corp.	Equipment	12/07/2015	201523348502	N/A	N/A
131.	Gienow Canada Inc.	Manitoba	Personal Property Registry Search	PPSA	Summit Acceptance Corp.	Equipment	05/31/2016	201610111500	N/A	N/A
132.	Gienow Canada Inc.	Manitoba	Personal Property Registry Search	PPSA	Penske Truck Leasing Canada Inc. / Locations de Camions Penske Canada Inc.	Equipment / Motor Vehicle	03/24/2017	201704979601	N/A	N/A
133.	Gienow Canada Inc.	Manitoba	Personal Property Registry Search	PPSA	Penske Truck Leasing Canada Inc. / Locations de Camions Penske Canada Inc.	Equipment	06/10/2015	201510645508	N/A	N/A
134.	Gienow Canada Inc.	Ontario	Personal Property Registry Search	PPSA	Ryder Truck Rental Canada Ltd.	Equipment / Motor Vehicle	12/29/2017	20171229 1405 1462 7518	N/A	N/A
135.	Gienow Canada Inc.	Ontario	Personal Property Registry Search	PPSA	Penske Truck Leasing Canada Ltd. / Locations de Camions Penske Canada Ltd.	Equipment / Other / Motor Vehicle	03/24/2017	20170324 1407 1462 2332	N/A	N/A

Schedule 8.14(b) to ABL Credit Agreement

	Debtor/Defendant	Search Jurisdiction	Scope of Search	Type of Filing Found	Secured Party/Plaintiff	Collateral Type	Original File Date	Original File #	Amdt. File Date	Amdt. File #
136.	Gienow Canada Inc.	Ontario	Personal Property Registry Search	PPSA	Penske Truck Leasing Canada Ltd. / Locations de Camions Penske Canada Ltd.	Equipment / Other / Motor Vehicle	06/10/2015	20150610 1405 1462 9421	N/A	N/A
137.	Gienow Canada Inc.	Saskatchewan	Personal Property Registry Search	PPSA	Shaw GMC Chevrolet Buick Inc. / Summit Acceptance Corp.	Equipment / Motor Vehicle	09/26/2014	301248323	N/A	N/A
138.	Gienow Canada Inc.	Saskatchewan	Personal Property Registry Search	PPSA	Shaw GMC Chevrolet Buick Inc. / Summit Acceptance Corp.	Equipment / Motor Vehicle	10/06/2014	301252847	N/A	N/A
139.	Gienow Canada Inc.	Saskatchewan	Personal Property Registry Search	PPSA	Shaw GMC Chevrolet Buick Inc. / Summit Acceptance Corp.	Equipment / Motor Vehicle	10/30/2014	301263366	N/A	N/A
140.	Gienow Canada Inc.	Saskatchewan	Personal Property Registry Search	PPSA	Shaw GMC Chevrolet Buick Inc. / Summit Acceptance Corp.	Equipment / Motor Vehicle	02/17/2015	301301765	N/A	N/A
141.	Gienow Canada Inc.	Saskatchewan	Personal Property Registry Search	PPSA	Shaw GMC Chevrolet Buick Inc. / Summit Acceptance Corp.	Equipment / Motor Vehicle	04/06/2015	301320110	N/A	N/A
142.	Gienow Canada Inc.	Saskatchewan	Personal Property Registry Search	PPSA	Summit Acceptance Corp.	Equipment / Motor Vehicle	09/28/2015	301396857	N/A	N/A

Schedule 8.14(b) to ABL Credit Agreement

	Debtor/Defendant	Search Jurisdiction	Scope of Search	Type of Filing Found	Secured Party/Plaintiff	Collateral Type	Original File Date	Original File #	Amdt. File Date	Amdt. File #
143.	Gienow Canada Inc.	Saskatchewan	Personal Property Registry Search	PPSA	Summit Acceptance Corp.	Equipment / Motor Vehicle	10/02/2015	301399420	N/A	N/A
144.	Gienow Canada Inc.	Saskatchewan	Personal Property Registry Search	PPSA	Summit Acceptance Corp.	Equipment / Motor Vehicle	10/20/2015	301406483	N/A	N/A
145.	Gienow Canada Inc.	Saskatchewan	Personal Property Registry Search	PPSA	Jim Pattison Ltd.	Equipment / Motor Vehicle	07/25/2017	301653426	N/A	N/A
146.	Gienow Canada Inc.	Saskatchewan	Personal Property Registry Search	PPSA	Xerox Canada Ltd.	Equipment	05/02/2014	301179368	N/A	N/A
147.	Gienow Canada Inc.	Saskatchewan	Personal Property Registry Search	PPSA	Penske Truck Leasing Canada Ltd. / Locations de Camions Penske Canada Ltd.	Equipment / Motor Vehicle	06/10/2015	301349241	N/A	N/A
148.	Gienow Canada Inc.	Saskatchewan	Personal Property Registry Search	PPSA	Penske Truck Leasing Canada Ltd. / Locations de Camions Penske Canada Ltd.	Equipment / Motor Vehicle	03/24/2017	301601549	N/A	N/A
149.	Gienow Canada Inc.	Saskatchewan	Personal Property Registry Search	PPSA	Ryder Truck Rental Canada Ltd.	Equipment / Motor Vehicle	12/29/2017	301714405	N/A	N/A

Schedule 8.14(b) to ABL Credit Agreement

	Debtor/Defendant	Search Jurisdiction	Scope of Search	Type of Filing Found	Secured Party/Plaintiff	Collateral Type	Original File Date	Original File #	Amdt. File Date	Amdt. File #
150.	Mitten Inc.	Alberta	Personal Property Registry Search	PPSA	Ricoh Canada Inc.	Equipment	09/28/2012	12092820792	N/A	N/A
151.	Mitten Inc.	British Columbia	Personal Property Registry Search	PPSA	Ricoh Canada Inc.	Equipment	09/28/2012	976472G	N/A	N/A
152.	Mitten Inc.	Manitoba	Personal Property Registry Search	PPSA	Ricoh Canada Inc.	Equipment	09/28/2012	201217301209	N/A	N/A
153.	Mitten Inc.	New Brunswick	Personal Property Registry Search	PPSA	Ricoh Canada Inc.	Equipment	09/28/2012	22042998	N/A	N/A
154.	Mitten Inc.	Nova Scotia	Personal Property Registry Search	PPSA	Ricoh Canada Inc.	Equipment	09/28/2012	20139333	N/A	N/A
155.	Mitten Inc.	Ontario	Personal Property Registry Search	PPSA	Ricoh Canada Inc.	Equipment / Other	08/01/2012	20120801 0941 1616 3029	N/A	N/A
156.	Mitten Inc.	Ontario	Personal Property Registry Search	PPSA	Trailer Wizards Ltd.	Equipment / Motor Vehicle	12/05/2017	20171205 1305 1902 9000	N/A	N/A
157.	Mitten Inc.	Ontario	Personal Property Registry Search	PPSA	Trailer Wizards Ltd.	Equipment / Motor Vehicle	12/05/2017	20171205 1333 1902 9057	N/A	N/A

Schedule 8.14(b) to ABL Credit Agreement

	Debtor/Defendant	Search Jurisdiction	Scope of Search	Type of Filing Found	Secured Party/Plaintiff	Collateral Type	Original File Date	Original File #	Amdt. File Date	Amdt. File #
158.	Mitten Inc.	Ontario	Personal Property Registry Search	PPSA	De Lage Landen Financial Services Canada Inc.	Equipment / Accounts / Other/ Motor Vehicle	04/22/2014	20140422 0946 1529 8537	N/A	N/A
159.	Mitten Inc.	Ontario	Personal Property Registry Search	PPSA	De Lage Landen Financial Services Canada Inc.	Equipment / Accounts / Other/ Motor Vehicle	05/26/2017	20170526 1441 1530 1185	N/A	N/A
160.	Mitten Inc.	Ontario	Personal Property Registry Search	PPSA	De Lage Landen Financial Services Canada Inc.	Equipment / Accounts / Other/ Motor Vehicle	06/29/2017	20170629 1933 1531 9661	N/A	N/A
161.	Mitten Inc.	Ontario	Personal Property Registry Search	PPSA	Ryder Truck Rental Canada Ltd.	Equipment / Motor Vehicle	05/08/2017	20170508 1709 1462 7488	N/A	N/A
162.	Mitten Inc.	Ontario	Personal Property Registry Search	PPSA	RCAP Leasing Inc.	Equipment / Accounts / Other	02/27/2015	20150227 1431 8077 5080	N/A	N/A
163.	Mitten Inc.	Ontario	Personal Property Registry Search	PPSA	Bank of Montreal	Accounts / Other	10/04/2011	20111004 1359 1590 9090	06/03/2013	20130603 1120 1590 1754
164.	Mitten Inc.	Quebec	RPMRR	RPMRR	Ricoh Canada Inc. / CIT Financial Ltd.	Equipment / Other	10/04/2012	12-0821265-0001	N/A	N/A

Schedule 8.14(b) to ABL Credit Agreement

	Debtor/Defendant	Search Jurisdiction	Scope of Search	Type of Filing Found	Secured Party/Plaintiff	Collateral Type	Original File Date	Original File #	Amdt. File Date	Amdt. File #
165.	Mitten Inc.	Quebec	RPMRR	RPMRR	Ryder Truck Rental Canada Ltd.	Equipment / Motor Vehicle	05/09/2017	17-0442771-0009	N/A	N/A
166.	Mitten Inc.	Saskatchewan	Personal Property Registry Search	PPSA	Ricoh Canada Inc.	Equipment	09/28/2012	300932186	N/A	N/A
ATRIUM
167.	Atrium Windows and Doors, Inc.	DE SOS	UCC Debtor Search	UCC 1	NMHG Financial Services, Inc.	Equipment	3/30/2005	50974668	12/07/2009 / 12/09/2014 / 12/09/2014 / 12/09/2014	20093902415 / 20144974457 / 20144974499 / 20144979126
168.	Atrium Windows and Doors, Inc.	DE SOS	UCC Debtor Search	UCC 1	NMHG Financial Services, Inc.	Equipment	8/23/2005	52626852	5/14/2010 / 4/15/2015 / 4/15/2015 / 4/15/2015	20101692478 / 20151608818 / 20151608792 / 20151608826
169.	Atrium Windows and Doors, Inc.	DE SOS	UCC Debtor Search	UCC 1	De Lage Landen Financial Services, Inc.	Equipment	6/10/2014	20142245074	N/A	N/A
170.	Atrium Windows and Doors, Inc.	DE SOS	UCC Debtor Search	UCC 1	MB Financial Bank, N.A.	Equipment	2/9/2016	20160777571	1/6/2017 / 7/25/2017	20170130564 / 20174922644
171.	Atrium Windows and Doors, Inc.	DE SOS	UCC Debtor Search	UCC 1	Wells Fargo Financial Leasing, Inc.	Equipment	8/2/2016	20164668248	N/A	N/A
172.	Atrium Windows and Doors, Inc.	DE SOS	UCC Debtor Search	UCC 1	HYG Financial Services, Inc.	Equipment	7/21/2017	20174844558	N/A	N/A
173.	Atrium Windows and Doors, Inc.	DE SOS	UCC Debtor Search	UCC 1	HYG Financial Services, Inc.	Equipment	10/13/2017	20176832403	N/A	N/A

Schedule 8.14(b) to ABL Credit Agreement

	Debtor/Defendant	Search Jurisdiction	Scope of Search	Type of Filing Found	Secured Party/Plaintiff	Collateral Type	Original File Date	Original File #	Amdt. File Date	Amdt. File #
174.	Atrium Windows and Doors, Inc.	DE SOS	UCC Debtor Search	UCC 1	PHSI and/or Assignees	Equipment	12/29/2017	20178648562	N/A	N/A
175.	Atrium Windows and Doors, Inc.	TX SOS	UCC Debtor Search	UCC-1	De Lage Landen Financial Services, Inc.	Equipment	06/25/2014	14-0020310708	N/A	N/A
176.	Atrium Extrusion Systems, Inc.	NC SOS	UCC Debtor Search	UCC 1	Krauss Maffei Corporation	Equipment	05/23/2016	20160052095A
177.	Thermal Industries, Inc.	DE SOS	UCC Debtor Search	UCC 1	NMHG Financial Services, Inc.	Equipment	6/26/2014	20142532299	N/A	N/A
178.	Thermal Industries, Inc.	DE SOS	UCC Debtor Search	UCC 1	Toyota Motor Credit Corporation / Pennwest Industrial Trucks, LLC	Equipment	9/24/2015	20154271416	N/A	N/A
179.	Thermal Industries, Inc.	DE SOS	UCC Debtor Search	UCC 1	Toyota Industries Commercial Finance, Inc.	Equipment	1/26/2017	20170591021	N/A	N/A
180.	Thermal Industries, Inc.	PA SOC	UCC Debtor Search	UCC 1	First Western Bank & Trust dba All Lines Leasing	Equipment	09/23/2013	2013092403318
181.	North Star Manufacturing (London) Ltd.	Ontario	Personal Property Registry Search	PPSA	Blueshore Transport Finance Ltd.	Equipment / Motor Vehicle	01/19/2018	20180119 1930 1531 0129	N/A	N/A
182.	North Star Manufacturing (London) Ltd.	Ontario	Personal Property Registry Search	PPSA	Paccar Financial Services Ltd.	Equipment / Accounts / Other / Motor Vehicle	08/03/2016	20160803 1438 8077 3878	05/18/2017	20170518 1037 8077 4075

Schedule 8.14(b) to ABL Credit Agreement

	Debtor/Defendant	Search Jurisdiction	Scope of Search	Type of Filing Found	Secured Party/Plaintiff	Collateral Type	Original File Date	Original File #	Amdt. File Date	Amdt. File #
183.	North Star Manufacturing (London) Ltd.	Ontario	Personal Property Registry Search	PPSA	De Lage Landen Financial Services Canada Inc.	Equipment / Accounts / Other / Motor Vehicle	12/07/2015	20151207 1439 1530 1198	N/A	N/A
184.	North Star Manufacturing (London) Ltd.	Ontario	Personal Property Registry Search	PPSA	Paccar Financial Services Ltd.	Equipment / Accounts / Other / Motor Vehicle	12/07/2015	20150615 1033 8077 4093	06/17/2015 / 05/18/2017	20150617 1436 8077 4360 / 20170518 1037 8077 4076
185.	North Star Manufacturing (London) Ltd.	Ontario	Personal Property Registry Search	PPSA	Mercedes-Benz Financial Services Canada Corporation	Equipment / Accounts / Other / Motor Vehicle	08/26/2014	20140826 1951 1531 1654	06/26/2017	20170626 1038 1529 1129
186.	Brock Doors & Windows Ltd.	Ontario	Personal Property Registry Search	PPSA	Toyota Industries Commercial Finance Canada, Inc.	Equipment / Other	12/18/2017	20171218 1710 1462 4765	N/A	N/A
187.	Brock Doors & Windows Ltd.	Ontario	Personal Property Registry Search	PPSA	Liftcapital Corporation	Equipment / Other	03/14/2014	20140314 1703 1462 7191	03/02/2017	20170302 1408 1462 4630

EXHIBIT A-1
to
ABL CREDIT AGREEMENT

FORM OF REVOLVING CREDIT NOTE

THIS REVOLVING CREDIT NOTE AND THE OBLIGATIONS EVIDENCED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT REFERRED TO BELOW. TRANSFERS OF THIS REVOLVING CREDIT NOTE AND THE OBLIGATIONS EVIDENCED HEREBY MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF SUCH CREDIT AGREEMENT.

New York, New York

[_______________, 20  ]

FOR VALUE RECEIVED, the undersigned, PISCES MIDCO, INC., a Delaware corporation (together with its successors and assigns, the “Parent Borrower”), the Canadian Borrowers and the U.S. Subsidiary Borrowers from time to time party to the Credit Agreement (as defined below) (together with the Parent Borrower, collectively, the “Borrowers”, and each individually, a “Borrower”), hereby unconditionally promises to pay to [                   ] (the “Lender”) and its successors and assigns, at the office of UBS AG, STAMFORD BRANCH, located at 600 Washington Boulevard, Stamford, Connecticut 06901, in lawful money of the United States of America (or in the applicable Designated Foreign Currency, as the case may be) and in immediately available funds, the aggregate unpaid principal amount of the Revolving Credit Loans made by the Lender to the undersigned pursuant to Subsection 2.1 of the Credit Agreement referred to below, which sum shall be payable on the Termination Date.

The Borrowers further agree to pay interest in like money at such office on the unpaid principal amount hereof from time to time at the applicable rates per annum and on the dates set forth in Subsection 4.1 of the Credit Agreement until such principal amount is paid in full (both before and after judgment).

This Revolving Credit Note is one of the Revolving Credit Notes referred to in, and is subject in all respects to, the ABL Credit Agreement, dated as of April 12, 2018 (as the same may be amended, restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among the Parent Borrower, the Canadian Borrowers from time to time party thereto, the U.S. Subsidiary Borrowers from time to time party thereto, the several banks and other financial institutions from time to time party thereto (including the Lender) (the “Lenders”) and UBS AG, STAMFORD BRANCH, as administrative agent for the Lenders, as collateral agent for the Secured Parties, as swingline lender and as an issuing lender, and is entitled to the benefits thereof, is secured and guaranteed as provided therein and is subject to optional and mandatory prepayment in whole or in part as provided therein. Reference is hereby made to the Loan Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and the guarantees, the terms and conditions upon which the security interests and each guarantee were granted and the rights of the holder of this Revolving Credit Note in respect thereof. The holder hereof, by its acceptance of this Revolving Credit Note, agrees to the terms of, and to be bound by and to observe the provisions applicable to the Lenders contained in, the Credit Agreement. Capitalized terms used herein which are defined in the Credit Agreement shall have such defined meanings unless otherwise defined herein or unless the context otherwise requires.

EXHIBIT A-1
to
ABL CREDIT AGREEMENT

Upon the occurrence of any one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Revolving Credit Note shall become, or may be declared to be, immediately due and payable, all as provided therein.

All parties now and hereafter liable with respect to this Revolving Credit Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive, to the maximum extent permitted by applicable law, presentment, demand, protest and all other notices of any kind under this Revolving Credit Note.

THIS REVOLVING CREDIT NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

[PISCES MIDCO, INC.]
[CANADIAN BORROWER[S]]
[U.S. SUBSIDIARY BORROWER[S]]

By:
Name:
Title:

EXHIBIT A-2
to
ABL CREDIT AGREEMENT

FORM OF SWINGLINE NOTE

New York, New York

[_______________, 20  ]

FOR VALUE RECEIVED, the undersigned, PISCES MIDCO, INC., a Delaware corporation (together with its successors and assigns, the “Parent Borrower”), the Canadian Borrowers and the U.S. Subsidiary Borrowers from time to time party to the Credit Agreement (as defined below) (together with the Parent Borrower, collectively, the “Borrowers”, and each individually, a “Borrower”), hereby unconditionally promises to pay to UBS AG, STAMFORD BRANCH (the “Swingline Lender”), located at 600 Washington Boulevard, Stamford, Connecticut 06901, in lawful money of the United States of America and in immediately available funds, the aggregate unpaid principal amount of the Swingline Loans made by the Swingline Lender to the undersigned pursuant to Subsection 2.4 of the Credit Agreement referred to below, which sum shall be payable on the Termination Date.

The Borrowers further agree to pay interest in like money at such office on the unpaid principal amount hereof from time to time at the applicable rates per annum and on the dates set forth in Subsection 4.1 of the Credit Agreement until paid in full (both before and after judgment).

This Swingline Note is the Swingline Note referred to in, and is subject in all respects to, the ABL Credit Agreement, dated as of April 12, 2018 (as the same may be amended, restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among the Parent Borrower, the Canadian Borrowers from time to time party thereto, the U.S. Subsidiary Borrowers from time to time party thereto, the several banks and other financial institutions from time to time party thereto (including the Swingline Lender) (the “Lenders”) and UBS AG, STAMFORD BRANCH, as administrative agent for the Lenders, as collateral agent for the Secured Parties, as swingline lender and as an issuing lender, and is entitled to the benefits thereof, is secured and guaranteed as provided therein and in the Loan Documents and is subject to optional and mandatory prepayment in whole or in part as provided therein. Reference is hereby made to the Loan Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and the guarantees, the terms and conditions upon which the security interests and each guarantee were granted and the rights of the holder of this Swingline Note in respect thereof. The holder hereof, by its acceptance of this Swingline Note, agrees to the terms of, and to be bound by and to observe the provisions applicable to the Lenders contained in, the Credit Agreement. Capitalized terms used herein which are defined in the Credit Agreement shall have such defined meanings unless otherwise defined herein or unless the context otherwise requires.

Upon the occurrence of any one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Swingline Note shall become, or may be declared to be, immediately due and payable all as provided therein.

All parties now and hereafter liable with respect to this Swingline Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive, to the maximum extent permitted by applicable law, presentment, demand, protest and all other notices of any kind under this Swingline Note.

EXHIBIT A-2
to
ABL CREDIT AGREEMENT

THIS SWINGLINE NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

[PISCES MIDCO, INC.]
[U.S. SUBSIDIARY BORROWER[S]]

By:
Name:
Title:

EXHIBIT B-1
to
ABL CREDIT AGREEMENT

FORM OF U.S. GUARANTEE AND COLLATERAL AGREEMENT

[See attached.]

EXECUTION VERSION

ABL U.S. GUARANTEE AND COLLATERAL AGREEMENT

made by

pisces midco, inc.,

pisces holdings, inc.,

and certain Domestic Subsidiaries of the Parent Borrower,

in favor of

ubs ag, stamford branch,

as Collateral Agent and Administrative Agent

dated as of April 12, 2018

SECTION 1 Defined Terms		2

1.1	Definitions	2
1.2	Other Definitional Provisions	13

SECTION 2 Guarantee		13

2.1	Guarantee	13
2.2	Right of Contribution	15
2.3	No Subrogation	15
2.4	Amendments, etc. with Respect to the Obligations	16
2.5	Guarantee Absolute and Unconditional	17
2.6	Reinstatement	18
2.7	Payments	18

SECTION 3 Grant of Security Interest		18

3.1	Grant	18
3.2	Pledged Collateral	19
3.3	Certain Limited Exceptions	19
3.4	Intercreditor Relations	24

SECTION 4 Representations and Warranties		24

4.1	Representations and Warranties of Each Guarantor	24
4.2	Representations and Warranties of Each Grantor	25
4.3	Representations and Warranties of Each Pledgor	28

SECTION 5 Covenants		30

5.1	Covenants of Each Guarantor	30
5.2	Covenants of Each Grantor	30
5.3	Covenants of Each Pledgor	35

SECTION 6 Remedial Provisions		38

6.1	Certain Matters Relating to Accounts	38
6.2	Communications with Obligors; Grantors Remain Liable	39
6.3	Pledged Stock	40
6.4	Proceeds to Be Turned Over to the Collateral Agent	41
6.5	Application of Proceeds	41
6.6	Code and Other Remedies	42
6.7	Registration Rights	43
6.8	Waiver; Deficiency	44

SECTION 7 The Collateral Agent		44

7.1	Collateral Agent’s Appointment as Attorney-in-Fact, etc	44

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7.2	Duty of Collateral Agent	46
7.3	Financing Statements	46
7.4	Authority of Collateral Agent	46
7.5	Right of Inspection	47

SECTION 8 Non-Lender Secured Parties		47

8.1	Rights to Collateral	47
8.2	Appointment of Agent	49
8.3	Waiver of Claims	49
8.4	Designation of Non-Lender Secured Parties	49

SECTION 9 Miscellaneous		50

9.1	Amendments in Writing	50
9.2	Notices	50
9.3	No Waiver by Course of Conduct; Cumulative Remedies	50
9.4	Enforcement Expenses; Indemnification	51
9.5	Successors and Assigns	51
9.6	Set-Off	51
9.7	Counterparts	52
9.8	Severability	52
9.9	Section Headings	52
9.10	Integration	52
9.11	GOVERNING LAW	52
9.12	Submission to Jurisdiction; Waivers	52
9.13	Acknowledgments	54
9.14	WAIVER OF JURY TRIAL	54
9.15	Additional Granting Parties	54
9.16	Releases	54
9.17	Judgment	57
9.18	Transfer Tax Acknowledgment	58

SCHEDULES

Schedule 1	—	Notice Addresses of Granting Parties
Schedule 2	—	Pledged Securities
Schedule 3	—	Perfection Matters
Schedule 4A	—	Financing Statements
Schedule 4B	—	Jurisdiction of Organization
Schedule 5	—	Intellectual Property
Schedule 6	—	Commercial Tort Claims
Schedule 7	—	Letter-of-Credit Rights

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ANNEXES

Annex 1	—	Acknowledgement and Consent of Issuers who are not Granting Parties
Annex 2	—	Assumption Agreement
Annex 3	—	Supplemental Agreement
Annex 4	—	Joinder and Release

iii

ABL U.S. GUARANTEE AND COLLATERAL AGREEMENT

ABL U.S. GUARANTEE AND COLLATERAL AGREEMENT, dated as of April 12, 2018, made by PISCES MIDCO, INC., a Delaware corporation (as further defined in the Credit Agreement, the “Parent Borrower”), PISCES HOLDINGS, INC., a Delaware corporation (as further defined in the Credit Agreement, “Holdings”), and certain Domestic Subsidiaries of the Parent Borrower from time to time party hereto, in favor of ubs ag, stamford branch, as collateral agent (in such capacity, and together with its successors and assigns in such capacity, the “Collateral Agent”) for the Secured Parties (as defined below) and administrative agent (in such capacity, and together with its successors and assigns in such capacity, the “Administrative Agent”) for the banks and other financial institutions (collectively, the “Lenders”; individually, a “Lender”) from time to time parties to the Credit Agreement described below.

WITNESSETH:

WHEREAS, pursuant to that certain ABL Credit Agreement, dated as of the date hereof (as amended, restated, supplemented, waived or otherwise modified from time to time, together with any agreement extending the maturity of, or restructuring, refunding, refinancing or increasing the Indebtedness under such agreement or successor agreements, the “Credit Agreement”), among the Parent Borrower, the U.S. Subsidiary Borrowers from time to time party thereto (together with the Parent Borrower, the “U.S. Borrowers”), the Canadian Borrowers from time to time party thereto (the Canadian Borrowers together with the U.S. Borrowers, the “Borrowers”), the Collateral Agent, the Administrative Agent, and the other parties from time to time party thereto, the Lenders have severally agreed to make extensions of credit to the Borrowers upon the terms and subject to the conditions set forth therein;

WHEREAS, the Borrowers are members of an affiliated group of companies that includes the other Granting Parties (as defined below);

WHEREAS, the proceeds of the extensions of credit under the Credit Agreement will be used in part to enable the Borrowers to make valuable transfers to one or more of the other Granting Parties in connection with the operation of their respective businesses;

WHEREAS, the Borrowers and the other Granting Parties are engaged in related businesses, and each such Granting Party will derive substantial direct and indirect benefit from the making of the extensions of credit under the Credit Agreement;

WHEREAS, it is a condition to the obligation of the Lenders to make their respective extensions of credit under the Credit Agreement that the Granting Parties shall execute and deliver this Agreement to the Collateral Agent and Administrative Agent for the benefit of the Secured Parties;

WHEREAS, pursuant to that certain Cash Flow Credit Agreement, dated as of the date hereof (as amended, restated, supplemented, waived or otherwise modified from time to time, together with any agreement extending the maturity of, or restructuring, refunding, refinancing or increasing the Indebtedness under, such agreement or successor agreements, the “Cash Flow Credit Agreement”), among the Parent Borrower, JPMorgan Chase Bank, N.A., as collateral agent and as administrative agent (in such capacities, the “Cash Flow Agent”), and the other parties party thereto, the lenders party thereto have severally agreed to make extensions of credit to the Parent Borrower upon the terms and subject to the conditions set forth therein;

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WHEREAS, pursuant to that certain Cash Flow Guarantee and Collateral Agreement, dated as of the date hereof (as amended, restated, supplemented, waived or otherwise modified from time to time, the “Cash Flow Collateral Agreement”), among the Parent Borrower, certain Domestic Subsidiaries (as defined in the Cash Flow Credit Agreement) of the Parent Borrower from time to time party thereto, Holdings (collectively, the “Cash Flow Granting Parties”) and the Cash Flow Agent, the Cash Flow Granting Parties have granted a first priority (as defined in the Cash Flow Credit Agreement) Lien to the Cash Flow Agent for the benefit of the Cash Flow Secured Parties (as defined herein) on the Cash Flow Priority Collateral (as defined herein) and a second priority Lien for the benefit of the Cash Flow Secured Parties on the ABL Priority Collateral (as defined herein) (subject in each case to Permitted Liens);

WHEREAS, the Collateral Agent and the Cash Flow Agent have entered into an Intercreditor Agreement, acknowledged by the Parent Borrower, Holdings and the other Granting Parties, dated as of the date hereof (as amended, restated, supplemented, waived or otherwise modified from time to time (subject to Subsection 9.1), the “ABL/Cash Flow Intercreditor Agreement”); and

WHEREAS, the Collateral Agent and/or one or more Additional Agents may in the future enter into a Junior Lien Intercreditor Agreement substantially in the form attached to the Credit Agreement as Exhibit P, and acknowledged by the Borrowers and the other Granting Parties (as amended, restated, supplemented, waived or otherwise modified from time to time (subject to Subsection 9.1), the “Junior Lien Intercreditor Agreement”), and one or more Other Intercreditor Agreements or Intercreditor Agreement Supplements.

NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrowers thereunder, each Granting Party hereby agrees with the Administrative Agent and the Collateral Agent, for the benefit of the Secured Parties as follows:

SECTION 1

Defined Terms

1.1          Definitions. (a) Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement, and the following terms that are defined in the Code (as defined below and in effect on the date hereof) are used herein as so defined: Cash Proceeds, Chattel Paper, Commercial Tort Claims, Documents, Electronic Chattel Paper, Equipment, Farm Products, Fixtures, General Intangibles, Goods, Letter-of-Credit Rights, Money, Promissory Notes, Records, Securities, Securities Accounts and Supporting Obligations.

(b)          The following terms shall have the following meanings:

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“ABL Priority Collateral”: as defined in the ABL/Cash Flow Intercreditor Agreement.

“ABL/Cash Flow Intercreditor Agreement”: as defined in the recitals hereto.

“Accounts”: all accounts (as defined in the Code) of each Grantor, including all Accounts (as defined in the Credit Agreement) and Accounts Receivable of such Grantor.

“Accounts Receivable”: any right to payment, whether or not earned by performance, for goods sold, leased, licensed, assigned or otherwise disposed, or for services rendered or to be rendered, which is not evidenced by an instrument (as defined in the Code) or Chattel Paper.

“Additional ABL Agent”: as defined in the ABL/Cash Flow Intercreditor Agreement.

“Additional ABL Collateral Documents”: as defined in the ABL/Cash Flow Intercreditor Agreement.

“Additional ABL Credit Facility”: as defined in the ABL/Cash Flow Intercreditor Agreement.

“Additional ABL Obligations”: as defined in the ABL/Cash Flow Intercreditor Agreement.

“Additional ABL Secured Parties”: as defined in the ABL/Cash Flow Intercreditor Agreement.

“Additional Agent”: as defined in the ABL/Cash Flow Intercreditor Agreement.

“Additional Cash Flow Agent”: as defined in the ABL/Cash Flow Intercreditor Agreement.

“Additional Cash Flow Collateral Documents”: as defined in the ABL/Cash Flow Intercreditor Agreement.

“Additional Cash Flow Obligations”: as defined in the ABL/Cash Flow Intercreditor Agreement.

“Additional Credit Facilities”: as defined in the ABL/Cash Flow Intercreditor Agreement.

“Adjusted Net Worth”: of any Guarantor at any time, the greater of (x) $0 and (y) the amount by which the fair saleable value of such Guarantor’s assets on the date of the respective payment hereunder exceeds its debts and other liabilities (including contingent liabilities, but without giving effect to any of its obligations under this Agreement or any other Loan Document, or pursuant to its guarantee with respect to any Indebtedness then outstanding under the Cash Flow Credit Agreement, the Senior Notes, any Additional Credit Facility or any Acquired Indebtedness) on such date.

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“Administrative Agent”: as defined in the preamble hereto.

“Agreement”: this ABL U.S. Guarantee and Collateral Agreement, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Applicable Law”: as defined in Subsection 9.8.

“Bank Products Agreement”: any agreement pursuant to which a bank or other financial institution or other Person agrees to provide (a) treasury services, (b) credit card, debit card, merchant card, purchasing card, stored value card, non-card electronic payable or other similar services (including the processing of payments and other administrative services with respect thereto), (c) cash management or related services (including controlled disbursements, automated clearinghouse transactions, return items, netting, overdrafts, depository, lockbox, stop payment, electronic funds transfer, information reporting, wire transfer and interstate depository network services) and (d) other banking, financial or treasury products or services as may be requested by any Grantor (other than letters of credit and other than loans and advances except indebtedness arising from services described in clauses (a) through (c) of this definition), including, for the avoidance of doubt, bank guarantees.

“Bank Products Provider”: any Person that has entered into a Bank Products Agreement with a Grantor with the obligations of such Grantor thereunder being secured by one or more Loan Documents, as designated by the Borrower Representative in accordance with Subsection 8.4 (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Provider with respect to more than one Credit Facility).

“Bankruptcy Case”: (i) Holdings, any Borrower or any other Subsidiary of the Parent Borrower commencing any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, conservatorship or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or Holdings, any Borrower or any other Subsidiary of the Parent Borrower making a general assignment for the benefit of its creditors; or (ii) there being commenced against Holdings, any Borrower or any other Subsidiary of the Parent Borrower any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days.

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“Borrower Obligations”: with respect to any Borrower, the collective reference to all obligations and liabilities of such Borrower in respect of the unpaid principal of and interest on (including interest and fees accruing after the maturity of the Loans and Reimbursement Obligations and interest and fees accruing after (or that would accrue but for) the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to such Borrower, whether or not a claim for post-filing or post-petition interest or fees is allowed in such proceeding) the Loans, the Reimbursement Obligations and all other obligations and liabilities of such Borrower to the Secured Parties, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Credit Agreement, the Loans, the Letters of Credit, this Agreement, the other Loan Documents, any Hedging Agreement or Permitted Hedging Arrangement entered into with any Hedging Provider, any Bank Products Agreement entered into with any Bank Products Provider, any Guarantee Obligation of Holdings, the Parent Borrower or any of its Subsidiaries as to which any Secured Party is a beneficiary (including any Management Guarantee entered into with any Management Credit Provider) or any other document made, delivered or given in connection therewith, in each case whether on account of principal, interest, reimbursement obligations, amounts payable in connection with any such Bank Products Agreement or a termination of any transaction entered into pursuant to any such Hedging Agreement or Permitted Hedging Arrangement, fees, indemnities, costs, expenses or otherwise (including all reasonable fees, expenses and disbursements of counsel to the Administrative Agent or any other Secured Party that are required to be paid by such Borrower pursuant to the terms of the Credit Agreement or any other Loan Document). With respect to any Guarantor, if and to the extent, under the Commodity Exchange Act or any rule, regulation or order of the CFTC (or the application or official interpretation of any thereof), all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest for, the obligation (the “Excluded Borrower Obligation”) to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act (or the analogous term or section in any amended or successor statute) is or becomes illegal, the Borrower Obligations guaranteed by such Guarantor shall not include any such Excluded Borrower Obligation.

“Borrowers”: as defined in the recitals hereto. For the avoidance of doubt, the references to “Borrowers” herein shall refer to both the U.S. Borrowers and the Canadian Borrowers.

“Cash Flow Agent”: as defined in the recitals hereto and as further defined in the Credit Agreement.

“Cash Flow Collateral Agreement”: as defined in the recitals hereto

“Cash Flow Credit Agreement”: as defined in the recitals hereto and as further defined in the Credit Agreement.

“Cash Flow Obligations”: as defined in the ABL/Cash Flow Intercreditor Agreement.

“Cash Flow Priority Collateral”: as defined in the ABL/Cash Flow Intercreditor Agreement.

“Cash Flow Secured Parties”: the “Secured Parties” as defined in the Cash Flow Collateral Agreement.

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“CFTC”: the Commodity Futures Trading Commission or any successor to the Commodity Futures Trading Commission.

“Code”: the Uniform Commercial Code as from time to time in effect in the State of New York.

“Collateral”: as defined in Section 3; provided that, for purposes of Section 8, “Collateral” shall have the meaning assigned to such term in the Credit Agreement.

“Collateral Account Bank”: a bank which at all times is the Collateral Agent or a Lender or an affiliate thereof as selected by the relevant Grantor and consented to in writing by the Collateral Agent (such consent not to be unreasonably withheld or delayed).

“Collateral Agent”: as defined in the preamble hereto.

“Collateral Proceeds Account”: a non-interest bearing cash collateral account established and maintained by the relevant Grantor at an office of the Collateral Account Bank in the name, and in the sole dominion and control of, the Collateral Agent for the benefit of the Secured Parties.

“Collateral Representative”: (i) if the ABL/Cash Flow Intercreditor Agreement is then in effect, the ABL Collateral Representative (as defined therein) and the Cash Flow Collateral Representative (as defined therein), (ii) if any Junior Lien Intercreditor Agreement is then in effect, the Senior Priority Representative (as defined therein) and (iii) if any Other Intercreditor Agreement is then in effect, the Person acting as representative for the Collateral Agent and the Secured Parties thereunder for the applicable purpose contemplated by this Agreement and the Credit Agreement.

“Commercial Tort Action”: any action, other than an action primarily seeking declaratory or injunctive relief with respect to claims asserted or expected to be asserted by Persons other than the Grantors, that is commenced by a Grantor in the courts of the United States of America, any state or territory thereof or any political subdivision of any such state or territory, in which any Grantor seeks damages arising out of torts committed against it that would reasonably be expected to result in a damage award to it exceeding $15,000,000.

“Commodity Exchange Act”: the Commodity Exchange Act, as in effect from time to time, or any successor statute.

“Contracts”: with respect to any Grantor, all contracts, agreements, instruments and indentures in any form and portions thereof, to which such Grantor is a party or under which such Grantor or any property of such Grantor is subject, as the same may from time to time be amended, restated, supplemented, waived or otherwise modified, and all rights of such Grantor thereunder, including (i) all rights of such Grantor to receive moneys due and to become due to it thereunder or in connection therewith, (ii) all rights of such Grantor to damages arising thereunder and (iii) all rights of such Grantor to perform and to exercise all remedies thereunder.

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“Copyright Licenses”: with respect to any Grantor, all United States written license agreements of such Grantor providing for the grant by or to such Grantor of any right under any United States copyright of such Grantor, other than agreements with any Person who is an Affiliate or a Subsidiary of the Parent Borrower or such Grantor, including any such license agreements that are material to the business of the Parent Borrower and its Restricted Subsidiaries, taken as a whole, and are listed on Schedule 5, subject, in each case, to the terms of such license agreements, and the right to prepare for sale, sell and advertise for sale, all Inventory now or hereafter covered by such licenses.

“Copyrights”: with respect to any Grantor, all of such Grantor’s right, title and interest in and to all United States copyrights, whether or not the underlying works of authorship have been published or registered, all United States copyright registrations and copyright applications, including any copyright registrations and copyright applications listed on Schedule 5, and (i) all renewals thereof, (ii) all income, royalties, damages and payments now and hereafter due and/or payable with respect thereto, including payments under all licenses entered into in connection therewith, and damages and payments for past or future infringements thereof and (iii) the right to sue or otherwise recover for past, present and future infringements and misappropriations thereof.

“Credit Agreement”: as defined in the recitals hereto.

“Credit Facility”: as defined in the ABL/Cash Flow Intercreditor Agreement.

“Deposit Account”: any “deposit account” as such term is defined in the Code (as in effect on the date hereof), now or hereafter maintained by any Grantor, and, in any event, shall include, but shall not be limited to, all Blocked Accounts, DDAs and Concentration Accounts.

“Discharge of Additional ABL Obligations”: as defined in the ABL/Cash Flow Intercreditor Agreement.

“Discharge of Additional Cash Flow Obligations”: as defined in the ABL/Cash Flow Intercreditor Agreement.

“Discharge of Cash Flow Obligations”: as defined in the ABL/Cash Flow Intercreditor Agreement.

“Excluded Assets”: as defined in Subsection 3.3.

“Excluded Borrower Obligation”: as defined in the definition of “Borrower Obligations”.

“first priority”: as defined in the Credit Agreement.

“Foreign Intellectual Property”: any right, title or interest in or to any copyrights, copyright licenses, patents, patent applications, patent licenses, trade secrets, trade secret licenses, trademarks, service marks, trademark and service mark applications, trade names, trade dress, trademark licenses, technology, know-how and processes or any other intellectual property governed by or arising or existing under, pursuant to or by virtue of the laws of any jurisdiction other than the United States of America or any state thereof.

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“Granting Parties”: (x) Holdings (unless and until Holdings is released from all of its obligations hereunder pursuant to Subsection 9.16(h)), (y) the U.S. Borrowers and (z) the U.S. Subsidiary Guarantors.

“Grantor”: (x) Holdings (unless and until Holdings is released from all of its obligations hereunder pursuant to Subsection 9.16(h)), (y) the U.S. Borrowers and (z) the U.S. Subsidiary Guarantors.

“Guarantor Obligations”: with respect to any Guarantor, the collective reference to (i) the Borrower Obligations guaranteed by such Guarantor pursuant to Section 2 and (ii) all obligations and liabilities of such Guarantor that may arise under or in connection with this Agreement or any other Loan Document to which such Guarantor is a party, any Hedging Agreement or Permitted Hedging Arrangement entered into with any Hedging Provider, any Bank Products Agreement entered into with any Bank Products Provider, any Guarantee Obligation of Holdings, the Parent Borrower or any of its Subsidiaries as to which any Secured Party is a beneficiary (including any Management Guarantee entered into with any Management Credit Provider) or any other document made, delivered or given in connection therewith, in each case whether on account of guarantee obligations, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including all reasonable fees and disbursements of counsel to the Administrative Agent or to any other Secured Party that are required to be paid by such Guarantor pursuant to the terms of this Agreement or any other Loan Document and interest and fees accruing after (or that would accrue but for) the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to such Guarantor, whether or not a claim for post-filing or post-petition interest or fees is allowed in such proceeding); provided that, when referring to the Guarantor Obligations of the U.S. Borrowers, such reference shall be a reference solely to a guaranty of the Obligations of the Canadian Borrowers. With respect to any Guarantor, if and to the extent, under the Commodity Exchange Act or any rule, regulation or order of the CFTC (or the application or official interpretation of any thereof), all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest for, the obligation (together with the Excluded Borrower Obligation, the “Excluded Obligation”) to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act (or the analogous term or section in any amended or successor statute) is or becomes illegal, the Guarantor Obligations of such Guarantor shall not include any such Excluded Obligation.

“Guarantors”: the collective reference to each Granting Party.

“Hedging Agreement”: any Interest Rate Agreement, Commodities Agreement, Currency Agreement (each as defined in the ABL/Cash Flow Intercreditor Agreement) or any other credit or equity swap, collar, cap, floor or forward rate agreement, or other agreement or arrangement designed to protect against fluctuations in interest rates or currency, commodity, credit or equity values or creditworthiness (including any option with respect to any of the foregoing and any combination of the foregoing agreements or arrangements), and any confirmation executed in connection with any such agreement or arrangement.

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“Hedging Provider”: any Person that has entered into a Hedging Agreement with a Grantor with the obligations of such Grantor thereunder being secured by one or more Loan Documents, as designated by the Borrower Representative in accordance with Subsection 8.4 (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Provider with respect to more than one Credit Facility).

“Holdings”: as defined in the preamble hereto.

“Instruments”: as defined in Article 9 of the Code but excluding Pledged Securities.

“Intellectual Property”: with respect to any Grantor, the collective reference to such Grantor’s Copyrights, Copyright Licenses, Patents, Patent Licenses, Trade Secrets, Trade Secret Licenses, Trademarks and Trademark Licenses.

“Intercompany Note”: with respect to any Grantor, any promissory note in a principal amount in excess of $15,000,000 evidencing loans made by such Grantor to the Parent Borrower or any of its Restricted Subsidiaries (other than to Special Purpose Subsidiaries (as defined in the Cash Flow Credit Agreement) to the extent the applicable documentation for a Special Purpose Financing (as defined in the Cash Flow Credit Agreement) does not permit such Intercompany Note to be pledged under this Agreement).

“Intercreditor Agreements”: (a) the ABL/Cash Flow Intercreditor Agreement, (b) any Junior Lien Intercreditor Agreement and (c) any Other Intercreditor Agreement that may be entered into in the future by the Collateral Agent and one or more Additional Agents and acknowledged by the Parent Borrower and the other Granting Parties (each such Intercreditor Agreement as amended, restated, supplemented, waived or otherwise modified from time to time (subject to Subsection 9.1)) (in each case, upon and during the effectiveness thereof).

“Inventory”: with respect to any Grantor, all inventory (as defined in the Code) of such Grantor, including all Inventory (as defined in the Credit Agreement) of such Grantor.

“Investment Property”: the collective reference to (i) all “investment property” as such term is defined in Section 9-102(a)(49) of the Code (as in effect on the date hereof) (other than (a) Capital Stock (including for these purposes any investment deemed to be Capital Stock for United States tax purposes) of any Foreign Subsidiary in excess of 65% of any series of such Capital Stock and (b) any Capital Stock excluded from the definition of “Pledged Stock”) and (ii) whether or not constituting “investment property” as so defined, all Pledged Securities.

“Issuers”: the collective reference to issuers of Pledged Stock, including (as of the Closing Date) the Persons identified on Schedule 2 as the issuers of Pledged Stock.

“Junior Lien Intercreditor Agreement”: as defined in the recitals hereto.

“Lender”: as defined in the preamble hereto.

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“Management Credit Provider”: any Person that is a beneficiary of a Management Guarantee, with the obligations of the applicable Grantor thereunder being secured by one or more Loan Documents, as designated by the Borrower Representative in accordance with Subsection 8.4 (provided that no Person shall, with respect to any Management Guarantee, be at any time a Management Credit Provider with respect to more than one Credit Facility).

“Non-Lender Secured Parties”: the collective reference to all Bank Products Providers, Hedging Providers, Management Credit Providers and their respective successors, assigns and transferees, in their respective capacities as such.

“Obligations”: (i) in the case of each U.S. Borrower, its Borrower Obligations and its Guarantor Obligations and (ii) in the case of each other Guarantor, its Guarantor Obligations.

“Parent Borrower”: as defined in the preamble hereto.

“Patent Licenses”: with respect to any Grantor, all United States written license agreements of such Grantor providing for the grant by or to such Grantor of any right under any United States patent, patent application, or patentable invention other than agreements with any Person who is an Affiliate or a Subsidiary of the Parent Borrower or such Grantor, including any such license agreements that are material to the business of the Parent Borrower and its Restricted Subsidiaries, taken as a whole, and are listed on Schedule 5, subject, in each case, to the terms of such license agreements, and the right to prepare for sale, sell and advertise for sale, all Inventory now or hereafter covered by such licenses.

“Patents”: with respect to any Grantor, all of such Grantor’s right, title and interest in and to all United States patents, patent applications and patentable inventions and all reissues and extensions thereof, including all patents and patent applications identified in Schedule 5, and including (i) all inventions and improvements described and claimed therein, (ii) the right to sue or otherwise recover for any and all past, present and future infringements and misappropriations thereof, (iii) all income, royalties, damages and other payments now and hereafter due and/or payable with respect thereto (including payments under all licenses entered into in connection therewith, and damages and payments for past, present or future infringements thereof), and (iv) all other rights corresponding thereto in the United States and all reissues, divisions, continuations, continuations-in-part, substitutes, renewals, and extensions thereof, all improvements thereon, and all other rights of any kind whatsoever of such Grantor accruing thereunder or pertaining thereto.

“Pledged Collateral”: as to any Pledgor other than Holdings, the Pledged Securities, and as to Holdings, the Pledged Stock, in all cases, now owned or at any time hereafter acquired by such Pledgor, and any Proceeds thereof.

“Pledged Notes”: with respect to any Pledgor other than Holdings, all Intercompany Notes at any time issued to, or held or owned by, such Pledgor.

“Pledged Securities”: the collective reference to the Pledged Notes and the Pledged Stock.

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“Pledged Stock”: with respect to any Pledgor other than Holdings, the shares of Capital Stock listed on Schedule 2 as held by such Pledgor, together with any other shares of Capital Stock of any Subsidiary of such Pledgor required to be pledged by such Pledgor pursuant to Subsection 7.9 of the Credit Agreement, as well as any other shares, stock certificates, options or rights of any nature whatsoever in respect of any Capital Stock of any Issuer that may be issued or granted to, or held by, such Pledgor while this Agreement is in effect and, with respect to Holdings, the shares of Capital Stock of the Parent Borrower, as well as any other shares, stock certificates, options or rights of any nature whatsoever in respect of the Capital Stock of the Parent Borrower that may be issued or granted to, or held by, Holdings while this Agreement is in effect, in each case, unless and until such time as the respective pledge of such Capital Stock under this Agreement is released in accordance with the terms hereof and of the Credit Agreement; provided that in no event shall there be pledged, nor shall any Pledgor be required to pledge, directly or indirectly, (i) more than 65% of any series of the outstanding Capital Stock (including for these purposes any investment deemed to be Capital Stock for U.S. tax purposes) of any Foreign Subsidiary, (ii) any Capital Stock of a Subsidiary of any Foreign Subsidiary, (iii) de minimis shares of a Foreign Subsidiary held by any Pledgor as a nominee or in a similar capacity, (iv) any Capital Stock of any not-for-profit Subsidiary, (v) any Capital Stock of any Excluded Subsidiary (other than, but without limiting clause (i) above, a Subsidiary described in clause (d) of the definition thereof) and (vi) without duplication, any Excluded Assets.

“Pledgor”: (x) Holdings (solely with respect to the Pledged Stock held by Holdings in the Parent Borrower) (unless and until Holdings is released from all of its obligations hereunder pursuant to Subsection 9.16(h)), (y) each U.S. Borrower (with respect to Pledged Securities held by such U.S. Borrower and all other Pledged Collateral of such U.S. Borrower) and (z) each other Granting Party (with respect to Pledged Securities held by such Granting Party and all other Pledged Collateral of such Granting Party).

“Predecessor Holding Company”: as defined in Subsection 9.16(e).

“Proceeds”: all “proceeds” as such term is defined in Section 9-102(a)(64) of the Code (as in effect on the date hereof) and, in any event, Proceeds of Pledged Securities shall include all dividends or other income from the Pledged Securities, collections thereon or distributions or payments with respect thereto.

“Restrictive Agreements”: as defined in Subsection 3.3(a).

“Secured Parties”: the collective reference to (i) the Administrative Agent, the Collateral Agent and each Other Representative, (ii) the Lenders (including the Issuing Lenders and the Swing Line Lender), (iii) the Non-Lender Secured Parties and (iv) the respective successors and assigns and the permitted transferees and endorsees of each of the foregoing.

“Security Collateral”: with respect to any Granting Party, collectively, the Collateral (if any) and the Pledged Collateral (if any) of such Granting Party.

“Specified Asset”: as defined in Subsection 4.2.2.

“Successor Holding Company”: as defined in Subsection 9.16(e).

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“Trade Secret Licenses”: with respect to any Grantor, all United States written license agreements of such Grantor providing for the grant by or to such Grantor of any right under any United States trade secrets, including know-how, processes, formulae, compositions, designs, and confidential business and technical information, and all rights of any kind whatsoever accruing thereunder or pertaining thereto, other than agreements with any Person who is an Affiliate or a Subsidiary of the Parent Borrower or such Grantor, subject, in each case, to the terms of such license agreements, and the right to prepare for sale, sell and advertise for sale, all Inventory now or hereafter covered by such licenses.

“Trade Secrets”: with respect to any Grantor, all of such Grantor’s right, title and interest in and to all United States trade secrets, including know-how, processes, formulae, compositions, designs, and confidential business and technical information, and all rights of any kind whatsoever accruing thereunder or pertaining thereto, including (i) all income, royalties, damages and payments now and hereafter due and/or payable with respect thereto, including payments under all licenses, non-disclosure agreements and memoranda of understanding entered into in connection therewith, and damages and payments for past or future misappropriations thereof, and (ii) the right to sue or otherwise recover for past, present or future misappropriations thereof.

“Trademark Licenses”: with respect to any Grantor, all United States written license agreements of such Grantor providing for the grant by or to such Grantor of any right under any United States trademarks, service marks, trade names, trade dress or other indicia of trade origin or business identifiers, other than agreements with any Person who is an Affiliate or a Subsidiary of the Parent Borrower or such Grantor, including any such license agreements that are material to the business of the Parent Borrower and its Restricted Subsidiaries, taken as a whole, and are listed on Schedule 5, subject, in each case, to the terms of such license agreements, and the right to prepare for sale, sell and advertise for sale, all Inventory now or hereafter covered by such licenses.

“Trademarks”: with respect to any Grantor, all of such Grantor’s right, title and interest in and to all United States trademarks, service marks, trade names, trade dress or other indicia of trade origin or business identifiers, trademark and service mark registrations, and applications for trademark or service mark registrations (except for “intent to use” applications for trademark or service mark registrations filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, unless and until an Amendment to Allege Use or a Statement of Use under Sections 1(c) and 1(d) of said Act has been filed and accepted, it being understood and agreed that the carve out in this parenthetical shall be applicable only if and for so long as a grant or enforcement of a security interest in such intent to use application would invalidate or otherwise jeopardize Grantor’s rights therein or in the resulting registration), and any renewals thereof, including each registration and application identified in Schedule 5, and including (i) the right to sue or otherwise recover for any and all past, present and future infringements or dilutions thereof, (ii) all income, royalties, damages and other payments now and hereafter due and/or payable with respect thereto (including payments under all licenses entered into in connection therewith, and damages and payments for past or future infringements thereof), and (iii) all other rights corresponding thereto and all other rights of any kind whatsoever of such Grantor accruing thereunder or pertaining thereto in the United States, together in each case with the goodwill of the business connected with the use of, and symbolized by, each such trademark, service mark, trade name, trade dress or other indicia of trade origin or business identifiers.

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“U.S. Borrowers”: as defined in the recitals hereto.

“Vehicles”: all cars, trucks, trailers, construction and earth moving equipment and other vehicles covered by a certificate of title law of any state and all tires and other appurtenances to any of the foregoing.

1.2          Other Definitional Provisions. (a) The words “hereof”, “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Annex references are to this Agreement unless otherwise specified. The words “include”, “includes”, and “including” shall be deemed to be followed by the phrase “without limitation”.

(b)          The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(c)          Where the context requires, terms relating to the Collateral, Pledged Collateral or Security Collateral, or any part thereof, when used in relation to a Granting Party shall refer to such Granting Party’s Collateral, Pledged Collateral or Security Collateral or the relevant part thereof.

(d)          All references in this Agreement to any of the property described in the definition of the term “Collateral” or “Pledged Collateral”, or to any Proceeds thereof, shall be deemed to be references thereto only to the extent the same constitute Collateral or Pledged Collateral, respectively.

SECTION 2

Guarantee

2.1          Guarantee. (a) (i) Each of the Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantees to the Administrative Agent, for the benefit of the applicable Secured Parties, the prompt and complete payment and performance by each U.S. Borrower when due and payable (whether at the stated maturity, by acceleration or otherwise) of the Borrower Obligations of such U.S. Borrower owed to the applicable Secured Parties, and (ii) each of the Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantees to the Administrative Agent, for the benefit of the applicable Secured Parties, the prompt and complete payment and performance by each Canadian Borrower when due and payable (whether at the stated maturity, by acceleration or otherwise) of the Borrower Obligations of such Canadian Borrower owed to the applicable Secured Parties.

(b)          Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Guarantor hereunder and under the other Loan Documents shall in no event exceed the amount that can be guaranteed by such Guarantor under applicable law, including applicable federal and state laws relating to the insolvency of debtors; provided that, to the maximum extent permitted under applicable law, it is the intent of the parties hereto that the rights of contribution of each Guarantor provided in Subsection 2.2 be included as an asset of the respective Guarantor in determining the maximum liability of such Guarantor hereunder.

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(c)          Each Guarantor agrees that the Borrower Obligations guaranteed by it hereunder may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing the guarantee contained in this Section 2 or affecting the rights and remedies of the Administrative Agent or any other Secured Party hereunder.

(d)          The guarantee contained in this Section 2 shall remain in full force and effect until the earliest to occur of (i) the first date on which all of the Loans, any Reimbursement Obligations and all other Borrower Obligations then due and owing, and the obligations of each Guarantor under the guarantee contained in this Section 2 then due and owing shall have been satisfied by payment in full in cash, no Letter of Credit shall be outstanding (except for Letters of Credit that have been cash collateralized, or otherwise provided for in a manner reasonably satisfactory to the applicable Issuing Lender) and the Commitments shall be terminated, notwithstanding that from time to time during the term of the Credit Agreement any of the Borrowers may be free from any Borrower Obligations, (ii) as to any Guarantor (other than Holdings), a sale or other disposition of all the Capital Stock of such Guarantor (other than to a U.S. Borrower or a U.S. Subsidiary Guarantor), or any other transaction or occurrence as a result of which such Guarantor ceases to be a Restricted Subsidiary of the Parent Borrower, in each case that is permitted under the Credit Agreement, (iii) as to any Guarantor (other than Holdings), such Guarantor being or becoming an Excluded Subsidiary and (iv) as to Holdings, Holdings being released from its obligations hereunder pursuant to Subsection 9.16(h).

(e)          No payment made by any Borrower, any of the Guarantors, any other guarantor or any other Person or received or collected by the Administrative Agent or any other Secured Party from any of the Borrowers, any of the Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of any of the Borrower Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Guarantor in respect of the Borrower Obligations or any payment received or collected from such Guarantor in respect of any of the Borrower Obligations), remain liable for the Borrower Obligations of each Borrower guaranteed by it hereunder up to the maximum liability of such Guarantor hereunder until the earliest to occur of (i) the first date on which all the Loans, any Reimbursement Obligations, and all other Borrower Obligations then due and owing are paid in full in cash, no Letter of Credit shall be outstanding (except for Letters of Credit that have been cash collateralized or otherwise provided for in a manner reasonably satisfactory to the applicable Issuing Lender) and the Commitments are terminated, (ii) as to any Guarantor (other than Holdings), a sale or other disposition of all the Capital Stock of such Guarantor (other than to a U.S. Borrower or a U.S. Subsidiary Guarantor), or any other transaction or occurrence as a result of which such Guarantor ceases to be a Restricted Subsidiary of the Parent Borrower, in each case that is permitted under the Credit Agreement, (iii) as to any Guarantor (other than Holdings), such Guarantor being or becoming an Excluded Subsidiary and (iv) as to Holdings, Holdings being released from its obligations hereunder pursuant to Subsection 9.16(h).

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(f)           Notwithstanding anything herein or in any other Loan Document to the contrary, including Subsection 2.6 hereof, (i) the obligations of Holdings under this Agreement, including in respect of its Guarantor Obligations, are expressly limited recourse obligations of Holdings, and such obligations shall be payable solely from, limited to, and shall in no event exceed, Holdings’ Pledged Collateral and (ii) upon the collection, sale or disposition of, or other realization upon, all of Holdings’ Pledged Collateral, by or on behalf of the Collateral Agent or any Secured Party, whether pursuant to Section 6 of this Agreement or otherwise, the obligations of Holdings under this Agreement, including in respect of its Guarantor Obligations, shall be irrevocably and indefeasibly terminated and shall not be subject to reinstatement under any circumstance.

2.2          Right of Contribution. Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share (based, to the maximum extent permitted by law, on the respective Adjusted Net Worth of each Guarantor on the date the respective payment is made) of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder that has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Subsection 2.3. The provisions of this Subsection 2.2 shall in no respect limit the obligations and liabilities of any Guarantor to the Administrative Agent and the other Secured Parties, and each Guarantor shall remain liable to the Administrative Agent and the other Secured Parties for the full amount guaranteed by such Guarantor hereunder.

2.3          No Subrogation. Notwithstanding any payment made by any Guarantor hereunder or any set-off or application of funds of any Guarantor by the Administrative Agent or any other Secured Party, no Guarantor shall be entitled to be subrogated to any of the rights of the Administrative Agent or any other Secured Party against any Borrower or any other Guarantor or any collateral security or guarantee or right of offset held by the Administrative Agent or any other Secured Party for the payment of the Borrower Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from any Borrower or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Administrative Agent and the other Secured Parties by any Borrower on account of the Borrower Obligations are paid in full in cash, no Letter of Credit shall be outstanding (or shall not have been cash collateralized, or otherwise provided for in a manner reasonably satisfactory to each applicable Issuing Lender) and the Commitments are terminated. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Borrower Obligations shall not have been paid in full in cash or any Letter of Credit shall remain outstanding (and shall not have been cash collateralized or otherwise provided for in a manner reasonably satisfactory to the applicable Issuing Lender) or any of the Commitments shall remain in effect, such amount shall be held by such Guarantor in trust for the Administrative Agent and the other Secured Parties, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Administrative Agent in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Administrative Agent, if required), to be held as collateral security for all of the Borrower Obligations (whether matured or unmatured) guaranteed by such Guarantor and/or then or at any time thereafter may be applied against any Borrower Obligations, whether matured or unmatured, in such order as the Administrative Agent may determine.

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2.4          Amendments, etc. with Respect to the Obligations. To the maximum extent permitted by law, each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, any demand for payment of any of the Borrower Obligations made by the Collateral Agent, the Administrative Agent or any other Secured Party may be rescinded by the Collateral Agent, the Administrative Agent or such other Secured Party and any of the Borrower Obligations continued, and the Borrower Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, subordinated, waived, surrendered or released by the Collateral Agent, the Administrative Agent or any other Secured Party, and the Credit Agreement and the other Loan Documents and any other documents executed and delivered in connection therewith may be amended, waived, modified, supplemented or terminated, in whole or in part, as the Collateral Agent or the Administrative Agent (or the Required Lenders or the applicable Lender(s), as the case may be) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Collateral Agent, the Administrative Agent or any other Secured Party for the payment of any of the Borrower Obligations may be sold, exchanged, waived, surrendered or released. None of the Collateral Agent, the Administrative Agent and each other Secured Party shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for any of the Borrower Obligations or for the guarantee contained in this Section 2 or any property subject thereto, except to the extent required by applicable law.

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2.5          Guarantee Absolute and Unconditional. Each Guarantor waives, to the maximum extent permitted by applicable law, any and all notice of the creation, renewal, extension or accrual of any of the Borrower Obligations and notice of or proof of reliance by the Collateral Agent, the Administrative Agent or any other Secured Party upon the guarantee contained in this Section 2 or acceptance of the guarantee contained in this Section 2; each of the Borrower Obligations, and any obligation contained therein, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Section 2; and all dealings between any of the Borrowers and any of the Guarantors, on the one hand, and the Collateral Agent, the Administrative Agent and the other Secured Parties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Section 2. Each Guarantor waives, to the maximum extent permitted by applicable law, diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon any of the Borrowers or any of the other Guarantors with respect to any of the Borrower Obligations. Each Guarantor understands and agrees, to the extent permitted by law, that the guarantee contained in this Section 2 shall be construed as a continuing, absolute and unconditional guarantee of payment and not of collection. Each Guarantor hereby waives, to the maximum extent permitted by applicable law, any and all defenses (other than any claim alleging breach of a contractual provision of any of the Loan Documents) that it may have arising out of or in connection with any and all of the following: (a) the validity or enforceability of the Credit Agreement or any other Loan Document, any of the Borrower Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Collateral Agent, the Administrative Agent or any other Secured Party, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) that may at any time be available to or be asserted by any of the Borrowers against the Collateral Agent, the Administrative Agent or any other Secured Party, (c) any change in the time, place, manner or place of payment, amendment, or waiver or increase in any of the Obligations, (d) any exchange, non-perfection, taking, or release of Security Collateral, (e) any change in the structure or existence of any of the Borrowers, (f) any application of Security Collateral to any of the Obligations, (g) any law, regulation or order of any jurisdiction, or any other event, affecting any term of any Obligation or the rights of the Collateral Agent, the Administrative Agent or any other Secured Party with respect thereto, including: (i) the application of any such law, regulation, decree or order, including any prior approval, which would prevent the exchange of any currency (other than Dollars) for Dollars or the remittance of funds outside of such jurisdiction or the unavailability of Dollars in any legal exchange market in such jurisdiction in accordance with normal commercial practice, (ii) a declaration of banking moratorium or any suspension of payments by banks in such jurisdiction or the imposition by such jurisdiction or any Governmental Authority thereof of any moratorium on, the required rescheduling or restructuring of, or required approval of payments on, any indebtedness in such jurisdiction, (iii) any expropriation, confiscation, nationalization or requisition by such country or any Governmental Authority that directly or indirectly deprives any Borrower of any assets or their use, or of the ability to operate its business or a material part thereof, or (iv) any war (whether or not declared), insurrection, revolution, hostile act, civil strife or similar events occurring in such jurisdiction which has the same effect as the events described in clause (i), (ii) or (iii) above (in each of the cases contemplated in clauses (i) through (iv) above, to the extent occurring or existing on or at any time after the date of this Agreement), or (h) any other circumstance whatsoever (other than payment in full in cash of the Borrower Obligations guaranteed by it hereunder) (with or without notice to or knowledge of any of the Borrowers or such Guarantor) or any existence of or reliance on any representation by the Secured Parties that constitutes, or might be construed to constitute, an equitable or legal discharge of any of the Borrowers for the Borrower Obligations, or of such Guarantor under the guarantee contained in this Section 2, in bankruptcy or in any other instance. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, the Collateral Agent, the Administrative Agent and any other Secured Party may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against any of the Borrowers, any other Guarantor or any other Person or against any collateral security or guarantee for the Borrower Obligations guaranteed by such Guarantor hereunder or any right of offset with respect thereto, and any failure by the Collateral Agent, the Administrative Agent or any other Secured Party to make any such demand, to pursue such other rights or remedies or to collect any payments from any Borrower, any other Guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of any of the Borrowers, any other Guarantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Collateral Agent, the Administrative Agent or any other Secured Party against any Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

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2.6          Reinstatement. The guarantee of any Guarantor contained in this Section 2 shall continue to be effective, or be reinstated if previously released in accordance with Subsection 9.16(a), as the case may be, if at any time payment, or any part thereof, of any of the Borrower Obligations guaranteed by such Guarantor hereunder is rescinded or must otherwise be restored or returned by the Collateral Agent, the Administrative Agent or any other Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

2.7          Payments. Each Guarantor hereby guarantees that payments hereunder will be paid to the Administrative Agent without set-off or counterclaim, in Dollars (or in the case of any amount required to be paid in any other currency pursuant to the requirements of the Credit Agreement or other agreement relating to the respective Obligations, such other currency), at the Administrative Agent’s office specified in Subsection 11.2 of the Credit Agreement or such other address as may be designated in writing by the Administrative Agent to such Guarantor from time to time in accordance with Subsection 11.2 of the Credit Agreement.

SECTION 3

Grant of Security Interest

3.1          Grant. Each Grantor (other than Holdings) hereby grants to the Collateral Agent, for the benefit of the Secured Parties, a security interest in all of the Collateral of such Grantor, as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations of such Grantor, except as provided in Subsection 3.3. The term “Collateral”, as to any Grantor (other than Holdings), means the following property (wherever located) now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest, except as provided in Subsection 3.3:

(a)          all Accounts;

(b)          all Money (including all cash);

(c)          all Cash Equivalents;

(d)          all Chattel Paper;

(e)          all Contracts;

(f)           all Deposit Accounts;

(g)          all Documents;

(h)          all Equipment;

(i)           all General Intangibles;

(j)           all Instruments;

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(k)          all Intellectual Property;

(l)           all Inventory;

(m)         all Investment Property;

(n)          all Letter-of-Credit Rights;

(o)          all Fixtures;

(p)          all Supporting Obligations;

(q)          all Commercial Tort Claims constituting Commercial Tort Actions described in Schedule 6 (together with any Commercial Tort Actions subject to a further writing provided in accordance with Subsection 5.2.12);

(r)          all books and records relating to the foregoing;

(s)          the Collateral Proceeds Account; and

(t)          to the extent not otherwise included, all Proceeds and products of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing;

provided that, Collateral shall not include any Pledged Collateral, or any property or assets described in the proviso to the definition of Pledged Stock.

3.2          Pledged Collateral. Each Granting Party that is a Pledgor, hereby grants to the Collateral Agent, for the benefit of the Secured Parties, a security interest in all of the Pledged Collateral of such Pledgor now owned or at any time hereafter acquired by such Pledgor, including any Proceeds thereof, as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations of such Pledgor, except as provided in Subsection 3.3.

3.3          Certain Limited Exceptions. No security interest is or will be granted pursuant to this Agreement or any other Security Document in any right, title or interest of any Granting Party under or in, and “Collateral” and “Pledged Collateral” shall not include the following (collectively, the “Excluded Assets”):

(a)          any Instruments, Contracts, Chattel Paper, General Intangibles, Copyright Licenses, Patent Licenses, Trademark Licenses, Trade Secret Licenses or other contracts or agreements with or issued by Persons other than Holdings, the Parent Borrower, a Subsidiary of the Parent Borrower, or an Affiliate of any of the foregoing (collectively, “Restrictive Agreements”) that would otherwise be included in the Security Collateral (and such Restrictive Agreements shall not be deemed to constitute a part of the Security Collateral) for so long as, and to the extent that, the granting of such a security interest pursuant hereto would result in a breach, default or termination of such Restrictive Agreements (in each case, except to the extent that, pursuant to the Code and any other applicable law, the granting of security interests therein can be made without resulting in a breach, default or termination of such Restrictive Agreements);

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(b)          any Equipment or other property that would otherwise be included in the Security Collateral (and such Equipment or other property shall not be deemed to constitute a part of the Security Collateral) if such Equipment or other property (x) (A) is subject to a Lien described in Subsection 8.14(d) or 8.14(e) (with respect to a Lien described in Subsection 8.14(d)) of the Credit Agreement (or any corresponding provision of any Additional Credit Facility) or (B) is subject to a Lien described in clause (h) (with respect to Purchase Money Obligations or Financing Lease Obligations) or (o) (with respect to such Liens described in such clause (h)) of the definition of “Permitted Liens” in the Cash Flow Credit Agreement (or any corresponding provision of any Additional Credit Facility; provided that such provision in any Additional Credit Facility is not materially less favorable to the Lenders than the corresponding provision in the Credit Agreement (as determined by the Borrower Representative in good faith, which determination shall be conclusive) (but in each case only for so long as such Liens are in place)) or (y) (A) is subject to any Lien described in Subsection 8.14(q) of the Credit Agreement (or any corresponding provision of any Additional Credit Facility) or (B) is subject to any Lien in respect of Hedging Obligations (as defined in the Cash Flow Credit Agreement) permitted by Subsection 8.6 of the Cash Flow Credit Agreement as a “Permitted Lien” pursuant to clause (h) of the definition thereof in the Cash Flow Credit Agreement (or any corresponding provision of any Additional Credit Facility; provided that such provision in any Additional Credit Facility is not materially less favorable to the Lenders than the corresponding provision in the Credit Agreement (as determined by the Borrower Representative in good faith, which determination shall be conclusive) (but in each case only for so long as such Liens are in place)), and, in the case of such other property, such other property consists solely of (i) cash, Cash Equivalents or Temporary Cash Investments, together with proceeds, dividends and distributions in respect thereof, (ii) any assets relating to such assets, proceeds, dividends or distributions, or to such Hedging Obligations (as defined in the Cash Flow Credit Agreement), and/or (iii) any other assets consisting of, relating to or arising under or in connection with (1) any Hedging Obligations (as defined in the Cash Flow Credit Agreement) or (2) any other agreements, instruments or documents related to any Hedging Obligations (as defined in the Cash Flow Credit Agreement) or to any of the assets referred to in any of subclauses (i) through (iii) of this subclause (b)(y);

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(c)          any property (and/or related rights and/or assets) that (A) would otherwise be included in the Security Collateral (and such property (and/or related rights and/or assets) shall not be deemed to constitute a part of the Security Collateral) if such property has been sold or otherwise transferred in connection with a Sale and Leaseback Transaction (as defined in the definition of “Exempt Sale and Leaseback Transaction” in the Cash Flow Credit Agreement) permitted under Subsection 8.5 of the Credit Agreement (or any corresponding provision of any Additional Credit Facility) or clause (x) or (xix) of the definition of “Asset Disposition” in the Cash Flow Credit Agreement (or any corresponding provision of any Additional Credit Facility; provided that such provision in any Additional Credit Facility is not materially less favorable to the Lenders than the corresponding provision in the Cash Flow Credit Agreement (as determined by the Borrower Representative in good faith, which determination shall be conclusive)), or (B) is subject to any Liens permitted under Subsection 8.14 of the Credit Agreement (or any corresponding provision of any Additional Credit Facility) or Subsection 8.6 of the Cash Flow Credit Agreement (or any corresponding provision of any Additional Credit Facility; provided that such provision in any Additional Credit Facility is not materially less favorable to the Lenders than the corresponding provision in the Cash Flow Credit Agreement in any material respect (as determined by the Borrower Representative in good faith, which determination shall be conclusive)) that, in each case, relate to property subject to any such Sale and Leaseback Transaction (as defined in the definition of “Exempt Sale and Leaseback Transaction” in the Cash Flow Credit Agreement) or general intangibles related thereto (but only for so long as such Liens are in place); provided that, notwithstanding the foregoing, a security interest of the Collateral Agent shall attach to any money, securities or other consideration received by any Grantor as consideration for the sale or other disposition of such property as and to the extent such consideration would otherwise constitute Security Collateral;

(d)          Capital Stock (including for these purposes any investment deemed to be Capital Stock for United States tax purposes) which is described in the proviso to the definition of Pledged Stock;

(e)          any Money, cash, checks, other negotiable instruments, funds and other evidence of payment held in any Deposit Account of the Parent Borrower or any of its Subsidiaries in the nature of a security deposit with respect to obligations for the benefit of the Parent Borrower or any of its Subsidiaries, which must be held for or returned to the applicable counterparty under applicable law or pursuant to Contractual Obligations;

(f)           (x) the Pisces Acquisition Agreement and any rights therein or arising thereunder (except any proceeds of the Pisces Acquisition Agreement) and (y) the Atlas Acquisition Agreement and any rights therein or arising thereunder (except any proceeds of the Atlas Acquisition Agreement);

(g)          any interest in leased real property (including Fixtures related thereto) (and there shall be no requirement to deliver landlord lien waivers, estoppels or collateral access letters);

(h)          any fee interest in owned real property (including Fixtures related thereto) if (A) the fair market value (as determined by the Borrower Representative in good faith, which determination shall be conclusive) of such fee interest at the time of the acquisition of such fee interest is less than $15,000,000 individually, or (B) such real property is located in an area identified as a special flood hazard area by the Federal Emergency Management Agency or other applicable agency;

(i)           any Vehicles and any assets subject to certificate of title;

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(j)           Letter-of-Credit Rights (other than Letter-of-Credit Rights (i) to the extent such Letter-of-Credit Rights are supporting obligations in respect of Collateral and (ii) in which a security interest is automatically perfected by filings under the Uniform Commercial Code of any applicable jurisdiction; provided that, notwithstanding any other provision of this Agreement or any other Loan Document, neither the Parent Borrower nor any other Grantor will be required to confer perfection by control over any such Letter-of-Credit Rights) and Commercial Tort Claims, in each case, individually with a value of less than $15,000,000;

(k)          assets to the extent the granting or perfecting of a security interest in such assets would result in costs or other consequences to Topco or any of its Subsidiaries as reasonably determined in writing by the Borrower Representative, the Administrative Agent and, to the extent such assets would otherwise constitute ABL Priority Collateral, the Collateral Agent, which determination shall be conclusive, that are excessive in view of the benefits that would be obtained by the Secured Parties;

(l)           those assets over which the granting of security interests in such assets would be prohibited by contract permitted under the Credit Agreement, applicable law or regulation or the organizational or joint venture documents of any non-wholly owned Subsidiary (including permitted liens, leases and licenses), including contracts over which the granting of security interests therein would result in termination thereof (in each case, after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code of any applicable jurisdiction, other than proceeds and receivables thereof to the extent that their assignment is expressly deemed effective under the Uniform Commercial Code of any applicable jurisdiction notwithstanding such prohibitions for so long as such prohibitions are in effect), or to the extent that such security interests would result in adverse tax consequences to Topco or one of its Subsidiaries (or, at the election of the Borrower Representative in connection with an initial public offering or other restructuring of the Parent Borrower, any Parent Entity, the Parent Borrower or any of its Subsidiaries) (as determined by the Borrower Representative in good faith, which determination shall be conclusive) (it being understood that the Lenders shall not require the Parent Borrower or any of its Subsidiaries to enter into any security agreements or pledge agreements governed by foreign law);

(m)         any assets specifically requiring perfection through control (including cash, cash equivalents, deposit accounts or other bank or securities accounts), (i) to the extent the security interest in such asset is not perfected by filings under the Uniform Commercial Code of any applicable jurisdiction, (ii) other than in the case of Pledged Stock or Pledged Notes, to the extent not perfected by being held by the Collateral Agent or an Additional Agent as agent for the Collateral Agent, (iii) other than DDAs, Concentration Accounts, the Core Concentration Account and Blocked Accounts (in each case only to the extent required pursuant to Subsection 4.16 of the Credit Agreement (or any corresponding provision of any Additional ABL Credit Facility)), and (iv) other than the Collateral Proceeds Account (to the extent required pursuant to this Agreement), and any Collateral Proceeds Account under and as defined in the Cash Flow Collateral Agreement (to the extent required pursuant to the Cash Flow Collateral Agreement);

(n)          Foreign Intellectual Property;

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(o)          any aircraft, airframes, aircraft engines, helicopters, vessels or rolling stock or any Equipment or other assets constituting a part thereof;

(p)          prior to the Discharge of Cash Flow Obligations and the Discharge of Additional Cash Flow Obligations, any property that would otherwise constitute Cash Flow Priority Collateral but is an Excluded Asset (as such term is defined in the Cash Flow Collateral Agreement);

(q)          any Capital Stock and other securities of (i) a Subsidiary of the Parent Borrower to the extent that the pledge of or grant of any other Lien on such Capital Stock and other securities for the benefit of any holders of securities results in the Parent Borrower or any of its Restricted Subsidiaries being required to file separate financial statements for such Subsidiary with the Securities and Exchange Commission (or any other governmental authority) pursuant to either Rule 3-10 or 3-16 of Regulation S-X under the Securities Act, or any other law, rule or regulation as in effect from time to time, but only to the extent necessary to not be subject to such requirement and/or (ii) any Subsidiary of the Parent Borrower that is (x) an Unrestricted Subsidiary or (y) an Excluded Subsidiary, other than a Foreign Subsidiary (which pledge of Capital Stock (including for these purposes any investment deemed to be Capital Stock for United States tax purposes) of a Foreign Subsidiary shall be limited to 65% of each series of its Capital Stock);

(r)          any assets or property of Holdings, other than the Pledged Stock of the Parent Borrower; and

(s)          any Goods in which a security interest is not perfected by filing a financing statement in the applicable Grantor’s jurisdiction of organization.

For the avoidance of doubt, if any Grantor receives any payment or other amount under the Atlas Acquisition Agreement or the Pisces Acquisition Agreement, such payment or other amount shall constitute Collateral when and if actually received by such Grantor, to the extent set forth in Subsection 3.1.

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3.4          Intercreditor Relations. Notwithstanding anything herein to the contrary, it is the understanding of the parties that the Liens granted pursuant to Subsections 3.1 and 3.2 shall (a) with respect to all Security Collateral constituting Cash Flow Priority Collateral (x) prior to the Discharge of Cash Flow Obligations, be subject and subordinate to the Liens granted to the Cash Flow Agent for the benefit of the Cash Flow Secured Parties to secure the Cash Flow Obligations pursuant to the Cash Flow Collateral Agreement and (y) prior to the Discharge of Additional Cash Flow Obligations, be subject and subordinate to the Liens granted to any Additional Cash Flow Agent for the benefit of the holders of the Additional Cash Flow Obligations to secure the Additional Cash Flow Obligations pursuant to any Additional Cash Flow Collateral Documents as and to the extent provided for therein, and (b) with respect to all Security Collateral, prior to the Discharge of Additional ABL Obligations, be pari passu and equal in priority to the Liens granted to any Additional ABL Agent for the benefit of the holders of the applicable Additional ABL Obligations to secure such Additional ABL Obligations pursuant to the applicable Additional ABL Collateral Documents (except, in the case of this clause (b), as may be separately otherwise agreed between the Collateral Agent, on behalf of itself and the Secured Parties, and any Additional ABL Agent, on behalf of itself and the Additional ABL Secured Parties represented thereby). Each of the Collateral Agent and the Administrative Agent acknowledges and agrees that the relative priority of the Liens granted to the Collateral Agent, the Cash Flow Agent and any Additional Agent shall be determined solely pursuant to the applicable Intercreditor Agreements, and not by priority as a matter of law or otherwise. Notwithstanding anything herein to the contrary, the Liens and security interest granted to the Collateral Agent pursuant to this Agreement and the exercise of any right or remedy by the Collateral Agent hereunder are subject to the provisions of the applicable Intercreditor Agreements. In the event of any conflict between the terms of any Intercreditor Agreement and this Agreement, the terms of such Intercreditor Agreement shall govern and control as among (i) the Collateral Agent, the Cash Flow Agent and any Additional Agent, in the case of the ABL/Cash Flow Intercreditor Agreement, (ii) the Collateral Agent and Additional ABL Agent, in the case of any Junior Lien Intercreditor Agreement, and (iii) the Collateral Agent and any other secured creditor (or agent therefor) party thereto, in the case of any Other Intercreditor Agreement. In the event of any such conflict, each Grantor may act (or omit to act) in accordance with such Intercreditor Agreement, and shall not be in breach, violation or default of its obligations hereunder by reason of doing so. Notwithstanding any other provision hereof, (x) prior to the Discharge of Cash Flow Obligations and the Discharge of Additional Cash Flow Obligations, any obligation hereunder to deliver to the Collateral Agent any Security Collateral constituting Cash Flow Priority Collateral shall be satisfied by causing such Cash Flow Priority Collateral to be delivered to the Cash Flow Agent or the applicable Cash Flow Collateral Representative (as defined in the ABL/Cash Flow Intercreditor Agreement) to be held in accordance with the ABL/Cash Flow Intercreditor Agreement and (y) prior to the Discharge of Additional ABL Obligations, any obligation hereunder to deliver to the Collateral Agent any Security Collateral shall be satisfied by causing such Security Collateral to be delivered to the applicable Collateral Representative or any Additional ABL Agent to be held in accordance with the applicable Intercreditor Agreement.

SECTION 4

Representations and Warranties

4.1          Representations and Warranties of Each Guarantor. To induce the Administrative Agent, the Collateral Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrowers thereunder, each Guarantor (other than the U.S. Borrowers) hereby represents and warrants to the Collateral Agent and each other Secured Party (to the extent such representations and warranties are required to be true and correct for any applicable Extension of Credit pursuant to Section 6 of the Credit Agreement) that the representations and warranties set forth in Section 5 of the Credit Agreement as they relate to such Guarantor or to the Loan Documents to which such Guarantor is a party, each of which representations and warranties is hereby incorporated herein by reference, are true and correct in all material respects, and the Collateral Agent and each other Secured Party shall be entitled to rely on each of such representations and warranties as if fully set forth herein; provided that each reference in each such representation and warranty to the Parent Borrower’s knowledge shall, for the purposes of this Subsection 4.1, be deemed to be a reference to such Guarantor’s knowledge.

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4.2          Representations and Warranties of Each Grantor. To induce the Administrative Agent, the Collateral Agent and the Lenders to make their respective extensions of credit to the Borrowers under the Credit Agreement following the Closing Date, each Grantor hereby represents and warrants to the Collateral Agent and each other Secured Party (solely to the extent such representations and warranties are required to be true and correct for such Extension of Credit pursuant to Subsection 6.2 of the Credit Agreement) that, in each case after giving effect to the Transactions:

4.2.1       Title; No Other Liens. Except for the security interests granted to the Collateral Agent for the benefit of the Secured Parties pursuant to this Agreement and the other Liens permitted to exist on such Grantor’s Collateral by the Credit Agreement (including Subsection 8.14 thereof), such Grantor owns each item of such Grantor’s Collateral free and clear of any and all Liens securing Indebtedness. As of the Closing Date, except as set forth on Schedule 3, to the knowledge of such Grantor (x) in the case of the ABL Priority Collateral, no currently effective financing statement or other similar public notice with respect to any Lien securing Indebtedness on all or any part of such Grantor’s ABL Priority Collateral is on file or of record in any public office in the United States of America, any state, territory or dependency thereof or the District of Columbia and (y) in the case of the Cash Flow Priority Collateral, no currently effective financing statement or other similar public notice with respect to any Lien securing Indebtedness on all or any part of such Grantor’s Cash Flow Priority Collateral is on file or of record in any public office in the United States of America, any state, territory or dependency thereof or the District of Columbia, except, in each case, such as have been filed in favor of the Collateral Agent for the benefit of the Secured Parties pursuant to this Agreement or as are permitted by the Credit Agreement (including Subsection 8.14 thereof) or any other Loan Document or for which termination statements will be delivered on the Closing Date.

4.2.2       Perfected First Priority Liens. (a) This Agreement is effective to create, as collateral security for the Obligations of such Grantor, valid and enforceable Liens on such Grantor’s Security Collateral in favor of the Collateral Agent for the benefit of the Secured Parties, except as to enforcement, as may be limited by applicable domestic or foreign bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

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(b)          Except with regard to (i) Liens (if any) on Specified Assets and (ii) any rights in favor of the United States government as required by law (if any), upon the completion of the Filings and, with respect to Instruments, Chattel Paper and Documents upon the earlier of such Filing or the delivery to and continuing possession by the Collateral Agent, the Cash Flow Agent, the applicable Collateral Representative or any Additional Agent, as applicable, in accordance with any applicable Intercreditor Agreement, of all Instruments, Chattel Paper and Documents a security interest in which is perfected by possession, and upon the obtaining and maintenance of “control” (as described in the Code) by the Collateral Agent, the Cash Flow Agent, the Administrative Agent, the applicable Collateral Representative or any Additional Agent, as applicable (or their respective agents appointed for purposes of perfection), in accordance with any applicable Intercreditor Agreement of all Deposit Accounts, all Blocked Accounts, the Collateral Proceeds Account, all Electronic Chattel Paper and all Letter-of-Credit Rights a security interest in which is perfected by “control” (in the case of Deposit Accounts and Blocked Accounts, to the extent required under Subsection 4.16 of the Credit Agreement (or any corresponding provision of any Additional ABL Credit Facility)) and in the case of Commercial Tort Actions (other than such Commercial Tort Actions listed on Schedule 6 on the date of this Agreement), upon the taking of the actions required by Subsection 5.2.12, the Liens created pursuant to this Agreement will constitute valid Liens on and (to the extent provided herein) perfected security interests in such Grantor’s Collateral in favor of the Collateral Agent for the benefit of the Secured Parties, and will be prior to all other Liens of all other Persons securing Indebtedness, in each case other than Liens permitted by the Credit Agreement (including Permitted Liens) (and subject to any applicable Intercreditor Agreement), and enforceable as such as against all other Persons other than Ordinary Course Transferees, except to the extent that the recording of an assignment or other transfer of title to the Collateral Agent, the Administrative Agent, the Cash Flow Agent, the applicable Collateral Representative or any Additional Agent (in accordance with any applicable Intercreditor Agreement) or the recording of other applicable documents in the United States Patent and Trademark Office or United States Copyright Office may be necessary for perfection or enforceability, and except as to enforcement, as may be limited by applicable domestic or foreign bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing. As used in this Subsection 4.2.2(b), the following terms shall have the following meanings:

“Filings”: the filing or recording of (i) the Financing Statements as set forth in Schedule 3, (ii) this Agreement or a notice thereof with respect to Intellectual Property as set forth in Schedule 3, and (iii) any filings after the Closing Date in any other jurisdiction as may be necessary under any Requirement of Law.

“Financing Statements”: the financing statements attached hereto on Schedule 4A for filing in the jurisdictions listed in Schedule 4B.

“Ordinary Course Transferees”: (i) with respect to goods only, buyers in the ordinary course of business and lessees in the ordinary course of business to the extent provided in Section 9-320(a) and 9-321 of the Uniform Commercial Code as in effect from time to time in the relevant jurisdiction, (ii) with respect to general intangibles only, licensees in the ordinary course of business to the extent provided in Section 9-321 of the Uniform Commercial Code as in effect from time to time in the relevant jurisdiction and (iii) any other Person who is entitled to take free of the Lien pursuant to the Uniform Commercial Code as in effect from time to time in the relevant jurisdiction.

“Specified Assets”: the following property and assets of such Grantor:

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(1)          Patents, Patent Licenses, Trademarks and Trademark Licenses to the extent that (a) Liens thereon cannot be perfected by the filing of financing statements under the Uniform Commercial Code as in effect from time to time in the relevant jurisdiction or by the filing and acceptance of intellectual property security agreements in the United States Patent and Trademark Office or (b) such Patents, Patent Licenses, Trademarks and Trademark Licenses are not, individually or in the aggregate, material to the business of the Parent Borrower and its Subsidiaries taken as a whole;

(2)          Copyrights and Copyright Licenses with respect thereto and Accounts or receivables arising therefrom to the extent that (a) Liens thereon cannot be perfected by filing and acceptance of intellectual property security agreements in the United States Copyright Office or (b) the Uniform Commercial Code as in effect from time to time in the relevant jurisdiction is not applicable to the creation or perfection of Liens thereon;

(3)          Collateral for which the perfection of Liens thereon requires filings in or other actions under the laws of jurisdictions outside of the United States of America, any State, territory or dependency thereof or the District of Columbia;

(4)          goods included in Collateral received by any Person from any Grantor for “sale or return” within the meaning of Section 2-326(1)(b) of the Uniform Commercial Code as in effect from time to time in the relevant jurisdiction, to the extent of claims of creditors of such Person;

(5)          Fixtures, Vehicles, any other assets subject to certificates of title, and Money and Cash Equivalents (other than Cash Equivalents constituting Investment Property to the extent a security interest therein is perfected by the filing of a financing statement under the Uniform Commercial Code as in effect from time to time in the relevant jurisdiction);

(6)          Proceeds of Accounts or Inventory which do not themselves constitute Collateral or which do not constitute identifiable Cash Proceeds or which have not yet been transferred to or deposited in the Collateral Proceeds Account (if any) or to a Blocked Account;

(7)          Contracts, Accounts or receivables subject to the Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq.);

(8)          uncertificated securities, to the extent Liens thereon cannot be perfected by the filing of a financing statement under the Uniform Commercial Code as in effect from time to time in the relevant jurisdiction; and

(9)          securities held with an intermediary (as such phrase is defined in the Convention on the Law Applicable to Certain Rights in Respect of Securities held with an Intermediary as in effect in the United States) to the extent that the Uniform Commercial Code as in effect from time to time in the relevant jurisdiction is not applicable to the perfection of Liens thereon.

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4.2.3       Jurisdiction of Organization. On the date hereof, such Grantor’s jurisdiction of organization is specified on Schedule 4B.

4.2.4       [Reserved].

4.2.5       Accounts Receivable. The amounts represented by such Grantor (other than Holdings) to the Administrative Agent or the other Secured Parties from time to time as owing by each account debtor or by all account debtors in respect of such Grantor’s (other than Holdings) Accounts Receivable constituting Security Collateral will at such time be the correct amount, in all material respects, actually owing by such account debtor or debtors thereunder, except to the extent that appropriate reserves therefor have been established on the books of such Grantor (other than Holdings) in accordance with GAAP. Unless otherwise indicated in writing to the Administrative Agent, each Account Receivable of such Grantor (other than Holdings) arises out of a bona fide sale and delivery of goods or rendition of services by such Grantor (other than Holdings). Such Grantor (other than Holdings) has not given any account debtor any deduction in respect of the amount due under any such Account, except in the ordinary course of business or as such Grantor (other than Holdings) may otherwise advise the Administrative Agent in writing.

4.2.6       Patents, Copyrights and Trademarks. Schedule 5 lists all Trademarks, Copyrights and Patents, in each case, material to the business of the Parent Borrower and its Restricted Subsidiaries, taken as a whole, and registered in the United States Patent and Trademark Office or the United States Copyright Office, as applicable, and owned by such Grantor (other than Holdings) in its own name as of the date hereof, and all Trademark Licenses, all Copyright Licenses and all Patent Licenses, in each case, material to the business of the Parent Borrower and its Restricted Subsidiaries, taken as a whole (including Trademark Licenses for registered Trademarks, Copyright Licenses for registered Copyrights and Patent Licenses for registered Patents, in each case, material to the business of the Parent Borrower and its Restricted Subsidiaries, taken as a whole, but excluding licenses to commercially available “off-the-shelf” software), owned by such Grantor (other than Holdings) in its own name as of the date hereof, in each case, that is solely United States Intellectual Property.

4.3          Representations and Warranties of Each Pledgor. To induce the Administrative Agent, the Collateral Agent and the Lenders to make their respective extensions of credit to the Borrowers under the Credit Agreement following the Closing Date, each Pledgor hereby represents and warrants to the Collateral Agent and each other Secured Party (solely to the extent such representations and warranties are required to be true and correct for such Extension of Credit pursuant to Subsection 6.2 of the Credit Agreement) that:

4.3.1       Except as provided in Subsection 3.3, the shares of Pledged Stock pledged by such Pledgor hereunder constitute (i) in the case of shares of a Domestic Subsidiary, all the issued and outstanding shares of all classes of the Capital Stock of such Domestic Subsidiary owned by such Pledgor and (ii) in the case of any Pledged Stock constituting Capital Stock of any Foreign Subsidiary, as of the Closing Date such percentage (not more than 65%) as is specified on Schedule 2 of all the issued and outstanding shares of all classes of the Capital Stock of each such Foreign Subsidiary owned by such Pledgor.

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4.3.2       [Reserved].

4.3.3       Such Pledgor is the record and beneficial owner of, and has good title to, the Pledged Securities pledged by it hereunder, free of any and all Liens securing Indebtedness owing to any other Person, except the security interest created by this Agreement and Liens permitted by the Credit Agreement (including Permitted Liens).

4.3.4       Upon the delivery to the Collateral Agent, the Cash Flow Agent, the applicable Collateral Representative or any Additional Agent, as applicable, in accordance with any applicable Intercreditor Agreement, of the certificates evidencing the Pledged Securities held by such Pledgor together with executed undated stock powers or other instruments of transfer, the security interest created by this Agreement in such Pledged Securities constituting certificated securities, assuming the continuing possession of such Pledged Securities by the Collateral Agent, the Cash Flow Agent, the applicable Collateral Representative or any Additional Agent, as applicable, in accordance with any applicable Intercreditor Agreement, will constitute a valid, perfected first priority (subject, in terms of priority only, to the priority of the Liens of the Cash Flow Agent, the applicable Collateral Representative and any Additional Agent) security interest in such Pledged Securities to the extent provided in and governed by the Code, enforceable in accordance with its terms against all creditors of such Pledgor and any Persons purporting to purchase such Pledged Securities from such Pledgor to the extent provided in and governed by the Code, in each case subject to Liens permitted by the Credit Agreement (including Permitted Liens) (and any applicable Intercreditor Agreement), and except as to enforcement, as may be limited by applicable domestic or foreign bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

4.3.5       Upon the earlier of (x) (to the extent a security interest in uncertificated securities may be perfected by the filing of a financing statement) the filing of the Financing Statements or of financing statements delivered pursuant to Subsection 7.9 of the Credit Agreement in the relevant jurisdiction and (y) (to the extent a security interest in uncertificated securities may be perfected by the obtaining and maintenance of “control” (as described in the Code)) the obtaining and maintenance of “control” (as described in the Code) by the Collateral Agent, the Cash Flow Agent, the applicable Collateral Representative or any Additional Agent (or their respective agents appointed for purposes of perfection), as applicable, in accordance with any applicable Intercreditor Agreement, of all Pledged Securities that constitute uncertificated securities, the security interest created by this Agreement in such Pledged Securities that constitute uncertificated securities, will constitute a valid, perfected first priority (subject, in terms of priority only, to the priority of the Liens of the Cash Flow Agent, the applicable Collateral Representative and any Additional Agent set forth in the ABL/Cash Flow Intercreditor Agreement or any Other Intercreditor Agreement) security interest in such Pledged Securities constituting uncertificated securities to the extent provided in and governed by the Code, enforceable in accordance with its terms against all creditors of such Pledgor and any persons purporting to purchase such Pledged Securities from such Pledgor, to the extent provided in and governed by the Code, in each case subject to Liens permitted by the Credit Agreement (including Permitted Liens) (and any applicable Intercreditor Agreement), and except as to enforcement, as may be limited by applicable domestic or foreign bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

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4.3.6       Letter-of-Credit Rights. Schedule 7 lists all Letter-of-Credit Rights not constituting Excluded Assets owned by any Grantor (other than Holdings) on the date hereof.

SECTION 5

Covenants

5.1          Covenants of Each Guarantor. Each Guarantor (other than the U.S. Borrowers) covenants and agrees with the Collateral Agent and the other Secured Parties that, from and after the date of this Agreement until the earliest to occur of (i) the date upon which the Loans, any Reimbursement Obligations, and all other Obligations then due and owing, shall have been paid in full in cash, no Letter of Credit shall be outstanding (except for Letters of Credit that have been cash collateralized, or otherwise provided for in a manner reasonably satisfactory to the applicable Issuing Lender) and the Commitments shall have terminated, (ii) as to any such Guarantor (other than Holdings), a sale or other disposition of all the Capital Stock of such Guarantor (other than to a U.S. Borrower or a U.S. Subsidiary Guarantor), or any other transaction or occurrence as a result of which such Guarantor ceases to be a Restricted Subsidiary of the Parent Borrower, in each case that is permitted under the Credit Agreement, (iii) as to any such Guarantor (other than Holdings), such Guarantor being or becoming an Excluded Subsidiary or (iv) as to Holdings, Holdings being released from its obligations hereunder pursuant to Subsection 9.16(h), such Guarantor shall take, or shall refrain from taking, as the case may be, each action that is necessary to be taken or not taken, as the case may be, so that no Default or Event of Default is caused by the failure to take such action or to refrain from taking such action by such Guarantor or any of its Restricted Subsidiaries.

5.2          Covenants of Each Grantor. Each Grantor (other than Holdings) covenants and agrees with the Collateral Agent and the other Secured Parties that, from and after the date of this Agreement until the earliest to occur of (i) the date upon which the Loans, any Reimbursement Obligations and all other Obligations then due and owing shall have been paid in full in cash, no Letter of Credit shall be outstanding (except for Letters of Credit that have been cash collateralized, or otherwise provided for in a manner reasonably satisfactory to the applicable Issuing Lender) and the Commitments shall have terminated, (ii) as to any such Grantor, a sale or other disposition of all the Capital Stock of such Grantor (other than to a U.S. Borrower or a U.S. Subsidiary Guarantor), or any other transaction or occurrence as a result of which such Grantor ceases to be a Restricted Subsidiary of the Parent Borrower, in each case that is permitted under the Credit Agreement or (iii) as to any such Grantor, such Grantor being or becoming an Excluded Subsidiary:

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5.2.1       Delivery of Instruments and Chattel Paper. If any amount payable under or in connection with any of such Grantor’s Collateral shall be or become evidenced by any Instrument or Chattel Paper, such Grantor shall (except as provided in the following sentence) be entitled to retain possession of all Collateral of such Grantor evidenced by any Instrument or Chattel Paper, and shall hold all such Collateral in trust for the Collateral Agent, for the benefit of the Secured Parties. In the event that an Event of Default shall have occurred and be continuing, upon the request of the Collateral Agent, the Cash Flow Agent, the applicable Collateral Representative or any Additional Agent, as applicable, in accordance with any applicable Intercreditor Agreement, such Instrument or Chattel Paper shall be promptly delivered to the Collateral Agent, the Cash Flow Agent, the applicable Collateral Representative, or any Additional Agent, as applicable, in accordance with any applicable Intercreditor Agreement, duly indorsed in a manner reasonably satisfactory to the Collateral Agent, the Cash Flow Agent, the applicable Collateral Representative or any Additional Agent, as applicable, in accordance with the applicable Intercreditor Agreement, to be held as Collateral pursuant to this Agreement. Such Grantor shall not permit any other Person to possess any such Collateral at any time other than in connection with any sale or other disposition of such Collateral in a transaction permitted by the Credit Agreement or as contemplated by the Intercreditor Agreements.

5.2.2       [Reserved].

5.2.3       Payment of Obligations. Such Grantor will pay and discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all material taxes, assessments and governmental charges or levies imposed upon such Grantor’s Collateral or in respect of income or profits therefrom, as well as all material claims of any kind (including material claims for labor, materials and supplies) against or with respect to such Grantor’s Collateral, except that no such tax, assessment, charge, levy or claim need be paid, discharged or satisfied if the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of such Grantor and except to the extent that the failure to do so, in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

5.2.4       Maintenance of Perfected Security Interest; Further Documentation. (a)Such Grantor shall use commercially reasonable efforts to maintain the security interest created by this Agreement in such Grantor’s Collateral as a perfected security interest as and to the extent described in Subsection 4.2.2 and to defend the security interest created by this Agreement in such Grantor’s Collateral against the claims and demands of all Persons whomsoever (subject to the other provisions hereof).

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(b)          Such Grantor will furnish to the Collateral Agent from time to time statements and schedules further identifying and describing such Grantor’s ABL Priority Collateral (and, after the Discharge of Cash Flow Obligations and the Discharge of Additional Cash Flow Obligations, such Grantor’s Cash Flow Priority Collateral) and such other reports in connection with such Grantor’s ABL Priority Collateral (and, after the Discharge of Cash Flow Obligations and the Discharge of Additional Cash Flow Obligations, such Grantor’s Cash Flow Priority Collateral) as the Collateral Agent may reasonably request in writing, all in reasonable detail.

(c)          At any time and from time to time, upon the written request of the Collateral Agent, and at the sole expense of such Grantor, such Grantor will promptly and duly execute and deliver such further instruments and documents and take such further actions as the Collateral Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted by such Grantor, including the filing of any financing or continuation statements under the Uniform Commercial Code (or other similar laws) as in effect from time to time in any United States jurisdiction with respect to the security interests created hereby; provided that, notwithstanding any other provision of this Agreement or any other Loan Document, neither the Parent Borrower nor any other Grantor will be required to (v) take any action in any jurisdiction other than the United States of America, or required by the laws of any such non-U.S. jurisdiction, or enter into any security agreement or pledge agreement governed by the laws of any such non-U.S. jurisdiction, in order to create any security interests (or other Liens) in assets located or titled outside of the United States of America or to perfect any security interests (or other Liens) in any Collateral, (w) deliver control agreements with respect to, or confer perfection by “control” over, any deposit accounts, bank or securities account or other Collateral, except (A) as required by Subsection 4.16 of the Credit Agreement and (B) in the case of Security Collateral that constitutes Capital Stock or Pledged Notes in certificated form, delivering such Capital Stock or Pledged Notes to the Collateral Agent (or another Person as required under any applicable Intercreditor Agreement), (x) take any action in order to perfect any security interests in any assets specifically requiring perfection through control (including cash, cash equivalents, deposit accounts or securities accounts) (except, in each case (A) as required by Subsection 4.16 of the Credit Agreement and (B) to the extent consisting of proceeds perfected automatically or by the filing of a financing statement under the Uniform Commercial Code of any applicable jurisdiction or, in the case of Pledged Stock or Pledged Notes, by being held by the Collateral Agent or any Additional Agent as agent for the Collateral Agent), (y) deliver landlord lien waivers, estoppels or collateral access letters or (z) file any fixture filing with respect to any security interest in Fixtures affixed to or attached to any real property constituting Excluded Assets.

(d)          The Collateral Agent may grant extensions of time for the creation and perfection of security interests in, or obtaining a delivery of documents or other deliverables with respect to, particular assets of any Grantor where it determines that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or any other Security Documents.

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5.2.5       Changes in Name, Jurisdiction of Organization, etc. Such Grantor will give prompt written notice to the Collateral Agent of any change in its name, legal form or jurisdiction of organization (whether by merger or otherwise) (and in any event within 30 days of such change); provided that, promptly thereafter such Grantor shall deliver to the Collateral Agent all additional financing statements and other documents reasonably necessary to maintain the validity, perfection and priority of the security interests created hereunder and other documents reasonably requested by the Collateral Agent to maintain the validity, perfection and priority of the security interests as and to the extent provided for herein and upon receipt of such additional financing statements the Collateral Agent shall either promptly file such additional financing statements or approve the filing of such additional financing statements by such Grantor. Upon any such approval such Grantor shall proceed with the filing of the additional financing statements and deliver copies (or other evidence of filing) of the additional filed financing statements to the Collateral Agent.

5.2.6       [Reserved].

5.2.7       Pledged Stock. In the case of each Grantor that is an Issuer, such Issuer agrees that (i) it will be bound by the terms of this Agreement relating to the Pledged Stock issued by it and will comply with such terms insofar as such terms are applicable to it, (ii) it will notify the Collateral Agent promptly in writing of the occurrence of any of the events described in Subsection 5.3.1 with respect to the Pledged Stock issued by it and (iii) the terms of Subsections 6.3(c) and 6.7 shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Subsection 6.3(c) or 6.7 with respect to the Pledged Stock issued by it.

5.2.8       Accounts Receivable. (a) With respect to Accounts Receivable constituting ABL Priority Collateral, such Grantor will not, other than in the ordinary course of business or as permitted by the Loan Documents, (i) grant any extension of the time of payment of any of such Grantor’s Accounts Receivable, (ii) compromise or settle any such Accounts Receivable for less than the full amount thereof, (iii) release, wholly or partially, any Person liable for the payment of any such Accounts Receivable, (iv) allow any credit or discount whatsoever on any such Accounts Receivable, (v) amend, supplement or modify any such Accounts Receivable, unless such extensions, compromises, settlements, releases, credits, discounts, amendments, supplements or modifications would not reasonably be expected to materially adversely affect the value of the Accounts Receivable constituting ABL Priority Collateral taken as a whole or (vi) evidence any Accounts Receivable by an Instrument as Chattel Paper.

(b)          Such Grantor will deliver to the Collateral Agent a copy of each material demand, notice or document received by it from any obligor under the Accounts Receivable constituting ABL Priority Collateral that disputes the validity or enforceability of more than 5% of the aggregate amount of the then outstanding Accounts Receivable constituting ABL Priority Collateral.

5.2.9       Maintenance of Records. Such Grantor will keep and maintain at its own cost and expense reasonably satisfactory and complete records in all material respects of its Collateral, including a record of all payments received and all credits granted with respect to such Collateral; provided that with respect to the Cash Flow Priority Collateral, the satisfactory maintenance of such records shall be determined in good faith by such Grantor or the Parent Borrower.

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5.2.10     Acquisition of Intellectual Property. Concurrently with the delivery of the annual Compliance Certificate pursuant to Subsection 7.2(a) of the Cash Flow Credit Agreement, the Borrower Representative will notify the Collateral Agent of any acquisition by the Grantors of (i) any registration of any United States Copyright, Patent or Trademark, in each case, material to the business of the Parent Borrower and its Restricted Subsidiaries, taken as a whole, or (ii) any exclusive rights under a United States Copyright License, Patent License or Trademark License, in each case, material to the business of the Parent Borrower and its Restricted Subsidiaries, taken as a whole, constituting Collateral, and each applicable Grantor shall take such actions as may be reasonably requested by the Collateral Agent (but only to the extent such actions are within such Grantor’s control) to perfect the security interest granted to the Collateral Agent and the other Secured Parties therein, to the extent provided herein in respect of any United States Copyright, Patent or Trademark constituting Collateral, by (x) the execution and delivery of an amendment or supplement to this Agreement (or amendments to any such agreement previously executed or delivered by such Grantor) and/or (y) the making of appropriate filings (I) of financing statements under the Uniform Commercial Code as in effect from time to time in any applicable jurisdiction and/or (II) in the United States Patent and Trademark Office, or with respect to registered Copyrights and Copyright Licenses for registered Copyrights, the United States Copyright Office.

5.2.11     [Reserved].

5.2.12     Commercial Tort Actions. All Commercial Tort Actions of each Grantor in existence on the date of this Agreement, known to such Grantor on the date hereof, are described in Schedule 6 hereto. Concurrently with the delivery of the annual Compliance Certificate pursuant to Subsection 7.2(a) of the Cash Flow Credit Agreement, the Borrower Representative will notify the Collateral Agent of any acquisition by the Grantors of any Commercial Tort Action and describe the details thereof, and each applicable Grantor shall take such actions as may be reasonably requested by the Collateral Agent to grant to the Collateral Agent a security interest in any such Commercial Tort Action and in the proceeds thereof, all upon and subject to the terms of this Agreement.

5.2.13     Deposit Accounts; Etc. Such Grantor shall take, or refrain from taking, as the case may be, each action that is necessary to be taken or not taken, as the case may be, so that no breach of Subsection 4.16 of the Credit Agreement is caused by the failure to take such action or to refrain from taking such action by such Grantor or any of its Subsidiaries.

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5.2.14     Protection of Trademarks. Such Grantor shall, with respect to any Trademarks that are material to the business of the Parent Borrower and its Restricted Subsidiaries, taken as a whole, use commercially reasonable efforts not to cease the use of any of such Trademarks or fail to maintain the level of the quality of products sold and services rendered under any of such Trademarks at a level at least substantially consistent with the quality of such products and services as of the date hereof, and shall use commercially reasonable efforts to take all steps reasonably necessary to ensure that licensees of such Trademarks use such consistent standards of quality, in each case, except as would not reasonably be expected to have a Material Adverse Effect.

5.2.15     Protection of Intellectual Property. Subject to and except as permitted by the Credit Agreement, such Grantor shall use commercially reasonable efforts not to do any act or omit to do any act whereby any of the Intellectual Property that is material to the business of the Parent Borrower and its Restricted Subsidiaries, taken as a whole, may lapse, expire, or become abandoned, or unenforceable, in each case, except as would not reasonably be expected to have a Material Adverse Effect.

5.2.16     Assignment of Letter-of-Credit Rights. In the case of any Letter-of-Credit Rights of any Grantor not constituting Excluded Assets acquired following the Closing Date and constituting ABL Priority Collateral, such Grantor shall use its commercially reasonable efforts to promptly obtain the consent of the issuer thereof and any nominated person thereon to the assignment of the proceeds of the related letter of credit in accordance with Section 5-114(c) of the Code.

5.3          Covenants of Each Pledgor. Each Pledgor covenants and agrees with the Collateral Agent and the other Secured Parties that, from and after the date of this Agreement until the earlier to occur of (i) the Loans, any Reimbursement Obligations and all other Obligations then due and owing shall have been paid in full in cash, no Letter of Credit shall be outstanding (except for Letters of Credit that have been cash collateralized, or otherwise provided for in a manner reasonably satisfactory to each applicable Issuing Lender) and the Commitments shall have terminated, (ii) as to any Pledgor (other than Holdings), a sale or other disposition of all the Capital Stock of such Pledgor (other than to a U.S. Borrower or a U.S. Subsidiary Guarantor), or any other transaction or occurrence as a result of which such Pledgor ceases to be a Restricted Subsidiary of the Parent Borrower, in each case that is permitted under the Credit Agreement, (iii) as to any Pledgor (other than Holdings), such Pledgor being or becoming an Excluded Subsidiary or (iv) as to Holdings, Holdings being released from its obligations hereunder pursuant to Subsection 9.16(h):

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5.3.1       Additional Shares. If such Pledgor shall, as a result of its ownership of its Pledged Stock, become entitled to receive or shall receive any stock certificate (including any stock certificate representing a stock dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization), stock option or similar rights in respect of the Capital Stock of any Issuer, whether in addition to, in substitution of, as a conversion of, or in exchange for, any shares of the Pledged Stock, or otherwise in respect thereof, such Pledgor shall accept the same as the agent of the Collateral Agent and the other Secured Parties, hold the same in trust for the Collateral Agent and the other Secured Parties and deliver the same forthwith to the Collateral Agent (who will hold the same on behalf of the Secured Parties) or the Cash Flow Agent, any applicable Collateral Representative or any Additional Agent, as applicable, in accordance with any applicable Intercreditor Agreement, in the exact form received, duly indorsed by such Pledgor to the Collateral Agent, the Cash Flow Agent, any applicable Collateral Representative or any Additional Agent, as applicable, in accordance with any applicable Intercreditor Agreement, if required, together with an undated stock power covering such certificate duly executed in blank by such Grantor, to be held by the Collateral Agent, the Cash Flow Agent, any applicable Collateral Representative or any Additional Agent, as applicable, in accordance with any applicable Intercreditor Agreement, subject to the terms hereof, as additional collateral security for the Obligations (subject to Subsection 3.3 and provided that in no event shall there be pledged, nor shall any Pledgor be required to pledge, more than 65% of any series of outstanding Capital Stock (including for these purposes any investment deemed to be Capital Stock for United States tax purposes) of any Foreign Subsidiary pursuant to this Agreement). If an Event of Default shall have occurred and be continuing, any sums paid upon or in respect of the Pledged Stock upon the liquidation or dissolution of any Issuer (except any liquidation or dissolution of any Subsidiary of the Parent Borrower in accordance with the Credit Agreement) shall be paid over to the Collateral Agent, the Cash Flow Agent, any applicable Collateral Representative or any Additional Agent, as applicable, in accordance with any applicable Intercreditor Agreement to be held by the Collateral Agent, the Cash Flow Agent, any applicable Collateral Representative or any Additional Agent, as applicable, in accordance with any applicable Intercreditor Agreement subject to the terms hereof, as additional collateral security for the Obligations, and in case any distribution of capital shall be made on or in respect of the Pledged Stock or any property shall be distributed upon or with respect to the Pledged Stock pursuant to the recapitalization or reclassification of the capital of any Issuer or pursuant to the reorganization thereof, the property so distributed shall, unless otherwise subject to a perfected security interest in favor of the Collateral Agent, be delivered to the Collateral Agent, the Cash Flow Agent, the applicable Collateral Representative or any Additional Agent, as applicable, in accordance with any applicable Intercreditor Agreement, to be held by the Collateral Agent, the Cash Flow Agent, the applicable Collateral Representative or any Additional Agent, as applicable, in accordance with any applicable Intercreditor Agreement, subject to the terms hereof, as additional collateral security for the Obligations, in each case except as otherwise provided by any applicable Intercreditor Agreement. If any sums of money or property so paid or distributed in respect of the Pledged Stock shall be received by such Pledgor, such Pledgor shall, until such money or property is paid or delivered to the Collateral Agent, the Cash Flow Agent, the applicable Collateral Representative or any Additional Agent, as applicable, in accordance with any applicable Intercreditor Agreement hold such money or property in trust for the Secured Parties, segregated from other funds of such Pledgor, as additional collateral security for the Obligations.

5.3.2       [Reserved].

5.3.3       Pledged Notes.

(a)          Each Pledgor party hereto as of the date of this Agreement shall deliver to the Collateral Agent or the Cash Flow Agent, in accordance with the ABL/Cash Flow Intercreditor Agreement, all Pledged Notes then held by such Granting Party, endorsed in blank or, at the request of the Collateral Agent, endorsed in blank or, at the request of the Collateral Agent, endorsed to the Collateral Agent or the Cash Flow Agent, in accordance with the ABL/Cash Flow Intercreditor Agreement, within the time periods set forth on Schedule 7.12 to the Credit Agreement, plus any extensions granted by the Collateral Agent or the Cash Flow Agent, as applicable, in its sole discretion.

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(b)          Each Pledgor which becomes a party hereto after the Closing Date pursuant to Subsection 9.15 shall deliver to the Collateral Agent, the Cash Flow Agent, the applicable Collateral Representative or any Additional Agent, as applicable, in accordance with each applicable Intercreditor Agreement, all Pledged Notes then held by such Pledgor, endorsed in blank or, at the request of the Collateral Agent, endorsed to the Collateral Agent, the Cash Flow Agent, the applicable Collateral Representative or any Additional Agent, as applicable, in accordance with each applicable Intercreditor Agreement. Furthermore, within 10 Business Days (or such longer period as may be agreed by the Collateral Agent in its sole discretion) after any Pledgor obtains a Pledged Note, such Pledgor shall cause such Pledged Note to be delivered to the Collateral Agent, the Cash Flow Agent, the applicable Collateral Representative or any Additional Agent, as applicable, in accordance with any applicable Intercreditor Agreement, endorsed in blank or, at the request of the Collateral Agent, the Cash Flow Agent, any applicable Collateral Representative or any Additional Agent, as applicable, in accordance with any applicable Intercreditor Agreement, endorsed to the Collateral Agent, the Cash Flow Agent, any applicable Collateral Representative or any Additional Agent, as applicable, in accordance with any applicable Intercreditor Agreement.

5.3.4       Maintenance of Security Interest.

(a)          Such Pledgor shall use commercially reasonable efforts to defend the security interest created by this Agreement in such Pledgor’s Pledged Collateral against the claims and demands of all Persons whomsoever. At any time and from time to time, upon the written request of the Collateral Agent and at the sole expense of such Pledgor, such Pledgor will promptly and duly execute and deliver such further instruments and documents and take such further actions as the Collateral Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted by such Pledgor; provided that notwithstanding any other provision of this Agreement or any other Loan Documents, neither the Parent Borrower nor any other Pledgor will be required to (v) take any action in any jurisdiction other than the United States of America, or required by the laws of any such non-U.S. jurisdiction, or enter into any security agreement or pledge agreement governed by the laws of any such non-U.S. jurisdiction, in order to create any security interests (or other Liens) in assets located or titled outside of the United States of America or to perfect any security interests (or other Liens) in any Collateral, (w) deliver control agreements with respect to, or confer perfection by “control” over, any deposit accounts, bank or securities account or other Collateral, except (A) as required by Subsection 4.16 of the Credit Agreement (or any corresponding provision of any Additional ABL Credit Facility) and (B) in the case of Security Collateral that constitutes Capital Stock or Pledged Notes in certificated form, delivering such Capital Stock or Pledged Notes to the Collateral Agent (or another Person as required under any Intercreditor Agreement), (x) take any action in order to perfect any security interests in any assets specifically requiring perfection through control (including cash, cash equivalents, deposit accounts or securities accounts) (except (A) as required by Subsection 4.16 of the Credit Agreement (or any corresponding provision of any Additional ABL Credit Facility) and (B) in each case, to the extent consisting of proceeds perfected automatically or by the filing of a financing statement under the Code or, in the case of Pledged Stock or Pledged Notes, by being held by the Collateral Agent or an Additional Agent as agent for the Collateral Agent), (y) deliver landlord lien waivers, estoppels or collateral access letters or (z) file any fixture filing with respect to any security interest in Fixtures affixed to or attached to any real property constituting Excluded Assets.

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(b)          The Collateral Agent may grant extensions of time for the creation and perfection of security interests in, or obtaining or delivery of documents or other deliverables with respect to, particular assets of any Pledgor where it determines that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or any other Security Documents.

SECTION 6

Remedial Provisions

6.1          Certain Matters Relating to Accounts. (a) At any time and from time to time after the occurrence and during the continuance of an Event of Default, subject to each applicable Intercreditor Agreement, the Collateral Agent shall have the right to make test verifications of the Accounts Receivable constituting Collateral in any reasonable manner and through any reasonable medium that it reasonably considers advisable, and the relevant Grantor shall furnish all such assistance and information as the Collateral Agent may reasonably require in connection with such test verifications. At any time and from time to time after the occurrence and during the continuance of an Event of Default, subject to each applicable Intercreditor Agreement, upon the Collateral Agent’s reasonable request and at the expense of the relevant Grantor, such Grantor shall cause independent public accountants or others reasonably satisfactory to the Collateral Agent to furnish to the Collateral Agent reports showing reconciliations, aging and test verifications of, and trial balances for, the Accounts Receivable constituting Collateral.

(b)          The Collateral Agent hereby authorizes each Grantor to collect such Grantor’s Accounts Receivable constituting Collateral and the Collateral Agent may curtail or terminate said authority at any time, without limiting the Collateral Agent’s rights under Subsection 4.16 of the Credit Agreement, after the occurrence and during the continuance of an Event of Default specified in Subsection 9.1(a) of the Credit Agreement, subject to any applicable Intercreditor Agreement. If required by the Collateral Agent at any time, without limiting the Collateral Agent’s rights under Subsection 4.16 of the Credit Agreement, after the occurrence and during the continuance of an Event of Default specified in Subsection 9.1(a) of the Credit Agreement, subject to any applicable Intercreditor Agreement, any Proceeds constituting payments or other cash proceeds of Accounts Receivable constituting Collateral, when collected by such Grantor (other than Holdings), (i) shall be forthwith (and, in any event, within 2 Business Days of receipt by such Grantor) deposited in, or otherwise transferred by such Grantor to, the Collateral Proceeds Account, subject to withdrawal by the Collateral Agent for the account of the Secured Parties only as provided in Subsection 6.5, and (ii) until so turned over, shall be held by such Grantor in trust for the Collateral Agent and the other Secured Parties, segregated from other funds of such Grantor. All Proceeds constituting collections or other cash proceeds of Accounts Receivable constituting Collateral while held by the Collateral Account Bank (or by any Grantor in trust for the benefit of the Collateral Agent and the other Secured Parties) shall continue to be collateral security for all of the Obligations and shall not constitute payment thereof until applied as hereinafter provided. At any time when an Event of Default specified in Subsection 9.1(a) of the Credit Agreement has occurred and is continuing, subject to any applicable Intercreditor Agreement, at the Collateral Agent’s election, each of the Collateral Agent and the Administrative Agent may apply all or any part of the funds on deposit in the Collateral Proceeds Account established by the relevant Grantor to the payment of the Obligations of such Grantor then due and owing, such application to be made as set forth in Subsection 6.5. So long as no Event of Default has occurred and is continuing, the funds on deposit in the Collateral Proceeds Account shall be remitted as provided in Subsection 6.1(d).

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(c)          At any time and from time to time after the occurrence and during the continuance of an Event of Default specified in Subsection 9.1(a) of the Credit Agreement, subject to each applicable Intercreditor Agreement, at the Collateral Agent’s request, each Grantor (other than Holdings) shall deliver to the Collateral Agent copies or, if required by the Collateral Agent for the enforcement thereof or foreclosure thereon, originals of all documents held by such Grantor evidencing, and relating to, the agreements and transactions which gave rise to such Grantor’s Accounts Receivable constituting Collateral, including all statements relating to such Grantor’s Accounts Receivable constituting Collateral and all orders, invoices and shipping receipts related thereto.

(d)          So long as no Event of Default has occurred and is continuing, subject to each applicable Intercreditor Agreement, the Collateral Agent shall instruct the Collateral Account Bank to promptly remit any funds on deposit in each Grantor’s (other than Holdings) Collateral Proceeds Account to a Blocked Account of such Grantor or any other account designated by such Grantor. In the event that an Event of Default has occurred and is continuing, subject to each applicable Intercreditor Agreement, the Collateral Agent at its option may require that each Collateral Proceeds Account of each Grantor (other than Holdings) be established at the Collateral Agent or at another institution reasonably acceptable to the Collateral Agent. Subject to Subsection 4.16 of the Credit Agreement, each Grantor shall have the right, at any time and from time to time, to withdraw such of its own funds from its own Blocked Accounts, and to maintain such balances in its Blocked Accounts, as it shall deem to be necessary or desirable.

6.2          Communications with Obligors; Grantors Remain Liable. (a) The Collateral Agent in its own name or in the name of others, may at any time and from time to time after the occurrence and during the continuance of an Event of Default specified in Subsection 9.1(a) of the Credit Agreement, subject to each applicable Intercreditor Agreement, communicate with obligors under the Accounts Receivable constituting Collateral and parties to the Contracts (in each case, to the extent constituting Collateral) to verify with them to the Collateral Agent’s satisfaction the existence, amount and terms of any Accounts Receivable or Contracts.

(b)          Upon the request of the Collateral Agent at any time after the occurrence and during the continuance of an Event of Default specified in Subsection 9.1(a) of the Credit Agreement, subject to each applicable Intercreditor Agreement, each Grantor (other than Holdings) shall notify obligors on such Grantor’s Accounts Receivable and parties to such Grantor’s Contracts (in each case, to the extent constituting Collateral) that such Accounts Receivable and such Contracts have been assigned to the Collateral Agent, for the benefit of the Secured Parties, and that payments in respect thereof shall be made directly to the Collateral Agent.

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(c)          Anything herein to the contrary notwithstanding, each Grantor shall remain liable under each of such Grantor’s Accounts Receivable to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto. None of the Collateral Agent, the Administrative Agent or any other Secured Party shall have any obligation or liability under any Accounts Receivable (or any agreement giving rise thereto) by reason of or arising out of this Agreement or the receipt by the Collateral Agent or any other Secured Party of any payment relating thereto, nor shall the Collateral Agent or any other Secured Party be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Accounts Receivable (or any agreement giving rise thereto) to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts that may have been assigned to it or to which it may be entitled at any time or times.

6.3          Pledged Stock. (a) Unless an Event of Default shall have occurred and be continuing and the Collateral Agent shall have given notice to the relevant Pledgor of the Collateral Agent’s intent to exercise its corresponding rights pursuant to Subsection 6.3(b), each Pledgor shall be permitted to receive all cash dividends and distributions paid in respect of the Pledged Stock and all payments made in respect of the Pledged Notes, and to exercise all voting and corporate rights with respect to the Pledged Stock.

(b)          Subject to each applicable Intercreditor Agreement, if an Event of Default shall occur and be continuing and the Collateral Agent shall give written notice of its intent to exercise such rights to the relevant Pledgor or Pledgors (i) the Collateral Agent shall have the right to receive any and all cash dividends, payments or other Proceeds paid in respect of the Pledged Stock and make application thereof to the Obligations of the relevant Pledgor as provided in the Credit Agreement consistent with Subsection 6.5, and (ii) any or all of the Pledged Stock shall be registered in the name of the Collateral Agent or its nominee, and the Collateral Agent or its nominee may thereafter exercise (x) all voting, corporate and other rights pertaining to such Pledged Stock at any meeting of shareholders of the relevant Issuer or Issuers or otherwise and (y) any and all rights of conversion, exchange, subscription and any other rights, privileges or options pertaining to such Pledged Stock as if it were the absolute owner thereof (including the right to exchange at its discretion any and all of the Pledged Stock upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the corporate structure of any Issuer, or upon the exercise by the relevant Pledgor or the Collateral Agent, of any right, privilege or option pertaining to such Pledged Stock, and in connection therewith, the right to deposit and deliver any and all of the Pledged Stock with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Collateral Agent may reasonably determine), all without liability to the maximum extent permitted by applicable law (other than for its gross negligence or willful misconduct) except to account for property actually received by it, but the Collateral Agent shall have no duty, to any Pledgor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing, provided that the Collateral Agent shall not exercise any voting or other consensual rights pertaining to the Pledged Stock in any way that would constitute an exercise of the remedies described in Subsection 6.6 other than in accordance with Subsection 6.6.

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(c)          Each Pledgor hereby authorizes and instructs each Issuer or maker of any Pledged Securities pledged by such Pledgor hereunder to, subject to each applicable Intercreditor Agreement, (i) comply with any instruction received by it from the Collateral Agent in writing with respect to Capital Stock in such Issuer that (x) states that an Event of Default has occurred and is continuing and (y) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Pledgor, and each Pledgor agrees that each Issuer or maker shall be fully protected in so complying, and (ii) unless otherwise expressly permitted hereby, pay any dividends or other payments with respect to the Pledged Securities directly to the Collateral Agent.

6.4          Proceeds to Be Turned Over to the Collateral Agent. In addition to the rights of the Collateral Agent specified in Subsection 6.1 with respect to payments of Accounts Receivable constituting Collateral, subject to each applicable Intercreditor Agreement, if an Event of Default shall occur and be continuing, and the Collateral Agent shall have instructed any Grantor to do so, all Proceeds of Security Collateral received by such Grantor consisting of cash, checks and other Cash Equivalent items shall be held by such Grantor in trust for the Collateral Agent and the other Secured Parties hereto, the Cash Flow Agent and the other Cash Flow Secured Parties, any Additional Agent and the other applicable Additional Secured Parties (as defined in the applicable Intercreditor Agreement), and the applicable Collateral Representative, in each case to the extent applicable, in accordance with the terms of each applicable Intercreditor Agreement, segregated from other funds of such Grantor, and shall, forthwith upon receipt by such Grantor, be turned over to the Collateral Agent, the Cash Flow Agent, the applicable Collateral Representative or any Additional Agent, as applicable (or their respective agents appointed for purposes of perfection), in accordance with the terms of the applicable Intercreditor Agreement, in the exact form received by such Grantor (duly indorsed by such Grantor to the Collateral Agent, the Cash Flow Agent, the applicable Collateral Representative or any Additional Agent, as applicable, in accordance with the terms of the applicable Intercreditor Agreement, if required). All Proceeds of Security Collateral received by the Collateral Agent hereunder shall be held by the Collateral Agent in the relevant Collateral Proceeds Account maintained under its sole dominion and control, subject to each applicable Intercreditor Agreement. All Proceeds of Security Collateral while held by the Collateral Agent in such Collateral Proceeds Account (or by the relevant Grantor in trust for the Collateral Agent and the other Secured Parties) shall continue to be held as collateral security for all the Obligations of such Grantor and shall not constitute payment thereof until applied as provided in Subsection 6.5 and each applicable Intercreditor Agreement.

6.5          Application of Proceeds. It is agreed that if an Event of Default shall occur and be continuing, any and all Proceeds of the relevant Granting Party’s Security Collateral received by the Collateral Agent (whether from the relevant Granting Party or otherwise) shall be held by the Collateral Agent for the benefit of the Secured Parties as collateral security for the Obligations of the relevant Granting Party (whether matured or unmatured), and/or then or at any time thereafter may, in the sole discretion of the Collateral Agent, subject to each applicable Intercreditor Agreement, be applied by the Collateral Agent against the Obligations of the relevant Granting Party then due and owing in the order of priority set forth in Subsection 10.15 of the Credit Agreement.

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6.6          Code and Other Remedies. Subject to each applicable Intercreditor Agreement, if an Event of Default shall occur and be continuing, the Collateral Agent, on behalf of the Secured Parties, may exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations to the extent permitted by applicable law, all rights and remedies of a secured party under the Code and under any other applicable law and in equity. Without limiting the generality of the foregoing, to the extent permitted by applicable law and subject to each applicable Intercreditor Agreement, the Collateral Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Granting Party or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances, forthwith collect, receive, appropriate and realize upon the Security Collateral, or any part thereof, and/or may forthwith, subject to any existing reserved rights or licenses, sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Security Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Collateral Agent or any other Secured Party or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. To the extent permitted by law and subject to each applicable Intercreditor Agreement, the Collateral Agent or any other Secured Party shall have the right, upon any such sale or sales, to purchase the whole or any part of the Security Collateral so sold, free of any right or equity of redemption in such Granting Party, which right or equity is hereby waived and released. Each Granting Party further agrees, at the Collateral Agent’s request (subject to each applicable Intercreditor Agreement), to assemble the Security Collateral and make it available to the Collateral Agent at places which the Collateral Agent shall reasonably select, whether at such Granting Party’s premises or elsewhere. The Collateral Agent shall apply the net proceeds of any action taken by it pursuant to this Subsection 6.6, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Security Collateral or in any way relating to the Security Collateral or the rights of the Collateral Agent and the other Secured Parties hereunder, including reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Obligations of the relevant Granting Party then due and owing, in the order of priority specified in Subsection 6.5, and only after such application and after the payment by the Collateral Agent of any other amount required by any provision of law, including Section 9-615(a)(3) of the Code, need the Collateral Agent account for the surplus, if any, to such Granting Party. To the extent permitted by applicable law, (i) such Granting Party waives all claims, damages and demands it may acquire against the Collateral Agent or any other Secured Party arising out of the repossession, retention or sale of the Security Collateral, other than any such claims, damages and demands that may arise from the gross negligence or willful misconduct of any of the Collateral Agent or such other Secured Party, and (ii) if any notice of a proposed sale or other disposition of Security Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.

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6.7          Registration Rights. (a) Subject to each applicable Intercreditor Agreement, if the Collateral Agent shall determine to exercise its right to sell any or all of the Pledged Stock pursuant to Subsection 6.6, and if in the reasonable opinion of the Collateral Agent it is necessary or reasonably advisable to have the Pledged Stock, or that portion thereof to be sold, registered under the provisions of the Securities Act, the relevant Pledgor will use its reasonable best efforts to cause the Issuer thereof to (i) execute and deliver, and use its reasonable best efforts to cause the directors and officers of such Issuer to execute and deliver, all such instruments and documents, and do or cause to be done all such other acts as may be, in the reasonable opinion of the Collateral Agent, necessary or advisable to register such Pledged Stock, or that portion thereof to be sold, under the provisions of the Securities Act, (ii) use its reasonable best efforts to cause the registration statement relating thereto to become effective and to remain effective for a period of not more than one year from the date of the first public offering of such Pledged Stock, or that portion thereof to be sold, and (iii) make all amendments thereto and/or to the related prospectus which, in the reasonable opinion of the Collateral Agent, are necessary or advisable, all in conformity with the requirements of the Securities Act and the rules and regulations of the Securities and Exchange Commission applicable thereto. Such Pledgor agrees to use its reasonable best efforts to cause such Issuer to comply with the provisions of the securities or “Blue Sky” laws of any and all states and the District of Columbia that the Collateral Agent shall reasonably designate and to make available to its security holders, as soon as practicable, an earnings statement (which need not be audited) that will satisfy the provisions of Section 11(a) of the Securities Act.

(b)          Such Pledgor recognizes that the Collateral Agent may be unable to effect a public sale of any or all such Pledged Stock, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Such Pledgor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, to the extent permitted by applicable law, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The Collateral Agent shall not be under any obligation to delay a sale of any of the Pledged Stock for the period of time necessary to permit the Issuer thereof to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if such Issuer would agree to do so.

(c)          Such Pledgor agrees to use its reasonable best efforts to do or cause to be done all such other acts as may be necessary to make such sale or sales of all or any portion of such Pledged Stock pursuant to this Subsection 6.7 valid and binding and in compliance with any and all other applicable Requirements of Law. Such Pledgor further agrees that a breach of any of the covenants contained in this Subsection 6.7 will cause irreparable injury to the Collateral Agent and the Lenders, that the Collateral Agent and the Lenders have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Subsection 6.7 shall be specifically enforceable against such Pledgor, and to the extent permitted by applicable law, such Pledgor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants (except for a defense that no Event of Default has occurred or is continuing under the Credit Agreement).

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6.8          Waiver; Deficiency. Each Granting Party shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Security Collateral are insufficient to pay in full, the Loans, Reimbursement Obligations constituting Obligations of such Granting Party and, to the extent then due and owing, all other Obligations of such Granting Party and the reasonable fees and disbursements of any attorneys employed by the Collateral Agent or any other Secured Party to collect such deficiency.

SECTION 7

The Collateral Agent

7.1          Collateral Agent’s Appointment as Attorney-in-Fact, etc. (a) Each Granting Party hereby irrevocably constitutes and appoints the Collateral Agent and any authorized officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Granting Party and in the name of such Granting Party or in its own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments that may be reasonably necessary or desirable to accomplish the purposes of this Agreement to the extent permitted by applicable law, provided that the Collateral Agent agrees not to exercise such power except upon the occurrence and during the continuance of any Event of Default, and in accordance with and subject to each applicable Intercreditor Agreement. Without limiting the generality of the foregoing, at any time when an Event of Default has occurred and is continuing (in each case to the extent permitted by applicable law and subject to each applicable Intercreditor Agreement), (x) each Pledgor hereby gives the Collateral Agent the power and right, on behalf of such Pledgor, without notice or assent by such Pledgor, to execute, in connection with any sale provided for in Subsection 6.6 or 6.7, any endorsements, assessments or other instruments of conveyance or transfer with respect to such Pledgor’s Pledged Collateral, and (y) each Grantor (other than Holdings) hereby gives the Collateral Agent the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, to do any or all of the following:

(i)           in the name of such Grantor or its own name, or otherwise, take possession of and indorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Accounts Receivable of such Grantor that constitutes Collateral or with respect to any other Collateral of such Grantor and file any claim or take any other action or institute any proceeding in any court of law or equity or otherwise deemed appropriate by the Collateral Agent for the purpose of collecting any and all such moneys due under any Accounts Receivable of such Grantor that constitutes Collateral or with respect to any other Collateral of such Grantor whenever payable;

(ii)          in the case of any Copyright, Patent, or Trademark constituting Collateral of such Grantor, execute and deliver any and all agreements, instruments, documents and papers as the Collateral Agent may reasonably request to such Grantor to evidence the Collateral Agent’s and the Lenders’ security interest in such Copyright, Patent, or Trademark and the goodwill and general intangibles of such Grantor relating thereto or represented thereby, and such Grantor hereby consents to the non-exclusive royalty free use by the Collateral Agent of any Copyright, Patent or Trademark owned by such Grantor included in the Collateral for the purposes of disposing of any Collateral;

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(iii)         pay or discharge taxes and Liens, other than Liens permitted under this Agreement or the other Loan Documents, levied or placed on the Collateral of such Grantor, effect any repairs or any insurance called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof; and

(iv)         (A) direct any party liable for any payment under any of the Collateral of such Grantor to make payment of any and all moneys due or to become due thereunder directly to the Collateral Agent or as the Collateral Agent shall direct; (B) ask or demand for, collect, receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral of such Grantor; (C) sign and indorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral of such Grantor; (D) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral of such Grantor or any portion thereof and to enforce any other right in respect of any Collateral of such Grantor; (E) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral of such Grantor; (F) settle, compromise or adjust any such suit, action or proceeding described in clause (E) above and, in connection therewith, to give such discharges or releases as the Collateral Agent may deem appropriate; (G) subject to any existing reserved rights or licenses, assign any Copyright, Patent or Trademark constituting Collateral of such Grantor (along with the goodwill of the business to which any such Copyright, Patent or Trademark pertains), for such term or terms, on such conditions, and in such manner, as the Collateral Agent shall in its sole discretion determine; and (H) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral of such Grantor as fully and completely as though the Collateral Agent were the absolute owner thereof for all purposes, and do, at the Collateral Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things which the Collateral Agent deems necessary to protect, preserve or realize upon the Collateral of such Grantor and the Collateral Agent’s and the other Secured Parties’ security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

(b)          The reasonable expenses of the Collateral Agent incurred in connection with actions undertaken as provided in this Subsection 7.1, together with interest thereon at a rate per annum equal to the rate per annum at which interest would then be payable on past due ABR Loans that are Revolving Credit Loans under the Credit Agreement, from the date of payment by the Collateral Agent to the date reimbursed by the relevant Granting Party, shall be payable by such Granting Party to the Collateral Agent on demand.

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(c)          Each Granting Party hereby ratifies all that said attorney shall lawfully do or cause to be done by virtue hereof. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable as to the relevant Granting Party until this Agreement is terminated as to such Granting Party, and the security interests in the Security Collateral of such Granting Party created hereby are released.

7.2          Duty of Collateral Agent. The Collateral Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Security Collateral in its possession, under Section 9-207 of the Code or otherwise, shall be to deal with it in the same manner as the Collateral Agent deals with similar property for its own account. None of the Collateral Agent or any other Secured Party nor any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Security Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Security Collateral upon the request of any Granting Party or any other Person or, except as otherwise provided herein, to take any other action whatsoever with regard to the Security Collateral or any part thereof. The powers conferred on the Collateral Agent and the other Secured Parties hereunder are solely to protect the Collateral Agent’s and the other Secured Parties’ interests in the Security Collateral and shall not impose any duty upon the Collateral Agent or any other Secured Party to exercise any such powers. The Collateral Agent and the other Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and to the maximum extent permitted by applicable law, neither they nor any of their officers, directors, employees or agents shall be responsible to any Granting Party for any act or failure to act hereunder, except as otherwise provided herein or for their own gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

7.3          Financing Statements. Pursuant to any applicable law, each Granting Party authorizes the Collateral Agent to file or record financing statements and other filing or recording documents or instruments with respect to such Granting Party’s Security Collateral without the signature of such Granting Party in such form and in such filing offices as the Collateral Agent reasonably determines appropriate to perfect the security interests of the Collateral Agent under this Agreement. Each Granting Party authorizes the Collateral Agent to use any collateral description reasonably determined by the Collateral Agent, including the collateral description “all personal property” or “all assets” or words of similar meaning in any such financing statements, provided that any collateral description in any financing statement or other filing or recording document or instrument with respect to Holdings and/or Holdings’ Pledged Collateral shall be limited to an accurate and precise description of Holdings’ Pledged Collateral. The Collateral Agent agrees to use its commercially reasonable efforts to notify the relevant Granting Party of any financing or continuation statement filed by it, provided that any failure to give such notice shall not affect the validity or effectiveness of any such filing.

7.4          Authority of Collateral Agent. Each Granting Party acknowledges that the rights and responsibilities of the Collateral Agent under this Agreement with respect to any action taken by the Collateral Agent or the exercise or non-exercise by the Collateral Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement or any amendment, supplement or other modification of this Agreement shall, as between the Collateral Agent and the Secured Parties, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Collateral Agent and the Granting Parties, the Collateral Agent shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and no Granting Party shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

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7.5          Right of Inspection. Upon reasonable written advance notice to any Grantor and as often as may reasonably be desired, or at any time and from time to time after the occurrence and during the continuation of an Event of Default, the Collateral Agent shall have reasonable access during normal business hours to all the books, correspondence and records of such Grantor (other than Holdings), and the Collateral Agent and its representatives may examine the same, and to the extent reasonable take extracts therefrom and make photocopies thereof, and such Grantor agrees to render to the Collateral Agent at such Grantor’s reasonable cost and expense, such clerical and other assistance as may be reasonably requested with regard thereto. The Collateral Agent and its representatives shall also have the right, upon reasonable advance written notice to such Grantor subject to any lease restrictions, to enter during normal business hours into and upon any premises owned, leased or operated by such Grantor (other than Holdings) where any of such Grantor’s Inventory or Equipment is located for the purpose of inspecting the same, observing its use or otherwise protecting its interests therein to the extent not inconsistent with the provisions of the Credit Agreement and the other Loan Documents (and subject to each applicable Intercreditor Agreement). Notwithstanding anything to the contrary in this Subsection 7.5, no Grantor will be required to disclose or permit the inspection or discussion of any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Collateral Agent or any other Secured Party (or their respective representatives) is prohibited by any Requirement of Law or any binding agreement or (iii) that is subject to attorney client or similar privilege or constitutes attorney work product.

SECTION 8

Non-Lender Secured Parties

8.1          Rights to Collateral. (a) The Non-Lender Secured Parties shall not have any right whatsoever to do any of the following: (i) exercise any rights or remedies with respect to the Collateral (such term, as used in this Section 8, having the meaning assigned to it in the Credit Agreement) or to direct the Collateral Agent to do the same, including the right to (A) enforce any Liens or sell or otherwise foreclose on any portion of the Collateral, (B) request any action, institute any proceedings, exercise any voting rights, give any instructions, make any election, notify account debtors or make collections with respect to all or any portion of the Collateral or (C) release any Granting Party under this Agreement or release any Collateral from the Liens of any Security Document or consent to or otherwise approve any such release; (ii) demand, accept or obtain any Lien on any Collateral (except for Liens arising under, and subject to the terms of, this Agreement); (iii) vote in any Bankruptcy Case or similar proceeding in respect of Holdings, any Borrower or any of the Parent Borrower’s other Subsidiaries (any such proceeding, for purposes of this clause (a), a “Bankruptcy”) with respect to, or take any other actions concerning the Collateral; (iv) receive any proceeds from any sale, transfer or other disposition of any of the Collateral (except in accordance with this Agreement); (v) oppose any sale, transfer or other disposition of the Collateral; (vi) object to any debtor-in-possession financing in any Bankruptcy which is provided by one or more Lenders among others (including on a priming basis under Section 364(d) of the Bankruptcy Code); (vii) object to the use of cash collateral in respect of the Collateral in any Bankruptcy; or (viii) seek, or object to the Lenders or Agents seeking on an equal and ratable basis, any adequate protection or relief from the automatic stay with respect to the Collateral in any Bankruptcy.

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(b)          Each Non-Lender Secured Party, by its acceptance of the benefits of this Agreement and the other Security Documents, agrees that in exercising rights and remedies with respect to the Collateral, the Collateral Agent and the Lenders, with the consent of the Collateral Agent, may enforce the provisions of the Security Documents and exercise remedies thereunder and under any other Loan Documents (or refrain from enforcing rights and exercising remedies), all in such order and in such manner as they may determine in the exercise of their sole business judgment. Such exercise and enforcement shall include the rights to collect, sell, dispose of or otherwise realize upon all or any part of the Collateral, to incur expenses in connection with such collection, sale, disposition or other realization and to exercise all the rights and remedies of a secured lender under the Uniform Commercial Code as in effect from time to time in any applicable jurisdiction. The Non-Lender Secured Parties by their acceptance of the benefits of this Agreement and the other Security Documents hereby agree not to contest or otherwise challenge any such collection, sale, disposition or other realization of or upon all or any of the Collateral. Whether or not a Bankruptcy Case has been commenced, the Non-Lender Secured Parties shall be deemed to have consented to any sale or other disposition of any property, business or assets of Holdings, any Borrower or any of the Parent Borrower’s other Subsidiaries and the release of any or all of the Collateral from the Liens of any Security Document in connection therewith.

(c)          Notwithstanding any provision of this Subsection 8.1, the Non-Lender Secured Parties shall be entitled subject to each applicable Intercreditor Agreement to file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleadings (A) in order to prevent any Person from seeking to foreclose on the Collateral or supersede the Non-Lender Secured Parties’ claim thereto or (B) in opposition to any motion, claim, adversary proceeding or other pleading made by any Person objecting to or otherwise seeking the disallowance of the claims of the Non-Lender Secured Parties. Each Non-Lender Secured Party, by its acceptance of the benefits of this Agreement, agrees to be bound by and to comply with each applicable Intercreditor Agreement and authorizes the Collateral Agent to enter into the Intercreditor Agreements on its behalf.

(d)          Each Non-Lender Secured Party, by its acceptance of the benefits of this Agreement, agrees that the Collateral Agent and the Lenders may deal with the Collateral, including any exchange, taking or release of Collateral, may change or increase the amount of the Borrower Obligations and/or the Guarantor Obligations, and may release any Granting Party from its Obligations hereunder, all without any liability or obligation (except as may be otherwise expressly provided herein) to the Non-Lender Secured Parties.

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8.2          Appointment of Agent. Each Non-Lender Secured Party, by its acceptance of the benefits of this Agreement and the other Security Documents, shall be deemed irrevocably to make, constitute and appoint the Collateral Agent, as agent under the Credit Agreement (and all officers, employees or agents designated by the Collateral Agent) as such Person’s true and lawful agent and attorney-in-fact, and in such capacity, the Collateral Agent shall have the right, with power of substitution for the Non-Lender Secured Parties and in each such Person’s name or otherwise, to effectuate any sale, transfer or other disposition of the Collateral. It is understood and agreed that the appointment of the Collateral Agent as the agent and attorney-in-fact of the Non-Lender Secured Parties for the purposes set forth herein is coupled with an interest and is irrevocable. Each Non-Lender Secured party, by its acceptance of the benefits of this Agreement and the other Security Documents, agrees to be bound by the provisions of Subsections 10.4, 10.6 and 10.8 of the Credit Agreement as if it were a Lender. It is understood and agreed that the Collateral Agent has appointed the Administrative Agent as its agent for purposes of perfecting certain of the security interests created hereunder and for otherwise carrying out certain of its obligations hereunder.

8.3          Waiver of Claims. To the maximum extent permitted by law, each Non-Lender Secured Party waives any claim it might have against the Collateral Agent or the Lenders with respect to, or arising out of, any action or failure to act or any error of judgment, negligence, or mistake or oversight whatsoever on the part of the Collateral Agent or the Lenders or their respective directors, officers, employees or agents with respect to any exercise of rights or remedies under the Loan Documents or any transaction relating to the Collateral (including any such exercise described in Subsection 8.1(b)), except for any such action or failure to act that constitutes willful misconduct or gross negligence of such Person. To the maximum extent permitted by applicable law, none of the Collateral Agent or any Lender or any of their respective directors, officers, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of Holdings, any Subsidiary of Holdings, any Non-Lender Secured Party or any other Person or to take any other action or forbear from doing so whatsoever with regard to the Collateral or any part thereof, except for any such action or failure to act that constitutes willful misconduct or gross negligence of such Person.

8.4          Designation of Non-Lender Secured Parties. The Borrower Representative may from time to time designate a Person as a “Bank Products Provider,” a “Hedging Provider” or a “Management Credit Provider” hereunder by written notice to the Collateral Agent. Upon being so designated by the Borrower Representative, such Bank Products Provider, Hedging Provider or Management Credit Provider (as the case may be) shall be a Non-Lender Secured Party for the purposes of this Agreement for as long as so designated by the Borrower Representative; provided that, at the time of the Borrower Representative’s designation of such Non-Lender Secured Party, the obligations of the relevant Grantor under the applicable Hedging Agreement, Bank Products Agreement or Management Guarantee (as the case may be) have not been designated as Cash Flow Obligations, Additional ABL Obligations or Additional Cash Flow Obligations.

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SECTION 9

Miscellaneous

9.1          Amendments in Writing. None of the terms or provisions of this Agreement may be amended, supplemented, waived or otherwise modified except by a written instrument executed by each affected Granting Party and the Collateral Agent, provided that (a) any provision of this Agreement imposing obligations on any Granting Party may be waived by the Collateral Agent in a written instrument executed by the Collateral Agent and (b) if separately agreed in writing between the Borrower Representative and any Non-Lender Secured Party (and such Non-Lender Secured Party has been designated in writing by the Borrower Representative to the Collateral Agent for purposes of this sentence, for so long as so designated), no such amendment, supplement, waiver or modification shall amend, modify or waive Subsection 6.5 (or the definition of “Non-Lender Secured Party” or “Secured Party” to the extent relating thereto) if such amendment, supplement, waiver or modification would directly and adversely affect a Non-Lender Secured Party without the written consent of such affected Non-Lender Secured Party. For the avoidance of doubt, it is understood and agreed that any amendment, restatement, supplement, waiver or other modification of or to any Intercreditor Agreement that would have the effect, directly or indirectly, through any reference herein to any Intercreditor Agreement or otherwise, of amending, supplementing, waiving or otherwise modifying this Agreement, or any term or provision hereof, or any right or obligation of any Granting Party hereunder or in respect hereof, shall not be given such effect except pursuant to a written instrument executed by each affected Granting Party and the Collateral Agent in accordance with this Subsection 9.1.

9.2          Notices. All notices, requests and demands to or upon the Administrative Agent, the Collateral Agent or any Granting Party hereunder shall be effected in the manner provided for in Subsection 11.2 of the Credit Agreement; provided that any such notice, request or demand to or upon any Guarantor shall be addressed to such Guarantor at its notice address set forth on Schedule 1, unless and until such Guarantor shall change such address by notice to the Collateral Agent and the Administrative Agent given in accordance with Subsection 11.2 of the Credit Agreement.

9.3          No Waiver by Course of Conduct; Cumulative Remedies. None of the Collateral Agent or any other Secured Party shall by any act (except by a written instrument pursuant to Subsection 9.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of the Collateral Agent or any other Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Collateral Agent or any other Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy that the Collateral Agent or such other Secured Party would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

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9.4          Enforcement Expenses; Indemnification. (a) Each Guarantor jointly and severally agrees to pay or reimburse each Secured Party and the Collateral Agent for all their respective reasonable costs and expenses incurred in collecting against such Guarantor under the guarantee contained in Section 2 or otherwise enforcing or preserving any rights under this Agreement against such Guarantor and the other Loan Documents to which such Guarantor is a party, including the reasonable fees and disbursements of counsel to the Collateral Agent and the Administrative Agent, in each case, to the extent any U.S. Borrower would be required to do so pursuant to Subsection 11.5 of the Credit Agreement.

(b)          Each Grantor jointly and severally agrees to pay, and to save the Collateral Agent, the Administrative Agent and the other Secured Parties harmless from, (x) any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other similar taxes which may be payable or determined to be payable with respect to any of the Security Collateral or in connection with any of the transactions contemplated by this Agreement and (y) any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement (collectively, the “indemnified liabilities”), in each case to the extent the U.S. Borrowers would be required to do so pursuant to Subsection 11.5 of the Credit Agreement, and in any event excluding any taxes or other indemnified liabilities arising from gross negligence, bad faith or willful misconduct of the Collateral Agent, the Administrative Agent or any other Secured Party as determined by a court of competent jurisdiction in a final and nonappealable decision.

(c)          The agreements in this Subsection 9.4 shall survive repayment of the Obligations and all other amounts payable under the Credit Agreement and the other Loan Documents.

9.5          Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Granting Parties, the Collateral Agent and the Secured Parties and their respective successors and assigns permitted by the Credit Agreement.

9.6          Set-Off. Each Guarantor (other than Holdings) hereby irrevocably authorizes each of the Administrative Agent and the Collateral Agent and each other Secured Party at any time and from time to time without notice to such Guarantor or any other Granting Party, any such notice being expressly waived by each Granting Party, to the extent permitted by applicable law, upon the occurrence and during the continuance of an Event of Default under Subsection 9.1(a) of the Credit Agreement so long as any amount remains unpaid after it becomes due and payable by such Guarantor hereunder, to set-off and appropriate and apply against any such amount any and all deposits (general or special, time or demand, provisional or final) (other than the Collateral Proceeds Account), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Collateral Agent, the Administrative Agent or such other Secured Party to or for the credit or the account of such Guarantor, or any part thereof in such amounts as the Collateral Agent, the Administrative Agent or such other Secured Party may elect. The Collateral Agent, the Administrative Agent and each other Secured Party shall notify such Guarantor promptly of any such set-off and the application made by the Collateral Agent, the Administrative Agent or such other Secured Party of the proceeds thereof; provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Collateral Agent, the Administrative Agent and each other Secured Party under this Subsection 9.6 are in addition to other rights and remedies (including other rights of set-off) which the Collateral Agent, the Administrative Agent or such other Secured Party may have.

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9.7          Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile and other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

9.8          Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction; provided that, with respect to any Pledged Stock issued by a Foreign Subsidiary, all rights, powers and remedies provided in this Agreement may be exercised only to the extent that they do not violate any provision of any law, rule or regulation of any Governmental Authority applicable to any such Pledged Stock or affecting the legality, validity or enforceability of any of the provisions of this Agreement against the Pledgor (such laws, rules or regulations, “Applicable Law”) and are intended to be limited to the extent necessary so that they will not render this Agreement invalid, unenforceable or not entitled to be recorded, registered or filed under the provisions of any Applicable Law.

9.9          Section Headings. The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

9.10        Integration. This Agreement and the other Loan Documents represent the entire agreement of the Granting Parties, the Collateral Agent and the other Secured Parties with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Granting Parties, the Collateral Agent or any other Secured Party relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

9.11        GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND ANY CLAIM OR CONTROVERSY RELATING HERETO SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

9.12        Submission to Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:

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(a)          submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party to the exclusive general jurisdiction of the Supreme Court of the State of New York for the County of New York (the “New York Supreme Court”), and the United States District Court for the Southern District of New York (the “Federal District Court” and, together with the New York Supreme Court, the “New York Courts”) and appellate courts from either of them; provided that nothing in this Agreement shall be deemed or operate to preclude (i) the Collateral Agent from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations (in which case any party shall be entitled to assert any claim or defense, including any claim or defense that this Subsection 9.12 would otherwise require to be asserted in a legal action or proceeding in a New York Court), or to enforce a judgment or other court order in favor of the Administrative Agent or the Collateral Agent, (ii) any party from bringing any legal action or proceeding in any jurisdiction for the recognition and enforcement of any judgment, (iii) if all such New York Courts decline jurisdiction over any Person, or decline (or in the case of the Federal District Court, lack) jurisdiction over any subject matter of such action or proceeding, a legal action or proceeding may be brought with respect thereto in another court having jurisdiction and (iv) in the event a legal action or proceeding is brought against any party hereto or involving any of its assets or property in another court (without any collusive assistance by such party or any of its Subsidiaries or Affiliates), such party from asserting a claim or defense (including any claim or defense that this Subsection 9.12(a) would otherwise require to be asserted in a legal proceeding in a New York Court) in any such action or proceeding;

(b)          consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient forum and agrees not to plead or claim the same;

(c)          agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to any party at its address referred to in Subsection 9.2 or at such other address of which the Collateral Agent and the Administrative Agent (in the case of any other party hereto) and the Borrower Representative (in the case of the Collateral Agent and the Administrative Agent) shall have been notified pursuant thereto;

(d)          agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or (subject to clause (a) above) shall limit the right to sue in any other jurisdiction; and

(e)          waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Subsection 9.12 any consequential or punitive damages.

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9.13        Acknowledgments. Each Guarantor hereby acknowledges that:

(a)          it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;

(b)          none of the Collateral Agent, the Administrative Agent or any other Secured Party has any fiduciary relationship with or duty to any Guarantor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Guarantors, on the one hand, and the Collateral Agent, the Administrative Agent and the other Secured Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)          no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Secured Parties or among the Guarantors and the Secured Parties.

9.14        WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN

9.15        Additional Granting Parties. (a) Each new Domestic Subsidiary of the Parent Borrower that is required to become a party to this Agreement pursuant to Subsection 7.9(b) of the Credit Agreement shall become a Granting Party for all purposes of this Agreement upon execution and delivery by such Domestic Subsidiary of an Assumption Agreement substantially in the form of Annex 2 hereto. Each existing Granting Party that is required to become a Pledgor with respect to Capital Stock of any new Subsidiary of the Parent Borrower pursuant to Subsection 7.9(b) or (c)(x)(i) of the Credit Agreement shall become a Pledgor with respect thereto upon execution and delivery by such Granting Party of a Supplemental Agreement substantially in the form of Annex 3 hereto.

(b)          Pursuant to Subsection 7.13 of the Credit Agreement, promptly following the effectiveness of the Atlas Merger and the Atlas Contribution, each Atrium Guarantor Entity that is a Domestic Subsidiary and a Wholly Owned Subsidiary (other than an Excluded Subsidiary) shall become a Granting Party for all purposes of this Agreement upon execution and delivery by such Atrium Guarantor Entity of an Assumption Agreement in substantially the form of Annex 2 hereto.

9.16        Releases. (a) At such time as the Loans, the Reimbursement Obligations and the other Obligations (other than any Obligations owing to a Non-Lender Secured Party) then due and owing shall have been paid in full, the Commitments have been terminated and no Letters of Credit shall be outstanding (except for Letters of Credit that have been cash collateralized or otherwise provided for in a manner reasonably satisfactory to the applicable Issuing Lender), all Security Collateral shall be automatically released from the Liens created hereby, and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Collateral Agent, the Administrative Agent and each Granting Party hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Security Collateral shall revert to the Granting Parties. At the request and sole expense of any Granting Party following any such termination, the Collateral Agent and the Administrative Agent shall deliver to such Granting Party (subject to Subsection 7.2, without recourse and without representation or warranty) any Security Collateral held by the Collateral Agent hereunder, and execute, acknowledge and deliver to such Granting Party such releases, instruments or other documents (including UCC termination statements), and do or cause to be done all other acts, as any Granting Party shall reasonably request to evidence such termination.

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(b)          Upon any sale or other disposition of Security Collateral permitted by the Credit Agreement (other than any sale or disposition to another Grantor (other than Holdings)), the Lien pursuant to this Agreement on such sold or disposed of Security Collateral shall be automatically released. In connection with a sale or other disposition of all the Capital Stock of any Granting Party (other than the Parent Borrower or Holdings and other than any sale or disposition to another Grantor (other than Holdings)) or any other transaction or occurrence as a result of which any Granting Party ceases to be a Restricted Subsidiary of the Parent Borrower, or a sale or other disposition of Security Collateral (other than a sale or disposition to another Grantor (other than Holdings)) permitted under the Credit Agreement, the Administrative Agent and the Collateral Agent shall, upon receipt from the Borrower Representative of a written request for the release of such Granting Party from its Guarantee or the release of the Security Collateral subject to such sale, disposition or other transaction, identifying such Granting Party or the relevant Security Collateral, together with a certification by the Borrower Representative stating that such transaction is in compliance with the Credit Agreement and the other Loan Documents, execute and deliver to the Borrower Representative or the relevant Granting Party (subject to Subsection 7.2, without recourse and without representation or warranty), at the sole cost and expense of such Granting Party, any Security Collateral of such relevant Granting Party held by the Collateral Agent, or the Security Collateral subject to such sale or disposition (as applicable), and, at the sole cost and expense of such Granting Party, execute, acknowledge and deliver to such Granting Party such releases, instruments or other documents (including UCC termination statements), and do or cause to be done all other acts, as the Borrower Representative or such Granting Party shall reasonably request (x) to evidence or effect the release of such Granting Party from its Guarantee (if any) and of the Liens created hereby (if any) on such Granting Party’s Security Collateral or (y) to evidence the release of the Security Collateral subject to such sale or disposition.

(c)          Upon any transaction or occurrence as a result of which any Granting Party (other than the Parent Borrower or Holdings) ceases to be a Restricted Subsidiary of the Parent Borrower that is permitted under the Credit Agreement, or any such Granting Party being or becoming an Excluded Subsidiary in accordance with the provisions of the Credit Agreement, the Lien pursuant to this Agreement on all Security Collateral of such Granting Party (if any) shall be automatically released, and the Guarantee (if any) of such Granting Party, and all obligations of such Granting Party hereunder, shall terminate, all without delivery of any instrument or performance of any act by any party, and the Administrative Agent and the Collateral Agent shall, upon the request of the Borrower Representative or such Granting Party, deliver to the Borrower Representative or such Granting Party (subject to Subsection 7.2, without recourse and without representation or warranty) any Security Collateral of such Granting Party held by the Collateral Agent hereunder and the Collateral Agent and the Administrative Agent shall execute, acknowledge and deliver to the Borrower Representative or such Granting Party (at the sole cost and expense of the Borrower Representative or such Granting Party) all releases, instruments or other documents (including UCC termination statements), and do or cause to be done all other acts, necessary or reasonably desirable for the release of such Granting Party from its Guarantee (if any) or the Liens created hereby (if any) on such Granting Party’s Security Collateral, as applicable, as the Borrower Representative or such Granting Party may reasonably request.

55

(d)          Upon (i) any Security Collateral being or becoming an Excluded Asset or, (ii) any other release of Security Collateral approved, authorized or ratified by the Lenders pursuant to Subsection 10.8(b)(A)(iv) of the Credit Agreement, the Lien pursuant to this Agreement on such Security Collateral shall be automatically released. At the request and sole expense of any Granting Party, the Collateral Agent shall deliver such Security Collateral (if held by the Collateral Agent) to such Granting Party and the Collateral Agent and the Administrative Agent shall execute, acknowledge and deliver to such Granting Party such releases, instruments or other documents (including UCC termination statements), and do or cause to be done all other acts, as such Granting Party shall reasonably request to evidence such release.

(e)          Notwithstanding any other provision of this Agreement or any other Loan Document, Holdings shall have the right to transfer all of the Capital Stock of the Parent Borrower held by it (including, for the avoidance of doubt, any such transfer in connection with any change in the Parent Borrower’s legal structure to a corporation, limited liability company or other entity) to any Parent Entity or any Subsidiary of any Parent Entity (a “Successor Holding Company”) that (i) is a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and (ii) assumes all of the obligations of Holdings under this Agreement and the other Loan Documents to which Holdings is a party by executing and delivering to the Administrative Agent and the Collateral Agent a joinder substantially in the form of Annex 4 hereto, or one or more other documents or instruments, together with a financing statement in appropriate form for filing under the Uniform Commercial Code of the relevant jurisdiction, in form and substance reasonably satisfactory to the Collateral Agent, upon which (x) such Successor Holding Company will succeed to, and be substituted for, and may exercise every right and power of Holdings under this Agreement and the other Loan Documents, and shall thereafter be deemed to be “Holdings” for purposes of this Agreement and the other Loan Documents, (y) Holdings, as predecessor to any Successor Holding Company (“Predecessor Holding Company”), shall be irrevocably and unconditionally released from its Guarantee and all other obligations hereunder and under the other Loan Documents, and (z) the Lien pursuant to this Agreement on all Security Collateral of such Predecessor Holding Company, and any Lien pursuant to any other Loan Document on any other property or assets of such Predecessor Holding Company, shall be automatically released (it being understood that such transfer of Capital Stock of the Parent Borrower to and assumption of rights and obligations of Holdings by such Successor Holding Company shall not constitute a Change of Control). At the request and the sole expense of any Predecessor Holding Company or the Parent Borrower, the Collateral Agent shall deliver to such Predecessor Holding Company any Security Collateral and other property or assets of such Predecessor Holding Company held by the Collateral Agent that is not required to be pledged under this Agreement or any other Loan Document by such Successor Holding Company (including the Capital Stock of the Parent Borrower) and the Collateral Agent and the Administrative Agent shall execute, acknowledge and deliver to such Predecessor Holding Company (subject to Subsection 7.2, without recourse and without representation or warranty) such releases, instruments or other documents (including UCC termination statements), and do or cause to be done all other acts, as such Predecessor Holding Company or the Parent Borrower shall reasonably request to evidence or effect the release of such Predecessor Holding Company from its Guarantee and other obligations hereunder and under the other Loan Documents, and the release of the Liens created hereby on such Predecessor Holding Company’s Security Collateral (other than the Capital Stock of the Parent Borrower) and by any other Loan Document on any other property or assets of such Predecessor Holding Company.

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(f)           So long as no Event of Default has occurred and is continuing, the Collateral Agent and the Administrative Agent shall at the direction of any applicable Granting Party return to such Granting Party any proceeds or other property received by it during any Event of Default pursuant to either Subsection 5.3.1 or 6.4 and not otherwise applied in accordance with Subsection 6.5.

(g)          The Collateral Agent shall have no liability whatsoever to any other Secured Party as the result of any release of Security Collateral by it in accordance with (or which the Collateral Agent in good faith believes to be in accordance with) this Subsection 9.16.

(h)          Upon the listing of the Capital Stock of the Parent Borrower on a nationally recognized stock exchange in the U.S. (whether through a Qualified IPO or otherwise), the Lien pursuant to this Agreement on all of the shares of Capital Stock of the Parent Borrower, as well as any other shares, stock certificates, options or rights of any nature whatsoever in respect of the capital stock of the Parent Borrower, owned by Holdings shall be automatically released, and the Guarantee of Holdings, and all obligations of Holdings hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and the Administrative Agent and the Collateral Agent shall, upon the request of the Parent Borrower or Holdings, deliver to the Parent Borrower, or Holdings (subject to Subsection 7.2, without recourse and without representation or warranty) any Pledged Stock of Holdings held by the Collateral Agent hereunder and the Collateral Agent and the Administrative Agent shall execute, acknowledge and deliver to the Parent Borrower or Holdings (at the sole cost and expense of the Parent Borrower or Holdings) all releases, instruments or other documents (including UCC termination statements), and do or cause to be done all other acts, necessary or reasonably desirable for the release of Holdings from its Guarantee (if any) or the Liens created hereby (if any) on Holdings’ Pledged Stock, as applicable, as the Parent Borrower or Holdings may reasonably request.

9.17        Judgment. (a) If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in one currency into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent or the Collateral Agent could purchase the first currency with such other currency on the Business Day preceding the day on which final judgment is given.

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(b)          The obligations of any Guarantor in respect of this Agreement to the Administrative Agent and the Collateral Agent, for the benefit of each holder of Obligations, shall, notwithstanding any judgment in a currency (the “judgment currency”) other than the currency in which the sum originally due to such holder is denominated (the “original currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent and the Collateral Agent of any sum adjudged to be so due in the judgment currency, the Administrative Agent and the Collateral Agent may in accordance with normal banking procedures purchase the original currency with the judgment currency; if the amount of the original currency so purchased is less than the sum originally due to such holder in the original currency, such Guarantor agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent and the Collateral Agent for the benefit of such holder, against such loss, and if the amount of the original currency so purchased exceeds the sum originally due to the Administrative Agent and the Collateral Agent, the Administrative Agent and the Collateral Agent agree to remit to the Borrower Representative, such excess. This covenant shall survive the termination of this Agreement and payment of the Obligations and all other amounts payable hereunder.

9.18        Transfer Tax Acknowledgment. Each party hereto acknowledges that the shares delivered hereunder are being transferred to and deposited with the Collateral Agent (or other Person in accordance with any applicable Intercreditor Agreement) as security for the Obligations and that this Subsection 9.18 is intended to be the certificate of exemption from New York stock transfer taxes for the purposes of complying with Section 270.5(b) of the Tax Law of the State of New York.

[Remainder of page left blank intentionally; Signature pages to follow.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, all as of the date first written above.

borrowers:

PISCES MIDCO, INC.

By:
Name:
Title:

[●]

By:
Name:
Title:

GUARANTORS:

PISCES HOLDINGS, INC.

By:
Name:
Title:

[Signature Pages to Pisces ABL U.S. Guarantee and Collateral Agreement]

[U.S. SUBSIDIARY GUARANTORS]

By:
Name:
Title:

[Signature Pages to Pisces ABL U.S. Guarantee and Collateral Agreement]

Acknowledged and Agreed to as of the date hereof by:

UBS AG, STAMFORD BRANCH,
as Collateral Agent and Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

[Signature Pages to Pisces ABL U.S. Guarantee and Collateral Agreement]

ANNEX 1

ACKNOWLEDGEMENT AND CONSENT*

The undersigned hereby acknowledges receipt of a copy of the ABL U.S. Guarantee and Collateral Agreement, dated as of April 12, 2018 (the “Agreement”; capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Agreement or the Credit Agreement referred to therein, as the case may be), made by and among PISCES MIDCO, INC. and the other Granting Parties party thereto in favor of UBS AG, STAMFORD BRANCH, as Collateral Agent and Administrative Agent. The undersigned agrees for the benefit of the Collateral Agent, the Administrative Agent and the Lenders as follows:

The undersigned will be bound by the terms of the Agreement applicable to it as an Issuer (as defined in the Agreement) and will comply with such terms insofar as such terms are applicable to the undersigned as an Issuer.

The undersigned will notify the Collateral Agent promptly in writing of the occurrence of any of the events described in Subsection 5.3.1 of the Agreement.

The terms of Subsections 6.3(c) and 6.7 of the Agreement shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Subsection 6.3(c) or 6.7 of the Agreement.

[NAME OF ISSUER]

By:

Name:	[__________________]
Title:	[_______________]

Address for Notices:

[__________________]

* This consent is necessary only with respect to any Issuer that is not also a Granting Party.

ANNEX 2

ASSUMPTION AGREEMENT

ASSUMPTION AGREEMENT, dated as of [_______ __], 20[_], made by [______________________________], a [______________] corporation ([each an] [the] “Additional Granting Party”), in favor of UBS AG, STAMFORD BRANCH, as collateral agent (in such capacity, the “Collateral Agent”) and as administrative agent (in such capacity, the “Administrative Agent”) for the banks and other financial institutions from time to time parties to the Credit Agreement referred to below and the other Secured Parties (as defined in the Guarantee and Collateral Agreement referred to below). All capitalized terms not defined herein shall have the meaning ascribed to them in the Guarantee and Collateral Agreement, or if not defined therein, in the Credit Agreement.

WITNESSETH:

WHEREAS, PISCES MIDCO, INC., a Delaware corporation (together with its successors and assigns, the “Parent Borrower”), the Canadian Borrowers (as defined therein) from time to time party thereto, the U.S. Subsidiary Borrowers (as defined therein) from time to time party thereto, the several banks and other financial institutions from time to time party thereto (the “Lenders”), the Administrative Agent, the Collateral Agent and the other parties party thereto are parties to an ABL Credit Agreement, dated as of April 12, 2018 (as amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, in connection with the Credit Agreement, the Parent Borrower, Holdings, and certain of the Parent Borrower’s Domestic Subsidiaries are, or are to become, parties to the ABL U.S. Guarantee and Collateral Agreement, dated as of April 12, 2018 (as amended, supplemented, waived or otherwise modified from time to time, the “Guarantee and Collateral Agreement”), in favor of the Administrative Agent and the Collateral Agent, for the benefit of the Secured Parties;

WHEREAS, [the] [each] Additional Granting Party is a member of an affiliated group of companies that includes the Parent Borrower and each other Granting Party; the proceeds of the extensions of credit under the Credit Agreement will be used in part to enable the Parent Borrower to make valuable transfers to one or more of the other Granting Parties (including such Additional Granting Party) in connection with the operation of their respective businesses; and the Parent Borrower and the other Granting Parties (including such Additional Granting Party) are engaged in related businesses, and each such Granting Party (including [each] such Additional Granting Party) will derive substantial direct and indirect benefit from the making of the extensions of credit under the Credit Agreement;

WHEREAS, the Credit Agreement requires [the] [each] Additional Granting Party to become a party to the Guarantee and Collateral Agreement; and

WHEREAS, [the] [each] Additional Granting Party has agreed to execute and deliver this Assumption Agreement in order to become a party to the Guarantee and Collateral Agreement;

Annex 2

NOW, THEREFORE, IT IS AGREED:

1.           Guarantee and Collateral Agreement. By executing and delivering this Assumption Agreement, [the] [each] Additional Granting Party, as provided in Subsection 9.15 of the Guarantee and Collateral Agreement, hereby becomes a party to the Guarantee and Collateral Agreement as a Granting Party thereunder with the same force and effect as if originally named therein as a [Guarantor] [, Grantor and Pledgor] [and Grantor] [and Pledgor]1 and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a [Guarantor] [, Grantor and Pledgor] [and Grantor] [and Pledgor]2 thereunder. The information set forth in Annex 1-A hereto is hereby added to the information set forth in Schedules [____________] to the Guarantee and Collateral Agreement, and such Schedules are hereby amended and modified to include such information. [The][Each] Additional Granting Party hereby represents and warrants that each of the representations and warranties of such Additional Granting Party, in its capacities as a Guarantor [, Grantor and Pledgor] [and Grantor] [and Pledgor],3 contained in Section 4 of the Guarantee and Collateral Agreement is true and correct in all material respects on and as the date hereof (after giving effect to this Assumption Agreement) as if made on and as of such date. Each Additional Granting Party hereby grants, as and to the same extent as provided in the Guarantee and Collateral Agreement, to the Collateral Agent, for the benefit of the Secured Parties, a continuing security interest in the [Collateral (as such term is defined in Subsection 3.1 of the Guarantee and Collateral Agreement) of such Additional Granting Party] [and] [the Pledged Collateral (as such term is defined in the Guarantee and Collateral Agreement) of such Additional Granting Party, except as provided in Subsection 3.3 of the Guarantee and Collateral Agreement].

2.           GOVERNING LAW. THIS ASSUMPTION AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND ANY CLAIM OR CONTROVERSY RELATING HERETO SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

[1]	Indicate the capacities in which the Additional Granting Party is becoming a Grantor.
[2]	Indicate the capacities in which the Additional Granting Party is becoming a Grantor.
[3]	Indicate the capacities in which the Additional Granting Party is becoming a Grantor.

Annex 2

IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL GRANTING PARTY]

By:
Name:
Title:

Acknowledged and Agreed to as of the date hereof by:

UBS AG, STAMFORD BRANCH,
as Collateral Agent and Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

ANNEX 3

SUPPLEMENTAL AGREEMENT

SUPPLEMENTAL AGREEMENT, dated as of [_________ __], 20[_], made by [______________________________], a [______________] corporation (the “Additional Pledgor”), in favor of UBS AG, STAMFORD BRANCH, as collateral agent (in such capacity, the “Collateral Agent”) and as administrative agent (in such capacity, the “Administrative Agent”) for the banks and other financial institutions from time to time parties to the Credit Agreement referred to below and the other Secured Parties (as defined in the Guarantee and Collateral Agreement referred to below). All capitalized terms not defined herein shall have the meaning ascribed to them in the Guarantee and Collateral Agreement, or if not defined therein, in the Credit Agreement.

WITNESSETH:

WHEREAS, PISCES MIDCO, INC., a Delaware corporation (together with its successors and assigns, the “Parent Borrower”), the Canadian Borrowers (as defined therein) from time to time party thereto, the U.S. Subsidiary Borrowers (as defined therein) from time to time party thereto, the several banks and other financial institutions from time to time party thereto (the “Lenders”), the Administrative Agent, the Collateral Agent and the other parties party thereto are parties to an ABL Credit Agreement, dated as of April 12, 2018 (as amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, in connection with the Credit Agreement, the Parent Borrower, Holdings, and certain of the Parent Borrower’s Domestic Subsidiaries are, or are to become, parties to the ABL U.S. Guarantee and Collateral Agreement, dated as of April 12, 2018 (as amended, supplemented, waived or otherwise modified from time to time, the “Guarantee and Collateral Agreement”), in favor of the Administrative Agent and the Collateral Agent, for the benefit of the Secured Parties;

WHEREAS, the Credit Agreement requires the Additional Pledgor to become a Pledgor under the Guarantee and Collateral Agreement with respect to Capital Stock of certain new Subsidiaries of the Additional Pledgor; and

WHEREAS, the Additional Pledgor has agreed to execute and deliver this Supplemental Agreement in order to become such a Pledgor under the Guarantee and Collateral Agreement;

Annex 3

NOW, THEREFORE, IT IS AGREED:

1.           Guarantee and Collateral Agreement. By executing and delivering this Supplemental Agreement, the Additional Pledgor, as provided in Subsection 9.15 of the Guarantee and Collateral Agreement, hereby becomes a Pledgor under the Guarantee and Collateral Agreement with respect to the shares of Capital Stock of the Subsidiary of the Additional Pledgor listed in Annex 1 hereto and will be bound by all terms, conditions and duties applicable to a Pledgor under the Guarantee and Collateral Agreement, as a Pledgor thereunder. The information set forth in Annex 1 hereto is hereby added to the information set forth in Schedule 2 to the Guarantee and Collateral Agreement, and such Schedule 2 is hereby amended and modified to include such information. The Additional Pledgor hereby represents and warrants that each of the representations and warranties of such Additional Pledgor, in its capacity as a Pledgor, contained in Subsection 4.3 of the Guarantee and Collateral Agreement is true and correct in all material respects on and as the date hereof (after giving effect to this Supplemental Agreement) as if made on and as of such date. The Additional Pledgor hereby undertakes each of the covenants, in its capacity as a Pledgor, contained in Subsection 5.3 of the Guarantee and Collateral Agreement. The Additional Pledgor hereby grants, as and to the same extent as provided in the Guarantee and Collateral Agreement, to the Collateral Agent, for the benefit of the Secured Parties, a continuing security interest in all of the Pledged Collateral of such Additional Pledgor now owned or at any time hereafter acquired by such Pledgor, and any Proceeds thereof, except as provided in Subsection 3.3 of the Guarantee and Collateral Agreement. The Additional Pledgor represents and warrants to the Collateral Agent and the other Secured Parties that this Supplemental Agreement has been duly authorized, executed and delivered by it and constitutes its legal, valid, and binding obligation, enforceable against it in accordance with its terms.

2.           GOVERNING LAW. THIS SUPPLEMENTAL AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND ANY CLAIM OR CONTROVERSY RELATING HERETO SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

Annex 3

IN WITNESS WHEREOF, the undersigned has caused this Supplemental Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL PLEDGOR]

By:
Name:
Title:

Acknowledged and Agreed to as of the date hereof by:

UBS AG, STAMFORD BRANCH,
as Collateral Agent and Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

ANNEX 4

JOINDER and release

JOINDER AND RELEASE, dated as of [_________ __], [____] (this “Joinder”) by and among [                     ] (“Assignor”), [________] (“Assignee”) and UBS AG, STAMFORD BRANCH, as collateral agent (in such capacity, the “Collateral Agent”) and as administrative agent (in such capacity, the “Administrative Agent”) for the banks and other financial institutions (the “Lenders”) from time to time parties to the Credit Agreement referred to below and for the other Secured Parties (as defined below). All capitalized terms not defined herein shall have the meaning ascribed to them in the Guarantee and Collateral Agreement referred to below.

WITNESSETH:

WHEREAS, PISCES MIDCO, INC., a Delaware corporation (together with its successors and assigns, the “Parent Borrower”), [●], the several banks and other financial institutions from time to time party thereto (the “Lenders”), the Administrative Agent, the Collateral Agent and the other parties party thereto are parties to an ABL Credit Agreement, dated as of April 12, 2018 (as amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, in connection with the Credit Agreement, Assignor (as the owner of Capital Stock of the Parent Borrower) entered into the ABL U.S. Guarantee and Collateral Agreement, dated as of April 12, 2018 (the “Guarantee and Collateral Agreement”) by and among Assignor, Holdings, the Parent Borrower, [●], certain of the Parent Borrower’s [other] Domestic Subsidiaries, the Administrative Agent and the Collateral Agent, pursuant to which, among other things, Assignor agreed to jointly and severally, unconditionally and irrevocably, guarantee all of the obligations of the Parent Borrower under the Credit Agreement and grant security interests in and pledge the Pledged Collateral, in favor of the Collateral Agent, for the benefit of the Secured Parties;

WHEREAS, Assignee is acquiring from Assignor all of the Capital Stock of the Parent Borrower owned by Assignor;

WHEREAS, in connection therewith, Subsection 9.16(e) of the Guarantee and Collateral Agreement requires Assignee to assume all of the obligations of Assignor under the Guarantee and Collateral Agreement and the other Loan Documents to which Assignor is a party; and

WHEREAS, upon the assumption of Assignor’s obligations by Assignee, the Assignor shall be automatically released from its obligations under the Guarantee and Collateral Agreement and any other instrument or document furnished pursuant thereto, and pursuant to Subsection 9.16(e) of the Guarantee and Collateral Agreement the Administrative Agent and the Collateral Agent shall, among other things, take such actions as may be reasonably requested to evidence such release.

Annex 4

NOW, THEREFORE, IT IS AGREED:

1.	By executing and delivering this Joinder, Assignee hereby expressly assumes all of the obligations of Assignor under the Guarantee and Collateral Agreement and each other Loan Document to which Assignor is a party and agrees that it will be bound by the provisions of the Guarantee and Collateral Agreement and such other Loan Documents. Pursuant to Subsection 9.16(e) of the Guarantee and Collateral Agreement, Assignee hereby succeeds to, and is substituted for, and shall exercise every right and power of, Assignor under the Guarantee and Collateral Agreement and the other Loan Documents to which Assignor is a party, and shall thereafter be deemed to be “Holdings” for purposes of the Guarantee and Collateral Agreement and the other Loan Documents and a “Guarantor”, “Granting Party” and “Pledgor” for purposes of the Guarantee and Collateral Agreement as if originally named therein and the Assignor is hereby expressly, irrevocably and unconditionally discharged from all debts, obligations, covenants and agreements under the Guarantee and Collateral Agreement and the other Loan Documents to which it is a party. The information set forth in Annex 1-A hereto is hereby added to the information set forth in Schedules [____________] to the Guarantee and Collateral Agreement, and such Schedules are hereby amended and modified to include such information.

2.	The Administrative Agent and the Collateral Agent hereby confirm and acknowledge the release of Assignor from its Guarantee and all other obligations under the Guarantee and Collateral Agreement and all other obligations thereunder and under the other Loan Documents.

3.	The Collateral Agent hereby confirms and acknowledges that the Lien pursuant to the Guarantee and Collateral Agreement on all Security Collateral of Assignor, and any Lien pursuant to any other Loan Document on the property or assets of Assignor, has been automatically released.

4.	Assignee hereby represents and warrants that each of the representations and warranties made by Assignee, in its capacity as a Guarantor, Grantor and Pledgor, in each case solely with respect to the representations and warranties made by Holdings, contained in Section 4 of the Guarantee and Collateral Agreement is true and correct in all material respects on and as the date hereof (after giving effect to this Joinder Agreement) as if made on and as of such date. Assignee hereby grants, as and to the same extent as provided in the Guarantee and Collateral Agreement, to the Collateral Agent, for the benefit of the Secured Parties, a continuing security interest in the Pledged Collateral (as such term is defined in the Guarantee and Collateral Agreement) of Assignee, except as provided in Subsection 3.3 of the Guarantee and Collateral Agreement and with the limitations as applicable to Holdings.

Annex 4

5.	GOVERNING LAW. THIS JOINDER AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND ANY CLAIM OR CONTROVERSY RELATING HERETO SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

IN WITNESS WHEREOF, the undersigned has caused this Joinder to be duly executed and delivered as of the date first above written.

[ASSIGNOR]

By:
Name:
Title:

[ASSIGNEE]

By:
Name:
Title:

Acknowledged and Agreed to as of the date hereof by:

UBS AG, STAMFORD BRANCH,
as Collateral Agent and Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

EXHIBIT B-2
to
ABL CREDIT AGREEMENT

FORM OF CANADIAN GUARANTEE AND COLLATERAL AGREEMENT

[See attached.]

EXECUTION VERSION

ABL CANADIAN GUARANTEE AND COLLATERAL AGREEMENT

made by

Gienow Canada Inc.,

Mitten Inc.,

North Star Manufacturing (London) Ltd.,

and certain other Canadian Subsidiaries of the Parent Borrower,

in favour of

ubs ag, stamford branch,

as Collateral Agent and Administrative Agent

dated as of April 12, 2018

SECTION 1 Defined Terms		2

1.1	Definitions	2
1.2	Other Definitional Provisions	11

SECTION 2 Guarantee		12

2.1	Guarantee	12
2.2	Right of Contribution	13
2.3	No Subrogation	13
2.4	Amendments, etc. with Respect to the Obligations	14
2.5	Guarantee Absolute and Unconditional	15
2.6	Reinstatement	16
2.7	Payments	16

SECTION 3 Grant of Security Interest		16

3.1	Grant	16
3.2	Pledged Collateral	17
3.3	Certain Limited Exceptions	17
3.4	Intercreditor Relations	21
3.5	ULC Shares	21
3.6	Trade-mark Security	22

SECTION 4 Representations and Warranties		22

4.1	Representations and Warranties of Each Guarantor	22
4.2	Representations and Warranties of Each Grantor	22
4.3	Representations and Warranties of Each Pledgor	25

SECTION 5 Covenants		27

5.1	Covenants of Each Guarantor	27
5.2	Covenants of Each Grantor	27
5.3	Covenants of Each Pledgor	32

SECTION 6 Remedial Provisions		35

6.1	Certain Matters Relating to Accounts	35
6.2	Communications with Obligors; Grantors Remain Liable	36
6.3	Pledged Stock	37
6.4	Proceeds to Be Turned Over to the Collateral Agent	38
6.5	Application of Proceeds	38
6.6	PPSA and Other Remedies	39
6.7	Registration Rights	40
6.8	Waiver; Deficiency	41

 i

SECTION 7 The Collateral Agent		41

7.1	Collateral Agent’s Appointment as Attorney-in-Fact, etc	41
7.2	Duty of Collateral Agent	43
7.3	Financing Statements	44
7.4	Authority of Collateral Agent	44
7.5	Right of Inspection	44

SECTION 8 Non-Lender Secured Parties		45

8.1	Rights to Collateral	45
8.2	Appointment of Agent	46
8.3	Waiver of Claims	46
8.4	Designation of Non-Lender Secured Parties	47

SECTION 9 Miscellaneous		47

9.1	Amendments in Writing	47
9.2	Notices	47
9.3	No Waiver by Course of Conduct; Cumulative Remedies	48
9.4	Enforcement Expenses; Indemnification	48
9.5	Successors and Assigns	48
9.6	Set-Off	49
9.7	Counterparts	49
9.8	Severability	49
9.9	Section Headings	49
9.10	Integration	49
9.11	GOVERNING LAW	50
9.12	Submission to Jurisdiction; Waivers	50
9.13	Acknowledgments	50
9.14	WAIVER OF JURY TRIAL	51
9.15	Additional Granting Parties	51
9.16	Releases	51
9.17	Judgment Currency	53
9.18	Attachment of Security Interest	54
9.19	Copy of Agreement; Verification Statement	54
9.20	Amalgamation	54
9.21	Language	55

SCHEDULES

Schedule 1	—	Notice Addresses of Granting Parties
Schedule 2	—	Pledged Securities
Schedule 3	—	Perfection Matters
Schedule 4	—	Financing Statement Jurisdictions
Schedule 5	—	Intellectual Property

 ii

ANNEXES

Annex 1	—	Acknowledgement and Consent of Issuers who are not Granting Parties
Annex 2	—	Assumption Agreement
Annex 3	—	Supplemental Agreement

 iii

ABL CANADIAN GUARANTEE AND COLLATERAL AGREEMENT

ABL CANADIAN GUARANTEE AND COLLATERAL AGREEMENT, dated as of April 12, 2018, made by GIENOW CANADA INC., a federally incorporated Canadian corporation (“Gienow”), MITTEN INC., an Ontario corporation (“Mitten”), and North Star Manufacturing (London) Ltd., an Ontario corporation (“North Star” and, together with Gienow and Mitten, as further defined in the Credit Agreement, the “Canadian Borrowers”), and certain other Canadian Subsidiaries of the Parent Borrower from time to time party hereto, in favour of ubs ag, stamford branch, as collateral agent (in such capacity, and together with its successors and assigns in such capacity, the “Collateral Agent”) for the Secured Parties (as defined below) and administrative agent (in such capacity, and together with its successors and assigns in such capacity, the “Administrative Agent”) for the Canadian Facility Lenders from time to time parties to the Credit Agreement described below.

WITNESSETH:

WHEREAS, pursuant to that certain ABL Credit Agreement, dated as of the date hereof (as amended, restated, supplemented, waived or otherwise modified from time to time, together with any agreement extending the maturity of, or restructuring, refunding, refinancing or increasing the Indebtedness under such agreement or successor agreements, the “Credit Agreement”), among Pisces Midco, Inc., a Delaware corporation (as further defined in the Credit Agreement, the “Parent Borrower”) and the U.S. Subsidiary Borrowers from time to time party thereto (together with the Parent Borrower, the “U.S. Borrowers”), the Canadian Borrowers from time to time party thereto (together with the U.S. Borrowers, the “Borrowers”), Pisces Holdings, Inc., a Delaware Corporation (as further defined in the Credit Agreement, “Holdings”), the Collateral Agent, the Administrative Agent, and the other parties from time to time party thereto, the Canadian Facility Lenders have severally agreed to make extensions of credit to the Canadian Borrowers upon the terms and subject to the conditions set forth therein;

WHEREAS, the Canadian Borrowers are members of an affiliated group of companies that includes the other Granting Parties (as defined below);

WHEREAS, the proceeds of the extensions of credit under the Credit Agreement will be used in part to enable the Canadian Borrowers to make valuable transfers to one or more of the other Granting Parties in connection with the operation of their respective businesses;

WHEREAS, the Canadian Borrowers and the other Granting Parties are engaged in related businesses, and each such Granting Party will derive substantial direct and indirect benefit from the making of the extensions of credit under the Credit Agreement;

WHEREAS, it is a condition to the obligation of the Canadian Facility Lenders to make their respective extensions of credit under the Credit Agreement that the Granting Parties shall execute and deliver this Agreement to the Collateral Agent and Administrative Agent for the benefit of the Secured Parties; and

WHEREAS, the Collateral Agent and/or one or more Additional Agents may in the future enter into one or more Other Intercreditor Agreements or Intercreditor Agreement Supplements.

1

NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent and the Canadian Facility Lenders to enter into the Credit Agreement and to induce the Canadian Facility Lenders to make their respective extensions of credit to the Canadian Borrowers thereunder, each Granting Party hereby agrees with the Administrative Agent and the Collateral Agent, for the benefit of the Secured Parties as follows:

SECTION 1

Defined Terms

1.1          Definitions. (a) Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement, and the following terms that are defined in the PPSA (as in effect on the date hereof) are used herein as so defined: Chattel Paper, Documents of Title, Equipment, Intangibles, Investment Property, Goods, Money, Securities and Securities Accounts.

(b)          The following terms shall have the following meanings:

“Accounts”: all accounts (as defined in the PPSA) of each Grantor, including all Accounts (as defined in the Credit Agreement) and Accounts Receivable of such Grantor.

“Accounts Receivable”: any right to payment, whether or not earned by performance, for goods sold, leased, licensed, assigned or otherwise disposed, or for services rendered or to be rendered, which is not evidenced by an Instrument or Chattel Paper.

“Additional Agent”: any administrative agent, collateral agent, security agent, trustee or other representative, in each case including any successor thereto, for or of any one or more secured parties in respect of any incurrence of Indebtedness that is permitted by the Credit Agreement to be secured by a Lien on the Security Collateral.

“Adjusted Net Worth”: of any Guarantor at any time, the greater of (x) $0 and (y) the amount by which the fair saleable value of such Guarantor’s assets on the date of the respective payment hereunder exceeds its debts and other liabilities (including contingent liabilities, but without giving effect to any of its obligations under this Agreement or any other Loan Document, or pursuant to its guarantee with respect to any Indebtedness then outstanding under any Additional Obligations or any Acquired Indebtedness) on such date.

“Administrative Agent”: as defined in the preamble hereto.

“Agreement”: this ABL Canadian Guarantee and Collateral Agreement, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Applicable Law”: as defined in Subsection 9.8.

2

“Bank Products Agreement”: any agreement pursuant to which a bank or other financial institution or other Person agrees to provide (a) treasury services, (b) credit card, debit card, merchant card, purchasing card, stored value card, non-card electronic payable or other similar services (including the processing of payments and other administrative services with respect thereto), (c) cash management or related services (including controlled disbursements, automated clearinghouse transactions, return items, netting, overdrafts, depository, lockbox, stop payment, electronic funds transfer, information reporting, wire transfer and interstate depository network services) and (d) other banking, financial or treasury products or services as may be requested by any Grantor (other than letters of credit and other than loans and advances except indebtedness arising from services described in clauses (a) through (c) of this definition), including, for the avoidance of doubt, bank guarantees.

“Bank Products Provider”: any Person that has entered into a Bank Products Agreement with a Grantor with the obligations of such Grantor thereunder being secured by one or more Loan Documents, as designated by the Borrower Representative, for and on behalf of the Canadian Borrowers, in accordance with Subsection 8.4.

“Bankruptcy Case”: (i) Holdings, any Borrower or any other Subsidiary of the Parent Borrower commencing any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, conservatorship, arrangement or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, receiver and manager, trustee, custodian, conservator, interim receiver, monitor or other similar official for it or for all or any substantial part of its assets, or Holdings, any Borrower or any other Subsidiary of the Parent Borrower making a general assignment for the benefit of its creditors; or (ii) there being commenced against Holdings, any Borrower or any other Subsidiary of the Parent Borrower any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days.

“Borrower Obligations”: with respect to any Canadian Borrower, the collective reference to all obligations and liabilities of such Canadian Borrower in respect of the unpaid principal of and interest on (including interest and fees accruing after the maturity of the Canadian Facility Revolving Credit Loans and Reimbursement Obligations with respect to Canadian Facility Letters of Credit issued to, or for the account of, such Canadian Borrower and interest and fees accruing after (or that would accrue but for) the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to such Canadian Borrower, whether or not a claim for post-filing or post-petition interest or fees is allowed in such proceeding) the Canadian Facility Revolving Credit Loans, Reimbursement Obligations with respect to Canadian Facility Letters of Credit issued to, or for the account of, such Canadian Borrower and all other obligations and liabilities of such Canadian Borrower to the Secured Parties, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Credit Agreement, the Canadian Facility Revolving Credit Loans, the Canadian Facility Letters of Credit issued to, or for the account of, such Canadian Borrower, this Agreement, the other Loan Documents, any Hedging Agreement or Permitted Hedging Arrangement entered into with any Hedging Provider, any Bank Products Agreement entered into with any Bank Products Provider, any Guarantee Obligation of any Canadian Borrower or any of its Subsidiaries (other than any Domestic Subsidiary) as to which any Secured Party is a beneficiary (including any Management Guarantee entered into with any Management Credit Provider) or any other document made, delivered or given in connection therewith, in each case whether on account of principal, interest, reimbursement obligations, amounts payable in connection with any such Bank Products Agreement or a termination of any transaction entered into pursuant to any such Hedging Agreement or Permitted Hedging Arrangement, fees, indemnities, costs, expenses or otherwise (including all reasonable fees, expenses and disbursements of counsel to the Administrative Agent or any other Secured Party that are required to be paid by such Canadian Borrower pursuant to the terms of the Credit Agreement or any other Loan Document). With respect to any Guarantor, if and to the extent, under the Commodity Exchange Act or any rule, regulation or order of the CFTC (or the application or official interpretation of any thereof), all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest for, the obligation (the “Excluded Borrower Obligation”) to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act (or the analogous term or section in any amended or successor statute) is or becomes illegal, the Borrower Obligations guaranteed by such Guarantor shall not include any such Excluded Borrower Obligation.

3

“Borrowers”: as defined in the recitals hereto.

“Canadian Borrowers”: as defined in the preamble hereto.

“CFTC”: the U.S. Commodity Futures Trading Commission or any successor to the U.S. Commodity Futures Trading Commission.

“Collateral”: as defined in Section 3; provided that, for purposes of Section 8, “Collateral” shall have the meaning assigned to such term in the Credit Agreement.

“Collateral Account Bank”: a bank which at all times is the Collateral Agent or a Canadian Facility Lender or an affiliate thereof as selected by the relevant Grantor and consented to in writing by the Collateral Agent (such consent not to be unreasonably withheld or delayed).

“Collateral Agent”: as defined in the preamble hereto.

“Collateral Proceeds Account”: a non-interest bearing cash collateral account established and maintained by the relevant Grantor at an office of the Collateral Account Bank in the name, and in the sole dominion and control of, the Collateral Agent for the benefit of the Secured Parties.

“Collateral Representative”: (i) if no Intercreditor Agreement is then in effect, the Collateral Agent, and (ii) if any Intercreditor Agreement is then in effect, the Person acting as representative for the Collateral Agent and the Secured Parties thereunder for the applicable purpose contemplated by this Agreement and the Credit Agreement.

“Commodity Exchange Act”: the U.S. Commodity Exchange Act, as in effect from time to time, or any successor statute.

4

“Contracts”: with respect to any Grantor, all contracts, agreements, instruments and indentures in any form and portions thereof, to which such Grantor is a party or under which such Grantor or any property of such Grantor is subject, as the same may from time to time be amended, restated, supplemented, waived or otherwise modified, and all rights of such Grantor thereunder, including (i) all rights of such Grantor to receive moneys due and to become due to it thereunder or in connection therewith, (ii) all rights of such Grantor to damages arising thereunder and (iii) all rights of such Grantor to perform and to exercise all remedies thereunder.

“Copyright Licenses”: with respect to any Grantor, all Canadian written license agreements of such Grantor providing for the grant by or to such Grantor of any right under any Copyright of such Grantor, other than agreements with any Person who is an Affiliate or a Subsidiary of the Parent Borrower or such Grantor, including any such license agreements that are material to the business of the Parent Borrower and its Restricted Subsidiaries, taken as a whole, and are listed on Schedule 5, subject, in each case, to the terms of such license agreements, and the right to prepare for sale, sell and advertise for sale, all Inventory now or hereafter covered by such licenses.

“Copyrights”: with respect to any Grantor, all of such Grantor’s right, title and interest in and to all Canadian copyrights, whether or not the underlying works of authorship have been published or registered, all Canadian copyright registrations and copyright applications, including any copyright registrations and copyright applications listed on Schedule 5, and (i) all renewals thereof, (ii) all income, royalties, damages and payments now and hereafter due and/or payable with respect thereto, including payments under all licenses entered into in connection therewith, and damages and payments for past or future infringements thereof and (iii) the right to sue or otherwise recover for past, present and future infringements and misappropriations thereof.

“Credit Agreement”: as defined in the recitals hereto.

“Deposit Account”: any demand, time, savings, passbook or like account now or hereafter maintained by any Grantor with a depositary institution, and, in any event, shall include, but shall not be limited to, all Blocked Accounts, DDAs and Concentration Accounts.

“Excluded Assets”: as defined in Subsection 3.3.

“Excluded Borrower Obligation”: as defined in the definition of “Borrower Obligations”.

“first priority”: as defined in the Credit Agreement.

“Foreign Intellectual Property”: any right, title or interest in or to any copyrights, copyright licenses, patents, patent applications, patent licenses, trade secrets, trade secret licenses, trademarks, service marks, trademark and service mark applications, trade names, trade dress, trademark licenses, technology, know-how and processes or any other intellectual property governed by or arising or existing under, pursuant to or by virtue of the laws of any jurisdiction other than Canada or any province, territory or other political subdivision thereof.

“Granting Parties”: (x) the Canadian Borrowers and (y) the Canadian Subsidiary Guarantors.

5

“Grantors”: (x) the Canadian Borrowers and (y) the Canadian Subsidiary Guarantors.

“Guarantor Obligations”: with respect to any Guarantor, the collective reference to (i) the Borrower Obligations guaranteed by such Guarantor pursuant to Section 2 and (ii) all obligations and liabilities of such Guarantor that may arise under or in connection with this Agreement or any other Loan Document to which such Guarantor is a party, any Hedging Agreement or Permitted Hedging Arrangement entered into with any Hedging Provider, any Bank Products Agreement entered into with any Bank Products Provider, any Guarantee Obligation of any Canadian Borrower or any of its Subsidiaries (other than any Domestic Subsidiary) as to which any Secured Party is a beneficiary (including any Management Guarantee entered into with any Management Credit Provider) or any other document made, delivered or given in connection therewith, in each case whether on account of guarantee obligations, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including all reasonable fees and disbursements of counsel to the Administrative Agent or to any other Secured Party that are required to be paid by such Guarantor pursuant to the terms of this Agreement or any other Loan Document and interest and fees accruing after (or that would accrue but for) the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to such Guarantor, whether or not a claim for post-filing or post-petition interest or fees is allowed in such proceeding). With respect to any Guarantor, if and to the extent, under the Commodity Exchange Act or any rule, regulation or order of the CFTC (or the application or official interpretation of any thereof), all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest for, the obligation (together with the Excluded Borrower Obligation, the “Excluded Obligation”) to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act (or the analogous term or section in any amended or successor statute) is or becomes illegal, the Guarantor Obligations of such Guarantor shall not include any such Excluded Obligation.

“Guarantors”: the collective reference to each Granting Party.

“Hedging Agreement”: any Interest Rate Agreement, Commodities Agreement, Currency Agreement or any other credit or equity swap, collar, cap, floor or forward rate agreement, or other agreement or arrangement designed to protect against fluctuations in interest rates or currency, commodity, credit or equity values or creditworthiness (including any option with respect to any of the foregoing and any combination of the foregoing agreements or arrangements), and any confirmation executed in connection with any such agreement or arrangement.

“Hedging Provider”: any Person that has entered into a Hedging Agreement with a Grantor with the obligations of such Grantor thereunder being secured by one or more Loan Documents, as designated by the Borrower Representative, for and on behalf of the Canadian Borrowers, in accordance with Subsection 8.4.

“Holdings”: as defined in the recitals hereto.

6

“Industrial Design License”: with respect to any Grantor, all written agreements, now or hereafter in effect with any third party that is not an Affiliate or a Subsidiary of the Parent Borrower, granting any right to make, use or sell any Industrial Design, now or hereafter owned by any Grantor or that any Grantor otherwise has the right to license, is in existence, or granting to any Grantor any right to make, use or sell any Industrial Design, now or hereafter owned by any third party, is in existence, and all rights of any Grantor under any such agreement including, without limitation, the license agreements listed on Schedule 5, subject, in each case, to the terms of such license agreements, and the right to prepare for sale, sell and advertise for sale, all Inventory now or hereafter covered by such licenses.

“Industrial Designs”: all of the following, now owned or hereafter acquired by any Grantor: (a) all industrial designs, design patents and other designs that the Grantor now or hereafter owns or uses in Canada, including but not limited to all industrial designs, design patents and other designs listed on Schedule 5 and all renewals and extensions thereof, (b) all registrations and recordings thereof and all applications that have been or shall be made or filed in Canada or other political subdivision thereof and all records thereof and all reissues, extensions or renewals thereof, and (c) all common law and other rights in the above.

“Instruments”: as defined in the PPSA but excluding Pledged Securities.

“Intellectual Property”: with respect to any Grantor, the collective reference to such Grantor’s Copyrights, Copyright Licenses, Patents, Patent Licenses, Trade Secrets, Trade Secret Licenses, Trade-marks, Trade-mark Licenses, Industrial Designs and Industrial Design Licenses.

“Intercompany Note”: with respect to any Grantor, any promissory note in a principal amount in excess of $15,000,000 evidencing loans made by such Grantor to any Canadian Borrower or any of its Restricted Subsidiaries (other than to Domestic Subsidiaries and other than to Special Purpose Subsidiaries (as defined in the Cash Flow Credit Agreement) to the extent the applicable documentation for a Special Purpose Financing does not permit such Intercompany Note to be pledged under this Agreement).

“Intercreditor Agreements”: any Other Intercreditor Agreement that may be entered into in the future by the Collateral Agent and any Additional Agent and/or one or more other secured creditors (or agents therefor) party thereto and acknowledged by the Canadian Borrowers and the other Granting Parties (each such Intercreditor Agreement as amended, restated, supplemented, waived or otherwise modified from time to time (subject to Subsection 9.1)) (in each case, upon and during the effectiveness thereof).

“Inventory”: with respect to any Grantor, all inventory (as defined in the PPSA) of such Grantor, including all Inventory (as defined in the Credit Agreement) of such Grantor.

“Issuers”: the collective reference to issuers of Pledged Stock, including (as of the Closing Date) the Persons identified on Schedule 2 as the issuers of Pledged Stock.

“Judgment Currency”: as defined in Subsection 9.17(a).

“Judgment Currency Conversion Date”: as defined in Subsection 9.17(a).

7

“Management Credit Provider”: any Person that is a beneficiary of a Management Guarantee, with the obligations of the applicable Grantor thereunder being secured by one or more Loan Documents, as designated by the Borrower Representative in accordance with Subsection 8.4.

“Non-Lender Secured Parties”: the collective reference to all Bank Products Providers, Hedging Providers, Management Credit Providers and their respective successors, assigns and transferees, in their respective capacities as such.

“Obligation Currency”: as defined in Subsection 9.17(a).

“Obligations”: (i) in the case of each Canadian Borrower, its Borrower Obligations and (ii) in the case of each other Guarantor, its Guarantor Obligations. For the avoidance of doubt, this definition and the definitions of “Borrower Obligations” and “Guarantor Obligations” shall not include any Obligations (as defined in the U.S. Guarantee and Collateral Agreement) of any U.S. Borrower or U.S. Subsidiary Guarantor.

“Parent Borrower”: as defined in the recitals hereto.

“Patent Licenses”: with respect to any Grantor, all Canadian written license agreements of such Grantor providing for the grant by or to such Grantor of any right under any Patent other than agreements with any Person who is an Affiliate or a Subsidiary of the Parent Borrower or such Grantor, including any such license agreements that are material to the business of the Parent Borrower and its Restricted Subsidiaries, taken as a whole, and are listed on Schedule 5, subject, in each case, to the terms of such license agreements, and the right to prepare for sale, sell and advertise for sale, all Inventory now or hereafter covered by such licenses.

“Patents”: with respect to any Grantor, all of such Grantor’s right, title and interest in and to all Canadian patents, patent applications and patentable inventions and all reissues and extensions thereof, including all patents and patent applications identified in Schedule 5, and including (i) all inventions and improvements described and claimed therein, (ii) the right to sue or otherwise recover for any and all past, present and future infringements and misappropriations thereof, (iii) all income, royalties, damages and other payments now and hereafter due and/or payable with respect thereto (including payments under all licenses entered into in connection therewith, and damages and payments for past, present or future infringements thereof), and (iv) all other rights corresponding thereto in Canada and all reissues, divisions, continuations, continuations-in-part, substitutes, renewals, and extensions thereof, all improvements thereon, and all other rights of any kind whatsoever of such Grantor accruing thereunder or pertaining thereto.

“Pledged Collateral”: as to any Pledgor, the Pledged Securities now owned or at any time hereafter acquired by such Pledgor, and any Proceeds thereof.

“Pledged Notes”: with respect to any Pledgor, all Intercompany Notes at any time issued to, or held or owned by, such Pledgor.

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“Pledged Securities”: the collective reference to the Pledged Notes and the Pledged Stock.

“Pledged Stock”: with respect to any Pledgor, the shares of Capital Stock listed on Schedule 2 as held by such Pledgor, together with any other shares of Capital Stock of any Subsidiary of such Pledgor required to be pledged by such Pledgor pursuant to Subsection 7.9 of the Credit Agreement, as well as any other shares, stock certificates, options or rights of any nature whatsoever in respect of any Capital Stock of any Issuer that may be issued or granted to, or held by, such Pledgor while this Agreement is in effect, in each case, unless and until such time as the respective pledge of such Capital Stock under this Agreement is released in accordance with the terms hereof and of the Credit Agreement; provided that in no event shall there be pledged, nor shall any Pledgor be required to pledge, directly or indirectly, (i) (A) more than 65% of any series of the outstanding Capital Stock of any Foreign Subsidiary (other than a Canadian Subsidiary) and (B) any Capital Stock of a Domestic Subsidiary, (ii) any Capital Stock of a Subsidiary of any Foreign Subsidiary, (iii) de minimis shares of a Foreign Subsidiary held by any Pledgor as a nominee or in a similar capacity, (iv) any Capital Stock of any not-for-profit Subsidiary, (v) any Capital Stock of any Excluded Subsidiary (other than, but without limiting clause (i) above, a Subsidiary described in clause (d) of the definition thereof) and (vi) without duplication, any Excluded Assets.

“Pledgor”: each Granting Party (with respect to Pledged Securities held by such Granting Party and all other Pledged Collateral of such Granting Party).

“PPSA”: the Personal Property Security Act (Ontario), as such legislation may be amended, renamed or replaced from time to time, including all regulations from time to time made under such legislation, provided that if creation, perfection or the effect of perfection or non-perfection or the priority of any Lien in any Collateral is governed by the personal property security legislation in effect in a jurisdiction other than Ontario, “PPSA” means the Personal Property Security Act as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such creation, perfection, effect of perfection or non-perfection or priority.

“Proceeds”: all “proceeds” as such term is defined in the PPSA and, in any event, Proceeds of Pledged Securities shall include all dividends or other income from the Pledged Securities, collections thereon or distributions or payments with respect thereto.

“Restrictive Agreements”: as defined in Subsection 3.3(a).

“Secured Parties”: the collective reference to (i) the Administrative Agent, the Collateral Agent and each Other Representative, (ii) the Canadian Facility Lenders (including the Canadian Facility Issuing Lenders), (iii) the Non-Lender Secured Parties and (iv) the respective successors and assigns and the permitted transferees and endorsees of each of the foregoing.

“Security Collateral”: with respect to any Granting Party, collectively, the Collateral (if any) and the Pledged Collateral (if any) of such Granting Party.

“Specified Asset”: as defined in Subsection 4.2.2.

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“STA”: the Securities Transfer Act, 2007 (Ontario), as such legislation may be amended, renamed or replaced from time to time, including all regulations from time to time made under such legislation, provided that, if creation, perfection or the effect of perfection or non-perfection or the priority of any Lien created hereunder in any of the Collateral is governed by the securities transfer legislation or other applicable legislation with respect to the transfer of securities as in effect in a jurisdiction other than Ontario, “STA” means the Securities Transfer Act or such other applicable legislation as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such creation, perfection, effect of perfection or non-perfection or priority.

“Trade Secret Licenses”: with respect to any Grantor, all Canadian written license agreements of such Grantor providing for the grant by or to such Grantor of any right under any Trade Secrets, including know-how, processes, formulae, compositions, designs, and confidential business and technical information, and all rights of any kind whatsoever accruing thereunder or pertaining thereto, other than agreements with any Person who is an Affiliate or a Subsidiary of the Parent Borrower or such Grantor, subject, in each case, to the terms of such license agreements, and the right to prepare for sale, sell and advertise for sale, all Inventory now or hereafter covered by such licenses.

“Trade Secrets”: with respect to any Grantor, all of such Grantor’s right, title and interest in and to all Canadian trade secrets, including know-how, processes, formulae, compositions, designs, and confidential business and technical information, and all rights of any kind whatsoever accruing thereunder or pertaining thereto, including (i) all income, royalties, damages and payments now and hereafter due and/or payable with respect thereto, including payments under all licenses, non-disclosure agreements and memoranda of understanding entered into in connection therewith, and damages and payments for past or future misappropriations thereof, and (ii) the right to sue or otherwise recover for past, present or future misappropriations thereof.

“Trade-mark Licenses”: with respect to any Grantor, all Canadian written license agreements of such Grantor providing for the grant by or to such Grantor of any right under any Canadian Trade-marks, service marks, trade names, trade dress or other indicia of trade origin or business identifiers, other than agreements with any Person who is an Affiliate or a Subsidiary of the Parent Borrower or such Grantor, including any such license agreements that are material to the business of the Parent Borrower and its Restricted Subsidiaries, taken as a whole, and are listed on Schedule 5, subject, in each case, to the terms of such license agreements, and the right to prepare for sale, sell and advertise for sale, all Inventory now or hereafter covered by such licenses.

“Trade-marks”: with respect to any Grantor, all of such Grantor’s right, title and interest in and to all Canadian trade-marks, service marks, trade names, trade dress or other indicia of trade origin or business identifiers, trade-mark and service mark registrations, and applications for trade-mark or service mark registrations, and any renewals thereof, including each registration and application identified in Schedule 5, and including (i) the right to sue or otherwise recover for any and all past, present and future infringements or dilutions thereof, (ii) all income, royalties, damages and other payments now and hereafter due and/or payable with respect thereto (including payments under all licenses entered into in connection therewith, and damages and payments for past or future infringements thereof), and (iii) all other rights corresponding thereto and all other rights of any kind whatsoever of such Grantor accruing thereunder or pertaining thereto in Canada, together in each case with the goodwill of the business connected with the use of, and symbolized by, each such Trade-mark, service mark, trade name, trade dress or other indicia of trade origin or business identifiers.

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“ULC”: an Issuer (as defined in the STA) that is an unlimited company or an unlimited liability company.

“ULC Law” means the Companies Act (Nova Scotia), the Business Corporations Act (British Columbia), the Business Corporations Act (Alberta) or any other present or future law of any jurisdiction of Canada governing ULCs.

“ULC Shares” means Pledged Stock which consist of shares in the capital stock or other equity interests of any entity which is ULC.

“U.S. Borrowers”: as defined in the recitals hereto.

“Vehicles”: all cars, trucks, trailers, construction and earth moving equipment and other vehicles covered by a certificate of title law of any province or territory of Canada and all tires and other appurtenances to any of the foregoing.

1.2          Other Definitional Provisions. (a) The words “hereof”, “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Annex references are to this Agreement unless otherwise specified. The words “include”, “includes”, and “including” shall be deemed to be followed by the phrase “without limitation”.

(b)          The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(c)          Where the context requires, terms relating to the Collateral, Pledged Collateral or Security Collateral, or any part thereof, when used in relation to a Granting Party shall refer to such Granting Party’s Collateral, Pledged Collateral or Security Collateral or the relevant part thereof.

(d)          All references in this Agreement to any of the property described in the definition of the term “Collateral” or “Pledged Collateral”, or to any Proceeds thereof, shall be deemed to be references thereto only to the extent the same constitute Collateral or Pledged Collateral, respectively.

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SECTION 2

Guarantee

2.1          Guarantee. (a) Each of the Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantees to the Administrative Agent, for the benefit of the applicable Secured Parties, the prompt and complete payment and performance by each Canadian Borrower when due and payable (whether at the stated maturity, by acceleration or otherwise) of the Borrower Obligations of such Canadian Borrower owed to the applicable Secured Parties.

(b)          Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Guarantor hereunder and under the other Loan Documents shall in no event exceed the amount that can be guaranteed by such Guarantor under applicable law, including applicable Canadian federal, provincial and territorial laws relating to the insolvency of debtors; provided that, to the maximum extent permitted under applicable law, it is the intent of the parties hereto that the rights of contribution of each Guarantor provided in Subsection 2.2 be included as an asset of the respective Guarantor in determining the maximum liability of such Guarantor hereunder.

(c)          Each Guarantor agrees that the Borrower Obligations guaranteed by it hereunder may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing the guarantee contained in this Section 2 or affecting the rights and remedies of the Administrative Agent or any other Secured Party hereunder.

(d)          The guarantee contained in this Section 2 shall remain in full force and effect until the earliest to occur of (i) the first date on which all of the Canadian Facility Revolving Credit Loans, any Reimbursement Obligations with respect to Canadian Facility Letters of Credit issued to, or for the account of, a Canadian Borrower and all other Borrower Obligations then due and owing, and the obligations of each Guarantor under the guarantee contained in this Section 2 then due and owing shall have been satisfied by payment in full in cash, no Canadian Facility Letter of Credit issued to, or for the account of, a Canadian Borrower shall be outstanding (except for Canadian Facility Letters of Credit issued to, or for the account of, a Canadian Borrower that have been cash collateralized, or otherwise provided for in a manner reasonably satisfactory to the applicable Canadian Issuing Lender) and the Canadian Facility Commitments shall be terminated, notwithstanding that from time to time during the term of the Credit Agreement any of the Canadian Borrowers may be free from any Borrower Obligations, (ii) as to any Guarantor, a sale or other disposition of all the Capital Stock of such Guarantor (other than to a Canadian Borrower or a Guarantor), or any other transaction or occurrence as a result of which such Guarantor ceases to be a Restricted Subsidiary of the Parent Borrower, in each case that is permitted under the Credit Agreement, and (iii) as to any Guarantor, such Guarantor being or becoming an Excluded Subsidiary.

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(e)           No payment made by any Canadian Borrower, any of the Guarantors, any other guarantor or any other Person or received or collected by the Administrative Agent or any other Secured Party from any of the Canadian Borrowers, any of the Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of any of the Borrower Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Guarantor in respect of the Borrower Obligations or any payment received or collected from such Guarantor in respect of any of the Borrower Obligations), remain liable for the Borrower Obligations of each Canadian Borrower guaranteed by it hereunder up to the maximum liability of such Guarantor hereunder until the earliest to occur of (i) the first date on which all the Canadian Facility Revolving Credit Loans, any Reimbursement Obligations with respect to Canadian Facility Letters of Credit issued to, or for the account of, a Canadian Borrower, and all other Borrower Obligations then due and owing are paid in full in cash, no Canadian Facility Letter of Credit issued to, or for the account of, a Canadian Borrower shall be outstanding (except for Canadian Facility Letters of Credit issued to, or for the account of, a Canadian Borrower that have been cash collateralized or otherwise provided for in a manner reasonably satisfactory to the applicable Canadian Facility Issuing Lender) and the Canadian Facility Commitments are terminated, (ii) as to any Guarantor, a sale or other disposition of all the Capital Stock of such Guarantor (other than to a Canadian Borrower or a Guarantor), or any other transaction or occurrence as a result of which such Guarantor ceases to be a Restricted Subsidiary of the Parent Borrower, in each case that is permitted under the Credit Agreement, and (iii) as to any Guarantor, such Guarantor being or becoming an Excluded Subsidiary.

2.2          Right of Contribution. Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share (based, to the maximum extent permitted by law, on the respective Adjusted Net Worth of each Guarantor on the date the respective payment is made) of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder that has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Subsection 2.3. The provisions of this Subsection 2.2 shall in no respect limit the obligations and liabilities of any Guarantor to the Administrative Agent and the other Secured Parties, and each Guarantor shall remain liable to the Administrative Agent and the other Secured Parties for the full amount guaranteed by such Guarantor hereunder.

2.3          No Subrogation. Notwithstanding any payment made by any Guarantor hereunder or any set-off or application of funds of any Guarantor by the Administrative Agent or any other Secured Party, no Guarantor shall be entitled to be subrogated to any of the rights of the Administrative Agent or any other Secured Party against any Canadian Borrower or any other Guarantor or any collateral security or guarantee or right of offset held by the Administrative Agent or any other Secured Party for the payment of the Borrower Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from any Canadian Borrower or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Administrative Agent and the other Secured Parties by any Canadian Borrower on account of the Borrower Obligations are paid in full in cash, no Canadian Facility Letter of Credit issued to, or for the account of, a Canadian Borrower shall be outstanding (or shall not have been cash collateralized, or otherwise provided for in a manner reasonably satisfactory to each applicable Canadian Facility Issuing Lender) and the Canadian Facility Commitments are terminated. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Borrower Obligations shall not have been paid in full in cash or any Canadian Facility Letter of Credit issued to, or for the account of, a Canadian Borrower shall remain outstanding (and shall not have been cash collateralized or otherwise provided for in a manner reasonably satisfactory to the applicable Canadian Facility Issuing Lender) or any of the Canadian Facility Commitments shall remain in effect, such amount shall be held by such Guarantor in trust for the Administrative Agent and the other Secured Parties, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Administrative Agent in the exact form received by such Guarantor (duly endorsed by such Guarantor to the Administrative Agent, if required), to be held as collateral security for all of the Borrower Obligations (whether matured or unmatured) guaranteed by such Guarantor and/or then or at any time thereafter may be applied against any Borrower Obligations, whether matured or unmatured, in such order as the Administrative Agent may determine.

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2.4          Amendments, etc. with Respect to the Obligations. To the maximum extent permitted by law, each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, any demand for payment of any of the Borrower Obligations made by the Collateral Agent, the Administrative Agent or any other Secured Party may be rescinded by the Collateral Agent, the Administrative Agent or such other Secured Party and any of the Borrower Obligations continued, and the Borrower Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, subordinated, waived, surrendered or released by the Collateral Agent, the Administrative Agent or any other Secured Party, and the Credit Agreement and the other Loan Documents and any other documents executed and delivered in connection therewith may be amended, waived, modified, supplemented or terminated, in whole or in part, as the Collateral Agent or the Administrative Agent (or the Required Lenders or the applicable Lender(s), as the case may be) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Collateral Agent, the Administrative Agent or any other Secured Party for the payment of any of the Borrower Obligations may be sold, exchanged, waived, surrendered or released. None of the Collateral Agent, the Administrative Agent and each other Secured Party shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for any of the Borrower Obligations or for the guarantee contained in this Section 2 or any property subject thereto, except to the extent required by applicable law.

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2.5          Guarantee Absolute and Unconditional. Each Guarantor waives, to the maximum extent permitted by applicable law, any and all notice of the creation, renewal, extension or accrual of any of the Borrower Obligations and notice of or proof of reliance by the Collateral Agent, the Administrative Agent or any other Secured Party upon the guarantee contained in this Section 2 or acceptance of the guarantee contained in this Section 2; each of the Borrower Obligations, and any obligation contained therein, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Section 2; and all dealings between any of the Canadian Borrowers and any of the Guarantors, on the one hand, and the Collateral Agent, the Administrative Agent and the other Secured Parties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Section 2. Each Guarantor waives, to the maximum extent permitted by applicable law, diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon any of the Canadian Borrowers or any of the other Guarantors with respect to any of the Borrower Obligations. Each Guarantor understands and agrees, to the extent permitted by law, that the guarantee contained in this Section 2 shall be construed as a continuing, absolute and unconditional guarantee of payment and not of collection. Each Guarantor hereby waives, to the maximum extent permitted by applicable law, any and all defenses (other than any claim alleging breach of a contractual provision of any of the Loan Documents) that it may have arising out of or in connection with any and all of the following: (a) the validity or enforceability of the Credit Agreement or any other Loan Document, any of the Borrower Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Collateral Agent, the Administrative Agent or any other Secured Party, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) that may at any time be available to or be asserted by any of the Canadian Borrowers against the Collateral Agent, the Administrative Agent or any other Secured Party, (c) any change in the time, place, manner or place of payment, amendment, or waiver or increase in any of the Obligations, (d) any exchange, non-perfection, taking, or release of Security Collateral, (e) any change in the structure or existence of any of the Canadian Borrowers, (f) any application of Security Collateral to any of the Obligations, (g) any law, regulation or order of any jurisdiction, or any other event, affecting any term of any Obligation or the rights of the Collateral Agent, the Administrative Agent or any other Secured Party with respect thereto, including: (i) the application of any such law, regulation, decree or order, including any prior approval, which would prevent the exchange of any currency or the remittance of funds outside of such jurisdiction or the unavailability of Dollars in any legal exchange market in such jurisdiction in accordance with normal commercial practice, (ii) a declaration of banking moratorium or any suspension of payments by banks in such jurisdiction or the imposition by such jurisdiction or any Governmental Authority thereof of any moratorium on, the required rescheduling or restructuring of, or required approval of payments on, any indebtedness in such jurisdiction, (iii) any expropriation, confiscation, nationalization or requisition by such country or any Governmental Authority that directly or indirectly deprives any Canadian Borrower of any assets or their use, or of the ability to operate its business or a material part thereof, or (iv) any war (whether or not declared), insurrection, revolution, hostile act, civil strife or similar events occurring in such jurisdiction which has the same effect as the events described in clause (i), (ii) or (iii) above (in each of the cases contemplated in clauses (i) through (iv) above, to the extent occurring or existing on or at any time after the date of this Agreement), or (h) any other circumstance whatsoever (other than payment in full in cash of the Borrower Obligations guaranteed by it hereunder) (with or without notice to or knowledge of any of the Canadian Borrowers or such Guarantor) or any existence of or reliance on any representation by the Secured Parties that constitutes, or might be construed to constitute, an equitable or legal discharge of any of the Canadian Borrowers for the Borrower Obligations, or of such Guarantor under the guarantee contained in this Section 2, in bankruptcy or in any other instance. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, the Collateral Agent, the Administrative Agent and any other Secured Party may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against any of the Canadian Borrowers, any other Guarantor or any other Person or against any collateral security or guarantee for the Borrower Obligations guaranteed by such Guarantor hereunder or any right of offset with respect thereto, and any failure by the Collateral Agent, the Administrative Agent or any other Secured Party to make any such demand, to pursue such other rights or remedies or to collect any payments from any Canadian Borrower, any other Guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of any of the Borrowers, any other Guarantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Collateral Agent, the Administrative Agent or any other Secured Party against any Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

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2.6          Reinstatement. This Guarantee shall remain in full force and effect and continue to be effective should any petition or other proceeding be filed by or against any Canadian Borrower for liquidation or reorganization, should any Canadian Borrower become insolvent or make an assignment for the benefit of any creditor or creditors or should an interim receiver, receiver, receiver and manager or trustee be appointed for all or any significant part of any Canadian Borrower’s assets, and shall continue to be effective or to be reinstated, as the case may be, if at any time payment and performance of the Borrower Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Borrower Obligations, whether as a fraudulent preference, reviewable transaction or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Borrower Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

2.7          Payments. Each Guarantor hereby guarantees that payments hereunder will be paid to the Administrative Agent without set-off or counterclaim, in Canadian Dollars (or in the case of any amount required to be paid in any other currency pursuant to the requirements of the Credit Agreement or other agreement relating to the respective Obligations, such other currency), at the Administrative Agent’s office specified in Subsection 11.2 of the Credit Agreement or such other address as may be designated in writing by the Administrative Agent to such Guarantor from time to time in accordance with Subsection 11.2 of the Credit Agreement.

SECTION 3

Grant of Security Interest

3.1          Grant. Each Grantor hereby assigns, grants, hypothecates and pledges to the Collateral Agent, for the benefit of the Secured Parties, a security interest in all of the Collateral of such Grantor, as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations of such Grantor, except as provided in Subsection 3.3. The term “Collateral”, as to any Grantor, means the following personal property (wherever located) now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest, except as provided in Subsection 3.3:

(a)          all present and after-acquired personal property;

(b)          all Accounts;

(c)          all Money (including all cash);

(d)          all Cash Equivalents;

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(e)          all Chattel Paper;

(f)           all Contracts;

(g)          all Deposit Accounts;

(h)          all Documents of Title;

(i)           all Equipment;

(j)           all Intangibles;

(k)          all Instruments;

(l)           all Intellectual Property;

(m)         all Inventory;

(n)          all Investment Property;

(o)          all books and records relating to the foregoing;

(p)          the Collateral Proceeds Account; and

(q)          to the extent not otherwise included, all Proceeds and products of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing;

provided that, Collateral shall not include any Pledged Collateral, or any property or assets described in the proviso to the definition of Pledged Stock.

3.2          Pledged Collateral. Each Granting Party that is a Pledgor, hereby grants to the Collateral Agent, for the benefit of the Secured Parties, a security interest in all of the Pledged Collateral of such Pledgor now owned or at any time hereafter acquired by such Pledgor, including any Proceeds thereof, as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations of such Pledgor, except as provided in Subsection 3.3.

3.3          Certain Limited Exceptions. No security interest is or will be granted pursuant to this Agreement or any other Security Document in any right, title or interest of any Granting Party under or in, and “Collateral” and “Pledged Collateral” shall not include the following (collectively, the “Excluded Assets”):

(a)           any Instruments, Contracts, Chattel Paper, Intangibles, Copyright Licenses, Patent Licenses, Trade-mark Licenses, Trade Secret Licenses, Industrial Design Licenses or other contracts or agreements with or issued by Persons other than a Canadian Borrower, a Subsidiary of a Canadian Borrower, or an Affiliate of any of the foregoing (collectively, “Restrictive Agreements”) that would otherwise be included in the Security Collateral (and such Restrictive Agreements shall not be deemed to constitute a part of the Security Collateral) for so long as, and to the extent that, the granting of such a security interest pursuant hereto would result in a breach, default or termination of such Restrictive Agreements (in each case, except to the extent that, pursuant to the PPSA and any other applicable law, the granting of security interests therein can be made without resulting in a breach, default or termination of such Restrictive Agreements);

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(b)           any Equipment or other personal property that would otherwise be included in the Security Collateral (and such Equipment or other personal property shall not be deemed to constitute a part of the Security Collateral) if such Equipment or other personal property (x) (A) is subject to a Lien described in Subsection 8.14(d) or 8.14(e) (with respect to a Lien described in Subsection 8.14(d)) of the Credit Agreement or (B) is subject to a Lien described in clause (h) (with respect to Purchase Money Obligations or Financing Lease Obligations) or (o) (with respect to such Liens described in such clause (h)) of the definition of “Permitted Liens” in the Cash Flow Credit Agreement (but in each case only for so long as such Liens are in place) or (y) (A) is subject to any Lien described in Subsection 8.14(q) of the Credit Agreement or (B) is subject to any Lien in respect of Hedging Obligations (as defined in the Cash Flow Credit Agreement) permitted by Subsection 8.6 of the Cash Flow Credit Agreement as a “Permitted Lien” pursuant to clause (h) of the definition thereof in the Cash Flow Credit Agreement (but in each case only for so long as such Liens are in place), and, in the case of such other personal property, such other personal property consists solely of (i) cash, Cash Equivalents or Temporary Cash Investments, together with proceeds, dividends and distributions in respect thereof, (ii) any personal property relating to such assets, proceeds, dividends or distributions, or to such Hedging Obligations (as defined in the Cash Flow Credit Agreement), and/or (iii) any other personal property consisting of, relating to or arising under or in connection with (1) any Hedging Obligations (as defined in the Cash Flow Credit Agreement) or (2) any other agreements, instruments or documents related to any Hedging Obligations (as defined in the Cash Flow Credit Agreement) or to any of the personal property referred to in any of subclauses (i) through (iii) of this subclause (b)(y);

(c)           any personal property (and/or related rights and/or assets) that (A) would otherwise be included in the Security Collateral (and such personal property (and/or related rights and/or assets) shall not be deemed to constitute a part of the Security Collateral) if such personal property has been sold or otherwise transferred in connection with a Sale and Leaseback Transaction (as defined in the definition of “Exempt Sale and Leaseback Transaction” in the Cash Flow Credit Agreement) permitted under Subsection 8.5 of the Credit Agreement or clause (x) or (xix) of the definition of “Asset Disposition” in the Cash Flow Credit Agreement, or (B) is subject to any Liens permitted under Subsection 8.14 of the Credit Agreement or Subsection 8.6 of the Cash Flow Credit Agreement that, in each case, relate to personal property subject to any such Sale and Leaseback Transaction (as defined in the definition of “Exempt Sale and Leaseback Transaction” in the Cash Flow Credit Agreement) or intangibles related thereto (but only for so long as such Liens are in place); provided that, notwithstanding the foregoing, a security interest of the Collateral Agent shall attach to any money, securities or other consideration received by any Grantor as consideration for the sale or other disposition of such personal property as and to the extent such consideration would otherwise constitute Security Collateral;

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(d)          Capital Stock which is described in the proviso to the definition of Pledged Stock;

(e)          any Money, cash, cheques, other negotiable instruments, funds and other evidence of payment held in any Deposit Account of any Canadian Borrower or any of its Subsidiaries in the nature of a security deposit with respect to obligations for the benefit of any Canadian Borrower or any of its Subsidiaries, which must be held for or returned to the applicable counterparty under applicable law or pursuant to Contractual Obligations;

(f)           (x) the Pisces Acquisition Agreement and any rights therein or arising thereunder (except any proceeds of the Pisces Acquisition Agreement) and (y) the Atlas Acquisition Agreement and any rights therein or arising thereunder (except any proceeds of the Atlas Acquisition Agreement);

(g)          any interest in leased real property (including fixtures related thereto) (and there shall be no requirement to deliver landlord lien waivers, estoppels or collateral access letters);

(h)          any fee interest in owned real property (including fixtures related thereto) if (A) the fair market value (as determined by the Borrower Representative, for and on behalf of the Canadian Borrowers, in good faith, which determination shall be conclusive) of such fee interest at the time of the acquisition of such fee interest is less than $15,000,000 individually, or (B) if situated in the United States, such real property is located in an area identified as a special flood hazard area by the Federal Emergency Management Agency or other applicable agency;

(i)           any Vehicles and any assets subject to certificate of title;

(j)           personal property to the extent the granting or perfecting of a security interest in such personal property would result in costs or other consequences to Topco or any of its Subsidiaries as reasonably determined in writing by the Borrower Representative, for and on behalf of the Canadian Borrowers, the Administrative Agent and the Collateral Agent, which determination shall be conclusive, that are excessive in view of the benefits that would be obtained by the Secured Parties (it being understood and agreed that personal property located in the Province of Québec shall be deemed under this clause (j) to not constitute a part of the Security Collateral to the extent the value of such personal property does not exceed $500,000 in the aggregate).

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(k)          any personal property over which the granting of security interests in such personal property would be prohibited by contract permitted under the Credit Agreement, applicable law or regulation or the organizational or joint venture documents of any non-wholly owned Subsidiary (including permitted liens, leases and licenses), including contracts over which the granting of security interests therein would result in termination thereof (in each case, after giving effect to the applicable anti-assignment provisions of the PPSA of any applicable jurisdiction, other than proceeds and receivables thereof to the extent that their assignment is expressly deemed effective under the PPSA of any applicable jurisdiction notwithstanding such prohibitions for so long as such prohibitions are in effect), or to the extent that such security interests would result in adverse tax consequences to Topco or one of its Subsidiaries (or, at the election of the Borrower Representative, for and on behalf of the Canadian Borrowers, in connection with an initial public offering or other restructuring of the Parent Borrower, any Parent Entity, the Parent Borrower or any of its Subsidiaries) (as determined by the Borrower Representative, for and on behalf of the Canadian Borrowers, in good faith, which determination shall be conclusive) (it being understood that the Canadian Facility Lenders shall not require any Canadian Borrower or any of its Subsidiaries to enter into any security agreements or pledge agreements governed by the law of a jurisdiction other than Canada or the United States or a subdivision thereof);

(l)           any personal property specifically requiring perfection through control (including securities accounts), (i) to the extent the security interest in such personal property is not perfected by filings under the PPSA of any applicable jurisdiction and (ii) other than in the case of Pledged Stock or Pledged Notes, to the extent not perfected by being held by the Collateral Agent or an Additional Agent as agent for the Collateral Agent;

(m)         Foreign Intellectual Property;

(n)          any aircraft, airframes, aircraft engines, helicopters, vessels or rolling stock or any Equipment or other personal property constituting a part thereof;

(o)          any Capital Stock and other securities of (i) a Subsidiary of the Parent Borrower to the extent that the pledge of or grant of any other Lien on such Capital Stock and other securities for the benefit of any holders of securities results in the Parent Borrower or any of its Restricted Subsidiaries being required to file separate financial statements for such Subsidiary with the Securities and Exchange Commission (or any other governmental authority) pursuant to either Rule 3-10 or 3-16 of Regulation S-X under the Securities Act, or any other law, rule or regulation as in effect from time to time, but only to the extent necessary to not be subject to such requirement and/or (ii) any Subsidiary of the Parent Borrower that is (x) an Unrestricted Subsidiary, (y) an Excluded Subsidiary, other than a Foreign Subsidiary (which pledge of Capital Stock of a Foreign Subsidiary (other than a Canadian Subsidiary) shall be limited to 65% of each series of its Capital Stock), or (z) a Domestic Subsidiary;

(p)          the last day of the term of any lease or agreement therefor but upon the enforcement of the security interest granted hereby in the Collateral, the Grantors or any of them shall stand possessed of such last day in trust to assign the same to any person acquiring such term; and

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(q)          any “consumer goods” (as defined in the PPSA) of any Grantor.

For the avoidance of doubt, if any Grantor receives any payment or other amount under the Atlas Acquisition Agreement or the Pisces Acquisition Agreement, such payment or other amount shall constitute Collateral when and if actually received by such Grantor, to the extent set forth in Subsection 3.1.

3.4          Intercreditor Relations. Notwithstanding anything herein to the contrary, the Liens and security interest granted to the Collateral Agent pursuant to this Agreement and the exercise of any right or remedy by the Collateral Agent hereunder are subject to the provisions of any applicable Intercreditor Agreements. In the event of any conflict between the terms of any Intercreditor Agreement and this Agreement, the terms of such Intercreditor Agreement shall govern and control as among the Collateral Agent and any Additional Agent and/or any other secured creditor (or agent therefor) party thereto. In the event of any such conflict, each Grantor may act (or omit to act) in accordance with such Intercreditor Agreement, and shall not be in breach, violation or default of its obligations hereunder by reason of doing so.

3.5          ULC Shares. Notwithstanding the grant of security interest made by the Grantors in favour of the Collateral Agent, for the benefit of the Secured Parties, of all of its Pledged Stock or anything else contained in this Agreement or any other document or agreement among all or some of the parties hereto, any Grantor that owns or controls any ULC Shares pledged hereunder shall remain registered as the sole registered and beneficial owner of such ULC Shares and will remain as registered and beneficial owner until such time as such ULC Shares are effectively transferred into the name of the Collateral Agent or any other person on the books and records of the ULC which is the issuer of such ULC Shares. Accordingly such Grantor shall be entitled to receive and retain for its own account any dividend on or other distribution, if any, in respect of such ULC Shares (except insofar as the Grantor has granted a security interest therein and is required to deliver such Pledged Collateral in accordance herewith) and shall have the right to vote such ULC Shares and to control the direction, management and policies of the ULC thereof to the same extent as the Grantor would if such ULC Shares were not pledged to the Collateral Agent (for its own benefit and for the benefit of the Canadian Facility Lenders, or otherwise) pursuant hereto. Nothing in this Agreement or any other document or agreement among all or some of the parties hereto is intended to or shall constitute the Collateral Agent or any person as a shareholder, other than a Grantor, as a shareholder or member of any ULC for the purposes of any ULC Law until such time as notice is given to the ULC of the ULC Shares pledged and further steps are taken thereunder so as to register the Collateral Agent or any other person as the holder of the ULC Interests of such ULC. To the extent any provision hereof would have the effect of constituting the Collateral Agent or its nominee any other person as a shareholder or member of a ULC prior to such time, such provision shall be severed herefrom and ineffective with respect to the ULC Shares of such ULC without otherwise invalidating or rendering unenforceable this Agreement or invalidating or rendering unenforceable such provision insofar as it relates to Pledged Stock which are not ULC Shares. Except upon the exercise of rights to sell or otherwise dispose of ULC Shares following the occurrence and during the continuance of an Event of Default hereunder, no Grantor shall cause or permit, or enable any ULC in which it holds ULC Shares to cause or permit, the Collateral Agent or its nominee, or any other Canadian Facility Lender to: (a) be registered as a shareholder or member of such ULC; (b) have any notation entered in its favour in the share register of such ULC; (c) be held out as a shareholder or member of such ULC; (d) receive, directly or indirectly, any dividends, property or other distributions from such ULC by reason of the Collateral Agent or other person holding a security interest in such ULC Shares; or (e) act as a shareholder or member of such ULC, or exercise any rights of a shareholder or member of such ULC including the right to attend a meeting of, or to vote the shares of, such ULC.

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3.6          Trade-mark Security. Notwithstanding Subsection 3.1, any Grantor’s grant of security in Trade-marks (as defined in the Trade-marks Act (Canada)) under this Agreement shall be limited to a grant by such Grantor of a security interest in all of such Grantor’s right, title and interest in such Trade-marks.

SECTION 4

Representations and Warranties

4.1          Representations and Warranties of Each Guarantor. To induce the Administrative Agent, the Collateral Agent and the Canadian Facility Lenders to enter into the Credit Agreement and to induce the Canadian Facility Lenders to make their respective extensions of credit to the Canadian Borrowers thereunder, each Guarantor hereby represents and warrants to the Collateral Agent and each other Secured Party (to the extent such representations and warranties are required to be true and correct for any applicable Extension of Credit pursuant to Section 6 of the Credit Agreement) that the representations and warranties set forth in Section 5 of the Credit Agreement as they relate to such Guarantor or to the Loan Documents to which such Guarantor is a party, each of which representations and warranties is hereby incorporated herein by reference, are true and correct in all material respects, and the Collateral Agent and each other Secured Party shall be entitled to rely on each of such representations and warranties as if fully set forth herein; provided that each reference in each such representation and warranty to the Parent Borrower’s knowledge shall, for the purposes of this Subsection 4.1, be deemed to be a reference to such Guarantor’s knowledge.

4.2          Representations and Warranties of Each Grantor. To induce the Administrative Agent, the Collateral Agent and the Canadian Facility Lenders to make their respective extensions of credit to the Canadian Borrowers under the Credit Agreement following the Closing Date, each Grantor hereby represents and warrants to the Collateral Agent and each other Secured Party (solely to the extent such representations and warranties are required to be true and correct for such Extension of Credit pursuant to Subsection 6.2 of the Credit Agreement) that, in each case after giving effect to the Transactions:

4.2.1       Title; No Other Liens. Except for the security interests granted to the Collateral Agent for the benefit of the Secured Parties pursuant to this Agreement and the other Liens permitted to exist on such Grantor’s Collateral by the Credit Agreement (including Subsection 8.14 thereof), such Grantor owns each item of such Grantor’s Collateral free and clear of any and all Liens securing Indebtedness. As of the Closing Date, except as set forth on Schedule 3, to the knowledge of such Grantor, no currently effective financing statement or other similar public notice with respect to any Lien securing Indebtedness on all or any part of such Grantor’s Collateral is on file or of record in any public office in Canada, any province, territory or other political subdivision thereof, except such as have been filed in favour of the Collateral Agent for the benefit of the Secured Parties pursuant to this Agreement or as are permitted by the Credit Agreement (including Subsection 8.14 thereof) or any other Loan Document or for which termination statements, financing change statements or discharges will be delivered on the Closing Date.

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4.2.2       Perfected First Priority Liens. (a) This Agreement is effective to create, as collateral security for the Obligations of such Grantor, valid and enforceable Liens on such Grantor’s Security Collateral in favour of the Collateral Agent for the benefit of the Secured Parties, except as enforceability may be limited by applicable domestic or foreign bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

(b)          Except with regard to (i) Liens (if any) on Specified Assets and (ii) any rights in favour of the Canadian federal, provincial or territorial government as required by law (if any), upon the completion of the Filings and, with respect to Instruments, Chattel Paper and Documents of Title, upon the earlier of such Filing or the delivery to and continuing possession by the Collateral Agent, the applicable Collateral Representative or any Additional Agent, as applicable, in accordance with any applicable Intercreditor Agreement, of all Instruments, Chattel Paper and Documents of Title, a security interest in which is perfected by possession, upon the taking of the actions required by Subsection 5.2.12, the Liens created pursuant to this Agreement will constitute valid Liens on and (to the extent provided herein) perfected security interests in such Grantor’s Collateral in favour of the Collateral Agent for the benefit of the Secured Parties, and will be prior to all other Liens of all other Persons securing Indebtedness, in each case other than Liens permitted by the Credit Agreement (including Permitted Liens) (and subject to any applicable Intercreditor Agreement), and enforceable as such as against all other Persons other than Ordinary Course Transferees, except to the extent that the recording of an assignment or other transfer of title to the Collateral Agent, the Administrative Agent, the applicable Collateral Representative or any Additional Agent (in accordance with any applicable Intercreditor Agreement) or the recording of other applicable documents in the Canadian Intellectual Property Office may be necessary for perfection or enforceability, and except as enforceability may be limited by applicable domestic or foreign bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing. As used in this Subsection 4.2.2(b), the following terms shall have the following meanings:

“Filings”: the filing or recording of (i) the Financing Statements as set forth in Schedule 3, (ii) this Agreement or a notice thereof with respect to Intellectual Property as set forth in Schedule 3, and (iii) any filings after the Closing Date in any other jurisdiction as may be necessary under any Requirement of Law.

“Financing Statements”: the financing or financing change statements filed and delivered to the Collateral Agent by such Grantor on or prior to the Closing Date for filing in the jurisdictions listed in Schedule 4.

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“Ordinary Course Transferees”: (i) with respect to Goods only, buyers in the ordinary course of business and lessees in the ordinary course of business, (ii) with respect to Intangibles only, licensees in the ordinary course of business and (iii) any other Person who is entitled to take free of the Lien pursuant to the PPSA as in effect from time to time in the relevant jurisdiction.

“Specified Assets”: the following property and assets of such Grantor:

(1)           Patents, Patent Licenses, Trade-marks, Trade-mark Licenses, Industrial Designs and Industrial Design Licenses to the extent that (a) Liens thereon cannot be perfected by the filing of financing statements under the PPSA as in effect from time to time in the relevant jurisdiction or by the filing and acceptance of intellectual property security agreements in the Canadian Intellectual Property Office or (b) such Patents, Patent Licenses, Trade-marks, Trade-mark Licenses, Industrial Designs and Industrial Design Licenses are not, individually or in the aggregate, material to the business of the Canadian Borrowers and their Subsidiaries taken as a whole;

(2)           Copyrights and Copyright Licenses with respect thereto and Accounts or receivables arising therefrom to the extent that (a) Liens thereon cannot be perfected by filing and acceptance of intellectual property security agreements in the Canadian Intellectual Office or (b) the PPSA as in effect from time to time in the relevant jurisdiction is not applicable to the creation or perfection of Liens thereon;

(3)           Collateral for which the perfection of Liens thereon requires filings in or other actions under the laws of jurisdictions outside of Canada (or any province or territory thereof, as applicable);

(4)           Goods included in Collateral received by any Person from any Grantor for “sale or return”, to the extent of claims of creditors of such Person;

(5)           fixtures, Vehicles, any other assets subject to certificates of title, and Money and Cash Equivalents (other than Cash Equivalents constituting Investment Property to the extent a security interest therein is perfected by the filing of a financing statement under the PPSA as in effect from time to time in the relevant jurisdiction);

(6)           Proceeds of Accounts or Inventory which do not themselves constitute Collateral or which do not constitute identifiable cash proceeds or which have not yet been transferred to or deposited in the Collateral Proceeds Account (if any) or to a Canadian Blocked Account;

(7)           Contracts, Accounts or receivables subject to the Financial Administration Act (Canada) or the Financial Administration Act (Alberta) or with respect to which the granting of security is prohibited by a Canadian federal or provincial statute;

(8)           uncertificated securities, to the extent Liens thereon cannot be perfected by the filing of a financing statement under the PPSA as in effect from time to time in the relevant jurisdiction; and

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(9)           securities held with an intermediary (as such phrase is defined in the Convention on the Law Applicable to Certain Rights in Respect of Securities held with an Intermediary) to the extent that the PPSA is not applicable to the perfection of Liens thereon.

4.2.3        Jurisdiction of Organization and Locations of Collateral. On the date hereof, such Grantor’s jurisdiction of organization and the location of its tangible Collateral are specified on Schedule 4.

4.2.4        [Reserved].

4.2.5        Accounts Receivable. The amounts represented by such Grantor to the Administrative Agent or the other Secured Parties from time to time as owing by each account debtor or by all account debtors in respect of such Grantor’s Accounts Receivable constituting Security Collateral will at such time be the correct amount, in all material respects, actually owing by such account debtor or debtors thereunder, except to the extent that appropriate reserves therefor have been established on the books of such Grantor in accordance with GAAP. Unless otherwise indicated in writing to the Administrative Agent, each Account Receivable of such Grantor arises out of a bona fide sale and delivery of goods or rendition of services by such Grantor. Such Grantor has not given any account debtor any deduction in respect of the amount due under any such Account, except in the ordinary course of business or as such Grantor may otherwise advise the Administrative Agent in writing.

4.2.6        Patents, Copyrights, Trade-marks and Industrial Designs. Schedule 5 lists all Trade-marks, Copyrights, Patents and Industrial Designs, in each case, material to the business of the Parent Borrower and its Restricted Subsidiaries, taken as a whole, and registered in the Canadian Intellectual Property Office and owned by such Grantor in its own name as of the date hereof, and all Trade-mark Licenses, all Copyright Licenses, all Patent Licenses and all Industrial Design License, in each case, material to the business of the Parent Borrower and its Restricted Subsidiaries, taken as a whole (including Trade-mark Licenses for registered Trade-marks, Copyright Licenses for registered Copyrights, Patent Licenses for registered Patents and Industrial Design Licenses for registered Industrial Designs, in each case, material to the business of the Parent Borrower and its Restricted Subsidiaries, taken as a whole, but excluding licenses to commercially available “off-the-shelf” software), owned by such Grantor in its own name as of the date hereof, in each case, that is solely Canadian Intellectual Property.

4.3           Representations and Warranties of Each Pledgor. To induce the Administrative Agent, the Collateral Agent and the Canadian Facility Lenders to make their respective extensions of credit to the Canadian Borrowers under the Credit Agreement following the Closing Date, each Pledgor hereby represents and warrants to the Collateral Agent and each other Secured Party (solely to the extent such representations and warranties are required to be true and correct for such Extension of Credit pursuant to Subsection 6.2 of the Credit Agreement) that:

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4.3.1        Except as provided in Subsection 3.3, the shares of Pledged Stock pledged by such Pledgor hereunder constitute (i) in the case of shares of a Canadian Subsidiary, all the issued and outstanding shares of all classes of the Capital Stock of such Subsidiary owned by such Pledgor and (ii) in the case of any Pledged Stock constituting Capital Stock of any Foreign Subsidiary (other than a Canadian Subsidiary), as of the Closing Date such percentage (not more than 65%) as is specified on Schedule 2 of all the issued and outstanding shares of all classes of the Capital Stock of each such Foreign Subsidiary owned by such Pledgor.

4.3.2        [Reserved].

4.3.3        Such Pledgor is the record and beneficial owner of, and has good title to, the Pledged Securities pledged by it hereunder, free of any and all Liens securing Indebtedness owing to any other Person, except the security interest created by this Agreement and Liens permitted by the Credit Agreement (including Permitted Liens).

4.3.4        Upon the delivery to the Collateral Agent, the applicable Collateral Representative or any Additional Agent, as applicable, in accordance with any applicable Intercreditor Agreement, of the certificates evidencing the Pledged Securities held by such Pledgor together with executed undated stock powers or other instruments of transfer, the security interest created by this Agreement in such Pledged Securities constituting certificated securities, assuming the continuing possession of such Pledged Securities by the Collateral Agent, the applicable Collateral Representative or any Additional Agent, as applicable, in accordance with any applicable Intercreditor Agreement, will constitute a valid, perfected first priority (subject, in terms of priority only, to the priority of the Liens of the applicable Collateral Representative and any Additional Agent) security interest in such Pledged Securities to the extent provided in and governed by the PPSA, enforceable in accordance with its terms against all creditors of such Pledgor and any Persons purporting to purchase such Pledged Securities from such Pledgor to the extent provided in and governed by the PPSA, in each case subject to Liens permitted by the Credit Agreement (including Permitted Liens) (and any applicable Intercreditor Agreement), and except as enforceability may be limited by applicable domestic or foreign bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

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4.3.5        Upon the earlier of (x) (to the extent a security interest in uncertificated securities may be perfected by the filing of a financing statement) the filing of the Financing Statements or of financing statements delivered pursuant to Subsection 7.9 of the Credit Agreement in the relevant jurisdiction and (y) (to the extent a security interest in uncertificated securities may be perfected by the obtaining and maintenance of “control” (as defined in the STA)) the obtaining and maintenance of “control” (as defined in the STA) by the Collateral Agent, the applicable Collateral Representative or any Additional Agent (or their respective agents appointed for purposes of perfection), as applicable, in accordance with any applicable Intercreditor Agreement, of all Pledged Securities that constitute uncertificated securities, the security interest created by this Agreement in such Pledged Securities that constitute uncertificated securities, will constitute a valid, perfected first priority (subject, in terms of priority only, to the priority of the Liens of the applicable Collateral Representative and any Additional Agent set forth in any applicable Intercreditor Agreement) security interest in such Pledged Securities constituting uncertificated securities to the extent provided in and governed by the STA, enforceable in accordance with its terms against all creditors of such Pledgor and any persons purporting to purchase such Pledged Securities from such Pledgor, to the extent provided in and governed by the STA, in each case subject to Liens permitted by the Credit Agreement (including Permitted Liens) (and any applicable Intercreditor Agreement), and except as enforceability may be limited by applicable domestic or foreign bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

SECTION 5

Covenants

5.1           Covenants of Each Guarantor. Each Guarantor covenants and agrees with the Collateral Agent and the other Secured Parties that, from and after the date of this Agreement until the earliest to occur of (i) the date upon which the Canadian Facility Revolving Credit Loans, any Reimbursement Obligations with respect to Canadian Facility Letters of Credit issued to, or for the account of, a Canadian Borrower, and all other Obligations then due and owing, shall have been paid in full in cash, no Canadian Facility Letter of Credit issued to, or for the account of, a Canadian Borrower shall be outstanding (except for Canadian Facility Letters of Credit issued to, or for the account of, a Canadian Borrower that have been cash collateralized, or otherwise provided for in a manner reasonably satisfactory to the applicable Canadian Facility Issuing Lender) and the Canadian Facility Commitments shall have terminated, (ii) as to any such Guarantor, a sale or other disposition of all the Capital Stock of such Guarantor (other than to a Canadian Borrower or a Canadian Subsidiary Guarantor), or any other transaction or occurrence as a result of which such Guarantor ceases to be a Restricted Subsidiary of the Parent Borrower, in each case that is permitted under the Credit Agreement, or (iii) as to any such Guarantor, such Guarantor being or becoming an Excluded Subsidiary, such Guarantor shall take, or shall refrain from taking, as the case may be, each action that is necessary to be taken or not taken, as the case may be, so that no Default or Event of Default is caused by the failure to take such action or to refrain from taking such action by such Guarantor or any of its Restricted Subsidiaries.

5.2           Covenants of Each Grantor. Each Grantor covenants and agrees with the Collateral Agent and the other Secured Parties that, from and after the date of this Agreement until the earliest to occur of (i) the date upon which the Canadian Facility Revolving Credit Loans, any Reimbursement Obligations with respect to Canadian Facility Letters of Credit issued to, or for the account of, a Canadian Borrower, and all other Obligations then due and owing, shall have been paid in full in cash, no Canadian Facility Letter of Credit issued to, or for the account of, a Canadian Borrower shall be outstanding (except for Canadian Facility Letters of Credit issued to, or for the account of, a Canadian Borrower that have been cash collateralized, or otherwise provided for in a manner reasonably satisfactory to the applicable Canadian Facility Issuing Lender) and the Canadian Facility Commitments shall have terminated, (ii) as to any such Grantor, a sale or other disposition of all the Capital Stock of such Grantor (other than to a Canadian Borrower or a Canadian Subsidiary Guarantor), or any other transaction or occurrence as a result of which such Grantor ceases to be a Restricted Subsidiary of the Parent Borrower, in each case that is permitted under the Credit Agreement or (iii) as to any such Grantor, such Grantor being or becoming an Excluded Subsidiary:

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5.2.1       Delivery of Instruments and Chattel Paper. If any amount payable under or in connection with any of such Grantor’s Collateral shall be or become evidenced by any Instrument or Chattel Paper, such Grantor shall (except as provided in the following sentence) be entitled to retain possession of all Collateral of such Grantor evidenced by any Instrument or Chattel Paper, and shall hold all such Collateral in trust for the Collateral Agent, for the benefit of the Secured Parties. In the event that an Event of Default shall have occurred and be continuing, upon the request of the Collateral Agent, the applicable Collateral Representative or any Additional Agent, as applicable, in accordance with any applicable Intercreditor Agreement, such Instrument or Chattel Paper shall be promptly delivered to the Collateral Agent, the applicable Collateral Representative, or any Additional Agent, as applicable, in accordance with any applicable Intercreditor Agreement, duly endorsed in a manner reasonably satisfactory to the Collateral Agent, the applicable Collateral Representative or any Additional Agent, as applicable, in accordance with the applicable Intercreditor Agreement, to be held as Collateral pursuant to this Agreement. Such Grantor shall not permit any other Person to possess any such Collateral at any time other than in connection with any sale or other disposition of such Collateral in a transaction permitted by the Credit Agreement or as contemplated by any applicable Intercreditor Agreements.

5.2.2        [Reserved].

5.2.3        Payment of Obligations. Such Grantor will pay and discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all material taxes, assessments and governmental charges or levies imposed upon such Grantor’s Collateral or in respect of income or profits therefrom, as well as all material claims of any kind (including material claims for labour, materials and supplies) against or with respect to such Grantor’s Collateral, except that no such tax, assessment, charge, levy or claim need be paid, discharged or satisfied if the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of such Grantor and except to the extent that the failure to do so, in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

5.2.4        Maintenance of Perfected Security Interest; Further Documentation. (a)Such Grantor shall use commercially reasonable efforts to maintain the security interest created by this Agreement in such Grantor’s Collateral as a perfected security interest as and to the extent described in Subsection 4.2.2 and to defend the security interest created by this Agreement in such Grantor’s Collateral against the claims and demands of all Persons whomsoever (subject to the other provisions hereof).

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(b)           Such Grantor will furnish to the Collateral Agent from time to time statements and schedules further identifying and describing such Grantor’s Collateral and such other reports in connection with such Grantor’s Collateral as the Collateral Agent may reasonably request in writing, all in reasonable detail.

(c)           At any time and from time to time, upon the written request of the Collateral Agent, and at the sole expense of such Grantor, such Grantor will promptly and duly execute and deliver such further instruments and documents and take such further actions as the Collateral Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted by such Grantor, including the filing of any financing or financing change statements under the PPSA as in effect from time to time in any Canadian jurisdiction with respect to the security interests created hereby; provided that, notwithstanding any other provision of this Agreement or any other Loan Document, neither the Canadian Borrowers nor any other Grantor will be required to (v) take any action in any jurisdiction other than Canada, or required by the laws of any such non-Canadian jurisdiction, or enter into any security agreement or pledge agreement governed by the laws of any such non-Canadian jurisdiction, in order to create any security interests (or other Liens) in assets located or titled outside of Canada or to perfect any security interests (or other Liens) in any Collateral, (w) deliver control agreements with respect to, or confer perfection by “control” over, any securities account or other Collateral, except in the case of Security Collateral that constitutes Capital Stock or Pledged Notes in certificated form, delivering such Capital Stock or Pledged Notes to the Collateral Agent (or another Person as required under any applicable Intercreditor Agreement), (x) take any action in order to perfect any security interests in any assets specifically requiring perfection through control (including securities accounts) (except, in each case to the extent consisting of proceeds perfected automatically or by the filing of a financing statement under the PPSA of any applicable jurisdiction or, in the case of Pledged Stock or Pledged Notes, by being held by the Collateral Agent or any Additional Agent as agent for the Collateral Agent), (y) deliver landlord lien waivers, estoppels or collateral access letters or (z) make any filing or give notice with respect to any security interest in fixtures affixed to or attached to any real property constituting Excluded Assets.

(d)          The Collateral Agent may grant extensions of time for the creation and perfection of security interests in, or obtaining a delivery of documents or other deliverables with respect to, particular assets of any Grantor where it determines that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or any other Security Documents.

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5.2.5        Changes in Name, Jurisdiction of Organization, etc. Such Grantor will give prompt written notice to the Collateral Agent of any change in its name, legal form or jurisdiction of organization (whether by amalgamation or otherwise) or change in any jurisdiction where such Grantor has tangible Collateral and filing of a financing statement is required to perfect a security interest in such Grantor’s tangible Collateral (and in any event within 30 days of such change); provided that, promptly thereafter such Grantor shall deliver to the Collateral Agent all additional financing statements, financing change statements and other documents reasonably necessary to maintain the validity, perfection and priority of the security interests created hereunder and other documents reasonably requested by the Collateral Agent to maintain the validity, perfection and priority of the security interests as and to the extent provided for herein and upon receipt of such additional financing or financing change statements the Collateral Agent shall either promptly file such additional financing or financing change statements or approve the filing of such additional financing statements by such Grantor. Upon any such approval such Grantor shall proceed with the filing of the additional financing or financing change statements and deliver copies (or other evidence of filing) of the additional filed financing or financing change statements to the Collateral Agent.

5.2.6        [Reserved].

5.2.7        Pledged Stock. In the case of each Grantor that is an Issuer, such Issuer, other than any Grantor that is a ULC (to which this Subsection 5.2.7 shall not apply) agrees that (i) it will be bound by the terms of this Agreement relating to the Pledged Stock issued by it and will comply with such terms insofar as such terms are applicable to it, (ii) it will notify the Collateral Agent promptly in writing of the occurrence of any of the events described in Subsection 5.3.1 with respect to the Pledged Stock issued by it and (iii) the terms of Subsections 6.3(c) and 6.7 shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Subsection 6.3(c) or 6.7 with respect to the Pledged Stock issued by it.

5.2.8        Accounts Receivable. (a) With respect to Accounts Receivable constituting Collateral, such Grantor will not, other than in the ordinary course of business or as permitted by the Loan Documents, (i) grant any extension of the time of payment of any of such Grantor’s Accounts Receivable, (ii) compromise or settle any such Accounts Receivable for less than the full amount thereof, (iii) release, wholly or partially, any Person liable for the payment of any such Accounts Receivable, (iv) allow any credit or discount whatsoever on any such Accounts Receivable, (v) amend, supplement or modify any such Accounts Receivable, unless such extensions, compromises, settlements, releases, credits, discounts, amendments, supplements or modifications would not reasonably be expected to materially adversely affect the value of the Accounts Receivable constituting Collateral taken as a whole or (vi) evidence any Accounts Receivable by an Instrument as Chattel Paper.

(b)           Such Grantor will deliver to the Collateral Agent a copy of each material demand, notice or document received by it from any obligor under the Accounts Receivable constituting Collateral that disputes the validity or enforceability of more than 5% of the aggregate amount of the then outstanding Accounts Receivable constituting Collateral.

5.2.9        Maintenance of Records. Such Grantor will keep and maintain at its own cost and expense reasonably satisfactory and complete records in all material respects of its Collateral, including a record of all payments received and all credits granted with respect to such Collateral.

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5.2.10      Acquisition of Intellectual Property. Concurrently with the delivery of the annual Compliance Certificate pursuant to Subsection 7.2(a) of the Credit Agreement, the Borrower Representative, for and on behalf of the Canadian Borrowers, will notify the Collateral Agent of any acquisition by the Grantors of (i) any registration of any Canadian Copyright, Patent, Trade-mark or Industrial Design, in each case, material to the business of the Parent Borrower and its Restricted Subsidiaries, taken as a whole, or (ii) any exclusive rights under a Canadian Copyright License, Patent License, Trade-mark License or Industrial Design License, in each case, material to the business of the Parent Borrower and its Restricted Subsidiaries, taken as a whole, constituting Collateral, and each applicable Grantor shall take such actions as may be reasonably requested by the Collateral Agent (but only to the extent such actions are within such Grantor’s control) to perfect the security interest granted to the Collateral Agent and the other Secured Parties therein, to the extent provided herein in respect of any Canadian Copyright, Patent, Trade-mark or Industrial Design constituting Collateral, by (x) the execution and delivery of an amendment or supplement to this Agreement (or amendments to any such agreement previously executed or delivered by such Grantor) and/or (y) the making of appropriate filings (I) of financing statements under the PPSA as in effect from time to time in any applicable jurisdiction and/or (II) in the Canadian Intellectual Property Office.

5.2.11      Grant of License to Use Intellectual Property. For the purpose of enabling the Collateral Agent to exercise rights and remedies under this Agreement at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies, each Grantor hereby grants to the Collateral Agent an irrevocable, non-exclusive license (exercisable without payment of royalty or other compensation to the Grantors) to use, license or sublicense any of the Collateral consisting of Intellectual Property now owned or hereafter acquired by such Grantor, and wherever the same may be located, and including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof. The use of such license by the Collateral Agent may be exercised, at the option of the Collateral Agent, upon the occurrence and during the continuation of an Event of Default.

5.2.12      Deposit Accounts; Etc. Such Grantor shall take, or refrain from taking, as the case may be, each action that is necessary to be taken or not taken, as the case may be, so that no breach of Subsection 4.16 of the Credit Agreement is caused by the failure to take such action or to refrain from taking such action by such Grantor or any of its Subsidiaries.

5.2.13      Protection of Trade-marks. Such Grantor shall, with respect to any Trade-marks that are material to the business of the Parent Borrower and its Restricted Subsidiaries, taken as a whole, use commercially reasonable efforts not to cease the use of any of such Trade-marks or fail to maintain the level of the quality of products sold and services rendered under any of such Trade-marks at a level at least substantially consistent with the quality of such products and services as of the date hereof, and shall use commercially reasonable efforts to take all steps reasonably necessary to ensure that licensees of such Trade-marks use such consistent standards of quality, in each case, except as would not reasonably be expected to have a Material Adverse Effect.

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5.2.14     Protection of Intellectual Property. Subject to and except as permitted by the Credit Agreement, such Grantor shall use commercially reasonable efforts not to do any act or omit to do any act whereby any of the Intellectual Property that is material to the business of the Parent Borrower and its Restricted Subsidiaries, taken as a whole, may lapse, expire, or become abandoned, or unenforceable, in each case, except as would not reasonably be expected to have a Material Adverse Effect.

5.3          Covenants of Each Pledgor. Each Pledgor covenants and agrees with the Collateral Agent and the other Secured Parties that, from and after the date of this Agreement until the earlier to occur of (i) the date upon which the Canadian Facility Revolving Credit Loans, any Reimbursement Obligations with respect to Canadian Facility Letters of Credit issued to, or for the account of, a Canadian Borrower, and all other Obligations then due and owing, shall have been paid in full in cash, no Canadian Facility Letter of Credit issued to, or for the account of, a Canadian Borrower shall be outstanding (except for Canadian Facility Letters of Credit issued to, or for the account of, a Canadian Borrower that have been cash collateralized, or otherwise provided for in a manner reasonably satisfactory to the applicable Canadian Facility Issuing Lender) and the Canadian Facility Commitments shall have terminated, (ii) as to any Pledgor a sale or other disposition of all the Capital Stock of such Pledgor (other than to a Canadian Borrower or a Canadian Subsidiary Guarantor), or any other transaction or occurrence as a result of which such Pledgor ceases to be a Restricted Subsidiary of the Parent Borrower, in each case that is permitted under the Credit Agreement, or (iii) as to any Pledgor, such Pledgor being or becoming an Excluded Subsidiary:

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5.3.1       Additional Shares. If such Pledgor shall, as a result of its ownership of its Pledged Stock, become entitled to receive or shall receive any stock certificate (including any stock certificate representing a stock dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization), stock option or similar rights in respect of the Capital Stock of any Issuer, whether in addition to, in substitution of, as a conversion of, or in exchange for, any shares of the Pledged Stock, or otherwise in respect thereof, such Pledgor shall, except in the case of ULC Shares, accept the same as the agent of the Collateral Agent and the other Secured Parties, except in the case of ULC Shares, hold the same in trust for the Collateral Agent and the other Secured Parties and, in any case including in the case of ULC Shares, deliver the same forthwith to the Collateral Agent (who will hold the same on behalf of the Secured Parties), any applicable Collateral Representative or any Additional Agent, as applicable, in accordance with any applicable Intercreditor Agreement, in the exact form received, duly endorsed by such Pledgor (in blank only in the case of ULC Shares) to the Collateral Agent, any applicable Collateral Representative or any Additional Agent, as applicable, in accordance with any applicable Intercreditor Agreement, if required, together with an undated stock power covering such certificate duly executed in blank by such Grantor, to be held by the Collateral Agent, any applicable Collateral Representative or any Additional Agent, as applicable, in accordance with any applicable Intercreditor Agreement, subject to the terms hereof, as additional collateral security for the Obligations (subject to Subsection 3.3 and provided that in no event shall there be pledged, nor shall any Pledgor be required to pledge, (A) any Capital Stock of any Domestic Subsidiary or (B) more than 65% of any series of outstanding Capital Stock of any Foreign Subsidiary (other than a Canadian Subsidiary) pursuant to this Agreement). If an Event of Default shall have occurred and be continuing, any sums paid upon or in respect of the Pledged Stock upon the liquidation or dissolution of any Issuer (except any liquidation or dissolution of any Subsidiary of the Parent Borrower in accordance with the Credit Agreement) shall be paid over to the Collateral Agent, any applicable Collateral Representative or any Additional Agent, as applicable, in accordance with any applicable Intercreditor Agreement to be held by the Collateral Agent, any applicable Collateral Representative or any Additional Agent, as applicable, in accordance with any applicable Intercreditor Agreement subject to the terms hereof, as additional collateral security for the Obligations, and in case any distribution of capital shall be made on or in respect of the Pledged Stock or any property shall be distributed upon or with respect to the Pledged Stock pursuant to the recapitalisation or reclassification of the capital of any Issuer or pursuant to the reorganization thereof, the property so distributed shall, unless otherwise subject to a perfected security interest in favour of the Collateral Agent, be delivered to the Collateral Agent, the applicable Collateral Representative or any Additional Agent, as applicable, in accordance with any applicable Intercreditor Agreement, to be held by the Collateral Agent, the applicable Collateral Representative or any Additional Agent, as applicable, in accordance with any applicable Intercreditor Agreement, subject to the terms hereof, as additional collateral security for the Obligations, in each case except as otherwise provided by any applicable Intercreditor Agreement. If any sums of money or property so paid or distributed in respect of the Pledged Stock shall be received by such Pledgor, except in the case of ULC Shares, such Pledgor shall, until such money or property is paid or delivered to the Collateral Agent, the applicable Collateral Representative or any Additional Agent, as applicable, in accordance with any applicable Intercreditor Agreement hold such money or property in trust for the Secured Parties, segregated from other funds of such Pledgor, as additional collateral security for the Obligations.

5.3.2       [Reserved].

5.3.3       Pledged Notes.

(a)          Each Pledgor party hereto as of the date of this Agreement shall deliver to the Collateral Agent all Pledged Notes then held by such Granting Party, endorsed in blank or, at the request of the Collateral Agent, endorsed in blank or, at the request of the Collateral Agent, endorsed to the Collateral Agent, within the time periods set forth on Schedule 7.12 to the Credit Agreement, plus any extensions granted by the Collateral Agent in its sole discretion.

(b)          Each Pledgor which becomes a party hereto after the Closing Date pursuant to Subsection 9.15 shall deliver to the Collateral Agent, the applicable Collateral Representative or any Additional Agent, as applicable, in accordance with each applicable Intercreditor Agreement, all Pledged Notes then held by such Pledgor, endorsed in blank or, at the request of the Collateral Agent, endorsed to the Collateral Agent, the applicable Collateral Representative or any Additional Agent, as applicable, in accordance with each applicable Intercreditor Agreement. Furthermore, within 10 Business Days (or such longer period as may be agreed by the Collateral Agent in its sole discretion) after any Pledgor obtains a Pledged Note, such Pledgor shall cause such Pledged Note to be delivered to the Collateral Agent, the applicable Collateral Representative or any Additional Agent, as applicable, in accordance with any applicable Intercreditor Agreement, endorsed in blank or, at the request of the Collateral Agent, any applicable Collateral Representative or any Additional Agent, as applicable, in accordance with any applicable Intercreditor Agreement, endorsed to the Collateral Agent, any applicable Collateral Representative or any Additional Agent, as applicable, in accordance with any applicable Intercreditor Agreement.

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5.3.4       Maintenance of Security Interest.

(a)          Such Pledgor shall use commercially reasonable efforts to defend the security interest created by this Agreement in such Pledgor’s Pledged Collateral against the claims and demands of all Persons whomsoever. At any time and from time to time, upon the written request of the Collateral Agent and at the sole expense of such Pledgor, such Pledgor will promptly and duly execute and deliver such further instruments and documents and take such further actions as the Collateral Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted by such Pledgor; provided that notwithstanding any other provision of this Agreement or any other Loan Documents, neither the Canadian Borrowers nor any other Pledgor will be required to (v) take any action in any jurisdiction other than Canada, or required by the laws of any such non-Canadian jurisdiction, or enter into any security agreement or pledge agreement governed by the laws of any such non-Canadian jurisdiction, in order to create any security interests (or other Liens) in assets located or titled outside of Canada or to perfect any security interests (or other Liens) in any Collateral, (w) deliver control agreements with respect to, or confer perfection by “control” over, any securities account or other Collateral, except in the case of Security Collateral that constitutes Capital Stock or Pledged Notes in certificated form, delivering such Capital Stock or Pledged Notes to the Collateral Agent (or another Person as required under any Intercreditor Agreement), (x) take any action in order to perfect any security interests in any assets specifically requiring perfection through control (including securities accounts) (except in each case, to the extent consisting of proceeds perfected automatically or by the filing of a financing statement under the PPSA or, in the case of Pledged Stock or Pledged Notes, by being held by the Collateral Agent or an Additional Agent as agent for the Collateral Agent), (y) deliver landlord lien waivers, estoppels or collateral access letters or (z) make any filing or give notice with respect to any security interest in fixtures affixed to or attached to any real property constituting Excluded Assets.

(b)          The Collateral Agent may grant extensions of time for the creation and perfection of security interests in, or obtaining a delivery of documents or other deliverables with respect to, particular assets of any Pledgor where it determines that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or any other Security Documents.

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SECTION 6

Remedial Provisions

6.1           Certain Matters Relating to Accounts. (a) At any time and from time to time after the occurrence and during the continuance of an Event of Default, subject to each applicable Intercreditor Agreement, the Collateral Agent shall have the right to make test verifications of the Accounts Receivable constituting Collateral in any reasonable manner and through any reasonable medium that it reasonably considers advisable, and the relevant Grantor shall furnish all such assistance and information as the Collateral Agent may reasonably require in connection with such test verifications. At any time and from time to time after the occurrence and during the continuance of an Event of Default, subject to each applicable Intercreditor Agreement, upon the Collateral Agent’s reasonable request and at the expense of the relevant Grantor, such Grantor shall cause independent public accountants or others reasonably satisfactory to the Collateral Agent to furnish to the Collateral Agent reports showing reconciliations, aging and test verifications of, and trial balances for, the Accounts Receivable constituting Collateral.

(b)          The Collateral Agent hereby authorizes each Grantor to collect such Grantor’s Accounts Receivable constituting Collateral and the Collateral Agent may curtail or terminate said authority at any time, without limiting the Collateral Agent’s rights under Subsection 4.16 of the Credit Agreement, after the occurrence and during the continuance of an Event of Default specified in Subsection 9.1(a) of the Credit Agreement, subject to any applicable Intercreditor Agreement. If required by the Collateral Agent at any time, without limiting the Collateral Agent’s rights under Subsection 4.16 of the Credit Agreement, after the occurrence and during the continuance of an Event of Default specified in Subsection 9.1(a) of the Credit Agreement, subject to any applicable Intercreditor Agreement, any Proceeds constituting payments or other cash proceeds of Accounts Receivable constituting Collateral, when collected by such Grantor, (i) shall be forthwith (and, in any event, within 2 Business Days of receipt by such Grantor) deposited in, or otherwise transferred by such Grantor to, the Collateral Proceeds Account, subject to withdrawal by the Collateral Agent for the account of the Secured Parties only as provided in Subsection 6.5, and (ii) until so turned over, shall be held by such Grantor in trust for the Collateral Agent and the other Secured Parties, segregated from other funds of such Grantor. All Proceeds constituting collections or other cash proceeds of Accounts Receivable constituting Collateral while held by the Collateral Account Bank (or by any Grantor in trust for the benefit of the Collateral Agent and the other Secured Parties) shall continue to be collateral security for all of the Obligations and shall not constitute payment thereof until applied as hereinafter provided. At any time when an Event of Default specified in Subsection 9.1(a) of the Credit Agreement has occurred and is continuing, subject to any applicable Intercreditor Agreement, at the Collateral Agent’s election, each of the Collateral Agent and the Administrative Agent may apply all or any part of the funds on deposit in the Collateral Proceeds Account established by the relevant Grantor to the payment of the Obligations of such Grantor then due and owing, such application to be made as set forth in Subsection 6.5. So long as no Event of Default has occurred and is continuing, the funds on deposit in the Collateral Proceeds Account shall be remitted as provided in Subsection 6.1(d).

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(c)          At any time and from time to time after the occurrence and during the continuance of an Event of Default specified in Subsection 9.1(a) of the Credit Agreement, subject to each applicable Intercreditor Agreement, at the Collateral Agent’s request, each Grantor shall deliver to the Collateral Agent copies or, if required by the Collateral Agent for the enforcement thereof or foreclosure thereon, originals of all documents held by such Grantor evidencing, and relating to, the agreements and transactions which gave rise to such Grantor’s Accounts Receivable constituting Collateral, including all statements relating to such Grantor’s Accounts Receivable constituting Collateral and all orders, invoices and shipping receipts related thereto.

(d)          So long as no Event of Default has occurred and is continuing, subject to each applicable Intercreditor Agreement, the Collateral Agent shall instruct the Collateral Account Bank to promptly remit any funds on deposit in each Grantor’s Collateral Proceeds Account to a Canadian Blocked Account of such Grantor or any other account designated by such Grantor. In the event that an Event of Default has occurred and is continuing, subject to each applicable Intercreditor Agreement, the Collateral Agent at its option may require that each Collateral Proceeds Account of each Grantor be established at the Collateral Agent or at another institution reasonably acceptable to the Collateral Agent. Subject to Subsection 4.16 of the Credit Agreement, each Grantor shall have the right, at any time and from time to time, to withdraw such of its own funds from its own Canadian Blocked Accounts, and to maintain such balances in its Canadian Blocked Accounts, as it shall deem to be necessary or desirable.

6.2          Communications with Obligors; Grantors Remain Liable. (a) The Collateral Agent in its own name or in the name of others, may at any time and from time to time after the occurrence and during the continuance of an Event of Default specified in Subsection 9.1(a) of the Credit Agreement, subject to each applicable Intercreditor Agreement, communicate with obligors under the Accounts Receivable constituting Collateral and parties to the Contracts (in each case, to the extent constituting Collateral) to verify with them to the Collateral Agent’s satisfaction the existence, amount and terms of any Accounts Receivable or Contracts.

(b)          Upon the request of the Collateral Agent at any time after the occurrence and during the continuance of an Event of Default specified in Subsection 9.1(a) of the Credit Agreement, subject to each applicable Intercreditor Agreement, each Grantor shall notify obligors on such Grantor’s Accounts Receivable and parties to such Grantor’s Contracts (in each case, to the extent constituting Collateral) that such Accounts Receivable and such Contracts have been assigned to the Collateral Agent, for the benefit of the Secured Parties, and that payments in respect thereof shall be made directly to the Collateral Agent.

(c)          Anything herein to the contrary notwithstanding, each Grantor shall remain liable under each of such Grantor’s Accounts Receivable to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto. None of the Collateral Agent, the Administrative Agent or any other Secured Party shall have any obligation or liability under any Accounts Receivable (or any agreement giving rise thereto) by reason of or arising out of this Agreement or the receipt by the Collateral Agent or any other Secured Party of any payment relating thereto, nor shall the Collateral Agent or any other Secured Party be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Accounts Receivable (or any agreement giving rise thereto) to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts that may have been assigned to it or to which it may be entitled at any time or times.

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6.3          Pledged Stock. (a) Unless an Event of Default shall have occurred and be continuing and the Collateral Agent shall have given notice to the relevant Pledgor of the Collateral Agent’s intent to exercise its corresponding rights pursuant to Subsection 6.3(b), each Pledgor shall be permitted to receive all cash dividends and distributions paid in respect of the Pledged Stock and all payments made in respect of the Pledged Notes, and to exercise all voting and corporate rights with respect to the Pledged Stock.

(b)          Subject to each applicable Intercreditor Agreement, if an Event of Default shall occur and be continuing and the Collateral Agent shall give written notice of its intent to exercise such rights to the relevant Pledgor or Pledgors (i) the Collateral Agent shall have the right to receive any and all cash dividends, payments or other Proceeds paid in respect of the Pledged Stock and make application thereof to the Obligations of the relevant Pledgor as provided in the Credit Agreement consistent with Subsection 6.5, and (ii) any or all of the Pledged Stock shall be registered in the name of the Collateral Agent or its nominee (other than in respect of ULC Shares which Pledged Stock may be registered in the name of the Collateral Agent, or its nominee, at the Collateral Agent’s option), and the Collateral Agent or its nominee may thereafter exercise (x) all voting, corporate and other rights pertaining to such Pledged Stock at any meeting of shareholders of the relevant Issuer or Issuers or otherwise and (y) any and all rights of conversion, exchange, subscription and any other rights, privileges or options pertaining to such Pledged Stock as if it were the absolute owner thereof (including the right to exchange at its discretion any and all of the Pledged Stock upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the corporate structure of any Issuer, or upon the exercise by the relevant Pledgor or the Collateral Agent, of any right, privilege or option pertaining to such Pledged Stock, and in connection therewith, the right to deposit and deliver any and all of the Pledged Stock with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Collateral Agent may reasonably determine), all without liability to the maximum extent permitted by applicable law (other than for its gross negligence or willful misconduct) except to account for property actually received by it, but the Collateral Agent shall have no duty, to any Pledgor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing, provided that the Collateral Agent shall not exercise any voting or other consensual rights pertaining to the Pledged Stock in any way that would constitute an exercise of the remedies described in Subsection 6.6 other than in accordance with Subsection 6.6.

(c)          Each Pledgor hereby authorizes and instructs each Issuer or maker of any Pledged Securities pledged by such Pledgor hereunder to, subject to each applicable Intercreditor Agreement, (i) comply with any instruction received by it from the Collateral Agent in writing with respect to Capital Stock in such Issuer that (x) states that an Event of Default has occurred and is continuing and (y) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Pledgor, and each Pledgor agrees that each Issuer or maker shall be fully protected in so complying, and (ii) unless otherwise expressly permitted hereby, pay any dividends or other payments with respect to the Pledged Securities directly to the Collateral Agent.

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6.4          Proceeds to Be Turned Over to the Collateral Agent. In addition to the rights of the Collateral Agent specified in Subsection 6.1 with respect to payments of Accounts Receivable constituting Collateral, subject to each applicable Intercreditor Agreement, if an Event of Default shall occur and be continuing, and the Collateral Agent shall have instructed any Grantor to do so, all Proceeds of Security Collateral received by such Grantor consisting of cash, cheques and other Cash Equivalent items shall be held by such Grantor in trust for the Collateral Agent and the other Secured Parties hereto, any Additional Agent and the other applicable Secured Parties (as defined in the applicable Intercreditor Agreement), and the applicable Collateral Representative, as applicable, in accordance with the terms of each applicable Intercreditor Agreement, segregated from other funds of such Grantor, and shall, forthwith upon receipt by such Grantor, be turned over to the Collateral Agent, the applicable Collateral Representative or any Additional Agent, as applicable (or their respective agents appointed for purposes of perfection), in accordance with the terms of the applicable Intercreditor Agreement, in the exact form received by such Grantor (duly endorsed by such Grantor to the Collateral Agent, the applicable Collateral Representative or any Additional Agent, as applicable, in accordance with the terms of the applicable Intercreditor Agreement, if required). All Proceeds of Security Collateral received by the Collateral Agent hereunder shall be held by the Collateral Agent in the relevant Collateral Proceeds Account maintained under its sole dominion and control, subject to each applicable Intercreditor Agreement. All Proceeds of Security Collateral while held by the Collateral Agent in such Collateral Proceeds Account (or by the relevant Grantor in trust for the Collateral Agent and the other Secured Parties) shall continue to be held as collateral security for all the Obligations of such Grantor and shall not constitute payment thereof until applied as provided in Subsection 6.5 and each applicable Intercreditor Agreement.

6.5          Application of Proceeds. It is agreed that if an Event of Default shall occur and be continuing, any and all Proceeds of the relevant Granting Party’s Security Collateral received by the Collateral Agent (whether from the relevant Granting Party or otherwise) shall be held by the Collateral Agent for the benefit of the Secured Parties as collateral security for the Obligations of the relevant Granting Party (whether matured or unmatured), and/or then or at any time thereafter may, in the sole discretion of the Collateral Agent, subject to each applicable Intercreditor Agreement, be applied by the Collateral Agent against the Obligations of the relevant Granting Party then due and owing in the order of priority set forth in Subsection 10.15 of the Credit Agreement.

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6.6          PPSA and Other Remedies.

(a)          Subject to each applicable Intercreditor Agreement, if an Event of Default shall occur and be continuing, the Collateral Agent, on behalf of the Secured Parties, may exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations to the extent permitted by applicable law, all rights and remedies of a secured party under the Bankruptcy and Insolvency Act (Canada), the Companies Creditors Arrangement Act (Canada), the Winding-Up and Restructuring Act (Canada) and the PPSA and under any other applicable law and in equity. Without limiting the generality of the foregoing, to the extent permitted by applicable law and subject to each applicable Intercreditor Agreement, the Collateral Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Granting Party or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances, forthwith collect, receive, appropriate and realize upon the Security Collateral, or any part thereof, and/or may forthwith, subject to any existing reserved rights or licenses, sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Security Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Collateral Agent or any other Secured Party or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. To the extent permitted by law and subject to each applicable Intercreditor Agreement, the Collateral Agent or any other Secured Party shall have the right, upon any such sale or sales, to purchase the whole or any part of the Security Collateral so sold, free of any right or equity of redemption in such Granting Party, which right or equity is hereby waived and released. Each Granting Party further agrees, at the Collateral Agent’s request (subject to each applicable Intercreditor Agreement), to assemble the Security Collateral and make it available to the Collateral Agent at places which the Collateral Agent shall reasonably select, whether at such Granting Party’s premises or elsewhere. The Collateral Agent shall apply the net proceeds of any action taken by it pursuant to this Subsection 6.6, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Security Collateral or in any way relating to the Security Collateral or the rights of the Collateral Agent and the other Secured Parties hereunder, including reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Obligations of the relevant Granting Party then due and owing, in the order of priority specified in Subsection 6.5, and only after such application and after the payment by the Collateral Agent of any other amount required by any provision of law, need the Collateral Agent account for the surplus, if any, to such Granting Party. To the extent permitted by applicable law, (i) such Granting Party waives all claims, damages and demands it may acquire against the Collateral Agent or any other Secured Party arising out of the repossession, retention or sale of the Security Collateral, other than any such claims, damages and demands that may arise from the gross negligence or willful misconduct of any of the Collateral Agent or such other Secured Party, and (ii) if any notice of a proposed sale or other disposition of Security Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.

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(b)          The Collateral Agent may appoint, remove or reappoint by instrument in writing, any Person or Persons, whether an officer or officers or an employee or employees of any Grantor or not, to be an interim receiver, receiver or receivers (hereinafter called a “Receiver”, which term when used herein shall include a receiver and manager) of such Collateral (including any interest, income or profits therefrom). Any such Receiver shall, to the extent permitted by applicable law, be deemed the agent of such Grantor and not of the Collateral Agent, and the Collateral Agent shall not be in any way responsible for any misconduct, negligence or non-feasance on the part of any such Receiver or its servants, agents or employees. Subject to the provisions of the instrument appointing it, any such Receiver shall (i) have such powers as have been granted to the Collateral Agent under this Section 6 and (ii) shall be entitled to exercise such powers at any time that such powers would otherwise be exercisable by the Collateral Agent under this Section 6, which powers shall include, but are not limited to, the power to take possession of the Collateral, to preserve the Collateral or its value, to carry on or concur in carrying on all or any part of the business of such Grantor and to sell, lease, license or otherwise dispose of or concur in selling, leasing, licensing or otherwise disposing of the Collateral. To facilitate the foregoing powers, any such Receiver may, to the exclusion of all others, including any Grantor, enter upon, use and occupy all premises owned or occupied by such Grantor wherein the Collateral may be situate, maintain the Collateral upon such premises, borrow money on a secured or unsecured basis and use the Collateral directly in carrying on such Grantor’s business or as security for loans or advances to enable the Receiver to carry on such Grantor’s business or otherwise, as such Receiver shall, in its reasonable discretion, determine. Except as may be otherwise directed by the Collateral Agent, all money received from time to time by such Receiver in carrying out his/her/its appointment shall be received in trust for and be paid over to the Collateral Agent and any surplus shall be applied in accordance with applicable law. Every such Receiver may, in the discretion of the Collateral Agent, be vested with, in addition to the rights set out herein, all or any of the rights and powers of the Administrative Agent, the Collateral Agent described in the Credit Agreement, the PPSA, the Bankruptcy and Insolvency Act (Canada), the Companies Creditors Arrangement Act (Canada) or the Winding-Up and Restructuring Act (Canada).

6.7          Registration Rights. (a) Subject to each applicable Intercreditor Agreement, if the Collateral Agent shall determine to exercise its right to sell any or all of the Pledged Stock pursuant to Subsection 6.6, and if in the reasonable opinion of the Collateral Agent it is necessary or reasonably advisable to have the Pledged Stock, or that portion thereof to be sold, registered under the provisions of applicable securities legislation, the relevant Pledgor will use its reasonable best efforts to cause the Issuer thereof to (i) execute and deliver, and use its reasonable best efforts to cause the directors and officers of such Issuer to execute and deliver, all such instruments and documents, and do or cause to be done all such other acts as may be, in the reasonable opinion of the Collateral Agent, necessary or advisable to register such Pledged Stock, or that portion thereof to be sold, under the provisions of applicable securities legislation, (ii) use its reasonable best efforts to cause the registration statement relating thereto to become effective and to remain effective for a period of not more than one year from the date of the first public offering of such Pledged Stock, or that portion thereof to be sold, and (iii) make all amendments thereto and/or to the related prospectus which, in the reasonable opinion of the Collateral Agent, are necessary or advisable, all in conformity with the requirements of applicable securities legislation and the rules and regulations of any applicable securities commissioner or regulator applicable thereto. Such Pledgor agrees to use its reasonable best efforts to cause such Issuer to comply with the provisions of the securities laws of any and all provinces and territories that the Collateral Agent shall reasonably designate and to make available to its security holders, as soon as practicable, any statement (which need not be audited) that will satisfy the provisions of applicable securities legislation.

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(b)          Such Pledgor recognizes that the Collateral Agent may be unable to effect a public sale of any or all such Pledged Stock, by reason of certain prohibitions contained in applicable securities legislation or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Such Pledgor acknowledges and agrees that any such private sale may result in prices and other terms less favourable than if such sale were a public sale and, notwithstanding such circumstances, to the extent permitted by applicable law, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The Collateral Agent shall not be under any obligation to delay a sale of any of the Pledged Stock for the period of time necessary to permit the Issuer thereof to register such securities for public sale under applicable securities legislation, even if such Issuer would agree to do so.

(c)          Such Pledgor agrees to use its reasonable best efforts to do or cause to be done all such other acts as may be necessary to make such sale or sales of all or any portion of such Pledged Stock pursuant to this Subsection 6.7 valid and binding and in compliance with any and all other applicable Requirements of Law. Such Pledgor further agrees that a breach of any of the covenants contained in this Subsection 6.7 will cause irreparable injury to the Collateral Agent and the Canadian Facility Lenders, that the Collateral Agent and the Canadian Facility Lenders have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Subsection 6.7 shall be specifically enforceable against such Pledgor, and to the extent permitted by applicable law, such Pledgor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants (except for a defense that no Event of Default has occurred or is continuing under the Credit Agreement).

6.8          Waiver; Deficiency. Each Granting Party shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Security Collateral are insufficient to pay in full, the Canadian Facility Revolving Credit Loans, any Reimbursement Obligations with respect to Canadian Facility Letters of Credit issued to, or for the account of, a Canadian Borrower constituting Obligations of such Granting Party and, to the extent then due and owing, all other Obligations of such Granting Party and the reasonable fees and disbursements of any attorneys employed by the Collateral Agent or any other Secured Party to collect such deficiency.

SECTION 7

The Collateral Agent

7.1          Collateral Agent’s Appointment as Attorney-in-Fact, etc. (a) Each Granting Party hereby irrevocably constitutes and appoints the Collateral Agent and any authorized officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Granting Party and in the name of such Granting Party or in its own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments that may be reasonably necessary or desirable to accomplish the purposes of this Agreement to the extent permitted by applicable law, provided that the Collateral Agent agrees not to exercise such power except upon the occurrence and during the continuance of any Event of Default, and in accordance with and subject to each applicable Intercreditor Agreement. Without limiting the generality of the foregoing, at any time when an Event of Default has occurred and is continuing (in each case to the extent permitted by applicable law and subject to each applicable Intercreditor Agreement), (x) each Pledgor hereby gives the Collateral Agent the power and right, on behalf of such Pledgor, without notice or assent by such Pledgor, to execute, in connection with any sale provided for in Subsection 6.6 or 6.7, any endorsements, assessments or other instruments of conveyance or transfer with respect to such Pledgor’s Pledged Collateral other than any ULC Shares, and (y) each Grantor hereby gives the Collateral Agent the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, to do any or all of the following:

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(i)            in the name of such Grantor or its own name, or otherwise, take possession of and endorse and collect any cheques, drafts, notes, acceptances or other instruments for the payment of moneys due under any Accounts Receivable of such Grantor that constitutes Collateral or with respect to any other Collateral of such Grantor and file any claim or take any other action or institute any proceeding in any court of law or equity or otherwise deemed appropriate by the Collateral Agent for the purpose of collecting any and all such moneys due under any Accounts Receivable of such Grantor that constitutes Collateral or with respect to any other Collateral of such Grantor whenever payable;

(ii)           in the case of any Copyright, Patent, Trade-mark or Industrial Design constituting Collateral of such Grantor, execute and deliver any and all agreements, instruments, documents and papers as the Collateral Agent may reasonably request to such Grantor to evidence the Collateral Agent’s and the Canadian Facility Lenders’ security interest in such Copyright, Patent, Trade-mark or Industrial Design and the goodwill and intangibles of such Grantor relating thereto or represented thereby, and such Grantor hereby consents to the non-exclusive royalty free use by the Collateral Agent of any Copyright, Patent, Trade-mark or Industrial Design owned by such Grantor included in the Collateral for the purposes of disposing of any Collateral;

(iii)          pay or discharge taxes and Liens, other than Liens permitted under this Agreement or the other Loan Documents, levied or placed on the Collateral of such Grantor, effect any repairs or any insurance called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof; and

(iv)         (A) direct any party liable for any payment under any of the Collateral of such Grantor to make payment of any and all moneys due or to become due thereunder directly to the Collateral Agent or as the Collateral Agent shall direct; (B) ask or demand for, collect, receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral of such Grantor; (C) sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral of such Grantor; (D) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral of such Grantor or any portion thereof and to enforce any other right in respect of any Collateral of such Grantor; (E) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral of such Grantor; (F) settle, compromise or adjust any such suit, action or proceeding described in clause (E) above and, in connection therewith, to give such discharges or releases as the Collateral Agent may deem appropriate; (G) subject to any existing reserved rights or licenses, assign any Copyright, Patent, Trade-mark or Industrial Design constituting Collateral of such Grantor (along with the goodwill of the business to which any such Copyright, Patent, Trade-mark or Industrial Design pertains), for such term or terms, on such conditions, and in such manner, as the Collateral Agent shall in its sole discretion determine; and (H) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral of such Grantor as fully and completely as though the Collateral Agent were the absolute owner thereof for all purposes, and do, at the Collateral Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things which the Collateral Agent deems necessary to protect, preserve or realize upon the Collateral of such Grantor and the Collateral Agent’s and the other Secured Parties’ security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

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(b)          The reasonable expenses of the Collateral Agent incurred in connection with actions undertaken as provided in this Subsection 7.1, together with interest thereon at a rate per annum equal to the rate per annum at which interest would then be payable on past due Canadian Prime Rate Loans that are Canadian Facility Revolving Credit Loans under the Credit Agreement, from the date of payment by the Collateral Agent to the date reimbursed by the relevant Granting Party, shall be payable by such Granting Party to the Collateral Agent on demand.

(c)          Each Granting Party hereby ratifies all that said attorney shall lawfully do or cause to be done by virtue hereof. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable as to the relevant Granting Party until this Agreement is terminated as to such Granting Party, and the security interests in the Security Collateral of such Granting Party created hereby are released.

7.2          Duty of Collateral Agent. The Collateral Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Security Collateral in its possession, shall be to deal with it in the same manner as the Collateral Agent deals with similar property for its own account. None of the Collateral Agent or any other Secured Party nor any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Security Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Security Collateral upon the request of any Granting Party or any other Person or, except as otherwise provided herein, to take any other action whatsoever with regard to the Security Collateral or any part thereof. The powers conferred on the Collateral Agent and the other Secured Parties hereunder are solely to protect the Collateral Agent’s and the other Secured Parties’ interests in the Security Collateral and shall not impose any duty upon the Collateral Agent or any other Secured Party to exercise any such powers. The Collateral Agent and the other Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and to the maximum extent permitted by applicable law, neither they nor any of their officers, directors, employees or agents shall be responsible to any Granting Party for any act or failure to act hereunder, except as otherwise provided herein or for their own gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

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7.3          Financing Statements. Pursuant to any applicable law, each Granting Party authorizes the Collateral Agent to file or record financing statements, financing change statements and other filing or recording documents or instruments with respect to such Granting Party’s Security Collateral without the signature of such Granting Party in such form and in such offices as the Collateral Agent reasonably determines appropriate to perfect the security interests of the Collateral Agent under this Agreement. Each Granting Party authorizes the Collateral Agent to use any collateral description reasonably determined by the Collateral Agent, including the collateral description “all present and after acquired personal property” or “all assets” or words of similar meaning in any such financing or financing change statements. The Collateral Agent agrees to use its commercially reasonable efforts to notify the relevant Granting Party of any financing or financing change statement filed by it, provided that any failure to give such notice shall not affect the validity or effectiveness of any such filing.

7.4          Authority of Collateral Agent. Each Granting Party acknowledges that the rights and responsibilities of the Collateral Agent under this Agreement with respect to any action taken by the Collateral Agent or the exercise or non-exercise by the Collateral Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement or any amendment, supplement or other modification of this Agreement shall, as between the Collateral Agent and the Secured Parties, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Collateral Agent and the Granting Parties, the Collateral Agent shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and no Granting Party shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

7.5          Right of Inspection. Upon reasonable written advance notice to any Grantor and as often as may reasonably be desired, or at any time and from time to time after the occurrence and during the continuation of an Event of Default, the Collateral Agent shall have reasonable access during normal business hours to all the books, correspondence and records of such Grantor, and the Collateral Agent and its representatives may examine the same, and to the extent reasonable take extracts therefrom and make photocopies thereof, and such Grantor agrees to render to the Collateral Agent at such Grantor’s reasonable cost and expense, such clerical and other assistance as may be reasonably requested with regard thereto. The Collateral Agent and its representatives shall also have the right, upon reasonable advance written notice to such Grantor subject to any lease restrictions, to enter during normal business hours into and upon any premises owned, leased or operated by such Grantor where any of such Grantor’s Inventory or Equipment is located for the purpose of inspecting the same, observing its use or otherwise protecting its interests therein to the extent not inconsistent with the provisions of the Credit Agreement and the other Loan Documents (and subject to each applicable Intercreditor Agreement). Notwithstanding anything to the contrary in this Subsection 7.5, no Grantor will be required to disclose or permit the inspection or discussion of any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Collateral Agent or any other Secured Party (or their respective representatives) is prohibited by any Requirement of Law or any binding agreement or (iii) that is subject to attorney client or similar privilege or constitutes attorney work product.

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SECTION 8

Non-Lender Secured Parties

8.1          Rights to Collateral. (a) The Non-Lender Secured Parties shall not have any right whatsoever to do any of the following: (i) exercise any rights or remedies with respect to the Collateral (such term, as used in this Section 8, having the meaning assigned to it in the Credit Agreement) or to direct the Collateral Agent to do the same, including the right to (A) enforce any Liens or sell or otherwise foreclose on any portion of the Collateral, (B) request any action, institute any proceedings, exercise any voting rights, give any instructions, make any election, notify account debtors or make collections with respect to all or any portion of the Collateral or (C) release any Granting Party under this Agreement or release any Collateral from the Liens of any Security Document or consent to or otherwise approve any such release; (ii) demand, accept or obtain any Lien on any Collateral (except for Liens arising under, and subject to the terms of, this Agreement); (iii) vote in any Bankruptcy Case or similar proceeding in respect of Holdings, any Borrower or any of the Parent Borrower’s other Subsidiaries (any such proceeding, for purposes of this clause (a), a “Bankruptcy”) with respect to, or take any other actions concerning the Collateral; (iv) receive any proceeds from any sale, transfer or other disposition of any of the Collateral (except in accordance with this Agreement); (v) oppose any sale, transfer or other disposition of the Collateral; (vi) object to any debtor-in-possession financing in any Bankruptcy which is provided by one or more Lenders among others (including on a priming basis under the Companies’ Creditors Arrangement Act, the Bankruptcy and Insolvency Act (Canada), or any other applicable law); (vii) object to the use of cash collateral in respect of the Collateral in any Bankruptcy; or (viii) seek, or object to the Lenders or Agents seeking on an equal and rateable basis, any adequate protection or relief from the automatic stay with respect to the Collateral in any Bankruptcy.

(b)          Each Non-Lender Secured Party, by its acceptance of the benefits of this Agreement and the other Security Documents, agrees that in exercising rights and remedies with respect to the Collateral, the Collateral Agent and the Canadian Facility Lenders, with the consent of the Collateral Agent, may enforce the provisions of the Security Documents and exercise remedies thereunder and under any other Loan Documents (or refrain from enforcing rights and exercising remedies), all in such order and in such manner as they may determine in the exercise of their sole business judgment. Such exercise and enforcement shall include the rights to collect, sell, dispose of or otherwise realize upon all or any part of the Collateral, to incur expenses in connection with such collection, sale, disposition or other realization and to exercise all the rights and remedies of a secured lender under the PPSA as in effect from time to time in any applicable jurisdiction. The Non-Lender Secured Parties by their acceptance of the benefits of this Agreement and the other Security Documents hereby agree not to contest or otherwise challenge any such collection, sale, disposition or other realization of or upon all or any of the Collateral. Whether or not a Bankruptcy Case has been commenced, the Non-Lender Secured Parties shall be deemed to have consented to any sale or other disposition of any property, business or assets of Holdings, any Borrower or any of the Parent Borrower’s other Subsidiaries and the release of any or all of the Collateral from the Liens of any Security Document in connection therewith.

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(c)          Notwithstanding any provision of this Subsection 8.1, the Non-Lender Secured Parties shall be entitled subject to each applicable Intercreditor Agreement to file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleadings (A) in order to prevent any Person from seeking to foreclose on the Collateral or supersede the Non-Lender Secured Parties’ claim thereto or (B) in opposition to any motion, claim, adversary proceeding or other pleading made by any Person objecting to or otherwise seeking the disallowance of the claims of the Non-Lender Secured Parties. Each Non-Lender Secured Party, by its acceptance of the benefits of this Agreement, agrees to be bound by and to comply with each applicable Intercreditor Agreement and authorizes the Collateral Agent to enter into the Intercreditor Agreements on its behalf.

(d)          Each Non-Lender Secured Party, by its acceptance of the benefits of this Agreement, agrees that the Collateral Agent and the Lenders may deal with the Collateral, including any exchange, taking or release of Collateral, may change or increase the amount of the Borrower Obligations and/or the Guarantor Obligations, and may release any Granting Party from its Obligations hereunder, all without any liability or obligation (except as may be otherwise expressly provided herein) to the Non-Lender Secured Parties.

8.2          Appointment of Agent. Each Non-Lender Secured Party, by its acceptance of the benefits of this Agreement and the other Security Documents, shall be deemed irrevocably to make, constitute and appoint the Collateral Agent, as agent under the Credit Agreement (and all officers, employees or agents designated by the Collateral Agent) as such Person’s true and lawful agent and attorney-in-fact, and in such capacity, the Collateral Agent shall have the right, with power of substitution for the Non-Lender Secured Parties and in each such Person’s name or otherwise, to effectuate any sale, transfer or other disposition of the Collateral. It is understood and agreed that the appointment of the Collateral Agent as the agent and attorney-in-fact of the Non-Lender Secured Parties for the purposes set forth herein is coupled with an interest and is irrevocable. Each Non-Lender Secured party, by its acceptance of the benefits of this Agreement and the other Security Documents, agrees to be bound by the provisions of Subsections 10.4, 10.6 and 10.8 of the Credit Agreement as if it were a Canadian Facility Lender. It is understood and agreed that the Collateral Agent has appointed the Administrative Agent as its agent for purposes of perfecting certain of the security interests created hereunder and for otherwise carrying out certain of its obligations hereunder.

8.3          Waiver of Claims. To the maximum extent permitted by law, each Non-Lender Secured Party waives any claim it might have against the Collateral Agent or the Lenders with respect to, or arising out of, any action or failure to act or any error of judgment, negligence, or mistake or oversight whatsoever on the part of the Collateral Agent or the Lenders or their respective directors, officers, employees or agents with respect to any exercise of rights or remedies under the Loan Documents or any transaction relating to the Collateral (including any such exercise described in Subsection 8.1(b)), except for any such action or failure to act that constitutes willful misconduct or gross negligence of such Person. To the maximum extent permitted by applicable law, none of the Collateral Agent or any Lender or any of their respective directors, officers, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of Holdings, any Subsidiary of Holdings, any Non-Lender Secured Party or any other Person or to take any other action or forbear from doing so whatsoever with regard to the Collateral or any part thereof, except for any such action or failure to act that constitutes willful misconduct or gross negligence of such Person.

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8.4          Designation of Non-Lender Secured Parties. The Borrower Representative, for and on behalf of the Canadian Borrowers, may from time to time designate a Person as a “Bank Products Provider,” a “Hedging Provider” or a “Management Credit Provider” hereunder by written notice to the Collateral Agent. Upon being so designated by the Borrower Representative, for and on behalf of the Canadian Borrowers, such Bank Products Provider, Hedging Provider or Management Credit Provider (as the case may be) shall be a Non-Lender Secured Party for the purposes of this Agreement for as long as so designated by the Borrower Representative, for and on behalf of the Canadian Borrowers.

SECTION 9

Miscellaneous

9.1          Amendments in Writing. None of the terms or provisions of this Agreement may be amended, supplemented, waived or otherwise modified except by a written instrument executed by each affected Granting Party and the Collateral Agent, provided that (a) any provision of this Agreement imposing obligations on any Granting Party may be waived by the Collateral Agent in a written instrument executed by the Collateral Agent and (b) if separately agreed in writing between the Borrower Representative, for and on behalf of the Canadian Borrowers, and any Non-Lender Secured Party (and such Non-Lender Secured Party has been designated in writing by the Borrower Representative, for and on behalf of the Canadian Borrowers, to the Collateral Agent for purposes of this sentence, for so long as so designated), no such amendment, supplement, waiver or modification shall amend, modify or waive Subsection 6.5 (or the definition of “Non-Lender Secured Party” or “Secured Party” to the extent relating thereto) if such amendment, supplement, waiver or modification would directly and adversely affect a Non-Lender Secured Party without the written consent of such affected Non-Lender Secured Party. For the avoidance of doubt, it is understood and agreed that any amendment, restatement, supplement, waiver or other modification of or to any Intercreditor Agreement that would have the effect, directly or indirectly, through any reference herein to any Intercreditor Agreement or otherwise, of amending, supplementing, waiving or otherwise modifying this Agreement, or any term or provision hereof, or any right or obligation of any Granting Party hereunder or in respect hereof, shall not be given such effect except pursuant to a written instrument executed by each affected Granting Party and the Collateral Agent in accordance with this Subsection 9.1.

9.2          Notices. All notices, requests and demands to or upon the Administrative Agent, the Collateral Agent or any Granting Party hereunder shall be effected in the manner provided for in Subsection 11.2 of the Credit Agreement; provided that any such notice, request or demand to or upon any Guarantor shall be addressed to such Guarantor at its notice address set forth on Schedule 1, unless and until such Guarantor shall change such address by notice to the Collateral Agent and the Administrative Agent given in accordance with Subsection 11.2 of the Credit Agreement.

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9.3          No Waiver by Course of Conduct; Cumulative Remedies. None of the Collateral Agent or any other Secured Party shall by any act (except by a written instrument pursuant to Subsection 9.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of the Collateral Agent or any other Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Collateral Agent or any other Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy that the Collateral Agent or such other Secured Party would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

9.4          Enforcement Expenses; Indemnification. (a) Each Guarantor jointly and severally agrees to pay or reimburse each Secured Party and the Collateral Agent for all their respective reasonable costs and expenses incurred in collecting against such Guarantor under the guarantee contained in Section 2 or otherwise enforcing or preserving any rights under this Agreement against such Guarantor and the other Loan Documents to which such Guarantor is a party, including the reasonable fees and disbursements of counsel to the Collateral Agent and the Administrative Agent, in each case, to the extent any Canadian Borrower would be required to do so pursuant to Subsection 11.5 of the Credit Agreement.

(b)          Each Grantor jointly and severally agrees to pay, and to save the Collateral Agent, the Administrative Agent and the other Secured Parties harmless from, (x) any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other similar taxes which may be payable or determined to be payable with respect to any of the Security Collateral or in connection with any of the transactions contemplated by this Agreement and (y) any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement (collectively, the “indemnified liabilities”), in each case to the extent the Canadian Borrowers would be required to do so pursuant to Subsection 11.5 of the Credit Agreement, and in any event excluding any taxes or other indemnified liabilities arising from gross negligence, bad faith or willful misconduct of the Collateral Agent, the Administrative Agent or any other Secured Party as determined by a court of competent jurisdiction in a final and nonappealable decision.

(c)          The agreements in this Subsection 9.4 shall survive repayment of the Obligations and all other amounts payable under the Credit Agreement and the other Loan Documents.

9.5          Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Granting Parties, the Collateral Agent and the Secured Parties and their respective successors and assigns permitted by the Credit Agreement.

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9.6          Set-Off. Each Guarantor hereby irrevocably authorizes each of the Administrative Agent and the Collateral Agent and each other Secured Party at any time and from time to time without notice to such Guarantor or any other Granting Party, any such notice being expressly waived by each Granting Party, to the extent permitted by applicable law, upon the occurrence and during the continuance of an Event of Default under Subsection 9.1(a) of the Credit Agreement so long as any amount remains unpaid after it becomes due and payable by such Guarantor hereunder, to set-off and appropriate and apply against any such amount any and all deposits (general or special, time or demand, provisional or final) (other than the Collateral Proceeds Account), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Collateral Agent, the Administrative Agent or such other Secured Party to or for the credit or the account of such Guarantor, or any part thereof in such amounts as the Collateral Agent, the Administrative Agent or such other Secured Party may elect. The Collateral Agent, the Administrative Agent and each other Secured Party shall notify such Guarantor promptly of any such set-off and the application made by the Collateral Agent, the Administrative Agent or such other Secured Party of the proceeds thereof; provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Collateral Agent, the Administrative Agent and each other Secured Party under this Subsection 9.6 are in addition to other rights and remedies (including other rights of set-off) which the Collateral Agent, the Administrative Agent or such other Secured Party may have.

9.7          Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile and other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

9.8          Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction; provided that, with respect to any Pledged Stock issued by a Subsidiary, all rights, powers and remedies provided in this Agreement may be exercised only to the extent that they do not violate any provision of any law, rule or regulation of any Governmental Authority applicable to any such Pledged Stock or affecting the legality, validity or enforceability of any of the provisions of this Agreement against the Pledgor (such laws, rules or regulations, “Applicable Law”) and are intended to be limited to the extent necessary so that they will not render this Agreement invalid, unenforceable or not entitled to be recorded, registered or filed under the provisions of any Applicable Law.

9.9          Section Headings. The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

9.10        Integration. This Agreement and the other Loan Documents represent the entire agreement of the Granting Parties, the Collateral Agent and the other Secured Parties with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Granting Parties, the Collateral Agent or any other Secured Party relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

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9.11        GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND ANY CLAIM OR CONTROVERSY RELATING HERETO SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE PROVINCE OF ONTARIO AND THE FEDERAL LAWS OF CANADA APPLICABLE THEREIN, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

9.12        Submission to Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:

(a)           submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party to the non-exclusive general jurisdiction of the courts of the Province of Ontario;

(b)           consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient forum and agrees not to plead or claim the same;

(c)           agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to any party at its address referred to in Subsection 9.2 or at such other address of which the Collateral Agent and the Administrative Agent (in the case of any other party hereto) and the Borrower Representative, for and on behalf of the Canadian Borrowers (in the case of the Collateral Agent and the Administrative Agent) shall have been notified pursuant thereto;

(d)           agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or (subject to clause (a) above) shall limit the right to sue in any other jurisdiction; and

(e)           waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Subsection 9.12 any consequential or punitive damages.

9.13         Acknowledgments. Each Guarantor hereby acknowledges that:

(a)            it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;

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(b)          none of the Collateral Agent, the Administrative Agent or any other Secured Party has any fiduciary relationship with or duty to any Guarantor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Guarantors, on the one hand, and the Collateral Agent, the Administrative Agent and the other Secured Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)           no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Secured Parties or among the Guarantors and the Secured Parties.

9.14        WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

9.15        Additional Granting Parties. (a) Each new Canadian Subsidiary of a Canadian Borrower that is required to become a party to this Agreement pursuant to Subsection 7.9(c)(y) of the Credit Agreement shall become a Granting Party for all purposes of this Agreement upon execution and delivery by such Canadian Subsidiary of an Assumption Agreement substantially in the form of Annex 2 hereto. Each existing Granting Party that is required to become a Pledgor with respect to Capital Stock of any new Subsidiary of a Canadian Borrower pursuant to Subsection 7.9(c)(y)(i) of the Credit Agreement shall become a Pledgor with respect thereto upon execution and delivery by such Granting Party of a Supplemental Agreement substantially in the form of Annex 3 hereto.

(b)          Pursuant to Subsection 7.13 of the Credit Agreement, promptly following the effectiveness of the Atlas Merger and the Atlas Contribution, each Atrium Guarantor Entity that is a Canadian Subsidiary and a Wholly Owned Subsidiary of a Canadian Borrower (other than an Excluded Subsidiary) shall become a Granting Party for all purposes of this Agreement upon execution and delivery by such Atrium Guarantor Entity of an Assumption Agreement in substantially the form of Annex 2 hereto.

9.16        Releases. (a) At such time as the Canadian Facility Revolving Credit Loans, any Reimbursement Obligations with respect to Canadian Facility Letters of Credit issued to, or for the account of, a Canadian Borrower, and all other Obligations then due and owing, shall have been paid in full in cash, no Canadian Facility Letter of Credit issued to, or for the account of, a Canadian Borrower shall be outstanding (except for Canadian Facility Letters of Credit issued to, or for the account of, a Canadian Borrower that have been cash collateralized, or otherwise provided for in a manner reasonably satisfactory to the applicable Canadian Facility Issuing Lender) and the Canadian Facility Commitments shall have terminated, all Security Collateral shall be automatically released from the Liens created hereby, and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Collateral Agent, the Administrative Agent and each Granting Party hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Security Collateral shall revert to the Granting Parties. At the request and sole expense of any Granting Party following any such termination, the Collateral Agent and the Administrative Agent shall deliver to such Granting Party (subject to Subsection 7.2, without recourse and without representation or warranty) any Security Collateral held by the Collateral Agent hereunder, and execute, acknowledge and deliver to such Granting Party such releases, instruments or other documents (including PPSA financing change statements and discharges), and do or cause to be done all other acts, as any Granting Party shall reasonably request to evidence such termination.

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(b)          Upon any sale or other disposition of Security Collateral permitted by the Credit Agreement (other than any sale or disposition to another Grantor), the Lien pursuant to this Agreement on such sold or disposed of Security Collateral shall be automatically released. In connection with a sale or other disposition of all the Capital Stock of any Granting Party (other than any sale or disposition to another Grantor) or any other transaction or occurrence as a result of which any Granting Party ceases to be a Restricted Subsidiary of the Parent Borrower, or a sale or other disposition of Security Collateral (other than a sale or disposition to another Grantor) permitted under the Credit Agreement, the Administrative Agent and the Collateral Agent shall, upon receipt from the Borrower Representative, for and on behalf of the Canadian Borrowers, of a written request for the release of such Granting Party from its Guarantee or the release of the Security Collateral subject to such sale, disposition or other transaction, identifying such Granting Party or the relevant Security Collateral, together with a certification by the Borrower Representative, for and on behalf of the Canadian Borrowers, stating that such transaction is in compliance with the Credit Agreement and the other Loan Documents, execute and deliver to the Borrower Representative, for and on behalf of the Canadian Borrowers, or the relevant Granting Party (subject to Subsection 7.2, without recourse and without representation or warranty), at the sole cost and expense of such Granting Party, any Security Collateral of such relevant Granting Party held by the Collateral Agent, or the Security Collateral subject to such sale or disposition (as applicable), and, at the sole cost and expense of such Granting Party, execute, acknowledge and deliver to such Granting Party such releases, instruments or other documents (including PPSA financing change statements and discharges), and do or cause to be done all other acts, as the Borrower Representative, for and on behalf of the Canadian Borrowers, or such Granting Party shall reasonably request (x) to evidence or effect the release of such Granting Party from its Guarantee (if any) and of the Liens created hereby (if any) on such Granting Party’s Security Collateral or (y) to evidence the release of the Security Collateral subject to such sale or disposition.

(c)          Upon any transaction or occurrence as a result of which any Granting Party ceases to be a Restricted Subsidiary of the Parent Borrower that is permitted under the Credit Agreement, or any such Granting Party being or becoming an Excluded Subsidiary in accordance with the provisions of the Credit Agreement, the Lien pursuant to this Agreement on all Security Collateral of such Granting Party (if any) shall be automatically released, and the Guarantee (if any) of such Granting Party, and all obligations of such Granting Party hereunder, shall terminate, all without delivery of any instrument or performance of any act by any party, and the Administrative Agent and the Collateral Agent shall, upon the request of the Borrower Representative, for and on behalf of the Canadian Borrowers, or such Granting Party, deliver to the Borrower Representative, for and on behalf of the Canadian Borrowers, or such Granting Party (subject to Subsection 7.2, without recourse and without representation or warranty) any Security Collateral of such Granting Party held by the Collateral Agent hereunder and the Collateral Agent and the Administrative Agent shall execute, acknowledge and deliver to the Borrower Representative, for and on behalf of the Canadian Borrowers, or such Granting Party (at the sole cost and expense of the Borrower Representative, for and on behalf of the Canadian Borrowers, or such Granting Party) all releases, instruments or other documents (including PPSA financing change statements and discharges), and do or cause to be done all other acts, necessary or reasonably desirable for the release of such Granting Party from its Guarantee (if any) or the Liens created hereby (if any) on such Granting Party’s Security Collateral, as applicable, as the Borrower Representative, for and on behalf of the Canadian Borrowers, or such Granting Party may reasonably request.

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(d)          Upon (i) any Security Collateral being or becoming an Excluded Asset or, (ii) any other release of Security Collateral approved, authorized or ratified by the Canadian Facility Lenders pursuant to Subsection 10.8(b)(A)(iv) of the Credit Agreement, the Lien pursuant to this Agreement on such Security Collateral shall be automatically released. At the request and sole expense of any Granting Party, the Collateral Agent shall deliver such Security Collateral (if held by the Collateral Agent) to such Granting Party and the Collateral Agent and the Administrative Agent shall execute, acknowledge and deliver to such Granting Party such releases, instruments or other documents (including PPSA financing change statements and discharges), and do or cause to be done all other acts, as such Granting Party shall reasonably request to evidence such release.

(e)           [Reserved].

(f)           So long as no Event of Default has occurred and is continuing, the Collateral Agent and the Administrative Agent shall at the direction of any applicable Granting Party return to such Granting Party any proceeds or other property received by it during any Event of Default pursuant to either Subsection 5.3.1 or 6.4 and not otherwise applied in accordance with Subsection 6.5.

(g)          The Collateral Agent shall have no liability whatsoever to any other Secured Party as the result of any release of Security Collateral by it in accordance with (or which the Collateral Agent in good faith believes to be in accordance with) this Subsection 9.16.

9.17         Judgment Currency. (a) The obligations of any Grantor hereunder and under the other Loan Documents to make payments in any currency, as the case may be (for the purposes of this Subsection 9.17, the “Obligation Currency”), shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the Collateral Agent or a Lender of the full amount of the Obligation Currency expressed to be payable to the Collateral Agent or a Canadian Facility Lender under this Agreement or the other Loan Documents. If, for the purpose of obtaining or enforcing judgment against any Grantor or any other Loan Party in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (for the purposes of this Subsection 9.17, such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made, at the rate of exchange prevailing, in each case, as of the date immediately preceding the day on which the judgment is given (for the purposes of this Subsection 9.17, such Business Day being hereinafter referred to as the “Judgment Currency Conversion Date”).

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(b)          If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, each Grantor covenants and agrees to pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount), as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date.

(c)           For purposes of determining the prevailing rate of exchange, such amounts shall include any premium and costs payable in connection with the purchase of the Obligation Currency.

9.18         Attachment of Security Interest. The security interest created hereby is intended to attach, in respect of Collateral in which any Grantor has rights at the time this Agreement is signed by such Grantor and delivered to the Collateral Agent and, in respect of Collateral in which any Grantor subsequently acquires rights, at the time such Grantor subsequently acquires such rights. The Grantors acknowledge and confirm that (a) the Collateral Agent and the Canadian Facility Lenders have given value to the Grantors in respect of the security interests granted herein; (b) such Grantor has rights in the Collateral in which it has granted a security interest; and (c) this Agreement constitutes a security agreement as that term is defined in the PPSA.

9.19        Copy of Agreement; Verification Statement . The Grantors hereby acknowledge receipt of a signed copy of this Agreement and hereby waive the requirement to be provided with a copy of any verification statement issued in respect of a financing or financing change statement filed under the PPSA in connection with this Agreement to perfect the security interest created herein.

9.20         Amalgamation. Each Granting Party acknowledges and agrees that, in the event it amalgamates with any other company or companies, it is the intention of the parties hereto that the term “Grantor” or “Pledgor”, when used herein, shall apply to each of the amalgamating corporations and to the amalgamated or surviving corporation, such that the Liens granted hereby:

(a)          shall extend to Collateral owned by each of the amalgamating corporations and the amalgamated or surviving corporation at the time of amalgamation and to any Collateral thereafter owned or acquired by the amalgamated or surviving corporation, and

(b)          shall secure all Obligations of each of the amalgamating corporations and the amalgamated or surviving corporation to the Collateral Agent and the Canadian Facility Lenders at the time of amalgamation and all Obligations of the amalgamated or surviving corporation to the Collateral Agent and the Canadian Facility Lenders thereafter arising. The Liens shall attach to all Collateral owned by each corporation amalgamating with Granting Party, and by the amalgamated or surviving corporation, at the time of the amalgamation, and shall attach to all Collateral thereafter owned or acquired by the amalgamated corporation when such becomes owned or is acquired.

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9.21        Language. The parties hereto confirm that it is their wish that this Agreement, as well as any other documents relating to this Agreement, including notices, schedules and authorizations, have been and shall be drawn up in the English language only. Les signataires confirment leur volonté que la présente convention, de même que tous les documents s’y rattachant, y compris tout avis, annexe et autorisation, soient rédigés en anglais seulement.

[Remainder of page left blank intentionally; Signature pages to follow.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, all as of the date first written above.

CANADIAN borrowerS:

GIENOW CANADA INC.

By:
Name:
Title:

MITTEN INC.

By:
Name:
Title:

North Star Manufacturing (London) Ltd.

By:
Name:
Title:]

[Signature Pages to Pisces ABL Canadian Guarantee and Collateral Agreement]

Acknowledged and Agreed to as of the date hereof by:

UBS AG, STAMFORD BRANCH,
as Collateral Agent and Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

[Signature Pages to Pisces ABL Canadian Guarantee and Collateral Agreement]

ANNEX 1

ACKNOWLEDGEMENT AND CONSENT*

The undersigned hereby acknowledges receipt of a copy of the ABL Canadian Guarantee and Collateral Agreement, dated as of April 12, 2018 (the “Agreement”; capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Agreement or the Credit Agreement referred to therein, as the case may be), made by and among GIENOW CANADA INC., MITTEN INC., North Star Manufacturing (London) Ltd. and the other Granting Parties party thereto in favour of UBS AG, STAMFORD BRANCH, as Collateral Agent and Administrative Agent. The undersigned agrees for the benefit of the Collateral Agent, the Administrative Agent and the Lenders as follows:

The undersigned will be bound by the terms of the Agreement applicable to it as an Issuer (as defined in the Agreement) and will comply with such terms insofar as such terms are applicable to the undersigned as an Issuer.

The undersigned will notify the Collateral Agent promptly in writing of the occurrence of any of the events described in Subsection 5.3.1 of the Agreement.

The terms of Subsections 6.3(c) and 6.7 of the Agreement shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Subsection 6.3(c) or 6.7 of the Agreement.

[NAME OF ISSUER]

By:
Name: [__________________]
Title: [_______________]

Address for Notices:

[__________________]

* This consent is necessary only with respect to any Issuer that is not also a Granting Party.

ANNEX 2

ASSUMPTION AGREEMENT

ASSUMPTION AGREEMENT, dated as of [_______ __], 20[_], made by [______________________________], a [______________] corporation ([each an] [the] “Additional Granting Party”), in favour of UBS AG, STAMFORD BRANCH, as collateral agent (in such capacity, the “Collateral Agent”) and as administrative agent (in such capacity, the “Administrative Agent”) for the banks and other financial institutions from time to time parties to the Credit Agreement referred to below and the other Secured Parties (as defined in the Guarantee and Collateral Agreement referred to below). All capitalized terms not defined herein shall have the meaning ascribed to them in the Guarantee and Collateral Agreement, or if not defined therein, in the Credit Agreement.

WITNESSETH:

WHEREAS, GIENOW CANADA INC., a federally incorporated Canadian corporation (“Gienow”), MITTEN INC., an Ontario (Canada) corporation (“Mitten”), NORTH STAR MANUFACTURING (LONDON) LTD., an Ontario (Canada) corporation (“North Star” and, together with Gienow and Mitten, certain other Canadian Subsidiaries from time to time party thereto, and their respective successors and assigns, the “Canadian Borrowers”), the Canadian Facility Lenders, the several other banks and other financial institutions from time to time party thereto, the Administrative Agent, the Collateral Agent and the other parties party thereto are parties to an ABL Credit Agreement, dated as of April 12, 2018 (as amended, restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, in connection with the Credit Agreement, the Canadian Borrowers and certain of the Parent Borrower’s other Canadian Subsidiaries are, or are to become, parties to the ABL Canadian Guarantee and Collateral Agreement, dated as of April 12, 2018 (as amended, restated, supplemented, waived or otherwise modified from time to time, the “Guarantee and Collateral Agreement”), in favour of the Administrative Agent and the Collateral Agent, for the benefit of the Secured Parties;

WHEREAS, [the] [each] Additional Granting Party is a member of an affiliated group of companies that includes the Canadian Borrowers and each other Granting Party; the proceeds of the extensions of credit under the Credit Agreement will be used in part to enable one or more Canadian Borrowers to make valuable transfers to one or more of the other Granting Parties (including such Additional Granting Party) in connection with the operation of their respective businesses; and the Canadian Borrowers and the other Granting Parties (including such Additional Granting Party) are engaged in related businesses, and each such Granting Party (including [each] such Additional Granting Party) will derive substantial direct and indirect benefit from the making of the extensions of credit to the Canadian Borrowers under the Credit Agreement;

WHEREAS, the Credit Agreement requires [the] [each] Additional Granting Party to become a party to the Guarantee and Collateral Agreement; and

Annex 2

WHEREAS, [the] [each] Additional Granting Party has agreed to execute and deliver this Assumption Agreement in order to become a party to the Guarantee and Collateral Agreement;

NOW, THEREFORE, IT IS AGREED:

1.          Guarantee and Collateral Agreement. By executing and delivering this Assumption Agreement, [the] [each] Additional Granting Party, as provided in Subsection 9.15 of the Guarantee and Collateral Agreement, hereby becomes a party to the Guarantee and Collateral Agreement as a Granting Party thereunder with the same force and effect as if originally named therein as a [Guarantor] [, Grantor and Pledgor] [and Grantor] [and Pledgor]1 and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a [Guarantor] [, Grantor and Pledgor] [and Grantor] [and Pledgor]2 thereunder. The information set forth in Annex 1-A hereto is hereby added to the information set forth in Schedules [____________] to the Guarantee and Collateral Agreement, and such Schedules are hereby amended and modified to include such information. [The][Each] Additional Granting Party hereby represents and warrants that each of the representations and warranties of such Additional Granting Party, in its capacities as a Guarantor [, Grantor and Pledgor] [and Grantor] [and Pledgor],3 contained in Section 4 of the Guarantee and Collateral Agreement is true and correct in all material respects on and as the date hereof (after giving effect to this Assumption Agreement) as if made on and as of such date. Each Additional Granting Party hereby grants, as and to the same extent as provided in the Guarantee and Collateral Agreement, to the Collateral Agent, for the benefit of the Secured Parties, a continuing security interest in the [Collateral (as such term is defined in Subsection 3.1 of the Guarantee and Collateral Agreement) of such Additional Granting Party] [and] [the Pledged Collateral (as such term is defined in the Guarantee and Collateral Agreement) of such Additional Granting Party, except as provided in Subsection 3.3 of the Guarantee and Collateral Agreement].

2.          GOVERNING LAW. THIS ASSUMPTION AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND ANY CLAIM OR CONTROVERSY RELATING HERETO SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE PROVINCE OF ONTARIO AND THE FEDERAL LAWS OF CANADA APPLICABLE THEREIN, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

[1]	Indicate the capacities in which the Additional Granting Party is becoming a Grantor.
[2]	Indicate the capacities in which the Additional Granting Party is becoming a Grantor.
[3]	Indicate the capacities in which the Additional Granting Party is becoming a Grantor.

Annex 2

IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL GRANTING PARTY]

By:
Name:
Title:

Acknowledged and Agreed to as of the date hereof by:

UBS AG, STAMFORD BRANCH,
as Collateral Agent and Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

ANNEX 3

SUPPLEMENTAL AGREEMENT

SUPPLEMENTAL AGREEMENT, dated as of [_________ __], 20[_], made by [______________________________], a [______________] corporation (the “Additional Pledgor”), in favour of UBS AG, STAMFORD BRANCH, as collateral agent (in such capacity, the “Collateral Agent”) and as administrative agent (in such capacity, the “Administrative Agent”) for the banks and other financial institutions from time to time parties to the Credit Agreement referred to below and the other Secured Parties (as defined in the Guarantee and Collateral Agreement referred to below). All capitalized terms not defined herein shall have the meaning ascribed to them in the Guarantee and Collateral Agreement, or if not defined therein, in the Credit Agreement.

WITNESSETH:

GIENOW CANADA INC., a federally incorporated Canadian corporation (“Gienow”), MITTEN INC., an Ontario (Canada) corporation (“Mitten”), NORTH STAR MANUFACTURING (LONDON) LTD., an Ontario (Canada) corporation (“North Star” and, together with Gienow and Mitten, certain other Canadian Subsidiaries from time to time party thereto, and their respective successors and assigns, the “Canadian Borrowers”), the Canadian Facility Lenders, the several other banks and other financial institutions from time to time party thereto, the Administrative Agent, the Collateral Agent and the other parties party thereto are parties to an ABL Credit Agreement, dated as of April 12, 2018 (as amended, restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, in connection with the Credit Agreement, the Canadian Borrowers and certain of the Parent Borrower’s other Canadian Subsidiaries are, or are to become, parties to the ABL Canadian Guarantee and Collateral Agreement, dated as of April 12, 2018 (as amended, restated, supplemented, waived or otherwise modified from time to time, the “Guarantee and Collateral Agreement”), in favour of the Administrative Agent and the Collateral Agent, for the benefit of the Secured Parties;

WHEREAS, the Credit Agreement requires the Additional Pledgor to become a Pledgor under the Guarantee and Collateral Agreement with respect to Capital Stock of certain new Subsidiaries of the Additional Pledgor; and

WHEREAS, the Additional Pledgor has agreed to execute and deliver this Supplemental Agreement in order to become such a Pledgor under the Guarantee and Collateral Agreement;

Annex 3

NOW, THEREFORE, IT IS AGREED:

1.          Guarantee and Collateral Agreement. By executing and delivering this Supplemental Agreement, the Additional Pledgor, as provided in Subsection 9.15 of the Guarantee and Collateral Agreement, hereby becomes a Pledgor under the Guarantee and Collateral Agreement with respect to the shares of Capital Stock of the Subsidiary of the Additional Pledgor listed in Annex 1 hereto and will be bound by all terms, conditions and duties applicable to a Pledgor under the Guarantee and Collateral Agreement, as a Pledgor thereunder. The information set forth in Annex 1 hereto is hereby added to the information set forth in Schedule 2 to the Guarantee and Collateral Agreement, and such Schedule 2 is hereby amended and modified to include such information. The Additional Pledgor hereby represents and warrants that each of the representations and warranties of such Additional Pledgor, in its capacity as a Pledgor, contained in Subsection 4.3 of the Guarantee and Collateral Agreement is true and correct in all material respects on and as the date hereof (after giving effect to this Supplemental Agreement) as if made on and as of such date. The Additional Pledgor hereby undertakes each of the covenants, in its capacity as a Pledgor, contained in Subsection 5.3 of the Guarantee and Collateral Agreement. The Additional Pledgor hereby grants, as and to the same extent as provided in the Guarantee and Collateral Agreement, to the Collateral Agent, for the benefit of the Secured Parties, a continuing security interest in all of the Pledged Collateral of such Additional Pledgor now owned or at any time hereafter acquired by such Pledgor, and any Proceeds thereof, except as provided in Subsection 3.3 of the Guarantee and Collateral Agreement. The Additional Pledgor represents and warrants to the Collateral Agent and the other Secured Parties that this Supplemental Agreement has been duly authorized, executed and delivered by it and constitutes its legal, valid, and binding obligation, enforceable against it in accordance with its terms.

2.          GOVERNING LAW. THIS SUPPLEMENTAL AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND ANY CLAIM OR CONTROVERSY RELATING HERETO SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE PROVINCE OF ONTARIO AND THE FEDERAL LAWS OF CANADA APPLICABLE THEREIN, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

Annex 3

IN WITNESS WHEREOF, the undersigned has caused this Supplemental Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL PLEDGOR]

By:
Name:
Title:

Acknowledged and Agreed to as of the date hereof by:

UBS AG, STAMFORD BRANCH,
as Collateral Agent and Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

EXHIBIT C
to
ABL CREDIT AGREEMENT

FORM OF MORTGAGE

4 This instrument was prepared in consultation with
counsel in the state in which the Premises is
located by the attorney named below and after
recording, please return to:

Cahill Gordon & Reindel LLP

80 Pine Street
New York, New York 10005
Attention: [●]

ABL MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT

OF LEASES AND RENTS AND FIXTURE FILING

THIS MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT OF LEASES AND RENTS AND FIXTURE FILING (as the same may be amended, restated, waived, supplemented or otherwise modified from time to time, the “Mortgage”) is made and entered into as of the [___] day of [___________], 20[__], by [_________________________, a ____________________], with an address as of the date hereof at [___________________], Attention: [_____________] (the “Mortgagor”), for the benefit of UBS AG, STAMFORD BRANCH, with an address as of the date hereof at 600 Washington Boulevard, Stamford, Connecticut 06901, (“UBS”), in its capacities as Administrative Agent and Collateral Agent for the Secured Parties (in each case when used herein, as such terms are defined in the Guarantee and Collateral Agreement defined below) (in such capacity, together with its successors and assigns in such capacity, the “Mortgagee”).

RECITALS:

WHEREAS, pursuant to that certain ABL Credit Agreement, dated as of April 12, 2018 (as the same may be amended, restated, waived, supplemented or otherwise modified from time to time, together with any agreement extending the maturity of, or restructuring, refunding, refinancing or increasing the Indebtedness under such agreement or successor agreements, the “Credit Agreement”), among PISCES MIDCO, INC., a Delaware corporation (together with its successors and assigns, the “Parent Borrower”), the Canadian Borrowers and the Subsidiary Borrowers from time to time party to the Credit Agreement (together with the Parent Borrower, collectively, the “Borrowers”, and each individually, a “Borrower”), the several banks and other financial institutions from time to time party thereto (as further defined in Subsection 1.1 of the Credit Agreement, the “Lenders”), the Collateral Agent, the Administrative Agent, and the other parties party thereto, the Lenders have severally agreed to make extensions of credit to the Borrowers upon the terms and subject to the conditions set forth therein;

WHEREAS, the [Canadian] Borrowers are members of an affiliated group of companies that includes [PISCES HOLDINGS, INC., a Delaware corporation (“Holdings”), the Parent Borrower, the Parent Borrower’s Subsidiaries][the other Canadian Borrowers, the Canadian Borrowers’ Canadian Subsidiaries] [and the Mortgagor]5;

4       Local counsel to advise as to any recording requirements for the cover page, including need for recording tax notification or a separate tax affidavit.

5      To be included if Mortgagor is not included in the aforementioned list of entities.

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WHEREAS, the proceeds of the extensions of credit under the Credit Agreement will be used in part to enable the [Canadian] Borrowers to make valuable transfers to the Mortgagor in connection with the operation of its business;

WHEREAS, the [Canadian] Borrowers and the Mortgagor are engaged in related businesses, and each will derive substantial direct and indirect benefit from the making of the extensions of credit under the Credit Agreement;

WHEREAS, the Mortgagor is the owner of the fee simple interest in the real property described on Exhibit A attached hereto and incorporated herein by reference;

WHEREAS, it is a condition to the obligation of the [Canadian Facility] Lenders to make their respective extensions of credit under the Credit Agreement that the Mortgagor shall execute and deliver this Mortgage to the Mortgagee for the benefit of the Secured Parties;

WHEREAS, concurrently with the entering into of the Credit Agreement, [Holdings,] the [Canadian] Borrowers and certain [Domestic] Subsidiaries of the Parent Borrower have entered into that certain ABL [U.S.][Canadian] Guarantee and Collateral Agreement (as the same may be amended, restated, supplemented, waived or otherwise modified from time to time, the “Guarantee and Collateral Agreement”) in favor of UBS, as Collateral Agent and Administrative Agent for the [Canadian Facility] Lenders from time to time parties to the Credit Agreement;

WHEREAS, the Mortgagor will receive substantial benefit from the execution and performance of the obligations under the Credit Agreement, and is, therefore, willing to enter into this Mortgage; and

WHEREAS, this Mortgage is given by the Mortgagor in favor of the Mortgagee for the benefit of the Secured Parties to secure the payment and performance of all of the Obligations (as defined in the Guarantee and Collateral Agreement) of the Mortgagor (such Obligations of the Mortgagor being hereinafter referred to as the “Obligations”).

WITNESSETH:

NOW THEREFORE, the Mortgagor, in consideration of the indebtedness herein recited and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, has irrevocably granted, released, sold, remised, bargained, assigned, pledged, warranted, mortgaged, transferred and conveyed, and does hereby grant, release, sell, remise, bargain, assign, pledge, warrant, mortgage, transfer and convey to the Mortgagee, for the benefit of the Secured Parties, and the Mortgagee’s successors and assigns, with the power of sale (subject to applicable law) a continuing security interest in and to, and lien upon, all of the Mortgagor’s right, title and interest in and to the following described land, real property interests, buildings, improvements, fixtures and proceeds:

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(a)       All that tract or parcel of land and other real property interests in [_____________] County, [______________], as more particularly described in Exhibit A attached hereto and made a part hereof, together with any greater or additional estate therein as hereafter may be acquired by the Mortgagor (the “Land”), and all of the Mortgagor’s right, title and interest in and to rights appurtenant thereto, including, without limitation, mineral rights, air rights, water rights, sewer rights, easement rights and rights of way;

(b)       All buildings and improvements of every kind and description now or hereafter erected or placed on the Land (the “Improvements”) and all fixtures now or hereafter owned by the Mortgagor and attached to or installed in and used in connection with the aforesaid Land and Improvements (collectively, the “Fixtures”) (hereinafter, the Land, the Improvements and the Fixtures may be collectively referred to as the “Premises”); and

(c)       Subject to the terms of the Guarantee and Collateral Agreement and the Credit Agreement, any and all cash proceeds and noncash proceeds from the conversion, voluntary or involuntary, of any of the Premises or any portion thereof into cash or liquidated claims, including (i) proceeds of any insurance, indemnity, warranty, guaranty or claim payable to the Mortgagee or to the Mortgagor from time to time with respect to any of the Premises, (ii) payments (in any form whatsoever) made or due and payable to the Mortgagor in connection with any condemnation, seizure or similar proceeding and (iii) other amounts from time to time paid or payable under or in connection with respect to the Premises, including, without limitation, refunds of real estate taxes and assessments, including interest thereon, but in each case under this clause (c) excluding Excluded Assets (as defined in the Guarantee and Collateral Agreement).

TO HAVE AND HOLD the same, together with all privileges, hereditaments, easements and appurtenances thereunto belonging, subject to Liens permitted by the Credit Agreement (including Permitted Liens), to the Mortgagee, for the benefit of the Secured Parties, to secure the Obligations; provided that, upon (i) the Obligations Satisfaction Date (as defined below) or (ii) the full satisfaction of the conditions set forth in the Credit Agreement for the release of this Mortgage in accordance with the terms hereof, the lien and security interest of this Mortgage shall cease, terminate and be void and the Mortgagee or its successor or assign shall at the cost and expense of the Mortgagor promptly cause a release of this Mortgage to be filed in the appropriate office; and until the Obligations are fully satisfied, it shall remain in full force and virtue.

As additional security for said Obligations, subject to the Credit Agreement or the Guarantee and Collateral Agreement, as applicable, the Mortgagor hereby unconditionally assigns to the Mortgagee, for the benefit of the Secured Parties, all the security deposits, rents, issues, profits and revenues of the Premises from time to time accruing (the “Rents and Profits”), which assignment constitutes a present, absolute and unconditional assignment and not an assignment for additional security only, reserving only to the Mortgagor a license to collect and apply the same as the Mortgagor chooses as long as no Event of Default has occurred and is continuing. Immediately upon the occurrence of and during the continuance of any Event of Default, whether or not legal proceedings have commenced and without regard to waste, adequacy of security for the Obligations or solvency of the Mortgagor, the license granted in the immediately preceding sentence shall automatically cease and terminate without any notice by the Mortgagee (such notice being hereby expressly waived by the Mortgagor to the extent permitted by applicable law), or any action or proceeding or the intervention of a receiver appointed by a court.

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As additional collateral and further security for the Obligations, subject to the Credit Agreement or the Guarantee and Collateral Agreement, as applicable, the Mortgagor does hereby assign by way of security and grants to the Mortgagee, for the benefit of the Secured Parties, a security interest in all of the right, title and the interest of the Mortgagor in and to any and all real property leases, rental agreements and all other occupancy agreements (collectively, the “Leases”) with respect to the Premises or any part thereof, and the Mortgagor agrees to execute and deliver to the Mortgagee such additional instruments, in form and substance reasonably satisfactory to the Mortgagee, as may hereafter be reasonably requested by the Mortgagee to evidence and confirm said assignment; provided, however, that acceptance of any such assignment shall not be construed to impose upon the Mortgagee any obligation or liability with respect thereto.

The Mortgagor covenants, represents and agrees as follows:

SECTION 12

Obligations Secured

12.1       Obligations. The Mortgagee and the [Canadian Facility] Lenders have agreed to establish a secured credit facility in favor of the [Canadian] Borrowers pursuant to the terms of the Credit Agreement. This Mortgage is given to secure the payment and performance by the Mortgagor of the Obligations. [The maximum amount of the Obligations secured hereby will not exceed $__________, plus, to the extent permitted by applicable law, collection costs, sums advanced for the payment of taxes, assessments, maintenance and repair charges, insurance premiums and any other costs incurred to protect the security encumbered hereby or the lien hereof, expenses incurred by the Mortgagee by reason of any default by the Mortgagor under the terms hereof, together with interest thereon, all of which amounts shall be secured hereby.]6

12.2       [Future] Advances. This Mortgage is given to secure the Obligations of the Mortgagor and the repayment of the aforesaid obligations (including, without limitation, the Obligations of the Mortgagor with respect to each advance of any [Canadian Facility Revolving Credit] Loan, any renewals or extensions or modifications thereof upon the same or different terms or at the same or different rate of interest and also to secure all future advances [and re-advances] thereof that may subsequently be made to the Mortgagor, the [Canadian] Borrowers or any other [Canadian] Loan Party by the [Canadian Facility] Lenders pursuant to the Credit Agreement or any other Loan Document, and all renewals, modifications, replacements and extensions thereof). The lien of such future advances [and re-advances] shall relate back to the date of this Mortgage. Portions of the [Canadian Facility Revolving Credit] Loans represent revolving credit and letter of credit accommodations, all or any part of which may be advanced to or for the benefit of the [Canadian] Borrowers or the Guarantors (in each case when used herein, as defined in the Guarantee and Collateral Agreement), repaid by the [Canadian] Borrowers or the Guarantors and re-advanced to or for the benefit of the [Canadian] Borrowers or the Guarantors from time to time subject to the terms of the Credit Agreement. The Mortgagor agrees that if the outstanding balance of any Obligation or revolving credit or letter of credit accommodation or all of the [Canadian Facility Revolving Credit] Loans, principal and interest, is ever repaid to zero, the lien of this Mortgage shall not be or be deemed released or extinguished by operation of law or implied intent of the parties. This Mortgage shall remain in full force and effect as to any further advances made under the Credit Agreement or any Hedging Agreement (as defined in the Guarantee and Collateral Agreement), Bank Products Agreement (as defined in the Guarantee and Collateral Agreement) or Management Guarantee (as defined in the Credit Agreement) (entered into with any Bank Products Provider (as defined in the Guarantee and Collateral Agreement), Hedging Provider (as defined in the Guarantee and Collateral Agreement) or Management Credit Provider (as defined in the Guarantee and Collateral Agreement), as applicable), after any such zero balance until such time as the [Canadian Facility Revolving Credit] Loans and the other Obligations (other than any Obligations owing to a Non-Lender Secured Party (as defined in the Guarantee and Collateral Agreement) in respect of the provision of cash management services) then due and owing shall have been paid in full, the [Canadian Facility] Commitments have been terminated and no [Canadian Facility] Letters of Credit shall be outstanding (except for [Canadian Facility] Letters of Credit that have been cash collateralized in a manner satisfactory to the applicable issuing lender) (the date upon which all of such events have occurred, the “Obligations Satisfaction Date”) or this Mortgage has been cancelled or released of record in accordance with the requirements of the Credit Agreement, and the Mortgagor waives, to the fullest extent permitted by applicable law, the operation of any applicable statute, case law or regulation having a contrary effect.

6       To be included in states that impose mortgage recording tax and subject to applicable laws.

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SECTION 13

Mortgagor’s Covenants, Representations and Agreements

13.1       Title to Property. The Mortgagor hereby represents and warrants to the Mortgagee and each other Secured Party that the representations and warranties set forth in Section 5 of the Credit Agreement as they relate to the Mortgagor or to the Loan Documents to which the Mortgagor is a party, each of which representations and warranties is hereby incorporated herein by reference, are true and correct in all material respects, and the Mortgagee and each other Secured Party shall be entitled to rely on each of such representations and warranties as if fully set forth herein; provided that each reference in each such representation and warranty to the Borrower Representative’s knowledge shall, for the purposes of this Section 2.1, be deemed to be a reference to the Mortgagor’s knowledge.

13.2       Taxes and Fees; Maintenance of Premises. The Mortgagor agrees to comply with Subsections 7.3, 7.5(i) and 11.5 of the Credit Agreement, in each case in accordance with and to the extent provided therein.

13.3       [Reserved.]

13.4       Additional Documents. The Mortgagor agrees to take any and all actions reasonably required to create and maintain the Lien of this Mortgage as against the Premises, and to protect and preserve the validity thereof, in each case in accordance with and to the extent provided in Subsection 7.9(d) of the Credit Agreement.

13.5       Restrictions on Sale or Encumbrance. The Mortgagor agrees to comply with Subsections 8.2, 8.5, 8.8, 8.11, 8.13 and 8.14 of the Credit Agreement, in each case in accordance with and to the extent provided therein.

13.6       Fees and Expenses. The Mortgagor will promptly pay upon demand any and all reasonable costs and expenses of the Mortgagee, including, without limitation, reasonable attorneys’ fees actually incurred by the Mortgagee, to the extent required under the Credit Agreement.

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13.7       Insurance.

(iv)       Types Required. The Mortgagor shall maintain insurance for the Premises as set forth in Subsections 7.5(ii) through 7.5(vi) of the Credit Agreement to the extent applicable.

(v)       [Reserved.]

(vi)      Use of Proceeds. Insurance proceeds shall be applied or disbursed as set forth in Subsection 7.5 or Subsection 10.15 of the Credit Agreement to the extent and as applicable.

13.8       Eminent Domain. All proceeds or awards relating to condemnation or other taking of the Premises pursuant to the power of eminent domain shall be applied pursuant to Subsection 7.5 of the Credit Agreement to the extent and as applicable.

13.9       Releases and Waivers. The Mortgagor agrees that no release by the Mortgagee of any portion of the Premises, the Rents and Profits or the Leases, no subordination of lien, no forbearance on the part of the Mortgagee to collect on any Obligations, [Canadian Facility Revolving] Loans, or any part thereof, no waiver of any right granted or remedy available to the Mortgagee and no action taken or not taken by the Mortgagee shall, except to the extent expressly released, in any way have the effect of releasing the Mortgagor from full responsibility to the Mortgagee for the complete discharge of each and every of the Mortgagor’s obligations hereunder.

13.10       Compliance with Law. The Mortgagor agrees to comply with Subsections 7.4 and 7.8 of the Credit Agreement, in each case in accordance with and to the extent provided therein.

13.11       Inspection. The Mortgagor agrees to comply with Subsection 7.6 of the Credit Agreement in accordance with and to the extent provided therein.

13.12       Security Agreement.

(a)           This Mortgage is hereby made and declared to be a security agreement encumbering the Fixtures, and the Mortgagor grants to the Mortgagee, for the benefit of the Secured Parties, a security interest in the Fixtures. The Mortgagor grants to the Mortgagee, for the benefit of the Secured Parties, all of the rights and remedies of a secured party under the laws of the state in which the Premises are located. A financing statement or statements reciting this Mortgage to be a security agreement with respect to the Fixtures may be appropriately filed by the Mortgagee.

(b)           This Mortgage constitutes a fixture filing and financing statement as those terms are used in the [Uniform Commercial Code as in effect in the State of New York from time to time (the “UCC”), provided that if the creation, perfection or enforcement of any security interest herein is governed by the Uniform Commercial Code of a state other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other state for purposes of the provisions hereof relating to such creation, perfection or enforcement][the Personal Property Security Act (Ontario), as such legislation may be amended, renamed or replaced from time to time, including all regulations from time to time made under such legislation (the “PPSA”), provided that if creation, perfection or the effect of perfection or non-perfection or the priority of any Lien in any Collateral is governed by the personal property security legislation in effect in a jurisdiction other than Ontario, “PPSA” means the Personal Property Security Act as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such creation, perfection, effect of perfection or non-perfection or priority]. The Mortgagor warrants that, as of the date hereof, the name and address of the “Debtor” (which is the Mortgagor) are as set forth in the preamble of this Mortgage and a statement indicating the types, or describing the items, of collateral is set forth hereinabove. The Mortgagor warrants that the Mortgagor’s exact legal name is correctly set forth in the preamble of this Mortgage. The Mortgagee shall be deemed to be the “Secured Party” with the address as set forth in the preamble of this Mortgage and shall have the rights of a secured party under the [UCC][PPSA].

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(c)          This Mortgage will be filed in the real property records.

(d)          As of the date hereof, the Mortgagor is a [______________] organized under the laws of the State of [______________], and the Mortgagor’s organizational identification number is [______________]7.

13.13       Mortgage Recording Tax. The Mortgagor shall pay upon the recording hereof any and all mortgage recording taxes or any such similar fees and expenses due and payable to record this Mortgage in the appropriate records of the county in which the Premises is located.

SECTION 14

Events of Default

An Event of Default shall exist and be continuing under the terms of this Mortgage upon the existence and during the continuance of an Event of Default under the terms of the Credit Agreement.

SECTION 15

Foreclosure

15.1       Acceleration of Obligations; Foreclosure. Upon the occurrence and during the continuance of an Event of Default, the entire balance of the Obligations, including all accrued interest, shall become due and payable to the extent such amounts become due and payable under the Credit Agreement. Provided an Event of Default has occurred and is continuing, upon failure to pay the Obligations or reimburse any other amounts due under the Loan Documents in full at any stated or accelerated maturity and in addition to all other remedies available to the Mortgagee at law or in equity, the Mortgagee may foreclose the lien of this Mortgage by judicial or non-judicial proceeding in a manner permitted by applicable law. The Mortgagor hereby waives, to the fullest extent permitted by law, any statutory right of redemption in connection with such foreclosure proceeding. At any foreclosure sale by virtue of any judicial proceedings, power of sale, or any other legal right, remedy or recourse, the title to and right of possession of any such property shall pass to the purchaser thereof, and to the fullest extent permitted by law, the Mortgagor shall be completely and irrevocably divested of all of its right, title, interest, claim, equity, equity of redemption, and demand whatsoever, either at law or in equity, in and to the property sold and such sale shall be a perpetual bar both at law and in equity against the Mortgagor, and against all other Persons claiming or seeking to claim the property sold or any part thereof, by, through or under the Mortgagor. The Mortgagee or any of the Secured Parties may be a purchaser at such sale and if the Mortgagee is the highest bidder, subject to the terms of any applicable Intercreditor Agreement (as defined in the Guarantee and Collateral Agreement), the Mortgagee shall credit the portion of the purchase price that would be distributed to the Mortgagee against the indebtedness in lieu of paying cash. In the event this Mortgage is foreclosed by judicial action, appraisement of the Premises is waived to the extent permitted by applicable law. With respect to any notices required or permitted under the [UCC][PPSA] to the extent applicable, the Mortgagor agrees that ten days’ prior written notice shall be deemed commercially reasonable.

7 Note To Draft: Local counsel to advise if bracketed text is required.

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15.2       Proceeds of Sale. The proceeds of any foreclosure sale of the Premises, or any part thereof, will be distributed and applied in accordance with the terms and conditions of the Credit Agreement and any applicable Intercreditor Agreement (subject to any applicable provisions of applicable law).

SECTION 16

Additional Rights and Remedies of the Mortgagee

16.1       Rights Upon an Event of Default. Upon the occurrence and during the continuance of an Event of Default, the Mortgagee, immediately and without additional notice and without liability therefor to the Mortgagor, except for gross negligence, willful misconduct, bad faith or unlawful conduct, may do or cause to be done any or all of the following to the extent permitted by applicable law, and subject to the terms of any applicable Intercreditor Agreement: (a) enter the Premises and take exclusive physical possession thereof; (b) invoke any legal remedies to dispossess the Mortgagor if the Mortgagor remains in possession of the Premises without the Mortgagee’s prior written consent; (c) exercise its right to collect the Rents and Profits; (d) generally, supervise, manage and contract with reference to the Premises as if the Mortgagee were equitable owner of the Premises, hold, lease, develop, operate or otherwise use the Premises or any part thereof upon such terms and conditions as the Mortgagee may deem reasonable under the circumstances (making such repairs, alterations, additions and improvements and taking other actions, from time to time, as the Mortgagee deems necessary or desirable), and apply all rents and other amounts collected by the Mortgagee in connection therewith in accordance with the provisions hereof; (e) enter into contracts for the completion, repair and maintenance of the Improvements thereon; (f) institute proceedings for the complete foreclosure of the Mortgage, either by judicial action or by power of sale, in which case the Premises may be sold for cash or credit in one or more parcels; (g) expend [Canadian Facility Revolving Credit] Loan funds and any rents, income and profits derived from the Premises for the payment of any taxes, insurance premiums, assessments and charges for completion, repair and maintenance of the Improvements, preservation of the Lien of this Mortgage and satisfaction and fulfillment of any liabilities or obligations of the Mortgagor arising out of or in any way connected with the Premises whether or not such liabilities and obligations in any way affect, or may affect, the Lien of this Mortgage; (h) take such steps to protect and enforce the specific performance of any covenant, condition or agreement in this Mortgage, the Credit Agreement or the other Loan Documents, or to aid the execution of any power herein granted; and (i) exercise all other rights, remedies and recourses granted under the Loan Documents or otherwise available at law or in equity. The Mortgagor also agrees that any of the foregoing rights and remedies of the Mortgagee may be exercised at any time during the continuance of an Event of Default independently of the exercise of any other such rights and remedies, and the Mortgagee may continue to exercise any or all such rights and remedies until (i) the Event of Default is cured, (ii) foreclosure and the conveyance of the Premises to the high bidder, or (iii) the outstanding principal amount of the [Canadian Facility Revolving Credit] Loans, accrued and unpaid interest thereon (if any), and any other amounts then due and owing under the Credit Agreement and any other Loan Document to the Lenders or the Mortgagee are paid in full.

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16.2       Appointment of Receiver. Upon the occurrence and during the continuance of an Event of Default, subject to the terms of any applicable Intercreditor Agreement, the Mortgagee shall be entitled, without additional notice and without regard to the adequacy of any security for the Obligations secured hereby, whether the same shall then be occupied as a homestead or not, or the solvency of any party bound for its payment, to make application for the appointment of a receiver to take possession of and to operate the Premises, and to collect the rents, issues, profits, and income thereof, all expenses of which shall be added to the Obligations and secured hereby. The receiver shall have all the rights and powers provided for under the laws of the state in which the Premises are located, including without limitation, the power to execute leases, and the power to collect the rents, sales proceeds, issues, profits and proceeds of the Premises during the pendency of such foreclosure suit, as well as during any further times when the Mortgagor, its successors or assigns, except for the intervention of such receiver, would be entitled to collect such rents, sales proceeds, issues, proceeds and profits, and all other powers which may be necessary or are usual in such cases for the protection, possession, control, management and operation of the Premises during the whole of said period. Receiver’s fees, reasonable attorneys’ fees and costs incurred in connection with the appointment of a receiver pursuant to this Section 5.2 shall be secured by this Mortgage. Notwithstanding the appointment of any receiver, trustee or other custodian, subject to any applicable Intercreditor Agreement, the Mortgagee shall be entitled to retain possession and control of any cash or other instruments at the time held by or payable or deliverable under the terms of the Mortgage to the Mortgagee to the fullest extent permitted by law.

16.3       Waivers. No waiver of a prior Event of Default shall operate to waive any subsequent Event(s) of Default. All remedies provided in this Mortgage, the Credit Agreement or any of the other Loan Documents are cumulative and may, at the election of the Mortgagee, be exercised alternatively, successively, or in any manner and are in addition to any other rights provided by law.

16.4       Delivery of Possession After Foreclosure. In the event there is a foreclosure sale hereunder and at the time of such sale, the Mortgagor or the Mortgagor’s successors or assigns are occupying or using the Premises, or any part thereof, each and all immediately shall become the tenant of the purchaser at such sale, which tenancy shall be a tenancy from day to day, terminable at the will of either landlord or tenant, at a reasonable rental per day based upon the value of the property occupied, such rental to be due daily to the purchaser; and to the extent permitted by applicable law, the purchaser at such sale, notwithstanding any language herein apparently to the contrary, shall have the sole option to demand possession immediately following the sale or to permit the occupants to remain as tenants at will. In the event the tenant fails to surrender possession of said property upon demand, the purchaser shall be entitled to institute and maintain a summary action for possession of the property (such as an action for forcible detainer) in any court having jurisdiction.

16.5       Marshalling. The Mortgagor hereby waives, in the event of foreclosure of this Mortgage or the enforcement by the Mortgagee of any other rights and remedies hereunder, any right otherwise available in respect to marshalling of assets which secure any [Canadian Facility Revolving Credit] Loan and any other indebtedness secured hereby or to require the Mortgagee to pursue its remedies against any other such assets.

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16.6       Protection of Premises. Upon the occurrence and during the continuance of an Event of Default, the Mortgagee may take such actions, including, but not limited to disbursements of such sums, as the Mortgagee in its sole but reasonable discretion deems necessary to protect the Mortgagee’s interest in the Premises.

SECTION 17

General Conditions

17.1       Terms. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement. The singular used herein shall be deemed to include the plural; the masculine deemed to include the feminine and neuter; and the named parties deemed to include their successors and assigns to the extent permitted under the Credit Agreement. The term “Mortgagee” shall include the Collateral Agent on the date hereof and any successor Collateral Agent under the Loan Documents. The word “person” shall include any individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature, and the word “Premises” shall include any portion of the Premises or interest therein. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase without limitation.

17.2       Notices. All notices, requests and other communications shall be given in accordance with Subsection 11.2 of the Credit Agreement.

17.3       Severability. If any provision of this Mortgage is determined to be illegal, invalid or unenforceable, such provision shall be fully severable and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions.

17.4       Headings. The captions and headings herein are inserted only as a matter of convenience and for reference and in no way define, limit, or describe the scope of this Mortgage nor the intent of any provision hereof.

17.5       Intercreditor Agreements. Notwithstanding anything to the contrary contained herein, the lien and security interest granted to the Mortgagee pursuant to this Mortgage and the exercise of any right or remedy by the Mortgagee hereunder are subject to the provisions of any applicable Intercreditor Agreement. The Mortgagee acknowledges and agrees that the relative priority of the Liens granted to the Mortgagee, any Agent and any Additional Agent (as such terms are defined in the applicable Intercreditor Agreements) shall be determined solely pursuant to the applicable Intercreditor Agreements, and not by priority as a matter of law or otherwise.

17.6       Conflicting Terms.

(a)         In the event of any conflict between the terms of this Mortgage and any applicable Intercreditor Agreement, [(i) the terms of the ABL/Cash Flow Intercreditor Agreement (as defined in the Guarantee and Collateral Agreement) shall govern and control any conflict between the Mortgagee, the Agent and/or any Additional Agent and (ii) the terms of any Other Intercreditor Agreement (as defined in the Credit Agreement)][the terms of such Intercreditor Agreement] shall govern and control any conflict between the Mortgagee and any other party to such [Other] Intercreditor Agreement, in each case other than with respect to Section 6.7 of this Mortgage. In the event of any such conflict, the Mortgagor may act (or omit to act) in accordance with any of the applicable Intercreditor Agreements, and shall not be in breach, violation or default of its obligations hereunder by reason of doing so.

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(b)         In the event of any conflict between the terms and provisions of the Credit Agreement and the terms and provisions of this Mortgage, the terms and provisions of the Credit Agreement shall control and supersede the provisions of this Mortgage with respect to such conflicts other than with respect to Section 6.7 of this Mortgage.

(c)         Governing Law. This Mortgage shall be governed by and construed in accordance with the internal law of the state in which the Premises are located. Mortgagor expressly acknowledges that by their terms, [(i) the Guarantee and Collateral Agreement shall be governed by, and construed and interpreted in accordance with, the law of the province of Ontario and the federal laws of Canada applicable therein, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules are not mandatorily applicable by statute and would require or permit the application of the laws of another jurisdiction, and (ii)] the Credit Agreement and other Loan Documents (aside from those other Mortgages to be recorded outside New York) shall be governed by, and construed and interpreted in accordance with, the law of the State of New York, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules are not mandatorily applicable by statute and would require or permit the application of the laws of another jurisdiction.

17.7       Application of the Foreclosure Law. If any provision in this Mortgage shall be inconsistent with any provision of the foreclosure laws of the state in which the Premises are located, the provisions of such laws shall take precedence over the provisions of this Mortgage, but shall not invalidate or render unenforceable any other provision of this Mortgage that can be construed in a manner consistent with such laws.

17.8       Written Agreement. This Mortgage may not be amended, restated, supplemented, waived or otherwise modified except in accordance with Subsection 11.1 of the Credit Agreement. For the avoidance of doubt, it is understood and agreed that any amendment, amendment and restatement, waiver, supplement or other modification of or to [the ABL/Cash Flow Intercreditor Agreement or] any applicable [Other] Intercreditor Agreement that would have the effect, directly or indirectly, through any reference herein to [the ABL/Cash Flow Intercreditor Agreement or] such [Other] Intercreditor Agreement or otherwise, of waiving, amending, supplementing or otherwise modifying this Mortgage, or any term or provision hereof, or any right or obligation of the Mortgagor hereunder or in respect hereof, shall not be given such effect except pursuant to a written instrument executed by the Mortgagor and the Mortgagee in accordance with this Section 6.9.

17.9       Waiver of Jury Trial. Subsection 11.15 of the Credit Agreement is hereby incorporated by reference.

17.10     Request for Notice. The Mortgagor requests that a copy of any statutory notice of default and a copy of any statutory notice of sale hereunder be mailed to the Mortgagor in accordance with the requirements in Section 6.2 of this Mortgage.

EXHIBIT C
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17.11       Counterparts. This Mortgage may be executed by one or more of the parties on any number of separate counterparts, and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

17.12       Release. If any of the Premises shall be sold, transferred or otherwise disposed of by the Mortgagor in a transaction permitted by the Credit Agreement, then the Mortgagee, at the request and at the sole cost and expense of the Mortgagor, shall execute and deliver to the Mortgagor all releases or other documents reasonably necessary or desirable for the release of the Liens created hereby on the Premises. The Mortgagor shall deliver to the Mortgagee prior to the date of the proposed release, a written request for release.

17.13       [Last Dollars Secured; Priority. This Mortgage secures only a portion of the Obligations owing or which may become owing by the Mortgagor to the Secured Parties. The parties agree that any payments or repayments of such Obligations shall be and be deemed to be applied first to the portion of the Obligations that is not secured hereby, it being the parties’ intent that the portion of the Obligations last remaining unpaid shall be secured hereby. If at any time this Mortgage shall secure less than all of the principal amount of the Obligations, it is expressly agreed that any repayments of the principal amount of the Obligations shall not reduce the amount of the lien of this Mortgage until the lien amount shall equal the principal amount of the Obligations outstanding.]8

17.14       [State][Province/Territory] Specific Provisions. In the event of any inconsistencies between this Section 6.15 and any of the other terms and provisions of this Mortgage, the terms and provisions of this Section 6.15 shall control and be binding.

(a)          [________________]9

(b)          [________________]

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

8       To be included in mortgages for states with a mortgage recording tax, to the extent required.

9        Local counsel to advise as to jurisdiction-specific requirements.

EXHIBIT C
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IN WITNESS WHEREOF, the Mortgagor has executed this Mortgage as of the above written date.

MORTGAGOR:

[____________________]

By:
Name:
Title:

[ADD STATE NOTARY FORM FOR MORTGAGOR]10

10       Local counsel to confirm signature page and notary block which are acceptable for recording in the jurisdiction.

EXHIBIT C
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Exhibit A

Legal Description

[To be Attached.]

EXHIBIT D-1
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FORM OF U.S. TAX COMPLIANCE CERTIFICATE11

Reference is made to the Loan(s) held by the undersigned pursuant to the ABL Credit Agreement (as the same may be amended, restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), dated as of April 12, 2018, among PISCES MIDCO, INC., a Delaware corporation (together with its successors and assigns, the “Parent Borrower”), the Canadian Borrowers (as defined therein) and the U.S. Subsidiary Borrowers (as defined therein) from time to time party thereto (together with the Parent Borrower, collectively, the “Borrowers,” and each individually, a “Borrower”), the several banks and other financial institutions from time to time party thereto (the “Lenders”) and UBS AG, STAMFORD BRANCH, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders, as collateral agent for the Secured Parties, as swingline lender and as an issuing lender. Unless otherwise defined herein, capitalized terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement. The undersigned hereby certifies under penalty of perjury that:

1.	The undersigned is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) registered in its name;

2.	The income from the Loan(s) held by the undersigned is not effectively connected with the conduct of a trade or business within the United States;

3.	The undersigned is not a bank (as such term is used in Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”));

4.	The undersigned is not a 10-percent shareholder of any Borrower within the meaning of Section 881(c)(3)(B) of the Code; and

5.	The undersigned is not a controlled foreign corporation receiving interest on the Loan(s) from a related person within the meaning of Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Borrower Representative and the Administrative Agent with a certificate of the undersigned’s non-U.S. person status on Internal Revenue Service Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall so inform the Borrower Representative and the Administrative Agent in writing within thirty days of such change and (2) the undersigned shall furnish the Borrower Representative and the Administrative Agent, a properly completed and currently effective certificate in either the calendar year in which payment is to be made to the undersigned pursuant to the Credit Agreement, or in either of the two calendar years preceding such payment.

11 To be completed by a Foreign Lender that is not a non-U.S. intermediary or flow-through entity for U.S. federal income tax purposes.

EXHIBIT D-1
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[NAME OF LENDER]

By:
Name:
Title:

[Address]

Dated: __________, 20__

EXHIBIT D-2
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FORM OF U.S. TAX COMPLIANCE CERTIFICATE12

Reference is made to the Loan(s) held by the undersigned pursuant to the ABL Credit Agreement (as the same may be amended, restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), dated as of April 12, 2018, among PISCES MIDCO, INC., a Delaware corporation (together with its successors and assigns, the “Parent Borrower”), the Canadian Borrowers (as defined therein) and the U.S. Subsidiary Borrowers (as defined therein) from time to time party thereto (together with the Parent Borrower, collectively, the “Borrowers,” and each individually, a “Borrower”), the several banks and other financial institutions from time to time party thereto (the “Lenders”) and UBS AG, STAMFORD BRANCH, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders, as collateral agent for the Secured Parties, as swingline lender and as an issuing lender. Unless otherwise defined herein, capitalized terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement. The undersigned hereby certifies under penalty of perjury that:

1.	The undersigned is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) registered in its name, and its direct or indirect partners or members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s));

2.	The income from the Loan(s) held by the undersigned is not effectively connected with the conduct of a trade or business within the United States of the undersigned or of any of its direct or indirect partners or members that is claiming the portfolio interest exemption;

3.	Neither the undersigned nor any of its direct or indirect partners or members that is claiming the portfolio interest exemption is a bank (as such term is used in Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code));

4.	None of the direct or indirect partners or members of the undersigned that is claiming the portfolio interest exemption is a 10-percent shareholder of any Borrower within the meaning of Section 881(c)(3)(B) of the Code; and

5.	None of the direct or indirect partners or members of the undersigned that is claiming the portfolio interest exemption is a controlled foreign corporation receiving interest on the Loan(s) from a related person within the meaning of Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Borrower Representative and the Administrative Agent with a certificate of the undersigned’s non-U.S. person status on Internal Revenue Service Form W-8IMY accompanied by one of the following forms from each of its partners or members that is claiming the portfolio interest exemption: (i) an Internal Revenue Service Form W-8BEN-E or (ii) an Internal Revenue Service Form W-8IMY accompanied by an Internal Revenue Service Form W-8BEN-E from each of such partner’s or member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall so inform the Borrower Representative and the Administrative Agent in writing within thirty days of such change and (2) the undersigned shall furnish the Borrower Representative and the Administrative Agent a properly completed and currently effective certificate in either the calendar year in which a payment is to be made to the undersigned pursuant to the Credit Agreement, or in either of the two calendar years preceding such payment.

12 To be completed by a Foreign Lender that is a non-U.S. intermediary or flow-through entity for U.S. federal income tax purposes.

EXHIBIT D-2
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[NAME OF LENDER]

By:
Name:
Title:

[Address]

Dated: __________, 20__

EXHIBIT E
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FORM OF ASSIGNMENT AND ACCEPTANCE

Reference is made to the ABL Credit Agreement (as the same may be amended, restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), dated as of April 12, 2018, among PISCES MIDCO, INC., a Delaware corporation (together with its successors and assigns, the “Parent Borrower”), the Canadian Borrowers (as defined therein) and the U.S. Subsidiary Borrowers (as defined therein) from time to time party thereto (together with the Parent Borrower, collectively, the “Borrowers”, and each individually, a “Borrower”), the several banks and other financial institutions from time to time party thereto (the “Lenders”) and UBS AG, STAMFORD BRANCH, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders, as collateral agent for the Secured Parties, as swingline lender and as an issuing lender. Unless otherwise defined herein, capitalized terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

___________________________ (the “Assignor”) and _________________ (the “Assignee”) agree as follows:

1.       The Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, as of the Transfer Effective Date (as defined below), an interest (the “Assigned Interest”) as set forth in Schedule 1 in and to the Assignor’s rights and obligations under the Credit Agreement and the other Loan Documents with respect to those credit facilities provided for in the Credit Agreement as are set forth on Schedule 1 (individually, an “Assigned Facility”; collectively, the “Assigned Facilities”), in a principal amount for each Assigned Facility as set forth on Schedule 1.

2.       The Assignor (a) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto, other than that it is the legal and beneficial owner of the Assigned Interest and that it has not created any adverse claim upon the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (b) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrowers, any of their respective Subsidiaries or any other obligor or the performance or observance by the Borrowers, any of their respective Subsidiaries or any other obligor of any of their respective obligations under the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto or thereto; and (c) attaches the Note(s), if any, held by it evidencing the Assigned Facilities [and requests that the Administrative Agent exchange such Note(s) for a new Note or Notes payable to the Assignee and (if the Assignor has retained any interest in the Assigned Facilities) a new Note or Notes payable to the Assignor in the respective amounts which reflect the assignment being made hereby (and after giving effect to any other assignments which have become effective on the Transfer Effective Date)].13

13           Should only be included when specifically required by the Assignee and/or the Assignor, as the case may be.

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3.       The Assignee (a) represents and warrants that it is legally authorized to enter into this Assignment and Acceptance; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Subsections 5.1 and 7.1 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (c) agrees that it will, independently and without reliance upon the Assignor, any Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes each applicable Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; (e) hereby affirms the acknowledgements and representations of such Assignee as a Lender contained in Subsections 10.5 and 10.16 of the Credit Agreement; (f) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with the terms of the Credit Agreement all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender, including its obligations pursuant to Subsection 11.16 of the Credit Agreement, and, if it is organized under the laws of a jurisdiction outside the United States, its obligations pursuant to Subsection 4.11(b) of the Credit Agreement; and (g) represents and warrants that it meets all the requirements to be an assignee under the assignment provisions of the Credit Agreement and is not a Defaulting Lender.

4.       The effective date of this Assignment and Acceptance shall be [___________], [_______] (the “Transfer Effective Date”). Following the execution of this Assignment and Acceptance, it will be delivered to the Administrative Agent for acceptance by it and recording by the Administrative Agent pursuant to Subsection 11.6 of the Credit Agreement, effective as of the Transfer Effective Date (which shall not, unless otherwise agreed to by the Administrative Agent, be earlier than five Business Days after the date of such acceptance and recording by the Administrative Agent).

5.       Upon such acceptance and recording, from and after the Transfer Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to the Transfer Effective Date or accrued subsequent to the Transfer Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Transfer Effective Date or with respect to the making of this assignment directly between themselves.

6.       From and after the Transfer Effective Date, (a) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and under the other Loan Documents and shall be bound by the provisions thereof and (b) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement, but shall nevertheless continue to be entitled to the benefits of (and bound by related obligations under) Subsections 4.10, 4.11, 4.12, 4.13 and 11.5 thereof.

7.       Notwithstanding any other provision hereof, if the consents of the Borrower Representative and the Administrative Agent hereto are required under Subsection 11.6 of the Credit Agreement, this Assignment and Acceptance shall not be effective unless such consents shall have been obtained.

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8.       THIS ASSIGNMENT AND ACCEPTANCE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Acceptance to be executed as of the date first above written by their respective duly authorized officers on Schedule 1 hereto.

EXHIBIT E
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SCHEDULE 1

ASSIGNMENT AND ACCEPTANCE

Re: ABL Credit Agreement (as the same may be amended, restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), dated as of April 12, 2018, among PISCES MIDCO, INC., a Delaware corporation (together with its successors and assigns, the “Parent Borrower”), the Canadian Borrowers (as defined therein) and the U.S. Subsidiary Borrowers (as defined therein) from time to time party thereto (together with the Parent Borrower, collectively, the “Borrowers”, and each individually, a “Borrower”), the several banks and other financial institutions from time to time party thereto (the “Lenders”) and UBS AG, STAMFORD BRANCH, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders, as collateral agent for the Secured Parties (as defined therein), as swingline lender and as an issuing lender.

Name of Assignor:

Name of Assignee:

Transfer Effective Date of Assignment:

Assigned Facility	Aggregate Amount of Commitment/Loans under Facility for all Lenders	Amount of Commitment/Loans under Facility Assigned

	__________%	$__________

[NAME OF ASSIGNEE]		[NAME OF ASSIGNOR]

By:		By:
	Name:		Name:
	Title:		Title:

EXHIBIT E
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Accepted for recording in the Register:	Consented To:

UBS AG, STAMFORD BRANCH, as Administrative Agent	PISCES MIDCO, INC.

By:	By:
Name:	Name:
Title:	Title:][1][4]

UBS AG, STAMFORD BRANCH, as Administrative Agent

By:
Name:
Title:

14           Insert only as required by Subsection 11.6 of the Credit Agreement.

EXHIBIT F
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ABL CREDIT AGREEMENT

FORM OF SWINGLINE LOAN PARTICIPATION CERTIFICATE

[___________, 20__]

[Name of Lender]

Ladies and Gentlemen:

Pursuant to Subsection 2.4 of the ABL Credit Agreement (as the same may be amended, restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), dated as of April 12, 2018, among PISCES MIDCO, INC., a Delaware corporation (together with its successors and assigns, the “Parent Borrower”), the Canadian Borrowers (as defined therein) and the U.S. Subsidiary Borrowers (as defined therein) from time to time party thereto (together with the Parent Borrower, collectively, the “Borrowers”, and each individually, a “Borrower”), the several banks and other financial institutions from time to time party thereto (the “Lenders”) and UBS AG, STAMFORD BRANCH, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders, as collateral agent for the Secured Parties, as swingline lender and as an issuing lender, the undersigned hereby acknowledges receipt from you on the date hereof of DOLLARS ($) as payment for a participating interest in the following Swingline Loan:

Date of Swingline Loan:

Principal Amount of Swingline Loan:

Very truly yours,

UBS AG, STAMFORD BRANCH, as Swingline Lender

By:
Name:
Title:

EXHIBIT G-1
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ABL CREDIT AGREEMENT

FORM OF U.S. LOAN PARTY SECRETARY’S CERTIFICATE

[___________, 20__]

Reference is hereby made to (i) that certain cash flow credit agreement, dated as of April 12, 2018 (as the same may be amended, restated, supplemented, waived or otherwise modified from time to time, the “Cash Flow Credit Agreement”), among PISCES MIDCO, INC., a Delaware corporation (together with its successors and assigns, the “Borrower”), the several banks and other financial institutions from time to time party thereto (the “Cash Flow Lenders”) and JPMORGAN CHASE BANK, N.A., as administrative agent for the Cash Flow Lenders and as collateral agent for the Secured Parties (as defined therein), (ii) that certain asset-based credit agreement, dated as of April 12, 2018 (as the same may be amended, restated, supplemented, waived or otherwise modified from time to time, the “ABL Credit Agreement”), among the Borrower, the Canadian Borrowers (as defined therein) and the U.S. Subsidiary Borrowers (as defined therein) from time to time party thereto, the several banks and other financial institutions from time to time party thereto (“ABL Lenders”) and UBS AG, STAMFORD BRANCH, as administrative agent for the ABL Lenders, as collateral agent for the Secured Parties (as defined therein), as swingline lender and as an issuing lender and (iii) that certain Purchase Agreement, dated as of April 12, 2018 (the “Purchase Agreement”), among the Borrower and [DEUTSCHE BANK SECURITIES INC., JPMORGAN SECURITIES LLC and UBS SECURITIES LLC], each acting for itself and as the representatives of the initial purchasers named in Schedule I thereto (the “Initial Purchasers”), providing for, among other things, the sale of 8.00% Senior Notes due 2026 by the Borrower to the Initial Purchasers (the Cash Flow Credit Agreement, the ABL Credit Agreement and the Purchase Agreement, together with the other Loan Documents (as defined in each of the Cash Flow Credit Agreement and the ABL Credit Agreement) and the Operative Documents (as defined in the Purchase Agreement) delivered by or on the date hereof in connection with the Cash Flow Credit Agreement, the ABL Credit Agreement and the Purchase Agreement, as applicable, the “Transaction Documents”).

The undersigned, [__], [__] of the [managing member of] [general partner of] [__] (the “Company”), certifies solely on behalf of [__], in [his][her] capacity as [__] and not individually, as follows:

(a)       Attached hereto as Annex 1 is a true, correct and complete copy of the certificate of [incorporation][formation][limited partnership][other charter document] of the Borrower, as amended through the date hereof (the “Charter”), as certified by the [Secretary of State] [similar body] of the [State] [other jurisdiction] of [__]. The Charter is in full force and effect on the date hereof, has not been amended or cancelled and [with the exception of proceedings relating to the [Atlas Merger][Pisces Merger] (as defined in each of the Cash Flow Credit Agreement and the ABL Credit Agreement)] no amendment to the Charter is pending or proposed. To the best of the undersigned’s knowledge, no steps have been taken and no proceedings are pending for the merger, consolidation, conversion, dissolution, termination or liquidation of the Borrower and no such proceedings are threatened or contemplated[, with the exception of proceedings relating to the [Atlas Merger][Pisces Merger] (as defined in each of the Cash Flow Credit Agreement and the ABL Credit Agreement)].

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(b)       [Attached hereto as Annex 2 is a true, correct and complete copy of the [bylaws] [limited liability company agreement] [limited partnership agreement] [other operating agreement] of the Company, as amended through the date hereof (the “Operating Agreement”) as in effect at all times since the adoption thereof to and including the date hereof. Such Operating Agreement has not been amended, repealed, modified, superseded, revoked or restated, and such Operating Agreement is in full force and effect on the date hereof and no amendment to the Operating Agreement is pending.]

(c)       Attached hereto as Annex [2][3] is a true, correct and complete copy of the [[unanimous] written consent] [minutes] of the [[managing] [sole] member]] [general partner] [Board of Directors] [Board of Managers] [other authorizing body] of the Company (the “Authorizing Body”), dated as of [●], 20[●] (the “Resolutions”), authorizing, among other things, the execution, delivery and performance of each of the Transaction Documents to which the Company is a party and the transactions contemplated thereby. The Resolutions (i) were duly adopted by the Authorizing Body and have not been amended, modified, superseded or revoked in any respect, (ii) are in full force and effect on the date hereof[,][ and] (iii) are the only proceedings of the Authorizing Body [or any committee thereof] relating to or affecting the Transaction Documents to which the Company is a party and the matters referred to therein [and (iv) have been filed [with the minutes of the proceedings of the Authorizing Body] [in the minute book of the Company] [in accordance with the Operating Agreement]]. [As of [●], 20[●], there were no vacancies or unfilled newly created [directorships] [manager positions] on the Authorizing Body.]

(d)       Attached hereto as Annex [3][4] is a list of the persons who, as of the date hereof, are duly elected and qualified [officers] [managing directors] of the [managing member of the] [general partner of the] Company holding the offices indicated next to their respective names, and the signatures appearing opposite their respective names are the true and genuine signatures of such [officers] [managing directors] or true facsimiles thereof, and each of such [officers] [managing directors] is duly authorized to execute and deliver, on behalf of the [[managing member of the] [general partner of the] Company, the Transaction Documents to which the Company is a party and any of the other documents contemplated thereby.

(e)       [A duly executed copy of each of the Transaction Documents (as defined in the Resolutions) to which the Company is a party has been delivered by the Company to each of the other parties thereto.]

EXHIBIT G-1
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Debevoise & Plimpton LLP, [Cahill Gordon & Reindel LLP,] [Morris, Nichols, Arsht & Tunnell LLP,] [Lathrop & Gage LLP,] [Marshall & Melhorn, LLC,] [Adams and Reese LLP] and [Dinsmore & Shohl LLP] are entitled to rely on this certificate in connection with any opinions they are delivering pursuant to the Transaction Documents to which the Company is a party.

[The remainder of this page is intentionally left blank.]

EXHIBIT G-1
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IN WITNESS WHEREOF, the [managing member of the] [general partner of the] Company has caused this certificate to be executed on its behalf by its [●], as of the date first set forth above.

By:
Name:
Title:

I, [●], am the duly elected and acting [●] of the [managing member of the] [general partner of the] Company, and do hereby certify in such capacity on behalf of the [managing member of the] [general partner of the] Company and not in my individual capacity that [●] is the duly elected, qualified and acting [●] of the [managing member of the] [general partner of the] Company and that the signature appearing above is [his][her] genuine signature or a true facsimile thereof.

By:
Name:
Title:

[Signature Page to Secretary’s Certificate of [Company]]

EXHIBIT G-1
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Annex 1 – Charter

EXHIBIT G-1
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Annex 2 – Operating Agreement

EXHIBIT G-1
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Annex 3 – Resolutions

EXHIBIT G-1
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Annex 4 – Incumbency Certificate

Name	Title	Signature
[●]	[●]
[●]	[●]
[●]	[●]
[●]	[●]
[●]	[●]

EXHIBIT G-2
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ABL CREDIT AGREEMENT

FORM OF CANADIAN LOAN PARTY OFFICER’S CERTIFICATE

TO:	[Blake, Cassels & Graydon LLP (“Blakes”)]

TO:	[Osler, Hoskin & Harcourt LLP]

TO:	[Debevoise & Plimpton LLP]

TO:	[Cahill Gordon & Reindel LLP]

TO:	UBS AG, Stamford Branch, as Administrative Agent and Collateral Agent (as defined in the Credit Agreement)

TO:	Canadian Secured Parties (as defined in the Credit Agreement)

RE:	US$360,000,000 ABL Credit Agreement dated as of April 12, 2018 (the “Credit Agreement”) among, inter alios, Pisces Midco, Inc., as parent borrower (the “Parent Borrower”), the Corporation, the other Canadian Borrowers and U.S. Subsidiary Borrowers from time to time party thereto (together with the Parent Borrower and the Corporation, the “Borrowers”), the lenders (the “Lenders”) and issuing lenders from time to time party thereto, and UBS AG, Stamford Branch, as administrative agent and collateral agent (the “Agent”)

DATE:	[___________, 20__]

As of the date hereof, the undersigned, a duly appointed [officer] of [__] (the “Corporation”), in such capacity and without personal liability, certifies as follows:

1.	I have made, or caused to be made, such examinations or investigations as are, in my opinion, necessary to make the statements contained in this certificate and I have furnished this certificate with the intent that it may relied on by [Blakes] in connection with its provision of any legal opinions and by the other addressees hereto.

2.	The persons whose names are set forth in Exhibit A (the “Authorized Signatories”) are officers or directors of the Corporation duly elected or appointed to the position or positions set forth opposite their respective names, and the signature of each person appearing opposite his or her name is a true specimen of his or her signature.

3.	Attached to this certificate are true and complete copies of:

(a)	the articles of the Corporation that are in effect (the “Articles”) as Exhibit B;

(b)	the by-laws of the Corporation that are in effect (the “By-laws”) as Exhibit C;

(c)	the written resolution of the directors of the Corporation, signed by all the directors entitled to vote on that resolution at a meeting of directors authorizing, among other things, the execution and delivery of the agreements referred to therein and the pledge and transfer of shares of the Corporation (the “Authorizing Resolution”) as Exhibit D; and

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(d)	the shareholders register of the Corporation (the “Shareholders Register”) as Exhibit E.

4.	To the knowledge of the undersigned, after due inquiry, there are no agreements or declarations that restrict in whole or in part the powers of the directors to manage or supervise the management of the business and affairs of the Corporation and that are in effect.

5.	No proceedings have been taken or are pending to amend, supplement, repeal or cancel the Articles or the By-laws.

6.	The directors of the Corporation have not passed any resolution that supersedes or otherwise conflicts with the Authorizing Resolution, which remains in full force and effect, unamended.

7.	The Corporation has not received any notice or other communication from any governmental authority or other person indicating that there exists any situation which, unless remedied, could result in the dissolution of the Corporation.

8.	The Corporation is not insolvent and no act or proceeding of or against the Corporation has been taken or is pending in connection with the liquidation, winding-up, bankruptcy or reorganization of the Corporation.

9.	The Shareholders Register contains a true, complete and current record of all registered holders of securities and warrants issued by the Corporation. The Corporation has not given to any other person any conversion privileges, options or other rights to acquire any securities of the Corporation.

[signatures on the next following page]

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IN WITNESS WHEREOF the undersigned has executed this certificate as of the date first written above.

By:
Name:
Title:

[Signature Page to Officer’s Certificate]

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EXHIBIT A

AUTHORIZED SIGNATORIES

Name	Title	Specimen Signature

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EXHIBIT B

ARTICLES

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EXHIBIT C

BY-LAWS

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EXHIBIT D

AUTHORIZING RESOLUTION

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EXHIBIT E

SHAREHOLDERS REGISTER

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FORM OF OFFICER’S CERTIFICATE

PISCES MIDCO, INC.

Pursuant to Subsection 6.1(f) of the ABL Credit Agreement, dated as of April 12, 2018 (as the same may be amended, restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”; capitalized terms defined therein being used herein as therein defined), among PISCES MIDCO, INC., a Delaware corporation (together with its successors and assigns, the “Parent Borrower”), the Canadian Borrowers (as defined therein) and the U.S. Subsidiary Borrowers (as defined therein) from time to time party thereto (together with the Parent Borrower, collectively, the “Borrowers”, and each individually, a “Borrower”), the several banks and other financial institutions from time to time party thereto (the “Lenders”) and UBS AG, STAMFORD BRANCH, as administrative agent for the Lenders, as collateral agent for the Secured Parties, as swingline lender and as an issuing lender, the undersigned hereby certifies, on behalf of the Parent Borrower (as Borrower Representative), that:

1.       On and as of the date hereof, both before and after giving effect to any Extension of Credit to occur on the date hereof and the application of the proceeds thereof, (i) the condition in Section 6.3(a) of the Pisces Acquisition Agreement (but only with respect to the representations that are material to the interests of the Lenders, and only to the extent that the Parent Borrower (or any of its Affiliates party to the Pisces Acquisition Agreement) has the right to terminate its obligations under the Pisces Acquisition Agreement (or otherwise decline to consummate the Pisces Merger) without liability to the Parent Borrower or any of its Affiliates as a result of a breach of such representations in the Pisces Acquisition Agreement) has been satisfied, (ii) the condition in Section 2.6(b)(ii) of the Atlas Acquisition Agreement (but only with respect to the representations that are material to the interests of the Lenders, and only to the extent that the Borrower (or any of its Affiliates party to the Atlas Acquisition Agreement) has the right to terminate its obligations under the Atlas Acquisition Agreement (or otherwise decline to consummate the Atlas Acquisition) without liability to the Borrower or any of its Affiliates as a result of a breach of such representations in the Atlas Acquisition Agreement) has been satisfied and (iii) the Specified Representations are true and correct in all material respects, except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties are true and correct in all material respects as of such earlier date.

2.       On the date hereof, all conditions set forth in Subsection 6.1 of the Credit Agreement have been satisfied (except as explicitly set forth in the provisos to Subsection 6.1(a) and Subsection 6.1(g)) or waived.

IN WITNESS WHEREOF, the undersigned has hereunto set [his][her] name as of the date first written above.

PISCES MIDCO, INC.

By:
Name:
Title:

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FORM OF ABL SOLVENCY CERTIFICATE

Date: [_____, 20__]

To the Administrative Agent and each of the Lenders
party to the Credit Agreement referred to below:

I, the undersigned, the Chief Financial Officer of PISCES MIDCO, INC., a Delaware corporation (the “Parent Borrower”), in that capacity only and not in my individual capacity (and without personal liability), do hereby certify as of the date hereof, and based upon (i) facts and circumstances as they exist as of the date hereof (and disclaiming any responsibility for changes in such facts and circumstances after the date hereof) and (ii) such materials and information as I have deemed relevant to the determination of the matters set forth in this certificate, that:

1.         This certificate is furnished to the Administrative Agent and the Lenders pursuant to Subsection 6.1(m) of the ABL Credit Agreement, dated as of April 12, 2018, among the Parent Borrower, the Canadian Borrowers (as defined therein) and the U.S. Subsidiary Borrowers (as defined therein) from time to time party thereto (together with the Parent Borrower, collectively, the “Borrowers”, and each individually, a “Borrower”), the several banks and other financial institutions from time to time party thereto and UBS AG, STAMFORD BRANCH, as administrative agent for the Lenders, as collateral agent for the Secured Parties, as swingline lender and as an issuing lender (the “Credit Agreement”). Unless otherwise defined herein, capitalized terms used in this certificate shall have the meanings set forth in the Credit Agreement.

2.         For purposes of this certificate, the terms below shall have the following definitions:

(a)       “Fair Value”

The amount at which the assets (both tangible and intangible), in their entirety, of the Parent Borrower and its Subsidiaries taken as a whole would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

(b)       “Present Fair Salable Value”

The amount that could be obtained by an independent willing seller from an independent willing buyer if the assets of the Parent Borrower and its Subsidiaries taken as a whole are sold with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.

(c)       “Stated Liabilities”

The recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of the Parent Borrower and its Subsidiaries taken as a whole, as of the date hereof after giving effect to the consummation of the Transactions, determined in accordance with GAAP consistently applied.

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(d)       “Identified Contingent Liabilities”

The maximum estimated amount of liabilities reasonably likely to result from pending litigation, asserted claims and assessments, guaranties, uninsured risks and other contingent liabilities of the Parent Borrower and its Subsidiaries taken as a whole after giving effect to the Transactions (including all fees and expenses related thereto but exclusive of such contingent liabilities to the extent reflected in Stated Liabilities), as and to the extent identified and explained in terms of their nature and estimated magnitude by responsible officers of the Parent Borrower.

(e)       “Will be able to pay their Stated Liabilities and Identified Contingent Liabilities as they mature”

For the period from the date hereof through the Termination Date, the Parent Borrower and its Subsidiaries taken as a whole will have sufficient assets and cash flow to pay their respective Stated Liabilities and Identified Contingent Liabilities as those liabilities mature or (in the case of contingent liabilities) otherwise become payable.

(f)       “Do not have Unreasonably Small Capital”

For the period from the date hereof through the Termination Date, the Parent Borrower and its Subsidiaries taken as a whole after consummation of the Transactions is a going concern and has sufficient capital to ensure that it will continue to be a going concern for such period.

3.       For purposes of this certificate, I, or officers of the Parent Borrower under my direction and supervision, have performed the following procedures as of and for the periods set forth below.

(a)       I have reviewed the financial statements (including the pro forma financial statements) referred to in Subsection 5.1 of the Credit Agreement.

(b)       I have knowledge of and have reviewed to my satisfaction the Credit Agreement.

(c)       As the Chief Financial Officer of the Parent Borrower, I am familiar with the financial condition of the Parent Borrower and its Subsidiaries.

4.        Based on and subject to the foregoing, I hereby certify on behalf of the Parent Borrower that after giving effect to the consummation of the Transactions and after giving effect to the effectiveness of the Atlas Merger, the Atlas Contribution and the repayment of certain existing Indebtedness of the Atrium Business on the Business Day immediately following the Closing Date, it is my opinion that (i) the Fair Value and Present Fair Salable Value of the assets of the Parent Borrower and its Subsidiaries taken as a whole exceed their Stated Liabilities and Identified Contingent Liabilities; (ii) the Parent Borrower and its Subsidiaries taken as a whole do not have Unreasonably Small Capital; and (iii) the Parent Borrower and its Subsidiaries taken as a whole will be able to pay their Stated Liabilities and Identified Contingent Liabilities as they mature

* * *

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IN WITNESS WHEREOF, the Parent Borrower has caused this certificate to be executed on its behalf by its Chief Financial Officer as of the date first written above.

PISCES MIDCO, INC.

By:
	Name:	Shawn K. Poe
	Title:	Chief Financial Officer

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FORM OF BORROWING REQUEST

Date: [_____, 20__]

UBS AG, STAMFORD BRANCH

600 Washington Boulevard

Stamford, Connecticut 06901

Attention: Agency Group

Facsimile No.: (203) 719-3888

Email: Agency-UBSAmericas@ubs.com

Ladies and Gentlemen:

The undersigned, PISCES MIDCO, INC., a Delaware corporation (together with its successors and assigns, the “Parent Borrower”), refers to the ABL Credit Agreement, [to be dated as of April 12, 2018]15[dated as of April 12, 2018]16, among the Parent Borrower, the Canadian Borrowers (as defined therein) and the U.S. Subsidiary Borrowers (as defined therein) from time to time party thereto, the several banks and other financial institutions from time to time party thereto and UBS AG, STAMFORD BRANCH, as an issuing lender, swingline lender, administrative agent and collateral agent (as the same may be amended, restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used herein without definition have the respective meanings assigned to such terms in the Credit Agreement.

The Borrower Representative hereby gives you notice pursuant to Subsection 2.2 of the Credit Agreement that the undersigned hereby requests Revolving Credit Loans (the “Proposed Borrowing”) under the Credit Agreement as follows:

1.	The Borrower of the Proposed Borrowing is [_____________][17].

2.	The Proposed Borrowing is requested under the [U.S.][Canadian] Facility Commitments.

3.	The currency of the Proposed Borrowing is [_____________][18]

4.	The aggregate principal amount of the Proposed Borrowing is [$][__________][19].

15          For Borrowing Requests delivered on the Closing Date.

16          For Borrowing Requests delivered after the Closing Date.

17          Insert the Parent Borrower, Canadian Borrower or U.S. Subsidiary Borrower as applicable.

18          Insert as applicable.

19          Each Borrowing shall be in an amount equal to, except any Loan to be used solely to pay a like amount of outstanding Reimbursement Obligations or Swingline Loans, in multiples (v) in the case of any Loan denominated in Dollars, $500,000 (or, if the Commitments then available (as calculated in accordance with Subsection 2.1(a)) are less than $500,000, such lesser amount) or a whole multiple of $100,000 in excess thereof, (w) in the case of any Loan denominated in Canadian Dollars, C$500,000 (or, if the Commitments then available (as calculated in accordance with Subsection 2.1(a)) are less than the Dollar Equivalent of C$500,000, such lesser amount) or a whole multiple of C$100,000 in excess thereof, (x) in the case of any Loan denominated in Euros, €500,000 (or, if the Commitments then available (as calculated in accordance with Subsection 2.1(a)) are less than the Dollar Equivalent of €500,000, such lesser amount) or a whole multiple of €100,000 in excess thereof, (y) in the case of any Loan denominated in Sterling, £500,000 (or, if the Commitments then available (as calculated in accordance with Subsection 2.1(a)) are less than the Dollar Equivalent of £500,000, such lesser amount) or a whole multiple of £100,000 in excess thereof and (z) in the case of any Loan denominated in any other Designated Foreign Currency, in such minimum amounts and multiples in excess thereof as the Borrower Representative and the Administrative Agent may agree.

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5.	The Revolving Credit Loans to be made pursuant to the Proposed Borrowing shall initially be incurred and maintained as [ABR Loans][Eurocurrency Loans][BA Equivalent Loans][Canadian Prime Rate Loans][20], [the initial Interest Period for which shall be [__________] [months][days][21].[22]

6.	The Business Day of the Proposed Borrowing is [_____, 20__][23].

*            *            *

20          Select as appropriate.

21          Initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurocurrency Loan or BA Equivalent Loan and ending (x) one, two, three or six months (or if agreed to by each affected Lender, 12 months or a shorter period) thereafter or (y) on the last day of the first Fiscal Quarter ending after the Closing Date, as selected by the Borrower Representative in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto.

22          Insert in the case of Eurocurrency Loans or BA Equivalent Loans.

23          Borrowing Requests must be received by the Administrative Agent prior to (1) in the case of Eurocurrency Loans, BA Equivalent Loans, ABR Loans or Canadian Prime Rate Loans to be borrowed on the Closing Date, 12:00 P.M., New York City time (or such later time as may be agreed by the Administrative Agent in its reasonable discretion), one Business Day prior to the Closing Date, and (2) in all other cases, (a) 2:00 P.M., New York City time, at least three Business Days (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion) prior to the requested Borrowing Date, if all or any part of the requested Revolving Credit Loans are to be initially Eurocurrency Loans or BA Equivalent Loans, (b) 10:00 A.M., New York City time (or such later time as may be agreed by the Administrative Agent in its reasonable discretion), on the requested Borrowing Date, for ABR Loans or (c) 10:00 A.M., New York City time (or such later time as may be agreed by the Administrative Agent in its reasonable discretion), one Business Day prior to the requested Borrowing Date, for Canadian Prime Rate Loans).

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PISCES MIDCO, INC.

By:
Name:
Title:

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FORM OF L/C REQUEST

Dated [___________________](24)

[NAME OF ISSUING LENDER], as Issuing Lender, under the ABL Credit Agreement, [to be dated as of April 12, 2018]25[dated as of April 12, 2018]26 (as the same may be amended, restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among PISCES MIDCO, INC., a Delaware corporation (the “Parent Borrower”), the Canadian Borrowers (as defined therein) and the U.S. Subsidiary Borrowers (as defined therein) from time to time party thereto (together with the Parent Borrower, collectively, the “Borrowers”, and each individually, a “Borrower”), the several banks and other financial institutions from time to time party thereto (the “Lenders”) and UBS AG, STAMFORD BRANCH, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders, as collateral agent for the Secured Parties (as defined therein), as swingline lender and as an issuing lender.

Attention:

Letter of Credit Issuer:

with a copy to:

(27)

Attention:

24         Date of L/C Request.

25        For L/C Requests delivered on or prior to the Closing Date.

26        For L/C Requests delivered after the Closing Date.

27         Insert name and address of Issuing Lender.

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Ladies and Gentlemen:

Pursuant to Subsection 3.2 of the Credit Agreement, we hereby request that the Issuing Lender referred to above issue a [Commercial Letter of Credit] [Standby Letter of Credit] (“L/C”) for the account of the undersigned on(28) [______] (the “Date of Issuance”) in the aggregate Stated Amount of(29) [______]. The requested L/C shall be a [U.S. Facility][Canadian Facility] Letter of Credit and shall be denominated in [Dollars] [other Designated Foreign Currency].

For purposes of this L/C Request, unless otherwise defined herein, all capitalized terms used herein which are defined in the Credit Agreement shall have the respective meanings provided therein.

The beneficiary of the requested L/C will be of [__](30) and such L/C will be in support of [__](31) and will have a stated expiration date of [__](32)

We hereby certify that:

(A)	the representations and warranties contained in the Credit Agreement or the other Loan Documents are true and correct in all material respects on the date hereof except to the extent such representations and warranties relate to a specific earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date; and

(B)	no Default or Event of Default has occurred and is continuing nor, immediately after giving effect to the issuance of the L/C requested hereby, would such a Default or Event of Default occur.

Copies of all documentation with respect to the supported transaction are attached hereto.

[PISCES MIDCO, INC.]

By:
Name:
Title:

28         Date of issuance which shall be (x) a Business Day and (y) at least five Business Days from the date hereof (or such shorter period as is acceptable to the respective Issuing Lender in any given case).

29         Insert aggregate Stated Amount.

30         Insert name and address of beneficiary.

31         Insert a description of relevant obligations.

32         Insert the last date upon which drafts may be presented which, unless otherwise agreed by the Administrative Agent, may not be later than the earlier of (A) one year after its date of issuance and (B) the 5th Business Day prior to the Termination Date (subject, if requested by the applicable Parent Borrower and agreed to by the Issuing Lender, to auto-renewals for successive periods not exceeding one year and ending prior to the 5th Business Day prior to the Termination Date).

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FORM OF BORROWING BASE CERTIFICATE

Reference is hereby made to that certain ABL Credit Agreement, dated as of April 12, 2018 (including all annexes, exhibits and schedules thereto and as the same may be amended, restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”; capitalized terms that are not defined herein have the meanings ascribed to such terms in the Credit Agreement), among PISCES MIDCO, INC., a Delaware corporation (together with its successors and assigns, the “Parent Borrower”), the Canadian Borrowers (as defined therein) and the U.S. Subsidiary Borrowers (as defined therein) from time to time party thereto, the several banks and other financial institutions from time to time party thereto (the “Lenders”) and UBS AG, STAMFORD BRANCH, as administrative agent for the Lenders, as collateral agent for the Secured Parties (as defined therein), as swingline lender and as an issuing lender.

As of the last Business Day of the Fiscal Period ended [●], 20[●] (the “Determination Date”), I, [●], the [●] of the Borrower Representative, hereby certify to the Administrative Agent in my representative capacity on behalf of the Parent Borrower and the other Qualified Loan Parties and not in my individual capacity that to the best of my knowledge and belief (i) the statements and calculations of the Borrowing Base set forth on Annex A hereto (and the schedules attached thereto) are true and correct as of the Determination Date[, (ii) the statements and calculations for (x) the amount of Inventory at each location permitted to be included pursuant to the first proviso to clause (e) of the definition of “Eligible Inventory” in the Credit Agreement and (y) the amount that is 3.0% of the Borrowing Base, in each case set forth on Annex B hereto (and the schedules attached thereto) are true and correct as of the Determination Date, (iii) the statements and calculations of the Specified Unrestricted Cash set forth on Annex B hereto (and the schedules attached thereto) are true and correct as of the Determination Date]33 and [(ii)][(iv)] such calculations have been made in accordance with the requirements of the Credit Agreement.

[SIGNATURE PAGE TO FOLLOW]

33          Not included for the Borrowing Base Certificate delivered on the Closing Date.

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IN WITNESS WHEREOF, the undersigned has caused this Borrowing Base Certificate to be executed and delivered on the ____ day of [●], 20[●].

PISCES MIDCO, INC.

By:
Name:
Title:

[Signature Page to ABL Borrowing Base Certificate]

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ANNEX A

BORROWING BASE

[See attached.]

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ANNEX B

ELIGIBLE INVENTORY AT CERTAIN LOCATIONS AND 3.0% OF BORROWING BASE

[See attached.]

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ANNEX C

SPECIFIED UNRESTRICTED CASH

[See attached.]

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FORM OF LENDER JOINDER AGREEMENT

THIS LENDER JOINDER AGREEMENT, dated as of [_______ __, 20__] (this “Agreement”), by and among [Additional Lenders] (each, an “Additional Lender”, and collectively, the “Additional Lenders”), the Borrower Representative (as defined in the Credit Agreement (as defined below)) and the Administrative Agent (as defined below).

RECITALS:

WHEREAS, reference is hereby made to that certain ABL Credit Agreement, dated as of April 12, 2018 (as the same may be amended, restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”, capitalized terms defined therein being used herein as therein defined), among PISCES MIDCO, INC., a Delaware corporation (the “Parent Borrower”), the Canadian Borrowers (as defined therein) and the U.S. Subsidiary Borrowers (as defined therein) from time to time party thereto (together with the Parent Borrower, collectively, the “Borrowers”, and each individually, a “Borrower”), the several banks and other financial institutions from time to time party thereto (the “Lenders”) and UBS AG, STAMFORD BRANCH, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders, as collateral agent for the Secured Parties, as swingline lender and as an issuing lender; and

WHEREAS, subject to the terms and conditions of the Credit Agreement, the Borrowers may [increase the Commitments by obtaining the [Supplemental Commitments] [Incremental Revolving Commitments]] [borrow Incremental ABL Term Loans] by entering into one or more Lender Joinder Agreements with the Additional Lenders.

NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained, the parties hereto agree as follows:

Each Additional Lender party hereto hereby agrees to commit to provide its respective [Supplemental Commitments] [Incremental Revolving Commitments][Incremental ABL Term Loans] as set forth on Schedule A annexed hereto, on the terms and subject to the conditions set forth below:

Each Additional Lender (i) represents and warrants that it is legally authorized to enter into this Lender Joinder Agreement; (ii) confirms that it has received a copy of the Credit Agreement and the other Loan Documents, together with copies of the financial statements referred to in Subsections 5.1 and 7.1 of the Credit Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement; (iii) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (iv) appoints and authorizes each applicable Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement, and the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to each such Agent, as applicable, by the terms thereof, together with such powers as are reasonably incidental thereto; (v) hereby affirms the acknowledgments and representations of such Additional Commitment Lender as a Lender contained in Subsections 10.5 and 10.16 of the Credit Agreement; and (vi) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with the terms of the Credit Agreement all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender, including its obligations pursuant to Subsection 11.16 of the Credit Agreement, and, if it is organized under the laws of a jurisdiction outside the United States, its obligations pursuant to Subsection 4.11(b) of the Credit Agreement.

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Each Additional Lender hereby agrees to make its [Supplemental Commitment] [Incremental Revolving Commitment][Incremental ABL Term Loan] on the following terms and conditions:

1.         Other Fees. The applicable Borrowers agree to pay each Additional Lender its pro rata share of an aggregate fee equal to [__]%.

2.         Additional Lenders. Each Additional Lender acknowledges and agrees that upon its execution of this Agreement that such Additional Lender shall become a “Lender” under, and for all purposes of, the Credit Agreement and the other Loan Documents, and shall be subject to and bound by the terms thereof, and shall perform all the obligations of and shall have all rights of a Lender thereunder.

3.         Credit Agreement Governs. Except as set forth in this Agreement and any related amendments to the Loan Documents, Incremental Facility Increases shall otherwise be subject to the provisions of the Credit Agreement and the other Loan Documents.

4.         Borrower Representative’s Certifications. By its execution of this Agreement, the undersigned officer of the Borrower Representative, to the best of his or her knowledge, hereby certifies that:

(i)        [The Specified Representations are]34 [The representations and warranties made by the Parent Borrower and its Restricted Subsidiaries as set forth in the Credit Agreement and in each of the other Loan Documents to which it is a party]35 are true and correct in all material respects on and as of the date hereof, except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties are true and correct in all material respects as of such earlier date; and

(ii)        No Specified Default has occurred and is continuing as of the date hereof or after giving effect to the Commitments and/or Loans to be made on the date hereof and/or the issuance of any Letters of Credit to be issued on the date hereof.

5.         Borrower Covenant. By its execution of this Agreement, the Borrower Representative hereby covenants to deliver or cause to be delivered all legal opinions and other documents reasonably requested by the Administrative Agent, as applicable, in connection with this Agreement.

6.         Notice. For purposes of the Credit Agreement, the initial notice address of each Additional Lender shall be as set forth below its signature below.

34            To be made in connection with a Limited Condition Transaction.

35            To be made in all other cases.

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7.         Certain Delivery Requirements. Each Additional Lender has delivered or shall deliver herewith to Borrower Representative and the Administrative Agent such forms, certificates or other evidence with respect to United States federal income tax withholding matters as such Additional Lender may be required to deliver to the Borrower Representative and the Administrative Agent pursuant to Subsection 4.11 of the Credit Agreement.

8.         Recordation of the New Loans. Upon execution and delivery hereof, the Administrative Agent will record the Incremental Facility Increase made by the Additional Lender in the Register.

9.         Amendment, Modification and Waiver. This Agreement may not be amended, restated, supplemented, waived or otherwise modified except by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto.

10.       Entire Agreement. This Agreement, the Credit Agreement and the other Loan Documents represent the entire agreement among the parties with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by any of the parties relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

11.       GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

12.       Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

13.       Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile and other electronic transmission), and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

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IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized officer to execute and deliver this Lender Joinder Agreement as of the date first above written.

[NAME OF ADDITIONAL LENDER]

By:
Name:
Title:

Attention:
Telephone:
Facsimile:

PISCES MIDCO, INC.,
as Borrower Representative

By:
Name:
Title:

UBS AG, STAMFORD BRANCH,
as Administrative Agent

By:
Name:
Title:

EXHIBIT L

to

ABL CREDIT AGREEMENT

SCHEDULE A

to

LENDER JOINDER AGREEMENT

EXHIBIT M

to

ABL CREDIT AGREEMENT

Form of Collateral Access Agreement

THIS COLLATERAL ACCESS AGREEMENT (the “Agreement”) is made and entered into as of ________________, by and between [●], having an office at [●] (“Landlord”), and UBS AG, STAMFORD BRANCH, having an office at 600 Washington Boulevard, Stamford, Connecticut 06901, as administrative agent and collateral agent (in such capacities, “Agent”) for the benefit of the Secured Parties under the Credit Agreement (as hereinafter defined).

RECITALS:

A.       Landlord is the record title holder and owner of the real property described in Schedule A attached hereto (the “Real Property”).

B.       Pursuant to a certain [lease] [warehousing] agreement or agreements described in Schedule B attached hereto (collectively, and as amended, amended and restated, supplemented or otherwise modified from time to time, the “Lease”), Landlord has agreed to store certain personal property for [Pisces Midco, Inc., a Delaware corporation (together with its successors and assigns, the “Parent Borrower” or “Lessee”, as applicable)][[Subsidiary [Borrower] [Guarantor]] (the “Subsidiary [Borrower] [Guarantor]” or “Lessee”, as applicable)] on all or a portion of the Real Property (the “Leased Premises”).

C.       [The Parent Borrower] [Pisces Midco, Inc., a Delaware corporation (together with its successors and assigns, the “Parent Borrower”), the Subsidiary [Borrower] [Guarantor],] the [other] Subsidiary Borrowers (as defined in the Credit Agreement (as defined below)) from time to time party thereto (together with the Parent Borrower [and the Subsidiary [Borrower] [Guarantor]], collectively, the “Loan Parties”, and individually, each a “Loan Party”) and the Agent, among others, have entered into that certain credit agreement, dated as of April 12, 2018, (as the same may be amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), pursuant to which the Agent and the other banks and financial institutions have severally agreed to make extensions of credit to Lessee upon the terms and subject to the conditions set forth therein (collectively, the “Loans”).

D.       In connection with the Credit Agreement, the Loan Parties and the Agent, among others, have entered into that certain ABL [U.S.] [Canadian] Guarantee and Collateral Agreement, dated April 12, 2018 (as the same may be amended, supplemented, waived or otherwise modified from time to time, the “Collateral Agreement”), pursuant to which the Loan Parties have granted a security interest in and lien to the Agent for the benefit of the Secured Parties on all of Lessee’s assets (the “Collateral”), including all personal property, inventory, accounts, goods, machinery, equipment and furniture belonging to a Loan Party or the Loan Parties (the “Personal Property”);

E.       Agent has requested that Landlord execute this Agreement in connection with the making of the Loans under the Credit Agreement.

EXHIBIT M

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ABL CREDIT AGREEMENT

AGREEMENT:

NOW, THEREFORE, for and in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord hereby represents, warrants and agrees in favor of Agent, as follows:

1.        Landlord certifies that (i) Landlord is the landlord under the Lease described in Schedule B attached hereto, (ii) the Lease is in full force and effect and has not been amended, modified or supplemented except as set forth in Schedule B hereto and (iii) Landlord has sent no notice of default to Lessee under the Lease respecting a default which has not been cured by Lessee.

2.        Landlord agrees that the Personal Property is and will remain personal property and not fixtures even though it may be affixed to or placed on the Leased Premises. Landlord further agrees that Agent has the right to remove the Personal Property from the Leased Premises at any time in accordance with the terms of the Credit Agreement, the Collateral Agreement, or any other document evidencing or securing the Loans (collectively, the “Loan Documents”); provided that Agent shall repair any damage arising from such removal. Landlord further agrees that it will not hinder Agent’s actions in removing the Personal Property from the Leased Premises or Agent’s actions in otherwise enforcing its security interest in the Personal Property (including by operating, inspecting, appraising, repairing, transferring and/or selling the Personal Property). Landlord acknowledges that Agent shall have no obligation to remove the Personal Property from the Leased Premises.

3.        Landlord acknowledges and agrees that Lessee’s granting of a security interest in the Collateral, including the Personal Property in favor of the Agent (for the benefit of the Secured Parties) shall not constitute a default under the Lease nor permit Landlord to terminate the Lease or re-enter or repossess the Leased Premises or otherwise be the basis for the exercise of any remedy by Landlord and Landlord hereby expressly consents to the granting of such security interest and agrees that such security interest shall be superior to any right of levy or distraint, security interest, claim, right, title or other interest or lien of the Landlord (statutory or otherwise) in or under the Collateral.

4.        The terms and provisions of this Agreement shall inure to the benefit of and be binding upon the successors and assigns of Landlord (including, without limitation, any successor owner of the Real Property) and Agent. Landlord will disclose the terms and conditions of this Agreement to any purchaser or successor to Landlord’s interest in the Leased Premises.

5.        All notices to any party hereto under this Agreement shall be in writing and sent to such party at its respective address set forth above (or at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section 5) by certified mail, postage prepaid, return receipt requested or by overnight delivery service.

EXHIBIT M

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ABL CREDIT AGREEMENT

6.        The provisions of this Agreement shall continue in effect until Landlord shall have received Agent’s written certification that the Loans have been paid in full and all of [Parent Borrower’s][Subsidiary [Borrower’s] [Guarantor’s]] other obligations under the Credit Agreement and the other Loan Documents have been satisfied.

7.        THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE [STATE OF NEW YORK] [PROVINCE OF ONTARIO AND THE FEDERAL LAWS OF CANADA APPLICABLE THEREIN], WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

8.        Landlord agrees to execute, acknowledge and deliver such further instruments as Agent may reasonably request to allow for the proper recording of this Agreement (including, without limitation, a revised landlord’s access agreement in form and substance sufficient for recording) or to otherwise accomplish the purposes of this Agreement.

EXHIBIT M

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ABL CREDIT AGREEMENT

IN WITNESS WHEREOF, Landlord and Agent have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first above written.

[LANDLORD],
as Landlord

By:
Name:
Title:

UBS AG, STAMFORD BRANCH,
as Administrative Agent and Collateral Agent

By:
Name:
Title:

[Collateral Access Agreement Signature Page]

EXHIBIT M

to

ABL CREDIT AGREEMENT

Schedule A

Description of Real Property

[●]

EXHIBIT M

to

ABL CREDIT AGREEMENT

Schedule B

Description of Lease

Lessor	Lessee	Dated	Modification	Location/ Property Address
[●]	[Pisces Midco, Inc.][Subsidiary [Borrower] [Guarantor]]	[●]	[●]	[●]

EXHIBIT N-1

to

ABL CREDIT AGREEMENT

FORM OF BORROWER JOINDER AGREEMENT

THIS BORROWER JOINDER AGREEMENT, dated as of [_______ __, 20__] (this “Joinder”), by and among [U.S. Subsidiary Borrower[s]][Canadian Borrower[s]] ([each an] [the] “Applicant Borrower” [and collectively, the “Applicant Borrowers”]), the Borrower Representative (as defined in the Credit Agreement (as defined below)) and the Administrative Agent (as defined below).

RECITALS:

WHEREAS, reference is hereby made to that certain ABL Credit Agreement, dated as of April 12, 2018 (as the same may be amended, restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”, capitalized terms defined therein being used herein as therein defined), among PISCES MIDCO, INC., a Delaware corporation (together with its successors and assigns, the “Parent Borrower”), the Canadian Borrowers (as defined therein) and the U.S. Subsidiary Borrowers (as defined therein) from time to time party thereto (together with the Parent Borrower, collectively, the “Borrowers”, and each individually, a “Borrower”), the several banks and other financial institutions from time to time party thereto (the “Lenders”) and UBS AG, STAMFORD BRANCH, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders, as collateral agent for the Secured Parties, as swingline lender and as an issuing lender; and

WHEREAS, subject to the terms and conditions of the Credit Agreement, additional Subsidiaries of the Parent Borrower may join the Facility as Canadian Borrowers or U.S. Subsidiary Borrowers by entering into one or more Borrower Joinders with the Parent Borrower and the Administrative Agent;

WHEREAS, each Applicant Borrower has indicated its desire to become a [U.S. Subsidiary][Canadian] Borrower pursuant to the terms of the Credit Agreement; and

[WHEREAS, each Applicant Borrower is currently a party to the [U.S.][Canadian] Guarantee and Collateral Agreement.] [WHEREAS, each Applicant Borrower shall become a party to the [U.S.][Canadian] Guarantee and Collateral Agreement, concurrently herewith by executing an Assumption Agreement in accordance with the terms of the [U.S.][Canadian] Guarantee and Collateral Agreement.]1

NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained, the parties hereto agree as follows:

1.        Each Applicant Subsidiary Borrower hereby acknowledges, agrees and confirms that, by its execution of this Joinder, such Applicant Subsidiary Borrower will be deemed to be a party to the Credit Agreement and a “Subsidiary Borrower” for all purposes of the Credit Agreement and the other Loan Documents, and shall have all of the obligations of a Subsidiary Borrower thereunder as if it has executed the Credit Agreement and the other Loan Documents.

1          Insert latter recital for Borrowers not party to the U.S. Guarantee and Collateral Agreement or the Canadian Guarantee and Collateral Agreement, as applicable.

EXHIBIT N-1

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ABL CREDIT AGREEMENT

2.        Each Applicant Borrower acknowledges and confirms that it has received a copy of the Credit Agreement and the schedules and exhibits thereto and the [U.S.][Canadian] Guarantee and Collateral Agreement and the schedules and exhibits relating thereto. The information on the schedules to the Credit Agreement and each of the Security Documents are amended to provide the information shown on the attached Schedule A. Each Applicant Borrower agrees that, upon the request to the Administrative Agent by any Lender, in order to evidence such Lender’s Loans, such Applicant Borrower will execute and deliver to such Lender a promissory note substantially in the form of Exhibit A-1 and Exhibit A-2 to the Credit Agreement, as applicable, with appropriate insertions as to payee, date and principal amount, payable to such Lender and in a principal amount equal to the aggregate unpaid principal amount of all applicable Loans made by such Lender to such Applicant Borrower.

3.        The Parent Borrower confirms that all of its and its Subsidiaries’ obligations under the Credit Agreement and the [U.S.][Canadian] Guarantee and Collateral Agreement are, and upon each Applicant Borrower becoming a [U.S. Subsidiary][Canadian] Borrower shall continue to be, in full force and effect, except as otherwise set forth therein. Each Applicant Borrower hereby agrees that upon becoming a [Canadian][U.S.] Subsidiary Borrower it will assume all obligations of a [U.S. Subsidiary][Canadian] Borrower as set forth in the Credit Agreement and shall deliver or cause to be delivered all legal opinions and other documents reasonably requested by the Administrative Agent in connection with this Joinder.

4.        The Applicant Borrower represents and warrants to the Administrative Agent and the Lenders that this Joinder has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except to the extent enforceability may be limited by applicable domestic or foreign bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

5.        This Joinder may not be amended, restated, supplemented, waived or otherwise modified except by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto.

6.        This Joinder, the Credit Agreement and the other Loan Documents represent the entire agreement among the parties with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by any of the parties relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

7.        GOVERNING LAW. THIS JOINDER AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

EXHIBIT N-1
to
ABL CREDIT AGREEMENT

8.        Any provision of this Joinder which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.        This Joinder may be executed by one or more of the parties to this Joinder on any number of separate counterparts (including by facsimile and other electronic transmission), and all of such counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be delivered to the Parent Borrower and the Administrative Agent.

IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized officer to execute and deliver this Joinder as of the date first above written.

[APPLICANT BORROWER]

By:
Name:
Title:

Attention:
Telephone:
Facsimile:

PISCES MIDCO, INC.,
as Borrower Representative

By:
Name:
Title:

UBS AG, STAMFORD BRANCH,
as Administrative Agent

By:
Name:
Title:

EXHIBIT N-1

to

ABL CREDIT AGREEMENT

SCHEDULE A to the Joinder

[Updates to Schedules to the Credit Agreement]

[Updates to Schedules to the [U.S.][Canadian] Guarantee and Collateral Agreement]

EXHIBIT N-2

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ABL CREDIT AGREEMENT

FORM OF BORROWER TERMINATION

UBS AG, STAMFORD BRANCH

600 Washington Boulevard

Stamford, Connecticut 06901

Attention: Agency Group

Facsimile No.: (203) 719-3888

Email: Agency-UBSAmericas@ubs.com

[Date]

Ladies and Gentlemen:

The undersigned, Parent Borrower (as defined below), refers to the Credit Agreement, dated as of April 12, 2018 (as amended, restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among the Parent Borrower, the Canadian Borrowers (as defined therein) and the U.S. Subsidiary Borrowers (as defined therein) from time to time party thereto, the several banks and other financial institutions from time to time party thereto and UBS AG, STAMFORD BRANCH, as administrative agent for the Lenders, as collateral agent for the Secured Parties, as swingline lender and as an issuing lender. Unless otherwise defined herein, capitalized terms used in this certificate shall have the meanings set forth in the Credit Agreement.

The Parent Borrower hereby (i) certifies that the conditions set forth in Subsection 11.1(h) of the Credit Agreement to effect the termination contemplated hereunder have been, or substantially concurrently herewith will be, satisfied and (ii) accordingly, terminates the status [_______] (the “Terminated Borrower”) as a Subsidiary Borrower under the Credit Agreement and the other Loan Documents.

The Parent Borrower further agrees that, any time and from time to time upon the written request of the Administrative Agent, it will execute and deliver such further documents and do such further acts and things as may be reasonably requested by the Administrative Agent pursuant to Subsection 11.1(h) of the Credit Agreement in order to effect the purposes of this Borrower Termination.

This Borrower Termination may be executed by one or more of the parties to this Borrower Termination on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Borrower Termination shall become effective as to the Terminated Borrower when the Administrative Agent shall have received counterparts of this Borrower Termination that, when taken together, bear the signatures of the Terminated Borrower and the Parent Borrower.

THIS BORROWER TERMINATION AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICTS OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

EXHIBIT N-2

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ABL CREDIT AGREEMENT

Very truly yours,

PISCES MIDCO INC.

By:
Name:
Title:

[TERMINATED BORROWER]

By:
Name:
Title:

Acknowledged by:

UBS AG, STAMFORD BRANCH, as Administrative Agent

By:
Name:
Title:

EXHIBIT O

to

ABL CREDIT AGREEMENT

Form of ABL/CASH FLOW INTERCREDITOR AGREEMENT

[See attached.]

EXECUTION VERSION

INTERCREDITOR AGREEMENT

by and between

UBS AG, STAMFORD BRANCH,

as ABL Agent,

and

JPMORGAN CHASE BANK, N.A.,

as Cash Flow Agent

dated as of April 12, 2018

i

(continued)

EXHIBITS

Exhibit A	—	Additional Indebtedness Designation
Exhibit B	—	Additional Indebtedness Joinder
Exhibit C	—	Joinder of ABL Credit Agreement or Cash Flow Credit Agreement

ii

INTERCREDITOR AGREEMENT

THIS INTERCREDITOR AGREEMENT (as amended, supplemented, waived or otherwise modified from time to time pursuant to the terms hereof, this “Agreement”) is entered into as of April 12, 2018 between UBS AG, STAMFORD BRANCH, as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined herein, the “ABL Agent”) for the ABL Secured Parties, and JPMORGAN CHASE BANK, N.A., as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined herein, the “Cash Flow Agent”) for the Cash Flow Secured Parties. Capitalized terms defined in Article 1 hereof are used in this Agreement as so defined.

RECITALS

A.           Pursuant to the Original ABL Credit Agreement, the ABL Credit Agreement Lenders have agreed to make certain loans and other financial accommodations to or for the benefit of the ABL Borrowers.

B.           Pursuant to the ABL Guarantees, the ABL Guarantors have agreed to guarantee the payment and performance of the ABL Borrowers’ obligations under the ABL Documents.

C.           As a condition to the effectiveness of the Original ABL Credit Agreement and to secure the obligations of the ABL Credit Parties under and in connection with the ABL Documents, the ABL Credit Parties have granted to the ABL Agent (for the benefit of the ABL Secured Parties) Liens on the Collateral.

D.           Pursuant to the Original Cash Flow Credit Agreement, the Cash Flow Credit Agreement Lenders have agreed to make certain loans and other financial accommodations to or for the benefit of the Cash Flow Borrower.

E.           Pursuant to the Cash Flow Guarantees, the Cash Flow Guarantors have agreed to guarantee the payment and performance of the Cash Flow Borrower’s obligations under the Cash Flow Documents.

F.           As a condition to the effectiveness of the Original Cash Flow Credit Agreement and to secure the obligations of the Cash Flow Credit Parties under and in connection with the Cash Flow Documents, the Cash Flow Credit Parties have granted to the Cash Flow Agent (for the benefit of the Cash Flow Secured Parties) Liens on the Collateral.

G.           Pursuant to this Agreement, the Company Representative may, from time to time, designate certain additional Indebtedness of any Credit Party as “Additional Indebtedness” (and as either “Additional ABL Indebtedness” or “Additional Cash Flow Indebtedness”, as the case may be) by executing and delivering an Additional Indebtedness Designation and by complying with the procedures set forth in Section 7.11 hereof, and the holders of such Additional Indebtedness and any other applicable Additional Secured Party shall thereafter constitute Additional Secured Parties (and either “Additional ABL Secured Parties” or “Additional Cash Flow Secured Parties”, as the case may be), and any Additional Agent for any such Additional Secured Parties shall thereafter constitute an Additional Agent (and either an “Additional ABL Agent” or an “Additional Cash Flow Agent”, as the case may be), for all purposes under this Agreement.

H.           Each of the ABL Agent (on behalf of the ABL Secured Parties) and the Cash Flow Agent (on behalf of the Cash Flow Secured Parties) and, by their acknowledgment hereof, the ABL Credit Parties and the Cash Flow Credit Parties, desire to agree to the relative priority of Liens on the Collateral and certain other rights, priorities and interests as provided herein.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

Definitions

Section 1.1 UCC Definitions. The following terms which are defined in the Uniform Commercial Code are used herein as so defined: Accounts, Chattel Paper, Commercial Tort Claims, Commodity Accounts, Deposit Accounts, Documents, Electronic Chattel Paper, Equipment, Financial Assets, Instruments, Inventory, Investment Property, Letter-of-Credit Rights, Money, Payment Intangibles, Promissory Notes, Records, Security, Securities Accounts, Security Entitlements, Supporting Obligations and Tangible Chattel Paper.

Section 1.2 Other Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“ABL Agent” shall mean UBS AG, Stamford Branch, as collateral agent under the ABL Credit Agreement, together with its successors and assigns in such capacity from time to time, whether under the Original ABL Credit Agreement or any subsequent ABL Credit Agreement, as well as any Person designated as the “Agent” or “Collateral Agent” under any ABL Credit Agreement.

“ABL Bank Products Affiliate” shall mean any Person who (a) has entered into a Bank Products Agreement with an ABL Credit Party with the obligations of such ABL Credit Party thereunder being secured by one or more ABL Collateral Documents, (b) [reserved], and (c) has been designated by the Company Representative in accordance with the terms of one or more ABL Collateral Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Affiliate hereunder with respect to more than one Credit Facility).

“ABL Borrowers” shall mean the Company, Ply Gem Industries and the other U.S. Subsidiary Borrowers from time to time party to the ABL Credit Agreement (as defined therein), each in their capacities as borrowers under the ABL Credit Agreement, together with their respective successors and assigns.

2

“ABL Canadian Collateral” shall mean all Property owned by any Canadian Subsidiary and pledged to any ABL Secured Party under any “Canadian Security Documents” as defined in the Original ABL Credit Agreement.

“ABL Collateral Documents” shall mean all “U.S. Security Documents” as defined in the Original ABL Credit Agreement, and all other security agreements, mortgages, deeds of trust, pledges and other collateral documents executed and delivered in connection with any ABL Credit Agreement, and any other agreement, document or instrument pursuant to which a Lien is granted securing any ABL Obligations or under which rights or remedies with respect to such Liens are governed, in each case as the same may be amended, restated, supplemented, waived or otherwise modified from time to time, but excluding any documents creating a Lien on any ABL Canadian Collateral.

“ABL Collateral Exposure” shall mean, as to any ABL Credit Agreement or Additional ABL Credit Facility as of the date of determination, the sum of (a) as to any revolving facility, the total commitments (whether funded or unfunded) of the ABL Collateral Secured Parties to make loans and other extensions of credit thereunder (or after the termination of such commitments, the total outstanding principal amount of loans and other extensions of credit under such facility and the aggregate then undrawn and unexpired amount of the then outstanding letters of credit under the ABL Priority Collateral Documents) plus (b) as to any other facility, the outstanding principal amount of ABL Obligations or Additional ABL Obligations (as applicable) thereunder.

“ABL Collateral Intercreditor Agreement” shall mean an intercreditor agreement substantially in the Form of Exhibit P to the Original ABL Credit Agreement, as the same may be amended, restated, supplemented, waived or otherwise modified from time to time in accordance with the terms thereof.

“ABL Collateral Obligations” shall mean the ABL Obligations and any Additional ABL Obligations.

“ABL Collateral Representative” shall mean (a) if the Original ABL Credit Agreement is then in effect, the ABL Agent acting for the ABL Collateral Secured Parties; and (b) if the Original ABL Credit Agreement is not then in effect, the ABL Agent under the relevant subsequent ABL Credit Agreement acting for the ABL Collateral Secured Parties, unless the ABL Collateral Exposure under any Additional ABL Credit Facility exceeds the ABL Collateral Exposure under such subsequent ABL Credit Agreement, and in such case (unless otherwise agreed in writing between the ABL Agent and any Additional ABL Agent or, after the Discharge of ABL Obligations, between any Additional ABL Agents), the Additional ABL Agent under such Additional ABL Credit Facility (or, if there is more than one such Additional ABL Credit Facility, the Additional ABL Credit Facility under which the greatest ABL Collateral Exposure is outstanding at the time) acting for the ABL Collateral Secured Parties.

“ABL Collateral Secured Parties” shall mean the ABL Secured Parties and any Additional ABL Secured Parties.

“ABL Commingled Collateral” shall have the meaning set forth in Section 3.7(a).

3

“ABL Credit Agreement” shall mean (i) if the Original ABL Credit Agreement is then in effect, the Original ABL Credit Agreement and (ii) thereafter, if designated by the Company Representative, any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that complies with clause (1) of the definition of “Additional Indebtedness” and has been incurred to refund, refinance, restructure, replace, renew, repay, increase or extend (whether in whole or in part and whether with the original agent and creditors or other agents and creditors or otherwise) the indebtedness and other obligations outstanding under (x) the Original ABL Credit Agreement or (y) any subsequent ABL Credit Agreement (in each case, as amended, restated, supplemented, waived or otherwise modified from time to time); provided, that the requisite creditors party to such ABL Credit Agreement (or their agent or other representative on their behalf) shall agree, by a joinder agreement substantially in the form of Exhibit C attached hereto or otherwise in form and substance reasonably satisfactory to the Cash Flow Agent and any Additional Agent (other than any Designated Agent) (or, if there is no continuing Agent other than any Designated Agent, as designated by the Company Representative), that the obligations under such ABL Credit Agreement are subject to the terms and provisions of this Agreement. Any reference to the ABL Credit Agreement shall be deemed a reference to any ABL Credit Agreement then in existence.

“ABL Credit Agreement Lenders” shall mean the lenders, debtholders and other creditors party from time to time to the ABL Credit Agreement, together with their successors, assigns and transferees, as well as any Person designated as an “ABL Credit Agreement Lender” under any ABL Credit Agreement.

“ABL Credit Parties” shall mean the ABL Borrowers, the ABL Guarantors and each other direct or indirect Subsidiary of the Company or any of its Affiliates that is now or hereafter becomes a party to any ABL Document, but excluding any Canadian Loan Party (as defined in the Original ABL Credit Agreement).

“ABL Documents” shall mean the ABL Credit Agreement, the ABL Guarantees, the ABL Collateral Documents, any Bank Products Agreements between any ABL Credit Party and any ABL Bank Products Affiliate, any Hedging Agreements between any ABL Credit Party and any ABL Hedging Affiliate, any Management Guarantee in favor of any ABL Management Credit Provider, and those other ancillary agreements as to which the ABL Agent or any ABL Secured Party is a party or a beneficiary and all other agreements, instruments, documents and certificates, now or hereafter executed by or on behalf of any ABL Credit Party or any of its respective Subsidiaries or Affiliates, and delivered to the ABL Agent, in connection with any of the foregoing or any ABL Credit Agreement, in each case as the same may be amended, restated, supplemented, waived or otherwise modified from time to time.

“ABL Guarantees” shall mean that certain U.S. guarantee agreement dated as of the date hereof by the ABL Guarantors in favor of the ABL Agent, and all other guarantees of any ABL Obligations of any ABL Credit Party by any other ABL Credit Party in favor of any ABL Secured Party, in each case as amended, restated, supplemented, waived or otherwise modified from time to time.

4

“ABL Guarantors” shall mean the collective reference to Holdings (so long as Holdings is a guarantor under any of the ABL Guarantees), each of the Company’s Domestic Subsidiaries that is a guarantor under any of the ABL Guarantees and any other Person who becomes a guarantor under any of the ABL Guarantees, in each case unless and until released from its guarantee obligations.

“ABL Hedging Affiliate” shall mean any Person who (a) has entered into a Hedging Agreement with an ABL Credit Party with the obligations of such ABL Credit Party thereunder being secured by one or more ABL Collateral Documents, (b) [reserved], and (c) has been designated by the Company Representative in accordance with the terms of one or more ABL Collateral Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Affiliate hereunder with respect to more than one Credit Facility).

“ABL Management Credit Provider” shall mean any Person who (a) is a beneficiary of a Management Guarantee provided by an ABL Credit Party, with the obligations of the applicable ABL Credit Party thereunder being secured by one or more ABL Collateral Documents, (b) [reserved], and (c) has been designated by the Company Representative in accordance with the terms of one or more ABL Collateral Documents (provided that no Person shall, with respect to any Management Guarantee, be at any time a Management Credit Provider with respect to more than one Credit Facility).

“ABL Obligations” shall mean any and all loans and all other obligations, liabilities and indebtedness of every kind, nature and description, whether now existing or hereafter arising, whether arising before, during or after the commencement of any case with respect to any ABL Credit Party under the Bankruptcy Code or any other Insolvency Proceeding, owing by each ABL Credit Party from time to time to the ABL Agent, the “administrative agent” or “agent” under the ABL Credit Agreement, the ABL Credit Agreement Lenders or any of them, any ABL Bank Products Affiliates, any ABL Hedging Affiliates or any ABL Management Credit Providers, under any ABL Document, whether for principal, interest (including interest, fees and expenses which, but for the commencement of an Insolvency Proceeding with respect to such ABL Credit Party, would have accrued on any ABL Obligation, whether or not a claim is allowed against such ABL Credit Party for such interest, fees and expenses in the related Insolvency Proceeding), reimbursement of amounts drawn under letters of credit, payments for early termination of Hedging Agreements, fees, expenses, indemnification or otherwise, and all other amounts owing or due under the terms of the ABL Documents, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time, including all “Obligations”, as defined in the U.S. Guarantee and Collateral Agreement (as defined in the Original ABL Credit Agreement).

“ABL Permitted Access Right” shall have the meaning set forth in Section 3.7(a).

“ABL Priority Collateral” shall mean all Collateral consisting of the following:

(1)          all Accounts and Credit Card Receivables (as defined in the Original ABL Credit Agreement) (other than Accounts which constitute identifiable Proceeds of Cash Flow Priority Collateral);

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(2)          (x) all Deposit Accounts and Money and all cash, checks, other negotiable instruments, funds and other evidences of payments held therein and (y) all Securities (to the extent constituting cash or Cash Equivalents or representing a claim to Cash Equivalents), Security Entitlements (to the extent constituting cash or Cash Equivalents or representing a claim to Cash Equivalents), and Securities Accounts, in each case other than (i) the Asset Sales Proceeds Account and all cash, checks and other property held therein or credited thereto, (ii) Capital Stock of the Company and of its direct and indirect Subsidiaries and (iii) identifiable Proceeds of Cash Flow Priority Collateral;

(3)          all Inventory;

(4)          to the extent involving or governing any of the items referred to in the preceding clauses (1) through (3), all Chattel Paper (including Tangible Chattel Paper and Electronic Chattel Paper), all Documents, General Intangibles (including data processing software but excluding Intellectual Property and Capital Stock of the Company and of its direct and indirect Subsidiaries), Instruments (including Promissory Notes), Letter-of-Credit Rights and Commercial Tort Claims; provided that to the extent any of the foregoing also relates to Cash Flow Priority Collateral, only that portion related to the items referred to in the preceding clauses (1) through (3) shall be included in the ABL Priority Collateral;

(5)          to the extent evidencing or governing any of the items referred to in the preceding clauses (1) through (4), all Supporting Obligations; provided that to the extent any of the foregoing also relates to Cash Flow Priority Collateral only that portion related to the items referred to in the preceding clauses (1) through (4) shall be included in the ABL Priority Collateral;

(6)          all books and Records relating to the foregoing (including all books, databases, customer lists, and Records, whether tangible or electronic, which contain any information relating to any of the foregoing); and

(7)          all collateral security and guarantees with respect to any of the foregoing and all cash, Money, instruments, securities (other than Capital Stock of the Company and of its direct and indirect Subsidiaries), financial assets, Investment Property (other than Capital Stock of the Company and of its direct and indirect Subsidiaries), insurance proceeds (including proceeds of business interruption insurance) and deposit accounts directly received as Proceeds of any ABL Priority Collateral described in the preceding clauses (1) through (4) (such Proceeds, “ABL Priority Proceeds”); provided, however, that no Proceeds of ABL Priority Proceeds will constitute ABL Priority Collateral unless such Proceeds of ABL Priority Proceeds would otherwise constitute ABL Priority Collateral; provided, further, that under no circumstance shall Excluded Assets (as defined in the next succeeding sentence) be ABL Priority Collateral.

As used in this definition of “ABL Priority Collateral”, the term “Excluded Assets” shall have the meaning provided in the Original ABL Credit Agreement (if the Original ABL Credit Agreement is then in effect) or in the ABL Collateral Documents relating thereto, or in any other ABL Credit Agreement then in effect (if the Original ABL Credit Agreement is not then in effect) or in the ABL Collateral Documents relating thereto, or in any other Additional ABL Credit Facility then in effect (if no ABL Credit Agreement is then in effect), which Additional ABL Credit Facility is designated as applicable for purposes of this definition or in the Additional ABL Collateral Documents relating thereto.

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“ABL Priority Collateral Documents” shall mean the ABL Documents and any Additional ABL Documents, as applicable.

“ABL Priority Proceeds” shall have the meaning set forth in the definition of ABL Priority Collateral in this Agreement.

“ABL Recovery” shall have the meaning set forth in Section 5.3(a).

“ABL Secured Parties” shall mean the ABL Agent, all ABL Credit Agreement Lenders, all ABL Bank Products Affiliates, all ABL Hedging Affiliates and all ABL Management Credit Providers, and all successors, assigns, transferees and replacements thereof, as well as any Person designated as an “ABL Secured Party” under any ABL Credit Agreement.

“Additional ABL Agent” shall mean any one or more administrative agents, collateral agents, security agents, trustees or other representatives for or of any one or more Additional ABL Secured Parties, and shall include any successor thereto, as well as any Person designated as an “Agent” under any Additional ABL Credit Facility.

“Additional ABL Bank Products Affiliate” shall mean any Person who (a) has entered into a Bank Products Agreement with an Additional ABL Credit Party with the obligations of such Additional ABL Credit Party thereunder being secured by one or more Additional ABL Collateral Documents, (b) was an Additional ABL Agent or an Additional ABL Credit Facility Lender or an Affiliate of an Additional ABL Agent or an Additional ABL Credit Facility Lender, in each case, on the date the applicable Additional ABL Credit Facility became effective or at the time of entry into such Bank Products Agreement, or at the time of the designation referred to in the following clause (c), and (c) has been designated by the Company Representative in accordance with the terms of one or more Additional ABL Collateral Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Affiliate hereunder with respect to more than one Credit Facility).

“Additional ABL Bank Products Provider” shall mean any Person (other than an Additional ABL Bank Products Affiliate) that has entered into a Bank Products Agreement with an Additional ABL Credit Party with the obligations of such Additional ABL Credit Party thereunder being secured by one or more Additional ABL Collateral Documents, as designated by the Company Representative in accordance with the terms of one or more Additional ABL Collateral Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Provider hereunder with respect to more than one Credit Facility).

“Additional ABL Collateral Documents” shall mean all “Security Documents” or comparable term as defined in any Additional ABL Credit Facility, and in any event shall include all security agreements, mortgages, deeds of trust, pledges and other collateral documents executed and delivered in connection with any Additional ABL Credit Facility, and any other agreement, document or instrument pursuant to which a Lien is granted securing any Additional ABL Obligations or under which rights or remedies with respect to such Liens are governed, in each case as the same may be amended, restated, supplemented, waived or otherwise modified from time to time, but excluding any documents creating a Lien on any ABL Canadian Collateral.

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“Additional ABL Credit Facilities” shall mean (a) any one or more agreements, instruments and documents under which any Additional ABL Indebtedness is or may be incurred, including any credit agreements, loan agreements, indentures, guarantees or other financing agreements, in each case as the same may be amended, restated, supplemented, waived or otherwise modified from time to time, together with (b) if designated by the Company Representative, any other agreement (including any credit agreement, loan agreement, indenture or other financing agreement) extending the maturity of, consolidating, restructuring, refunding, replacing or refinancing all or any portion of the Additional ABL Obligations, whether by the same or any other lender, debtholder or other creditor or group of lenders, debtholders or other creditors, or the same or any other agent, trustee or representative therefor, or otherwise, and whether or not increasing the amount of any Indebtedness that may be incurred thereunder.

“Additional ABL Credit Facility Lenders” shall mean one or more holders of Additional ABL Indebtedness (or commitments therefor) that is or may be incurred under one or more Additional ABL Credit Facilities, together with their successors, assigns and transferees, as well as any Person designated as an “Additional ABL Credit Facility Lender” under any ABL Credit Agreement.

“Additional ABL Credit Party” shall mean the Company, Holdings (so long as Holdings is a guarantor under any of the Additional ABL Guarantees), each direct or indirect Subsidiary of the Company or any of its Affiliates that is or becomes a party to any Additional ABL Document, and any other Person who becomes a guarantor under any of the Additional ABL Guarantees, in each case unless and until released from its guarantee obligations, but excluding any Canadian Loan Party (as defined in the Original ABL Credit Agreement).

“Additional ABL Documents” shall mean any Additional ABL Credit Facilities, any Additional ABL Guarantees, any Additional ABL Collateral Documents, any Bank Products Agreements between any Additional ABL Credit Party and any Additional ABL Bank Products Affiliate or any Additional ABL Bank Products Provider, any Hedging Agreements between any Additional ABL Credit Party and any Additional ABL Hedging Affiliate or any Additional ABL Hedging Provider, any Management Guarantee in favor of any Additional ABL Management Credit Provider, and those other ancillary agreements as to which any Additional ABL Secured Party is a party or a beneficiary and all other agreements, instruments, documents and certificates, now or hereafter executed by or on behalf of any Additional ABL Credit Party or any of its respective Subsidiaries or Affiliates, and delivered to any Additional ABL Agent, in connection with any of the foregoing or any Additional ABL Credit Facility, including any intercreditor or joinder agreement among any of the Additional ABL Secured Parties or among any of the ABL Secured Parties and Additional ABL Secured Parties, in each case as the same may be amended, restated, supplemented, waived or otherwise modified from time to time.

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“Additional ABL Guarantees” shall mean any one or more guarantees of any Additional ABL Obligations of any Additional ABL Credit Party by any other Additional ABL Credit Party in favor of any Additional ABL Secured Party, in each case as the same may be amended, restated, supplemented, waived or otherwise modified from time to time.

“Additional ABL Hedging Affiliate” shall mean any Person who (a) has entered into a Hedging Agreement with an Additional ABL Credit Party with the obligations of such Additional ABL Credit Party thereunder being secured by one or more Additional ABL Collateral Documents, (b) was an Additional ABL Agent or an Additional ABL Credit Facility Lender or an Affiliate of an Additional ABL Agent or an Additional ABL Credit Facility Lender, in each case, on the date the applicable Additional ABL Credit Facility became effective or at the time of entry into such Hedging Agreement, or at the time of the designation referred to in the following clause (c), and (c) has been designated by the Company Representative in accordance with the terms of one or more Additional ABL Collateral Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Affiliate hereunder with respect to more than one Credit Facility).

“Additional ABL Hedging Provider” shall mean any Person (other than an Additional ABL Hedging Affiliate) that has entered into a Hedging Agreement with an Additional ABL Credit Party with the obligations of such Additional ABL Credit Party thereunder being secured by one or more Additional ABL Collateral Documents, as designated by the Company Representative in accordance with the terms of one or more Additional ABL Collateral Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Provider hereunder with respect to more than one Credit Facility).

“Additional ABL Indebtedness” shall mean any Additional Indebtedness that is designated by the Company Representative as “Additional ABL Indebtedness” in the relevant Additional Indebtedness Designation in accordance with Section 7.11.

“Additional ABL Management Credit Provider” shall mean any Person who (a) is a beneficiary of a Management Guarantee provided by an Additional ABL Credit Party, with the obligations of the applicable Additional ABL Credit Party thereunder being secured by one or more Additional ABL Collateral Documents and (b) has been designated by the Company Representative in accordance with the terms of one or more Additional ABL Collateral Documents (provided that no Person shall, with respect to any Management Guarantee, be at any time a Management Credit Provider with respect to more than one Credit Facility).

“Additional ABL Obligations” shall mean any and all loans and all other obligations, liabilities and indebtedness of every kind, nature and description, whether now existing or hereafter arising, whether arising before, during or after the commencement of any case with respect to any Additional ABL Credit Party under the Bankruptcy Code or any other Insolvency Proceeding, owing by each Additional ABL Credit Party from time to time to any Additional ABL Agent, any Additional ABL Secured Parties or any of them, including any Additional ABL Bank Products Affiliates, any Additional ABL Hedging Affiliates, any Additional ABL Bank Products Providers, any Additional ABL Hedging Providers or any Additional ABL Management Credit Providers, under any Additional ABL Document, whether for principal, interest (including interest, fees and expenses which, but for the commencement of an Insolvency Proceeding with respect to such Additional ABL Credit Party, would have accrued on any Additional ABL Obligation, whether or not a claim is allowed against such Additional ABL Credit Party for such interest, fees and expenses in the related Insolvency Proceeding), reimbursement of amounts drawn under letters of credit, payments for early termination of Hedging Agreements, fees, expenses, indemnification or otherwise, and all other amounts owing or due under the terms of the Additional ABL Documents, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

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“Additional ABL Recovery” shall have the meaning set forth in Section 5.3(c).

“Additional ABL Secured Parties” shall mean all Additional ABL Agents, all Additional ABL Credit Facility Lenders, all Additional ABL Bank Products Affiliates, all Additional ABL Bank Products Providers, all Additional ABL Hedging Affiliates, all Additional ABL Hedging Providers and all Additional ABL Management Credit Providers, and all successors, assigns, transferees and replacements thereof, as well as any Person designated as an “Additional ABL Secured Party” under any Additional ABL Credit Facility; and with respect to any Additional ABL Agent shall mean the Additional ABL Secured Parties represented by such Additional ABL Agent.

“Additional Agent” shall mean any Additional ABL Agent and any Additional Cash Flow Agent.

“Additional Borrower” shall mean any Additional Credit Party that incurs or issues Additional Indebtedness under any Additional Credit Facility, together with its successors and assigns.

“Additional Cash Flow Agent” shall mean any one or more administrative agents, collateral agents, security agents, trustees or other representatives for or of any one or more Additional Cash Flow Secured Parties, and shall include any successor thereto, as well as any Person designated as an “Agent” under any Additional Cash Flow Credit Facility.

“Additional Cash Flow Bank Products Affiliate” shall mean any Person who (a) has entered into a Bank Products Agreement with an Additional Cash Flow Credit Party with the obligations of such Additional Cash Flow Credit Party thereunder being secured by one or more Additional Cash Flow Collateral Documents, (b) was an Additional Cash Flow Agent or an Additional Cash Flow Credit Facility Lender or an Affiliate of an Additional Cash Flow Agent or an Additional Cash Flow Credit Facility Lender, in each case, on the date the applicable Additional Cash Flow Credit Facility became effective or at the time of entry into such Bank Products Agreement, or at the time of the designation referred to in the following clause (c), and (c) has been designated by the Company Representative in accordance with the terms of one or more Additional Cash Flow Collateral Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Affiliate hereunder with respect to more than one Credit Facility).

“Additional Cash Flow Bank Products Provider” shall mean any Person (other than an Additional Cash Flow Bank Products Affiliate) that has entered into a Bank Products Agreement with an Additional Cash Flow Credit Party with the obligations of such Additional Cash Flow Credit Party thereunder being secured by one or more Additional Cash Flow Collateral Documents, as designated by the Company Representative in accordance with the terms of one or more Additional Cash Flow Collateral Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Provider hereunder with respect to more than one Credit Facility).

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“Additional Cash Flow Collateral Documents” shall mean all “Security Documents” or comparable term as defined in any Additional Cash Flow Credit Facility, and in any event shall include all security agreements, mortgages, deeds of trust, pledges and other collateral documents executed and delivered in connection with any Additional Cash Flow Credit Facility, and any other agreement, document or instrument pursuant to which a Lien is granted securing any Additional Cash Flow Obligations or under which rights or remedies with respect to such Liens are governed, in each case as the same may be amended, restated, supplemented, waived or otherwise modified from time to time.

“Additional Cash Flow Credit Facilities” shall mean (a) any one or more agreements, instruments and documents under which any Additional Cash Flow Indebtedness is or may be incurred, including any credit agreements, loan agreements, indentures, guarantees or other financing agreements, in each case as the same may be amended, restated, supplemented, waived or otherwise modified from time to time, together with (b) if designated by the Company Representative, any other agreement (including any credit agreement, loan agreement, indenture or other financing agreement) extending the maturity of, consolidating, restructuring, refunding, replacing or refinancing all or any portion of the Additional Cash Flow Obligations, whether by the same or any other lender, debtholder or other creditor or group of lenders, debtholders or other creditors, or the same or any other agent, trustee or representative therefor, or otherwise, and whether or not increasing the amount of any Indebtedness that may be incurred thereunder.

“Additional Cash Flow Credit Facility Lenders” shall mean one or more holders of Additional Cash Flow Indebtedness (or commitments therefor) that is or may be incurred under one or more Additional Cash Flow Credit Facilities, together with their successors, assigns and transferees, as well as any Person designated as an “Additional Cash Flow Credit Facility Lender” under any Additional Cash Flow Credit Facility.

“Additional Cash Flow Credit Party” shall mean the Company, Holdings (so long as Holdings is a guarantor under any of the Additional Cash Flow Guarantees), each direct or indirect Subsidiary of the Company or any of its Affiliates that is or becomes a party to any Additional Cash Flow Document, and any other Person who becomes a guarantor under any of the Additional Cash Flow Guarantees, in each case unless and until released from its guarantee obligations.

“Additional Cash Flow Documents” shall mean any Additional Cash Flow Credit Facilities, any Additional Cash Flow Guarantees, any Additional Cash Flow Collateral Documents, any Bank Products Agreements between any Additional Cash Flow Credit Party and any Additional Cash Flow Bank Products Affiliate or any Additional Cash Flow Bank Products Provider, any Hedging Agreements between any Additional Cash Flow Credit Party and any Additional Cash Flow Hedging Affiliate or any Additional Cash Flow Hedging Provider, any Management Guarantee in favor of any Additional Cash Flow Management Credit Provider, and those other ancillary agreements as to which any Additional Cash Flow Secured Party is a party or a beneficiary and all other agreements, instruments, documents and certificates, now or hereafter executed by or on behalf of any Additional Cash Flow Credit Party or any of its respective Subsidiaries or Affiliates, and delivered to any Additional Cash Flow Agent, in connection with any of the foregoing or any Additional Cash Flow Credit Facility, including any intercreditor or joinder agreement among any of the Additional Cash Flow Secured Parties or among any of the Cash Flow Secured Parties and Additional Cash Flow Secured Parties, in each case as the same may be amended, restated, supplemented, waived or otherwise modified from time to time.

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“Additional Cash Flow Guarantees” shall mean any one or more guarantees of any Additional Cash Flow Obligations of any Additional Cash Flow Credit Party by any other Additional Cash Flow Credit Party in favor of any Additional Cash Flow Secured Party, in each case as the same may be amended, restated, supplemented, waived or otherwise modified from time to time.

“Additional Cash Flow Hedging Affiliate” shall mean any Person who (a) has entered into a Hedging Agreement with an Additional Cash Flow Credit Party with the obligations of such Additional Cash Flow Credit Party thereunder being secured by one or more Additional Cash Flow Collateral Documents, (b) was an Additional Cash Flow Agent or an Additional Cash Flow Credit Facility Lender or an Affiliate of an Additional Cash Flow Agent or an Additional Cash Flow Credit Facility Lender, in each case, on the date the applicable Additional Cash Flow Credit Facility became effective or at the time of entry into such Hedging Agreement, or at the time of the designation referred to in the following clause (c), and (c) has been designated by the Company Representative in accordance with the terms of one or more Additional Cash Flow Collateral Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Affiliate hereunder with respect to more than one Credit Facility).

“Additional Cash Flow Hedging Provider” shall mean any Person (other than an Additional Cash Flow Hedging Affiliate) that has entered into a Hedging Agreement with an Additional Cash Flow Credit Party with the obligations of such Additional Cash Flow Credit Party thereunder being secured by one or more Additional Cash Flow Collateral Documents, as designated by the Company Representative in accordance with the terms of one or more Additional Cash Flow Collateral Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Provider hereunder with respect to more than one Credit Facility).

“Additional Cash Flow Indebtedness” shall mean any Additional Indebtedness that is designated by the Company Representative as “Additional Cash Flow Indebtedness” in the relevant Additional Indebtedness Designation.

“Additional Cash Flow Management Credit Provider” shall mean any Person who (a) is a beneficiary of a Management Guarantee provided by an Additional Cash Flow Credit Party, with the obligations of the applicable Additional Cash Flow Credit Party thereunder being secured by one or more Additional Cash Flow Collateral Documents and (b) has been designated by the Company Representative in accordance with the terms of one or more Additional Cash Flow Collateral Documents (provided that no Person shall, with respect to any Management Guarantee, be at any time a Management Credit Provider with respect to more than one Credit Facility).

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“Additional Cash Flow Obligations” shall mean any and all loans or notes and all other obligations, liabilities and indebtedness of every kind, nature and description, whether now existing or hereafter arising, whether arising before, during or after the commencement of any case with respect to any Additional Cash Flow Credit Party under the Bankruptcy Code or any other Insolvency Proceeding, owing by each Additional Cash Flow Credit Party from time to time to any Additional Cash Flow Agent, any Additional Cash Flow Secured Parties or any of them, including any Additional Cash Flow Bank Products Affiliates, any Additional Cash Flow Hedging Affiliates, any Additional Cash Flow Bank Products Providers, any Additional Cash Flow Hedging Providers or any Additional Cash Flow Management Credit Providers, under any Additional Cash Flow Document, whether for principal, interest (including interest, fees and expenses which, but for the commencement of an Insolvency Proceeding with respect to such Additional Cash Flow Credit Party, would have accrued on any Additional Cash Flow Obligation, whether or not a claim is allowed against such Additional Cash Flow Credit Party for such interest, fees and expenses in the related Insolvency Proceeding), reimbursement of amounts drawn under letters of credit, payments for early termination of Hedging Agreements, fees, expenses, indemnification or otherwise, and all other amounts owing or due under the terms of the Additional Cash Flow Documents, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Additional Cash Flow Recovery” shall have the meaning set forth in Section 5.3(d).

“Additional Cash Flow Secured Parties” shall mean all Additional Cash Flow Agents, all Additional Cash Flow Credit Facility Lenders, all Additional Cash Flow Bank Products Affiliates, all Additional Cash Flow Bank Products Providers, all Additional Cash Flow Hedging Affiliates, all Additional Cash Flow Hedging Providers and all Additional Cash Flow Management Credit Providers, and all successors, assigns, transferees and replacements thereof, as well as any Person designated as an “Additional Cash Flow Secured Party” under any Additional Cash Flow Credit Facility; and with respect to any Additional Cash Flow Agent shall mean the Additional Cash Flow Secured Parties represented by such Additional Cash Flow Agent.

“Additional Collateral Documents” shall mean any Additional ABL Collateral Documents and any Additional Cash Flow Collateral Documents.

“Additional Credit Facilities” shall mean any Additional ABL Credit Facilities and any Additional Cash Flow Credit Facilities.

“Additional Credit Party” shall mean any Additional ABL Credit Party and any Additional Cash Flow Credit Party.

“Additional Documents” shall mean any Additional ABL Documents and any Additional Cash Flow Documents.

“Additional Effective Date” shall have the meaning set forth in Section 7.11(b).

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“Additional Guarantees” shall mean any Additional ABL Guarantees and any Additional Cash Flow Guarantees.

“Additional Guarantor” shall mean any Additional Credit Party that at any time has provided an Additional Guarantee.

“Additional Indebtedness” shall mean any Additional Specified Indebtedness that (1) is secured by a Lien on Collateral and is permitted to be so secured by:

(a)          prior to the Discharge of ABL Obligations, Subsection 8.14 of the Original ABL Credit Agreement (if the Original ABL Credit Agreement is then in effect) or the corresponding negative covenant restricting Liens contained in any other ABL Credit Agreement then in effect if the Original ABL Credit Agreement is not then in effect (which covenant is designated in such ABL Credit Agreement as applicable for purposes of this definition);

(b)          prior to the Discharge of Cash Flow Obligations, Subsection 8.6 of the Original Cash Flow Credit Agreement (if the Original Cash Flow Credit Agreement is then in effect) or the corresponding negative covenant restricting Liens contained in any other Cash Flow Credit Agreement then in effect if the Original Cash Flow Credit Agreement is not then in effect (which covenant is designated in such Cash Flow Credit Agreement as applicable for purposes of this definition); and

(c)          prior to the Discharge of Additional Obligations, any negative covenant restricting Liens contained in any applicable Additional Credit Facility then in effect (which covenant is designated in such Additional Credit Facility as applicable for purposes of this definition); and

(2) is designated as “Additional Indebtedness” by the Company Representative pursuant to an Additional Indebtedness Designation and in compliance with the procedures set forth in Section 7.11.

As used in this definition of “Additional Indebtedness”, the term “Lien” shall have the meaning set forth (x) for purposes of the preceding clause (1)(a), prior to the Discharge of ABL Obligations, in the Original ABL Credit Agreement (if the Original ABL Credit Agreement is then in effect), or in any other ABL Credit Agreement then in effect (if the Original ABL Credit Agreement is not then in effect), (y) for purposes of the preceding clause (1)(b), prior to the Discharge of Cash Flow Obligations, in the Original Cash Flow Credit Agreement (if the Original Cash Flow Credit Agreement is then in effect), or in any other Cash Flow Credit Agreement then in effect (if the Original Cash Flow Credit Agreement is not then in effect), and (z) for purposes of the preceding clause (1)(c), prior to the Discharge of Additional Obligations, in the applicable Additional Credit Facility then in effect.

“Additional Indebtedness Designation” shall mean a certificate of the Company Representative with respect to Additional Indebtedness substantially in the form of Exhibit A attached hereto.

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“Additional Indebtedness Joinder” shall mean a joinder agreement executed by one or more Additional Agents in respect of the Additional Indebtedness subject to an Additional Indebtedness Designation, on behalf of one or more Additional Secured Parties in respect of such Additional Indebtedness, substantially in the form of Exhibit B attached hereto.

“Additional Obligations” shall mean any Additional ABL Obligations and any Additional Cash Flow Obligations.

“Additional Secured Parties” shall mean any Additional ABL Secured Parties and any Additional Cash Flow Secured Parties.

“Additional Specified Indebtedness” shall mean any Indebtedness that is or may from time to time be incurred by any Credit Party in compliance with:

(a)          prior to the Discharge of ABL Obligations, Subsection 8.13 of the Original ABL Credit Agreement (if the Original ABL Credit Agreement is then in effect) or the corresponding negative covenant restricting Indebtedness contained in any other ABL Credit Agreement then in effect if the Original ABL Credit Agreement is not then in effect (which covenant is designated in such ABL Credit Agreement as applicable for purposes of this definition);

(b)          prior to the Discharge of Cash Flow Obligations, Subsection 8.1 of the Original Cash Flow Credit Agreement (if the Original Cash Flow Credit Agreement is then in effect) or the corresponding negative covenant restricting Indebtedness contained in any other Cash Flow Credit Agreement then in effect if the Original Cash Flow Credit Agreement is not then in effect (which covenant is designated in such Cash Flow Credit Agreement as applicable for purposes of this definition); and

(c)          prior to the Discharge of Additional Obligations, any negative covenant restricting Indebtedness contained in any Additional Credit Facility then in effect (which covenant is designated in such Additional Credit Facility as applicable for purposes of this definition).

As used in this definition of “Additional Specified Indebtedness”, the term “Indebtedness” shall have the meaning set forth (x) for purposes of the preceding clause (a), prior to the Discharge of ABL Obligations, in the Original ABL Credit Agreement (if the Original ABL Credit Agreement is then in effect), or in any other ABL Credit Agreement then in effect (if the Original ABL Credit Agreement is not then in effect), (y) for purposes of the preceding clause (b), prior to the Discharge of Cash Flow Obligations, in the Original Cash Flow Credit Agreement (if the Original Cash Flow Credit Agreement is then in effect), or in any other Cash Flow Credit Agreement then in effect (if the Original Cash Flow Credit Agreement is not then in effect), and (z) for purposes of the preceding clause (c), prior to the Discharge of Additional Obligations, in the applicable Additional Credit Facility then in effect. In the event that any Indebtedness as defined in any such Credit Document shall not be Indebtedness as defined in any other such Credit Document, but is or may be incurred in compliance with such other Credit Document, such Indebtedness shall constitute Additional Specified Indebtedness for the purposes of such other Credit Document.

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“Affiliate” shall mean, with respect to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person shall mean the power, directly or indirectly, either to (a) vote 20% or more of the securities having ordinary voting power for the election of directors of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agent” shall mean the ABL Agent, the Cash Flow Agent and any Additional Agent, as applicable.

“Agreement” shall mean this Intercreditor Agreement, as the same may be amended, supplemented, waived or otherwise modified from time to time pursuant to the terms hereof.

“Alternative DIP Offer” shall have the meaning set forth in Section 6.1(c)(ii).

“Asset Sales Proceeds Account” shall mean one or more Deposit Accounts or Securities Accounts holding only the proceeds of any sale or disposition of any Cash Flow Priority Collateral and the Proceeds of investment thereof.

“Bank Products Affiliate” shall mean any ABL Bank Products Affiliate, any Cash Flow Bank Products Affiliate, any Additional ABL Bank Products Affiliate or any Additional Cash Flow Bank Products Affiliate, as applicable.

“Bank Products Agreement” shall mean any agreement pursuant to which a bank or other financial institution or other Person agrees to provide (a) treasury services, (b) credit card, debit card, merchant card, purchasing card, stored value card, non-card electronic payable or other similar services (including the processing of payments and other administrative services with respect thereto), (c) cash management or related services (including controlled disbursements, automated clearinghouse transactions, return items, netting, overdrafts, depository, lockbox, stop payment, electronic funds transfer, information reporting, wire transfer and interstate depository network services) and (d) other banking, financial or treasury products or services as may be requested by any Credit Party (other than letters of credit and other than loans and advances except Indebtedness arising from services described in items (a) through (c) of this definition), including, for the avoidance of doubt, bank guarantees.

“Bank Products Provider” shall mean any Cash Flow Bank Products Provider, any Additional ABL Bank Products Provider or any Additional Cash Flow Bank Products Provider, as applicable.

“Bankruptcy Code” shall mean title 11 of the United States Code.

“Bankruptcy Law” shall mean the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Borrower” shall mean any of the ABL Borrowers, the Cash Flow Borrower and any Additional Borrower.

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“Business Day” shall mean a day other than a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law to close.

“Canadian Subsidiary” shall mean any Subsidiary of the Company that is incorporated or organized under the laws of Canada or any province thereof.

“Capital Stock” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

“Capitalized Lease Obligation” shall mean an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with generally accepted accounting principles as in effect in the United States.

“Cash Collateral” shall mean any Collateral consisting of Money or Cash Equivalents, any Security Entitlement and any Financial Assets.

“Cash Equivalents” shall mean (a) money, (b) securities issued or fully guaranteed or insured by the United States of America, Canada, the United Kingdom, Switzerland or a member state of the European Union or any agency or instrumentality of any thereof, (c) time deposits, certificates of deposit or bankers’ acceptances of (i) any ABL Secured Party, any Cash Flow Secured Party or any Additional Secured Party or any Affiliate thereof or (ii) any commercial bank having capital and surplus in excess of $250,000,000 (or the foreign currency equivalent thereof as of the date of such investment) and the commercial paper of the holding company of which is rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s (or, if at such time neither is issuing ratings, a comparable rating of another nationally recognized rating agency), (d) repurchase obligations with a term of not more than ten days for underlying securities of the types described in clauses (b) and (c) above entered into with any financial institution meeting the qualifications specified in clause (c)(i) or (c)(ii) above, (e) money market instruments, commercial paper or other short-term obligations rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s (or, if at such time neither is issuing ratings, a comparable rating of another nationally recognized rating agency), (f) investments in money market funds complying with the risk limiting conditions of Rule 2a-7 or any successor rule of the Securities and Exchange Commission under the Investment Company Act of 1940, as amended, (g) investment funds investing at least 90.0% of their assets in cash equivalents of the types described in clauses (a) through (f) above (which funds may also hold cash pending investment and/or distribution), (h) investments similar to any of the foregoing denominated in foreign currencies approved by the board of directors of the Company Representative and (i) solely with respect to any Captive Insurance Subsidiary (as defined in the Original ABL Credit Agreement, whether or not then in effect), any investment that any such Person is permitted to make in accordance with applicable law.

“Cash Flow Agent” shall mean JPMorgan Chase Bank, N.A., as collateral agent under the Original Cash Flow Credit Agreement, together with its successors and assigns in such capacity from time to time, whether under the Original Cash Flow Credit Agreement or any subsequent Cash Flow Credit Agreement, as well as any Person designated as the “Agent” or “Collateral Agent” under any Cash Flow Credit Agreement.

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“Cash Flow Bank Products Affiliate” shall mean any Person who (a) has entered into a Bank Products Agreement with a Cash Flow Credit Party with the obligations of such Cash Flow Credit Party thereunder being secured by one or more Cash Flow Collateral Documents, (b) was a Cash Flow Agent or a Cash Flow Credit Agreement Lender or an Affiliate of a Cash Flow Agent or a Cash Flow Credit Agreement Lender, in each case, at the time of entry into such Bank Products Agreement, or on or prior to September 30, 2018, or at the time of the designation referred to in the following clause (c), and (c) has been designated by the Company Representative in accordance with the terms of one or more Cash Flow Collateral Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Affiliate hereunder with respect to more than one Credit Facility).

“Cash Flow Bank Products Provider” shall mean any Person (other than a Cash Flow Bank Products Affiliate) that has entered into a Bank Products Agreement with a Cash Flow Credit Party with the obligations of such Cash Flow Credit Party thereunder being secured by one or more Cash Flow Collateral Documents, as designated by the Company Representative in accordance with the terms of one or more Cash Flow Collateral Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Provider hereunder with respect to more than one Credit Facility).

“Cash Flow Borrower” shall mean the Company, in its capacity as a borrower under the Cash Flow Credit Agreement, together with its successors and assigns.

“Cash Flow Collateral Documents” shall mean all “Security Documents” as defined in the Original Cash Flow Credit Agreement, and all other security agreements, mortgages, deeds of trust, pledges and other collateral documents executed and delivered in connection with any Cash Flow Credit Agreement, and any other agreement, document or instrument pursuant to which a Lien is granted securing any Cash Flow Obligations or under which rights or remedies with respect to such Liens are governed, in each case as the same may be amended, restated, supplemented, waived or otherwise modified from time to time.

“Cash Flow Collateral Exposure” shall mean, as to any Cash Flow Credit Agreement or Additional Cash Flow Credit Facility as of the date of determination, the sum of (a) as to any revolving facility, the total commitments (whether funded or unfunded) of the Cash Flow Collateral Secured Parties to make loans and other extensions of credit thereunder (or after the termination of such commitments, the total outstanding principal amount of loans and other extensions of credit under such facility and the aggregate then undrawn and unexpired amount of the then outstanding letters of credit under the Cash Flow Priority Collateral Documents) plus (b) as to any other facility, the outstanding principal amount of Cash Flow Obligations or Additional Cash Flow Obligations (as applicable) thereunder.

“Cash Flow Collateral Intercreditor Agreement” shall mean an intercreditor agreement substantially in the Form of Exhibit J-2 to the Original Cash Flow Credit Agreement as the same may be amended, restated, supplemented, waived or otherwise modified from time to time in accordance with the terms thereof.

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“Cash Flow Collateral Obligations” shall mean the Cash Flow Obligations and any Additional Cash Flow Obligations.

“Cash Flow Collateral Representative” shall mean the Cash Flow Agent acting for the Cash Flow Collateral Secured Parties, unless the Cash Flow Collateral Exposure under any Additional Cash Flow Credit Facility exceeds the Cash Flow Collateral Exposure under the Cash Flow Credit Agreement, and in such case (unless otherwise agreed in writing between the Cash Flow Agent and any Additional Cash Flow Agent or, after the Discharge of Cash Flow Obligations, between any Additional Cash Flow Agents), the Additional Cash Flow Agent under such Additional Cash Flow Credit Facility (or, if there is more than one such Additional Cash Flow Credit Facility, the Additional Cash Flow Credit Facility under which the greatest Cash Flow Collateral Exposure is outstanding at the time) acting for the Cash Flow Collateral Secured Parties. In addition, in the event that any Additional Cash Flow Agent subordinates its security interest in any Cash Flow Priority Collateral to the security interest of the ABL Agent or any Additional ABL Agent as permitted by Sections 2.1(a)(6) and 2.1(a)(8) or which otherwise has an Impairment with respect to all or substantially all of the Cash Flow Priority Collateral then such Additional Cash Flow Agent shall not serve as Cash Flow Collateral Representative (unless (x) the Discharge of Cash Flow Obligations has occurred and (y) either such Additional Cash Flow Agent is the only Additional Cash Flow Agent or each other Additional Cash Flow Agent has similarly subordinated its security interest) and, in such event the Cash Flow Collateral Representative will be selected as if the disqualified Additional Cash Flow Agent and the Additional Cash Flow Obligations represented thereby did not exist.

“Cash Flow Collateral Secured Parties” shall mean the Cash Flow Secured Parties and any Additional Cash Flow Secured Parties.

“Cash Flow Credit Agreement” shall mean (i) if the Original Cash Flow Credit Agreement is then in effect, the Original Cash Flow Credit Agreement and (ii) thereafter, if designated by the Company Representative, any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that complies with clause (1) of the definition of “Additional Indebtedness” and has been incurred to refund, refinance, restructure, replace, renew, repay, increase or extend (whether in whole or in part and whether with the original agent and creditors or other agents and creditors or otherwise) the indebtedness and other obligations outstanding under (x) the Original Cash Flow Credit Agreement or (y) any subsequent Cash Flow Credit Agreement (in each case, as amended, restated, supplemented, waived or otherwise modified from time to time); provided, that the requisite creditors party to such Cash Flow Credit Agreement (or their agent or other representative on their behalf) shall agree, by a joinder agreement substantially in the form of Exhibit C attached hereto or otherwise in form and substance reasonably satisfactory to any Additional Agent (other than any Designated Agent) (or, if there is no continuing Agent other than the Cash Flow Agent and any Designated Agent, as designated by the Company Representative), that the obligations under such Cash Flow Credit Agreement are subject to the terms and provisions of this Agreement. Any reference to the Cash Flow Credit Agreement shall be deemed a reference to any Cash Flow Credit Agreement then in existence.

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“Cash Flow Credit Agreement Lenders” shall mean the lenders, debtholders and other creditors party from time to time to the Cash Flow Credit Agreement, together with their successors, assigns and transferees, as well as any Person designated as a “Cash Flow Credit Agreement Lender” under any Cash Flow Credit Agreement.

“Cash Flow Credit Parties” shall mean the Cash Flow Borrower, the Cash Flow Guarantors and each other direct or indirect Subsidiary of the Company or any of its Affiliates that is now or hereafter becomes a party to any Cash Flow Document.

“Cash Flow Documents” shall mean the Cash Flow Credit Agreement, the Cash Flow Guarantees, the Cash Flow Collateral Documents, any Bank Products Agreements between any Cash Flow Credit Party and any Cash Flow Bank Products Affiliate or any Cash Flow Bank Products Provider, any Hedging Agreements between any Cash Flow Credit Party and any Cash Flow Hedging Affiliate or any Cash Flow Hedging Provider, any Management Guarantee in favor of any Cash Flow Management Credit Provider, and those other ancillary agreements as to which the Cash Flow Agent or any Cash Flow Secured Party is a party or a beneficiary and all other agreements, instruments, documents and certificates, now or hereafter executed by or on behalf of any Cash Flow Credit Party or any of its respective Subsidiaries or Affiliates, and delivered to the Cash Flow Agent, in connection with any of the foregoing or any Cash Flow Credit Agreement, in each case as the same may be amended, restated, supplemented, waived or otherwise modified from time to time.

“Cash Flow Guarantees” shall mean that certain guarantee agreement dated as of the date hereof by the Cash Flow Guarantors in favor of the Cash Flow Agent, and all other guarantees of any Cash Flow Obligations of any Cash Flow Credit Party by any other Cash Flow Credit Party in favor of any Cash Flow Secured Party, in each case as amended, restated, supplemented, waived or otherwise modified from time to time.

“Cash Flow Guarantors” shall mean the collective reference to Holdings (so long as Holdings is a guarantor under any of the Cash Flow Guarantees), each of the Company’s Domestic Subsidiaries that is a guarantor under any of the Cash Flow Guarantees and any other Person who becomes a guarantor under any of the Cash Flow Guarantees, in each case unless and until released from its guarantee obligations.

“Cash Flow Hedging Affiliate” shall mean any Person who (a) has entered into a Hedging Agreement with a Cash Flow Credit Party with the obligations of such Cash Flow Credit Party thereunder being secured by one or more Cash Flow Collateral Documents, (b) was a Cash Flow Agent or a Cash Flow Credit Agreement Lender or an Affiliate of a Cash Flow Agent or a Cash Flow Credit Agreement Lender, in each case, at the time of entry into such Hedging Agreement, or on or prior to September 30, 2018, or at the time of the designation referred to in the following clause (c), and (c) has been designated by the Company Representative in accordance with the terms of one or more Cash Flow Collateral Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Affiliate hereunder with respect to more than one Credit Facility).

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“Cash Flow Hedging Provider” shall mean any Person (other than a Cash Flow Hedging Affiliate) that has entered into a Hedging Agreement with a Cash Flow Credit Party with the obligations of such Cash Flow Credit Party thereunder being secured by one or more Cash Flow Collateral Documents, as designated by the Company Representative in accordance with the terms of one or more Cash Flow Collateral Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Provider hereunder with respect to more than one Credit Facility).

“Cash Flow Management Credit Provider” shall mean any Person who (a) is a beneficiary of a Management Guarantee provided by a Cash Flow Credit Party, with the obligations of the applicable Cash Flow Credit Party thereunder being secured by one or more Cash Flow Collateral Documents and (b) has been designated by the Company Representative in accordance with the terms of one or more Cash Flow Collateral Documents (provided that no Person shall, with respect to any Management Guarantee, be at any time a Management Credit Provider with respect to more than one Credit Facility).

“Cash Flow Obligations” shall mean any and all loans and all other obligations, liabilities and indebtedness of every kind, nature and description, whether now existing or hereafter arising, whether arising before, during or after the commencement of any case with respect to any Cash Flow Credit Party under the Bankruptcy Code or any other Insolvency Proceeding, owing by each Cash Flow Credit Party from time to time to the Cash Flow Agent, the “administrative agent” or “agent” under the Cash Flow Credit Agreement, the Cash Flow Credit Agreement Lenders or any of them, including any Cash Flow Bank Products Affiliates, any Cash Flow Hedging Affiliates, any Cash Flow Bank Products Providers, any Cash Flow Hedging Providers, or any Cash Flow Management Credit Providers, under any Cash Flow Document, whether for principal, interest (including interest, fees and expenses which, but for the commencement of an Insolvency Proceeding with respect to such Cash Flow Credit Party, would have accrued on any Cash Flow Obligation, whether or not a claim is allowed against such Cash Flow Credit Party for such interest, fees and expenses in the related Insolvency Proceeding), reimbursement of amounts drawn under letters of credit, payments for early termination of Hedging Agreements, fees, expenses, indemnification or otherwise, and all other amounts owing or due under the terms of the Cash Flow Documents, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time, including all “Obligations”, as defined in the Guarantee and Collateral Agreement (as defined in the Original Cash Flow Credit Agreement).

“Cash Flow Priority Collateral” shall mean all Collateral, other than the ABL Priority Collateral, including all Real Property, Equipment, Intellectual Property and Capital Stock of the Company and its direct or indirect Subsidiaries, collateral security and guarantees with respect to any Cash Flow Priority Collateral and all cash, Money, instruments, securities, financial assets and deposit accounts directly received as Proceeds of any Cash Flow Priority Collateral (such Proceeds, “Cash Flow Priority Proceeds”); provided, however, that no Proceeds of Cash Flow Priority Proceeds will constitute Cash Flow Priority Collateral unless such Proceeds of Cash Flow Priority Proceeds would otherwise constitute Cash Flow Priority Collateral or are credited to any Asset Sales Proceeds Account, provided, further, that under no circumstance shall ABL Canadian Collateral or Excluded Assets (as defined in the next succeeding sentence) be Cash Flow Priority Collateral. As used in this definition of “Cash Flow Priority Collateral”, the term “Excluded Assets” shall have the meaning provided (x) prior to the Discharge of Cash Flow Obligations, in the Original Cash Flow Credit Agreement (if the Original Cash Flow Credit Agreement is then in effect), or in any other Additional Cash Flow Credit Facility then in effect (if the Original Cash Flow Credit Agreement is not then in effect) or in the Cash Flow Collateral Documents relating thereto, and (y) from and after the Discharge of Cash Flow Obligations, in the applicable Additional Cash Flow Credit Facility then in effect which is designated as applicable for the purposes of this definition or in the Additional Cash Flow Collateral Documents relating thereto.

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“Cash Flow Priority Collateral Documents” shall mean the Cash Flow Documents and any Additional Cash Flow Documents, as applicable.

“Cash Flow Priority Proceeds” shall have the meaning set forth in the definition of Cash Flow Priority Collateral in this Agreement.

“Cash Flow Recovery” shall have the meaning set forth in Section 5.3(b).

“Cash Flow Secured Parties” shall mean the Cash Flow Agent, all Cash Flow Credit Agreement Lenders, all Cash Flow Bank Products Affiliates, all Cash Flow Bank Products Providers, all Cash Flow Hedging Affiliates, all Cash Flow Hedging Providers and all Cash Flow Management Credit Providers, and all successors, assigns, transferees and replacements thereof, as well as any Person designated as a “Cash Flow Secured Party” under any Cash Flow Credit Agreement.

“Collateral” shall mean all Property now owned or hereafter acquired by any Credit Party in or upon which a Lien is granted or purported to be granted to the ABL Agent, the Cash Flow Agent or any Additional Agent under any of the ABL Collateral Documents, the Cash Flow Collateral Documents or the Additional Collateral Documents, together with all rents, issues, profits, products, and Proceeds thereof to the extent a Lien is granted or purported to be granted therein to the applicable Agent by such applicable documents, but excluding any ABL Canadian Collateral.

“Commodities Agreement” shall mean, in respect of a Person, any commodity futures contract, forward contract, option or similar agreement or arrangement (including derivative agreements or arrangements), as to which such Person is a party or beneficiary.

“Company” shall mean Pisces Midco, Inc., a Delaware corporation, and any successor in interest thereto.

“Company Representative” shall mean the Person most recently designated as “Borrower Representative” under the Original ABL Credit Agreement or, if no such Person has been designated, the Company.

“Conforming Plan of Reorganization” shall mean any Plan of Reorganization whose provisions are consistent with the provisions of this Agreement.

“Control Collateral” shall mean any Collateral consisting of any certificated Security, Investment Property, Deposit Account, Instruments, Chattel Paper and any other Collateral as to which a Lien may be perfected through possession or control by the secured party, or any agent therefor.

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“Copyright Licenses” shall mean, with respect to any Credit Party, all United States written license agreements of such Credit Party providing for the grant by or to such Credit Party of any right to use any United States copyright of such Credit Party, other than agreements with any Person who is an Affiliate or a Subsidiary of the Company or such Credit Party, subject, in each case, to the terms of such license agreements, and the right to prepare for sale, sell and advertise for sale, all Inventory now or hereafter covered by such licenses.

“Copyrights” shall mean, with respect to any Credit Party, all of such Credit Party’s right, title and interest in and to all United States copyrights, whether or not the underlying works of authorship have been published or registered, United States copyright registrations and copyright applications, and (i) all renewals thereof, (ii) all income, royalties, damages and payments now or hereafter due and/or payable with respect thereto, including payments under all licenses entered into in connection therewith, and damages and payments for past or future infringements thereof and (iii) the right to sue or otherwise recover for past, present and future infringements and misappropriations thereof.

“Credit Documents” shall mean the ABL Documents, the Cash Flow Documents and any Additional Documents.

“Credit Facility” shall mean the ABL Credit Agreement, the Cash Flow Credit Agreement or any Additional Credit Facility, as applicable.

“Credit Parties” shall mean the ABL Credit Parties, the Cash Flow Credit Parties and any Additional Credit Parties.

“Currency Agreement” shall mean, in respect of a Person, any foreign exchange contract, currency swap agreement or other similar agreement or arrangements (including derivative agreements or arrangements), as to which such Person is a party or a beneficiary.

“Designated Agent” shall mean any Additional Agent, any Cash Flow Agent under any Cash Flow Credit Agreement other than the Original Cash Flow Credit Agreement, or any ABL Agent under any ABL Credit Agreement other than the Original ABL Credit Agreement, in each case that the Company Representative designates as a Designated Agent (as confirmed in writing by such Agent if such designation is made subsequent to the joinder of such Agent to this Agreement), as and to the extent so designated. Such designation may be for all purposes under this Agreement, or may be for one or more specified purposes thereunder or provisions thereof.

“DIP Financing” shall have the meaning set forth in Section 6.1(a).

“DIP Offer” shall have the meaning set forth in Section 6.1(c)(i).

“Discharge of ABL Collateral Obligations” shall mean the Discharge of ABL Obligations and (if applicable) the Discharge of Additional ABL Obligations for each Additional ABL Credit Facility.

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“Discharge of ABL Obligations” shall mean:

(a)          the payment in full in cash of the applicable ABL Obligations that are outstanding and unpaid at the time all Indebtedness under the applicable ABL Credit Agreement is paid in full in cash, (i) including (if applicable), with respect to amounts available to be drawn under outstanding letters of credit issued thereunder at such time (or indemnities or other undertakings issued pursuant thereto in respect of outstanding letters of credit at such time), delivery or provision of cash or backstop letters of credit in respect thereof in compliance with the terms of any such ABL Credit Agreement (which shall not exceed an amount equal to 101.5% of the aggregate undrawn amount of such letters of credit) but (ii) excluding unasserted contingent indemnification or other obligations under the applicable ABL Credit Agreement at such time; and

(b)          the termination of all then outstanding commitments to extend credit under the ABL Documents at such time.

“Discharge of Additional ABL Obligations” shall mean if any Indebtedness shall at any time have been incurred under any Additional ABL Credit Facility, with respect to each Additional ABL Credit Facility:

(a)          the payment in full in cash of the applicable Additional ABL Obligations that are outstanding and unpaid at the time all Additional ABL Indebtedness under such Additional ABL Credit Facility is paid in full in cash, (i) including (if applicable), with respect to amounts available to be drawn under outstanding letters of credit issued thereunder (or indemnities or other undertakings issued pursuant thereto in respect of outstanding letters of credit) delivery or provision of cash or backstop letters of credit in respect thereof in compliance with the terms of any such Additional ABL Credit Facility (which shall not exceed an amount equal to 101.5% of the aggregate undrawn amount of such letters of credit) but (ii) excluding unasserted contingent indemnification or other obligations under the applicable Additional ABL Credit Facility at such time; and

(b)          the termination of all then outstanding commitments to extend credit under the Additional ABL Documents at such time.

“Discharge of Additional Cash Flow Obligations” shall mean if any Indebtedness shall at any time have been incurred under any Additional Cash Flow Credit Facility, with respect to each Additional Cash Flow Credit Facility:

(a)          the payment in full in cash of the applicable Additional Cash Flow Obligations that are outstanding and unpaid at the time all Additional Cash Flow Indebtedness under such Additional Cash Flow Credit Facility is paid in full in cash, (i) including (if applicable), with respect to amounts available to be drawn under outstanding letters of credit issued thereunder at such time (or indemnities or other undertakings issued pursuant thereto in respect of outstanding letters of credit at such time), delivery or provision of cash or backstop letters of credit in respect thereof in compliance with the terms of any such Additional Cash Flow Credit Facility (which shall not exceed an amount equal to 101.5% of the aggregate undrawn amount of such letters of credit) but (ii) excluding unasserted contingent indemnification or other obligations under the applicable Additional Cash Flow Credit Facility at such time; and

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(b)          the termination of all then outstanding commitments to extend credit under the Additional Cash Flow Documents at such time.

“Discharge of Additional Obligations” shall mean the Discharge of Additional ABL Obligations (if applicable) for each Additional ABL Credit Facility and the Discharge of Additional Cash Flow Obligations (if applicable) for each Additional Cash Flow Credit Facility.

“Discharge of Cash Flow Collateral Obligations” shall mean the Discharge of Cash Flow Obligations and (if applicable) the Discharge of Additional Cash Flow Obligations for each Additional Cash Flow Credit Facility.

“Discharge of Cash Flow Obligations” shall mean:

(a)          the payment in full in cash of the applicable Cash Flow Obligations that are outstanding and unpaid at the time all Indebtedness under the applicable Cash Flow Credit Agreement is paid in full in cash, (i) including (if applicable), with respect to amounts available to be drawn under outstanding letters of credit issued thereunder at such time (or indemnities or other undertakings issued pursuant thereto in respect of outstanding letters of credit at such time), delivery or provision of cash or backstop letters of credit in respect thereof in compliance with the terms of any such Cash Flow Credit Agreement (which shall not exceed an amount equal to 101.5% of the aggregate undrawn amount of such letters of credit) but (ii) excluding unasserted contingent indemnification or other obligations under the applicable Cash Flow Credit Agreement at such time; and

(b)          the termination of all then outstanding commitments to extend credit under the Cash Flow Documents at such time.

“Disposition” shall mean any sale, issuance, conveyance, transfer, lease or other disposition.

“Domestic Subsidiary” shall mean any Subsidiary of the Company that is not a Foreign Subsidiary.

“Event of Default” shall mean an Event of Default under any ABL Credit Agreement, any Cash Flow Credit Agreement or any Additional Credit Facility.

“Exercise Any Secured Creditor Remedies” or “Exercise of Secured Creditor Remedies” shall mean:

(a)          the taking of any action to enforce or realize upon any Lien, including the institution of any foreclosure proceedings or the noticing of any public or private sale pursuant to Article 9 of the Uniform Commercial Code, or the taking of any action to enforce any right or power to repossess, replevy, attach, garnish, levy upon or collect the Proceeds of any Lien;

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(b)          the exercise of any right or remedy provided to a secured creditor on account of a Lien under any of the Credit Documents, under applicable law, by self-help repossession, by notification to account obligors of any Grantor, in an Insolvency Proceeding or otherwise, including the election to retain any of the Collateral in satisfaction of a Lien;

(c)          the taking of any action or the exercise of any right or remedy in respect of the collection on, set off against, marshalling of, injunction respecting or foreclosure on the Collateral or the Proceeds thereof;

(d)          the appointment of a receiver, receiver and manager or interim receiver of all or part of the Collateral;

(e)          the sale, lease, license, or other disposition of all or any portion of the Collateral by private or public sale or any other means permissible under applicable law;

(f)           the exercise of any other right of a secured creditor under Part 6 of Article 9 of the Uniform Commercial Code;

(g)          the exercise of any voting rights relating to any Capital Stock included in the Collateral; and

(h)          the delivery of any notice, claim or demand relating to the Collateral to any Person (including any securities intermediary, depository bank or landlord) in possession or control of any Collateral;

provided that (i) filing a proof of claim or statement of interest in any Insolvency Proceeding, (ii) the acceleration of the ABL Obligations, the Cash Flow Obligations or any Additional Obligations, (iii) the establishment of borrowing base and/or availability reserves, collateral, Accounts or Inventory ineligibles, or other conditions for advances, (iv) the changing of advance rates or advance sub-limits, (v) the imposition of a default rate or late fee, (vi) the collection and application (including pursuant to “cash dominion” provisions) of Accounts or other monies deposited from time to time in Commodity Accounts, Deposit Accounts or Securities Accounts, in each case, against the ABL Obligations or any Additional ABL Obligations pursuant to the provisions of the ABL Documents or any applicable Additional ABL Documents (including the notification of account debtors, depositary institutions or any other Person to deliver proceeds of ABL Priority Collateral to the ABL Agent or any applicable Additional ABL Agent), (vii) the cessation of lending pursuant to the provisions of the ABL Documents, the Cash Flow Documents or any applicable Additional Documents, including upon the occurrence of a default on the existence of an over-advance, (viii) the consent by the ABL Agent to disposition by any Grantor of any of the ABL Priority Collateral or the consent by the Cash Flow Collateral Representative to disposition by any Grantor of any of the Cash Flow Priority Collateral or (ix) seeking adequate protection shall, in each case, not be deemed to be an Exercise of Secured Creditor Remedies.

“Financing Lease” shall mean any lease of property, real or personal, the obligations of the lessee in respect of which are required to be capitalized on a balance sheet of the lessee in accordance with generally accepted accounting principles as in effect in the United States.

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“Foreign Subsidiary” shall mean any Subsidiary of the Company (a) that is organized under the laws of any jurisdiction outside of the United States of America and any Subsidiary of such Foreign Subsidiary or (b) that is a Foreign Subsidiary Holdco. Any subsidiary of the Company which is organized and existing under the laws of Puerto Rico or any other territory of the United States of America shall be a Foreign Subsidiary.

“Foreign Subsidiary Holdco” shall mean any Subsidiary of the Company, so long as such Subsidiary has no material assets other than securities or indebtedness of one or more Foreign Subsidiaries (or Subsidiaries thereof), Intellectual Property relating to such Foreign Subsidiaries (or Subsidiaries thereof), and/or other assets (including cash, Cash Equivalents and Temporary Cash Investments) relating to an ownership interest in any such securities, indebtedness, Intellectual Property or Subsidiaries.

“General Intangibles” shall mean all “general intangibles” as such term is defined in the Uniform Commercial Code including with respect to any Credit Party, all contracts, agreements, instruments and indentures in any form, and portions thereof, to which such Credit Party is a party or under which such Credit Party has any right, title or interest or to which such Credit Party or any property of such Credit Party is subject, as the same may be amended, restated, supplemented, waived or otherwise modified from time to time.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including the European Union.

“Grantor” shall mean any Grantor as defined in the ABL Collateral Documents or in the Cash Flow Collateral Documents, as the context requires.

“Guarantor” shall mean any of the ABL Guarantors, the Cash Flow Guarantors and any Additional Guarantors.

“Hedging Affiliate” shall mean any ABL Hedging Affiliate, any Cash Flow Hedging Affiliate, any Additional ABL Hedging Affiliate or any Additional Cash Flow Hedging Affiliate, as applicable.

“Hedging Agreement” shall mean any Interest Rate Agreement, Commodities Agreement, Currency Agreement or any other credit or equity swap, collar, cap, floor or forward rate agreement, or other agreement or arrangement designed to protect against fluctuations in interest rates or currency, commodity, credit or equity values or creditworthiness (including any option with respect to any of the foregoing and any combination of the foregoing agreements or arrangements), and any confirmation executed in connection with any such agreement or arrangement.

“Hedging Provider” shall mean any Additional ABL Hedging Provider, any Additional Cash Flow Hedging Provider or any Cash Flow Hedging Provider, as applicable.

“Holdings” shall mean Pisces Holdings, Inc., a Delaware corporation, and any successor in interest thereto.

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“Impairment” shall (a) with respect to the Cash Flow Collateral Obligations, have the meaning set forth in Section 2.1(e), and (b) with respect to the ABL Collateral Obligations, have the meaning set forth in Section 2.1(f).

“Indebtedness” shall mean, with respect to any Person at any date, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property (other than trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), which purchase price is due more than one year after the date of placing such property in final service or taking final delivery and title thereto, (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (c) all obligations of such Person under Financing Leases, (d) all obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments issued or created for the account of such Person, (e) all obligations of such Person in respect of interest rate protection agreements, interest rate futures, interest rate options, interest rate caps and any other interest rate hedge arrangements, (f) all indebtedness or obligations of the types referred to in the preceding clauses (a) through (e) to the extent secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof and (g) all guarantees by such Person of Indebtedness of other Persons, to the extent so guaranteed by such Person.

“Insolvency Proceeding” shall mean (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors or other similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case covered by clauses (a) and (b) undertaken under United States Federal, State or foreign law, including the Bankruptcy Code, the Bankruptcy and Insolvency Act (Canada) and the Companies’ Creditors Arrangement Act (Canada) or other applicable Bankruptcy Law.

“Intellectual Property” shall mean, with respect to any Credit Party, the collective reference to such Credit Party’s Copyrights, Copyright Licenses, Patents, Patent Licenses, Trade Secrets, Trade Secret Licenses, Trademarks and Trademark Licenses.

“Intercompany Loans” shall mean any amounts owing by any Grantor to the Company or any of its Subsidiaries, whether or not evidenced by a promissory note.

“Interest Rate Agreement” shall mean, with respect to any Person, any interest rate protection agreement, future agreement, option agreement, swap agreement, cap agreement, collar agreement, hedge agreement or other similar agreement or arrangement (including derivative agreements or arrangements), as to which such Person is party or a beneficiary.

“Intervening ABL Secured Party” shall have the meaning set forth in Section 4.1(h).

“Intervening Cash Flow Creditor” shall have the meaning set forth in Section 4.1(h).

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“Inventory” shall have the meaning assigned in the Uniform Commercial Code as of the date hereof.

“Lien” shall mean any mortgage, pledge, hypothecation, assignment for purposes of security, security deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any Financing Lease having substantially the same economic effect as any of the foregoing).

“Lien Priority” shall mean, with respect to any Lien of the ABL Agent, the ABL Secured Parties, the Cash Flow Agent, the Cash Flow Secured Parties, any Additional Agent or any Additional Secured Parties in the Collateral, the order of priority of such Lien as specified in Section 2.1.

“Management Credit Provider” shall mean any ABL Management Credit Provider, Additional ABL Management Credit Provider, Additional Cash Flow Management Credit Provider or Cash Flow Management Credit Provider, as applicable.

“Management Guarantee” shall have the meaning assigned to such term in (a) with respect to the ABL Obligations, the Original ABL Credit Agreement (if the Original ABL Credit Agreement is then in effect), or in any other ABL Credit Agreement then in effect (if the Original ABL Credit Agreement is not then in effect), (b) with respect to any Additional ABL Obligations, any Additional ABL Credit Facility, (c) with respect to any Additional Cash Flow Obligations, any Additional Cash Flow Credit Facility, and (d) with respect to the Cash Flow Obligations, the Original Cash Flow Credit Agreement (if the Original Cash Flow Credit Agreement is then in effect), or in any other Cash Flow Credit Agreement then in effect (if the Original Cash Flow Credit Agreement is not then in effect).

“Matching DIP Offer” shall have the meaning set forth in Section 6.1(c)(ii).

“Moody’s” shall mean Moody’s Investors Service, Inc., and its successors.

“Non-Conforming Plan of Reorganization” shall mean any Plan of Reorganization whose provisions are inconsistent with the provisions of this Agreement, including any Plan of Reorganization that purports to re-order (whether by subordination, invalidation, or otherwise) or otherwise disregard, in whole or part, the provisions of Article 2 (Lien Priorities), the provisions of Article 4 (Application of Proceeds) or the provisions of Article 6 (Insolvency Proceedings).

“Original ABL Credit Agreement” shall mean that certain ABL Credit Agreement, dated as of the date hereof, by and among the ABL Borrowers, the Canadian borrowers from time to time party thereto, UBS AG, Stamford Branch, as administrative agent, the ABL Credit Agreement Lenders and the ABL Agent, as amended, restated, supplemented, waived or otherwise modified from time to time.

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“Original Cash Flow Credit Agreement” shall mean that certain Cash Flow Credit Agreement, dated as of the date hereof, by and among the Cash Flow Borrower, JPMorgan Chase Bank, N.A., as administrative agent, the Cash Flow Credit Agreement Lenders and the Cash Flow Agent, as amended, restated, supplemented, waived or otherwise modified from time to time.

“Party” shall mean the ABL Agent, the Cash Flow Agent or any Additional Agent, and “Parties” shall mean all of the ABL Agent, the Cash Flow Agent and any Additional Agent.

“Patent Licenses” shall mean, with respect to any Credit Party, all United States written license agreements of such Credit Party providing for the grant by or to such Credit Party of any right under any United States patent, patent application, or patentable invention other than agreements with any Person who is an Affiliate or a Subsidiary of the Company or such Credit Party, subject, in each case, to the terms of such license agreements, and the right to prepare for sale, sell and advertise for sale, all Inventory now or hereafter covered by such licenses.

“Patents” shall mean, with respect to any Credit Party, all of such Credit Party’s right, title and interest in and to all United States patents, patent applications and patentable inventions and all reissues and extensions thereof, including (i) all inventions and improvements described and claimed therein, (ii) the right to sue or otherwise recover for any and all past, present and future infringements and misappropriations thereof, (iii) all income, royalties, damages and other payments now or hereafter due and/or payable with respect thereto (including payments under all licenses entered into in connection therewith, and damages and payments for past, present or future infringements thereof), and (iv) all other rights corresponding thereto in the United States and all reissues, divisions, continuations, continuations-in-part, substitutes, renewals, and extensions thereof, all improvements thereon, and all other rights of any kind whatsoever of such Credit Party accruing thereunder or pertaining thereto.

“Payment Collateral” shall mean all Accounts, Instruments, Chattel Paper, Letter-Of-Credit Rights, Deposit Accounts (other than the Asset Sales Proceeds Account), Securities Accounts, and Payment Intangibles, together with all Supporting Obligations, in each case composing a portion of the Collateral.

“Person” shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan of Reorganization” shall mean any plan of reorganization, plan of liquidation, agreement for composition, or other type of plan of arrangement proposed in or in connection with any Insolvency Proceeding.

“Pledged Securities” shall have the meaning set forth in the ABL Collateral Documents or in the Cash Flow Collateral Documents, as the context requires, but excluding any ABL Canadian Collateral.

“Ply Gem Industries” shall mean Ply Gem Industries, Inc., a Delaware corporation, and any successor in interest thereto.

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“Preferred Stock” as applied to the Capital Stock of any corporation means Capital Stock of any class or classes (however designated) that by its terms is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

“Priority Collateral” shall mean the ABL Priority Collateral or the Cash Flow Priority Collateral.

“Proceeds” shall mean (a) all “proceeds”, as such term is defined in Article 9 of the Uniform Commercial Code, with respect to the Collateral, (b) whatever is recoverable or recovered when any Collateral is sold, exchanged, collected, or disposed of, whether voluntarily or involuntarily and (c) in the case of Proceeds of Pledged Securities, all dividends or other income from the Pledged Securities, collections thereon or distributions or payments with respect thereto.

“Property” shall mean any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Proposed DIP” shall have the meaning set forth in Section 6.1(c)(i).

“Purchase Money Indebtedness” shall mean any Indebtedness incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets, whether acquired through the direct acquisition of such property or assets or the acquisition of the Capital Stock of any Person owning such property or assets, or otherwise.

“Real Property” shall mean any right, title or interest in and to real property, including any fee interest, leasehold interest, easement, or license and any other right to use or occupy real property.

“Requisite ABL Holders” shall mean ABL Secured Parties and/or Additional ABL Secured Parties holding, in the aggregate, in excess of 50% of the aggregate ABL Collateral Exposure under the ABL Credit Agreement and any Additional ABL Credit Facility (other than ABL Collateral Obligations in respect of Bank Products Agreements, Hedging Agreements or Management Guarantees at any time and for so long as there are any outstanding ABL Collateral Obligations in respect of the ABL Credit Agreement or any Additional ABL Credit Facility); provided that:

(a)          if the matter being consented to or the action being taken by the ABL Collateral Representative is the subordination of Liens to other Liens, the consent to DIP Financing, or the consent to a sale of all or substantially all of the ABL Priority Collateral or (after the Discharge of Cash Flow Collateral Obligations) all or substantially all of the Collateral, then “Requisite ABL Holders” shall mean those ABL Collateral Secured Parties necessary to validly consent to the requested action in accordance with the applicable ABL Documents and Additional ABL Documents;

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(b)          except as may be separately otherwise agreed in writing by and between or among each Additional ABL Agent, on behalf of itself and the Additional ABL Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties, if the matter being consented to or the action being taken by the ABL Collateral Representative will affect the ABL Secured Parties in a manner different and materially adverse relative to the manner such matter or action affects any Additional ABL Secured Parties (except to the extent expressly set forth in this Agreement), then “Requisite ABL Holders” shall mean (1) Additional ABL Secured Parties and/or ABL Secured Parties holding, in the aggregate, in excess of 50% of the aggregate ABL Collateral Exposure under the ABL Credit Agreement and any Additional ABL Credit Facility (other than ABL Collateral Obligations in respect of Bank Products Agreements, Hedging Agreements or Management Guarantees at any time and for so long as there are any outstanding ABL Collateral Obligations in respect of the ABL Credit Agreement or any Additional ABL Credit Facility) and (2) ABL Secured Parties holding, in the aggregate, in excess of 50% of the ABL Collateral Exposure under the ABL Credit Agreement (other than ABL Obligations in respect of Bank Products Agreements, Hedging Agreements or Management Guarantees at any time and for so long as there are any outstanding ABL Obligations in respect of the ABL Credit Agreement); and

(c)          except as may be separately otherwise agreed in writing by and between or among each Additional ABL Agent, on behalf of itself and the Additional ABL Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties, if the matter being consented to or the action being taken by the ABL Collateral Representative will affect any Additional ABL Agent or the Additional ABL Secured Parties represented thereby in a manner different and materially adverse relative to the manner such matter or action affects the ABL Secured Parties or the other Additional ABL Secured Parties (except to the extent expressly set forth in this Agreement), then “Requisite ABL Holders” shall mean (1) Additional ABL Secured Parties and/or ABL Secured Parties holding, in the aggregate, in excess of 50% of the aggregate ABL Collateral Exposure under the ABL Credit Agreement and any Additional ABL Credit Facility (other than ABL Collateral Obligations in respect of Bank Products Agreements, Hedging Agreements or Management Guarantees at any time and for so long as there are any outstanding ABL Collateral Obligations in respect of the ABL Credit Agreement or any Additional ABL Credit Facility) and (2) such Additional ABL Agent and/or Additional ABL Secured Parties represented thereby holding, in the aggregate, in excess of 50% of the ABL Collateral Exposure under the applicable Additional ABL Credit Facility or Additional ABL Credit Facilities (other than Additional ABL Obligations in respect of Bank Products Agreements, Hedging Agreements or Management Guarantees at any time and for so long as there are any outstanding Additional ABL Obligations in respect of any Additional ABL Credit Facility).

“Requisite Cash Flow Holders” shall mean Cash Flow Secured Parties and/or Additional Cash Flow Secured Parties holding, in the aggregate, in excess of 50% of the aggregate Cash Flow Collateral Exposure under the Cash Flow Credit Agreement and any Additional Cash Flow Credit Facility (other than Cash Flow Collateral Obligations in respect of Bank Products Agreements, Hedging Agreements or Management Guarantees at any time and for so long as there are any outstanding Cash Flow Collateral Obligations in respect of the Cash Flow Credit Agreement or any Additional Cash Flow Credit Facility); provided that:

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(a)          if the matter being consented to or the action being taken by the Cash Flow Collateral Representative is the subordination of Liens to other Liens, the consent to DIP Financing, or the consent to a sale of all or substantially all of the Cash Flow Priority Collateral or (after the Discharge of ABL Collateral Obligations) all or substantially all of the Collateral, then “Requisite Cash Flow Holders” shall mean those Cash Flow Collateral Secured Parties necessary to validly consent to the requested action in accordance with the applicable Cash Flow Documents and Additional Cash Flow Documents;

(b)          except as may be separately otherwise agreed in writing by and between or among each Additional Cash Flow Agent, on behalf of itself and the Additional Cash Flow Secured Parties represented thereby, and the Cash Flow Agent, on behalf of itself and the Cash Flow Secured Parties, if the matter being consented to or the action being taken by the Cash Flow Collateral Representative will affect the Cash Flow Secured Parties in a manner different and materially adverse relative to the manner such matter or action affects any Additional Cash Flow Secured Parties (except to the extent expressly set forth in this Agreement), then “Requisite Cash Flow Holders” shall mean (1) Additional Cash Flow Secured Parties and/or Cash Flow Secured Parties holding, in the aggregate, in excess of 50% of the aggregate Cash Flow Collateral Exposure under the Cash Flow Credit Agreement and any Additional Cash Flow Credit Facility (other than Cash Flow Collateral Obligations in respect of Bank Products Agreements, Hedging Agreements or Management Guarantees at any time and for so long as there are any outstanding Cash Flow Collateral Obligations in respect of the Cash Flow Credit Agreement or any Additional Cash Flow Credit Facility) and (2) Cash Flow Secured Parties holding, in the aggregate, in excess of 50% of the Cash Flow Collateral Exposure under the Cash Flow Credit Agreement (other than Cash Flow Obligations in respect of Bank Products Agreements, Hedging Agreements or Management Guarantees at any time and for so long as there are any outstanding Cash Flow Obligations in respect of the Cash Flow Credit Agreement); and

(c)          except as may be separately otherwise agreed in writing by and between or among each Additional Cash Flow Agent, on behalf of itself and the Additional Cash Flow Secured Parties represented thereby, and the Cash Flow Agent, on behalf of itself and the Cash Flow Secured Parties, if the matter being consented to or the action being taken by the Cash Flow Collateral Representative will affect any Additional Cash Flow Agent or the Additional Cash Flow Secured Parties represented thereby in a manner different and materially adverse relative to the manner such matter or action affects the Cash Flow Secured Parties or the other Additional Cash Flow Secured Parties (except to the extent expressly set forth in this Agreement), then “Requisite Cash Flow Holders” shall mean (1) Additional Cash Flow Secured Parties and/or Cash Flow Secured Parties holding, in the aggregate, in excess of 50% of the aggregate Cash Flow Collateral Exposure under the Cash Flow Credit Agreement and any Additional Cash Flow Credit Facility (other than Cash Flow Collateral Obligations in respect of Bank Products Agreements, Hedging Agreements or Management Guarantees at any time and for so long as there are any outstanding Cash Flow Collateral Obligations in respect of the Cash Flow Credit Agreement or any Additional Cash Flow Credit Facility) and (2) such Additional Cash Flow Agent and/or Additional Cash Flow Secured Parties represented thereby holding, in the aggregate, in excess of 50% of the Cash Flow Collateral Exposure under the applicable Additional Cash Flow Credit Facility or Additional Cash Flow Credit Facilities (other than Additional Cash Flow Obligations in respect of Bank Products Agreements, Hedging Agreements or Management Guarantees at any time and for so long as there are any outstanding Additional Cash Flow Obligations in respect of any Additional Cash Flow Credit Facility).

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“Right of Last Refusal” shall have the meaning set forth in Section 6.1(c)(i).

“S&P” shall mean Standard & Poor’s Financial Services LLC, a division of S&P Global, Inc., and its successors.

“Secured Parties” shall mean the ABL Secured Parties, the Cash Flow Secured Parties and the Additional Secured Parties.

“Series” shall mean (a) with respect to the Cash Flow Collateral Secured Parties, each of (i) the Cash Flow Secured Parties (in their capacities as such) and (ii) the Additional Cash Flow Secured Parties that become subject to this Agreement after the date hereof that are represented by a common Additional Cash Flow Agent (in its capacity as such for such Additional Cash Flow Secured Parties), (b) with respect to any Cash Flow Collateral Obligations, each of (i) the Cash Flow Obligations and (ii) the Additional Cash Flow Obligations incurred pursuant to any Additional Cash Flow Credit Facility that is to be represented by a common Additional Agent (in its capacity as such for such Additional Cash Flow Obligations), (c) with respect to the ABL Collateral Secured Parties, each of (i) the ABL Secured Parties (in their capacities as such) and (ii) the Additional ABL Secured Parties that become subject to this Agreement after the date hereof that are represented by a common Additional ABL Agent (in its capacity as such for such Additional ABL Secured Parties) and (d) with respect to any ABL Collateral Obligations, each of (i) the ABL Obligations and (ii) the Additional ABL Obligations incurred pursuant to any Additional ABL Credit Facility that is to be represented by a common Additional Agent (in its capacity as such for such Additional ABL Obligations).

“Subsidiary” shall mean, as to any Person, a corporation, partnership, limited liability company, or other entity (a) of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company or other entity are at the time owned by such Person, or (b) the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person and, in the case of this clause (b), which is treated as a consolidated subsidiary for accounting purposes.

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“Temporary Cash Investments” shall mean any of the following: (i) any investment in (x) direct obligations of the United States of America, Canada, the United Kingdom, Switzerland, a member state of the European Union or any country in whose currency funds are being held pending their application in the making of an investment or capital expenditure by the Company or a Subsidiary in that country or with such funds, or any agency or instrumentality of any thereof, or obligations guaranteed by the United States of America, Canada, the United Kingdom, Switzerland or a member state of the European Union or any country in whose currency funds are being held pending their application in the making of an investment or capital expenditure by the Company or a Subsidiary in that country or with such funds, or any agency or instrumentality of any of the foregoing, or obligations guaranteed by any of the foregoing or (y) direct obligations of any foreign country recognized by the United States of America rated at least “A” by S&P or “A2” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (ii) overnight bank deposits, and investments in time deposit accounts, certificates of deposit, bankers’ acceptances and money market deposits (or, with respect to foreign banks, similar instruments) maturing not more than one year after the date of acquisition thereof issued by (x) any bank or other institutional lender under the ABL Credit Agreement, the Cash Flow Credit Agreement or any Additional Credit Facility or any affiliate thereof or (y) a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital and surplus aggregating in excess of $250,000,000 (or the foreign currency equivalent thereof) and whose long term debt is rated at least “A” by S&P or “A2” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization) at the time such investment is made, (iii) repurchase obligations for underlying securities or instruments of the types described in clause (i) or (ii) above entered into with a bank meeting the qualifications described in clause (ii) above, (iv) investments in commercial paper, maturing not more than 24 months after the date of acquisition, issued by a Person (other than that of the Company or any of its Subsidiaries), with a rating at the time as of which any investment therein is made of “P-2” (or higher) according to Moody’s or “A-2” (or higher) according to S&P (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (v) investments in securities maturing not more than 24 months after the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “BBB-” by S&P or “Baa3” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (vi) Indebtedness or Preferred Stock (other than of the Company or any of its Subsidiaries) having a rating of “A” or higher by S&P or “A2” or higher by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (vii) investment funds investing at least 90.0% of their assets in securities of the type described in clauses (i) through (vi) above (which funds may also hold cash pending investment and/or distribution), (viii) any money market deposit accounts issued or offered by a domestic commercial bank or a commercial bank organized and located in a country recognized by the United States of America, in each case, having capital and surplus in excess of $250,000,000 (or the foreign currency equivalent thereof), or investments in money market funds subject to the risk limiting conditions of Rule 2a-7 (or any successor rule) of the Securities and Exchange Commission under the Investment Company Act of 1940, as amended and (ix) similar investments approved by the board of directors of the Company Representative in the ordinary course of business.

“Trade Secret Licenses” shall mean, with respect to any Credit Party, all United States written license agreements of such Credit Party providing for the grant by or to such Credit Party of any right under any United States trade secrets, including know-how, processes, formulae, compositions, designs, and confidential business and technical information, and all rights of any kind whatsoever accruing thereunder or pertaining thereto, other than agreements with any Person who is an Affiliate or a Subsidiary of the Company or such Credit Party, subject, in each case, to the terms of such license agreements, and the right to prepare for sale, sell and advertise for sale, all Inventory now or hereafter covered by such licenses.

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“Trade Secrets” shall mean, with respect to any Credit Party, all of such Credit Party’s right, title and interest in and to all United States trade secrets, including know-how, processes, formulae, compositions, designs, and confidential business and technical information, and all rights of any kind whatsoever accruing thereunder or pertaining thereto, including (i) all income, royalties, damages and payments now or hereafter due and/or payable with respect thereto, including payments under all licenses, non-disclosure agreements and memoranda of understanding entered into in connection therewith, and damages and payments for past or future misappropriations thereof, and (ii) the right to sue or otherwise recover for past, present or future misappropriations thereof.

“Trademark Licenses” shall mean, with respect to any Credit Party, all United States written license agreements of such Credit Party providing for the grant by or to such Credit Party of any right under any United States trademarks, service marks, trade names, trade dress or other indicia of trade origin or business identifiers, other than agreements with any Person who is an Affiliate or a Subsidiary of the Company or such Credit Party, subject, in each case, to the terms of such license agreements, and the right to prepare for sale, sell and advertise for sale, all Inventory now or hereafter covered by such licenses.

“Trademarks” shall mean, with respect to any Credit Party, all of such Credit Party’s right, title and interest in and to all United States trademarks, service marks, trade names, trade dress or other indicia of trade origin or business identifiers, trademark and service mark registrations, and applications for trademark or service mark registrations (except for “intent to use” applications for trademark or service mark registrations filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, unless and until an Amendment to Allege Use or a Statement of Use under Sections 1(c) and 1(d) of said Act has been filed, it being understood and agreed that the carve out in this parenthetical shall be applicable only if and for so long as a grant or enforcement of a security interest in such intent to use application would invalidate or otherwise jeopardize such Credit Party’s rights therein or in the resulting registration), and any renewals thereof, including (i) the right to sue or otherwise recover for any and all past, present and future infringements or dilutions thereof, (ii) all income, royalties, damages and other payments now or hereafter due and/or payable with respect thereto (including payments under all licenses entered into in connection therewith, and damages and payments for past or future infringements thereof), and (iii) all other rights corresponding thereto and all other rights of any kind whatsoever of such Credit Party accruing thereunder or pertaining thereto in the United States, together in each case with the goodwill of the business connected with the use of, and symbolized by, each such trademark, service mark, trade name, trade dress or other indicia of trade origin or business identifiers.

“Uniform Commercial Code” shall mean the Uniform Commercial Code as the same may, from time to time, be in effect in the State of New York; provided that to the extent that the Uniform Commercial Code is used to define any term in any security document and such term is defined differently in differing Articles of the Uniform Commercial Code, the definition of such term contained in Article 9 shall govern; provided, further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, publication or priority of, or remedies with respect to, Liens of any Party is governed by the Uniform Commercial Code or foreign personal property security laws as enacted and in effect in a jurisdiction other than the State of New York, the term “Uniform Commercial Code” will mean the Uniform Commercial Code or such foreign personal property security laws as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

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Section 1.3 Rules of Construction. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term “including” is not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof”, “herein”, “hereby”, “hereunder” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Article, section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, refinancings, renewals, replacements, restatements, substitutions, joinders, and supplements thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, refinancings, renewals, replacements, restatements, substitutions, joinders, and supplements set forth herein). Any reference herein to any Person shall be construed to include such Person’s successors and assigns, and any reference herein to a Person acting in a particular capacity shall be construed to include such Person’s successors and assigns in that capacity. Any reference herein to the repayment in full of an obligation shall mean the payment in full in cash of such obligation, or in such other manner as may be approved in writing by the requisite holders or representatives in respect of such obligation.

ARTICLE 2

Lien Priority

Section 2.1 Agreement to Subordinate. (a) Notwithstanding (i) the date, time, method, manner, or order of grant, attachment, or perfection (including any defect or deficiency or alleged defect or deficiency in any of the foregoing) of any Liens granted to the ABL Agent or the ABL Secured Parties in respect of all or any portion of the Collateral, or of any Liens granted to the Cash Flow Agent or the Cash Flow Secured Parties in respect of all or any portion of the Collateral, or of any Liens granted to any Additional Agent or any Additional Secured Parties in respect of all or any portion of the Collateral, and regardless of how any such Lien was acquired (whether by grant, statute, operation of law, subrogation or otherwise), (ii) the order or time of filing or recordation of any document or instrument for perfecting the Liens in favor of the ABL Agent, the Cash Flow Agent or any Additional Agent (or the ABL Secured Parties, the Cash Flow Secured Parties or any Additional Secured Parties) in any Collateral, (iii) any provision of the Uniform Commercial Code, the Bankruptcy Code or any other applicable law, or of the ABL Documents, the Cash Flow Documents or any Additional Documents, (iv) whether the ABL Agent, the Cash Flow Agent or any Additional Agent, in each case, either directly or through agents, holds possession of, or has control over, all or any part of the Collateral, (v) the fact that any such Liens in favor of the ABL Agent or the ABL Secured Parties, the Cash Flow Agent or the Cash Flow Secured Parties or any Additional Agent or any Additional Secured Parties securing any of the ABL Obligations, the Cash Flow Obligations or any Additional Obligations, respectively, are (x) subordinated to any Lien securing any obligation of any Credit Party other than the Cash Flow Obligations or any Additional Cash Flow Obligations (in the case of the ABL Obligations and any Additional ABL Obligations) or the ABL Obligations or any Additional ABL Obligations (in the case of the Cash Flow Obligations or any Additional Cash Flow Obligations), respectively, or (y) otherwise subordinated, voided, avoided, invalidated or lapsed or (vi) any other circumstance of any kind or nature whatsoever, the ABL Agent, on behalf of itself and the ABL Secured Parties, the Cash Flow Agent, on behalf of itself and the Cash Flow Secured Parties, and any Additional Agent, on behalf of itself and any Additional Secured Parties represented thereby, hereby agree that:

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(1)          any Lien in respect of all or any portion of the ABL Priority Collateral now or hereafter held by or on behalf of the Cash Flow Agent or any Cash Flow Secured Party that secures all or any portion of the Cash Flow Obligations, and any Lien in respect of all or any portion of the ABL Priority Collateral now or hereafter held by or on behalf of any Additional Cash Flow Agent or any Additional Cash Flow Secured Party that secures all or any portion of the Additional Cash Flow Obligations, shall in all respects be junior and subordinate to all Liens granted to the ABL Agent or the ABL Secured Parties in the ABL Priority Collateral to secure all or any portion of the ABL Obligations;

(2)          any Lien in respect of all or any portion of the ABL Priority Collateral now or hereafter held by or on behalf of the Cash Flow Agent or any Cash Flow Secured Party that secures all or any portion of the Cash Flow Obligations, and any Lien in respect of all or any portion of the ABL Priority Collateral now or hereafter held by or on behalf of any Additional Cash Flow Agent or any Additional Cash Flow Secured Party that secures all or any portion of the Additional Cash Flow Obligations, shall in all respects be junior and subordinate to all Liens granted to any Additional ABL Agent or any Additional ABL Secured Parties in the ABL Priority Collateral to secure all or any portion of any Additional ABL Obligations (except as may be separately otherwise agreed in writing by and between such Additional ABL Agent, on behalf of itself and the Additional ABL Secured Parties represented thereby, and (x) the Cash Flow Agent, on behalf of itself and the Cash Flow Secured Parties, and (y) such Additional Cash Flow Agent, on behalf of itself and the Additional Cash Flow Secured Parties represented thereby, as the case may be);

(3)          any Lien in respect of all or any portion of the ABL Priority Collateral now or hereafter held by or on behalf of the ABL Agent or any ABL Secured Party that secures all or any portion of the ABL Obligations shall in all respects be senior and prior to (x) all Liens granted to the Cash Flow Agent or any Cash Flow Secured Party in the ABL Priority Collateral to secure all or any portion of the Cash Flow Obligations and (y) all Liens granted to any Additional Cash Flow Agent or any Additional Cash Flow Secured Parties in the ABL Priority Collateral to secure all or any portion of the Additional Cash Flow Obligations;

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(4)          any Lien in respect of all or any portion of the ABL Priority Collateral now or hereafter held by or on behalf of any Additional ABL Agent or any Additional ABL Secured Party that secures all or any portion of any Additional ABL Obligations shall in all respects be senior and prior to (x) all Liens granted to the Cash Flow Agent or any Cash Flow Secured Party in the ABL Priority Collateral to secure all or any portion of the Cash Flow Obligations and (y) all Liens granted to any Additional Cash Flow Agent or any Additional Cash Flow Secured Parties in the ABL Priority Collateral to secure all or any portion of the Additional Cash Flow Obligations (except in the case of either clause (x) or (y) as may be separately otherwise agreed in writing by and between such Additional ABL Agent, on behalf of itself and the Additional ABL Secured Parties represented thereby, and (i) the Cash Flow Agent, on behalf of itself and the Cash Flow Secured Parties, or (ii) such Additional Cash Flow Agent, on behalf of itself and the Additional Cash Flow Secured Parties represented thereby, as the case may be);

(5)          any Lien in respect of all or any portion of the Cash Flow Priority Collateral now or hereafter held by or on behalf of the ABL Agent or any ABL Secured Party that secures all or any portion of the ABL Obligations, and any Lien in respect of all or any portion of the Cash Flow Priority Collateral now or hereafter held by or on behalf of any Additional ABL Agent or any Additional ABL Secured Party that secures all or any portion of the Additional ABL Obligations, shall in all respects be junior and subordinate to all Liens granted to the Cash Flow Agent or the Cash Flow Secured Parties in the Cash Flow Priority Collateral to secure all or any portion of the Cash Flow Obligations;

(6)          any Lien in respect of all or any portion of the Cash Flow Priority Collateral now or hereafter held by or on behalf of the ABL Agent or any ABL Secured Party that secures all or any portion of the ABL Obligations, and any Lien in respect of all or any portion of the Cash Flow Priority Collateral now or hereafter held by or on behalf of any Additional ABL Agent or any Additional ABL Secured Party that secures all or any portion of the Additional ABL Obligations, shall in all respects be junior and subordinate to all Liens granted to any Additional Cash Flow Agent or any Additional Cash Flow Secured Parties in the Cash Flow Priority Collateral to secure all or any portion of any Additional Cash Flow Obligations (except as may be separately otherwise agreed in writing by and between such Additional Cash Flow Agent, on behalf of itself and the Additional Cash Flow Secured Parties represented thereby, and (x) the ABL Agent, on behalf of itself and the ABL Secured Parties and (y) such Additional ABL Agent on behalf of itself and the Additional ABL Secured Parties represented thereby, as the case may be);

(7)          any Lien in respect of all or any portion of the Cash Flow Priority Collateral now or hereafter held by or on behalf of the Cash Flow Agent or any Cash Flow Secured Party that secures all or any portion of the Cash Flow Obligations shall in all respects be senior and prior to (x) all Liens granted to the ABL Agent or any ABL Secured Party in the Cash Flow Priority Collateral to secure all or any portion of the ABL Obligations and (y) all Liens granted to any Additional ABL Agent or any Additional ABL Secured Parties in the Cash Flow Priority Collateral to secure all or any portion of the Additional ABL Obligations;

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(8)          any Lien in respect of all or any portion of the Cash Flow Priority Collateral now or hereafter held by or on behalf of any Additional Cash Flow Agent or any Additional Cash Flow Secured Party that secures all or any portion of the Additional Cash Flow Obligations shall in all respects be senior and prior to (x) all Liens granted to the ABL Agent or any ABL Secured Party in the Cash Flow Priority Collateral to secure all or any portion of the ABL Obligations and (y) all Liens granted to any Additional ABL Agent or any Additional ABL Secured Parties in the Cash Flow Priority Collateral to secure all or any portion of the Additional ABL Obligations (except in the case of either clause (x) or (y) as may be separately otherwise agreed in writing by and between such Additional Cash Flow Agent, on behalf of itself and the Additional Cash Flow Secured Parties represented thereby, and (i) the ABL Agent, on behalf of itself and the ABL Secured Parties, or (ii) such Additional ABL Agent on behalf of itself and the Additional ABL Secured Parties represented thereby, as the case may be);

(9)          any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any Additional ABL Agent or any Additional ABL Secured Party that secures all or any portion of the Additional ABL Obligations shall in all respects be pari passu and equal in priority with any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of the ABL Agent or any ABL Secured Party that secures all or any portion of the ABL Obligations (except as may be separately otherwise agreed in writing by and between such Additional ABL Agent, on behalf of itself and the Additional ABL Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties);

(10)        any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any Additional ABL Agent or any Additional ABL Secured Party that secures all or any portion of the Additional ABL Obligations shall in all respects be pari passu and equal in priority with any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any other Additional ABL Agent or any Additional ABL Secured Party represented by such other Additional ABL Agent that secures all or any portion of the Additional ABL Obligations (except as may be separately otherwise agreed in writing by and between such Additional ABL Agents, in each case on behalf of itself and the Additional ABL Secured Parties represented thereby);

(11)        any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any Additional Cash Flow Agent or any Additional Cash Flow Secured Party that secures all or any portion of the Additional Cash Flow Obligations shall in all respects be pari passu and equal in priority with any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of the Cash Flow Agent or any Cash Flow Secured Party that secures all or any portion of the Cash Flow Obligations (except as may be separately otherwise agreed in writing by and between such Additional Cash Flow Agent, on behalf of itself and the Additional Cash Flow Secured Parties represented thereby, and the Cash Flow Agent, on behalf of itself and the Cash Flow Secured Parties); provided, however, that notwithstanding the foregoing, if any Additional Cash Flow Agent and any Additional Cash Flow Secured Party subordinates itself to any of the ABL Agent, the ABL Secured Parties, any Additional ABL Agent or any Additional ABL Secured Parties with respect to any Cash Flow Priority Collateral in a separate writing as permitted by paragraphs (6) and (8) of this Section 2.1(a) then such Additional Cash Flow Agent and Additional Cash Flow Secured Parties shall not be pari passu with the Cash Flow Agent and Cash Flow Secured Parties with respect to any Cash Flow Priority Collateral so subordinated but rather shall be junior and subordinate to the Cash Flow Agent and Cash Flow Secured Parties with respect to such Cash Flow Priority Collateral; and

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(12)        any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any Additional Cash Flow Agent or any Additional Cash Flow Secured Party that secures all or any portion of the Additional Cash Flow Obligations shall in all respects be pari passu and equal in priority with any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any other Additional Cash Flow Agent or any Additional Cash Flow Secured Party represented by such other Additional Cash Flow Agent that secures all or any portion of the Additional Cash Flow Obligations (except as may be separately otherwise agreed in writing by and between such Additional Cash Flow Agents, in each case on behalf of itself and the Additional Cash Flow Secured Parties represented thereby); provided, however, that notwithstanding the foregoing, if any Additional Cash Flow Agent and any Additional Cash Flow Secured Party subordinates itself to any of the ABL Agent, the ABL Secured Parties, any Additional ABL Agent or Additional ABL Secured Parties with respect to any Cash Flow Priority Collateral in a separate writing as permitted by paragraphs (6) and (8) of this Section 2.1(a) then such Additional Cash Flow Agent and Additional Cash Flow Secured Parties shall not be pari passu with the other Additional Cash Flow Agent and the other Additional Cash Flow Secured Parties with respect to any Cash Flow Priority Collateral so subordinated but rather shall be junior and subordinate to the other Additional Cash Flow Agent and the other Additional Cash Flow Secured Parties with respect to such Cash Flow Priority Collateral.

(b)          Notwithstanding any failure by any ABL Secured Party, Cash Flow Secured Party or Additional Secured Party to perfect its security interests in the Collateral or any avoidance, invalidation, priming or subordination by any third party or court of competent jurisdiction (including in any Insolvency Proceeding) of the security interests in the Collateral granted to the ABL Secured Parties, the Cash Flow Secured Parties or any Additional Secured Parties:

(1)          the priority and rights as between the ABL Secured Parties, on the one hand, and the Cash Flow Secured Parties, on the other hand, with respect to the Collateral shall be as set forth herein;

(2)          the priority and rights as between the ABL Secured Parties, on the one hand, and any Additional Secured Parties, on the other hand, with respect to the Collateral shall be as set forth herein (except as may be separately otherwise agreed in writing by and between any applicable Additional Agent, on behalf of itself and the Additional Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties);

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(3)          the priority and rights as between the Cash Flow Secured Parties, on the one hand, and any Additional Secured Parties, on the other hand, with respect to the Collateral shall be as set forth herein (except as may be separately otherwise agreed in writing by and between or among any applicable Additional Agent, on behalf of itself and the Additional Secured Parties represented thereby, and the Cash Flow Agent, on behalf of itself and the Cash Flow Secured Parties); and

(4)          the priority and rights as between any Additional Agent and the Additional Secured Parties represented thereby, on the one hand, and any other Additional Agent and the Additional Secured Parties represented thereby, on the other hand, with respect to the Collateral shall be as set forth herein (except as may be separately otherwise agreed in writing by and between such Additional Agents, each on behalf of itself and the Additional Secured Parties represented thereby).

(c)          The Cash Flow Agent, on behalf of itself and the Cash Flow Secured Parties, acknowledges and agrees that (x) concurrently herewith, the ABL Agent, on behalf of itself and the ABL Secured Parties, has been granted Liens upon all of the Collateral in which the Cash Flow Agent has been granted Liens and the Cash Flow Agent hereby consents thereto and (y) any Additional Agent, on behalf of itself and any Additional Secured Parties, may be granted Liens upon all of the Collateral in which the Cash Flow Agent has been granted Liens and the Cash Flow Agent hereby consents thereto. The ABL Agent, on behalf of itself and the ABL Secured Parties, acknowledges and agrees that (x) concurrently herewith, the Cash Flow Agent, on behalf of itself and the Cash Flow Secured Parties, has been granted Liens upon all of the Collateral in which the ABL Agent has been granted Liens and the ABL Agent hereby consents thereto and (y) any Additional Agent, on behalf of itself and any Additional Secured Parties, may be granted Liens upon all of the Collateral in which the ABL Agent has been granted Liens, and the ABL Agent hereby consents thereto. Any Additional Agent, for and on behalf of itself and any Additional Secured Parties represented thereby, acknowledges and agrees, concurrently with becoming a party hereto, that (x) the ABL Agent, on behalf of itself and the ABL Secured Parties, was granted Liens upon all of the Collateral in which such Additional Agent is being granted Liens and such Additional Agent hereby consents thereto, (y) the Cash Flow Agent, on behalf of itself and the Cash Flow Secured Parties, was granted Liens upon all of the Collateral in which such Additional Agent is being granted Liens and such Additional Agent hereby consents thereto and (z) any other Additional Agent, on behalf of itself and any Additional Secured Parties represented thereby, may be granted Liens upon all of the Collateral in which such Additional Agent has been granted Liens and such Additional Agent hereby consents thereto. The subordination of Liens by the Cash Flow Agent in favor of the ABL Agent and any Additional ABL Agent, by the ABL Agent in favor of the Cash Flow Agent and any Additional Cash Flow Agent, by any Additional Cash Flow Agent in favor of the ABL Agent and any Additional ABL Agent, and by any Additional ABL Agent in favor of the Cash Flow Agent and any Additional Cash Flow Agent, in each case as set forth herein, shall not be deemed to subordinate the Liens of the Cash Flow Agent, the ABL Agent or any Additional Agent to the Liens of any other Person. The provision of pari passu and equal priority as between Liens of the Cash Flow Agent and Liens of any Additional Cash Flow Agent, or as between Liens of any Additional Cash Flow Agent and Liens of any other Additional Cash Flow Agent, in each case as set forth herein, shall not be deemed to subordinate the Liens of the Cash Flow Agent or any Additional Cash Flow Agent to the Liens of any Person other than the ABL Agent and any Additional ABL Agent as and to the extent set forth herein, or to provide that the Liens of the Cash Flow Agent or any Additional Cash Flow Agent will be pari passu or of equal priority with the Liens of any other Person. The provision of pari passu and equal priority as between Liens of the ABL Agent and Liens of any Additional ABL Agent, or as between Liens of any Additional ABL Agent and Liens of any other Additional ABL Agent, in each case as set forth herein, shall not be deemed to subordinate the Liens of the ABL Agent or any Additional ABL Agent to the Liens of any Person other than the Cash Flow Agent and any Additional Cash Flow Agent as and to the extent set forth herein, or to provide that the Liens of the ABL Agent or any Additional ABL Agent will be pari passu or of equal priority with the Liens of any other Person.

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(d)          Lien priority as among the ABL Obligations, the Cash Flow Obligations and the Additional Obligations with respect to any Collateral will be governed solely by this Agreement, except as may be separately otherwise agreed in writing by or among any applicable Parties to the extent permitted pursuant to Section 2.1(a) above (including pursuant to the Cash Flow Collateral Intercreditor Agreement and the ABL Collateral Intercreditor Agreement, in each case, if entered into in the future).

(e)          The Cash Flow Agent, on behalf of itself and the Cash Flow Secured Parties, and each Additional Cash Flow Agent, on behalf of itself and the Additional Cash Flow Secured Parties represented thereby, hereby acknowledges and agrees that it is the intention of the Cash Flow Collateral Secured Parties of each Series that the holders of Cash Flow Collateral Obligations of such Series (and not the Cash Flow Collateral Secured Parties of any other Series) bear the risk of (i) any determination by a court of competent jurisdiction that (x) any of the Cash Flow Collateral Obligations of such Series are unenforceable under applicable law or are subordinated to any other obligations (other than another Series of Cash Flow Collateral Obligations), (y) any of the Cash Flow Collateral Obligations of such Series do not have an enforceable security interest in any of the Collateral securing any other Series of Cash Flow Collateral Obligations and/or (z) any intervening security interest exists securing any other obligations (other than another Series of Cash Flow Collateral Obligations) on a basis ranking prior to the security interest of such Series of Cash Flow Collateral Obligations but junior to the security interest of any other Series of Cash Flow Collateral Obligations or (ii) the existence of any Collateral for any other Series of Cash Flow Collateral Obligations that is not also Collateral for the other Series of Cash Flow Collateral Obligations (any such condition referred to in the foregoing clauses (i) or (ii) with respect to any Series of Cash Flow Collateral Obligations, an “Impairment” of such Series). In the event of any Impairment with respect to any Series of Cash Flow Collateral Obligations, the results of such Impairment shall be borne solely by the holders of such Series of Cash Flow Collateral Obligations, and the rights of the holders of such Series of Cash Flow Collateral Obligations (including the right to receive distributions in respect of such Series of Cash Flow Collateral Obligations pursuant to Section 4.1) set forth herein shall be modified to the extent necessary so that the effects of such Impairment are borne solely by the holders of the Series of such Cash Flow Collateral Obligations subject to such Impairment.

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(f)           The ABL Agent, on behalf of itself and the ABL Secured Parties, and each Additional ABL Agent, on behalf of itself and the Additional ABL Secured Parties represented thereby, hereby acknowledges and agrees that, it is the intention of the ABL Collateral Secured Parties of each Series that the holders of ABL Collateral Obligations of such Series (and not the ABL Collateral Secured Parties of any other Series) bear the risk of (i) any determination by a court of competent jurisdiction that (x) any of the ABL Collateral Obligations of such Series are unenforceable under applicable law or are subordinated to any other obligations (other than another Series of ABL Collateral Obligations), (y) any of the ABL Collateral Obligations of such Series do not have an enforceable security interest in any of the Collateral securing any other Series of ABL Collateral Obligations and/or (z) any intervening security interest exists securing any other obligations (other than another Series of ABL Collateral Obligations) on a basis ranking prior to the security interest of such Series of ABL Collateral Obligations but junior to the security interest of any other Series of ABL Collateral Obligations or (ii) the existence of any Collateral for any other Series of ABL Collateral Obligations that is not also Collateral for the other Series of ABL Collateral Obligations (any such condition referred to in the foregoing clauses (i) or (ii) with respect to any Series of ABL Collateral Obligations, an “Impairment” of such Series). In the event of any Impairment with respect to any Series of ABL Collateral Obligations, the results of such Impairment shall be borne solely by the holders of such Series of ABL Collateral Obligations, and the rights of the holders of such Series of ABL Collateral Obligations (including the right to receive distributions in respect of such Series of ABL Collateral Obligations pursuant to Section 4.1) set forth herein shall be modified to the extent necessary so that the effects of such Impairment are borne solely by the holders of the Series of such ABL Collateral Obligations subject to such Impairment.

Section 2.2 Waiver of Right to Contest Liens. (a) The Cash Flow Agent, on behalf of itself and the Cash Flow Secured Parties, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability, or perfection of the Liens of, or the allowability of the claims asserted by, the ABL Agent and the ABL Secured Parties in respect of the Collateral or the provisions of this Agreement. Except to the extent expressly set forth in this Agreement, the Cash Flow Agent, on behalf of itself and the Cash Flow Secured Parties, agrees that none of the Cash Flow Agent or the Cash Flow Secured Parties will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by the ABL Agent or any ABL Secured Party under the ABL Documents with respect to the ABL Priority Collateral. Except to the extent expressly set forth in this Agreement, the Cash Flow Agent, on behalf of itself and the Cash Flow Secured Parties, hereby waives any and all rights it or the Cash Flow Secured Parties may have as a junior lien creditor or otherwise to contest, protest, object to, or interfere with the manner in which the ABL Agent or any ABL Secured Party seeks to enforce its Liens in any ABL Priority Collateral.

(b)          The Cash Flow Agent, on behalf of itself and the Cash Flow Secured Parties, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability, or perfection of the Liens of, or the allowability of the claims asserted by, any Additional Cash Flow Agent and any Additional Cash Flow Secured Parties in respect of the Collateral or the provisions of this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Cash Flow Agent, on behalf of itself and the Additional Cash Flow Secured Parties represented thereby, and the Cash Flow Agent, on behalf of itself and the Cash Flow Secured Parties). Except to the extent expressly set forth in this Agreement and, for the avoidance of doubt, subject to Section 2.3(g), the Cash Flow Agent, on behalf of itself and the Cash Flow Secured Parties, agrees that none of the Cash Flow Agent or the Cash Flow Secured Parties will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by any Additional Cash Flow Agent or any Additional Cash Flow Secured Party under any Additional Cash Flow Documents with respect to the Collateral (except as may be separately otherwise agreed in writing by and between such Additional Cash Flow Agent, on behalf of itself and the Additional Cash Flow Secured Parties represented thereby, and the Cash Flow Agent, on behalf of itself and the Cash Flow Secured Parties). Except to the extent expressly set forth in this Agreement, and, for the avoidance of doubt, subject to Section 2.3(g), the Cash Flow Agent, on behalf of itself and the Cash Flow Secured Parties, hereby waives any and all rights it or the Cash Flow Secured Parties may have as a pari passu lien creditor or otherwise to contest, protest, object to, or interfere with the manner in which any Additional Cash Flow Agent or any Additional Cash Flow Secured Party seeks to enforce its Liens in any Collateral (except as may be separately otherwise agreed in writing by and between such Additional Cash Flow Agent, on behalf of itself and the Additional Cash Flow Secured Parties represented thereby, and the Cash Flow Agent, on behalf of itself and the Cash Flow Secured Parties).

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(c)          The Cash Flow Agent, on behalf of itself and the Cash Flow Secured Parties, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability, or perfection of the Liens of, or the allowability of the claims asserted by, any Additional ABL Agent and any Additional ABL Secured Parties in respect of the Collateral or the provisions of this Agreement. Except to the extent expressly set forth in this Agreement, the Cash Flow Agent, on behalf of itself and the Cash Flow Secured Parties, agrees that none of the Cash Flow Agent or the Cash Flow Secured Parties will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by any Additional ABL Agent or any Additional ABL Secured Party under any Additional ABL Documents with respect to the ABL Priority Collateral. Except to the extent expressly set forth in this Agreement, the Cash Flow Agent, on behalf of itself and the Cash Flow Secured Parties, hereby waives any and all rights it or the Cash Flow Secured Parties may have as a junior lien creditor or otherwise to contest, protest, object to, or interfere with the manner in which any Additional ABL Agent or any Additional ABL Secured Party seeks to enforce its Liens in any ABL Priority Collateral.

(d)          The ABL Agent, on behalf of itself and the ABL Secured Parties, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability, or perfection of the Liens of, or the allowability of the claims asserted by, the Cash Flow Agent and any Cash Flow Secured Parties in respect of the Collateral or the provisions of this Agreement. Except to the extent expressly set forth in this Agreement, the ABL Agent, on behalf of itself and the ABL Secured Parties, agrees that none of the ABL Agent or the ABL Secured Parties will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by the Cash Flow Agent or any Cash Flow Secured Party under the Cash Flow Documents, with respect to the Cash Flow Priority Collateral. Except to the extent expressly set forth in this Agreement, the ABL Agent, on behalf of itself and the ABL Secured Parties, hereby waives any and all rights it or the ABL Secured Parties may have as a junior lien creditor or otherwise to contest, protest, object to, or interfere with the manner in which the Cash Flow Agent or any Cash Flow Secured Party seeks to enforce its Liens in any Cash Flow Priority Collateral.

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(e)          The ABL Agent, on behalf of itself and the ABL Secured Parties, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability, or perfection of the Liens of, or the allowability of the claims asserted by, any Additional Cash Flow Agent and any Additional Cash Flow Secured Parties in respect of the Collateral or the provisions of this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Cash Flow Agent, on behalf of itself and the Additional Cash Flow Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties). Except to the extent expressly set forth in this Agreement, the ABL Agent, on behalf of itself and the ABL Secured Parties, agrees that none of the ABL Agent or the ABL Secured Parties will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by any Additional Cash Flow Agent or any Additional Cash Flow Secured Party under any Additional Cash Flow Documents, with respect to the Cash Flow Priority Collateral (except as may be separately otherwise agreed in writing by and between such Additional Cash Flow Agent, on behalf of itself and the Additional Cash Flow Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties). Except to the extent expressly set forth in this Agreement, the ABL Agent, on behalf of itself and the ABL Secured Parties, hereby waives any and all rights it or the ABL Secured Parties may have as a junior lien creditor or otherwise to contest, protest, object to, or interfere with the manner in which any Additional Cash Flow Agent or any Additional Cash Flow Secured Party seeks to enforce its Liens in any Cash Flow Priority Collateral (except as may be separately otherwise agreed in writing by and between such Additional Cash Flow Agent, on behalf of itself and the Additional Cash Flow Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties).

(f)           The ABL Agent, on behalf of itself and the ABL Secured Parties, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability, or perfection of the Liens of, or the allowability of the claims asserted by, any Additional ABL Agent and any Additional ABL Secured Parties in respect of the Collateral or the provisions of this Agreement (except as may be separately otherwise agreed in writing by and between such Additional ABL Agent, on behalf of itself and the Additional ABL Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties). Except to the extent expressly set forth in this Agreement and, for the avoidance of doubt, subject to Section 2.3(j), the ABL Agent, on behalf of itself and the ABL Secured Parties, agrees that none of the ABL Agent or the ABL Secured Parties will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by any Additional ABL Agent or any Additional ABL Secured Party under any Additional ABL Documents with respect to the Collateral (except as may be separately otherwise agreed in writing by and between such Additional ABL Agent, on behalf of itself and the Additional ABL Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties). Except to the extent expressly set forth in this Agreement, and, for the avoidance of doubt, subject to Section 2.3(j), the ABL Agent, on behalf of itself and the ABL Secured Parties, hereby waives any and all rights it or the ABL Secured Parties may have as a pari passu lien creditor or otherwise to contest, protest, object to, or interfere with the manner in which any Additional ABL Agent or any Additional ABL Secured Party seeks to enforce its Liens in any Collateral (except as may be separately otherwise agreed in writing by and between such Additional ABL Agent, on behalf of itself and the Additional ABL Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties).

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(g)          Any Additional Cash Flow Agent, on behalf of itself and any Additional Cash Flow Secured Parties represented thereby, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability, or perfection of the Liens of, or the allowability of the claims asserted by, the ABL Agent and the ABL Secured Parties in respect of the Collateral or the provisions of this Agreement. Except to the extent expressly set forth in this Agreement, any Additional Cash Flow Agent, on behalf of itself and any Additional Cash Flow Secured Parties represented thereby, agrees that none of such Additional Cash Flow Agent and Additional Cash Flow Secured Parties will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by the ABL Agent or any ABL Secured Party under the ABL Documents with respect to the ABL Priority Collateral. Except to the extent expressly set forth in this Agreement, any Additional Cash Flow Agent, on behalf of itself and any Additional Cash Flow Secured Parties represented thereby, hereby waives any and all rights it or such Additional Cash Flow Secured Parties may have as a junior lien creditor or otherwise to contest, protest, object to, or interfere with the manner in which the ABL Agent or any ABL Secured Party seeks to enforce its Liens in any ABL Priority Collateral.

(h)          Any Additional Cash Flow Agent, on behalf of itself and any Additional Cash Flow Secured Parties represented thereby, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability, or perfection of the Liens of, or the allowability of the claims asserted by, the Cash Flow Agent or the Cash Flow Secured Parties in respect of the Collateral or the provisions of this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Cash Flow Agent, on behalf of itself and the Additional Cash Flow Secured Parties represented thereby, and the Cash Flow Agent, on behalf of itself and the Cash Flow Secured Parties). Except to the extent expressly set forth in this Agreement, and, for the avoidance of doubt, subject to Section 2.3(g), any Additional Cash Flow Agent, on behalf of itself and any Additional Cash Flow Secured Parties represented thereby, agrees that none of such Additional Cash Flow Agent and Additional Cash Flow Secured Parties will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by the Cash Flow Agent or any Cash Flow Secured Party under the Cash Flow Documents with respect to the Collateral (except as may be separately otherwise agreed in writing by and between such Additional Cash Flow Agent, on behalf of itself and the Additional Cash Flow Secured Parties represented thereby, and the Cash Flow Agent, on behalf of itself and the Cash Flow Secured Parties). Except to the extent expressly set forth in this Agreement, and subject to Section 2.3(g), any Additional Cash Flow Agent, on behalf of itself and any Additional Cash Flow Secured Parties represented thereby, hereby waives any and all rights it or such Additional Cash Flow Secured Parties may have as a pari passu lien creditor or otherwise to contest, protest, object to, or interfere with the manner in which the Cash Flow Agent or any Cash Flow Secured Party seeks to enforce its Liens in any Collateral (except as may be separately otherwise agreed in writing by and between such Additional Cash Flow Agent, on behalf of itself and the Additional Cash Flow Secured Parties represented thereby, and the Cash Flow Agent, on behalf of itself and the Cash Flow Secured Parties).

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(i)           Any Additional Cash Flow Agent, on behalf of itself and any Additional Cash Flow Secured Parties represented thereby, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability, or perfection of the Liens of, or the allowability of the claims asserted by, any Additional ABL Agent and any Additional ABL Secured Parties in respect of the Collateral or the provisions of this Agreement. Except to the extent expressly set forth in this Agreement, any Additional Cash Flow Agent, on behalf of itself and any Additional Cash Flow Secured Parties represented thereby, agrees that none of such Additional Cash Flow Agent and Additional Cash Flow Secured Parties will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by any Additional ABL Agent or any Additional ABL Secured Party under the Additional ABL Documents with respect to the ABL Priority Collateral. Except to the extent expressly set forth in this Agreement, any Additional Cash Flow Agent, on behalf of itself and any Additional Cash Flow Secured Parties represented thereby, hereby waives any and all rights it or such Additional Cash Flow Secured Parties may have as a junior lien creditor or otherwise to contest, protest, object to, or interfere with the manner in which any Additional ABL Agent or any Additional ABL Secured Party seeks to enforce its Liens in any ABL Priority Collateral.

(j)           Any Additional Cash Flow Agent, on behalf of itself and any Additional Cash Flow Secured Parties represented thereby, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability, or perfection of the Liens of, or the allowability of the claims asserted by, any other Additional Cash Flow Agent or any Additional Cash Flow Secured Parties represented by such other Additional Cash Flow Agent in respect of the Collateral or the provisions of this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Cash Flow Agents, in each case on behalf of itself and the Additional Secured Parties represented thereby). Except to the extent expressly set forth in this Agreement, and, for the avoidance of doubt, subject to Section 2.3(g), any Additional Cash Flow Agent, on behalf of itself and any Additional Cash Flow Secured Parties represented thereby, agrees that none of such Additional Cash Flow Agent and Additional Cash Flow Secured Parties will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by any other Additional Cash Flow Agent or any Additional Cash Flow Secured Party represented by such other Additional Cash Flow Agent under any applicable Additional Cash Flow Documents with respect to the Collateral (except as may be separately otherwise agreed in writing by and between such Additional Cash Flow Agents, in each case on behalf of itself and the Additional Cash Flow Secured Parties represented thereby). Except to the extent expressly set forth in this Agreement, and subject to Section 2.3(g), any Additional Cash Flow Agent, on behalf of itself and any Additional Cash Flow Secured Parties represented thereby, hereby waives any and all rights it or such Additional Cash Flow Secured Parties may have as a pari passu lien creditor or otherwise to contest, protest, object to, or interfere with the manner in which any other Additional Cash Flow Agent or any Additional Cash Flow Secured Party represented by such other Additional Cash Flow Agent seeks to enforce its Liens in any Collateral (except as may be separately otherwise agreed in writing by and between such Additional Cash Flow Agents, in each case on behalf of itself and the Additional Cash Flow Secured Parties represented thereby).

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(k)          Any Additional ABL Agent, on behalf of itself and any Additional ABL Secured Parties represented thereby, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability, or perfection of the Liens of, or the allowability of the claims asserted by, the Cash Flow Agent and the Cash Flow Secured Parties in respect of the Collateral or the provisions of this Agreement (except as may be separately otherwise agreed in writing by and between such Additional ABL Agent, on behalf of itself and the Additional ABL Secured Parties represented thereby, and the Cash Flow Agent, on behalf of itself and the Cash Flow Secured Parties). Except to the extent expressly set forth in this Agreement, any Additional ABL Agent, on behalf of itself and any Additional ABL Secured Parties represented thereby, agrees that none of such Additional ABL Agent and Additional ABL Secured Parties will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by the Cash Flow Agent or any Cash Flow Secured Party under the Cash Flow Documents with respect to the Cash Flow Priority Collateral (except as may be separately otherwise agreed in writing by and between such Additional ABL Agent, on behalf of itself and the Additional ABL Secured Parties represented thereby, and the Cash Flow Agent, on behalf of itself and the Cash Flow Secured Parties). Except to the extent expressly set forth in this Agreement, any Additional ABL Agent, on behalf of itself and any Additional ABL Secured Parties represented thereby, hereby waives any and all rights it or such Additional ABL Secured Parties may have as a junior lien creditor or otherwise to contest, protest, object to, or interfere with the manner in which the Cash Flow Agent or any Cash Flow Secured Party seeks to enforce its Liens in any Cash Flow Priority Collateral (except as may be separately otherwise agreed in writing by and between such Additional ABL Agent, on behalf of itself and the Additional ABL Secured Parties represented thereby, and the Cash Flow Agent, on behalf of itself and the Cash Flow Secured Parties).

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(l)           Any Additional ABL Agent, on behalf of itself and any Additional ABL Secured Parties represented thereby, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability, or perfection of the Liens of, or the allowability of the claims asserted by, the ABL Agent or the ABL Secured Parties in respect of the Collateral or the provisions of this Agreement (except, with respect to priority, as may be separately otherwise agreed in writing by and between such Additional ABL Agent, on behalf of itself and the Additional ABL Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties). Except to the extent expressly set forth in this Agreement, and subject to Section 2.3(j), any Additional ABL Agent, on behalf of itself and any Additional ABL Secured Parties represented thereby, agrees that none of such Additional ABL Agent and Additional ABL Secured Parties will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by the ABL Agent or any ABL Secured Party under the ABL Documents with respect to the Collateral (except as may be separately otherwise agreed in writing by and between such Additional ABL Agent, on behalf of itself and the Additional ABL Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties). Except to the extent expressly set forth in this Agreement, and subject to Section 2.3(j), any Additional ABL Agent, on behalf of itself and any Additional ABL Secured Parties represented thereby, hereby waives any and all rights it or such Additional ABL Secured Parties may have as a pari passu lien creditor or otherwise to contest, protest, object to, or interfere with the manner in which the ABL Agent or any ABL Secured Party seeks to enforce its Liens in any Collateral (except as may be separately otherwise agreed in writing by and between such Additional ABL Agent, on behalf of itself and the Additional ABL Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties).

(m)         Any Additional ABL Agent, on behalf of itself and any Additional ABL Secured Parties represented thereby, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability, or perfection of the Liens of, or the allowability of the claims asserted by, any Additional Cash Flow Agent and any Additional Cash Flow Secured Parties in respect of the Collateral or the provisions of this Agreement (except as may be separately otherwise agreed in writing by and between such Additional ABL Agent, on behalf of itself and the Additional ABL Secured Parties represented thereby, and such Additional Cash Flow Agent, on behalf of itself and the Additional Cash Flow Secured Parties represented thereby). Except to the extent expressly set forth in this Agreement, any Additional ABL Agent, on behalf of itself and any Additional ABL Secured Parties represented thereby, agrees that none of such Additional ABL Agent and Additional ABL Secured Parties will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by any Additional Cash Flow Agent or any Additional Cash Flow Secured Party under the Additional Cash Flow Documents with respect to the Cash Flow Priority Collateral (except as may be separately otherwise agreed in writing by and between such Additional ABL Agent, on behalf of itself and the Additional ABL Secured Parties represented thereby, and such Additional Cash Flow Agent, on behalf of itself and the Additional Cash Flow Secured Parties represented thereby). Except to the extent expressly set forth in this Agreement, any Additional ABL Agent, on behalf of itself and any Additional ABL Secured Parties represented thereby, hereby waives any and all rights it or such Additional ABL Secured Parties may have as a junior lien creditor or otherwise to contest, protest, object to, or interfere with the manner in which any Additional Cash Flow Agent or any Additional Cash Flow Secured Party seeks to enforce its Liens in any Cash Flow Priority Collateral (except as may be separately otherwise agreed in writing by and between such Additional ABL Agent, on behalf of itself and the Additional ABL Secured Parties represented thereby, and such Additional Cash Flow Agent, on behalf of itself and the Additional Cash Flow Secured Parties represented thereby).

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(n)          Any Additional ABL Agent, on behalf of itself and any Additional ABL Secured Parties represented thereby, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability, or perfection of the Liens of, or the allowability of the claims asserted by, any other Additional ABL Agent or any Additional ABL Secured Parties represented by such other Additional ABL Agent in respect of the Collateral or the provisions of this Agreement (except as may be separately otherwise agreed in writing by and between such Additional ABL Agents, in each case on behalf of itself and the Additional ABL Secured Parties represented thereby). Except to the extent expressly set forth in this Agreement, and subject to Section 2.3(j), any Additional ABL Agent, on behalf of itself and any Additional ABL Secured Parties represented thereby, agrees that none of such Additional ABL Agent and Additional ABL Secured Parties will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by any other Additional ABL Agent or any Additional ABL Secured Party represented by such other Additional ABL Agent under any applicable Additional ABL Documents with respect to the Collateral (except as may be separately otherwise agreed in writing by and between such Additional ABL Agents, in each case on behalf of itself and the Additional ABL Secured Parties represented thereby). Except to the extent expressly set forth in this Agreement, and subject to Section 2.3(j), any Additional ABL Agent, on behalf of itself and any Additional ABL Secured Parties represented thereby, hereby waives any and all rights it or such Additional ABL Secured Parties may have as a pari passu lien creditor or otherwise to contest, protest, object to, or interfere with the manner in which any other Additional ABL Agent or any Additional ABL Secured Party represented by such other Additional ABL Agent seeks to enforce its Liens in any Collateral (except as may be separately otherwise agreed in writing by and between such Additional ABL Agents, in each case on behalf of itself and the Additional ABL Secured Parties represented thereby).

(o)          For the avoidance of doubt, the assertion of priority rights established under the terms of this Agreement or in any separate writing between any of the parties hereto shall not be considered a challenge to Lien priority of any Party prohibited by this Section 2.2.

(p)          For the avoidance of doubt, the Cash Flow Agent, on behalf of itself and the Cash Flow Secured Parties, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability, or perfection of the Liens of, or the allowability of the claims asserted by, the ABL Agent and the ABL Secured Parties in respect of the ABL Canadian Collateral. Except to the extent expressly set forth in this Agreement, the Cash Flow Agent, on behalf of itself and the Cash Flow Secured Parties, agrees that none of the Cash Flow Agent or the Cash Flow Secured Parties will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by the ABL Agent or any ABL Secured Party under the ABL Documents with respect to the ABL Canadian Collateral. Except to the extent expressly set forth in this Agreement, the Cash Flow Agent, on behalf of itself and the Cash Flow Secured Parties, hereby waives any and all rights it or the Cash Flow Secured Parties may have as a junior lien creditor or otherwise to contest, protest, object to, or interfere with the manner in which the ABL Agent or any ABL Secured Party seeks to enforce its Liens in any ABL Canadian Collateral.

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Section 2.3 Remedies Standstill. (a) The Cash Flow Agent, on behalf of itself and the Cash Flow Secured Parties, agrees that, until the Discharge of ABL Obligations, neither the Cash Flow Agent (including in its capacity as Cash Flow Collateral Representative, as applicable) nor any Cash Flow Secured Party (x) will, or will seek to, Exercise Any Secured Creditor Remedies (or institute or join in any action or proceeding with respect to the Exercise of Secured Creditor Remedies) with respect to any of the ABL Priority Collateral without the written consent of the ABL Agent or (y) will knowingly take, receive or accept any Proceeds of ABL Priority Collateral, it being understood and agreed that the temporary deposit of Proceeds of ABL Priority Collateral in a Deposit Account controlled by the Cash Flow Agent shall not constitute a breach of this Agreement so long as such Proceeds are promptly remitted to the ABL Collateral Representative. Subject to Sections 2.3(b) and 2.3(g), from and after the date upon which the Discharge of ABL Obligations shall have occurred (or prior thereto upon obtaining the written consent of the ABL Agent), the Cash Flow Agent or any Cash Flow Secured Party may Exercise Any Secured Creditor Remedies under the Cash Flow Documents or applicable law as to any ABL Priority Collateral; provided, however, that any Exercise of Secured Creditor Remedies with respect to any Collateral by the Cash Flow Agent or any Cash Flow Secured Party is at all times subject to the provisions of this Agreement, including Section 4.1. Notwithstanding anything to the contrary contained herein, the Cash Flow Agent or any Cash Flow Secured Party may:

(i)           file a claim or statement of interest with respect to the Cash Flow Obligations; provided that an Insolvency Proceeding has been commenced by or against any Grantor;

(ii)          take any action (not adverse to the priority status of the Liens on the ABL Priority Collateral, or the rights of the ABL Agent or any of the ABL Secured Parties to exercise rights, powers, and/or remedies in respect thereof, including those under Article 6) in order to create, prove, perfect, preserve or protect (but not enforce) its Lien on and rights in, and the perfection and priority of its Lien on, any of the ABL Priority Collateral;

(iii)         file any necessary or appropriate responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims or Liens of the Cash Flow Secured Parties, including any claims secured by the Cash Flow Priority Collateral or the ABL Priority Collateral, if any, in each case in accordance with the terms of this Agreement;

(iv)         file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Grantors arising under either any Insolvency Proceeding or applicable non-bankruptcy law, in each case not inconsistent with, or prohibited by, the terms of this Agreement or applicable law (including the Bankruptcy Laws of any applicable jurisdiction) and, subject to the restrictions set forth in this Section, any pleadings, objections, motions or agreements which assert rights or interests available to secured creditors solely with respect to the Cash Flow Priority Collateral; and

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(v)          vote on any Plan of Reorganization, file any proof of claim, make other filings and make any arguments and motions (including in support of or opposition to, as applicable, the confirmation or approval of any Plan of Reorganization) that are, in each case, in accordance with the terms of this Agreement. Without limiting the generality of the foregoing or of the other provisions of this Agreement, any vote to accept, and any other act to support the confirmation or approval of, any Non-Conforming Plan of Reorganization shall be inconsistent with and accordingly, a violation of the terms of this Agreement, and the ABL Agent shall be entitled to have any such vote to accept a Non-Conforming Plan of Reorganization changed and any such support of any Non-Conforming Plan of Reorganization withdrawn.

(b)          The Cash Flow Agent, on behalf of itself and the Cash Flow Secured Parties, agrees that, until the Discharge of Additional ABL Obligations, neither the Cash Flow Agent (including in its capacity as Cash Flow Collateral Representative, as applicable) nor any Cash Flow Secured Party (x) will, or seek to, Exercise Any Secured Creditor Remedies (or institute or join in any action or proceeding with respect to the Exercise of Secured Creditor Remedies) with respect to any of the ABL Priority Collateral without the written consent of each Additional ABL Agent or (y) will knowingly take, receive or accept any Proceeds of ABL Priority Collateral, it being understood and agreed that the temporary deposit of Proceeds of ABL Priority Collateral in a Deposit Account controlled by the Cash Flow Agent shall not constitute a breach of this Agreement so long as such Proceeds are promptly remitted to the ABL Collateral Representative. Subject to Sections 2.3(a) and 2.3(g), from and after the date upon which the Discharge of Additional ABL Obligations shall have occurred (or prior thereto upon obtaining the written consent of each Additional ABL Agent), the Cash Flow Agent or any Cash Flow Secured Party may Exercise Any Secured Creditor Remedies under the Cash Flow Documents or applicable law as to any ABL Priority Collateral; provided, however, that any Exercise of Secured Creditor Remedies with respect to any Collateral by the Cash Flow Agent or any Cash Flow Secured Party is at all times subject to the provisions of this Agreement, including Section 4.1. Notwithstanding anything to the contrary contained herein, the Cash Flow Agent or any Cash Flow Secured Party may:

(i)           file a claim or statement of interest with respect to the Cash Flow Obligations; provided that an Insolvency Proceeding has been commenced by or against any Grantor;

(ii)          take any action (not adverse to the priority status of the Liens on the ABL Priority Collateral, or the rights of each Additional ABL Agent or any of the Additional ABL Secured Parties to exercise rights, powers, and/or remedies in respect thereof, including those under Article 6) in order to create, prove, perfect, preserve or protect (but not enforce) its Lien on and rights in, and the perfection and priority of its Lien on, any of the ABL Priority Collateral;

(iii)         file any necessary or appropriate responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims or Liens of the Cash Flow Secured Parties, including any claims secured by the Cash Flow Priority Collateral or the ABL Priority Collateral, if any, in each case in accordance with the terms of this Agreement;

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(iv)         file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Grantors arising under either any Insolvency Proceeding or applicable non-bankruptcy law, in each case not inconsistent with, or prohibited by, the terms of this Agreement or applicable law (including the Bankruptcy Laws of any applicable jurisdiction) and, subject to the restrictions set forth in this Section, any pleadings, objections, motions or agreements which assert rights or interests available to secured creditors solely with respect to the Cash Flow Priority Collateral; and

(v)          vote on any Plan of Reorganization, file any proof of claim, make other filings and make any arguments and motions (including in support of or opposition to, as applicable, the confirmation or approval of any Plan of Reorganization) that are, in each case, in accordance with the terms of this Agreement. Without limiting the generality of the foregoing or of the other provisions of this Agreement, any vote to accept, and any other act to support the confirmation or approval of, any Non-Conforming Plan of Reorganization shall be inconsistent with and accordingly, a violation of the terms of this Agreement, and each Additional ABL Agent shall be entitled to have any such vote to accept a Non-Conforming Plan of Reorganization changed and any such support of any Non-Conforming Plan of Reorganization withdrawn.

(c)          The ABL Agent, on behalf of itself and the ABL Secured Parties, agrees that until the Discharge of Cash Flow Obligations, neither the ABL Agent (including in its capacity as ABL Collateral Representative, if applicable) nor any ABL Secured Party (x) will, or will seek to, Exercise Any Secured Creditor Remedies (or institute or join in any action or proceeding with respect to the Exercise of Secured Creditor Remedies) with respect to the Cash Flow Priority Collateral without the written consent of the Cash Flow Agent or (y) will knowingly take, receive or accept any Proceeds of the Cash Flow Priority Collateral, it being understood and agreed that the temporary deposit of Proceeds of Cash Flow Priority Collateral in a Deposit Account controlled by the ABL Agent shall not constitute a breach of this Agreement so long as such Proceeds are promptly remitted to the Cash Flow Collateral Representative. Subject to Sections 2.3(d) and 2.3(j), from and after the date upon which the Discharge of Cash Flow Obligations shall have occurred (or prior thereto upon obtaining the written consent of the Cash Flow Agent), the ABL Agent or any ABL Secured Party may Exercise Any Secured Creditor Remedies under the ABL Documents or applicable law as to any Cash Flow Priority Collateral; provided, however, that any Exercise of Secured Creditor Remedies with respect to any Collateral by the ABL Agent or any ABL Secured Party is at all times subject to the provisions of this Agreement, including Section 4.1. Notwithstanding anything to the contrary contained herein, the ABL Agent or any ABL Secured Party may:

(i)           file a claim or statement of interest with respect to the ABL Obligations; provided that an Insolvency Proceeding has been commenced by or against any Grantor;

(ii)          take any action (not adverse to the priority status of the Liens on the Cash Flow Priority Collateral, or the rights of the Cash Flow Agent or any of the Cash Flow Secured Parties to exercise rights, powers, and/or remedies in respect thereof, including those under Article 6) in order to create, prove, perfect, preserve or protect (but not enforce) its Lien on and rights in, and the perfection and priority of its Lien on, any of the Cash Flow Priority Collateral;

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(iii)         file any necessary or appropriate responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims or Liens of the ABL Secured Parties, including any claims secured by the ABL Priority Collateral or the Cash Flow Priority Collateral, if any, in each case in accordance with the terms of this Agreement;

(iv)         file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Grantors arising under either any Insolvency Proceeding or applicable non-bankruptcy law, in each case not inconsistent with, or prohibited by, the terms of this Agreement or applicable law (including the Bankruptcy Laws of any applicable jurisdiction) and, subject to the restrictions set forth in this Section, any pleadings, objections, motions or agreements which assert rights or interests available to secured creditors solely with respect to the ABL Priority Collateral; and

(v)          vote on any Plan of Reorganization, file any proof of claim, make other filings and make any arguments and motions (including in support of or opposition to, as applicable, the confirmation or approval of any Plan of Reorganization) that are, in each case, in accordance with the terms of this Agreement. Without limiting the generality of the foregoing or of the other provisions of this Agreement, any vote to accept, and any other act to support the confirmation or approval of, any Non-Conforming Plan of Reorganization shall be inconsistent with and accordingly, a violation of the terms of this Agreement, and the Cash Flow Agent shall be entitled to have any such vote to accept a Non-Conforming Plan of Reorganization changed and any such support of any Non-Conforming Plan of Reorganization withdrawn.

(d)          The ABL Agent, on behalf of itself and the ABL Secured Parties, agrees that until the Discharge of Additional Cash Flow Obligations, neither the ABL Agent (including in its capacity as ABL Collateral Representative, if applicable) nor any ABL Secured Party (x) will, or will seek to, Exercise Any Secured Creditor Remedies (or institute or join in any action or proceeding with respect to the Exercise of Secured Creditor Remedies) with respect to the Cash Flow Priority Collateral without the written consent of each Additional Cash Flow Agent or (y) will knowingly take, receive or accept any Proceeds of the Cash Flow Priority Collateral (except, in each case, as may be separately otherwise agreed in writing by and between each such Additional Cash Flow Agent, on behalf of itself and the Additional Cash Flow Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties), it being understood and agreed that the temporary deposit of Proceeds of Cash Flow Priority Collateral in a Deposit Account controlled by the ABL Agent shall not constitute a breach of this Agreement so long as such Proceeds are promptly remitted to the Cash Flow Collateral Representative. Subject to Sections 2.3(c) and 2.3(j), from and after the date upon which the Discharge of Additional Cash Flow Obligations shall have occurred (or prior thereto upon obtaining the written consent of each Additional Cash Flow Agent), the ABL Agent or any ABL Secured Party may Exercise Any Secured Creditor Remedies under the ABL Documents or applicable law as to any Cash Flow Priority Collateral; provided, however, that any Exercise of Secured Creditor Remedies with respect to any Collateral by the ABL Agent or any ABL Secured Party is at all times subject to the provisions of this Agreement, including Section 4.1. Notwithstanding anything to the contrary contained herein, the ABL Agent or any ABL Secured Party may:

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(i)           file a claim or statement of interest with respect to the ABL Obligations; provided that an Insolvency Proceeding has been commenced by or against any Grantor;

(ii)          take any action (not adverse to the priority status of the Liens on the Cash Flow Priority Collateral, or the rights of each Additional Cash Flow Agent or any of the Additional Cash Flow Secured Parties to exercise rights, powers, and/or remedies in respect thereof, including those under Article 6) in order to create, prove, perfect, preserve or protect (but not enforce) its Lien on and rights in, and the perfection and priority of its Lien on, any of the Cash Flow Priority Collateral;

(iii)         file any necessary or appropriate responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims or Liens of the ABL Secured Parties, including any claims secured by the ABL Priority Collateral or the Cash Flow Priority Collateral, if any, in each case in accordance with the terms of this Agreement;

(iv)         file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Grantors arising under either any Insolvency Proceeding or applicable non-bankruptcy law, in each case not inconsistent with, or prohibited by, the terms of this Agreement or applicable law (including the Bankruptcy Laws of any applicable jurisdiction) and, subject to the restrictions set forth in this Section, any pleadings, objections, motions or agreements which assert rights or interests available to secured creditors solely with respect to the ABL Priority Collateral; and

(v)          vote on any Plan of Reorganization, file any proof of claim, make other filings and make any arguments and motions (including in support of or opposition to, as applicable, the confirmation or approval of any Plan of Reorganization) that are, in each case, in accordance with the terms of this Agreement. Without limiting the generality of the foregoing or of the other provisions of this Agreement, any vote to accept, and any other act to support the confirmation or approval of, any Non-Conforming Plan of Reorganization shall be inconsistent with and accordingly, a violation of the terms of this Agreement, and each Additional Cash Flow Agent shall be entitled to have any such vote to accept a Non-Conforming Plan of Reorganization changed and any such support of any Non-Conforming Plan of Reorganization withdrawn.

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(e)          Any Additional Cash Flow Agent, on behalf of itself and any Additional Cash Flow Secured Parties represented thereby, agrees that until the Discharge of ABL Obligations, neither such Additional Cash Flow Agent (including in its capacity as Cash Flow Collateral Representative, if applicable) nor any such Additional Cash Flow Secured Party (x) will, or will seek to, Exercise Any Secured Creditor Remedies (or institute or join in any action or proceeding with respect to the Exercise of Secured Creditor Remedies) with respect to any of the ABL Priority Collateral without the written consent of the ABL Agent or (y) will knowingly take, receive or accept any Proceeds of ABL Priority Collateral, it being understood and agreed that the temporary deposit of Proceeds of ABL Priority Collateral in a Deposit Account controlled by such Additional Cash Flow Agent shall not constitute a breach of this Agreement so long as such Proceeds are promptly remitted to the ABL Collateral Representative. Subject to Sections 2.3(f) and 2.3(g), from and after the date upon which the Discharge of ABL Obligations shall have occurred (or prior thereto upon obtaining the written consent of the ABL Agent), any Additional Cash Flow Agent or any Additional Cash Flow Secured Party may Exercise Any Secured Creditor Remedies under any Additional Cash Flow Documents or applicable law as to any ABL Priority Collateral; provided, however, that any Exercise of Secured Creditor Remedies with respect to any Collateral by any Additional Cash Flow Agent or Additional Cash Flow Secured Party is at all times subject to the provisions of this Agreement, including Section 4.1. Notwithstanding anything to the contrary contained herein, any Additional Cash Flow Agent or any Additional Cash Flow Secured Party may:

(i)           file a claim or statement of interest with respect to the Additional Cash Flow Obligations; provided that an Insolvency Proceeding has been commenced by or against any Grantor;

(ii)          take any action (not adverse to the priority status of the Liens on the ABL Priority Collateral, or the rights of the ABL Agent or any of the ABL Secured Parties to exercise rights, powers, and/or remedies in respect thereof, including those under Article 6) in order to create, prove, perfect, preserve or protect (but not enforce) its Lien on and rights in, and the perfection and priority of its Lien on, any of the ABL Priority Collateral;

(iii)         file any necessary or appropriate responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims or Liens of the Additional Cash Flow Secured Parties, including any claims secured by the ABL Priority Collateral or the Cash Flow Priority Collateral, if any, in each case in accordance with the terms of this Agreement;

(iv)         file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Grantors arising under either any Insolvency Proceeding or applicable non-bankruptcy law, in each case not inconsistent with, or prohibited by, the terms of this Agreement or applicable law (including the Bankruptcy Laws of any applicable jurisdiction) and, subject to the restrictions set forth in this Section, any pleadings, objections, motions or agreements which assert rights or interests available to secured creditors solely with respect to the ABL Priority Collateral; and

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(v)          vote on any Plan of Reorganization, file any proof of claim, make other filings and make any arguments and motions (including in support of or opposition to, as applicable, the confirmation or approval of any Plan of Reorganization) that are, in each case, in accordance with the terms of this Agreement. Without limiting the generality of the foregoing or of the other provisions of this Agreement, any vote to accept, and any other act to support the confirmation or approval of, any Non-Conforming Plan of Reorganization shall be inconsistent with and accordingly, a violation of the terms of this Agreement, and the ABL Agent shall be entitled to have any such vote to accept a Non-Conforming Plan of Reorganization changed and any such support of any Non-Conforming Plan of Reorganization withdrawn.

(f)           Any Additional Cash Flow Agent, on behalf of itself and any Additional Cash Flow Secured Parties represented thereby, agrees that until the Discharge of Additional ABL Obligations, neither such Additional Cash Flow Agent (including in its capacity as Cash Flow Collateral Representative, if applicable) nor any such Additional Cash Flow Secured Party (x) will, or will seek to, Exercise Any Secured Creditor Remedies (or institute or join in any action or proceeding with respect to the Exercise of Secured Creditor Remedies) with respect to any of the ABL Priority Collateral without the written consent of each Additional ABL Agent or (y) will knowingly take, receive or accept any Proceeds of ABL Priority Collateral, it being understood and agreed that the temporary deposit of Proceeds of ABL Priority Collateral in a Deposit Account controlled by such Additional Cash Flow Agent shall not constitute a breach of this Agreement so long as such Proceeds are promptly remitted to the ABL Collateral Representative. Subject to Sections 2.3(e) and 2.3(g), from and after the date upon which the Discharge of Additional ABL Obligations shall have occurred (or prior thereto upon obtaining the written consent of each Additional ABL Agent), any Additional Cash Flow Agent or any Additional Cash Flow Secured Party may Exercise Any Secured Creditor Remedies under any Additional Cash Flow Documents or applicable law as to any ABL Priority Collateral; provided, however, that any Exercise of Secured Creditor Remedies with respect to any Collateral by any Additional Cash Flow Agent or Additional Cash Flow Secured Party is at all times subject to the provisions of this Agreement, including Section 4.1. Notwithstanding anything to the contrary contained herein, any Additional Cash Flow Agent or any Additional Cash Flow Secured Party may:

(i)           file a claim or statement of interest with respect to the Additional Cash Flow Obligations; provided that an Insolvency Proceeding has been commenced by or against any Grantor;

(ii)          take any action (not adverse to the priority status of the Liens on the ABL Priority Collateral, or the rights of the ABL Agent or any of the ABL Secured Parties to exercise rights, powers, and/or remedies in respect thereof, including those under Article 6) in order to create, prove, perfect, preserve or protect (but not enforce) its Lien on and rights in, and the perfection and priority of its Lien on, any of the ABL Priority Collateral;

(iii)         file any necessary or appropriate responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims or Liens of the Additional Cash Flow Secured Parties, including any claims secured by the ABL Priority Collateral or the Cash Flow Priority Collateral, if any, in each case in accordance with the terms of this Agreement;

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(iv)         file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Grantors arising under either any Insolvency Proceeding or applicable non-bankruptcy law, in each case not inconsistent with, or prohibited by, the terms of this Agreement or applicable law (including the Bankruptcy Laws of any applicable jurisdiction) and, subject to the restrictions set forth in this Section, any pleadings, objections, motions or agreements which assert rights or interests available to secured creditors solely with respect to the ABL Priority Collateral; and

(v)          vote on any Plan of Reorganization, file any proof of claim, make other filings and make any arguments and motions (including in support of or opposition to, as applicable, the confirmation or approval of any Plan of Reorganization) that are, in each case, in accordance with the terms of this Agreement. Without limiting the generality of the foregoing or of the other provisions of this Agreement, any vote to accept, and any other act to support the confirmation or approval of, any Non-Conforming Plan of Reorganization shall be inconsistent with and accordingly, a violation of the terms of this Agreement, and each Additional ABL Agent shall be entitled to have any such vote to accept a Non-Conforming Plan of Reorganization changed and any such support of any Non-Conforming Plan of Reorganization withdrawn.

(g)          Any Additional Cash Flow Agent, on behalf of itself and any Additional Cash Flow Secured Parties represented thereby, agrees that such Additional Cash Flow Agent and such Additional Cash Flow Secured Parties (x) will not, and will not seek to, Exercise Any Secured Creditor Remedies (or institute or join in any action or proceeding with respect to the Exercise of Secured Creditor Remedies) with respect to any of the Collateral without the written consent of the Cash Flow Collateral Representative and (y) will not knowingly take, receive or accept any Proceeds of Collateral (except as may be separately otherwise agreed in writing by and between or among each Additional Cash Flow Agent, on behalf of itself and the Additional Cash Flow Secured Parties represented thereby, and the Cash Flow Agent, on behalf of itself and the Cash Flow Secured Parties), it being understood and agreed that the temporary deposit of Proceeds of Collateral in a Deposit Account controlled by such Additional Cash Flow Agent shall not constitute a breach of this Agreement so long as such Proceeds are promptly remitted to the Cash Flow Collateral Representative; provided that nothing in this sentence shall prohibit any Additional Cash Flow Agent from taking such actions in its capacity as Cash Flow Collateral Representative, if applicable. The Cash Flow Agent, on behalf of itself and the Cash Flow Secured Parties, agrees that the Cash Flow Agent and the Cash Flow Secured Parties will not, and will not seek to, Exercise Any Secured Creditor Remedies (or institute or join in any action or proceeding with respect to the Exercise of Secured Creditor Remedies) with respect to any of the Collateral without the written consent of the Cash Flow Collateral Representative and will not knowingly take, receive or accept any Proceeds of Collateral (except as may be separately otherwise agreed in writing by and between or among each Additional Cash Flow Agent, on behalf of itself and the Additional Cash Flow Secured Parties represented thereby, and the Cash Flow Agent, on behalf of itself and the Cash Flow Secured Parties), it being understood and agreed that the temporary deposit of Proceeds of Collateral in a Deposit Account controlled by the Cash Flow Agent shall not constitute a breach of this Agreement so long as such Proceeds are promptly remitted to the Cash Flow Collateral Representative; provided that nothing in this sentence shall prohibit the Cash Flow Agent from taking such actions in its capacity as Cash Flow Collateral Representative, if applicable. Subject to Sections 2.3(a) and 2.3(b), the Cash Flow Collateral Representative may Exercise Any Secured Creditor Remedies under the Cash Flow Priority Collateral Documents or applicable law as to any Collateral; provided, however, that any Exercise of Secured Creditor Remedies with respect to any Collateral by the Cash Flow Collateral Representative is at all times subject to the provisions of this Agreement, including Section 4.1. Each Cash Flow Collateral Secured Party hereby appoints the Cash Flow Collateral Representative as its agent to exercise all remedies under all Cash Flow Collateral Documents and Additional Cash Flow Collateral Documents. Notwithstanding anything to the contrary contained herein, the Cash Flow Agent or any Cash Flow Secured Party and any Additional Cash Flow Agent or any Additional Cash Flow Secured Party may:

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(i)           file a claim or statement of interest with respect to the Cash Flow Obligations or the Additional Cash Flow Obligations respectively; provided that an Insolvency Proceeding has been commenced by or against any Grantor;

(ii)          take any action (not adverse to the priority status of the Liens on the Cash Flow Priority Collateral, or the rights of the Cash Flow Agent or any of the Cash Flow Secured Parties or any Additional Cash Flow Agent or any of the Additional Cash Flow Secured Parties to exercise rights, powers, and/or remedies in respect thereof, including those under Article 6) in order to create, prove, perfect, preserve or protect (but not enforce) its Lien on and rights in, and the perfection and priority of its Lien on, any of the Cash Flow Priority Collateral;

(iii)         file any necessary or appropriate responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims or Liens of the Cash Flow Secured Parties or the Additional Cash Flow Secured Parties respectively, including any claims secured by the ABL Priority Collateral or the Cash Flow Priority Collateral, if any, in each case in accordance with the terms of this Agreement;

(iv)         file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Grantors arising under either any Insolvency Proceeding or applicable non-bankruptcy law, in each case not inconsistent with, or prohibited by, the terms of this Agreement or applicable law (including the Bankruptcy Laws of any applicable jurisdiction) and, subject to the restrictions set forth in this Section, any pleadings, objections, motions or agreements which assert rights or interests available to secured creditors solely with respect to the ABL Priority Collateral or the Cash Flow Priority Collateral; and

(v)          vote on any Plan of Reorganization, file any proof of claim, make other filings and make any arguments and motions (including in support of or opposition to, as applicable, the confirmation or approval of any Plan of Reorganization) that are, in each case, in accordance with the terms of this Agreement. Without limiting the generality of the foregoing or of the other provisions of this Agreement, any vote to accept, and any other act to support the confirmation or approval of, any Non-Conforming Plan of Reorganization shall be inconsistent with and accordingly, a violation of the terms of this Agreement, and the Cash Flow Agent and each Additional Cash Flow Agent shall be entitled to have any such vote to accept a Non-Conforming Plan of Reorganization changed and any such support of any Non-Conforming Plan of Reorganization withdrawn.

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(h)          Any Additional ABL Agent, on behalf of itself and any Additional ABL Secured Parties represented thereby, agrees that until the Discharge of Cash Flow Obligations, neither such Additional ABL Agent (including in its capacity as ABL Collateral Representative, if applicable) nor any such Additional ABL Secured Party (x) will, or will seek to, Exercise Any Secured Creditor Remedies (or institute or join in any action or proceeding with respect to the Exercise of Secured Creditor Remedies) with respect to any of the Cash Flow Priority Collateral without the written consent of the Cash Flow Agent or (y) will knowingly take, receive or accept any Proceeds of Cash Flow Priority Collateral, it being understood and agreed that the temporary deposit of Proceeds of Cash Flow Priority Collateral in a Deposit Account controlled by such Additional ABL Agent shall not constitute a breach of this Agreement so long as such Proceeds are promptly remitted to the Cash Flow Collateral Representative. Subject to Sections 2.3(i) and 2.3(j), from and after the date upon which the Discharge of Cash Flow Obligations shall have occurred (or prior thereto upon obtaining the written consent of the Cash Flow Agent), any Additional ABL Agent or any Additional ABL Secured Party may Exercise Any Secured Creditor Remedies under any Additional ABL Documents or applicable law as to any Cash Flow Priority Collateral; provided, however, that any Exercise of Secured Creditor Remedies with respect to any Collateral by any Additional ABL Agent or Additional ABL Secured Party is at all times subject to the provisions of this Agreement, including Section 4.1. Notwithstanding anything to the contrary contained herein, any Additional ABL Agent or any Additional ABL Secured Party may:

(i)           file a claim or statement of interest with respect to the Additional ABL Obligations; provided that an Insolvency Proceeding has been commenced by or against any Grantor;

(ii)          take any action (not adverse to the priority status of the Liens on the Cash Flow Priority Collateral, or the rights of the Additional ABL Agent or any of the Additional ABL Secured Parties to exercise rights, powers, and/or remedies in respect thereof, including those under Article 6) in order to create, prove, perfect, preserve or protect (but not enforce) its Lien on and rights in, and the perfection and priority of its Lien on, any of the Cash Flow Priority Collateral;

(iii)         file any necessary or appropriate responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims or Liens of the Additional ABL Secured Parties, including any claims secured by the ABL Priority Collateral or the Cash Flow Priority Collateral, if any, in each case in accordance with the terms of this Agreement;

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(iv)         file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Grantors arising under either any Insolvency Proceeding or applicable non-bankruptcy law, in each case not inconsistent with, or prohibited by, the terms of this Agreement or applicable law (including the Bankruptcy Laws of any applicable jurisdiction) and, subject to the restrictions set forth in this Section, any pleadings, objections, motions or agreements which assert rights or interests available to secured creditors solely with respect to the Cash Flow Priority Collateral; and

(v)          vote on any Plan of Reorganization, file any proof of claim, make other filings and make any arguments and motions (including in support of or opposition to, as applicable, the confirmation or approval of any Plan of Reorganization) that are, in each case, in accordance with the terms of this Agreement. Without limiting the generality of the foregoing or of the other provisions of this Agreement, any vote to accept, and any other act to support the confirmation or approval of, any Non-Conforming Plan of Reorganization shall be inconsistent with and accordingly, a violation of the terms of this Agreement, and the Cash Flow Agent shall be entitled to have any such vote to accept a Non-Conforming Plan of Reorganization changed and any such support of any Non-Conforming Plan of Reorganization withdrawn.

(i)           Any Additional ABL Agent, on behalf of itself and any Additional ABL Secured Parties represented thereby, agrees that until the Discharge of Additional Cash Flow Obligations, neither such Additional ABL Agent (including in its capacity as ABL Collateral Representative, if applicable) nor any such Additional ABL Secured Party (x) will, or will seek to, Exercise Any Secured Creditor Remedies (or institute or join in any action or proceeding with respect to the Exercise of Secured Creditor Remedies) with respect to any of the Cash Flow Priority Collateral without the written consent of each Additional Cash Flow Agent or (y) will knowingly take, receive or accept any Proceeds of Cash Flow Priority Collateral (except as may be separately otherwise agreed in writing by and between such Additional ABL Agent, on behalf of itself and the Additional ABL Secured Parties represented thereby, and each Additional Cash Flow Agent, on behalf of itself and the Additional Cash Flow Secured Parties represented thereby), it being understood and agreed that the temporary deposit of Proceeds of Cash Flow Priority Collateral in a Deposit Account controlled by such Additional ABL Agent shall not constitute a breach of this Agreement so long as such Proceeds are promptly remitted to the Cash Flow Collateral Representative. Subject to Sections 2.3(h) and 2.3(j), from and after the date upon which the Discharge of Additional Cash Flow Obligations shall have occurred (or prior thereto upon obtaining the written consent of each Additional Cash Flow Agent), any Additional ABL Agent or any Additional ABL Secured Party may Exercise Any Secured Creditor Remedies under any Additional ABL Documents or applicable law as to any Cash Flow Priority Collateral; provided, however, that any Exercise of Secured Creditor Remedies with respect to any Collateral by any Additional ABL Agent or Additional ABL Secured Party is at all times subject to the provisions of this Agreement, including Section 4.1. Notwithstanding anything to the contrary contained herein, any Additional ABL Agent or any Additional ABL Secured Party may:

(i)           file a claim or statement of interest with respect to the Additional ABL Obligations; provided that an Insolvency Proceeding has been commenced by or against any Grantor;

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(ii)          take any action (not adverse to the priority status of the Liens on the Cash Flow Priority Collateral, or the rights of the Additional ABL Agent or any of the Additional ABL Secured Parties to exercise rights, powers, and/or remedies in respect thereof, including those under Article 6) in order to create, prove, perfect, preserve or protect (but not enforce) its Lien on and rights in, and the perfection and priority of its Lien on, any of the Cash Flow Priority Collateral;

(iii)         file any necessary or appropriate responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims of the Additional ABL Secured Parties, including any claims secured by the ABL Priority Collateral or the Cash Flow Priority Collateral, if any, in each case in accordance with the terms of this Agreement;

(iv)         file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Grantors arising under either any Insolvency Proceeding or applicable non-bankruptcy law, in each case not inconsistent with, or prohibited by, the terms of this Agreement or applicable law (including the Bankruptcy Laws of any applicable jurisdiction) and, subject to the restrictions set forth in this Section, any pleadings, objections, motions or agreements which assert rights or interests available to secured creditors solely with respect to the Cash Flow Priority Collateral; and

(v)          vote on any Plan of Reorganization, file any proof of claim, make other filings and make any arguments and motions (including in support of or opposition to, as applicable, the confirmation or approval of any Plan of Reorganization) that are, in each case, in accordance with the terms of this Agreement. Without limiting the generality of the foregoing or of the other provisions of this Agreement, any vote to accept, and any other act to support the confirmation or approval of, any Non-Conforming Plan of Reorganization shall be inconsistent with and accordingly, a violation of the terms of this Agreement, and each Additional Cash Flow Agent shall be entitled to have any such vote to accept a Non-Conforming Plan of Reorganization changed and any such support of any Non-Conforming Plan of Reorganization withdrawn.

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(j)           Any Additional ABL Agent, on behalf of itself and any Additional ABL Secured Parties represented thereby, agrees that such Additional ABL Agent and such Additional ABL Secured Parties (x) will not, and will not seek to, Exercise Any Secured Creditor Remedies (or institute or join in any action or proceeding with respect to the Exercise of Secured Creditor Remedies) with respect to any of the Collateral without the written consent of the ABL Collateral Representative and (y) will not knowingly take, receive or accept any Proceeds of Collateral (except as may be separately otherwise agreed in writing by and between or among each Additional ABL Agent, on behalf of itself and the Additional ABL Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties), it being understood and agreed that the temporary deposit of Proceeds of Collateral in a Deposit Account controlled by such Additional ABL Agent shall not constitute a breach of this Agreement so long as such Proceeds are promptly remitted to the ABL Collateral Representative; provided that nothing in this sentence shall prohibit any Additional ABL Agent from taking such actions in its capacity as ABL Collateral Representative, if applicable. The ABL Agent, on behalf of itself and the ABL Secured Parties, agrees that the ABL Agent and the ABL Secured Parties will not, and will not seek to, Exercise Any Secured Creditor Remedies (or institute or join in any action or proceeding with respect to the Exercise of Secured Creditor Remedies) with respect to any of the Collateral without the written consent of the ABL Collateral Representative and will not knowingly take, receive or accept any Proceeds of Collateral (except as may be separately otherwise agreed in writing by and between or among each Additional ABL Agent, on behalf of itself and the Additional ABL Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties), it being understood and agreed that the temporary deposit of Proceeds of Collateral in a Deposit Account controlled by the ABL Agent shall not constitute a breach of this Agreement so long as such Proceeds are promptly remitted to the ABL Collateral Representative; provided that nothing in this sentence shall prohibit the ABL Agent from taking such actions in its capacity as ABL Collateral Representative, if applicable. Subject to Sections 2.3(c) and 2.3(d), the ABL Collateral Representative may Exercise Any Secured Creditor Remedies under the ABL Priority Collateral Documents or applicable law as to any Collateral; provided, however, that any Exercise of Secured Creditor Remedies with respect to any Collateral by the ABL Collateral Representative is at all times subject to the provisions of this Agreement, including Section 4.1. Each ABL Collateral Secured Party hereby appoints the ABL Collateral Representative as its agent to exercise all remedies under all ABL Collateral Documents and Additional ABL Collateral Documents. Notwithstanding anything to the contrary contained herein, the ABL Agent or any ABL Secured Party and any Additional ABL Agent or any Additional ABL Secured Party may:

(i)           file a claim or statement of interest with respect to the ABL Obligations or the Additional ABL Obligations respectively; provided that an Insolvency Proceeding has been commenced by or against any Grantor;

(ii)          take any action (not adverse to the priority status of the Liens on the ABL Priority Collateral, or the rights of the ABL Agent or any of the ABL Secured Parties or any Additional ABL Agent or any of the Additional ABL Secured Parties to exercise rights, powers, and/or remedies in respect thereof, including those under Article 6) in order to create, prove, perfect, preserve or protect (but not enforce) its Lien on and rights in, and the perfection and priority of its Lien on, any of the ABL Priority Collateral;

(iii)         file any necessary or appropriate responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims or Liens of the ABL Secured Parties or the Additional ABL Secured Parties respectively, including any claims secured by the ABL Priority Collateral or the Cash Flow Priority Collateral, if any, in each case in accordance with the terms of this Agreement;

(iv)         file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Grantors arising under either any Insolvency Proceeding or applicable non-bankruptcy law, in each case not inconsistent with, or prohibited by, the terms of this Agreement or applicable law (including the Bankruptcy Laws of any applicable jurisdiction) and, subject to the restrictions set forth in this Section, any pleadings, objections, motions or agreements which assert rights or interests available to secured creditors solely with respect to the ABL Priority Collateral or the Cash Flow Priority Collateral; and

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(v)          vote on any Plan of Reorganization, file any proof of claim, make other filings and make any arguments and motions (including in support of or opposition to, as applicable, the confirmation or approval of any Plan of Reorganization) that are, in each case, in accordance with the terms of this Agreement. Without limiting the generality of the foregoing or of the other provisions of this Agreement, any vote to accept, and any other act to support the confirmation or approval of, any Non-Conforming Plan of Reorganization shall be inconsistent with and accordingly, a violation of the terms of this Agreement, and the ABL Collateral Representative shall be entitled to have any such vote to accept a Non-Conforming Plan of Reorganization changed and any such support of any Non-Conforming Plan of Reorganization withdrawn.

(k)          Notwithstanding any other provision of this Agreement, nothing contained herein shall be construed to prevent (i) the ABL Agent or any ABL Secured Party, or any Additional ABL Agent or any Additional ABL Secured Party or any Additional Cash Flow Agent or any Additional Cash Flow Secured Party, from objecting to any proposed retention of Collateral by the Cash Flow Agent or any Cash Flow Secured Party in full or partial satisfaction of any Cash Flow Obligations, (ii) the Cash Flow Agent or any Cash Flow Secured Party, or any Additional Cash Flow Agent or any Additional Cash Flow Secured Party or any Additional ABL Agent or any Additional ABL Secured Party, from objecting to any proposed retention of Collateral by the ABL Agent or any ABL Secured Party in full or partial satisfaction of any ABL Obligations, (iii) the ABL Agent or any ABL Secured Party, or any Additional ABL Agent or any Additional ABL Secured Party or the Cash Flow Agent or any Cash Flow Secured Party, or any other Additional Cash Flow Agent or any other Additional Cash Flow Secured Party, from objecting to any proposed retention of Collateral by any Additional Cash Flow Agent or any Additional Cash Flow Secured Party in full or partial satisfaction of any Additional Cash Flow Obligations, or (iv) the Cash Flow Agent or any Cash Flow Secured Party, or any Additional Cash Flow Agent or any Additional Cash Flow Secured Party or the ABL Agent or any ABL Secured Party, or any other Additional ABL Agent or any other Additional ABL Secured Party, from objecting to any proposed retention of Collateral by any Additional ABL Agent or any Additional ABL Secured Party in full or partial satisfaction of any Additional ABL Obligations.

Section 2.4 Exercise of Rights.

(a)          Notice of ABL Agent’s Lien.

(i)           Without limiting Section 2.3, the Cash Flow Agent, on behalf of itself and the Cash Flow Secured Parties, hereby agrees that, until the Discharge of ABL Obligations, in connection with any Exercise of Secured Creditor Remedies by the Cash Flow Agent (including in its capacity as Cash Flow Collateral Representative, if applicable) or any Cash Flow Secured Party with respect to any ABL Priority Collateral, the Cash Flow Agent or such Cash Flow Secured Party, as applicable, shall advise any purchaser or transferee of any ABL Priority Collateral in writing that the sale (whether public, private, by foreclosure, or otherwise) or other transfer is subject to the Liens of the ABL Agent and the ABL Secured Parties, unless the ABL Agent otherwise consents in writing. In addition, the Cash Flow Agent agrees, on behalf of itself and the Cash Flow Secured Parties, that, until the Discharge of ABL Obligations, any notice of any proposed foreclosure or sale of any ABL Priority Collateral and any other notice in connection with the Exercise of Secured Creditor Remedies with respect thereto shall state prominently and clearly that the sale is subject to the ABL Agent’s and the ABL Secured Parties’ prior Liens and that such Liens shall continue as against the ABL Priority Collateral to be sold, unless the ABL Agent otherwise consents in writing.

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(ii)          Without limiting Section 2.3, any Additional Cash Flow Agent, on behalf of itself and any Additional Cash Flow Secured Parties represented thereby, hereby agrees that, until the Discharge of ABL Obligations, in connection with any Exercise of Secured Creditor Remedies by such Additional Cash Flow Agent (including in its capacity as Cash Flow Collateral Representative, if applicable) or any such Additional Cash Flow Secured Party with respect to any ABL Priority Collateral, such Additional Cash Flow Agent or Additional Cash Flow Secured Party, as applicable, shall advise any purchaser or transferee of any ABL Priority Collateral in writing that the sale (whether public, private, by foreclosure, or otherwise) or other transfer is subject to the Liens of the ABL Agent and the ABL Secured Parties, unless the ABL Agent otherwise consents in writing. In addition, any Additional Cash Flow Agent agrees, on behalf of itself and any Additional Cash Flow Secured Parties represented thereby, that, until the Discharge of ABL Obligations, any notice of any proposed foreclosure or sale of any ABL Priority Collateral and any other notice in connection with the Exercise of Secured Creditor Remedies with respect thereto shall state prominently and clearly that the sale is subject to the ABL Agent’s and the ABL Secured Parties’ prior Liens and that such Liens shall continue as against the ABL Priority Collateral to be sold, unless the ABL Agent otherwise consents in writing.

(b)          Notice of Cash Flow Agent’s Lien.

(i)           Without limiting Section 2.3, the ABL Agent, on behalf of itself and the ABL Secured Parties, hereby agrees that, until the Discharge of Cash Flow Obligations, in connection with any Exercise of Secured Creditor Remedies by the ABL Agent (including in its capacity as ABL Collateral Representative, if applicable) or any ABL Secured Party with respect to the Cash Flow Priority Collateral, the ABL Agent or such ABL Secured Party, as applicable, shall advise any purchaser or transferee of any Cash Flow Priority Collateral in writing that the sale (whether public, private, by foreclosure, or otherwise) or other transfer is subject to the Liens of the Cash Flow Agent and the Cash Flow Secured Parties, unless the Cash Flow Agent otherwise consents in writing. In addition, the ABL Agent agrees, on behalf of itself and the ABL Secured Parties, that, until the Discharge of Cash Flow Obligations, any notice of any proposed foreclosure or sale of any Cash Flow Priority Collateral and any other notice in connection with the Exercise of Secured Creditor Remedies with respect thereto shall state prominently and clearly that the sale is subject to the Cash Flow Agent’s and the Cash Flow Secured Parties’ prior Liens and that such Liens shall continue as against the Cash Flow Priority Collateral to be sold, unless the Cash Flow Agent otherwise consents in writing.

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(ii)          Without limiting Section 2.3, any Additional ABL Agent, on behalf of itself and any Additional ABL Secured Parties represented thereby, hereby agrees that, until the Discharge of Cash Flow Obligations, in connection with any Exercise of Secured Creditor Remedies by such Additional ABL Agent (including in its capacity as ABL Collateral Representative, if applicable) or any such Additional ABL Secured Party with respect to any Cash Flow Priority Collateral, such Additional ABL Agent or Additional ABL Secured Party, as applicable, shall advise any purchaser or transferee of any Cash Flow Priority Collateral in writing that the sale (whether public, private, by foreclosure, or otherwise) or other transfer is subject to the Liens of the Cash Flow Agent and the Cash Flow Secured Parties, unless the Cash Flow Agent otherwise consents in writing. In addition, any Additional ABL Agent agrees, on behalf of itself and any Additional ABL Secured Parties represented thereby, that, until the Discharge of Cash Flow Obligations, any notice of any proposed foreclosure or sale of any Cash Flow Priority Collateral and any other notice in connection with the Exercise of Secured Creditor Remedies with respect thereto shall state prominently and clearly that the sale is subject to the Cash Flow Agent’s and the Cash Flow Secured Parties’ prior Liens and that such Liens shall continue as against the Cash Flow Priority Collateral to be sold, unless the Cash Flow Agent otherwise consents in writing.

(c)          Notice of Additional Cash Flow Agent’s Lien.

(i)           Without limiting Section 2.3, the ABL Agent, on behalf of itself and the ABL Secured Parties, hereby agrees that, until the Discharge of Additional Cash Flow Obligations, in connection with any Exercise of Secured Creditor Remedies by the ABL Agent (including in its capacity as ABL Collateral Representative, if applicable) or any ABL Secured Party with respect to any Cash Flow Priority Collateral, the ABL Agent or such ABL Secured Party, as applicable, shall advise any purchaser or transferee of any Cash Flow Priority Collateral in writing that the sale (whether public, private, by foreclosure, or otherwise) or other transfer is subject to the Liens of any Additional Cash Flow Agent and any Additional Cash Flow Secured Parties (except as may be separately otherwise agreed in writing by and between such Additional Cash Flow Agent, on behalf of itself and the Additional Cash Flow Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties). In addition, the ABL Agent agrees, on behalf of itself and the ABL Secured Parties, that, until the Discharge of Additional Cash Flow Obligations, any notice of any proposed foreclosure or sale of any Cash Flow Priority Collateral and any other notice in connection with the Exercise of Secured Creditor Remedies with respect thereto shall state prominently and clearly that the sale is subject to any Additional Cash Flow Agent’s and any Additional Cash Flow Secured Parties’ prior Liens and that such Liens shall continue as against the Cash Flow Priority Collateral to be sold (except as may be separately otherwise agreed in writing by and between such Additional Cash Flow Agent, on behalf of itself and the Additional Cash Flow Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties).

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(ii)          Without limiting Section 2.3, any Additional ABL Agent, on behalf of itself and any Additional ABL Secured Parties represented thereby, hereby agrees that, until the Discharge of Additional Cash Flow Obligations, in connection with any Exercise of Secured Creditor Remedies by such Additional ABL Agent (including in its capacity as ABL Collateral Representative, if applicable) or Additional ABL Secured Party with respect to any ABL Priority Collateral, such Additional ABL Agent or Additional ABL Secured Party, as applicable, shall advise any purchaser or transferee of any Cash Flow Priority Collateral in writing that the sale (whether public, private, by foreclosure, or otherwise) or other transfer is subject to the Liens of any Additional Cash Flow Agent and any Additional Cash Flow Secured Parties (except as may be separately otherwise agreed in writing by and between such Additional Cash Flow Agent, on behalf of itself and the Additional Cash Flow Secured Parties represented thereby, and such Additional ABL Agent, on behalf of itself and the Additional ABL Secured Parties represented thereby). In addition, any Additional ABL Agent agrees, on behalf of itself and any Additional ABL Secured Parties represented thereby, that, until the Discharge of Additional Cash Flow Obligations, any notice of any proposed foreclosure or sale of any Cash Flow Priority Collateral and any other notice in connection with the Exercise of Secured Creditor Remedies with respect thereto shall state prominently and clearly that the sale is subject to any Additional Cash Flow Agent’s and any Additional Cash Flow Secured Parties’ prior Liens and that such Liens shall continue as against the Cash Flow Priority Collateral to be sold (except as may be separately otherwise agreed in writing by and between such Additional Cash Flow Agent, on behalf of itself and the Additional Cash Flow Secured Parties represented thereby, and such Additional ABL Agent, on behalf of itself and the Additional ABL Secured Parties represented thereby).

(d)          Notice of Additional ABL Agent’s Lien.

(i)           Without limiting Section 2.3, the Cash Flow Agent, on behalf of itself and the Cash Flow Secured Parties, hereby agrees that, until the Discharge of Additional ABL Obligations, in connection with any Exercise of Secured Creditor Remedies by the Cash Flow Agent (including in its capacity as Cash Flow Collateral Representative, if applicable) or any Cash Flow Secured Party with respect to any ABL Priority Collateral, the Cash Flow Agent or such Cash Flow Secured Party, as applicable, shall advise any purchaser or transferee of any ABL Priority Collateral in writing that the sale (whether public, private, by foreclosure, or otherwise) or other transfer is subject to the Liens of any Additional ABL Agent and any Additional ABL Secured Parties. In addition, the Cash Flow Agent agrees, on behalf of itself and the Cash Flow Secured Parties, that, until the Discharge of Additional ABL Obligations, any notice of any proposed foreclosure or sale of any ABL Priority Collateral and any other notice in connection with the Exercise of Secured Creditor Remedies with respect thereto shall state prominently and clearly that the sale is subject to any Additional ABL Agent’s and any Additional ABL Secured Parties’ prior Liens and that such Liens shall continue as against the ABL Priority Collateral to be sold.

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(ii)          Without limiting Section 2.3, any Additional Cash Flow Agent, on behalf of itself and any Additional Cash Flow Secured Parties represented thereby, hereby agrees that, until the Discharge of Additional ABL Obligations, in connection with any Exercise of Secured Creditor Remedies by such Additional Cash Flow Agent (including in its capacity as Cash Flow Collateral Representative, if applicable) or Additional Cash Flow Secured Party with respect to any ABL Priority Collateral, such Additional Cash Flow Agent or Additional Cash Flow Secured Party, as applicable, shall advise any purchaser or transferee of any ABL Priority Collateral in writing that the sale (whether public, private, by foreclosure, or otherwise) or other transfer is subject to the Liens of any Additional ABL Agent and any Additional ABL Secured Parties. In addition, any Additional Cash Flow Agent agrees, on behalf of itself and any Additional Cash Flow Secured Parties represented thereby, that, until the Discharge of Additional ABL Obligations, any notice of any proposed foreclosure or sale of any ABL Priority Collateral and any other notice in connection with the Exercise of Secured Creditor Remedies with respect thereto shall state prominently and clearly that the sale is subject to any Additional ABL Agent’s and any Additional ABL Secured Parties’ prior Liens and that such Liens shall continue as against the ABL Priority Collateral to be sold.

(e)          No Other Restrictions.

(i)           Except as otherwise set forth in this Agreement, each of the Cash Flow Agent, the Cash Flow Secured Parties, the ABL Agent, the ABL Secured Parties, any Additional Agent and any Additional Secured Parties shall have any and all rights and remedies it may have as a creditor under applicable law, including the right to the Exercise of Secured Creditor Remedies (except as may be separately otherwise agreed in writing by and between or among any applicable Parties, solely as among such Parties and the Secured Parties represented thereby), provided, however, that the Exercise of Secured Creditor Remedies with respect to the Collateral shall be subject to the Lien Priority and to the provisions of this Agreement, including Sections 2.3 and 4.1. The ABL Agent (including in its capacity as ABL Collateral Representative, if applicable) may enforce the provisions of the ABL Documents, the Cash Flow Agent (including in its capacity as Cash Flow Collateral Representative, if applicable) may enforce the provisions of the Cash Flow Documents, any Additional Cash Flow Agent (including in its capacity as Cash Flow Collateral Representative, if applicable) may enforce the provisions of the Additional Cash Flow Documents, any Additional ABL Agent (including in its capacity as ABL Collateral Representative, if applicable) may enforce the provisions of the Additional ABL Documents, and each may Exercise Any Secured Creditor Remedies, all in such order and in such manner as each may determine in the exercise of its sole discretion, consistent with the terms of this Agreement and mandatory provisions of applicable law (except as may be separately otherwise agreed in writing by and between or among any applicable Parties, solely as among such Parties and the Secured Parties represented thereby); provided, however, that each of the ABL Agent (including in its capacity as ABL Collateral Representative, if applicable), the Cash Flow Agent (including in its capacity as Cash Flow Collateral Representative, if applicable), any Additional Cash Flow Agent (including in its capacity as Cash Flow Collateral Representative, if applicable) and any Additional ABL Agent (including in its capacity as ABL Collateral Representative, if applicable) agrees to provide to each other such Party copies of any notices that it is required under applicable law to deliver to any Credit Party; provided, further, however, that the ABL Agent’s failure to provide any such copies to any other such Party shall not impair any of the ABL Agent’s rights hereunder or under any of the ABL Documents, the Cash Flow Agent’s failure to provide any such copies to any other such Party shall not impair any of the Cash Flow Agent’s rights hereunder or under any of the Cash Flow Documents, any failure by any Additional Cash Flow Agent to provide any such copies to any other such Party shall not impair any of such Additional Cash Flow Agent’s rights hereunder or under any of the Additional Cash Flow Documents and any failure by any Additional ABL Agent to provide any such copies to any other such Party shall not impair any of such Additional ABL Agent’s rights hereunder or under any of the Additional ABL Documents.

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(ii)          Each of the Cash Flow Agent (including in its capacity as Cash Flow Collateral Representative, if applicable) and the Cash Flow Secured Parties agrees that it will not institute or join in any suit, Insolvency Proceeding or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim against the ABL Agent or any other ABL Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to, any action taken or omitted to be taken by such Person with respect to the Collateral that is consistent with the terms of this Agreement, and none of such Persons shall be liable for any such action taken or omitted to be taken. Each of the Cash Flow Agent (including in its capacity as Cash Flow Collateral Representative, if applicable) and the Cash Flow Secured Parties agrees that it will not institute or join in any suit, Insolvency Proceeding or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim against any Additional Agent or any other Additional Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to, any action taken or omitted to be taken by such Person with respect to the Collateral that is consistent with the terms of this Agreement, and none of such Persons shall be liable for any such action taken or omitted to be taken (except as may be separately otherwise agreed in writing by and between such Additional Agent, on behalf of itself and the Additional Secured Parties represented thereby, and the Cash Flow Agent, on behalf of itself and the Cash Flow Secured Parties).

(iii)         Each of the ABL Agent (including in its capacity as ABL Collateral Representative, if applicable) and the ABL Secured Parties agrees that it will not institute or join in any suit, Insolvency Proceeding or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim against the Cash Flow Agent or any other Cash Flow Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to, any action taken or omitted to be taken by such Person with respect to the Collateral that is consistent with the terms of this Agreement, and none of such Persons shall be liable for any such action taken or omitted to be taken. Each of the ABL Agent (including in its capacity as ABL Collateral Representative, if applicable) and the ABL Secured Parties agrees that it will not institute or join in any suit, Insolvency Proceeding or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim against any Additional Agent or any other Additional Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to, any action taken or omitted to be taken by such Person with respect to the Collateral that is consistent with the terms of this Agreement, and none of such Persons shall be liable for any such action taken or omitted to be taken (except as may be separately otherwise agreed in writing by and between such Additional Agent, on behalf of itself and the Additional Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties).

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(iv)         Each of any Additional Agent (including in its capacity as Cash Flow Collateral Representative or ABL Collateral Representative, if and as applicable) and the Additional Secured Parties agrees that it will not institute or join in any suit, Insolvency Proceeding or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim against the ABL Agent or any other ABL Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to, any action taken or omitted to be taken by such Person with respect to the Collateral that is consistent with the terms of this Agreement, and none of such Persons shall be liable for any such action taken or omitted to be taken (except as may be separately otherwise agreed in writing by and between such Additional Agent, on behalf of itself and the Additional Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties). Each of any Additional Agent (including in its capacity as Cash Flow Collateral Representative or ABL Collateral Representative, if and as applicable) and the Additional Secured Parties agrees that it will not institute or join in any suit, Insolvency Proceeding or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim against the Cash Flow Agent or any other Cash Flow Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to, any action taken or omitted to be taken by such Person with respect to the Collateral that is consistent with the terms of this Agreement, and none of such Persons shall be liable for any such action taken or omitted to be taken (except as may be separately otherwise agreed in writing by and between such Additional Agent, on behalf of itself and the Additional Secured Parties represented thereby, and the Cash Flow Agent, on behalf of itself and the Cash Flow Secured Parties). Each of any Additional Agent (including in its capacity as Cash Flow Collateral Representative or ABL Collateral Representative, if and as applicable) and the Additional Secured Parties represented thereby agrees that it will not institute or join in any suit, Insolvency Proceeding or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim against any other Additional Agent or any Additional Secured Party represented by such other Additional Agent, seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to, any action taken or omitted to be taken by such Person with respect to the Collateral that is consistent with the terms of this Agreement, and none of such Persons shall be liable for any such action taken or omitted to be taken (except as may be separately otherwise agreed in writing by and between such Additional Agents, in each case on behalf of itself and the Additional Secured Parties represented thereby).

(f)           Release of Liens.

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(i)           In the event of (A) any private or public sale of all or any portion of the ABL Priority Collateral in connection with any Exercise of Secured Creditor Remedies by or with the consent of the ABL Collateral Representative, (B) any sale, transfer or other disposition of all or any portion of the ABL Priority Collateral, so long as such sale, transfer or other disposition is then permitted by the ABL Priority Collateral Documents, (C) the release of the ABL Collateral Secured Parties’ Lien on all or any portion of the ABL Priority Collateral, which release under clause (C) shall have been approved by the Requisite ABL Holders, in the case of clauses (B) and (C) only to the extent occurring prior to the Discharge of ABL Collateral Obligations and not in connection with a Discharge of ABL Obligations (and irrespective of whether an Event of Default has occurred), or (D) the termination and discharge of a subsidiary guaranty in accordance with the terms thereof, (x) the Cash Flow Agent agrees, on behalf of itself and the Cash Flow Secured Parties, that (so long as, if applicable, the net cash proceeds of any such sale, if any, described in clause (A) above are applied as provided in Section 4.1 and there is a corresponding release of the Liens on such ABL Priority Collateral securing the ABL Obligations) such sale or release will be free and clear of the Liens on such ABL Priority Collateral securing the Cash Flow Obligations, and the Cash Flow Agent’s and the Cash Flow Secured Parties’ Liens with respect to the ABL Priority Collateral so sold, transferred, disposed or released shall terminate and be automatically released without further action and (y) any Additional Cash Flow Agent agrees, on behalf of itself and any Additional Cash Flow Secured Parties represented thereby, that (so long as, if applicable, the net cash proceeds of any such sale, if any, described in clause (A) above are applied as provided in Section 4.1 and there is a corresponding release of the Liens on such ABL Priority Collateral securing the ABL Obligations) such sale or release will be free and clear of the Liens on such ABL Priority Collateral securing the Additional Cash Flow Obligations, and such Additional Cash Flow Agent’s and the applicable Additional Cash Flow Secured Parties’ Liens with respect to the ABL Priority Collateral so sold, transferred, disposed or released shall terminate and be automatically released without further action. In furtherance of, and subject to, the foregoing, each of the Cash Flow Agent and any Additional Cash Flow Agent agrees that it will execute any and all Lien releases or other documents reasonably requested by the ABL Collateral Representative in connection therewith. Each of the Cash Flow Agent and any Additional Cash Flow Agent hereby appoints the ABL Collateral Representative and any officer or duly authorized person of the ABL Collateral Representative, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power of attorney in the place and stead of such Party and in the name of such Party or in the ABL Collateral Representative’s own name, from time to time, in the ABL Collateral Representative’s sole discretion, for the purposes of carrying out the terms of this paragraph, to take any and all appropriate action and to execute and deliver any and all documents and instruments as may be necessary or desirable to accomplish the purposes of this paragraph, including any financing statements, endorsements, assignments, releases or other documents or instruments of transfer (which appointment, being coupled with an interest, is irrevocable). In the event of any private or public sale of all or any portion of the ABL Priority Collateral in connection with any Exercise of Secured Creditor Remedies by or with the consent of the ABL Collateral Representative, each Additional ABL Agent agrees, on behalf of the Additional ABL Secured Parties, that (so long as, if applicable, the net cash proceeds of any such sale, if any, are applied as provided in Section 4.1 and there is a corresponding release of the Liens on the ABL Priority Collateral securing the ABL Obligations), such sale or release will be free and clear of its Liens on such ABL Priority Collateral securing the Additional ABL Obligations, and the Additional ABL Agent’s and the Additional ABL Secured Parties’ Liens with respect to the ABL Priority Collateral so sold, transferred, disposed or released shall terminate and be automatically released without further action. In furtherance of, and subject to, the foregoing, each Additional ABL Agent agrees that it will execute any and all Lien releases or other documents reasonably requested by the ABL Collateral Representative in connection therewith. Each Additional ABL Agent hereby appoints the ABL Collateral Representative and any officer or duly authorized person of the ABL Collateral Representative, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power of attorney in the place and stead of such Party and in the name of such Party or in the ABL Collateral Representative’s own name, from time to time, in the ABL Collateral Representative’s sole discretion, for the purposes of carrying out the terms of this paragraph, to take any and all appropriate action and to execute and deliver any and all documents and instruments as may be necessary or desirable to accomplish the purposes of this paragraph, including any financing statements, endorsements, assignments, releases or other documents or instruments of transfer (which appointment, being coupled with an interest, is irrevocable).

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(ii)          In the event of (A) any private or public sale of all or any portion of the Cash Flow Priority Collateral in connection with any Exercise of Secured Creditor Remedies by or with the consent of the Cash Flow Collateral Representative, (B) any sale, transfer or other disposition of all or any portion of the Cash Flow Priority Collateral, so long as such sale, transfer or other disposition is then permitted by the Cash Flow Priority Collateral Documents, (C) the release of the Cash Flow Collateral Secured Parties’ Liens on all or any portion of the Cash Flow Priority Collateral, which release under this clause (C) shall have been approved by the Requisite Cash Flow Holders, in the case of clauses (B) and (C) only to the extent occurring prior to the Discharge of Cash Flow Collateral Obligations and not in connection with a Discharge of Cash Flow Collateral Obligations (and irrespective of whether an Event of Default has occurred), or (D) the termination and discharge of a subsidiary guaranty in accordance with the terms thereof, (x) the ABL Agent agrees, on behalf of itself and the ABL Secured Parties, that (so long as, if applicable, the net cash proceeds of any such sale, if any, described in clause (A) above are applied as provided in Section 4.1 and there is a corresponding release of the Liens on such Cash Flow Priority Collateral securing the Cash Flow Collateral Obligations) such sale or release will be free and clear of the Liens on such Cash Flow Priority Collateral securing the ABL Obligations and the ABL Agent’s and the ABL Secured Parties’ Liens with respect to the Cash Flow Priority Collateral so sold, transferred, disposed or released shall terminate and be automatically released without further action and (y) any Additional ABL Agent agrees, on behalf of itself and any Additional ABL Secured Parties represented thereby, that (so long as, if applicable, the net cash proceeds of any such sale, if any, described in clause (A) above are applied as provided in Section 4.1 and there is a corresponding release of the Liens on such Cash Flow Priority Collateral securing the Cash Flow Collateral Obligations) such sale or release will be free and clear of the Liens on such Cash Flow Priority Collateral securing the Additional ABL Obligations, and such Additional ABL Agent’s and the applicable Additional ABL Secured Parties’ Liens with respect to the Cash Flow Priority Collateral so sold, transferred, disposed or released shall terminate and be automatically released without further action. In furtherance of, and subject to, the foregoing, each of the ABL Agent and each Additional ABL Agent agrees that it will execute any and all Lien releases or other documents reasonably requested by the Cash Flow Collateral Representative in connection therewith. Each of the ABL Agent and each Additional ABL Agent hereby appoints the Cash Flow Collateral Representative and any officer or duly authorized person of the Cash Flow Collateral Representative, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power of attorney in the place and stead of such Party and in the name of such Party or in the Cash Flow Collateral Representative’s own name, from time to time, in the Cash Flow Collateral Representative’s sole discretion, for the purposes of carrying out the terms of this paragraph, to take any and all appropriate action and to execute and deliver any and all documents and instruments as may be necessary or desirable to accomplish the purposes of this paragraph, including any financing statements, endorsements, assignments, releases or other documents or instruments of transfer (which appointment, being coupled with an interest, is irrevocable). In the event of any private or public sale of all or any portion of the Cash Flow Priority Collateral in connection with any Exercise of Secured Creditor Remedies by or with the consent of the Cash Flow Collateral Representative, each Additional Cash Flow Agent agrees, on behalf of the Additional Cash Flow Secured Parties, that (so long as, if applicable, the net cash proceeds of any such sale, if any, are applied as provided in Section 4.1 and there is a corresponding release of the Liens on such Cash Flow Priority Collateral securing the Cash Flow Collateral Obligations), such sale or release will be free and clear of its Liens on such Cash Flow Priority Collateral securing the Additional Cash Flow Obligations, and the Additional Cash Flow Agent’s and the Additional Cash Flow Secured Parties’ Liens with respect to the Cash Flow Priority Collateral so sold, transferred, disposed or released shall terminate and be automatically released without further action. In furtherance of, and subject to, the foregoing, each Additional Cash Flow Agent agrees that it will execute any and all Lien releases or other documents reasonably requested by the Cash Flow Collateral Representative in connection therewith. Each Additional Cash Flow Agent hereby appoints the Cash Flow Collateral Representative and any officer or duly authorized person of the Cash Flow Collateral Representative, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power of attorney in the place and stead of such Party and in the name of such Party or in the Cash Flow Collateral Representative’s own name, from time to time, in the Cash Flow Collateral Representative’s sole discretion, for the purposes of carrying out the terms of this paragraph, to take any and all appropriate action and to execute and deliver any and all documents and instruments as may be necessary or desirable to accomplish the purposes of this paragraph, including any financing statements, endorsements, assignments, releases or other documents or instruments of transfer (which appointment, being coupled with an interest, is irrevocable).

Section 2.5 No New Liens. (a) Until the Discharge of ABL Obligations, the parties hereto agree that (except as may be separately otherwise agreed in writing by and between the relevant Agents, each on behalf of itself and the Secured Parties represented thereby):

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(i)           No Cash Flow Secured Party shall knowingly acquire or hold any Lien on any assets of any Credit Party securing any Cash Flow Obligation which assets are not also subject to the Lien of the ABL Agent under the ABL Documents, subject to the Lien Priority set forth herein. If any Cash Flow Secured Party shall nonetheless acquire or hold any Lien on any assets of any Credit Party securing any Cash Flow Obligation which assets are not also subject to the Lien of the ABL Agent under the ABL Documents, subject to the Lien Priority set forth herein, then the Cash Flow Agent (or the relevant Cash Flow Secured Party) shall, without the need for any further consent of any other Cash Flow Secured Party and notwithstanding anything to the contrary in any other Cash Flow Document, be deemed to also hold and have held such Lien for the benefit of the ABL Agent as security for the ABL Obligations (subject to the Lien Priority and other terms hereof) and shall promptly notify the ABL Agent in writing of the existence of such Lien. For the avoidance of doubt, this paragraph (i) shall not apply to any Lien on any property of any Credit Party securing any Purchase Money Indebtedness or Capitalized Lease Obligation owing to any Cash Flow Secured Party, or any Lien on any property that has been sold or otherwise transferred in connection with a sale and leaseback transaction entered into with any Cash Flow Secured Party, or that consists of property subject to any such sale and leaseback transaction or general intangibles related thereto (in each case, to the extent such property constitutes Excluded Assets (as defined in the ABL Documents)).

(ii)          No Additional Cash Flow Secured Party shall knowingly acquire or hold any Lien on any assets of any Credit Party securing any Additional Cash Flow Obligation which assets are not also subject to the Lien of the ABL Agent under the ABL Documents, subject to the Lien Priority set forth herein. If any Additional Cash Flow Secured Party shall nonetheless acquire or hold any Lien on any assets of any Credit Party securing any Additional Cash Flow Obligation which assets are not also subject to the Lien of the ABL Agent under the ABL Documents, subject to the Lien Priority set forth herein, then the relevant Additional Cash Flow Agent (or the relevant Additional Cash Flow Secured Party) shall, without the need for any further consent of any other Additional Cash Flow Secured Party and notwithstanding anything to the contrary in any other Additional Cash Flow Document, be deemed to also hold and have held such Lien for the benefit of the ABL Agent as security for the ABL Obligations (subject to the Lien Priority and other terms hereof) and shall promptly notify the ABL Agent in writing of the existence of such Lien. For the avoidance of doubt, this paragraph (ii) shall not apply to any Lien on any property of any Credit Party securing any Purchase Money Indebtedness or Capitalized Lease Obligation owing to any Additional Cash Flow Secured Party, or any Lien on any property that has been sold or otherwise transferred in connection with a sale and leaseback transaction entered into with any Additional Cash Flow Secured Party, or that consists of property subject to any such sale and leaseback transaction or general intangibles related thereto (in each case, to the extent such property constitutes Excluded Assets (as defined in the ABL Documents)).

(iii)         No Additional ABL Secured Party shall knowingly acquire or hold any Lien on any assets of any Credit Party securing any Additional ABL Obligation which assets are not also subject to the Lien of the ABL Agent under the ABL Documents, subject to the Lien Priority set forth herein. If any Additional ABL Secured Party shall nonetheless acquire or hold any Lien on any assets of any Credit Party securing any Additional ABL Obligation which assets are not also subject to the Lien of the ABL Agent under the ABL Documents, subject to the Lien Priority set forth herein, then the relevant Additional ABL Agent (or the relevant Additional ABL Secured Party) shall, without the need for any further consent of any other Additional ABL Secured Party and notwithstanding anything to the contrary in any other Additional ABL Document, be deemed to also hold and have held such Lien for the benefit of the ABL Agent as security for the ABL Obligations (subject to the Lien Priority and other terms hereof) and shall promptly notify the ABL Agent in writing of the existence of such Lien. For the avoidance of doubt, this paragraph (iii) shall not apply to any Lien on any property of any Credit Party securing any Purchase Money Indebtedness or Capitalized Lease Obligation owing to any Additional ABL Secured Party, or any Lien on any property that has been sold or otherwise transferred in connection with a sale and leaseback transaction entered into with any Additional ABL Secured Party, or that consists of property subject to any such sale and leaseback transaction or general intangibles related thereto (in each case, to the extent such property constitutes Excluded Assets (as defined in the ABL Documents)).

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(b)          Until the Discharge of Cash Flow Obligations, the parties hereto agree that (except as may be separately otherwise agreed in writing by and between the relevant Agents, each on behalf of itself and the Secured Parties represented thereby):

(i)           No ABL Secured Party shall knowingly acquire or hold any Lien on any assets of any Credit Party securing any ABL Obligation which assets are not also subject to the Lien of the Cash Flow Agent under the Cash Flow Documents, subject to the Lien Priority set forth herein. If any ABL Secured Party shall nonetheless acquire or hold any Lien on any assets of any Credit Party securing any ABL Obligation which assets are not also subject to the Lien of the Cash Flow Agent under the Cash Flow Documents, subject to the Lien Priority set forth herein, then the ABL Agent (or the relevant ABL Secured Party) shall, without the need for any further consent of any other ABL Secured Party and notwithstanding anything to the contrary in any other ABL Document be deemed to also hold and have held such Lien for the benefit of the Cash Flow Agent as security for the Cash Flow Obligations (subject to the Lien Priority and other terms hereof) and shall promptly notify the Cash Flow Agent in writing of the existence of such Lien. For the avoidance of doubt, this paragraph (i) shall not apply to any Lien on any property of any Credit Party securing any Purchase Money Indebtedness or Capitalized Lease Obligation owing to any ABL Secured Party, or any Lien on any property that has been sold or otherwise transferred in connection with a sale and leaseback transaction entered into with any ABL Secured Party, or that consists of property subject to any such sale and leaseback transaction or general intangibles related thereto (in each case, to the extent such property constitutes Excluded Assets (as defined in the Cash Flow Documents)).

(ii)          No Additional Cash Flow Secured Party shall knowingly acquire or hold any Lien on any assets of any Credit Party securing any Additional Cash Flow Obligation which assets are not also subject to the Lien of the Cash Flow Agent under the Cash Flow Documents, subject to the Lien Priority set forth herein. If any Additional Cash Flow Secured Party shall nonetheless acquire or hold any Lien on any assets of any Credit Party securing any Additional Cash Flow Obligation which assets are not also subject to the Lien of the Cash Flow Agent under the Cash Flow Documents, subject to the Lien Priority set forth herein, then the relevant Additional Cash Flow Agent (or the relevant Additional Cash Flow Secured Party) shall, without the need for any further consent of any other Additional Cash Flow Secured Party and notwithstanding anything to the contrary in any other Additional Cash Flow Document, be deemed to also hold and have held such Lien for the benefit of the Cash Flow Agent as security for the Cash Flow Obligations (subject to the Lien Priority and other terms hereof) and shall promptly notify the Cash Flow Agent in writing of the existence of such Lien. For the avoidance of doubt, this paragraph (ii) shall not apply to any Lien on any property of any Credit Party securing any Purchase Money Indebtedness or Capitalized Lease Obligation owing to any Additional Cash Flow Secured Party, or any Lien on any property that has been sold or otherwise transferred in connection with a sale and leaseback transaction entered into with any Additional Cash Flow Secured Party, or that consists of property subject to any such sale and leaseback transaction or general intangibles related thereto (in each case, to the extent such property constitutes Excluded Assets (as defined in the applicable Cash Flow Documents)).

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(iii)         No Additional ABL Secured Party shall knowingly acquire or hold any Lien on any assets of any Credit Party securing any Additional ABL Obligation which assets are not also subject to the Lien of the Cash Flow Agent under the Cash Flow Documents, subject to the Lien Priority set forth herein. If any Additional ABL Secured Party shall nonetheless acquire or hold any Lien on any assets of any Credit Party securing any Additional ABL Obligation which assets are not also subject to the Lien of the Cash Flow Agent under the Cash Flow Documents, subject to the Lien Priority set forth herein, then the relevant Additional ABL Agent (or the relevant Additional ABL Secured Party) shall, without the need for any further consent of any other Additional ABL Secured Party and notwithstanding anything to the contrary in any other Additional ABL Document, be deemed to also hold and have held such Lien for the benefit of the Cash Flow Agent as security for the Cash Flow Obligations (subject to the Lien Priority and other terms hereof) and shall promptly notify the Cash Flow Agent in writing of the existence of such Lien. For the avoidance of doubt, this paragraph (iii) shall not apply to any Lien on any property of any Credit Party securing any Purchase Money Indebtedness or Capitalized Lease Obligation owing to any Additional ABL Secured Party, or any Lien on any property that has been sold or otherwise transferred in connection with a sale and leaseback transaction entered into with any Additional ABL Secured Party, or that consists of property subject to any such sale and leaseback transaction or general intangibles related thereto (in each case, to the extent such property constitutes Excluded Assets (as defined in the Cash Flow Documents)).

(c)          Until the Discharge of Additional Cash Flow Obligations, the parties hereto agree that (except as may be separately otherwise agreed in writing by and between the relevant Agents, each on behalf of itself and the Secured Parties represented thereby):

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(i)           No ABL Secured Party shall knowingly acquire or hold any Lien on any assets of any Credit Party securing any ABL Obligation which assets are not also subject to the Lien of each Additional Cash Flow Agent under the Additional Cash Flow Documents, subject to the Lien Priority set forth herein. If any ABL Secured Party shall nonetheless acquire or hold any Lien on any assets of any Credit Party securing any ABL Obligation which assets are not also subject to the Lien of each Additional Cash Flow Agent under the Additional Cash Flow Documents, subject to the Lien Priority set forth herein, then the ABL Agent (or the relevant ABL Secured Party) shall, without the need for any further consent of any other ABL Secured Party and notwithstanding anything to the contrary in any other ABL Document be deemed to also hold and have held such Lien for the benefit of each Additional Cash Flow Agent as security for the Additional Cash Flow Obligations (subject to the Lien Priority and other terms hereof) and shall promptly notify each Additional Cash Flow Agent in writing of the existence of such Lien. For the avoidance of doubt, this paragraph (i) shall not apply to any Lien on any property of any Credit Party securing any Purchase Money Indebtedness or Capitalized Lease Obligation owing to any ABL Secured Party, or any Lien on any property that has been sold or otherwise transferred in connection with a sale and leaseback transaction entered into with any ABL Secured Party, or that consists of property subject to any such sale and leaseback transaction or general intangibles related thereto (in each case, to the extent such property constitutes Excluded Assets (as defined in the applicable Additional Cash Flow Documents)).

(ii)          No Cash Flow Secured Party shall knowingly acquire or hold any Lien on any assets of any Credit Party securing any Cash Flow Obligation which assets are not also subject to the Lien of each Additional Cash Flow Agent under the Additional Cash Flow Documents, subject to the Lien Priority set forth herein and except as may be separately otherwise agreed in writing by and between any Additional Cash Flow Agent, on behalf of itself and the Additional Cash Flow Secured Parties represented thereby, and the Cash Flow Agent, on behalf of itself and the Cash Flow Secured Parties. If any Cash Flow Secured Party shall nonetheless acquire or hold any Lien on any assets of any Credit Party securing any Cash Flow Obligation which assets are not also subject to the Lien of each Additional Cash Flow Agent under the Additional Cash Flow Documents, subject to the Lien Priority set forth herein, then the Cash Flow Agent (or the relevant Cash Flow Secured Party) shall, without the need for any further consent of any other Cash Flow Secured Party and notwithstanding anything to the contrary in any other Cash Flow Document be deemed to also hold and have held such Lien for the benefit of each Additional Cash Flow Agent as security for the Additional Cash Flow Obligations (subject to the Lien Priority and other terms hereof) and shall promptly notify each Additional Cash Flow Agent in writing of the existence of such Lien. For the avoidance of doubt, this paragraph (ii) shall not apply to any Lien on any property of any Credit Party securing any Purchase Money Indebtedness or Capitalized Lease Obligation owing to any Cash Flow Secured Party, or any Lien on any property that has been sold or otherwise transferred in connection with a sale and leaseback transaction entered into with any Cash Flow Secured Party, or that consists of property subject to any such sale and leaseback transaction or general intangibles related thereto (in each case, to the extent such property constitutes Excluded Assets (as defined in the applicable Additional Cash Flow Documents)).

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(iii)         No Additional ABL Secured Party shall knowingly acquire or hold any Lien on any assets of any Credit Party securing any Additional ABL Obligation which assets are not also subject to the Lien of any Additional Cash Flow Agent under the Additional Cash Flow Documents, subject to the Lien Priority set forth herein. If any Additional ABL Secured Party shall nonetheless acquire or hold any Lien on any assets of any Credit Party securing any Additional ABL Obligation which assets are not also subject to the Lien of any Additional Cash Flow Agent under the Additional Cash Flow Documents, subject to the Lien Priority set forth herein, then the relevant Additional ABL Agent (or the relevant Additional ABL Secured Party) shall, without the need for any further consent of any other Additional ABL Secured Party and notwithstanding anything to the contrary in any other Additional ABL Document, be deemed to also hold and have held such Lien for the benefit of each Additional Cash Flow Agent as security for the Additional Cash Flow Obligations (subject to the Lien Priority and other terms hereof) and shall promptly notify each Additional Cash Flow Agent in writing of the existence of such Lien. For the avoidance of doubt, this paragraph (iii) shall not apply to any Lien on any property of any Credit Party securing any Purchase Money Indebtedness or Capitalized Lease Obligation owing to any Additional ABL Secured Party, or any Lien on any property that has been sold or otherwise transferred in connection with a sale and leaseback transaction entered into with any Additional ABL Secured Party, or that consists of property subject to any such sale and leaseback transaction or general intangibles related thereto (in each case, to the extent such property constitutes Excluded Assets (as defined in the applicable Additional Cash Flow Documents)).

(d)          Until the Discharge of Additional ABL Obligations, the parties hereto agree that (except as may be separately otherwise agreed in writing by and between the relevant Agents, each on behalf of itself and the Secured Parties represented thereby):

(i)           No ABL Secured Party shall knowingly acquire or hold any Lien on any assets of any Credit Party securing any ABL Obligation which assets are not also subject to the Lien of each Additional ABL Agent under the Additional ABL Documents, subject to the Lien Priority set forth herein and except as may be separately otherwise agreed in writing by and between any Additional ABL Agent, on behalf of itself and the Additional ABL Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties). If any ABL Secured Party shall nonetheless acquire or hold any Lien on any assets of any Credit Party securing any ABL Obligation which assets are not also subject to the Lien of each Additional ABL Agent under the Additional ABL Documents, subject to the Lien Priority set forth herein, then the ABL Agent (or the relevant ABL Secured Party) shall, without the need for any further consent of any other ABL Secured Party and notwithstanding anything to the contrary in any other ABL Document be deemed to also hold and have held such Lien for the benefit of each Additional ABL Agent as security for the Additional ABL Obligations (subject to the Lien Priority and other terms hereof) and shall promptly notify each Additional ABL Agent in writing of the existence of such Lien. For the avoidance of doubt, this paragraph (i) shall not apply to any Lien on any property of any Credit Party securing any Purchase Money Indebtedness or Capitalized Lease Obligation owing to any ABL Secured Party, or any Lien on any property that has been sold or otherwise transferred in connection with a sale and leaseback transaction entered into with any ABL Secured Party, or that consists of property subject to any such sale and leaseback transaction or general intangibles related thereto (in each case, to the extent such property constitutes Excluded Assets (as defined in the applicable Additional ABL Documents)).

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(ii)          No Cash Flow Secured Party shall knowingly acquire or hold any Lien on any assets of any Credit Party securing any Cash Flow Obligation which assets are not also subject to the Lien of each Additional ABL Agent under the Additional ABL Documents, subject to the Lien Priority set forth herein. If any Cash Flow Secured Party shall nonetheless acquire or hold any Lien on any assets of any Credit Party securing any Cash Flow Obligation which assets are not also subject to the Lien of each Additional ABL Agent under the Additional ABL Documents, subject to the Lien Priority set forth herein, then the Cash Flow Agent (or the relevant Cash Flow Secured Party) shall, without the need for any further consent of any other Cash Flow Secured Party and notwithstanding anything to the contrary in any other Cash Flow Document be deemed to also hold and have held such Lien for the benefit of each Additional ABL Agent as security for the Additional ABL Obligations (subject to the Lien Priority and other terms hereof) and shall promptly notify each Additional ABL Agent in writing of the existence of such Lien. For the avoidance of doubt, this paragraph (ii) shall not apply to any Lien on any property of any Credit Party securing any Purchase Money Indebtedness or Capitalized Lease Obligation owing to any Cash Flow Secured Party, or any Lien on any property that has been sold or otherwise transferred in connection with a sale and leaseback transaction entered into with any Cash Flow Secured Party, or that consists of property subject to any such sale and leaseback transaction or general intangibles related thereto (in each case, to the extent such property constitutes Excluded Assets (as defined in the applicable Additional ABL Documents)).

(iii)         No Additional Cash Flow Secured Party shall knowingly acquire or hold any Lien on any assets of any Credit Party securing any Additional Cash Flow Obligation which assets are not also subject to the Lien of any Additional ABL Agent under the Additional ABL Documents, subject to the Lien Priority set forth herein. If any Additional Cash Flow Secured Party shall nonetheless acquire or hold any Lien on any assets of any Credit Party securing any Additional Cash Flow Obligation which assets are not also subject to the Lien of any Additional ABL Agent under the Additional ABL Documents, subject to the Lien Priority set forth herein, then the relevant Additional Cash Flow Agent (or the relevant Additional Cash Flow Secured Party) shall, without the need for any further consent of any other Additional Cash Flow Secured Party and notwithstanding anything to the contrary in any other Additional Cash Flow Document, be deemed to also hold and have held such Lien for the benefit of each Additional ABL Agent as security for the Additional ABL Obligations (subject to the Lien Priority and other terms hereof) and shall promptly notify each Additional ABL Agent in writing of the existence of such Lien. For the avoidance of doubt, this paragraph (iii) shall not apply to any Lien on any property of any Credit Party securing any Purchase Money Indebtedness or Capitalized Lease Obligation owing to any Additional Cash Flow Secured Party, or any Lien on any property that has been sold or otherwise transferred in connection with a sale and leaseback transaction entered into with any Additional Cash Flow Secured Party, or that consists of property subject to any such sale and leaseback transaction or general intangibles related thereto (in each case, to the extent such property constitutes Excluded Assets (as defined in the applicable Additional ABL Documents)).

(e)          No Secured Party shall be deemed to be in breach of this Section 2.5 as a result of any other Secured Party expressly declining, in writing (by virtue of the scope of the grant of Liens, including exceptions thereto, exclusions therefrom, and waivers and releases thereof), to acquire, hold or continue to hold any Lien in any asset of any Credit Party.

(f)           Notwithstanding anything to the contrary herein, the provisions of this Section 2.5 shall not apply to any ABL Canadian Collateral.

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Section 2.6 Waiver of Marshalling. Until the Discharge of ABL Obligations, the Cash Flow Agent, on behalf of itself and the Cash Flow Secured Parties, and any Additional Cash Flow Agent, on behalf of itself and any Additional Cash Flow Secured Parties represented thereby, agrees (including in its capacity as Cash Flow Collateral Representative, if applicable) not to assert, and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of, any marshalling or other similar right that may otherwise be available under applicable law with respect to the ABL Priority Collateral or any other similar rights a junior secured creditor may have under applicable law.

Until the Discharge of Cash Flow Obligations, the ABL Agent, on behalf of itself and the ABL Secured Parties, and any Additional ABL Agent, on behalf of itself and any Additional ABL Secured Parties represented thereby, agrees (including in its capacity as ABL Collateral Representative, if applicable) not to assert and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of, any marshalling or other similar right that may otherwise be available under applicable law with respect to the Cash Flow Priority Collateral or any other similar rights a junior secured creditor may have under applicable law.

Until the Discharge of Additional Cash Flow Obligations, the ABL Agent, on behalf of itself and the ABL Secured Parties, and any Additional ABL Agent, on behalf of itself and any Additional ABL Secured Parties represented thereby, agrees (including in its capacity as ABL Collateral Representative, if applicable) not to assert and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of, any marshalling or other similar right that may otherwise be available under applicable law with respect to the Cash Flow Priority Collateral or any other similar rights a junior secured creditor may have under applicable law (except as may be separately otherwise agreed in writing by and between the applicable Additional Cash Flow Agent, on behalf of itself and the Additional Cash Flow Secured Parties represented thereby, and (x) the ABL Agent, on behalf of itself and the ABL Secured Parties, or (y) the applicable Additional ABL Agent, on behalf of itself and the Additional ABL Secured Parties represented thereby, as applicable).

Until the Discharge of Additional ABL Obligations, the Cash Flow Agent, on behalf of itself and the Cash Flow Secured Parties, and any Additional Cash Flow Agent, on behalf of itself and any Additional Cash Flow Secured Parties represented thereby, agrees (including in its capacity as Cash Flow Collateral Representative, if applicable) not to assert and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of, any marshalling or other similar right that may otherwise be available under applicable law with respect to the ABL Priority Collateral or any other similar rights a junior secured creditor may have under applicable law.

ARTICLE 3

Actions of the Parties

Section 3.1 Certain Actions Permitted. The Cash Flow Agent, the ABL Agent and any Additional Agent may make such demands or file such claims in respect of the Cash Flow Obligations, the ABL Obligations or the Additional Obligations, as applicable, as are necessary to prevent the waiver or bar of such claims under applicable statutes of limitations or other statutes, court orders, or rules of procedure at any time.

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Section 3.2 Agent for Perfection. The ABL Agent (including in its capacity as ABL Collateral Representative, if applicable), for the benefit of and on behalf of itself and each ABL Secured Party, the Cash Flow Agent (including in its capacity as Cash Flow Collateral Representative, if applicable), for the benefit of and on behalf of itself and each Cash Flow Secured Party, and any Additional Agent (including in its capacity as Cash Flow Collateral Representative or ABL Collateral Representative, if and as applicable), for the benefit of and on behalf of itself and each Additional Secured Party represented thereby, as applicable, each agree to hold all Control Collateral and Cash Collateral that is part of the Collateral in their respective possession, custody, or control (or in the possession, custody, or control of agents or bailees for any of them) as agent for each other solely for the purpose of perfecting the security interest granted to each in such Control Collateral or Cash Collateral, subject to the terms and conditions of this Section 3.2. None of the ABL Agent (including in its capacity as ABL Collateral Representative, if applicable), the ABL Secured Parties, the Cash Flow Agent (including in its capacity as Cash Flow Collateral Representative, if applicable), the Cash Flow Secured Parties, any Additional Agent (including in its capacity as Cash Flow Collateral Representative or ABL Collateral Representative, if and as applicable), or any Additional Secured Parties, as applicable, shall have any obligation whatsoever to the others to assure that the Control Collateral or the Cash Collateral is genuine or owned by any Borrower, any Guarantor, or any other Person or to preserve rights or benefits of any Person. The duties or responsibilities of the ABL Agent, the Cash Flow Agent and any Additional Agent under this Section 3.2 are and shall be limited solely to holding or maintaining control of the Control Collateral and the Cash Collateral as agent for the other Parties for purposes of perfecting the Lien held by the Cash Flow Agent, the ABL Agent or any Additional Agent, as applicable. The ABL Agent is not and shall not be deemed to be a fiduciary of any kind for the Cash Flow Agent, the Cash Flow Secured Parties, any Additional Agent, any Additional Secured Parties, or any other Person. The Cash Flow Agent is not and shall not be deemed to be a fiduciary of any kind for the ABL Agent, the ABL Secured Parties, any Additional Agent, any Additional Secured Parties, or any other Person. Any Additional Agent is not and shall not be deemed to be a fiduciary of any kind for the ABL Agent, the ABL Secured Parties, the Cash Flow Agent, the Cash Flow Secured Parties, any other Additional Agent or any Additional Secured Parties represented by any other Additional Agent, or any other Person. In the event that (a) the Cash Flow Agent or any Cash Flow Secured Party receives any Collateral or Proceeds of the Collateral in violation of the terms of this Agreement, (b) the ABL Agent or any ABL Secured Party receives any Collateral or Proceeds of the Collateral in violation of the terms of this Agreement, or (c) any Additional Agent or any Additional Secured Party receives any Collateral or Proceeds of the Collateral in violation of the terms of this Agreement, then the Cash Flow Agent, such Cash Flow Secured Party, the ABL Agent, such ABL Secured Party, such Additional Agent, or such Additional Secured Party, as applicable, shall promptly pay over such Proceeds or Collateral to (i) in the case of ABL Priority Collateral or Proceeds thereof, the ABL Collateral Representative, or (ii) in the case of Cash Flow Priority Collateral or Proceeds thereof, the Cash Flow Collateral Representative, in each case, in the same form as received with any necessary endorsements, for application in accordance with the provisions of Section 4.1. Each Credit Party shall deliver all Control Collateral and all Cash Collateral required to be delivered pursuant to the Credit Documents (i) in the case of ABL Priority Collateral or Proceeds thereof, to the ABL Collateral Representative, or (ii) in the case of Cash Flow Priority Collateral or Proceeds thereof, to the Cash Flow Collateral Representative.

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Section 3.3 Sharing of Information and Access. In the event that the ABL Agent or any Additional ABL Agent shall, in the exercise of its rights under the ABL Collateral Documents, the Additional ABL Collateral Documents or otherwise, receive possession or control of any books and records of any Cash Flow Credit Party that contain information identifying or pertaining to the Cash Flow Priority Collateral, such Party shall, upon request of the Cash Flow Agent or any Additional Cash Flow Agent and as promptly as practicable thereafter, either make available to such requesting Party such books and records for inspection and duplication or provide to such requesting Party copies thereof. In the event that the Cash Flow Agent or any Additional Cash Flow Agent shall, in the exercise of its rights under the Cash Flow Collateral Documents, the Additional Cash Flow Collateral Documents or otherwise, receive possession or control of any books and records of any ABL Credit Party that contain information identifying or pertaining to any of the ABL Priority Collateral, such Party shall, upon written request from the ABL Agent or any Additional ABL Agent and as promptly as practicable thereafter, either make available to such requesting Party such books and records for inspection and duplication or provide to such requesting Party copies thereof. Each Credit Party, the Cash Flow Agent and each Additional Cash Flow Agent hereby consent to the non-exclusive royalty free use by the ABL Agent and any Additional ABL Agent of any Intellectual Property included in the Collateral for the purposes of disposing of any ABL Priority Collateral and, in the event that the Cash Flow Agent or any Additional Cash Flow Agent shall, in the exercise of its rights under the Cash Flow Collateral Documents, the Additional Cash Flow Collateral Documents or otherwise, obtain title to any such Intellectual Property, such Party hereby irrevocably grants the ABL Agent and any Additional ABL Agent a non-exclusive license or other right to use, without charge, such Intellectual Property as it pertains to the ABL Priority Collateral in advertising for sale and selling any ABL Priority Collateral.

Section 3.4 Insurance. Proceeds of Collateral include insurance proceeds and, therefore, the Lien Priority shall govern the ultimate disposition of casualty insurance proceeds. The ABL Collateral Representative shall be named as additional insured or loss payee, as applicable, with respect to all insurance policies relating to ABL Priority Collateral and the Cash Flow Collateral Representative shall be named as additional insured or loss payee, as applicable, with respect to all insurance policies relating to Cash Flow Priority Collateral. The ABL Collateral Representative shall have the sole and exclusive right, as against the Cash Flow Collateral Representative, the ABL Agent (other than in its capacity as ABL Collateral Representative, if applicable) and any Additional ABL Agent (other than in its capacity as ABL Collateral Representative, if applicable), to adjust settlement of insurance claims in the event of any covered loss, theft or destruction of ABL Priority Collateral. The Cash Flow Collateral Representative shall have the sole and exclusive right, as against the ABL Collateral Representative, the Cash Flow Agent (other than in its capacity as Cash Flow Collateral Representative, if applicable) and any Additional Cash Flow Agent (other than in its capacity as Cash Flow Collateral Representative, if applicable), to adjust settlement of insurance claims in the event of any covered loss, theft or destruction of Cash Flow Priority Collateral. All proceeds of such insurance shall be remitted to the ABL Collateral Representative (until the Discharge of ABL Collateral Obligations has occurred) or to the Cash Flow Collateral Representative (until the Discharge of Cash Flow Collateral Obligations has occurred), as the case may be, and each of the Cash Flow Collateral Representative and the ABL Collateral Representative shall cooperate (if necessary) in a reasonable manner in effecting the payment of insurance proceeds in accordance with Section 4.1. If the ABL Collateral Representative or the Cash Flow Collateral Representative, as the case may be, shall, at any time, receive any proceeds of any such insurance policy or any such award in contravention of this Agreement, it shall pay such proceeds over to the ABL Collateral Representative or to the Cash Flow Collateral Representative, as the case may be, in accordance with the terms of Section 4.1.

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Section 3.5 No Additional Rights For the Credit Parties Hereunder. Except as provided in Section 3.6, if any ABL Secured Party, Cash Flow Secured Party or Additional Secured Party shall enforce its rights or remedies in violation of the terms of this Agreement, the Credit Parties shall not be entitled to use such violation as a defense to any action by any ABL Secured Party, Cash Flow Secured Party or Additional Secured Party, nor to assert such violation as a counterclaim or basis for set off or recoupment against any ABL Secured Party, Cash Flow Secured Party or Additional Secured Party.

Section 3.6 Actions Upon Breach. If any Cash Flow Secured Party, any ABL Secured Party or any Additional Secured Party, contrary to this Agreement, commences or participates in any action or proceeding against the Credit Parties or the Collateral, the Credit Parties, with the prior written consent of the ABL Collateral Representative or the Cash Flow Collateral Representative, as applicable, may interpose as a defense or dilatory plea the making of this Agreement, and any ABL Secured Party, Cash Flow Secured Party or Additional Secured Party, as applicable, may intervene and interpose such defense or plea in its or their name or in the name of the Credit Parties.

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Section 3.7 Inspection Rights. (a) Without limiting any rights the ABL Collateral Representative or any other ABL Collateral Secured Party may otherwise have under applicable law or by agreement, the ABL Collateral Representative and the ABL Collateral Secured Parties may, at any time and whether or not the Cash Flow Agent (including in its capacity as Cash Flow Collateral Representative, if applicable) or any other Cash Flow Secured Party or any Additional Cash Flow Agent (including in its capacity as Cash Flow Collateral Representative, if applicable) or any other Additional Cash Flow Secured Party has commenced and is continuing to Exercise Any Secured Creditor Remedies (the “ABL Permitted Access Right”), during normal business hours on any business day, access ABL Priority Collateral that (A) is stored or located in or on, (B) has become an accession with respect to (within the meaning of Section 9-335 of the Uniform Commercial Code), or (C) has been commingled with (within the meaning of Section 9-336 of the Uniform Commercial Code), Cash Flow Priority Collateral (collectively, the “ABL Commingled Collateral”), for the limited purposes of assembling, inspecting, copying or downloading information stored on, taking actions to perfect its Lien on, completing a production run of inventory involving, taking possession of, moving, selling, storing or otherwise dealing with, or to Exercise Any Secured Creditor Remedies with respect to, the ABL Commingled Collateral, in each case without notice to, the involvement of or interference by any Cash Flow Secured Party or Additional Cash Flow Secured Party or liability to any Cash Flow Secured Party or Additional Cash Flow Secured Party, except as specifically provided below. In addition, subject to the terms hereof, the ABL Collateral Representative may advertise and conduct public auctions or private sales of the ABL Priority Collateral without notice to, the involvement of or interference by any Cash Flow Secured Party or Additional Cash Flow Secured Party (including the Cash Flow Collateral Representative) or liability to any Cash Flow Secured Party or Additional Cash Flow Secured Party (including the Cash Flow Collateral Representative). In the event that any ABL Collateral Secured Party has commenced and is continuing to Exercise Any Secured Creditor Remedies with respect to any ABL Commingled Collateral, the Cash Flow Agent (including in its capacity as Cash Flow Collateral Representative, if applicable) and any Additional Cash Flow Agent (including in its capacity as Cash Flow Collateral Representative, if applicable) may not sell, assign or otherwise transfer the related Cash Flow Priority Collateral prior to the expiration of the 180-day period commencing on the date such ABL Collateral Secured Party begins to Exercise Any Secured Creditor Remedies, unless the purchaser, assignee or transferee thereof agrees to be bound by the provisions of this Section 3.7. If any stay or other order that prohibits the ABL Collateral Representative and other ABL Collateral Secured Parties from commencing and continuing to Exercise Any Secured Creditor Remedies with respect to ABL Commingled Collateral has been entered by a court of competent jurisdiction, such 180-day period shall be tolled during the pendency of any such stay or other order. During the period of actual occupation, use and/or control by the ABL Collateral Representative or ABL Collateral Secured Parties (or their respective employees, agents, advisers and representatives) of any Cash Flow Priority Collateral, the ABL Collateral Representative and the ABL Collateral Secured Parties shall be obligated to repair at their expense any physical damage (but not any diminution in value) to such Cash Flow Priority Collateral resulting from such occupancy, use or control, and to leave such Cash Flow Priority Collateral in substantially the same condition as it was at the commencement of such occupancy, use or control, ordinary wear and tear excepted.  In no event shall the ABL Collateral Representative or the ABL Collateral Secured Parties have any liability to the Cash Flow Agent and/or to the Cash Flow Secured Parties or to any Additional Cash Flow Agent or any Additional Cash Flow Secured Parties hereunder as a result of any condition (including any environmental condition, claim or liability) on or with respect to the Cash Flow Priority Collateral existing prior to the date of the exercise by the ABL Collateral Representative of its rights or the exercise by the ABL Collateral Secured Parties of their rights under this Agreement. The ABL Collateral Representative and ABL Collateral Secured Parties shall cooperate with the Cash Flow Collateral Secured Parties and/or the Cash Flow Collateral Representative in connection with any efforts made by the Cash Flow Collateral Secured Parties and/or the Cash Flow Collateral Representative to sell the Cash Flow Priority Collateral.

(b)          The Cash Flow Agent (including in its capacity as Cash Flow Collateral Representative, if applicable) and the other Cash Flow Secured Parties and any Additional Cash Flow Agent (including in its capacity as Cash Flow Collateral Representative, if applicable) and any other Additional Cash Flow Secured Parties shall use commercially reasonable efforts to not hinder or obstruct the ABL Collateral Representative and the other ABL Collateral Secured Parties from exercising the ABL Permitted Access Right.

(c)          Subject to the terms hereof, the Cash Flow Collateral Representative may advertise and conduct public auctions or private sales of the Cash Flow Priority Collateral without notice to, the involvement of or interference by any ABL Collateral Secured Party or liability to any ABL Collateral Secured Party.

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ARTICLE 4

Application of Proceeds

Section 4.1 Application of Proceeds.

(a)          Revolving Nature of ABL Obligations. The Cash Flow Agent, on behalf of itself and the Cash Flow Secured Parties, and any Additional Agent, on behalf of itself and any Additional Secured Parties represented thereby, expressly acknowledge and agree that (i) if any ABL Credit Agreement includes a revolving commitment, in the ordinary course of business the ABL Agent and the ABL Secured Parties will apply payments and make advances thereunder, and no application of any Payment Collateral or Cash Collateral or the release of any Lien by the ABL Agent upon any portion of the Collateral in connection with a permitted disposition under any ABL Credit Agreement shall constitute the Exercise of Secured Creditor Remedies under this Agreement; (ii) the amount of the ABL Obligations that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed, the terms of the ABL Obligations may be modified, extended or amended from time to time, and the aggregate amount of the ABL Obligations may be increased, replaced or refinanced, in each event, without notice to or consent by the Cash Flow Secured Parties (in the case of the Cash Flow Agent) or the applicable Additional Secured Parties (in the case of such Additional Agent) and without affecting the provisions hereof; and (iii) all Payment Collateral or Cash Collateral received by the ABL Agent may be applied, reversed, reapplied, credited, or reborrowed, in whole or in part, to the ABL Obligations at any time; provided, however, that from and after the date on which the ABL Agent (or any ABL Secured Party) commences the Exercise of Secured Creditor Remedies (other than, prior to the acceleration of any of the Cash Flow Obligations or any Additional Obligations, the exercise of its rights in accordance with Subsection 4.16 of the Original ABL Credit Agreement or any similar provision of any other ABL Credit Agreement), all amounts received by the ABL Agent or any ABL Secured Party as a result of such Exercise of Secured Creditor Remedies shall be applied as specified in this Section 4.1. The Lien Priority shall not be altered or otherwise affected by any such amendment, modification, supplement, extension, repayment, reborrowing, increase, replacement, renewal, restatement or refinancing of the ABL Obligations, the Cash Flow Obligations, or any Additional Obligations, or any portion thereof.

(b)          Revolving Nature of Cash Flow Obligations. The ABL Agent, on behalf of itself and the ABL Secured Parties, and any Additional Agent, on behalf of itself and any Additional Secured Parties represented thereby, expressly acknowledge and agree that (i) any Cash Flow Credit Agreement may include a revolving commitment, and in the ordinary course of business the Cash Flow Agent and the Cash Flow Secured Parties may apply payments and make advances thereunder; and (ii) the amount of Cash Flow Obligations that may be outstanding thereunder at any time or from time to time may be increased or reduced and subsequently reborrowed, the terms of Cash Flow Obligations thereunder may be modified, extended or amended from time to time, and the aggregate amount of Cash Flow Obligations thereunder may be increased, replaced or refinanced, in each event, without notice to or consent by the ABL Secured Parties (in the case of the ABL Agent) or the applicable Additional Secured Parties (in the case of any Additional Agent) and without affecting the provisions hereof; provided, however, that from and after the date on which the Cash Flow Agent (or any Cash Flow Secured Party) commences the Exercise of Secured Creditor Remedies, all amounts received by any the Cash Flow Agent or any Cash Flow Secured Party as a result of such Exercise of Secured Creditor Remedies shall be applied as specified in this Section 4.1. The Lien Priority shall not be altered or otherwise affected by any such amendment, modification, supplement, extension, repayment, reborrowing, increase, replacement, renewal, restatement or refinancing of the ABL Obligations, the Cash Flow Obligations, or any Additional Obligations, or any portion thereof.

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(c)          Revolving Nature of Additional Obligations. The Cash Flow Agent, on behalf of itself and the Cash Flow Secured Parties, and the ABL Agent, on behalf of itself and the ABL Secured Parties, and any Additional Agent, for and on behalf of itself and any Additional Secured Parties represented thereby, expressly acknowledge and agree that (i) Additional Credit Facilities may include a revolving commitment, and in the ordinary course of business any Additional Agent and Additional Secured Parties may apply payments and make advances thereunder; and (ii) the amount of Additional Obligations that may be outstanding thereunder at any time or from time to time may be increased or reduced and subsequently reborrowed, the terms of Additional Obligations thereunder may be modified, extended or amended from time to time, and the aggregate amount of Additional Obligations thereunder may be increased, replaced or refinanced, in each event, without notice to or consent by the Cash Flow Secured Parties (in the case of the Cash Flow Agent), the ABL Secured Parties (in the case of the ABL Agent) or any Additional Secured Parties (in the case of any other Additional Agent) and without affecting the provisions hereof; provided, however, that from and after the date on which any Additional Agent or Additional Secured Party commences the Exercise of Secured Creditor Remedies, all amounts received by any such Additional Agent or Additional Secured Party as a result of such Exercise of Secured Creditor Remedies shall be applied as specified in this Section 4.1. The Lien Priority shall not be altered or otherwise affected by any such amendment, modification, supplement, extension, repayment, reborrowing, increase, replacement, renewal, restatement or refinancing of the ABL Obligations, the Cash Flow Obligations, or any Additional Obligations, or any portion thereof.

(d)          Application of Proceeds of ABL Priority Collateral. The ABL Agent, the Cash Flow Agent and any Additional Agent hereby agree that all ABL Priority Collateral, and all Proceeds thereof, received by any of them in connection with any Exercise of Secured Creditor Remedies shall be applied, subject to Sections 2.1(f) and 4.1(g), first, to the payment of costs and expenses of the ABL Agent, the Cash Flow Agent or any Additional Agent, as applicable, in connection with such Exercise of Secured Creditor Remedies,

second, to the payment of (x) the ABL Obligations in accordance with the ABL Credit Agreement until the Discharge of ABL Obligations and (y) any Additional ABL Obligations in accordance with the applicable Additional ABL Credit Facility until the Discharge of Additional ABL Obligations, which payment shall be made between and among the ABL Obligations and any Additional ABL Obligations on a pro rata basis (except (i) with respect to allocation of payments between the ABL Obligations and any Additional ABL Obligations, as may be separately otherwise agreed in writing by and between the applicable Additional ABL Agent, on behalf of itself and the Additional ABL Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties, and (ii) with respect to allocation of payments among Additional ABL Agents, as may be separately otherwise agreed in writing by and between or among any applicable Additional ABL Agents, in each case on behalf of itself and the Additional ABL Secured Parties represented thereby),

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third, to the payment of (x) the Cash Flow Obligations and in accordance with the Cash Flow Credit Agreement until the Discharge of Cash Flow Obligations and (y) any Additional Cash Flow Obligations in accordance with the applicable Additional Cash Flow Credit Facility until the Discharge of Additional Cash Flow Obligations, which payment shall be made between and among the Cash Flow Obligations and any Additional Cash Flow Obligations on a pro rata basis (except (i) with respect to allocation of payments between the Cash Flow Obligations and any Additional Cash Flow Obligations, as may be separately otherwise agreed in writing by and between the applicable Additional Cash Flow Agent, on behalf of itself and the Additional Cash Flow Secured Parties represented thereby, and the Cash Flow Agent, on behalf of itself and the Cash Flow Secured Parties, and (ii) with respect to allocation of payments among Additional Cash Flow Agents, as may be separately otherwise agreed in writing by and between or among any applicable Additional Cash Flow Agents, in each case on behalf of itself and the Additional Cash Flow Secured Parties represented thereby), and fourth, the balance, if any, to the Credit Parties or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

Each ABL Agent, Additional ABL Agent, Cash Flow Agent and Additional Cash Flow Agent shall provide the ABL Collateral Representative and the Cash Flow Collateral Representative with such information about the ABL Collateral Obligations or Cash Flow Collateral Obligations represented by it as they may reasonably request in order to carry out the purposes of this Section 4.1.

The ABL Canadian Collateral shall be applied to the payment of the ABL Obligations secured thereby in accordance with the ABL Credit Agreement until the Discharge of ABL Obligations (to the extent secured thereby) shall have occurred.

(e)          Application of Proceeds of Cash Flow Priority Collateral. The ABL Agent, the Cash Flow Agent and any Additional Agent hereby agree that all Cash Flow Priority Collateral, and all Proceeds thereof, received by any of them in connection with any Exercise of Secured Creditor Remedies shall be applied, first, to the payment of costs and expenses of the ABL Agent, the Cash Flow Agent or any Additional Agent, as applicable, in connection with such Exercise of Secured Creditor Remedies,

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second, to the payment of (x) the Cash Flow Obligations in accordance with the Cash Flow Credit Agreement until the Discharge of Cash Flow Obligations and (y) any Additional Cash Flow Obligations in accordance with the applicable Additional Cash Flow Credit Facility until the Discharge of Additional Cash Flow Obligations, which payment shall be made between and among the Cash Flow Obligations and any Additional Cash Flow Obligations on a pro rata basis (except (i) with respect to allocation of payments between the Cash Flow Obligations and any Additional Cash Flow Obligations, as may be separately otherwise agreed in writing by and between the applicable Additional Cash Flow Agent, on behalf of itself and the Additional Cash Flow Secured Parties represented thereby, and the Cash Flow Agent, on behalf of itself and the Cash Flow Secured Parties, and (ii) with respect to allocation of payments among Additional Cash Flow Agents, as may be separately otherwise agreed in writing by and between or among any applicable Additional Cash Flow Agents, in each case on behalf of itself and the Additional Cash Flow Secured Parties represented thereby), third, to the payment of (x) the ABL Obligations in accordance with the ABL Credit Agreement until the Discharge of ABL Obligations and (y) any Additional ABL Obligations in accordance with the applicable Additional ABL Credit Facility until the Discharge of Additional ABL Obligations, which payment shall be made between and among the ABL Obligations and any Additional ABL Obligations on a pro rata basis (except (i) with respect to allocation of payments between the ABL Obligations and any Additional ABL Obligations, as may be separately otherwise agreed in writing by and between the applicable Additional ABL Agent, on behalf of itself and the Additional ABL Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties, and (ii) with respect to allocation of payments among Additional ABL Agents, as may be separately otherwise agreed in writing by and between or among any applicable Additional ABL Agents, in each case on behalf of itself and the Additional ABL Secured Parties represented thereby), and fourth, the balance, if any, to the Credit Parties or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct,

except, in the case of application of Cash Flow Priority Collateral and Proceeds thereof (i) as between Additional Cash Flow Obligations and ABL Obligations, as may be separately otherwise agreed in writing by and between any applicable Additional Cash Flow Agent, on behalf of itself and the Additional Cash Flow Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties, and (ii) as between Additional Cash Flow Obligations and Additional ABL Obligations, as may be separately otherwise agreed in writing by and between any applicable Additional Cash Flow Agent, on behalf of itself and the Additional Cash Flow Secured Parties represented thereby, and any applicable Additional ABL Agent, on behalf of itself and the Additional ABL Secured Parties represented thereby, in each case with respect to the Additional Cash Flow Obligations owing to any of such Additional Cash Flow Agent and Additional Cash Flow Secured Parties. Each ABL Agent, Additional ABL Agent, Cash Flow Agent and Additional Cash Flow Agent shall provide the ABL Collateral Representative and the Cash Flow Collateral Representative with such information about the ABL Collateral Obligations or Cash Flow Collateral Obligations represented by it as they may reasonably request in order to carry out the purposes of this Section 4.1.

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(f)           Limited Obligation or Liability.

(i)           In exercising remedies, whether as a secured creditor or otherwise, the ABL Agent (including in its capacity as ABL Collateral Representative, if applicable) shall have no obligation or liability to the Cash Flow Agent or any Cash Flow Secured Party regarding the adequacy of any Proceeds or for any action or omission, save and except solely for an action or omission that breaches the express obligations undertaken by each Party under the terms of this Agreement. In exercising remedies, whether as a secured creditor or otherwise, the ABL Agent (including in its capacity as ABL Collateral Representative, if applicable) shall have no obligation or liability to any Additional Agent or any Additional Secured Party, regarding the adequacy of any Proceeds or for any action or omission, save and except solely for an action or omission that breaches the express obligations undertaken by each Party under the terms of this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Agent, on behalf of itself and the Additional Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties).

(ii)          In exercising remedies, whether as a secured creditor or otherwise, the Cash Flow Agent (including in its capacity as Cash Flow Collateral Representative, if applicable) shall have no obligation or liability to the ABL Agent or any ABL Secured Party regarding the adequacy of any Proceeds or for any action or omission, save and except solely for an action or omission that breaches the express obligations undertaken by each Party under the terms of this Agreement. In exercising remedies, whether as a secured creditor or otherwise, the Cash Flow Agent (including in its capacity as Cash Flow Collateral Representative, if applicable) shall have no obligation or liability to any Additional Agent or any Additional Secured Party, regarding the adequacy of any Proceeds or for any action or omission, save and except solely for an action or omission that breaches the express obligations undertaken by each Party under the terms of this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Agent, on behalf of itself and the Additional Secured Parties represented thereby, and the Cash Flow Agent, on behalf of itself and the Cash Flow Secured Parties).

(iii)         In exercising remedies, whether as a secured creditor or otherwise, any Additional Agent (including in its capacity as Cash Flow Collateral Representative or ABL Collateral Representative, if and as applicable) shall have no obligation or liability to the ABL Agent or any ABL Secured Party regarding the adequacy of any Proceeds or for any action or omission, save and except solely for an action or omission that breaches the express obligations undertaken by each Party under the terms of this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Agent, on behalf of itself and the Additional Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties). In exercising remedies, whether as a secured creditor or otherwise, any Additional Agent (including in its capacity as Cash Flow Collateral Representative or ABL Collateral Representative, if and as applicable) shall have no obligation or liability to the Cash Flow Agent or any Cash Flow Secured Party regarding the adequacy of any Proceeds or for any action or omission, save and except solely for an action or omission that breaches the express obligations undertaken by each Party under the terms of this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Agent, on behalf of itself and the Additional Secured Parties represented thereby, and the Cash Flow Agent, on behalf of itself and the Cash Flow Secured Parties). In exercising remedies, whether as a secured creditor or otherwise, any Additional Agent (including in its capacity as Cash Flow Collateral Representative or ABL Collateral Representative, if and as applicable) shall have no obligation or liability to any other Additional Agent or any Additional Secured Parties represented by such other Additional Agent regarding the adequacy of any Proceeds or for any action or omission, save and except solely for an action or omission that breaches the express obligations undertaken by each Party under the terms of this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Agents, in each case on behalf of itself and the Additional Secured Parties represented thereby).

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(g)          Turnover of Cash Collateral After Discharge. Upon the Discharge of ABL Collateral Obligations, the ABL Collateral Representative shall deliver to the Cash Flow Collateral Representative or shall execute such documents as the Company Representative or the Cash Flow Collateral Representative may reasonably request to enable the Cash Flow Collateral Representative to have control over any Control Collateral or Cash Collateral still in the ABL Collateral Representative’s possession, custody, or control in the same form as received with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct. As between (i) the Cash Flow Collateral Representative and (ii) the Cash Flow Agent and any Additional Cash Flow Agent (other than the Cash Flow Collateral Representative), any such Control Collateral or Cash Collateral held by the Cash Flow Collateral Representative shall be held by it subject to the terms and conditions of Section 3.2. Upon the Discharge of Cash Flow Collateral Obligations, the Cash Flow Collateral Representative shall deliver to the ABL Collateral Representative or shall execute such documents as the Company Representative or the ABL Collateral Representative may reasonably request to enable the ABL Collateral Representative to have control over any Control Collateral or Cash Collateral still in the Cash Flow Collateral Representative’s possession, custody or control in the same form as received with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct. As between (i) the ABL Collateral Representative and (ii) the ABL Agent and any Additional ABL Agent (other than the ABL Collateral Representative), any such Control Collateral or Cash Collateral held by the ABL Collateral Representative shall be held by it subject to the terms and conditions of Section 3.2.

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(h)          Intervening Creditor. Notwithstanding anything in Section 4.1(c) or 4.1(d) to the contrary, (i) with respect to any Collateral for which a third party (other than a Cash Flow Collateral Secured Party) has a Lien or security interest that is junior in priority to the Lien or security interest of any Series of Cash Flow Collateral Obligations but senior (as determined by appropriate legal proceedings in the case of any dispute) to the Lien or security interest of any other Series of Cash Flow Collateral Obligations (such third party an “Intervening Cash Flow Creditor”), the value of any Collateral or Proceeds that are allocated to such Intervening Cash Flow Creditor shall be deducted on a ratable basis solely from the Collateral or Proceeds thereof to be distributed in respect of the Series of Cash Flow Collateral Obligations with respect to which such Impairment exists and (ii) with respect to any Collateral for which a third party (other than an ABL Collateral Secured Party) has a Lien or security interest that is junior in priority to the Lien or security interest of any Series of ABL Collateral Obligations but senior (as determined by appropriate legal proceedings in the case of any dispute) to the Lien or security interest of any other Series of ABL Collateral Obligations (such third party an “Intervening ABL Secured Party”), the value of any Collateral or Proceeds that are allocated to such Intervening ABL Secured Party shall be deducted on a ratable basis solely from the Collateral or Proceeds thereof to be distributed in respect of the Series of ABL Collateral Obligations with respect to which such Impairment exists. In the event that any ABL Collateral Secured Party turns over any Proceeds of Cash Flow Priority Collateral to any Cash Flow Collateral Secured Party as required by Section 4.1, such ABL Collateral Secured Party shall be subrogated to the rights of such Cash Flow Collateral Secured Parties; provided however, that any such subrogation shall be subject to Section 7.1. In the event that any Cash Flow Collateral Secured Party turns over any Proceeds of ABL Priority Collateral to any ABL Collateral Secured Party as required by Section 4.1, such Cash Flow Collateral Secured Party shall be subrogated to the rights of such ABL Collateral Secured Parties; provided however, that any such subrogation shall be subject to Section 7.1.

Section 4.2 Specific Performance. Each of the ABL Agent, the Cash Flow Agent and any Additional Agent is hereby authorized to demand specific performance of this Agreement, whether or not any Credit Party shall have complied with any of the provisions of any of the Credit Documents, at any time when any other Party shall have failed to comply with any of the provisions of this Agreement applicable to it. Each of the ABL Agent (including in its capacity as ABL Collateral Representative, if applicable), on behalf of itself and the ABL Secured Parties, the Cash Flow Agent (including in its capacity as Cash Flow Collateral Representative, if applicable), on behalf of itself and the Cash Flow Secured Parties, and any Additional Agent (including in its capacity as Cash Flow Collateral Representative or ABL Collateral Representative, if and as applicable), on behalf of itself and any Additional Secured Parties represented thereby, hereby irrevocably waives any defense based on the adequacy of a remedy at law that might be asserted as a bar to such remedy of specific performance.

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Section 4.3 Sale of Collateral Comprising Both ABL Priority Collateral and Cash Flow Priority Collateral; Certain Proceeds of Capital Stock or Intercompany Loans. In the event that prior to the Discharge of ABL Obligations, or Discharge of Additional ABL Obligations, proceeds of the Collateral are received in connection with a Disposition, loss, condemnation or other disposition (whether voluntary or involuntary) of Collateral that involves both ABL Priority Collateral and Cash Flow Priority Collateral, for the purposes of this Agreement with respect to such Disposition, loss, condemnation or other disposition, the ABL Collateral Representative and the Cash Flow Collateral Representative shall use commercially reasonable efforts in good faith to allocate the Proceeds received in connection with such Disposition, loss, condemnation or other disposition of such Collateral to the ABL Priority Collateral and the Cash Flow Priority Collateral.  If the ABL Collateral Representative and the Cash Flow Collateral Representative are unable to agree on such allocation within five Business Days (or such other period of time as the ABL Collateral Representative and the Cash Flow Collateral Representative agree) of the consummation of such Disposition, loss, condemnation or other disposition, (i) the ABL Priority Collateral comprised in such Collateral consisting of Accounts (as described in sub-clause (1) of the definition of “ABL Priority Collateral” but excluding any Accounts to the extent excluded pursuant to the parenthetical in such sub-clause (1) as provided for therein) shall be deemed to have a valuation equal to the net book value of each such Account (the “Accounts Amount”) and (ii) the ABL Priority Collateral comprised in such Collateral consisting of Inventory shall be deemed to have a value equal to the net book value of such Inventory (the “Inventory Amount”, and together with the Accounts Amount, the “ABL Amount”), in each case determined at the time of such Disposition, loss, condemnation or disposition, and such Proceeds shall constitute (1) first, in an amount equal to the ABL Amount, ABL Priority Collateral and (2) second, to the extent of any balance remaining in excess of the ABL Amount, Cash Flow Priority Collateral, provided that to the extent that the ABL Priority Collateral subject to such Disposition, loss, condemnation or other disposition includes assets other than Accounts and Inventory, at the option of the ABL Collateral Representative, the appraised value of such other assets may be used for the purposes of the allocation of such Proceeds to the ABL Priority Collateral based on the then most current satisfactory appraisal received by the ABL Collateral Representative with respect thereto. In the event that proceeds are received in connection with a Disposition of all or substantially all of the Capital Stock issued by any Grantor or any amounts are received in respect of Capital Stock of, or Intercompany Loans issued by, any Grantor in an Insolvency Proceeding, such amounts shall be deemed to be proceeds received from a Disposition of ABL Priority Collateral and Cash Flow Priority Collateral (in proportion to ABL Priority Collateral and Cash Flow Priority Collateral owned at such time by the Grantor) and shall be applied as provided in the preceding sentence. It is understood and agreed that any Intellectual Property shall not be subject to this Section 4.3 and shall not constitute ABL Priority Collateral.

ARTICLE 5

Intercreditor Acknowledgments and Waivers

Section 5.1 Notice of Acceptance and Other Waivers. (a) All ABL Obligations at any time made or incurred by any Credit Party shall be deemed to have been made or incurred in reliance upon this Agreement, and the Cash Flow Agent, on behalf of itself and the Cash Flow Secured Parties, and any Additional Agent, on behalf of itself and any Additional Secured Parties represented thereby, hereby waives notice of acceptance of, or proof of reliance by the ABL Agent or any ABL Secured Party on, this Agreement, and notice of the existence, increase, renewal, extension, accrual, creation, or non-payment of all or any part of the ABL Obligations. All Cash Flow Obligations at any time made or incurred by any Credit Party shall be deemed to have been made or incurred in reliance upon this Agreement, and the ABL Agent, on behalf of itself and the ABL Secured Parties, and any Additional Agent, on behalf of itself and any Additional Secured Parties represented thereby, hereby waives notice of acceptance, or proof of reliance, by the Cash Flow Agent or any Cash Flow Secured Party of this Agreement, and notice of the existence, increase, renewal, extension, accrual, creation, or non-payment of all or any part of the Cash Flow Obligations. All Additional Obligations at any time made or incurred by any Credit Party shall be deemed to have been made or incurred in reliance upon this Agreement, and the Cash Flow Agent, on behalf of itself and the Cash Flow Secured Parties, the ABL Agent, on behalf of itself and any ABL Secured Parties, and any other Additional Agent, on behalf of itself and the Additional Secured Parties represented thereby, hereby waives notice of acceptance, or proof of reliance by any Additional Agent or any Additional Secured Parties of this Agreement, and notice of the existence, increase, renewal, extension, accrual, creation, or non-payment of all or any part of the Additional Obligations.

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(b)          None of the ABL Agent (including in its capacity as ABL Collateral Representative, if applicable), any ABL Secured Party, or any of their respective Affiliates, or any of the respective directors, officers, employees, or agents of any of the foregoing shall be liable to the Cash Flow Agent or any Cash Flow Secured Party for failure to demand, collect, or realize upon any of the Collateral or any Proceeds, or for any delay in doing so, or shall be under any obligation to sell or otherwise dispose of any Collateral or Proceeds thereof or to take any other action whatsoever with regard to the Collateral or any part or Proceeds thereof, except as specifically provided in this Agreement. If the ABL Agent or any ABL Secured Party honors (or fails to honor) a request by any Borrower for an extension of credit pursuant to any ABL Credit Agreement or any of the other ABL Documents, whether the ABL Agent or any ABL Secured Party has knowledge that the honoring of (or failure to honor) any such request would constitute a default under the terms of any Cash Flow Credit Agreement or any other Cash Flow Document (but not a default under this Agreement) or would constitute an act, condition, or event that, with the giving of notice or the passage of time, or both, would constitute such a default, or if the ABL Agent or any ABL Secured Party otherwise exercises any of its contractual rights or remedies under any ABL Documents (subject to the express terms and conditions hereof), neither the ABL Agent nor any ABL Secured Party shall have any liability whatsoever to the Cash Flow Agent or any Cash Flow Secured Party as a result of such action, omission, or exercise (so long as any such exercise does not breach the express terms and provisions of this Agreement). The ABL Agent and the ABL Secured Parties shall be entitled to manage and supervise their loans and extensions of credit under any ABL Credit Agreement and any of the other ABL Documents as they may, in their sole discretion, deem appropriate, and may manage their loans and extensions of credit without regard to any rights or interests that the Cash Flow Agent or any Cash Flow Secured Party has in the Collateral, except as otherwise expressly set forth in this Agreement. The Cash Flow Agent, on behalf of itself and the Cash Flow Secured Parties, agrees that neither the ABL Agent nor any ABL Secured Party shall incur any liability as a result of a sale, lease, license, application, or other disposition of all or any portion of the Collateral or Proceeds thereof, pursuant to the ABL Documents, in each case, so long as such disposition is conducted in accordance with mandatory provisions of applicable law and does not breach the provisions of this Agreement.

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(c)          None of the ABL Agent (including in its capacity as ABL Collateral Representative, if applicable), any ABL Secured Party, or any of their respective Affiliates, directors, officers, employees, or agents shall be liable to any Additional Agent or any Additional Secured Party for failure to demand, collect, or realize upon any of the Collateral or any Proceeds, or for any delay in doing so, or shall be under any obligation to sell or otherwise dispose of any Collateral or Proceeds thereof or to take any other action whatsoever with regard to the Collateral or any part or Proceeds thereof, except as specifically provided in this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Agent, on behalf of itself and the Additional Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties). If the ABL Agent or any ABL Secured Party honors (or fails to honor) a request by any Borrower for an extension of credit pursuant to any ABL Credit Agreement or any of the other ABL Documents, whether the ABL Agent or any ABL Secured Party has knowledge that the honoring of (or failure to honor) any such request would constitute a default under the terms of any Additional Credit Facility or any other Additional Document (but not a default under this Agreement) or would constitute an act, condition, or event that, with the giving of notice or the passage of time, or both, would constitute such a default, or if the ABL Agent or any ABL Secured Party otherwise exercises any of its contractual rights or remedies under any ABL Documents (subject to the express terms and conditions hereof), neither the ABL Agent nor any ABL Secured Party shall have any liability whatsoever to any Additional Agent or any Additional Secured Party as a result of such action, omission, or exercise (so long as any such exercise does not breach the express terms and provisions of this Agreement) (except as may be separately otherwise agreed in writing by and between such Additional Agent, on behalf of itself and the Additional Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties). The ABL Agent and the ABL Secured Parties shall be entitled to manage and supervise their loans and extensions of credit under any ABL Credit Agreement and any of the other ABL Documents as they may, in their sole discretion, deem appropriate, and may manage their loans and extensions of credit without regard to any rights or interests that any Additional Agent or any Additional Secured Party has in the Collateral, except as otherwise expressly set forth in this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Agent, on behalf of itself and the Additional Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties). Any Additional Agent, on behalf of itself and any Additional Secured Parties represented thereby, agrees that neither the ABL Agent nor any ABL Secured Party shall incur any liability as a result of a sale, lease, license, application, or other disposition of all or any portion of the Collateral or Proceeds thereof, pursuant to the ABL Documents, so long as such disposition is conducted in accordance with mandatory provisions of applicable law and does not breach the provisions of this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Agent, on behalf of itself and the Additional Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties).

(d)          None of the Cash Flow Agent (including in its capacity as Cash Flow Collateral Representative, if applicable), the Cash Flow Secured Parties or any of their respective Affiliates, directors, officers, employees, or agents shall be liable to the ABL Agent or any ABL Secured Party for failure to demand, collect, or realize upon any of the Collateral or any Proceeds, or for any delay in doing so, or shall be under any obligation to sell or otherwise dispose of any Collateral or Proceeds thereof or to take any other action whatsoever with regard to the Collateral or any part or Proceeds thereof, except as specifically provided in this Agreement. If the Cash Flow Agent or any Cash Flow Secured Party honors (or fails to honor) a request by any Borrower for an extension of credit pursuant to any Cash Flow Credit Agreement or any of the other Cash Flow Documents, whether the Cash Flow Agent or any Cash Flow Secured Party has knowledge that the honoring of (or failure to honor) any such request would constitute a default under the terms of any ABL Credit Agreement or any other ABL Document (but not a default under this Agreement) or would constitute an act, condition, or event that, with the giving of notice or the passage of time, or both, would constitute such a default, or if the Cash Flow Agent or any Cash Flow Secured Party otherwise exercises any of its contractual rights or remedies under the Cash Flow Documents (subject to the express terms and conditions hereof), neither the Cash Flow Agent nor any Cash Flow Secured Party shall have any liability whatsoever to the ABL Agent or any ABL Secured Party as a result of such action, omission, or exercise (so long as any such exercise does not breach the express terms and provisions of this Agreement). The Cash Flow Agent and the Cash Flow Secured Parties shall be entitled to manage and supervise their loans and extensions of credit under the Cash Flow Documents as they may, in their sole discretion, deem appropriate, and may manage their loans and extensions of credit without regard to any rights or interests that the ABL Agent or any ABL Secured Party has in the Collateral, except as otherwise expressly set forth in this Agreement. The ABL Agent, on behalf of itself and the ABL Secured Parties, agrees that none of the Cash Flow Agent (including in its capacity as Cash Flow Collateral Representative, if applicable) or the Cash Flow Secured Parties shall incur any liability as a result of a sale, lease, license, application, or other disposition of the Collateral or any part or Proceeds thereof, pursuant to the Cash Flow Documents, so long as such disposition is conducted in accordance with mandatory provisions of applicable law and does not breach the provisions of this Agreement.

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(e)          None of the Cash Flow Agent (including in its capacity as Cash Flow Collateral Representative, if applicable), the Cash Flow Secured Parties or any of their respective Affiliates, directors, officers, employees, or agents shall be liable to any Additional Agent or any Additional Secured Party for failure to demand, collect, or realize upon any of the Collateral or any Proceeds, or for any delay in doing so, or shall be under any obligation to sell or otherwise dispose of any Collateral or Proceeds thereof or to take any other action whatsoever with regard to the Collateral or any part or Proceeds thereof, except as specifically provided in this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Agent, on behalf of itself and the Additional Secured Parties represented thereby, and the Cash Flow Agent, on behalf of itself and the Cash Flow Secured Parties). If the Cash Flow Agent or any Cash Flow Secured Party honors (or fails to honor) a request by any Borrower for an extension of credit pursuant to any Cash Flow Credit Agreement or any of the other Cash Flow Documents, whether the Cash Flow Agent or any Cash Flow Secured Party has knowledge that the honoring of (or failure to honor) any such request would constitute a default under the terms of any Additional Credit Facility or any other Additional Document (but not a default under this Agreement) or would constitute an act, condition, or event that, with the giving of notice or the passage of time, or both, would constitute such a default, or if the Cash Flow Agent or any Cash Flow Secured Party otherwise exercises any of its contractual rights or remedies under the Cash Flow Documents (subject to the express terms and conditions hereof), neither the Cash Flow Agent nor any Cash Flow Secured Party shall have any liability whatsoever to any Additional Agent or any Additional Secured Party as a result of such action, omission, or exercise (so long as any such exercise does not breach the express terms and provisions of this Agreement) (except as may be separately otherwise agreed in writing by and between such Additional Agent, on behalf of itself and the Additional Secured Parties represented thereby, and the Cash Flow Agent, on behalf of itself and the Cash Flow Secured Parties). The Cash Flow Agent and the Cash Flow Secured Parties shall be entitled to manage and supervise their loans and extensions of credit under the Cash Flow Documents as they may, in their sole discretion, deem appropriate, and may manage their loans and extensions of credit without regard to any rights or interests that any Additional Agent or any Additional Secured Party has in the Collateral, except as otherwise expressly set forth in this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Agent, on behalf of itself and the Additional Secured Parties represented thereby, and the Cash Flow Agent, on behalf of itself and the Cash Flow Secured Parties). Any Additional Agent, on behalf of itself and any Additional Secured Parties represented thereby, agrees that none of the Cash Flow Agent (including in its capacity as Cash Flow Collateral Representative, if applicable) or the Cash Flow Secured Parties shall incur any liability as a result of a sale, lease, license, application, or other disposition of the Collateral or any part or Proceeds thereof, pursuant to the Cash Flow Documents, so long as such disposition is conducted in accordance with mandatory provisions of applicable law and does not breach the provisions of this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Agent, on behalf of itself and the Additional Secured Parties represented thereby, and the Cash Flow Agent, on behalf of itself and the Cash Flow Secured Parties).

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(f)           None of any Additional Agent (including in its capacity as Cash Flow Collateral Representative, if and as applicable), any Additional Secured Parties or any of their respective Affiliates, directors, officers, employees, or agents shall be liable to the ABL Agent or any ABL Secured Party for failure to demand, collect, or realize upon any of the Collateral or any Proceeds, or for any delay in doing so, or shall be under any obligation to sell or otherwise dispose of any Collateral or Proceeds thereof or to take any other action whatsoever with regard to the Collateral or any part or Proceeds thereof, except as specifically provided in this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Agent, on behalf of itself and the Additional Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties). If any Additional Agent or any Additional Secured Party honors (or fails to honor) a request by any Borrower for an extension of credit pursuant to any Additional Credit Facility or any of the other Additional Documents, whether such Additional Agent or any Additional Secured Party has knowledge that the honoring of (or failure to honor) any such request would constitute a default under the terms of any ABL Credit Agreement or any other ABL Document (but not a default under this Agreement) or would constitute an act, condition, or event that, with the giving of notice or the passage of time, or both, would constitute such a default, or if any Additional Agent or any Additional Secured Party otherwise exercises any of its contractual rights or remedies under the Additional Documents (subject to the express terms and conditions hereof), neither such Additional Agent nor any Additional Secured Party shall have any liability whatsoever to the ABL Agent or any ABL Secured Party as a result of such action, omission, or exercise (so long as any such exercise does not breach the express terms and provisions of this Agreement) (except as may be separately otherwise agreed in writing by and between such Additional Agent, on behalf of itself and the Additional Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties). Any Additional Agent and any Additional Secured Parties shall be entitled to manage and supervise their loans and extensions of credit under the Additional Documents as they may, in their sole discretion, deem appropriate, and may manage their loans and extensions of credit without regard to any rights or interests that the ABL Agent or any ABL Secured Party has in the Collateral, except as otherwise expressly set forth in this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Agent, on behalf of itself and the Additional Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties). The ABL Agent, on behalf of itself and the ABL Secured Parties agrees that none of any Additional Agent (including in its capacity as Cash Flow Collateral Representative, if and as applicable) or any Additional Secured Parties shall incur any liability as a result of a sale, lease, license, application, or other disposition of the Collateral or any part or Proceeds thereof, pursuant to the Additional Documents, so long as such disposition is conducted in accordance with mandatory provisions of applicable law and does not breach the provisions of this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Agent, on behalf of itself and the Additional Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties).

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(g)          None of any Additional Agent (including in its capacity as ABL Collateral Representative, if and as applicable), any Additional Secured Parties or any of their respective Affiliates, directors, officers, employees, or agents shall be liable to the Cash Flow Agent or any Cash Flow Secured Party for failure to demand, collect, or realize upon any of the Collateral or any Proceeds, or for any delay in doing so, or shall be under any obligation to sell or otherwise dispose of any Collateral or Proceeds thereof or to take any other action whatsoever with regard to the Collateral or any part or Proceeds thereof, except as specifically provided in this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Agent, on behalf of itself and the Additional Secured Parties represented thereby, and the Cash Flow Agent, on behalf of itself and the Cash Flow Secured Parties). If any Additional Agent or any Additional Secured Party honors (or fails to honor) a request by any Borrower for an extension of credit pursuant to any Additional Credit Facility or any of the other Additional Documents, whether such Additional Agent or any Additional Secured Party has knowledge that the honoring of (or failure to honor) any such request would constitute a default under the terms of the Cash Flow Credit Agreement or any other Cash Flow Document (but not a default under this Agreement) or would constitute an act, condition, or event that, with the giving of notice or the passage of time, or both, would constitute such a default, or if any Additional Agent or any Additional Secured Party otherwise exercises any of its contractual rights or remedies under the Additional Documents (subject to the express terms and conditions hereof), neither such Additional Agent nor any Additional Secured Party shall have any liability whatsoever to the Cash Flow Agent or any Cash Flow Secured Party as a result of such action, omission, or exercise (so long as any such exercise does not breach the express terms and provisions of this Agreement) (except as may be separately otherwise agreed in writing by and between such Additional Agent, on behalf of itself and the Additional Secured Parties represented thereby, and the Cash Flow Agent, on behalf of itself and the Cash Flow Secured Parties). Any Additional Agent and any Additional Secured Parties shall be entitled to manage and supervise their loans and extensions of credit under the Additional Documents as they may, in their sole discretion, deem appropriate, and may manage their loans and extensions of credit without regard to any rights or interests that the Cash Flow Agent or any Cash Flow Secured Party has in the Collateral, except as otherwise expressly set forth in this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Agent, on behalf of itself and the Additional Secured Parties represented thereby, and the Cash Flow Agent, on behalf of itself and the Cash Flow Secured Parties). The Cash Flow Agent, on behalf of itself and the Cash Flow Secured Parties, agrees that none of any Additional Agent (including in its capacity as ABL Collateral Representative, if and as applicable) or any Additional Secured Parties shall incur any liability as a result of a sale, lease, license, application, or other disposition of the Collateral or any part or Proceeds thereof, pursuant to the Additional Documents, so long as such disposition is conducted in accordance with mandatory provisions of applicable law and does not breach the provisions of this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Agent, on behalf of itself and the Additional Secured Parties represented thereby, and the Cash Flow Agent, on behalf of itself and the Cash Flow Secured Parties).

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(h)          None of any Additional Agent (including in its capacity as Cash Flow Collateral Representative, if and as applicable), any Additional Secured Parties or any of their respective Affiliates, directors, officers, employees, or agents shall be liable to any other Additional Agent or any Additional Secured Party represented thereby for failure to demand, collect, or realize upon any of the Collateral or any Proceeds, or for any delay in doing so, or shall be under any obligation to sell or otherwise dispose of any Collateral or Proceeds thereof or to take any other action whatsoever with regard to the Collateral or any part or Proceeds thereof, except as specifically provided in this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Agents, in each case on behalf of itself and the Additional Secured Parties represented thereby). If any Additional Agent or any Additional Secured Party honors (or fails to honor) a request by any Borrower for an extension of credit pursuant to any Additional Credit Facility or any of the other Additional Documents, whether such Additional Agent or any Additional Secured Party has knowledge that the honoring of (or failure to honor) any such request would constitute a default under the terms of any Additional Credit Facility or any other Additional Document to which any other Additional Agent or any Additional Secured Party represented by such other Additional Agent is party or beneficiary (but not a default under this Agreement) or would constitute an act, condition, or event that, with the giving of notice or the passage of time, or both, would constitute such a default, or if any Additional Agent or any Additional Secured Party otherwise exercises any of its contractual rights or remedies under the Additional Documents (subject to the express terms and conditions hereof), neither such Additional Agent nor any Additional Secured Party shall have any liability whatsoever to any other Additional Agent or any Additional Secured Party represented by such other Additional Agent, as a result of such action, omission, or exercise (so long as any such exercise does not breach the express terms and provisions of this Agreement) (except as may be separately otherwise agreed in writing by and between such Additional Agents, in each case on behalf of itself and the Additional Secured Parties represented thereby). Any Additional Agent and any Additional Secured Parties shall be entitled to manage and supervise their loans and extensions of credit under the Additional Documents as they may, in their sole discretion, deem appropriate, and may manage their loans and extensions of credit without regard to any rights or interests that any other Additional Agent or any Additional Secured Party represented by such other Additional Agent, has in the Collateral, except as otherwise expressly set forth in this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Agents, in each case on behalf of itself and the Additional Secured Parties represented thereby). Any Additional Agent, on behalf of itself and the Additional Secured Parties represented thereby, agrees that none of any other Additional Agent (including in its capacity as Cash Flow Collateral Representative, if and as applicable) or any Additional Secured Party represented thereby shall incur any liability as a result of a sale, lease, license, application, or other disposition of the Collateral or any part or Proceeds thereof, pursuant to the Additional Documents, so long as such disposition is conducted in accordance with mandatory provisions of applicable law and does not breach the provisions of this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Agents, in each case on behalf of itself and the Additional Secured Parties represented thereby).

Section 5.2 Modifications to ABL Documents and Cash Flow Documents. (a) The Cash Flow Agent, on behalf of itself and the Cash Flow Secured Parties, hereby agrees that, without affecting the obligations of the Cash Flow Agent and the Cash Flow Secured Parties hereunder, the ABL Agent and the ABL Secured Parties may, at any time and from time to time, in their sole discretion without the consent of or notice to the Cash Flow Agent or any Cash Flow Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to the Cash Flow Agent or any Cash Flow Secured Party or impairing or releasing the subordination provided for herein, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the ABL Documents in any manner whatsoever, including, to:

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(i)           change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the ABL Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the ABL Obligations or any of the ABL Documents;

(ii)          subject to Section 2.5, retain or obtain a Lien on any Property of any Person to secure any of the ABL Obligations, and in connection therewith to enter into any additional ABL Documents;

(iii)         amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guarantee or other obligations of any Person obligated in any manner under or in respect of the ABL Obligations;

(iv)         subject to Section 2.4, release its Lien on any Collateral or other Property;

(v)          exercise or refrain from exercising any rights against any Borrower, any Guarantor, or any other Person;

(vi)        subject to Section 2.5, retain or obtain the primary or secondary obligation of any other Person with respect to any of the ABL Obligations; and

(vii)        otherwise manage and supervise the ABL Obligations as the ABL Agent shall deem appropriate.

(b)          Any Additional Agent, on behalf of itself and any Additional Secured Parties represented thereby, hereby agrees that, without affecting the obligations of such Additional Agent and such Additional Secured Parties hereunder, the ABL Agent and the ABL Secured Parties may, at any time and from time to time, in their sole discretion without the consent of or notice to such Additional Agent or any such Additional Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to such Additional Agent or any such Additional Secured Party or impairing or releasing the subordination provided for herein, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the ABL Documents in any manner whatsoever, including, to:

(i)           change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the ABL Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the ABL Obligations or any of the ABL Documents;

(ii)          subject to Section 2.5, retain or obtain a Lien on any Property of any Person to secure any of the ABL Obligations, and in connection therewith to enter into any additional ABL Documents;

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(iii)         amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guarantee or other obligations of any Person obligated in any manner under or in respect of the ABL Obligations;

(iv)         subject to Section 2.4, release its Lien on any Collateral or other Property;

(v)          exercise or refrain from exercising any rights against any Borrower, any Guarantor, or any other Person;

(vi)         subject to Section 2.5, retain or obtain the primary or secondary obligation of any other Person with respect to any of the ABL Obligations; and

(vii)        otherwise manage and supervise the ABL Obligations as the ABL Agent shall deem appropriate;

except, in each case, as may be separately otherwise agreed in writing by and between such Additional Agent, on behalf of itself and the Additional Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties.

(c)          The ABL Agent, on behalf of itself and the ABL Secured Parties, hereby agrees that, without affecting the obligations of the ABL Agent and the ABL Secured Parties hereunder, the Cash Flow Agent and the Cash Flow Secured Parties may, at any time and from time to time, in their sole discretion without the consent of or notice to the ABL Agent or any ABL Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to the ABL Agent or any ABL Secured Party or impairing or releasing the subordination provided for herein, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the Cash Flow Documents in any manner whatsoever, including, to:

(i)           change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the Cash Flow Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the Cash Flow Obligations or any of the Cash Flow Documents;

(ii)          subject to Section 2.5, retain or obtain a Lien on any Property of any Person to secure any of the Cash Flow Obligations, and in connection therewith to enter into any additional Cash Flow Documents;

(iii)         amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guarantee or other obligations of any Person obligated in any manner under or in respect of the Cash Flow Obligations;

(iv)         subject to Section 2.4, release its Lien on any Collateral or other Property;

(v)          exercise or refrain from exercising any rights against any Borrower, any Guarantor, or any other Person;

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(vi)         subject to Section 2.5, retain or obtain the primary or secondary obligation of any other Person with respect to any of the Cash Flow Obligations; and

(vii)        otherwise manage and supervise the Cash Flow Obligations as the Cash Flow Agent shall deem appropriate.

(d)          Any Additional Agent, on behalf of itself and any Additional Secured Parties represented thereby, hereby agrees that, without affecting the obligations of such Additional Agent and such Additional Secured Parties hereunder, the Cash Flow Agent and the Cash Flow Secured Parties may, at any time and from time to time, in their sole discretion without the consent of or notice to such Additional Agent or any such Additional Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to such Additional Agent or any such Additional Secured Party or impairing or releasing the subordination provided for herein, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the Cash Flow Documents in any manner whatsoever, including, to:

(i)           change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the Cash Flow Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the Cash Flow Obligations or any of the Cash Flow Documents;

(ii)          subject to Section 2.5, retain or obtain a Lien on any Property of any Person to secure any of the Cash Flow Obligations, and in connection therewith to enter into any additional Cash Flow Documents;

(iii)         amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guarantee or other obligations of any Person obligated in any manner under or in respect of the Cash Flow Obligations;

(iv)         subject to Section 2.4, release its Lien on any Collateral or other Property;

(v)          exercise or refrain from exercising any rights against any Borrower, any Guarantor, or any other Person;

(vi)         subject to Section 2.5, retain or obtain the primary or secondary obligation of any other Person with respect to any of the Cash Flow Obligations; and

(vii)        otherwise manage and supervise the Cash Flow Obligations as the Cash Flow Agent shall deem appropriate;

except, in each case, as may be separately otherwise agreed in writing by and between such Additional Agent, on behalf of itself and the Additional Secured Parties represented thereby, and the Cash Flow Agent, on behalf of itself and the Cash Flow Secured Parties.

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(e)          The Cash Flow Agent, on behalf of itself and the Cash Flow Secured Parties, hereby agrees that, without affecting the obligations of the Cash Flow Agent and the Cash Flow Secured Parties hereunder, any Additional Agent and any Additional Secured Parties may, at any time and from time to time, in their sole discretion without the consent of or notice to the Cash Flow Agent or any Cash Flow Secured Party or (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to the Cash Flow Agent or any Cash Flow Secured Party or impairing or releasing the subordination provided for herein, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the Additional Documents in any manner whatsoever, including, to:

(i)           change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the Additional Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the Additional Obligations or any of the Additional Documents;

(ii)          subject to Section 2.5, retain or obtain a Lien on any Property of any Person to secure any of the Additional Obligations, and in connection therewith to enter into any additional Additional Documents;

(iii)         amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guarantee or other obligations of any Person obligated in any manner under or in respect of the Additional Obligations;

(iv)         subject to Section 2.4, release its Lien on any Collateral or other Property;

(v)          exercise or refrain from exercising any rights against any Borrower, any Guarantor, or any other Person;

(vi)         subject to Section 2.5, retain or obtain the primary or secondary obligation of any other Person with respect to any of the Additional Obligations; and

(vii)        otherwise manage and supervise the Additional Obligations as such Additional Agent shall deem appropriate;

except, in each case, as may be separately otherwise agreed in writing by and between such Additional Agent, on behalf of itself and the Additional Secured Parties represented thereby, and the Cash Flow Agent, on behalf of itself and the Cash Flow Secured Parties.

(f)           The ABL Agent, on behalf of itself and the ABL Secured Parties, hereby agrees that, without affecting the obligations of the ABL Agent and the ABL Secured Parties hereunder, any Additional Agent and any Additional Secured Parties may, at any time and from time to time, in their sole discretion without the consent of or notice to the ABL Agent or any ABL Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to the ABL Agent or any ABL Secured Party or impairing or releasing the subordination provided for herein, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the Additional Documents in any manner whatsoever, including, to:

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(i)           change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the Additional Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the Additional Obligations or any of the Additional Documents;

(ii)          subject to Section 2.5, retain or obtain a Lien on any Property of any Person to secure any of the Additional Obligations, and in connection therewith to enter into any additional Additional Documents;

(iii)         amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guarantee or other obligations of any Person obligated in any manner under or in respect of the Additional Obligations;

(iv)         subject to Section 2.4, release its Lien on any Collateral or other Property;

(v)          exercise or refrain from exercising any rights against any Borrower, any Guarantor, or any other Person;

(vi)         subject to Section 2.5, retain or obtain the primary or secondary obligation of any other Person with respect to any of the Additional Obligations; and

(vii)        otherwise manage and supervise the Additional Obligations as such Additional Agent shall deem appropriate;

except, in each case, as may be separately otherwise agreed in writing by and between such Additional Agent, on behalf of itself and the Additional Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties.

(g)          Any Additional Agent, on behalf of itself and any Additional Secured Parties represented thereby, hereby agrees that, without affecting the obligations of such Additional Agent and such Additional Secured Parties hereunder, any other Additional Agent and any Additional Secured Parties represented by such other Additional Agent may, at any time and from time to time, in their sole discretion without the consent of or notice to such Additional Agent or any such Additional Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to such Additional Agent or any such Additional Secured Party or impairing or releasing the subordination provided for herein, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the Additional Documents to which such other Additional Agent or any Additional Secured Party represented by such other Additional Agent is party or beneficiary in any manner whatsoever, including, to:

(i)           change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the Additional Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the Additional Obligations or any of the Additional Documents;

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(ii)          subject to Section 2.5, retain or obtain a Lien on any Property of any Person to secure any of the Additional Obligations, and in connection therewith to enter into any additional Additional Documents;

(iii)         amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guarantee or other obligations of any Person obligated in any manner under or in respect of the Additional Obligations;

(iv)         subject to Section 2.4, release its Lien on any Collateral or other Property;

(v)          exercise or refrain from exercising any rights against any Borrower, any Guarantor, or any other Person;

(vi)         subject to Section 2.5, retain or obtain the primary or secondary obligation of any other Person with respect to any of the Additional Obligations; and

(vii)        otherwise manage and supervise the Additional Obligations as such other Additional Agent shall deem appropriate;

except, in each case, as may be separately otherwise agreed in writing by and between such Additional Agents, in each case on behalf of itself and the Additional Secured Parties represented thereby.

(h)          The ABL Obligations, the Cash Flow Obligations and any Additional Obligations may be refunded, replaced or refinanced, in whole or in part, in each case, without notice to, or the consent (except to the extent a consent is required to permit the refunding, replacement or refinancing transaction under any ABL Document, any Cash Flow Document or any Additional Document) of the ABL Agent, the ABL Secured Parties, the Cash Flow Agent or the Cash Flow Secured Parties, any Additional Agent or any Additional Secured Parties, as the case may be, all without affecting the Lien Priorities provided for herein or the other provisions hereof; provided, however, that, if the indebtedness refunding, replacing or refinancing any such ABL Obligations, Cash Flow Obligations or Additional Obligations is to constitute ABL Obligations, Cash Flow Obligations or Additional Obligations governed by this Agreement, the holders of such indebtedness (or an authorized agent or trustee on their behalf) bind themselves in writing to the terms of this Agreement pursuant to a joinder agreement substantially in the form of Exhibit C attached hereto or otherwise in form and substance reasonably satisfactory to the ABL Agent, the Cash Flow Agent or any Additional Agent (other than any Designated Agent), as the case may be (or, if there is no continuing Agent other than any Designated Agent, as designated by the Company Representative), and any such refunding, replacement or refinancing transaction shall be in accordance with any applicable provisions of the ABL Documents, the Cash Flow Documents and any Additional Documents then in effect. For the avoidance of doubt, any ABL Obligations, Cash Flow Obligations or Additional Obligations may be refinanced, in whole or in part, in each case without notice to, or the consent (except to the extent a consent is required to permit the refinancing transaction under the ABL Documents, Cash Flow Documents or Additional Documents) of, any of the ABL Agent or any other ABL Secured Party, the Cash Flow Agent or any other Cash Flow Secured Party or any Additional Agent or any other Additional Secured Party, through the incurrence of Additional Indebtedness, subject to Section 7.11.

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Section 5.3 Reinstatement and Continuation of Agreement. (a) If the ABL Agent or any ABL Secured Party is required in any Insolvency Proceeding or otherwise to turn over or otherwise pay to the estate of any Credit Party or any other Person any payment made in satisfaction of all or any portion of the ABL Obligations (an “ABL Recovery”), then the ABL Obligations shall be reinstated to the extent of such ABL Recovery. If this Agreement shall have been terminated prior to such ABL Recovery, this Agreement shall be reinstated in full force and effect in the event of such ABL Recovery, and such prior termination shall not diminish, release, discharge, impair, or otherwise affect the obligations of the Parties from such date of reinstatement. All rights, interests, agreements, and obligations of the ABL Agent, the Cash Flow Agent, any Additional Agent, the ABL Secured Parties, the Cash Flow Secured Parties and any Additional Secured Parties under this Agreement shall remain in full force and effect and shall continue irrespective of the commencement of, or any discharge, confirmation, conversion, or dismissal of, any Insolvency Proceeding by or against any Credit Party or any other circumstance which otherwise might constitute a defense available to, or a discharge of any Credit Party in respect of the ABL Obligations, the Cash Flow Obligations or any Additional Obligations. No priority or right of the ABL Agent or any ABL Secured Party shall at any time be prejudiced or impaired in any way by any act or failure to act on the part of any Credit Party or by the noncompliance by any Person with the terms, provisions, or covenants of any of the ABL Documents, regardless of any knowledge thereof which the ABL Agent or any ABL Secured Party may have.

(b)          If the Cash Flow Agent or any Cash Flow Secured Party is required in any Insolvency Proceeding or otherwise to turn over or otherwise pay to the estate of any Credit Party or any other Person any payment made in satisfaction of all or any portion of the Cash Flow Obligations (a “Cash Flow Recovery”), then the Cash Flow Obligations shall be reinstated to the extent of such Cash Flow Recovery. If this Agreement shall have been terminated prior to such Cash Flow Recovery, this Agreement shall be reinstated in full force and effect in the event of such Cash Flow Recovery, and such prior termination shall not diminish, release, discharge, impair, or otherwise affect the obligations of the Parties from such date of reinstatement. All rights, interests, agreements, and obligations of the ABL Agent, the Cash Flow Agent, any Additional Agent, the ABL Secured Parties, the Cash Flow Secured Parties and any Additional Secured Parties under this Agreement shall remain in full force and effect and shall continue irrespective of the commencement of, or any discharge, confirmation, conversion, or dismissal of, any Insolvency Proceeding by or against any Credit Party or any other circumstance which otherwise might constitute a defense available to, or a discharge of any Credit Party in respect of the ABL Obligations, the Cash Flow Obligations or any Additional Obligations. No priority or right of the Cash Flow Agent or any Cash Flow Secured Party shall at any time be prejudiced or impaired in any way by any act or failure to act on the part of any Credit Party or by the noncompliance by any Person with the terms, provisions, or covenants of any of the Cash Flow Documents, regardless of any knowledge thereof which the Cash Flow Agent or any Cash Flow Secured Party may have.

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(c)          If any Additional ABL Agent or any Additional ABL Secured Party is required in any Insolvency Proceeding or otherwise to turn over or otherwise pay to the estate of any Credit Party or any other Person any payment made in satisfaction of all or any portion of the Additional ABL Obligations (an “Additional ABL Recovery”), then the Additional ABL Obligations shall be reinstated to the extent of such Additional ABL Recovery. If this Agreement shall have been terminated prior to such Additional ABL Recovery, this Agreement shall be reinstated in full force and effect in the event of such Additional ABL Recovery, and such prior termination shall not diminish, release, discharge, impair, or otherwise affect the obligations of the Parties from such date of reinstatement. All rights, interests, agreements, and obligations of any Additional ABL Agent, the ABL Agent, the Cash Flow Agent, any Additional Cash Flow Agent, the Additional ABL Secured Parties, the ABL Secured Parties, the Cash Flow Secured Parties and any Additional Cash Flow Secured Parties under this Agreement shall remain in full force and effect and shall continue irrespective of the commencement of, or any discharge, confirmation, conversion, or dismissal of, any Insolvency Proceeding by or against any Credit Party or any other circumstance which otherwise might constitute a defense available to, or a discharge of any Credit Party in respect of any Additional ABL Obligations, the ABL Obligations, the Cash Flow Obligations or any Additional Cash Flow Obligations. No priority or right of any Additional ABL Agent or any Additional ABL Secured Party shall at any time be prejudiced or impaired in any way by any act or failure to act on the part of any Credit Party or by the noncompliance by any Person with the terms, provisions, or covenants of any of the Additional ABL Documents, regardless of any knowledge thereof which any Additional ABL Agent or any Additional ABL Secured Party may have.

(d)          If any Additional Cash Flow Agent or any Additional Cash Flow Secured Party is required in any Insolvency Proceeding or otherwise to turn over or otherwise pay to the estate of any Credit Party or any other Person any payment made in satisfaction of all or any portion of the Additional Cash Flow Obligations (an “Additional Cash Flow Recovery”), then the Additional Cash Flow Obligations shall be reinstated to the extent of such Additional Cash Flow Recovery. If this Agreement shall have been terminated prior to such Additional Cash Flow Recovery, this Agreement shall be reinstated in full force and effect in the event of such Additional Cash Flow Recovery, and such prior termination shall not diminish, release, discharge, impair, or otherwise affect the obligations of the Parties from such date of reinstatement. All rights, interests, agreements, and obligations of any Additional Cash Flow Agent, the ABL Agent, the Cash Flow Agent, any Additional ABL Agent, any Additional Cash Flow Secured Parties, the ABL Secured Parties, the Cash Flow Secured Parties and any Additional ABL Secured Parties under this Agreement shall remain in full force and effect and shall continue irrespective of the commencement of, or any discharge, confirmation, conversion, or dismissal of, any Insolvency Proceeding by or against any Credit Party or any other circumstance which otherwise might constitute a defense available to, or a discharge of any Credit Party in respect of any Additional Cash Flow Obligations, the ABL Obligations, the Cash Flow Obligations or any Additional ABL Obligations. No priority or right of any Additional Cash Flow Agent or any Additional Cash Flow Secured Party shall at any time be prejudiced or impaired in any way by any act or failure to act on the part of any Credit Party or by the noncompliance by any Person with the terms, provisions, or covenants of any of the Additional Cash Flow Documents, regardless of any knowledge thereof which any Additional Cash Flow Agent or any Additional Cash Flow Secured Party may have.

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ARTICLE 6

Insolvency Proceedings

Section 6.1 DIP Financing. (a) If any Credit Party shall be subject to any Insolvency Proceeding in the United States at any time prior to the Discharge of ABL Collateral Obligations, and the ABL Agent or any ABL Credit Agreement Lenders, or any Additional ABL Agent or any Additional ABL Credit Facility Lenders shall agree to provide any Credit Party with, or consent to a third party providing any Credit Party with, any financing under Section 364 of the Bankruptcy Code or consent to any order for the use of cash collateral under Section 363 of the Bankruptcy Code (“DIP Financing”), with such DIP Financing to be secured by all or any portion of the Collateral (including assets that, but for the application of Section 552 of the Bankruptcy Code would be Collateral), then the Cash Flow Agent, on behalf of itself and the Cash Flow Secured Parties, agrees that it will raise no objection, and will not directly or indirectly support or act in concert with any other party in raising an objection, to such DIP Financing or to the Liens securing the same on the grounds of a failure to provide “adequate protection” for the Liens of the Cash Flow Agent securing the Cash Flow Obligations or on any other grounds (and will not request any adequate protection solely as a result of such DIP Financing), so long as (i) the Cash Flow Agent retains its Lien on the Collateral to secure the Cash Flow Obligations (in each case, including Proceeds thereof arising after the commencement of the case under the Bankruptcy Code) and, as to the Cash Flow Priority Collateral only, such Lien has the same priority as existed prior to the commencement of the case under the Bankruptcy Code and any Lien on any Cash Flow Priority Collateral securing such DIP Financing is junior and subordinate to the Lien of the Cash Flow Agent on the Cash Flow Priority Collateral, (ii) all Liens on ABL Priority Collateral securing any such DIP Financing shall be senior to or on a parity with the Liens of the ABL Agent and the ABL Secured Parties on the Collateral securing the ABL Obligations, and the Liens of any Additional ABL Agent and Additional ABL Secured Parties securing the Additional ABL Obligations, on ABL Priority Collateral, (iii) if the ABL Agent and/or any ABL Secured Party, or any Additional ABL Agent and/or any Additional ABL Secured Party, receives an adequate protection Lien on post-petition assets of the debtor to secure the ABL Obligations or the Additional ABL Obligations, as the case may be, the Cash Flow Agent also receives an adequate protection Lien on such post-petition assets of the debtor to secure the Cash Flow Obligations and (iv) the terms of such DIP Financing do not require any Grantor to seek approval for any Plan of Reorganization that is not a Conforming Plan of Reorganization; provided that (x) such Liens in favor of the ABL Agent, any Additional ABL Agent and the Cash Flow Agent shall be subject to the provisions of Section 6.1(d) and (y) the foregoing provisions of this Section 6.1(a) shall not prevent the Cash Flow Agent and the Cash Flow Secured Parties from objecting to any provision in any DIP Financing relating to any provision or content of a Plan of Reorganization that is not a Conforming Plan of Reorganization.

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(b)          If any Credit Party shall be subject to any Insolvency Proceeding in the United States at any time prior to the Discharge of ABL Collateral Obligations, and the ABL Agent or any ABL Credit Agreement Lenders, or any Additional ABL Agent or any Additional ABL Credit Facility Lenders, shall agree to provide any Credit Party with, or consent to a third party providing any Credit Party with, any DIP Financing, with such DIP Financing to be secured by all or any portion of the Collateral (including assets that, but for the application of Section 552 of the Bankruptcy Code would be Collateral), then any Additional Cash Flow Agent, on behalf of itself and any Additional Cash Flow Secured Parties represented thereby, agrees that it will raise no objection, and will not directly or indirectly support, or act in concert with any other party in raising an objection, to such DIP Financing or to the Liens securing the same on the grounds of a failure to provide “adequate protection” for the Liens of such Additional Cash Flow Agent securing the Additional Cash Flow Obligations or on any other grounds (and will not request any adequate protection solely as a result of such DIP Financing), so long as (i) such Additional Cash Flow Agent retains its Lien on the Collateral to secure the Additional Cash Flow Obligations (in each case, including Proceeds thereof arising after the commencement of the case under the Bankruptcy Code) and, as to the Cash Flow Priority Collateral only, such Lien has the same priority as existed prior to the commencement of the case under the Bankruptcy Code and any Lien on any Cash Flow Priority Collateral securing such DIP Financing is junior and subordinate to the Lien of such Additional Cash Flow Agent on the Cash Flow Priority Collateral (except as may be separately otherwise agreed in writing by and between such Additional Cash Flow Agent, on behalf of itself and the Additional Cash Flow Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties), or any Additional ABL Agent, on behalf of itself and the Additional ABL Secured Parties represented thereby, (ii) all Liens on ABL Priority Collateral securing any such DIP Financing shall be senior to or on a parity with the Liens of the ABL Agent and the ABL Secured Parties securing the ABL Obligations, and the Liens of any Additional ABL Agent and any Additional ABL Secured Parties securing the Additional ABL Obligations, on ABL Priority Collateral, (iii) if the ABL Agent and/or any ABL Secured Party, or any Additional ABL Agent and/or any Additional ABL Secured Party, receives an adequate protection Lien on post-petition assets of the debtor to secure the ABL Obligations or the Additional ABL Obligations, as the case may be, such Additional Cash Flow Agent also receives an adequate protection Lien on such post-petition assets of the debtor to secure the Additional Cash Flow Obligations and (iv) the terms of such DIP Financing do not require any Grantor to seek approval for any Plan of Reorganization that is not a Conforming Plan of Reorganization; provided that (x) such Liens in favor of the ABL Agent, any Additional ABL Agent and such Additional Cash Flow Agent shall be subject to the provisions of Section 6.1(d) and (y) the foregoing provisions of this Section 6.1(b) shall not prevent any Additional Cash Flow Agent and any Additional Cash Flow Secured Parties from objecting to any provision in any DIP Financing relating to any provision or content of a Plan of Reorganization that is not a Conforming Plan of Reorganization.

(c)

(i)           If the Original ABL Credit Agreement is then in effect, then in the event that any Additional ABL Agent or any Additional ABL Secured Party proposes to enter into and consummate any DIP Financing (such proposed DIP Financing, the “Proposed DIP”), then (x) such Additional ABL Agent or Additional ABL Secured Party, as applicable, shall provide written notice to the ABL Agent thereof, which notice shall contain the material terms and conditions of such Proposed DIP (including with respect to facility type, tenor, amounts, collateral, obligors, fees, pricing, covenant package and roles) (such notice, the “DIP Offer”) at least five Business Days prior to the consummation of such Proposed DIP and (y) such Additional ABL Agent or Additional ABL Secured Party, as applicable, hereby unconditionally and irrevocably grants to the ABL Agent and the ABL Credit Agreement Lenders the right, but not an obligation, to enter into and consummate a DIP Financing either (A) on the terms and conditions set forth in the DIP Offer, or (B) on the terms and conditions (including with respect to facility type, tenor, amounts, collateral, obligors, fees, pricing, covenant package and roles) no less advantageous to the Credit Parties than the terms and conditions (including with respect to facility type, tenor, amounts, collateral, obligors, fees, pricing, covenant package and roles) of the Proposed DIP specified in the DIP Offer (collectively, the “Right of Last Refusal”).

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(ii)          To exercise its Right of Last Refusal, the ABL Agent or any ABL Credit Agreement Lender shall, within three Business Days after receipt by the ABL Agent of the DIP Offer, deliver a written notice to the Company Representative and each Additional ABL Agent, which shall either specify that the ABL Agent or such ABL Credit Agreement Lender is willing to provide the DIP Financing on the terms of the DIP Offer (such notice, the “Matching DIP Offer”) or provide the material terms and conditions (including with respect to facility type, tenor, amounts, collateral, obligors, fees, pricing, covenant package and roles) of a DIP Financing that the ABL Agent or such ABL Credit Agreement Lender is willing to provide (such notice, the “Alternative DIP Offer”). If the ABL Agent or any ABL Credit Agreement Lender provides a Matching DIP Offer within the time period specified in the preceding sentence, each Additional ABL Agent and Additional ABL Secured Party agrees not to provide (other than in its capacity as ABL Agent or ABL Credit Agreement Lender, if applicable), and not to directly or indirectly support or act in concert with any other party to provide, any DIP Financing and agrees that in such event the ABL Agent or such ABL Credit Agreement Lender shall have the sole right as between the parties hereto to provide any DIP Financing.

(iii)         If the Company Representative agrees to proceed with a Matching DIP Offer or an Alternative DIP Offer, then in each such case without limiting any of the provisions of Section 6.1(a) or 6.1(b), each Additional ABL Agent, on behalf of itself and any Additional ABL Secured Parties represented thereby, agrees that it will raise no objection, and will not directly or indirectly support or act in concert with any other party in raising an objection, to such DIP Financing provided pursuant to such Matching DIP Offer or Alternative DIP Offer, as the case may be, or to the Liens securing the same on the grounds of a failure to provide “adequate protection” for the Liens of such Additional ABL Agent securing the Additional ABL Obligations or on any other grounds (and will not request any adequate protection solely as a result of such applicable DIP Financing), so long as (1) such Additional ABL Agent retains its Lien on the Collateral to secure the Additional ABL Obligations (in each case, including Proceeds thereof arising after the commencement of the case under the Bankruptcy Code) and such Lien has the same priority as existed prior to the commencement of the case under the Bankruptcy Code (subject only to any “super-priority” of the Liens securing such DIP Financing) and (2) if the ABL Agent and/or any ABL Secured Party receives an adequate protection Lien on post-petition assets of the debtor to secure the ABL Obligations, as the case may be, such Additional ABL Agent also receives an adequate protection Lien on such post-petition assets of the debtor to secure the Additional ABL Obligations; provided that (A) such Liens in favor of the ABL Agent and any Additional ABL Agent shall be subject to the provisions of Section 6.1(d) and (B) the foregoing provisions of this Section 6.1(c) shall not prevent any Additional ABL Agent or any Additional ABL Secured Parties from objecting to any provision in any DIP Financing relating to any provision or content of a Plan of Reorganization that is not a Conforming Plan of Reorganization.

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(d)          All Liens granted to the ABL Agent, the Cash Flow Agent or any Additional Agent in any Insolvency Proceeding, whether as adequate protection or otherwise, are intended by the Parties to be and shall be deemed to be subject to the Lien Priority and the other terms and conditions of this Agreement; provided, however, that the foregoing shall not alter the super-priority of any Liens securing any DIP Financing in accordance with this Section 6.1.

Section 6.2 Relief From Stay. Until the Discharge of ABL Collateral Obligations, the Cash Flow Agent, on behalf of itself and the Cash Flow Secured Parties, and any Additional Cash Flow Agent, on behalf of itself and any Additional Cash Flow Secured Parties represented thereby, agrees not to seek relief from the automatic stay or any other stay in any Insolvency Proceeding in respect of any portion of the ABL Priority Collateral without the ABL Collateral Representative’s express written consent. Until the Discharge of Cash Flow Collateral Obligations, the ABL Agent, on behalf of itself and the ABL Secured Parties, and any Additional ABL Agent, on behalf of itself and any Additional ABL Secured Parties represented thereby, agrees not to seek relief from the automatic stay or any other stay in any Insolvency Proceeding in respect of any portion of the Cash Flow Priority Collateral without the Cash Flow Collateral Representative’s express written consent. In addition, none of the Cash Flow Agent (including in its capacity as Cash Flow Collateral Representative, if applicable), the ABL Agent (including in its capacity as ABL Collateral Representative, if applicable) nor any Additional Agent (including in its capacity as Cash Flow Collateral Representative or ABL Collateral Representative, if and as applicable) shall seek any relief from the automatic stay with respect to any Collateral without providing 30 days prior written notice to each other Party, unless such period is agreed in writing by the ABL Agent, the Cash Flow Agent and each Additional Agent to be modified.

Section 6.3 No Contest. (a) The Cash Flow Agent, on behalf of itself and the Cash Flow Secured Parties, agrees that, prior to the Discharge of ABL Obligations, none of them shall contest (or directly or indirectly support any other Person contesting) (i) any request by the ABL Agent or any ABL Secured Party for adequate protection of its interest in the Collateral (unless in contravention of Section 6.1), or (ii) any objection by the ABL Agent or any ABL Secured Party to any motion, relief, action, or proceeding based on a claim by the ABL Agent or any ABL Secured Party that its interests in the Collateral (unless in contravention of Section 6.1) are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as any Liens granted to the ABL Agent as adequate protection of its interests are subject to this Agreement. Any Additional Agent, on behalf of itself and any Additional Secured Parties represented thereby, agrees that, prior to the Discharge of ABL Obligations, none of them shall contest (or directly or indirectly support any other Person contesting) (i) any request by the ABL Agent or any ABL Secured Party for adequate protection of its interest in the Collateral (unless in contravention of Section 6.1), or (ii) any objection by the ABL Agent or any ABL Secured Party to any motion, relief, action, or proceeding based on a claim by the ABL Agent or any ABL Secured Party that its interests in the Collateral (unless in contravention of Section 6.1) are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as any Liens granted to the ABL Agent as adequate protection of its interests are subject to this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Agent, on behalf of itself and the Additional Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties).

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(b)          The ABL Agent, on behalf of itself and the ABL Secured Parties, agrees that, prior to the Discharge of Cash Flow Obligations, none of them shall contest (or directly or indirectly support any other Person contesting) (i) any request by the Cash Flow Agent or any Cash Flow Secured Party for adequate protection of its interest in the Collateral (unless in contravention of Section 6.1), or (ii) any objection by the Cash Flow Agent or any Cash Flow Secured Party to any motion, relief, action or proceeding based on a claim by the Cash Flow Agent or any Cash Flow Secured Party that its interests in the Collateral (unless in contravention of Section 6.1) are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as any Liens granted to the Cash Flow Agent as adequate protection of its interests are subject to this Agreement. Any Additional Agent, on behalf of itself and any Additional Secured Parties represented thereby, agrees that, prior to the Discharge of Cash Flow Obligations, none of them shall contest (or directly or indirectly support any other Person contesting) (i) any request by the Cash Flow Agent or any Cash Flow Secured Party for adequate protection of its interest in the Collateral (unless in contravention of Section 6.1), or (ii) any objection by the Cash Flow Agent or any Cash Flow Secured Party to any motion, relief, action or proceeding based on a claim by the Cash Flow Agent or any Cash Flow Secured Party that its interests in the Collateral (unless in contravention of Section 6.1) are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as any Liens granted to the Cash Flow Agent as adequate protection of its interests are subject to this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Agent, on behalf of itself and the Additional Secured Parties represented thereby, and the Cash Flow Agent, on behalf of itself and the Cash Flow Secured Parties).

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(c)          The Cash Flow Agent, on behalf of itself and the Cash Flow Secured Parties, agrees that, prior to the Discharge of Additional Obligations, none of them shall contest (or directly or indirectly support any other Person contesting) (i) any request by any Additional Agent or any Additional Secured Party for adequate protection of its interest in the Collateral (unless in contravention of Section 6.1), or (ii) any objection by any Additional Agent or any Additional Secured Party to any motion, relief, action, or proceeding based on a claim by any Additional Agent or any Additional Secured Party that its interests in the Collateral (unless in contravention of Section 6.1) are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as any Liens granted to such Additional Agent as adequate protection of its interests are subject to this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Agent, on behalf of itself and the Additional Secured Parties represented thereby, and the Cash Flow Agent, on behalf of itself and the Cash Flow Secured Parties). The ABL Agent, on behalf of itself and the ABL Secured Parties, agrees that, prior to the Discharge of Additional Obligations, none of them shall contest (or directly or indirectly support any other Person contesting) (i) any request by any Additional Agent or any Additional Secured Party for adequate protection of its interest in the Collateral (unless in contravention of Section 6.1), or (ii) any objection by any Additional Agent or any Additional Secured Party to any motion, relief, action, or proceeding based on a claim by any Additional Agent or any Additional Secured Party that its interests in the Collateral (unless in contravention of Section 6.1) are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as any Liens granted to such Additional Agent as adequate protection of its interests are subject to this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Agent, on behalf of itself and the Additional Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties). Any Additional Agent, on behalf of itself and any Additional Secured Parties represented thereby, agrees that, prior to the applicable Discharge of Additional Obligations, none of them shall contest (or directly or indirectly support any other Person contesting) (a) any request by any other Additional Agent or any Additional Secured Party represented by such other Additional Agent for adequate protection of its interest in the Collateral (unless in contravention of Section 6.1), or (b) any objection by such other Additional Agent or any Additional Secured Party to any motion, relief, action, or proceeding based on a claim by any Additional Agent or any Additional Secured Party represented by such other Additional Agent that its interests in the Collateral (unless in contravention of Section 6.1) are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as any Liens granted to such other Additional Agent as adequate protection of its interests are subject to this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Agents, in each case on behalf of itself and the Additional Secured Parties represented thereby).

(d)          The Cash Flow Agent, on behalf of itself and the Cash Flow Secured Parties, agrees that none of them shall contest (or directly or indirectly support any other Person contesting) (i) any request by the ABL Agent or any ABL Secured Party for adequate protection of its interest in the ABL Canadian Collateral (unless in contravention of Section 6.1), or (ii) any objection by the ABL Agent or any ABL Secured Party to any motion, relief, action, or proceeding based on a claim by the ABL Agent or any ABL Secured Party that its interests in the ABL Canadian Collateral (unless in contravention of Section 6.1) are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding).

Section 6.4 Asset Sales. The Cash Flow Agent agrees, on behalf of itself and the Cash Flow Secured Parties, and any Additional Cash Flow Agent agrees, on behalf of itself and any Additional Cash Flow Secured Parties represented thereby, that it will not oppose any sale consented to by the ABL Agent, any Additional ABL Agent or the ABL Collateral Representative of any ABL Priority Collateral pursuant to Section 363(f) of the Bankruptcy Code (or any similar provision under the law applicable to any Insolvency Proceeding) so long as the proceeds of such sale are applied in accordance with this Agreement. The ABL Agent agrees, on behalf of itself and the ABL Secured Parties, and each Additional ABL Agent agrees, on behalf of itself and any Additional ABL Secured Parties represented thereby, that it will not oppose any sale consented to by the Cash Flow Agent, any Additional Cash Flow Agent or the Cash Flow Collateral Representative of any Cash Flow Priority Collateral pursuant to Section 363(f) of the Bankruptcy Code (or any similar provision under the law applicable to any Insolvency Proceeding) so long as the proceeds of such sale are applied in accordance with this Agreement. The Cash Flow Agent agrees, on behalf of itself and the Cash Flow Secured Parties, that it will not oppose any sale consented to by the ABL Agent, any Additional ABL Agent or the ABL Collateral Representative of any ABL Canadian Collateral pursuant to Section 363(f) of the Bankruptcy Code (or any similar provision under the law applicable to any Insolvency Proceeding) so long as the proceeds of such sale are applied in accordance with this Agreement.

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Section 6.5 Separate Grants of Security and Separate Classification. Each Cash Flow Secured Party, the Cash Flow Agent, each Additional Cash Flow Secured Party and each Additional Cash Flow Agent on the one hand and each ABL Secured Party, the ABL Agent, each Additional ABL Secured Party and each Additional ABL Agent on the other hand acknowledges and agrees that (i) the grants of Liens pursuant to the ABL Collateral Documents, the Cash Flow Collateral Documents, the Additional Cash Flow Collateral Documents and the Additional ABL Collateral Documents constitute separate and distinct grants of Liens and (ii) because of, among other things, their differing rights in the Collateral (including that the Cash Flow Secured Parties do not have a Lien on the ABL Canadian Collateral), the Cash Flow Obligations and Additional Cash Flow Obligations are fundamentally different from the ABL Obligations and the Additional ABL Obligations and must be separately classified in any Plan of Reorganization proposed, confirmed or adopted in an Insolvency Proceeding. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held by a court of competent jurisdiction that the claims of the ABL Secured Parties and the Additional ABL Secured Parties, on the one hand, and the Cash Flow Secured Parties and the Additional Cash Flow Secured Parties, on the other hand, in respect of the Collateral constitute only one secured claim (rather than separate classes of senior and junior secured claims), then the ABL Secured Parties, the Cash Flow Secured Parties, any Additional Cash Flow Secured Parties and any Additional ABL Secured Parties hereby acknowledge and agree that all distributions shall be made as if there were separate classes of ABL Obligation claims, Additional ABL Obligation claims, Cash Flow Obligation claims and Additional Cash Flow Obligation claims against the Credit Parties (with the effect being that, to the extent that the aggregate value of the ABL Priority Collateral or the Cash Flow Priority Collateral is sufficient (for this purpose ignoring all claims held by the other Secured Parties), the ABL Secured Parties and the Additional ABL Secured Parties or the Cash Flow Secured Parties and the Additional Cash Flow Secured Parties, respectively, shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of post-petition interest, fees and expenses that is available from each pool of Priority Collateral for each of the ABL Secured Parties and Additional ABL Secured Parties, on the one hand, and the Cash Flow Secured Parties and the Additional Cash Flow Secured Parties, on the other hand, before any distribution is made from the applicable pool of Priority Collateral in respect of the claims held by the other Secured Parties, with the other Secured Parties hereby acknowledging and agreeing to turn over to the respective other Secured Parties amounts otherwise received or receivable by them from the applicable pool of Priority Collateral to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the aggregate recoveries. The foregoing sentence is subject to any separate agreement by and between any Additional Agent, on behalf of itself and the Additional Secured Parties represented thereby, and any other Additional Agent, on behalf of itself and the Additional Secured Parties represented thereby, with respect to the Additional Obligations owing to any of such Additional Agent and Additional Secured Parties.

Section 6.6 Enforceability. The provisions of this Agreement are intended to be and shall be enforceable as a “subordination agreement” under Section 510(a) of the Bankruptcy Code.

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Section 6.7 ABL Obligations Unconditional. All rights of the ABL Agent hereunder, and all agreements and obligations of the Cash Flow Agent, any Additional Agent and the Credit Parties (to the extent applicable) hereunder, shall remain in full force and effect irrespective of:

(i)           any lack of validity or enforceability of any ABL Document;

(ii)          any change in the time, place or manner of payment of, or in any other term of, all or any portion of the ABL Obligations, or any amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of any ABL Document;

(iii)         any exchange, release, voiding, avoidance or non-perfection of any security interest in any Collateral or any other collateral, or any release, amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding, restatement or increase of all or any portion of the ABL Obligations or any guarantee thereof;

(iv)         the commencement of any Insolvency Proceeding in respect of the Company or any other Credit Party; or

(v)          any other circumstances that otherwise might constitute a defense available to, or a discharge of, any Credit Party in respect of the ABL Obligations, or of any of the Cash Flow Agent, any Additional Agent or any Credit Party, to the extent applicable, in respect of this Agreement.

Section 6.8 Cash Flow Obligations Unconditional. All rights of the Cash Flow Agent hereunder, and all agreements and obligations of the ABL Agent, any Additional Agent and the Credit Parties (to the extent applicable) hereunder, shall remain in full force and effect irrespective of:

(i)           any lack of validity or enforceability of any Cash Flow Document;

(ii)          any change in the time, place or manner of payment of, or in any other term of, all or any portion of the Cash Flow Obligations, or any amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of any Cash Flow Document;

(iii)         any exchange, release, voiding, avoidance or non-perfection of any security interest in any Collateral, or any other collateral, or any release, amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding, restatement or increase of all or any portion of the Cash Flow Obligations or any guarantee thereof;

(iv)         the commencement of any Insolvency Proceeding in respect of the Company or any other Credit Party; or

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(v)          any other circumstances that otherwise might constitute a defense available to, or a discharge of, any Credit Party in respect of the Cash Flow Obligations, or of any of the ABL Agent, any Additional Agent or any Credit Party, to the extent applicable, in respect of this Agreement.

Section 6.9 Additional Obligations Unconditional. All rights of any Additional Agent hereunder, and all agreements and obligations of the ABL Agent, the Cash Flow Agent and the Credit Parties (to the extent applicable) hereunder, shall remain in full force and effect irrespective of:

(i)           any lack of validity or enforceability of any Additional Document;

(ii)          any change in the time, place or manner of payment of, or in any other term of, all or any portion of the Additional Obligations, or any amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of any Additional Document;

(iii)         any exchange, release, voiding, avoidance or non-perfection of any security interest in any Collateral, or any other collateral, or any release, amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding, restatement or increase of all or any portion of the Additional Obligations or any guarantee thereof;

(iv)         the commencement of any Insolvency Proceeding in respect of the Company or any other Credit Party; or

(v)          any other circumstances that otherwise might constitute a defense available to, or a discharge of, any Credit Party in respect of the Additional Obligations, or of any of the ABL Agent, the Cash Flow Agent or any Credit Party, to the extent applicable, in respect of this Agreement.

Section 6.10 Adequate Protection. Except to the extent expressly provided in Section 6.1 and this Section 6.10, nothing in this Agreement shall limit the rights of (x) the ABL Agent and the ABL Secured Parties, (y) the Cash Flow Agent and the Cash Flow Secured Parties, or (z) any Additional Agent and the Additional Secured Parties, respectively, from seeking or requesting adequate protection with respect to their interests in the applicable Priority Collateral in any Insolvency Proceeding, including adequate protection in the form of a cash payment, periodic cash payments, cash payments of interest, additional collateral or otherwise; provided that:

(a)          in the event that the ABL Agent, on behalf of itself or any of the ABL Secured Parties, seeks or requests adequate protection in respect of the ABL Obligations and such adequate protection is granted in the form of a Lien on additional collateral comprising assets of the type of assets that constitute Cash Flow Priority Collateral, then the ABL Agent, on behalf of itself and each of the ABL Secured Parties, agrees that the Cash Flow Agent shall also be granted a senior Lien on such collateral as security for the Cash Flow Obligations and that any Lien on such collateral securing the ABL Obligations shall be subordinate to any Lien on such collateral securing the Cash Flow Obligations;

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(b)          in the event that the ABL Agent, on behalf of itself or any of the ABL Secured Parties, seeks or requests adequate protection in respect of the ABL Obligations and such adequate protection is granted in the form of a Lien on additional collateral comprising assets of the type of assets that constitute Cash Flow Priority Collateral, then the ABL Agent, on behalf of itself and each of the ABL Secured Parties, agrees that any Additional Cash Flow Agent shall also be granted a senior Lien on such collateral as security for the Additional Cash Flow Obligations and that any Lien on such collateral securing the ABL Obligations shall be subordinate to any Lien on such collateral securing the Additional Cash Flow Obligations (except as may be separately otherwise agreed in writing by and between such Additional Cash Flow Agent, on behalf of itself and the Additional Cash Flow Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties);

(c)          in the event that the Cash Flow Agent, on behalf of itself or any of the Cash Flow Secured Parties, seeks or requests adequate protection in respect of the Cash Flow Obligations and such adequate protection is granted in the form of a Lien on additional collateral comprising assets of the type of assets that constitute ABL Priority Collateral, then the Cash Flow Agent, on behalf of itself and each of the Cash Flow Secured Parties, agrees that the ABL Agent shall also be granted a senior Lien on such collateral as security for the ABL Obligations and that any Lien on such collateral securing the Cash Flow Obligations shall be subordinate to the Lien on such collateral securing the ABL Obligations;

(d)          in the event that the Cash Flow Agent, on behalf of itself or any of the Cash Flow Secured Parties, seeks or requests adequate protection in respect of the Cash Flow Obligations and such adequate protection is granted in the form of a Lien on additional collateral comprising assets of the type of assets that constitute ABL Priority Collateral, then the Cash Flow Agent, on behalf of itself and each of the Cash Flow Secured Parties, agrees that any Additional ABL Agent shall also be granted a senior Lien on such collateral as security for the Additional ABL Obligations and that any Lien on such collateral securing the Cash Flow Obligations shall be subordinate to any Lien on such collateral securing the Additional ABL Obligations (except as may be separately otherwise agreed in writing by and between such Additional ABL Agent, on behalf of itself and the Additional ABL Secured Parties represented thereby, and the Cash Flow Agent, on behalf of itself and the Cash Flow Secured Parties);

(e)          in the event that any Additional Cash Flow Agent, on behalf of itself or any Additional Cash Flow Secured Parties, seeks or requests adequate protection in respect of the Additional Cash Flow Obligations and such adequate protection is granted in the form of a Lien on additional collateral comprising assets of the type of assets that constitute ABL Priority Collateral, then such Additional Cash Flow Agent, on behalf of itself and any Additional Cash Flow Secured Parties represented thereby, agrees that the ABL Agent shall also be granted a senior Lien on such collateral as security for the ABL Obligations and that any Lien on such collateral securing the Additional Cash Flow Obligations shall be subordinate to the Lien on such collateral securing the ABL Obligations (except as may be separately otherwise agreed in writing by and between the ABL Agent, on behalf of itself and the ABL Secured Parties, and such Additional Cash Flow Agent, on behalf of itself and the Additional Cash Flow Secured Parties represented thereby);

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(f)           in the event that any Additional Cash Flow Agent, on behalf of itself or any Additional Cash Flow Secured Parties, seeks or requests adequate protection in respect of the Additional Cash Flow Obligations and such adequate protection is granted in the form of a Lien on additional collateral comprising assets of the type of assets that constitute ABL Priority Collateral, then such Additional Cash Flow Agent, on behalf of itself and any Additional Cash Flow Secured Party represented thereby, agrees that any Additional ABL Agent shall also be granted a senior Lien on such collateral as security for the Additional ABL Obligations and that any Lien on such collateral securing the Additional Cash Flow Obligations shall be subordinate to the Lien on such collateral securing the Additional ABL Obligations (except as may be separately otherwise agreed in writing by and between such Additional ABL Agent, on behalf of itself and the Additional ABL Secured Parties represented thereby, and such Additional Cash Flow Agent, on behalf of itself and the Additional Cash Flow Secured Parties represented thereby);

(g)          in the event that any Additional ABL Agent, on behalf of itself or any Additional ABL Secured Party, seeks or requests adequate protection in respect of the Additional ABL Obligations and such adequate protection is granted in the form of a Lien on additional collateral comprising assets of the type of assets that constitute Cash Flow Priority Collateral, then such Additional ABL Agent, on behalf of itself and any Additional ABL Secured Party represented thereby, agrees that the Cash Flow Agent shall also be granted a senior Lien on such collateral as security for the Cash Flow Obligations and that any Lien on such collateral securing the Additional ABL Obligations shall be subordinate to the Lien on such collateral securing the Cash Flow Obligations (except as may be separately otherwise agreed in writing by and between such Additional ABL Agent, on behalf of itself and the Additional ABL Secured Parties represented thereby, and the Cash Flow Agent, on behalf of itself and the Cash Flow Secured Parties);

(h)          in the event that any Additional ABL Agent, on behalf of itself or any Additional ABL Secured Party, seeks or requests adequate protection in respect of the Additional ABL Obligations and such adequate protection is granted in the form of a Lien on additional collateral comprising assets of the type of assets that constitute Cash Flow Priority Collateral, then such Additional ABL Agent, on behalf of itself and any Additional ABL Secured Party represented thereby, agrees that any Additional Cash Flow Agent shall also be granted a senior Lien on such collateral as security for the Additional Cash Flow Obligations and that any Lien on such collateral securing the Additional ABL Obligations shall be subordinate to the Lien on such collateral securing the Additional Cash Flow Obligations (except as may be separately otherwise agreed in writing by and between such Additional ABL Agent, on behalf of itself and the Additional ABL Secured Parties represented thereby, and such Additional Cash Flow Agent, on behalf of itself and the Additional Cash Flow Secured Parties represented thereby); and

(i)           for the avoidance of doubt, (i) no Cash Flow Secured Party may seek or request adequate protection in the form of a Lien on any ABL Canadian Collateral without the express written consent of the ABL Agent and (ii) the provisions of this Section 6.10 shall not otherwise apply to any adequate protection Liens that any ABL Secured Party may receive on the ABL Canadian Collateral.

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ARTICLE 7

Miscellaneous

Section 7.1 Rights of Subrogation. The Cash Flow Agent, on behalf of itself and the Cash Flow Secured Parties, agrees that no payment by the Cash Flow Agent or any Cash Flow Secured Party to the ABL Agent or any ABL Secured Party pursuant to the provisions of this Agreement shall entitle the Cash Flow Agent or any Cash Flow Secured Party to exercise any rights of subrogation in respect thereof until the Discharge of ABL Obligations shall have occurred. Following the Discharge of ABL Obligations, the ABL Agent agrees to execute such documents, agreements, and instruments as the Cash Flow Agent or any Cash Flow Secured Party may reasonably request to evidence the transfer by subrogation to any such Person of an interest in the ABL Obligations resulting from payments to the ABL Agent by such Person, so long as all costs and expenses (including all reasonable legal fees and disbursements) incurred in connection therewith by the ABL Agent are paid by such Person upon request for payment thereof.

The Cash Flow Agent, on behalf of itself and the Cash Flow Secured Parties, agrees that no payment by the Cash Flow Agent or any Cash Flow Secured Party to any Additional ABL Agent or any Additional ABL Secured Party represented thereby pursuant to the provisions of this Agreement shall entitle the Cash Flow Agent or any Cash Flow Secured Party to exercise any rights of subrogation in respect thereof until the Discharge of Additional ABL Obligations with respect to the Additional ABL Obligations owed to such Additional ABL Secured Parties shall have occurred. Following the Discharge of Additional ABL Obligations with respect to the Additional ABL Obligations owed to such Additional ABL Secured Parties, such Additional ABL Agent agrees to execute such documents, agreements, and instruments as the Cash Flow Agent or any Cash Flow Secured Party may reasonably request to evidence the transfer by subrogation to any such Person of an interest in the applicable Additional ABL Obligations resulting from payments to such Additional ABL Agent by such Person, so long as all costs and expenses (including all reasonable legal fees and disbursements) incurred in connection therewith by such Additional ABL Agent are paid by such Person upon request for payment thereof.

The ABL Agent, on behalf of itself and the ABL Secured Parties, agrees that no payment by the ABL Agent or any ABL Secured Party to the Cash Flow Agent or any Cash Flow Secured Party pursuant to the provisions of this Agreement shall entitle the ABL Agent or any ABL Secured Party to exercise any rights of subrogation in respect thereof until the Discharge of Cash Flow Obligations shall have occurred. Following the Discharge of Cash Flow Obligations, the Cash Flow Agent agrees to execute such documents, agreements, and instruments as the ABL Agent or any ABL Secured Party may reasonably request to evidence the transfer by subrogation to any such Person of an interest in the Cash Flow Obligations resulting from payments to the Cash Flow Agent by such Person, so long as all costs and expenses (including all reasonable legal fees and disbursements) incurred in connection therewith by the Cash Flow Agent are paid by such Person upon request for payment thereof.

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The ABL Agent, on behalf of itself and the ABL Secured Parties, agrees that no payment by the ABL Agent or any ABL Secured Party to any Additional Cash Flow Agent or any Additional Cash Flow Secured Party represented thereby pursuant to the provisions of this Agreement shall entitle the ABL Agent or any ABL Secured Party to exercise any rights of subrogation in respect thereof until the Discharge of Additional Cash Flow Obligations with respect to the Additional Cash Flow Obligations owed to such Additional Cash Flow Secured Parties shall have occurred. Following the Discharge of Additional Cash Flow Obligations with respect to the Additional Cash Flow Obligations owed to such Additional Cash Flow Secured Parties, such Additional Cash Flow Agent agrees to execute such documents, agreements, and instruments as the ABL Agent or any ABL Secured Party may reasonably request to evidence the transfer by subrogation to any such Person of an interest in the applicable Additional Cash Flow Obligations resulting from payments to such Additional Cash Flow Agent by such Person, so long as all costs and expenses (including all reasonable legal fees and disbursements) incurred in connection therewith by such Additional Cash Flow Agent are paid by such Person upon request for payment thereof.

Any Additional Cash Flow Agent, on behalf of itself and any Additional Cash Flow Secured Parties represented thereby, agrees that no payment by such Additional Cash Flow Agent or any such Additional Cash Flow Secured Party to the ABL Agent or any ABL Secured Party pursuant to the provisions of this Agreement shall entitle such Additional Cash Flow Agent or any such Additional Cash Flow Secured Party to exercise any rights of subrogation in respect thereof until the Discharge of ABL Obligations shall have occurred. Following the Discharge of ABL Obligations, the ABL Agent agrees to execute such documents, agreements, and instruments as such Additional Cash Flow Agent or any such Additional Cash Flow Secured Party may reasonably request to evidence the transfer by subrogation to any such Person of an interest in the ABL Obligations resulting from payments to the ABL Agent by such Person, so long as all costs and expenses (including all reasonable legal fees and disbursements) incurred in connection therewith by the ABL Agent are paid by such Person upon request for payment thereof.

Any Additional Cash Flow Agent, on behalf of itself and any Additional Cash Flow Secured Parties represented thereby, agrees that no payment by such Additional Cash Flow Agent or any such Additional Cash Flow Secured Party to any Additional ABL Agent or any Additional ABL Secured Party pursuant to the provisions of this Agreement shall entitle such Additional Cash Flow Agent or any such Additional Cash Flow Secured Party to exercise any rights of subrogation in respect thereof until the Discharge of Additional ABL Obligations with respect to the Additional ABL Obligations owed to such Additional ABL Secured Parties shall have occurred. Following the Discharge of Additional ABL Obligations with respect to the Additional ABL Obligations owed to such Additional ABL Secured Parties, any Additional ABL Agent agrees to execute such documents, agreements, and instruments as such Additional Cash Flow Agent or any such Additional Cash Flow Secured Party may reasonably request to evidence the transfer by subrogation to any such Person of an interest in the Additional ABL Obligations resulting from payments to such Additional ABL Agent by such Person, so long as all costs and expenses (including all reasonable legal fees and disbursements) incurred in connection therewith by such Additional ABL Agent are paid by such Person upon request for payment thereof.

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Any Additional ABL Agent, on behalf of itself and any Additional ABL Secured Parties represented thereby, agrees that no payment by such Additional ABL Agent or any such Additional ABL Secured Party to the Cash Flow Agent or any Cash Flow Secured Party pursuant to the provisions of this Agreement shall entitle such Additional ABL Agent or any such Additional ABL Secured Party to exercise any rights of subrogation in respect thereof until the Discharge of Cash Flow Obligations shall have occurred. Following the Discharge of Cash Flow Obligations, the Cash Flow Agent agrees to execute such documents, agreements, and instruments as such Additional ABL Agent or any such Additional ABL Secured Party may reasonably request to evidence the transfer by subrogation to any such Person of an interest in the Cash Flow Obligations resulting from payments to the Cash Flow Agent by such Person, so long as all costs and expenses (including all reasonable legal fees and disbursements) incurred in connection therewith by the Cash Flow Agent are paid by such Person upon request for payment thereof.

Any Additional ABL Agent, on behalf of itself and any Additional ABL Secured Parties represented thereby, agrees that no payment by such Additional ABL Agent or any such Additional ABL Secured Party to any Additional Cash Flow Agent or any Additional Cash Flow Secured Party pursuant to the provisions of this Agreement shall entitle such Additional ABL Agent or any such Additional ABL Secured Party to exercise any rights of subrogation in respect thereof until the Discharge of Additional Cash Flow Obligations with respect to the Additional Cash Flow Obligations owed to such Additional Cash Flow Secured Parties shall have occurred. Following the Discharge of Additional Cash Flow Obligations with respect to the Additional Cash Flow Obligations owed to such Additional Cash Flow Secured Parties, any Additional Cash Flow Agent agrees to execute such documents, agreements, and instruments as such Additional ABL Agent or any such Additional ABL Secured Party may reasonably request to evidence the transfer by subrogation to any such Person of an interest in the Additional Cash Flow Obligations resulting from payments to such Additional Cash Flow Agent by such Person, so long as all costs and expenses (including all reasonable legal fees and disbursements) incurred in connection therewith by such Additional Cash Flow Agent are paid by such Person upon request for payment thereof.

Section 7.2 Further Assurances. The Parties will, at their own expense and at any time and from time to time, promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that any Party may reasonably request, in order to protect any right or interest granted or purported to be granted hereby or to enable such Party to exercise and enforce its rights and remedies hereunder; provided, however, that no Party shall be required to pay over any payment or distribution, execute any instruments or documents, or take any other action referred to in this Section 7.2, to the extent that such action would contravene any law, order or other legal requirement or any of the terms or provisions of this Agreement, and in the event of a controversy or dispute, such Party may interplead any payment or distribution in any court of competent jurisdiction, without further responsibility in respect of such payment or distribution under this Section 7.2.

Section 7.3 Representations. The Cash Flow Agent represents and warrants to the ABL Agent and any Additional Agent that it has the requisite power and authority under the Cash Flow Documents to enter into, execute, deliver, and carry out the terms of this Agreement on behalf of itself and the Cash Flow Secured Parties. The ABL Agent represents and warrants to the Cash Flow Agent and any Additional Agent that it has the requisite power and authority under the ABL Documents to enter into, execute, deliver, and carry out the terms of this Agreement on behalf of itself and the ABL Secured Parties. Any Additional Agent represents and warrants to the Cash Flow Agent, the ABL Agent and any other Additional Agent that it has the requisite power and authority under the applicable Additional Documents to enter into, execute, deliver, and carry out the terms of this Agreement on behalf of itself and any Additional Secured Parties represented thereby.

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Section 7.4 Amendments. (a) No amendment, modification or waiver of any provision of this Agreement, and no consent to any departure by any Party hereto, shall be effective unless it is in a written agreement executed by the Cash Flow Agent, the ABL Agent and any Additional Agent. Notwithstanding the foregoing, the Company Representative may, without the consent of any Party hereto, amend this Agreement to add an Additional Agent by (x) executing an Additional Indebtedness Joinder as provided in Section 7.11 or (y) executing a joinder agreement in substantially the form of Exhibit C attached hereto as provided for in the definition of “ABL Credit Agreement” or “Cash Flow Credit Agreement”, as applicable. No amendment, modification or waiver of any provision of this Agreement, and no consent to any departure therefrom by any Party hereto, that changes, alters, modifies or otherwise adversely affects any power, privilege, right, remedy, liability or obligation of, or otherwise affects in any manner, any Additional Agent that is not then a Party, or any Additional Secured Party not then represented by an Additional Agent that is then a Party (including any change, alteration, modification or other effect upon any power, privilege, right, remedy, liability or obligation of or other adverse effect upon any such Additional Agent or Additional Secured Party that may at any subsequent time become a Party or beneficiary hereof) shall be effective unless it is consented to in writing by the Company Representative (regardless of whether any such Additional Agent or Additional Secured Party ever becomes a Party or beneficiary hereof). Any amendment, modification or waiver of any provision of this Agreement that would have the effect, directly or indirectly, through any reference in any Credit Document to this Agreement or otherwise, of waiving, amending, supplementing or otherwise modifying such Credit Document, or any term or provision thereof, or any right or obligation of the Company or any other Credit Party thereunder or in respect thereof, shall not be given such effect except pursuant to a written instrument executed by the Company Representative and each other affected Credit Party.

(b)          In the event that the ABL Agent that is the ABL Collateral Representative or the requisite ABL Secured Parties represented thereby enter into any amendment, waiver or consent in respect of or replacing any ABL Collateral Document for the purpose of adding to, or deleting from, or waiving or consenting to any departure from any provisions of, any ABL Collateral Document relating to the ABL Priority Collateral or changing in any manner the rights of the ABL Agent, the ABL Secured Parties, or any ABL Credit Party with respect to the ABL Priority Collateral (including, subject to Section 2.4(f), the release of any Liens thereon), then such amendment, waiver or consent shall apply automatically to any comparable provision of each Cash Flow Collateral Document and each Additional Cash Flow Collateral Document, in each case without the consent of, or any action by, any Cash Flow Agent or any Cash Flow Secured Party or any Additional Cash Flow Agent or Additional Cash Flow Secured Party, as applicable; provided, that such amendment, waiver or consent does not materially adversely affect the rights of the Cash Flow Secured Parties or the Additional Cash Flow Secured Parties, as applicable, or the interests of the Cash Flow Secured Parties or the Additional Cash Flow Secured Parties, as applicable, in the Cash Flow Priority Collateral. The ABL Agent shall give written notice of such amendment, waiver or consent to the Cash Flow Agent and each Additional Cash Flow Agent; provided that the failure to give such notice shall not affect the effectiveness of such amendment, waiver or consent with respect to the provisions of any Cash Flow Collateral Document or any Additional Cash Flow Collateral Document as set forth in this Section 7.4(b).

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(c)          In the event that the ABL Agent that is the ABL Collateral Representative or the requisite ABL Secured Parties represented thereby enter into any amendment, waiver or consent in respect of or replacing any ABL Collateral Document for the purpose of adding to, or deleting from, or waiving or consenting to any departure from any provisions of, any ABL Collateral Document relating to the ABL Priority Collateral or changing in any manner the rights of the ABL Agent, the ABL Secured Parties, or any ABL Credit Party with respect to the ABL Priority Collateral (including, subject to Section 2.4(f), the release of any Liens thereon ), then such amendment, waiver or consent shall apply automatically to any comparable provision of each ABL Collateral Document and each Additional ABL Collateral Document, in each case without the consent of, or any action by, any Additional ABL Agent or any Additional ABL Secured Party (except as may be separately otherwise agreed in writing by and between such Additional ABL Agent, on behalf of itself and the Additional ABL Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties); provided, that such amendment, waiver or consent does not materially adversely affect the rights or interests of the Additional ABL Secured Parties in the ABL Priority Collateral. The ABL Agent shall give written notice of such amendment, waiver or consent to each Additional ABL Agent; provided that the failure to give such notice shall not affect the effectiveness of such amendment, waiver or consent with respect to the provisions of any Additional ABL Collateral Document as set forth in this Section 7.4(c).

(d)          In the event that the Cash Flow Agent that is the Cash Flow Collateral Representative or the requisite Cash Flow Secured Parties represented thereby enter into any amendment, waiver or consent in respect of or replacing any Cash Flow Collateral Document for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any Cash Flow Collateral Document relating to the Cash Flow Priority Collateral or changing in any manner the rights of the Cash Flow Agent, the Cash Flow Secured Parties, or any Cash Flow Credit Party with respect to the Cash Flow Priority Collateral (including, subject to Section 2.4(f), the release of any Liens thereon), then such amendment, waiver or consent shall apply automatically to any comparable provision of each ABL Collateral Document and each Additional ABL Collateral Document, in each case without the consent of, or any action by, the ABL Agent or any ABL Secured Party or any Additional ABL Agent or Additional ABL Secured Party, as applicable (except as may be separately otherwise agreed in writing by and between the Cash Flow Agent, on behalf of itself and the Cash Flow Secured Parties, and (x) the ABL Agent, on behalf of itself and the ABL Secured Parties, and (y) any Additional ABL Agent, on behalf of itself and the Additional ABL Secured Parties represented thereby); provided, that such amendment, waiver or consent does not materially adversely affect the rights or interests of the ABL Secured Parties or the Additional ABL Secured Parties, as applicable, in the ABL Priority Collateral. The Cash Flow Agent shall give written notice of such amendment, waiver or consent to the ABL Agent and each Additional ABL Agent; provided that the failure to give such notice shall not affect the effectiveness of such amendment, waiver or consent with respect to the provisions of any ABL Collateral Document or Additional ABL Collateral Document as set forth in this Section 7.4(d).

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(e)          In the event that the Cash Flow Agent that is the Cash Flow Collateral Representative or the requisite Cash Flow Secured Parties represented thereby enter into any amendment, waiver or consent in respect of or replacing any Cash Flow Collateral Document for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any Cash Flow Collateral Document relating to the Cash Flow Priority Collateral or changing in any manner the rights of the Cash Flow Agent, the Cash Flow Secured Parties, or any Cash Flow Credit Party with respect to the Cash Flow Priority Collateral (including, subject to Section 2.4(f), the release of any Liens thereon), then such amendment, waiver or consent shall apply automatically to any comparable provision of each Additional Cash Flow Collateral Document without the consent of, or any action by, any Additional Cash Flow Agent or Additional Cash Flow Secured Party (except as may be separately otherwise agreed in writing by and between such Additional Cash Flow Agent, on behalf of itself and the Additional Cash Flow Secured Parties represented thereby, and the Cash Flow Agent, on behalf of itself and the Cash Flow Secured Parties); provided, that such amendment, waiver or consent does not materially adversely affect the rights or interests of the Additional Cash Flow Secured Parties in the Collateral. The applicable Cash Flow Agent shall give written notice of such amendment, waiver or consent to each Additional Cash Flow Agent; provided that the failure to give such notice shall not affect the effectiveness of such amendment, waiver or consent with respect to the provisions of any Additional Cash Flow Collateral Document as set forth in this Section 7.4(e).

(f)           In the event that any Additional Cash Flow Agent that is the Cash Flow Collateral Representative or the requisite Additional Cash Flow Secured Parties represented thereby enter into any amendment, waiver or consent in respect of or replacing any Additional Cash Flow Collateral Document for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any Additional Cash Flow Collateral Document relating to the Cash Flow Priority Collateral or changing in any manner the rights of the Additional Cash Flow Agent, the Additional Cash Flow Secured Parties, or any Additional Cash Flow Credit Party with respect to the Cash Flow Priority Collateral (including, subject to Section 2.4(f), the release of any Liens thereon), then such amendment, waiver or consent shall apply automatically to any comparable provision of each ABL Collateral Document and each Additional ABL Collateral Document, in each case without the consent of, or any action by, the ABL Agent or any ABL Secured Party or any Additional ABL Agent or Additional ABL Secured Party, as applicable (except as may be separately otherwise agreed in writing by and between (x) such Additional Cash Flow Agent, on behalf of itself and the Additional Cash Flow Secured Parties represented thereby, and (y) the ABL Agent, on behalf of itself and the ABL Secured Parties, or such Additional ABL Agent, on behalf of itself and the Additional ABL Secured Parties represented thereby); provided, that such amendment, waiver or consent does not materially adversely affect the rights or interests of the ABL Secured Parties or the Additional ABL Secured Parties, as applicable, in the ABL Priority Collateral (including any license or right of use granted to them by any Credit Party pursuant to any ABL Collateral Document or Additional ABL Collateral Document (as applicable) with respect to Intellectual Property owned by such Credit Party as it pertains to the ABL Priority Collateral). The applicable Additional Cash Flow Agent shall give written notice of such amendment, waiver or consent to the ABL Agent and each Additional ABL Agent; provided that the failure to give such notice shall not affect the effectiveness of such amendment, waiver or consent with respect to the provisions of any ABL Collateral Document or Additional ABL Collateral Document as set forth in this Section 7.4(f).

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(g)          In the event that any Additional Cash Flow Agent that is the Cash Flow Collateral Representative or the requisite Additional Cash Flow Secured Parties represented thereby enter into any amendment, waiver or consent in respect of or replacing any Additional Cash Flow Collateral Document for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any Additional Cash Flow Collateral Document relating to the Cash Flow Priority Collateral or changing in any manner the rights of the Additional Cash Flow Agent, the Additional Cash Flow Secured Parties, or any Additional Cash Flow Credit Party with respect to the Cash Flow Priority Collateral (including, subject to Section 2.4(f), the release of any Liens thereon), then such amendment, waiver or consent shall apply automatically to any comparable provision of each Cash Flow Collateral Document and (with respect to any other Additional Cash Flow Credit Facility) each Additional Cash Flow Collateral Document, in each case without the consent of, or any action by, the Cash Flow Agent or any Cash Flow Secured Party or (with respect to any other Additional Cash Flow Credit Facility) any other Additional Cash Flow Agent or related Additional Cash Flow Secured Party, as applicable (except as may be separately otherwise agreed in writing by and between (x) such Additional Cash Flow Agent, on behalf of itself and the Additional Cash Flow Secured Parties represented thereby, and (y) the Cash Flow Agent, on behalf of itself and the Cash Flow Secured Parties, or such other Additional Cash Flow Agent, on behalf of itself and the Additional Cash Flow Secured Parties represented thereby); provided, that such amendment, waiver or consent does not materially adversely affect the rights or interests of the Cash Flow Secured Parties or such other Additional Cash Flow Secured Parties, as applicable, in the Collateral. The applicable Additional Cash Flow Agent shall give written notice of such amendment, waiver or consent to the Cash Flow Agent and each such other Additional Cash Flow Agent; provided that the failure to give such notice shall not affect the effectiveness of such amendment, waiver or consent with respect to the provisions of any Cash Flow Collateral Document or Additional Cash Flow Collateral Document as set forth in this Section 7.4(g).

(h)          In the event that any Additional ABL Agent that is the ABL Collateral Representative or the requisite Additional ABL Secured Parties represented thereby enter into any amendment, waiver or consent in respect of or replacing any Additional ABL Collateral Document for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of any Additional ABL Collateral Document relating to the ABL Priority Collateral or changing in any manner the rights of such Additional ABL Agent, such Additional ABL Secured Parties, or any Additional ABL Credit Party with respect to the ABL Priority Collateral (including, subject to Section 2.4(f), the release of any Liens thereon), then such amendment, waiver or consent shall apply automatically to any comparable provision of each Cash Flow Collateral Document and each Additional Cash Flow Collateral Document, in each case without the consent of, or any action by, the Cash Flow Agent or any Cash Flow Secured Party or any Additional Cash Flow Agent or Additional Cash Flow Secured Party, as applicable; provided, that such amendment, waiver or consent does not materially adversely affect the rights or interests of the Cash Flow Secured Parties or the Additional Cash Flow Secured Parties, as applicable, in the Cash Flow Priority Collateral (including any license or right of use granted to them by any Credit Party pursuant to any Cash Flow Collateral Document or Additional Cash Flow Collateral Document (as applicable) with respect to Intellectual Property owned by such Credit Party as it pertains to the Cash Flow Priority Collateral). The applicable Additional ABL Agent shall give written notice of such amendment, waiver or consent to the Cash Flow Agent and each Additional Cash Flow Agent; provided that the failure to give such notice shall not affect the effectiveness of such amendment, waiver or consent with respect to the provisions of any Cash Flow Collateral Document or Additional Cash Flow Collateral Document as set forth in this Section 7.4(h).

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(i)           In the event that any Additional ABL Agent that is the ABL Collateral Representative or the requisite Additional ABL Secured Parties represented thereby enter into any amendment, waiver or consent in respect of or replacing any Additional ABL Collateral Document for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any Additional ABL Collateral Document relating to the ABL Priority Collateral or changing in any manner the rights of such Additional ABL Agent, such Additional ABL Secured Parties, or any Additional ABL Credit Party with respect to the ABL Priority Collateral (including, subject to Section 2.4(f), the release of any Liens thereon), then such amendment, waiver or consent shall apply automatically to any comparable provision of each ABL Collateral Document and (with respect to any other Additional ABL Credit Facility) each Additional ABL Collateral Document, in each case without the consent of, or any action by, the ABL Agent or any ABL Secured Party or (with respect to any other Additional ABL Credit Facility) any other Additional ABL Agent or related Additional ABL Secured Party (except as may be separately otherwise agreed in writing by and between (x) such Additional ABL Agent, on behalf of itself and the Additional ABL Secured Parties represented thereby, and (y) the ABL Agent, on behalf of itself and the ABL Secured Parties, or such other Additional ABL Agent, on behalf of itself and the Additional ABL Secured Parties represented thereby); provided, that such amendment, waiver or consent does not materially adversely affect the rights or interests of the ABL Secured Parties or such other Additional ABL Secured Parties in the Collateral. The applicable Additional ABL Agent shall give written notice of such amendment, waiver or consent to the ABL Agent and each such other Additional ABL Agent; provided that the failure to give such notice shall not affect the effectiveness of such amendment, waiver or consent with respect to the provisions of any ABL Collateral Document or Additional ABL Collateral Document as set forth in this Section 7.4(i).

Section 7.5 Addresses for Notices. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, faxed, sent by electronic mail or sent by overnight express courier service or United States mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a facsimile or upon receipt of electronic mail sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient) or five days after deposit in the United States mail (certified, with postage prepaid and properly addressed). For the purposes hereof, the addresses of the parties hereto (until notice of a change thereof is delivered as provided in this Section) shall be as set forth below or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.

ABL Agent:	UBS AG, Stamford Branch
600 Washington Boulevard
Stamford, CT 06901
Attention: Agency Group
Facsimile: (203) 719-3888
Email: Agency-UBSAmericas@ubs.com

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Cash Flow Agent:	JPMorgan Chase Bank, N.A.
500 Stanton Christiana Road
Newark, DE 19713
Attention: William Tanzilli
Facsimile: (302) 634-8459
Telephone: (302) 552-6955
Email: william.tanzilli@chase.com

Any Additional Agent:	As set forth in the Additional Indebtedness Joinder executed and delivered by such Additional Agent pursuant to Section 7.11.

Section 7.6 No Waiver, Remedies. No failure on the part of any Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 7.7 Continuing Agreement; Transfer of Secured Obligations. This Agreement is a continuing agreement and shall (a) remain in full force and effect until the Discharge of ABL Obligations, the Discharge of Cash Flow Obligations and the Discharge of Additional Obligations shall have occurred, (b) be binding upon the Parties and their successors and assigns, and (c) inure to the benefit of and be enforceable by the Parties and their respective successors, transferees and assigns. Nothing herein is intended, or shall be construed to give, any other Person any right, remedy or claim under, to or in respect of this Agreement or any Collateral, subject to Section 7.10. All references to any Credit Party shall include any Credit Party as debtor-in-possession and any receiver or trustee for such Credit Party in any Insolvency Proceeding. Without limiting the generality of the foregoing clause (c), the ABL Agent, any ABL Secured Party, the Cash Flow Agent, any Cash Flow Secured Party, any Additional Agent or any Additional Secured Party may assign or otherwise transfer all or any portion of the ABL Obligations, the Cash Flow Obligations or any Additional Obligations, as applicable, to any other Person, and such other Person shall thereupon become vested with all the rights and obligations in respect thereof granted to the ABL Agent, the Cash Flow Agent, such ABL Secured Party, such Cash Flow Secured Party, such Additional Agent or such Additional Secured Party, as the case may be, herein or otherwise. The ABL Secured Parties, the Cash Flow Secured Parties and any Additional Secured Parties may continue, at any time and without notice to the other Parties hereto, to extend credit and other financial accommodations, lend monies and provide Indebtedness to, or for the benefit of, any Credit Party on the faith hereof.

Section 7.8 Governing Law; Entire Agreement. This Agreement and the rights and obligations of the Parties under this Agreement shall be governed by, and construed and interpreted in accordance with, the law of the State of New York, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules are not mandatorily applicable by statute and would require or permit the application of the laws of another jurisdiction. This Agreement constitutes the entire agreement and understanding among the Parties with respect to the subject matter hereof and supersedes any prior agreements, written or oral, with respect thereto.

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Section 7.9 Counterparts. This Agreement may be executed in any number of counterparts (including by facsimile and other electronic transmission), and it is not necessary that the signatures of all Parties be contained on any one counterpart hereof, each counterpart will be deemed to be an original, and all together shall constitute one and the same document.

Section 7.10 No Third Party Beneficiaries. This Agreement and the rights and benefits hereof shall inure to the benefit of each of the parties hereto and its respective successors and assigns and shall inure to the benefit of each of the ABL Agent, the ABL Secured Parties, the Cash Flow Agent, the Cash Flow Secured Parties, each Additional Agent, the Additional Secured Parties and the Company and the other Credit Parties. No other Person shall have or be entitled to assert rights or benefits hereunder.

Section 7.11 Designation of Additional Indebtedness; Joinder of Additional Agents. (a) The Company Representative may designate any Additional Indebtedness complying with the requirements of the definition of “Additional Indebtedness” as Additional Indebtedness, and as either Additional ABL Indebtedness or Additional Cash Flow Indebtedness, for purposes of this Agreement, upon complying with the following conditions:

(i)           one or more Additional Agents for one or more Additional Secured Parties in respect of such Additional Indebtedness shall have executed the Additional Indebtedness Joinder with respect to such Additional Indebtedness, and the Company Representative or any such Additional Agent shall have delivered such executed Additional Indebtedness Joinder to the ABL Agent, the Cash Flow Agent and any other Additional Agent then party to this Agreement;

(ii)          at least five Business Days (unless a shorter period is agreed in writing by the Parties and the Company Representative) prior to delivery of the Additional Indebtedness Joinder, the Company Representative shall have delivered to the ABL Agent, the Cash Flow Agent and any other Additional Agent then party to this Agreement complete and correct copies of any Additional Credit Facility, Additional Guarantees and Additional Collateral Documents that will govern such Additional Indebtedness upon giving effect to such designation (which may be unexecuted copies of Additional Documents to be executed and delivered concurrently with the effectiveness of such designation); and

(iii)         the Company Representative shall have executed and delivered to the ABL Agent, the Cash Flow Agent and any other Additional Agent then party to this Agreement an Additional Indebtedness Designation, with respect to such Additional Indebtedness, which Additional Indebtedness Designation shall designate such Additional Indebtedness as Additional ABL Indebtedness or Additional Cash Flow Indebtedness, as the case may be.

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(b)          Upon satisfaction of the foregoing conditions specified in the preceding Section 7.11(a), (i) the designated Additional Indebtedness shall constitute “Additional Indebtedness”, any Additional Credit Facility under which such Additional Indebtedness is or may be incurred shall constitute an “Additional Credit Facility”, any holder of such Additional Indebtedness or other applicable Additional Secured Party shall constitute an “Additional Secured Party”, and any Additional Agent for any such Additional Secured Party shall constitute an “Additional Agent”, (ii) any designated Additional Cash Flow Indebtedness shall constitute “Additional Cash Flow Indebtedness”, any Additional Cash Flow Credit Facility under which such Additional Cash Flow Indebtedness is or may be incurred shall constitute an “Additional Cash Flow Credit Facility”, any holder of such Additional Cash Flow Indebtedness or other applicable Additional Cash Flow Secured Party shall constitute an “Additional Cash Flow Secured Party”, and any Additional Cash Flow Agent for any such Additional Cash Flow Secured Party shall constitute an “Additional Cash Flow Agent” and (iii) any designated Additional ABL Indebtedness shall constitute “Additional ABL Indebtedness”, any Additional ABL Credit Facility under which such Additional ABL Indebtedness is or may be incurred shall constitute an “Additional ABL Credit Facility”, any holder of such Additional ABL Indebtedness or other applicable Additional ABL Secured Party shall constitute an “Additional ABL Secured Party”, and any Additional ABL Agent for any such Additional ABL Secured Party shall constitute an “Additional ABL Agent”, in each case for all purposes under this Agreement. The date on which such foregoing conditions specified in Section 7.11(a) shall have been satisfied with respect to such Additional Indebtedness is herein called the “Additional Effective Date.” Prior to the Additional Effective Date with respect to such Additional Indebtedness, all references herein to Additional Indebtedness shall be deemed not to take into account such Additional Indebtedness, and the rights and obligations of the ABL Agent, the Cash Flow Agent and any other Additional Agent then party to this Agreement shall be determined on the basis that such Additional Indebtedness is not then designated. On and after the Additional Effective Date with respect to such Additional Indebtedness, all references herein to Additional Indebtedness shall be deemed to take into account such Additional Indebtedness, and the rights and obligations of the ABL Agent, the Cash Flow Agent and any other Additional Agent then party to this Agreement shall be determined on the basis that such Additional Indebtedness is then designated.

(c)          In connection with any designation of Additional Indebtedness pursuant to this Section 7.11, each of the ABL Agent, the Cash Flow Agent and any Additional Agent then party hereto agrees at the Company’s expense (x) to execute and deliver any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, any Cash Flow Collateral Documents, ABL Collateral Documents, or Additional Collateral Documents, as applicable, and any blocked account, control or other agreements relating to any security interest in Control Collateral and Cash Collateral, and to make or consent to any filings or take any other actions (including executing and recording any mortgage subordination or similar agreement), as may be reasonably deemed by the Company Representative to be necessary or reasonably desirable for any Lien on any Collateral to secure such Additional Indebtedness to become a valid and perfected Lien (with the priority contemplated by this Agreement), provided that such amendment, restatement, waiver or supplement does not adversely affect the validity, perfection or priority of the Lien of such Agent (subject, as to priority, to the provisions of this Agreement) and (y) otherwise to reasonably cooperate to effectuate a designation of Additional Indebtedness pursuant to this Section 7.11 (including, if requested, by executing an acknowledgment of any Additional Indebtedness Joinder or of the occurrence of any Additional Effective Date).

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Section 7.12 Cash Flow Collateral Representative and ABL Collateral Representative; Notice of Change. The Cash Flow Collateral Representative shall act for the Cash Flow Collateral Secured Parties as provided in this Agreement, and shall be entitled to so act at the direction of the Requisite Cash Flow Holders from time to time. Until a Party (other than the existing Cash Flow Collateral Representative) receives written notice from the existing Cash Flow Collateral Representative, in accordance with Section 7.5, of a change in the identity of the Cash Flow Collateral Representative, such Party shall be entitled to act as if the existing Cash Flow Collateral Representative is in fact the Cash Flow Collateral Representative. Each Party (other than the existing Cash Flow Collateral Representative) shall be entitled to rely upon any written notice of a change in the identity of the Cash Flow Collateral Representative which facially appears to be from the then existing Cash Flow Collateral Representative and is delivered in accordance with Section 7.5 and such Agent shall not be required to inquire into the veracity or genuineness of such notice. Each existing Cash Flow Collateral Representative from time to time agrees to give prompt written notice to each Party of any change in the identity of the Cash Flow Collateral Representative.

The ABL Collateral Representative shall act for the ABL Collateral Secured Parties as provided in this Agreement, and shall be entitled to so act at the direction of the Requisite ABL Holders from time to time. Until a Party (other than the existing ABL Collateral Representative) receives written notice from the existing ABL Collateral Representative, in accordance with Section 7.5, of a change in the identity of the ABL Collateral Representative, such Party shall be entitled to act as if the existing ABL Collateral Representative is in fact the ABL Collateral Representative. Each Party (other than the existing ABL Collateral Representative) shall be entitled to rely upon any written notice of a change in the identity of the ABL Collateral Representative which facially appears to be from the then existing ABL Collateral Representative and is delivered in accordance with Section 7.5 and such Agent shall not be required to inquire into the veracity or genuineness of such notice. Each existing ABL Collateral Representative from time to time agrees to give prompt written notice to each Party of any change in the identity of the ABL Collateral Representative.

Section 7.13 Provisions Solely to Define Relative Rights. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the ABL Secured Parties, the Cash Flow Secured Parties and any Additional Secured Parties, respectively. Nothing in this Agreement is intended to or shall impair the rights of the Company or any other Credit Party, or the obligations of the Company or any other Credit Party to pay the ABL Obligations, the Cash Flow Obligations and any Additional Obligations as and when the same shall become due and payable in accordance with their terms.

Section 7.14 Headings. The headings of the articles and sections of this Agreement are inserted for purposes of convenience only and shall not be construed to affect the meaning or construction of any of the provisions hereof.

Section 7.15 Severability. If any of the provisions in this Agreement shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement and shall not invalidate the Lien Priority or the application of Proceeds and other priorities set forth in this Agreement.

129

Section 7.16 Attorneys Fees. The Parties agree that if any dispute, arbitration, litigation, or other proceeding is brought with respect to the enforcement of this Agreement or any provision hereof, the prevailing party in such dispute, arbitration, litigation, or other proceeding shall be entitled to recover its reasonable attorneys’ fees and all other costs and expenses incurred in the enforcement of this Agreement, irrespective of whether suit is brought.

Section 7.17 VENUE; JURY TRIAL WAIVER. (a) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT TO THE EXCLUSIVE GENERAL JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK FOR THE COUNTY OF NEW YORK (THE “NEW YORK SUPREME COURT”), AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK (THE “FEDERAL DISTRICT COURT,” AND TOGETHER WITH THE NEW YORK SUPREME COURT, THE “NEW YORK COURTS”) AND APPELLATE COURTS FROM EITHER OF THEM; PROVIDED THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE (I) ANY PARTY FROM BRINGING ANY LEGAL ACTION OR PROCEEDING IN ANY JURISDICTION FOR THE RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT, (II) IF ALL SUCH NEW YORK COURTS DECLINE JURISDICTION OVER ANY PERSON, OR DECLINE (OR IN THE CASE OF THE FEDERAL DISTRICT COURT, LACK) JURISDICTION OVER ANY SUBJECT MATTER OF SUCH ACTION OR PROCEEDING, A LEGAL ACTION OR PROCEEDING MAY BE BROUGHT WITH RESPECT THERETO IN ANOTHER COURT HAVING JURISDICTION AND (III) IN THE EVENT A LEGAL ACTION OR PROCEEDING IS BROUGHT AGAINST ANY PARTY HERETO OR INVOLVING ANY OF ITS ASSETS OR PROPERTY IN ANOTHER COURT (WITHOUT ANY COLLUSIVE ASSISTANCE BY SUCH PARTY OR ANY OF ITS SUBSIDIARIES OR AFFILIATES), SUCH PARTY FROM ASSERTING A CLAIM OR DEFENSE (INCLUDING ANY CLAIM OR DEFENSE THAT THIS SECTION 7.17(A) WOULD OTHERWISE REQUIRE TO BE ASSERTED IN A LEGAL PROCEEDING IN A NEW YORK COURT) IN ANY SUCH ACTION OR PROCEEDING.

(b)          EACH PARTY HERETO HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH PARTY HERETO REPRESENTS THAT IT HAS REVIEWED THIS WAIVER AND IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(c)          EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 7.5. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

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Section 7.18 Intercreditor Agreement. This Agreement is the “ABL/Cash Flow Intercreditor Agreement” referred to in the ABL Credit Agreement, the “ABL/Cash Flow Intercreditor Agreement” referred to in the Cash Flow Credit Agreement and the “ABL/Cash Flow Intercreditor Agreement”, the “ABL/Secured Notes Intercreditor Agreement”, the “ABL/Term Loan Intercreditor Agreement” or the “Base Intercreditor Agreement” referred to in any Additional Credit Facility. Nothing in this Agreement shall be deemed to subordinate the right of any ABL Secured Party or any Additional ABL Secured Party to receive payment to the right of any Cash Flow Secured Party or any Additional Cash Flow Secured Party to receive payment or of any Cash Flow Secured Party or any Additional Cash Flow Secured Party to receive payment to the right of any ABL Secured Party or any Additional ABL Secured Party to receive payment (whether before or after the occurrence of an Insolvency Proceeding), it being the intent of the Parties that this Agreement shall effectuate a subordination of Liens as between the ABL Secured Parties, or any Additional ABL Secured Parties, on the one hand, and the Cash Flow Secured Parties or any Additional Cash Flow Secured Parties, on the other hand, but not a subordination of Indebtedness.

Section 7.19 No Warranties or Liability. The Cash Flow Agent, the ABL Agent and any Additional Agent each acknowledges and agrees that none of the other Parties has made any representation or warranty with respect to the execution, validity, legality, completeness, collectability or enforceability of any other ABL Document, any other Cash Flow Document or any other Additional Document. Except as otherwise provided in this Agreement, the Cash Flow Agent, the ABL Agent and any Additional Agent will be entitled to manage and supervise their respective extensions of credit to any Credit Party in accordance with law and their usual practices, modified from time to time as they deem appropriate.

Section 7.20 Conflicts. In the event of any conflict between the provisions of this Agreement and the provisions of any ABL Document, any Cash Flow Document or any Additional Document, the provisions of this Agreement shall govern. The parties hereto acknowledge that the terms of this Agreement are not intended to negate any specific rights granted to, or obligations of, the Company or any other Credit Party in the Cash Flow Documents, the ABL Documents or any Additional Documents.

Section 7.21 Information Concerning Financial Condition of the Credit Parties. None of the Cash Flow Agent, the ABL Agent and any Additional Agent has any responsibility for keeping any other Party informed of the financial condition of the Credit Parties or of other circumstances bearing upon the risk of non-payment of the ABL Obligations, the Cash Flow Obligations or any Additional Obligations. The Cash Flow Agent, the ABL Agent and any Additional Agent hereby agree that no party shall have any duty to advise any other party of information known to it regarding such condition or any such circumstances. In the event the Cash Flow Agent, the ABL Agent or any Additional Agent, in its sole discretion, undertakes at any time or from time to time to provide any information to any other party to this Agreement, it shall be under no obligation (A) to provide any such information to such other party or any other party on any subsequent occasion, (B) to undertake any investigation not a part of its regular business routine, or (C) to disclose any other information.

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Section 7.22 Excluded Assets. For the avoidance of doubt, nothing in this Agreement (including Sections 2.1, 2.5, 4.1, 6.1 and 6.9) shall be deemed to provide or require that any Agent or any Secured Party represented thereby receive any Proceeds of, or any Lien on, any Property of any Credit Party that constitutes “Excluded Assets” under (and as defined in) the applicable Credit Facility or any related Credit Document to which such Agent is a party.

[Signature pages follow]

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IN WITNESS WHEREOF, the ABL Agent, on behalf of itself and the ABL Secured Parties, and the Cash Flow Agent, on behalf of itself and the Cash Flow Secured Parties, have caused this Agreement to be duly executed and delivered as of the date first above written.

UBS AG, STAMFORD BRANCH,
as the ABL Agent

By:
Name:
Title:

JPMorgan Chase Bank, N.A.,
as the Cash Flow Agent

By:
Name:
Title:

[Signature Page – Pisces ABL/Cash Flow Intercreditor Agreement]

ACKNOWLEDGMENT

Each Credit Party hereby acknowledges that it has received a copy of this Agreement and consents thereto, agrees to recognize all rights granted thereby to the ABL Agent, the ABL Secured Parties, the Cash Flow Agent, the Cash Flow Secured Parties, any Additional Agent and any Additional Secured Parties and will not do any act or perform any obligation which is not in accordance with the agreements set forth in this Agreement.

CREDIT PARTIES:

PISCES MIDCO, INC.

By:
Name:
Title:

PISCES HOLDINGS INC.

By:
Name:
Title:

[SUBSIDIARY GUARANTORS]

By:
Name:
Title:

[Signature Page – Acknowledgment to Pisces ABL/Cash Flow Intercreditor Agreement]

EXHIBIT A

ADDITIONAL INDEBTEDNESS DESIGNATION

DESIGNATION dated as of _______ __, 20__, by PISCES MIDCO, INC. (the “Company”). Capitalized terms used herein and not otherwise defined herein shall have the meaning specified in the Intercreditor Agreement (as amended, supplemented, waived or otherwise modified from time to time, the “Intercreditor Agreement”) entered into as of April 12, 2018 between UBS AG, STAMFORD BRANCH, as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “ABL Agent”) for the ABL Secured Parties, and JPMorgan Chase Bank, N.A., as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “Cash Flow Agent”) for the Cash Flow Secured Parties.1 Capitalized terms used herein and not otherwise defined herein shall have the meaning specified in the Intercreditor Agreement.

Reference is made to that certain [insert name of Additional Credit Facility], dated as of _______ __, 20__ (the “Additional Credit Facility”), among [list any applicable Credit Party], [list Additional Secured Parties] [and Additional Agent, as agent (the “Additional Agent”)].2

Section 7.11 of the Intercreditor Agreement permits the Company to designate Additional Indebtedness under the Intercreditor Agreement. Accordingly:

Section 1. Representations and Warranties. The Company hereby represents and warrants to the ABL Agent, the Cash Flow Agent and any Additional Agent that:

(1)         upon the effectiveness of this Additional Indebtedness Designation, the Additional Indebtedness incurred or to be incurred under the Additional Credit Facility shall constitute “Additional Indebtedness” that complies with the definition of such term in the Intercreditor Agreement; and

(2)         all conditions set forth in Section 7.11 of the Intercreditor Agreement with respect to the Additional Indebtedness have been satisfied.

Section 2. Designation of Additional Indebtedness. The Company hereby designates such Additional Indebtedness as Additional Indebtedness and as Additional [ABL] / [Cash Flow] Indebtedness under the Intercreditor Agreement.

[1]	Revise as appropriate to refer to any successor ABL Agent or Cash Flow Agent and to add reference to any previously added Additional Agent.

[2]	Revise as appropriate to refer to the relevant Additional Credit Facility, Additional Secured Parties and any Additional Agent.

IN WITNESS WHEREOF, the undersigned has caused this Designation to be duly executed by its duly authorized officer or other representative, all as of the day and year first above written.

PISCES MIDCO, INC.

By:
Name:
Title:

EXHIBIT B

ADDITIONAL INDEBTEDNESS JOINDER

JOINDER, dated as of _______________, 20__, among PISCES MIDCO, INC. (the “Company”), UBS AG, STAMFORD BRANCH, as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “ABL Agent”)3 for the ABL Secured Parties, JPMorgan Chase Bank, N.A., as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “Cash Flow Agent”)4 for the Cash Flow Secured Parties, [list any previously added Additional Agent] [and insert name of each Additional Agent under any Additional Credit Facility being added hereby as party] and any successors or assigns thereof, to the Intercreditor Agreement dated as of April 12, 2018 (as amended, supplemented, waived or otherwise modified from time to time, the “Intercreditor Agreement”), among the ABL Agent, [and] the Cash Flow Agent [and (list any previously added Additional Agent)]. Capitalized terms used herein and not otherwise defined herein shall have the meaning specified in the Intercreditor Agreement.

Reference is made to that certain [insert name of Additional Credit Facility], dated as of _______ __, 20__ (the “Additional Credit Facility”), among [list any applicable Credit Party], [list any applicable Additional Secured Parties (the “Joining Additional Secured Parties”)] [and insert name of each applicable Additional Agent (the “Joining Additional Agent”)].5

Section 7.11 of the Intercreditor Agreement permits the Company to designate Additional Indebtedness under the Intercreditor Agreement. The Company has so designated Additional Indebtedness incurred or to be incurred under the Additional Credit Facility as Additional Indebtedness and as Additional [ABL] [Cash Flow] Indebtedness by means of an Additional Indebtedness Designation.

Accordingly, [the Joining Additional Agent, on behalf of itself and the Joining Additional Secured Parties,]6 hereby agrees with the ABL Agent, the Cash Flow Agent and any other Additional Agent party to the Intercreditor Agreement as follows:

Section 1. Agreement to be Bound. The [Joining Additional Agent, on behalf of itself and the Joining Additional Secured Parties,]7 hereby agrees to be bound by the terms and provisions of the Intercreditor Agreement and shall, as of the Additional Effective Date with respect to the Additional Credit Facility, be deemed to be a party to the Intercreditor Agreement.

[3]	Revise as appropriate to refer to any successor ABL Agent.

[4]	Revise as appropriate to refer to any successor Cash Flow Agent.

[5]	Revise as appropriate to refer to the relevant Additional Credit Facility, Additional Secured Parties and any Additional Agent.

[6]	Revise as appropriate to refer to any Additional Agent being added hereby and any Additional Secured Parties represented thereby.

[7]	Revise references throughout as appropriate to refer to the party or parties being added.

Exhibit B

Section 2. Recognition of Claims. (a) The ABL Agent (on behalf of itself and the ABL Secured Parties), the Cash Flow Agent (on behalf of itself and the Cash Flow Secured Parties) and [each of] the Additional Agent[s] (on behalf of itself and any Additional Secured Parties represented thereby) hereby agree that the interests of the respective Secured Parties in the Liens granted to the ABL Agent, the Cash Flow Agent, or any Additional Agent, as applicable, under the applicable Credit Documents shall be treated, as among the Secured Parties, as having the priorities provided for in Section 2.1 of the Intercreditor Agreement, and shall at all times be allocated among the Secured Parties as provided therein regardless of any claim or defense (including any claims under the fraudulent transfer, preference or similar avoidance provisions of applicable bankruptcy, insolvency or other laws affecting the rights of creditors generally) to which the ABL Agent, the Cash Flow Agent, any Additional Agent or any Secured Party may be entitled or subject. The ABL Agent (on behalf of itself and the ABL Secured Parties), the Cash Flow Agent (on behalf of itself and the Cash Flow Secured Parties), and any Additional Agent party to the Intercreditor Agreement (on behalf of itself and any Additional Secured Parties represented thereby) (a) recognize the existence and validity of the Additional Obligations represented by the Additional Credit Facility, and (b) agree to refrain from making or asserting any claim that the Additional Credit Facility or other applicable Additional Documents are invalid or not enforceable in accordance with their terms as a result of the circumstances surrounding the incurrence of such obligations. The [Joining Additional Agent (on behalf of itself and the Joining Additional Secured Parties] (a) recognize[s] the existence and validity of the ABL Obligations, the existence and validity of the Cash Flow Obligations [and the existence and validity of the Additional Obligations]8 and (b) agree[s] to refrain from making or asserting any claim that the ABL Credit Agreement, the Cash Flow Credit Agreement, the other ABL Documents or Cash Flow Documents or the Additional Credit Facility or the Additional Documents]9, as the case may be, are invalid or not enforceable in accordance with their terms as a result of the circumstances surrounding the incurrence of such obligations.

Section 3. Notices. Notices and other communications provided for under the Intercreditor Agreement to be provided to [the Joining Additional Agent] shall be sent to the address set forth on Annex 1 attached hereto (until notice of a change thereof is delivered as provided in Section 7.5 of the Intercreditor Agreement).

Section 4. Miscellaneous. THIS JOINDER AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS JOINDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF LAWS OF ANOTHER JURISDICTION.

[Add Signatures]

[8]	Add reference to any previously added Additional Obligations as appropriate.

[9]	Add reference to any previously added Additional Credit Facility and related Additional Documents as appropriate.

EXHIBIT C

[ABL CREDIT AGREEMENT][CASH FLOW CREDIT AGREEMENT][ADDITIONAL CREDIT FACILITY] JOINDER

JOINDER, dated as of _______________, 20__, among UBS AG, STAMFORD BRANCH, as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “ABL Agent”)10 for the ABL Secured Parties, JPMorgan Chase Bank, N.A., as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “Cash Flow Agent”)11 for the Cash Flow Secured Parties, [list any previously added Additional Agent] [and insert name of additional Cash Flow Secured Parties, Cash Flow Agent, ABL Secured Parties or ABL Agent, as applicable, being added hereby as party] and any successors or assigns thereof, to the Intercreditor Agreement, dated as of April 12, 2018 (as amended, supplemented, waived or otherwise modified from time to time, the “Intercreditor Agreement”), among the ABL Agent12, [and] the Cash Flow Agent13 [and (list any previously added Additional Agent)]. Capitalized terms used herein and not otherwise defined herein shall have the meaning specified in the Intercreditor Agreement.

Reference is made to that certain [insert name of new facility], dated as of _______ __, 20__ (the “Joining [ABL Credit Agreement][Cash Flow Credit Agreement][Additional Credit Facility]”), among [list any applicable Credit Party], [list any applicable new ABL Secured Parties, Cash Flow Secured Parties or Additional Secured Parties, as applicable (the “Joining [ABL Secured Parties][Cash Flow Secured Parties][Additional Secured Parties]”)] [and insert name of each applicable Agent (the “Joining [ABL][Cash Flow][Additional] Agent”)].14

The Joining [ABL][Cash Flow][Additional] Agent, on behalf of itself and the Joining [ABL Secured Parties][Cash Flow Secured Parties][Additional Secured Parties],15 hereby agrees with the Company and the other Grantors, the [ABL][ Cash Flow][Additional] Agent and any other Additional Agent party to the Intercreditor Agreement as follows:

[10]	Revise as appropriate to refer to any successor ABL Agent.

[11]	Revise as appropriate to refer to any successor Cash Flow Agent.

[12]	Revise as appropriate to describe predecessor ABL Agent or ABL Secured Parties, if joinder is for a new ABL Credit Agreement.

[13]	Revise as appropriate to describe predecessor Cash Flow Agent or Cash Flow Secured Parties, if joinder is for a new Cash Flow Credit Agreement.

[14]	Revise as appropriate to refer to the new credit facility, Secured Parties and Agents.

[15]	Revise as appropriate to refer to any Agent being added hereby and any Secured Parties represented thereby.

Exhibit C

Section 1. Agreement to be Bound.16 The Joining [ABL][Cash Flow][Additional] Agent, on behalf of itself and the Joining [ABL Secured Parties][Cash Flow Secured Parties][Additional Secured Parties], hereby agrees to be bound by the terms and provisions of the Intercreditor Agreement and shall, as of the date hereof, be deemed to be a party to the Intercreditor Agreement as [the][a] [ABL] [Cash Flow] [Additional] Agent. As of the date hereof, the Joining [ABL Credit Agreement][Cash Flow Credit Agreement][Additional Credit Facility] shall be deemed [the][a] [ABL Credit Agreement] [Cash Flow Credit Agreement] [Additional Credit Facility] under the Intercreditor Agreement, and the obligations thereunder are subject to the terms and provisions of the Intercreditor Agreement.

Section 2. Notices. Notices and other communications provided for under the Intercreditor Agreement to be provided to the Joining [ABL] [Cash Flow] [Additional] Agent shall be sent to the address set forth on Annex 1 attached hereto (until notice of a change thereof is delivered as provided in Section 7.5 of the Intercreditor Agreement).

Section 3. Miscellaneous. THIS JOINDER AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS JOINDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF LAWS OF ANOTHER JURISDICTION.

[ADD SIGNATURES]

[16]	Revise references throughout as appropriate to refer to the party or parties being added.

EXHIBIT P

to

ABL CREDIT AGREEMENT

Form of JUNIOR LIEN INTERCREDITOR AGREEMENT

[See attached.]

EXHIBIT P

to

ABL CREDIT AGREEMENT

[FORM OF]
JUNIOR LIEN INTERCREDITOR AGREEMENT

by and between

[                          ],

as ABL Agent

and

[                          ],

as Initial Junior Priority Agent

dated as of [         ], 20[  ]

		Page

	ARTICLE I

	DEFINITIONS

Section 1.1	UCC Definitions	2
Section 1.2	Other Definitions	2
Section 1.3	Rules of Construction	25

	ARTICLE II

	LIEN PRIORITY

Section 2.1	Agreement to Subordinate	26
Section 2.2	Waiver of Right to Contest Liens	30
Section 2.3	Remedies Standstill	31
Section 2.4	Exercise of Rights	33
Section 2.5	[RESERVED]	35
Section 2.6	Waiver of Marshalling	35

	ARTICLE III

	ACTIONS OF THE PARTIES

Section 3.1	Certain Actions Permitted	35
Section 3.2	Agent for Perfection	35
Section 3.3	Sharing of Information and Access	35
Section 3.4	Insurance	36
Section 3.5	No Additional Rights for the Credit Parties Hereunder	36
Section 3.6	Actions upon Breach	36

	ARTICLE IV

	APPLICATION OF PROCEEDS

Section 4.1	Application of Proceeds	37
Section 4.2	Specific Performance	39

	ARTICLE V

	INTERCREDITOR ACKNOWLEDGEMENTS AND WAIVERS

Section 5.1	Notice of Acceptance and Other Waivers	39
Section 5.2	Modifications to Senior Priority Documents and Junior Priority Documents	40
Section 5.3	Reinstatement and Continuation of Agreement	44

 -i-

EXHIBITS:

Exhibit A	Additional Indebtedness Designation

Exhibit B	Additional Indebtedness Joinder

Exhibit C	Joinder of ABL Credit Agreement or Initial Junior Priority Credit Facility

 -ii-

JUNIOR LIEN INTERCREDITOR AGREEMENT

This JUNIOR LIEN INTERCREDITOR AGREEMENT (as amended, restated, supplemented, waived or otherwise modified from time to time pursuant to the terms hereof, this “Agreement”) is entered into as of [     ], 20[  ], by and between [                 ], in its capacity as collateral agent (together with its successors and assigns in such capacity, and as further defined herein, the “ABL Agent”) for the ABL Secured Parties referred to below, and [                 ], in its capacity as collateral agent (together with its successors and assigns in such capacity, from time to time, and as further defined herein, the “Initial Junior Priority Agent”) for the Initial Junior Priority Secured Parties referred to below. Capitalized terms defined in Article I hereof are used in this Agreement as so defined.

RECITALS

A.           Pursuant to the Original ABL Credit Agreement, the ABL Credit Agreement Lenders have agreed to make certain loans and other financial accommodations to or for the benefit of the ABL Borrowers.

B.           Pursuant to the ABL Guarantees, the ABL Guarantors have agreed to unconditionally guarantee jointly and severally the payment and performance of the ABL Borrowers’ obligations under the ABL Documents.

C.           Pursuant to the Original Initial Junior Priority Credit Facility, the Initial Junior Priority Secured Creditors have agreed to make certain extensions of credit to or for the benefit of the Initial Junior Priority Borrower.

D.           Pursuant to the Initial Junior Priority Guarantees, the Initial Junior Priority Guarantors have agreed to guarantee the payment and performance of the Initial Junior Priority Borrower’s obligations under the Initial Junior Priority Documents.

E.           The ABL Agent (on behalf of the ABL Secured Parties) is party to the Base Intercreditor Agreement, and the Initial Junior Priority Agent (on behalf of the Initial Junior Priority Secured Parties) is or concurrently herewith will become party thereto.

F.           Pursuant to the Base Intercreditor Agreement and this Agreement, the Borrower may, from time to time, designate certain additional Indebtedness of any Credit Party as “Additional Indebtedness” (i) by executing and delivering an “Additional Indebtedness Designation” under the Base Intercreditor Agreement, by designating such additional Indebtedness as “Additional ABL Indebtedness” thereunder, and by complying with the procedures set forth in Section 7.11 thereof, and (ii) by executing and delivering an Additional Indebtedness Designation hereunder and by complying with the procedures set forth in Section 7.11 hereof, and the holders of such Additional Indebtedness and any other applicable Additional Credit Facility Secured Party shall thereafter constitute Senior Priority Creditors or Junior Priority Creditors (as so designated by the Company Representative), as the case may be, and any Additional Agent therefor shall thereafter constitute a Senior Priority Agent or Junior Priority Agent (as so designated by the Company Representative), as the case may be, for all purposes under this Agreement.

H.           Each of the ABL Agent (on behalf of the ABL Secured Parties) and the Initial Junior Priority Agent (on behalf of the Initial Junior Priority Secured Parties) and, by their acknowledgment hereof, the ABL Credit Parties and the Initial Junior Credit Parties, desire to agree to the relative priority of Liens on the Collateral and certain other rights, priorities and interests as provided herein.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1          UCC Definitions. The following terms which are defined in the Uniform Commercial Code are used herein as so defined: Accounts, Chattel Paper, Commercial Tort Claims, Commodity Accounts, Deposit Accounts, Documents, Electronic Chattel Paper, Equipment, Financial Assets, Instruments, Inventory, Investment Property, Letter-of-Credit Rights, Money, Payment Intangibles, Promissory Notes, Records, Security, Securities Accounts, Security Entitlements, Supporting Obligations, and Tangible Chattel Paper.

Section 1.2          Other Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“ABL Agent” shall mean [ ]1 in its capacity as collateral agent under the ABL Credit Agreement, together with its successors and assigns in such capacity from time to time, whether under the Original ABL Credit Agreement or any subsequent ABL Credit Agreement, as well as any Person designated as the “Agent” or “Collateral Agent” under any ABL Credit Agreement.

“ABL Bank Products Affiliate” shall mean any Person who (a) has entered into a Bank Products Agreement with an ABL Credit Party with the obligations of such ABL Credit Party thereunder being secured by one or more ABL Collateral Documents, (b) was an ABL Agent or an ABL Credit Agreement Lender or an Affiliate of an ABL Agent or an ABL Credit Agreement Lender, in each case, on the date hereof, or at the time of entry into such Bank Products Agreement, or at the time of the designation referred to in the following clause (c), and (c) has been designated by the Company Representative in accordance with the terms of one or more ABL Collateral Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Affiliate hereunder with respect to more than one Credit Facility).

“ABL Bank Products Provider” shall mean any Person (other than an ABL Bank Products Affiliate) that has entered into a Bank Products Agreement with an ABL Credit Party with the obligations of such ABL Credit Party thereunder being secured by one or more ABL Collateral Documents, as designated by the Company Representative in accordance with the terms of one or more ABL Collateral Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Provider hereunder with respect to more than one Credit Facility).

“ABL Borrowers” shall mean the Company and any Subsidiary Borrower, each in its capacity as borrower under the ABL Credit Agreement, together with its successors and assigns.

[1]	Insert name of ABL Collateral Agent.

“ABL Canadian Collateral” shall mean all Property owned by any Canadian Subsidiary and pledged to any ABL Secured Party under any “Canadian Security Documents” as defined in the Original ABL Credit Agreement.

“ABL Collateral Documents” shall mean all “U.S. Security Documents” as defined in the Original ABL Credit Agreement, and all other security agreements, mortgages, deeds of trust and other collateral documents executed and delivered in connection with any ABL Credit Agreement, and any other agreement, document or instrument pursuant to which a Lien is granted securing any ABL Obligations or under which rights or remedies with respect to such Liens are governed, in each case as the same may be amended, restated, supplemented or otherwise modified from time to time, but excluding any documents creating a Lien on any ABL Canadian Collateral.

“ABL Credit Agreement” shall mean (i) if the Original ABL Credit Agreement is then in effect, the Original ABL Credit Agreement and (ii) thereafter, if designated by the Company Representative, any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that complies with clause (1) of the definition of “Additional Indebtedness” and has been incurred to refund, refinance, restructure, replace, renew, repay, increase or extend (whether in whole or in part and whether with the original agent and creditors or other agents and creditors or otherwise) the indebtedness and other obligations outstanding under (x) the Original ABL Credit Agreement or (y) any subsequent ABL Credit Agreement (in each case, as amended, restated, supplemented, waived or otherwise modified from time to time); provided that (a) such indebtedness or financial accommodation is secured by a Lien ranking pari passu with the Lien securing the Obligations (as such term is defined in the relevant ABL Credit Agreement), and (b) the requisite creditors party to such ABL Credit Agreement (or their agent or other representative on their behalf) shall agree, by a joinder agreement substantially in the form of Exhibit C attached hereto or otherwise in form and substance reasonably satisfactory to the Initial Junior Priority Agent (if other than a Designated Agent) and any other Junior Priority Agent, (other than any Designated Agent) (or, if there is no continuing Junior Priority Agent other than any Designated Agent, as designated by the Company Representative) that the obligations under such ABL Credit Agreement are subject to the terms and provisions of this Agreement. Any reference to the ABL Credit Agreement shall be deemed a reference to any ABL Credit Agreement then in existence.

“ABL Credit Agreement Lender” shall mean one or more holders of Indebtedness (or commitments therefor) that is or may be incurred under any ABL Credit Agreement, together with their successors, assigns and transferees, as well as any Person designated as an “ABL Credit Agreement Lender” under any ABL Credit Agreement.

“ABL Credit Parties” shall mean the ABL Borrowers, the ABL Guarantors and each other direct or indirect Subsidiary of the Company or any of its Affiliates that is now or hereafter becomes a party to any ABL Document, but excluding any Canadian Loan Party (as defined in the Original ABL Credit Agreement).

“ABL Documents” shall mean the ABL Credit Agreement, the ABL Guarantees, the ABL Collateral Documents, any Bank Products Agreements between any ABL Credit Party and any ABL Bank Products Affiliate or any ABL Bank Products Provider, any Hedging Agreements between any ABL Credit Party and any ABL Hedging Affiliate or ABL Hedging Provider, any Management Guarantee in favor of any ABL Management Credit Provider, and those other ancillary agreements as to which the ABL Agent or any ABL Credit Agreement Lender is a party or a beneficiary and all other agreements, instruments, documents and certificates, now or hereafter executed by or on behalf of any ABL Credit Party or any of its respective Subsidiaries or Affiliates, and delivered to the ABL Agent, in connection with any of the foregoing or any ABL Credit Agreement, in each case as the same may be amended, restated, supplemented, waived or otherwise modified from time to time.

“ABL Guarantees” shall mean that certain U.S. guarantee agreement dated as of the date [hereof] [of the Base Intercreditor Agreement] by the ABL Guarantors in favor of the ABL Agent, and all other guarantees of any ABL Obligations of any ABL Credit Party by any other ABL Credit Party in favor of any ABL Secured Party, in each case as amended, restated, supplemented, waived or otherwise modified from time to time.

“ABL Guarantors” shall mean the collective reference to Holdings (so long as Holdings is a guarantor under any of the ABL Guarantees), each of the Company’s Domestic Subsidiaries that is a guarantor under any of the ABL Guarantees and any other Person who becomes a guarantor under any of the ABL Guarantees, in each case unless and until released from its guarantee obligations.

“ABL Hedging Affiliate” shall mean any Person who (a) has entered into a Hedging Agreement with any ABL Credit Party with the obligations of such ABL Credit Party thereunder being secured by one or more ABL Collateral Documents, (b) was an ABL Agent, an ABL Credit Agreement Lender or an Affiliate of an ABL Agent or an ABL Credit Agreement Lender at the time of entry into such Hedging Agreement, or on or prior to the date hereof, or at the time of the designation referred to in the following clause (c) and (c) has been designated by the Company Representative in accordance with the terms of one or more ABL Collateral Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Affiliate hereunder with respect to more than one Credit Facility).

“ABL Hedging Provider” shall mean any Person (other than an ABL Hedging Affiliate) that has entered into a Hedging Agreement with an ABL Credit Party with the obligations of such ABL Credit Party thereunder being secured by one or more ABL Collateral Documents, as designated by the Company Representative in accordance with the terms of the ABL Collateral Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Provider hereunder with respect to more than one Credit Facility).

“ABL Management Credit Provider” shall mean any Person who (a) is a beneficiary of a Management Guarantee provided by an ABL Credit Party, with the obligations of the applicable ABL Credit Party thereunder being secured by one or more ABL Collateral Documents and (b) has been designated by the Company Representative in accordance with the terms of one or more ABL Collateral Documents (provided that no Person shall, with respect to any Management Guarantee, be at any time a Management Credit Provider with respect to more than one Credit Facility).

“ABL Obligations” shall mean any and all loans and all other obligations, liabilities and indebtedness of every kind, nature and description, whether now existing or hereafter arising, whether arising before, during or after the commencement of any case with respect to any ABL Credit Party under the Bankruptcy Code or any other Insolvency Proceeding, owing by each ABL Credit Party from time to time to the ABL Agent, the ABL Credit Agreement Lenders, any ABL Bank Products Affiliate, ABL Hedging Affiliate, ABL Bank Products Provider or ABL Hedging Provider or any ABL Management Credit Provider, whether for principal, interest (including interest, fees and expenses which, but for the commencement of an Insolvency Proceeding with respect to such ABL Credit Party, would have accrued on any ABL Obligation, whether or not a claim is allowed or allowable against such ABL Credit Party for such interest, fees and expenses in the related Insolvency Proceeding), reimbursement for amounts drawn under letters of credit, payments for early termination of Hedging Agreements, fees, expenses, indemnification or otherwise, and all other amounts owing or due under the terms of the ABL Documents, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“ABL Secured Parties” shall mean the ABL Agent, all ABL Credit Agreement Lenders, all ABL Bank Products Affiliates, all ABL Bank Product Providers, all ABL Hedging Affiliates, all ABL Hedging Providers and all ABL Management Credit Providers and all successors, assigns, transferees and replacements thereof, as well as any Person designated as an “ABL Secured Party” under any ABL Credit Agreement.

“Additional Agent” shall mean any one or more administrative agents, collateral agents, security agents, trustees or other representatives for or of any one or more Additional Credit Facility Secured Parties, and shall include any successor thereto, as well as any Person designated as an “Agent” under any Additional Credit Facility.

“Additional Bank Products Affiliate” shall mean any Person who (a) has entered into a Bank Products Agreement with an Additional Credit Party with the obligations of such Additional Credit Party thereunder being secured by one or more Additional Collateral Documents, (b) was an Additional Agent or an Additional Credit Facility Lender or an Affiliate of an Additional Agent or an Additional Credit Facility Lender, in each case, on the date the applicable Additional Credit Facility became effective, or at the time of entry into such Bank Products Agreement, or at the time of the designation referred to in the following clause (c), and (c) has been designated by the Company Representative in accordance with the terms of one or more Additional Collateral Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Affiliate hereunder with respect to more than one Credit Facility).

“Additional Bank Products Provider” shall mean any Person (other than an Additional Bank Products Affiliate) that has entered into a Bank Products Agreement with an Additional Credit Party with the obligations of such Additional Credit Party thereunder being secured by one or more Additional Collateral Documents, as designated by the Company Representative in accordance with the terms of one or more Additional Collateral Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Provider hereunder with respect to more than one Credit Facility).

“Additional Borrower” shall mean any Additional Credit Party that incurs or issues Additional Indebtedness under any Additional Credit Facility, together with its successors and assigns.

“Additional Collateral Documents” shall mean all “Security Documents” (or an equivalent definition) as defined in any Additional Credit Facility, and in any event shall include all security agreements, mortgages, deeds of trust, pledges and other collateral documents executed and delivered in connection with any Additional Credit Facility, and any other agreement, document or instrument pursuant to which a Lien is granted securing any Additional Obligations or under which rights or remedies with respect to such Liens are governed, in each case, as the same may be amended, restated, supplemented, waived or otherwise modified from time to time.

“Additional Credit Facilities” shall mean (a) any one or more agreements, instruments and documents under which any Additional Indebtedness is or may be incurred, including any credit agreements, loan agreements, indentures, guarantees or other financing agreements, in each case as the same may be amended, restated, supplemented, waived or otherwise modified from time to time, together with (b) if designated by the Company Representative, any other agreement (including any credit agreement, loan agreement, indenture or other financing agreement) extending the maturity of, consolidating, restructuring, refunding, replacing or refinancing all or any portion of the Additional Obligations, whether by the same or any other lender, debtholder or other creditor or group of lenders, debtholders or other creditors, or the same or any other agent, trustee or representative therefor, or otherwise, and whether or not increasing the amount of any Indebtedness that may be incurred thereunder.

“Additional Credit Facility Lenders” shall mean one or more holders of Additional Indebtedness (or commitments therefor) that is or may be incurred under one or more Additional Credit Facilities, together with their successors, assigns and transferees, as well as any Person designated as an “Additional Credit Facility Lender” under any Additional Credit Facility.

“Additional Credit Facility Secured Parties” shall mean all Additional Agents, all Additional Credit Facility Lenders, all Additional Bank Products Affiliates, all Additional Bank Products Providers, all Additional Hedging Affiliates, all Additional Hedging Providers and all Additional Management Credit Providers, and all successors, assigns, transferees and replacements thereof, as well as any Person designated as an “Additional Credit Facility Secured Party” under any Additional Credit Facility; and with respect to any Additional Agent, shall mean the Additional Credit Facility Secured Party represented by such Additional Agent.

“Additional Credit Party” shall mean the Company, Holdings (so long as Holdings is a guarantor under any of the Additional Guarantees), each direct or indirect Subsidiary of the Company or any of its Affiliates that is or becomes a party to any Additional Document, and any other Person who becomes a guarantor under any of the Additional Guarantees, in each case unless and until released from its guarantee obligations.

“Additional Documents” shall mean, with respect to any Indebtedness designated as Additional Indebtedness hereunder, any Additional Credit Facilities, any Additional Guarantees, any Additional Collateral Documents, any Bank Products Agreements between any Additional Credit Party and any Additional Bank Products Affiliate or any Additional Bank Products Provider, any Hedging Agreements between any Additional Credit Party and any Additional Hedging Affiliate or any Additional Hedging Provider, any Management Guarantee in favor of any Additional Management Credit Provider, and those other ancillary agreements as to which any Additional Secured Party is a party or a beneficiary and all other agreements, instruments, documents and certificates, now or hereafter executed by or on behalf of any Additional Credit Party or any of its respective Subsidiaries or Affiliates, and delivered to any Additional Agent, in connection with any of the foregoing or any Additional Credit Facility, including any intercreditor or joinder agreement among any of the Additional Credit Facility Secured Parties or among any of the Secured Parties and any Additional Credit Facility Secured Parties, in each case as the same may be amended, restated, supplemented, waived or otherwise modified from time to time.

“Additional Effective Date” shall have the meaning set forth in Section 7.11(b).

“Additional Guarantees” shall mean any one or more guarantees of any Additional Obligations of any Additional Credit Party by any other Additional Credit Party in favor of any Additional Credit Facility Secured Party, in each case as the same may be amended, restated, supplemented, waived or otherwise modified from time to time.

“Additional Guarantor” shall mean any Additional Credit Party that at any time has provided an Additional Guarantee.

“Additional Hedging Affiliate” shall mean any Person who (a) has entered into a Hedging Agreement with an Additional Credit Party with the obligations of such Additional Credit Party thereunder being secured by one or more Additional Collateral Documents, (b) was an Additional Agent or an Additional Credit Facility Lender or an Affiliate of an Additional Agent or an Additional Credit Facility Lender, in each case, on the date the applicable Additional Credit Facility became effective, or at the time of entry into such Hedging Agreement, or at the time of the designation referred to in the following clause (c), and (c) has been designated by the Company Representative in accordance with the terms of one or more Additional Collateral Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Affiliate hereunder with respect to more than one Credit Facility).

“Additional Hedging Provider” shall mean any Person (other than an Additional Hedging Affiliate) that has entered into a Hedging Agreement with an Additional Credit Party with the obligations of such Additional Credit Party thereunder being secured by one or more Additional Collateral Documents, as designated by the Company Representative in accordance with the terms of one or more Additional Collateral Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Provider hereunder with respect to more than one Credit Facility).

“Additional Indebtedness” shall mean any Additional Specified Indebtedness that (1) is secured by a Lien on Collateral and is permitted to be so secured by:

(a)         prior to the Discharge of ABL Obligations, Subsection 8.14 of the Original ABL Credit Agreement (if the Original ABL Credit Agreement is then in effect) or the corresponding negative covenant restricting Liens contained in any other ABL Credit Agreement then in effect if the Original ABL Credit Agreement is not then in effect (which covenant is designated in such ABL Credit Agreement as applicable for purposes of this definition);

(b)         prior to the Discharge of Initial Junior Priority Obligations, Section [__]2 of the Original Initial Junior Priority Credit Facility (if the Original Initial Junior Priority Credit Facility is then in effect) or the corresponding negative covenant restricting Liens contained in any other Initial Junior Priority Credit Facility then in effect (which covenant is designated in such Initial Junior Priority Credit Facility as applicable for purposes of this definition); and

(c)         prior to the Discharge of Additional Obligations, any negative covenant restricting Liens contained in any applicable Additional Credit Facility then in effect (which covenant is designated in such Additional Credit Facility as applicable for purposes of this definition); and

[2]	Insert the section number of the negative covenant restricting Liens in the Original Initial Junior Priority Credit Facility.

(2) is designated (a) as “Additional ABL Indebtedness” by the Company Representative in compliance with the procedures set forth in Section 7.11 of the Base Intercreditor Agreement and (b) as “Additional Indebtedness” by the Company Representative pursuant to an Additional Indebtedness Designation and in compliance with the procedures set forth in Section 7.11.

As used in this definition of “Additional Indebtedness”, the term “Lien” shall have the meaning set forth (x) for purposes of the preceding clause (1)(a), prior to the Discharge of ABL Obligations, in the Original ABL Credit Agreement (if the Original ABL Credit Agreement is then in effect), or in any other ABL Credit Agreement then in effect (if the Original ABL Credit Agreement is not then in effect), (y) for purposes of the preceding clause (1)(b), prior to the Discharge of Initial Junior Priority Obligations, in the Original Junior Priority Credit Facility (if the Original Junior Priority Credit Facility is then in effect), or in any other Junior Priority Credit Facility then in effect (if the Original Junior Priority Credit Facility is not then in effect), and (z) for purposes of the preceding clause (1)(c), prior to the Discharge of Additional Obligations, in the applicable Additional Credit Facility then in effect.

“Additional Indebtedness Designation” shall mean a certificate of the Company Representative with respect to Additional Indebtedness, substantially in the form of Exhibit A attached hereto.

“Additional Indebtedness Joinder” shall mean a joinder agreement executed by one or more Additional Agents in respect of any Additional Indebtedness subject to an Additional Indebtedness Designation on behalf of one or more Additional Credit Facility Secured Parties in respect of such Additional Indebtedness, substantially in the form of Exhibit B attached hereto.

“Additional Management Credit Provider” shall mean any Person who (a) is a beneficiary of a Management Guarantee provided by an Additional Credit Party, with the obligations of the applicable Additional Credit Party thereunder being secured by one or more Additional Collateral Documents and (b) has been designated by the Company Representative in accordance with the terms of one or more Additional Collateral Documents (provided that no Person shall, with respect to any Management Guarantee, be at any time a Management Credit Provider with respect to more than one Credit Facility).

“Additional Obligations” shall mean any and all loans and all other obligations, liabilities and indebtedness of every kind, nature and description, whether now existing or hereafter arising, whether arising before, during or after the commencement of any case with respect to any Additional Credit Party under the Bankruptcy Code or any other Insolvency Proceeding, owing by each Additional Credit Party from time to time to any Additional Agent, any Additional Credit Facility Secured Parties or any of them, including any Additional Bank Products Affiliates, any Additional Hedging Affiliates, any Additional Bank Products Providers, any Additional Hedging Providers or any Additional Management Credit Providers, whether for principal, interest (including interest, fees and expenses which, but for the commencement of an Insolvency Proceeding with respect to such Additional Credit Party, would have accrued on any Additional Obligation, whether or not a claim is allowed against such Additional Credit Party for such interest, fees and expenses in the related Insolvency Proceeding), reimbursement of amounts drawn under letters of credit, payments for early termination of Hedging Agreements, fees, expenses, indemnification or otherwise, and all other amounts owing or due under the terms of the Additional Documents, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Additional Specified Indebtedness” shall mean any Indebtedness that is or may from time to time be incurred by any Credit Party in compliance with:

(a)         prior to the Discharge of ABL Obligations, Subsection 8.13 of the Original ABL Credit Agreement (if the Original ABL Credit Agreement is then in effect) or the corresponding negative covenant restricting Indebtedness contained in any other ABL Credit Agreement then in effect if the Original ABL Credit Agreement is not then in effect (which covenant is designated in such ABL Credit Agreement as applicable for purposes of this definition);

(b)         prior to the Discharge of Initial Junior Priority Obligations, Section [ ]3 of the Original Initial Junior Priority Credit Facility (if the Original Initial Junior Priority Credit Facility is then in effect) or the corresponding negative covenant restricting Indebtedness contained in any other Initial Junior Priority Credit Facility then in effect (which covenant is designated in such Initial Junior Priority Credit Facility as applicable for purposes of this definition); and

(c)         prior to the Discharge of Additional Obligations, any negative covenant restricting Indebtedness contained in any Additional Credit Facility then in effect (which covenant is designated in such Additional Credit Facility as applicable for purposes of this definition).

As used in this definition of “Additional Specified Indebtedness”, the term “Indebtedness” shall have the meaning set forth (x) for purposes of the preceding clause (a), prior to the Discharge of ABL Obligations, in the Original ABL Credit Agreement (if the Original ABL Credit Agreement is then in effect), or in any other ABL Credit Agreement then in effect (if the Original ABL Credit Agreement is not then in effect), (y) for purposes of the preceding clause (b), prior to the Discharge of Initial Junior Priority Obligations, in the Original Junior Priority Credit Facility (if the Original Junior Priority Credit Facility is then in effect), or in any other Junior Priority Credit Facility then in effect (if the Original Junior Priority Credit Facility is not then in effect), and (z) for purposes of the preceding clause (c), prior to the Discharge of Additional Obligations, in the applicable Additional Credit Facility then in effect. In the event that any Indebtedness as defined in any such Credit Document shall not be Indebtedness as defined in any other such Credit Document, but is or may be incurred in compliance with such other Credit Document, such Indebtedness shall constitute Additional Specified Indebtedness for the purposes of such other Credit Document.

“Affiliate” shall mean with respect to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person shall mean the power, directly or indirectly, either to (a) vote 20% or more of the securities having ordinary voting power for the election of directors of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agent” shall mean any Senior Priority Agent or Junior Priority Agent.

“Agreement” shall have the meaning assigned thereto in the Preamble hereto.

[3]	Insert the section number of the negative covenant restricting Indebtedness in the Original Initial Junior Priority Credit Facility.

“Bank Products Affiliate” shall mean any ABL Bank Products Affiliate, any Initial Junior Priority Bank Products Affiliate or any Additional Bank Products Affiliate, as applicable.

“Bank Products Agreement” shall mean any agreement pursuant to which a bank or other financial institution or other Person agrees to provide (a) treasury services, (b) credit card, debit card, merchant card, purchasing card, stored value card, non-card electronic payable or other similar services (including the processing of payments and other administrative services with respect thereto), (c) cash management or related services (including controlled disbursements, automated clearinghouse transactions, return items, netting, overdrafts, depository, lockbox, stop payment, electronic funds transfer, information reporting, wire transfer and interstate depository network services) and (d) other banking, financial or treasury products or services as may be requested by any Credit Party (other than letters of credit and other than loans and advances except Indebtedness arising from services described in items (a) through (c) of this definition), including, for the avoidance of doubt, bank guarantees.

“Bank Products Provider” shall mean any ABL Bank Products Provider, any Initial Junior Priority Bank Products Provider or any Additional Bank Products Provider, as applicable.

“Bankruptcy Code” shall mean title 11 of the United States Code.

“Bankruptcy Law” shall have the meaning assigned thereto in the Base Intercreditor Agreement.

“Base Intercreditor Agreement” shall mean the Intercreditor Agreement, dated as of April 12, 2018, by and among UBS AG, Stamford Branch, as ABL Agent, JPMorgan Chase Bank, N.A., as Cash Flow Agent, and any additional agents party thereto from time to time, as the same may be amended, restated, supplemented, waived or otherwise modified from time to time.

“Borrower” shall mean any of the ABL Borrowers, any Initial Junior Priority Borrower and any Additional Borrower.

“Business Day” shall mean a day other than a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law to close.

“Canadian Subsidiary” shall mean any Subsidiary of the Company that is incorporated or organized under the laws of Canada or any province thereof.

“Capital Stock” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

“Cash Collateral” shall mean any Collateral consisting of Money or Cash Equivalents, any Security Entitlement and any Financial Assets.

“Cash Equivalents” shall mean (a) money, (b) securities issued or fully guaranteed or insured by the United States of America, Canada, the United Kingdom, Switzerland or a member state of the European Union or any agency or instrumentality of any thereof, (c) time deposits, certificates of deposit or bankers’ acceptances of (i) any ABL Secured Party (as defined under the Base Intercreditor Agreement), any Cash Flow Secured Party (as defined under the Base Intercreditor Agreement) or any Additional Secured Party (as defined under the Base Intercreditor Agreement) or any Affiliate thereof or (ii) any commercial bank having capital and surplus in excess of $250,000,000 (or the foreign currency equivalent thereof as of the date of such investment) and the commercial paper of the holding company of which is rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, a comparable rating of such other nationally recognized rating agency as shall be approved by any Agent (as defined under the Base Intercreditor Agreement) (other than any Designated Agent), in each case, in its reasonable judgment), (or, if there is no continuing Agent (as defined under the Base Intercreditor Agreement) other than any Designated Agent, as designated by the Company Representative)), (d) repurchase obligations with a term of not more than ten days for underlying securities of the types described in clauses (b) and (c) above entered into with any financial institution meeting the qualifications specified in clause (c)(i) or (c)(ii) above, (e) money market instruments, commercial paper or other short-term obligations rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s (or, if at such time neither is issuing ratings, a comparable rating of another nationally recognized rating agency as shall be approved by any Agent (as defined under the Base Intercreditor Agreement) (other than any Designated Agent), in each case, in its reasonable judgment (or, if there is no continuing Agent (as defined under the Base Intercreditor Agreement) other than any Designated Agent, as designated by the Company Representative)), (f) investments in money market funds complying with the risk limiting conditions of Rule 2a-7 or any successor rule of the Securities and Exchange Commission under the Investment Company Act of 1940, as amended, (g) investment funds investing at least 90.0% of their assets in cash equivalents of the types described in clauses (a) through (f) above (which funds may also hold cash pending investment and/or distribution), (h) investments similar to any of the foregoing denominated in foreign currencies approved by the board of directors of the Company Representative, and (i) solely with respect to any Captive Insurance Subsidiary (as defined in the Original ABL Credit Agreement, whether or not then in effect), any investment that any such Person is permitted to make in accordance with applicable law.

“Cash Flow Agent” shall have the meaning assigned thereto in the Base Intercreditor Agreement.

“Cash Flow Priority Collateral” shall have the meaning assigned thereto in the Base Intercreditor Agreement.

“Collateral” shall mean all Property now owned or hereafter acquired by any Credit Party in or upon which a Lien is granted or purported to be granted to any Agent under any of the ABL Collateral Documents, the Initial Junior Priority Collateral Documents or the Additional Collateral Documents, together with all rents, issues, profits, products, and Proceeds thereof to the extent a Lien is granted or purported to be granted therein to the applicable Agent by such applicable documents, but excluding any ABL Canadian Collateral.

“Commodities Agreement” shall mean, in respect of a Person, any commodity futures contract, forward contract, option or similar agreement or arrangement (including derivative agreements or arrangements), as to which such Person is a party or beneficiary.

“Company” shall mean Pisces Midco, Inc., a Delaware corporation, and any successor in interest thereto.

“Company Representative” shall have the meaning assigned thereto in the Base Intercreditor Agreement.

“Conforming Plan of Reorganization” shall mean any Plan of Reorganization whose provisions are consistent with the provisions of this Agreement and the Base Intercreditor Agreement.

“Control Collateral” shall mean any Collateral consisting of any certificated Security, Investment Property, Deposit Account, Instruments, Chattel Paper and any other Collateral as to which a Lien may be perfected through possession or control by the secured party, or any agent therefor.

“Credit Documents” shall mean the ABL Documents, the Initial Junior Priority Documents and any Additional Documents.

“Credit Facility” shall mean the ABL Credit Agreement, the Initial Junior Lien Credit Facility or any Additional Credit Facility, as applicable.

“Credit Parties” shall mean the ABL Credit Parties, the Initial Junior Priority Credit Parties and any Additional Credit Parties.

“Creditor” shall mean any Senior Priority Creditor or Junior Priority Creditor.

“Currency Agreement” shall mean, in respect of a Person, any foreign exchange contract, currency swap agreement or other similar agreement or arrangements (including derivative agreements or arrangements), as to which such Person is a party or a beneficiary.

“Designated Agent” shall mean any Additional Agent, any ABL Agent under any ABL Credit Agreement other than the Original ABL Credit Agreement, or any Initial Junior Priority Agent, in each case as the Company Representative designates as a Designated Agent (as confirmed in writing by such Party if such designation is made after the execution of this Agreement by such Party (in the case of the Initial Junior Priority Agent) or the joinder of such Party to this Agreement), as and to the extent so designated. Such designation may be for all purposes of this Agreement, or may be for one or more specified purposes hereunder or provisions hereof.

“DIP Financing” shall have the meaning set forth in Section 6.1(a).

“Discharge of ABL Obligations” shall mean (a) the payment in full in cash of the applicable ABL Obligations that are outstanding and unpaid at the time all Indebtedness under the applicable ABL Credit Agreement is paid in full in cash, (i) including (if applicable), with respect to amounts available to be drawn under outstanding letters of credit issued thereunder at such time (or indemnities or other undertakings issued pursuant thereto in respect of outstanding letters of credit at such time), delivery or provision of cash or backstop letters of credit in respect thereof in compliance with the terms of any such ABL Credit Agreement (which shall not exceed an amount equal to 101.5% of the aggregate undrawn amount of such letters of credit), but (ii) excluding unasserted contingent indemnification or other obligations under the applicable ABL Credit Agreement at such time, and (b) the termination of all then outstanding commitments to extend credit under the ABL Documents at such time.

“Discharge of Additional Obligations” shall mean, if any Indebtedness shall at any time have been incurred under any Additional Credit Facility, with respect to each Additional Credit Facility: (a) the payment in full in cash of the applicable Additional Obligations that are outstanding and unpaid at the time all Additional Indebtedness under such Additional Credit Facility is paid in full in cash, (i) including (if applicable), with respect to amounts available to be drawn under outstanding letters of credit issued thereunder at such time (or indemnities or other undertakings issued pursuant thereto in respect of outstanding letters of credit at such time), delivery or provision of cash or backstop letters of credit in respect thereof in compliance with the terms of any such Additional Credit Facility (which shall not exceed an amount equal to 101.5% of the aggregate undrawn amount of such letters of credit), but (ii) excluding unasserted contingent indemnification or other obligations under the applicable Additional Credit Facility at such time; and (b) the termination of all then outstanding commitments to extend credit under the applicable Additional Documents at such time.

“Discharge of Initial Junior Priority Obligations” shall mean, if any Indebtedness shall at any time have been incurred under any Initial Junior Priority Credit Facility, with respect to each Junior Priority Credit Facility, (a) the payment in full in cash of the applicable Initial Junior Priority Obligations that are outstanding and unpaid at the time all Indebtedness under the applicable Initial Junior Priority Credit Facility is paid in full in cash, (i) including (if applicable), with respect to amounts available to be drawn under outstanding letters of credit issued thereunder at such time (or indemnities or other undertakings issued pursuant thereto in respect of outstanding letters of credit at such time), delivery or provision of cash or backstop letters of credit in respect thereof in compliance with the terms of any such Initial Junior Priority Credit Facility (which shall not exceed an amount equal to 101.5% of the aggregate undrawn amount of such letters of credit), but (ii) excluding unasserted contingent indemnification or other obligations under the applicable Initial Junior Priority Credit Facility at such time, and (b) the termination of all then outstanding commitments to extend credit under the Initial Junior Priority Documents at such time.

“Discharge of Junior Priority Obligations” shall mean the occurrence of all of the Discharge of Initial Junior Priority Obligations and the Discharge of Additional Obligations in respect of Junior Priority Debt.

“Discharge of Senior Priority Obligations” shall mean the occurrence of all of the Discharge of ABL Obligations and the Discharge of Additional Obligations in respect of Senior Priority Debt.

“Domestic Subsidiary” shall mean any Subsidiary of the Company that is not a Foreign Subsidiary.

“Event of Default” shall mean an Event of Default under any ABL Credit Agreement, any Initial Junior Priority Credit Facility or any Additional Credit Facility.

“Exercise Any Secured Creditor Remedies” or “Exercise of Secured Creditor Remedies” shall mean:

(a)         the taking of any action to enforce or realize upon any Lien, including the institution of any foreclosure proceedings or the noticing of any public or private sale pursuant to Article 9 of the Uniform Commercial Code, or the taking of any action to enforce any right or power to repossess, replevy, attach, garnish, levy upon or collect the Proceeds of any Lien;

(b)        the exercise of any right or remedy provided to a secured creditor on account of a Lien under any of the Credit Documents, under applicable law, by self-help repossession, by notification to account obligors of any Grantor in an Insolvency Proceeding or otherwise, including the election to retain any of the Collateral in satisfaction of a Lien;

(c)         the taking of any action or the exercise of any right or remedy in respect of the collection on, set off against, marshalling of, injunction respecting or foreclosure on the Collateral or the Proceeds thereof;

(d)        the appointment of a receiver, receiver and manager or interim receiver of all or part of the Collateral;

(e)        the sale, lease, license, or other disposition of all or any portion of the Collateral by private or public sale or any other means permissible under applicable law;

(f)         the exercise of any other right of a secured creditor under Part 6 of Article 9 of the Uniform Commercial Code;

(g)        the exercise of any voting rights relating to any Capital Stock included in the Collateral; and

(h)        the delivery of any notice, claim or demand relating to the Collateral to any Person (including any securities intermediary, depository bank or landlord) in possession or control of any Collateral;

provided that (i) filing a proof of claim or statement of interest in any Insolvency Proceeding, (ii) the acceleration of the Senior Priority Obligations, (iii) the establishment of borrowing base and/or availability reserves, collateral, Accounts or Inventory ineligibles, or other conditions for advances, (iv) the changing of advance rates or advance sub-limits, (v) the imposition of a default rate or late fee, (vi) the collection and application (including pursuant to “cash dominion” provisions) of Accounts or other monies deposited from time to time in Commodity Accounts, Deposit Accounts or Securities Accounts, in each case, against and Senior Priority Obligations or pursuant to the provisions of any Senior Priority Documents (including the notification of account debtors, depositary institutions or any other Person to deliver proceeds of Collateral to any applicable Senior Priority Agent), (vii) the cessation of lending pursuant to the provisions of the Senior Priority Documents, including upon the occurrence of a default on the existence of an over-advance, (viii) the consent by any Senior Priority Agent to disposition by any Grantor of any of the Collateral or the consent by the Senior Priority Representative to disposition by any Grantor of any of the Collateral or (ix) seeking adequate protection shall, in each case, not be deemed to be an Exercise of Secured Creditor Remedies.

“Financing Lease” shall mean any lease of property, real or personal, the obligations of the lessee in respect of which are required to be capitalized on a balance sheet of the lessee in accordance with generally accepted accounting principles as in effect in the United States.

“Foreign Subsidiary” shall mean any Subsidiary of the Company (a) that is organized under the laws of any jurisdiction outside of the United States of America and any Subsidiary of such Foreign Subsidiary or (b) that is a Foreign Subsidiary Holdco. Any subsidiary of the Company which is organized and existing under the laws of Puerto Rico or any other territory of the United States of America shall be a Foreign Subsidiary.

“Foreign Subsidiary Holdco” shall mean any Subsidiary of the Company, so long as such Subsidiary has no material assets other than securities or indebtedness of one or more Foreign Subsidiaries (or Subsidiaries thereof), intellectual property relating to such Foreign Subsidiaries (or Subsidiaries thereof), and/or other assets (including cash, Cash Equivalents and Temporary Cash Investments) relating to an ownership interest in any such securities, indebtedness, intellectual property or Subsidiaries.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including the European Union.

“Grantor” shall mean any Grantor as defined in the ABL Collateral Documents, in the Junior Priority Collateral Documents or in the Additional Collateral Documents, as the context requires.

“Guarantor” shall mean any of the ABL Guarantors, the Initial Junior Priority Guarantors and any Additional Guarantors.

“Hedging Affiliate” shall mean any ABL Hedging Affiliate, any Initial Junior Priority Hedging Affiliate or any Additional Hedging Affiliate, as applicable.

“Hedging Agreement” shall mean any Interest Rate Agreement, Commodities Agreement, Currency Agreement or any other credit or equity swap, collar, cap, floor or forward rate agreement, or other agreement or arrangement designed to protect against fluctuations in interest rates or currency, commodity, credit or equity values or creditworthiness (including any option with respect to any of the foregoing and any combination of the foregoing agreements or arrangements), and any confirmation executed in connection with any such agreement or arrangement.

“Hedging Provider” shall mean any ABL Hedging Provider, any Initial Junior Priority Hedging Provider or any Additional Hedging Provider, as applicable.

“Holdings” shall mean Pisces Holdings, Inc., a Delaware corporation, and any successor in interest thereto.

“Impairment” shall (a) with respect to the Senior Priority Obligations, have the meaning set forth in Section 2.1(i), and (b) with respect to the Junior Priority Obligations, have the meaning set forth in Section 2.1(j).

“Indebtedness” shall mean, with respect to any Person at any date, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property (other than trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), which purchase price is due more than one year after the date of placing such property in final service or taking final delivery and title thereto, (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (c) all obligations of such Person under Financing Leases, (d) all obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments issued or created for the account of such Person, (e) all obligations of such Person in respect of interest rate protection agreements, interest rate futures, interest rate options, interest rate caps and any other interest rate hedge arrangements, (f) all indebtedness or obligations of the types referred to in the preceding clauses (a) through (e) to the extent secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof and (g) all guarantees by such Person of Indebtedness of other Persons, to the extent so guaranteed by such Person.

“Initial Junior Priority Agent” shall mean [          ] in its capacity as collateral agent under the Original Initial Junior Priority Credit Facility, together with its successors and assigns in such capacity from time to time, whether under the Original Initial Junior Priority Credit Facility or any subsequent Initial Junior Priority Credit Facility, as well as any Person designated as the “Agent” or “Collateral Agent” under any Initial Junior Priority Credit Facility.

“Initial Junior Priority Bank Products Affiliate” shall mean any Person who (a) has entered into a Bank Products Agreement with an Initial Junior Priority Credit Party with the obligations of such Initial Junior Priority Credit Party thereunder being secured by one or more Initial Junior Priority Collateral Documents, (b) was an Initial Junior Priority Agent or an Initial Junior Priority Credit Facility Lender or an Affiliate of an Initial Junior Priority Agent or an Initial Junior Priority Credit Facility Lender, in each case, at the time of entry into such Bank Products Agreement, or on or prior to the date hereof, or at the time of the designation referred to in the following clause (c), and (c) has been designated by the Company Representative in accordance with the terms of one or more Initial Junior Priority Collateral Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Affiliate hereunder with respect to more than one Credit Facility).

“Initial Junior Priority Bank Products Provider” shall mean any Person (other than an Initial Junior Priority Bank Products Affiliate) that has entered into a Bank Products Agreement with an Initial Junior Priority Credit Party with the obligations of such Initial Junior Priority Credit Party thereunder being secured by one or more Initial Junior Priority Collateral Documents, as designated by the Company Representative in accordance with the terms of one or more Initial Junior Priority Collateral Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Provider hereunder with respect to more than one Credit Facility).

“Initial Junior Priority Borrower” shall mean [          ] in [its][their] capacity[y][ies] as borrower[s] under the Initial Junior Priority Credit Facility, together with its [and their respective] successors and assigns.

“Initial Junior Priority Collateral Documents” shall mean all “Security Documents” as defined in the Original Initial Junior Priority Credit Facility, and all other security agreements, mortgages, deeds of trust, pledges and other collateral documents executed and delivered in connection with any Initial Junior Priority Credit Facility, and any other agreement, document or instrument pursuant to which a Lien is granted securing any Initial Junior Priority Obligations or under which rights or remedies with respect to such Liens are governed, in each case as the same may be amended, restated, supplemented, waived or otherwise modified from time to time.

“Initial Junior Priority Credit Facility” shall mean (a) if the Original Initial Junior Priority Credit Facility is then in effect, the Original Initial Junior Priority Credit Facility, and (b) thereafter, if designated by the Company Representative, any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that complies with clause (2) of the definition of “Additional Indebtedness” and that has been incurred to refund, refinance, restructure, replace, renew, repay, increase or extend (whether in whole or in part and whether with the original agent and creditors or other agents and creditors or otherwise) the indebtedness and other obligations outstanding under (x) the Original Initial Junior Priority Credit Facility or (y) any subsequent Initial Junior Priority Credit Facility (in each case, as amended, restated, supplemented, waived or otherwise modified from time to time); provided, that the requisite creditors party to such Initial Junior Priority Credit Facility (or their agent or other representative on their behalf) shall agree, by a joinder agreement substantially in the form of Exhibit C attached hereto or otherwise in form and substance reasonably satisfactory to any Senior Priority Agent (other than any Designated Agent) (or, if there is no continuing Senior Priority Agent other than any Designated Agent, as designated by the Company Representative), that the obligations under such Initial Junior Priority Credit Facility are subject to the terms and provisions of this Agreement. Any reference to the Initial Junior Priority Credit Facility shall be deemed a reference to any Initial Junior Priority Credit Facility then in existence.

“Initial Junior Priority Credit Facility Lenders” shall mean one or more holders of Indebtedness (or commitments therefor) that is or may be incurred under the Initial Junior Priority Credit Facility, together with their successors, assigns and transferees, as well as any Person designated as an “Initial Junior Priority Credit Facility Lender” under any Initial Junior Priority Credit Facility.

“Initial Junior Priority Credit Parties” shall mean the Initial Junior Priority Borrower, the Initial Junior Priority Guarantors and each other direct or indirect Subsidiary of the Company or any of its Affiliates that is now or hereafter becomes a party to any Initial Junior Priority Document.

“Initial Junior Priority Creditors” shall mean all Initial Junior Priority Credit Facility Lenders, all Initial Junior Priority Bank Products Affiliates, all Initial Junior Priority Hedging Affiliates, all Initial Junior Priority Bank Products Providers, all Initial Junior Priority Hedging Providers and all Initial Junior Priority Management Credit Providers, and all successors, assigns, transferees and replacements thereof, as well as any Person designated as an “Initial Junior Priority Creditor” under any Initial Junior Priority Credit Facility.

“Initial Junior Priority Documents” shall mean the Initial Junior Priority Credit Facility, the Initial Junior Priority Guarantees, the Initial Junior Priority Collateral Documents, any Bank Products Agreements between any Initial Junior Priority Credit Party and any Initial Junior Priority Bank Products Affiliate or any Initial Junior Priority Bank Products Provider, any Hedging Agreements between any Initial Junior Priority Credit Party and any Initial Junior Priority Hedging Affiliate or Initial Junior Priority Hedging Provider, any Management Guarantee in favor of any Initial Junior Priority Management Credit Provider, those other ancillary agreements as to which the Initial Junior Priority Agent or any Initial Junior Priority Secured Party is a party or a beneficiary and all other agreements, instruments, documents and certificates, now or hereafter executed by or on behalf of any Initial Junior Priority Credit Party or any of its respective Subsidiaries or Affiliates, and delivered to the Initial Junior Priority Agent, in connection with any of the foregoing or any Initial Junior Priority Credit Facility, in each case as the same may be amended, restated, supplemented, waived or otherwise modified from time to time.

“Initial Junior Priority Guarantees” shall mean the guarantees of the Initial Junior Priority Guarantors pursuant to the [          ]4, and all other guarantees of any Initial Junior Priority Obligations of any Initial Junior Priority Credit Party in favor of any Initial Junior Priority Secured Party, in each case as the same may be amended, restated, supplemented, waived or otherwise modified from time to time.

“Initial Junior Priority Guarantors” shall mean the collective reference to Holdings (so long as Holdings is a Guarantor under any of the Initial Junior Priority Guarantees), each of the Company’s Domestic Subsidiaries that is a guarantor under any of the Initial Junior Priority Guarantees and any other Person who becomes a guarantor under any of the Initial Junior Priority Guarantees, in each case unless and until released from its guarantee obligations.

[4]	Describe original guarantee arrangements.

“Initial Junior Priority Hedging Affiliate” shall mean any Person who (a) has entered into a Hedging Agreement with an Initial Junior Priority Credit Party with the obligations of such Initial Junior Priority Credit Party thereunder being secured by one or more Initial Junior Priority Collateral Documents, (b) was an Initial Junior Priority Agent or an Initial Junior Priority Credit Facility Lender or an Affiliate of an Initial Junior Priority Agent or an Initial Junior Priority Credit Facility Lender, in each case, at the time of entry into such Hedging Agreement, or on or prior to the date hereof, or at the time of the designation referred to in the following clause (c), and (c) has been designated by the Company Representative in accordance with the terms of one or more Initial Junior Priority Collateral Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Affiliate hereunder with respect to more than one Credit Facility).

“Initial Junior Priority Hedging Provider” shall mean any Person (other than an Initial Junior Priority Hedging Affiliate) that has entered into a Hedging Agreement with an Initial Junior Priority Credit Party with the obligations of such Initial Junior Priority Credit Party thereunder being secured by one or more Initial Junior Priority Collateral Documents, as designated by the Company Representative in accordance with the terms of one or more Initial Junior Priority Collateral Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Provider hereunder with respect to more than one Credit Facility).

“Initial Junior Priority Management Credit Provider” shall mean any Person who (a) is a beneficiary of a Management Guarantee provided by an Initial Junior Priority Credit Party, with the obligations of the applicable Initial Junior Priority Credit Party thereunder being secured by one or more Initial Junior Priority Collateral Documents, and (b) has been designated by the Company Representative in accordance with the terms of one or more Initial Junior Priority Collateral Documents (provided that no Person shall, with respect to any Management Guarantee, be at any time a Management Credit Provider with respect to more than one Credit Facility).

“Initial Junior Priority Obligations” shall mean any and all loans and all other obligations, liabilities and indebtedness of every kind, nature and description, whether now existing or hereafter arising, whether arising before, during or after the commencement of any case with respect to any Initial Junior Priority Credit Party under the Bankruptcy Code or any other Insolvency Proceeding, owing by each Initial Junior Priority Credit Party from time to time to any Initial Junior Priority Agent, any Initial Junior Priority Creditors or any of them, including any Initial Junior Priority Bank Products Affiliates, any Initial Junior Priority Hedging Affiliates, any Initial Junior Priority Bank Products Providers, Initial Junior Priority Hedging Providers or any Initial Junior Priority Management Credit Providers, whether for principal, interest (including interest, fees and expenses which, but for the commencement of an Insolvency Proceeding with respect to such Initial Junior Priority Credit Party, would have accrued on any Initial Junior Priority Obligation, whether or not a claim is allowed or allowable against such Initial Junior Priority Credit Party for such interest, fees and expenses in the related Insolvency Proceeding), reimbursement of amounts drawn under letters of credit, payments for early termination of Hedging Agreements, fees, expenses, indemnification or otherwise, and all other amounts owing or due under the terms of the Initial Junior Priority Documents, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Initial Junior Priority Secured Parties” shall mean the Initial Junior Priority Agent and the Initial Junior Priority Creditors.

“Insolvency Proceeding” shall mean (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors or other similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case covered by clauses (a) and (b) undertaken under United States Federal, State or foreign law, including the Bankruptcy Code or other applicable Bankruptcy Law.

“Interest Rate Agreement” shall mean, with respect to any Person, any interest rate protection agreement, future agreement, option agreement, swap agreement, cap agreement, collar agreement, hedge agreement or other similar agreement or arrangement (including derivative agreements or arrangements), as to which such Person is party or a beneficiary.

“Junior Priority Agent” shall mean any of the Initial Junior Priority Agent and any Additional Agent under any Junior Priority Documents.

“Junior Priority Collateral Documents” shall mean the Initial Junior Priority Collateral Documents and any Additional Collateral Documents in respect of any Junior Priority Obligations.

“Junior Priority Credit Facility” shall mean the Initial Junior Priority Credit Facility and any Additional Credit Facility in respect of any Junior Priority Obligations.

“Junior Priority Creditors” shall mean the Initial Junior Priority Creditors and any Additional Credit Facility Secured Party in respect of any Junior Priority Obligations.

“Junior Priority Debt” shall mean:

(1)         all Initial Junior Priority Obligations; and

(2)         any Additional Obligations of any Credit Party so long as on or before the date on which the relevant Additional Indebtedness is incurred, such Indebtedness is designated by the Company Representative as “Junior Priority Debt” in the relevant Additional Indebtedness Designation delivered pursuant to Section 7.11(a)(iii).

“Junior Priority Documents” shall mean the Initial Junior Priority Documents and any Additional Documents in respect of any Junior Priority Obligations.

“Junior Priority Lien” shall mean a Lien granted or purported to be granted (a) pursuant to an Initial Junior Priority Collateral Document to the Initial Junior Priority Agent or (b) pursuant to an Additional Collateral Document to any Additional Agent for the purpose of securing Junior Priority Obligations.

“Junior Priority Obligations” shall mean the Initial Junior Priority Obligations and any Additional Obligations constituting Junior Priority Debt.

“Junior Priority Representative” shall mean the Junior Priority Agent designated by the Junior Priority Agents to act on behalf of the Junior Priority Agents hereunder, acting in such capacity. The Junior Priority Representative shall initially be the Initial Junior Priority Agent under the Original Initial Junior Priority Credit Facility while the Original Initial Junior Priority Credit Facility is in effect; if the Original Initial Junior Priority Credit Facility is not in effect, the Junior Priority Representative shall be the Initial Junior Priority Agent under the relevant subsequent Initial Junior Priority Documents acting for the Junior Priority Secured Parties, unless the exposure of the corresponding Junior Priority Secured Parties under any other Additional Documents in respect of other Junior Priority Obligations exceeds the exposure of the relevant Junior Priority Secured Parties under such subsequent Initial Junior Priority Documents, and in such case, the Junior Priority Agent under the Junior Priority Documents under which the relevant Junior Priority Secured Parties have the greatest exposure (unless otherwise agreed in writing among the Junior Priority Agents).

“Junior Priority Secured Parties” shall mean, at any time, all of the Junior Priority Agents and all of the Junior Priority Creditors.

“Lien” shall mean any mortgage, pledge, hypothecation, assignment for purposes of security, security deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any Financing Lease having substantially the same economic effect as any of the foregoing).

“Lien Priority” shall mean, with respect to any Lien of the ABL Agent, the ABL Secured Parties, the Initial Junior Priority Agent, the Initial Junior Priority Creditors, any Additional Agent or any Additional Credit Facility Secured Party in the Collateral, the order of priority of such Lien as specified in Section 2.1.

“Management Credit Provider” shall mean any Additional Management Credit Provider, any ABL Management Credit Provider or any Initial Junior Priority Management Credit Provider, as applicable.

“Management Guarantee” shall have the meaning assigned to such term in (a) with respect to the ABL Obligations, the Original ABL Credit Agreement (if the Original ABL Credit Agreement is then in effect), or in any other ABL Credit Agreement then in effect (if the Original ABL Credit Agreement is not then in effect), (b) with respect to the Initial Junior Priority Obligations, the Original Initial Junior Priority Credit Facility (if the Original Initial Junior Priority Credit Facility is then in effect), or in any other Initial Junior Priority Credit Facility then in effect (if the Original Initial Junior Priority Credit Facility is not then in effect and (c) with respect to any Additional Obligations, in the applicable Additional Credit Facility.

“Moody’s” shall mean Moody’s Investors Service, Inc., and its successors.

“Original ABL Credit Agreement” shall mean that certain ABL Credit Agreement, dated as of April 12, 2018, by and among the ABL Borrowers, the Canadian borrowers from time to time party thereto, UBS AG, Stamford Branch, as administrative agent, the ABL Credit Agreement Lenders and the ABL Agent, as amended, restated, supplemented, waived or otherwise modified from time to time.

“Original Initial Junior Priority Credit Facility” shall mean the [          ]5, dated as of [         ], among [          ], as such agreement may be amended, supplemented, restated, waived or otherwise modified from time to time.

“Party” shall mean any of the ABL Agent, the Initial Junior Priority Agent or any Additional Agent, and “Parties” shall mean all of the ABL Agent, the Initial Junior Priority Agent and any Additional Agent.

“Person” shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan of Reorganization” shall have the meaning assigned thereto in the Base Intercreditor Agreement.

“Pledged Securities” shall have the meaning set forth in the ABL Collateral Documents, in the Initial Junior Priority Collateral Documents or in any Additional Collateral Documents, as the context requires.

“Proceeds” shall mean (a) all “proceeds,” as defined in Article 9 of the Uniform Commercial Code, with respect to the Collateral, (b) whatever is recoverable or recovered when any Collateral is sold, exchanged, collected, or disposed of, whether voluntarily or involuntarily and (c) in the case of Proceeds of Pledged Securities, all dividends or other income from the Pledged Securities, collections thereon or distributions or payments with respect thereto.

“Property” shall mean any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Requisite Senior Priority Holders” shall mean Senior Priority Secured Parties holding, in the aggregate, in excess of 50% of the aggregate Senior Priority Exposure (other than Senior Priority Obligations in respect of Bank Products Agreements, Hedging Agreements or Management Guarantees at any time and for so long as there are any outstanding Senior Priority Obligations in respect of any Senior Priority Credit Facility); provided that, (x) if the matter being consented to or the action being taken by the Senior Priority Representative is the subordination of Liens to other Liens, or the consent to a sale of all or substantially all of the Collateral, then “Requisite Senior Priority Holders” shall mean those Senior Priority Secured Parties necessary to validly consent to the requested action in accordance with the applicable Senior Priority Documents and (y) except as may be separately otherwise agreed in writing by and between or among each Senior Priority Agent, on behalf of itself and the Senior Priority Creditors represented thereby, if the matter being consented to or the action being taken by the Senior Priority Representative will affect any Series of Senior Priority Debt in a manner different and materially adverse relative to the manner such matter or action affects any other Series of Senior Priority Debt (except to the extent expressly set forth in this Agreement), then “Requisite Senior Priority Holders” shall mean (1) Senior Priority Secured Parties holding, in the aggregate, in excess of 50% of the aggregate Senior Priority Exposure (other than Senior Priority Obligations in respect of Bank Products Agreements, Hedging Agreements or Management Guarantees at any time and for so long as there are any outstanding Senior Priority Obligations in respect of any Senior Priority Credit Facility) and (2) Senior Priority Secured Parties holding, in the aggregate, in excess of 50% of the aggregate Senior Priority Exposure under the applicable Series of Senior Priority Debt (other than Senior Priority Obligations in respect of Bank Products Agreements, Hedging Agreements or Management Guarantees at any time and for so long as there are any outstanding Senior Priority Obligations in respect of any Senior Priority Credit Facility).

[5]	Describe the Original Initial Junior Priority Credit Facility.

“S&P” shall mean Standard & Poor’s Financial Services LLC, a division of S&P Global, Inc., and its successors.

“Secured Parties” shall mean the Senior Priority Secured Parties and the Junior Priority Secured Parties.

“Senior Priority Agent” shall mean any of the ABL Agent or any Additional Agent under any Senior Priority Documents.

“Senior Priority Credit Facility” shall mean the ABL Credit Agreement and any Additional Credit Facility in respect of any Senior Priority Obligations.

“Senior Priority Creditors” shall mean the ABL Secured Parties and any Additional Credit Facility Secured Party in respect of any Senior Priority Obligations.

“Senior Priority Debt” shall mean:

(1)         all ABL Obligations; and

(2)         any Additional Obligations of any Credit Party so long as on or before the date on which the relevant Additional Indebtedness is incurred, such Indebtedness is designated by the Company Representative as “Senior Priority Debt” in the relevant Additional Indebtedness Designation delivered pursuant to Section 7.11(a)(iii).

“Senior Priority Documents” shall mean the ABL Documents and any Additional Documents in respect of any Senior Priority Obligations.

“Senior Priority Exposure” shall mean, as to any Senior Priority Credit Facility as of the date of determination, the sum of (a) as to any revolving facility, the total commitments of the Senior Priority Creditors (as applicable) to make loans and other extensions of credit thereunder (or after the termination of such commitments, the total outstanding principal amount of loans and other extensions of credit under such facility and the aggregate then undrawn and unexpired amount of the then outstanding letters of credit under the Senior Priority Documents) plus (b) as to any other facility, the outstanding principal amount of Senior Priority Obligations (as applicable) thereunder.

“Senior Priority Lien” shall mean a Lien granted (a) by an ABL Collateral Document to the ABL Agent or (b) by an Additional Collateral Document to any Additional Agent for the purpose of securing Senior Priority Obligations.

“Senior Priority Obligations” shall mean the ABL Obligations and any Additional Obligations constituting Senior Priority Debt.

“Senior Priority Recovery” shall have the meaning set forth in Section 5.3.

“Senior Priority Representative” shall mean the Senior Priority Agent designated by the Senior Priority Agents to act on behalf of the Senior Priority Agents under this Agreement, acting in such capacity; provided that, at any time the Base Intercreditor Agreement is in effect, the Senior Priority Representative shall be the “ABL Collateral Representative” as defined under the Base Intercreditor Agreement. If the Base Intercreditor Agreement is no longer in effect, the Senior Priority Representative shall initially be the ABL Agent under the Original ABL Credit Agreement while the Original ABL Credit Agreement is in effect; if the Original ABL Credit Agreement is not in effect, the Senior Priority Representative shall be (1) the Senior Priority Agent under the relevant subsequent ABL Credit Agreement acting for the Senior Priority Secured Parties, if any, or (2) if there is no subsequent ABL Credit Agreement, or if the aggregate Senior Priority Exposure of the corresponding Senior Priority Secured Parties under any other Additional Documents exceeds the aggregate Senior Priority Exposure of the relevant Senior Priority Secured Parties under such subsequent ABL Credit Agreement, the Senior Priority Agent under the Senior Priority Documents under which the relevant Senior Priority Secured Parties have the greatest aggregate Senior Priority Exposure (unless otherwise agreed in writing among the Senior Priority Agents).

“Senior Priority Secured Parties” shall mean, at any time, all of the Senior Priority Agents and all of the Senior Priority Creditors.

“Series of Junior Priority Debt” shall mean, severally, (a) the Indebtedness outstanding under the Initial Junior Priority Credit Facility and (b) the Indebtedness outstanding under any Additional Credit Facility in respect of or constituting Junior Priority Debt.

“Series of Senior Priority Debt” shall mean, severally, (a) the Indebtedness outstanding under the ABL Credit Agreement and (b) the Indebtedness outstanding under any Additional Credit Facility in respect of or constituting Senior Priority Debt.

“Specified Default” shall mean a Specified Default under any ABL Credit Agreement, any Initial Junior Priority Credit Facility or any Additional Credit Facility.

“Standstill Period” shall have the meaning set forth in Section 2.3(a).

“Subsidiary” of any Person shall mean a corporation, partnership, limited liability company, or other entity (a) of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company or other entity are at the time owned by such Person, or (b) the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person and, in the case of this clause (b), which is treated as a consolidated subsidiary for accounting purposes.

“Subsidiary Borrower” shall have the meaning assigned thereto in the ABL Credit Agreement.

“Temporary Cash Investments” shall mean any of the following: (i) any investment in (x) direct obligations of the United States of America, Canada, the United Kingdom, Switzerland, a member state of the European Union or any country in whose currency funds are being held pending their application in the making of an investment or capital expenditure by the Company or a Subsidiary in that country or with such funds, or any agency or instrumentality of any thereof, or obligations guaranteed by the United States of America, Canada, the United Kingdom, Switzerland or a member state of the European Union or any country in whose currency funds are being held pending their application in the making of an investment or capital expenditure by the Company or a Subsidiary in that country or with such funds, or any agency or instrumentality of any of the foregoing, or obligations guaranteed by any of the foregoing or (y) direct obligations of any foreign country recognized by the United States of America rated at least “A” by S&P or “A-2” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization as shall be approved by any Agent (other than any Designated Agent), in each case, in its reasonable judgment (or, if there is no continuing Agent other than the Designated Agent, as designated by the Company Representative), (ii) overnight bank deposits, and investments in time deposit accounts, certificates of deposit, bankers’ acceptances and money market deposits (or, with respect to foreign banks, similar instruments) maturing not more than one year after the date of acquisition thereof issued by (x) any bank or other institutional entity providing indebtedness or financial accommodation under the ABL Credit Agreement, the Initial Junior Priority Credit Facility or any Additional Credit Facility or any affiliate thereof or (y) a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital and surplus aggregating in excess of $250.0 million (or the foreign currency equivalent thereof) and whose long term debt is rated at least “A” by S&P or “A-2” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization as shall be approved by any Agent (other than any Designated Agent), in each case, in its reasonable judgment (or, if there is no continuing Agent other than any Designated Agent, as designated by the Company Representative)) at the time such investment is made, (iii) repurchase obligations for underlying securities or instruments of the types described in clause (i) or (ii) above entered into with a bank meeting the qualifications described in clause (ii) above, (iv) investments in commercial paper, maturing not more than 24 months after the date of acquisition, issued by a Person (other than that of the Company or any of its Subsidiaries), with a rating at the time as of which any investment therein is made of “P-2” (or higher) according to Moody’s or “A-2” (or higher) according to S&P (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization as shall be approved by any Agent (other than any Designated Agent), in each case, in its reasonable judgment (or, if there is no continuing Agent other than any Designated Agent, as designated by the Company Representative)), (v) investments in securities maturing not more than 24 months after the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “BBB-” by S&P or “Baa3” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization as shall be approved by any Agent (other than any Designated Agent), in each case, in its reasonable judgment (or, if there is no continuing Agent other than any Designated Agent, as designated by the Company Representative)), (vi) Indebtedness or Preferred Stock (other than of the Company or any of its Subsidiaries) having a rating of “A” or higher by S&P or “A2” or higher by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization as shall be approved by any Agent (other than any Designated Agent), in each case, in its reasonable judgment (or, if there is no continuing Agent other than any Designated Agent, as designated by the Company Representative), (vii) investment funds investing at least 90% of their assets in securities of the type described in clauses (i)-(vi) above (which funds may also hold cash pending investment and/or distribution), (viii) any money market deposit accounts issued or offered by a domestic commercial bank or a commercial bank organized and located in a country recognized by the United States of America, in each case, having capital and surplus in excess of $250.0 million (or the foreign currency equivalent thereof), or investments in money market funds subject to the risk limiting conditions of Rule 2a-7 (or any successor rule) of the Securities and Exchange Commission under the Investment Company Act of 1940, as amended, and (ix) similar investments approved by the board of directors of the Company Representative in the ordinary course of business.

“Uniform Commercial Code” shall mean the Uniform Commercial Code as the same may, from time to time, be in effect in the State of New York; provided that to the extent that the Uniform Commercial Code is used to define any term in any security document and such term is defined differently in differing Articles of the Uniform Commercial Code, the definition of such term contained in Article 9 shall govern; provided, further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, publication or priority of, or remedies with respect to, Liens of any Party is governed by the Uniform Commercial Code or foreign personal property security laws as enacted and in effect in a jurisdiction other than the State of New York, the term “Uniform Commercial Code” will mean the Uniform Commercial Code or such foreign personal property security laws as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

“United States” shall mean the United States of America.

Section 1.3          Rules of Construction. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term “including” is not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or”. The words “hereof”, “herein”, “hereby”, “hereunder”, and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Article, section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, refinancings, renewals, replacements, restatements, substitutions, joinders, and supplements thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, refinancings, renewals, replacements, restatements, substitutions, joinders, and supplements set forth herein), and any reference herein to any Person acting in a particular capacity shall be construed to include such Person’s successors and assigns in that capacity. Any reference herein to any Person shall be construed to include such Person’s successors and assigns. Any reference herein to the repayment in full of an obligation shall mean the payment in full in cash of such obligation, or in such other manner as may be approved in writing by the requisite holders or representatives in respect of such obligation.

ARTICLE II

LIEN PRIORITY

Section 2.1          Agreement to Subordinate.

(a)         Notwithstanding (i) the date, time, method, manner, or order of grant, attachment, or perfection (including any defect or deficiency or alleged defect or deficiency in any of the foregoing) of any Liens granted to any Senior Priority Agent or any Senior Priority Creditors in respect of all or any portion of the Collateral, or of any Liens granted to any Junior Priority Agent or any Junior Priority Creditors in respect of all or any portion of the Collateral, and regardless of how any such Lien was acquired (whether by grant, statute, operation of law, subrogation or otherwise), (ii) the order or time of filing or recordation of any document or instrument for perfecting the Liens in favor of any Senior Priority Agent, any Senior Priority Creditors, any Junior Priority Agent or any Junior Priority Creditors in any Collateral, (iii) any provision of the Uniform Commercial Code, the Bankruptcy Code or any other applicable law, or of any Senior Priority Documents or Junior Priority Documents, (iv) whether any Senior Priority Agent or any Junior Priority Agent, in each case either directly or through agents, holds possession of, or has control over, all or any part of the Collateral, (v) the fact that any such Liens in favor of any Senior Priority Agent or any Senior Priority Creditors securing any of the Senior Priority Obligations are (x) subordinated to any Lien securing any other obligation of any Credit Party or (y) otherwise subordinated, voided, avoided, invalidated or lapsed or (vi) any other circumstance of any kind or nature whatsoever, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, hereby agrees that:

(i)          any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any Junior Priority Agent or any Junior Priority Creditor that secures all or any portion of the Junior Priority Obligations shall be junior and subordinate in all respects to all Liens granted to any of the Senior Priority Agents and the Senior Priority Creditors in the Collateral to secure all or any portion of the Senior Priority Obligations;

(ii)         any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any Senior Priority Agent or any Senior Priority Creditor that secures all or any portion of the Senior Priority Obligations shall be senior and prior in all respects to all Liens granted to any of the Junior Priority Agents and the Junior Priority Creditors in the Collateral to secure all or any portion of the Junior Priority Obligations;

(iii)        except as otherwise provided in Sections 2.1(a)(11) and 2.1(a)(12) of the Base Intercreditor Agreement, any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any Senior Priority Agent or any Senior Priority Creditor that secures all or any portion of the Senior Priority Obligations shall be pari passu and equal in priority in all respects with any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any other Senior Priority Agent or any other Senior Priority Creditor that secures all or any portion of the Senior Priority Obligations; and

(iv)        except as otherwise provided in Sections 2.1(a)(11) and 2.1(a)(12) of the Base Intercreditor Agreement, and except as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, in each case on behalf of itself and the Junior Priority Secured Parties represented thereby, any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any Junior Priority Agent or any Junior Priority Creditor that secures all or any portion of the Junior Priority Obligations shall be pari passu and equal in priority in all respects with any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any other Junior Priority Agent or any other Junior Priority Creditor that secures all or any portion of the Junior Priority Obligations.

(b)        Notwithstanding (i) the date, time, method, manner, or order of grant, attachment, or perfection (including any defect or deficiency or alleged defect or deficiency in any of the foregoing) of any Liens granted to any Senior Priority Agent or any Senior Priority Creditors in respect of all or any portion of the Collateral and regardless of how any such Lien was acquired (whether by grant, statute, operation of law, subrogation or otherwise), (ii) the order or time of filing or recordation of any document or instrument for perfecting the Liens in favor of any other Senior Priority Agent or any other Senior Priority Creditors in any Collateral, (iii) any provision of the Uniform Commercial Code, the Bankruptcy Code or any other applicable law, or of any Senior Priority Documents, (iv) whether any Senior Priority Agent, in each case either directly or through agents, holds possession of, or has control over, all or any part of the Collateral, (v) the fact that any such Liens in favor of any Senior Priority Agent or any Senior Priority Creditors securing any of the Senior Priority Obligations are (x) subordinated to any Lien securing any other obligation of any Credit Party or (y) otherwise subordinated, voided, avoided, invalidated or lapsed or (vi) any other circumstance of any kind or nature whatsoever, each Senior Priority Agent, for and on behalf of itself and the Senior Priority Creditors represented thereby, hereby agrees that, except as otherwise provided in Sections 2.1(a)(11) and 2.1(a)(12) of the Base Intercreditor Agreement or as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, in each case on behalf of itself and the Senior Priority Creditors represented thereby, any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any Senior Priority Agent or any Senior Priority Creditor that secures all or any portion of the Senior Priority Obligations shall be pari passu and equal in priority in all respects with any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any other Senior Priority Agent or any other Senior Priority Creditor that secures all or any portion of the Senior Priority Obligations.

(c)         Notwithstanding (i) the date, time, method, manner, or order of grant, attachment, or perfection (including any defect or deficiency or alleged defect or deficiency in any of the foregoing) of any Liens granted to any Junior Priority Agent or any Junior Priority Creditors in respect of all or any portion of the Collateral and regardless of how any such Lien was acquired (whether by grant, statute, operation of law, subrogation or otherwise), (ii) the order or time of filing or recordation of any document or instrument for perfecting the Liens in favor of any other Junior Priority Agent or any other Junior Priority Creditors in any Collateral, (iii) any provision of the Uniform Commercial Code, the Bankruptcy Code or any other applicable law, or of any Junior Priority Documents, (iv) whether any Junior Priority Agent, in each case either directly or through agents, holds possession of, or has control over, all or any part of the Collateral, (v) the fact that any such Liens in favor of any Junior Priority Agent or any Junior Priority Creditors securing any of the Junior Priority Obligations are (x) subordinated to any Lien securing any other obligation of any Credit Party or (y) otherwise subordinated, voided, avoided, invalidated or lapsed or (vi) any other circumstance of any kind or nature whatsoever, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, hereby agrees that, except as otherwise provided in Sections 2.1(a)(11) and 2.1(a)(12) of the Base Intercreditor Agreement or as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, in each case on behalf of itself and the Junior Priority Creditors represented thereby, any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any Junior Priority Agent or any Junior Priority Creditor that secures all or any portion of the Junior Priority Obligations shall be pari passu and equal in priority in all respects with any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any other Junior Priority Agent or any other Junior Priority Creditor that secures all or any portion of the Junior Priority Obligations.

(d)        Notwithstanding any failure by any Senior Priority Secured Party to perfect its security interests in the Collateral or any avoidance, invalidation, priming or subordination by any third party or court of competent jurisdiction (including in any Insolvency Proceeding) of the security interests in the Collateral granted to any of the Senior Priority Secured Parties, the priority and rights as (x) between the respective classes of Senior Priority Secured Parties, and (y) between the Senior Priority Secured Parties, on the one hand, and the Junior Priority Secured Parties, on the other hand, with respect to the Collateral shall be as set forth herein. Notwithstanding any failure by any Junior Priority Secured Party to perfect its security interests in the Collateral or any avoidance, invalidation, priming or subordination by any third party or court of competent jurisdiction of the security interests in the Collateral granted to any of the Junior Priority Secured Parties, the priority and rights as between the respective classes of Junior Priority Secured Parties with respect to the Collateral shall be as set forth herein. Lien priority as among the Senior Priority Obligations and the Junior Priority Obligations with respect to any Collateral will be governed solely by this Agreement, except as may be separately otherwise agreed in writing by or among any applicable Parties to the extent permitted pursuant to this Agreement and the Base Intercreditor Agreement (as applicable).

(e)        The ABL Agent, for and on behalf of itself and the ABL Secured Parties, acknowledges and agrees that (x) concurrently herewith, the Initial Junior Priority Agent, for the benefit of itself and the Initial Junior Priority Secured Parties, has been granted Junior Priority Liens upon all of the Collateral in which the ABL Agent has been granted Senior Priority Liens, and the ABL Agent hereby consents thereto, and (y) one or more Additional Agents, each on behalf of itself and any Additional Credit Facility Secured Parties represented thereby, may be granted Senior Priority Liens or Junior Priority Liens upon all of the Collateral in which the ABL Agent has been granted Senior Priority Liens, and the ABL Agent hereby consents thereto.

(f)         The Initial Junior Priority Agent, for and on behalf of itself and the Initial Junior Priority Secured Parties, acknowledges and agrees that (x) the ABL Agent, for the benefit of itself and the ABL Secured Parties, has been granted Senior Priority Liens upon all of the Collateral in which the Initial Junior Priority Agent has been granted Junior Priority Liens, and the Initial Junior Priority Agent hereby consents thereto, and (y) one or more Additional Agents, each on behalf of itself and any Additional Credit Facility Secured Parties represented thereby, may be granted Senior Priority Liens or Junior Priority Liens upon all of the Collateral in which the Initial Junior Priority Agent has been granted Junior Priority Liens, and the Initial Junior Priority Agent hereby consents thereto.

(g)        Each Additional Agent, for and on behalf of itself and any Additional Credit Facility Secured Parties represented thereby, acknowledges and agrees that, (x) the ABL Agent, for the benefit of itself and the ABL Secured Parties, has been granted Senior Priority Liens upon all of the Collateral in which such Additional Agent is being granted Liens, and such Additional Agent hereby consents thereto, (y) concurrently herewith, the Initial Junior Priority Agent, for the benefit of itself and the Initial Junior Priority Secured Parties, has been granted Junior Priority Liens upon all of the Collateral in which such Additional Agent is being granted Liens, and such Additional Agent hereby consents thereto, and (z) one or more other Additional Agents, each on behalf of itself and any Additional Credit Facility Secured Parties represented thereby, have been or may be granted Senior Priority Liens or Junior Priority Liens upon all of the Collateral in which such Additional Agent is being granted Liens, and such Additional Agent hereby consents thereto.

(h)        Lien priority as among the Additional Obligations, the ABL Obligations and the Initial Junior Priority Obligations with respect to any Collateral will be governed solely by this Agreement and, as applicable, the Base Intercreditor Agreement, except as may be separately otherwise agreed in writing by or among any applicable Parties to the extent permitted pursuant to this Agreement and the Base Intercreditor Agreement (as applicable).

(i)         Each Senior Priority Agent, for and on behalf of itself and the relevant Senior Priority Secured Parties represented thereby, hereby acknowledges and agrees that it is the intention of the Senior Priority Secured Parties of each Series of Senior Priority Debt that the holders of Senior Priority Obligations of such Series of Senior Priority Debt (and not the Senior Priority Secured Parties of any other Series of Senior Priority Debt) bear the risk of (i) any determination by a court of competent jurisdiction that (x) any of the Senior Priority Obligations of such Series of Senior Priority Debt are unenforceable under applicable law or are subordinated to any other obligations (other than another Series of Senior Priority Debt), (y) any of the Senior Priority Obligations of such Series of Senior Priority Debt do not have an enforceable security interest in any of the Collateral securing any other Series of Senior Priority Debt and/or (z) any intervening security interest exists securing any other obligations (other than another Series of Senior Priority Debt) on a basis ranking prior to the security interest of such Series of Senior Priority Debt but junior to the security interest of any other Series of Senior Priority Debt or (ii) the existence of any Collateral for any other Series of Senior Priority Debt that is not also Collateral for the other Series of Senior Priority Debt (any such condition referred to in the foregoing clauses (i) or (ii) with respect to any Series of Senior Priority Debt, an “Impairment” of such Series of Senior Priority Debt). In the event of any Impairment with respect to any Series of Senior Priority Debt, the results of such Impairment shall be borne solely by the holders of such Series of Senior Priority Debt, and the rights of the holders of such Series of Senior Priority Debt (including the right to receive distributions in respect of such Series of Senior Priority Debt pursuant to Section 4.1) set forth herein shall be modified to the extent necessary so that the effects of such Impairment are borne solely by the holders of the Series of Senior Priority Debt subject to such Impairment.

(j)         Each Junior Priority Agent, for and on behalf of itself and the relevant Junior Priority Secured Parties represented thereby, hereby acknowledges and agrees that it is the intention of the Junior Priority Secured Parties of each Series of Junior Priority Debt that the holders of Junior Priority Obligations of such Series of Junior Priority Debt (and not the Junior Priority Secured Parties of any other Series of Junior Priority Debt) bear the risk of (i) any determination by a court of competent jurisdiction that (x) any of the Junior Priority Obligations of such Series of Junior Priority Debt are unenforceable under applicable law or are subordinated to any other obligations (other than another Series of Junior Priority Debt), (y) any of the Junior Priority Obligations of such Series of Junior Priority Debt do not have an enforceable security interest in any of the Collateral securing any other Series of Junior Priority Debt and/or (z) any intervening security interest exists securing any other obligations (other than another Series of Junior Priority Debt) on a basis ranking prior to the security interest of such Series of Junior Priority Debt but junior to the security interest of any other Series of Junior Priority Debt or (ii) the existence of any Collateral for any other Series of Junior Priority Debt that is not also Collateral for the other Series of Junior Priority Debt (any such condition referred to in the foregoing clauses (i) or (ii) with respect to any Series of Junior Priority Debt, an “Impairment” of such Series of Junior Priority Debt). In the event of any Impairment with respect to any Series of Junior Priority Debt, the results of such Impairment shall be borne solely by the holders of such Series of Junior Priority Debt, and the rights of the holders of such Series of Junior Priority Debt (including the right to receive distributions in respect of such Series of Junior Priority Debt pursuant to Section 4.1) set forth herein shall be modified to the extent necessary so that the effects of such Impairment are borne solely by the holders of the Series of Junior Priority Debt subject to such Impairment.

(k)        The subordination of Liens by each Junior Priority Agent in favor of the Senior Priority Agents shall not be deemed to subordinate the Liens of any Junior Priority Agent to the Liens of any other Person. The provision of pari passu and equal priority as between Liens of any Senior Priority Agent and Liens of any other Senior Priority Agent, in each case as set forth herein, shall not be deemed to provide that the Liens of the Senior Priority Agent will be pari passu or of equal priority with the Liens of any other Person, or to subordinate any Liens of any Senior Priority Agent to the Liens of any Person. The provision of pari passu and equal priority as between Liens of any Junior Priority Agent and Liens of any other Junior Priority Agent, in each case as set forth herein, shall not be deemed to provide that the Liens of the Junior Priority Agent will be pari passu or of equal priority with the Liens of any other Person.

(l)         So long as the Discharge of Senior Priority Obligations has not occurred, the parties hereto agree that in the event that Holdings or any Borrower shall, or shall permit any other Grantor to, grant or permit any additional Liens, or take any action to perfect any additional Liens, on any asset or property to secure any Junior Priority Obligation and have not also granted a Lien on such asset or property to secure the Senior Priority Obligations and taken all actions to perfect such Liens, then, without limiting any other rights and remedies available to any Senior Priority Agent and/or the other Senior Priority Secured Parties, each Junior Priority Agent, for and on behalf of itself and the Junior Lien Secured Parties for which it is a Junior Priority Agent, and each other Junior Priority Secured Party (by its acceptance of the benefits of the Junior Priority Documents), agrees that any amounts received by or distributed to any of them pursuant to or as a result of Liens granted in contravention of this Section 2.1(l) shall be subject to Section 4.1(d).

Section 2.2         Waiver of Right to Contest Liens.

(a)        Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability, or perfection of the Liens of, or the allowability of any claims asserted by, any Senior Priority Agent or any Senior Priority Creditor in respect of the Collateral, or the provisions of this Agreement. Except to the extent expressly set forth in this Agreement, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, agrees that no Junior Priority Agent or Junior Priority Creditor will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by any Senior Priority Agent or any Senior Priority Creditor under the Senior Priority Documents with respect to the Collateral. Except to the extent expressly set forth in this Agreement, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, hereby waives any and all rights it or such Junior Priority Creditors may have as a junior lien creditor or otherwise to contest, protest, object to or interfere with the manner in which any Senior Priority Agent or any Senior Priority Creditor seeks to enforce its Liens in any Collateral.

(b)       Except as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, in each case on behalf of itself and any Junior Priority Creditors represented thereby, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability, or perfection of the Liens of any other Junior Priority Agent or any other Junior Priority Creditor in respect of the Collateral, or the provisions of this Agreement. Except to the extent expressly set forth in this Agreement, or as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, agrees that none of such Junior Priority Agent and Junior Priority Creditors will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by any Junior Priority Agent or any Junior Priority Creditor under the Junior Priority Documents with respect to the Collateral. Except to the extent expressly set forth in this Agreement, or as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, hereby waives any and all rights it or such Junior Priority Creditors may have as a junior lien creditor or otherwise to contest, protest, object to or interfere with the manner in which any Junior Priority Agent or any Junior Priority Creditor seeks to enforce its Liens in any Collateral so long as such other Junior Priority Agent or Junior Priority Creditor is not prohibited from taking such action under this Agreement.

(c)        The assertion of priority rights established under the terms of this Agreement or in any separate writing contemplated hereby between any of the parties hereto shall not be considered a challenge to Lien priority of any Party prohibited by this Section 2.2.

(d)        For the avoidance of doubt, each Junior Priority Agent, on behalf of itself and any Junior Priority Creditors represented thereby, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability, or perfection of the Liens of, or the allowability of the claims asserted by, the ABL Agent and the ABL Secured Parties in respect of the ABL Canadian Collateral. Except to the extent expressly set forth in this Agreement, each Junior Priority Agent, on behalf of itself and any Junior Priority Creditors represented thereby, agrees that none of such Junior Priority Agent or any Junior Priority Creditors represented thereby will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by the ABL Agent or any ABL Secured Party under the ABL Documents with respect to the ABL Canadian Collateral. Except to the extent expressly set forth in this Agreement, each Junior Priority Agent, on behalf of itself and any Junior Priority Creditors represented thereby, hereby waives any and all rights it or any such Junior Priority Creditors may have as a junior lien creditor or otherwise to contest, protest, object to, or interfere with the manner in which the ABL Agent or any ABL Secured Party seeks to enforce its Liens in any ABL Canadian Collateral.

Section 2.3         Remedies Standstill.

(a)        Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, agrees that, until the Discharge of Senior Priority Obligations, such Junior Priority Agent and such Junior Priority Creditors:

(i)         will not, and will not seek to, Exercise Any Secured Creditor Remedies (or institute or join in any action or proceeding with respect to the Exercise of Secured Creditor Remedies) with respect to the Collateral without the written consent of the Senior Priority Representative; provided that any Junior Priority Agent may Exercise Any Secured Creditor Remedies (other than any Secured Creditor Remedies the exercise of which is otherwise prohibited by this Agreement, including Section 6) after a period of 180 consecutive days has elapsed from the date of delivery of written notice by such Junior Priority Agent to each Senior Priority Agent stating that an Event of Default (as defined under the applicable Junior Priority Credit Facility) has occurred and is continuing thereunder and stating its intention to Exercise Any Secured Creditor Remedies (the “Standstill Period”), and then such Junior Priority Agent may Exercise Any Secured Creditor Remedies only so long as (1) no Event of Default relating to the payment of interest, principal, fees or other Senior Priority Obligations shall have occurred and be continuing and (2) no Senior Priority Secured Party shall have commenced (or attempted to commence or given notice of its intent to commence) the Exercise of Secured Creditor Remedies with respect to the Collateral (including seeking relief from the automatic stay or any other stay in any Insolvency Proceeding), and

(ii)        will not knowingly take, receive or accept any Proceeds of the Collateral, it being understood and agreed that the temporary deposit of Proceeds of Collateral in a Deposit Account controlled by the Junior Priority Representative shall not constitute a breach of this Agreement so long as such Proceeds are promptly remitted to the Senior Priority Representative.

From and after the Discharge of Senior Priority Obligations (or prior thereto upon obtaining the written consent of each Senior Priority Agent), any Junior Priority Agent and any Junior Priority Creditor may Exercise Any Secured Creditor Remedies under the Junior Priority Documents or applicable law as to any Collateral; provided, however, that any Exercise of Secured Creditor Remedies with respect to any Collateral by any Junior Priority Agent or any Junior Priority Creditor is at all times subject to the provisions of this Agreement, including Section 4.1. Notwithstanding anything to the contrary contained herein, any Junior Priority Agent or any Junior Priority Secured Party may:

file a claim or statement of interest with respect to the Junior Priority Obligations; provided that an Insolvency Proceeding has been commenced by or against any Credit Party;

take any action (not adverse to the priority status of the Liens on the Senior Priority Collateral, or the rights of the Senior Priority Agent or any of the Senior Priority Secured Parties to exercise rights, powers, and/or remedies in respect thereof, including those under Article VI) in order to create, prove, perfect, preserve or protect (but not enforce) its Lien on and rights in, and the perfection and priority of its Lien on, any of the Senior Priority Collateral;

file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims of the Junior Priority Secured Parties represented thereby or of the same Series of Senior Priority Debt, in accordance with the terms of this Agreement;

file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Credit Parties arising under either any Insolvency Proceeding or applicable non-bankruptcy law, in each case not inconsistent with or prohibited by the terms of this Agreement or applicable law (including the Bankruptcy Laws of any applicable jurisdiction); and

vote on any Plan of Reorganization, file any proof of claim, make other filings and make any arguments and motions (including in support of or opposition to, as applicable, the confirmation or approval of any Plan of Reorganization) that are, in each case, in accordance with the terms of this Agreement.

(b)        Any Senior Priority Agent, for and on behalf of itself and any Senior Priority Creditors represented thereby, agrees that such Senior Priority Agent and such Senior Priority Creditors will not (except as may be separately otherwise agreed in writing by and between or among all Senior Party Agents, in each case on behalf of itself and the Senior Priority Creditors represented thereby), and will not seek to, Exercise Any Secured Creditor Remedies (or institute or join in any action or proceeding with respect to the Exercise of Secured Creditor Remedies) with respect to any of the Collateral without the written consent of the Senior Priority Representative and will not knowingly take, receive or accept any Proceeds of Collateral (except as may be separately otherwise agreed in writing by and between or among all Senior Priority Agents, in each case on behalf of itself and the Senior Priority Creditors represented thereby), it being understood and agreed that the temporary deposit of Proceeds of Collateral in a Deposit Account controlled by such Senior Priority Agent shall not constitute a breach of this Agreement so long as such Proceeds are promptly remitted to the Senior Priority Representative; provided that nothing in this sentence shall prohibit any Senior Priority Agent from taking such actions in its capacity as Senior Priority Representative, if applicable. The Senior Priority Representative may Exercise Any Secured Creditor Remedies under the Senior Priority Collateral Documents or applicable law as to any Collateral; provided, however, that any Exercise of Secured Creditor Remedies with respect to any Collateral by the Senior Priority Representative is at all times subject to the provisions of this Agreement, including Section 4.1 hereof and of the Base Intercreditor Agreement.

Section 2.4         Exercise of Rights.

(a)        No Other Restrictions. Except as expressly set forth in this Agreement, each Agent and each Creditor shall have any and all rights and remedies it may have as a creditor under applicable law, including the right to the Exercise of Secured Creditor Remedies (except as may be separately otherwise agreed in writing by and between or among any applicable Parties, solely as among such Parties and the Creditors represented thereby); provided, however, that the Exercise of Secured Creditor Remedies with respect to the Collateral shall be subject to the Lien Priority and to the provisions of this Agreement, including Section 4.1. Each Senior Priority Agent may enforce the provisions of the applicable Senior Priority Documents, each Junior Priority Agent may enforce the provisions of the applicable Junior Priority Documents, and each Agent may Exercise Any Secured Creditor Remedies, all in such order and in such manner as each may determine in the exercise of its sole discretion, consistent with the terms of this Agreement and mandatory provisions of applicable law (except as may be separately otherwise agreed in writing by and between or among any applicable Parties, solely as among such Parties and the Creditors represented thereby); provided, however, that each Agent agrees to provide to each other such Party copies of any notices that it is required under applicable law to deliver to any Credit Party; provided, further, however, that any Senior Priority Agent’s failure to provide any such copies to any other such Party shall not impair any Senior Priority Agent’s rights hereunder or under any of the applicable Senior Priority Documents, and any Junior Priority Agent’s failure to provide any such copies to any other such Party shall not impair any Junior Priority Agent’s rights hereunder or under any of the applicable Junior Priority Documents. Each Agent agrees for and on behalf of itself and each Creditor represented thereby that such Agent and each such Creditor will not institute or join in any suit, Insolvency Proceeding or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim, (x) in the case of any Junior Priority Agent and any Junior Priority Creditor represented thereby, against any Senior Priority Secured Party, and (y) in the case of any Senior Priority Agent and any Senior Priority Creditor represented thereby, against any Junior Priority Secured Party, seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to any action taken or omitted to be taken by such Person with respect to the Collateral that is consistent with the terms of this Agreement, and none of such Persons shall be liable for any such action taken or omitted to be taken. Except as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, in each case on behalf of itself and the Senior Priority Creditors represented thereby, each Senior Priority Agent agrees for and on behalf of any Senior Priority Creditors represented thereby that such Agent and each such Creditor will not institute or join in any suit, Insolvency Proceeding or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim against any other Senior Priority Agent or any Senior Priority Creditor represented thereby seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to any action taken or omitted to be taken by such Person with respect to the Collateral that is consistent with the terms of this Agreement, and none of such Persons shall be liable for any such action taken or omitted to be taken. Except as may be separately otherwise agreed in writing by and between or among any Junior Priority Agents, in each case on behalf of itself and the Junior Priority Creditors represented thereby, each Junior Priority Agent agrees for and on behalf of any Junior Priority Creditors represented thereby that such Agent and each such Creditor will not institute or join in any suit, Insolvency Proceeding or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim against any other Junior Priority Agent or any Junior Priority Creditor represented thereby seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to any action taken or omitted to be taken by such Person with respect to the Collateral that is consistent with the terms of this Agreement, and none of such Persons shall be liable for any such action taken or omitted to be taken.

(b)        Release of Liens. Without limiting any release permitted under the Base Intercreditor Agreement, in the event of (A) any private or public sale of all or any portion of the Collateral in connection with any Exercise of Secured Creditor Remedies by or with the consent of the Senior Priority Representative, (B) any sale, transfer or other disposition of all or any portion of the Collateral, so long as such sale, transfer or other disposition is then permitted by the Senior Priority Documents, (C) the release of the Senior Priority Secured Parties’ Liens on all or any portion of the Collateral which release under clause (C) shall have been approved by all of the requisite Senior Priority Secured Parties (as determined pursuant to the applicable Senior Priority Documents), in the case of clauses (B) and (C) only to the extent occurring prior to the Discharge of Senior Priority Obligations and not in connection with a Discharge of Senior Priority Obligations (and irrespective of whether an Event of Default has occurred) or (D) the termination and discharge of a subsidiary guaranty in accordance with the terms thereof, each Junior Priority Agent agrees, for and on behalf of itself and the Junior Priority Creditors represented thereby, that (x) so long as, if applicable, the net cash proceeds of any such sale, if any, described in clause (A) above are applied as provided in Section 4.1 of the Base Intercreditor Agreement as supplemented by Section 4.1 hereof and there is a corresponding release of the Liens securing the Senior Priority Obligations, such sale, transfer, disposition or release will be free and clear of the Liens on such Collateral securing the Junior Priority Obligations and (y) such Junior Priority Secured Parties’ Liens with respect to the Collateral so sold, transferred, disposed or released shall terminate and be automatically released without further action. In furtherance of, and subject to, the foregoing, each Junior Priority Agent agrees that it will execute any and all Lien releases or other documents reasonably requested by any Senior Priority Agent in connection therewith, so long as the net cash proceeds, if any, from such sale described in clause (A) above of such Collateral are applied in accordance with the terms of this Agreement. Each Junior Priority Agent hereby appoints the Senior Priority Representative and any officer or duly authorized person of the Senior Priority Representative, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power of attorney in the place and stead of such Junior Priority Agent and in the name of such Junior Priority Agent or in the Senior Priority Representative’s own name, from time to time, in the Senior Priority Representative’s sole discretion, for the purposes of carrying out the terms of this paragraph, to take any and all appropriate action and to execute and deliver any and all documents and instruments as may be necessary or desirable to accomplish the purposes of this paragraph, including any financing statements, endorsements, assignments, releases or other documents or instruments of transfer (which appointment, being coupled with an interest, is irrevocable).

Section 2.5          [RESERVED].

Section 2.6         Waiver of Marshalling. Until the Discharge of Senior Priority Obligations, each Junior Priority Agent, on behalf of itself and the Junior Priority Secured Parties represented thereby, agrees not to assert and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of, any marshalling or other similar right that may otherwise be available under applicable law with respect to the Collateral or any other similar rights a junior secured creditor may have under applicable law.

ARTICLE III

ACTIONS OF THE PARTIES

Section 3.1         Certain Actions Permitted. Notwithstanding anything herein to the contrary, each Agent may make such demands or file such claims in respect of the Senior Priority Obligations or Junior Priority Obligations, as applicable, owed to such Agent and the Creditors represented thereby as are necessary to prevent the waiver or bar of such claims under applicable statutes of limitations or other statutes, court orders, or rules of procedure at any time.

Section 3.2         Agent for Perfection.

(a)        Subject to the provisions of the Base Intercreditor Agreement with respect to Cash Flow Priority Collateral, each Credit Party shall deliver all Control Collateral when required to be delivered pursuant to the Credit Documents to (x) until the Discharge of Senior Priority Obligations, the Senior Priority Representative and (y) thereafter, the Junior Priority Representative.

(b)        None of the Senior Priority Agents, the Senior Priority Representative or the Senior Priority Secured Parties shall be responsible for perfecting and maintaining the perfection of Liens with respect to the Collateral for the benefit of the Junior Priority Representatives or the Junior Priority Secured Parties.

(c)        Subject to the provisions of the Base Intercreditor Agreement with respect to Cash Flow Priority Collateral, in the event that any Secured Party receives any Collateral or Proceeds of the Collateral in violation of the terms of this Agreement, then such Secured Party shall promptly pay over such Proceeds or Collateral to (x) until the Discharge of Senior Priority Obligations, the Senior Priority Representative, and (y) thereafter, the Junior Priority Representative, in the same form as received with any necessary endorsements, for application in accordance with the provisions of Section 4.1 of the Base Intercreditor Agreement, as supplemented by Section 4.1 hereof.

Section 3.3         Sharing of Information and Access. In the event that any Junior Priority Agent shall, in the exercise of its rights under the applicable Junior Priority Collateral Documents or otherwise, receive possession or control of any books and records of any Credit Party that contain information identifying or pertaining to the Collateral, such Junior Priority Agent shall, upon request from any other Agent, and as promptly as practicable thereafter, either make available to such Agent such books and records for inspection and duplication or provide to such Agent copies thereof. In the event that any Senior Priority Agent shall, in the exercise of its rights under the applicable Senior Priority Collateral Documents or otherwise, receive possession or control of any books and records of any Senior Priority Credit Party that contain information identifying or pertaining to the Collateral, such Senior Priority Agent shall, upon request from any other Agent, and as promptly as practicable thereafter, either make available to such Agent such books and records for inspection and duplication or provide to such Agent copies thereof.

Section 3.4         Insurance. Proceeds of Collateral include insurance proceeds and, therefore, the Lien Priority shall govern the ultimate disposition of casualty insurance proceeds. Subject to the provisions of the Base Intercreditor Agreement with respect to Cash Flow Priority Collateral, the Senior Priority Representative shall be named as additional insured or loss payee, as applicable, with respect to all insurance policies relating to Collateral. Subject to the provisions of the Base Intercreditor Agreement with respect to Cash Flow Priority Collateral, the Senior Priority Representative shall have the sole and exclusive right, as against any Secured Party, to adjust settlement of insurance claims in the event of any covered loss, theft or destruction of Collateral. Subject to the provisions of the Base Intercreditor Agreement with respect to Cash Flow Priority Collateral, all proceeds of such insurance shall be remitted to the Senior Priority Representative, and each other Agent shall cooperate (if necessary) in a reasonable manner in effecting the payment of insurance proceeds in accordance with Section 4.1. If any Junior Priority Secured Party shall, at any time, receive any proceeds of any such insurance policy or any such award in contravention of this Agreement, it shall pay such proceeds over to the Senior Priority Representative in accordance with the terms of Section 4.1.

Section 3.5        No Additional Rights for the Credit Parties Hereunder. Except as provided in Section 3.6, if any Secured Party shall enforce its rights or remedies in violation of the terms of this Agreement, the Credit Parties shall not be entitled to use such violation as a defense to any action by any Secured Party, nor to assert such violation as a counterclaim or basis for set off or recoupment against any Secured Party.

Section 3.6         Actions upon Breach. If any Junior Priority Secured Party, contrary to this Agreement, commences or participates in any action or proceeding against the Credit Parties or the Collateral, the Credit Parties, with the prior written consent of the Senior Priority Representative, may interpose as a defense or dilatory plea the making of this Agreement, and any Senior Priority Secured Party may intervene and interpose such defense or plea in its own name or in the name of the Credit Parties. Should any Junior Priority Secured Party, contrary to this Agreement, in any way take, or attempt or threaten to take, any action with respect to the Collateral (including any attempt to realize upon or enforce any remedy with respect to this Agreement), or fail to take any action required by this Agreement, any Senior Priority Agent (in its own name or in the name of the Credit Parties) may obtain relief against such Junior Priority Secured Party by injunction, specific performance and/or other appropriate equitable relief, it being understood and agreed by each Junior Priority Agent, for and on behalf of itself and each Junior Priority Creditor represented thereby, that the Senior Priority Secured Parties’ damages from such actions may be difficult to ascertain and may be irreparable, and each Junior Priority Agent on behalf of itself and each Junior Priority Secured Creditor represented thereby, waives any defense that the Senior Priority Secured Parties cannot demonstrate damages or be made whole by the awarding of damages.

ARTICLE IV

APPLICATION OF PROCEEDS

Section 4.1          Application of Proceeds.

(a)         Revolving Nature of Certain ABL Obligations. Each Agent, for and on behalf of itself and the Secured Parties represented thereby, expressly acknowledges and agrees that (i) the ABL Credit Agreement may include a revolving commitment, that in the ordinary course of business the ABL Agent and any ABL Credit Agreement Lender may apply payments and make advances thereunder and (ii) the amount of ABL Obligations that may be outstanding thereunder at any time or from time to time may be increased or reduced and subsequently reborrowed, and that the terms of ABL Obligations thereunder may be modified, extended or amended from time to time, and that the aggregate amount of ABL Obligations thereunder may be increased, replaced or refinanced, in each event, without notice to or consent by any other Secured Parties and without affecting the provisions hereof; provided, however, that from and after the date on which the ABL Agent or any ABL Credit Agreement Lender commences the Exercise of Secured Creditor Remedies, all amounts received by any such ABL Agent or ABL Credit Agreement Lender as a result of such Exercise of Secured Creditor Remedies shall be applied as specified in this Section 4.1. The Lien Priority shall not be altered or otherwise affected by any such amendment, modification, supplement, extension, repayment, reborrowing, increase, replacement, renewal, restatement or refinancing of the ABL Obligations, the Initial Junior Priority Obligations, or any Additional Obligations, or any portion thereof.

(b)        Revolving Nature of Certain Junior Priority Obligations. Each Agent, for and on behalf of itself and the Secured Parties represented thereby, expressly acknowledges and agrees that (x) Junior Priority Credit Facilities may include a revolving commitment, that in the ordinary course of business any Junior Priority Agent and Junior Priority Secured Parties may apply payments and make advances thereunder and (y) the amount of Junior Priority Obligations that may be outstanding thereunder at any time or from time to time may be increased or reduced and subsequently reborrowed, and that the terms of Junior Priority Obligations thereunder may be modified, extended or amended from time to time, and that the aggregate amount of Junior Priority Obligations thereunder may be increased, replaced or refinanced, in each event, without notice to or consent by any other Secured Parties and without affecting the provisions hereof; provided, however, that from and after the date on which any Junior Priority Agent or Junior Priority Secured Party commences the Exercise of Secured Creditor Remedies, all amounts received by any such Junior Priority Agent or Junior Priority Secured Party as a result of such Exercise of Secured Creditor Remedies shall be applied as specified in this Section 4.1. The Lien Priority shall not be altered or otherwise affected by any such amendment, modification, supplement, extension, repayment, reborrowing, increase, replacement, renewal, restatement or refinancing of the ABL Obligations, the Initial Junior Priority Obligations, or any Additional Obligations, or any portion thereof.

(c)         Revolving Nature of Certain Additional Obligations. Each Agent, for and on behalf of itself and the Secured Parties represented thereby, expressly acknowledges and agrees that (x) Additional Credit Facilities may include a revolving commitment, that in the ordinary course of business any Additional Agent and Additional Credit Facility Secured Parties may apply payments and make advances thereunder and (y) the amount of Additional Obligations that may be outstanding thereunder at any time or from time to time may be increased or reduced and subsequently reborrowed, and that the terms of Additional Obligations thereunder may be modified, extended or amended from time to time, and that the aggregate amount of Additional Obligations thereunder may be increased, replaced or refinanced, in each event, without notice to or consent by any other Secured Parties and without affecting the provisions hereof; provided, however, that from and after the date on which any Additional Agent or Additional Credit Facility Secured Party commences the Exercise of Secured Creditor Remedies, all amounts received by any such Additional Agent or Additional Credit Facility Secured Party as a result of such Exercise of Secured Creditor Remedies shall be applied as specified in this Section 4.1. The Lien Priority shall not be altered or otherwise affected by any such amendment, modification, supplement, extension, repayment, reborrowing, increase, replacement, renewal, restatement or refinancing of the ABL Obligations, the Initial Junior Priority Obligations, or any Additional Obligations, or any portion thereof.

(d)        Application of Proceeds of Collateral. This Agreement constitutes a separate agreement in writing as contemplated by clauses 4.1(d) third and 4.1(e) second of the Base Intercreditor Agreement. The parties hereto agree that any Proceeds of Collateral to be allocated under such clauses of the Base Intercreditor Agreement will be allocated first to the Senior Priority Obligations in accordance with the Base Intercreditor Agreement until the Discharge of Senior Priority Obligations, and then only after such Discharge of Senior Priority Obligations to the Junior Priority Obligations, and each Junior Priority Agent agrees, for and on behalf of itself and the Junior Priority Creditors represented thereby, that after the Discharge of Senior Priority Obligations the remaining Proceeds of Collateral shall be applied, first, to the payment of costs and expenses of each Junior Priority Agent, as applicable,

second, to the payment of Junior Priority Obligations owing to the Junior Priority Secured Parties represented by each Junior Priority Agent in accordance with the applicable Junior Priority Credit Facility, which payment shall be made between and among the Junior Priority Obligations owing to Junior Priority Secured Parties represented by different Junior Priority Agents on a pro rata basis (except as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, in each case on behalf of itself and the Junior Priority Secured Parties represented thereby), and third, the balance, if any, to the Credit Parties or to whomsoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

Each Junior Priority Agent shall provide the Junior Priority Representative with such information about the Junior Priority Obligations owing to the Junior Priority Secured Parties represented by it as they may reasonably request in order to carry out the purposes of this Section 4.1.

(e)        Limited Obligation or Liability. In exercising remedies, whether as a secured creditor or otherwise, no Senior Priority Agent shall have any obligation or liability to any Junior Priority Secured Party, or (except as may be separately agreed in writing by and between or among any applicable Senior Priority Agents, in each case on behalf of itself and the Senior Priority Creditors represented thereby) to any other Senior Priority Secured Party, in each case regarding the adequacy of any Proceeds or for any action or omission, save and except solely for an action or omission that breaches the express obligations undertaken by such Senior Priority Agent under the terms of this Agreement. In exercising remedies, whether as a secured creditor or otherwise, no Junior Priority Agent shall have any obligation or liability (except as may be separately agreed in writing by and between or among any applicable Junior Priority Agents, in each case on behalf of itself and the Junior Priority Creditors represented thereby) to any other Junior Priority Secured Party, in each case regarding the adequacy of any Proceeds or for any action or omission, save and except solely for an action or omission that breaches the express obligations undertaken by such Junior Priority Agent under the terms of this Agreement.

(f)         Turnover of Cash Collateral After Discharge. Subject to the obligations of each Senior Priority Agent under the Base Intercreditor Agreement with respect to ABL Priority Collateral, upon the Discharge of Senior Priority Obligations, each Senior Priority Agent shall deliver to the Junior Priority Representative or shall execute such documents as the Company Representative or as the Junior Priority Representative may reasonably request to enable it to have control over any Cash Collateral or Control Collateral still in such Senior Priority Agent’s possession, custody or control in the same form as received with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct. As between any Junior Priority Agent and any other Junior Priority Agent, any such Cash Collateral or Control Collateral held by any such Party shall be held by it subject to the terms and conditions of Section 3.2.

Section 4.2         Specific Performance. Each Agent is hereby authorized to demand specific performance of this Agreement, whether or not any Credit Party shall have complied with any of the provisions of any of the Credit Documents, at any time when any other Party shall have failed to comply with any of the provisions of this Agreement applicable to it. Each Agent, for and on behalf of itself and the Secured Parties represented thereby, hereby irrevocably waives any defense based on the adequacy of a remedy at law that might be asserted as a bar to such remedy of specific performance.

ARTICLE V

INTERCREDITOR ACKNOWLEDGEMENTS AND WAIVERS

Section 5.1         Notice of Acceptance and Other Waivers.

(a)        All Senior Priority Obligations at any time made or incurred by any Credit Party shall be deemed to have been made or incurred in reliance upon this Agreement, and each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, hereby waives notice of acceptance of, or proof of reliance by any Senior Priority Agent or any Senior Priority Creditors on, this Agreement, and notice of the existence, increase, renewal, extension, accrual, creation, or nonpayment of all or any part of the Senior Priority Obligations.

(b)        None of the Senior Priority Agents (including any Senior Priority Agent in its capacity as Senior Priority Representative, if applicable), the Senior Priority Creditors, or any of their respective Affiliates, or any of the respective directors, officers, employees, or agents of any of the foregoing, shall be liable for failure to demand, collect, or realize upon any of the Collateral or any Proceeds, or for any delay in doing so, or shall be under any obligation to sell or otherwise dispose of any Collateral or Proceeds thereof or to take any other action whatsoever with regard to the Collateral or any part or Proceeds thereof, except as specifically provided in this Agreement and the Base Intercreditor Agreement. If any Senior Priority Agent or Senior Priority Creditor honors (or fails to honor) a request by any relevant Borrower for an extension of credit pursuant to any Senior Priority Credit Facility or any other Senior Priority Document, whether or not such Senior Priority Agent or Senior Priority Creditor has knowledge that the honoring of (or failure to honor) any such request would constitute a default under the terms of any Junior Priority Credit Facility or any other Junior Priority Document (but not a default under this Agreement) or would constitute an act, condition, or event that, with the giving of notice or the passage of time, or both, would constitute such a default, or if any Senior Priority Agent or Senior Priority Creditor otherwise exercises any of its contractual rights or remedies under any Senior Priority Documents (subject to the express terms and conditions hereof), no Senior Priority Agent or Senior Priority Creditor shall have any liability whatsoever to any Junior Priority Agent or Junior Priority Creditor as a result of such action, omission, or exercise, in each case so long as any such exercise does not breach the express terms and provisions of this Agreement. Each Senior Priority Secured Party shall be entitled to manage and supervise its loans and extensions of credit under the relevant Senior Priority Credit Facility and other Senior Priority Documents as it may, in its sole discretion, deem appropriate, and may manage its loans and extensions of credit without regard to any rights or interests that the Junior Priority Agents or Junior Priority Creditors have in the Collateral, except as otherwise expressly set forth in this Agreement. Each Junior Priority Agent, on behalf of itself and the Junior Priority Creditors represented thereby, agrees that no Senior Priority Agent or Senior Priority Creditor shall incur any liability as a result of a sale, lease, license, application, or other disposition of all or any portion of the Collateral or Proceeds thereof pursuant to the Senior Priority Documents, in each case so long as such disposition is conducted in accordance with mandatory provisions of applicable law and does not breach the provisions of this Agreement.

Section 5.2         Modifications to Senior Priority Documents and Junior Priority Documents.

(a)        Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, hereby agrees that, without affecting the obligations of such Junior Priority Secured Parties hereunder, each Senior Priority Agent and the Senior Priority Creditors represented thereby may, at any time and from time to time, in their sole discretion without the consent of or notice to any Junior Priority Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to any such Junior Priority Secured Party or impairing or releasing the subordination provided for herein, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the Senior Priority Documents in any manner whatsoever, including, to:

(i)         change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the Senior Priority Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the Senior Priority Obligations or any of the Senior Priority Documents;

(ii)        subject to Section 2.5 of the Base Intercreditor Agreement, retain or obtain a Lien on any Property of any Person to secure any of the Senior Priority Obligations, and in connection therewith to enter into any additional Senior Priority Documents;

(iii)       amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guarantee or other obligations of any Person obligated in any manner under or in respect of the Senior Priority Obligations;

(iv)       subject to Section 2.4 of the Base Intercreditor Agreement, release its Lien on any Collateral or other Property;

(v)        subject to Section 2.3, exercise or refrain from exercising any rights against any Credit Party or any other Person;

(vi)      subject to Section 2.5 of the Base Intercreditor Agreement, retain or obtain the primary or secondary obligation of any other Person with respect to any of the Senior Priority Obligations; and

(vii)     otherwise manage and supervise the Senior Priority Obligations as the applicable Senior Priority Agent shall deem appropriate.

(b)        Each Senior Priority Agent, for and on behalf of itself and the Senior Priority Creditors represented thereby, hereby agrees that, without affecting the obligations of such Senior Priority Secured Parties hereunder, and except as otherwise provided in the Base Intercreditor Agreement, each Junior Priority Agent and the Junior Priority Creditors represented thereby may, at any time and from time to time, in their sole discretion without the consent of or notice to any such Senior Priority Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement and/or the Base Intercreditor Agreement), and without incurring any liability to any such Senior Priority Secured Party or impairing or releasing the priority provided for herein, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the Junior Priority Documents in any manner whatsoever, including, to:

(i)         change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the Junior Priority Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the Junior Priority Obligations or any of the Junior Priority Documents;

(ii)        subject to Section 2.5 of the Base Intercreditor Agreement, retain or obtain a Lien on any Property of any Person to secure any of the Junior Priority Obligations, and in connection therewith to enter into any additional Junior Priority Documents;

(iii)       amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guarantee or other obligations of any Person obligated in any manner under or in respect of the Junior Priority Obligations;

(iv)       subject to Section 2.4 of the Base Intercreditor Agreement, release its Lien on any Collateral or other Property;

(v)        subject to Section 2.3, exercise or refrain from exercising any rights against any Credit Party or any other Person;

(vi)       subject to Section 2.5 of the Base Intercreditor Agreement, retain or obtain the primary or secondary obligation of any other Person with respect to any of the Junior Priority Obligations; and

(vii)      otherwise manage and supervise the Junior Priority Obligations as the Junior Priority Agent shall deem appropriate.

(c)        Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Secured Parties represented thereby, agrees that each Junior Priority Collateral Document shall include the following language (or language to similar effect):

“Notwithstanding anything herein to the contrary, the lien and security interest granted to [name of Junior Priority Agent] pursuant to this Agreement and the exercise of any right or remedy by [name of Junior Priority Agent] hereunder are subject to the provisions of the Intercreditor Agreement, dated as of [          ], 20[ ] (as amended, restated, supplemented or otherwise modified, replaced or refinanced from time to time, the “Junior Lien Intercreditor Agreement”), initially among[          ], as ABL Agent, [          ], as Initial Junior Priority Agent, and certain other persons party or that may become party thereto from time to time. In the event of any conflict between the terms of the Junior Lien Intercreditor Agreement and this Agreement, the terms of the Junior Lien Intercreditor Agreement shall govern and control.”

In addition, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Secured Parties represented thereby, agrees that each Junior Priority Collateral Document consisting of a mortgage covering any Collateral consisting of real estate shall contain language appropriate to reflect the subordination of such Junior Priority Collateral Documents to the Senior Priority Documents covering such Collateral.

(d)        Except, in each case, as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, in each case on behalf of itself and the Senior Priority Creditors represented thereby, and except as otherwise provided in the Base Intercreditor Agreement, each Senior Priority Agent, for and on behalf of itself and the Senior Priority Creditors represented thereby, hereby agrees that, without affecting the obligations of such Senior Priority Secured Parties hereunder, any other Senior Priority Agent and any Senior Priority Creditors represented thereby may, at any time and from time to time, in their sole discretion without the consent of or notice to any such Senior Priority Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement and/or the Base Intercreditor Agreement), and without incurring any liability to any such Senior Priority Secured Party, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the Senior Priority Documents to which such other Senior Priority Agent or any Senior Priority Creditor represented thereby is party or beneficiary in any manner whatsoever, including, to:

(i)         change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the Senior Priority Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the Senior Priority Obligations or any of the Senior Priority Documents;

(ii)        subject to Section 2.5 of the Base Intercreditor Agreement, retain or obtain a Lien on any Property of any Person to secure any of the Senior Priority Obligations, and in connection therewith to enter into any Senior Priority Documents;

(iii)       amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guarantee or other obligations of any Person obligated in any manner under or in respect of the Senior Priority Obligations;

(iv)       subject to Section 2.4 of the Base Intercreditor Agreement, release its Lien on any Collateral or other Property;

(v)        subject to Section 2.3, exercise or refrain from exercising any rights against any Credit Party or any other Person;

(vi)       subject to Section 2.5 of the Base Intercreditor Agreement, retain or obtain the primary or secondary obligation of any other Person with respect to any of the Senior Priority Obligations; and

(vii)      otherwise manage and supervise the Senior Priority Obligations as such other Senior Priority Agent shall deem appropriate.

(e)        Except, in each case, as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, in each case on behalf of itself and the Junior Priority Creditors represented thereby, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, hereby agrees that, without affecting the obligations of such Junior Priority Secured Parties hereunder, any other Junior Priority Agent and any Junior Priority Creditors represented thereby may, at any time and from time to time, in their sole discretion without the consent of or notice to any such Junior Priority Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to any such Junior Priority Secured Party, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the Junior Priority Documents to which such other Junior Priority Agent or any Junior Priority Creditor represented thereby is party or beneficiary in any manner whatsoever, including, to:

(i)         change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the Junior Priority Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the Junior Priority Obligations or any of the Junior Priority Documents;

(ii)        subject to Section 2.5 of the Base Intercreditor Agreement, retain or obtain a Lien on any Property of any Person to secure any of the Junior Priority Obligations, and in connection therewith to enter into any Junior Priority Documents;

(iii)       amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guarantee or other obligations of any Person obligated in any manner under or in respect of the Junior Priority Obligations;

(iv)       subject to Section 2.4 of the Base Intercreditor Agreement, release its Lien on any Collateral or other Property;

(v)        subject to Section 2.3, exercise or refrain from exercising any rights against any Credit Party or any other Person;

(vi)       subject to Section 2.5 of the Base Intercreditor Agreement, retain or obtain the primary or secondary obligation of any other Person with respect to any of the Junior Priority Obligations; and

(vii)      otherwise manage and supervise the Junior Priority Obligations as such other Junior Priority Agent shall deem appropriate.

(f)        The Senior Priority Obligations and the Junior Priority Obligations may be refunded, replaced or refinanced, in whole or in part, in each case, without notice to, or the consent (except to the extent a consent is required to permit the refunding, replacement or refinancing transaction under any Senior Priority Document or any Junior Priority Document) of any Senior Priority Agent, Senior Priority Creditors, Junior Priority Agent or Junior Priority Creditors, as the case may be, all without affecting the Lien Priorities provided for herein or the other provisions hereof; provided, however, that, if the Indebtedness refunding, replacing or refinancing any such Senior Priority Obligations or Junior Priority Obligations is to constitute Senior Priority Obligations or Junior Priority Obligations hereunder (as designated by the Company Representative), as the case may be, the holders of such Indebtedness (or an authorized agent or trustee on their behalf) shall bind themselves in writing to the terms of this Agreement pursuant to a joinder substantially in the form of Exhibit C hereto or otherwise in form and substance reasonably satisfactory to the Senior Priority Agents (other than any Designated Agent) and Junior Priority Agents (other than any Designated Agent) (or, if there is no continuing Agent other than Designated Agents, as designated by the Company Representative), and any such refunding, replacement or refinancing transaction shall be in accordance with any applicable provisions of the Senior Priority Documents and the Junior Priority Documents then in effect. For the avoidance of doubt, the Senior Priority Obligations and Junior Priority Obligations may be refunded, replaced or refinanced, in whole or in part, in each case, without notice to, or the consent (except to the extent a consent is required to permit the refunding, replacement or refinancing transaction under any Senior Priority Document or any Junior Priority Document) of any Senior Priority Agent, Senior Priority Creditors, Junior Priority Agent or Junior Priority Creditors, as the case may be, through the incurrence of Additional Indebtedness, subject to Section 7.11 hereof and, if applicable, Section 7.11 of the Base Intercreditor Agreement.

Section 5.3        Reinstatement and Continuation of Agreement. If any Senior Priority Agent or Senior Priority Creditor is required in any Insolvency Proceeding or otherwise to turn over or otherwise pay to the estate of any Credit Party or any other Person any payment made in satisfaction of all or any portion of the Senior Priority Obligations (a “Senior Priority Recovery”), then the relevant Senior Priority Obligations shall be reinstated to the extent of such Senior Priority Recovery. In the event that (a) this Agreement shall have been terminated prior to such Senior Priority Recovery and (b) there exist any Junior Priority Obligations at the time of such Senior Priority Recovery, then this Agreement shall be reinstated in full force and effect in the event of such Senior Priority Recovery, and such prior termination shall not diminish, release, discharge, impair, or otherwise affect the obligations of the Parties from such date of reinstatement. All rights, interests, agreements, and obligations of each Agent, each Senior Priority Creditor, and each Junior Priority Creditor under this Agreement shall remain in full force and effect and shall continue irrespective of the commencement of, or any discharge, confirmation, conversion, or dismissal of, any Insolvency Proceeding by or against any Credit Party or any other circumstance which otherwise might constitute a defense available to, or a discharge of, any Credit Party in respect of the Senior Priority Obligations or the Junior Priority Obligations. No priority or right of any Senior Priority Agent or any Senior Priority Creditor shall at any time be prejudiced or impaired in any way by any act or failure to act on the part of any Borrower or any Guarantor or by the noncompliance by any Person with the terms, provisions, or covenants of any of the Senior Priority Documents, regardless of any knowledge thereof which any Senior Priority Agent or any Senior Priority Creditor may have.

ARTICLE VI

INSOLVENCY PROCEEDINGS

Section 6.1         DIP Financing.

(a)        If any Borrower or any Guarantor shall be subject to any Insolvency Proceeding in the United States at any time prior to the Discharge of Senior Priority Obligations, and any Senior Priority Agent, or any Senior Priority Creditors, shall agree to provide any Borrower or any Guarantor with, or consent to a third party providing, any financing under Section 364 of the Bankruptcy Code or consent to any order for the use of cash collateral under Section 363 of the Bankruptcy Code (“DIP Financing”), with such DIP Financing to be secured by all or any portion of the Collateral (including assets that, but for the application of Section 552 of the Bankruptcy Code would be Collateral), then any Junior Priority Agent, each on behalf of itself and any Junior Priority Secured Parties represented thereby, agrees that it will raise no objection and will not directly or indirectly support or act in concert with any other party raising an objection to such DIP Financing or to the Liens securing the same on the grounds of a failure to provide “adequate protection” for the Liens of any Junior Priority Agent securing the Junior Priority Obligations or on any other grounds (and will not request any adequate protection solely as a result of such DIP Financing), so long as (i) such Junior Priority Agent retains its Lien on the Collateral to secure the relevant Junior Priority Obligations (in each case, including Proceeds thereof arising after the commencement of the case under the Bankruptcy Code) and such Lien has the same priority as existed prior to the commencement of the case under the Bankruptcy Code and (ii) if the Senior Priority Agent receives an adequate protection Lien on post-petition assets of the debtor to secure the Senior Priority Obligations, as the case may be, each Junior Priority Agent also receives an adequate protection Lien on such post-petition assets of the debtor to secure the relevant Junior Priority Obligations; provided that (x) such Liens in favor of the Senior Priority Agent and the Junior Priority Agent shall be subject to the provisions of Section 6.1(b) hereof and the relevant provisions of Section 6.1 of the Base Intercreditor Agreement, and (y) the foregoing provisions of this Section 6.1(a) shall not prevent any Junior Priority Agent and the Junior Priority Secured Parties from objecting to any provision in any DIP Financing relating to any provision or content of a Plan of Reorganization that is not a Conforming Plan of Reorganization.

(b)        All Liens granted to any Senior Priority Agent or Junior Priority Agent in any Insolvency Proceeding, whether as adequate protection or otherwise, are intended by the Parties to be and shall be deemed to be subject to the Lien Priority and the other terms and conditions of this Agreement; provided, however, that the foregoing shall not alter any super-priority of any Liens securing any DIP Financing in accordance with this Section 6.1 and, if applicable, Section 6.1 of the Base intercreditor Agreement.

Section 6.2         Relief from Stay. Until the Discharge of Senior Priority Obligations, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, agrees not to seek relief from the automatic stay or any other stay in any Insolvency Proceeding in respect of any portion of the Collateral without each Senior Priority Agent’s express written consent.

Section 6.3         No Contest. Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, agrees that, prior to the Discharge of Senior Priority Obligations, none of them shall contest (or directly or indirectly support any other Person contesting) (i) any request by any Senior Priority Agent or Senior Priority Creditor for adequate protection of its interest in the Collateral (unless in contravention of Section 6.1), or (ii) any objection by any Senior Priority Agent or Senior Priority Creditor to any motion, relief, action or proceeding based on a claim by such Senior Priority Agent or Senior Priority Creditor that its interests in the Collateral (unless in contravention of Section 6.1) are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as any Liens granted to such Senior Priority Agent as adequate protection of its interests are subject to this Agreement. Except as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, in each case on behalf of itself and any Senior Priority Creditors represented thereby, any Senior Priority Agent, for and on behalf of itself and any Senior Priority Creditors represented thereby, agrees that, prior to the applicable Discharge of Senior Priority Obligations, none of them shall contest (or directly or indirectly support any other Person contesting) (a) any request by any other Senior Priority Agent or any Senior Priority Creditor represented by such other Senior Priority Agent for adequate protection of its interest in the Collateral (unless in contravention of Section 6.1), or (b) any objection by such other Senior Priority Agent or any Senior Priority Creditor to any motion, relief, action, or proceeding based on a claim by such other Senior Priority Agent or any Senior Priority Creditor represented by such other Senior Priority Agent that its interests in the Collateral (unless in contravention of Section 6.1) are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as any Liens granted to such other Senior Priority Agent as adequate protection of its interests are subject to this Agreement. Except as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, in each case on behalf of itself and any Junior Priority Creditors represented thereby, any Junior Priority Agent, for and on behalf of itself and any Junior Priority Creditors represented thereby, agrees that, prior to the applicable Discharge of Junior Priority Obligations, none of them shall contest (or directly or indirectly support any other Person contesting) (a) any request by any other Junior Priority Agent or any Junior Priority Creditor represented by such other Junior Priority Agent for adequate protection of its interest in the Collateral (unless in contravention of Section 6.1), or (b) any objection by such other Junior Priority Agent or any Junior Priority Creditor to any motion, relief, action, or proceeding based on a claim by such other Junior Priority Agent or any Junior Priority Creditor represented by such other Junior Priority Agent that its interests in the Collateral (unless in contravention of Section 6.1) are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as any Liens granted to such other Junior Priority Agent as adequate protection of its interests are subject to this Agreement.

Section 6.4        Asset Sales. Each Junior Priority Agent agrees, for and on behalf of itself and the Junior Priority Creditors represented thereby, that it will not oppose any sale consented to by any Senior Priority Agent of any Collateral pursuant to Section 363(f) of the Bankruptcy Code (or any similar provision under the law applicable to any Insolvency Proceeding) so long as the proceeds of such sale are applied in accordance with the Base Intercreditor Agreement as supplemented by this Agreement.

Section 6.5        Separate Grants of Security and Separate Classification. Each Secured Party acknowledges and agrees that (i) the grants of Liens pursuant to the Senior Priority Security Documents and the Junior Priority Security Documents constitute separate and distinct grants of Liens and (ii) because of, among other things, their differing rights in the Collateral, the Senior Priority Obligations are fundamentally different from the Junior Priority Obligations and must be separately classified in any Plan of Reorganization proposed, confirmed or adopted in an Insolvency Proceeding. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held by a court of competent jurisdiction that the claims of the Senior Priority Secured Parties, on the one hand, and the Junior Priority Secured Parties, on the other hand, in respect of the Collateral constitute only one secured claim (rather than separate classes of senior and junior secured claims), then the Secured Parties hereby acknowledge and agree that all distributions shall be made as if there were separate classes of Senior Priority Obligation claims and Junior Priority Obligation claims against the Credit Parties, with the effect being that, to the extent that the aggregate value of the Collateral is sufficient (for this purpose ignoring all claims held by the Junior Priority Secured Parties), the Senior Priority Secured Parties shall be entitled to receive, in addition to amounts distributed to them in respect of principal, prepetition interest and other claims, all amounts owing in respect of post-petition interest, fees and expenses that is available from the Collateral for each of the Senior Priority Secured Parties, before any distribution is made in respect of the claims held by the Junior Priority Secured Parties, with the Junior Priority Secured Parties hereby acknowledging and agreeing to turn over to the Senior Priority Secured Parties amounts otherwise received or receivable by them to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the aggregate recoveries. The foregoing sentence is subject to any separate agreement by and between any Additional Agent, for and on behalf of itself and the Additional Credit Facility Secured Parties represented thereby, and any other Additional Agent, for and on behalf of itself and the Additional Credit Facility Secured Parties represented thereby, with respect to the Obligations owing to any such Additional Agent and Additional Credit Facility Secured Parties.

Section 6.6        Enforceability. The provisions of this Agreement are intended to be and shall be enforceable as a “subordination agreement” under Section 510(a) of the Bankruptcy Code.

Section 6.7         Senior Priority Obligations Unconditional. All rights of the Senior Priority Agents hereunder, and all agreements and obligations of the Junior Priority Agents and the Credit Parties (to the extent applicable) hereunder, shall remain in full force and effect irrespective of:

(i)         any lack of validity or enforceability of any Senior Priority Document;

(ii)        any change in the time, place or manner of payment of, or in any other term of, all or any portion of the Senior Priority Obligations, or any amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of any Senior Priority Document;

(iii)       any exchange, release, voiding, avoidance or non-perfection of any security interest in any Collateral or any other collateral, or any release, amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding, restatement or increase of all or any portion of the Senior Priority Obligations or any guarantee thereof;

(iv)       the commencement of any Insolvency Proceeding in respect of the Company or any other Credit Party; or

(v)        any other circumstances that otherwise might constitute a defense available to, or a discharge of, any Credit Party in respect of the Senior Priority Obligations, or of any of the Junior Priority Agent or any Credit Party, to the extent applicable, in respect of this Agreement.

Section 6.8         Junior Priority Obligations Unconditional. All rights of the Junior Priority Agents hereunder, and all agreements and obligations of the Senior Priority Agents and the Credit Parties (to the extent applicable) hereunder, shall remain in full force and effect irrespective of:

(i)         any lack of validity or enforceability of any Junior Priority Document;

(ii)        any change in the time, place or manner of payment of, or in any other term of, all or any portion of the Junior Priority Obligations, or any amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of any Junior Priority Document;

(iii)       any exchange, release, voiding, avoidance or non perfection of any security interest in any Collateral, or any other collateral, or any release, amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding, restatement or increase of all or any portion of the Junior Priority Obligations or any guarantee or guaranty thereof;

(iv)       the commencement of any Insolvency Proceeding in respect of the Company or any other Credit Party; or

(v)        any other circumstances that otherwise might constitute a defense available to, or a discharge of, any Credit Party in respect of the Junior Priority Obligations, or of any of the Senior Priority Agent or any Credit Party, to the extent applicable, in respect of this Agreement.

Section 6.9         Adequate Protection. Except as expressly provided in this Agreement (including Section 6.1 and this Section 6.9), nothing in this Agreement shall limit the rights of any Agent and the Secured Parties represented thereby from seeking or requesting adequate protection with respect to their interests in the applicable Collateral in any Insolvency Proceeding, including adequate protection in the form of a cash payment, periodic cash payments, cash payments of interest, additional collateral or otherwise; provided that (a) in the event that any Junior Priority Agent, for and on behalf of itself or any of the Junior Priority Creditors represented thereby, seeks or requests adequate protection in respect of the relevant Junior Priority Obligations and such adequate protection is granted in the form of a Lien on additional collateral comprising assets of the type of assets that constitute Collateral, then each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, agrees that (i) each Senior Priority Agent shall also be granted a senior Lien on such collateral as security for the Senior Priority Obligations owing to such Senior Priority Agent and the Senior Priority Secured Parties represented thereby, and that any Lien on such collateral securing the Junior Priority Obligations shall be junior to any Lien on such collateral securing the Senior Priority Obligations and (ii) each other Junior Priority Agent shall also be granted a pari passu Lien on such collateral as security for the Junior Priority Obligations owing to such other Junior Priority Agent and the Junior Priority Secured Parties represented thereby, and that any such Lien on such collateral securing such Junior Priority Obligations shall be pari passu to each such other Lien on such collateral securing such other Junior Priority Obligations (except as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, in each case on behalf of itself and the Junior Priority Secured Parties represented thereby), and (b) in the event that any Senior Priority Agent, for or on behalf of itself or any Senior Priority Creditor represented thereby, seeks or requests adequate protection in respect of the Senior Priority Obligations and such adequate protection is granted in the form of a Lien on additional collateral comprising assets of the type of assets that constitute Collateral, then such Senior Priority Agent, for and on behalf of itself and the Senior Priority Creditors represented thereby, agrees that (i) each other Senior Priority Agent shall also be granted a pari passu Lien on such collateral as security for the Senior Priority Obligations owing to such other Senior Priority Agent and the Senior Priority Secured Parties represented thereby, and that any such Lien on such collateral securing such Senior Priority Obligations shall be pari passu to each such other Lien on such collateral securing such other Senior Priority Obligations (except as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, in each case on behalf of itself and the Senior Priority Secured Parties represented thereby) and (ii) each Junior Priority Agent shall also be granted a junior Lien on such collateral as security for the Junior Priority Obligations owing to such other Junior Priority Agent and the Junior Priority Secured Parties represented thereby, and that any such Lien on such collateral securing such Junior Priority Obligations shall be junior to each Lien on such collateral securing Senior Priority Obligations.

ARTICLE VII

MISCELLANEOUS

Section 7.1         Rights of Subrogation. Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, agrees that no payment by such Junior Priority Agent or any such Junior Priority Creditor to any Senior Priority Agent or Senior Priority Creditor pursuant to the provisions of this Agreement shall entitle such Junior Priority Agent or Junior Priority Creditor to exercise any rights of subrogation in respect thereof until the Discharge of Senior Priority Obligations shall have occurred. Following the Discharge of Senior Priority Obligations, each Senior Priority Agent agrees to execute such documents, agreements, and instruments as any Junior Priority Agent or Junior Priority Creditor may reasonably request to evidence the transfer by subrogation to any such Person of an interest in the Senior Priority Obligations resulting from payments to such Senior Priority Agent by such Person, so long as all costs and expenses (including all reasonable legal fees and disbursements) incurred in connection therewith by such Senior Priority Agent are paid by such Person upon request for payment thereof.

Section 7.2         Further Assurances. The Parties will, at their own expense and at any time and from time to time, promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that any Party may reasonably request, in order to protect any right or interest granted or purported to be granted hereby or to enable such Party to exercise and enforce its rights and remedies hereunder; provided, however, that no Party shall be required to pay over any payment or distribution, execute any instruments or documents, or take any other action referred to in this Section 7.2, to the extent that such action would contravene any law, order or other legal requirement or any of the terms or provisions of this Agreement, and in the event of a controversy or dispute, such Party may interplead any payment or distribution in any court of competent jurisdiction, without further responsibility in respect of such payment or distribution under this Section 7.2.

Section 7.3        Representations. The ABL Agent represents and warrants to each other Agent that it has the requisite power and authority under the ABL Documents to enter into, execute, deliver, and carry out the terms of this Agreement on behalf of itself and the ABL Secured Parties. The Initial Junior Priority Agent represents and warrants to each other Agent that it has the requisite power and authority under the Initial Junior Priority Documents to enter into, execute, deliver, and carry out the terms of this Agreement on behalf of itself and the Initial Junior Priority Creditors. Each Additional Agent represents and warrants to each other Agent that it has the requisite power and authority under the applicable Additional Documents to enter into, execute, deliver, and carry out the terms of this Agreement on behalf of itself and any Additional Credit Facility Secured Parties represented thereby.

Section 7.4          Amendments.

(a)        No amendment, modification or waiver of any provision of this Agreement, and no consent to any departure by any Party hereto, shall be effective unless it is in a written agreement executed by each Senior Priority Agent and each Junior Priority Agent. Notwithstanding the foregoing, the Company Representative may, without the consent of any Party hereto, amend this Agreement to add an Additional Agent by (x) executing an Additional Indebtedness Joinder as provided in Section 7.11 or (y) executing a joinder agreement substantially in the form of Exhibit C attached hereto as provided for in the definition of “ABL Credit Agreement” or “Initial Junior Priority Credit Facility”, as applicable. No amendment, modification or waiver of any provision of this Agreement, and no consent to any departure therefrom by any Party hereto, that changes, alters, modifies or otherwise affects any power, privilege, right, remedy, liability or obligation of, or otherwise adversely affects in any manner, any Additional Agent that is not then a Party, or any Additional Credit Facility Secured Party not then represented by an Additional Agent that is then a Party (including any change, alteration, modification or other adverse effect upon any power, privilege, right, remedy, liability or obligation of or other effect upon any such Additional Agent or Additional Credit Facility Secured Party that may at any subsequent time become a Party or beneficiary hereof) shall be effective unless it is consented to in writing by the Company Representative (regardless of whether any such Additional Agent or Additional Credit Facility Secured Party ever becomes a Party or beneficiary hereof). Any amendment, modification or waiver of any provision of this Agreement that would have the effect, directly or indirectly, through any reference in any Credit Document to this Agreement or otherwise, of waiving, amending, supplementing or otherwise modifying such Credit Document, or any term or provision thereof, or any right or obligation of the Company or any other Credit Party thereunder or in respect thereof, shall not be given such effect except pursuant to a written instrument executed by the Company Representative and each other affected Credit Party.

(b)       In the event that any Senior Priority Agent or the requisite Senior Priority Creditors enter into any amendment, waiver or consent in respect of or replace any Senior Priority Collateral Document for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any Senior Priority Collateral Document relating to the Collateral or changing in any manner the rights of the Senior Priority Agent, the Senior Priority Creditors, or any Credit Party with respect to the Collateral (including, subject to Section 2.4(b), the release of any Liens on Collateral), then such amendment, waiver or consent shall apply automatically to any comparable provision of each Junior Priority Collateral Document without the consent of or any actions by any Junior Priority Agent or any Junior Priority Creditors; provided, that such amendment, waiver or consent does not materially adversely affect the rights or interests of the Junior Priority Creditors in the Collateral (including any license or right of use granted to them by any Credit Party pursuant to any Junior Priority Collateral Document with respect to Intellectual Property owned by such Credit Party as it pertains to the rights or interests of the Junior Priority Creditors in the Collateral). The applicable Senior Priority Agent shall give written notice of such amendment, waiver or consent to the Junior Priority Agents; provided that the failure to give such notice shall not affect the effectiveness of such amendment, waiver or consent with respect to the provisions of any Junior Priority Collateral Document as set forth in this Section 7.4(b).

Section 7.5        Addresses for Notices. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, faxed, sent by electronic mail or sent by overnight express courier service or United States mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a facsimile or upon receipt of electronic mail sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient) or five (5) days after deposit in the United States mail (certified, with postage prepaid and properly addressed). The addresses of the parties hereto (until notice of a change thereof is delivered as provided in this Section) shall be as set forth below or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.

ABL Agent:	[ ]
[ ]
Attention: [___________]
Facsimile: [____________]
Telephone: [____________]
Email: [___________]

Initial Junior Priority Agent:	[_____________]
[_____________]
Attention: [___________]
Facsimile: [____________]
Telephone: [____________]
Email: [___________]

Any Additional Agent:	As set forth in the Additional Indebtedness Joinder executed and delivered by such Additional Agent pursuant to Section 7.11.

Section 7.6         No Waiver, Remedies. No failure on the part of any Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 7.7         Continuing Agreement, Transfer of Secured Obligations. This Agreement is a continuing agreement and shall (a) remain in full force and effect (x) with respect to all Senior Priority Secured Parties and Senior Priority Obligations, until the Discharge of Senior Priority Obligations, subject to Section 5.3 and (y) with respect to all Junior Priority Secured Parties and Junior Priority Obligations, until the later of the Discharge of the Senior Priority Obligations and the Discharge of the Junior Priority Obligations, (b) be binding upon the Parties and their successors and assigns, and (c) inure to the benefit of and be enforceable by the Parties and their respective successors, transferees and assigns. Nothing herein is intended, or shall be construed to give, any other Person any right, remedy or claim under, to or in respect of this Agreement or any Collateral, subject to Section 7.10. All references to any Credit Party shall include any Credit Party as debtor-in-possession and any receiver or trustee for such Credit Party in any Insolvency Proceeding. Without limiting the generality of the foregoing clause (c), any Senior Priority Agent, Senior Priority Creditor, Junior Priority Agent or Junior Priority Creditor may assign or otherwise transfer all or any portion of the Senior Priority Obligations or the Junior Priority Obligations, as applicable, to any other Person, and such other Person shall thereupon become vested with all the rights and obligations in respect thereof granted to such Senior Priority Agent, Junior Priority Agent, Senior Priority Creditor or Junior Priority Creditor, as the case may be, herein or otherwise. The Senior Priority Secured Parties and the Junior Priority Secured Parties may continue, at any time and without notice to the other Parties hereto, to extend credit and other financial accommodations, lend monies and provide Indebtedness to, or for the benefit of, any Credit Party on the faith hereof.

Section 7.8        Governing Law; Entire Agreement. This Agreement and the rights and obligations of the Parties under this Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York without giving effect to its principles or rules of conflict of laws to the extent that such principles or rules are not mandatorily applicable by statute and would permit or require the application of the laws of another jurisdiction. This Agreement constitutes the entire agreement and understanding among the Parties with respect to the subject matter hereof and supersedes any prior agreements, written or oral, with respect thereto (it being understood that this Agreement does not supersede the Base Intercreditor Agreement).

Section 7.9        Counterparts. This Agreement may be executed in any number of counterparts (including by facsimile or other electronic transmission), and it is not necessary that the signatures of all Parties be contained on any one counterpart hereof; each counterpart will be deemed to be an original, and all together shall constitute one and the same document.

Section 7.10       No Third-Party Beneficiaries. This Agreement and the rights and benefits hereof shall inure to the benefit of each of the parties hereto and its respective successors and assigns and shall inure to the benefit of each of the Senior Priority Agents, the Senior Priority Creditors, the Junior Priority Agents, the Junior Priority Creditors and the Company and the other Credit Parties. No other Person shall have or be entitled to assert rights or benefits hereunder.

Section 7.11       Designation of Additional Indebtedness; Joinder of Additional Agents.

(a)        The Company Representative may designate any Additional Indebtedness complying with the requirements of the definition of “Additional Indebtedness” as Additional Indebtedness for purposes of this Agreement, upon complying with the following conditions:

(i)         one or more Additional Agents for one or more Additional Credit Facility Secured Parties in respect of such Additional Indebtedness shall have executed the Additional Indebtedness Joinder with respect to such Additional Indebtedness, and the Company Representative or any such Additional Agent shall have delivered such executed Additional Indebtedness Joinder to the ABL Agent, the Initial Junior Priority Agent and any other Additional Agent then party to this Agreement;

(ii)        at least five Business Days (unless a shorter period is agreed in writing by the Parties and the Company Representative) prior to delivery of the Additional Indebtedness Joinder, the Company Representative shall have delivered to the ABL Agent, the Initial Junior Priority Agent and any other Additional Agent then party to this Agreement complete and correct copies of any Additional Credit Facility, Additional Guarantees and Additional Collateral Documents that will govern such Additional Indebtedness upon giving effect to such designation (which may be unexecuted copies of Additional Documents to be executed and delivered concurrently with the effectiveness of such designation); and

(iii)       the Company Representative shall have executed and delivered to the ABL Agent, the Initial Junior Priority Agent and any other Additional Agent then party to this Agreement the Additional Indebtedness Designation (including whether such Additional Indebtedness is designated Senior Priority Debt or Junior Priority Debt) with respect to such Additional Indebtedness.

No Additional Indebtedness may be designated both Senior Priority Debt and Junior Priority Debt.

(b)       Upon satisfaction of the conditions specified in the preceding Section 7.11(a), the designated Additional Indebtedness shall constitute “Additional Indebtedness”, any Additional Credit Facility under which such Additional Indebtedness is or may be incurred shall constitute an “Additional Credit Facility”, any holder of such Additional Indebtedness or other applicable Additional Credit Facility Secured Party shall constitute an “Additional Credit Facility Secured Party”, and any Additional Agent for any such Additional Credit Facility Secured Party shall constitute an “Additional Agent” for all purposes under this Agreement. The date on which such foregoing conditions specified in Section 7.11(a) shall have been satisfied with respect to any Additional Indebtedness is herein called the “Additional Effective Date” with respect to such Additional Indebtedness. Prior to the Additional Effective Date with respect to any Additional Indebtedness, all references herein to Additional Indebtedness shall be deemed not to take into account such Additional Indebtedness, and the rights and obligations of the ABL Agent, the Initial Junior Priority Agent and each other Additional Agent then party to this Agreement shall be determined on the basis that such Additional Indebtedness is not then designated. On and after the Additional Effective Date with respect to such Additional Indebtedness, all references herein to Additional Indebtedness shall be deemed to take into account such Additional Indebtedness, and the rights and obligations of the ABL Agent, the Initial Junior Priority Agent and each other Additional Agent then party to this Agreement shall be determined on the basis that such Additional Indebtedness is then designated.

(c)       In connection with any designation of Additional Indebtedness pursuant to this Section 7.11, each of the ABL Agent, the Initial Junior Priority Agent and each Additional Agent then party hereto agrees at the Company’s expense (x) to execute and deliver any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, any ABL Collateral Documents, Initial Junior Priority Collateral Documents or Additional Collateral Documents, as applicable, and any agreements relating to any security interest in Control Collateral and Cash Collateral, and to make or consent to any filings or take any other actions (including executing and recording any mortgage subordination or similar agreement), as may be reasonably deemed by the Company Representative to be necessary or reasonably desirable for any Lien on any Collateral to secure such Additional Indebtedness to become a valid and perfected Lien (with the priority contemplated by the applicable Additional Indebtedness Designation delivered pursuant to this Section 7.11 and by this Agreement), and (y) otherwise to reasonably cooperate to effectuate a designation of Additional Indebtedness pursuant to this Section 7.11 (including, if requested, by executing an acknowledgment of any Additional Indebtedness Joinder or of the occurrence of any Additional Effective Date).

Section 7.12       Senior Priority Representative; Notice of Senior Priority Representative Change. The Senior Priority Representative shall act for the Senior Priority Secured Parties as provided in this Agreement, and shall be entitled to so act at the direction of the Requisite Senior Priority Holders from time to time. Until a Party (other than the existing Senior Priority Representative) receives written notice from the existing Senior Priority Representative, in accordance with Section 7.5 of this Agreement, of a change in the identity of the Senior Priority Representative, such Party shall be entitled to act as if the existing Senior Priority Representative is in fact the Senior Priority Representative. Each Party (other than the existing Senior Priority Representative) shall be entitled to rely upon any written notice of a change in the identity of the Senior Priority Representative which facially appears to be from the then existing Senior Priority Representative and is delivered in accordance with Section 7.5 and such Agent shall not be required to inquire into the veracity or genuineness of such notice. Each existing Senior Priority Representative from time to time agrees to give prompt written notice to each Party of any change in the identity of the Senior Priority Representative.

Section 7.13       ABL Collateral Representative. Each Junior Priority Agent, on behalf of itself and the Junior Priority Creditors represented thereby, agrees that prior to the Discharge of the Senior Priority Obligations, (x) such Junior Priority Agent shall be ineligible to act as the “ABL Collateral Representative” under the Base Intercreditor Agreement and shall not act in such capacity, and for purposes of determining the “ABL Collateral Representative” under the Base Intercreditor Agreement the Additional Term Obligations (as defined in the Base Intercreditor Agreement) of such Junior Priority Creditors shall be disregarded and deemed not Additional Term Obligations (as defined in the Base Intercreditor Agreement), (y) such Junior Priority Creditors shall be ineligible to vote on matters requiring the consent or approval of the “Requisite ABL Holders” under the Base Intercreditor Agreement and (z) the Additional ABL Obligations (as defined in the Base Intercreditor Agreement) of such Junior Priority Creditors shall be disregarded and deemed not outstanding for purposes of calculating “Requisite ABL Holders” under the Base Intercreditor Agreement.

Section 7.14       Provisions Solely to Define Relative Rights. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the Senior Priority Secured Parties and the Junior Priority Secured Parties, respectively. Nothing in this Agreement is intended to or shall impair the rights of the Company or any other Credit Party, or the obligations of the Company or any other Credit Party to pay the ABL Obligations, the Initial Junior Priority Obligations and any Additional Obligations as and when the same shall become due and payable in accordance with their terms.

Section 7.15       Headings. The headings of the articles and sections of this Agreement are inserted for purposes of convenience only and shall not be construed to affect the meaning or construction of any of the provisions hereof.

Section 7.16       Severability. If any of the provisions in this Agreement shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement and shall not invalidate the Lien Priority or the application of Proceeds and other priorities set forth in this Agreement.

Section 7.17       Attorneys’ Fees. The Parties agree that if any dispute, arbitration, litigation, or other proceeding is brought with respect to the enforcement of this Agreement or any provision hereof, the prevailing party in such dispute, arbitration, litigation, or other proceeding shall be entitled to recover its reasonable attorneys’ fees and all other costs and expenses incurred in the enforcement of this Agreement, irrespective of whether suit is brought.

Section 7.18       VENUE; JURY TRIAL WAIVER.

(a)        EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT TO THE EXCLUSIVE GENERAL JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK FOR THE COUNTY OF NEW YORK (THE “NEW YORK SUPREME COURT”), AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK (THE “FEDERAL DISTRICT COURT,” AND TOGETHER WITH THE NEW YORK SUPREME COURT, THE “NEW YORK COURTS”) AND APPELLATE COURTS FROM EITHER OF THEM; PROVIDED THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE (I) ANY PARTY FROM BRINGING ANY LEGAL ACTION OR PROCEEDING IN ANY JURISDICTION FOR THE RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT, (II) IF ALL SUCH NEW YORK COURTS DECLINE JURISDICTION OVER ANY PERSON, OR DECLINE (OR IN THE CASE OF THE FEDERAL DISTRICT COURT, LACK) JURISDICTION OVER ANY SUBJECT MATTER OF SUCH ACTION OR PROCEEDING, A LEGAL ACTION OR PROCEEDING MAY BE BROUGHT WITH RESPECT THERETO IN ANOTHER COURT HAVING JURISDICTION AND (III) IN THE EVENT A LEGAL ACTION OR PROCEEDING IS BROUGHT AGAINST ANY PARTY HERETO OR INVOLVING ANY OF ITS ASSETS OR PROPERTY IN ANOTHER COURT (WITHOUT ANY COLLUSIVE ASSISTANCE BY SUCH PARTY OR ANY OF ITS SUBSIDIARIES OR AFFILIATES), SUCH PARTY FROM ASSERTING A CLAIM OR DEFENSE (INCLUDING ANY CLAIM OR DEFENSE THAT THIS SECTION 7.18(A) WOULD OTHERWISE REQUIRE TO BE ASSERTED IN A LEGAL PROCEEDING IN A NEW YORK COURT) IN ANY SUCH ACTION OR PROCEEDING.

(b)        EACH PARTY HERETO HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH PARTY HERETO REPRESENTS THAT IT HAS REVIEWED THIS WAIVER AND IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(c)        EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 7.5. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

Section 7.19       Intercreditor Agreement. This Agreement is the “Junior Lien Intercreditor Agreement” referred to in the ABL Credit Agreement, the Initial Junior Priority Credit Facility and each Additional Credit Facility. Nothing in this Agreement shall be deemed to subordinate the right of any Junior Priority Secured Party to receive payment to the right of any Senior Priority Secured Party (whether before or after the occurrence of an Insolvency Proceeding), it being the intent of the Parties that this Agreement shall effectuate a subordination of Liens as between the Senior Priority Secured Parties, on the one hand, and the Junior Priority Secured Parties, on the other hand, but not a subordination of Indebtedness.

Section 7.20       No Warranties or Liability. Each Party acknowledges and agrees that none of the other Parties has made any representation or warranty with respect to the execution, validity, legality, completeness, collectability or enforceability of any other ABL Document, any other Initial Junior Priority Document or any other Additional Document. Except as otherwise provided in this Agreement, each Party will be entitled to manage and supervise its respective extensions of credit to any Credit Party in accordance with law and their usual practices, modified from time to time as they deem appropriate.

Section 7.21       Conflicts. In the event of any conflict between the provisions of this Agreement and the provisions of any ABL Document, any Initial Junior Priority Document or any Additional Document, the provisions of this Agreement shall govern. Notwithstanding the foregoing, in the event of any conflict between the Base Intercreditor Agreement and this Agreement, the provisions of the Base Intercreditor Agreement shall control; provided, however, that as permitted by the Base Intercreditor Agreement this Agreement is intended to constitute a separate writing altering the rights between the Senior Priority Creditors on the one hand and the Junior Priority Creditors on the other hand. The parties hereto acknowledge that the terms of this Agreement are not intended to negate any specific rights granted to, or obligations of, the Company or any other Credit Party in the ABL Documents, the Initial Junior Priority Documents or any Additional Documents.

Section 7.22       Information Concerning Financial Condition of the Credit Parties. No Party has any responsibility for keeping any other Party informed of the financial condition of the Credit Parties or of other circumstances bearing upon the risk of non-payment of the ABL Obligations, the Initial Junior Priority Obligations or any Additional Obligations, as applicable. Each Party hereby agrees that no Party shall have any duty to advise any other Party of information known to it regarding such condition or any such circumstances. In the event any Party, in its sole discretion, undertakes at any time or from time to time to provide any information to any other Party to this Agreement, it shall be under no obligation (a) to provide any such information to such other Party or any other Party on any subsequent occasion, (b) to undertake any investigation not a part of its regular business routine, or (c) to disclose any other information.

Section 7.23       Excluded Assets. For the avoidance of doubt, nothing in this Agreement (including Sections 2.1, 4.1, 6.1 and 6.9) shall be deemed to provide or require that any Agent or any Secured Party represented thereby receive any Proceeds of, or any Lien on, any Property of any Credit Party that constitutes “Excluded Assets” under (and as defined in) the applicable Credit Facility or any related Credit Document to which such Agent is a party.

[Signature pages follow]

IN WITNESS WHEREOF, the ABL Agent, for and on behalf of itself and the ABL Secured Parties, and the Initial Junior Priority Agent, for and on behalf of itself and the Initial Junior Priority Creditors, have caused this Agreement to be duly executed and delivered as of the date first above written.

[ ], in its capacity as ABL Agent

By:
Name:
Title:

By:
Name:
Title:

[[ ], in its capacity as Senior Priority Representative

By:
Name:
Title:

By:
Name:
Title:]

[ ], in its capacity as Initial Junior Priority Agent

By:
Name:
Title:

[[ ], in its capacity as Additional Agent

By:
Name:
Title:][6]

[6]	Add signature block for any Additional Agents.

 S-1

ACKNOWLEDGMENT

Each Credit Party hereby acknowledges that it has received a copy of this Agreement and consents thereto, agrees to recognize all rights granted thereby to the ABL Agent, the ABL Secured Parties, the Initial Junior Priority Agent, the Initial Junior Priority Creditors, any Additional Agent and any Additional Credit Facility Secured Parties, and will not do any act or perform any obligation which is not in accordance with the agreements set forth in this Agreement.

CREDIT PARTIES:

[HOLDINGS]

By:
Name:
Title:

[BORROWER]

By:
Name:
Title:

[SUBSIDIARY GUARANTORS]

By:
Name:
Title:

 S-2

EXHIBIT A

ADDITIONAL INDEBTEDNESS DESIGNATION

DESIGNATION dated as of _______ __, 20__, by [COMPANY REPRESENTATIVE]7 (the “Company Representative”). Capitalized terms used herein and not otherwise defined herein shall have the meaning specified in the Junior Lien Intercreditor Agreement (as amended, supplemented, waived or otherwise modified from time to time, the “Intercreditor Agreement”) entered into as of [          ], 20[ ], among [          ], in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “ABL Agent”) for the ABL Secured Parties, [ ], in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “Initial Junior Priority Agent”) for the Initial Junior Priority Secured Parties[[ ], as Additional Agent for the Additional Credit Facility Creditors under the [describe applicable Additional Credit Facility]].8 Capitalized terms used herein and not otherwise defined herein shall have the meaning specified in the Intercreditor Agreement.

Reference is made to that certain [insert name of Additional Credit Facility], dated as of _______ __, 20__ (the “Additional Credit Facility”), among [list any applicable Credit Party], [list Additional Credit Facility Secured Parties] [and Additional Agent, as agent (the “Additional Agent”)].9

Section 7.11 of the Intercreditor Agreement permits the Company Representative to designate Additional Indebtedness under the Intercreditor Agreement. Accordingly:

Section 1. Representations and Warranties. The Company Representative hereby represents and warrants to the ABL Agent, the Initial Junior Priority Agent, and any Additional Agent that:

(1)         The Additional Indebtedness incurred or to be incurred under the Additional Credit Facility constitutes “Additional Indebtedness” which complies with the definition of such term in the Intercreditor Agreement; and

(2)         all conditions set forth in Section 7.11 of the Intercreditor Agreement with respect to the Additional Indebtedness have been satisfied.

Section 2. Designation of Additional Indebtedness. The Company Representative hereby designates such Additional Indebtedness as Additional Indebtedness under the Intercreditor Agreement and such Additional Indebtedness shall constitute [Senior Priority Debt]/[Junior Priority Debt].

[7]	Revise as appropriate to refer to any permitted successor or assign.

[8]	Revise as appropriate to refer to any successor ABL Agent or Initial Junior Priority Agent and to add reference to any previously added Additional Agent.

[9]	Revise as appropriate to refer to the relevant Additional Credit Facility, Additional Credit Facility Secured Parties and any Additional Agent.

 Ex. A-1

IN WITNESS WHEREOF, the undersigned has caused this Designation to be duly executed by its duly authorized officer or other representative, all as of the day and year first above written.

[COMPANY]

By:
Name:
Title:

 Ex. A-2

EXHIBIT B

ADDITIONAL INDEBTEDNESS JOINDER

JOINDER, dated as of _______________, 20__, among [COMPANY], a [                                       ] (“Company”), [          ], in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “ABL Agent”)10 for the ABL Secured Parties, [          ], in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “Initial Junior Priority Agent”)11 for the Initial Junior Priority Secured Parties, [list any previously added Additional Agent] [and insert name of each Additional Agent under any Additional Credit Facility being added hereby as party] and any successors or assigns thereof, to the Junior Lien Intercreditor Agreement dated as of [          ], 20[ ] (as amended, supplemented, waived or otherwise modified from time to time, the “Intercreditor Agreement”) among the ABL Agent, [and] the Initial Junior Priority Agent [and (list any previously added Additional Agent)]. Capitalized terms used herein and not otherwise defined herein shall have the meaning specified in the Intercreditor Agreement.

Reference is made to that certain [insert name of Additional Credit Facility], dated as of _______ __, 20__ (the “Additional Credit Facility”), among [list any applicable Grantor], [list any applicable Additional Credit Facility Secured Parties (the “Joining Additional Creditors”)] [and insert name of each applicable Additional Agent (the “Joining Additional Agent”)].12

Section 7.11 of the Intercreditor Agreement permits the Company Representative to designate Additional Indebtedness under the Intercreditor Agreement. The Company Representative has so designated Additional Indebtedness incurred or to be incurred under the Additional Credit Facility as Additional Indebtedness by means of an Additional Indebtedness Designation.

Accordingly, [the Joining Additional Agent, for itself and on behalf of the Joining Additional Creditors,]13 hereby agrees with the ABL Agent, the Initial Junior Priority Agent and any other Additional Agent party to the Intercreditor Agreement as follows:

Section 1. Agreement to be Bound. The [Joining Additional Agent, for itself and on behalf of the Joining Additional Creditors,]14 hereby agrees to be bound by the terms and provisions of the Intercreditor Agreement and shall, as of the Additional Effective Date with respect to the Additional Credit Facility, be deemed to be a party to the Intercreditor Agreement.

[10]	Revise as appropriate to refer to any successor ABL Agent.

[11]	Revise as appropriate to refer to any successor Initial Junior Priority Agent.

[12]	Revise as appropriate to refer to the relevant Additional Credit Facility, Additional Credit Facility Secured Parties and any Additional Agent.

[13]	Revise as appropriate to refer to any Additional Agent being added hereby and any Additional Credit Facility Secured Parties represented thereby.

[14]	Revise references throughout as appropriate to refer to the party or parties being added.

 Ex. B-1

Section 2. Recognition of Claims. The ABL Agent (for itself and on behalf of the ABL Secured Parties), the Initial Junior Priority Agent (for itself and on behalf of the Initial Junior Priority Secured Parties) and [each of] the Additional Agent[s](for itself and on behalf of any Additional Credit Facility Secured Parties represented thereby) hereby agree that the interests of the respective Creditors in the Liens granted to the ABL Agent, the Initial Junior Priority Agent, or any Additional Agent, as applicable, under the applicable Credit Documents shall be treated, as among the Creditors, as having the priorities provided for in Section 2.1 of the Intercreditor Agreement, and shall at all times be allocated among the Creditors as provided therein regardless of any claim or defense (including any claims under the fraudulent transfer, preference or similar avoidance provisions of applicable bankruptcy, insolvency or other laws affecting the rights of creditors generally) to which the ABL Agent, the Initial Junior Priority Agent, any Additional Agent or any Creditor may be entitled or subject. The ABL Agent (for itself and on behalf of the ABL Secured Parties), the Initial Junior Priority Agent (for itself and on behalf of the Initial Junior Priority Creditors), and any Additional Agent party to the Intercreditor Agreement (for itself and on behalf of any Additional Credit Facility Secured Parties represented thereby) (a) recognize the existence and validity of the Additional Obligations represented by the Additional Credit Facility, and (b) agree to refrain from making or asserting any claim that the Additional Credit Facility or other applicable Additional Documents are invalid or not enforceable in accordance with their terms as a result of the circumstances surrounding the incurrence of such obligations. The [Joining Additional Agent (for itself and on behalf of the Joining Additional Creditors] (a) recognize[s] the existence and validity of the ABL Obligations and the existence and validity of the Initial Junior Priority Obligations15 and (b) agree[s] to refrain from making or asserting any claim that the ABL Credit Agreement, the Initial Junior Priority Credit Facility or other ABL Documents or Initial Junior Priority Documents,16 as the case may be, are invalid or not enforceable in accordance with their terms as a result of the circumstances surrounding the incurrence of such obligations.

Section 3. Notices. Notices and other communications provided for under the Intercreditor Agreement to be provided to [the Joining Additional Agent] shall be sent to the address set forth on Annex 1 attached hereto (until notice of a change thereof is delivered as provided in Section 7.5 of the Intercreditor Agreement).

Section 4. Miscellaneous. THIS JOINDER AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS JOINDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF LAWS OF ANOTHER JURISDICTION.

[Add Signatures]

[15]	Add reference to any previously added Additional Credit Facility and related Additional Obligations as appropriate.

[16]	Add reference to any previously added Additional Credit Facility and related Additional Documents as appropriate.

 Ex. B-2

EXHIBIT C

[ABL CREDIT AGREEMENT][INITIAL JUNIOR PRIORITY CREDIT FACILITY] JOINDER

JOINDER, dated as of _______________, 20__, among [    ], in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “ABL Agent”)17 for the ABL Secured Parties, [             ], in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “Initial Junior Priority Agent”)18 for the Initial Junior Priority Secured Parties, [list any previously added Additional Agent] [and insert name of additional ABL Secured Parties, ABL Agent, Initial Junior Priority Secured Parties or Initial Junior Priority Agent, as applicable, being added hereby as party] and any successors or assigns thereof, to the Junior Lien Intercreditor Agreement dated as of [ ], 20[ ] (as amended, supplemented, waived or otherwise modified from time to time, the “Intercreditor Agreement”) among the ABL Agent19, [and] the Initial Junior Priority Agent20 [and (list any previously added Additional Agent)]. Capitalized terms used herein and not otherwise defined herein shall have the meaning specified in the Intercreditor Agreement.

Reference is made to that certain [insert name of new facility], dated as of _______ __, 20__ (the “Joining [ABL Credit Agreement][Initial Junior Priority Credit Facility]”), among [list any applicable Credit Party], [list any applicable new ABL Secured Parties or new Initial Junior Priority Secured Parties, as applicable (the “Joining [ABL][Initial Junior Priority] Secured Parties”)] [and insert name of each applicable Agent (the “Joining [ABL][Initial Junior Priority] Agent”)].21

The Joining [ABL][Initial Junior Priority] Agent, for itself and on behalf of the Joining [ABL][Initial Junior Priority]22 Secured Parties, hereby agrees with the Company and the other Grantors, the [ABL][Initial Junior Priority] Agent and any other Additional Agent party to the Intercreditor Agreement as follows:

Section 1. Agreement to be Bound. The [Joining [ABL][Initial Junior Priority] Agent, for itself and on behalf of the Joining [ABL][Initial Junior Priority] Secured Parties,]23 hereby agrees to be bound by the terms and provisions of the Intercreditor Agreement and shall, as of the date hereof, be deemed to be a party to the Intercreditor Agreement as [the][a] [ABL][Initial Junior Priority] Agent. As of the date hereof, the Joining [ABL Credit Agreement][Initial Junior Priority Credit Facility] shall be deemed [the][a] [ABL Credit Agreement][Initial Junior Priority Credit Facility] under the Intercreditor Agreement, and the obligations thereunder are subject to the terms and provisions of the Intercreditor Agreement.

[17]	Revise as appropriate to refer to any successor ABL Agent.

[18]	Revise as appropriate to refer to any successor Initial Junior Priority Agent.

[19]	Revise as appropriate to describe predecessor ABL Agent or ABL Secured Parties, if joinder is for a new ABL Credit Agreement.

[20]	Revise as appropriate to describe predecessor Initial Junior Priority Agent or Initial Junior Priority Secured Parties, if joinder is for a new Initial Junior Priority Credit Facility.

[21]	Revise as appropriate to refer to the new credit facility, Secured Parties and Agents.

[22]	Revise as appropriate to refer to any Agent being added hereby and any Secured Parties represented thereby.

[23]	Revise references throughout as appropriate to refer to the party or parties being added.

Ex. C-1

Section 2. Notices. Notices and other communications provided for under the Intercreditor Agreement to be provided to the Joining [ABL][Initial Junior Priority] Agent shall be sent to the address set forth on Annex 1 attached hereto (until notice of a change thereof is delivered as provided in Section 7.5 of the Intercreditor Agreement).

Section 3. Miscellaneous. THIS JOINDER AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS JOINDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF LAWS OF ANOTHER JURISDICTION.

[ADD SIGNATURES]

Ex. C-2

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FORM OF COMPLIANCE CERTIFICATE

This Compliance Certificate is delivered to you pursuant to Subsection 7.2(b) of the ABL Credit Agreement, dated as of April 12, 2018 (as the same may be amended, restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among PISCES MIDCO, INC., a Delaware corporation (together with its successors and assigns, the “Parent Borrower”), the Canadian Borrowers (as defined therein) and the U.S. Subsidiary Borrowers (as defined therein) from time to time party thereto (together with the Parent Borrower, collectively, the “Borrowers”, and each individually, a “Borrower”), the several banks and other financial institutions from time to time party thereto (the “Lenders”) and UBS AG, STAMFORD BRANCH, as administrative agent for the Lenders, as collateral agent for the Secured Parties, as swingline lender and as an issuing lender. Terms defined in the Credit Agreement and not otherwise defined herein are used herein as therein defined.

1.           I am the duly elected, qualified and acting [chief financial officer] [treasurer] [controller]37 of the Parent Borrower.

2.           I have reviewed and am familiar with the contents of this Compliance Certificate. I am providing this Compliance Certificate solely in my capacity as an officer of the Parent Borrower. To my knowledge, the matters set forth herein are true.

3.           I have reviewed the terms of the Credit Agreement and the other Loan Documents and have made or caused to be made under my supervision a review in reasonable detail of the transactions and condition of the Parent Borrower and its Restricted Subsidiaries during the accounting period covered by the financial statements attached hereto as ANNEX 1 (the “Financial Statements”). Such review disclosed at the end of the accounting period covered by the Financial Statements, to my knowledge as of the date of this Compliance Certificate, that [(i) the Financial Statements fairly present in all material respects the financial condition of the Parent Borrower and its Subsidiaries in conformity with GAAP and in reasonable detail and prepared in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods that begin on or after the Closing Date (except as disclosed therein or for the absence of footnotes) and (ii)]38 the Parent Borrower and its Restricted Subsidiaries during such period have observed or performed all of their covenants and other agreements, and satisfied every condition, contained in the Credit Agreement or the other Loan Documents to which they are a party to be observed, performed or satisfied by them, and no Default or an Event of Default has occurred and is continuing [,except for __________]39.

37          The Certificate may be signed by a Responsible Officer of the Parent Borrower. Responsible Officer means (a) the chief executive officer or the president and, with respect to financial matters, the chief financial officer, the treasurer or the controller, (b) any vice president or, with respect to financial matters, any assistant treasurer or assistant controller, in each case who has been designated in writing to the Administrative Agent or the Collateral Agent as a responsible officer by the chief executive officer or president or, with respect to financial matters, by the chief financial officer, (c) with respect to any Person that does not have officers, the officer listed in clauses (a) and (b) of a Person that has the authority to act on behalf of such Person or (d) any other individual designated as a “Responsible Officer” for the purpose of the Credit Agreement by the Board of Directors or equivalent body of such Person.

38          To be included only in Compliance Certificates accompanying Quarterly Reports.

39          To be included if there was a Default or Event of Default during the applicable period. The Default or Event of Default should be described.

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[4.           Attached hereto as ANNEX 2 are the reasonably detailed calculations of the Consolidated Fixed Charge Coverage Ratio for the Most Recent Four Quarter Period ended [____________], and demonstrating if applicable, proof of compliance with Subsection 8.1 of the Credit Agreement.]40

5.           Attached hereto as ANNEX 3 are any DDAs and Concentration Accounts opened or acquired by the Parent Borrower or its Restricted Subsidiaries during the accounting period covered by the Financial Statements, which Annex includes with respect to each depository (i) the name and address of such depository; (ii) the account number(s) (and account name(s) of such bank accounts(s)) maintained with such depository; and (iii) a contact person at such depository.

[6.           Attached hereto as ANNEX 4 is a list setting forth any acquisition by the Grantors (as defined in the U.S. Guarantee and Collateral Agreement) during the most recently completed fiscal year of (i) any registration of any United States Copyright, Patent or Trademark (each as defined in the U.S. Guarantee and Collateral Agreement), in each case, material to the business of the Parent Borrower and its Restricted Subsidiaries, taken as a whole, or (ii) any exclusive rights under a United States Copyright License, Patent License or Trademark License (each as defined in the U.S. Guarantee and Collateral Agreement), in each case, material to the business of the Parent Borrower and its Restricted Subsidiaries, taken as a whole, constituting Collateral (as defined in the U.S. Guarantee and Collateral Agreement), as provided in Subsection 5.2.10 of the U.S. Guarantee and Collateral Agreement.]41

[6.           Attached hereto as ANNEX 5 is a list setting forth any acquisition by the Grantors (as defined in the Canadian Guarantee and Collateral Agreement) during the most recently completed fiscal year of (i) any registration of any Canadian States Copyright, Patent or Trade-mark or Industrial Design (each as defined in the Canadian Guarantee and Collateral Agreement), in each case, material to the business of the Parent Borrower and its Restricted Subsidiaries, taken as a whole, or (ii) any exclusive rights under a Canadian Copyright License, Patent License, Trade-mark License or Industrial Design License (each as defined in the Canadian Guarantee and Collateral Agreement), in each case, material to the business of the Parent Borrower and its Restricted Subsidiaries, taken as a whole, constituting Collateral (as defined in the Canadian Guarantee and Collateral Agreement), as provided in Subsection 5.2.10 of the Canadian Guarantee and Collateral Agreement.]42

40          To be included in each Compliance Certificate, commencing with the delivery of the Compliance Certificate for the Fiscal Quarter ending June 30, 2018, irrespective of whether the financial covenant in Subsection 8.1 of the Credit Agreement is required to be tested.

41          To be included only in Compliance Certificates accompanying annual financial statements, and only if there was any applicable Intellectual Property acquired by a Grantor (as defined in the U.S. Guarantee and Collateral Agreement) during the immediately preceding fiscal year.

42         To be included only in Compliance Certificates accompanying annual financial statements, and only if there was any applicable Intellectual Property acquired by a Grantor (as defined in the Canadian Guarantee and Collateral Agreement) during the immediately preceding fiscal year.

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[7.           Attached hereto as ANNEX 6 is a list setting forth any acquisition by the Grantors (as defined in the U.S. Guarantee and Collateral Agreement) during the most recently completed fiscal year of any Commercial Tort Action (as defined in the U.S. Guarantee and Collateral Agreement) and describing the details thereof, as provided in Subsection 5.2.12 of the U.S. Guarantee and Collateral Agreement.]43

43         To be included only in Compliance Certificates accompanying annual financial statements, and only if there was any applicable Commercial Tort Action acquired by a Grantor (as defined in the U.S. Guarantee and Collateral Agreement) during the immediately preceding fiscal year.

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IN WITNESS WHEREOF, I have executed this Compliance Certificate this ____ day of _________, 20__.

PISCES MIDCO, INC.
as Borrower Representative

By:
Name:
Title:

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ANNEX 1

[Applicable Financial Statements To Be Attached]

Compliance Certificate

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ANNEX 2

The information described herein is as of [_________, ____]44 (the “Computation Date”) and, except as otherwise indicated below, pertains to the period from [_____ __, ______] to the Computation Date (the “Relevant Period”).

Consolidated Fixed Charge Coverage Ratio

44          Insert the last day of the respective month, fiscal quarter or year covered by the financial statements which are required to be accompanied by this Compliance Certificate.

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ANNEX 3

Name on Account	Deposit Account No.	Depository Name and Address	Contact Person at Depository	Type of Account[45]

45          DDA or Concentration Account

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ANNEX 4

[Applicable Acquired Intellectual Property for U.S. Guarantee and Collateral Agreement To Be Listed]

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ANNEX 5

[Applicable Acquired Intellectual Property for Canadian Guarantee and Collateral Agreement To Be Listed]

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ANNEX 6

[Applicable Acquired Commercial Tort Actions for U.S. Guarantee and Collateral Agreement To Be Listed]

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FORM OF AFFILIATED LENDER ASSIGNMENT AND ASSUMPTION46

Reference is made to the ABL Credit Agreement, dated as of April 12, 2018 (as the same may be amended, restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”; capitalized terms defined therein being used herein as therein defined), among PISCES MIDCO, INC., a Delaware corporation (together with its successors and assigns, the “Parent Borrower”), the Canadian Borrowers (as defined therein) and the U.S. Subsidiary Borrowers (as defined therein) from time to time party thereto (together with the Parent Borrower, collectively, the “Borrowers”, and each individually, a “Borrower”), the several banks and other financial institutions from time to time party thereto (the “Lenders”) and UBS AG, STAMFORD BRANCH, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders, as collateral agent for the Secured Parties, as swingline lender and as an issuing lender.

___________________________ (the “Assignor”) and _________________ (the “Assignee”) agree as follows:

1.        The Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, as of the Transfer Effective Date (as defined below), an interest (the “Assigned Interest”) as set forth in Schedule 1 in and to the Assignor’s rights and obligations under the Credit Agreement and the other Loan Documents with respect to those credit facilities provided for in the Credit Agreement as are set forth on Schedule 1 (individually, an “Assigned Facility”; collectively, the “Assigned Facilities”), in a principal amount for each Assigned Facility as set forth on Schedule 1.

2.        The Assignor (a) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto, other than that it is the legal and beneficial owner of the Assigned Interest and that it has not created any adverse claim upon the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (b) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrowers, any of their respective Subsidiaries or any other obligor or the performance or observance by the Borrowers, any of their respective Subsidiaries or any other obligor of any of their respective obligations under the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto or thereto; and (c) attaches the Note(s), if any, held by it evidencing the Assigned Facilities [and requests that the Administrative Agent exchange such Note(s) for a new Note or Notes payable to the Assignee and (if the Assignor has retained any interest in the Assigned Facilities) a new Note or Notes payable to the Assignor in the respective amounts which reflect the assignment being made hereby (and after giving effect to any other assignments which have become effective on the Transfer Effective Date)].47 The Assignor acknowledges and agrees that in connection with this assignment, (1) the Assignee is an Affiliated Lender and it or its Affiliates may have, and later may come into possession of, information regarding the Loans or the Loan Parties that is not known to the Assignor and that may be material to a decision by such Assignor to assign the Assigned Interests (such information, the “Excluded Information”), (2) such Assignor has independently, without reliance on the Assignee, Holdings, the Parent Borrower, any of its Subsidiaries, the Administrative Agent or any other Lender or any of their respective Affiliates, made its own analysis and determination to participate in such assignment notwithstanding such Assignor’s lack of knowledge of the Excluded Information, (3) none of the Assignee, Holdings, the Parent Borrower, any of its Subsidiaries, the Administrative Agent, the other Lenders or any of their respective Affiliates shall have any liability to the Assignor, and the Assignor hereby waives and releases, to the extent permitted by law, any claims such Assignor may have against the Assignee, Holdings, the Parent Borrower, any of its Subsidiaries, the Administrative Agent, the other Lenders and their respective Affiliates, under applicable laws or otherwise, with respect to the nondisclosure of the Excluded Information and (4) the Excluded Information may not be available to the Agents or the other Lenders.

46          Assignment Agreement to or by an Affiliated Lender that is not an Affiliated Debt Fund.

47          Should only be included when specifically required by the Assignee and/or the Assignor, as the case may be.

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3.        The Assignee (a) represents and warrants that (i) it is legally authorized to enter into this Affiliated Lender Assignment and Assumption; (ii) it is an Affiliated Lender; (iii) each of the terms and conditions set forth in Subsection 11.6(h)(i) of the Credit Agreement have been satisfied with respect to this Affiliated Lender Assignment and Assumption; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Subsections 5.1 and 7.1 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Affiliated Lender Assignment and Assumption; (c) agrees that it will, independently and without reliance upon the Assignor, any Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (d) agrees that it shall not be permitted to (A) attend or participate in, and shall not attend or participate in, any “lender-only” meetings or receive any related “lender-only” information, (B) receive any information or material prepared by the Administrative Agent or any Lender or any communication by or among the Administrative Agent and/or one or more Lenders, except to the extent such information or materials have been made available to the Borrower Representative or its representatives or (C) receive advice of counsel to the Administrative Agent or any other Lender or challenge their attorney client privilege; (e) appoints and authorizes each applicable Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; (f) hereby affirms the acknowledgements and representations of such Assignee as a Lender contained in Subsections 10.5 and 10.16 of the Credit Agreement; and (g) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with the terms of the Credit Agreement all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender, including its obligations pursuant to Subsection 11.16 of the Credit Agreement, and, if it is organized under the laws of a jurisdiction outside the United States, its obligations pursuant to Subsection 4.11(b) of the Credit Agreement.

4.        The Assignee hereby confirms, in accordance with Subsection 11.6(h)(iv) of the Credit Agreement, that it will comply with the requirements of such subsection.

5.        The effective date of this Affiliated Lender Assignment and Assumption shall be [___________], [_______] (the “Transfer Effective Date”). Following the execution of this Affiliated Lender Assignment and Assumption, it will be delivered to the Administrative Agent for acceptance by it and recording by the Administrative Agent pursuant to Subsection 11.6 of the Credit Agreement, effective as of the Transfer Effective Date (which shall not, unless otherwise agreed to by the Administrative Agent, be earlier than five Business Days after the date of such acceptance and recording by the Administrative Agent).

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6.        Upon such acceptance and recording, from and after the Transfer Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to the Transfer Effective Date or accrued subsequent to the Transfer Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Transfer Effective Date or with respect to the making of this assignment directly between themselves.

7.        From and after the Transfer Effective Date, (a) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Affiliated Lender Assignment and Assumption, have the rights and obligations of an Affiliated Lender thereunder and under the other Loan Documents and shall be bound by the provisions thereof and (b) the Assignor shall, to the extent provided in this Affiliated Lender Assignment and Assumption, relinquish its rights and be released from its obligations under the Credit Agreement, but shall nevertheless continue to be entitled to the benefits of (and bound by related obligations under) Subsections 4.10, 4.11, 4.12, 4.13 and 11.5 thereof.

8.        Notwithstanding any other provision hereof, if the consents of the Borrower Representative and the Administrative Agent hereto are required under Subsection 11.6 of the Credit Agreement, this Affiliated Lender Assignment and Assumption shall not be effective unless such consents shall have been obtained.

9.        THIS AFFILIATED LENDER ASSIGNMENT AND ASSUMPTION SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

IN WITNESS WHEREOF, the parties hereto have caused this Affiliated Lender Assignment and Assumption to be executed as of the date first above written by their respective duly authorized officers on Schedule 1 hereto.

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SCHEDULE 1

AFFILIATED LENDER ASSIGNMENT AND ASSUMPTION

Re: ABL Credit Agreement, dated as of April 12, 2018, among PISCES MIDCO, INC., a Delaware corporation (together with its successors and assigns, the “Parent Borrower”), the Canadian Borrowers (as defined therein) and the U.S. Subsidiary Borrowers (as defined therein) from time to time party thereto (together with the Parent Borrower, collectively, the “Borrowers”, and each individually, a “Borrower”), the several banks and other financial institutions from time to time party thereto (the “Lenders”) and UBS AG, STAMFORD BRANCH, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders, as collateral agent for the Secured Parties, as swingline lender and as an issuing lender.

Name of Assignor:

Name of Assignee:

Transfer Effective Date of Assignment:

Assigned Facility	Aggregate Amount of Commitment/Loans under Facility for all Lenders	Amount of Commitment/Loans under Assigned Facility
	__________%	$__________

[NAME OF ASSIGNEE]		[NAME OF ASSIGNOR]

By:		By:
	Name:		Name:
	Title:		Title:

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Accepted for recording in the Register:	Consented To:

UBS AG, STAMFORD BRANCH,	PISCES MIDCO, INC.
as Administrative Agent

By:		By:
	Name:		Name:
	Title:		Title:][48]

UBS AG, STAMFORD BRANCH,
as Administrative Agent

By:
Name:
Title:

48          Insert only as required by Subsection 11.6 of the Credit Agreement.